Exhibit 10.6

Explanatory Note

The US TLA/RCF Credit Agreement filed as Exhibit 10.6 hereto (the “Agreement”) was entered into in accordance with the execution-by-correspondence (scambio di corrispondenza) procedure under applicable laws, including the laws of the State of New York and the Republic of Italy. Under this approach, the Agreement was not signed as a single integrated instrument bearing the contemporaneous signatures of all parties. Rather, in accordance with customary Italian-law practice for contract execution, one party transmitted a written proposal (proposta) setting forth the terms and conditions of the Agreement, and each counterparty separately signed and delivered a corresponding letter of acceptance (accettazione) signifying its binding acceptance of such terms and conditions. Each such exchange of proposal and acceptance constitutes a separately perfected contractual relationship.

In connection with the filing of this Exhibit 10.6, we have included herewith, for the agreement and the subsequent amendment: (i) a copy of the proposal and (ii) one representative letter of acceptance. The remaining letters of acceptance signed and delivered by each of the other counterparties to the Agreement are substantively identical in all material respects to the representative letter of acceptance included herein, differing only with respect to the identity and signature of the accepting counterparty. Accordingly, such additional letters of acceptance have been omitted from this filing as duplicative.

Set forth below is a complete list of the counterparties that signed and delivered letters of acceptance with respect to the Agreement:

US TLA/RCF Credit Agreement dated January 2, 2026

·	Proposal by JPMorgan Chase Bank, N.A. (as Administrative Agent)

·	Acceptance by JPMorgan Chase Bank, N.A. (as Lender)

·	Acceptance by Goldman Sachs Bank Europe SE (as Lender)

·	Acceptance by Mizuho Bank, Ltd. (as Lender)

·	Acceptance by Morgan Stanley Senior Funding, Inc. (as Lender)

·	Acceptance by MUFG Bank, Ltd. (as Lender)

·	Acceptance by Sumitomo Mitsui Banking Corporation (as Lender)

·	Acceptance by Wells Fargo Bank, National Association (as Issuing Lender)

·	Acceptance by Bending Spoons Operations S.p.A. (as Company)

·	Acceptance by Bending Spoons US Inc. (as Borrower)

·	Intesa Sanpaolo S.p.A. (as Security Agent)

First Amendment dated April 20, 2026

·	Proposal by JPMorgan Chase Bank, N.A. (as Administrative Agent)

·	Acceptance by Bending Spoons Operations S.p.A. (as Company)

·	Acceptance by Bending Spoons US Inc. (as Borrower)

We hereby confirm that the foregoing list is complete and accurate in all material respects as of the date of this filing.

F-1

To:

Bending Spoons US Inc.

169 Madison Ave, Suite 11218

New York, NY 10016, USA

Bending Spoons Operations S.p.A.

Via Nino Bonnet 10

20154 Milan, Italy

JPMorgan Chase Bank, N.A.

383 Madison Avenue

New York, NY 10179, USA

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan, Italy

Wells Fargo Bank, National Association

550 South Tryon Street, 7th Floor,

Charlotte, NC 28202, USA

Mizuho Bank, Ltd.

1271 Avenue of the Americas

New York, NY 10020, USA

Goldman Sachs Bank Europe SE

Marienturm, Taunusanlage 9-10,

60329 Frankfurt am Main, Germany

Sumitomo Mitsui Banking Corporation

277 Park Avenue

New York, NY 10172, USA

MUFG Bank, Ltd.

1221 Avenue of the Americas

New York, NY 10020

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, NY 10036, USA

2 January 2026

Project Blossom – Credit Agreement

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following credit agreement.

* * *

[Remainder of the page intentionally left blank]

Execution Version

CREDIT AGREEMENT

dated as of January 2, 2026

among

BENDING SPOONS US INC.,
as the Borrower,

The Lenders from time to time party hereto,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

INTESA SANPAOLO S.P.A.,
as Security Agent,

and

WELLS FARGO SECURITIES, LLC,
JPMORGAN CHASE BANK, N.A., MIZUHO BANK, LTD., GOLDMAN SACHS BANK
EUROPE SE, SUMITOMO MITSUI BANKING CORPORATION, MUFG BANK, LTD. and
MORGAN STANLEY SENIOR FUNDING, INC.

as Joint Lead Arrangers and Joint Bookrunners

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2.23	Change of Lending Office	91
2.24	Replacement of Lenders	91
2.25	Incremental Loans	92
2.26	Extension of Term Loans and Revolving Commitments.	94
2.27	Permitted Debt Exchanges	97

SECTION 3.	LETTERS OF CREDIT	99
3.1	L/C Commitment	99
3.2	Procedure for Issuance of Letter of Credit	99
3.3	Fees and Other Charges	100
3.4	L/C Participations	100
3.5	Reimbursement Obligation of the Borrower	102
3.6	Obligations Absolute	102
3.7	Letter of Credit Payments	103
3.8	Applications	103
3.9	Applicability of ISP and UCP	104
3.10	Resignation of Issuing Lenders	104

SECTION 4.	REPRESENTATIONS AND WARRANTIES	104
4.1	Financial Condition	104
4.2	No Change	104
4.3	Existence; Compliance with Law	104
4.4	Corporate Power; Authorization; Enforceable Obligations	105
4.5	No Legal Bar	105
4.6	No Material Litigation	106
4.7	Ownership of Property; Liens	106
4.8	Intellectual Property	106
4.9	Taxes	106
4.10	Insurance	106
4.11	ERISA	107
4.12	Investment Company Act	107
4.13	Subsidiaries	107
4.14	Environmental Matters	108
4.15	Accuracy of Information, etc	108
4.16	Security Documents	108
4.17	Solvency	109
4.18	Sanctions & Anti-Corruption Laws	109
4.19	EEA Financial Institution	109
4.20	Margin Regulations	109
4.21	Labor Matters	109
4.22	Use of Proceeds	109
4.23	Outbound Investment Rules	110

SECTION 5.	CONDITIONS PRECEDENT	110
5.1	Conditions to Effectiveness	110
5.2	Conditions to Each Revolving Loan Extension of Credit	112
5.3	Conditions to Tranche A Term Loan Borrowings	113

SECTION 6.	AFFIRMATIVE COVENANTS	113
6.1	Financial Statements	113
6.2	Certificates; Other Information	115
6.3	Payment of Taxes	116

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6.4	Conduct of Business and Maintenance of Existence, etc.; Compliance	116
6.5	Environmental Matters	116
6.6	Maintenance of Property; Insurance	116
6.7	Inspection of Property; Books and Records; Discussions	117
6.8	Notices	117
6.9	Additional Collateral, etc	117
6.10	Use of Proceeds	119
6.11	Post Closing	120
6.12	Changes in Jurisdiction of Organization, Name	120
6.13	Anti-Corruption Laws; Sanctions	120
6.14	[Reserved]	120
6.15	Transactions with Affiliates	120
6.16	Lender Calls	121
6.17	Outbound Investment Rules	121

SECTION 7.	NEGATIVE COVENANTS	121
7.1	[Reserved].	122
7.2	Indebtedness	122
7.3	Liens	127
7.4	Fundamental Changes	130
7.5	Dispositions of Property	131
7.6	Restricted Payments	133
7.7	Investments	135
7.8	Changes in Fiscal Periods	139
7.9	Negative Pledge Clauses	139
7.10	Lines of Business	140
7.11	Restricted Debt Payments	140
7.12	Financial Covenant	141
7.13	Material Intellectual Property	141
7.14	Amendments to Organizational Documents	142

SECTION 8.	EVENTS OF DEFAULT	142
8.1	Events of Default	142
8.2	Right to Cure	146

SECTION 9.	THE ADMINISTRATIVE AGENT	147
9.1	Authorization and Action	147
9.2	Administrative Agent’s Reliance, Limitation of Liability, Etc	149
9.3	Posting of Communications	150
9.4	The Administrative Agent Individually	152
9.5	Successor Administrative Agent and Issuing Lenders	152
9.6	Acknowledgements of Lenders and Issuing Lenders	153
9.7	Collateral Matters	156
9.8	Credit Bidding	157
9.9	Certain ERISA Matters	158
9.10	Authorization to Release Liens and Guarantees	159
9.11	Intercreditor Agreements	159
9.12	Borrower Communications.	159

SECTION 10.	MISCELLANEOUS	160
10.1	Amendments and Waivers	160
10.2	Notices; Electronic Communications	164

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10.3	No Waiver; Cumulative Remedies	168
10.4	Survival of Representations and Warranties	168
10.5	Payment of Expenses; Indemnification	168
10.6	Successors and Assigns; Participations and Assignments	170
10.7	Adjustments; Set off	176
10.8	Counterparts	176
10.9	Severability	177
10.10	Integration	177
10.11	GOVERNING LAW	177
10.12	Submission to Jurisdiction; Waivers	177
10.13	Acknowledgments	178
10.14	Confidentiality	178
10.15	Release of Collateral and Guarantee Obligations; Subordination of Liens	180
10.16	Accounting Changes	181
10.17	WAIVERS OF JURY TRIAL	182
10.18	USA PATRIOT ACT	182
10.19	Effect of Certain Inaccuracies	182
10.20	Interest Rate Limitation	183
10.21	Payments Set Aside	183
10.22	Electronic Execution of Assignments and Certain Other Documents	183
10.23	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	184
10.24	Acknowledgement Regarding Any Supported QFCs	184
10.25	Limitations on Guarantees and Security	185
10.26	Judgment Currency	185
10.27	Waiver of Sovereign Immunity	186
10.28	Appointment of Service of Process Agent	186
10.29	Italian Transparency Provisions	186
10.30	Intercreditor Accession	187

SCHEDULES

Schedule 1.1A	Agreed Security Principles
Schedule 1.1B	Closing Date Security Documents
Schedule 1.1C	Permitted Pre-Close Holdings Loans
Schedule 2.1	Commitments
Schedule 4.3	Existence; Compliance with Law
Schedule 4.6	Litigation
Schedule 4.7A	Ownership of Property; Liens
Schedule 4.7B	Material Real Property
Schedule 4.13	Subsidiaries
Schedule 6.11	Post-Closing
Schedule 6.15	Transactions with Affiliates
Schedule 7.2(d)	Existing Indebtedness
Schedule 7.3(f)	Existing Liens
Schedule 7.5(r)	Dispositions
Schedule 7.7	Existing Investments
Schedule 7.9	Existing Negative Pledge Clauses

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EXHIBITS:

Exhibit A-1	Form of Tranche A Term Loan Note
Exhibit A-2	Form of Revolving Note
Exhibit B-1	Form of US Collateral Agreement
Exhibit B-2	Form of US Pledge Agreement
Exhibit B-3	Form of Guaranty
Exhibit C	Form of Intercreditor Agreement
Exhibit D	Form of Joinder Agreement
Exhibit E-1	Form of Increase Supplement
Exhibit E-2	Form of Lender Joinder Agreement
Exhibit E-3	Form of Lender Designation
Exhibit F	[Reserved]
Exhibit G	[Reserved]
Exhibit H	[Reserved]
Exhibit I	[Reserved]
Exhibit J	Form of Assignment and Assumption
Exhibit K	Form of Compliance Certificate
Exhibit L	Form of Closing Certificate
Exhibit M	Form of Solvency Certificate
Exhibit N-1	Form of Tax Certification (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit N-2	Form of Tax Certification (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit N-3	Form of Tax Certification (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit N-4	Form of Tax Certification (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

vi

CREDIT AGREEMENT, dated as of January 2, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among (i) Bending Spoons US Inc., a Delaware corporation (the “Borrower”), (ii) Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”), (iii) the Lenders and Issuing Lenders (each as defined below) party hereto from time to time, (iv) JPMorgan Chase Bank, N.A., as Administrative Agent and (v) Intesa Sanpaolo S.p.A., as Security Agent.

W I T N E S S E T H:

WHEREAS, the Company is party to the Pro Rata Facilities Agreement (as defined below), and the Borrower acts as a guarantor under such Pro Rata Facilities Agreement.

WHEREAS, the Borrower is party to the Existing Term Loan Credit Agreement (as defined below) and the Company acts as a guarantor under such Existing Term Loan Credit Agreement.

WHEREAS, the Borrower has requested that, immediately upon (or contemporaneously with) the satisfaction in full of the applicable conditions precedent set forth in Section 5.1 below, (i) the Tranche A Term Lenders make available the Tranche A Term Commitments, which, on the Closing Date shall be in an aggregate principal amount of $660,000,000, and (ii) the Revolving Lenders make available the Revolving Commitments, which, on the Closing Date shall be in an aggregate principal amount of $195,000,000.

WHEREAS, the Tranche A Term Commitments and the Revolving Commitments incurred on the Closing Date and evidenced by this Agreement are being incurred as “Permitted Alternative Debt” in accordance with the requirements of the Pro Rata Facilities Agreement and as “Additional Obligations” in accordance with the requirements of the Existing Term Loan Credit Agreement and, subject to the Agreed Security Principles and the Intercreditor Agreement, shall share collateral and guarantors with the Pro Rata Facilities Agreement and the Existing Term Loan Credit Agreement on a pari passu basis.

WHEREAS, the Lenders have agreed to provide Commitments to and extend Loans to the Borrower on the terms and subject to the conditions set forth herein.

The parties hereto hereby agree as follows:

SECTION 1.          DEFINITIONS

1.1            Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR” means for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 0.50% and (c) Term SOFR for a one-month interest period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, on the immediately preceding U.S. Government Securities Business Day) plus 1%. Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or Term SOFR, respectively. If ABR is being used as an alternate rate of interest pursuant to Section 2.17 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.17(a)), then ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Any change in the ABR due to a change in Term SOFR, the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in Term SOFR, the Prime Rate or the Federal Funds Effective Rate, respectively. For the avoidance of doubt, if ABR as determined pursuant to the foregoing would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“ABR Loans” means Loans the rate of interest applicable to which is based upon the ABR.

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Acceding Party” has the meaning set forth in Section 10.30.

“Accounting Changes” has the meaning set forth in Section 10.16.

“Acquired Entity or Business” means any member of the Group (or business or assets) acquired during a period and not subsequently sold, transferred or otherwise disposed of by any member of the Group to a third party during such period.

“Acquisition” has the meaning set forth in the definition of “Permitted Acquisition.”

“Additional Guarantor” means a Restricted Subsidiary of the Company required to provide a Guarantee in respect of the Obligations pursuant to Section 6.9.

“Additional Obligations” means senior or subordinated Indebtedness (which Indebtedness may be (a) subject to clause (i) in the proviso below, secured by any assets of the Company and any of its Restricted Subsidiaries, which in the case of any Collateral may be on a junior or pari passu basis or (b) unsecured, including customary bridge financings or other indebtedness, in each case issued or incurred by the Borrower, the Company or any other Loan Party and guaranteed by, subject to clause (i) in the proviso below, the Company and any of its Restricted Subsidiaries), the terms of which at the time of such incurrence or issuance do not provide for a maturity date or Weighted Average Life to Maturity earlier than the Latest Maturity Date or shorter than the Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans (other than in each case (x) an earlier maturity date and/or shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date than the Latest Maturity Date or the Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans, as applicable or (y) incremental revolving facilities); provided that (i)(A) with respect to Additional Obligations issued or incurred by any Loan Party (other than the Company), such Additional Obligations will not be guaranteed by any Person that does not guarantee the Obligations and will not be secured by any assets other than the Collateral (and to the extent secured, shall be subject to an Applicable Intercreditor Agreement) and (B) with respect to Additional Obligations issued or incurred by the Company, subject to the Agreed Security Principles (to the extent such guarantee or asset is not legally possible to be delivered to guarantee or secure all or a portion of any then-existing Italian Debt under Pro Rata Facilities Loan Documents), such Additional Obligations will not (I) be guaranteed by any Person that (x) does not guarantee any Italian Debt under the Pro Rata Facilities Loan Documents or in case the loans and commitments under any Pro Rata Facilities Loan Documents are not outstanding, which would have not been required to guarantee such loans and commitments if such loans and commitments were outstanding) or (y) subject to the Agreed Security Principles (to the extent such guarantee is not legally possible to be delivered to guarantee or secure all or a portion of the Obligations), is not an obligor of the Obligations and (II) will not be secured by any assets other than the Pro Rata Collateral and the Collateral (and to the extent secured, shall be subject to an Applicable Intercreditor Agreement and the Agreed Security Principles) (or, in case the loans and commitments under any Pro Rata Facilities Loan Documents are not outstanding, any assets that would have been required to secure such loans and commitments if such loans and commitments were outstanding), (ii) no Event of Default shall

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exist at the time of incurrence immediately after giving effect to such Additional Obligations, (iii) if secured by any Collateral or Pro Rata Collateral on a pari passu basis with any Obligations or Italian Debt under the Existing Facilities Agreement, as applicable, may provide for the ability to participate on a (x) pro rata basis, or on a less than or a greater than pro rata basis, in any voluntary prepayments of the Term Loans and (y) pro rata basis, or on a less than pro rata basis, in any mandatory prepayments of the Term Loans and (iv) if the terms of any Additional Obligation other than terms provided above are not consistent with respective terms of this Agreement (as reasonably determined by the applicable Loan Party), then such terms shall be as agreed between the applicable Loan Party and the lenders or holders providing such Additional Obligations; provided further that if representations and warranties, affirmative and negative covenants and events of default of the Additional Obligations (in each case excluding any financial maintenance covenants (if applicable)) are not consistent with respective terms of this Agreement, such terms shall either, at the option of the applicable Loan Party (x) not be materially more restrictive, taken as whole, to the Company and its Restricted Subsidiaries (as determined by the Company in good faith) than this Agreement excluding (1) if Lenders under this Agreement also receive the benefit of any such more restrictive terms (and the Loan Documents may be amended by the Company without the need to obtain the consent of any other Lender or any Agent to give effect to this clause (1)) and/or (2) any such provisions apply after the then Latest Maturity Date at the time of incurrence thereof, (y) be reasonably satisfactory to the Administrative Agent or (z) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the applicable Loan Party in good faith).

“Adjusted EBITDA” means, in relation to any period, Consolidated EBITDA adjusted to reflect all Pro-Forma Adjustments including in relation to a Group Initiative, the acquisition of, or investment in, an Acquired Entity or Business or the disposal of a Disposed Entity or Business.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), as the administrative agent (and mandatario con rappresentanza pursuant to Italian law) for the Lenders under this Agreement and the other Loan Documents, together with any of its successors and permitted assigns in such capacity in accordance with Section 9.5.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent to the Borrower or any Lender, as the context requires.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means as to any Person, any other Person that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, in either case whether by contract or otherwise.

“Agency Fee Letter” means that certain Amended and Restated Fee Letter, dated as of November 16, 2025, by and among the Borrower and the Lead Arrangers.

“Agents” means the collective reference to the Security Agent and the Administrative Agent, and solely for purposes of Sections 10.13 and 10.14, the Lead Arrangers.

“Agent-Related Person” has the meaning set forth in Section 10.5(c).

“Aggregate Exposure” means with respect to any Lender at any time, an amount equal to the sum of (in each case, if applicable) (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and unused Commitments in respect thereof, if any, then in effect, (ii) the aggregate amount of such Revolving Lender’s Revolving Commitments then in effect or, if the Revolving Commitments have been

3

terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding, (iii) the total L/C Obligations of such Issuing Lender at such time and (iv) the aggregate amount of all participations by such Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit at such time.

“Agreed Purposes” has the meaning set forth in Section 10.14.

“Agreed Security Principles” means the “Agreed Security Principles” set forth on Schedule 1.1A.

“Agreement” has the meaning set forth in the introductory paragraph.

“Annual Operating Budget” has the meaning set forth in Section 6.2(b).

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Company or the Borrower or any of their Restricted Subsidiaries from time to time concerning or relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“AOL Acquisition” means, collectively, the acquisition of all of the issued and outstanding capital stock of the AOL Target and certain specified assets of the Asset Sellers (as defined in the AOL Acquisition Agreement) pursuant to the AOL Acquisition Agreement.

“AOL Acquisition Agreement” means that certain Equity and Asset Purchase Agreement, dated as of October 27, 2025 (together with the exhibits and disclosure schedules thereto), by and among the Borrower, the Company, AOL Media Holdings LLC, College Membership Services, LLC and the other parties party thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time; provided that the AOL Acquisition Agreement shall not have been altered, amended or otherwise modified or supplemented or any provision or condition therein waived, nor any consent granted, in each case, by the Borrower or the Company, if such alteration, amendment, modification, supplement, waiver or consent would be materially adverse to the interests of the Lenders (in their capacities as such), without the prior written consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that (a) any amendment, waiver, consent or other modification that decreases the purchase price in respect of the AOL Acquisition by less than 10% shall be deemed not to be adverse to the interests of the Lenders in any material respect; (b) any change to the definition of Business Material Adverse Effect (as defined in the AOL Acquisition Agreement) shall be deemed to be adverse to the interests of the Lenders in a material respect; and (c) any amendment, waiver, consent or other modification that increases the purchase price in respect of the AOL Acquisition shall be deemed not to be adverse to the interests of the Lenders in any material respect, so long as such increase is funded solely by the issuance by Holdings, the Company or the Borrower of common equity or use of cash on hand); provided that no adjustments to the purchase price in accordance with the terms of the AOL Acquisition Agreement as in effect on October 27, 2025 (including, without limitation, working capital adjustments) shall be deemed to be adverse to the interests of the Lenders).

“AOL Refinancing” means the repayment, redemption, defeasance, discharge, refinancing or termination of the Existing Credit Agreement (as defined in the AOL Acquisition Agreement) (other than in respect of letters of credit that are either rolled into or back-stopped by letters of credit issued under a revolving credit facility of the Company or any of its Restricted Subsidiaries or cash collateralized by the Company or any of its Restricted Subsidiaries, or contingent obligations not then due and payable).

“AOL Target” means AOL Holdco I LLC, a Delaware limited liability company.

“Applicable Accounting Standards” means, in respect of the Company, IFRS and, in respect of another member of the Group, at its discretion, IFRS or generally accepted accounting principles in its

4

jurisdiction of incorporation, in each case to the extent applicable to the relevant financial statements and as applied by the Company or such other member of the Group from time to time.

“Applicable Commitment Fee Rate” means a rate equal to 0.50% per annum.

“Applicable Intercreditor Agreement” means the Intercreditor Agreement or any Other Intercreditor Agreement, as elected by the Company.

“Applicable Margin” means for any day, with respect to any Revolving Loans and Tranche A Term Loans, (x) 3.50% for Term Benchmark Loans and (y) 2.50% for ABR Loans; provided that upon the consummation of a Qualified IPO, the Applicable Margin for each of the pricing levels set forth above shall, in each case, automatically be reduced by 0.25%.

“Applicable Parties” has the meaning set forth in Section 9.3(c).

“Applicable Period” has the meaning set forth in Section 10.19.

“Application” means an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“Approved Borrower Portal” has the meaning assigned to it in Section 9.12.

“Approved Electronic Platform” has the meaning set forth in Section 9.3(a).

“Approved Fund” has the meaning set forth in Section 10.6(b).

“Approved Jurisdiction” has the meaning set forth in “Cash Equivalents”.

“Asset Sale” means any Disposition of Property or series of related Dispositions of Property by the Company or any of its Restricted Subsidiaries under Section 7.5(e)(x), which yields Net Cash Proceeds (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at Fair Market Value in the case of other non-cash proceeds) in excess of the greater of (x) $47,500,000 and (y) 10% of Adjusted EBITDA as of the end of the most recently ended Test Period at the time of consummation of such Disposition.

“Assignee” has the meaning set forth in Section 10.6(b).

“Assignment and Assumption” means an Assignment and Assumption, substantially in the form of Exhibit J or such other form (including electronic records generated by the use of an electronic platform) reasonably acceptable to the Company and the Administrative Agent.

“Available Amount” means as at any date, the sum, without duplication:

(a)            the greater of (i) $92,500,000 and (ii) 20% of Adjusted EBITDA for the most recently ended Test Period, calculated on a pro forma basis (this clause (a), the “Starter Basket”); plus

(b)            an amount equal to 50% of cumulative Consolidated Net Income for the period from the first day of the fiscal quarter in which the Closing Date occurs to the end of the most recently ended Test Period; provided that the amount determined in this clause (b) shall not be less than zero (this clause (b), the “CNI Builder Basket”);

(c)            the Net Cash Proceeds received after the Closing Date and on or prior to such date from any Equity Issuance by, or capital contribution to, the Company (which is not Disqualified Capital Stock);

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(d)            the aggregate amount of proceeds received after the Closing Date and on or prior to such date that constitute Declined Proceeds;

(e)            the aggregate principal amount of any Indebtedness of the Company or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness issued to a Restricted Subsidiary) and which has been extinguished after being converted into or exchanged for Capital Stock in any Parent Entity;

(f)             the amount received by the Company or any Restricted Subsidiary in cash (and the Fair Market Value of Property other than cash received by the Company or any Restricted Subsidiary) after the Closing Date from any dividend or other distribution by an Unrestricted Subsidiary;

(g)            in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or any Restricted Subsidiary, the Fair Market Value of the Investments of the Company or any Restricted Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable);

(h)            an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in cash and Cash Equivalents by the Company or any Restricted Subsidiary in respect of any Investments made pursuant to Section 7.7(f) and

(i)             the aggregate amount actually received in cash or Cash Equivalents by the Company or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any joint venture that is not a Subsidiary or in any Unrestricted Subsidiary, in each case, to the extent of the Investment in such joint venture or Unrestricted Subsidiary; minus, the sum of:

(i)	the amount of Restricted Payments made after the Closing Date pursuant to Section 7.6(a);

(ii)	the amount of Restricted Debt Payments made after the Closing Date pursuant to Section 7.6(a); and

(iii)	the amount of any Investments made after the Closing Date pursuant to Section 7.7(f).

“Available Revolving Commitment” means as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect (including any New Loan Commitments which are Revolving Commitments) over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which

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is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code, as now constituted or hereafter amended.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.17, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)  Daily Simple SOFR; and

the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time in the United States;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a)	in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)	in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

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For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing such Benchmark (or such component thereof) or, if such Benchmark is a term rate, that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Beneficial Owner” has the meaning given to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will not be deemed to have beneficial ownership of any securities that such “person” has the right to acquire or vote only upon the happening of any future event or contingency (including the passage of time) that has not yet occurred. The terms “Beneficially Owns”, “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

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“Beneficial Ownership” has the meaning given to such term in the definition of Beneficial Owner.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Beneficially Owned” has the meaning given to such term in the definition of Beneficial Owner.

“Beneficially Owns” has the meaning given to such term in the definition of Beneficial Owner.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefited Lender” has the meaning set forth in Section 10.7(a).

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the Board of Directors of the general partner of the partnership, or any committee thereof duly authorized to act on behalf of such board or the board or committee of any Person serving a similar function; (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or any Person or Persons serving a similar function; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning set forth in the introductory paragraph.

“Borrower Communications” has the meaning set forth in Section 9.12.

“Borrower Materials” has the meaning set forth in Section 10.2(c).

“Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice” means a notice of borrowing substantially in the form approved by the Administrative Agent and separately provided to the Borrower (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Business” means the business activities and operations of the Company and/or its Subsidiaries on the Closing Date.

“Business Day” means, any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or Frankfurt, or is a day on which banking institutions in such state or city are authorized or required by Law to close.

“Calculation Date” means as defined in Section 1.3(a).

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“Capital Expenditures” means for any period, with respect to any Person, the aggregate of all cash expenditures by such Person for the acquisition or leasing (pursuant to a lease under which obligations are Capital Lease Obligations but excluding any amount representing capitalized interest) of fixed or capital assets, computer software or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under the Applicable Accounting Standards on a balance sheet of such Person; provided that in any event the term “Capital Expenditures” shall exclude: (i) any Permitted Acquisition and any other Investment permitted hereunder; (ii) any expenditures to the extent financed with any Reinvestment Deferred Amount; (iii) expenditures for leasehold improvements for which such Person is reimbursed in cash or receives a credit; and (iv) capital expenditures to the extent they are made with the proceeds of equity contributions (other than in respect of Disqualified Capital Stock) made to the Company after the TLB Closing Date.

“Capital Lease Obligations” means as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under the Applicable Accounting Standards and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with the Applicable Accounting Standards. Notwithstanding the foregoing, all leases of the Company and its Restricted Subsidiaries that were (or if entered into after such date, would have been) treated as operating leases for purposes of the Applicable Accounting Standards prior to January 1, 2019 shall continue to be (or, as applicable, shall be) accounted for as operating leases regardless of any change in or application of the Applicable Accounting Standards following such date pursuant to ASC 842 or otherwise that would require such leases to be treated as capital leases.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person (other than a corporation).

“Cash Equivalents” means:

(a)            direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within 18 months from the date of acquisition thereof;

(b)            (i) debt securities with a maturity of 365 days or less issued by any member nation of the European Union, the United Kingdom, Switzerland, Canada or any of its provinces, Australia or any other country whose debt securities are rated by S&P and Moody’s A-1 or P-1, or the equivalent thereof (if a short-term debt rating is provided by either) or at least AA or AA2, or the equivalent thereof (if a long-term unsecured debt rating is provided by either) (each such jurisdiction, an “Approved Jurisdiction”) or any agency or instrumentality of an Approved Jurisdiction, provided that the full faith and credit of the Approved Jurisdiction is pledged in support of such debt securities or such debt securities constitute a general obligation of the Approved Jurisdiction, (ii) debt securities in an aggregate principal amount not to exceed $1,000,000 with a maturity of 365 days or less issued by any nation in which any Subsidiary of the Company has cash which is the subject of restrictions on export or any agency or instrumentality of such nation, provided that the full faith and credit of such nation is pledged in support of such debt securities or such debt securities constitute a general obligation of such nation and (iii) shares of any money market fund that (A) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) or (b) above, (B) has net assets in excess of $500,000,000 and (C) has obtained from either S&P or Moody’s the highest rating obtainable for such a money market fund in the relevant country;

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(c)            commercial paper having a rating, at the time of acquisition thereof, by S&P of at least A-1 or by Moody’s of at least P-1 and in either case maturing within 270 days from the date of acquisition thereof;

(d)            certificates of deposit, bankers’ acceptances and time deposits maturing within one year of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof or any Approved Jurisdiction which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(e)            fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(f)             mutual funds investing solely in assets of the type described in clauses (a) through (d) above;

(g)            shares of money market, mutual or similar funds having net assets in excess of $500,000,000 maturing or being due or payable in full not more than 18- days after acquisition thereof and the investments of which are limited to investment grade securities (i.e., securities rated at least Baa1 by Moody’s or at least BBB+ by S&P); and

(h)            variable rate demand notes rated at least Aa3 by Moody’s or at least AA- by S&P.

“Cash Management Obligations” means obligations in respect of any overdraft and related liabilities arising from treasury, depository and cash management services, credit or debit cards, or any automated clearing house transfers of funds.

“Change in Law” means (a) the adoption of any law, rule or regulation, or (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority.

“Change of Control” will be deemed to occur if (a) at any time (1) the Company ceases to be wholly-owned, directly or indirectly, by Holdings or (2) the Borrower ceases to be wholly-owned, directly or indirectly, by the Company or (b) after the Closing Date, (1) at any time prior to the consummation of a Qualified IPO, the Permitted Holders, taken together, cease to beneficially own, directly or indirectly Voting Stock that would entitle such Person or group to vote Voting Stock representing, in aggregate, at least 50% of the total voting power of the Voting Stock of Company or (2) at any time after the consummation of a Qualified IPO, any person or “group” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act (but excluding any employee benefit plan of such Person and its Subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan, any underwriters or their Affiliates in connection with the Qualified IPO, any Permitted Holder or any “group” controlled by one or more Permitted Holders) acquires beneficial ownership, directly or indirectly, of both (i) more than 35.0% of the Voting Stock of Company and (ii) more than the total voting power of the of Voting Stock of Company that is at the time beneficially owned, directly or indirectly, by the Permitted Holders, taken together.

“Charges” has the meaning set forth in Section 10.20.

“Clean-up Period” means, in respect of any acquisition or other Investment permitted by this Agreement, the period commencing on the closing date for such acquisition or Investment and ending on (and including) the date that is 120 days after such closing date.

“Closing Date” means January 2, 2026.

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“Closing Date Security Documents” means the U.S. Collateral Agreement, the U.S. Pledge Agreement and the documents set forth on Schedule 1.1B.

“CNI Builder Basket” has the meaning given to such term in the definition of Available Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” (or similar term) referred to in any Security Document and all of the other property and assets, in each case, that are or are required under the terms of any Security Documents to be subject to Liens securing the Obligations; provided that (x) under no circumstances shall Collateral include any assets of any U.S. Loan Party that are Excluded Collateral and (y) Collateral shall not include any assets of the Company or any of its Subsidiaries other than (A) assets of the Borrower or a direct or indirect Subsidiary of the Borrower, (B) Capital Stock of the Borrower owned directly by the Company, (C) other Capital Stock of any Restricted Subsidiary owned directly by the Company and (D) subject to the Agreed Security Principles, assets of the Company that constitute Pro Rata Collateral; provided, that the pledge of any Capital Stock in any Subsidiary treated as Controlled Foreign Entity or FSHCO that is owned directly by the Company shall not exceed 65% of the voting Capital Stock of such Subsidiary and 100% of the non-voting Capital Stock, if any, of such Subsidiary.

“Commitment” means as to any Lender, the Tranche A Term Commitment, Revolving Commitment, Extended Revolving Commitment and/or New Loan Commitment(s) (in each case, if any) of such Lender.

“Commitment Letter” means the Amended and Restated Term Loan A and Revolving Credit Facility Commitment Letter, dated as of November 16, 2025 by and among the Lead Arrangers and the Borrower.

“Committed Reinvestment Amount” has the meaning set forth in the definition of “Reinvestment Prepayment Amount.”

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Borrower or any of its Subsidiaries within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower or any of its Subsidiaries and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Commonly Controlled Plan” has the meaning set forth in Section 4.11(b).

“Communications” has the meaning set forth in Section 9.3(c).

“Company” has the meaning set forth in the introductory paragraph.

“Compliance Certificate” means a certificate duly executed by a Responsible Officer substantially in the form of Exhibit K or such other form reasonably acceptable to the Company and the Administrative Agent.

“Confidential Information” has the meaning set forth in Section 10.14.

“Conforming Changes” means, with respect to Term SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), the definition of “U.S. Government Securities Business Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing

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requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of Term SOFR or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of Term SOFR or such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Current Assets” means at any date, all amounts (other than (a) cash and Cash Equivalents, (b) deferred financing fees and (c) payments for deferred taxes so long as such items described in clauses (b) and (c) are not cash items) that would, in conformity with the Applicable Accounting Standards, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Company and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities” means at any date, all amounts that would, in conformity with the Applicable Accounting Standards, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Company and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Indebtedness of the Company and its Restricted Subsidiaries, (b) without duplication, all Indebtedness consisting of revolving or working capital loans (including the Revolving Loans and L/C Obligations), to the extent otherwise included therein, (c) amounts for deferred taxes and non-cash tax reserves accounted for pursuant to FASB Interpretation No. 48 and (d) any equity compensation related liability.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income after taxes of the Group (including the results from discontinued operations) without double counting (or duplicating any exclusion pursuant to the definition of Consolidated Net Income):

(a)	excluding Interest Payable and other financing costs, such the amortization of debt issuance cost (whether payable in cash, accrued or compounded);

(b)	excluding Interest Income owing to a member of the Group;

(c)	excluding any amount of tax on profits, gains or income paid or payable or deducted by any member of the Group;

(d)	excluding any amount attributable to amortization or impairment of intangible assets (including amortization or impairment of any goodwill arising on any Permitted Acquisition or similar Investment and IFRS 16 amortization), depreciation or impairment of tangible assets, depreciation or impairment of current assets and any impairments and any non-cash costs or provisions relating to any share option schemes or any management equity program of any member of the Group implemented on or after the TLB Closing Date;

(e)	excluding any Exceptional Items (positive or negative) (including, for the avoidance of doubt, any abort costs relating to an Acquisition or similar Investment);

(f)	including (to the extent not already included) the realized gains or the realized losses arising at maturity or on termination of forward foreign exchange and other currency hedging

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contracts entered into with respect to the operational cash flows of the Group (but excluding, to the extent not already excluded, any unrealized gains or loss on any hedging instrument whatsoever);

(g)	excluding any (x) unrealized gains or losses on interests hedging or other interests derivatives or (y) realized gains or losses on interests hedges or other interests derivatives but (z) after taking into account any realized gains or losses on hedges or other derivatives entered into in the ordinary course of trading;

(h)	including the amount of profit or loss of any member of the Group which is attributable to any third party (not being a member of the Group) which is a shareholder (or holder of similar ownership interests) in such member of the Group but after deducting any dividends or other profit distributions (net of any applicable withholding tax) paid in cash to such minority shareholders (or holders of similar ownership interests) in the relevant member of the Group;

(i)	excluding any expense referable to equity settled share based compensation or payment and any expense referable to equity settled share based compensation of employees or management or one-off compensation or payments to departing management and any provision relating to any employee benefit scheme or employee related equity incentive schemes or profit-sharing schemes or management or equity incentive plan or directors’ or contractors’ or suppliers’ incentive plan;

(j)	including (to the extent not already included) the EBITDA share of any Joint Venture or investments which are not consolidated under the equity method;

(k)	excluding any unrealized gains or losses and changes in fair value on any financial instrument or derivative instruments;

(l)	excluding any fees, costs or charges in each case related to any actual or attempted, equity (including a Qualified IPO) or debt offering, financing, investments (including any investment in a Joint Venture), acquisitions (including any acquisition consummated prior to the Closing Date (but not prior to the TLB Closing Date), the AOL Acquisition, the Eventbrite Acquisition, any Permitted Acquisition or similar Investment) or incurrence of Indebtedness;

(m)	excluding any gains or losses arising in connection with:

(i)	Reorganization Costs incurred during such period, limited to a maximum of 25% of the Adjusted EBITDA for the applicable period after adding back the Reorganization Costs, in order to avoid any recursive computation issue;

(ii)	Restructuring Costs;

(iii)	disposals or write downs of non-current assets;

(iv)	litigation settlements; or

(v)	the disposal of assets associated with discontinued operations;

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(n)	excluding any loss or gain against book value arising on a disposal of any asset (other than stock disposed of in the ordinary course of trading) during that applicable period;

(o)	excluding any fees or expenses paid (directly or indirectly) to the Investors, the Agent, the Security Agent or any agent or security agent in respect of any Indebtedness and holding company costs permitted to be paid under the Loan Documents;

(p)	excluding any adjustments arising from fair value adjustments or step up depreciation following the any acquisition consummated prior to the Closing Date (but not prior to the TLB Closing Date), AOL Acquisition, the Eventbrite Acquisition or any future Permitted Acquisition, similar Investment or reorganization;

(q)	excluding any purchase price allocation impacts from inventory in connection with any acquisition consummated prior to the Closing Date (but not prior to the TLB Closing Date), the AOL Acquisition, the Eventbrite Acquisition or any Permitted Acquisition;

(r)	excluding unrealized gains and losses due to currency fluctuations or to translation of currency debt and cash, and any realized and unrealized gains and losses due to currency fluctuations on intercompany transactions within the Group, including related effects from hedging instruments;

(s)	before deducting expenses relating to pensions including service costs and pension interest costs but after deducting Pension Items;

(t)	after adding (to the extent not already included) any amounts reasonably claimed in respect of such period under loss of profit, business interruption or equivalent insurance, duly documented and certified by the chief financial officer of the Group;

(u)	excluding any expense related to client discount on early payments; and

(v)	excluding the amount of any development costs or other similar costs that are costs that are capitalized,

provided that no amount shall be added (or deducted) more than once, and that any profit or loss on any purchase of Existing Facilities Obligations by any Investor shall not be taken into account in calculating Consolidated EBITDA.

“Consolidated Net First Lien Secured Debt” means at any date, the Consolidated Net Total Debt that is secured by the Collateral on a first priority basis.

“Consolidated Net First Lien Secured Leverage Ratio” means as of any date of determination, the ratio of (a) Consolidated Net First Lien Secured Debt on such date to (b) Adjusted EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Test Period.

“Consolidated Net Income” means with respect to any Person for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with Applicable Accounting Standards; provided that in calculating Consolidated Net Income of the Company and its consolidated Restricted Subsidiaries for any period, there shall be excluded (a) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries, (b) the income (or loss) of any Person (other than a Restricted Subsidiary) in which the Company or any of its Restricted Subsidiaries has an ownership interest (including any joint venture), except to the extent that any such

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income is actually received by the Company or such Restricted Subsidiary in the form of dividends or similar distributions (which dividends and distributions shall be included in the calculation of Consolidated Net Income), (c) any income (loss) for such period attributable to the early extinguishment of Indebtedness or Hedge Agreements and (d) the cumulative effect of a change in accounting principles. Unless otherwise qualified, all references to “Consolidated Net Income” in this Agreement shall refer to Consolidated Net Income of the Company. There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments to inventory, Property and equipment, software and other intangible assets and deferred revenue required or permitted by the Applicable Accounting Standards and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries), as a result of any consummated acquisition whether consummated before or after the Closing Date, or the amortization or write-off of any amounts thereof.

“Consolidated Net Secured Debt” means at any date, Consolidated Net Total Debt that is secured by the Collateral.

“Consolidated Net Secured Leverage Ratio” means as of any date of determination, the ratio of (a) Consolidated Net Secured Debt on such date to (b) Adjusted EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Test Period.

“Consolidated Net Total Debt” means at any date, (a) the aggregate principal amount of all Funded Debt of the Company and its Restricted Subsidiaries on such date, minus (b) the aggregate amount of all Unrestricted Cash of the Company and its Restricted Subsidiaries as of such date.

“Consolidated Net Total Leverage Ratio” means as of any date of determination, the ratio of (a) Consolidated Net Total Debt on such date to (b) Adjusted EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Test Period.

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any written or recorded agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Contribution Indebtedness” means unsecured Indebtedness of the Company or any Restricted Subsidiary in an aggregate outstanding principal amount determined at the time of each incurrence not exceeding 100.0% of the cumulative amount of Excluded Contributions.

“Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Security Agent, which provides for the Security Agent to have “control” (as defined in Section 9-104 of the UCC of the State of New York or Section 8-106 of the UCC of the State of New York, as applicable) of deposit accounts or securities accounts, as applicable.

“Controlled Foreign Entity” means any Non-U.S. Subsidiary of the Company that is a direct or indirect Subsidiary of (i) the Borrower or (ii) any direct or indirect U.S. Subsidiary of the Company.

“Covered Party” has the meaning set forth in Section 10.24(a).

“Cure Amount” has the meaning set forth in Section 8.2.

“Cure Right” has the meaning set forth in Section 8.2.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government

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Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“DCC” means the Dutch Civil Code.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” has the meaning set forth in Section 2.12(e).

“Default” means any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender” means, subject to Section 2.7(a), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Company, the Administrative Agent, or any Issuing Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent or the Company, acting in good faith, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), (d) has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (e) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs or attachment on its assets or permit such Lender (or such

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Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Loans” has the meaning set forth in Section 2.2(b)(i).

“Designated Noncash Consideration” means the fair market value at the time received (as determined in good faith by the Company) of any non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is designated as Designated Noncash Consideration, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Noncash Consideration. A particular item of Designated Noncash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 7.5.

“Designating Lender” has the meaning set forth in Section 2.2(b)(i).

“Designation Date” has the meaning set forth in Section 2.26(f).

“Disinterested Director” has the meaning set forth in Section 6.15.

“Disposed Entity or Business” means any member of the Group (or any business or assets) Disposed of during any Test Period.

“Disposition” means with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer, license or other disposition thereof (whether effected pursuant to a division or otherwise). The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock” means Capital Stock that (a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Capital Stock), (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Qualified Capital Stock), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Capital Stock or other assets other than Qualified Capital Stock, in the case of clauses (a), (b) and (c), prior to the date that is 91 days after the Latest Maturity Date (other than (i) upon payment in full of the Obligations (other than indemnification and other contingent obligations not yet due and owing) or (ii) upon a “change in control” or disposition of all or substantially all of the assets of the issuer thereof; provided that any payment required pursuant to this clause (ii) is subject to the prior repayment in full of the Obligations (other than indemnification and other contingent obligations not yet due and owing and) that are accrued and payable and the termination of the Commitments); provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or the Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution” means (a) competitors of Holdings or its Subsidiaries or the AOL Target or its Subsidiaries, in each case identified by the Company in writing in accordance with the proviso set forth below and (b) any of their Affiliates or Affiliates thereof that are clearly identifiable on the basis of similarity of name (other than a bank or bona fide institutional investor whose principal business or material activity is arranging, underwriting or investing in debt) or as identified by the Company in accordance with the proviso set forth below; provided that the Company, upon written notice to the Administrative Agent

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after the Closing Date (any such notice shall be emailed to the Administrative Agent at JPMDQ_Contact@jpmorgan.com, or such other address provided by the Administrative Agent, in order for such update to be effective), shall be permitted to identify in writing the list of persons that are Disqualified Institutions to the extent such supplemented person is or becomes (A) a bona fide competitor or an affiliate (other than a bank or bona fide institutional investor whose principal business or material activity is arranging, underwriting or investing in debt) of a bona fide competitor of Holdings or its Subsidiaries or the AOL Target or its Subsidiaries or (B) an affiliate of any person identified in clause (a) above not being a bank or a bona fide institutional investor whose principal business or material activity is arranging, underwriting or investing in debt, which list provided by the Company to the Administrative Agent and become effective three Business Days following delivery of such list to the Administrative Agent, but which list shall not apply retroactively to disqualify any parties that have previously acquired a permitted assignment in the Loans.

“Dollar Equivalent” means at any time, (a) with respect to any amount denominated in U.S. Dollars, such amount, and (b) if such amount is denominated in any other currency, the equivalent of such amount in U.S. Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Dutch Loan Party” means any Loan Party organized under the laws of the Netherlands.

“EBITDA” means the net income after taxes of any member of the Group with the same adjustments as provided for in the definition of “Adjusted EBITDA”.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electing Guarantors” means any Excluded Subsidiary that, at the option, and in the sole discretion, of the Company has been designated a Loan Party and is reasonably acceptable to the Security Agent.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all applicable laws, rules, orders, regulations, statutes, ordinances, codes or decrees (including common law) of any international authority, foreign government, the United States, or any state, provincial, local, municipal or other governmental authority, regulating,

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relating to or imposing liability or standards of conduct concerning pollution, the preservation or protection of the environment, natural resources or human health and safety or the generation, manufacture, use, labeling, treatment, storage, handling, transportation or Releases of, or exposure to, Materials of Environmental Concern, as has been, is now, or at any time hereafter is, in effect.

“Environmental Liability” means any liability, claim, action, suit, judgment or order under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the Release of any Materials of Environmental Concern or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance” means any issuance by the Company or any Restricted Subsidiary of its Capital Stock in a public or private offering.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, any successor statute thereto, and the rules and regulations promulgated thereunder.

“Erroneous Payment” has the meaning set forth in Section 9.6(c)(i).

“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 9.6(c)(iv).

“Erroneous Payment Impacted Class” has the meaning set forth in Section 9.6(c)(iv).

“Erroneous Payment Return Deficiency” has the meaning set forth in Section 9.6(c)(iv).

“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 9.6(c)(iv).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” means any of the events specified in Section 8.1; provided that any requirement set forth therein for the giving of notice, the lapse of time, or both, has been satisfied.

“Eventbrite Acquisition” means the merger of Eventbrite, Inc. into a wholly-owned subsidiary of the Borrower pursuant to the terms of the Eventbrite Acquisition Agreement.

“Eventbrite Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of December 1, 2025, among the Borrower, Everest Merger Sub. Inc, and Eventbrite, Inc.

“Exceptional Items” means any exceptional, one off, non-recurring or extraordinary items which represent gains or losses including, but not limited to, those arising on:

(a)	any Group Initiative and/or the restructuring/reorganization of the activities of an entity, including any reversals of any provisions, any expenditure of the Group or any business or assets of any Group member (including, without limitation, disposals, relocating,

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redundancies, carve-outs, corporate reorganizations, the shut down and/or re-branding of sites, any strategic review and/or any financial, legal, commercial, business and/or tax consultancy and/or advisory fees related thereto and extraordinary measures to comply with any legal or regulatory requirements) and the payment of costs and expenses incurred in connection with such activities (including, without limitation and for the avoidance of doubt, any acquired costs arising in connection with closing of the relevant transaction including in relation to incentive plans and success fees that may be recognized post-closing and including deferred purchase price or earn out components);

(b)	any (aborted or not) Business Acquisition, equity or debt securities offering, start-up losses for new entities or operations, or any profit arising from any business interruption to the extent not compensated by the proceeds of any business interruption insurance, legal or other costs incurred by the Group in connection with its compliance with any applicable law or regulation or employee bonuses;

(c)	disposals, revaluations, write downs or impairment of non-current assets or any reversal of any write down or impairment; and

(d)	disposals of assets associated with discontinued operations.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Collateral” has the meaning set forth in the U.S. Collateral Agreement.

“Excluded Contributions” means, as of any date, the aggregate amount of the net cash proceeds and Cash Equivalents received by the Company or any Restricted Subsidiary after the Closing Date from:

(a)	contributions to its common equity capital; or

(b)	the sale of Permitted Capital Stock of Company;

in each case, designated as Excluded Contributions by the Company, less the aggregate amount of Indebtedness incurred pursuant to Section 7.2(aa), the aggregate amount of Investments made pursuant to Section 7.7(aa) and the aggregate Restricted Payments made pursuant to Section 7.6(m), in each case prior to such date; provided that the proceeds of Disqualified Capital Stock or any net cash proceeds that are used prior to such date (A) to make Restricted Payments under Section 7.6(a), (B) to make Restricted Debt Payments under Section 7.11(a) or (C) to make an Investment under Section 7.7(bb), in each case in reliance on clause (c) of the definition of Available Amount, may not be treated as Excluded Contributions.

“Excluded Holdings Loans” means any Permitted Pre-Close Holdings Loans and any Permitted Holdings Loans.

“Excluded Jurisdiction” means any country outside the European Union (other than the United Kingdom and the United States of America), any Sanctioned Country and any other jurisdiction designated as such by the Company and the Security Agent.

“Excluded Subsidiary” means, with respect to Subsidiaries organized in the United States (and subsidiaries of entities organized in the United States), (a) Immaterial Subsidiaries other than any Immaterial Subsidiary of the Company that is designated as a Guarantor, (b) not-for-profit subsidiaries, captive insurance subsidiaries and special purpose entities (so long as such special purpose entity is not created in contemplation of circumventing the Guarantee Obligations) used for permitted securitization or

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receivables facilities, if any, (c) any Subsidiary that is prohibited or restricted by Requirement of Law or Contractual Obligation on the Closing Date or on the date any such Subsidiary is acquired (so long as such prohibition or restriction is not incurred in contemplation of such acquisition) or on the date any such Subsidiary ceases to be a Wholly Owned Subsidiary of the Company (so long as such disposition or joint venture is otherwise permitted under this Agreement) from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received, or for which the provision of a guarantee could reasonably be expected to result in non-de minimis adverse tax consequences to the Company or any of its Restricted Subsidiaries or any of their direct or indirect equity holders as determined by the Company in good faith, (d) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition or other investment permitted by this Agreement that has assumed secured indebtedness not incurred in contemplation of such Permitted Acquisition or other investment and any Restricted Subsidiary thereof that guarantees such secured indebtedness, in each case to the extent such secured indebtedness prohibits such Subsidiary from becoming a Guarantor (so long as such prohibition is not incurred in contemplation of such acquisition), (e) other Subsidiaries as mutually agreed between Company and the Administrative Agent, including in circumstances where the Administrative Agent and the Company reasonably determine that the cost of providing such a guarantee is excessive in relation to the value afforded thereby, (f) each Unrestricted Subsidiary and (g) each Subsidiary that is not a wholly-owned Restricted Subsidiary (for so long as such Subsidiary remains a non-wholly-owned Restricted Subsidiary, and subject to the proviso in Section 10.15(d) hereof); provided, that, Excluded Subsidiaries shall not include Electing Guarantors; provided further, that, no Subsidiary that is not an “Excluded Subsidiary” under the Existing Term Loan Credit Agreement or the Pro Rata Facilities Agreement shall constitute an “Excluded Subsidiary” hereunder.

“Excluded Swap Obligation” means, with respect to any Subsidiary which is a Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Subsidiary of, or the grant by such Subsidiary of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Subsidiary or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Tax” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income or net profits (however denominated), branch profits Taxes and franchise Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) with respect to any Lender, any U.S. federal withholding Tax imposed on amounts payable to or for the account of such Lender pursuant to laws in effect at the time such Lender acquires an interest in a Loan or Commitment (including as a Substitute Affiliate Lender pursuant to Section 2.2(b)(i) but other than pursuant to a request by the Borrower under Section 2.24) (or changes its applicable lending office including the designation of a Substitute Facility Office pursuant to Section 2.2(b)(i)), except to the extent that such Lender (or its assignor, if any), immediately prior to the time of designation of a new lending office (or assignment), was entitled to receive additional amounts from a Loan Party in respect of such withholding Tax pursuant to Section 2.20, (iii) any

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withholding Taxes imposed as a result of the failure of a Recipient to comply with the provisions of Section 2.20(f), 2.20(g) or 2.20(i) and (iv) any withholding Taxes imposed under FATCA.

“Existing Facilities Agreement” means, collectively, the Pro Rata Facilities Agreement and the Existing Term Loan Credit Agreement.

“Existing Facilities Obligations” means, collectively, the obligations outstanding under each of the Pro Rata Facilities Agreement and the Existing Term Loan Credit Agreement.

“Existing Holdings” has the meaning specified in the definition of “Successor Holdings”.

“Existing Term Loan Credit Agreement” means that certain Term Loan Credit Agreement, dated as of March 7, 2025, among the Company, the Borrower, Wetransfer B.V., as Dutch borrower, JPMorgan Chase Bank, N.A., as U.S. administrative agent, J.P. Morgan SE, as non-U.S. administrative agent, Intesa Sanpaolo S.p.A, as security agent, the banks and other financial institutions or lending entities from time to time party thereto as a lender and the other Persons party thereto, as the same may be amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Existing Term Loans” has the meaning set forth in Section 2.26(a).

“Extended Loans” has the meaning set forth in Section 2.26(a).

“Extended Revolving Commitments” has the meaning set forth in Section 2.26(a).

“Extended Revolving Tranche” has the meaning set forth in Section 2.26(a).

“Extended Term Facility” has the meaning specified in the definition of Facility.

“Extended Term Loans” has the meaning set forth in Section 2.26(a).

“Extended Term Tranche” has the meaning set forth in Section 2.26(a).

“Extended Tranche” has the meaning set forth in Section 2.26(a).

“Extending Lender” has the meaning set forth in Section 2.26(b).

“Extension” has the meaning set forth in Section 2.26(b).

“Extension Amendment” has the meaning set forth in Section 2.26(c).

“Extension Date” has the meaning set forth in Section 2.26(e).

“Extension Election” has the meaning set forth in Section 2.26(b).

“Extension Request” has the meaning set forth in Section 2.26(a).

“Extension Series” means all Extended Term Loans or Extended Revolving Commitments, as applicable, that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Commitments, as applicable, provided for therein are intended to be part of any

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previously established Extension Series) and that provide for the same interest margins and amortization schedule.

“Facility” means each of (a) the Tranche A Term Loans (the “Tranche A Term Facility”), (b) any New Term Loan Commitments and the New Term Loans made thereunder (each a “New Term Facility”), (c) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”), (d) any Extended Term Loans (of the same Extension Series) (each an “Extended Term Facility”), (e) any Extended Revolving Commitments (of the same Extension Series) (each an “Extended Revolving Facility”), (f) any Refinancing Term Loans of the same Tranche (each a “Refinancing Term Facility”) and (g) any Refinancing Revolving Commitments of the same Tranche (each a “Refinancing Revolving Facility”).

“Fair Market Value” means with respect to any assets, Property (including Capital Stock) or Investment, the fair market value thereof as determined in good faith by the Borrower; provided that, for purposes of the definition of “Asset Sale” and Section 7.5 and any other Disposition, the determination shall be made as of the date on which a legally binding commitment for the applicable Disposition or exchange was entered into.

“FATCA” means Sections 1471 through 1474 of the Code as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Payment Date” means (a) fifteen (15) days following the last Business Day of each March, June, September and December and (b) with respect to the Revolving Commitments, the last day of the Revolving Commitment Period, and thereafter, on demand of the Administrative Agent.

“Financial Covenant” has the meaning set forth in Section 7.12.

“Fixed Amounts” has the meaning set forth in Section 1.8.

“Floor” means (i) with respect to ABR Loans, 1.00% per annum and (ii) with respect to Term Benchmark Loans, 0.00% per annum.

“FSHCO” means a member of the Group substantially all of the assets of which consist of equity interests (or equity interests and indebtedness) in one or more Controlled Foreign Entities.

“Funded Debt” means with respect to any Person, all Indebtedness of such Person of the types described in clauses (a) and (e), purchase money Indebtedness or, to the extent related to Indebtedness of

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the types described in the preceding clauses or purchase money Indebtedness, clause (d), and, solely with respect to letters of credit, bankers’ acceptances and similar facilities that have been drawn but not yet reimbursed, clause (g) of the definition of Indebtedness; provided that any Excluded Holdings Loans, Indebtedness owed by one member of the Group to another member of the Group and Indebtedness in relation to the minority interests in line with the balance sheet of another member of the Group shall be excluded from Funded Debt.

“Funding Office” means the applicable office or offices as described in the Administrative Questionnaire provided by the Administrative Agent to the Borrower from time to time.

“General Investment Basket” has the meaning set forth in Section 7.7(v).

“General RDP Basket” has the meaning set forth in Section 7.11(h).

“General RP Basket” has the meaning set forth in Section 7.6(e).

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government including any supra-national bodies (including the European Union or the European Central Bank) and, as to any Lender, any securities exchange and any self regulatory organization (including the National Association of Insurance Commissioners).

“Group” means the Company and each of its Restricted Subsidiaries.

“Group Initiative” means any acquisition consummated after the TLB Closing Date but prior to the Closing Date, the AOL Acquisition, the Eventbrite Acquisition, or any Permitted Acquisition or similar Investment, and Disposition permitted pursuant to Section 7.5, any Group restructuring, reorganization (including any Permitted IPO/Tax Reorganization) or cost saving or cost synergies initiative.

“Guarantee Obligation” or “Guarantee” means as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) pursuant to which the guaranteeing person has issued a guarantee, reimbursement, counterindemnity or similar obligation, in either case guaranteeing or by which such Person becomes contingently liable for any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or any Investment permitted under this Agreement. The amount of any Guarantee Obligation of any guaranteeing Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument

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embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such Person in good faith.

“Guarantor Coverage Test” has the meaning assigned to such term in Section 6.9(a).

“Guarantors” means (a) the Company, (b) the Borrower (other than with respect to its own Obligations), (c) each U.S. Subsidiary that has guaranteed the Existing Facilities Obligations as of the Closing Date, (d) no later than one hundred and twenty (120) days following the Closing Date (or such later date as reasonably agreed to by the Administrative Agent), each of (i) Vimeo, Inc. and its Restricted Subsidiaries that are U.S. Subsidiaries (other than Excluded Subsidiaries) and (ii) the AOL Target and its Restricted Subsidiaries that are U.S. Subsidiaries (other than Excluded Subsidiaries), (e) no later than one hundred and fifty (150) days following the Closing Date (or such later date as reasonably agreed to by the Administrative Agent), each Pro Rata Guarantor on the Closing Date, (f) subject to the Agreed Security Principles, each Restricted Subsidiary required to provide a guarantee pursuant to Section 6.9 and (g) each Parent Entity or Restricted Subsidiary that the Company may elect in its sole discretion, from time to time, upon written notice to the Administrative Agent, to cause to guarantee the Obligations until the date on which the Company has informed the Administrative Agent that it elects not to have such Person guarantee the Obligations; provided that each such Parent Entity or Restricted Subsidiary guaranteeing the Obligations pursuant to this clause (g) shall provide, at least three (3) Business Days prior to becoming a Guarantor (or such other period as agreed by the Administrative Agent and the Company), any documentation and other information about such Parent Entity or Restricted Subsidiary as shall have been reasonably requested in writing by any Lender through the Administrative Agent at least ten (10) Business Days prior to such Parent Entity or Restricted Subsidiary becoming a Guarantor that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA Patriot Act; provided, further, that notwithstanding anything to the contrary in any Loan Document, no Subsidiary of the Company that is (i) a Controlled Foreign Entity, (ii) a FSHCO or (iii) a direct or indirect Subsidiary of a Controlled Foreign Entity or FSHCO shall be a Guarantor; provided, further that each Subsidiary of the Borrower that constitutes a “Guarantor” under the Existing Term Loan Credit Agreement or the Pro Rata Facilities Agreement shall at all times constitute a “Guarantor” hereunder.

“Guaranty” means the Guaranty, dated as of the Closing Date, among the Borrower and the Guarantors party thereto, substantially in the form of Exhibit B-3.

“Hedge Agreements” means all agreements with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, entered into by the Company or any Restricted Subsidiary.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Holdings” means (i) initially, Bending Spoons Holdings S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368470962 and (ii) from and after a Successor Holdings Designation, the Successor

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Holdings in respect of such Successor Holdings Designation. In the event any such other Person is designated as “Holdings” pursuant to and in accordance with the provisions of clause (ii) above, upon the effectiveness of such designation Existing Holdings immediately prior thereto shall cease to be “Holdings” for all purposes of this Agreement and the other Loan Documents.

“IFRS” means the International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary” means any Restricted Subsidiary that is not a Material Subsidiary.

“Increased Amount Date” has the meaning set forth in Section 2.25(a).

“Incremental Facilities” means the New Loan Commitments and any New Term Loans issued thereunder.

“Incur” means, with respect to any Indebtedness, Capital Stock or Lien, to issue, assume, guarantee, incur or otherwise become liable for such Indebtedness, Capital Stock or Lien, as applicable; provided that any Indebtedness, Capital Stock or Lien of a Person existing at the time such Person becomes a Subsidiary or an Unrestricted Subsidiary becomes a Restricted Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary or Restricted Subsidiary, as applicable.

“Incurrence-Based Amounts” has the meaning set forth in Section 1.7.

“Indebtedness” means with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person for the deferred unpaid purchase price of Property or services already received, (d) all Guarantee Obligations by such Person of Indebtedness of others, (e) all Capital Lease Obligations of such Person, (f) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined in respect of outstanding Hedge Agreements (such payments in respect of any Hedge Agreement with a counterparty being calculated subject to and in accordance with any netting provisions in such Hedge Agreement), (g) the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit (other than any letters of credit, bank guarantees or similar instrument in respect of which a back-to-back letter of credit has been issued under or permitted by this Agreement) and (ii) in respect of bankers’ acceptances and (h) payment obligations in respect of any Disqualified Capital Stock; provided that Indebtedness shall not include (A) trade and other ordinary course payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset, (D) earn-out, contingent payment, contingent obligations or other similar obligations until such obligation is not paid (after giving effect to any grace period) after becoming due and payable, or (E) performance guarantees of such Person entered into in the ordinary course of business. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

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“Indebtedness for Borrowed Money” means (a) to the extent the following would be reflected on a consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with Applicable Accounting Standards, the principal amount of all Indebtedness of the Company and its Restricted Subsidiaries with respect to (i) borrowed money, evidenced by debt securities, debentures, acceptances, notes or other similar instruments and (ii) Capital Lease Obligations, (b) reimbursement obligations for letters of credit and financial guarantees (without duplication) (other than ordinary course of business contingent reimbursement obligations) and (c) Indebtedness with respect to Hedge Agreements; provided that the Obligations shall not constitute Indebtedness for Borrowed Money.

“Indemnified Liabilities” has the meaning set forth in Section 10.5.

“Indemnitee” has the meaning set forth in Section 10.5.

“Insolvency” means with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent” means with respect to any Multiemployer Plan, that such Multiemployer Plan is subject to a condition of Insolvency.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or non-U.S. laws or otherwise, including copyrights (including rights in software and data), copyright licenses, domain names, patents, patent licenses, trademarks, trademark licenses, trade names, technology, inventions, trade secrets, know-how, methods and processes, and all registrations, applications and common law rights for any of the foregoing, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement” means the Intercreditor Agreement, dated July 30, 2024, among the Borrower, each Guarantor, the Administrative Agent, the Security Agent and the other parties thereof substantially in the form of Exhibit C.

“Interest” means interest and amounts in the nature of interest in respect of any Funded Debt paid or payable in respect of that applicable period including, without limitation:

(a)	the interest element of Capital Lease Obligations;

(b)	discount and acceptance fees payable (or deducted) in respect of any Funded Debt;

(c)	fees payable in connection with the issue or maintenance of any bond, letter of credit, guarantee or other assurance against financial loss (including derivative instruments) constituting Funded Debt and is issued by a third party on behalf of a member of the Group; and

(d)	commitment, utilization and non-utilization fees payable or incurred in respect of Funded Debt,

but excluding all arrangement, underwriting and participation fees, original issue discount and similar issue costs, repayment and prepayment premiums, fees or costs, acquisition costs, costs relating to any Acquisition or similar Investment and any amortization of any such fees, costs discount or premium and any fronting arrangements, any capitalized interest or other non-cash return, any withholding tax on interest receivable, received, payable or paid, any such amounts that

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are payable in respect of any Funded Debt that is repaid as part of the Acquisition, similar Investment or a Permitted Acquisition (to the extent financed by Indebtedness), any dividends on preference shares or any realized or unrealized gains or losses on any financial instrument and deemed finance charges.

“Interest Income” means, for any applicable interest, the amount of Interest (including amounts deducted from that definition) accrued (whether or not received) due to members of the Group during such period.

“Interest Payable” means, in respect of any applicable period, the aggregate of Interest (whether or not paid or capitalized) during that period but excluding any capitalized Interest, the amount of any discount amortized and other non-cash interest charges during such period, and calculated on the basis that:

(a)	the amount of Interest accrued will be increased by an amount equal to any amount payable by members of the Group under hedging agreements in respect of Interest (including, in so far as they relate to Interest, currency hedging arrangements and with any premium, termination and close-out payments or other one-off, non-recurring amounts to be excluded) in relation to such period, but for the avoidance of doubt does not include any unrealized hedging arrangements; and

(b)	the amount of Interest accrued will be reduced by an amount equal to any amount payable to members of the Group under hedging agreements (including, in so far as they relate to Interest, currency hedging arrangements and with any premium, termination and close-out payments or other one-off, non-recurring amounts to be excluded) in relation to that period but for the avoidance of doubt does not include any unrealized hedging arrangements.

“Interest Payment Date” means (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) with respect to Daily Simple SOFR (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Section 2.17), (1) each date that is on the numerically corresponding day in each calendar month that is three-months after the borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the applicable final maturity date of such Tranche, (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the borrowing of which such Loan is a part and, in the case of a Term Benchmark borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the applicable final maturity date of such Tranche and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof and the applicable final maturity date of such Tranche.

“Interest Period” means as to any Term Benchmark Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Term Benchmark Loan and ending one, three or six months thereafter or such other period as agreed to by the Administrative Agent to facilitate that alignment of interest payments with other borrowings under this Agreement or any Existing Facilities Agreement or the end of a fiscal or calendar period, as selected by the Borrower in its notice of borrowing or notice of continuation or conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Term Benchmark Loan and ending one, three or six months thereafter or such other period as agreed to by the Administrative Agent to facilitate that alignment of interest payments with other borrowings under this Agreement or any Existing Facilities Agreement or the end of a fiscal or calendar period, as selected by the

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Borrower by irrevocable notice to the Administrative Agent not later than 1:00 P.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)	if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day; and

(ii)	any Interest Period that would otherwise extend beyond the date final payment is due on the applicable Term Loans shall end on such due date, as applicable; and

(iii)	any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month at the end of such Interest Period) shall end on the last Business Day of the last calendar month.

For purposes hereof, the date of a borrowing initially shall be the date on which such borrowing is made.

“Investments” has the meaning set forth in Section 7.7.

“Investors” means any person holding (directly or indirectly) any issued share capital of the Company from time to time.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Lenders” means (a) Wells Fargo Bank, National Association and (b) any other Revolving Lender that agrees to act in such capacity that is reasonably acceptable to the Borrower and the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delated). Notwithstanding anything herein to the contrary, the Issuing Lenders shall only be required to issue standby letters of credit (and not trade or commercial letters of credit) unless any such Issuing Lender otherwise agrees.

“Italian Banking Law” means the Italian Legislative Decree No. 385 of 1 September 1993, as subsequently amended and/or supplemented from time to time.

“Italian Bankruptcy Law” means the Italian Royal Decree No. 267 of 16 March 1942 (Disciplina del fallimento, del concordato preventivo e della liquidazione coatta amministrativa), as subsequently amended and supplemented (including by virtue of Decree Law No. 118 of 24 August 2021, as converted into law with amendments and supplemented from time to time).

“Italian Civil Code” means the Italian civil code, enacted by Royal Decree No. 262 of 16 March 1942, as subsequently amended and/or supplemented from time to time.

“Italian Crisis and Insolvency Code” means the Italian Legislative Decree No. 14 of 12 January 2019 (Codice della crisi d’impresa e dell’insolvenza in attuazione della legge 19 ottobre 2017, n. 155), as amended and supplemented from time to time (including by virtue of the Italian Legislative Decree No. 83

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of 17 June 2022 implementing the EU Directive 2019/1023 of 20 June2019, as supplemented from time to time).

“Italian Debt” means Indebtedness of the Company or any of its Restricted Subsidiaries (other than the Borrower and its Restricted Subsidiaries) as the issuer or borrower of such Indebtedness that is incurred or issued pursuant to the first paragraph of Section 7.2 or Section 7.2(a), (i), (p), (u)(II) or (v).

“Italian Usury Law” means the Italian law of 7 March 1996 No. 108 (Disposizioni in materia di usura), as subsequently amended and supplemented, and any related implementing regulations.

“Joinder Agreement” means an agreement substantially in the form of Exhibit D or such other form reasonably acceptable to the Company and the Administrative Agent.

“Joint Venture” means any joint venture entity which qualifies as a company (whether civil or commercial), unincorporated firm, undertaking, partnership or association having (or not) the legal personality in which a member of the Group has an interest, and which has been constituted, created or entered into for the purpose of performing a business venture.

“Junior Financing” means any Indebtedness in excess of the greater of (x) $35,000,000 and (y) 7.5% of Adjusted EBITDA (other than intercompany Indebtedness among or between any of the Company and the Restricted Subsidiaries) that is (i) contractually subordinated in right of payment to the Obligations expressly by its terms or (ii) is secured by Collateral on a contractually subordinated basis to the Liens on Collateral securing the Obligations.

“Latest Maturing Tranche A Term Loans” means at any date of determination, the Tranche (or Tranches) of Tranche A Term Loans maturing later than all other Tranche A Term Loans outstanding on such date.

“Latest Maturity Date” means at any date of determination, the latest maturity date or termination date applicable to any Loan or Commitment hereunder at such time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Disbursements” has the meaning set forth in Section 3.4.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired face amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed. The L/C Obligations of any Lender at any time shall be its Revolving Percentage of the total L/C Obligations at such time. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, upon notice from the Administrative Agent to the Borrower such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

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“L/C Participants” means the collective reference to all the Revolving Lenders other than the applicable Issuing Lender and, for purposes of Section 3.4(d), the collective reference to all Revolving Lenders.

“L/C Shortfall” has the meaning set forth in Section 3.4(d).

“L/C Sublimit” means $15,000,000. The L/C Sublimit is part of, and not in addition to, the Revolving Facility.

“Lead Arrangers” means Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A. (acting through such of its affiliates or branches as it deems appropriate), Mizuho Bank, Ltd., Goldman Sachs Bank Europe SE, Sumitomo Mitsui Banking Corporation, MUFG Bank, Ltd. and Morgan Stanley Senior Funding, Inc.

“Left Lead Arranger” means Wells Fargo Securities, LLC (acting through such of its affiliates or branches as it deems appropriate).

“Legal Reservations” means:

(a)            the principle that equitable remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to insolvency, bankruptcy, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and similar principles or limitations under the laws of any applicable jurisdiction;

(b)            the time barring of claims under applicable limitation laws (including the Limitation Acts), the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defenses of set-off or counterclaim and similar principles or limitations under the laws of any applicable jurisdiction;

(c)            any general principles, reservations or qualifications, in each case as to matters of law as set out in any legal opinion delivered to the Administrative Agent pursuant to this Agreement or delivered in connection with any other provision of any Loan Document;

(d)            the principle that any additional interest imposed under any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e)            the principle that in certain circumstances security granted by way of fixed charge may be characterized as a floating charge or that security purported to be constituted by way of an assignment may be recharacterized as a charge;

(f)             the principle that a U.S., Italian, English or Welsh court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(g)            the principle that the creation or purported creation of security over any contract or agreement which is subject to a prohibition against transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach entitling the contracting party to terminate or take any other action in relation to such contract or agreement;

(h)            provisions of a contract being invalid or unenforceable for reasons of oppression or undue influence;

(i)             the principle that a court may not give effect to any parallel debt provisions, covenants to pay the Security Agent or other similar provisions (and in no event will “parallel debt” provisions apply to Loan Documents governed by Italian law); and

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(j)	similar principles, rights and defenses under the laws of any relevant jurisdiction.

“Lender” and “Lenders” means each Person party hereto that has extended any Loans or that holds any Commitments, including, for the avoidance of doubt, each Tranche A Term Lender, each Revolving Lender and each of their respective permitted successors and assigns. Unless the context otherwise requires, the term “Lender” or “Lenders” includes the Issuing Lenders.

“Lender-Related Person” has the meaning set forth in Section 10.5(b).

“Letters of Credit” has the meaning set forth in Section 3.1(a).

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limitation Acts” means the Limitation Act 1980, the Foreign Limitation Periods Act 1984 and the Prescription and Limitation (Scotland) Act 1973, in each case of the United Kingdom.

“Limited Condition Transaction” means any acquisition or other investment, including by way of merger, the irrevocable repayment, redemption, repurchase, satisfaction or discharge of Indebtedness, the making of any Restricted Payment (including with respect to any Indebtedness contemplated or incurred in connection therewith), in each case, by the Company or its Restricted Subsidiaries permitted pursuant to the Loan Documents whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan” means any loan made by any Lender pursuant to this Agreement.

“Loan Documents” means this Agreement, the Guaranty, any Applicable Intercreditor Agreement, the Security Documents, the Agency Fee Letter, the Notes (if any) and any such document executed by the Borrower expressly identified as a “Loan Document”, together with any amendment, supplement, waiver, or other modification to any of the foregoing.

“Loan Parties” means the Borrower and each Guarantor.

“Majority Facility Lenders” means (a) with respect to the Tranche A Term Facility, the Required Tranche A Term Lenders, (b) with respect to the Revolving Facility, the Required Revolving Lenders, (c) with respect to any New Term Facility, Extended Term Facility or Refinancing Term Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans outstanding under such Facility, and (d) with respect to any Extended Revolving Facility or Refinancing Revolving Facility, the holders of more than 50% of the aggregate unpaid principal amount of the applicable revolving commitments then in effect under such Facility, or if such commitments have been terminated, the Revolving Extension of Credit then outstanding under such Facility; provided, however, that determinations of the “Majority Facility Lenders” shall exclude any Commitments or Loans held by Defaulting Lenders.

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“Management Group” means the group consisting of:

(a)            any current or former director, officer, employee or member of management of Holdings or any of its Subsidiaries or any other Parent Entity who, at any time, holds any Capital Stock of Holdings or any Parent Entity;

(b)            any trust, partnership, limited liability company, corporate body or other entity established by any such director, officer, employee or member of management of Holdings or any of its Subsidiaries to hold an investment in Holdings or any other Parent Entity in connection with such Person’s estate or tax planning;

(c)            any spouse, parents, grandparents of any such director, officer, employee or member of management of Holdings or any of its Subsidiaries and any and all descendants of the foregoing, together with any spouse of any of the foregoing Persons, who are transferred an investment in Holdings or any other Parent Entity by any such director, officer, employee or member of management of Holdings or any of its Subsidiaries in connection with such Person’s estate or tax planning; and

(d)            any Person who acquires an investment in Holdings or any other Parent Entity by will or by the laws of intestate succession as a result of the death of an employee of Holdings or any of its Subsidiaries.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, operations, assets or financial condition of the Company and its Restricted Subsidiaries, taken as a whole, (b) the validity or enforceability of the Loan Documents, taken as a whole, or (c) the material rights and remedies available to the Administrative Agent and the Lenders, taken as a whole, under the Loan Documents.

“Material Intellectual Property” means any Intellectual Property that is material to the business or operations of the Company and its Restricted Subsidiaries taken as a whole (as reasonably determined in good faith by the Company).

“Material Non-U.S. Indebtedness” has the meaning set forth in Section 7.2.

“Material Real Property” means any fee-owned real property of the U.S. Loan Parties with a fair market value (as determined by the Company in good faith) equal to or than $20,000,000, in each case, that does not otherwise constitute Excluded Collateral.

“Material Subsidiary” means, subject to the Agreed Security Principles, (a) any Borrower or Guarantor, (b) any direct parent of a Borrower or Guarantor (to the extent not incorporated in an Excluded Jurisdiction), and (c) (to the extent not incorporated in an Excluded Jurisdiction) any other Restricted Subsidiary whose contribution to Consolidated EBITDA is 7.5% or greater (determined by reference to the most recent annual financial statements delivered pursuant to Section 6.1(a) hereof) (provided that for the purpose of this clause Error! Reference source not found. negative Consolidated EBITDA will be deemed equal to zero); provided that, Material Subsidiary shall exclude all Excluded Subsidiaries.

“Materials of Environmental Concern” means any material, substance or waste that is regulated, listed or defined as hazardous, toxic, radioactive, a contaminant or a pollutant pursuant to Environmental Law, including gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, per- or polyfluoroalkyl substances, asbestos, flammable or explosive substances, pesticides and toxic mold.

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“Maximum Incremental Facilities Amount” means, at any date of determination an amount not in excess of:

(a)            the sum of (i) the greater of (A) $460,000,000 and (B) 100% of Adjusted EBITDA for the most recently ended Test Period (calculated on a pro forma basis) plus (ii) all voluntary prepayments, repurchases, redemptions or retirements of the Term Loans, any New Term Loans, any Additional Obligations and any other Indebtedness for borrowed money and all voluntary permanent commitment reductions of any revolving facility (including Revolving Facility and any Revolving Commitment Increase, in each case, to the extent secured on a pari passu basis with the Facilities, so long as such prepayment or commitment reduction is effected on or prior to the date of any such incurrence (including all debt and loan buy-backs and yank-a-bank payments, with credit limited to the purchase amount of such prepayment (rather than the face amount)), (other than any such prepayments, repurchases or reductions to the extent funded with the proceeds of Funded Debt (other than revolving indebtedness)) (collectively, the “Incremental Fixed Amount”); provided, that the amount under clause (i) or (ii) of such Incremental Fixed Amount, as the case may be, shall be reduced (but not to an amount less than zero) by, without duplication, the outstanding principal amount of any Revolving Commitment Increases, New Term Loans, Indebtedness incurred pursuant to Section 7.2(v) and/or Additional Obligations, in each case, that are incurred in reliance on such clause (i) or (ii) as applicable (after giving effect to any reclassification thereof) and by all New Term Loans, Indebtedness incurred pursuant to Section 7.2(v) in the Existing Term Loan Credit Agreement and/or Additional Obligations (each as defined in the Existing Term Loan Credit Agreement) incurred in reliance of the “Incremental Fixed Amount” (as defined in the Existing Term Loan Credit Agreement)); plus

(b)            (i) in the case of any New Term Loans, New Loan Commitments, Revolving Commitment Increases, Indebtedness incurred pursuant to Section 7.2(v) or Additional Obligations that are secured by Liens on any Pro Rata Collateral on a pari passu basis to the Liens securing the obligations under any Existing Facilities Agreement or Liens on any Collateral on a pari passu basis to the Liens securing the Obligations, the amount that would result in the Consolidated Net First Lien Secured Leverage Ratio for the Test Period most recently ended, on a pro forma basis after giving effect to any acquisition or other transaction consummated in connection therewith (without netting the cash proceeds from New Term Loans, Revolving Commitment Increases, Indebtedness incurred pursuant to Section 7.2(v) and/or Additional Obligations then proposed to be incurred and assuming that (other than in the case of delayed draw term loans subject to Section 1.15) any such New Loan Commitments, Revolving Commitment Increase or commitments with respect to Indebtedness incurred substantially contemporaneously pursuant to Section 7.2(v) or Additional Obligations are fully drawn), being not greater than 3.25:1.00,

(ii) in the case of any New Term Loans, New Loan Commitments, Revolving Commitment Increases, Indebtedness incurred pursuant to Section 7.2(v) or Additional Obligations that are secured by Liens on any Pro Rata Collateral that is contractually junior to the Liens securing the obligations under any Existing Facilities Agreement or Liens on any Collateral that is contractually junior to the Liens securing the Obligations, the amount that would result in the Consolidated Net Secured Leverage Ratio for the Test Period most recently ended, on a pro forma basis after giving effect to any acquisition or other transaction consummated in connection therewith (without netting the cash proceeds from New Term Loans, Indebtedness incurred pursuant to Section 7.2(v), Revolving Commitment Increases and/or Additional Obligations then proposed to be incurred and assuming that (other than in the case of delayed draw term loans subject to Section 1.15) any such New Loan Commitments, Revolving Commitment Increase or commitments with respect to Indebtedness incurred substantially contemporaneously pursuant to Section 7.2(v) or Additional Obligations are fully drawn), being not greater than 3.50:1.00, and

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(iii) in the case of any New Term Loans, New Loan Commitments, Revolving Commitment Increases, Indebtedness incurred pursuant to Section 7.2(v), or Additional Obligations that are unsecured, the greater of the amount that would result in the Consolidated Net Total Leverage Ratio for the Test Period most recently ended, on a pro forma basis after giving effect to any acquisition or other transaction consummated in connection therewith (without netting the cash proceeds from New Term Loans, Indebtedness incurred pursuant to Section 7.2(v), Revolving Commitment Increases and/or Additional Obligations then proposed to be incurred and assuming that (other than in the case of delayed draw term loans subject to Section 1.15) any such New Loan Commitments, Revolving Commitment Increase or commitments with respect to Indebtedness incurred substantially contemporaneously pursuant to Section 7.2(v) or Additional Obligations are fully drawn), being not greater than 3.75:1.00 (clause (b), the “Incremental Ratio Amount”).

For any New Term Loans, New Loan Commitments, Indebtedness incurred pursuant to Section 7.2(v), Revolving Commitment Increases or Additional Obligations, in each case, incurred in reliance on the Maximum Incremental Facilities Amount (i) unless the Company elects otherwise, such Indebtedness shall be deemed to have incurred amounts under the Incremental Ratio Amount prior to the utilization of the Incremental Fixed Amount, (ii) whether any such Indebtedness is incurred under the Incremental Ratio Amount or the Incremental Fixed Amount, proceeds may be utilized in a single-transaction by first calculating the incurrence under the Incremental Ratio Amount (without inclusion of any amounts Indebtedness pursuant to the Incremental Fixed Amount) and then calculating the incurrence under the Incremental Fixed Amount and (iii) to the extent that any such Indebtedness is incurred under the Incremental Fixed Amount, at any time subsequent to such incurrence all or a portion of such incurred Indebtedness would be permitted to be incurred under the Incremental Ratio Amount, all or such portion may be reclassified by the Company as elected and deemed as of such time to have been incurred under the Incremental Ratio Amount (which for the avoidance of doubt, shall have the effect of increasing the Incremental Fixed Amount by such re-designated amount).

“Maximum Rate” has the meaning set forth in Section 10.20.

“Minimum Exchange Tender Condition” has the meaning set forth in Section 2.27(b).

“Minimum Extension Condition” has the meaning set forth in Section 2.26(g).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgage” means any mortgage, deed of trust, hypothec, assignment of leases and rents or other similar document delivered on or after the TLB Closing Date by any Loan Party in favor of, or for the benefit of, the Security Agent for the benefit of the Secured Parties, with respect to Mortgaged Properties, each substantially in form and substance reasonably acceptable to the Administrative Agent and the Company (taking into account the law of the jurisdiction in which such mortgage, deed of trust, hypothec or similar document is to be recorded).

“Mortgaged Properties” means all Real Property that shall be subject to a Mortgage that is delivered pursuant to the terms of this Agreement.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way

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of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) received by any Loan Party, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, consulting fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred by any Loan Party in connection therewith; (ii) taxes paid or reasonably estimated to be payable by any Loan Party as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); (iii) the amount of any reasonable reserve established in accordance with the Applicable Accounting Standards against any liabilities (other than any taxes deducted pursuant to clause (ii) above) (A) associated with the assets that are the subject of such event and (B) retained by the Company or any of the Restricted Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such event occurring on the date of such reduction and (iv) the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of the Company or any Subsidiary as a result thereof and (b) in connection with any Equity Issuance or other issuance or sale of debt securities or instruments or the incurrence of Funded Debt, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Lender” has the meaning set forth in Section 2.25(b).

“New Loan Commitments” has the meaning set forth in Section 2.25(a).

“New Loans” means any loan made by any New Lender pursuant to this Agreement.

“New Revolving Loans” has the meaning set forth in Section 2.25(b).

“New Term Lender” means a Lender that has a New Term Loan.

“New Term Loan Commitment” has the meaning set forth in Section 2.25(a).

“New Term Loans” has the meaning set forth in Section 2.25(b).

“Non-Defaulting Lender” means any Lender other than a Defaulting Lender.

“Non-Excluded Taxes” (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Documents, and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Non-Extending Lender” has the meanings set forth in Section 2.26(d).

“Non-Loan Party” means any Restricted Subsidiary that is not a Loan Party.

“Non-Pro Rata/TL Guarantor Subsidiary” means any Restricted Subsidiary of the Company which is not a Guarantor or a Pro Rata Loan Party.

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“Non-U.S. Benefit Arrangement” means any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by the Borrower or any of its Subsidiaries, or any other entity related to the Borrower or any of its Subsidiaries on a controlled group basis.

“Non-U.S. Lender” has the meaning set forth in Section 2.20(f).

“Non-U.S. Loan Party” means any Loan Party that is not a U.S. Loan Party.

“Non-U.S. Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by the Borrower or any of its Subsidiaries or any other entity related to the Borrower or any of its Subsidiaries on a controlled group basis.

“Non-U.S. Plan Event” means with respect to any Non-U.S. Benefit Arrangement or Non-U.S. Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Non-U.S. Benefit Arrangement or Non-U.S. Plan; (b) the failure to register or loss of good standing with any applicable regulatory authorities of any such Non-U.S. Benefit Arrangement or Non-U.S. Plan required to be registered; or (c) the failure of any Non-U.S. Benefit Arrangement or Non-U.S. Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Non-U.S. Benefit Arrangement or Non-U.S. Plan.

“Non-U.S. Subsidiary” means any Restricted Subsidiary of the Company that is not a U.S. Subsidiary.

“Note” means any promissory note evidencing any Loan, which promissory note shall be in the form of Exhibit A-1 or Exhibit A-2, as applicable, or such other form as agreed upon by the Administrative Agent and the Borrower.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent, the Security Agent or to any Lender whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of

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Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise, including any Secured Hedging Obligations; provided that the “Obligations” of a Subsidiary shall exclude any Excluded Swap Obligations with respect to such Subsidiary.

“Organizational Documents” shall mean, collectively, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation or articles of incorporation and by-laws (or similar constitutive documents) of such Person, (ii) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement or memorandum and articles of association (or similar constitutive documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constitutive documents) of such Person (and, where applicable, the equity holders or shareholders registry of such Person), (iv) in the case of any general partnership, the partnership agreement (or similar constitutive document) of such Person, or (v) in any other case, the functional equivalent of the foregoing.

“Original Financial Statements” means the consolidated financial statements of TopCo for the fiscal year ended on December 31, 2024.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Intercreditor Agreement” means an intercreditor agreement in form and substance reasonably satisfactory to the Company and the Required Lenders.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.24); provided that, notwithstanding anything to the contrary under any Loan Document, any stamp duty, registration or similar Taxes applicable to confirmatory deeds (atti confermativi di garanzia) to be executed, at the written request of the Administrative Agent, by way of an Italian notarial deed (or foreign deed to be registered with an Italian notary) in connection with the confirmation of any Lien created over the Company’s corporate capital of Italian società a responsabilità limitata, in each case no more than twice over the life of the Loans, respectively, at the following times: (a) promptly, after six months of the Closing Date; and (b) promptly, after two and half years after the Closing Date, shall constitute Other Taxes.

“Outbound Investment Rules” means the regulations, administered and enforced together with any related public guidance issued, by the United States Treasury Department under the U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulations; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

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“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Term Benchmark borrowings denominated in U.S. Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent Entity” means Holdings and any Person that is a direct or indirect parent of Holdings and of which Holdings is a direct or indirect subsidiary.

“Pari Passu Debt” means Indebtedness that is secured by a Lien on (i) any of the Collateral ranking equal with the Lien on such Collateral securing the Obligations, pursuant to any Applicable Intercreditor Agreement or (ii) any Pro Rata Collateral that is not Collateral.

“Participant” has the meaning set forth in Section 10.6(c)(i).

“Participant Register” has the meaning set forth in Section 1.1(n)(iii).

“Participating Member State” means each state so described in any EMU Legislation.

“Payment Recipient” has the meaning set forth in Section 9.6(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Items” means the current cash service costs attributable to any income or charge attributable to a post-employment benefit scheme.

“Perfection Exceptions” means that no Loan Party and none of their respective Subsidiaries shall be required to (i) perfect or create a security interest to the extent the cost, burden, difficulty or consequence of perfecting or creating a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Company in its reasonable judgment, (ii) with respect to the U.S. Loan Parties, in no event shall (1) any Collateral include any Excluded Collateral or shall any actions be taken with respect to any assets of the U.S. Loans Parties that do not constitute Collateral, (2) deposit or security account control agreements or control, lockbox or similar arrangements be required, (3) landlord, mortgagee and bailee waivers or subordination agreements be required, (4) notices be required to be sent to account debtors or other contractual third parties unless an Event of Default has occurred and is continuing, (5) estoppels or collateral access letters or similar arrangements be required, (6) actions other than (x) the filing of a UCC financing statement and (y) the filing of a short form intellectual property security agreement with the United States Patent and Trademark Office or United States Copyright Office be required with respect to the perfection or creation of the security interest in any intellectual property (with any requirement to provide updated information with respect to any such intellectual property to only be required to be provided at the time of delivery of a compliance certificate with annual audited financial statements delivered pursuant to Section 6.1(a)) or (7) any action be required outside of the United States with respect to any U.S. Loan Party (including its equity interests and assets), in order to create or perfect any security interest in any assets and no non-U.S. law security or pledge agreements, non-U.S. law mortgages or deeds or non-U.S. intellectual property filings or searches will be required (other than a pledge over Capital Stock of any Loan Party, which shall be governed by the law of the jurisdiction of formation of such Loan Party whose Capital Stock is being pledged) and (iii) in respect of the Company and any Non-U.S. Subsidiary, take any actions contrary to the Agreed Security Principles.

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“Perfection Requirements” means the making or the procuring of the appropriate registrations, filings, endorsements, notarization, stampings and/or notifications/acceptance of the Security Documents and/or the security interests created thereunder and any other actions or steps necessary in any jurisdiction or under any laws or regulations in order to create or perfect the Collateral and/or the security interests created thereunder or to achieve the relative priority expressed therein, in each case, subject to the Perfection Exceptions and in the case of any Non-U.S. Loan Party, the Agreed Security Principles.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” means (a) any acquisition (including, if applicable, in the case of any Intellectual Property, by way of license) approved by the Required Lenders, (b) any acquisition made solely with the Net Cash Proceeds of any substantially concurrent Equity Issuance or capital contribution (other than Disqualified Capital Stock) or (c) any acquisition of all or substantially all the assets of, or a majority of the Capital Stock in (or any acquisition of Capital Stock if, following the acquisition of such Capital Stock, a majority of Capital Stock is owned), or merger, consolidation or amalgamation with, a Person, or any acquisition of assets constituting a division or line of business or business or operating unit of a Person (or any subsequent investment made in a Person, division or line of business or business or operating unit previously acquired in a Permitted Acquisition) (each, an “Acquisition”).

“Permitted Business” means the Business and any other services, activities or businesses incidental or directly related, similar or complementary to any line of business engaged in by the Company and its Subsidiaries as of the Closing Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Buy-Back” has the meaning set forth in Section 10.6(h).

“Permitted Capital Stock” means (i) common Capital Stock, (ii) preferred Qualified Capital Stock or (iii) other preferred equity or instruments having terms reasonably acceptable to the Administrative Agent.

“Permitted Cure Securities” shall mean Capital Stock (other than Disqualified Capital Stock) issued to the extent (and only to the extent) necessary to fund the Cure Right.

“Permitted Debt Exchange” has the meaning set forth in Section 2.27(a).

“Permitted Debt Exchange Notes” has the meaning set forth in Section 2.27(a).

“Permitted Debt Exchange Offer” has the meaning set forth in Section 2.27(a).

“Permitted Dematerialization” has the meaning set forth in Section 7.4(d).

“Permitted Holders” means each of:

(a)            (i) Mr. Luca Ferrari, (ii) Mr. Matteo Danieli, (iii) Mr. Luca Querella and (iv) Mr. Francesco Patarnello;

(b)	any member of the Management Group (or any controlled Affiliate thereof);

(c)            any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of which Persons described in the foregoing clauses Error! Reference source not found. and (a) are members;

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provided that, without giving effect to the existence of such group or any other group, the Persons described in clauses Error! Reference source not found. or (a), collectively, Beneficially Own Voting Stock representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding equity interests of Holdings (determined on a fully diluted basis but without giving effect to contingent voting rights not yet vested) then held by such group; and

(d)	any Permitted Parent.

“Permitted Holdings Loans” means any loans and promissory notes incurred or established between Holdings (as creditor) to the Company (as debtor); provided that (i) such loans and promissory notes (I) do not require any cash payments prior to the earlier of (i) the Termination Date and (ii) the Latest Maturity Date at the time of incurrence or establishment, as applicable, thereof, (II) mature later than the Latest Maturity Date at the time of incurrence or establishment, as applicable, thereof and (III) have no mandatory prepayments (other than in respect of customary AHYDO catch-up payments), amortization or events of default that apply prior to the earlier of (i) the Termination Date and (ii) the Latest Maturity Date at the time of incurrence or establishment, as applicable, thereof, (ii) such loans and promissory notes are subject to an Applicable Intercreditor Agreement on or prior to the later of the TLB Closing Date and the incurrence or establishment thereof, providing for such loans and promissory notes contractually subordinated to the Obligations (x) as Subordinated Liabilities under, and as defined in, the Intercreditor Agreement or (y) in a manner similar to the intragroup liabilities or otherwise acceptable to the Administrative Agent and (iii) Holdings grants a security interest in such loans to secure Obligations (on a non-recourse basis) on or prior to the later of the TLB Closing Date or (if later) the date falling 15 Business Days after the incurrence or establishment thereof (or such later date agreed to by the Administrative Agent in its reasonable discretion).

“Permitted IPO/Tax Reorganization” means any transaction or action taken in connection with and reasonably related to a Qualified IPO or tax planning and tax reorganization, so long as, after giving effect thereto, neither the value of the Guaranty nor the security interest of the Security Agent in the Collateral, taken as a whole, is materially impaired (as determined by the Company in good faith).

“Permitted Parent” means (a) any Parent Entity that at the time it became a Parent Entity was a Permitted Holder pursuant to clause Error! Reference source not found., (a) or (c) of the definition thereof; provided that such Parent Entity was not formed in connection with, or in contemplation of, a transaction (other than the Transactions) that would otherwise constitute a Change of Control and (b) any Parent Entity, so long as it is controlled by one or more Persons that are Permitted Holders pursuant to clause Error! Reference source not found., (a), or ((c) of the definition thereof.

“Permitted Pre-Close Holdings Loans” means any loans and promissory notes incurred or established on or prior to the TLB Closing Date by Holdings set forth on Schedule 1.1C.

“Permitted Refinancing Obligations” means senior or subordinated Indebtedness (which Indebtedness may be (a) secured by the Collateral on a junior basis, (b) unsecured or (c) secured by the Collateral on a pari passu basis), including customary bridge financings, in each case issued or incurred by the Borrower or the Company to refinance Indebtedness and/or Revolving Commitments incurred under this Agreement and the Loan Documents or Additional Obligations, including Indebtedness incurred to pay fees, discounts, premiums and expenses in connection therewith; provided that (i) the terms of such Indebtedness, other than a revolving credit facility that does not include scheduled commitment reductions or amortization prior to maturity, shall not provide for a maturity date or Weighted Average Life to Maturity earlier than the maturity date or shorter than the Weighted Average Life to Maturity of the Indebtedness being refinanced, as applicable (other than an earlier maturity date and/or shorter Weighted Average Life

42

to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter Weighted Average Life to Maturity than the maturity date or the Weighted Average Life to Maturity of the Indebtedness being refinanced, as applicable), (ii) any such Indebtedness that is a revolving credit facility shall not mature prior to the maturity date of the revolving commitments being replaced, (iii)(A) with respect to Permitted Refinancing Obligations issued or incurred by the Borrower, such Permitted Refinancing Obligations will not be guaranteed by any Person that does not guarantee the Obligations and will not be secured by any assets other than the Collateral (and to the extent secured, shall be subject to an Applicable Intercreditor Agreement) and (B) with respect to Permitted Refinancing Obligations issued or incurred by the Company, subject to the Agreed Security Principles (to the extent such guarantee or asset is not legally possible to be delivered to guarantee or secure all or a portion of any then-existing Italian Debt under the Pro Rata Facilities Loan Documents), such Permitted Refinancing Obligations will not be guaranteed by any Person that does not guarantee any Italian Debt under any Pro Rata Facilities Loan Documents (or, in case the loans and commitments under any Pro Rata Facilities Loan Documents are not outstanding, which would have not been required to guarantee such loans and commitments if such loans and commitments were outstanding) and will not be secured by any assets other than the Pro Rata Collateral (and to the extent secured, shall be subject to an Applicable Intercreditor Agreement) (or, in case the loans and commitments under any Pro Rata Facilities Loan Documents are not outstanding, any assets that would have been required to secure such loans and commitments if such loans and commitments were outstanding), (iv) such Indebtedness shall not have a higher payment or lien priority than the Indebtedness being refinanced, and (v) the aggregate principal amount of any Permitted Refinancing Obligations shall not be greater than the aggregate principal amount (or committed amount) of such Indebtedness being refinanced or replaced plus any fees, premiums, original issue discount and accrued interest associated therewith, and costs and expenses related thereto, and such Indebtedness being refinanced or replaced will be permanently reduced substantially with, or in one business day of, the issuance thereof.

“Permitted Refinancings” means with respect to any Person, refinancings, replacements, modifications, refundings, renewals or extensions of Indebtedness; provided that (a) there is no increase in the principal amount (or accrued value) thereof (excluding accrued interest, fees, discounts, premiums and expenses), (b) the Weighted Average Life to Maturity of such Indebtedness is greater than or equal to the shortest of (i) the Weighted Average Life to Maturity of the Indebtedness being refinanced or (ii) the remaining Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans (in each case, other than a shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for a shorter Weighted Average Life to Maturity than the shortest of (i) the Weighted Average Life to Maturity of the Indebtedness being refinanced, or (ii) the remaining Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans), (c) immediately after giving effect to such refinancing, replacement, refunding, renewal or extension, no Event of Default shall be continuing, (d) if the Indebtedness being refinanced is subordinated in right of payment to the Obligations or any guarantees thereof, such refinancing Indebtedness shall be subordinated in right of payment to such Obligations or such guarantees on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced, (e) neither the Company nor any Restricted Subsidiary shall be an obligor or guarantor of any such refinancings, replacements, modifications, refundings, renewals or extensions except to the extent that such Person was (or, when initially incurred could have been) such an obligor or guarantor in respect of the applicable Indebtedness being modified, refinanced, replaced, refunded, renewed or extended; provided further that any Indebtedness being refinanced shall be permanently reduced substantially with, or in one Business Day of, the issuance of such Permitted Refinancing and (f) if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is secured by Liens on any Collateral or Pro Rata Collateral (as applicable),

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such modification, refinancing, refunding, renewal, replacement or extension shall not have a higher ranking Lien priority with respect to the Collateral or the Pro Rata Collateral, as applicable, than such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means at a particular time, any employee benefit plan as defined in Section 3(3) of ERISA (whether or not subject to ERISA but excluding a Non-U.S. Plan) and in respect of which the Borrower, any of its Subsidiaries or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, including a Multiemployer Plan.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA.

“Platform” has the meaning set forth in Section 10.2(c).

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro-Forma Adjustments” means the pro forma increase or decrease in Consolidated EBITDA of any Person and its Restricted Subsidiaries for the applicable period pursuant to the following, with respect to Consolidated EBITDA:

(i)	any extraordinary, unusual or non-recurring expenses, losses, charges, costs, accruals or reserves of any kind including losses on sales of assets outside of the ordinary course of business;

(ii)	restructuring, transition and integration costs or reserves, attributable to (i) the planning, undertaking and/or implementation of cost savings or strategic initiatives, business optimization, cost rationalization programs, operating expense reductions and/or other initiatives, actions or synergies, (ii) costs associated with office and facility openings, closings, consolidations, relocation costs and other non-recurring business optimization expenses and/or discontinued operations (including, but not limited to, any severance, rent termination costs, moving costs and legal costs), and (iii) relating to any severance, any signing, retention or competition bonus, or any modification to any pension and post-retirement employee benefit plan;

(iii)	stock-option based and other equity settled share based compensation or payment (including any make-whole payments to option holders, in connection with dividends paid prior to the Closing Date);

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(iv)	the amount of “run rate” cost savings and other operating improvements, operating expense reductions and synergies (which, for the avoidance of doubt, shall not include revenue synergies) projected by the Company in good faith to be realized as a result of the Transaction, the Vimeo Acquisition, the AOL Acquisition, the Eventbrite Acquisition, any other acquisition, sale, sale and leaseback, assignment, conveyance, transfer, license or other disposition thereof (whether effected pursuant to a division or otherwise) (including the termination or discontinuance of activities constituting such business) of business entities or properties or assets, constituting a division or line of business of any business entity, division or line of business that is the subject of any such acquisition, sale, sale and leaseback, assignment, conveyance, transfer, license or other disposition thereof (whether effected pursuant to a division or otherwise), or from any operational change, operational efficiencies, strategic and cost-saving initiatives, business optimization initiatives, purchasing improvements, acquisitions, divestitures, other specified transactions, restructurings or other initiatives or actions, in each case, that are reasonably quantifiable, factually supportable and projected by the Company in good faith to result from actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Company) within twenty-four (24) months after the date of such calculation (in each case, calculated on a pro forma basis as though such cost savings and other operating improvements, operating expense reductions, and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions to the extent already included in the Consolidated EBITDA for such period, provided that (A) no cost savings shall be added pursuant to this paragraph (iv) to the extent already included in clauses (i) and (ii) above and (v) and (vi) below with respect to such period, (B) the aggregate amount added back pursuant to this paragraph (iv), together with the aggregate amount added back pursuant to the following clause (vi), shall not exceed 25% of Consolidated EBITDA for such period, and (C) all “run rate” cost savings already achieved as a consequence of reduction in personnel shall be deemed covered by paragraph (v) below;

(v)	the amount of “run rate” cost savings already achieved as a consequence of reduction in personnel calculated on a pro forma uncapped basis (to avoid double counting on a pro rata temporis basis starting from the first day of the applicable Test Period to the day in which the lay-off has occurred e.g. without duplication with the yet to be achieved synergies as per paragraph (iv) above);

(vi)	adjustments and add-backs (which add-backs and adjustments shall not be limited to the time periods in respect of which such add-backs and adjustments were reflected therein) not already included in either of the above paragraphs (i), (ii), (iii), (iv) and (v) reflected in any quality of earnings report or any financial due diligence report prepared by a “Big Four” independent accounting firm or other accounting or financial advisory firm reasonably acceptable to the Agent in connection with the Vimeo Acquisition, the AOL Acquisition, the Eventbrite Acquisition, any Permitted Acquisition or investment, provided that, for the avoidance of doubt, yet to be achieved synergies as per paragraph (iv) above shall not exceed 25% of Consolidated EBITDA for such period in accordance with the provisions of paragraph (iv) above;

45

provided that for purposes of calculating Consolidated EBITDA of the Company and its Subsidiaries for any period:

(A)	the Consolidated EBITDA of any person, right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, constituting a division or line of business of any business entity, division or line of business, in each case, acquired by the Company or any of its Subsidiaries during such period and assuming any synergies, cost savings and other operating improvements and operating reductions projected by the Company in good faith to be reasonably anticipated to be realizable as a result of actions that have been taken or initiated or expected to be taken (in the good faith determination of the Company) within twenty-four (24) months after the date of such calculation, shall be included on a pro forma basis for such period (but assuming the consummation of such acquisition or such designation, as the case may be, occurred on the first day of such period) (provided that the aggregate amount added back pursuant to this proviso, together with the aggregate amount added back pursuant to paragraph (iv) and (vi) above, shall not exceed 25% of Consolidated EBITDA for such period (prior to giving effect to such addbacks)); and

(B)	the Consolidated EBITDA of any person, right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, constituting a division or line of business of any business entity, division or line of business, in each case, disposed of by the Company or any of its Subsidiaries during such period, shall be excluded for such period (assuming the consummation of such sale, sale and leaseback, assignment, conveyance, transfer, license or other disposition thereof (whether effected pursuant to a division or otherwise) or such designation, as the case may be, occurred on the first day of such period).

“Pro Rata Collateral” means all of the “Transaction Security” (or similar term) referred to in any Pro Rata Facilities Loan Document and all of the other property and assets, in each case, that are or are required under the terms of any Pro Rata Facilities Loan Documents to be subject to Liens securing obligations under any Pro Rata Facilities Loan Document; provided that under no circumstances shall Collateral include any assets of any U.S. Loan Party that are Excluded Collateral.

“Pro Rata Facilities” means the commitments and loans and other extensions of credit extended under the Pro Rata Facilities Agreement.

“Pro Rata Facilities Agreement” means that certain Senior Facilities Agreement dated as of July 30, 2024, among the Company, Banco BPM S.p.A., BNP Paribas Italian Branch and Intesa Sanpaolo S.p.A., as arrangers, and the Security Agent, as agent and security agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof or establishing additional facilities thereunder (unless in

46

each case the Company has elected in writing that such agreement shall not be a Pro Rata Facilities Agreement).

“Pro Rata Facilities Loan Documents” means any Pro Rata Facilities Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto.

“Pro Rata Guarantor” means the Company and each of its Restricted Subsidiary that guarantees any obligations under the Pro Rata Facilities Agreement.

“Pro Rata Loan Party” means the Company, the Borrower and any Pro Rata Guarantor.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock and Intellectual Property.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Information” has the meaning set forth in Section 10.2(c).

“Public Lender” has the meaning set forth in Section 10.2(c).

“QFC” has the meaning set forth in Section 10.24.

“QFC Credit Support” has the meaning set forth in Section 10.24.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified IPO” means (x) an underwritten public offering (other than a public offering pursuant to a registration statement on Form S-4 or Form S-8 or comparable filing in any other applicable jurisdiction) of the Capital Stock of Holdings or any other Parent Entity pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act or any other comparable Governmental Authority in any other applicable jurisdiction (whether alone or in connection with a secondary public offering) or (y) the acquisition, purchase, merger or combination of Holdings or any direct or indirect Parent Entity of Holdings, by or with, a publicly traded special acquisition company or targeted acquisition company or any entity similar to the foregoing or any subsidiary thereof that results in the Capital Stock of Holdings or any other Parent Entity thereof (or its successor by merger or combination) being (i) exchanged for Capital Stock of such publicly traded special acquisition company or targeted acquisition company or any entity similar to the foregoing or any subsidiary thereof or (ii) otherwise listed for trading on, or such parent being wholly-owned by another entity whose Capital Stock is listed for trading on, a bona fide nationally-recognized or internationally-recognized securities exchange.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (i) such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions, and the use of proceeds thereof) is in the aggregate economically fair and reasonable to the Borrower, its Subsidiaries and the Securitization Subsidiary, (ii) all sales, transfers and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value, and (iii) the financing terms, covenants, termination events and other provisions thereof, including any Standard Securitization Undertakings, shall be market terms; in each case of clauses (i), (ii) and (iii), as determined by the Board of Directors of the Company in good faith. The grant of a security interest in any Securitization Assets of the Company or any of the

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Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under this Agreement prior to engaging in any Securitization Financing shall not be deemed a Qualified Securitization Financing.

“Rate Determination Notice” has the meaning set forth in Section 2.22.

“Ratio Debt” has the meaning set forth in Section 7.2(a).

“Real Property” means collectively, all right, title and interest of the Company or any other Restricted Subsidiary in and to any and all parcels of real property owned or operated by the Company or any other Restricted Subsidiary together with all improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Financing Transaction” means any transaction or series of transactions entered into by Holdings, the Borrower or any Restricted Subsidiary pursuant to which such party consummates a “true sale” of its receivables to a non-related third party on market terms as determined in good faith by the Borrower; provided that such Receivables Financing Transaction is (i) non-recourse (including with respect to Holdings) and (ii) consummated pursuant to customary contracts, arrangements or agreements entered into with respect to the “true sale” of receivables on market terms for similar transactions.

“Recipient” means (a) the Agents, and (b) any Lender, as applicable.

“Recovery Event” means any settlement of or payment in respect of any Property or casualty insurance claim or any condemnation proceeding relating to any asset of the Company or any Restricted Subsidiary, with respect to any individual Recovery Event, pursuant to which any Loan Party receive Net Cash Proceeds in an amount in excess of the greater of (x) $47,500,000 and (y) 10% of Adjusted EBITDA as of the end of the most recently ended Test Period at the time of receipt of such proceeds.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if following a Benchmark Transition Event and a Benchmark Replacement Date with respect to Term SOFR, such Benchmark is Daily Simple SOFR, then four U.S. Government Securities Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Revolving Commitments” has the meaning set forth in Section 10.1(c).

“Refinanced Term Loans” has the meaning set forth in Section 10.1(c).

“Refinancing Revolving Commitments” has the meaning set forth in Section 10.1(c).

“Refinancing Term Loans” has the meaning set forth in Section 10.1(c).

“Register” has the meaning set forth in Section 1.1(n)(iv).

“Regulation U” means Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation” means the obligation of the Borrower to reimburse an Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

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“Reinvestment Deferred Amount” means with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party for its own account in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.12 as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Asset Sale or Recovery Event in respect of which a Loan Party has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice signed on behalf of any Loan Party by a Responsible Officer stating that the Company and its Restricted Subsidiaries intend and expect to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets used or useful in a Permitted Business or to make investments useful in the Permitted Business (other than short-term working capital or for liquidity purposes) (including, for the avoidance of doubt, any Permitted Acquisitions or similar investments by the Company and its Restricted Subsidiaries).

“Reinvestment Prepayment Amount” means with respect to any Reinvestment Event, the Reinvestment Deferred Amount (or the relevant portion thereof, as contemplated by clause (ii) of the definition of “Reinvestment Prepayment Date”) relating thereto less any amount contractually committed by the applicable Loan Party (directly or indirectly through a Subsidiary) to be expended prior to the relevant Reinvestment Prepayment Date (a “Committed Reinvestment Amount”), or actually expended prior to such date, in each case to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets or make investments useful in the Permitted Business.

“Reinvestment Prepayment Date” means with respect to any Reinvestment Event, the earlier of (i) the date occurring 12 months after the receipt of the Net Cash Proceeds of such Reinvestment Event (or, if the Company or any Restricted Subsidiary, as applicable, has contractually committed within 12 months following receipt of such Net Cash Proceeds to reinvest such Net Cash Proceeds, then within 18 months following receipt of such Net Cash Proceeds (the “Trigger Date”)) and (ii) with respect to any portion of a Reinvestment Deferred Amount, the date that is five Business Days following the date on which any Loan Party shall have determined not to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets or make investments useful in the Permitted Business with such portion of such Reinvestment Deferred Amount.

“Related Persons” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, managers, officers, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” or “Released” means, with respect to Materials of Environmental Concern, any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure or facility.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reorganization Costs” means costs, expenses or losses relating to employee relocation, retraining, severance and termination, business interruption, reorganization and other restructuring or cost-cutting measures, the rationalization, re-branding, start-up, reduction or elimination of product lines, assets or

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businesses, the consolidation, relocation, or closure of retail, administrative or production locations and other similar items (for the avoidance of doubt, excluding any related Capital Expenditure).

“Replaced Lender” has the meaning set forth in Section 2.24.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived by the PBGC in accordance with the regulations thereunder.

“Representatives” has the meaning set forth in Section 10.14.

“Required Lenders” means at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Tranche A Term Loans, and Extended Term Loans, if any, and unused Commitments in respect thereof, if any, then outstanding, (ii) the aggregate unpaid principal amount of the Revolving Loans, if any, and unused Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Revolving Extensions of Credit then outstanding, (iii) subject to Section 1.15, the New Loan Commitments and the Loans with respect thereto then in effect in respect of any New Term Facility and (iv) the Extended Revolving Commitments then in effect in respect of any Extended Revolving Facility or, if such Extended Revolving Commitments have been terminated, the Extended Loans in respect thereof then outstanding; provided, however, that determinations of the “Required Lenders” shall exclude any Commitments or Loans held by Defaulting Lenders.

“Required Prepayment Lenders” means the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans; provided, however, that determinations of the “Required Prepayment Lenders” shall exclude any Term Loans held by Defaulting Lenders.

“Required Revolving Lenders” means at any time, the holders of more than 50% of the Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Revolving Extensions of Credit then outstanding, provided, however, that determinations of the “Required Revolving Lenders” shall exclude any Revolving Commitments or Revolving Loans held by Defaulting Lenders.

“Required Tranche A Term Lenders” means at any time, the holders of more than 50% of the sum of the Tranche A Term Commitments and Tranche A Term Loans then outstanding; provided, however, that determinations of the “Required Tranche A Term Lenders” shall exclude any Tranche A Term Loans held by Defaulting Lenders.

“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer (or similar title), director of finance (or similar title), controller or treasurer (or similar title) of the Company or the Borrower and, with respect to financial matters, the chief financial officer (or similar title), director of finance (or similar title), controller or treasurer (or similar title) of the Company or the Borrower and, solely for purposes of notices given pursuant to Section 2, any other officer or employee of the Company

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or the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or pursuant to an agreement between the Company and the Administrative Agent.

“Restricted Debt Payments” has the meaning set forth in Section 7.611.

“Restricted Payments” has the meaning set forth in Section 7.6.

“Restricted Subsidiary” means any Subsidiary of the Company which is not an Unrestricted Subsidiary.

“Restructuring Costs” means any expenditure incurred by members of the Group in connection with any restructuring of the Group or any business or assets of any member of the Group (including, without limitation, disposals, relocating, redundancies, carve-outs, corporate reorganizations and the shut down and/or re-branding of sites) and the payment of costs and expenses incurred in connection with such restructuring.

“Revolving Commitment Increase” has the meaning set forth in Section 2.25(a).

“Revolving Commitment Period” means the period from and including the Closing Date to the earliest of (a) February 7, 2031, and (b) the date on which all Revolving Commitments have been reduced to $0 or terminated pursuant to Section 2.10(a).

“Revolving Commitments” means with respect to any Revolving Lender, the obligation of such Lender, if any, to make Revolving Loans and to purchase participations in L/C Obligations in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 2.1, or, as the case may be, in the Assignment and Assumption, Joinder Agreement or Lender Joinder Agreement pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to an Extension Amendment, an Increase Supplement or otherwise pursuant to the terms hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $195,000,000.

“Revolving Extensions of Credit” means as to any Revolving Lender at any time, an amount equal to the sum of, without duplication (a) the aggregate principal amount of all Revolving Loans, if any, held by such Lender then outstanding and (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding.

“Revolving Facility” has the meaning set forth in the definition of “Facility.”

“Revolving Lender” means each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans” has the meaning set forth in Section 2.4(a).

“Revolving Percentage” means as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the aggregate Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which such Revolving Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate Revolving Extensions of Credit then outstanding.

“Revolving Termination Date” means March 7, 2031.

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“Rollover Indebtedness” means Indebtedness of a Loan Party issued to any Lender in lieu of such Lender’s pro rata portion of any repayment of Term Loans made pursuant to Section 2.11 or Section 2.12 so long as (other than in connection with a refinancing in full of the Facilities) the terms of such Indebtedness shall be of a type permitted by, and shall comply with the proviso set forth in, the definition of “Permitted Refinancing Obligations”.

“S&P” means Standard & Poor’s Ratings Group, Inc., a division of McGraw Hill Companies, Inc., or any successor to the rating agency business thereof.

“Same Day Funds” means with respect to disbursements and payments in U.S. Dollars in immediately available funds.

“Sanctioned Country” means, at any time, a country or territory which is the subject of country-wide or territory-wide Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea region of Ukraine and the so-called Donetsk People’s Republic and Luhansk People’s Republic).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or the United Nations Security Council, the European Union, any Member State of the European Union, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority; (b) any Person operating, organized or resident in a Sanctioned Country; or (c) any Person 50% or more owned or controlled (as such terms are defined under corresponding sanctions) by any person within the scope of (a).

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced by the United States Government (including without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury), the European Union, any member state of the European Union, His Majesty’s Treasury of the United Kingdom, the United Nations Security Council or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Section 2.26 Additional Amendment” has the meaning set forth in Section 2.26(c).

“Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligations) under each Hedge Agreement (a) that is in effect on the Closing Date between the Company or any of its Restricted Subsidiaries, on the one hand, and a counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Lead Arranger as of the Closing Date, notwithstanding that such counterparty may cease to be the Administrative Agent, a Lender, a Lead Arranger or any Affiliate thereof after the Closing Date or any other Person designated by the Company, on the other hand, or (b) that is entered into after the Closing Date between the Company or any of its Restricted Subsidiaries, on the one hand, and any counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Lead Arranger on the Closing Date or at the time such Hedge Agreement is entered into or any other Person designated by the Company, on the other hand, and, in each case, that has been designated to the Administrative Agent in writing by the Company as being a Secured Hedging Obligation for purposes of the Loan Documents, it being understood that (i) such designation to the Administrative Agent may be made in respect of a master agreement that governs multiple Hedge Agreements among the parties thereto and (ii) each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent

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under the applicable Loan Documents and (B) to have agreed to be bound by the provisions of Section 9 and Section 10.11 as if it were a Lender and by the provisions of the Intercreditor Agreement and shall have become a counterparty to the Intercreditor Agreement as a “Hedge Counterparty” (as defined in the Intercreditor Agreement) in accordance with its terms.

“Secured Parties” means collectively, the Lenders, the Administrative Agent, the Security Agent, any Issuing Lender, each counterparty to a Hedge Agreement the obligations under which constitute Secured Hedging Obligations, any other holder from time to time of any of the Obligations and, in each case, their respective successors and permitted assigns.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment (including with respect to rights of payment pursuant to the terms of Joint Ventures) subject to a Qualified Securitization Financing and the proceeds thereof.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of the Company or any of its Subsidiaries, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller or transferor of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a Standard Securitization Undertaking, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a wholly owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Company or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Company or such other Person (as provided below) as a Securitization Subsidiary, and

(a)	no portion of the Indebtedness or any other obligation (contingent or otherwise) of which

(i) is guaranteed by Company, the Borrower or any other Subsidiary of the Company, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on,

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Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Company, the Borrower or any other Subsidiary of the Company, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company, the Borrower or any other Subsidiary of the Company, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b)            with which none of the Company, the Borrower or any other Subsidiary of the Company, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Company believes in good faith to be no less favorable to Company, the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, and

(c)            to which none of the Company, the Borrower or any other Subsidiary of the Company, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Security Agent” means Intesa Sanpaolo S.p.A., in its capacity as security agent and mandatario con rappresentanza pursuant to Italian law for the Secured Parties, under the Security Documents and any of its successors and permitted assigns in such capacity.

“Security Documents” means the Closing Date Security Documents and all other security documents (including any Mortgages and Intellectual Property security agreements) hereafter delivered to the Administrative Agent or the Security Agent purporting to grant a Lien on any Property of any Loan Party to secure the Obligations (including, for the avoidance of the doubt, a pledge over the equity interest of the Company (on a non-recourse basis) and a pledge over any material loans made by Holdings to any of the Borrower and the Company or Restricted Subsidiaries of the Company).

“Significant Subsidiaries” means Restricted Subsidiaries of the Company constituting, individually or in the aggregate (as if such Restricted Subsidiaries constituted a single Subsidiary), a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as in effect on the Closing Date.

“Single Employer Plan” means any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and in respect of which the Borrower or any of its Subsidiaries or any Commonly Controlled Entity is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“SOFR Administrator” shall mean the NYFRB (or a successor administrator of the secured overnight financing rate).

“Solvent” means with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person, on a consolidated basis, will, as of such date, not be less than the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such

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quoted terms are determined in accordance with applicable federal and state laws governing determinations of the solvency of debtors, (b) the present fair saleable value of the assets of such Person, on a consolidated basis, will, as of such date, not be less than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital, on a consolidated basis, with which to conduct its business and (d) such Person, on a consolidated basis, will be able to pay its debts as they become absolute and mature. For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) except as otherwise provided by applicable law, the amount of “contingent liabilities” at any time shall be the amount thereof which, in light of all the facts and circumstances existing at such time, can reasonably be expected to become actual or matured liabilities.

“Specified Event of Default” shall mean an Event of Default arising under Section 8.1(a) or 8.1(e).

“Specified Existing Tranche” has the meaning set forth in Section 2.26(a).

“Specified Representations” means the representations and warranties of each of the Borrower and the other Loan Parties set forth in the following sections of this Agreement:

(a)            Section 4.3(a)(i) and 4.4(a) (but solely with respect to their organizational existence and status and organizational power and authority as to the execution, delivery and performance of this Agreement and the other Loan Documents and with respect to its authorization of this Agreement and the other Loan Documents);

(b)            Section 4.4(c) (but solely with respect to execution and delivery by them, and enforceability against them, of this Agreement and the other Loan Documents);

(c)            Section 4.5(a) (but solely with respect to non-conflict of this Agreement and the other Loan Documents (limited to their execution, delivery and performance of the Loan Documents, incurrence of the Obligations thereunder and the granting of guarantees and security interests in respect of such Obligations) with its certificate or article of incorporation or other charter document);

(d)	Section 4.12;

(e)	Section 4.16 (subject to Liens permitted pursuant to Section 7.3 and customary “certain funds” limitations);

(f)	Section 4.17;

(g)	Section 4.18 (in each case, solely as such representation relates to use of proceeds of the Loans on the Closing Date); and

(h)	Section 4.20.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company that are customary in a

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Qualified Securitization Financing as determined by the Borrower in good faith, including any guarantees of performance and Securitization Repurchase Obligations.

“Stated Maturity” means with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the re-purchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Subsidiary” means as to any Person, (A) a corporation, (B) a partnership, (C) a limited liability company, (D) in relation to an entity incorporated (or established) in the Netherlands, a "dochtermaatschappij" within the meaning of Article 2:24a DCC (regardless whether the shares or voting rights on the shares in the company are held directly or indirectly through another "dochtermaatschappij") or (E) any other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person; provided that (i) any joint venture that is not required to be consolidated with the Company and its consolidated Subsidiaries in accordance with the Applicable Accounting Standards shall not be deemed to be a “Subsidiary” for purposes hereof and (ii) notwithstanding the above, no charitable foundation shall constitute a Subsidiary. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Company.

“Substitute Affiliate Lender” has the meaning set forth in Section 2.2(b)(i)(B).

“Substitute Facility Office” has the meaning set forth in Section 2.2(b)(i)(A).

“Successor Holdings” means any Person that grants a Lien over the Capital Stock of the Company and/or any outstanding receivables under any loans or promissory notes incurred or established between that person (as creditor) and the Company (as debtor) (or, substantially concurrently with such designation, will grant a Lien over the Capital Stock of the Company and/or any outstanding receivables under any loans or promissory notes incurred or established between that person (as creditor) and the Company (as debtor)) to secure the Obligations and is designated by the then current Holdings (“Existing Holdings”) to be “Holdings” by written notice to the Administrative Agent (any such designation, a “Successor Holdings Designation”); provided that (A) the Company is (or, substantially concurrently with such designation, will be) a direct wholly owned Subsidiary of such other Person, (B) such Person shall be organized in Italy, Cayman Islands, Luxembourg, Netherlands or the United States or any state thereof or the District of Columbia or any other jurisdiction reasonably acceptable to the Administrative Agent, (C) such Person shall provide, at least three (3) Business Days prior to such Person becoming Holdings, any documentation and other information about such Person as shall have been reasonably requested in writing by any Lender through the Administrative Agent at least ten (10) Business Days prior to such Person becoming Holdings that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA Patriot Act, (D) there has been no Default or Event of Default continuing or would occur as a result of such Person becoming Holdings and (E) the Administrative Agent has received such certificates of good standing or status (to the extent that such concepts exist) from the applicable secretary of state (or equivalent authority) of the jurisdiction of organization of such Person becoming Holdings (in each case, to the extent applicable), certificates of customary resolutions or other customary action, incumbency certificates and/or other customary certificates of Responsible Officers of such Person becoming Holdings evidencing the

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identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Holdings joinder and any other Loan Documents to which such Person becoming Holdings is a party or is to be a party.

“Successor Holdings Designation” has the meaning specified in the definition of “Successor Holdings”.

“Supplemental Term Loan Commitments” has the meaning set forth in Section 2.25(a).

“Supported QFC” has the meaning set forth in Section 10.24.

“Swap Obligation” means, with respect to any Subsidiary which is a Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present and future taxes, levies, imposts (including, for the avoidance of doubt, Italian stamp, registration and similar taxes), duties, deductions, withholdings (including backup withholding), assessments, fees or other charges now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or borrowing, refers to Loans, or the Loans comprising such borrowing, bearing interest at a rate determined by reference to Term SOFR.

“Term Benchmark Tranche” means the collective reference to Term Benchmark Loans under a particular Facility denominated in the same currency and the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Term Lenders” means the collective reference to any Lender that holds Term Loans and/or Commitments at such time.

“Term Loans” means the collective reference to collectively, the Tranche A Term Loans and, unless the context otherwise requires, any Refinancing Term Loan.

“Term SOFR” means,

(a)            for any calculation with respect to a Term Benchmark Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, so long as such day is otherwise a U.S. Government Securities Business Day, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

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(b)            for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” has the meaning given to such term in Section 10.15(a)(i).

“Test Period” means on any date of determination, the period of four consecutive fiscal quarters of the Company (in each case taken as one accounting period) most recently ended on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.1(a) or (b) (or, at the option of the Company, are internally available).

“TLB Closing Date” means March 7, 2025.

“Topco” Bending Spoons S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 08931860962.

“Trade Date” has the meaning set forth in Section 10.6(d).

“Tranche” means (a) with respect to Term Loans or commitments, refers to whether such Term Loans or commitments are (1) initial Tranche A Term Loans or initial Tranche A Term Commitments, (2) New Term Loans with the same terms and conditions made on the same day, (3) Extended Term Loans (of the same Extension Series) or (4) Refinancing Term Loans with the same terms and conditions made on the same day and (b) with respect to Revolving Loans or commitments, refers to whether such Revolving Loans are (1) initial Revolving Commitments or initial Revolving Loans, (2) Extended Revolving Commitments (of the same Extension Series) or (3) Refinancing Revolving Commitments with the same terms and conditions made on the same day or Revolving Loans in respect thereof.

“Tranche A Term Commitment” means as to any Tranche A Term Lender, the obligation of such Tranche A Term Lender to make Tranche A Term Loans from time to time to the Borrower during the Tranche A Term Loan Availability Period in the principal amount set forth under the heading “Tranche A

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Term Commitment” opposite such Tranche A Term Lender’s name on Schedule 2.1 to this Agreement. The aggregate principal amount of the Tranche A Term Commitments as of the Closing Date is $660,000,000.

“Tranche A Term Facility” has the meaning set forth in the definition of “Facility.”

“Tranche A Term Lender” means each Lender that holds a Tranche A Term Loan.

“Tranche A Term Loan” means the Tranche A Term Loans, New Term Loans or Extended Term Loans in respect of either of the foregoing, as the context may require.

“Tranche A Term Loan Availability Period” means the period from and including the Closing Date to and including the Tranche A Term Loan Termination Date.

“Tranche A Term Loan Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Tranche A Term Lenders to make Tranche A Term Loans hereunder.

“Tranche A Term Loan Termination Date” means the earliest of (a) the date that is 180 days after the Closing Date and (b) the date on which all unfunded Tranche A Term Commitments have been reduced to $0 or terminated pursuant to Section 2.10(c) or otherwise as provided herein.

“Tranche A Term Maturity Date” means March 7, 2031.

“Transactions” means the transactions to occur pursuant to this Agreement and the other Loan Documents, including the making of the Revolving Commitments and Tranche A Term Commitments and the extension of any Loans related thereto on any Borrowing Date.

“Transferee” means any Assignee or Participant.

“Transformative Acquisition” means any merger, acquisition, investment, dissolution, liquidation, consolidation or disposition by the Company or any of its Restricted Subsidiaries, that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such merger, acquisition, investment, dissolution, liquidation, consolidation or disposition or (b) if permitted by the terms hereof immediately prior to the consummation of such merger, acquisition, investment, dissolution, liquidation, consolidation or disposition, would not provide the Company and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation (as determined by the Company in good faith).

“Trigger Date” has the meaning set forth in the definition of “Reinvestment Payment Date”.

“Type” when used in reference to any Loan or borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such borrowing, is determined by reference to Term SOFR.

“U.S. Collateral Agreement” means the US Security Agreement, dated as of December 24, 2024, among the Borrower, each other U.S. Loan Party party thereto and the Security Agent.

“U.S. Dollars” and “$” means the lawful currency of the United States.

“U.S. GAAP” means generally accepted accounting principles in the United States as in effect from time to time. If at any time the SEC permits or requires U.S.-domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of U.S. GAAP for financial reporting purposes and

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the Company notifies the Administrative Agent that it will effect such change, without limiting Section 10.16, effective from and after the date on which such transition from U.S. GAAP to IFRS is completed by the Company, references herein to U.S. GAAP shall thereafter be construed to mean (a) for periods beginning on and after the required transition date or the date specified in such notice, as the case may be, IFRS as in effect from time to time and (b) for prior periods, U.S. GAAP as defined in the first sentence of this definition.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender” has the meaning set forth in Section Error! Reference source not found..

“U.S. Loan Party” means any Loan Party organized under the laws of any jurisdiction within the United States.

“U.S. Person” means (i) for purposes of Sections 4.23 and 6.19 hereof, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States, or any person in the United States and (ii) for all other purposes, a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Pledge Agreement” means the US Pledge Agreement, dated as of the Closing Date, among the Company and the Security Agent.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 10.24.

“U.S. Subsidiary” means any Restricted Subsidiary of the Company organized under the laws of any jurisdiction within the United States.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company that is a solvent person, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“United States” means the United States of America.

“Unrestricted Cash” means as at any date of determination, the aggregate amount of cash and Cash Equivalents included in the cash accounts that would be listed on the consolidated balance sheet of the Company and its Restricted Subsidiaries as at such date, to the extent such cash and Cash Equivalents (a)

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would not be classified as “restricted” on the financial statements delivered pursuant to Section 6.1 in accordance with the Applicable Accounting Standards, determined based upon the financial statements for the most recently ended Test Period as of such date or (b) that would be classified as “restricted” solely because of any provision under the Loan Documents or any other agreement or instrument governing other Pari Passu Debt that is subject to the Intercreditor Agreement or any Other Intercreditor Agreement governing the application thereof or because they are subject to a Lien securing the Obligations or other Pari Passu Debt that is subject to the Intercreditor Agreement or any Other Intercreditor Agreement.

“Unrestricted Subsidiary” means any Subsidiary of the Company (other than the Borrower) that is designated by a resolution of the Board of Directors of the Company as an Unrestricted Subsidiary together with any Subsidiary of such designated Subsidiary, but only to the extent that such Subsidiary (i) is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary unless the Company or any Restricted Subsidiary would be permitted to enter into such agreement, contract, arrangement or understanding with an Unrestricted Subsidiary pursuant to Section 7.9 and (ii) is a Person with respect to which neither the Company nor any of the Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Capital Stock or warrants, options or other rights to acquire Capital Stock or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, unless, in each case, the Company or any Restricted Subsidiary would be permitted to incur any such obligation with respect to an Unrestricted Subsidiary pursuant to clause (x) of Section 7.7. Subject to the foregoing, the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary or any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that (a) such designation shall only be permitted if no Default or Event of Default would having occurred and be in existence following such designation, (b) the Consolidated Net First Lien Secured Leverage Ratio shall be no greater than 2.25 to 1.00, (c) no Subsidiary may be designated as an Unrestricted Subsidiary unless it is also designated an Unrestricted Subsidiary for purposes of Existing Facilities Agreements, and such documentation otherwise provides for designation of Subsidiaries as “unrestricted subsidiaries”, (d) no Subsidiary may be designated as an Unrestricted Subsidiary if it owns, or has an exclusive license of, Material Intellectual Property, (e) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed to be an incurrence of Indebtedness and Liens by a Restricted Subsidiary of any outstanding Indebtedness and Liens, as applicable, of such Unrestricted Subsidiary (f) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to be an Investment in such Unrestricted Subsidiary and shall reduce amounts available for Investments in Unrestricted Subsidiaries permitted by Section 7.7 in an amount equal to the Fair Market Value of the Subsidiary so designated and (g) any Subsidiary previously designated as an Unrestricted Subsidiary may not thereafter be re-designated as an Unrestricted Subsidiary.

“USA Patriot Act” has the meaning set forth in Section 10.18.

“Vimeo Acquisition” means the merger of the Vimeo, Inc. into a wholly-owned subsidiary of the Borrower pursuant to the terms of the Vimeo Acquisition Agreement, which merger was consummated on November 24, 2025.

“Vimeo Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of September 10, 2025, by and among the Borrower, Bloomberg Merger Sub Inc., Bending Spoons S.p.A. and the Vimeo, Inc.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency in the election of the Board of Directors of such Persons).

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“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Capital Stock, as the case may be, at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness or redemption or similar payment, in respect of such Disqualified Capital Stock, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), at the option of the Company, the effects of any prepayments or amortization made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly Owned Subsidiary” of any Person means a direct or indirect Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable Law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2	Other Definitional Provisions.

(a)            Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)            As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Company and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under the Applicable Accounting Standards, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (iii) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(c)            The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Annex, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

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(d)            The term “license” shall include sub-license. The term “documents” includes any and all documents whether in physical or electronic form.

(e)            The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f)             Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(g)            The phrase “permitted by” and the phrase “not prohibited by” shall be synonymous, and any transaction not specifically prohibited by the terms of the Loan Documents shall be deemed to be permitted by the Loan Documents.

1.3           Pro Forma Calculations. (i) Any calculation to be determined on a “pro forma” basis, after giving “pro forma” effect to certain transactions or pursuant to words of similar import and (ii) the Consolidated Net First Lien Secured Leverage Ratio, the Consolidated Net Secured Leverage Ratio, the Consolidated Net Total Leverage Ratio, Consolidated EBITDA and Adjusted EBITDA, in each case, shall be calculated as follows:

(a)            for purposes of making the computation referred to above, in the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness subsequent to the commencement of the period for which such ratio is being calculated but on or prior to or substantially concurrently with the event for which the calculation is made (a “Calculation Date”), then except as otherwise set forth in clauses (c) and (d) below, such calculation shall be made after giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness as if the same had occurred at the beginning of the applicable Test Period; provided that for purposes of making the computation of Consolidated Net First Lien Secured Debt, Consolidated Net Secured Debt or Consolidated Net Total Debt, as applicable, such calculation shall be after giving pro forma effect to any redemption, retirement or extinguishment of Indebtedness in connection with such event;

(b)            for purposes of making the computation referred to above, if any Investments, Dispositions or designations of Unrestricted Subsidiaries or Restricted Subsidiaries are made (or committed to be made pursuant to a definitive agreement) subsequent to the commencement of the period for which such calculation is being made but on or prior to or simultaneously with the relevant Calculation Date, then such calculation shall be made giving pro forma effect to such Investments, Dispositions and designations as if the same had occurred at the beginning of the applicable Test Period in a manner consistent, where applicable, with the pro forma adjustments set forth in clauses (iv) and (v) of Pro-Forma Adjustments. If since the beginning of the period for which such calculation is being made, any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries shall have made any Investment or Disposition that would have required adjustment pursuant to this provision, then such calculation shall be made giving pro forma effect thereto

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for such Test Period as if such Investment or Disposition had occurred at the beginning of the applicable Test Period;

(c)            Notwithstanding anything to the contrary, (i) notwithstanding any change in Applicable Accounting Standards after December 31, 2018 that requires lease obligations which were treated as operating leases as of December 31, 2018 to be classified and accounted for as capital leases or otherwise reflected on the Company’s consolidated balance sheet, such obligations shall continue to be excluded from the definition of Indebtedness and (ii) any lease which would have been considered an operating lease under Applicable Accounting Standards in effect as of December 31, 2018 shall be treated as an operating lease for all purposes under this Agreement and the other Loan Documents, and obligations in respect thereof shall be excluded from the definition of Indebtedness; and

(d)            if the Company or any Restricted Subsidiary incurs Indebtedness under a ratio-based basket or exception, such ratio-based basket or exception (together with any other ratio-based basket or exception utilized in connection therewith, including in respect of other Indebtedness, Liens, asset sales, Investments, Restricted Payments or prepayments of subordinated Indebtedness) will be calculated excluding the cash proceeds of such Indebtedness for netting purposes (i.e., such cash proceeds shall not reduce the Consolidated Net First Lien Secured Leverage Ratio, Consolidated Net Secured Leverage Ratio or Consolidated Net Total Leverage Ratio pursuant to clause (b) of the definition of each such term), provided that the actual application of such proceeds may reduce Indebtedness for purposes of determining compliance with any applicable ratio.

1.4           Exchange Rates. For purposes of determining compliance as of any date after the Closing Date with Section 7, or for any other specified purpose hereunder (other than any actions which can be determined by the Administrative Agent in its sole discretion), amounts incurred or outstanding in currencies other than U.S. Dollars shall be translated into U.S. Dollars at the exchange rates in effect on date the Company and/or any Restricted Subsidiary incurring or making the relevant disposal, acquisition, investment, lease, loan, debt or guarantee or taking other relevant action or, if such day is not a Business Day, the immediately preceding Business Day, as such exchange rates shall be determined in good faith by the Company by reference to customary indices; provided that for purposes of determining the Consolidated Net First Lien Secured Leverage Ratio, the Consolidated Net Secured Leverage Ratio or Consolidated Net Total Leverage Ratio on any date of determination, amounts denominated in a currency other than U.S. Dollars will be translated into U.S. Dollars (i) with respect to income statement items, at the currency exchange rates used in calculating Consolidated Net Income in the Company’s latest financial statements delivered pursuant to Section 6.1(a) or (b), as applicable and (ii) with respect to balance sheet items, at the currency exchange rates used in calculating balance sheet items in the Company’s latest financial statements delivered pursuant to Section 6.1(a) or (b), as applicable and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with Applicable Accounting Standard, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar Equivalent of such Indebtedness. No Default or Event of Default shall arise as a result of any limitation or threshold in Section 7, or any other applicable section hereunder being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the date with respect to which the applicable determination is made.

1.5           Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with Applicable Accounting Standards in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Company delivered pursuant to Section 6.1(a); provided that if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Section 7 to eliminate the effect of any change in Applicable Accounting Standards on the

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operation of such covenant (or if the Administrative Agent notifies the Borrower or the Company that the Required Lenders wish to amend Section 7 for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of Applicable Accounting Standards in effect immediately before the relevant change in Applicable Accounting Standards became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders. All calculations of (a) the Consolidated Net First Lien Secured Leverage Ratio, the Consolidated Net Secured Leverage Ratio or the Consolidated Net Total Leverage Ratio, (b) Consolidated EBITDA and Adjusted EBITDA and (c) each financial calculation included within or required to be made in connection with any such terms shall be made on a pro forma basis. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Restricted Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

1.6           Limited Conditions Transactions. Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating any applicable ratio or determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement which requires that no Specified Event of Default, Default or Event of Default has occurred, is continuing or would result therefrom or the accuracy of representations and warranties) in connection with any action undertaken or to be undertaken in connection with the consummation of a Limited Condition Transaction, the date of determination of such ratio or other compliance (including whether any Specified Event of Default, Default or Event of Default has occurred, is continuing or would result therefrom or the accuracy of representations and warranties or other applicable covenant (other than (x) in the case of the accuracy of representations and warranties in connection with an acquisition, the specified representations consistent with the Specified Representations or, at the option of the Company, European “certain funds” representations) shall be determined, or (y) in the case of any Default or Event of Default, if the Company has elected European “certain funds” representation in accordance with clause (x) above, customary European “certain funds” defaults) shall, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election” and such date selected, the “LCA Test Date”), be deemed to be the date that (a) in the case of any acquisition or other Investment (including with respect to any Indebtedness contemplated or incurred in connection therewith), either, at the option of the Company, (i) as of the date the definitive acquisition agreement for such acquisition or other Investment is entered into (or any documentation or agreement with a substantially similar effect as a binding acquisition agreement), (ii) at the time that binding commitments to provide any Indebtedness contemplated or incurred in connection therewith are provided or at the time such Indebtedness is incurred or (iii) at the time the relevant acquisition or other Investment is consummated, (b) in the case of any Restricted Payment (including with respect to any Indebtedness contemplated or incurred in connection therewith), either, at the option of the Company, (i) at the time such Restricted Payment is declared, (ii) at the time that binding commitments to provide any Indebtedness contemplated or incurred in connection therewith are provided or at the time such Indebtedness is incurred or (iii) at the time of the making of such Restricted Payment and/or (c) in the case of any irrevocable Indebtedness repurchase or repayment (including with respect to any Indebtedness contemplated or incurred in connection therewith), either, at the option of the Company, (i) at the time of delivery of notice with respect to such repurchase or repayment, (ii) at the time that binding commitments to provide any debt contemplated or incurred in connection therewith are provided or at the time such Indebtedness is incurred or (iii) at the time of the making of such repurchase or repayment, in each case, after giving effect to the relevant transaction, any related Indebtedness (including the intended use of proceeds thereof) and all other permitted pro forma adjustments on a pro forma basis and if, after such applicable ratios and other provisions are measured on a pro forma basis after giving effect to such Limited Condition Transaction and such other related and specified actions to be entered into in connection therewith (including any incurrence

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of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four consecutive fiscal quarter period being used to calculate such financial ratio ending prior to the LCA Test Date, the Company could have taken such action on the relevant LCA Test Date in compliance with such applicable ratios and provisions, such applicable ratios and provisions shall be deemed to have been complied with. For the avoidance of doubt, (x) if any of such ratios or other financial tests are not complied with as a result of fluctuations in such ratio or other financial measurement (including due to fluctuations in Consolidated EBITDA and Adjusted EBITDA) at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will nevertheless be deemed to have been complied with solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder; provided that if such ratios or other financial tests improve as a result of such fluctuations, such improved ratios and other financial measurements, as the case may be, may be utilized and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related and specified actions. If the Company has made an LCA Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires or irrevocable notice is rescinded, as applicable, without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other related and specified actions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

1.7           Interest Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.8           Application of Multiple Relevant Provisions. With respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Loan Documents under a specific covenant that does not require compliance with a financial ratio or test (including a test based on the Consolidated Net First Lien Secured Leverage Ratio, Consolidated Net Secured Leverage Ratio and/or the Consolidated Net Total Leverage Ratio but excluding any Adjusted EBITDA test) (any such amounts, the “Fixed Amounts”) substantially concurrently with or otherwise in the same transaction or series of related transactions with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Loan Documents under the same covenant that requires compliance with a financial ratio or test (including the Consolidated Net First Lien Secured Leverage Ratio, Consolidated Net Secured

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Leverage Ratio and/or the Consolidated Net Total Leverage Ratio) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (a) the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts in connection with such substantially concurrent incurrence within the same covenant (it being understood that any Fixed Amount available under any covenant that is reallocated or otherwise utilized under a different covenant shall, for the avoidance of doubt, also constitute a Fixed Amount under such different covenant to which the Fixed Amount was reallocated to or utilized under), and (b) except as provided in clause (a), pro forma effect shall be given to the entire transaction. For purposes of determining compliance at any time with Section 2.25, Section 6 and Section 7, in the event that any Lien, Indebtedness, Dispositions, Investments, Restricted Payment, Affiliate transaction or Restricted Debt Payment (each of the foregoing, a “Reclassifiable Item”) meets the criteria of more than one of the categories of transactions or items (or any combination of one or more thereof, or between any Fixed Amount and Incurrence-Based Amount) permitted pursuant to any clause of such Section 2.25, Section 6 and Section 7, in each case within the same covenant, the Company, in its sole discretion, may classify and/or reclassify such transaction or item (or portion thereof) (other than Indebtedness incurred pursuant to Section 7.2(a) or (v) and corresponding Liens thereof) from time to time and will only be required to include the amount and type of such transaction (or portion thereof) in any one category within such covenant. In addition, any Indebtedness (and associated Liens, subject to the applicable priorities required pursuant to the applicable Incurrence-Based Amounts), Investments, Restricted Payments, Restricted Debt Payments, liquidations, dissolutions, mergers, consolidations (or, in each case, any portion thereof) incurred or otherwise effected in reliance on Fixed Amounts shall be automatically and immediately reclassified at any time, unless the Company otherwise elects from time to time, as incurred under the applicable Incurrence-Based Amounts if the Company subsequently meets the applicable ratio for such Incurrence-Based Amounts on a pro forma basis (or would have met such ratio or test at the time such Fixed Amount was utilized).

1.9           Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.

1.10         Calculation of Baskets and Ratios. If any of the baskets set forth in Section 6 or Section 7 of this Agreement are exceeded solely as a result of fluctuations to Consolidated EBITDA or Adjusted EBITDA for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under Section 6 or Section 7, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.

1.11         Certifications. All certificates and other statements required to be made by any director, officer, employee or member of management or other officer or Responsible Officer of a Loan Party pursuant to any Loan Document are and will be made on the behalf of such Loan Party and not in such officer’s, director’s, employee’s, other officer’s or Responsible Officer’s or member of management’s individual capacity.

1.12         Available Amount Transactions. If more than one action occurs on any given date the permissibility or the taking of which is determined hereunder by reference to the Available Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously but shall instead occur in the order determined by the Company, i.e., each transaction must be permitted under Available Amount as so calculated.

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1.13         EBITDA. Notwithstanding anything to the contrary herein, if the Adjusted EBITDA of any individual Loan Party (other than the Company) or Restricted Subsidiary is to be calculated (including pursuant to determining Material Subsidiaries), it shall be calculated as reasonably determined by the Company in good faith on the same basis as Adjusted EBITDA but on a stand-alone basis and excluding all intra-group items and investments in subsidiaries.

1.14         Revolving Facilities. In the event that the Company or a Restricted Subsidiary enters into or increases commitments under a revolving credit facility, enters into any commitment to Incur or issue revolving Indebtedness or commits to Incur any Lien, the Incurrence or issuance thereof for all purposes under this Agreement, including without limitation for purposes of calculating the Consolidated Net First Lien Secured Leverage Ratio, Consolidated Net Secured Leverage Ratio, or the Consolidated Net Total Leverage Ratio, as applicable, or usage of Section 2.25 or Section 7.2 (if any) for borrowings and reborrowings thereunder (and including issuance and creation of letters of credit and bankers’ acceptances thereunder) will be determined on the date of the establishment of such revolving credit facility or such entry into or increase in commitments or other revolving Indebtedness (assuming for purposes of such determination that the full amount thereof has been borrowed as of such date), and, if such the Consolidated EBITDA, Adjusted EBITDA, Consolidated Net First Lien Secured Leverage Ratio, Consolidated Net Secured Leverage Ratio or the Consolidated Net Total Leverage Ratio, as applicable, test or other provision of this Agreement is satisfied with respect thereto at such time, any borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be permitted under Section 2.25 or Section 7.2, as applicable, irrespective of the Consolidated EBITDA, Adjusted EBITDA, Consolidated Net First Lien Secured Leverage Ratio, Consolidated Net Secured Leverage Ratio or the Consolidated Net Total Leverage Ratio, as applicable, or other provision of this Agreement at the time of any borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder).

1.15         Delayed Draw Facilities. In the event that the Company or a Restricted Subsidiary enters into any commitment to Incur or issue delayed draw term loans or other committed term Indebtedness pursuant to this agreement, including without limitation for purposes of calculating the Consolidated Net First Lien Secured Leverage Ratio, Consolidated Net Secured Leverage Ratio or the Consolidated Net Total Leverage Ratio, as applicable, or usage of Section 2.25 or Section 7.2 (if any) for borrowings and reborrowings thereunder, (1) such delayed draw term facility or other committed term debt facility shall either (i) be assumed to be fully drawn on the date such facility is initially established for purposes of determining compliance with the applicable incurrence test, in which case, any subsequent utilization of such incremental delayed draw term commitments shall not require compliance with any additional incurrence test but shall, to the extent incurred in accordance with this clause (i), for the avoidance of doubt, be assumed to be fully drawn for the purposes of any other ratio-based test (and thereafter conditions to funding may be waived by a majority of the applicable incremental delayed draw term lenders) or (ii) be tested upon the actual utilization of such delayed draw term commitments (and the applicable incurrence test may only be waived at utilization thereof by a majority of the applicable delayed draw term lenders and the Required Lenders) and (2) in the case of a delayed draw term facility or other committed term debt facility Incurred pursuant to Section 2.25 where the applicable incurrence test is tested only upon utilization (but not, for the avoidance of doubt, with respect to any delayed draw term facility that has been assumed fully drawn at the time of incurrence or is incurred pursuant to any prong constituting Fixed Amounts) such delayed draw term lenders holding such commitments in respect of any such delayed draw term facilities (and only in their capacity as such) shall not be included in the determination of “Required Lender” for voting purposes until such commitments have been drawn.

1.16         Cashless Transactions. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that (x) any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with New Term Loans, Refinancing Term

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Loans, Extended Term Loans or loans incurred under a new credit facility or (y) any of Indebtedness of the Company or a Restricted Subsidiary is refinanced, renewed or replaced with New Term Loans or loans incurred under a new credit facility, in each case above, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender of any Loans or such creditor of other Indebtedness, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that any payment be made “in Dollars,” “in immediately available funds,” “in cash” or any other similar requirement.

1.17         Agreed Security Principles. The Security Documents and each other guaranty and security document delivered or to be delivered under this Agreement and any obligation to enter into such document or other obligation, in each case, by Holdings or any Restricted Subsidiary thereof shall be subject in all respects to the Agreed Security Principles set forth in Schedule 1.1A.

1.18         Italian Terms. In this Agreement a reference to (and in the case of paragraph (a), Error! Reference source not found., Error! Reference source not found. or (d) below, solely in relation to any Loan Party incorporated in Italy):

(a)           a “liquidation”, “winding-up”, “administration” or “dissolution” includes any scioglimento, liquidazione, and any other proceedings or legal concepts similar to the foregoing;

(b)           “insolvency” shall be construed in accordance with article 2, paragraph 1, letter b) (definizioni) of the Italian Crisis and Insolvency Code and/or article 3 of Legislative Decree No. 270 of 8 July 1999 (as amended from time to time) and any other equivalent applicable law provisions in any relevant jurisdiction;

(c)           an “insolvency proceeding” or “bankruptcy” includes:

(i)	any voluntary or involuntary liquidation, winding-up, administration or dissolution (other than on a solvent basis), judicial liquidation, bankruptcy (to the extent applicable after 15 July 2022), insolvency, reorganisation, moratorium, compromise, composition or other relief with respect to any person or that person’s debts;

(ii)	any proceeding aimed at seeking the appointment of, or taking possession by a liquidator, commissioner, examiner, receiver, administrative receiver, administrator, insolvency administrator, trustee in bankruptcy, custodian, judicial custodian, conservator or other similar official for any person or for all or any substantial part of that person’s assets; or

(iii)	any procedura concorsuale, including judicial liquidation (liquidazione giudiziale), composition with creditors (concordato preventivo) pursuant to articles 84 and ff. of the Italian Crisis and Insolvency Code, concordato nella liquidazione giudiziale pursuant to articles 240 and ff. of the Italian Crisis and Insolvency Code, forced administrative liquidation (liquidazione coatta amministrativa) pursuant to articles 293 and ff. of the Italian Crisis and Insolvency Code, crisis settlement procedure (composizione negoziata della crisi) pursuant to article 12 and ff. of the Italian Crisis and Insolvency Code, restructuring plan (piano attestato di risanamento) pursuant to article 56 of the Italian Crisis and Insolvency Code, assignment for the benefit of creditors (cessione dei beni ai creditori) pursuant to article 1977 of the Italian Civil Code, restructuring agreement (accordo di ristrutturazione dei debiti) under article 57 and ff.

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of the Italian Crisis and Insolvency Code, accordo di ristrutturazione agevolato pursuant to article 60 of the Italian Crisis and Insolvency Code, accordo di ristrutturazione ad efficacia estesa pursuant to article 61 of the Italian Crisis and Insolvency Code, moratorium agreement (convenzione di moratoria) pursuant to article 62 of the Italian Crisis and Insolvency Code, tax and contributions transaction (transazione su crediti tributari e contributivi) pursuant to article 63 of the Italian Crisis and Insolvency Code, restructuring plan subject to homologation (piano di ristrutturazione soggetto ad omologazione) pursuant to article 64-bis and ff. of the Italian Crisis and Insolvency Code, domanda di accesso ad uno strumento di regolazione della crisi e dell’insolvenza con riserva di deposito di documentazione pursuant to article 44 of the Italian Crisis and Insolvency Code, simplified asset liquidation procedure (concordato semplificato per la liquidazione del patrimonio) pursuant to article 25-sexies and ff. of the Italian Crisis and Insolvency Code, minor composition with creditors (concordato minore) pursuant to article 74 and ff. of the Italian Crisis and Insolvency Code, or amministrazione straordinaria delle grandi imprese in stato di insolvenza under Italian Law No. 270 of 8 July 1999, as amended, or any amministrazione straordinaria under Italian Law No. 39 of 18 February 2004, and any similar arrangements relating to a substantial part of its creditors, and shall be construed so as to include any equivalent or analogous proceedings or legal concepts similar to the foregoing. It being understood that the provisions under the Italian Bankruptcy Law continue to apply with reference to any proceedings commenced before 15 July 2022 and therefore the relevant tools and proceedings are intended to be included herein to the extent applicable;

(d)            a “liquidator”, “commissioner”, “examiner”, “receiver”, “administrative receiver”, “administrator”, “insolvency administrator”, “trustee in bankruptcy”, “custodian”, “judicial custodian”, “conservator” or the like means a curatore, commissario giudiziale, esperto, commissario straordinario, commissario liquidatore, liquidatore and any other person performing the same function of each of the foregoing;

(e)            a “step” or “procedure” taken in connection with insolvency proceedings in respect of any person includes such person formally making a proposal to assign its assets pursuant to article 1977 of the Italian Civil Code (cessione dei beni ai creditori), the approval by such person of the filing of a petition for the appointment of an expert (esperto) for the purposes of a composizione negoziata della crisi pursuant to article 17 and ff. of the Italian Crisis and Insolvency Code, or pursuant to article 40 and ff. of the Italian Crisis and Insolvency Code, or of a domanda di accesso ad uno strumento di regolazione della crisi e dell’insolvenza con riserva di deposito di documentazione pursuant to article 44 of the Italian Crisis and Insolvency Code, or of simplified asset liquidation procedure (concordato semplificato per la liquidazione del patrimonio) pursuant to article 25-sexies and ff. of the Italian Crisis and Insolvency Code, or of minor composition with creditors (concordato minore) pursuant to article 74 and ff. of the Italian Crisis and Insolvency Code, or the appointment of an independent expert (professionista indipendente) for the certification (attestazione) of restructuring arrangements pursuant to article 57, 60 and/or 61 of the Italian Crisis and Insolvency Code, or of moratorium agreement (convenzione di moratoria), or of a tax and contributions transaction (transazione su crediti tributari e contributivi) pursuant to article 63 of the Italian Crisis and Insolvency Code, or of a restructuring plan envisaged under article 56 of the Italian Crisis and Insolvency Code or of a plan subject to homologation (piano di ristrutturazione soggetto ad omologazione) pursuant to article 64-bis and ff. of the Italian Crisis

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and Insolvency Code. It being understood that the provisions under the Italian Bankruptcy Law continue to apply with reference to any proceedings commenced before 15 July 2022 and therefore any filing of documents, any executed agreement or other action adopted in order to activate the relevant tools and proceedings are intended to be included herein to the extent applicable;

(f)             a “lease” includes a contratto di locazione or comodato;

(g)            a “matured obligation” or an “obligation being due” includes any credito liquido ed esigibile and credito scaduto;

(h)            “security” or “lien” includes any pegno, ipoteca, privilegio speciale (including the privilegio speciale created pursuant to Article 46 of the Italian Banking Law, as amended from time to time), cessione del credito in garanzia and any other diritto reale di garanzia or other transactions having the same effect as each of the foregoing;

(i)             a reference to “financial assistance” means unlawful financial assistance within the meaning of articles 2358 and/or 2474 of the Italian Civil Code as applicable;

(j)             a “limited liability company” means società a responsabilità limitata;

(k)            a “joint stock company” means società per azioni;

(l)             an “attachment” includes a pignoramento;

(m)           “gross negligence” (or similar expression) shall be construed as the Italian expression colpa grave; and

(n)            “wilful misconduct” or “wilful breach” (or similar expressions) shall be construed as the Italian expression dolo.

1.19	Dutch Terms. where it relates to a Dutch person or the context so requires, a reference to:

(a)	The Netherlands means the European part of the Kingdom of the Netherlands and Dutch means in or of The Netherlands;

(b)           a security interest or security includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid);

(c)           a winding-up, liquidation, administration or dissolution includes declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(d)           a necessary action to authorise includes without limitation, where applicable, (i) compliance with any requirements of the Dutch Works Councils Act (Wet op de ondernemingsraden) or the European Works Councils Act (Wet op de Europese ondernemingsraden) and (ii) having obtained a positive opinion (advies) or neutral advice from the competent works council;

(e)	a moratorium includes surseance van betaling and a moratorium is declared includes surseance verleend;

(f)            a liquidator or, receiver, or other similar officer includes a curator or a beoogd curator, a (stille) bewindvoerder or, a beoogd bewindvoerder;

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(g)           a composition includes an akkoord within the meaning the Dutch Bankruptcy Act (Faillissementswet); and

(h)	an attachment includes a conservatoir and executoriaal beslag.

1.20         Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of the Application or any other document, agreement or instrument entered into by the applicable Issuing Lender and the Borrower with respect thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 2.          AMOUNT AND TERMS OF COMMITMENTS

2.1           Term Commitments. During the Tranche A Term Loan Availability Period, subject to the terms and conditions hereof, each Tranche A Term Lender severally agrees to make term loans (each a “Tranche A Term Loan”) in U.S. Dollars to the Borrower from time to time on no more than two Tranche A Term Loan Borrowing Dates in an aggregate amount which will not exceed the amount of the Tranche A Term Commitment of such Tranche A Term Lender. The aggregate outstanding principal amount of the Tranche A Term Loans for all purposes of this Agreement and the other Loan Documents shall be the stated principal amount thereof outstanding from time to time. The Tranche A Term Loans may from time to time be Term Benchmark Loans or ABR Loans, as determined by the Company and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13. Amounts borrowed and repaid or prepaid on account of the Term Loans may not be reborrowed.

2.2	Procedure for Initial A Term Loan Borrowing.

(a)            The Borrower shall give the Administrative Agent irrevocable written notice (which notice must be received by the Administrative Agent two Business Days prior to the applicable Term Loan Borrowing Date) requesting that the Tranche A Term Lenders make the Tranche A Term Loans on the applicable Tranche A Term Loan Borrowing Date and specifying the amount to be borrowed and the requested Interest Period, if applicable. Upon receipt of such notice the Administrative Agent shall promptly notify each Tranche A Term Lender thereof. Not later than 11:00 A.M., New York City time, on the applicable Tranche A Term Loan Borrowing Date, each Tranche A Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Tranche A Term Loans to be made by such Tranche A Term Lender. The Administrative Agent shall credit the account designated in writing by the Borrower to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Tranche A Term Lenders in immediately available funds.

(b)	Lender Affiliates and Facility Office.

(i)            In respect of a Loan or Loans to the Borrower ("Designated Loans") a Lender (a "Designating Lender") may at any time and from time to time designate (by written notice to the Agents and the Parent Entity).

(A)	a substitute lending office from which it will make Designated Loans (a "Substitute Facility Office"); or

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(B)	nominate an Affiliate to act as the Lender of Designated Loans (a "Substitute Affiliate Lender").

(ii)           A notice to nominate a Substitute Affiliate Lender must be in the form set out in Exhibit E-3 and be countersigned by the relevant Substitute Affiliate Lender confirming it will be bound as a Lender under this Agreement and the Intercreditor Agreement in respect of the Designated Loans in respect of which it acts as Lender.

(iii)          The Designating Lender will act as the representative of any Substitute Affiliate Lender it nominates for all administrative purposes under this Agreement. The Loan Parties, the Agents and the Secured Parties will be entitled to deal only with the Designating Lender, except that payments will be made in respect of Designated Loans to the lending office of the Substitute Affiliate Lender. In particular, the Commitments of the Designating Lender will not be treated as reduced by the introduction of the Substitute Affiliate Lender for voting purposes under this Agreement or the other Loan Documents.

(iv)          Other than as specified in clause (iii) above, a Substitute Affiliate Lender will be treated as a Lender for all purposes under the Loan Documents and having a Commitment equal to the principal amount of all Designated Loans in which it is participating if and for so long as it continues to be a Substitute Affiliate Lender under this Agreement.

(v)          A Designating Lender may revoke its designation of an Affiliate as a Substitute Affiliate Lender by notice in writing to the Agents and the Parent Entity provided that such notice may only take effect when there are no Designated Loans outstanding to the Substitute Affiliate Lender. Upon such Substitute Affiliate Lender ceasing to be a Substitute Affiliate Lender the Designating Lender will automatically assume (and be deemed to assume without further action by any party) all rights and obligations previously vested in the Substitute Affiliate Lender.

(vi)          If a Designating Lender designates a Substitute Facility Office or Substitute Affiliate Lender in accordance with this clause:

(A)	any Substitute Affiliate Lender shall be treated for the purposes of Section 2.20 as having become a Lender pursuant to an assignment and any Substitute Facility Office shall be treated for the purposes of Section 2.20 as designation of a new lending office, in each case, on the date of such designation; and

(B)	the provisions of Section 2.19(a)(ii) shall not apply to or in respect of any Substitute Facility Office or Substitute Affiliate Lender.

2.3	Repayment of Term Loans.

The Tranche A Term Loan of each Tranche A Term Lender shall be payable in equal consecutive quarterly installments on the last Business Day of each March, June, September and December, commencing with the last Business Day of the first full fiscal quarter after the first Tranche A Term Loan Borrowing Date in an amount equal to one and one quarter percent (1.25%) of the stated original principal amount of the funded Tranche A Term Loans outstanding (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.18(b), or be increased as a result of any increase in the amount of Tranche A Term Loans pursuant to Supplemental Term Loan Commitments (such increased amortization payments to be calculated in the same manner (and on the same basis) as the amortization payments for the Tranche A Term Loans made as of the initial Tranche A Term Loan Borrowing Date)), with the remaining balance thereof payable on the Tranche A Term Maturity Date.

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2.4	Revolving Commitments.

(a)            During the Revolving Commitment Period, subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) in U.S. Dollars to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which (after giving effect to any application of proceeds of such Revolving Loans in accordance with the immediately succeeding sentence) when added to such Lender’s Revolving Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. The Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Subject to Section 2.17, each borrowing of a Revolving Loan shall be comprised entirely of ABR Loans or Term Benchmark Loans as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Amounts borrowed and repaid on account of the Revolving Loans may be reborrowed during the Revolving Commitment Period.

(b)            The Borrower shall repay all outstanding Revolving Loans made to it on the Revolving Termination Date.

2.5           Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent irrevocable written notice pursuant to a Borrowing Notice (which notice must be received by the Administrative Agent (i) in the case of Term Benchmark Loans denominated in U.S. Dollars, prior to 11:00 a.m., New York City time, three U.S. Government Securities Business Days prior to the requested Borrowing Date and (ii) in the case of ABR Loans, prior to 10:00 a.m., New York City time, on the proposed Borrowing Date), specifying (x) the amount and Type of Revolving Loans to be borrowed, (y) the requested Borrowing Date and (z) in the case of Term Benchmark Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing by the Borrower under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $50,000 or a whole multiple of $50,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $50,000, such lesser amount) and (y) in the case of Term Benchmark Loans, $100,000 or a whole multiple of $100,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office by 1:00 P.M., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account designated in writing by the Borrower to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by such Revolving Lenders and in like funds as received by the Administrative Agent. If no election as to the Type of a Revolving Loan denominated in U.S. Dollars is specified, then the requested Loan shall a Term Benchmark Loan with an Interest Period of one month. If no Interest Period is specified with respect to any requested Term Benchmark Loan, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

2.6	[Reserved].

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2.7	Defaulting Lenders.

(a)            Defaulting Lender Cure. If the Company, the Administrative Agent and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Revolving Lenders in accordance with the Commitments under the Revolving Facility (without giving effect to Section 3.4(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(b)            Defaulting Lender Waterfall. Any payment of principal, interest or other amounts (other than the payment of (i) commitment fees under Section 2.9, (ii) default interest under Section 2.15(d) and (iii) Letter of Credit fees under Section 3.3, which in each case shall be applied pursuant to the provisions of those Sections) received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) shall be applied by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender (without duplication of the application of any cash collateral provided by the Borrower pursuant to Section 3.4(d)) or to any Issuing Lender hereunder; third, to be held as security for any L/C Shortfall (without duplication of any cash collateral provided by the Borrower pursuant to Section 3.4(d)) in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent; fourth, as the Company may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the Issuing Lenders as a result of any final non-appealable judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any final non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 3.4(d). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to be held as security in a cash collateral account pursuant to this Section 2.7(b) shall

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be deemed paid to and redirected by such Defaulting Lender and shall satisfy the Borrower’s payment obligation in respect thereof in full, and each Lender irrevocably consents hereto.

2.8	Repayment of Loans.

(a)            The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Lender or Term Lender, as the case may be, (i) the then unpaid principal amount of each Revolving Loan of such Revolving Lender made to the Borrower outstanding on the Revolving Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1) and (ii) the principal amount of each outstanding Term Loan of such Term Lender made to the Borrower in installments according to the applicable amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans made to the Borrower from time to time outstanding from the date made until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)            The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal, interest and fees, as applicable, due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)            The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(c) shall, to the extent permitted by applicable law, be presumptively correct absent demonstrable error of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.9	Commitment Fees, etc.

(a)            The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, in U.S. Dollars, for the period from and including the Closing Date to but excluding the last day of the Revolving Commitment Period, computed at the Applicable Commitment Fee Rate on the actual daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date; provided that (i) any commitment fee accrued with respect to any of the Revolving Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time and (ii) no commitment fee shall accrue on any of the Revolving Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

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(b)            The Borrower agrees to pay to the Administrative Agent for the account of each Tranche A Term Lender a commitment fee, in U.S. Dollars, for the period from and including the Closing Date to but excluding the last day of the Tranche A Term Loan Availability Period, computed at the Applicable Commitment Fee Rate on the actual daily amount of the unused Tranche A Term Commitments of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date; provided that (i) any commitment fee accrued with respect to any of the Tranche A Term Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time and (ii) no commitment fee shall accrue on any of the Tranche A Term Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(c)            The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Agency Fee Letter.

2.10	Termination or Reduction of Revolving Commitments and Tranche A Term Commitments.

(a)            Unless previously terminated, the Revolving Commitments shall terminate on the on the last day of the Revolving Commitment Period. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, from time to time, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the total Revolving Extensions of Credit would exceed the aggregate Revolving Commitments. Any such partial reduction shall be in an amount equal to $1,000,000, or a whole multiple of $500,000 in excess thereof, and shall reduce permanently the Revolving Commitments then in effect. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of termination under this Section 2.10(a) if the notice of such termination stated that such notice was conditioned upon the occurrence or non-occurrence of a transaction or the receipt of a replacement of all, or a portion, of the Revolving Commitments outstanding at such time, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied.

(b)            Upon the incurrence by the Borrower or any of its Restricted Subsidiaries of any Permitted Refinancing Obligations in respect of Revolving Commitments or Revolving Loans, the Revolving Commitments designated by the Borrower to be terminated in connection therewith shall be automatically permanently reduced by an amount equal to 100% of the aggregate principal amount of commitments under such Permitted Refinancing Obligations and any outstanding Revolving Loans in respect of such terminated Revolving Commitments shall be repaid in full.

(c)            Unless previously terminated, the Tranche A Term Commitments shall terminate on the last day of the Tranche A Term Loan Availability Period. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, from time to time, to terminate any unfunded Tranche A Term Commitments or, from time to time, to reduce the amount of any unfunded Tranche A Term Commitments. Any such partial reduction shall be in an amount equal to $1,000,000, or a whole multiple of $500,000 in excess thereof, and shall reduce permanently the Tranche A Term Commitments then in effect. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of termination under this Section 2.10(c) if the notice of such termination stated that such notice was conditioned upon the occurrence or non-occurrence of a transaction or the receipt of a replacement of all, or a portion, of the Tranche A Term Commitments outstanding at such

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time, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied.

2.11	Optional Prepayments.

(a)            The Borrower may at any time and from time to time prepay the Revolving Loans or any Tranche of Term Loans, in whole or in part, without premium or penalty, upon written notice delivered to the Administrative Agent (confirmed by telecopy or electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent) no later than 12:00 Noon, New York City time, (i) three Business Days prior thereto, in the case of Term Benchmark Loans or (ii) one Business Day prior thereto, in the case of ABR Loans, which notice shall specify (x) the date and amount of prepayment, (y) whether the prepayment is of Revolving Loans or a Tranche of Term Loans and (z) whether the prepayment is of Term Benchmark Loans or ABR Loans; provided that if a Term Benchmark Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (provided that any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any transaction or the receipt of proceeds to be used for such payment, in each case specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied), together with accrued interest to such date on the amount prepaid and (except in the case of Revolving Loans that are ABR Loans) any breakage costs. Partial prepayments of Term Loans and of Revolving Loans shall be in an aggregate principal amount of (i) $50,000 or a whole multiple of $50,000 in excess thereof (in the case of prepayments of ABR Loans) or (ii) $100,000 or a whole multiple of $100,000 in excess thereof (in the case of prepayments of Term Benchmark Loans), and in each case shall be subject to the provisions of Section 2.18.

(b)            [Reserved].

(c)            [Reserved].

(d)            Notwithstanding any other provision of this Section 2.11, a Lender may, at its option, and if agreed by the Borrower, in connection with any prepayment of Tranche A Term Loans pursuant to Section 2.11(a), exchange such Lender’s portion of the Tranche A Term Loan to be prepaid for Rollover Indebtedness, in lieu of such Lender’s pro rata portion of such prepayment (and any such Tranche A Term Loans so exchanged shall be deemed repaid for all purposes under the Loan Documents).

(e)            Subject to the provisions of the Intercreditor Agreement, any optional prepayments of Term Loans pursuant to this Section 2.11 shall be applied among the Tranches of Term Loans as directed by the Borrower in its sole and absolute discretion (or, in the case of no such direction, pro rata to each Tranche of Term Loans) and pro rata within each Tranche of Term Loans subject to such prepayment being applied to the remaining scheduled amortization payments of such applicable Tranche of Term Loans as directed by the Borrower in its sole and absolute discretion (or in the absence of such direction, in direct order of maturity to the amortization payments of such applicable Tranche of Term Loans and ratably to the Term Loans of such Tranche included in the prepaid borrowing).

2.12	Mandatory Prepayments.

(a)            Unless the Required Prepayment Lenders shall otherwise agree, if any Indebtedness (excluding any Indebtedness incurred in accordance with Section 7.2, other than Permitted Refinancing Obligations in respect of Term Loans) shall be incurred by the Company or any Restricted

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Subsidiary, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied not later than one Business Day after the date of receipt of such Net Cash Proceeds toward the prepayment of the Term Loans as set forth in Section 2.12(d).

(b)            Unless the Required Prepayment Lenders shall otherwise agree and subject to clause (d) below and Section 2.18(b), if on any date the Company or any Restricted Subsidiary shall for its own account receive Net Cash Proceeds from any Asset Sale or Recovery Event then unless a Reinvestment Notice shall be delivered to the Administrative Agent in respect thereof, an amount equal to 100% of such Net Cash Proceeds shall be applied not later than 10 Business Days after such date toward the prepayment of the Term Loans as set forth in Section 2.12(d); provided that, notwithstanding the foregoing, (i) on each Reinvestment Prepayment Date, the Term Loans shall be prepaid as set forth in Section 2.12(d) by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event and (ii) on the Trigger Date, the Term Loans shall be prepaid as set forth in Section 2.12(d) by an amount equal to 100% of the portion of any Committed Reinvestment Amount with respect to the relevant Reinvestment Event not actually expended by such Trigger Date.

(c)            [Reserved].

(d)            Subject to the Intercreditor Agreement, amounts to be applied in connection with prepayments pursuant to this Section 2.12 shall be applied to the prepayment of the Term Loans in accordance with Section 2.18(b) until paid in full. In connection with any mandatory prepayments by the Borrower of the Term Loans pursuant to this Section 2.12, with respect to prepayments pursuant to Section 2.12(b), such Net Cash Proceeds may be applied, along with, or (solely with respect to obligations under the Existing Facilities Agreements) in lieu of, such prepayment of Term Loans (to the extent the Borrower elects, or is required by the terms thereof), to purchase, redeem or repay any Pari Passu Debt, pursuant to the agreements governing such other Indebtedness, on a pro rata, less than pro rata or (solely with respect to Existing Facilities Obligations) greater than pro rata basis with respect to such prepayments of Term Loans; provided, further, that if no Lender exercises the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.12(e), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans that are ABR Loans to the full extent thereof before application to Term Loans subject to such prepayment that are Term Benchmark Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.21. Each prepayment of the Term Loans under this Section 2.12 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(e)            Notwithstanding the foregoing, any Lender holding a Term Loan may elect, by written notice to the Administrative Agent at least one Business Day (or such shorter period as may be established by the Administrative Agent) prior to the required prepayment date, to decline all or any portion of any prepayment of its Term Loan pursuant to Section 2.12(b), in which case the aggregate amount of the payment that would have been applied to prepay Loans but was so declined shall be retained by the Borrower and shall constitute “Declined Proceeds”.

(f)             If, on any date, the aggregate Revolving Extensions of Credit would exceed the aggregate Revolving Commitments, the Borrower shall promptly prepay Revolving Loans in an aggregate principal amount equal to such excess and/or pay to the Administrative Agent an amount of cash and/or Cash Equivalents equal to such excess to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(g)            Notwithstanding any other provision of this Section 2.12, a Lender may, at its option, and if agreed by the Borrower, in connection with any prepayment of Tranche A Term Loans

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pursuant to Section 2.12(a), exchange such Lender’s portion of the Tranche A Term Loan to be prepaid for Rollover Indebtedness, in lieu of such Lender’s pro rata portion of such prepayment (and any such Tranche A Term Loans so exchanged shall be deemed repaid for all purposes under the Loan Documents).

(h)            Notwithstanding any provisions of this Section 2.12 to the contrary:

(i)            to the extent that any or all of the Net Cash Proceeds giving rise to a prepayment event of Term Loans pursuant to this Section 2.12 is prohibited, restricted or delayed by (A) applicable local law (including laws related to financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance and similar legal principles, and in respect of restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the Board of Directors of the Company or the applicable Restricted Subsidiaries) or (B) other contractual restrictions as a result of minority ownership, in each case from being repatriated or transferred to the Borrower, the portion of such Net Cash Proceeds so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 2.12, but may be retained by the Borrower, the Company or the applicable Subsidiary for so long, but only so long, as the applicable local law or restriction will not permit repatriation or transfer to the Borrower. Once such repatriation or transfer of any of such affected Net Cash Proceeds is permitted under the applicable local law or restriction, such repatriation or transfer will be effected promptly and such repatriated Net Cash Proceeds will be promptly applied (net of additional Taxes payable or reserved against as a result thereof) to the prepayment of the Term Loans pursuant to this Section 2.12 to the extent provided herein; or

(ii)           to the extent that the Company has reasonably determined in good faith that repatriation or transfer of any of or all the Net Cash Proceeds giving rise to a prepayment event pursuant to this Section 2.12 would reasonably be expected to have a material adverse tax consequence to the Company, any of its Subsidiaries or any direct or indirect equity holder of the Company, the Net Cash Proceeds so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 2.12, but may be retained by the Borrower, the Company or the applicable Subsidiary without being repatriated or transferred for so long, but only so long, as the applicable material adverse tax consequences exist.

(i)            Notwithstanding anything to the contrary herein, any Net Cash Proceeds received by the Company or any Restricted Subsidiary from the Disposition of any Property shall be applied (A) pursuant to Section 11.9 of the Pro Rata Facilities Agreement as in effect on the Closing Date (if applicable) and prepayments pursuant to Section 2.12(b) shall be subject to the prepayment made pursuant to Section 11.9 of the Pro Rata Facilities Agreement as in effect on the Closing Date and (B) pursuant to Section 2.12(b) of the Existing Term Loan Credit Agreement as in effect on the Closing Date (if applicable) and prepayments pursuant to Section 2.12(b) shall be subject to the prepayment made pursuant to Section 2.12(b) of the Existing Term Loan Credit Agreement as in effect on the Closing Date.

For purposes of this Section 2.12 references to “law” mean, with respect to any Person, (1) the common law and any federal, state, local, foreign, multinational or international statutes, laws, treaties, judicial decisions, standards, rules and regulations, guidances, guidelines, ordinances, rules, judgments, writs, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions (including administrative or judicial precedents or authorities), in each case whether now or hereafter in effect, and (2) the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

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2.13	Conversion and Continuation Options.

(a)            The Borrower may elect from time to time to convert Term Benchmark Loans made to the Borrower and denominated in U.S. Dollars to ABR Loans by giving the Administrative Agent prior irrevocable written notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date; provided that if any Term Benchmark Loan is so converted on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. The Borrower may elect from time to time to convert ABR Loans made to the Borrower to Term Benchmark Loans denominated in U.S. Dollars by giving the Administrative Agent prior irrevocable written notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan under a particular Facility may be converted into a Term Benchmark Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)            Any Term Benchmark Loan may be continued as such by the Borrower giving irrevocable written notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1 and no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed continuation date, of the length of the next Interest Period to be applicable to such Loans; provided that if any Term Benchmark Loan is so continued on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21; provided, further, that no Term Benchmark Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations. If the Borrower shall fail to give any required notice as described above in this paragraph such Term Benchmark Loans shall be automatically continued as Term Benchmark Loans in their original currency having an Interest Period of one month’s duration on the last day of such then-expiring Interest Period and if such continuation is not permitted pursuant to the preceding proviso, such Term Benchmark Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.14         Minimum Amounts and Maximum Number of Term Benchmark Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Term Benchmark Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of the Term Benchmark Loans comprising each Term Benchmark Tranche shall be equal to a minimum of $100,000 or a whole multiple of $100,000 in excess thereof, (b) with respect to the Tranche A Term Loans, no more than 12 Term Benchmark Tranches shall be outstanding at any one time and (c) with respect to the Revolving Loans, no more than 12 Term Benchmark Tranches shall be outstanding at any one time.

2.15	Interest Rates and Payment Dates.

(a)            Each Term Benchmark Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to Term SOFR, determined for such day plus the Applicable Margin.

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(b)            Each ABR Loan shall bear interest at a rate per annum equal to ABR plus the Applicable Margin.

(c)            [Reserved].

(d)            (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.15 plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2% and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non payment until such amount is paid in full (after as well as before judgment); provided that no amount shall be payable pursuant to this Section 2.15(d) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided further no amounts shall accrue pursuant to this Section 2.15(d) on any overdue Loan, Reimbursement Obligation, commitment fee or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(e)            Interest shall be payable by the Borrower in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (d) of this Section 2.15 shall be payable from time to time on demand.

2.16	Computation of Interest and Fees.

(a)            Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that interest on ABR Loans only at times when the ABR Loans are based on prime rate shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of Term SOFR. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)            Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be presumptively correct in the absence of demonstrable error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a), Section 2.15(b) or Section 2.15(d).

(c)            In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time, in consultation with the Borrower, and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will

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promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

2.17         Alternate Rate of Interest. Notwithstanding anything to the contrary herein or in any other Loan Document:

(a)            Replacing Future Benchmarks. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedge Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.17), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During the period referenced in the foregoing sentence, the component of ABR based upon the Benchmark will not be used in any determination of ABR. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(b)            Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.17, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.17.

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(d)            Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

2.18	Pro Rata Treatment and Payments.

(a)            Except as expressly otherwise provided herein (including as expressly provided in Sections 2.9, 2.10(b), 2.19, 2.20, 2.21, 2.22, 2.24, 2.26, 10.5 and 10.7), each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments shall be made pro rata according to the Revolving Percentages of the relevant Lenders other than reductions of Revolving Commitments pursuant to Section 2.24 and payments in respect of any differences in the Applicable Commitment Fee Rate of Extending Lenders pursuant to an Extension Amendment. Except as expressly otherwise provided herein (including as expressly provided in Sections 2.7, 2.15(d), 2.19, 2.20, 2.21, 2.22, 2.24, 2.26, 2.27, 10.5 and 10.7), each payment (other than prepayments) in respect of principal or interest in respect of any Tranche of Term Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Term Lenders of such Tranche, pro rata according to the respective amounts then due and owing to such Term Lenders.

(b)            Each mandatory prepayment of the Term Loans shall be allocated between the Tranches of Term Loans pro rata to each of the Tranches of Term Loans, in each case except as (i) affected by the opt-out provision under Section 2.12(e) or (ii) if any such Tranche of Term Loan has agreed in accordance with this Agreement to have its allocation be on a less than pro rata basis; provided that, notwithstanding anything in this Section 2.18(b) or Section 2.12 to the contrary, if at the time that any mandatory prepayment of Term Loans pursuant to Section 2.12 would be required, the Company or any of its Restricted Subsidiaries is required to, or is required to offer to, repurchase, redeem, repay or prepay Indebtedness under any Existing Facilities Agreement that is Pari Passu Debt (any such Indebtedness, “Other Prepayable Indebtedness”), then the Company or such Restricted Subsidiary may apply all or any portion of the required prepayment amounts to redeem, repurchase, repay or prepay any Tranches of Term Loans or Other Prepayable Indebtedness, subject to the requirements set forth under the applicable Existing Facilities Agreements and the Applicable Intercreditor Agreement; provided further that in connection with a mandatory prepayment under Section 2.12(a) in connection with the incurrence of Permitted Refinancing Obligations, such prepayment shall be allocated to the Tranches as specified by the Borrower (but to the Loans within such Tranches on a pro rata basis). Each optional prepayment of any Tranche A Term Loans shall be applied to the remaining installments thereof as specified by the Borrower (or in the absence of such specification, in direct order of maturity). Each mandatory prepayment of any Tranche A Term Loans shall be applied (i) first, to the next four installments thereof and (ii) thereafter on a pro rata basis to all other remaining installments. Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.

(c)            Except as expressly otherwise provided herein (including as expressly provided in Sections 2.7, 2.10(b), 2.15(d), 2.19, 2.20, 2.21, 2.22, 2.24, 2.26, 10.5 and 10.7), each payment (including prepayments) to be made by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders other than payments in respect of any differences in the Applicable Margin of Extending Lenders pursuant to an Extension Amendment. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letter of Credit.

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(d)            All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Funding Office, in immediately available funds. Any payment received by the Administrative Agent after 2:00 P.M., New York City time may be considered received on the next Business Day in the Administrative Agent’s sole discretion. The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Term Benchmark Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Term Benchmark Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension. Except as otherwise provided herein, all payments hereunder shall be made in U.S. Dollars.

(e)            Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be presumptively correct in the absence of demonstrable error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall give notice of such fact to the Borrower and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower. Nothing herein shall be deemed to limit the rights of the Administrative Agent, the Company or the Borrower, against any Defaulting Lender.

(f)            Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the relevant Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each relevant Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

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2.19	Requirements of Law.

(a)            If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority first made, in each case, subsequent to the Closing Date:

(i)            shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, or shall subject any Recipient to any Taxes (other than Excluded Taxes and Non-Excluded Taxes) on advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Term SOFR hereunder; or

(ii)            shall impose on such Lender any other condition not otherwise contemplated hereunder; and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Term Benchmark Loans or issuing or participating in Letters of Credit (in each case hereunder), or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, in U.S. Dollars, within thirty Business Days after the Borrower’s receipt of a reasonably detailed invoice therefor (showing with reasonable detail the calculations thereof), any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.19, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)            If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any entity controlling such Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental Authority first made, in each case, subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such entity’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such entity could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such entity’s policies with respect to capital adequacy or liquidity requirements) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a reasonably detailed written request therefor (consistent with the detail provided by such Lender to similarly situated borrowers), the Borrower shall pay to such Lender, in U.S. Dollars, such additional amount or amounts as will compensate such Lender or such entity for such reduction.

(c)            A certificate prepared in good faith as to any additional amounts payable pursuant to this Section 2.19 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be presumptively correct in the absence of demonstrable error. Notwithstanding anything to the contrary in this Section 2.19, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.19 for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such 180-day period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 2.19 shall survive the termination of this Agreement and the payment of the Obligations. Notwithstanding the foregoing, the Borrower shall not be obligated to make payment to any Lender with respect to penalties,

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interest and expenses if written demand therefore was not made by such Lender within 180 days from the date on which such Lender makes payment for such penalties, interest and expenses.

(d)            Notwithstanding anything in this Section 2.19 to the contrary, solely for purposes of this Section 2.19, (i) the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have been enacted, adopted or issued, as applicable, subsequent to the Closing Date.

(e)            For purposes of this Section 2.19, the term “Lender” shall include any Issuing Lender.

2.20	Taxes.

(a)            Except as required by law, all payments made by the Borrower or any Loan Party under this Agreement and the other Loan Documents to any Agent or any Lender under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes. If the Borrower, a Guarantor or any other applicable withholding agent is required by law (as determined in the good faith discretion of the Borrower, Guarantor or the applicable withholding agent) to withhold or deduct any Taxes from or in respect of any amount paid or payable by the Borrower, Guarantor or the applicable withholding agent under any Loan Document to any Agent or any Lender, then (i) the Borrower, Guarantor or the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and (ii) if such Taxes are Non-Excluded Taxes, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary so the Agent or such Lender, as applicable, receives (after deduction or withholding of all Non-Excluded Taxes including Non-Excluded Taxes attributable to amounts payable under this Section 2.20(a)) an amount equal to the sum it would have received had no such withholdings or deductions been made.

(b)            In addition, the Borrower or any Loan Party under this Agreement and the other Loan Documents shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of any Agent, timely reimburse it for, Other Taxes.

(c)            Whenever any Taxes are paid by the Borrower and any Loan Party pursuant to this Section, as promptly as practicable thereafter the Borrower shall send to the Administrative Agent for the account of the Administrative Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof if such receipt is obtainable, or, if not, such other evidence of payment as may reasonably be required by the Administrative Agent or such Lender.

(d)            The Borrower and any Loan Party under this Agreement and the other Loan Documents shall indemnify any Agent or any Lender, within ten days after demand therefor, for the full amount of any Non-Excluded Taxes (including Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Agent or such Lender or required to be withheld or deducted from a payment to the Agent or such Lender, as applicable, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower or any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

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(e)            Each Lender shall severally indemnify the Agents, within ten days after demand therefor, for (i) any Non-Excluded Taxes attributable to such Lender (but only to the extent that the Borrower or any Loan Party has not already indemnified the Agents for such Non-Excluded Taxes and without limiting the obligation of the Borrower or any Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c)(iii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agents in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agents shall be conclusive absent manifest error. Each Lender hereby authorizes the Agents to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agents to the Lender from any other source against any amount due to the Agents under this paragraph (e).

(f)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to (i) determine whether or not such Lender is subject to withholding (including backup withholding) or information reporting requirements or (ii) to prepare, complete and file any relevant documentation, whether through a withholding tax return or otherwise, to the taxing authorities as required by applicable Law. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth below in Sections 2.20(f)(i)-(iv), 2.20(g) and 2.20(i)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (i) two executed, accurate and complete copies of IRS Form W-8BEN or successor form certifying that it is entitled to benefits under an income tax treaty to which the United States is a party, (ii) two executed, accurate and complete copies of IRS Form W-8ECI or successor form, (iii) in the case of a Non-U.S. Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit N-1, certifying that such Non-U.S. Lender is not (A) a bank described in Section 881(c)(3)(A) of the Code, (B) a 10-percent shareholder of the Borrower described in Section 871(h)(3)(B) of the Code, or (C) a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and that no payments in connection with any Loan Document are effectively connected with such Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”); and two executed, accurate and complete copies of IRS Form W-8BEN, or any subsequent versions or successors to such forms, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from United States federal withholding tax on all interest payments by the Borrower or any Loan Party under this Agreement and the other Loan Documents, (iv) to the extent a Non-U.S. Lender is not the beneficial owner for U.S. federal income tax purposes, IRS Form W-8IMY (or any successor forms) of the Lender, accompanied by, and to the extent applicable, an IRS Form W-8BEN, IRS Form W-8ECI, a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-2 or Exhibit N-3 (provided, that if the Lender is a partnership and one or more direct or indirect partners are claiming the portfolio

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interest exemption, the Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-4 on behalf of such direct or indirect partner(s)), IRS Form W-9, IRS Form W-8IMY (or other successor forms) and any other required supporting information from each beneficial owner; or (v) any other form prescribed by applicable requirements of income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax on any payments to such Lender under the Loan Documents, duly completed together with such supplementary documentation as may be prescribed by applicable Requirement of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender and from time to time upon the reasonable request of the Borrower or the Administrative Agent. Each Non-U.S. Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower and the Administrative Agent (or any other form of certification adopted by the United States taxing authorities for such purpose). The Administrative Agent shall provide to the Borrower properly completed copies of IRS Form W-9 or an applicable IRS Form W-8 (certifying that it is either a “qualified intermediary” or a “U.S. branch of certain foreign bank”), in each case, with the effect that Borrower can make payments under the Facility to the Administrative Agent without withholding or deduction of any Taxes imposed by the United States. The Administrative Agent shall be responsible for the collection of U.S. withholding forms from the Lenders, including IRS Form W-9 or IRS Form W-8, as applicable, from the Lenders who shall be required to timely deliver to the Administrative Agent such forms and any others that are reasonably requested by the Administrative Agent or the Borrower. The Administrative Agent shall prepare all IRS Forms 1099, 1042 or 1042-S or any other forms required under applicable law and deliver such forms to the Borrower for review and filing.

(g)            Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent two executed, accurate and complete copies of IRS Form W-9, or any subsequent versions or successors to such form and certify that such lender is not subject to backup withholding. Such forms shall be delivered by each U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such U.S. Lender and from time to time upon the reasonable request of the Borrower or the Administrative Agent. Each U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certifications to the Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose).

(h)            If any Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Non-Excluded Taxes as to which it has been indemnified by the Borrower or any Loan Party or with respect to which the Borrower or any Loan Party has paid additional amounts pursuant to this Section 2.20, it shall promptly pay over such refund to the Borrower or the applicable Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or the Loan Party under this Section 2.20 with respect to the Non-Excluded Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower or the Loan Party, upon the request of Agent or such Lender, agrees to repay the amount paid over to the Borrower or the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person. In no event will any Agent or any

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Lender be required to pay any amount to the Borrower or any Loan Party the payment of which would place the Agent or such Lender in a less favorable net after-Tax position than the Agent or such Lender would have been in if the Non-Excluded Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Non-Excluded Taxes had never been paid. The agreements in this Section 2.20 shall survive the resignation or replacement of any Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment of the Obligations.

(i)            If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subsection (i), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(j)            For purposes of this Section 2.20, the term “Lender” shall include any Issuing Lender and the term “applicable law” includes FATCA.

(k)           For purposes of this Agreement, any reference to IRS Form W-8BEN shall be deemed to include a reference to IRS Form W-8BEN-E.

2.21         Indemnity. Other than with respect to Taxes (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim), in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith) or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.24, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (other than loss of Applicable Margin) attributable to such event. In the case of a Term Benchmark Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (x) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at Term SOFR, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (y) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the applicable offshore interbank market for such currency, whether or not such Term Benchmark Loan was in fact so funded. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

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2.22         Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, in each case, first made after the Closing Date, shall make it unlawful for any Lender to make or maintain Term Benchmark Loans as contemplated by this Agreement, such Lender shall promptly give notice thereof (a “Rate Determination Notice”) to the Administrative Agent and the Borrower, and (a) the commitment of such Lender hereunder to make Term Benchmark Loans, continue Term Benchmark Loans as such and convert ABR Loans to Term Benchmark Loans shall be suspended during the period of such illegality and (b) such Lender’s Loans then outstanding as Term Benchmark Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Term Benchmark Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.

2.23         Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19, 2.20(a) or 2.22 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the good faith judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 2.23 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.19, 2.20(a) or 2.22.

2.24         Replacement of Lenders. The Borrower shall be permitted to (a) replace with a financial entity or financial entities, or (b) prepay or terminate, without premium or penalty (but subject to Section 2.21), the Loans or Commitments, as applicable, of any Lender or Issuing Lender (each such Lender and Issuing Lender, a “Replaced Lender”) that (i) requests reimbursement for amounts owing or otherwise results in increased costs imposed on the Borrower or on account of which the Borrower is required to pay additional amounts to any Governmental Authority pursuant to Section 2.19, 2.20 or 2.21 (to the extent a request made by a Lender pursuant to the operation of Section 2.21 is materially greater than requests made by other Lenders) or gives a notice of illegality pursuant to Section 2.22, (ii) is a Defaulting Lender, or (iii) has refused to consent to any waiver or amendment with respect to any Loan Document that requires such Lender’s consent and has been consented to by the Required Lenders; provided that, in the case of a replacement pursuant to clause (a) above, (A) such replacement does not conflict with any Requirement of Law, (B) the replacement financial entity or financial entities shall purchase, at par, all Loans and other amounts owing to such Replaced Lender on or prior to the date of replacement, (C) the Borrower shall be liable to such Replaced Lender under Section 2.21 (as though Section 2.21 were applicable) if any Term Benchmark Loan owing to such Replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (D) the replacement financial entity or financial entities, (x) if not already a Lender, shall be reasonably satisfactory to the Administrative Agent to the extent that an assignment to such replacement financial institution of the rights and obligations being acquired by it would otherwise require the consent of the Administrative Agent pursuant to Section 10.6(b)(i)(B) and (y) shall pay (unless otherwise paid by the Borrower) any processing and recordation fee required under Section 10.6(b)(ii)(B), (E) the Administrative Agent and any replacement financial entity or entities shall execute and deliver, and such Replaced Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Assumption to effect such substitution (or, in the case of a replacement of an Issuing Lender, customary assignment documentation), (F) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, (G) in respect of a replacement pursuant to clause (iii) above, the replacement financial entity or financial entities shall consent to such amendment or waiver, (H) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the

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Administrative Agent or any other Lender shall have against the Replaced Lender, (I) [reserved], and (J) in respect of a replacement pursuant to clause (i) above, such replacement will result in a reduction in the reimbursement, increased costs or additional amounts thereafter. Prepayments pursuant to clause (b) above (i) shall be accompanied by accrued and unpaid interest on the principal amount so prepaid up to the date of such prepayment and (ii) shall not be subject to the provisions of Section 2.18. The termination of the Commitments of any Lender pursuant to clause (b) above shall not be subject to the provisions of Section 2.18. In connection with any such replacement under this Section 2.24, if the Replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to the Replaced Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Replaced Lender, then such Replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Replaced Lender, and the Administrative Agent shall record such assignment in the Register.

2.25	Incremental Loans.

(a)            The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more new term loans, including delayed draw term loans (each, a “New Term Loan Commitment”) or increases of existing Term Loans (each, a “Supplemental Term Loan Commitment”) or increases of existing Revolving Commitments (each, a “Revolving Commitment Increase”; together with any New Term Loan Commitments and any Supplemental Term Loan Commitments, the “New Loan Commitments”) hereunder, in an amount for any New Loan Commitments not in excess of, at the time such New Loan Commitments become effective (the “Increased Amount Date”), the Maximum Incremental Facilities Amount. Any existing Lender approached to provide all or a portion of such New Loan Commitments may elect or decline, in its sole discretion, to provide such New Loan Commitments.

(b)            Such New Loan Commitments shall become effective as of such Increased Amount Date; provided that (i)(1) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”), in each case on and as of such Increased Amount Date as if made on and as of such Increased Amount Date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”) as of such earlier date; provided further that, in the case of New Loan Commitments used to finance a Permitted Acquisition or other permitted Investment and to the extent the Lenders providing such New Loan Commitments agree, this clause (i) shall be subject only to, at the option of the Company, either (x) customary “specified representations” substantially consistent with the definition of Specified Representations and customary “acquisition agreement representations” or (y) customary European “certain funds” representations, and (2) no Event of Default shall exist on such Increased Amount Date immediately after giving effect to such New Loan Commitments and the making of any New Term Loans pursuant thereto and any transaction consummated in connection therewith; (ii) the proceeds of any New Loans shall be used, at the discretion of the Company and its Restricted Subsidiaries, for any purpose not prohibited by this Agreement (including for general corporate purposes, capital expenditures, acquisitions, Restricted Payments, refinancing of Indebtedness and other transactions not prohibited by this Agreement); (iii) in the case of New Loans that are term loans (“New Term Loans”), the terms of which

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at the time of such incurrence do not provide for a maturity date or Weighted Average Life to Maturity earlier than the Latest Maturity Date or shorter than the Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans, as applicable (other than an (x) earlier maturity date and/or shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter Weighted Average Life to Maturity than the Latest Maturity Date or the Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans, as applicable or (y) revolving facilities), (iv) in the case of any new revolving loans or commitments (“New Revolving Loans”), the maturity date or commitment termination date thereof shall not be earlier than the Revolving Termination Date and such New Revolving Loans shall not require any scheduled commitment reductions prior to the Revolving Termination Date; (v) the New Revolving Loans shall share ratably in any mandatory prepayments or utilizations of the existing Revolving Loans and shall share the same documentation as, and the same terms as, the existing Revolving Loans (other than with respect to fees, which may differ and shall be agreed between the Borrower and the lenders providing such New Revolving Loans); (vi) the New Loans may be (a) subject to the proviso below, secured by any assets of the Company and any of its Restricted Subsidiaries, which in the case of any Collateral may be on a junior or pari passu basis or (b) unsecured; provided that subject to the Agreed Security Principles, such New Loans will not be guaranteed by any person that does not guarantee the Obligations (or, in case the Tranche A Term Facility is not outstanding, which would have not been required to guarantee the Term Loans if the Term Loans were outstanding) and will not be secured by any assets other than the Collateral (or, in case the Tranche A Term Facility is not outstanding, any assets that would have been required to secure the Term Loans if the Term Loans were outstanding) (and to the extent secured, shall be subject to an Applicable Intercreditor Agreement); (vii) in the case of New Term Loans, if secured by any Collateral or Pro Rata Collateral on a pari passu basis with any Obligations or Italian Debt under the Existing Facilities Agreement, as applicable, may provide for the ability to participate on a (x) pro rata basis, or on a less than or a greater than pro rata basis, in any voluntary prepayments of the Term Loans and (y) pro rata basis or on a less than pro rata basis, in any mandatory prepayments of the Term Loans; (viii) such New Loans or New Loan Commitments (other than Supplemental Term Loan Commitments and Revolving Commitment Increases) shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and one or more New Lenders; (ix) the interest rate, fees, and other pricing terms with respect to such New Loans or New Loan Commitments shall be agreed by the Borrower and the applicable lender(s) and (x) if the terms of any New Loans other than provided above are not consistent with respective terms of this Agreement (as reasonably determined by the Borrower), then such terms shall be as agreed between the Borrower and the lenders or holders providing such New Term Loans; provided further that if representations and warranties, affirmative and negative covenants and events of default of the New Term Loans (in each case excluding any financial maintenance covenants (if applicable)) are not consistent with respective terms of this Agreement, such terms shall either, at the option of the Borrower, (x) not be materially more restrictive, taken as whole, to the Company and its Restricted Subsidiaries (as determined by the Company in good faith) than this Agreement excluding (1) if Lenders under this Agreement also receive the benefit of any such more restrictive terms (and the Loan Documents may be amended without the need to obtain the consent of any other Lender or any Agent to give effect to this clause (1)) and/or (2) any such provisions apply after the then Latest Maturity Date at the time of incurrence thereof or (y) be reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, the rate of interest and the amortization schedule (if applicable) of any New Loan Commitments shall be determined by the Borrower and the applicable New Lenders and shall be set forth in the applicable Joinder Agreement. Subject to the provisions set forth above, the terms of each New Loan Commitments will be as agreed between the Borrower and the lenders providing such New Loan Commitments.

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(c)            On any Increased Amount Date on which any New Loan Commitment become effective, subject to the foregoing terms and conditions, each lender with a New Loan Commitment (each, a “New Lender”) shall become a Lender hereunder with respect to such New Loan Commitment; provided that (i) the Administrative Agent shall have consented to any such New Lender becoming a Lender hereunder with respect to such New Loan Commitment (such consent not to be unreasonably withheld, conditioned or delayed), unless such New Lender is a Lender, an Affiliate of a Lender or an Approved Fund and (ii) solely with respect to Revolving Commitment Increases, the Issuing Lenders shall have consented to any such New Lender providing such Revolving Commitment Increase becoming a Lender hereunder with respect to such Revolving Commitment Increase (such consent not to be unreasonably withheld, conditioned or delayed), unless the consent of the Issuing Lenders would not be required in connection with an assignment of Revolving Loans pursuant to Section 10.6 hereof to such New Lender.

(d)            For purposes of this Agreement, any New Loans or New Loan Commitments shall be deemed to be Term Loans, Revolving Loans or Revolving Commitments, as applicable. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.25.

(e)            Supplemental Term Loan Commitments and Revolving Commitment Increases shall become commitments under this Agreement pursuant to a supplement specifying the Term Benchmark Tranche to be increased, executed by the Borrower, and each increasing Lender substantially in the form attached hereto as Exhibit E-1 (or such other form as agreed between the Administrative Agent and the Borrower) (the “Increase Supplement”) or by each New Lender substantially in the form attached hereto as Exhibit E-2 (or such other form as agreed between the Administrative Agent and the Borrower incurring such Supplemental Term Loan Commitments) (the “Lender Joinder Agreement”), as the case may be, which shall be delivered to the Administrative Agent for recording in the Register. Upon effectiveness of the Lender Joinder Agreement, each New Lender shall be a Lender for all intents and purposes of this Agreement and the term loan made pursuant to such Supplemental Term Loan Commitment shall be a Term Loan or the commitments made pursuant to such Revolving Commitment Increase shall be Revolving Commitments, as applicable.

(f)            Notwithstanding anything to the contrary herein, New Loan Commitments borrowed by any Loan Party (other than the Borrower) shall be documented separately from the Loan Documents as Additional Obligations incurred pursuant to Section 7.2(p).

2.26	Extension of Term Loans and Revolving Commitments.

(a)            The Borrower may at any time and from time to time request that all or a portion of the (i) Term Loans of one or more Tranches existing at the time of such request (each, an “Existing Term Tranche”, and the Term Loans of such Tranche, the “Existing Term Loans”) or (ii) Revolving Commitments of one or more Tranches existing at the time of such request (each, an “Existing Revolving Tranche”, and together with the Existing Term Tranches, each an “Existing Tranche”, and the Revolving Commitments of such Existing Revolving Tranche, the “Existing Revolving Loans”, and together with the Existing Term Loans, the “Existing Loans”), in each case, be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of any Existing Tranche (any such Existing Tranche which has been so extended, an “Extended Term Tranche” or “Extended Revolving Tranche”, as applicable, and each an “Extended Tranche”, and the Term Loans or Revolving Commitments, as applicable, of such Extended Tranches, the “Extended Term Loans” or “Extended Revolving Commitments”, as applicable, and collectively, the “Extended Loans”) and to provide for other terms consistent with this Section 2.26; provided that any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower in its sole discretion. In order to establish any

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Extended Tranche, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Tranche to be established, which terms shall be substantially similar to those applicable to the Existing Tranche from which they are to be extended (the “Specified Existing Tranche”), except (x) all or any of the final maturity dates of such Extended Tranches may be delayed to later dates than the final maturity dates of the Specified Existing Tranche, (y) (A) the interest margins with respect to the Extended Tranche may be higher or lower than the interest margins for the Specified Existing Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (z) in the case of an Extended Term Tranche, so long as the Weighted Average Life to Maturity of such Extended Tranche would be no shorter than the remaining Weighted Average Life to Maturity of the Specified Existing Tranche, amortization rates with respect to the Extended Term Tranche may be higher or lower than the amortization rates for the Specified Existing Tranche, in each case to the extent provided in the applicable Extension Amendment; provided that, notwithstanding anything to the contrary in this Section 2.26 or otherwise, assignments and participations of Extended Tranches shall be governed by the same or, at the Borrower’s discretion, more restrictive assignment and participation provisions applicable to the Existing Loans set forth in Section 10.6. No Lender shall have any obligation to agree to have any of its Existing Loans converted into an Extended Tranche pursuant to any Extension Request. Any Extended Tranche shall constitute a separate Tranche of Loans from the Specified Existing Tranches and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(b)            The Borrower shall provide reasonable advance notice to the Administrative Agent of the applicable Extension Request prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it has elected to convert into an Extended Tranche. In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election. In connection with any extension of Loans pursuant to this Section 2.26 (each, an “Extension”), the Borrower shall agree to such procedures regarding timing, rounding and other administrative adjustments to ensure reasonable administrative management of the credit facilities hereunder after such Extension, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.26. The Borrower may amend, revoke or replace an Extension Request pursuant to procedures reasonably acceptable to the Administrative Agent at any time prior to the date (the “Extension Request Deadline”) on which Lenders under the applicable Existing Term Tranches or Existing Revolving Tranches are requested to respond to the Extension Request. Any Lender may revoke an Extension Election at any time prior to 5:00 p.m. on the date that is two (2) Business Days prior to the Extension Request Deadline, at which point the Extension Election becomes irrevocable (unless otherwise agreed by Borrower). The revocation of an Extension Election prior to the Extension Request Deadline shall not prejudice any Lender’s right to submit a new Extension Election prior to the Extension Request Deadline.

(c)            Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, interest margins or fees referenced in clauses (x) and (y) of Section 2.26(a), or, in the case of Extended Term Tranches, amortization rates referenced in clause (z) of Section 2.26(a), and which, in each case,

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except to the extent expressly contemplated by the last sentence of this Section 2.26(c) and notwithstanding anything to the contrary set forth in Section 10.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Tranches established thereby) executed by the Company, the Borrower, the Administrative Agent, and the Extending Lenders. Subject to the requirements of this Section 2.26 and without limiting the generality or applicability of Section 10.1 to any Section 2.26 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.26 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.26 Additional Amendments do not become effective prior to the time that such Section 2.26 Additional Amendments have been consented to (including pursuant to consents applicable to holders of any Extended Tranches provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.26 Additional Amendments to become effective in accordance with Section 10.1; provided, further, that no Extension Amendment may provide for (i) any Extended Tranche to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Tranches or be guaranteed by any Person other than the Guarantors and (ii) so long as any Existing Term Tranches are outstanding, any mandatory or voluntary prepayment provisions that do not also apply to the Existing Term Tranches (other than Existing Term Tranches secured on a junior basis by the Collateral or ranking junior in right of payment, which shall be subject to junior prepayment provisions) on a pro rata basis, or on a less than or greater than pro rata basis (or otherwise provide for more favorable prepayment treatment for Existing Term Tranches than such Extended Term Tranches as contemplated by Section 2.12). Notwithstanding anything to the contrary in Section 10.1, any such Extension Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable judgment of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.26; provided that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.26 Additional Amendment.

(d)            If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Loans on the terms set forth in such Extension Amendment; provided, further, that all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned (including pursuant to Section 2.21 (as though Section 2.21 were applicable)) shall be paid in full by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Assumption. In connection with any such replacement under this Section 2.26, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Assumption and (B) the date as of which all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Assumption as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption on behalf of such Non-Extending Lender. If provided in any Extension Amendment with respect to an Extension of the Revolving Commitments, and with the consent of each Issuing Lender, participations in Letters of Credit shall be reallocated to the Extending Lenders in the manner specified in such Extension Amendment,

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including upon effectiveness of such Extension or upon or prior to the maturity date for any Tranche of Revolving Commitments.

(e)            Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with Section 2.26(a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of the Extended Tranche so converted by such Lender on such date, and such Extended Tranches shall be established as a separate Tranche from the Specified Existing Tranche and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(f)             Following any Extension Date, with the written consent of the Borrower, any Non-Extending Lender may elect to have all or a portion of its Existing Loans deemed to be an Extended Loan under the applicable Extended Tranche on any date (each date a “Designation Date”) prior to the maturity date of such Extended Tranche; provided that such Lender shall have provided written notice to the Borrower and the Administrative Agent at least 10 Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion); provided, further, that no greater amount shall be paid by or on behalf of the Borrower or any of its Affiliates to any such Non-Extending Lender as consideration for its extension into such Extended Tranche than was paid to any Extending Lender as consideration for its Extension into such Extended Tranche. Following a Designation Date, the Existing Loans held by such Lender so elected to be extended will be deemed to be Extended Term Loans of the applicable Extended Tranche, and any Existing Loans held by such Lender not elected to be extended, if any, shall continue to be “Existing Loans” of the applicable Tranche.

(g)            With respect to all Extensions consummated by the Borrower pursuant to this Section 2.26, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Sections 2.11 and 2.12 and (ii) no Extension Request is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower’s sole discretion and may be waived by the Borrower) of Existing Loans of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.26 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including Sections 2.8, 2.11 and 2.12) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.26.

2.27	Permitted Debt Exchanges.

(a)            Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) with outstanding Term Loans of a particular Tranche, as selected by the Borrower, the Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans of such Tranche for Additional Obligations in the form of notes (such notes, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal the aggregate

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principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans, (ii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iii) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount of the applicable Tranche actually held by it) shall exceed the maximum aggregate principal amount of Term Loans offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (iv) each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) based on their respective aggregate principal amounts of outstanding Term Loans of the applicable Tranche, (v) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Administrative Agent, and (vi) any applicable Minimum Exchange Tender Condition shall be satisfied. No Lender shall have any obligation to agree to have any of its Term Loans exchanged for Permitted Debt Exchange Notes pursuant to any Permitted Debt Exchange Offer.

(b)            With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.27, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 and 2.12 and (ii) such Permitted Debt Exchange Offer shall be made for not less than $25,000,000 in aggregate principal amount of Term Loans, provided that, subject to the foregoing clause (ii), the Borrower may at its election specify as a condition (a “Minimum Exchange Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans be tendered.

(c)            In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.27 and without conflict with Section 2.27(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be determined by the Borrower, the Administrative Agent and the relevant Lenders.

(d)            The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange (other than the Borrower’s reliance on any certificate delivered by a Lender pursuant to Section 2.27(a) above for which such Lender shall bear sole responsibility) and (y) each Lender

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shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act.

SECTION 3.          LETTERS OF CREDIT

3.1	L/C Commitment.

(a)            Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit in U.S. Dollars (the letters of credit issued on and after the Closing Date pursuant to this Section 3, the “Letters of Credit”) under the Revolving Commitments for the account of the Borrower or any Restricted Subsidiary of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Sublimit, (ii) the L/C Obligations would exceed such Lender’s Revolving Commitment or (iii) any Revolving Lender’s Available Revolving Commitment or the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in U.S. Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance or last renewal or extension or such longer period as may be agreed by the applicable Issuing Lender and (y) the date that is five Business Days prior to the Revolving Termination Date (unless cash collateralized or backstopped, in each case in a manner agreed to by the Issuing Lender in its sole discretion); provided that any Letter of Credit with a one-year term may provide for the renewal or extension thereof for additional one-year periods or such longer periods as may be agreed by the applicable Issuing Lender (which shall in no event extend beyond the date referred to in clause (y) above (unless cash collateralized or backstopped, in each case in a manner agreed to by the Issuing Lender in its sole discretion)). Letters of Credit issued hereunder shall constitute utilization of the Revolving Commitments.

(b)            No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would (i) conflict with, or cause such Issuing Lender to exceed any limits imposed by, any applicable Requirement of Law, or if such Requirement of Law would impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and is not otherwise reimbursable to it by the Borrower hereunder and which such Issuing Lender in good faith deems material to it or (ii) violate one or more policies of such Issuing Lender applicable generally to the issuance of letters of credit for the account of similarly situated borrowers.

3.2           Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the relevant Issuing Lender issue a Letter of Credit (or amend, renew or extend an outstanding Letter of Credit) by delivering to such Issuing Lender at its address for notices specified to the Borrower by such Issuing Lender an Application therefor, with a copy to the Administrative Agent, completed to the reasonable satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Upon receipt of any Application, the relevant Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue (or amend, renew or extend, as the case may be) the Letter of Credit requested thereby (but in no event without the consent of the applicable Issuing Lender shall any Issuing Lender be required to issue (or amend, renew or extend, as the case may be) any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit (or such amendment, renewal or extension, as the case may be) to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower. Such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance (or such amendment, renewal or extension, as the case

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may be) thereof. Each Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the relevant Revolving Lenders, notice of the issuance (or such amendment, renewal or extension, as the case may be) of each Letter of Credit issued by it (including the amount thereof).

3.3	Fees and Other Charges.

(a)            The Borrower will pay a fee, in U.S. Dollars, on each outstanding Letter of Credit requested by it, at a per annum rate equal to the Applicable Margin then in effect with respect to Term Benchmark Loans under the Revolving Facility, on the face amount of such Letter of Credit, which fee shall be shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date; provided that, with respect to any Defaulting Lender, such Lender’s ratable share of any letter of credit fee accrued on the aggregate amount available to be drawn on any outstanding Letters of Credit during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Lender’s ratable share of any letter of credit fee shall otherwise have been due and payable by the Borrower prior to such time; provided further that any Defaulting Lender’s ratable share of any letter of credit fee accrued on the aggregate amount available to be drawn on any outstanding Letters of Credit shall accrue for the account of each Non-Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit which has been reallocated to such Non-Defaulting Lender pursuant to Section 3.4(d) and with respect to any L/C Shortfall either (i) if the Borrower has paid to the Administrative Agent, an amount of cash and/or Cash Equivalents equal to the amount of the L/C Shortfall to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent, for the account of the Borrower or (ii) otherwise, for the account of the Issuing Lenders, in each case so long as such Lender shall be a Defaulting Lender. In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee, in U.S. Dollars, on the aggregate face amount of all outstanding Letters of Credit issued by it to the Borrower separately agreed to by the Borrower and such Issuing Lender (but in any event not to exceed 0.125% per annum), payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b)            Issuance Fee. In addition to the foregoing commission, the Borrower shall pay directly to the applicable Issuing Lender, for its own account, an issuance fee with respect to each Letter of Credit issued by such Issuing Lender in such amount as agreed upon between such Issuing Lender and the Borrower. Such issuance fee shall be payable in Dollars quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Termination Date and thereafter on demand of the applicable Issuing Lender.

(c)            In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for fees, costs, charges and expenses agreed by the Borrower and such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit requested by the Borrower. Such customary fees, costs, charges and expenses are due and payable in Dollars on demand and are nonrefundable.

3.4	L/C Participations.

(a)            Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in such Issuing Lender’s obligations and rights under and

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in respect of each Letter of Credit issued by it and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by it for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay, in U.S. Dollars, to the Administrative Agent for the account of such Issuing Lender upon demand an amount equal to such L/C Participant’s Revolving Percentage the amount of such draft, or any part thereof, that is not so reimbursed (“L/C Disbursements”). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against any Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the financial condition of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)            If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of such Issuing Lender within three (3) Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent for the account of the relevant Issuing Lender by such L/C Participant within three (3) Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the relevant Issuing Lender submitted to any relevant L/C Participant with respect to any amounts owing under this Section 3.4 shall be presumptively correct in the absence of demonstrable error. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination.

(c)            Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to the Administrative Agent for the account of such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

(d)            Notwithstanding anything to the contrary contained in this Agreement, in the event an L/C Participant becomes a Defaulting Lender, then such Defaulting Lender’s Revolving Percentage in all outstanding Letters of Credit will automatically be reallocated among the L/C Participants that are Non-Defaulting Lenders pro rata in accordance with each Non-Defaulting Lender’s Revolving Percentage (calculated without regard to the Revolving Commitment of the Defaulting Lender), but only to the extent that such reallocation does not cause the Revolving Extensions of Credit of any Non-Defaulting Lender to

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exceed the Revolving Commitment of such Non-Defaulting Lender. If such reallocation cannot, or can only partially be effected, the Borrower shall, within five (5) Business Days after written notice from the Administrative Agent, pay to the Administrative Agent, an amount of cash and/or Cash Equivalents equal to such Defaulting Lender’s Revolving Percentage (calculated as in effect immediately prior to it becoming a Defaulting Lender) of the L/C Obligations (after giving effect to any partial reallocation pursuant to the first sentence of this Section 3.4(d)) to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent. So long as there is a Defaulting Lender, an Issuing Lender shall not be required to issue any Letter of Credit where the sum of the Non-Defaulting Lenders’ Revolving Percentage, as applicable, of the outstanding Revolving Loans and their participations in Letters of Credit after giving effect to any such requested Letter of Credit would exceed (such excess, the “L/C Shortfall”) the aggregate Revolving Commitments of the Non-Defaulting Lenders, unless the Borrower shall pay to the Administrative Agent, an amount of cash and/or Cash Equivalents equal to the amount of the L/C Shortfall, such cash and/or Cash Equivalents to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(e)            If, on any date, the L/C Obligations would exceed the L/C Sublimit, the Borrower shall promptly pay to the Administrative Agent an amount of cash and/or Cash Equivalents equal to an amount sufficient to cover 105% of the then outstanding L/C Obligations plus accrued and unpaid interest thereon, such cash and/or Cash Equivalents to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

3.5           Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse each Issuing Lender not later than 12:00 noon on (i) the Business Day that the Borrower receives notice of such drawing, if such notice is received by the Borrower prior to 10:00 a.m., or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, for the amount of (a) such draft so paid and (b) any fees, charges or other costs or expenses reasonably incurred by such Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”). Each such payment shall be made to such Issuing Lender at its address for notices specified to the Borrower in U.S. Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at a rate equal to (i) until the second Business Day next succeeding the date of the relevant notice, the rate applicable to ABR Loans under the Revolving Facility and (ii) thereafter, the rate set forth in Section 2.15(d).

3.6           Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee, or any other events or circumstances that, pursuant to applicable law or the applicable customs and practices promulgated by the International Chamber of Commerce, are not within the responsibility of such Issuing Lender, except for errors, omissions, interruptions or delays resulting from the gross negligence or willful misconduct of such Issuing Lender or its employees or agents. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or

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delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors, omissions, interruptions or delays resulting from the gross negligence or willful misconduct of such Issuing Lender or its employees or agents. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower. Notwithstanding anything to the contrary herein, no Issuing Lender shall be responsible to the Borrower for, and such Issuing Lender’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the applicable law or any order of a jurisdiction in which such Issuing Lender or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements or official commentary of the International Chamber of Commerce Banking Commission, the Banker’s Association for Finance and Trade (BAFT) or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such laws or practice rules.

Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, or states that a Restricted Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Lender (whether arising by contract, at law, in equity or otherwise) against such Restricted Subsidiary in respect of such Letter of Credit, the Borrower (a) shall be obligated as a primary obligor to reimburse, or to cause the applicable Restricted Subsidiary to reimburse, the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of the Borrower and (b) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Restricted Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Restricted Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries. To the extent that any Letter of Credit is issued for the account of any Restricted Subsidiary of the Borrower, the Borrower agrees that (i) such Restricted Subsidiary shall have no rights against any Issuing Lender, the Administrative Agent, any Lender or any of their respective Related Parties, (ii) the Borrower shall be responsible for the obligations in respect of such Letter of Credit under this Agreement, any Letter of Credit Documents and any application or reimbursement agreement with respect to such Letter of Credit, (iii) the Borrower shall have the sole right to give instructions and make agreements with respect to this Agreement, such Letter of Credit and any Letter of Credit Documents pertaining thereto and the disposition of any documents related thereto and (iv) the Borrower shall have all powers and rights in respect of any security arising in connection with such Letter of Credit and the transactions related thereto.

3.7           Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of such Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by such Issuing Lender shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8           Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement or any other Loan Document, the provisions of this Agreement or such other Loan Document shall apply.

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3.9           Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Lender and the Borrower when a Letter of Credit is issued, (a) the rules of the ISP shall apply to each standby Letter of Credit, and (b) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

3.10	Resignation of Issuing Lenders.

(a) Any Issuing Lender may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of an Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase the outstanding Letter of Credit. Any resigning Issuing Lender shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its resignation as an Issuing Lender and all L/C Obligations with respect thereto (including the right to require the Revolving Lenders to take such actions as are required under Section 3.4). Without limiting the foregoing, upon the resignation of a Lender as an Issuing Lender hereunder, the Borrower may, or at the request of such resigned Issuing Lender the Borrower shall, use commercially reasonable efforts to, arrange for one or more of the other Issuing Lenders to issue Letters of Credit in the applicable currency hereunder in substitution for the Letters of Credit, if any, issued by such resigned Issuing Lender and outstanding at the time of such resignation, or make other arrangements satisfactory to the resigned Issuing Lender to effectively cause another Issuing Lender to assume the obligations of the resigned Issuing Lender with respect to any such Letters of Credit.

SECTION 4.          REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans, the Borrower and the Company hereby represent and warrant (as to itself and each of its Restricted Subsidiaries) to the Agents and each Lender, which representations and warranties shall be deemed made on the Closing Date:

4.1           Financial Condition. The Original Financial Statements present fairly in all material respects the financial condition of the Company and its Restricted Subsidiaries, as at such date, and the results of, their operations, their cash flows and their changes in stockholders’ equity for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto and year end adjustments, have been prepared in accordance with the Applicable Accounting Standards (except as otherwise noted therein).

4.2           No Change. Since the Closing Date, there has been no event, development or circumstance that has or would reasonably be expected to have a Material Adverse Effect.

4.3           Existence; Compliance with Law. Except as set forth in Schedule 4.3, the Company and its Restricted Subsidiaries (other than any Immaterial Subsidiaries) (a) (i) is duly organized (or incorporated), validly existing and in good standing (or, only where applicable, the equivalent status in any foreign jurisdiction) under the laws of the jurisdiction of its organization or incorporation, except in each case (other than with respect to the Borrower), to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) has the corporate or organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (iii) is duly qualified as a foreign corporation or limited liability company

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and in good standing (where such concept is relevant) under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except, in each case, to the extent that the failure to be so qualified or in good standing (where such concept is relevant) would not have a Material Adverse Effect and (b) is in compliance with all Requirements of Law except to the extent that any such failure to comply therewith would not have a Material Adverse Effect.

4.4	Corporate Power; Authorization; Enforceable Obligations.

(a)            Each Loan Party has the corporate power and authority to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow or have Letters of Credit issued hereunder, except in each case (other than with respect to the Borrower), to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement, except in each case (other than with respect to the Borrower), to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)            No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the extensions of credit hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents (subject to the Legal Reservations and the Perfection Requirements), except for (v) any filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties or any Restricted Subsidiary in favor of the Security Agent as required under the applicable Security Documents and payment of associated fees or stamp duties, (w) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (x) those approvals, consents, exemptions, authorizations or other actions, notices or filings set out in the Security Documents and (y) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

(c)            Each Loan Document has been duly executed and delivered on behalf of each Loan Party (subject to the Legal Reservations and the Perfection Requirements) that is party thereto. Subject to the Legal Reservations and the Perfection Requirements, this Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing.

4.5           No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents by the Loan Parties thereto, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not (a) violate the organizational or governing documents of (i) the Borrower or (ii) except as would not reasonably be expected to have a Material Adverse Effect, any other Loan Party, (b) except as would not reasonably be expected to have a Material Adverse Effect, violate any Requirement of Law binding on the Company or any of its Restricted Subsidiaries or any Contractual Obligation of the Company or any of its Restricted Subsidiaries or (c) except as would not have a Material Adverse Effect, result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens permitted by Section 7.3).

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4.6           No Material Litigation. Except as set forth in Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened against the Company or any of its Restricted Subsidiaries or against any of their Properties which, taken as a whole, would reasonably be expected to have a Material Adverse Effect.

4.7           Ownership of Property; Liens. Except as set forth in Schedule 4.7A, each of the Company and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its Real Property, and good title to, or a valid leasehold interest in, all its other Property (other than Intellectual Property, which is addressed separately in Section 4.8), in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and none of such Property is subject to any Lien except as permitted by the Loan Documents. Schedule 4.7B lists all Material Real Property which is owned by any Loan Party that is a U.S. Subsidiary as of the Closing Date.

4.8           Intellectual Property. Each of the Company and its Restricted Subsidiaries owns, or has a valid license to use, all Intellectual Property necessary for the conduct of its business as currently conducted, free and clear of all Liens except as permitted by the Loan Documents, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. No holding, injunction, decision or judgment has been rendered by any Governmental Authority against the Company or any Restricted Subsidiary and neither the Company nor any of its Restricted Subsidiaries has entered into any settlement stipulation or other agreement (except non-exclusive license agreements in the ordinary course of business) which would limit, cancel or question the validity or enforceability of the Company or any Restricted Subsidiaries’ rights in, any Intellectual Property in any respect that would reasonably be expected to have a Material Adverse Effect. No claim has been asserted or threatened or is pending by any Person challenging or questioning the use or ownership by the Company or its Restricted Subsidiaries of any Intellectual Property used or owned by the Company or any of its Restricted Subsidiaries or the validity or enforceability of any Intellectual Property, except as would not reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by the Company and its Restricted Subsidiaries and the operation of their businesses does not infringe on, misappropriate or otherwise violate the rights of any Person in a manner that would reasonably be expected to have a Material Adverse Effect. The Company and its Restricted Subsidiaries take all reasonable actions that in the exercise of their reasonable business judgment should be taken to protect and maintain their ownership of, and the validity and enforceability of, all Intellectual Property, including Intellectual Property that is confidential in nature, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.9           Taxes. Each of the Company and its Restricted Subsidiaries (i) has filed or caused to be filed all federal, state, provincial and other tax returns that are required to be filed, and (ii) has paid all Taxes shown to be due and payable on said returns and all other Taxes, fees or other similar charges imposed on it or any of its Property by any Governmental Authority (other than any amounts the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with the Applicable Accounting Standards have been provided on the books of the Company or such Restricted Subsidiary, as the case may be), except in each case of (i) and (ii), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.10         Insurance. The properties of the Company and each of its Restricted Subsidiaries are insured with insurance companies which the Company reasonably believes are financially sound and reputable and which are not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Restricted Subsidiary operates.

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4.11	ERISA.

(a)            Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect: (i) neither a Reportable Event nor a failure to meet the minimum funding standards (within the meaning of Section 412(a) of the Code or Section 302(a)(2) of ERISA) has occurred during the five-year period prior to the date on which this representation is made or is reasonably expected to occur with respect to any Single Employer Plan, and each Single Employer Plan has complied with the applicable provisions of ERISA and the Code; (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen on the assets of the Borrower, any of its Subsidiaries or any Commonly Controlled Entity, during such five-year period, nor is any such termination or Lien reasonably expected to occur or arise; the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits; (iii) none of the Borrower, any of its Subsidiaries or any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA; (iv) none of the Borrower, any of its Subsidiaries or any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or such Subsidiary or Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made; (v) no Multiemployer Plan is Insolvent; (vi) there has not been a withdrawal by the Borrower, any of its Subsidiaries or any Commonly Controlled Entities from a Single Employer Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination of a Single Employer Plan under Section 4062(e) of ERISA; and (vii) there has not been a filing under Section 4041(c) of ERISA of a notice of intent to terminate a Single Employer Plan, the treatment of a Single Employer Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Single Employer Plan or Multiemployer Plan.

(b)            The Borrower and its Subsidiaries have not incurred, and do not reasonably expect to incur, any liability under ERISA or the Code with respect to any plan within the meaning of Section 3(3) of ERISA which is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is maintained by a Commonly Controlled Entity (other than the Borrower and its Subsidiaries) (a “Commonly Controlled Plan”) merely by virtue of being treated as a single employer under Title IV of ERISA with the sponsor of such plan that would reasonably be likely to have a Material Adverse Effect and result in a direct obligation of the Borrower or any of its Subsidiaries to pay money.

(c)            Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, no Non-U.S. Plan Event has occurred or is reasonably expected to occur.

4.12         Investment Company Act. No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940.

4.13	Subsidiaries.

(a)            The Subsidiaries listed on Schedule 4.13 constitute all the Subsidiaries of the Company at the Closing Date. Schedule 4.13 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and the designation of such Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary.

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(b)            As of the Closing Date, except as set forth on Schedule 4.13, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to officers, employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Company or any of its Restricted Subsidiaries.

4.14         Environmental Matters. Other than exceptions to any of the following that would not reasonably be expected to have a Material Adverse Effect, none of the Company or any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law for the operation of the Business; (ii) has used, Released, treated, stored, transported or disposed of Materials of Environmental Concern at or from any currently or formerly owned, leased or operated real property or facility, or Released Materials of Environmental Concern at any other location in a quantity or manner that has resulted in, or would reasonably be expected to result in the Company or any of its Restricted Subsidiaries becoming obligated to conduct any investigation, remediation or other corrective actions; (iii) has become subject to any pending or threatened Environmental Liability or has become aware of any facts, circumstances or conditions that are reasonably likely to form the basis of an Environmental Liability or (iv) has retained or assumed, by contract or operation of law, any material Environmental Liabilities of any other Person.

4.15         Accuracy of Information, etc. As of the Closing Date, no statement or information (excluding the projections and pro forma financial information referred to below) contained in this Agreement, any other Loan Document or any certificate furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading. As of the Closing Date, the projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made, in light of the circumstances under which they were made, it being recognized by the Agents and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.16	Security Documents.

Subject to the Legal Reservations and the Perfection Requirements, each Security Document delivered pursuant to this Agreement will, upon execution and delivery thereof, be effective to create (to the extent described therein and, in the case of any Non-U.S. Loan Party, subject to the Agreed Security Principles) in favor of the Security Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, winding-up, insolvency, fraudulent conveyance, reorganization (by way of voluntary arrangement, schemes of arrangements or otherwise), moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and subject to Legal Reservations and the Perfection Requirements and (a) when financing statements and other filings in appropriate form are filed or registered, as applicable, in the offices of the Secretary of State (or a comparable office in any applicable non-U.S. jurisdiction) of each Loan Party’s jurisdiction of organization or formation (if applicable) and other applicable Perfection Requirements are completed and (b) upon the taking of possession or control by the Security Agent of such Collateral with respect to which a security interest may be perfected or created only by possession or control (which possession or control shall be given to the Security Agent to the extent possession or control by the Security

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Agent is required by the applicable Security Document) the Liens created by the Security Documents shall constitute fully perfected or created first priority Liens so far as possible under relevant law on, and security interests in (to the extent intended to be created thereby and required to be perfected under the Loan Documents and, in each case, in the case of any Non-U.S. Loan Party, subject to the Agreed Security Principles), all right, title and interest of the grantors in such Collateral in each case free and clear of any Liens other than Liens permitted hereunder (other than such Collateral in which a security interest cannot be perfected under the Uniform Commercial Code or applicable law in other jurisdictions as in effect at the relevant time in the relevant jurisdiction or by possession or control).

Notwithstanding anything herein (including this Section 4.16) or in any other Loan Document to the contrary, neither the Company nor any other Loan Party makes any representation or warranty as to the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required under this Agreement.

4.17         Solvency. As of the Closing Date, the Company and its Restricted Subsidiaries are (on a consolidated basis), and after giving effect to the Transactions will be, Solvent.

4.18         Sanctions & Anti-Corruption Laws. The Company, its Restricted Subsidiaries, their respective directors, officers, and, to the knowledge of the Company, their employees and agents that act on their behalf, are in compliance in all material respects with applicable Sanctions and the USA Patriot Act, to the extent applicable. None of the Company and its Restricted Subsidiaries, and their respective directors, officers, and, to the knowledge of the Company, employees and agents that act on their behalf, is a Sanctioned Person. In the past five (5) years, the Company and its Restricted Subsidiaries, and their respective directors, officers, and, to the knowledge of the Company, their employees and agents that act on their behalf, have not violated Anti-Corruption Laws in any material respect. The Company will not, and the Company shall undertake reasonable efforts to procure that its Subsidiaries and its or their respective directors, officers, employees and agents that act on their behalf shall not use the proceeds of the Loan (a) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except as not in violation of Sanctions, (b) in any other manner that would result in the violation of any Sanctions by any party to this Agreement, or (c) in violation of applicable Anti-Corruption Laws.

4.19	EEA Financial Institution. No Loan Party is an EEA Financial Institution.

4.20         Margin Regulations. None of the proceeds of any of the Loans will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” (with the respective meanings of each of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect) in violation of such Regulation U or for any other purpose that violates the provisions of the Regulation U. Neither the Company nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”

4.21         Labor Matters. Except as would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect, there are no strikes or other labor disputes against the Company or other Restricted Subsidiaries pending or, to the knowledge of the Company, overtly threatened in writing and hours worked by and payment based on hours worked to employees of each of the Company or the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Requirement of Law dealing with wage and hour matters.

4.22         Use of Proceeds. The Borrower will use the proceeds of the Loans and the Letters of Credits issued hereunder for the purposes set forth in Section 6.10.

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4.23         Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

SECTION 5.          CONDITIONS PRECEDENT

5.1           Conditions to Effectiveness. The effectiveness of this Agreement and the establishment of the Commitments hereunder are subject to the satisfaction (or waiver) prior to or substantially concurrently with the Closing Date, of the following conditions precedent:

(a)            Credit Agreement; Intercreditor Agreement; Guaranty and Security Agreements. The Administrative Agent shall have received on or prior to the date hereof (i) this Agreement, executed and delivered by the Borrower and the Company, (ii) the Guaranty executed and delivered by the Borrower, the Company and each Guarantor, (iii) an accession to the Intercreditor Agreement executed and delivered by the Security Agent and the Administrative Agent as a Senior Agent (as defined in the Intercreditor Agreement) on behalf of itself and each of the Lenders pursuant to Clause 21.10 of the Intercreditor Agreement and (iv) the Security Documents set forth on Schedule 1.1B executed and delivered by the Loan Parties party thereto;

(b)            Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”), in each case on and as of such date as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”) as of such earlier date;

(c)            [Reserved]

(d)            Fees. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, in each case to the extent invoiced in reasonable detail at least five (5) Business Days prior to the Closing Date, including reimbursement or payment of all reasonable and documented out-of-pocket expenses (including the reasonable fees, charges and disbursements of Milbank LLP, counsel to the Agents) required to reimbursed or paid by the Borrower hereunder or under any other Loan Document;

(e)            Legal Opinions. The Administrative Agent shall have received a customary executed legal opinion of (i) the Borrower’s counsel in relation to the capacity and authority of the U.S. Loan Parties and in relation to the enforceability of any Loan Documents governed by the State of New York, (ii) the Borrower’s counsel in relation to the capacity and authority of the Company and (iii) the Administrative Agent’s counsel in relation to the enforceability of the Loan Documents governed by English law;

(f)             Closing Certificate. The Administrative Agent shall have received a certificate of the Borrower and each of the other Loan Parties substantially in the form of Exhibit L, with appropriate insertions and attachments;

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(g)            USA Patriot Act; Beneficial Ownership Certification. The Lead Arrangers shall have received from the Borrower and each of the Loan Parties at least three Business Days prior to the Closing Date documentation and other information requested by any Lender no less than 10 Business Days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower;

(h)            Pledged Stock; Stock Powers. In the case of any pledge of stock of any Loan Party organized in the United States that is the Borrower or a Restricted Subsidiary of the Borrower whose Capital Stock constitute Collateral, delivery to the Security Agent of any applicable stock certificates with customary stock powers executed in blank;

(i)             Solvency Certificate. The Administrative Agent shall have received (i) a certificate of registration (certificato di vigenza) issued by the competent Italian Companies’ Register (Registro delle Imprese) in respect of the Company, and (ii) a solvency certificate signed by the chief financial officer, chief accounting officer, treasurer or other officer with equivalent duties of the Company, substantially in the form of Exhibit M.

(j)             Historical Financial Statements. The Lead Arrangers shall have received (A) the audited combined balance sheet and related combined statements of comprehensive income (loss), cash flow and changes in equity (in each case, or the equivalent) of AOL Holdco II (as defined in the AOL Acquisition Agreement) and its Subsidiaries (as defined in the AOL Acquisition Agreement) for the years ended December 31, 2023 and December 31, 2024 and for any additional fiscal year ended at least 105 days prior to the Closing Date, (B) the combined balance sheet and related combined statements of comprehensive income (loss), cash flows and changes in equity (in each case, or the equivalent) of AOL Holdco II and its Subsidiaries for each of its fiscal quarters ended after December 31, 2024 and at least 60 days prior to the Closing Date (but excluding the fourth quarter of any fiscal year) and (C) each of the financial statements required to be delivered pursuant to Section 6.1 of the Existing Term Loan Credit Agreement to the extent the required delivery date for such financial statements is on or prior to the Closing Date.

(k)            New Debt Financing Designation Certificate. The Security Agent shall have received a New Debt Financing Designation Certificate (as defined in the Intercreditor Agreement) duly executed and delivered by the Company designating this Agreement as a Senior Facility (as defined in the Intercreditor Agreement).

(l)             Permitted Alternative Debt Notice. The Security Agent shall have received a Permitted Alternative Debt Notice (as defined in the Pro Rata Facilities Agreement) duly executed and delivered by the Company designating the Obligations incurred hereunder as Permitted Alternative Debt (as defined in the Pro Rata Facilities Agreement).

(m)            AOL Acquisition. The AOL Acquisition shall have been consummated, or substantially simultaneously with the establishment of the Commitments shall be consummated, in all material respects in accordance with the terms of the applicable AOL Acquisition Agreement.

(n)            Company Material Adverse Effect. Since December 31, 2024, there shall not have occurred a Material Adverse Effect.

(o)            No Default or Event of Default. Immediately after giving effect to the establishment of the Commitments, no Default or Event of Default shall have occurred and be continuing.

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(p)            Equity Contribution. Prior to, or substantially concurrently with, the Closing Date, the Company shall have received a cash investment in the Company in an amount equal to not less than $250,000,000.

(q)            AOL Refinancing. Prior to, or substantially concurrently with, the Closing Date, the AOL Refinancing shall have been consummated.

(r)             Officer’s Certificate. The Administrative Agent shall have received (x) a certificate of each of the Loan Parties party hereto dated as of or about the Closing Date (i) certifying that each copy document relating to it specified in Sections 5.1(s) and (t) herein is correct and complete, and that such copy document is in full force and effect and has not been amended or superseded as at a date no earlier than the Closing Date and (ii) containing a specimen of the signature of each person authorized by the resolutions referred to in paragraph (t) below in relation to this Agreement and related documents and (y) a good standing (or equivalent) certificate for such Loan Party from the relevant authority of its jurisdiction of organization (if applicable), dated as of a recent date.

(s)            Organizational Documents. The Administrative Agent shall have received copies (certified in accordance with paragraph (r) above) of the Organizational Documents of the Loan Parties party hereto.

(t)             Resolutions. Solely to the extent required by applicable Law or any applicable Organizational Document, the Administrative Agent shall have received copies of resolutions (certified in accordance with clause (r) above) from each of the Loan Parties party hereto duly authorizing the terms of, and the transactions contemplated by, this Agreement and the other Loan Documents to which such Loan Party, as applicable, is a party.

There are no conditions, implied or otherwise, to the effectiveness of this Agreement and the establishment of the Commitments hereunder other than as set forth in the preceding clauses (a) through (t) and upon satisfaction or waiver by the Administrative Agent of such conditions the Agreement will be effective and the Commitments will have been established.

5.2           Conditions to Each Revolving Loan Extension of Credit. The agreement of each Lender to make any Revolving Loan or to issue or participate in any Letter of Credit hereunder (including on the Closing Date) on any date is subject to the satisfaction (or waiver) of the following conditions precedent:

(a)            Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”), in each case on and as of such date as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”) as of such earlier date.

(b)            No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)            Notice. The Administrative Agent and, if applicable, the applicable Issuing Lender shall have received a Borrowing Notice, request for a Letter of Credit, as applicable, in accordance with the requirements hereof.

Each borrowing of a Revolving Loan by and issuance, extension or renewal of a Letter of Credit on behalf of the Borrower hereunder after the Closing Date shall constitute a representation and warranty

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by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

5.3           Conditions to Tranche A Term Loan Borrowings. The agreement of each Lender to make any Tranche A Term Loan on any Tranche A Term Loan Borrowing Date (including on the Closing Date) is subject to the satisfaction (or waiver) of the following conditions precedent:

(a)            Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”), in each case on and as of such date as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”) as of such earlier date.

(b)            No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)            Notice. The Administrative Agent shall have received a Borrowing Notice in accordance with the requirements hereof.

(d)            No Material Adverse Effect. Since December 31, 2024, there shall not have occurred a Material Adverse Effect.

(e)            Fees. To the extent invoiced in reasonable detail at least five business days prior to the applicable Tranche A Term Loan Borrowing Date, all costs, fees, and reasonable out-of-pocket expenses (including, without limitation, legal fees and expenses) required to be paid pursuant to the terms hereof, payable to the Administrative Agent (and counsel thereof) and the Lenders on such date shall have been paid to the extent due.

SECTION 6.          AFFIRMATIVE COVENANTS

The Company (on behalf of itself and each of the Restricted Subsidiaries) hereby agrees that so long as the Commitments remain in effect, any Letter of Credit remains outstanding (that has not been cash collateralized or backstopped, in each case on terms agreed to by the Borrower and the applicable Issuing Lender) or any Loan or other amount is owing to any Lender or any Agent hereunder (other than contingent or indemnification obligations not then due), from and after the Closing Date the Company shall, and shall cause (except in the case of the covenants set forth in Section 6.1, Section 6.2 and Section 6.8) each of the Restricted Subsidiaries to:

6.1           Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (which may be delivered via posting on SyndTrak, IntraLinks or another similar electronic platform):

(a)            within 120 days following the end of each fiscal year (commencing with the fiscal year ended December 31, 2025), a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year in accordance with Applicable Accounting Standards, setting forth, in comparative form the figures as of the end of and for the previous year, which consolidated balance sheet and related statements of income and cash flows will be audited by independent public accountants of recognized national standing, or such other accountants as are reasonably acceptable to the Administrative Agent, and accompanied by an opinion of such accountants (which opinion shall not be subject to any “going concern” statement, explanatory note or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from (i) an

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upcoming maturity date of Indebtedness occurring within one year from the time such opinion is delivered or (ii) anticipated or actual financial covenant non-compliance)); and

(b)            within 75 days following the end of the first fiscal quarter ending after the Closing Date (commencing with the fiscal quarter ended March 31, 2026 and excluding the fourth fiscal quarter of any fiscal year), and, thereafter, within 60 days following the end of each of the first three fiscal quarters of each fiscal year, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth, in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as fairly presenting in all material respects the financial condition of the Company and its consolidated Subsidiaries in accordance with Applicable Accounting Standards (subject to normal year end audit adjustments and the lack of notes); all such financial statements to be prepared in reasonable detail applied consistently throughout the periods reflected therein and with prior periods (except as disclosed therein and except in the case of the financial statements referred to in clause (a), for customary year-end adjustments and the absence of footnotes).

Anything to the contrary notwithstanding, the obligations in clauses (a) and (b) of this Section 6.1 may be satisfied (i) with respect to financial information of the Company by furnishing the applicable financial statements of Topco or any direct or indirect parent of the Company that directly or indirectly holds the Capital Stock of the Company and (ii) by furnishing the applicable financial statements in, as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC or any equivalent filings with an equivalent Governmental Authority; provided, that at all times following the consummation of a Qualified IPO, solely if and to the extent that the applicable deadline required by the SEC (or equivalent Governmental Authority) for delivery of the Form 10-K or 10-Q, as applicable, of the Company or such direct or indirect parent of the Company, as applicable, for any period are later than the applicable deadlines for delivery set forth in Sections 6.1(a) and 6.1(b) for such period, such deadlines set forth in Sections 6.1(a) and 6.1(b) shall automatically be deemed replaced with such later deadlines as required by the SEC (or equivalent Governmental Authority), including any extensions granted thereby (without any further action or consent of any party to this Agreement) provided, that, with respect to each of clauses (i) and (ii), to the extent (x) such financial statements relate to Topco or any direct or indirect parent of the Company that directly or indirectly holds the Capital Stock of the Company and (y) either (1) Topco or any direct or indirect parent of the Company that directly or indirectly holds the Capital Stock of the Company, as applicable, has any material third party Indebtedness and/or material operations (as determined by the Borrower in good faith and other than any operations that are attributable solely to such parent’s ownership of the Company and its subsidiaries) or (2) there are material differences (in the good faith determination of the Borrower) between the financial statements of Topco or any direct or indirect parent of the Company that directly or indirectly holds the Capital Stock of the Company and its consolidated subsidiaries, on the one hand, and the Company and its consolidated subsidiaries, on the other hand (other than any such difference relating to shareholders’ equity), such financial statements or Form 10-K or Form 10-Q, as applicable, shall be accompanied by unaudited consolidating information that summarizes in reasonable detail the differences between the information relating to Topco or any such direct or indirect parent of the Company that directly or indirectly holds the Capital Stock of the Company, as applicable, and its consolidated subsidiaries, on the one hand, and the information relating to the Company and its consolidated subsidiaries on a consolidated stand-alone basis, on the other hand (other than any such difference relating to shareholders’ equity). Documents required to be delivered pursuant to this Section 6.1 may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and if so posted, shall be deemed to have been delivered on the date on which such documents are posted on the Company’s behalf on SyndTrak, IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the

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Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.2           Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender, or, in the case of clause (d), to the relevant Lender:

(a)            concurrently with the delivery of any financial statements pursuant to Section 6.1(a) and Section 6.1(b), (i) a Compliance Certificate of a Responsible Officer on behalf of the Company stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default that has occurred and is continuing except as specified in such certificate and setting forth computations in reasonable detail demonstrating compliance with the Financial Covenant, (ii) at least twice per fiscal year, a management and discussion analysis report, in reasonable detail signed by a Responsible Officer, describing the operations and financial conditions of the Company and its Subsidiaries on a consolidated basis for such fiscal quarter or fiscal year, (iii) to the extent not previously disclosed to the Administrative Agent, (A) a description of any new Subsidiary and of any change in the name or jurisdiction of organization of any Loan Party and (B) with respect to any Compliance Certificate accompanying the financial statements for the fiscal year, a listing of Collateral consisting of U.S. patents and patent applications, U.S. registered trademarks and trademark applications (in the case of intent-to-use trademark applications, only such applications for which a “statement of use” or an “amendment to allege use” has been filed and accepted by the United States Patent and Trademark Office), U.S. registered copyrights, and exclusive licenses to U.S. registered copyrights, owned by a U.S Loan Party that were filed or otherwise acquired, in each case since the date of the most recent list delivered pursuant to this clause (or, in the case of the first such list so delivered, since the date the U.S. Collateral Agreement was entered) and prior to the last date of the fiscal period for which such Compliance Certificate is being delivered and (iv) the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements;

(b)            within 150 days following the fiscal year ended December 31, 2025 and thereafter within 120 days following the end of each fiscal year thereafter, a consolidated annual budget for the following fiscal year in the form customarily prepared by the Company (collectively, the “Annual Operating Budget”);

(c)            promptly after the same are filed, copies of all financial statements and reports that the Company may make to, or file with, the SEC, in each case to the extent not already provided pursuant to Section 6.1 or any other clause of this Section 6.2; and

(d)            promptly, such additional financial and other information regarding the Company or any Restricted Subsidiary as the Administrative Agent (for its own account or upon the request from any Lender) may from time to time reasonably request.

Notwithstanding anything to the contrary in this Section 6.2, (a) none of the Company or any of its Restricted Subsidiaries will be required to disclose any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) constitutes classified information and (b) unless such material is identified in writing by the Company as “Public” information, the Administrative Agent shall deliver such information only to “private-side” Lenders (i.e., Lenders that have affirmatively requested to receive information other than Public Information). Documents required to be delivered pursuant to this Section 6.2 may be delivered by posting such documents electronically with notice of such posting to the

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Administrative Agent and if so posted, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website or (ii) on which such documents are posted on the Company’s behalf on SyndTrak, IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.3           Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Taxes, governmental assessments and governmental charges, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves required in conformity with the Applicable Accounting Standards with respect thereto have been provided on the books of the Company or its Restricted Subsidiaries, as the case may be, or (b) to the extent that failure to pay or satisfy such obligations would not reasonably be expected to have a Material Adverse Effect.

6.4           Conduct of Business and Maintenance of Existence, etc.; Compliance. (a) Preserve, renew and keep in full force and effect its corporate or other existence and take all reasonable action to maintain all rights, permits, licenses, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 or except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.5           Environmental Matters. (a) Comply, and cause all lessees and other Persons operating or occupying its properties to comply, with applicable Environmental Laws; (b) obtain, renew and comply with all permits, licenses or approvals required or necessary for its operations and properties pursuant to Environmental Laws; (c) conduct any investigation, study, sampling and testing, and undertake any cleanup, response or other corrective action necessary, to address any Releases of Materials of Environmental Concern at, on, under or emanating from any property owned, leased or operated by it in accordance with the requirements of Environmental Laws; and (d) make an appropriate response to any investigation, notice, demand, claim, suit or other proceeding asserting Environmental Liability against the Company or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder, except in the case of each of clauses (a) through (d), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.6	Maintenance of Property; Insurance.

(a)            Keep all Property useful and necessary in its business in reasonably good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)            Take all reasonable and necessary steps, including in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the United States Intellectual Property owned by the U.S. Loan Parties, including filing of applications for renewal, affidavits of use and affidavits of incontestability, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c)            Maintain insurance with financially sound and reputable insurance companies on all its material Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business. The Borrower shall use its commercially reasonable efforts to ensure that all material insurance policies of U.S. Loan Parties shall, to the extent customary (but in any event, not including business interruption insurance and

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personal injury insurance) solely with respect to insurance policies of a U.S. Loan Party (i) provide that no cancellation thereof shall be effective until at least 10 days after receipt by the Security Agent of written notice thereof and (ii) name the Security Agent as insured party or loss payee.

6.7           Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in a manner to allow financial statements to be prepared in conformity with the Applicable Accounting Standards, (b) permit any Persons designated by the Administrative Agent to visit and inspect the financial records and the properties of the Company or any Restricted Subsidiary at reasonable times, upon reasonable prior notice to the Company, and as often as reasonably requested, to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent, upon reasonable prior notice to the Company to discuss the affairs, finances and condition of the Company or any Restricted Subsidiary with the officers thereof and independent accountants therefor (subject to such accountant’s policies and procedures); provided that the Administrative Agent may not exercise such rights more often than one time during any calendar year unless an Event of Default is continuing; and provided, further, that when an Event of Default is continuing, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and upon reasonable advance notice. Notwithstanding anything to the contrary in this Section 6.7, none of the Company or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) constitutes classified information.

6.8           Notices. Promptly upon a Responsible Officer of the Company obtaining knowledge thereof, give notice to the Administrative Agent (for delivery to each Lender) of:

(a)            the occurrence of any Default or Event of Default;

(b)            any litigation, investigation or proceeding which may exist at any time between the Company or any of its Restricted Subsidiaries and any other Person, that in either case, would reasonably be expected to have a Material Adverse Effect; and

(c)            any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.8 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company or the relevant Restricted Subsidiary proposes to take with respect thereto.

6.9	Additional Collateral, etc.

(a)	The Company shall procure that, subject to the Agreed Security Principles and this Section 6.9:

(i)	on the date which is one hundred and fifty (150) days after the Closing Date; and

(ii)	thereafter, on each date falling one hundred and fifty (150) days after the date on which the financial statements are delivered to the Agent in accordance with Section 6.1(a),

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sufficient members of the Group have acceded as Additional Guarantors and have granted Collateral to ensure that the aggregate of the unconsolidated earnings before interest, tax, depreciation and amortization (calculated on the same basis as Consolidated EBITDA) of the Guarantors is not less than 80% of Consolidated EBITDA of the Group (the “Guarantor Coverage Test”), calculated by reference to:

(A)	(in respect of sub-paragraph (a)(i) above) the Original Financial Statements (or, at the option of the Company, by reference to the most recent financial statements delivered under Section 6.1(a)); and

(B)	(in respect of sub-paragraph (a)(ii) above) the then most recent financial statements delivered under Section 6.1(a),

except that in each case the earnings before interest, tax, depreciation and amortisation of a Guarantor will, if less than zero, be treated as zero for the purposes of such calculation, and provided that:

(1)	where any member of the Group is not required to be a Guarantor pursuant to the Agreed Security Principles (including, for the avoidance of doubt, any member of the Group incorporated in an Excluded Jurisdiction and any member of the Group who is an Excluded Subsidiary or is otherwise unable or not required to grant a guarantee and security in accordance with the Agreed Security Principles), if elected by the Company, its earnings before interest, tax, depreciation and amortization shall not be included in the calculation of EBITDA of the Group for the purpose of calculating compliance with this paragraph;

(2)	the EBITDA of any member of the Group whose equity capital constitutes Collateral shall be taken into account for the purposes of the numerator in the Guarantor Coverage Test; provided that the Loan Parties shall account for no less than 55% of Consolidated EBITDA of the Group.

(b)	Subject to the Agreed Security Principles, the Company shall procure that:

(i)	each member of the Group which is a Material Subsidiary (other than any Excluded Subsidiary) by reference to the Original Financial Statements (or, at the option of the Company, by reference to the most recent financial statements delivered under Section 6.1(a)) accedes as an Additional Guarantor and grants Collateral within the date which is one hundred and fifty (150) days after the Closing Date (or such later date as reasonably agreed to by the Administrative Agent); and

(ii)	thereafter, any company which becomes a Material Subsidiary (other than any Excluded Subsidiary) (by reference to the most recent financial statements delivered under Section 6.1(a)) becomes a Guarantor and grants Collateral within the date falling one hundred and fifty (150) days after the date on which the financial statement delivered pursuant to Section 6.1(a) are delivered to the Administrative Agent (or such later date as reasonably agreed to by the Administrative Agent), provided that, in each case, no share pledge or other Collateral will be granted over or in respect of any member of the Group that is a Material Subsidiary solely by virtue of paragraph (b) of the definition of “Material Subsidiary”.

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(c)	The Company shall, subject to the Agreed Security Principles, at any time and from time to time, promptly execute and deliver any and all instruments and documents and take all such other action as the Administrative Agent in its reasonable judgment may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, Security Documents and security agreements, other than with respect to any Excluded Subsidiary or, in the case of any U.S. Loan Party, any Excluded Collateral.

(d)	Promptly upon request by the Administrative Agent, or the Security Agent or any Lender through the Administrative Agent, and subject to the limitations described in clause (a) above, the Perfection Exceptions and the Agreed Security Principles, (i) correct any material defect or error that may be discovered in any Loan Document or other document or instrument relating to any Collateral or in the execution, acknowledgment, filing or recordation thereof and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or the Security Agent or any Lender through the Administrative Agent, may reasonably require from time to time in order to grant, preserve, protect and continue the validity, perfection and priority of the security interests created or intended to be created by the Security Documents (except with respect to an Excluded Subsidiary or, in the case of any U.S. Loan Party, any Excluded Collateral).

(e)	Notwithstanding anything to the contrary in this Agreement or any Loan Document to the contrary, any requirements under this Agreement and the other Loan Documents shall be subject to the Perfection Exceptions and the Agreed Security Principles.

(f)	Subject to the Agreed Security Principles, within one hundred and twenty (120) days (or such later date as reasonably agreed to by the Security Agent) from the acquisition of any Material Real Property (other than real property constituting Excluded Collateral) by or upon the formation of any Person that becomes a U.S. Loan Party or is merged into a U.S. Loan Party that owns any Material Real Property (other than real property constituting Excluded Collateral), Borrower will, or will cause the applicable U.S. Loan Party to, duly execute and deliver, to the Security Agent one or more Mortgages as specified by and in form and substance reasonably satisfactory to the Security Agent, securing payment of all the Obligations (provided, that to the extent any Mortgaged Property is located in a jurisdiction which imposes non-de minimis mortgage recording taxes, intangibles tax, documentary tax or similar recording fees or taxes, no such Mortgage shall be required) of the applicable U.S. Loan Party under the Loan Documents and establishing Liens on all such properties or property.

6.10         Use of Proceeds. The proceeds of the Tranche A Term Loans shall be used solely (a) to finance all or a portion of the AOL Acquisition, replenish cash and/or repay Indebtedness used to finance the AOL Acquisition and/or the Vimeo Acquisition, to pay original issue discount and/or upfront fees payable on any Tranche A Term Loan Borrowing Date, and/or to pay fees, costs and expenses incurred in connection with any of the foregoing (or to repay loans under any revolving credit facility of the Company or its Restricted Subsidiaries), (b) to consummate the AOL Refinancing and (c) to pay fees, costs and expenses incurred in connection with the foregoing. The proceeds of the Revolving Loans and the Letters of Credit shall be used for general corporate purposes, including to finance Permitted Acquisitions and any other transaction not prohibited by this Agreement.

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6.11         Post Closing. The Company shall, and shall cause each of its Restricted Subsidiaries to, satisfy the requirements set forth on Schedule 6.11 on or before the date set forth opposite such requirement or such later date as consented to by the Administrative Agent in its reasonable discretion. All representations and warranties, covenants, conditions and other agreements contained in this Agreement and the other Loan Documents will be deemed modified such that no inaccuracy or breach thereof shall arise in respect of the matters set forth on Schedule 6.11 prior to the time by which such actions are required to be taken (and to permit the taking of the actions described on Schedule 6.11 within the time periods specified thereon, rather than as elsewhere provided in the Loan Documents).

6.12         Changes in Jurisdiction of Organization, Name. In the case of any U.S. Loan Party, upon any change of its name or change of its jurisdiction of organization, such U.S. Loan Party shall deliver prompt (and in any event no later than 45 days following such change or such longer period as the Administrative Agent may agree in its reasonable discretion) written notice to the Security Agent and deliver to the Security Agent all additional executed financing statements, financing change statements and other documents reasonably requested by the Security Agent to maintain the validity, perfection and priority of the security interests provided for in the Security Documents.

6.13         Anti-Corruption Laws; Sanctions. (a) The Company and its Subsidiaries have implemented and shall maintain in effect policies and procedures designed to ensure compliance with Sanctions and Anti-Corruption Laws and (b) the Company and its Restricted Subsidiaries shall not use the proceeds of the Loan (i) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country in any manner that would result in the violation of any applicable Sanctions, (ii) in any other manner that would result in the violation of any Sanctions by any party to this Agreement or (iii) in any manner that would result in a violation of applicable Anti-Corruption Laws.

6.14	[Reserved].

6.15         Transactions with Affiliates. Not enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Company or any Restricted Subsidiary) unless such transaction is upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary (as determined by the Company in good faith), as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may (i) enter into any transaction with an Affiliate that is permitted by the terms of this Agreement to be entered into by the Company or such Restricted Subsidiary with an Affiliate; (ii) make any Restricted Payment permitted pursuant to Section 7.6 or Restricted Debt Payment permitted pursuant to Section 7.11; (iii) perform their obligations under the Loan Documents; (iv) without being subject to the terms of this Section 6.15, enter into any transaction with any Person which is an Affiliate of the Company only by reason of such Person and the Company having common directors, (v) enter into any transaction involving aggregate consideration in an amount not to exceed as of the date of such transfer the greater of (x) $47,500,000 and (y) 10% of Adjusted EBITDA for the most recently ended Test Period as of the date of such transaction, (vi) enter into transactions between or among the Company and any Person that becomes a Restricted Subsidiary as a result of such transaction (including by way of a merger, consolidation or amalgamation in which a Loan Party is the surviving entity), (vii) enter into Excluded Holdings Loans and performance of obligations thereunder, (viii) pledge Capital Stock of Unrestricted Subsidiaries (together with assets related thereto and the proceeds or products of any of the foregoing) to secure Indebtedness or other obligations of such Unrestricted Subsidiary or guarantees thereof, (ix) enter into transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement, that are fair to the Company and the Restricted Subsidiaries as determined in good faith by a Responsible Officer

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of the Company, (x) issue, sell or transfer of Capital Stock of the Company to Holdings and capital contributions by any Holdings to the Company, (xi) enter into any transaction in respect of which the Company delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Company from an accounting, appraisal or investment banking firm, in each case, of nationally recognized standing that is (a) in the good faith determination of the Company qualified to render such letter and (b) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Company or the Restricted Subsidiaries, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (xii) any Disposition of Securitization Assets or related assets in connection with any Qualified Securitization Financing or any Receivables Financing Transaction and (xiii) enter into any transactions, agreements and arrangements in existence on the Closing Date and, to the extent the fair market value of such transaction exceeds $5,000,000 individually, set forth on Schedule 6.15, in each case, or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect as determined in good faith by a Responsible Officer of the Company. For the avoidance of doubt, this Section 6.15 shall not apply to employment, benefits, compensation, bonus, retention and severance arrangements with, and payments of compensation or benefits to or for the benefit of, current or former employees, consultants, officers, directors or service providers of the Company or any of its Restricted Subsidiaries or Parent Entities in the ordinary course of business. For purposes of this Section 6.15, any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (b) of the first sentence hereof if such transaction is approved by a majority of the Disinterested Directors of the Board of Directors of the Company or such Restricted Subsidiary, as applicable. “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Borrower or any options, warrants or other rights in respect of such Capital Stock.

6.16         Lender Calls. The Borrower shall, at least once per fiscal quarter at a time mutually agreed with the Administrative Agent that is promptly after the delivery of financial statements pursuant to Section 6.1(a) and Section 6.1(b), as applicable, participate in a conference call with the Lenders to discuss the financial condition and results of operations of the Company and its Restricted Subsidiaries for the fiscal period covered thereby.

6.17         Outbound Investment Rules. The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

SECTION 7.          NEGATIVE COVENANTS

The Company (on behalf of itself and each of the Restricted Subsidiaries), hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (that has not been cash collateralized or backstopped, in each case on terms agreed to by the Borrower and the applicable Issuing Lender) or any Loan or other amount is owing to any Lender or any Agent hereunder (other than contingent or indemnification obligations not then due), from and after the Closing Date the Company shall not, and shall not permit any of the Restricted Subsidiaries to (excluding the Transactions):

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7.1	[Reserved].

7.2           Indebtedness. Create, issue or incur any Indebtedness, provided that the Company and the Restricted Subsidiaries may issue or incur Indebtedness that is either (a) secured by the Collateral on a pari passu basis, (b) secured by the Collateral on a junior basis or (c) unsecured, in each case if either (I)(a) in the case of Indebtedness secured by the Collateral on a pari passu basis, the Consolidated Net First Lien Secured Leverage Ratio, calculated on a pro forma basis, after giving effect to any acquisition or other transaction consummated in connection therewith, is equal to or less than the 3.25:1.00, (b) in the case of Indebtedness secured by the Collateral on a junior basis, the Consolidated Net Secured Leverage Ratio calculated on a pro forma basis, after giving effect to any acquisition or other transaction consummated in connection therewith, is equal to or less than the 3.50:1.00 and (c) in the case of unsecured Indebtedness, the Consolidated Net Total Leverage Ratio, calculated on a pro forma basis, after giving effect to any acquisition or other transaction consummated in connection therewith, is equal to or less than 3.75:1.00 (Indebtedness incurred pursuant to this proviso, “Ratio Debt”) and (II) that is Permitted Refinancing of any Indebtedness incurred under clause (I) above; provided, further, that (A) the aggregate principal amount of Ratio Debt incurred by any Restricted Subsidiary that is a Non-Loan Party shall not exceed at the time of any incurrence of such Ratio Debt, when taken together when the aggregate principal amount of Indebtedness incurred under clause (II) above by any such Restricted Subsidiaries, the greater of (x) $230,000,000 and (y) 50% of Adjusted EBITDA, as of the end of the most recently ended Test Period, (B) with respect to any Ratio Debt (other than any revolving facility (including any Permitted Refinancings thereof)) the terms of Ratio Debt at the time of such issuance or incurrence do not provide for a maturity date or Weighted Average Life to Maturity earlier than the Latest Maturity Date or shorter than the Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans (other than in each case an earlier maturity date and/or shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date than the Latest Maturity Date or the Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans) and (C) to the extent secured by any or all Collateral securing the Obligations or constituting Material Non-U.S. Indebtedness, such Ratio Debt shall be subject to the Applicable Intercreditor Agreement.

The limitation in the immediately preceding sentence will not apply to the following:

(a)            Indebtedness of the Company and any Restricted Subsidiary pursuant to any Loan Document or Hedge Agreement or in respect of any Cash Management Obligations;

(b)            Indebtedness among or between any of the Company and the Restricted Subsidiaries;

(c)            Capital Lease Obligations, Indebtedness with respect to mortgage financings, purchase money Indebtedness to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets and Indebtedness arising from the conversion of the obligations of the Company or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the Company or such Restricted Subsidiary, in an aggregate outstanding principal amount, including any Permitted Refinancing thereof incurred to refinance any Indebtedness originally incurred pursuant to this clause (c) (and any successive Permitted Refinancing of the foregoing), not to exceed $50,000,000;

(d)            Indebtedness outstanding on the Closing Date and, to the extent the aggregate principal amount outstanding exceeds $5,000,000 individually, listed on Schedule 7.2(d) and any Permitted Refinancing thereof;

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(e)            (i) Guarantee Obligations by the Company or any of its Restricted Subsidiaries of obligations of the Company or any of its Restricted Subsidiaries not prohibited by this Agreement to be incurred; (ii) any liability in respect of any member of the Group incorporated in The Netherlands arising under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) as referred to in Section 2:403 of the DCC; and (iii) any liability arising as a result of a fiscal unity (fiscale eenheid) solely between Loan Parties and their Restricted Subsidiaries;

(f)             Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Company or such Restricted Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid;

(g)            (i) Indebtedness of any joint venture or Non-Loan Party owing to any Loan Party and (ii) Guarantee Obligations of the Company or any Restricted Subsidiary of Indebtedness of any joint venture or Non-Loan Party, to the extent such Indebtedness and Guarantee Obligations are permitted as Investments by Section 7.7;

(h)            Indebtedness in the form of earn-outs, indemnification, incentive, non-compete, consulting or other similar arrangements and other contingent obligations in respect of acquisitions or Investments permitted by Section 7.7 (both before or after any liability associated therewith becomes fixed);

(i)             Indebtedness of the Company and any Restricted Subsidiary constituting (i) Permitted Debt Exchange Notes in respect of Indebtedness incurred pursuant to this Agreement, (ii) Permitted Refinancings in respect of Indebtedness incurred pursuant to this Agreement, (iii) Rollover Indebtedness in respect of Indebtedness incurred pursuant to this Agreement and (iv) Permitted Refinancings in respect of Indebtedness incurred pursuant to the preceding clauses (i) through (iii);

(j)             additional Indebtedness of the Company or any of its Restricted Subsidiaries in an aggregate outstanding principal amount (for the Company and all Restricted Subsidiaries), not to exceed the greater of (i) $230,000,000 and (ii) the amount of 50% of Adjusted EBITDA, as of the end of the most recently ended Test Period at the time of such incurrence;

(k)            Indebtedness of Non-Loan Parties, in an aggregate outstanding principal amount, when combined with the aggregate principal amount of Indebtedness outstanding under clause (s)(ii), not to exceed the greater of (i) $230,000,000 and (ii) the amount of 50% of Adjusted EBITDA, as of the end of the most recently ended Test Period at the time of such incurrence;

(l)             Indebtedness of the Company or any of its Restricted Subsidiaries in respect of workers’ compensation claims, bank guarantees, warehouse receipts or similar facilities, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid, customs, government, appeal and surety bonds, completion guaranties and other obligations of a similar nature, in each case in the ordinary course of business;

(m)           Indebtedness incurred by the Company or any of its Restricted Subsidiaries arising from agreements providing for indemnification related to sales of goods or adjustment of purchase price or similar obligations (including earn-outs) in any case incurred in connection with the acquisition or Disposition of any business, assets or Subsidiary;

(n)            Indebtedness supported by a letters of credit, bank guarantees, other documentary credit or other similar instruments, in a principal amount not in excess of the stated amount of such letters of credit, bank guarantees, other documentary credit or other similar instruments, as applicable;

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(o)            unsecured Indebtedness issued in lieu of cash payments of Restricted Payments permitted by Section 7.6;

(p)            Indebtedness of the Company or any Restricted Subsidiary constituting (i) Additional Obligations in an aggregate principal amount at the time of incurrence not in excess of the Maximum Incremental Facilities Amount and (ii) Permitted Refinancing Obligations in respect of Indebtedness incurred pursuant to the preceding clause (i);

(q)            Indebtedness of the Company or any Restricted Subsidiary as an account party in respect of trade letters of credit issued in the ordinary course of business;

(r)             Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business;

(s)            (i) Guarantee Obligations made in the ordinary course of business; provided that such Guarantee Obligations are not of Indebtedness for Borrowed Money and (ii) Guarantee Obligations in respect of Indebtedness of joint ventures; provided that the aggregate outstanding principal amount of any such Guarantee Obligations under this sub-clause (ii), when combined with the aggregate principal amount of Indebtedness outstanding under clause (k) of this Section 7.2, shall not exceed the greater of (A) $230,000,000 and (B) the amount of 50% of Adjusted EBITDA, as of the end of the most recently ended Test Period at the time of such incurrence;

(t)             [Reserved];

(u)            Indebtedness (I) of any Person that becomes a Restricted Subsidiary or is merged into the Company or a Restricted Subsidiary after the Closing Date as part of an acquisition, merger or consolidation or amalgamation or other Investment not prohibited hereunder, which Indebtedness exists at the time of such acquisition, merger or consolidation or amalgamation or other Investment (and was not entered in contemplation of such acquisition, merger, consolidation, amalgamation or other Investment) or (II) incurred to finance any acquisition or other Investment permitted under Section 7.7 so long as the aggregate outstanding principal amount of Indebtedness, including all Permitted Refinancing Obligations incurred to refinance any Indebtedness originally incurred pursuant to this clause (u) (and any successive Permitted Refinancing thereof), permitted by this clause (u)(II) shall not exceed (a) in the case of Indebtedness secured by the Collateral on a pari passu basis, the Consolidated Net First Lien Secured Leverage Ratio, calculated on a pro forma basis, after giving effect to any acquisition or other transaction consummated in connection therewith, is equal to or less than the 3.25:1.00, (b) in the case of Indebtedness secured by the Collateral on a junior basis, the Consolidated Net Secured Leverage Ratio calculated on a pro forma basis, after giving effect to any acquisition or other transaction consummated in connection therewith, is equal to or less than the 3.50:1.00 and (c) in the case of unsecured Indebtedness, the Consolidated Net Total Leverage Ratio, calculated on a pro forma basis, after giving effect to any acquisition or other transaction consummated in connection therewith, is equal to or less than 3.75:1.00; provided that with respect to any such Indebtedness (in each case, other than any revolving facility and/or any Permitted Refinancings thereof) the terms of such Indebtedness at the time of such issuance, incurrence or assumption do not provide for a maturity date or Weighted Average Life to Maturity earlier than the Latest Maturity Date or shorter than the Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans (in each case, other than in each case an earlier maturity date and/or shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date than the Latest Maturity Date or the Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans).

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(v)            Indebtedness of the Company or its Restricted Subsidiaries (including the guarantees thereof) constituting (A)(i) Facility A Loans, Additional Term Facility Loans, Facility A Commitments and Additional Term Facility Commitment (each as defined in the Pro Rata Facilities Agreement as in effect on the Closing Date) in an aggregate outstanding principal amount not to exceed €1,185,900,000, (ii) Revolving Commitments, Revolving Facility Loans and Ancillary Commitments (each as defined in the Pro Rata Facilities Agreement as in effect on the Closing Date) and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate outstanding principal amount not to exceed €976,000,000, (iii) Term Loans (as defined in the Existing Term Loan Credit Agreement as in effect on the Closing Date) denominated in U.S. Dollars in an aggregate outstanding principal amount not to exceed $1,875,000,000 and denominated in Euros in an aggregate outstanding principal amount not to exceed €650,000,000 and (B)(i) Additional Facilities (as defined in the Pro Rata Facilities Agreement as in effect on the Closing Date) up to an aggregate outstanding principal amount not to exceed at the time of any incurrence thereof the sum of (I) amounts incurred prior to such date of incurrence in reliance on clause (II) below plus (II) the Permitted Indebtedness Cap (as defined in the Pro Rata Facilities Agreement as in effect on the Closing Date) and (ii) Additional Obligations (as defined in the Existing Term Loan Credit Agreement as in effect on the Closing Date) up to an aggregate outstanding principal amount not to exceed at any time of any incurrence thereof the sum of (I) amounts incurred prior to such date of incurrence in reliance on clause (II) below plus (II) the Maximum Incremental Facilities Amount (as defined in the Existing Term Loan Credit Agreement as in effect on the Closing Date) (in each case, or other similar terms in lieu thereof under the applicable Existing Facilities Agreement, provided that such terms shall not permit incurrence of such indebtedness in reliance of this clause (v) in a manner that is more permissive than such terms as in effect on the Closing Date), and in each case any Refinancing Debt (as defined in the Pro Rata Facilities Agreement as in effect on the Closing Date) and Refinancing Term Loans (as defined in the Existing Term Loan Credit Agreement as in effect on the Closing Date) (in each case, or other similar terms in lieu thereof under applicable Existing Facilities Agreement, provided that such terms shall not permit incurrence of such indebtedness in reliance of this clause (v) in a manner that is more permissive that such terms as in effect on the Closing Date) (and notwithstanding anything to the contrary herein, for the avoidance of doubt, this clause (v) shall not be subject to the requirements that apply to Additional Obligations or Ratio Debt (including the maturity requirements or the Weighted Average Life to Maturity requirements));

(w)            (i) Indebtedness representing deferred compensation or stock-based compensation to employees of the Company or any Restricted Subsidiary incurred in the ordinary course of business (including but not limited to any make whole or dividend equivalent payments to be paid to holders of stock options upon vesting or exercise of such options to reflect dividends previously paid in respect of Capital Stock of the Company) and (ii) Indebtedness consisting of obligations of the Company or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred in connection with the AOL Acquisition, the Eventbrite Acquisition and any Investment permitted hereunder;

(x)             Indebtedness issued by the Company or any Restricted Subsidiary to the officers, directors and employees of the Company or any Restricted Subsidiary, in lieu of or combined with cash payments to finance the purchase of Capital Stock of the Company, in each case, to the extent such purchase is permitted by Section 7.6(e);

(y)            Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;

(z)             (i) Indebtedness of the Company or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture

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in the ordinary course of business and (ii) Indebtedness of the Company or any Restricted Subsidiary to any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including in respect of intercompany self-insurance arrangements);

(aa)          Contribution Indebtedness;

(bb)          pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(cc)          [reserved];

(dd)          Indebtedness under Excluded Holdings Loans; and

(ee)          Indebtedness incurred in connection with a Qualified Securitization Financing and, to the extent constituting Indebtedness, Receivables Financing Transactions and factoring, in each case, that is not recourse (except for Standard Securitization Undertakings) to the Company or any of the Restricted Subsidiaries not constituting Securitization Subsidiaries; provided that the aggregate principal amount of such Indebtedness incurred and then outstanding pursuant to this Section 7.2(ee) shall not exceed the greater of (A) $92,500,000 and (B) the amount of 20% of Adjusted EBITDA, as of the end of the most recently ended Test Period at the time of such incurrence;

(ff)           all premium (if any), interest (including post-petition interest), fees, expenses, charges, accretion or amortization of original issue discount, accretion of interest paid in kind and additional or contingent interest on obligations described in clauses (a) through (dd) above and any Ratio Debt.

For purposes of this Section 7.2, the amount of any Indebtedness denominated in any currency other than U.S. Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness), on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than U.S. Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable U.S. Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing. For the avoidance of doubt, a Permitted Refinancing pursuant to this Section 7.2 in respect of Indebtedness incurred pursuant to a U.S. Dollar-denominated basket shall not increase capacity to incur Indebtedness under such U.S. Dollar-denominated basket, and such U.S. Dollar-denominated basket shall be deemed to continue to be utilized by the amount of such Permitted Refinancing unless and until the Indebtedness incurred to effect such Permitted Refinancing is no longer outstanding. Notwithstanding the above, (I) all Indebtedness for borrowed money, and Guarantee Obligations in respect of Indebtedness for borrowed money, incurred by any Restricted Subsidiary that is a Non-Loan Party as Ratio Debt or under Section 7.2(j), (k), (p) or (u)(II) shall not exceed the greater of (i) $230,000,000 and (ii) the amount of 50% of Adjusted EBITDA, as of the end of the most recently ended Test Period at the time of such incurrence (the “Non-Loan Party Basket”), (II) any unsecured Indebtedness for borrowed money in excess of an aggregate principal amount of $115,000,000 (excluding any such Indebtedness among any of the Company or any of its Restricted Subsidiaries), that is incurred by a Non-U.S. Loan Party or Non-U.S. Subsidiary that is a Restricted Subsidiary (such Indebtedness, “Material Non-U.S.

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Indebtedness”), shall be subject to the Intercreditor Agreement and (III) any Indebtedness incurred by any Unrestricted Subsidiary shall be non-recourse to the Company, the Borrower and any of their Restricted Subsidiaries.

Notwithstanding the above, if any Indebtedness is incurred as a Permitted Refinancing of Indebtedness originally incurred pursuant to this Section 7.2, and such incurrence of Indebtedness would cause any applicable U.S. Dollar-denominated, Consolidated EBITDA, Adjusted EBITDA or financial ratio restriction contained in this Section 7.2 to be exceeded if calculated on the date of such Permitted Refinancing, such U.S. Dollar-denominated, Consolidated EBITDA, Adjusted EBITDA or financial ratio restriction, as applicable, shall be deemed not to have been exceeded so long as the principal amount of such Indebtedness is permitted to be incurred pursuant to the definition of “Permitted Refinancing”.

7.3           Liens. Create, incur or assume any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a)            Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Company or its Restricted Subsidiaries, as the case may be, to the extent required by the Applicable Accounting Standards;

(b)            landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c)            pledges, deposits or statutory trusts in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)            deposits and other Liens to secure the performance of bids, government, trade and other similar contracts (other than for borrowed money), leases, subleases, statutory obligations, surety, judgment and appeal bonds, performance bonds, bank guarantees and other obligations of a like nature incurred in the ordinary course of business;

(e)            encumbrances shown as exceptions in the title insurance policies insuring the Mortgages, easements, zoning restrictions, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(f)             Liens (i) in existence on the Closing Date listed on Schedule 7.3(f) (or to the extent not listed on such Schedule 7.3(f), where the aggregate principal amount of the Indebtedness secured by such Lien is less than $5,000,000), (ii) securing Indebtedness permitted by Section 7.2(d) and (iii) created after the Closing Date in connection with any refinancing, refundings, or renewals or extensions thereof permitted by Section 7.2(d) (or, under the written arrangements as in effect at the time when the original Lien arose, could secure); provided that no such Lien is spread to cover any additional Property of the Company or any Restricted Subsidiary after the Closing Date (together with the proceeds or products thereof and other after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at the time when the original Lien arose, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition (and together with any replacements, additions, accessions and improvements thereto and any income or profits thereof or proceeds thereof or of the foregoing));

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(g)            (i) Liens securing Indebtedness of the Company or any Restricted Subsidiary incurred pursuant to Sections 7.2(c), 7.2(e), 7.2(g), 7.2(i), 7.2(k), 7.2(p), 7.2(r), 7.2(u) and 7.2(v); provided that (A) in the case of any such Liens securing Indebtedness pursuant to Sections 7.2(g) or 7.2(k), such Liens do not at any time encumber any Property of the Borrower, the Company or any Guarantor other than Capital Stock of any Non-Pro Rata/TL Guarantor Subsidiary, (B) in the case of any such Liens securing Indebtedness incurred pursuant to Section 7.2(r), such Liens do not encumber any Property other than cash paid to any such insurance company in respect of such insurance, (C) in the case of any such Liens securing Indebtedness pursuant to Section 7.2(u)(I), such Liens exist at the time that the relevant Person becomes a Restricted Subsidiary (together with the proceeds or products thereof and other after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at the time when the original Lien arose, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition (and together with any replacements, additions, accessions and improvements thereto and any income or profits thereof or proceeds thereof or of the foregoing)) and are not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (except to the extent such Liens secure Indebtedness which refinanced other secured Indebtedness to facilitate such Person becoming a Restricted Subsidiary), (D) in the case of Liens securing Collateral pursuant to Sections 7.2(i), 7.2(p), 7.2(u)(II) or 7.2(v) (in the case of 7.2(v) subject to the Agreed Security Principles), such Liens are subject to the terms of an Applicable Intercreditor Agreement and (E) in the case of Liens securing Collateral pursuant to Sections 7.2(i), 7.2(p), 7.2(u)(II) or 7.2(v) (in the case of 7.2(v) subject to the Agreed Security Principles), such Liens if granted by Loan Parties shall not be secured by assets of the Loan Parties other than assets constituting Collateral and (ii) any extension, refinancing, renewal or replacement of the Liens described in clause (i) of this Section 7.3(g) in whole or in part; provided that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (or, under the written arrangements as in effect at the time when the original Lien arose, could secure) (plus improvements on such property, if any);

(h)            Liens created pursuant to the Loan Documents;

(i)             judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings;

(j)             Liens on Property or assets acquired pursuant to an acquisition permitted under Section 7.7 (and the proceeds thereof) or assets of a Restricted Subsidiary in existence at the time such Restricted Subsidiary is acquired pursuant to an acquisition permitted under Section 7.7 (or, under the written arrangements as in effect at the time when the original Lien arose, could secure) (together with the proceeds or products thereof and other after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at the time when the original Lien arose, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition (and together with any replacements, additions, accessions and improvements thereto and any income or profits thereof or proceeds thereof or of the foregoing)) and not created in contemplation thereof and Liens created after the Closing Date in connection with any refinancing, refundings, or renewals or extensions of the obligations secured thereby permitted hereunder;

(k)            (i) Liens on Property of Non-Loan Parties securing Indebtedness or other obligations not prohibited by this Agreement to be incurred by any Non-Loan Parties and (ii) Liens

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securing Indebtedness or other obligations of the Company or any Restricted Subsidiary in favor of any Loan Party;

(l)             receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;

(m)           Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;

(n)            Liens arising out of consignment or similar arrangements for the sale by the Company and its Restricted Subsidiaries of goods through third parties in the ordinary course of business;

(o)            Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with an Investment permitted by Section 7.7;

(p)            Liens deemed to exist in connection with Investments permitted by Section 7.7(b) that constitute repurchase obligations;

(q)            Liens upon specific items of inventory or other goods and proceeds of the Company or any of its Restricted Subsidiaries arising in the ordinary course of business securing such Person’s obligations in respect of bankers’ acceptances and letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(r)             Liens securing any Hedge Agreement or Cash Management Obligations permitted hereunder;

(s)            any interest or title of a lessor under any leases or subleases entered into by the Company or any Restricted Subsidiary in the ordinary course of business and any financing statement filed in connection with any such lease;

(t)             Liens on cash or Cash Equivalents used to defease or to satisfy and discharge Indebtedness, provided that such defeasance or satisfaction and discharge is not prohibited hereunder;

(u)            (i) Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and the Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business, (ii) Liens over bank accounts (and/or any rights or assets the subject of or related to the relevant arrangements), any netting or set-off arrangement entered into or Liens created by any member of the Group in the ordinary course of its banking arrangements or on standard banking terms and in favor of the relevant account holding bank or other relevant provider for the purpose of netting debit and credit balances of members of the Group or otherwise in connection with cash pooling, balance transfer, netting, set off or other cash management or similar/equivalent arrangements including any profit and loss arrangements and (iii) other Liens securing cash management obligations in the ordinary course of business;

(v)            Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(w)           Liens on Capital Stock in joint ventures securing obligations of such joint venture;

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(x)             Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents;

(y)            Liens securing obligations in respect of trade-related letters of credit permitted under Section 7.2 and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(z)            other Liens securing a principal amount of obligations that do not exceed the greater of (i) $230,000,000 and (ii) the amount of 50% of Adjusted EBITDA, as of the end of the most recently ended Test Period at the time of incurrence of such obligation; provided that, any Lien securing assets that do not constitute Collateral shall not secure Indebtedness in excess of the greater of (x) $115,000,000 and (y) 25% of Adjusted EBITDA.

(aa)          Liens of a collection bank on items in the course of collection arising under Section 4-208 of the UCC as in effect in the State of New York or any similar section under any applicable UCC or any similar Requirement of Law of any foreign jurisdiction;

(bb)          non-exclusive licenses of Intellectual Property granted by the Company or any of its Restricted Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Company and its Restricted Subsidiaries, taken as a whole;

(cc)          possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments permitted by this Agreement; provided that such Liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing or otherwise;

(dd)         trustees’ Liens granted pursuant to any indenture governing any Indebtedness not otherwise prohibited by this Agreement in favor of the trustee under such indenture and securing only obligations to pay compensation to such trustee, to reimburse its expenses and to indemnify it under the terms thereof;

(ee)          (i) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection and (ii) Liens encumbering reasonably customary initial deposits and margin deposits attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(ff)            Liens of assets of a Non-Pro Rata/TL Guarantor Subsidiary securing working capital, lines of credit and overdraft lines of such Non-Pro Rata/TL Guarantor Subsidiary to the extent permitted by this Agreement; and

(gg)          Liens on the Securitization Assets arising in connection with a Qualified Securitization Financing and Liens on any receivables transferred in connection with a Receivables Financing Transaction, including Liens on such receivables resulting from precautionary UCC filings or from re-characterization or any such sale as a financing or a loan.

7.4           Fundamental Changes. Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a)            (i) any Restricted Subsidiary may be merged, amalgamated or consolidated with or into the Borrower or the Company (provided that the Borrower or Company (as applicable) shall be the continuing or surviving corporation), (ii) any Restricted Subsidiary may be merged, amalgamated or

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consolidated with or into any Guarantor (provided that (x) a Guarantor shall be the continuing or surviving corporation or (y) substantially simultaneously with such transaction, the continuing or surviving corporation shall become a Guarantor and the Borrower or the Company (as applicable) shall comply with Section 6.9 in connection therewith) or (iii) any Restricted Subsidiary may be merged, amalgamated or consummated with or into another Restricted Subsidiary (other than the Borrower or the Company) if permitted as an Investment pursuant to Section 7.7;

(b)            any Non-Pro Rata/TL Guarantor Subsidiary may be merged or consolidated with or into, or be liquidated into, any other Non-Pro Rata/TL Guarantor Subsidiary that is a Restricted Subsidiary;

(c)            any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding-up or otherwise) to the Company or any Restricted Subsidiary;

(d)            the shares of the Company may be dematerialized and deposited in a securities account opened with an account bank located in Luxembourg so long a Luxembourg law governed security agreement is granted over the relevant securities account (the “Permitted Dematerialization”);

(e)            Dispositions permitted by Section 7.5 and any merger, dissolution, liquidation, consolidation, amalgamation, investment or Disposition, the purpose of which is to effect a Disposition permitted by Section 7.5 may be consummated;

(f)             any Investment expressly permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation;

(g)            [Reserved]; and

(h)            any Restricted Subsidiary may liquidate or dissolve if (i) the Company determines in good faith that such liquidation or dissolution is in the best interest of the Company and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Loan Party, any assets or business of such Restricted Subsidiary not otherwise disposed of or transferred in accordance with Section 7.4 or 7.5 or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Loan Party or any other Restricted Subsidiary that a transfer would be permitted to be made to hereunder after giving effect to such liquidation or dissolution.

7.5           Dispositions of Property. Dispose of any of its owned Property (including receivables) whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a)            (i) the Disposition of surplus, obsolete or worn out Property in the ordinary course of business, (ii) the sale of defaulted receivables in the ordinary course of business, (iii) abandonment, cancellation or disposition of any non-material Intellectual Property in the ordinary course of business and (iv) sales, leases or other dispositions of inventory determined by the management of the Company to be no longer useful or necessary in the operation of the Business;

(b)            (i) the sale of inventory or other property in the ordinary course of business, (ii) the non-exclusive cross-licensing or licensing of Intellectual Property in the ordinary course of business, which is not material to the business of the Company and its Restricted Subsidiaries, taken as a whole and (iii) the contemporaneous exchange, in the ordinary course of business, of Property for Property of a like kind, to the extent that the Property received in such exchange is of a Fair Market Value equivalent to the Fair Market Value of the Property exchanged (provided that after giving effect to such exchange, the Fair Market Value of the Property of the Borrower, the Company or any Guarantor subject to Liens in favor of the Security Agent under the Security Documents is not materially reduced);

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(c)            Dispositions permitted by Section 7.4 (other than Section 7.4(e));

(d)            the sale or issuance of (i) any Subsidiary’s Capital Stock to the Company or any Restricted Subsidiary; provided that the sale or issuance of Capital Stock of an Unrestricted Subsidiary to Company or any Restricted Subsidiary is otherwise permitted by Section 7.7, (ii) the Capital Stock of any Non-Pro Rata/TL Guarantor Subsidiary that is a Restricted Subsidiary to any other Non-Pro Rata/TL Guarantor Subsidiary that is a Restricted Subsidiary and (iii) the Capital Stock of any Subsidiary that is an Unrestricted Subsidiary to any other Subsidiary that is an Unrestricted Subsidiary, in each case, including in connection with any tax restructuring activities not otherwise prohibited hereunder;

(e)            (x) the Disposition of other assets for Fair Market Value; provided that (i) subject to Section 1.6, no Event of Default is continuing or would result therefrom, (ii) in the case of a Disposition having a Fair Market Value in excess of the greater of (I) $25,000,000 and (II) 5% of Adjusted EBITDA as of the end of the most recently ended Test Period as of the date such Disposition is made (or, at the option of the Company, at the time a binding agreement is entered into in respect of such Disposition), at least 75% of the total consideration (excluding any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) for any such Disposition received by the Company and its Restricted Subsidiaries is in the form of cash or Cash Equivalents and other Designated Noncash Consideration treated as cash so long as the total Designated Noncash Consideration outstanding as of the date such Disposition is made (or, at the option of the Company, at the time a binding agreement is entered into in respect of such Disposition) does not exceed the greater of (x) $115,000,000 and (y) 25% of Adjusted EBITDA, as of the end of the most recently ended Test Period, in the aggregate, and (iii) the requirements of Section 2.12(b), to the extent applicable, are complied with in connection therewith and (y) the Disposition of assets that are necessary or advisable, in the good faith judgment of the Company, in order to obtain the approval of any Governmental Authority to consummate or avoid the prohibition or other restrictions on the consummation of any Permitted Acquisition or any Investment permitted by Section 7.7; provided further that, in no event shall a Disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries be made in reliance on this Section 7.5(e);

(f)             (i) any Recovery Event; provided that the requirements of Section 2.12(b) are complied with in connection therewith and (ii) any event that would constitute a Recovery Event but for the Dollar threshold set forth in the definition thereof;

(g)            the leasing, occupancy agreements or sub-leasing of Property that would not materially interfere with the required use of such Property by the Company or its Restricted Subsidiaries;

(h)            the transfer for Fair Market Value of Property (including Capital Stock of Subsidiaries) to another Person in connection with a joint venture arrangement with respect to the transferred Property; provided that such transfer is permitted under Section 7.7(h), (v) or (z);

(i)             the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any factoring arrangements or bulk sale or financing of receivables);

(j)             transfers of condemned Property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such Property as part of an insurance settlement;

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(k)            the Disposition of any Immaterial Subsidiary or any Unrestricted Subsidiary; provided that the aggregate Fair Market Value of Dispositions of Immaterial Subsidiaries shall not exceed the greater of (i) $25,000,000 and (ii) 5.0% of Adjusted EBITDA for the most recently ended Test Period as of the date such Disposition is made;

(l)             the transfer of Property (including Capital Stock of Subsidiaries) of the Borrower, the Company or any Guarantor to the Company or any Restricted Subsidiary for Fair Market Value;

(m)           the transfer of Property by the Company or any Restricted Subsidiary to the Company or any Restricted Subsidiary;

(n)            the sale of cash or Cash Equivalents in the ordinary course of business;

(o)            (i) Liens permitted by Section 7.3, (ii) Restricted Payments permitted by Section 7.6 (other than Section 7.6(i)), (iii) Investments permitted by Section 7.7 and (iv) Restricted Debt Payments permitted by Section 7.11 (other than Section 7.11(e));

(p)            Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; provided that the requirements of Section 2.12(b), to the extent applicable, are complied with in connection therewith;

(q)            a true lease or sublease of real property not materially interfering with the conduct of the business of the Company or any of its Restricted Subsidiaries, in each case so long as no such grant otherwise affects the Security Agent’s security interest in the asset or property subject thereto;

(r)             Dispositions of the assets set forth on Schedule 7.5(r);

(s)            any Disposition, in a single transaction or a series of related transactions, of any asset or assets having a fair market value, as determined by a Responsible Officer of the Company in good faith, of not more than as of the applicable date below the greater of (x) $47,500,000 and (y) 10% of Adjusted EBITDA for the most recently ended Test Period as of the date such Disposition is made (or, at the option of the Company, at the time a binding agreement is entered into in respect of such Disposition) in any fiscal year;

(t)             Dispositions required to be made in connection with or relating to the AOL Acquisition or the Eventbrite Acquisition;

(u)            Disposition of Securitization Assets or related assets in connection with any Qualified Securitization Financing, any Receivables Financing Transaction or factoring not to exceed the greater of (i) $92,500,000 and (ii) 20% of Adjusted EBITDA; provided, that such Dispositions shall be for no less than the fair market value of such property at the time of such Disposition;

(v)            Disposition made in connection with any Permitted IPO/Tax Reorganization; and

(w)            Dispositions of Property between or among the Company and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (v) above.

7.6           Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Company or any Restricted Subsidiary, whether in cash or Property (collectively, “Restricted Payments”), except:

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(a)            the Company and its Restricted Subsidiaries may make Restricted Payments in an amount not to exceed the Available Amount at the time of such Restricted Payment so long as (i) no Event of Default is continuing or would result therefrom and (ii) solely in the case of any Restricted Payment made in reliance of the Starter Basket and/or CNI Builder Basket in the Available Amount, the Consolidated Net Total Leverage Ratio shall not exceed 2.25 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period at the time of such Restricted Payment;

(b)            the Company and its Restricted Subsidiaries may make any Restricted Payments so long as (i) no Event of Default is continuing or would result therefrom and (ii) the Consolidated Net Total Leverage Ratio shall not exceed 1.25 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period at the time of such Restricted Payment;

(c)            the Company may make Restricted Payments in the form of Capital Stock of the Company;

(d)            the Company or any Restricted Subsidiary may make Restricted Payments to, directly or indirectly, purchase the Capital Stock of the Company from present or former officers, directors, consultants, agents or employees (or their estates, trusts, family members or former spouses) of the Company, any of its Subsidiaries or any Parent Entity upon the death, disability, retirement or termination of the applicable officer, director, consultant, agent or employee or pursuant to any equity subscription agreement, stock option or equity incentive award agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement; provided that the aggregate amount of payments under this clause (d) in any fiscal year of the Company shall not exceed the sum of (i) the greater of (x) $47,500,000 and (y) 10% of Adjusted EBITDA as of the end of the most recently ended Test Period, plus (ii) any proceeds received from key man life insurance policies, plus (iii) any proceeds received by the Company during such fiscal year from sales of the Capital Stock of the Company to directors, consultants, officers or employees of the Company, any of its Subsidiaries or any Parent Entity in connection with permitted employee compensation and incentive arrangements; provided that any Restricted Payments permitted (but not made) pursuant to this clause (d) in any prior fiscal year may be carried forward to any subsequent calendar year, and provided, further, that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary by any member of management of the Company, any of its Subsidiaries or any Parent Entity in connection with a repurchase of the Capital Stock of the Company will not be deemed to constitute a Restricted Payment for purposes of this Section 7.6;

(e)            so long as no Event of Default is continuing or would result therefrom, Restricted Payments in an aggregate amount not to exceed as of the date the Restricted Payment is made the greater of (x) $115,000,000 and (y) 25.0% of Adjusted EBITDA as of the end of the most recently ended Test Period (less any amounts redesignated to the General Investment Basket or the General RDP Basket) (the “General RP Basket”);

(f)             Restricted Payments (i) for franchise and excise taxes and other fees and expenses of direct and indirect parents of the Company or the Borrower, as applicable, attributable to the Company or the Borrower, as applicable, and any of their Subsidiaries necessary to maintain their corporate existence and (ii) to pay the consolidated, affiliated, unitary or similar U.S. or non-U.S., national, federal, provincial, state and local tax liabilities of any direct or indirect parent of the Company or the Borrower, as applicable, to the extent such Restricted Payments cover Taxes that are attributable to the taxable income and profits of the Company and/or the Borrower and their Subsidiaries, but not to exceed the Taxes of the Company and/or the Borrower and their Subsidiaries would have owed on a standalone basis and without duplication of any Taxes actually paid or withheld by the Company, the Borrower or any of their Subsidiaries.

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(g)            Restricted Payments in respect of (i) finance payments under servicing agreements and (ii) remuneration and administrative costs of directors and employee, in each case, of a Parent Entity and not to exceed the greater of (x) $50,000,000 and (y) 7.5% of Adjusted EBITDA as of the end of the most recently ended Test Period;

(h)            Restricted Payments made in connection with any Permitted IPO/Tax Reorganization;

(i)             to the extent constituting Restricted Payments, the Company and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Sections 7.4, 7.5, 7.7, 7.9 and 7.11;

(j)             any Restricted Subsidiary of the Company may declare and pay cash dividends to its equity holders generally so long as the Company or its Restricted Subsidiaries which own the equity interests in the Restricted Subsidiary paying such dividend receives at least its proportional share thereof (based upon its relative holding of the equity interests in the Restricted Subsidiary paying such dividends and taking into account the relative preferences, if any, of the various classes of equity interest of such Restricted Subsidiary);

(k)            to the extent constituting Restricted Payments, the Company and its Restricted Subsidiaries may consummate Permitted Refinancings of any Junior Financing to the extent such Permitted Refinancing is permitted under Section 7.2;

(l)             the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(m)           Restricted Payments that are made with Excluded Contributions; and

(n)            distributions or payments of Securitization Fees.

7.7           Investments. Make any advance or loan, any guarantee of Indebtedness, or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or all or substantially all of the assets constituting an ongoing business from, or make any other similar investment in, any other Person (all of the foregoing, “Investments”), except:

(a)            (i) extensions of trade credit in the ordinary course of business and (ii) purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property, in each case in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments;

(b)            Investments in cash and Cash Equivalents and Investments that were Cash Equivalents when made;

(c)            Investments arising in connection with (i) the incurrence of Indebtedness permitted by Section 7.2 to the extent arising as a result of Indebtedness among the Company or any Restricted Subsidiary and Guarantee Obligations permitted by Section 7.2 and payments made in respect of such Guarantee Obligations, (ii) the forgiveness or conversion to equity of any Indebtedness permitted by Section 7.2 and (iii) guarantees by any Company or any Restricted Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

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(d)            loans and advances to employees, consultants or directors of any the Company or any of its Restricted Subsidiaries in an aggregate principal amount (for and all Restricted Subsidiaries) not to exceed the greater of (x) $25,000,000 and (y) 5% of Adjusted EBITDA as of the end of the most recently ended Test Period at the time of such loan or advance (excluding (for purposes of such cap) tuition advances, travel and entertainment expenses, but including relocation expenses);

(e)            Investments by the Company or any of its Restricted Subsidiaries in the Company or any Restricted Subsidiary;

(f)             Permitted Acquisitions and pre-existing Investments held by Persons acquired in Permitted Acquisitions or acquired in connection with Permitted Acquisitions (and not in contemplation thereof), subject to compliance with Section 7.10 and so long as no Event of Default is continuing or would result therefrom on the date of consummation thereof (or, at the option of the Borrower, the date of entry into a binding agreement with respect to such Permitted Acquisition);

(g)            loans by the Company or any of its Restricted Subsidiaries to the employees, officers or directors of the Company or any of its Restricted Subsidiaries in connection with management incentive plans;

(h)            Investments by the Company and its Restricted Subsidiaries in joint ventures or similar arrangements and Restricted Subsidiaries that are not Guarantors in an aggregate amount at any one time outstanding (for the Company and all Restricted Subsidiaries), not to exceed the greater of (x) $140,000,000 and (y) 30% of Adjusted EBITDA as of the end of the most recently ended Test Period at the time of any such Investment;

(i)             Investments (including debt obligations) received in the ordinary course of business by the Company or any Restricted Subsidiary in connection with the bankruptcy or reorganization of suppliers, customers and other Persons and in settlement of delinquent obligations of, and other disputes with, suppliers, customers and other Persons arising out of the ordinary course of business;

(j)             [reserved];

(k)            Investments in existence on, or pursuant to legally binding written commitments in existence on, the Closing Date and, to the extent the fair market value of such Investment exceeds $5,000,000 individually, listed on Schedule 7.7 and, in each case, any extensions or renewals thereof, so long as the amount of any Investment made pursuant to this clause (k) is not increased;

(l)             Investments of the Company or any Restricted Subsidiary under Hedge Agreements permitted hereunder;

(m)           Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary; provided that such Investment was not made in connection with or in anticipation of such Person becoming a Restricted Subsidiary;

(n)            [Reserved];

(o)            Investments consisting of (i) accounts receivables incurred in the ordinary course of business and consistent with past practice, (ii) negotiable instruments held for collection in the ordinary course of business and consistent with past practice, (iii) lease, utility and other similar deposits in the ordinary course of business, and (iv) securities of trade creditors or customers that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

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(p)            any Investment made in connection with any Permitted IPO/Tax Reorganization;

(q)            Investments arising directly out of the receipt by the Company or any Restricted Subsidiary of non-cash consideration for any sale of assets permitted under Section 7.5;

(r)             Investments resulting from pledges and deposits referred to in Sections 7.3(c) and (d);

(s)            Investments consisting of the non-exclusive licensing of Intellectual Property pursuant to joint marketing arrangements with other persons;

(t)             any Investment in a Non-U.S. Subsidiary to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Non-U.S. Subsidiary;

(u)            Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(v)            additional Investments so long as the aggregate amount thereof outstanding at no time exceeds the sum of the greater of (x) $115,000,000 and (y) 25% of Adjusted EBITDA as of the end of the most recently ended Test Period at the time of such Investment (plus any amount which the Company may, from time to time, elect to be redesignated from the General RP Basket and/or the General RDP Basket) (this clause (v), the “General Investment Basket”);

(w)           advances of payroll payments to employees, or fee payments to directors or consultants, in the ordinary course of business;

(x)            Investments in Unrestricted Subsidiaries so long as the aggregate amount thereof outstanding at no time exceeds the greater of (x) $140,000,000 and (y) 30% of Adjusted EBITDA as of the end of the most recently ended Test Period at the time of such Investment;

(y)            the AOL Acquisition and the Eventbrite Acquisition;

(z)            any Investment so long as (x) no Event of Default is continuing immediately after giving effect thereto and (y) the Consolidated Net Total Leverage Ratio shall not exceed 2.25 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period at the time of such Investment;

(aa)          Investments that are made with Excluded Contributions;

(bb)         Investments in an amount not to exceed the Available Amount as of the date such Investment so long as (i) no Event of Default is continuing or would result therefrom and (ii) solely in the case of any Investment made in reliance of the Starter Basket and/or CNI Builder Basket in the Available Amount, the Consolidated Net Total Leverage Ratio shall not exceed 2.25 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period at the time of such Investment;

(cc)          Investments of the Company or any Restricted Subsidiary in an aggregate outstanding amount not to exceed as of the date of such Investment an amount equal to (i) 100% of the aggregate amount of Restricted Payments that could be made at the time of such incurrence pursuant to Section 7.6(e) at such time plus (ii) without duplication of clause (i) above, 100% of the aggregate amount of Restricted Debt Payments that could be made pursuant to Section 7.11(h) at such time; provided that the aggregate amount incurred under this clause (cc) (and not reclassified) shall reduce the corresponding

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basket under Section 7.6(e) or Section 7.11(h), if applicable, on a dollar for dollar basis; provided further that no Investments in Unrestricted Subsidiaries shall be permitted pursuant to this clause (cc);

(dd)         Investments in Indebtedness of the Company or any of its Restricted Subsidiaries; provided that an Investment in Junior Financing will be treated as a repayment thereof for purposes of compliance with the covenant described in Section 7.11 and such Investment will be permitted only to the extent a repayment of such Junior Financing would be permitted at the time of such Investment;

(ee)          Investments, including loans and advances, to any Parent Entity so long the Company or any Restricted Subsidiary would otherwise be permitted to make a Restricted Payment in such amount; provided that the amount of any such Investment will be deemed to be a Restricted Payment under the appropriate clause of Section 7.6 for all purposes of this Agreement;

(ff)           guarantees permitted under Section 7.2;

(gg)         (i) Investments in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing; provided, that any such Investment in a Securitization Subsidiary is of Securitization Assets or equity, and (ii) distributions or payments of Securitization Assets and Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing; provided, however, that such Investments, distributions, purchases and payments, in the good faith determination of the Borrower, are necessary or advisable to effect any Qualified Securitization Financing (including any contribution of replacement or substitute assets to such subsidiary) or any repurchase obligation in connection therewith; and

(hh)          Investments in Topco by the Company or any of its Restricted Subsidiaries for the purpose of purchasing equity interests issued by the Topco (“Incentive Shares”) in connection with any share incentive scheme or profit-sharing schemes or management or equity incentive plan or directors’ or contractors’ or suppliers’ incentive plan of the Company and its Subsidiaries; provided, that the net cash proceeds received by Topco as a result of the purchase of such Incentive Shares shall be reasonably promptly contributed by Topco to the Company or its Restricted Subsidiaries (provided further, that such contribution shall not be included in the calculation of, or increase, the Available Amount, Excluded Contribution or Contribution Indebtedness).

Notwithstanding anything to the contrary herein, (i) neither the Company nor the Borrower shall, nor shall they permit any of their respective Restricted Subsidiaries to, designate any Restricted Subsidiary as an Unrestricted Subsidiary or make any Investment in an Unrestricted Subsidiary, except to the extent such designation or Investment is made, and permitted to be made, pursuant to Section 7.7(x), (ii) any direct or indirect Disposition (whether through one or more investments, designations of restricted subsidiaries, dispositions, exclusive licenses, dividends, repurchases, mergers, amalgamations, consolidations or otherwise) of any assets from the Company or any Restricted Subsidiary to an Unrestricted Subsidiary shall be treated as, and deemed to be, an Investment in an Unrestricted Subsidiary that must be made pursuant to, and that is subject to the caps set forth in Section 7.7(x), (iii) no Investment made pursuant to Section 7.7(x) (including any Investment deemed to be made pursuant to Section 7.7(x)) may be reclassified and (iv) no sale proceeds or return of (or return on) capital in respect of any Investment made Section 7.7(x) will replenish or regrow capacity to make any Investments pursuant to Section 7.7(x) or otherwise.

It is further understood and agreed that for purposes of determining the value of any Investment outstanding for purposes of this Section 7.7, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any returns on such Investment (not to exceed the original amount invested).

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7.8           Changes in Fiscal Periods. Permit any changes to the fiscal year of the Company unless agreed to by the Administrative Agent in its reasonable discretion; provided, that the Company may, upon written notice to the Administrative Agent, change its fiscal year in accordance with Applicable Accounting Standards, and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect any such change in fiscal year permitted by this Section 7.8.

7.9           Negative Pledge Clauses. Enter into any agreement that prohibits or limits the ability of the Company or any of its Restricted Subsidiaries that are Material Subsidiaries to create, incur or assume any Lien upon any of its Property, whether now owned or hereafter acquired, to secure the Obligations granted or required to be granted under the Loan Documents, other than:

(a)            this Agreement, the other Loan Documents, the Intercreditor Agreement and any Other Intercreditor Agreement;

(b)            any agreements governing Indebtedness and/or other obligations secured by a Lien permitted by this Agreement (in which case, any prohibition or limitation shall only be effective against the assets subject to such Liens permitted by this Agreement);

(c)            [reserved];

(d)            Contractual Obligations incurred in the ordinary course of business and on customary terms which limit Liens on the assets subject of the applicable Contractual Obligation;

(e)            any agreements regarding Indebtedness or other obligations of any Non-Pro Rata/TL Guarantor Subsidiary not prohibited under Section 7.2 (in which case, any prohibition or limitation shall only be effective against the assets of such Non-Pro Rata/TL Guarantor Subsidiary and its Subsidiaries);

(f)             prohibitions and limitations in effect on the Closing Date and listed on Schedule 7.9;

(g)            customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures not prohibited by this Agreement;

(h)            customary provisions restricting the subletting or assignment of any lease governing a leasehold interest;

(i)             customary restrictions and conditions contained in any agreement relating to any Disposition of Property not prohibited hereunder;

(j)             any agreement in effect at the time any Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary;

(k)            restrictions imposed by applicable law;

(l)             restrictions in any agreements or instruments relating to any Indebtedness permitted to be incurred by this Agreement (including indentures, instruments or agreements governing any Additional Obligations, indentures, instruments or agreements governing any Permitted Debt Exchange Notes, indentures, instruments or agreements governing any Permitted Refinancing Obligations, indentures, instruments or agreements governing any Rollover Indebtedness and indentures, instruments or agreements governing any Permitted Refinancings of each of the foregoing) (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially more

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restrictive on the Restricted Subsidiaries than the encumbrances contained in this Agreement (as determined in good faith by the Company) or (ii) if such encumbrances and restrictions are customary for similar financings in light of prevailing market conditions at the time of incurrence thereof (as determined in good faith by the Company) and the Company determines in good faith that such encumbrances and restrictions would not reasonably be expected to materially impair the Company’s ability to create and maintain the Liens on the Collateral pursuant to the Security Documents;

(m)           restrictions in respect of Indebtedness secured by Liens permitted by Sections 7.3(g) and 7.3(z) relating solely to the assets or proceeds thereof secured by such Indebtedness to the extent required to be so limited by such Sections;

(n)            customary provisions restricting assignment of any agreement entered into in the ordinary course of business; and

(o)            customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is sold and such sale is permitted hereunder.

7.10         Lines of Business. Enter into any business, either directly or through any of its Restricted Subsidiaries, except for a Permitted Business or a business reasonably related thereto or that are reasonable extensions thereof.

7.11         Restricted Debt Payments. Make any payment on account of, or set apart assets for a sinking or other analogous fund for the optional prepayment, redemption, purchase, defeasement or satisfaction in cash, prior to the scheduled maturity thereof, of any Junior Financing, whether now or hereafter outstanding (collectively, “Restricted Debt Payments”), except:

(a)            the Company and its Restricted Subsidiaries may make Restricted Debt Payments in an amount not to exceed the Available Amount at the time of such Restricted Debt Payment so long as (i) no Event of Default is continuing or would result therefrom and (ii) solely in the case of any Restricted Debt Payment made in reliance of the Starter Basket and/or CNI Builder Basket in the Available Amount, the Consolidated Net Total Leverage Ratio shall not exceed 2.25 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period at the time of such Restricted Debt Payment;

(b)            the Company and its Restricted Subsidiaries may make any Restricted Debt Payments so long as (i) no Event of Default is continuing or would result therefrom and (ii) the Consolidated Net Total Leverage Ratio shall not exceed 1.25 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period at the time of such Restricted Debt Payment;

(c)            any payments or distributions in respect of any Junior Financing made during the 12-month period prior to the final stated maturity of such Junior Financing;

(d)            any payment that is intended to prevent any Junior Financing from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code;

(e)            to the extent constituting Restricted Debt Payments, the Company and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Sections 7.4, 7.5, 7.6, 7.7 and 7.9;

(f)             to the extent constituting Restricted Debt Payments, the Company and its Restricted Subsidiaries may consummate Permitted Refinancings of any Junior Financing to the extent such Permitted Refinancing is permitted under Section 7.2;

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(g)            the consummation of any redemption within 60 days after the giving of a redemption notice, as applicable, if at the date of giving of such notice such payment would have complied with the provisions of this Agreement;

(h)            Restricted Debt Payments in the form of voluntary or optional prepayments or repurchases, retirements, redemptions, defeasance or satisfaction of any Junior Financing in an amount not to exceed the greater of (x) $115,000,000 and (y) 25% of Adjusted EBITDA as of the end of the most recently ended Test Period at the time of such payment (plus any amount which the Company may, from time to time, elect to be redesignated from the General RP Basket and less any amounts redesignated to the General Investment Basket) (this clause (h), the “General RDP Basket”);

(i)             the conversion or exchange of any Junior Financing into or for Capital Stock of the Company or any Parent Entity or other Junior Financing permitted under Section 7.2;

(j)             (i) payments of regularly scheduled principal and interest; (ii) mandatory offers to repay, repurchase or redeem (including in connection with the Net Cash Proceeds of Asset Sales); (iii) mandatory prepayments of principal, premium and interest; and (iv) payments of fees, expenses and indemnification obligations, in each case, with respect to such Junior Financing; and

(k)            Restricted Debt Payments that are made with Excluded Contributions.

7.12         Financial Covenant. On the last day of any Test Period (commencing with the Test Period ending on the last day of the first full fiscal quarter ending after the Closing Date), the Borrower shall not permit the Consolidated Net Total Leverage Ratio as of such day to exceed 4.00 to 1.00 (the “Financial Covenant”).

7.13	Material Intellectual Property.

(a)            No U.S. Loan Party shall sell, exclusively lease, exclusively sublease, dispose of or otherwise transfer any Material Intellectual Property held by such U.S. Loan Party to any other Loan Party or any of their Subsidiaries unless it is a U.S. Loan Party or, to the extent such Material Intellectual Property is subject to a Lien in favor of the Security Agent pursuant to a security agreement governed by the laws of the Netherlands, a Dutch Loan Party (provided that, for the avoidance of doubt, this Section 7.13(a) shall not restrict the ability of the Company and its Subsidiaries to enter into non-exclusive licenses, leases or sub-leases with the Company and/or its Subsidiaries).

(b)            To the extent any Material Intellectual Property of a Dutch Loan Party is subject to a pledge, security or other Lien in favor of Security Agent pursuant to a security agreement governed under the laws of the Netherlands, no Dutch Loan Party shall sell, exclusively lease, exclusively sublease, dispose of or otherwise transfer any Material Intellectual Property held by such Dutch Loan Party to any other Loan Party or any of their Subsidiaries unless it is a Dutch Loan Party or a U.S. Loan Party (provided that, for the avoidance of doubt, this Section 7.13(b) shall not restrict the ability of the Company and its Subsidiaries to enter into non-exclusive licenses, leases or sub-leases with the Company and/or its Subsidiaries).

(c)            No Loan Party or Restricted Subsidiary shall sell, exclusively lease, exclusively sublease, dispose of or otherwise transfer (other than non-exclusive licenses) Material Intellectual Property to an Unrestricted Subsidiary, and no Unrestricted Subsidiary shall own any Material Intellectual Property; provided that, for the avoidance of doubt, this Section 7.13(c) shall not restrict the ability of (i) the Company and its Subsidiaries to enter into non-exclusive licenses, leases or sub-leases with the Company and/or its Subsidiaries or (ii) an Unrestricted Subsidiary to develop its own intellectual property.

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(d)            None of the Company, the Borrower nor any Restricted Subsidiary shall grant, pledge, mortgage or collaterally assign any Liens on Material Intellectual Property as security in respect of any Indebtedness for borrowed money (other than any Indebtedness for borrowed money between the Company and its Restricted Subsidiaries), unless such Material Intellectual Property secures the Obligations on pari passu or greater basis.

7.14         Amendments to Organizational Documents. Make any amendment, restatement, change or other modification to an Organizational Document of any Loan Party in a manner material and adverse to the interests of the Lenders (as determined in good faith by the Company).

SECTION 8.          EVENTS OF DEFAULT

8.1	Events of Default. If any of the following events shall occur and be continuing:

(a)            The Borrower shall fail to pay (i) any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms hereof or (ii) any interest owed by it on any Loan or Letter of Credit or any other amount payable by it hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)            Any representation or warranty made or deemed made by Holdings or any Loan Party herein or in any other Loan Document or that is contained in any certificate or other document furnished by it at any time under or in connection with this Agreement or any such other Loan Document, shall in either case prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; provided that, to the extent such representation or warranty is capable of being cured, such default shall continue unremedied for a period of 30 days from the earlier of (i) notice thereof from the Administrative Agent to the Borrower and (ii) the date that a Responsible Officer of a Loan Party had actual knowledge of such default; or

(c)            Any Loan Party shall default in the observance or performance of any agreement contained in Section 6.4(a) (solely with respect to the Borrower’s existence), Section 6.8(a), Section 6.13(b) or Section 7; or

(d)            Any Loan Party or Holdings shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8.1), and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date that the Borrower receives from the Administrative Agent or the Required Lenders notice of the existence of such default and (ii) the date that a Responsible Officer of any Loan Party had actual knowledge of such default; or

(e)            The Company or any of its Restricted Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness for Borrowed Money (excluding the Loans or Letters of Credit) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money was created; or (ii) default in making any payment of any interest on any such Indebtedness for Borrowed Money (excluding the Loans or Letters of Credit) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness for Borrowed Money or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default shall occur, the effect of which payment or other default or other event of default is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness for Borrowed

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Money to become due prior to its Stated Maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or to become payable; provided that (A) other than with respect to loans under the Existing Facilities Agreements, a default, event or condition described in this paragraph shall not at any time constitute an Event of Default unless, at such time, one or more defaults or events of default of the type described in this paragraph shall have occurred and be continuing with respect to Indebtedness for Borrowed Money the outstanding principal amount of which individually exceeds the greater of $92,500,000 and 20% of Adjusted EBITDA as of the end of the most recently ended Test Period, and in the case of Indebtedness for Borrowed Money of the types described in clauses (i) and (ii) of the definition thereof, with respect to such Indebtedness which exceeds such amount either individually or in the aggregate and (B) this paragraph (e) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer, destruction or other disposition of the Property or assets securing such Indebtedness for Borrowed Money if such sale, transfer, destruction or other disposition is not prohibited hereunder and under the documents providing for such Indebtedness or (ii) any Guarantee Obligations except to the extent such Guarantee Obligations shall become due and payable by any Loan Party and remain unpaid after any applicable grace period or period permitted following demand for the payment thereof; or

(f)             (i) Holdings, the Borrower, the Company or any of its Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts (other than as expressly permitted under Section 7.4), or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the Borrower, the Company or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Company or any of its Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings, the Borrower, the Company or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Borrower, the Company or any of its Significant Subsidiaries shall consent to or approve of, or acquiesce in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings, the Borrower, the Company or any of its Significant Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)            (i) the Borrower or any of its Subsidiaries shall incur any liability in connection with any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) a failure to meet the minimum funding standards (as defined in Section 302(a) of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower, any of its Subsidiaries or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, (iv) any Single Employer Plan shall terminate in a distress termination under Section 4041(c) of ERISA or in an involuntary termination by the PBGC under Section 4042 of ERISA, or (v) the Borrower, any of its Subsidiaries or any Commonly Controlled Entity shall, or is reasonably likely to, incur any liability as a result of a withdrawal from, or the Insolvency of, a Multiemployer Plan; and in each case in

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clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(h)            One or more judgments or decrees shall be entered against the Company or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) involving the Company and any such Restricted Subsidiaries taken as a whole a liability (not paid or fully covered by third-party insurance or effective indemnity) equal to, or in excess of the greater of $92,500,000 and 20% of Adjusted EBITDA as of the end of the most recently ended Test Period (net of any amounts which are covered by insurance or an effective indemnity), and all such judgments or decrees shall not have been vacated, discharged, dismissed, stayed or bonded within 30 days from the entry thereof; or

(i)             (i) Any pledge agreements over the Capital Stock of the Company or Borrower and any other Security Documents covering a material portion of the Collateral (in each case, subject to the Legal Reservations, the Perfection Exceptions, the Perfection Requirements and the Agreed Security Principles), shall cease, for any reason (other than by reason of the express release thereof in accordance with the of the relevant Security Documents, the Intercreditor Agreement and this Agreement) to be in full force and effect or shall be asserted in writing by Holdings, the Company or any Guarantor not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document (in each case, subject to the Legal Reservations, the Perfection Exceptions, the Perfection Requirements and the Agreed Security Principles), with respect to any material portion of the Collateral of Holdings, the Company and its Restricted Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that (x) any such loss of perfection or priority results from limitations of foreign laws, rules and regulations as they apply to pledges of Capital Stock in Non-U.S. Subsidiaries or the application thereof, or from the Security Agent no longer having possession of certificates actually delivered to it representing securities pledged under the Security Documents or a UCC filing (or similar filing under any non-U.S. law) having lapsed because a UCC continuation statement (or similar filings under any non-U.S. law) was not filed in a timely manner or (y) such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer, (iii) the Guarantee Obligations pursuant to the Guaranty by any Loan Party of any of the Obligations (in each case, subject to the Legal Reservations), shall cease to be in full force and effect (other than in accordance with the terms thereof), or such Guarantee Obligations shall be asserted in writing by any Loan Party not to be in effect or not to be legal, valid and binding obligations or (iv) without duplication of the foregoing, any material provision of any other Loan Document shall cease to, or shall be asserted in writing by Holdings, the Company or any Guarantor not to be, a legal, valid and binding obligation of any party thereto;

(j)             a Change of Control shall have occurred; or

(k)            to the extent then in effect, the Intercreditor Agreement or any Other Intercreditor Agreement (in each case, subject to the Legal Reservations) shall cease, for any reason (other than by reason of the express release thereof in accordance with the terms thereof or hereof) to be in full force and effect or shall be asserted in writing by Holdings, the Company or any Guarantor not to be a legal, valid and binding obligation of any party thereto;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower under the Bankruptcy Code of the United States, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable and (B) if such event is any other Event of Default, either or both of the following actions may

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be taken with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company: (i) declare the Revolving Commitments and the Tranche A Term Commitments to be terminated forthwith; and (ii) declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been backstopped or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower then due and owing hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 8.1 or otherwise in any Loan Document, presentment, demand and protest of any kind are hereby expressly waived by the Company.

(l)             Notwithstanding the foregoing, until the expiry of the applicable Clean-up Period, a breach of any representation or warranty or any covenant in this Agreement or any Loan Documents existing by reason of circumstances existing on the closing date of the relevant acquisition or Investment and relating solely to the business or operations of any member of the relevant target group which is the subject of such acquisition or Investment (or any obligation to procure or ensure in relation thereto) shall not constitute a Default or Event of Default during the Clean-up Period if and for so long as the circumstances giving rise to such breach: (i) are capable of being cured during the Clean-Up Period and the Company are using reasonable efforts to cure such breach (it being understood for the avoidance of doubt that untrue disclosure or financial statements cannot be cured by amending, supplementing or restating such disclosure or financial statements); (ii) have not been knowingly caused or approved by the Company; and (iii) have not had, and would not reasonably be expected to have, a Material Adverse Effect; provided that (x) the Company shall give the Lenders notice of such breach upon obtaining knowledge thereof by the Company or any of its Restricted Subsidiaries and the steps it is taking to cure such steps and (y) if the relevant circumstances are continuing at the end of the Clean-Up Period, the Default or Event of Default, as applicable, shall be deemed to occur immediately at the end of the Clean-Up Period.

Notwithstanding the foregoing, any Default or Event of Default arising from any failure to deliver a notice of Default with respect to any Default or Event of Default or any other information or documentation required to be delivered within a specified time period shall automatically be deemed cured and to be no longer continuing immediately upon either (i) the delivery of such notice, information or documentation, as applicable or (ii) in the case of a notice of Default with respect to any Default or Event of Default, the cessation of the existence of the underlying Default or Event of Default, so long as in each case at such time the Facilities have not been accelerated by the Lenders pursuant to Section 8.2; provided that the foregoing shall not be applicable (x) with respect to any notice of Default or Event of Default if the Borrower knowingly and willfully fails to give timely notice to the Administrative Agent and the Lenders of such Default or Event of Default required to be given under the Loan Documents, (y) in the case of a Default or Event of Default due to failure to observe or perform the obligations under Sections 6.1(a), 6.1(b), 6.2(a) or 6.2(b) or (z) if such cure results in material impairment of the rights and remedies of the Lenders or the Administrative Agent with respect to any other Default or Event of Default other than the specific Default or Event of Default automatically deemed cured for purposes of this paragraph.

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For the avoidance of doubt, Excluded Swap Obligations with respect to a Loan Party shall not be paid with amounts received from such Loan Party but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations set forth above in this Section.

8.2           Right to Cure. Notwithstanding anything to the contrary contained in Section 8.1, in the event that the Borrower fails (or, but for the operation of this Section 8.2, would fail) to comply with the requirements of the Financial Covenant, from the last day of the applicable fiscal quarter until the expiration of the 10th Business Day subsequent to the date the certificate calculating such Financial Covenant is required to be delivered pursuant to Section 6.2(a) (the “Cure Right Expiration Date”), the Borrower, the Company and any Parent Entity shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of such entities, and in each case, to contribute any such cash to the capital of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”), pursuant to the exercise of the Cure Right, the Financial Covenant shall be recalculated giving effect to a pro forma adjustment by which Adjusted EBITDA shall be increased with respect to such applicable quarter and any four-quarter period that contains such quarter, solely for the purpose of measuring the Financial Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; provided, that (i) in each four consecutive fiscal quarter period there shall be at least two fiscal quarters in which a Cure Right is not exercised, (ii) a Cure Right shall not be exercised more than five times during the term of the Tranche A Term Facility, (iii) for purposes of this Section 8.2, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Covenant, (iv) there shall be no pro forma reduction in Indebtedness with the proceeds of the exercise of the Cure Right for determining compliance with the Financial Covenant for the fiscal quarter in respect of which such Cure Right is exercised (either directly through prepayment or indirectly as a result of the netting of unrestricted cash) and (v) no Lender or Issuing Lender shall be required to make any Loans or issue any Letters of Credit hereunder if a violation of the Financial Covenant has occurred and is continuing until the expiration of the 10th Business Day period during which the Borrower may exercise the Cure Right, unless and until the Cure Amount is actually received. If, after giving effect to the adjustments in this Section 8.2, the Borrower shall then be in compliance with the requirements of the Financial Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant that had occurred shall be deemed cured for the purposes of this Agreement.

The parties hereto hereby acknowledge that any Cure Amount pursuant to this Section 8.2 may not be relied on for purposes of calculating any financial ratios other than for determining actual compliance with the Financial Covenant (and not pro forma compliance with the Financial Covenant that is required by any other provision of this Agreement) and shall not at any time result in any adjustment (on a pro forma basis or otherwise) to any amounts (including the amount of Indebtedness except to the extent actually applied to prepay Indebtedness (other than in the fiscal quarter in respect of which such Cure Right is exercised)) or increase in cash (in the fiscal quarter in respect of which such Cure Right is exercised), in each case, for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any term, provision or covenant hereunder.

In the event that the Borrower shall have delivered to Administrative Agent written notice of its intention to exercise the Cure Right prior to the Cure Right Expiration Date, which exercise if fully consummated would be sufficient in accordance with the terms of this Section 8.2 to cause the Borrower to be in compliance with the Financial Covenant as of the relevant date of determination, then from and following receipt by Administrative Agent of any such notice and until the date that is the earlier of (x) the applicable Cure Right Expiration Date and (y) the date, if any, on which the Borrower thereafter notifies Administrative Agent in writing that such Cure Right shall not be exercised, then neither Security Agent nor any Secured Party shall take any action to foreclose on, or take possession of, the Collateral, accelerate

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any Obligations, terminate any Commitments or otherwise exercise any remedies under any Loan Document or any applicable law on the basis of a breach of the Financial Covenant during such period.

SECTION 9.          THE ADMINISTRATIVE AGENT

9.1	Authorization and Action.

(a)            Each Lender and each Issuing Lender hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents (and as agent with representative powers (mandatario con potere di rappresentanza for the purposes of Italian law) pursuant to Articles 1704 and ff. of the Italian Civil Code with the express consent pursuant to articles 1394 and 1395 of the Italian Civil Code, for the purposes of Italian law) and each Lender and each Issuing Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Each of the Lead Arrangers and the Lenders hereby exempts the Administrative Agent from the restrictions pursuant to section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Person. A Lender which cannot grant such exemption shall notify the Administrative Agent accordingly and, upon request of the Administrative Agent, either act in accordance with the terms of this Agreement and/or any other Loan Document as required pursuant to this Agreement and/or such other Loan Document or grant a special power of attorney to a party acting on its behalf, in a manner that is not prohibited pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and/or any other applicable laws. Without limiting the foregoing, each Lender and each Issuing Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b)            As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company, any Restricted Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in

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the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)            In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i)             the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Lender or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;

(ii)            where the Administrative Agent and/or the Security Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of the United States, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Administrative Agent and/or the Security Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law; and

(iii)           nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;

(d)            The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Persons. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Persons of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)            No Lead Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f)             In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable

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as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)             to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim under Sections 2.9, 2.15, 2.20, 3.3, and 10.5) allowed in such judicial proceeding; and

(ii)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 10.5). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Lender in any such proceeding.

(g)            The provisions of this Section 9 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and, except solely to the extent of the Company’s rights to consent pursuant to and subject to the conditions set forth in this Section 9, none of the Company or any Restricted Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Section 9.

9.2	Administrative Agent’s Reliance, Limitation of Liability, Etc.

(a)            Neither the Administrative Agent nor any of its Related Persons shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Persons under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

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(b)            The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 6.8 unless and until written notice thereof stating that it is a “notice under Section 6.8” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Company, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Company or a Lender or an Issuing Lender. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (D) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (E) the satisfaction of any condition set forth in Section 5 or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent or (F) the creation, perfection or priority of Liens on the Collateral. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by the Company, Borrower, any Restricted Subsidiary, any Lender or any Issuing Lender as a result of, any determination of the Aggregate Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or any Issuing Lender, except to the extent that such Liabilities, costs or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of the Administrative Agent.

(c)            Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 10.6, (ii) may rely on the Register to the extent set forth in Section 10.6(b)(iv), (iii) may consult with legal counsel (including counsel to the Company or any of its Restricted Subsidiaries), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or any Issuing Lender and shall not be responsible to any Lender or any Issuing Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, may presume that such condition is satisfactory unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

9.3	Posting of Communications.

(a)            The Company agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform

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chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)            Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Lenders and the Company acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Lenders and the Company hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)            THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY LEAD ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Company or the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d)            Each Lender and each Issuing Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and each Issuing Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Lender’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

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(e)            Each of the Lenders, each of the Issuing Lenders and the Company agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)             Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.4           The Administrative Agent Individually. With respect to its Commitments, Loans and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Lender, as the case may be. The terms “Issuing Lenders”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Company, any Restricted Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Lenders.

9.5	Successor Administrative Agent and Issuing Lenders.

(a)            The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Lenders and the Company, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York City or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Company (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b)            Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Lenders and the Company, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as security agent for the benefit

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of the Secured Parties, and continue to be entitled to the rights set forth in such Security Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Section 9 and Section 10.5, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

9.6	Acknowledgements of Lenders and Issuing Lenders.

(a)            Each Lender and each Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Lender, in each case, in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent, any Lead Arranger, any other Lender or Issuing Lender, or any of the Related Persons of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Lead Arranger, any other Lender or Issuing Lender, or any of the Related Persons of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)            Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

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(c)

(i)            Each Lender and each Issuing Lender hereby agrees that (x) if the Administrative Agent notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Issuing Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (c)(ii)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (c)(i) with respect to an Erroneous Payment unless such demand is made within 10 Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one Business Days thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (c)(i) shall be conclusive, absent manifest error.

(ii)            Without limiting immediately preceding clause (c)(i), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(A)            (1) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (2) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(B)            such Lender or Secured Party shall (and shall cause any other Payment Recipient to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.6(c).

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(iii)            Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (c)(i) or under the indemnification provisions of this Agreement.

(iv)            In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c)(i), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion and subject to the Borrower’s consent rights as set forth in Section 10.6, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(v)            The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

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(vi)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(vii)            Each party’s obligations, agreements and waivers under this Section 9.6(c) shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(viii)            Notwithstanding anything to the contrary herein or in any other Loan Document, other than the consent right of the Borrower referenced in clause (iv) above, none of Holdings or any of its Subsidiaries has acquired or incurred (or will acquire or incur) any additional rights or obligations under this Section 9.6(c).

(ix)            The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to JPMorgan Chase Bank, N.A. and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entities’ role as administrative agent hereunder. The Lenders acknowledge that neither JPMorgan Chase Bank, N.A. nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.

9.7	Collateral Matters.

(a)            Except with respect to the exercise of setoff rights in accordance with Section 10.7 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent or the Security Agent (as applicable) on behalf of the Secured Parties in accordance with the terms thereof, subject to the Intercreditor Agreement.

(b)            [reserved].

(c)            The Administrative Agent and the Security Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s and/or the Security Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith,

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nor shall the Administrative Agent or the Security Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

9.8           Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.1 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

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9.9	Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:

(i)             such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)            the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)           (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)           such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that none of the Administrative Agent, or any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)            The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the

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transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or security agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.10         Authorization to Release Liens and Guarantees. The Agents are hereby irrevocably authorized by each of the Lenders to effect any release or subordination of Liens or Guarantee Obligations contemplated by Section 10.15.

9.11	Intercreditor Agreements.

(a)            Each Lender (and each other Secured Party by acceptance of the benefits of the Security Documents) (i) understands, acknowledges and agrees that Liens may be created on the Collateral pursuant to the definitive documents governing such Indebtedness, which liens shall be subject to the terms and conditions of any Applicable Intercreditor Agreement, (ii) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Applicable Intercreditor Agreement and (iii) hereby authorizes and instructs the Administrative Agent (including in its role as mandatario con rappresentanza) and Security Agent (including in its role as mandatario con rappresentanza of the Secured Parties under the Intercreditor Agreement) to enter into any Applicable Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

(b)            Pursuant to the express terms of the Applicable Intercreditor Agreements and notwithstanding anything contained in the Loan Documents to the contrary, in the event of any conflict or inconsistency between the provisions of the Applicable Intercreditor Agreements and this Agreement, the provisions of the Applicable Intercreditor Agreements shall prevail.

9.12	Borrower Communications.

(a)            The Administrative Agent and the Lenders agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b)            Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

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(c)            THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE APPLICABLE PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

“Borrower Communications” means, collectively, any Borrowing Notice, notice of prepayment, notice requesting the issuance, amendment or extension of a notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

(a)           Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(b)           Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 10. MISCELLANEOUS

10.1	Amendments and Waivers.

(a)            Except to the extent otherwise provided herein, including as set forth in Sections 2.17, 2.25, 2.26, 2.27, 7.11 and 10.16, neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and the Borrower may, subject to the acknowledgment of the Administrative Agent, or, with the written consent of the Required Lenders, the Administrative Agent and the Borrower may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of amending or adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Agents, the Issuing Lenders, the Lenders or of the Loan Parties or their Subsidiaries hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Agents may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification (in each case without otherwise requiring the consent of the Required Lenders (other than in the case of clause (A)(I) below), which shall only require consent of the applicable parties referenced therein and the Borrower) shall (A)(I) extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment (it being understood that

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a waiver of any condition precedent or a waiver of any Default, Event of Default or mandatory prepayment will not constitute an extension or increase of any Commitment), (II) forgive or reduce the principal amount (it being understood that a waiver of any condition precedent or the waiver of any Default or Event of Default or mandatory prepayment will not constitute a reduction in principal), reduce the stated rate of any interest (other than (x) a waiver of default interests, or a default waiver or change to a financial ratio hereunder (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms in the financial ratios in this Agreement shall not constitute a reduction in the rate of the interest or fees for purposes of this clause (A)), or reduce the fees owing to such Lender, (III) extend the final scheduled date of maturity of any Loan, extend the scheduled date or reduce the amount of any amortization payment in respect of any Term Loan or extend the times for payments of interests or fees owing to such Lender (it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment will not constitute an extension of any scheduled amortization payment, times for payment of interest or fees owing or the final maturity date), (IV) amend, modify or waive any provision of paragraph (a) or (b) of Section 2.18, clause (a) of Section 10.7 or Section 16 of the Intercreditor Agreement, (V) contractually subordinate (x) payment Obligations in respect of this Agreement to payment obligations in respect of other Indebtedness of the Loan Parties or (y) Liens on all or substantially all of the Collateral securing the Obligations under this Agreement to any other Liens on Collateral in respect of other Indebtedness of the Loan Parties, in each case, except (1) as otherwise permitted by this Agreement on the Closing Date, (2) any Indebtedness for in which the Borrower offered the applicable Lenders that were directly and adversely affected by such subordination at the time the applicable Indebtedness was incurred a bona fide opportunity to ratably participate in such Indebtedness on the same terms as the other Lenders participating in such transaction (other than any customary commitment or customary backstop fee paid or payable to any Lender providing a financing commitment in respect of such transaction prior to offering other Lenders an opportunity to ratably participate in such transaction) and such directly and adversely affected Lender has not accepted such offer within five (5) Business Days from the date of such offer and or (3) any “debtor in-possession” facility (or similar facility under applicable law), (VI) reduce any percentage specified in the definition of Required Lenders, Majority Facility Lenders, Required Tranche A Term Lenders or Required Revolving Lenders, (VII) (1) with respect to the making of any Revolving Loan or the issuance, extension or renewal of a Letter of Credit after the Closing Date, waive any of the conditions precedent set forth in Section 5.2 without the consent of the Required Revolving Lenders and (2) with respect to the making of any Tranche A Term Loan, waive any of the conditions precedent set forth in Section 5.3 without the consent of the Required Tranche A Term Lenders (in each case, it being understood and agreed that (A) the waiver of any Default or Event of Default effected with the requisite percentage of Lenders under the other provisions of this Section 10.1 shall be effective to waive such Default or Event of Default, despite the provisions of this clause (VII) and following such waiver such Default or Event of Default shall be treated as cured for all purposes hereunder, including under Section 5.2 and/or Section 5.3 (as applicable) and this clause (VII) and (B) the requisite percentage of Lenders specified in this clause (VII) shall not be required to confirm the satisfaction of the conditions precedent applicable to the Loans and Commitments of such Lenders); (VIII) amend, modify or waive any provision of Section 2.6; and (IX) amend, modify or waive any provision of paragraph (a) of this Section 10.1 and Section 10.6, in each case under clauses (A)(I) to (IX), in each case of the foregoing clauses (A)(I) to (IX), without the written consent of each Lender directly and adversely affected thereby, (B) release all or substantially all of the Collateral or the value of the Guaranty provided by the Guarantors taken as a whole under the Security Documents or Guaranty, as applicable, without the written consent of all Lenders, (C) amend, modify or waive any provision that affects the its rights or duties under this Agreement and the other Loan Documents of the Lenders holding Loans or Commitments of a particular class (but not the Lenders holding Loans or Commitments of any other class), without the written consent (but at the option of the Company) of the requisite percentage in interest of the affected class of such Lenders under this clause (C) that would be required to consent if such class of Lenders were the only class of Lenders (except with respect to increases in quantum or

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reduction of tenor, each of which shall additionally require consent of the Required Lenders), (D) amend, modify or waive any provision that would result in the Lenders holding Loans or Commitments of a particular class or tranche receiving a lesser prepayment, repayment or commitment reduction relative to any other class or tranche, without the consent of more than 50% of the Lenders holding Commitments or Loans under such particular class or tranche and (E) amend, modify or waive any provision of Section 3 or Section 10 in a manner adverse to the Administrative Agent or Issuing Lender without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Issuing Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing unless limited by the terms of such waiver; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b)            Notwithstanding the foregoing, this Agreement may be amended with the written consent of the Required Lenders, the Agents, the Issuing Lenders and the Company (i) to add one or more additional credit facilities to this Agreement (it being understood that no Lender shall have any obligation to provide or to commit to provide all or any portion of any such additional credit facility) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (ii) to include appropriately, after the effectiveness of any such amendment (or amendment and restatement), the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders, as applicable.

(c)            In addition, notwithstanding the foregoing, this Agreement may be amended, with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Refinancing Term Loans (as defined below), as may be necessary or appropriate, in the opinion of the Company and the Administrative Agent, to provide for the incurrence of Permitted Refinancing Obligations under this Agreement in the form of a new tranche of Term Loans hereunder (“Refinancing Term Loans”), which Refinancing Term Loans will be used to refinance all or any portion of the outstanding Term Loans of any Tranche (“Refinanced Term Loans”); provided that (i) the aggregate principal amount of such Refinancing Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus accrued interest, fees, discounts, premiums and expenses) and (ii) except as otherwise permitted by the definition of the term “Permitted Refinancing Obligations”, all other terms shall be as agreed by the Company and the applicable Lenders providing such Refinancing Term Loans. The Borrower shall notify the Administrative Agent of the date on which the Borrower proposes that such Refinancing Term Loans shall be made, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent (or such earlier date as agreed by the Administrative Agent). To the extent the borrower of Refinanced Term Loans is not the Borrower, the Administrative Agent shall have received from such person all information reasonably requested in order for such person to become an applicable Loan Party hereunder.

(d)            In addition, notwithstanding the foregoing, this Agreement may be amended, with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Refinancing Revolving Commitments (as defined below), as may be necessary or appropriate, in the opinion of the Company and the Administrative Agent, to provide for the incurrence of Permitted Refinancing Obligations under this Agreement in the form of a new tranche of Revolving Commitments hereunder (“Refinancing Revolving Commitments”), which Refinancing Revolving Commitments will be used to refinance all or any portion of the Revolving Commitments hereunder (“Refinanced Revolving Commitments”); provided that (i) the aggregate principal amount of such Refinancing Revolving

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Commitments shall not exceed the aggregate principal amount of such Refinanced Revolving Commitments (plus accrued interest, fees, discounts, premiums and expenses), (ii) except as otherwise permitted by the definition of the term “Permitted Refinancing Obligations” (including with respect to maturity), all terms (other than with respect to pricing and fees, which terms shall be as agreed by the Company and the applicable Lenders) applicable to such Refinancing Revolving Commitments shall be substantially identical to, or less favorable to the Lenders providing such Refinancing Revolving Commitments than, those applicable to such Refinanced Revolving Commitments, other than for any covenants and other terms applicable solely to any period after the Latest Maturity Date. Any Refinancing Revolving Commitments that have the same terms shall constitute a single Tranche hereunder. The Borrower shall notify the Administrative Agent of the date on which the Borrower proposes that such Refinancing Revolving Commitments shall become effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent (or such earlier date as agreed by the Administrative Agent). To the extent the borrower of Refinanced Revolving Commitments is not the Borrower, the Administrative Agent shall have received from such person all information reasonably requested in order for such person to become an applicable Loan Party hereunder.

(e)            Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower and the Company may enter into New Loan Commitments in accordance with Section 2.25, Extension Amendments in accordance with Section 2.26, Refinancing Term Loans in accordance with Section 10.1(c), and such New Loan Commitments, Extension Amendments and Refinancing Term Loans shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document.

(f)             Notwithstanding the foregoing, any amendment or waiver that by its terms affects the rights or duties of Lenders holding Loans or Commitments of a particular class (but not the rights or duties of Lenders holdings Loans or Commitments of any other class) will, at the option of the Borrower, require only the requisite percentage in interest of the affected class of Lenders that would be required to consent thereto if such class of Lenders were the only class of Lenders.

(g)            Notwithstanding the foregoing, no Lender consent is required to effect any amendment, modification or supplement to any Applicable Intercreditor Agreement (or form thereof), the Intercreditor Agreement, and/or any other subordination or intercreditor arrangements entered into in connection herewith (i) that is for the purpose of adding the holders of Indebtedness (or any Permitted Refinancing of the foregoing) (or a representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such Applicable Intercreditor Agreement, such Intercreditor Agreement, or such other subordination or intercreditor arrangement, as applicable (it being understood that any such amendment, modification or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing) or (ii) that expressly permits such amendment, modification or supplement without the consent of any Lender by any such Applicable Intercreditor Agreement, the Intercreditor Agreement, and/or any other subordination or intercreditor arrangements entered into in connection herewith.

(h)            Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended, modified or supplemented solely with the consent of the Administrative Agent, the Security Agent and the Borrower, each in their sole discretion, without the need to obtain the consent of any other Lender if such amendment, modification or supplement is delivered in order to (i) correct, amend or cure any ambiguity, mistake, inconsistency or defect or correct any typographical or obvious error or other manifest error in any Loan Document or any necessary or desirable technical change (including, without limitation, to effect administrative changes of a technical or immaterial nature or incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document), (ii) to the extent necessary

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to permit the introduction of structural and tax considerations and collateral and guarantee arrangements (including collateral allocation mechanism arrangements) in connection with the execution of a Joinder Agreement, (iii) comply with local law or advice of counsel, (iv) cause any Guarantee, Security Document or related document to be consistent with this Agreement and the other Loan Documents or to better implement the intentions of this Agreement (including the Agreed Security Principles) and the other Loan Documents or as required by local law to give effect to any guaranty, or to give effect to or to protect any security interest for the benefit of the Secured Parties in any property so that the security interests comply with applicable Law, (v) add terms that are favorable to the Lenders (as reasonably determined by the Administrative Agent) and (vi) as may be necessary in the reasonable opinion of the Borrower, the Administrative Agent and the Security Agent to effect the provisions of Sections 2.17, 2.25, 2.26, 10.1(c), to give effect to the appointment of any Successor Holdings Designation, any change in fiscal year permitted under Section 7.8 and any modification to applicability of the relevant accounting standard in accordance with definition of Applicable Accounting Standards.

(i)             Notwithstanding anything herein to the contrary, this Agreement and the other Loan Documents may be amended, modified or supplemented solely with the consent of the Administrative Agent, the Security Agent and the Company without the need to obtain the consent of any other Lender if such amendment, modification or supplement is delivered in order to (I) effect any repricing transaction whereby the Applicable Margin or other interest rate applicable to any Loans, Tranches or classes is reduced, which shall require only the consent of Lenders that will continue to hold Commitments and/or Loans of the applicable Tranche or class after giving effect to such transaction, (II) create a fungible class of Term Loans (including by increasing (but, for the avoidance of doubt, not by decreasing) the amount of amortization due and payable with respect to any class of Term Loans) and (III) provide any Lien additional to the Collateral by entering into a Security Document without the consent of the Lenders, and, for purposes of such Security Document, the Loan Parties may expressly unilaterally waive their rights under the Agreed Security Principles and the Lenders hereby authorize the Security Agent to negotiate and enter into such additional Security Documents without the consent of the Lenders.

(j)             Notwithstanding anything to the contrary herein, the Administrative Agent in its reasonable discretion may extend any period for the Company or any of its Restricted Subsidiaries to deliver any documentation or perform their obligations under this Agreement which relate to guarantees and Collateral.

(k)            Furthermore, notwithstanding the foregoing, this Agreement may be amended, supplemented or otherwise modified in accordance with Section 10.16.

(l)             Notwithstanding the foregoing, this Section 10.1 is subject to the terms of the Intercreditor Agreement.

10.2	Notices; Electronic Communications.

(a)            All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent (except in the case of a telecopy notice not given during normal business hours for the recipient, which shall be deemed to have been given at the opening of business on the next Business Day for the recipient), addressed as follows in the case of the Company, the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such Person or at such other address as may be hereafter notified by the respective parties hereto:

The Borrower:

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Bending Spoons US Inc.

169 Madison Ave., Suite 11218

New York, NY 10016

Attention: Finance Team

Email: finance@bendingspoons.com

Telephone: +393450896245

With a copy (which shall not constitute notice) to:

c/o Latham & Watkins LLP
330 N. Wabash Ave., Suite 2800
Chicago, IL 60611
Attention: Cindy Caillavet
Email: cindy.caillavet@lw.com
Telephone: +1 312.876.7703

Administrative Agent:

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Rd.
NCC5 / 1st Floor
Newark, DE 19713
Attention: Loan & Agency Services Group
Email: jpm.agency.cri@jpmorgan.com

With a copy (which shall not constitute notice) to:

c/o Milbank LLP
55 Hudson Yards
New York, NY
Attention: Benjamin Sayagh
Email: bsayagh@milbank.com

and

c/o Milbank LLP
100 Liverpool Street
London EC2M 2AT
Attention: Apostolos Gkoutzinis, Ana Grbec
Email: AGkoutzinis@milbank.com; AGrbec@milbank.com

Security Agent:

INTESA SANPAOLO S.P.A.
Largo Mattioli 3
20121 Milano, Italy
Attention: Giulia Barchiesi, Federico Fratto, Danilo Dell’Oglio
Email: giulia.barchiesi@intesasanpaolo.com; federico.fratto@intesasanpaolo.com;
danilo.delloglio@intesasanpaolo.com

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With a copy (which shall not constitute notice) to:

c/o Milbank LLP
55 Hudson Yards
New York, NY
Attention: Benjamin Sayagh
Email: bsayagh@milbank.com

and

c/o Milbank LLP
100 Liverpool Street
London EC2M 2AT
Attention: Apostolos Gkoutzinis, Ana Grbec
Email: AGkoutzinis@milbank.com; AGrbec@milbank.com

The Issuing Lender

Wells Fargo Bank, National Association
1525 W W.T. Harris Blvd., CIC-3C2
MAC D1109-012
Charlotte, NC 28262
Email: StandbyCustomerCare@wellsfargo.com
Attention: Wells Fargo Bank, N.A. - U.S. Standby Trade Operations

provided that any notice, request or demand to or upon the Administrative Agent, Security Agent, the Lenders, the Company or the Borrower shall not be effective until received.

(b)            Notices and other communications to the Borrower, any Loan Party, the Lenders and the Administrative Agent hereunder may be delivered or furnished by using Approved Electronic Platforms or Approved Borrower Portals (as applicable), in each case, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Agents, the Company or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)            The Company hereby acknowledges that (i) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak, IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive information other than information that is publicly available, or not material with respect to the Borrower or its Subsidiaries, or their respective securities, for purposes of the United States Federal and state securities laws (collectively, “Public Information”). The Company hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that is Public Information and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Company shall be deemed to have

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authorized the Administrative Agent, the Issuing Lenders and the Lenders to treat such Borrower Materials as containing only Public Information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 10.14); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”; provided that there is no requirement that the Company identify any such information as “PUBLIC.”

(d)            THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Persons (collectively, the “Agent Parties”) have any liability to the Company, any Issuing Lender or any other Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s or the Administrative Agent’s transmission of Borrower Materials through the Internet or notices through the Platform or any other electronic platform or electronic messaging service, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party or any of its Related Persons; provided, however, that in no event shall any Agent Party have any liability to the Company, any Issuing Lender or any other Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e)            Each of the Borrower, the Company, the Administrative Agent, the Security Agent and each Issuing Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the Security Agent and each Issuing Lender. In addition, each Lender agrees to notify the Administrative Agent and the Security Agent from time to time to ensure that the Administrative Agent and the Security Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain information other than Public Information.

(f)            The Administrative Agent, the Security Agent, the Issuing Lenders and the other Lenders shall be entitled to rely and act upon any notices (including telephonic notices of borrowing) believed in good faith by the Administrative Agent and/or the Security Agent, as applicable, to be given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms

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thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent or the Security Agent may be recorded by the Administrative Agent and/or the Security Agent, as applicable, and each of the parties hereto hereby consents to such recording.

10.3	No Waiver; Cumulative Remedies.

(a)            No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(b)            Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.1 for the benefit of all the Lenders and the Issuing Lenders; provided, however, that the foregoing shall not prohibit (i) each Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) each Issuing Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 10.7(b) (subject to the terms of Section 10.7(a)) and (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law.

10.4         Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5         Payment of Expenses; Indemnification. (a) Except with respect to Taxes (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim), the Company agrees (i) to pay or reimburse each Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation, execution and delivery of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith and any amendment, supplement or modification thereto, and, as to the Agents only, the administration of the transactions contemplated hereby and thereby (in each case whether or not the Company or its Subsidiaries are party thereto) including the reasonable fees and disbursements and other charges of (x) a single firm of counsel to the Agents (plus one firm of special regulatory counsel and one firm of local counsel per material jurisdiction as may reasonably be necessary in connection with collateral matters) in connection with all of the foregoing, and (y) in the event of an actual or perceived conflict of interest, where the Agent or Lender affected by such conflict informs the Company and thereafter retains its own counsel, one additional counsel for each Lender or Agent or group of Lenders or Agents subject to such conflict, (ii) to pay or reimburse each Lender, Issuing Lender and each Agent for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any such other documents referred to in Section 10.5(a)(i) above (including all such costs and expenses incurred in connection with any legal proceeding, including any proceeding under any Debtor Relief Law or in

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connection with any workout or restructuring), including the documented fees and disbursements of a single firm of counsel and, if necessary, a single firm of special regulatory counsel and a single firm of local counsel per material jurisdiction as may reasonably be necessary, for the Agents and the Lenders, taken as a whole and, in the event of an actual or perceived conflict of interest, where the Agent or Lender affected by such conflict informs the Company and thereafter retains its own counsel, one additional counsel for each Lender or Agent or group of Lenders or Agents subject to such conflict, (iii) to pay or reimburse each Issuing Lender for all of its reasonable and documented out-of-pocket costs and expenses in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iv) to pay, indemnify or reimburse each Lender, each Agent, each Issuing Lender, each Lead Arranger, and their respective Affiliates, and their respective partners that are natural persons, members that are natural persons, officers, directors, employees, trustees, advisors, agents and controlling Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, costs, expenses or disbursements arising out of any actions, judgments or suits of any kind or nature whatsoever, arising out of or in connection with any claim, action or proceeding relating to or otherwise with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents referred to above in this Section 10.5(a) and the transactions contemplated hereby and thereby, including any of the foregoing relating to the use of proceeds of the Loans or Letters of Credit (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), any actual or alleged presence or release of Materials of Environmental Concern on or from any property currently or formerly owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Company hereunder (all the foregoing in this clause (iii), collectively, the “Indemnified Liabilities”); provided that, the Company shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities have resulted from (A) the gross negligence, bad faith, willful misconduct or material breach of the Loan Documents of such Indemnitee or its Related Persons as determined by a court of competent jurisdiction in a final non-appealable decision (or settlement tantamount thereto) or (B) any dispute solely among Indemnitees or their respective Related Persons other than claims against any agent or arranger in its capacity or in fulfilling its role as agent or arranger or any similar role in respect of the credit facilities provided hereunder and other than claims to the extent arising out of any act or omission on the part of the Company or its Related Persons. For purposes hereof, a “Related Person” of an Indemnitee means (i) if the Indemnitee is any Agent or any of its Affiliates or their respective partners that are natural persons, members that are natural persons, officers, directors, employees, agents and controlling Persons, any of such Agent and its Affiliates and their respective officers, directors, employees, agents and controlling Persons; provided that solely for purposes of Section 9, references to each Agent’s Related Persons shall also include such Agent’s trustees and advisors, and (ii) if the Indemnitee is any Lender or any of its Affiliates or their respective partners that are natural persons, members that are natural persons, officers, directors, employees, agents and controlling Persons, any of such Lender and its Affiliates and their respective officers, directors, employees, agents and controlling Persons. All amounts due under this Section 10.5 shall be payable promptly after receipt of a reasonably detailed invoice therefor. Statements payable by the Company pursuant to this Section 10.5 shall be submitted to the Company at the address thereof set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Company in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Obligations.

(b)            To the extent permitted by applicable law (i) the Company and any Loan Party shall not assert, and the Company and each Loan Party hereby waives, any claim against the Administrative Agent, the Security Agent, any Lead Arranger, any Issuing Lender, any Lender and any Related Person of

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any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 10.5(b) shall relieve the Company of any obligation it may have to indemnify an Indemnitee, as provided in Section 10.5(a), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c)            Each Lender severally agrees to pay any amount required to be paid by the Company under paragraphs Error! Reference source not found. or (b) of this Section 10.5 to Administrative Agent, the Security Agent and each Issuing Lender, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to their respective percentage of the total Commitments represented by such Lender’s Commitment in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such percentage of the total Commitments represented by such Lender’s Commitment immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct.

10.6	Successors and Assigns; Participations and Assignments.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) except as set forth in this Agreement, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) subject to Sections 2.24 and 2.26(d), no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.

(b)            (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may, in compliance with applicable law, assign (other than to a natural person, Defaulting Lender, Disqualified Institution or, except as provided in clause (h) below, to the Borrower or any of its Affiliates) to one or more assignees (each, an “Assignee”), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

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(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment of (w) Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund (as defined below), (x) Tranche A Term Commitments to a Tranche A Term Lender, an Affiliate of a Tranche A Term Lender or an Approved Fund of a Tranche A Term Lender, (y) Revolving Commitments and/or Revolving Loans to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund of a Revolving Lender or (z) any Loan or Commitment if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing, to any other Person and provided further, that a consent under this clause (A) shall be deemed given if the Borrower shall not have objected in writing to a proposed assignment within five Business Days after receipt by it of a written notice thereof from the Administrative Agent; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to (i) in the case of Term Loans, a Lender, an Affiliate of a Lender or an Approved Fund and (ii) in the case of Tranche A Term Commitments and/or Revolving Commitments and/or Revolving Loans, a Revolving Lender; and

(C) in the case of an assignment of Revolving Commitments, each Issuing Lender, provided that no such consent of the Issuing Lenders shall be required for an assignment of Revolving Commitments and/or Revolving Loans (i) to an existing Revolving Lender or an Affiliate of an existing Revolving Lender or (ii)(x) if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing, to any other Person and (y) such Issuing Lender has no outstanding Letters of Credit at that time.

(ii)	Subject to Sections 2.24 and 2.26(d), assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of (I) the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or (II) if earlier, the Trade Date (if any) specified in such Assignment and Assumption) shall not be less than $1,000,000, unless the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall (i) execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent and the Borrower (or, at the Borrower’s request, manually) together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that such fee shall not be payable in the case of an assignment to an Affiliate of a Lender and (ii) deliver a copy of the foregoing Assignment and Assumption to the Security Agent; and

(C)	the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire and all applicable tax forms.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person, Defaulting Lender, Disqualified Institution and the Borrower or the Company and their respective Affiliates (except in the case of Permitted Buy-Backs)) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or

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managed by (I) a Lender, (II) an Affiliate of a Lender, (III) an entity or an Affiliate of an entity that administers or manages a Lender or (IV) an entity or an Affiliate of an entity that is the investment advisor to a Lender.

(iii)            Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be subject to the obligations under and entitled to the benefits of Sections 2.19, 2.20, 2.21, 10.5 and 10.14). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6 (and will be required to comply therewith).

(iv)            The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Borrower, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement (and the entries in the Register shall be conclusive absent demonstrable error for such purposes), notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lenders and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)            Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee (except as contemplated by Sections 2.24 and 2.26(d)), the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder) and all applicable tax forms, the processing and recordation fee referred to in paragraph (b) of this Section 10.6 and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and promptly record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)            (i) Any Lender may, without the consent of any Person, in compliance with applicable law, sell participations to one or more banks or other entities (other than a natural person, Defaulting Lender, a Disqualified Institution, Holdings or any member of the Group, further which, the list of Disqualified Institutions shall be available upon request of the Administrative Agent, to a Lender) (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent

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of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section 10.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 (if such Participant agrees to have related obligations thereunder, including the requirements under Section 2.20(f), (g) and (i)) to the same extent as if it were a Lender (it being understood that the documentation required under Section 2.20(f), (g) and (i) shall be delivered to the participating Lender) and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6.

(ii)            A Participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant (except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation).

(iii)           Each Lender that sells a participation, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a register on which it enters the name and addresses of each Participant, and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the United States Proposed Treasury Regulations (or any amended or successor version). Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as such) shall have no responsibility for maintaining a Participant Register.

(d)          (i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any Assignee or participant that becomes a Disqualified Institution after the applicable Trade Date, such Assignee or participant shall not retroactively be disqualified from becoming a Lender or participant. Any assignment or participation in violation of this clause (d)(i) shall not be void, but the other provisions of this clause (d) shall apply.

(ii)            If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (a) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at the sole expense and effort of the Disqualified Institution, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution, (B) in the case of outstanding Loans held by Disqualified Institutions, purchase or prepay such Loan by paying the lowest of (x) the principal amount thereof, (y) the amount that such Disqualified Institution paid to acquire such Loans and (z) the market price of such Loans (as reasonably determined by the Borrower), in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require

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such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.6), all of its interest, rights and obligations under this Agreement to one or more Assignees at the lowest of (x) the principal amount thereof, (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations and (z) the market price of such Loans or Commitments (as reasonably determined by the Borrower), in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder, and if such Disqualified Institution does not execute and deliver a duly executed Assignment and Assumption within five Business Days of the date on which the permitted assignee executes and delivers such Assignment and Assumption to such Disqualified Institution, then such Disqualified Institution shall be deemed to have executed and delivered such Assignment and Assumption without any action on its part.

(iii)            Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Company the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan of reorganization, (2) if such Disqualified Institution does vote on such plan of reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by any applicable court of competent jurisdiction, including a bankruptcy court with jurisdiction over any Loan Party in an insolvency or liquidation proceeding effectuating the foregoing clause (2).

(iv)            The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to provide the list of Disqualified Institutions to each Lender, including each prospective Assignee or Participant, requesting the same; provided that the Lenders shall not be restricted from participating their obligations in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of their Commitments and the Loans owing to it) to Disqualified Institutions if the Borrower or Company has not provided the list of Disqualified Institutions upon request; provided, further, that the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions.

(e)            Any Lender may, without the consent of or notice to the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and other central banks, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

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(f)            The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring the same (in the case of an assignment, following surrender by the assigning Lender of all Notes representing its assigned interests).

(g)            The Borrower may prohibit any assignment if it would require the Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee to determine whether any such filing or qualification is required or whether any assignment is otherwise in accordance with applicable law.

(h)            Notwithstanding anything to the contrary herein, any Lender may assign all or any portion of its Term Loans hereunder to the Company or any of its Restricted Subsidiaries, solely to the extent that (any such purchase and assignment, a “Permitted Buy-Back”):

(i)            such assignment is made (A) pursuant to a Dutch auction open to all Lenders holding Term Loans in the applicable Tranche on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Administrative Agent or (B) pursuant to open market purchase on a non-pro rata basis;

(ii)           no Default or Event of Default has occurred and is continuing or would result therefrom;

(iii)          any such purchase is made at a discount to par;

(iv)          any such Term Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by the Company or any of its Restricted Subsidiaries (without an increase to Consolidated EBITDA, Adjusted EBITDA or Consolidated Net Income as a result of such cancellation);

(v)           the Company and its Restricted Subsidiaries do not use the proceeds of the revolving facility under the Pro Rata Facilities Agreement or Revolving Loans to acquire such Term Facility;

(vi)          the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Tranche A Term Loans purchased by the Borrower, the Company or their Restricted Subsidiaries pursuant to Section 10.6(h) and each principal repayment installment with respect to the Term Loans of such Tranche pursuant to Section 2.3 shall be reduced pro rata by the par value of the aggregate principal amount of Term Loans so purchased; and

provided that there shall be no requirement for the Company or any of its Restricted Subsidiaries to make a representation that, as of the date of any such purchase and assignment, it is not in possession of material non-public information with respect to the Company and/or any Restricted Subsidiary thereof and/or any of their respective securities and all parties to the relevant transactions shall render customary “big boy” disclaimer letters.

(i)            Notwithstanding anything to the contrary contained herein, the replacement of any Lender pursuant to Section 2.24 or 2.26(d) shall be deemed an assignment pursuant to Section 10.6(b) and shall be valid and in full force and effect for all purposes under this Agreement.

(j)            For the purposes of Article 1407, paragraph 1, of the Italian Civil Code, each of the Loan Parties provides its consent to the transfer (cessione), in whole or in part, by any Lender of its rights and obligations under this Agreement and the other Loan Documents (including as a secured creditor (creditore garantito) under the Italian Security) in favor of any Assignee provided that, and only to the

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extent that, such transfer is completed in accordance with the provisions of this Section 10.6. Each Loan Party to this Agreement agrees that upon completion of an assignment or a transfer in accordance with Section 10.6, the Guaranty and the Collateral created under the Security Documents shall be preserved, without novation (novazione) for the benefit of the relevant Assignee.

(k)            Upon request by the Security Agent, the Administrative Agent shall provide the Security Agent with an updated list of Lenders of record.

10.7	Adjustments; Set off.

(a)            Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or Lenders or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)            In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) after the expiration of any cure or grace periods, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any Affiliate, branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8         Counterparts. This Agreement or any acceptance letter to which this Agreement is attached may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts and acceptance letters taken together shall be deemed to constitute one and the same instrument binding the parties hereto and to each such acceptance letter in their applicable capacities. Delivery of an executed signature page of this Agreement by facsimile or electronic (i.e., “pdf” or “tiff”) transmission shall be effective as delivery of a manually executed counterpart hereof or thereof. A set of the copies of this Agreement and/or one or more acceptance letters with respect hereto which, taken together, are signed by all the parties hereto shall be lodged with the Company and the Administrative Agent. Notwithstanding anything to the contrary, the parties agree that any person which executes an acceptance letter with respect to this Agreement or any other Loan Document shall thereby become a party hereto or to such other Loan Document, as applicable, and this Agreement and each other Loan Document accepted by such party pursuant to an acceptance letter shall be binding on such party, in each case to the same extent as if such party executed a counterpart hereof or of such other Loan Document.

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10.9         Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10       Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Company, the Agents and the Lenders with respect to the subject matter hereof and thereof.

10.11       GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

10.12       Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)            submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents and any Letter of Credit to which it is a party (except as to any other Loan Documents, as expressly set forth therein) to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York sitting in the County of New York (the “Federal District Court” and, together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) any Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Section 10.12 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Security Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment and (iii) if all such New York Courts decline jurisdiction over any person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction;

(b)            consents that any such action or proceeding may be brought in the New York Courts and appellate courts from either of them, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)            agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)            agrees that nothing herein shall (i) affect the right to effect service of process in any other manner permitted by law or (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a); and

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(e)            waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages (provided that such waiver shall not limit the indemnification obligations of the Loan Parties to the extent such special, exemplary, punitive or consequential damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under Section 10.5).

10.13	Acknowledgments. The Company hereby acknowledges that:

(a)            it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)            neither the Agents nor any Lender has any fiduciary relationship with or duty to the Company arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on the one hand, and the Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c)            no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, the Company and the Lenders;

(d)            no advisory or agency relationship between it and any Agent or Lender is intended to be or has been created in respect of any of the transactions contemplated hereby,

(e)            the Agents and the Lenders, on the one hand, and the Borrower or the Company, on the other hand, have an arms-length business relationship,

(f)             the Company is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents,

(g)            each of the Agents and the Lenders is engaged in a broad range of transactions that may involve interests that differ from the interests of the Borrower or the Company and none of the Agents or the Lenders has any obligation to disclose such interests and transactions to the Borrower or the Company by virtue of any advisory or agency relationship, and

(h)            none of the Agents or the Lenders has advised the Company as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, the validity, enforceability, perfection or avoidability of any aspect of any of the transactions contemplated hereby under applicable law, including the Bankruptcy Code or any consents needed in connection therewith), and none of the Agents or the Lenders shall have any responsibility or liability to the Company with respect thereto and the Company has consulted with its own advisors regarding the foregoing to the extent it has deemed appropriate. To the fullest extent permitted by law, the Company hereby waives and releases any claims that it may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.14       Confidentiality. The Agents and the Lenders agree to treat any and all information, regardless of the medium or form of communication, that is disclosed, provided or furnished, directly or indirectly, by or on behalf of the Borrower or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby, whether furnished before or after the Closing Date (“Confidential Information”), as strictly confidential and not to use Confidential Information for any purpose other than evaluating the Transactions and negotiating, making available, syndicating and administering this Agreement (the “Agreed Purposes”). Without limiting the foregoing, each Agent and each Lender agrees

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to treat any and all Confidential Information with adequate means to preserve its confidentiality, and each Agent and each Lender agrees not to disclose Confidential Information, at any time, in any manner whatsoever, directly or indirectly, to any other Person whomsoever, except (1) to its partners that are natural persons, members that are natural persons, directors, officers, employees, counsel, advisors, trustees, Affiliates (including natural persons, directors, officers, employees, counsel, advisors, trustees thereof) and other representatives (collectively, the “Representatives”), to the extent necessary to permit such Representatives to assist in connection with the Agreed Purposes (it being understood that the Representatives to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (2) to any pledgee referred to in Section 10.6(e) and prospective Lenders and participants in connection with the syndication (including secondary trading) of the Facilities and Commitments and Loans hereunder, in each case who are informed of the confidential nature of the information and agree to observe and be bound by standard confidentiality terms, (3) to any party or prospective party (or their advisors) to any swap, derivative or insurance transaction under which payments are made by reference to the Borrower and the Obligations, this Agreement or payments hereunder, in each case who are informed of the confidential nature of the information and agree to observe and be bound by standard confidentiality terms, (4) upon the request or demand of any Governmental Authority having or purporting to have jurisdiction over it, (5) in response to any order of any Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (6) to the extent reasonably required or necessary, in connection with any litigation or similar proceeding relating to the Facilities, (7) information that has been publicly disclosed other than in breach of this Section 10.14, (8) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or in connection with examinations or audits of such Lender, (9) to the extent reasonably required or necessary, in connection with the exercise of any remedy under the Loan Documents, (10) to the extent the Borrower has consented to such disclosure in writing, (11) to any other party to this Agreement, (12) by the Administrative Agent to the extent reasonably required or necessary to obtain a CUSIP for any Loans or Commitment hereunder, to the CUSIP Service Bureau or (13) to Bloomberg, LSTA and similar market data collectors and service providers with respect to the syndicated lending industry, including for league table credit purposes (provided that such information is limited to the type and amount of the Facilities). Each Agent and each Lender acknowledges that (i) Confidential Information includes information that is not otherwise publicly available and that such non-public information may constitute confidential business information which is proprietary to the Borrower and (ii) the Borrower has advised the Agents and the Lenders that it is relying on the Confidential Information for its success and would not disclose the Confidential Information to the Agents and the Lenders without the confidentiality provisions of this Agreement. All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Assumption, the provisions of this Section 10.14 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or a Lender, respectively. Nothing in any Loan Document shall prevent disclosure of any Confidential Information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Loan Documents or any transaction carried out in connection with any transaction contemplated by the Loan Documents to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.

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For the avoidance of doubt, nothing in this confidentiality provision shall prohibit the Agents, the Lenders or any of their affiliates or any of the respective officers, directors, employees, advisors, affiliates and agents of such persons from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this confidentiality provision shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

10.15       Release of Collateral and Guarantee Obligations; Subordination of Liens.

Each of the Lenders, other Secured Parties and Agents hereby irrevocably:

(a)            agree that the Liens granted to the Administrative Agent or the Security Agent by the Loan Parties on any Collateral shall be immediately and automatically released, in each case, without any further action by any Person:

(i)            upon termination of the Commitments and payment in full of all Obligations in cash and in immediately available funds (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) any Secured Hedging Obligations) (the date of such termination and payment, the “Termination Date”);

(ii)            upon the sale, disposition, distribution or other transfer of such Collateral as part of or in connection with any transaction permitted hereunder or under any other Loan Document, in each case to a Person that is not a Loan Party;

(iii)          subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders;

(iv)	to the extent required by the terms of the Applicable Intercreditor Agreement;

(v)           to the extent such Collateral of any U.S. Loan Party is or becomes Excluded Collateral as a result of an occurrence not prohibited hereunder (including any Mortgaged Property which was not previously located in an area designated as a special flood hazard having been designated as a special flood hazard area); and

(vi)          to the extent such Collateral is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b)            authorize the Administrative Agent and the Security Agent, and each of the Administrative Agent and the Security Agent shall be required to, to the extent requested by the Company, release or subordinate any Lien on any property (and execute and deliver any release documentation required in connection therewith) granted to or held by the Administrative Agent or Security Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.3(c), (d), (g)(securing debt incurred under Section 7.2(c), (g), (r) or (u)(I)), (j), (o), (r), (t), (w) and (dd);

(c)            agree that a Guarantor (other than the Company and the Borrower) shall be immediately and automatically released from any applicable Guaranty and its obligations thereunder if such Person ceases to be a Restricted Subsidiary or otherwise becomes an Excluded Subsidiary as a result of a transaction, event or designation permitted hereunder, or to the extent required by the Applicable Intercreditor Agreement; and

(d)            authorize the Administrative Agent and the Security Agent, and each of the Administrative Agent and the Security Agent shall be required to, to the extent requested by the Company

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or to the extent provided for under this Agreement, establish intercreditor arrangements (including the Applicable Intercreditor Agreement) as contemplated by this Agreement, provided that, no Guarantor shall automatically be released and no liens on Collateral of such Guarantor shall automatically be released solely as a result of such Guarantor ceasing to be a Wholly Owned Subsidiary of the Company if (i) such Guarantor remains a Restricted Subsidiary of the Company and the disposition of Capital Stock of such Guarantor pursuant to which it ceased to be a Wholly Owned Subsidiary of the Company was undertaken for the primary purpose of causing such Guarantor to cease to be a Guarantor or (ii) such Guarantor remains a Restricted Subsidiary of the Company, and the other owners of Company in such Guarantor are Affiliates of the Company; provided, further that upon the release of a Guarantor as a result of ceasing to be a Wholly Owned Subsidiary that, after such release is a Restricted Subsidiary of the Company, the Company shall be deemed to have made an investment in such Restricted Subsidiary in the amount of its remaining interest therein.

Upon request by the Administrative Agent at any time, the Required Lenders will promptly confirm in writing the Administrative Agent’s and the Security Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.15; provided that absent such confirmation in writing from the Required Lenders, the act of the Administrative Agent or the Security Agent making such request shall not prohibit the Administrative Agent or the Security Agent from releasing or subordinating its interests if it otherwise conclusively relies on a certificate of the Borrower or the Company. In each case as specified in this Section 10.15, the Administrative Agent and Security Agent will (and each Lender and Agent irrevocably authorizes the Administrative Agent and the Security Agent to), at the Company’s sole cost and expense, promptly execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Security Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.15; provided that, if reasonably requested by the Administrative Agent, the Company shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Company certifying that the release or subordination of such Collateral is permitted under the Loan Documents (and for the avoidance of doubt, no other documentation or information shall be required to be provided by the Company or any Restricted Subsidiary). Each of the Security Agent and the Administrative Agent shall be entitled to rely and shall rely exclusively on such Responsible Officer’s certification and the Security Agent and the Administrative Agent will be fully exculpated from any liability and shall be fully protected and shall not have any liability whatsoever to any Secured Party as a result of such reliance or the consummation of any release or subordination. Additionally, the Administrative Agent and Security Agent shall promptly return any possessory collateral to the Company in connection with the releases of Collateral and Guarantors contemplated by this Section 10.15; provided, that in the event that the Administrative Agent or the Security Agent loses or misplaces any possessory collateral delivered to the Administrative Agent or the Security Agent by any Loan Party, upon reasonable request of the Company, the Administrative Agent or the Security Agent shall provide a loss affidavit to the Company, in form and substance reasonably satisfactory to the Company.

No holder of any Secured Hedging Obligation in its capacity as such shall have any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement or any other Loan Document.

10.16       Accounting Changes. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial ratios, standards or terms in this Agreement, then following notice either from the Company to the Administrative Agent or from the Administrative Agent to the Company (which the Administrative Agent shall give at the request of the

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Required Lenders), the Company and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. If any such notices are given then, unless the Company notifies the Administrative Agent that it would be unduly burdensome on the Company to do so (as determined in good faith by the Company, which determination shall be conclusive), regardless of whether such notice is given prior to or following such Accounting Change, until such time as such an amendment shall have been executed and delivered by the Company, the Administrative Agent and the Required Lenders and have become effective, all financial ratios, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. Any amendment contemplated by the prior sentence shall become effective upon the consent of the Required Lenders, it being understood that a Lender shall be deemed to have consented to and executed such amendment if such Lender has not objected in writing within five Business Days following receipt of notice of execution of the applicable amendment by the Company and the Administrative Agent, it being understood, that the posting of an amendment referred to in the preceding sentence electronically on SyndTrak, IntraLinks/IntraAgency or another relevant website with notice of such posting by the Administrative Agent to the Required Lenders shall be deemed adequate receipt of notice of such amendment. “Accounting Changes” refers to (A) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC, in each case, occurring after the Closing Date, including any change to IFRS contemplated by the definition of “U.S. GAAP” and (B) any change in the application of an Applicable Accounting Standards by the Company (including pursuant to a change in such Applicable Accounting Standard in accordance with the definition thereof).

10.17       WAIVERS OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND FOR ANY COUNTERCLAIM THEREIN.

10.18       USA PATRIOT ACT. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Publ. 107 56 (signed into law October 26, 2001)) (the “USA Patriot Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of such Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the USA Patriot Act and the Beneficial Ownership Regulation, and the Borrower agrees to provide such information from time to time to any Lender or Agent reasonably promptly upon request from such Lender or Agent.

10.19       Effect of Certain Inaccuracies. In the event that any financial statement delivered pursuant to Section 6.1(a) or (b) or any Compliance Certificate delivered pursuant to Section 6.2(b) is inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin or Applicable Commitment Fee Rate for any period (an “Applicable Period”) than the Applicable Margin or Applicable Commitment Fee Rate for such Applicable Period, then (i) promptly following the correction of such financial statement by the Borrower, the Borrower shall deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin or Applicable Commitment Fee Rate for the Test Period preceding the delivery of such corrected financial statement and Compliance Certificate shall be determined based on the corrected Compliance Certificate for such Applicable Period and (iii) the Borrower shall promptly pay to the Administrative Agent the accrued additional interest or commitment fees owing as a result of such increased

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Applicable Margin or Applicable Commitment Fee Rate for such Test Period. This Section 10.19 shall not limit the rights of the Administrative Agent or the Lenders hereunder, including under Section 8.1.

10.20       Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.20 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender. Notwithstanding anything in this Agreement and/or any other Loan Document to the contrary, the parties hereto agree and accept that in no event shall the overall remuneration applicable to the Loans (including interest, default interest, fees, original issue discounts, premium, charges, redemption fees, expenses and other costs and any other form of compensation related to the Loans) (the “Total Remuneration”) due by an obligor or guarantor incorporated in Italy exceed the highest rate permitted under applicable law (including, for the avoidance of doubt, the Italian Usury Law). If the Total Remuneration paid or payable in respect of the Loans at any time due by an obligor or guarantor incorporated in Italy is deemed to exceed the maximum rate permitted by the Italian Usury Law, then the Total Remuneration shall be automatically and immediately reduced to the maximum admissible remuneration pursuant to the Italian Usury Law, for, and limited to, the period during which it is not possible to apply the remuneration as originally provided.

10.21       Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Issuing Lender or any Lender, or the Administrative Agent, any Issuing Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders and the Issuing Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.22       Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in this Agreement, any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby, including any Borrowing Notice, shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein

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to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.23       Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)           the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document;

the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

10.24       Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(a)           In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

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(b)	As used in this Section 9.18, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)

(ii)           a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)          a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.25       Limitations on Guarantees and Security. Notwithstanding any provision to the contrary in any Loan Document (but subject to the Agreed Security Principles), (I) no guarantees by, nor any proceeds of enforcement of any guarantees by, any direct or indirect Subsidiaries of the Company (other than the Borrower or a direct or indirect Subsidiary of the Borrower) and (II) no assets, nor any proceeds of enforcement of any security interest granted over assets, of the Company or any direct or indirect Subsidiaries of the Company (other than (w) assets of the Borrower or a direct or indirect Subsidiary of Borrower, (x) Capital Stock of the Borrower owned directly or indirectly by the Company, (y) other Capital Stock of any Restricted Subsidiary owned directly by the Company and (z) subject to the Agreed Security Principles, assets of the Company that constitute Pro Rata Collateral; provided, that the pledge of any Capital Stock in any Subsidiary treated as Controlled Foreign Entity or FSHCO that is owned directly by the Company shall not exceed 65% of the voting Capital Stock of such Subsidiary and 100% of the non-voting Capital Stock, if any, of such Subsidiary) shall, in each case, be required to be provided or applied or otherwise available to any Secured Party to guarantee, secure, support or satisfy any obligations of the Borrower or a direct or indirect Subsidiary of the Borrower under any Loan Documents or any guarantee thereof by the Company. The Loan Parties, the Lenders, the Agents, the Administrative Agent, the Security Agent and the other Secured Parties agree that any pledge, guaranty or security, or similar interest, made or granted in contravention of this Section 10.25 shall be void ab initio.

10.26	Judgment Currency

(a)             If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.

(b)            The obligations of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated

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in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agree to return the amount of any excess to the Borrower (or to any other person who may be entitled thereto under applicable law).

10.27	Waiver of Sovereign Immunity

Each Loan Party that is incorporated outside the U.S., in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such Loan Party or its respective Subsidiaries or any of its or its respective subsidiaries’ properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the U.S. or elsewhere, to enforce or collect upon the Loans or any Loan Document or any other liability or obligation of such Loan Party or any of their respective Subsidiaries related to or arising from the transactions contemplated by any of the Loan Documents, including, without limitation, immunity from suit, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Loan Party, for itself and on behalf of its Subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable Law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the U.S. or elsewhere. Without limiting the generality of the foregoing, each Loan Party further agrees that the waivers set forth in this Section 10.27 shall be effective to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the U.S. and are intended to be irrevocable for purposes of such Act.

10.28	Appointment of Service of Process Agent

Each Loan Party that is organized under the laws of a jurisdiction outside the United States hereby appoints the Borrower as its agent for service of process in any matter related to this Agreement or the other Loan Documents, and the Borrower duly accepts such appointment.

10.29	Italian Transparency Provisions

For the purposes of the transparency rules set forth in the CICR resolution of 4 March 2003 and by the “Disposizioni sulla trasparenza delle operazioni e dei servizi bancari e finanziari – correttezza delle relazioni tra intermediari e clienti” issued by the Bank of Italy on 30 September 2016 and published on the Italian Official Gazette on 21 October 2016 (as subsequently amended and supplemented), the Loan Parties hereby acknowledge and confirm that this Agreement (and each of the provisions thereof) has been specifically negotiated with the support of legal advisors on each side. Accordingly, this Agreement falls within the class of agreements “that have been specifically negotiated” (“che costituiscono oggetto di trattativa individuale”) to which the provisions set out under section II of the above “Disposizioni sulla trasparenza” do not apply.

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10.30       Intercreditor Accession. In consideration of each Secured Party being accepted as a Senior Lender, Senior Agent and/or Senior Lead Arranger (as applicable) (such Secured Party, an “Acceding Party”) for the purposes of the Intercreditor Agreement, the Acceding Party confirms that, as from the date such Acceding Party became a Secured Party hereunder, it intends to be party to the Intercreditor Agreement as a Senior Lender, Senior Agent and/or Senior Lead Arrangers (as applicable) and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender, Senior Agent and/or Senior Lead Arrangers (as applicable) and agrees that (i) it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement (including the appointment of the Security Agent under Clause 19 (The Security Agent) of the Intercreditor Agreement) and (ii) shall be deemed to have agreed to appoint and accepted the appointment of the Security Agent to act as its security agent and mandatario con rappresentanza pursuant to Italian law and to have authorised the Security Agent to perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Intercreditor Agreement and the other Loan Documents, together with any other incidental rights, power and discretions and such others rights and faculties indicated in the Intercreditor Agreement and/or the other Loan Documents. The Acceding Party expressly ratifies and approves any and all acts done by the Security Agent on its behalf prior to such Acceding Party becoming a Secured Party hereunder.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BENDING SPOONS US INC.,
as Borrower

By:
Name:
Title:

[Signature Page to Credit Agreement]

BENDING SPOONS OPERATIONS S.P.A.,
as the Company

By:
Name:
Title:

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

INTESA SANPAOLO S.PA.,
as Security Agent

By:
Name:
Title:

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as an Issuing Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

MIZUHO BANK, LTD.,
as a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK EUROPE SE,
as a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

MUFG BANK, LTD.,
as a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.,
as a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

SCHEDULE 1.1A

Agreed Security Principles

1.	AGREED SECURITY PRINCIPLES

(a)	The guarantees and security to be provided under the Loan Documents will be given in accordance with, and subject to, the security principles set out in this Schedule (the “Agreed Security Principles”). This Schedule identifies the Agreed Security Principles and addresses the manner in which the Agreed Security Principles will impact on and determine the extent and terms of the guarantees and security proposed to be provided in relation to the Obligations.

(b)	The Agreed Security Principles embody the recognition by all parties that there may be certain legal and practical difficulties in obtaining effective or commercially reasonable guarantees and/or security from all relevant members of the Company and its Restricted Subsidiaries (collectively, the “Company Group”) in each jurisdiction in which it has been agreed that guarantees and security will be granted by those members. In particular:

(i)	general legal and statutory limitations, regulatory restrictions, financial assistance, anti-trust and other competition authority restrictions, corporate benefit, fraudulent preference, equitable subordination, “transfer pricing”, “thin capitalisation”, “earnings stripping”, “controlled foreign corporation” and other tax restrictions, “exchange control restrictions”, “capital maintenance” rules and “liquidity impairment” rules, tax restrictions, retention of title claims, employee consultation or approval requirements and similar principles may limit the ability of a member of the Company Group to provide a guarantee or security or may require that the guarantee or security be limited as to amount or otherwise and, if so, the guarantee or security will be limited accordingly, provided that, to the extent requested by the Security Agent before signing any applicable security or accession document, the relevant member of the Company Group shall use reasonable endeavours (but without incurring material cost and without adverse impact on relationships with third parties) to overcome any such obstacle or otherwise such guarantee or security document shall be subject to such limit;

(ii)	a key factor in determining whether or not (and the terms on which) a guarantee or security will be taken (and in respect of the security, the extent of its perfection and/or registration) is the applicable time and cost (including adverse effects on taxes, interest deductibility, stamp duty, registration costs and taxes or similar taxes, notarial costs, guarantee fees payable to any person that is not a member of the Company Group and all applicable legal fees) which will not be disproportionate to the benefit accruing to the Secured Parties of obtaining such guarantee or security;

(iii)	given that the parties to this Agreement have agreed not use the Imposta Sostitutiva regime pursuant to article 15 and subsequent of Italian

Presidential Decree No. 601/1973 as amended and supplemented from time to time, security that requires payment in Italy of an ad valorem registration Tax, stamp duty or similar taxes on the amount of the security obligations will not be taken (i) unless it can be executed by way of exchange of correspondence or in any other form required under the applicable law (other than Italian law) governing the relevant security which does not give rise to any such ad valorem registration Tax, stamp duty or similar taxes, or (ii) if said taxed can be minimized on execution (including through a cap to the Obligations secured by the applicable Security Document as agreed between the Security Agent and the Company);

(iv)	members of the Company Group shall not be required to bear any costs or expenses in relation to notarisation of any powers of attorney, that may be required in connection with entering into any Security Documents;

(v)	members of the Company Group will not be required to give guarantees or enter into security documents if they are not wholly owned by another member of the Company Group or if it is not within the legal capacity of the relevant members of the Company Group or if it would conflict with the fiduciary or statutory duties of their directors or contravene any applicable legal, regulatory or contractual prohibition or restriction or have the potential to result in a material risk of personal or criminal liability for any director or officer of or for any member of the Company Group, provided that, to the extent requested by the Security Agent before signing any applicable security document or accession document, the relevant member of the Company Group shall use reasonable endeavours (but without incurring material cost and without adverse impact on relationships with third parties) to overcome any such obstacle or otherwise such guarantee or security document shall be subject to such limit or paying any significant fees or third party expenses;

(vi)	guarantees and security will be limited so that the aggregate of notarial costs and all registration and like taxes and duties relating to the provision of security will not exceed an amount to be agreed between the Company (or its written designee) and the Security Agent;

(vii)	where a class of assets to be secured includes material and immaterial assets, if the cost of granting security over the immaterial assets is disproportionate to the benefit of such security, security will be granted over the material assets only;

(viii)	it is expressly acknowledged that it may be either impossible or impractical (as reasonably determined by the Company) grant guarantees or to create security over certain categories of assets in which event such guarantees will not be taken and security will not be taken over such assets (as applicable);

(ix)	any asset subject to a legal requirement, contract, lease, licence, instrument, regulatory constraint (including any agreement with any government or regulatory body) or other third party arrangement, which may prevent or condition the asset from being charged, secured or being subject to the applicable security document (including requiring a consent of any third party, supervisory board or works council (or equivalent)) and any asset which, if subject to the applicable security document, would give a third party the right to terminate or otherwise amend any rights, benefits and/or obligations with respect to any member of the Company Group in respect of the asset or require the relevant chargor to take any action materially adverse to the interests of the Company Group or any member thereof, in each case will be excluded from a guarantee or security document, provided that reasonable endeavours (exercised for a specified period of time) to obtain consent to charging any asset (where otherwise prohibited) shall be used by the Company Group if the Security Agent specifies prior to the date of the security or accession document that the asset is material and the Company (or its written designee) is satisfied that such endeavours will not involve placing relationships with third parties in jeopardy;

(x)	the giving of a guarantee, the granting of security and the registration and/or the perfection of the security granted will not be required if it would be unduly burdensome or restrict the ability of the relevant member of the Company Group to conduct its operations and business in the ordinary course as otherwise permitted by the Loan Documents (including dealing with the secured assets and all contractual counterparties or amending, waiving or terminating (or allowing to lapse) any rights, benefits or obligations, in each case prior to a Senior Acceleration Event (as defined in the Intercreditor Agreement) which is continuing), and any requirement under the Agreed Security Principles to seek consent of any person or take or not take any other action shall be subject to this paragraph (x);

(xi)	any security document will only be required to be notarised if required by law in order for the relevant security to become effective or admissible in evidence in the applicable jurisdiction where such assets are located;

(xii)	no guarantee or security will be required to be given by or over any Person and/or assets acquired (and no consent shall be required to be sought with respect thereto) which are required to support acquired indebtedness to the extent such acquired indebtedness is permitted by this Agreement to remain outstanding after an acquisition. No member of a target group or other entity acquired pursuant to an acquisition not prohibited by this Agreement shall be required to become a Guarantor or grant security with respect to the Obligations if prevented by the terms of the documentation governing that acquired indebtedness (or any Permitted Refinancing thereof) or if becoming a Guarantor or the granting of any security would give rise to an obligation (including any payment obligation) under or in relation thereto; no security will be granted over any asset secured for the benefit of any Indebtedness permitted pursuant to the terms of this Agreement and/or to the extent constituting a Lien permitted pursuant to the terms of this Agreement unless specifically required by a Loan Document to the contrary;

(xiii)	to the extent possible and unless required by applicable law, there should be no action required to be taken in relation to the guarantees or security when any lender assigns or transfers any of its participation to a new lender (and, unless explicitly agreed to the contrary in this Agreement, no member of the Company Group shall bear or otherwise be liable for any taxes, any notarial, registration or perfection fees or any other costs, fees or expenses that result from any assignment or transfer by a Secured Party);

(xiv)	no title investigations or other diligence on assets will be required and no title insurance will be required;

(xv)	security will not be required over any assets subject to security in favour of a third party (other than in relation to security under general business conditions of account banks which do not prohibit or prevent the creation of Liens securing the Obligations over such accounts) or any cash constituting regulatory capital or customer cash (and such assets or cash shall be excluded from any relevant security document);

(xvi)	to the extent legally effective, all security will be given in favour of the Security Agent and not the secured creditors individually (with the Security Agent to hold one set of security documents for all the Secured Parties); “parallel debt” provisions will be used where necessary (and included in the Intercreditor Agreement and not the individual security documents) and in no event will “parallel debt” provisions apply to Security Documents governed by Italian law; no member of the Company Group will be required to take any action in relation to any guarantees or security as a result of any assignment or transfer by a Lender;

(xvii)	guarantees and security will not be required from or over the assets of, any joint venture or similar arrangement, any minority interest or any member of the Company Group that is not wholly-owned by another member of the Company Group;

(xviii)	each security document shall be deemed not to restrict or condition any transaction not prohibited under this Agreement or the Intercreditor Agreement and the security granted under each security document entered into after the Closing Date shall be deemed to be subject to these Agreed Security Principles, before and after the execution of the relevant security document and creation of the relevant security;

(xix)	no security may be provided on terms which are inconsistent with the turnover or sharing provisions in the Intercreditor Agreement;

(xx)	the Secured Parties (or any agent or similar representative appointed by them at the relevant time) will not be able to exercise any power of attorney or set-off granted to them under the terms of the Loan Documents prior to the occurrence of a Senior Acceleration Event which is continuing;

(xxi)	no guarantee or security shall guarantee or secure any “Excluded Swap Obligations” defined in accordance with the LSTA Market Advisory Update dated February 15, 2013 entitled “Swap Regulations’ Implications for Loan Documentation”, and any update thereto by the LSTA;

(xxii)	no perfection, filing or other action will be required with respect to assets of a type not owned by any Loan Party or in a jurisdiction that is an Excluded Jurisdiction or otherwise over the shares of a member of the Company Group located in an Excluded Jurisdiction;

(xxiii)	no translation of any document relating to any security or any asset subject to any security will be required to be prepared or provided to the Secured Parties, unless (i) required for such documents to become effective or admissible in evidence and (ii) a Senior Acceleration Event is continuing; and

(xxiv)	the Security Agent (or any other applicable Agent) shall, in the event of any conflict or inconsistency between any term of the Agreed Security Principles and any term of the Loan Documents, promptly following written request of the Company (i) enter into such amendments to such Loan Documents; and/or (ii) release and terminate such Loan Documents and enter into a replacement Loan Documents on such amended terms, in each case, as the Company determines (acting reasonably) shall be necessary or desirable to cure such conflict or inconsistency.

(c)	Notwithstanding any term of any Loan Document, no loan or other obligation of a US Person under any Loan Document may be, directly or indirectly:

(i)	guaranteed by a “controlled foreign corporation” (as defined in Section 957(a) of the Internal Revenue Code) that is owned (within the meaning of Section 958(a) of the Internal Revenue Code) by a US Person (such entity owned by a US Person, a “CFC”) or by an entity substantially all the assets of which consist of equity interests (or equity interests and indebtedness) of one or more CFCs (a “FSHCO”), or guaranteed by a subsidiary of a CFC or FSHCO;

(ii)	secured by any assets of a CFC, FSHCO or a subsidiary of a CFC or a FSHCO (including any CFC or FSHCO equity interests held directly or indirectly by a CFC or FSHCO);

(iii)	secured by a pledge or other security interest in excess of 65 per cent. of the voting equity interests (and 100 per cent. of the non-voting equity interests) of a CFC or FSHCO; or

(iv)	guaranteed by any subsidiary or secured by a pledge of or security interest in any subsidiary or other asset, if it would result in material adverse US tax consequences as reasonably determined by the Company (or its written designee) and the Agent.

2.	GUARANTEES

Subject to the guarantee limitations set out in the Loan Documents, each guarantee will be an upstream, cross-stream and downstream guarantee for all liabilities of the Loan Parties under the Loan Documents in accordance with, and subject to, the requirements of these Agreed Security Principles in each relevant jurisdiction (references to “security” to be read for this purpose as including guarantees). Security documents will secure the guarantee obligations of the relevant security provider or, if such security is provided on a third party basis, all liabilities of the Loan Parties under the Loan Documents, in each case in accordance with, and subject to, the requirements of these Agreed Security Principles in each relevant jurisdiction.

3.	GOVERNING LAW AND SCOPE OF SECURITY

(a)	The guarantees and security to be provided in respect of the Obligations in accordance with the Agreed Security Principles are only to be given by (with respect to Liens securing the Obligations only) Holdings (together with any other Person which is not a member of the Company Group who grants a Lien to secure the Obligations, each a “Third Party Security Provider”) and (with respect to security and guarantees) Material Subsidiaries incorporated in a jurisdiction other than an Excluded Jurisdiction and no security or guarantees shall be required to be given by entities which are incorporated in Excluded Jurisdictions or by (or over shares, ownership interests or investments in) any joint venture or similar arrangement, any minority interest or any member of the Company Group that is not wholly owned by another member of the Company Group (in each case unless the Company (in its sole discretion) has elected that such members of the Company Group have become Guarantors).

(b)	The parties agree that the overriding intention, subject to paragraph (a) above, is for security only to be granted (or reconfirmed) by:

(i)	the Third Party Security Provider in respect of all structural funding loans referred to in the TSM granted by the Third Party Security Provider to the Company (if any);

(ii)	the Third Party Security Provider over the issued share capital of the Company;

(iii)	a Loan Party over the issued share capital of another Loan Party; and

(iv)	a Loan Party over structural intra-Company Group funding loans (if any),

(the “Overriding Principle”) and that no other security shall be required to be given by Holdings and/or any other member of the Company Group or in relation to any other asset unless specifically otherwise requested or agreed to by the Company (or its written designee) (in its absolute discretion).

(c)	All security (other than share security and security over intercompany receivables) will be governed by the law of, and secure only assets located in, the jurisdiction of incorporation of the applicable grantor of the security and no action in relation to security (including any perfection step, further assurance step, filing or registration) will be required in jurisdictions where the grantor of the security is not incorporated. Share security over any subsidiary will be governed by the law of the place of incorporation of that subsidiary. Any security over a structural intercompany loan between the Third Party Security Provider and the Company, in respect of the on-lend of equity contributions will be governed by the governing law of such structural intra-group loan document or English law.

(d)	In the event of any Loan Parties incorporated in jurisdictions in which “all assets” security is customary, the Company and the Agent shall discuss in good faith and acting reasonably agree whether any such “all assets” security may be necessary to reflect the market practice for senior secured lending in such Loan Parties’ jurisdictions, in any case subject to the other Agreed Security Principles set out in this Schedule.

4.	TERMS OF SECURITY DOCUMENTS

The following principles will be reflected in the terms of any security taken in connection with the Obligations:

(a)	security will not be enforceable or crystallise until the occurrence of a Senior Acceleration Event which is continuing;

(b)	the beneficiaries of the security or any Agent will only be able to exercise a power of attorney following the occurrence of a Senior Acceleration Event which is continuing;

(c)	the security documents should only operate to create security rather than to impose new commercial obligations or repeat clauses in other Loan Documents; accordingly:

(i)	they should not contain additional representations, undertakings or indemnities (including, without limitation, in respect of insurance, information, maintenance or protection of assets, further assurance or the payment of fees, costs and expenses) unless these are the same as or consistent with those contained in this Agreement and are required for the creation or perfection of security or are given in a “third party” security document, unless already included in this Agreement; and

(ii)	nothing in any security document shall (or be construed to) prohibit any transaction, matter or other step (or a grantor of security taking or entering into the same) or dealing in any manner whatsoever in relation to any asset (including all rights, claims, benefits, proceeds and documentation, and contractual counterparties in relation thereto) the subject of (or expressed to be the subject of) the security agreement if not prohibited by the terms of the other Loan Documents (and accordingly to such extent, the Security Agent shall promptly effect releases, confirmations, consents to deal or similar steps always at the cost of the relevant grantor of the security);

(d)	no security will be granted over parts, stock, moveable plant, equipment or receivables if it would require labelling, segregation or periodic listing or specification of such parts, stock, moveable plant, equipment or receivables;

(e)	perfection will not be required in respect of (i) vehicles and other assets subject to certificates of title or (ii) letter of credit rights and tort claims (or the local law equivalent);

(f)	in no event shall control agreements (or perfection by control or similar arrangements) be required with respect to any assets (including deposit or securities accounts) (unless the Loan Documents expressly provide for any specific account (by reference to its purpose) to be subject to specific restrictions on use);

(g)	security will, where possible and practical, automatically create security over future assets of the same type as those already secured; where local law requires supplemental pledges, lists of assets or notices to be delivered in respect of future acquired assets in order for effective security to be created over that class of asset, such supplemental pledges, lists of assets or notices will be provided only upon request of the Security Agent and at intervals no more frequent than annually (unless required more frequently under local law);

(h)	where a Loan Party is free to dispose of an asset forming part of the Collateral pursuant to the terms of the Loan Documents, the Security Agent is under an obligation to release such asset upon request by the Company and will be entitled to do so without the consent of any of the Lenders;

(i)	the Security Agent shall, upon request by the Company, execute, deliver and otherwise implement any guarantee and/or security release and/or amendment of the security documents necessary or desirable to effect any permitted reorganisation, or any transaction permitted or not prohibited by the terms of the Loan Documents (and shall be entitled to do so without the consent of any Lenders);

(j)	each security document must contain a clause which records that if there is a conflict between the security document and this Agreement or the Intercreditor Agreement then (to the fullest extent permitted by law) the provisions of this Agreement or (as applicable) the Intercreditor Agreement will take priority over the provisions of the security document (and that, if requested to do so by (and at the cost of) the Company, the Security Agent will enter into such amendments, waivers or consents as are necessary to remove such conflict); and

(k)	each security document must contain a clause substantially similar to the following:

Notwithstanding anything to the contrary in this Agreement but without prejudice to the creation or perfection of any security interest under this Agreement, the terms of this Agreement shall not operate or be construed so as to prohibit or restrict any transaction, matter or other step (or the [security grantor] taking or entering into the same or dealing in any manner whatsoever in relation to any asset (including all rights, claims, benefits, proceeds and documentation, and contractual counterparties in relation thereto)) no prohibited by the Debt Documents (as defined in the Intercreditor Agreement) (other than this Agreement), and the Security Agent shall promptly enter into such documentation and/or take such other action in relation to this Agreement as is required by the [security grantor] (acting reasonably) in order to facilitate any such transaction, matter or other step, including, but not limited to, by way of executing any confirmation, consent to dealing, release or other similar or equivalent document, or returning any physical collateral.

5.	RECEIVABLES

Without prejudice to the Overriding Principle, if a Loan Party grants security over any of its receivables it will be free to deal with, amend, waive or terminate those receivables in the course of its business until the occurrence of a Senior Acceleration Event which is continuing. No notice of security may be prepared or served until the occurrence of a Senior Acceleration Event which is continuing (other than security over structural intra-group loans). To the extent required to be provided in order for effective security to be created, any list of receivables so provided will not include details of the underlying contracts (but may include non-sensitive generic information to the extent that would allow for the creation of security) and will not be required to be updated after the delivery of the first list by any Material Subsidiary. If required under local law, security over receivables will be registered subject to the general principles set out in these Agreed Security Principles following the occurrence of a Senior Acceleration Event which is continuing.

6.	SHARES

(a)	Security over shares, stocks or partnership interests will be limited to those over a Loan Party or Material Subsidiary which are not incorporated in an Excluded Jurisdiction.

(b)	Until a Senior Acceleration Event has occurred and is continuing, the legal title of the shares will remain with the relevant grantor of the security (unless transfer of title on granting such security is customary in the applicable jurisdiction) and any grantor of share security will be permitted to retain and to exercise voting rights and powers in relation to any shares and other related rights charged by it and receive, own and retain all assets and proceeds in relation thereto without restriction or condition.

(c)	Where customary and applicable as a matter of law, following a request by the Security Agent, on, or as soon as reasonably practicable following execution (and taking into account any stamping requirements in respect of any stock transfer form (or applicable law equivalent)) of the security or accession document, the applicable share certificate (or other documents evidencing title to the relevant shares) and a stock transfer form executed in blank (or applicable law equivalent) will be provided to the Security Agent upon its request.

(d)	(other than in respect of Loan Parties organized under the laws of Italy whose shares are envisaged to be subject to Liens securing the Obligations), no amendments to any constitutional documents will be required.

(e)	No security shall be required to be granted over any shares or ownership interests in any person which are not directly owned by a Loan Party other than Holdings with respect to the pledge over shares of the Company.

SCHEDULE 1.1B

Closing Date Security Documents

1.	The Reaffirmation Agreement, dated as of the Closing Date, between the Borrower, Brightcove Holdings, Inc., Brightcove Inc., the Company and the Security Agent, in relation to the US Collateral Agreement and the US Pledge Agreement.

2.	The Dutch Security Agreement, dated 30 August 2024, between the Company, as pledgor, and the Security Agent, as pledgee.

3.	The Deed of Pledge Over Registered Shares of The Creative Productivity Group B.V. dated 30 August 2024, between the Company, as pledgor, The Creative Productivity Group B.V., as company, and the Security Agent, as pledgee.

4.	Luxembourg Security Confirmation Agreement

5.	(Confirmation of) Dutch security agreement/ deed of pledge of shares in Creative Productivity Group B.V.

SCHEDULE 1.1C

Permitted Pre-Close Holdings Loans

None.

SCHEDULE 2.1

Commitments

Initial Lender	Tranche A Term Commitment
Wells Fargo Bank, National Association	$160,000,000
JPMorgan Chase Bank, N.A.	$105,000,000
Mizuho Bank, Ltd.	$120,000,000
Goldman Sachs Bank Europe SE	$130,000,000
Sumitomo Mitsui Banking Corporation	$75,000,000
MUFG Bank, Ltd.	$70,000,000
TOTAL	$660,000,000

Initial Lender	Revolving Commitment
Wells Fargo Bank, National Association	$40,000,000
JPMorgan Chase Bank, N.A.	$35,000,000
Mizuho Bank, Ltd.	$25,000,000
Morgan Stanley Senior Funding, Inc.	$35,000,000
MUFG Bank, Ltd.	$30,000,000
Sumitomo Mitsui Banking Corporation	$30,000,000
TOTAL	$195,000,000

SCHEDULE 4.3

Existence; Compliance with Law

None.

SCHEDULE 4.6

Litigation

None.

SCHEDULE 4.7A

Ownership of Property; Liens

None.

SCHEDULE 4.7B

Material Real Property

None.

SCHEDULE 4.13

Subsidiaries

(a) Subsidiaries:

Entity	Jurisdiction of Incorporation	Parent	Class of Equity Interest	Percentage Held, directly or indirectly, by a Loan Party	Unrestricted
Bending Spoons Apps ApS	Denmark	Bending Spoons Operations S.p.A.	Shares	100%	No
Easy Tiger Apps ApS	Denmark	Mosaic S.r.l.	Shares	100%	No
Fonts ApS	Denmark	Bending Spoons Operations S.p.A.	Shares	100%	No
Remini Web ApS	Denmark	Bending Spoons Operations S.p.A.	Shares	100%	No
Splice Video Editor S.r.l.	Italy	Bending Spoons Operations S.p.A.	Quotas	100%	No
AI Creativity S.r.l.	Italy	Bending Spoons Operations S.p.A.	Quotas	100%	No
Mosaic S.r.l.	Italy	Bending Spoons Operations S.p.A.	Quotas	100%	No
Bending Spoons US Inc.	Delaware	Bending Spoons Operations S.p.A.	Common Shares	100%	No
Bending Spoons UK Limited	United Kingdom	Bending Spoons Operations S.p.A.	Ordinary Shares	100%	No
komoot GmbH	Germany	Bending Spoons Operations S.p.A.	Capital Shares	100%	No
Evernote Corporation	Delaware	Bending Spoons US Inc.	Common Shares	100%	No
Evernote Holdings, LLC	Delaware	Evernote Corporation	Membership interests	100%	No
Evernote GmbH	Switzerland	Evernote Corporation	Capital Shares	100%	No

Entity	Jurisdiction of Incorporation	Parent	Class of Equity Interest	Percentage Held, directly or indirectly, by a Loan Party	Unrestricted
Evernote Hong Kong Holdings Limited	Hong Kong	Evernote Corporation	Ordinary Shares	100%	No
YXBJ Advisory LLC	Delaware	Evernote Corporation (99.999%) YXBJ Advisory Holding LLC (0.001%)	Membership interests	100%	No
YXBJ Advisory Holding LLC	Delaware	Evernote Corporation	Membership interests	100%	No
Evernote do Brasil Serviço de Aplicacoes LTDA	Brazil	Evernote GmbH (99.999%) Evernote Holdings, LLC (0.001%)	Quotas	100%	No
Community Matters Holdings, Inc.	Delaware	Bending Spoons US Inc.	Common Shares	100%	No
Meetup LLC	Delaware	Community Matters Holdings, Inc.	Membership interests	100%	No
MilelQ Inc.	Delaware	Bending Spoons US Inc.	Common Shares	100%	No
Iridesco, LLC	New York	Bending Spoons US Inc.	Membership interests	100%	No
StreamYard Top Corp.	Delaware	Bending Spoons US Inc.	Common Shares	100%	No
StreamYard Holdings, Inc.	Delaware	StreamYard Top Corp.	Common Shares	100%	No
StreamYard, Inc.	Delaware	StreamYard Holdings, Inc.	Common Shares	100%	No
StreamYard UK Ltd.	United Kingdom	StreamYard Holdings, Inc.	Ordinary Shares	100%	No

Entity	Jurisdiction of Incorporation	Parent	Class of Equity Interest	Percentage Held, directly or indirectly, by a Loan Party	Unrestricted
Hopin Canada Ltd.	Canada	StreamYard Holdings, Inc.	Common Shares	100%	No
Hopin Ireland Ltd.	Ireland	StreamYard Holdings, Inc.	Ordinary Shares	100%	No
Hopin Ltd.	United Kingdom	StreamYard Holdings, Inc.	Shares	100%	No
BoomSet, Inc.	Delaware	StreamYard, Inc.	Common Shares	100%	No
KitApps, Inc.	Delaware	StreamYard, Inc.	Common Shares	100%	No
Streamable Inc.	Delaware	StreamYard, Inc.	Common Shares	100%	No
Issuu, Inc.	Delaware	Bending Spoons US Inc.	Common Shares	100%	No
Issuu ApS	Denmark	Issuu, Inc.	Shares	100%	No
Issuu GmbH	Germany	Issuu ApS	Capital Shares	100%	No
The Creative Productivity Group B.V.	The Netherlands	Bending Spoons Operations S.p.A.	Ordinary Shares	100%	No
Wetransfer B.V.	The Netherlands	The Creative Productivity Group B.V.	Ordinary Shares	100%	No
WeTransfer UK Ltd	United Kingdom	Wetransfer B.V.	Ordinary Shares	100%	No
WeTransfer Corporation	California	Wetransfer B.V.	Common Shares	100%	No
WeTransfer France SAS	France	Wetransfer B.V.	Ordinary Shares	100%	No
Brightcove Inc.	Delaware	Bending Spoons US Inc.	Common Shares	100%	No

Entity	Jurisdiction of Incorporation	Parent	Class of Equity Interest	Percentage Held, directly or indirectly, by a Loan Party	Unrestricted
Brightcove Holdings, Inc.	Delaware	Brightcove Inc.	Common Shares	100%	No
Zencoder Inc.	Delaware	Brightcove Inc.	Common Shares	100%	No
Cacti Acquisition LLC	Delaware	Brightcove Inc.	Membership Interests	100%	No
Wicket Labs, Inc.	Washington	Brightcove Inc.	Common Shares	100%	No
Brightcove UK Ltd.	United Kingdom	Brightcove Inc.	Ordinary Shares	100%	No
Brightcove Singapore Pte. Ltd.	Singapore	Brightcove Inc.	Ordinary Shares	100%	No
Brightcove K.K.	Japan	Brightcove Inc.	Shares	100%	No
Brightcove India Pte. Ltd.	India	Brightcove Inc. (99.99%) Brightcove UK Ltd (0.01%)	Equity Shares	100%	No
TV App Agency Ltd.	United Kingdom	Brightcove Inc.	Ordinary Shares	100%	No
TV App Agency Unipessoal Lda	Portugal	TV App Agency Ltd.	Quotas	100%	No
Brightcove Australia Pty. Ltd.	Australia	Brightcove Inc.	Ordinary Shares	100%	No
Brightcove Inc Korea	South Korea	Brightcove Inc.	Shares	100%	No
Brightcove S. de R.L. de C.V.	Mexico	Brightcove Inc. (99.9%) Brightcove Holdings, Inc. (0.1%)	Equity Interests	100%	No
Othello Acquisition Corporation	Delaware	Brightcove Inc.	Common Shares	100%	No

Entity	Jurisdiction of Incorporation	Parent	Class of Equity Interest	Percentage Held, directly or indirectly, by a Loan Party	Unrestricted
Loomly Holdco, Inc.	Delaware	Bending Spoons US Inc.	Common Shares	100%	No
Loomly LLC	Delaware	Loomly Holdco, Inc.	Membership Interests	100%	No
Livestream LLC	New York	Vimeo.com, Inc.	Membership interests	100%	No
VideoJi, Inc.	Delaware	Vimeo.com, Inc.	Common Shares	100%	No
Vimeo, Inc.	Delaware	Bending Spoons US Inc.	Common Shares	100%	No
Vimeo.com, Inc.	Delaware	Vimeo, Inc.	Common Shares	100%	No
Vimeo Australia Pty Ltd	Australia	Vimeo.com, Inc.	Ordinary Shares	100%	No
Vimeo Israel Ltd	Israel	Vimeo.com, Inc.	Ordinary Shares	100%	No
Vimeo Japan K.K.	Japan	Vimeo.com, Inc.	Common Shares	100%	No
Vimeo Singapore Pte. Ltd.	Singapore	Vimeo.com, Inc.	Ordinary Shares	100%	No
Vimeo Technologies Private Limited	India	Vimeo.com, Inc.	Ordinary Shares	99.99% (0.01% ownership of Vimeo employee)	No
Vimeo UK Limited	UK	Vimeo.com, Inc.	Ordinary Shares	100%	No
Vimeo Ukraine Technologies LLC	Ukraine	Vimeo.com, Inc.	Participating Interest	100%	No
Wibbitz, Inc.	Delaware	Wibbitz Ltd.	Common Shares	100%	No
Wibbitz Ltd.	Israel	Vimeo.com, Inc.	Preferred A Shares	100%	No

Entity	Jurisdiction of Incorporation	Parent	Class of Equity Interest	Percentage Held, directly or indirectly, by a Loan Party	Unrestricted
			Preferred A-1 Shares Preferred A-2 Shares Ordinary Shares
WIREWAX Ltd	UK	Vimeo.com, Inc.	Deferred Shares A Ordinary Shares Ordinary Shares	100%	No
AOL Holdco I LLC	Delaware	Bending Spoons US Inc.	Membership Interests	100%	No
AOL Holdco II LLC	Delaware	AOL Holdco I LLC	Membership Interests	100%	No
AOL Media LLC	Delaware	AOL Holdco II LLC	Membership Interests	100%	No
AOL Membership Services LLC	Delaware	AOL Holdco II LLC	Membership Interests	100%	No

(b) Outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to officers, employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock the Company or any of its Restricted Subsidiaries:

None

SCHEDULE 6.11

Post-Closing

In each case subject to the Agreed Security Principles, the Company and Borrower agree to take each of the following actions within the applicable timeframe (or within such longer timeframe as consented to by the applicable Agent in its reasonable discretion):

1.	Not later than five (5) days following the Closing Date, deliver to the Administrative Agent the certificates of merger by the Delaware Secretary of State representing or evidencing Community Matters Holdings, Inc., Evernote Corporation, Issuu, Inc. and Streamyard Top Corp. merging with and into the Borrower, with the Borrower as the surviving corporation.

2.	Not later than thirty (30) days following the Closing Date deliver, or cause to be delivered, to the Security Agent, the original certificates representing the Capital Stock owned by the Loan Parties in Vimeo, Inc. and the AOL Target, together with the corresponding undated stock powers executed in blank.

3.	Not later than one hundred and twenty (120) days following the Closing Date:

a.	Security Joinder. Deliver to the Security Agent, an Assumption Agreement (the “Security Joinder”) to the US Collateral Agreement (in the form attached thereto as Annex I), duly executed by each of Vimeo, Inc. and its Restricted Subsidiaries that are U.S. Subsidiaries (other than Excluded Subsidiaries) (the “Vimeo Entities”) and the AOL Target and its Restricted Subsidiaries that are U.S. Subsidiaries (other than Excluded Subsidiaries) (the “AOL Entities” and together with the Vimeo Entities, the “Entities” and each an “Entity”);

b.	Guaranty Joinder. Deliver to the Administrative Agent, a Guaranty Supplement (the “Guaranty Joinder” and, together with the Security Joinder, collectively, the “NY Joinders”) to the Guaranty (in the form attached thereto as Exhibit A), duly executed by the Entities;

c.	Intercreditor Accession. Deliver to the Security Agent, an accession deed to the Intercreditor Agreement (in the form attached thereto as Schedule I), duly executed by the Entities;

d.	Financing Statements. Deliver to the Security Agent, UCC-1 Financing Statements naming each of the Entities as debtors therein for filing with the office of the Secretary State (or a comparable office) of each Entity’s jurisdiction of organization or formation;

e.	Intellectual Property Security Agreements. Deliver to the Security Agent for purposes of filing with the United States Patent or Trademark Office or the United States Copyright Office, as applicable, any short form intellectual property security agreement to perfect all Patents and Trademarks registered or applied for with the United States Patent and Trademark Office, Copyrights registered with the United States Copyright Office, and exclusive Copyright Licenses held by such Entity (to the extent none of the foregoing constitutes Excluded Collateral) to the extent required to be delivered pursuant to the US Collateral Agreement;

f.	Officer Certificate. Deliver to the Administrative Agent and the Security Agent, (A) a certificate of Responsible Officer of each Entity certifying (I) that attached thereto is a true and complete copy of the Organizational Documents of the Entities as in effect on the date thereof, (II) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or similar governing body of the Entities approving and authorizing the execution, delivery and performance of the NY Joinders and the other Loan Documents to which they are a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (III) as to the incumbency and specimen signature of each Person authorized to execute the NY Joinders or any other document delivered in connection therewith on behalf of the Brightcove entities and (B) a copy of the certificate of good standing of the Entities from the Secretary of State (or a comparable office) of the jurisdiction in which Entities are organized (dated as of a date reasonably near the date thereof);

g.	Possessory Collateral. Deliver to the Security Agent one or more original certificates representing the Capital Stock owned by the Loan Parties in the Entities (other than as set forth in Section 2 above) in each case, accompanied by undated stock powers executed in blank;

h.	Legal Opinion. Deliver to the Administrative Agent and Security Agent, a customary legal opinion of Borrower’s New York counsel in relation to the capacity and authority of the Entities and in relation to the enforceability of the NY Joinders; and

i.	Lien and IP Searches. Deliver to the Security Agent copies of a recent intellectual property, Lien and judgment search in each jurisdiction reasonably requested by the Security Agent with respect to the Entities.

4.	Within one hundred and twenty (120) days after the Closing Date, deliver to the Security Agent, a UCC-3 Financing Statement terminating First Citizens Bank & Trust Company’s lien on all assets of Livestream LLC, wherever located and whether now owned or hereafter acquired, including any proceeds thereof.

SCHEDULE 6.15

Transactions with Affiliates

None.

SCHEDULE 7.2(d)

Existing Indebtedness

1.	Indebtedness arising under the Facility Agreement, dated March 13, 2023, between the Company and Intesa Sanpaolo S.p.A. and guaranteed by SACE, for a principal amount of up to €70,000,000.00.

2.	Indebtedness arising under the Facility Agreement, dated April 23, 2024, between the Company and Intesa Sanpaolo S.p.A. and guaranteed by SACE, for a principal amount of up to €50,000,000.00.

SCHEDULE 7.3(f)

Existing Liens

1.	Liens arising under the Facility Agreement, dated March 13, 2023, between the Company and Intesa Sanpaolo S.p.A. and guaranteed by SACE

2.	Liens arising under the Facility Agreement, dated April 23, 2024, between the Company and Intesa Sanpaolo S.p.A. and guaranteed by SACE

3.	First-Citizens Bank & Trust Company (assigned from Silicon Valley Bank) has an active lien on all assets of Livestream LLC, wherever located and whether now owned or hereafter acquired, including any proceeds thereof

SCHEDULE 7.5(r)

Dispositions

None.

SCHEDULE 7.7

Existing Investments

1.	Schedule 4.13 is incorporated herein by reference.

SCHEDULE 7.9

Existing Negative Pledge Clauses

None.

EXHIBIT A-1

FORM OF

TRANCHE A TERM LOAN NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York
[ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, Bending Spoons US Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to [ ] (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement in Dollars and in immediately available funds, the principal amount of (a) [ ] DOLLARS ($[ ]), or, if less, (b) the aggregate unpaid principal amount of all Tranche A Term Loans owing to the Lender under the Credit Agreement. The principal amount shall be paid in the amounts and on the dates specified in Section 2.3 of the Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

This Note (a) is one of the Notes issued pursuant to the Credit Agreement, dated as of January 2, 2026 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”), the Lenders and Issuing Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Intesa Sanpaolo S.p.A., as Security Agent, and the other banks and financial institutions party thereto, (b) is subject to the provisions of the Credit Agreement, which are hereby incorporated by reference, (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement and (d) is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Credit Agreement for a statement of all the terms and conditions under which the Tranche A Term Loans evidenced hereby are made and are to be repaid. In the event of any conflict or inconsistency between the terms of this Note and the terms of the Credit Agreement, to the fullest extent permitted by applicable law, the terms of the Credit Agreement shall govern and be controlling.

Upon the occurrence of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as and to the extent provided in the Credit Agreement. No failure in exercising any rights hereunder or under the other Loan Documents on the part of the Lender shall operate as a waiver of such rights.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby expressly waive, to the fullest extent permitted by applicable law, presentment, demand, protest and all other similar notices or similar requirements.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND THE LENDER HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

BENDING SPOONS US INC.

By:
Name:
Title:

[Signature Page to Tranche
A Term Loan Note]

EXHIBIT A-2

FORM OF REVOLVING LOANS NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York
[ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, Bending Spoons US Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to [ ] (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement in Dollars and in immediately available funds, the principal amount of (a) [ ] DOLLARS ($[ ]), or, if less, (b) the aggregate unpaid principal amount of all Revolving Loans owing to the Lender under the Credit Agreement. The principal amount shall be paid in the amounts and on the dates specified in Section 2.4 of the Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

This Note (a) is one of the Notes issued pursuant to the Credit Agreement, dated as of January 2, 2026 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”), the Lenders and Issuing Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Intesa Sanpaolo S.p.A., as Security Agent, (b) is subject to the provisions of the Credit Agreement, which are hereby incorporated by reference, (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement and (d) is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Credit Agreement for a statement of all the terms and conditions under which the Revolving Loans evidenced hereby are made and are to be repaid. In the event of any conflict or inconsistency between the terms of this Note and the terms of the Credit Agreement, to the fullest extent permitted by applicable law, the terms of the Credit Agreement shall govern and be controlling.

Upon the occurrence of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as and to the extent provided in the Credit Agreement. No failure in exercising any rights hereunder or under the other Loan Documents on the part of the Lender shall operate as a waiver of such rights.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby expressly waive, to the fullest extent permitted by applicable law, presentment, demand, protest and all other similar notices or similar requirements.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND THE LENDER HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

BENDING SPOONS US INC.

By:
Name:
Title:

[Signature Page to Revolving Loan Note]

EXHIBIT B-1

FORM OF US COLLATERAL AGREEMENT

[See Attached]

US SECURITY AGREEMENT

made by

the Grantors party hereto in favor of

INTESA SANPAOLO S.P.A.,

as Security Agent

Dated as of December 24, 2024

8.4	Indemnification	15
8.5	Successors and Assigns	15
8.6	[Reserved]	15
8.7	Counterparts	15
8.8	Severability	16
8.9	Section Headings	16
8.10	Integration	16
8.11	GOVERNING LAW	16
8.12	Submission To Jurisdiction; Waivers	16
8.13	Acknowledgements	17
8.14	Additional Grantors	17
8.15	Releases	17
8.16	WAIVER OF JURY TRIAL	18
8.17	Limitation on Guarantees and Liens	18

SCHEDULES

Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3	Legal Name, Jurisdictions of Organization and Chief Executive Offices
Schedule 4	Intellectual Property

ANNEXES

Annex I	Assumption Agreement

US SECURITY AGREEMENT

US SECURITY AGREEMENT, dated as of December 24, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Security Agreement”), is entered into among each of the undersigned companies (each such entity being an “Initial Grantor” and, together, the “Initial Grantors”) and each of the other entities that becomes a party hereto pursuant to Section 8.14 hereof (each such entity being a “Additional Grantor” and, collectively, the “Additional Grantors”; the Additional Grantors and the Initial Grantors are referred to collectively as the “Grantors”) and INTESA SANPAOLO S.P.A., as Security Agent under the Intercreditor Agreement (in such capacity, together with any successor security agent appointed pursuant to the Intercreditor Agreement, the “Security Agent”) for the benefit of the Secured Parties.

Reference is hereby made to the Intercreditor Agreement, dated as of July 30, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Intercreditor Agreement”), between, among others, the Company (as defined below), Intesa Sanpaolo S.p.A. acting as the Original Senior Agent and the Security Agent.

W I T N E S S E T H:

WHEREAS, each Initial Grantor is party, by accession, to the Senior Facilities Agreement, dated as of July 29, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Senior Facilities Agreement”), between, among others, the Company, Intesa Sanpaolo S.p.A. as Agent and Intesa Sanpaolo S.p.A. as Security Agent (each as defined therein);

WHEREAS, pursuant to the Senior Facilities Agreement, the Lenders have severally agreed to, among other things, make certain credit facilities available to certain members of the Group (the extensions of credit under such credit facilities, together with any additional credit facilities or other indebtedness made available under the Secured Debt Documents, collectively, the “Extensions of Credit”) upon the terms and subject to the conditions set forth therein;

WHEREAS, the Extensions of Credit will be used by the Group to effect certain transactions and for general corporate purposes (including for working capital, capital expenditures and any transaction or other action not prohibited by the Secured Debt Documents);

WHEREAS, each Grantor acknowledges that it will derive substantial direct and indirect benefit from the Extensions of Credit; and

WHEREAS, pursuant to the Senior Facilities Agreement, the Initial Grantors are entering into this Agreement in order to grant the Security Agent for the benefit of the Secured Parties, a security interest in the Collateral (as defined below);

NOW, THEREFORE, in consideration of the benefits accruing to each Grantor, the receipt and sufficiency of which are hereby acknowledged, the Grantors hereby agree with the Security Agent, for the benefit of the Secured Parties, as follows:

SECTION 1.         DEFINED TERMS

1.1	Definitions.

(a)           Unless otherwise defined herein, terms defined in the Intercreditor Agreement or Senior Facilities Agreement and used herein shall have the meanings given to them in the Intercreditor Agreement

1

or Senior Facilities Agreement, as applicable and as the context may suggest. The following terms are used herein as defined in the New York UCC: “Accession”, “Account”, “As-Extracted Collateral”, “Certificated Securities”, “Chattel Paper”, “Commercial Tort Claim”, “Commodity Account”, “Document”, “Equipment”, “Farm Products”, “Fixture”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Letter-of-Credit Right”, “Securities Account”, “Securities Intermediary”, “Security” and “Uncertificated Securities”.

(b)	The following terms shall have the following meanings:

“Acceleration Event” has the meaning given in the Intercreditor Agreement other than a Topco Lender Acceleration Event or a Topco Notes Acceleration Event.

“Additional Grantor” has the meaning given in the preamble hereto.

“Agreement” means this US Security Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Bankruptcy Event of Default” means an Event of Default pursuant to Clause 28.7 of the Senior Facilities Agreement (or any equivalent provision in a Secured Debt Document that is secured by Liens pari passu with the Senior Facilities Agreement) solely to the extent such Event of Default is as a result of an insolvency proceeding governed by the U.S. Bankruptcy Code with respect to a Grantor over which a U.S. Bankruptcy Court presides.

“Capital Stock” means any and all shares of, rights to purchase, warrants, options or depositary receipts for, or other equivalents of or partnership or other interests in (however designated), equity of each Material Subsidiary which has become an Obligor and is incorporated under the laws of the United States, excluding any debt securities convertible into such equity.

“CFC” means a member of the Group that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code that is owned (within the meaning of Section 958(a) of the Code) by a U.S. Person.

“CFC Holding Company” means a member of the Group substantially all the assets of which consist of equity interests (or equity interests and indebtedness) in one or more CFCs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning given in Section 3.1.

“Collateral Account” means any collateral account established by the Security Agent as provided in Section 6.1 or 6.6.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company” means Bending Spoons Operations S.p.A., joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965

“Copyright Licenses” means with respect to any Grantor, all written agreements naming such Grantor as licensor or licensee, or otherwise granting to or by any Grantor any right under any Copyright (including, without limitation, those listed in Schedule 4), subject, in each case, to the terms of such license agreements.

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“Copyrights” means with respect to any Grantor, (i) all of such Grantor’s copyrights and works protectable by copyright arising under the laws of the United States or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 4), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings, supplemental registrations and pending applications in the United States Copyright Office, and (ii) the right to obtain all extensions and renewals thereof.

“Deposit Account” has the meaning given in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

“Equity Interest” means Capital Stock and all warrants, options, or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Excluded Collateral” means (i) (A) any fee-owned real property located in (i) any state (including, without limitation, Alabama, Florida, Maryland, New York and Virginia) with non-deminimis recording taxes or (ii) any property located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area”, (B) any fee-owned real property with a fair market value (as determined by the Company in good faith) at the time of acquisition thereof of less than $20,000,000 and (C) all leasehold interests in real property; (ii) Vehicles and other assets subject to certificates of title, letter of credit rights (other than to the extent such rights can be perfected by filing a UCC financing statement) and commercial tort claims (other than to the extent such rights can be perfected by filing an “all assets” UCC financing statement); (iii) pledges and security interests (including in any Capital Stock) prohibited by applicable law, rule or regulation (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the UCC and other applicable law) or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received); (iv) Excluded Stock and Stock Equivalents, (v) any lease, license, permit or other agreement, any property subject to a purchase money security interest, any lien securing a capital lease obligation or similar arrangements to the extent that a grant of a security interest therein would require a consent not obtained, violate or invalidate such lease, license, permit or agreement or create a right of termination or acceleration in favor of any other party thereto (other than any Obligor) after giving effect to the applicable anti-assignment provisions of the UCC; (vi) those assets as to which the cost or other consequence (including, without limitation, tax consequences) of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby as determined by the Company in good faith; (vii) any governmental licenses, permits or state or local franchises, charters and authorizations, to the extent security interests in such licenses, permits, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the UCC; (viii) equity interests of any “unrestricted subsidiary”; (ix) “intent-to-use” trademark applications prior to the filing (and acceptance by the United States Patent and Trademark Office) of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent that the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable grantor’s right, title or interest therein or in any trademark issued as a result of such application under applicable law; (x) receivables and related assets sold pursuant to or pledged in connection with qualified receivables facilities or supply chain financing programs; (xi) any assets to the extent a security interest in or pledge of such assets could reasonably be expected to result in adverse tax, accounting or regulatory consequences to the Company or any of its Subsidiaries or any of its direct or indirect equity holders (as determined by the Company in good faith); (xii) any tax benefits, escrow accounts, fiduciary or trust accounts and any funds and other property held in or maintained in any such accounts, (xiii) margin stock, (xiv) any asset of a Subsidiary acquired by the Company or any Restricted Subsidiary that, at the time of the relevant acquisition, is encumbered to secure assumed indebtedness permitted by the Debt Documents to the extent (and for so long as) the

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documentation governing the applicable assumed indebtedness prohibits such asset from being pledged to secure the Secured Obligations and the relevant prohibition was not implemented in contemplation of the applicable acquisition, (xv) any asset over which a Grantor is not required to grant a lien in accordance with the Agreed Security Principles and (xvi) Proceeds and products from any and all of the foregoing excluded collateral described in clauses (i) through (xv).

“Excluded Stock and Stock Equivalents” means any present or future Equity Interest and Stock Equivalents owned by a Pledgor (a) in any member of the Group which is not a Material Subsidiary, (b) in any member of the Group which is not an Obligor or (c) in a Foreign Subsidiary, CFC or CFC Holding Company in excess of 65 per cent. of the voting equity interests (and 100 per cent. of the non-voting equity interests).

“Excluded Swap Obligation” means, with respect to any Subsidiary which is an Obligor, any Swap Obligation if, and to the extent that, all or a portion of the Liabilities of such Subsidiary of, or the grant by such Subsidiary of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Liabilities of such Subsidiary or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Extensions of Credit” shall have the meaning provided in the preamble hereto.

“Foreign Subsidiary” means, with respect to any person, any Subsidiary of such person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia, and any Subsidiary of such Subsidiary.

“Grantors” means the collective reference to each signatory hereto (other than the Security Agent) together with any other entity that may become a party hereto as provided herein.

“Intellectual Property” means with respect to any Grantor, the collective reference to such Grantor’s rights, priorities and privileges relating to intellectual property, whether arising under the laws of the United States or any political subdivision thereof, including, without limitation, such Grantor’s Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all Proceeds and damages therefrom.

“Intercreditor Agreement” has the meaning given to such term in the preamble hereto.

“Investment Property” means the collective reference to (i) all “Investment Property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Excluded Collateral) and (ii) whether or not constituting “investment property” as so defined, all Pledged Securities.

“Issuers” means the collective reference to each issuer of a Pledged Security.

“Liens” means any “Security” as defined in the Intercreditor Agreement.

“New York UCC” means the Uniform Commercial Code from time to time in effect in the State of New York.

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“Patent License” means with respect to any Grantor, all written agreements providing for the grant by or to such Grantor of any right under any Patent, including, without limitation, any of the foregoing referred to in Schedule 4, subject, in each case, to the terms of such license agreements.

“Patents” means with respect to any Grantor, all of such Grantor’s (i) letters patent of the United States, or any political subdivision thereof including, without limitation, any of the foregoing referred to in Schedule 4, (ii) applications for letters patent of the United States or any political subdivision thereof, and all provisionals, divisionals, continuations and continuations in part thereof, including, without limitation, any of the foregoing referred to in Schedule 4, and (iii) rights to obtain any reissues, reexaminations or extensions of the foregoing.

“Pledged Notes” means all promissory notes listed on Schedule 2 at any time issued to any Grantor in excess of $20,000,000 and all other promissory notes issued to or held by any Grantor in excess of $20,000,000 (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business); provided, that, in no event shall Pledged Notes include any Excluded Collateral.

“Pledged Securities” means the collective reference to the Pledged Notes and the Pledged Stock.

“Pledged Stock” means the collective reference to (i) the shares of Capital Stock listed on Schedule 2 and (ii) any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided, that, in no event shall Pledged Stock include any Excluded Collateral.

“Proceeds” means all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable” means any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Required Creditor Consent” has the meaning given in the Intercreditor Agreement.

“Secured Debt Documents” has the meaning given in the Intercreditor Agreement.

“Secured Obligations” has the meaning given in the Intercreditor Agreement; provided, that Secured Obligations shall exclude Excluded Swap Obligations.

“Secured Parties” has the meaning given in the Intercreditor Agreement other than the Topco Creditors.

“Securities Act” the Securities Act of 1933, as amended.

“Stock Equivalents” means all securities convertible into or exchangeable for Capital Stock and all warrants, options, or other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable, or exercisable.

“Swap Obligation” means, with respect to any Subsidiary which is a Debtor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Termination Date”: means the Priority Discharge Date as defined in the Intercreditor Agreement.

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“Trademark License” means with respect to any Grantor, all written agreements providing for the grant by or to such Grantor of any right under any Trademark, including, without limitation, any of the foregoing referred to in Schedule 4, subject, in each case, to the terms of such license agreements.

“Trademarks” means with respect to any Grantor, all of such Grantor’s (i) trademarks, trade names, corporate names, company names, business names, domain names, fictitious business names, trade styles, service marks, logos and other source or business identifiers (whether registered or unregistered), and all goodwill associated therewith, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any political subdivision thereof, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 4, and (ii) the right to obtain all renewals thereof.

“U.S. Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“U.S. Bankruptcy Court” means a United States Bankruptcy Court located in the United States of America, any state thereof or the District of Columbia.

“U.S. Governmental Authority” means the government of the United States of America and any agency thereof.

“U.S. Person” means a “United States person” as such term is defined under Section 7701(a)(30) of the Code.

“Vehicles” means aircraft, railcars and all cars, trucks, trailers, construction and earth moving equipment and other assets covered by a certificate of title law of any state.

1.2            Other Definitional Provisions. (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b)            The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)            Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

(d)           The provisions of clause 1.4 (Construction) of the Intercreditor Agreement is incorporated herein by reference mutatis mutandis.

(e)            Notwithstanding anything to the contrary in this Agreement, the terms of this Agreement shall not operate or be construed so as to prohibit or restrict any transaction, matter or other step not prohibited by the Secured Debt Documents or where Required Creditor Consent has been obtained and the Security Agent shall promptly enter into such documentation and/or take such other action as is required by a Grantor (acting reasonably) in order to facilitate any such transaction, matter or other step, including by way of executing any confirmation, consent to dealing, release or other similar or equivalent document, provided that any costs and expenses incurred by the Security Agent entering into such documentation and/or taking such other action at the request of such Grantor pursuant to this paragraph shall be for the account of such Grantor, in accordance with the costs and expenses provisions set out in the Intercreditor Agreement.

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(f)            Any reference in this Agreement to a matter being permitted or non-prohibited under the Intercreditor Agreement or any Secured Debt Document shall be deemed to include reference to any matter which is prohibited or restricted under the Intercreditor Agreement or such Secured Debt Document but in respect of which the Required Creditor Consent has been obtained

SECTION 2.         [RESERVED]

SECTION 3.         GRANT OF SECURITY INTEREST

3.1           Grant of First Priority Security Interests. Each Grantor hereby grants to the Security Agent, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in and to the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the applicable Secured Obligations with respect to such grant of Security:

(a)	all Accounts;

(b)	all Chattel Paper;

(c)	all Deposit Accounts;

(d)	all Documents;

(e)	all Equipment;

(f)	all Goods, including all Fixtures;

(g)	all General Intangibles;

(h)	all Instruments, including the Pledged Notes;

(i)	all Intellectual Property;

(j)	all Inventory;

(k)	all Investment Property;

(l)	all Commercial Tort Claims;

(m)	all books and records pertaining to the Collateral; and

(n)           to the extent not otherwise included, all Proceeds and products of any of the Collateral and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Section 3.1, this Agreement shall not constitute a grant of a security interest in any Excluded Collateral. It is hereby understood and agreed that any assets and Excluded Collateral, and any assets and property that is otherwise expressly excluded from clauses (a) through (n) above, shall be excluded from the definition of “Collateral” for all purposes of the Secured Debt Documents.

3.2            Intercreditor Relations. Notwithstanding anything herein to the contrary, the Security and security interest granted to the Security Agent pursuant to this Agreement and the exercise of any right or remedy by the Security Agent hereunder are subject to the provisions of the Intercreditor Agreement and

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the Senior Facilities Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and/or the Senior Facilities Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement or the Senior Facilities Agreement shall govern and control. In the event of any such conflict, each Grantor may act (or omit to act) in accordance with the Intercreditor Agreement and shall not be in breach, violation or default of its obligations hereunder by reason of doing so. No right, power or remedy granted to the Security Agent hereunder shall be exercised by the Security Agent, and no direction shall be given by the Security Agent, in contravention of the Intercreditor Agreement.

SECTION 4.         REPRESENTATIONS AND WARRANTIES

To induce the Secured Parties to enter into the Senior Debt Documents and to induce the Secured Parties to make their respective Extensions of Credit, each Grantor hereby represents and warrants with respect to itself to each Secured Party that:

4.1            Names; Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s full and correct legal name, jurisdiction of organization, chief executive office and identification number from the jurisdiction of organization (if any) are specified on Schedule 3.

4.2            Pledged Securities. On the date hereof, the shares of Pledged Stock pledged by such Grantor hereunder:

(a)            with respect to the shares of Pledged Stock issued by any Grantor, have been duly authorized, validly issued and are fully paid and non-assessable, to the extent such concepts are applicable; and

(b)            constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer directly owned by such Grantor, other than Excluded Collateral.

4.3            Intellectual Property. Schedule 4 lists all Patents and Trademarks registered or applied for with the United States Patent and Trademark Office, Copyrights registered with the United States Copyright Office, and Copyright Licenses pursuant to which such Grantor receives exclusive licensed rights to a registered Copyright (to the extent none of the foregoing constitutes Excluded Collateral). This Agreement is effective to create a valid and continuing security interest in the Intellectual Property (other than any Trademark applications that constitute Excluded Collateral).

SECTION 5.         COVENANTS

Each Grantor covenants and agrees with the Secured Parties that subject to Section 8.15, from and after the date of this Agreement until the Termination Date:

5.1            Investment Property. (a) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it and (ii) the terms of Sections 6.4(c) and 6.9 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.4(c) or 6.9 with respect to the Pledged Securities issued by it.

(b)            To the extent that (i) any Pledged Security that is an Uncertificated Security becomes a Certificated Security or (ii) any Grantor otherwise acquires any Pledged Security that is Certificated Security (whether by creation, acquisition or other procurement thereof), the applicable Grantor shall promptly deliver (and in any event within 90 days, or as such period may be extended by the Security Agent in its reasonable discretion) such certificates evidencing such Pledged Securities to the Security Agent together with stock powers or indorsements thereof reasonably satisfactory to the Security Agent.

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(c)            Notwithstanding the foregoing or any other Finance Document, the Grantors agree that no later than 90 days from the date hereof (as such period may be extended by the Security Agent in its reasonable discretion), (i) the Security Agent shall either have received certificated securities, together with an undated stock power executed in blank, with respect to the Pledged Stock set forth on Schedule 2 on the date hereof (to the extent such Pledged Stock qualifies as Investment Property under clause (a) of the definition thereof) or (ii) the Grantors shall have executed and delivered control agreements with respect to such Pledged Stock on terms reasonably satisfactory to the Security Agent.

5.2	Reserved.

5.3           Perfection Exceptions. Notwithstanding anything to the contrary contained herein, no Grantor shall be required to (i) perfect a security interest to the extent the cost, burden, difficulty or consequence of perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Company in its reasonable judgment, (ii) in no event shall (1) any Collateral include any Excluded Collateral or shall any actions be taken with respect to any assets of the Grantors that do not constitute Collateral, (2) deposit or security account control agreements or control, lockbox or similar arrangements be required, (3) landlord, mortgagee and bailee waivers or subordination agreements be required, (4) notices be required to be sent to account debtors or other contractual third parties unless an Acceleration Event has occurred and is continuing, (5) estoppels or collateral access letters or similar arrangements be required, (6) actions other than (x) the filing of a UCC financing statement and (y) the filing of a short form intellectual property security agreement with the United States Patent and Trademark Office or United States Copyright Office be required with respect to the perfection of the security interest in any intellectual property (with any requirement to provide updated information with respect to any such intellectual property to only be required to be provided at the time of delivery of a compliance certificate with annual audited financial statements delivered pursuant to any Secured Debt Documents) or (7) any action be required outside of the United States with respect to any Grantor (including its equity interests and assets), in order to create or perfect any security interest in any assets and no non-US law security or pledge agreements, non-US law mortgages or deeds or non-US intellectual property filings or searches will be required and (iii) take any actions contrary to the Agreed Security Principles.

SECTION 6.         REMEDIAL PROVISIONS

6.1	Certain Matters Relating to Receivables.

(a)	[reserved].

(b)           If required by the Security Agent at any time after the occurrence and during the continuance of an Acceleration Event (or at any time after the occurrence and during the continuance of a Bankruptcy Event of Default), any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within three Business Days (or such later date as agreed to by the Security Agent in its reasonable discretion)) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Security Agent if required, in a Deposit Account maintained under the sole dominion and control of the Security Agent, subject to withdrawal by the Security Agent for the account of the Secured Parties only as provided in Section 6.7, and (ii) until so turned over, shall be held by such Grantor for the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c)           If an Acceleration Event has occurred and is continuing and at the Security Agent’s request, each Grantor shall deliver to the Security Agent all documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all agreements, orders, invoices and shipping receipts. Notwithstanding anything to the contrary in this Agreement, no Grantor will be required to disclose any document, information or other matter that (i) constitutes non-financial

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trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Security Agent is prohibited by Law or any binding agreement, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) constitutes classified information

6.2           Special Provisions Regarding Government Receivables. If an Acceleration Event has occurred, if any Account arises out of a contract with the United States of America, or any department, agency, subdivision or instrumentality thereof, or of any state (or any department, agency, subdivision or instrumentality thereof) where such state has a state assignment of claims act or other law comparable to the Federal Assignment of Claims Act, such Grantor will take any action required or requested by the Security Agent to give notice of the Security Agent’s security interest in such Accounts under the provisions of the Federal Assignment of Claims Act or any comparable law or act enacted by any state or local governmental authority.

6.3	Communications with Grantors; Grantors Remain Liable.

(a)            Upon the request of the Security Agent at any time after the occurrence and during the continuance of an Acceleration Event (or at any time after the occurrence and during the continuance of a Bankruptcy Event of Default), each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Security Agent for the benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Security Agent.

(b)            Anything herein to the contrary notwithstanding, each Grantor shall remain liable under the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. No Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.4           Pledged Securities. (a) Unless an Acceleration Event shall have occurred and be continuing (or a Bankruptcy Event of Default shall have occurred and be continuing) and the Security Agent shall have given prior written notice to the relevant Grantor of the Security Agent’s intent to exercise its corresponding rights pursuant to Section 6.4(b), each Grantor shall be permitted to receive all cash dividends and other distributions paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes to the extent permitted in the Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Securities.

(b)            If an Acceleration Event shall occur and be continuing (or a Bankruptcy Event of Default shall have occurred and be continuing) and the Security Agent shall give prior written notice of its intent to exercise such rights to the relevant Grantor or Grantors (which notice shall not be required if a Bankruptcy Event of Default shall have occurred and be continuing, in each case, with respect to a Grantor), (i) the Security Agent shall have the right to receive and retain, and each Grantor agrees to deliver to the Security Agent for application in accordance with Section 6.7, any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Securities and make application thereof to the applicable Secured Obligations in accordance with Section 6.7, and (ii) any or all of the Pledged Securities shall be registered in the name of the Security Agent or its nominee, and (iii) the Security Agent or its nominee may, during the continuance of such Acceleration Event exercise under this clause (b) (x) all voting, corporate and other rights pertaining to such Pledged Securities at any meeting of shareholders of the relevant Issuer

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or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by any Grantor or the Security Agent of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Security Agent may reasonably determine), all without liability (except liabilities resulting from the gross negligence or willful misconduct of the Security Agent) except to account for property actually received by it, but the Security Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing unless the Security Agent has given notice of its intent to exercise as set forth above.

(c)           Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to comply with any instruction received by it from the Security Agent in writing that (x) states that an Acceleration Event has occurred and is continuing (or a Bankruptcy Event of Default shall have occurred and be continuing) and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying and each Grantor that is an Issuer hereby agrees to so comply.

6.5	Intellectual Property.

(i)             Solely for the purpose of enabling the Security Agent to exercise its rights and remedies under Section 6.8, each Grantor hereby grants to the Security Agent, to the fullest extent permitted by applicable law and subject to any applicable pre-existing rights and licenses, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor necessary to avoid the invalidation of said Trademarks, to use, license or sublicense any of the Intellectual Property constituting Collateral now owned or hereafter acquired by such Grantor, wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored, and to all computer software and programs used for the compilation or printout thereof, and any other physical or tangible media embodying same.

(ii)            Upon the Termination Date or earlier expiration of this Agreement or release of the Collateral, the license granted pursuant to clause (i) immediately above shall terminate, provided that the exercise of rights and remedies under Section 6 by the Security Agent shall not terminate the rights of the assignees of such Intellectual Property, or holders of any licenses or sublicenses theretofore granted by the Grantors in accordance with the first sentence of this clause (ii).

6.6           Proceeds to be Turned Over To Security Agent. If an Acceleration Event shall occur and be continuing and the Loans shall have been accelerated under either Credit Agreement, all Proceeds (including dividends and payments on any Pledged Securities) received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor for the Secured Parties, segregated from other funds of such Grantor, and shall, promptly upon receipt by such Grantor, be turned over to the Security Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Security Agent, if required). All Proceeds received by the Security Agent hereunder shall be held by the Security Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Security Agent in a Collateral Account (or by such Grantor in trust for the Agent, the Security Agent and the other

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Secured Parties) shall continue to be held as collateral security for the applicable Secured Obligations and shall not constitute payment thereof until applied as provided in Section 6.7.

6.7           Application of Proceeds. All proceeds received by the Security Agent through the enforcement of this Agreement shall be allocated in satisfaction of the applicable Secured Obligations in accordance with the Intercreditor Agreement. Notwithstanding the foregoing, no amounts received from any Grantor shall be applied to any Excluded Swap Obligations of such Grantor.

6.8           Code and Other Remedies. If an Acceleration Event shall occur and be continuing, the Security Agent, on behalf of itself, the Agent and the other Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, to the maximum extent permitted under applicable law, the Security Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notices otherwise provided in the Secured Debt Documents) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived, to the maximum extent permitted under applicable law, unless otherwise provided in the Secured Debt Documents), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith, subject to pre-existing rights and licenses, sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption, stay or appraisal in any Grantor, which rights or equities are hereby waived and released. Each Grantor further agrees, at the Security Agent’s request, to assemble the Collateral and make it available to the Security Agent at places which the Security Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Security Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.8, after deducting all reasonable costs and expenses of every kind actually incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements to the extent required by Section 22 of the Intercreditor Agreement, to the payment in whole or in part of the applicable Secured Obligations, in accordance with Section 6.7, and only after such application and after the payment by the Security Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Security Agent account for the surplus, if any, to any Grantor. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.9            Private Sales. Each Grantor recognizes that the Security Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Security Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

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SECTION 7.         THE SECURITY AGENT

7.1	Security Agent’s Appointment as Attorney-in-Fact, etc.

(a)           Each Grantor hereby irrevocably constitutes and appoints the Security Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Security Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following (provided that anything in this Section and in the Credit Agreement to the contrary notwithstanding, the Security Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Acceleration Event shall have occurred and be continuing):

(i)            in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Security Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii)           in the case of any Intellectual Property registered or applied for in the United States, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Security Agent may reasonably request to evidence the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)          pay or discharge Taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)          execute, in connection with any sale provided for in Section 6.8 or 6.9, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)           (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Security Agent or as the Security Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Security Agent may deem appropriate; (7) subject to pre-existing rights and licenses, sell, assign and transfer any Intellectual Property (along with the goodwill of the business to which any such Intellectual Property pertains), for such term or terms, on such conditions, and in such manner, as the Security Agent shall in its reasonable discretion determine; and (8) subject to pre-existing rights and licenses, generally, sell, transfer, pledge and

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make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Security Agent were the absolute owner thereof for all purposes, and do, at the Security Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Security Agent deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b)            If any Grantor fails to perform or comply with any of its agreements contained herein, the Security Agent, at its option (after the expiration of any applicable grace periods), but without any obligation so to do, may give such Grantor written notice of such failure to perform or comply and if such Grantor fails to perform or comply within three (3) Business Days of receiving such notice (or if the Security Agent reasonably determines that irreparable harm to the Collateral or to the security interest of the Security Agent hereunder could result prior to the end of such three (3) Business Day period), then the Security Agent may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)            Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2           Duty of Security Agent. To the extent permitted by law, the Security Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Security Agent deals with similar property for its own account. No Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or that of their directors, officers, employees or agents.

7.3           Authorization of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Security Agent at any time and from time to time to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral (including fixture filings, if any, and amendments) without the signature of such Grantor in such form and in such offices as the Security Agent reasonably determines appropriate to perfect the security interests of the Security Agent under this Agreement. Each Grantor authorizes the Security Agent to use the collateral description “all personal property”, “all assets” or any similar phrase in any such financing statements. Each Grantor agrees to provide such information as the Security Agent may reasonably request necessary to enable the Security Agent to make any such filings promptly following any such request. Notwithstanding anything herein or in any other Secured Debt Document to the contrary, the delivery of control agreements with respect to any Deposit Accounts, Securities Accounts and Commodities Accounts shall not be required.

7.4           Authority of Security Agent. Each Grantor acknowledges that the rights and responsibilities of the Security Agent under this Agreement with respect to any action taken by the Security Agent or the exercise or non-exercise by the Security Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as among the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto

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as may exist from time to time among them, but, as between the Security Agent and the Grantors, the Security Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8.         MISCELLANEOUS

8.1           Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by the Security Agent and the Grantors or as otherwise provided for in the Secured Debt Documents.

8.2           Notices. All notices, requests and demands to or upon the Security Agent or any Grantor hereunder shall be effected in the manner provided for in Clause 25 of the Intercreditor Agreement; provided that any such notice, request or demand to or upon any Grantor shall be addressed to such Grantor at its notice address set forth on Schedule 1 or at such other address pursuant to notice given in accordance with Clause 25 of the Intercreditor Agreement.

8.3           No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4           Indemnification. Each Grantor agrees to indemnify the Security Agent as, and to the extent (without double counting), set forth in Clause 23 (Indemnities) of the Intercreditor Agreement.

8.5           Successors and Assigns. Subject to Section 8.15, this Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Agent, the Security Agent and the other Secured Parties and their successors and assigns; provided, that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Security Agent except as permitted under the Secured Debt Documents.

8.6           [Reserved].

8.7           Counterparts. This Agreement or any acceptance letters to which this Agreement is attached may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or electronic (i.e., “pdf”) transmission), and all of said counterparts and acceptance letters taken together shall be deemed to constitute one and the same instrument binding the parties hereto and to each such acceptance letter in their applicable capacities. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement or acceptance letter shall be effective as delivery of an original executed counterpart of this Agreement. The words “execution,” “execute”, “signed,” “signature,” and words of like import in this Agreement or any amendment or other modification hereof shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. The Security Agent may also require that any

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such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission. Notwithstanding anything to the contrary, the parties agree that any person which executes an acceptance letter with respect to this Agreement or any other Secured Debt Document shall thereby become a party hereto or to such other Secured Debt Document, as applicable, and this Agreement and each other Secured Debt Document accepted by such party pursuant to an acceptance letter shall be binding on such party, in each case to the same extent as if such party executed a counterpart hereof or of such other Secured Debt Document.

8.8           Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9           Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10         Integration. This Agreement and the other Secured Debt Documents represent the agreement of the Grantors and the Secured Parties with respect to the subject matter hereof and thereof.

8.11         GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

8.12         Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)            submits for itself and its property in any legal action or proceeding relating to this Agreement to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court” and, together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) the Security Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the applicable Secured Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Section 8.12 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Agent or the Security Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment and (iii) if all such New York Courts decline jurisdiction over any person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction;

(b)            consents that any such action or proceeding may be brought in the New York Courts and appellate courts from either of them, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

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(c)            agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Security Agent shall have been notified pursuant thereto;

(d)            agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e)            waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.12 any special, exemplary, punitive or consequential damages.

8.13	Acknowledgements. Each Grantor hereby acknowledges that:

(a)            it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Secured Debt Documents to which it is a party;

(b)            no Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Secured Debt Documents, and the relationship between the Grantors, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)            no joint venture is created hereby or by the other Secured Debt Documents or otherwise exists by virtue of the transactions contemplated hereby among the Agent, the Security Agent and the Lenders or among the Grantors and the Agent, the Security Agent and the Lenders.

8.14         Additional Grantors. Each member of the Group that is required or elects to become a party to this Agreement pursuant to the Secured Debt Documents shall become an Additional Grantor, with the same force and effect as if originally named as a Grantor herein, for all purposes of this Agreement upon execution and delivery by such member of the Group of a written supplement substantially in the form of Annex 1 hereto. The execution and delivery of any instrument adding an Additional Grantor as a party to this Agreement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

8.15	Releases.

(a)            Without prejudice and subject to any provision in the Secured Debt Documents, the Security created hereunder on any Collateral and all the rights of the Security Agent and the Secured Parties pursuant to this Agreement shall remain valid and enforceable in their entirety until the Termination Date. The Liens will automatically be released on the occurrence of the Termination Date and, at the Grantor’s request and expense, the Security Agent shall execute, in the name and on behalf of the Secured Parties, the filing of, all releases or other documents reasonably necessary or desirable to evidence the release of the Liens created hereby on such Collateral and authorize the Grantors to carry out any activities needed in order to render the release effective vis-à-vis the Grantors and third parties. It is understood that (i) this clause (a) is without prejudice to any provision in the Secured Debt Documents pursuant to which the Secured Parties (also acting through the Security Agent) are otherwise obliged to release any security granted in relation to the Secured Obligations, and (ii) the provisions set forth under the Intercreditor Agreement shall prevail, in case of discrepancy, to those provided under this Section 8.15.

(b)            If (i) any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor (other than to another Grantor) in a transaction permitted by the Secured Debt Documents, (ii) if such Grantor shall no longer be a Debtor under the Intercreditor Agreement or (iii) the provisions of the Secured Debt Documents or the Intercreditor Agreement provide for the release of any Security granted hereunder

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over any of the Collateral, then the Security granted under this Agreement on such Collateral (or in the case of clause (ii) above, all Collateral of such Debtor and any Security over the Capital Stock of Debtor) shall be automatically released, and the Security Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor, and authorize the filing of, all releases or other documents reasonably necessary or desirable to evidence the release of the Security created hereby on any Collateral subject to such release, including, for the avoidance of doubt, notices of termination of the assignment and other related documents with respect to any Collateral subject to such release. All releases or other documents delivered by the Security Agent pursuant to this Section 8.15(b) shall be without recourse to, or warranty by, the Security Agent.

(c)            At the request and sole expense of any Grantor following any such termination or release, the Security Agent shall deliver to such Grantor any Collateral held by the Security Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

8.16         WAIVER OF JURY TRIAL. EACH GRANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, EACH OF THE AGENT, THE SECURITY AGENT AND EACH OTHER SECURED PARTY, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER SECURED DEBT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.17         Limitation on Guarantees and Liens. Notwithstanding any term or provision of this Agreement or any other Secured Debt Document (but subject to the proviso in this Section 8.12), no obligation or borrowing of any Debtor that is a U.S. Person (and no guarantee or indemnity by any Debtor of any such obligation or borrowing of any Debtor that is a U.S. Person) shall be or shall be required to be (with any such guarantee or grant of any Security (including under this Agreement) in contravention of this Section 8.12 being void ab initio):

(i)             guaranteed by (A) any CFC, (B) any CFC Holding Company or (C) any direct or indirect Subsidiary of a CFC or CFC Holding Company;

(ii)           secured by a pledge of any Capital Stock of any Subsidiary of the Company that is either (A) any first-tier CFC or (B) any CFC Holding Company, in each case, in excess of sixty-five per cent. (65%) of the voting equity interests of such Subsidiary and one hundred per cent. (100%) of the non-voting equity interests, if any, of such Subsidiary;

(iii)          secured by a pledge of any direct or indirect asset of any CFC or CFC Holding Company or a Subsidiary of a CFC or CFC Holding Company (including any CFC or CFC Holding Company equity interests held directly or indirectly by a CFC or CFC Holding Company); or

(iv)          guaranteed by any Subsidiary or secured by a pledge of or security interest in any Subsidiary or other asset, if it could result in material adverse U.S. tax consequences to the Company or any of its Subsidiaries as reasonably determined by the Company and the Agent.

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IN WITNESS WHEREOF, each of the undersigned has caused this US Security Agreement to be duly executed and delivered as of the date first above written.

INTESA SANPAOLO S.P.A.,
as Security Agent

By:
Name:
Title:

[Signature Page to US Security Agreement]

BENDING SPOONS US INC.,
as Grantor

By:
Name:
Title:

COMMUNITY MATTERS HOLDINGS, INC.,
as Grantor

By:
Name:
Title:

EVERNOTE CORPORATION,
as Grantor

By:
Name:
Title:

ISSUU, INC.,
as Grantor

By:
Name:
Title:

STREAMYARD TOP CORP.,
as Grantor

By:
Name:
Title:

[Signature Page to US Security Agreement]

Annex I to

US Collateral Agreement

ASSUMPTION AGREEMENT, dated as of                                  , 20 , made by                          (the “Additional Grantor”), in favor of INTESA SANPAOLO S.P.A., as Security Agent under the Intercreditor Agreement (in such capacity, together with any successor security agent appointed pursuant to the Intercreditor Agreement, the “Security Agent”) for the Secured Parties. All capitalized terms not defined herein shall have the meaning ascribed to them in the US Security Agreement.

Reference is hereby made to (i) the Intercreditor Agreement, dated as of July 30, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Intercreditor Agreement”), between, among others, the Bending Spoons Operations S.p.A., joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”), Intesa Sanpaolo S.p.A. acting as the Original Senior Agent and the Security Agent and (ii) the Senior Facilities Agreement, dated as of July 29, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Senior Facilities Agreement”), between, among others, the Company, Intesa Sanpaolo S.p.A. as Agent and Intesa Sanpaolo S.p.A. as Security Agent (each as defined therein).

W I T N E S S E T H :

WHEREAS, in connection with the Senior Facilities Agreement, certain of the Company’s Affiliates (other than the Additional Grantor) have entered into the US Security Agreement, dated as of December 24, 2024 (as amended, supplemented or otherwise modified from time to time, the “US Security Agreement”) in favor of the Security Agent for the benefit of the Secured Parties;

WHEREAS, pursuant to the Senior Facilities Agreement, the Lenders have severally agreed to, among other things, make certain credit facilities available to certain members of the Group (the extensions of credit under such credit facilities, together with any additional credit facilities or other indebtedness made available under the Secured Debt Documents, collectively, the “Extensions of Credit”) upon the terms and subject to the conditions set forth therein;

WHEREAS, the Extensions of Credit will be used by the Group to effect certain transactions and for general corporate purposes (including for working capital, capital expenditures and any transaction or other action not prohibited by the Secured Debt Documents);

WHEREAS, each Pledgor acknowledges that it will derive substantial direct and indirect benefit from the Extensions of Credit;

WHEREAS, pursuant to the Senior Debt Documents, the Additional Grantors are entering into this Assumption Agreement in order to grant the Security Agent for the benefit of the Secured Parties, a security interest in the Collateral (as defined below.

NOW, THEREFORE, IT IS AGREED:

1.             Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the US Security Agreement, hereby becomes a party to the US Security Agreement as a Grantor and a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the US Security Agreement.

2.             GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR], as Grantor

By:
Name:
Title:

Annex I-A to
Assumption Agreement1

Supplement to Schedule 1

Notice Addresses

Supplement to Schedule 2

Investment Property

Supplement to Schedule 3

Legal Name, Jurisdictions of Organization and Chief Executive Offices

Supplement to Schedule 4

Intellectual Property

1 Each Supplement to Schedule to be completed for each Additional Grantor.

EXHIBIT B-2

FORM OF US PLEDGE AGREEMENT

[See Attached]

US PLEDGE AGREEMENT

THIS US PLEDGE AGREEMENT, dated as of March 7, 2025 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Pledge Agreement”), is entered into among Bending Spoons Operations S.p.A., joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company” and the “Initial Pledgor”), and each of the other entities that becomes a party hereto pursuant to Section 29 hereof (each such entity being an “Additional Pledgor”, collectively, the “Additional Pledgors”; the Additional Pledgors and the Initial Pledgors are referred to collectively as the “Pledgors”), and Intesa Sanpaolo S.p.A. as security agent (in such capacity, together with any successor security or Security Agent appointed pursuant to the Intercreditor Agreement, the “Security Agent”) for the benefit of the Secured Parties (as defined below).

Reference is hereby made to the Intercreditor Agreement, dated as of July 30, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Intercreditor Agreement”), between, among others, the Company, Intesa Sanpaolo S.p.A. acting as the Original Senior Agent and the Security Agent.

W I T N E S S E T H:

WHEREAS, the Initial Pledgor is also party to the Senior Facilities Agreement, dated as of July 30, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Senior Facilities Agreement”), between, among others, the Company, Intesa Sanpaolo S.p.A. as Agent and the Security Agent (each as defined therein);

WHEREAS, the Initial Pledgor is also party to the Term Loan Credit Agreement, dated as of the date hereof (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Loan Agreement”), between, among others, the Company, Bending Spoons US Inc., a Delaware corporation, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent and the Secured Parties party thereto from time to time (each as defined therein);

WHEREAS, pursuant to the Loan Agreement, the Lenders have severally agreed to, among other things, make a term loan credit facility available to the Borrower (the extensions of credit to each of (i) the Borrower under the Loan Agreement and (ii) the Company under such Senior Facilities Agreement, and together with any additional credit facilities or other indebtedness made available under the Secured Debt Documents, collectively, the “Extensions of Credit”) upon the terms and subject to the conditions set forth therein;

WHEREAS, the Extensions of Credit will be used by the Group to effect certain transactions and for general corporate purposes (including for working capital, capital expenditures and any transaction or other action not prohibited by the Secured Debt Documents);

WHEREAS, the Initial Pledgor acknowledges that it will derive substantial direct and indirect benefit from the Extensions of Credit;

WHEREAS, the Initial Pledgor is entering into this Pledge Agreement in order to grant the Security Agent for the benefit of the Secured Parties, a security interest in the Collateral (as defined below); and

WHEREAS, as of the date hereof, the Pledgors are the legal and beneficial owners of the Equity Interests described in Schedule 1 hereto and issued by the entities named therein (such Equity

Interests, together with all Equity Interests directly held by any Pledgor in the future, in each case, except Excluded Stock and Stock Equivalents, referred to collectively herein as the “Pledged Shares”).

NOW, THEREFORE, in consideration of the benefits accruing to each Pledgor, the receipt and sufficiency of which are hereby acknowledged, the Pledgors hereby agree with the Security Agent, for the benefit of the Secured Parties, as follows:

1.	Defined Terms; Other References.

(a)            Unless otherwise defined herein, terms defined in the Intercreditor Agreement, the Loan Agreement or the Senior Facilities Agreement and used herein shall have the meanings given to them in the Intercreditor Agreement, the Senior Facilities Agreement or Loan Agreement, as applicable and as the context may suggest.

(b)            Terms used herein without definition that are defined in the UCC have the meanings given to them in the UCC.

(c)	The following terms shall have the following meanings:

“Acceleration Event” has the meaning given in the Intercreditor Agreement other than a Topco Lender Acceleration Event or a Topco Notes Acceleration Event.

“Additional Pledgor” shall have the meaning provided in the preamble hereto.

“Bankruptcy Event of Default” means an Event of Default pursuant to (i) Section 8.1(f) of the Loan Agreement or (ii) Clause 28.7 of the Senior Facilities Agreement or (iii) any equivalent provision in a Secured Debt Document that is secured by Liens pari passu with the Loan Agreement and the Senior Facilities Agreement, solely to the extent such Event of Default is as a result of an insolvency proceeding governed by the U.S. Bankruptcy Code with respect to a Pledgor over which a U.S. Bankruptcy Court presides.

“Capital Stock” means any and all shares of, rights to purchase, warrants, options or depositary receipts for, or other equivalents of or partnership or other interests in (however designated), equity of each Material Subsidiary which has become an Obligor and is incorporated under the laws of the United States, excluding any debt securities convertible into such equity.

“CFC” means a member of the Group that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code that is owned (within the meaning of Section 958(a) of the Code) by a U.S. Person.

“CFC Holding Company” means a member of the Group substantially all the assets of which consist of equity interests (or equity interests and indebtedness) in one or more CFCs.

“Collateral” shall have the meaning provided in Section 2. “Comfort Documents” means, together, the following documents:

(i)            a good standing certificate (certificato di vigenza) issued by the competent Companies’ Register confirming that each Relevant Obligor is not subject to any Insolvency Proceedings, dated not earlier than 5 (five) Business Days from the date of its delivery;

(ii)           a declaration, dated not earlier than 10 (ten) Business Days from the date of its delivery, from the chairman of the board of directors or the sole director of each

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Relevant Obligor or two directors of each Relevant Obligor, stating that, at the time such declaration is given:

(a)            the Relevant Obligor is not insolvent and it will not become insolvent as a result of repayment of the Secured Obligations;

(b)            it is not aware of events or circumstances which – on the basis of a bona fide evaluation – may reasonably trigger the insolvency of the Relevant Obligor as a result of repayment of the Secured Obligations;

(c)            the Relevant Obligor is not subject to any legal proceedings for non-payment of checks, promissory notes or drafts (protesti); and

(d)            no writ of attachment has been enforced against the Relevant Obligor on its immovable assets.

“Company” shall have the meaning provided in the preamble hereto.

“Debtor” shall have the meaning given in the Intercreditor Agreement.

“Equity Interest” means Capital Stock and all warrants, options, or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Excluded Collateral” means (i) Excluded Stock and Stock Equivalents, (ii) any asset as to which granting a pledge of such asset would be prohibited by applicable law, rule or regulation (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the UCC and other applicable law) or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received), (iii) those assets as to which the cost or other consequence (including, without limitation, tax consequences) of obtaining such a pledge or perfection thereof are excessive in relation to the value afforded thereby as determined by the Company in good faith, (iv) equity interests of any “unrestricted subsidiary”, (v) any assets to the extent a security interest in or pledge of such assets could reasonably be expected to result in adverse tax, accounting or regulatory consequences to the Company or any of its Subsidiaries or any of its direct or indirect equity holders (as determined by the Company in good faith), (vi) margin stock, (vii) any asset over which a Grantor is not required to grant a lien in accordance with the Agreed Security Principles and (viii) Proceeds and products from any and all of the foregoing excluded collateral described in clauses (i) through (vii).

“Excluded Stock and Stock Equivalents” means any present or future Equity Interest and Stock Equivalents owned by a Pledgor (a) in any member of the Group which is not a Material Subsidiary, (b) in any member of the Group which is not an Obligor or (c) in a Foreign Subsidiary, CFC or CFC Holding Company in excess of 65 per cent. of the voting equity interests (and 100 per cent. of the non-voting equity interests).

“Excluded Swap Obligation” means, with respect to any Subsidiary which is an Obligor, any Swap Obligation if, and to the extent that, all or a portion of the Liabilities of such Subsidiary of, or the grant by such Subsidiary of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Liabilities of such Subsidiary or the grant of such security interest becomes effective with respect to such Swap Obligation. If a

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Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Extensions of Credit” shall have the meaning provided in the recitals hereto.

“Foreign Subsidiary” means, with respect to any person, any Subsidiary of such person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia, and any Subsidiary of such Subsidiary.

“Initial Pledgor” shall have the meaning provided in the preamble hereto.

“Insolvency Proceedings” means the “insolvency proceedings” referred to in clause 1.10 (Italian terms) of the Senior Facilities Agreement.

“Intercreditor Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Liens” means any “Security” as defined in the Intercreditor Agreement.

“Permitted Liens” shall mean any Liens permitted under the Secured Debt Documents.

“Pledge Agreement” shall have the meaning provided in the preamble hereto.

“Pledged Shares” shall have the meaning provided in the recitals hereto.

“Pledgors” shall have the meaning provided in the preamble hereto.

“Proceeds” shall mean all “Proceeds” as such term is defined in Article 9 of the UCC.

“Relevant Obligor” means any Obligor or third parties that has made a Relevant Payment and is incorporated in Italy.

“Relevant Payment” means any payment in satisfaction of one or more Secured Obligations which, at the time of delivery of the Comfort Documents, may be subject to claw-back or to a declaration of ineffectiveness if the Relevant Obligor was admitted to any Insolvency Proceeding.

“Required Creditor Consent” shall have the meaning given in the Intercreditor Agreement.

“Secured Debt Documents” shall have the meaning given in the Intercreditor Agreement.

“Secured Obligations” shall have the meaning given in the Intercreditor Agreement; provided, that Secured Obligations shall exclude Excluded Swap Obligations.

“Secured Parties” shall have the meaning given in the Intercreditor Agreement other than the Topco Creditors.

“Security Agent” shall have the meaning provided in the preamble hereto.

“Security Interest” shall have the meaning provided in Section 2.

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“Stock Equivalents” means all securities convertible into or exchangeable for Capital Stock and all warrants, options, or other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable, or exercisable.

“Swap Obligation” means, with respect to any Subsidiary which is a Debtor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Termination Date” means the “Priority Discharge Date” as defined in the Intercreditor Agreement.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of any provisions of law, any of the attachment, perfection or priority of the Security Agent’s and the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, such terms shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“U.S. Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“U.S. Bankruptcy Court” means a United States Bankruptcy Court located in the United States of America, any state thereof or the District of Columbia.

“U.S. Person” means a “United States person” as such term is defined under Section 7701(a)(30) of the Code.

Clause 1.4 (Construction) of the Intercreditor Agreement is incorporated herein by reference mutatis mutandis.

Notwithstanding anything to the contrary in this Pledge Agreement but without prejudice to the creation or perfection of any security interest under this Pledge Agreement, the terms of this Pledge Agreement shall not operate or be construed so as to prohibit or restrict any transaction, matter or other step (or the Pledgors taking or entering into the same or dealing in any manner whatsoever in relation to any asset (including all rights, claims, benefits, proceeds and documentation, and contractual counterparties in relation thereto)) not prohibited by the Secured Debt Documents (as defined in the Intercreditor Agreement) (other than this Pledge Agreement), and the Security Agent shall promptly enter into such documentation and/or take such other action in relation to this Pledge Agreement as is required by each Pledgor (acting reasonably) in order to facilitate any such transaction, matter or other step, including, but not limited to, by way of executing any confirmation, consent to dealing, release or other similar or equivalent document, or returning any physical collateral.

Any reference in this Pledge Agreement to a matter being permitted or non-prohibited under the Intercreditor Agreement or any Secured Debt Document shall be deemed to include reference to any matter which is prohibited or restricted under the Intercreditor Agreement or such Secured Debt Document but in respect of which the Required Creditor Consent has been obtained.

2.              Grant of Security. Each Pledgor hereby collaterally assigns and pledges to the Security Agent, for the benefit of the Secured Parties, and transfers and grants to the Security Agent, for the benefit of the Secured Parties, a lien on and a continuing security interest in (the “Security Interest”) all of such Pledgor’s right, title and interest in, to and under the following, whether now owned or existing or at any time hereafter acquired or existing and wherever located (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all of the Secured Obligations:

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(a)            the Pledged Shares held by such Pledgor and any certificates representing such Pledged Shares and any interest of such Pledgor in the entries on the books of the issuer of the Pledged Shares or any financial intermediary pertaining to the Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

(b)            to the extent not covered by clause (a) above, respectively, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for any of the foregoing,

provided that the Collateral (and any defined term used in the definition thereof) shall not include any Excluded Collateral. The Pledgors shall not be required to take any action intended to cause “Excluded Collateral” to constitute Collateral and none of the covenants or representations and warranties herein shall be deemed to apply to any property constituting Excluded Collateral.

3.            Delivery of the Collateral. All certificates (including Certificated Securities), if any, representing or evidencing the Collateral (to the extent constituting Certificated Securities) shall no later than 90 days after the date of this Pledge Agreement (or as the case may be, 90 days after the date of execution of a supplement to this Pledge Agreement substantially in the form found in Annex A (in each case, or such later date as the Security Agent may reasonably agree)) be delivered by each Pledgor to and held by or on behalf of the Security Agent pursuant hereto to the extent required by the Secured Debt Documents and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank. The Security Agent shall have the right, at any time after the occurrence and during the continuance of an Acceleration Event which is continuing, subject to the terms of any Intercreditor Agreement, and upon prior written notice to the relevant Pledgor (which notice shall not be required during the occurrence and continuance of a Bankruptcy Event of Default), to transfer to or to register in the name of the Security Agent or any of its nominees any or all of the Pledged Shares.

4.	Representations and Warranties and Covenants.

(a)	Each Pledgor represents and warrants that

(i)            the Pledged Shares identified against its name on Schedule 1 hereto are fully paid;

(ii)           Schedule 2(A) and Schedule 2(B) (in each case, as such schedule may be amended or supplemented from time to time with written notice to the Security Agent) sets forth under the appropriate headings: (1) the full legal name of such Pledgor, (2) all trade names or other names under which such Pledgor currently conducts business, (3) the type of organization of such Pledgor, (4) the jurisdiction of organization of such Pledgor, (5) its organizational identification number, if any, and (6) the jurisdiction where the chief executive office is located;

(iii)          except as provided on Schedule 2(C) (as such schedule may be amended or supplemented from time to time with written notice to the Security Agent), it has not changed its name, jurisdiction of organization, chief executive office or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) and has not done business under any other name, in each case, within the five (5) years preceding the date hereof; and

(iv)          each Pledgor, upon any change of its name or change of its jurisdiction of organization, shall deliver prompt (and in any event no later than 45 days following such change or such longer period as the Security Agent may agree in its reasonable discretion) written notice to the Security Agent and deliver to the Security Agent all additional executed financing statements, financing change statements and other documents reasonably requested

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by the Security Agent to maintain the validity, perfection and priority of the security interests provided herein.

5.	[Reserved].

6.             Certification of Limited Liability Company, Limited Partnership Interests, and Equity Interests in Foreign Subsidiaries. No interest in any limited liability company or limited partnership controlled by any Pledgor that constitutes Pledged Shares shall be represented by a certificate unless such certificate shall be delivered to the Security Agent in accordance with Section 3. With respect to any Equity Interests of any Subsidiary that are not a security as defined in Section 8-102(a)(15) of the Uniform Commercial Code or pursuant to Section 8-103 of the Uniform Commercial Code, if any Pledgor shall take any action that, under such sections, converts such Equity Interests into a security, such Pledgor shall give prompt written notice thereof to the Security Agent and cause the issuer thereof to issue to it certificates or instruments evidencing such Equity Interests, which it shall promptly deliver to the Security Agent as provided in Section 3.

7.             Further Assurances. Each Pledgor hereby irrevocably authorizes the Security Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file or record financing statements, amendments to financing statements and, with prior written notice to the applicable Pledgors, other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Security Agent reasonably determines appropriate to perfect the Security Interest of the Security Agent under this Pledge Agreement.

8.	Voting Rights; Dividends and Distributions; Etc.

(a)           So long as no Acceleration Event shall have occurred and be continuing and the Security Agent has not provided the notice contemplated in Section 8(c) below:

(i)            Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof.

(ii)           The Security Agent shall execute and deliver (or cause to be executed and delivered) to each Pledgor all such proxies and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above.

(b)           Subject to paragraph (c) below, each Pledgor shall be entitled to receive and retain and use, free and clear of the Lien created by any Security Document, any and all dividends, distributions, principal and interest made or paid in respect of the Collateral, as applicable; provided, however, that any and all non-cash dividends, interest, principal or other distributions that would constitute Pledged Shares, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Shares or received in exchange for Pledged Shares or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be forthwith delivered to the Security Agent to hold as Collateral in accordance with, and to the extent required by Section 3 hereof. So long as no Acceleration Event has occurred and is continuing, the Security Agent shall, at the Pledgor’s expense, promptly (upon receipt of a written request) deliver to each Pledgor any Collateral in its possession if requested to be delivered to the issuer thereof in connection with any transaction permitted by the Secured Debt Documents.

(c)           Upon prior written notice to a Pledgor by the Security Agent that the Security Agent is exercising its rights under this Section 8(c) (provided that no such notice shall be required if a Bankruptcy Event of Default shall have occurred and be continuing), following the occurrence and during the continuance of an Acceleration Event, subject to the terms of the Intercreditor Agreement:

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(i)            all rights of such Pledgor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 8(a)(i) shall cease, and all such rights shall thereupon become vested in the Security Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights during the continuance of such Acceleration Event, provided that, unless otherwise directed by the applicable percentage of Lenders pursuant to the Intercreditor Agreement, the Security Agent shall have the right from time to time following the occurrence and during the continuance of an Acceleration Event, subject to the terms of the Intercreditor Agreement, to permit the Pledgors to exercise such rights. For so long as any Acceleration Notice is no longer outstanding, each Pledgor will have the right to exercise the voting and consensual rights that such Pledgor would otherwise be entitled to exercise pursuant to the terms of Section 8(a)(i) (and the obligations of the Security Agent under Section 8(a)(ii) shall be reinstated);

(ii)            all rights of such Pledgor to receive the dividends, distributions and principal and interest payments that such Pledgor would otherwise be authorized to receive and retain pursuant to Section 8(b) shall cease, and all such rights shall thereupon become vested in the Security Agent, which, subject to the terms of the Intercreditor Agreement, shall thereupon have the sole right to receive and hold as Collateral such dividends, distributions and principal and interest payments during the continuance of such Acceleration Event;

(iii)            all dividends, distributions and principal and interest payments that are received by such Pledgor contrary to the provisions of Section 8(b) shall promptly be delivered to the Security Agent as Collateral in substantially the same form as so received (with any necessary endorsements); and

(iv)            in order to permit the Security Agent to receive all dividends, distributions and principal and interest payments to which it may be entitled under Section 8(b) above, to exercise the voting and other consensual rights that it may be entitled to exercise pursuant to Section 8(c)(i) above, and to receive all dividends, distributions and principal and interest payments that it may be entitled to under Sections 8(c)(ii) and (c)(iii) above, such Pledgor shall from time to time execute and deliver to the Security Agent, appropriate proxies, dividend payment orders and other instruments as the Security Agent may reasonably request in writing, subject to the terms of the Intercreditor Agreement.

9.	[Reserved].

10.           Security Agent Appointed Attorney-in-Fact. Each Pledgor hereby makes, constitutes and appoints, which appointment is irrevocable and coupled with an interest, and shall automatically terminate on the Termination Date or, if sooner, upon the release of such Pledgor hereunder pursuant to Section 14, the Security Agent as such Pledgor’s attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise after the occurrence of an Acceleration Event which is continuing to take any and all appropriate action and to execute any instrument, that the Security Agent may deem reasonably necessary or advisable to accomplish the purposes of this Pledge Agreement, including to receive, indorse and collect all instruments made payable to such Pledgor representing any dividend, distribution or principal or interest payment in respect of the Collateral or any part thereof and to give full discharge for the same.

11.	[Reserved]

12.           Remedies. Subject to the terms of the Intercreditor Agreement, if any Acceleration Event shall have occurred and be continuing:

(a)           The Security Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or in the Intercreditor Agreement or otherwise available to it at law or in equity, all the rights and remedies of a secured party upon default under the UCC or

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any other applicable law (whether or not the UCC applies to the affected Collateral) and also may upon prior written notice to the relevant Pledgor, sell the Collateral or any part thereof in one or more parcels at public or private sale or sales, at any exchange broker’s board or at any of the Security Agent’s offices or elsewhere, including through a qualified intermediary pursuant to clause 19 (The Security Agent) of the Intercreditor Agreement, for cash, on credit or for future delivery, at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Security Agent shall be authorized at any such sale of Pledged Shares (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Security Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Pledged Shares so sold; provided that, the Security Agent may appoint a reputable dealer pursuant to clause 19 (The Security Agent) of the Intercreditor Agreement. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Security Agent, the Agent and each other Secured Party shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase all or any part of the Collateral so sold, and the Security Agent or such Secured Party may pay the purchase price by crediting the amount thereof against the Secured Obligations. Each Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ prior written notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Security Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Security Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Pledgor hereby waives any claim against the Security Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Security Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

(b)           The Security Agent shall apply the Proceeds of any collection or sale of the Collateral as well as any Collateral consisting of Cash, at any time after receipt in the order set forth in clause 16 (Application of Proceeds) of the Intercreditor Agreement.

Upon any sale of the Collateral by the Security Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Security Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Security Agent or such officer or be answerable in any way for the misapplication thereof.

(c)           All payments received by any Pledgor in respect of the Collateral after the occurrence and during the continuance of an Acceleration Event, shall be received in trust for the benefit of the Security Agent shall be segregated from other property or funds of such Pledgor and shall be forthwith delivered to the Security Agent as Collateral in substantially the same form as so received (with any necessary endorsement).

13.           Amendments, etc. with Respect to the Secured Obligations; Waiver of Rights. Unless and until the Termination Date has occurred or, with respect to any Pledgor, such Pledgor shall be released in accordance with Section 14(b), each Pledgor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Pledgor and without notice to or further assent by any Pledgor, (a) any demand for payment of any of the Secured Obligations made by the Security Agent or any other Secured Party may be rescinded by such party and any of the Secured Obligations continued, (b) the Secured Obligations, or the liability of any other party upon or for any

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part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Security Agent or any other Secured Party, (c) the Debt Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with their terms and (d) any collateral security, guarantee or right of offset at any time held by the Security Agent or any other Secured Party for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released. Except as provided in Section 10, neither the Security Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for this Pledge Agreement or any property subject thereto. When making any demand hereunder against any Pledgor, the Security Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on any other Pledgor or any other person, and any failure by the Security Agent or any other Secured Party to make any such demand or to collect any payments from any other Pledgor or any other person or any release of the Company or any other Pledgor or any other person shall not relieve any Pledgor in respect of which a demand or collection is not made or any Pledgor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Security Agent or any other Secured Party against any Pledgor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

14.	Continuing Security Interest; Assignments Under the Intercreditor Agreement; Release.

(a)           This Pledge Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Pledgor and the successors and assigns thereof, and shall inure to the benefit of the Security Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns permitted under the Secured Debt Documents until the Termination Date, it being understood that, with respect to any Relevant Obligor, any Secured Obligations shall be deemed fully and irrevocably discharged, and the Termination Date shall be deemed to have occurred, following the payment in full of the Secured Obligations upon the occurrence of one of the following circumstances:

(i)            all applicable suspect periods for claw-back actions and declaratory of ineffectiveness with respect to any payment of the Secured Obligations made by a Relevant Obligor have elapsed; or

(ii)	the Comfort Documents have been delivered to the Security Agent,

provided further that at the date of the final payment made by a Relevant Obligor pursuant to the definition of “Secured Obligations” no Material Event of Default was continuing. In any case, if a Relevant Obligor is admitted to an Insolvency Proceeding prior to the Termination Date, the Termination Date shall be deemed to be extended until no claw-back actions and no declaratory of ineffectiveness may be exercised pursuant to any applicable law vis-à-vis such Relevant Obligor.

(b)            If (i) any of the Collateral shall be sold, transferred or otherwise disposed of by any Pledgor (other than to another Pledgor) in a transaction permitted by the Secured Debt Documents, (ii) if such Pledgor shall no longer be a Debtor under the Intercreditor Agreement or (iii) the provisions of the Secured Debt Documents or the Intercreditor Agreement provide for the release of any Security granted hereunder over any of the Collateral, then the Security granted under this Pledge Agreement on such Collateral (or in the case of clause (ii) above, all Collateral of such Debtor and any Security over the Capital Stock of Debtor) shall be automatically released.

(c)            The Security Interest granted hereby in any Collateral shall automatically be released at any time permitted in accordance with the Intercreditor Agreement and any such release shall result in such Collateral being free and clear of the Lien and Security Interest created hereby.

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(d)            In connection with any termination or release pursuant to the foregoing Section 14(a), (b) or (c), the Security Agent shall execute and deliver to any Pledgor and/or authorize the filing of, at such Pledgor’s expense, all documents that such Pledgor shall reasonably request to evidence such termination or release provided, any financing statement shall be in form and substance reasonably satisfactory to the Security Agent. Any execution and delivery of documents pursuant to this Section 14 shall be without recourse to or warranty by the Security Agent.

15.	Reinstatement.

Notwithstanding anything to the contrary contained herein, each Pledgor further agrees that, if any payment made by any Obligor or other person and applied to the Secured Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be returned by any Secured Party to such Obligor, its estate, trustee, receiver or any other person, including any Pledgor, under any bankruptcy law, state, federal or foreign law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral security such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender, such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of any Pledgor in respect of the amount of such payment.

16.	Security Agent As Agent.

The Security Agent has been appointed to act as the Security Agent under the Intercreditor Agreement by the Secured Parties. Each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Security Agent for the benefit of the Secured Parties in accordance with the terms of this Section 16 and the Intercreditor Agreement. Each Secured Party, by its acceptance of the benefits hereof, agrees that any action taken by the Security Agent in accordance with the provisions of the Security Documents, and the exercise by the Security Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized and binding upon all Secured Parties.

17.           Notices. All notices, requests and demands pursuant hereto shall be made in accordance with clause 25 (Notices) of the Intercreditor Agreement. All communications and notices hereunder to any Pledgor shall be given to it in care of the Company at the Company’s address set forth in clause 25 (Notices) of the Intercreditor Agreement.

18.           Counterparts. This Pledge Agreement may be executed by one or more of the parties to this Pledge Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed facsimile or “.PDF” (“PDF”) counterpart of a signature page to this Pledge Agreement or any such amendments, waivers, consents or supplements shall be effective as delivery of an original executed counterpart hereof or thereof and any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. The Security Agent may also request that any such facsimile or PDF signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or PDF signature delivered.

19.           Severability. Any provision of this Pledge Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such

11

prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

20.           Integration. This Pledge Agreement and the other Secured Debt Documents represent the agreement of the Pledgors, the Security Agent and the other Secured Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Pledgors, the Security Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Debt Documents.

21.	Amendments in Writing; No Waiver; Cumulative Remedies.

(a)           None of the terms or provisions of this Pledge Agreement may be waived, amended, supplemented or otherwise modified except in accordance with the terms of the Secured Debt Documents.

(b)           Neither the Security Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 21(a)), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or Acceleration Event or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Security Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Security Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Security Agent or such other Secured Party would otherwise have on any future occasion.

(c)           The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

22.           Section Headings. Section headings used in this Pledge Agreement are for convenience of reference only and shall not affect the interpretation hereof.

23.           Successors and Assigns. No Pledgor may assign, transfer or delegate any of its rights or obligations under this Pledge Agreement without the prior written consent of the Security Agent or as otherwise permitted by the Secured Debt Documents.

24.           WAIVER OF JURY TRIAL. EACH PARTY HERETO, INCLUDING WITHOUT LIMITATION THE SECURITY AGENT FOR THE BENEFIT OF THE SECURED PARTIES, BY ITS ACCEPTANCE OF THE TERMS HEREOF HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) THE RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY ANY PARTY RELATED TO OR ARISING OUT OF THIS PLEDGE AGREEMENT OR THE PERFORMANCE OF SERVICES HEREUNDER.

25.           Submission to Jurisdiction; Waivers. Each party hereto, including, without limitation, the Security Agent for the benefit of each of the Secured Parties by its acceptance of the terms hereof, irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Pledge Agreement to which it is a party to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b)          consents that any such action or proceeding shall be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to

12

the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;

(c)           agrees that service of process in any such action or proceeding shall be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such person at its address referred to in Section 17 or at such other address of which the Security Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right of the Security Agent or any other Secured Party to effect service of process in any other manner permitted by law; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 25 any special, exemplary, punitive or consequential damages.

26.           GOVERNING LAW. THIS PLEDGE AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

27.           Intercreditor Agreement, Senior Facilities Agreement and Loan Agreement. Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Security Agent pursuant to this Pledge Agreement and the exercise of any right or remedy by the Security Agent hereunder, are subject to the provisions of the Intercreditor Agreement, the Senior Facilities Agreement and the Loan Agreement. In the event of any conflict between the terms of the Intercreditor Agreement, the Senior Facilities Agreement and/or the Loan Agreement and the terms of this Pledge Agreement the terms of the Intercreditor Agreement, the Senior Facilities Agreement or the Loan Agreement, as applicable, shall govern and control. In the event of any such conflict, each Grantor may act (or omit to act) in accordance with the Intercreditor Agreement and shall not be in breach, violation or default of its obligations hereunder by reason of doing so. No right, power or remedy granted to the Security Agent hereunder shall be exercised by the Security Agent, and no direction shall be given by the Security Agent, in contravention of the Intercreditor Agreement.

28.	Acknowledgments. Each party hereto hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Pledge Agreement and the other Debt Documents to which it is a party;

(b)           neither the Security Agent nor any other Secured Party has any fiduciary relationship with or duty to any Pledgor arising out of or in connection with this Pledge Agreement or any of the other Debt Documents, and the relationship between the Pledgors, on the one hand, and the Security Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Debt Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders and any other Secured Party or among the Pledgors and the Lenders and any other Secured Party.

29.           Additional Pledgors. Each member of the Group that is required or elects to become a party to this Pledge Agreement pursuant to the Secured Debt Documents shall become an Additional Pledgor, with the same force and effect as if originally named as a Pledgor herein, for all purposes of this Pledge Agreement upon execution and delivery by such member of the Group of a written supplement substantially in the form of Annex A hereto. The execution and delivery of any instrument adding an Additional Pledgor as a party to this Pledge Agreement shall not require the consent of any other Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall

13

remain in full force and effect notwithstanding the addition of any new Pledgor as a party to this Pledge Agreement.

30.           Reservation. Notwithstanding anything herein to the contrary, this Pledge Agreement shall create no additional commercial or legal obligations to those set forth in the Secured Debt Documents.

31.           Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding any other term of any Secured Debt Document or any other agreement, arrangement or understanding between the parties, each party acknowledges and accepts that any liability of any party to any other party under or in connection with any Secured Debt Document may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)           any Bail-In Action in relation to any such liability, including (without limitation) (i) a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability, (ii) a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it and (iii) a cancellation of any such liability; and

(b)           a variation of any term of any Secured Debt Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

32.	Definitions. For the purposes of Section 31 above:

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means: (a) in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time and (b) in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein, Norway and any other country which may become a member of the European Economic Area or subject to Bail-In Legislation from time to time.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Write-down and Conversion Powers” means: (a) in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and (b) in relation to any other applicable Bail-In Legislation (i) any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution, or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend

14

any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to, or ancillary to, any of those powers; and (ii) any similar or analogous powers under that Bail-In Legislation.

33.           Limitation on Guarantees and Liens. Notwithstanding any term or provision of this Pledge Agreement or any other Secured Debt Document (but subject to Section 10.25 of the Loan Agreement), no obligation or borrowing of any Debtor that is a U.S. Person (and no guarantee or indemnity by any Debtor of any such obligation or borrowing of any Debtor that is a U.S. Person) shall be or shall be required to be (with any such guarantee or grant of any Security (including under this Pledge Agreement) in contravention of this Section 33 being void ab initio):

(a)           guaranteed by (A) any CFC, (B) any CFC Holding Company or (C) any direct or indirect Subsidiary of a CFC or CFC Holding Company;

(b)           secured by a pledge of any Capital Stock of any Subsidiary of the Company that is either (A) any first-tier CFC or (B) any CFC Holding Company, in each case, in excess of sixty-five per cent. (65%) of the voting equity interests of such Subsidiary and one hundred per cent. (100%) of the non-voting equity interests, if any, of such Subsidiary;

(c)           secured by a pledge of any direct or indirect asset of any CFC or CFC Holding Company or a Subsidiary of a CFC or CFC Holding Company (including any CFC or CFC Holding Company equity interests held directly or indirectly by a CFC or CFC Holding Company); or

(d)           guaranteed by any Subsidiary or secured by a pledge of or security interest in any Subsidiary or other asset, if it could result in material adverse U.S. tax consequences to the Company or any of its Subsidiaries as reasonably determined by the Company and the Agent.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each of the undersigned has caused this Pledge Agreement to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

Bending Spoons Operations S.p.A., as a Pledgor

By:
Name:
Title:

Intesa Sanpaolo S.p.A.,
as the Security Agent

Acting by its duly authorised attorney:

By:
Name:
Title:

SCHEDULE 1
TO THE PLEDGE AGREEMENT

Pledged Shares

Record Owner	Issuer	Certificate Number and Number of Shares	% Ownership	% of Ownership Pledged

SCHEDULE 2
TO THE PLEDGE AGREEMENT

General Information

(A)	Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office and Organizational Identification Number of each Pledgor:

Full Legal Name	Type of Organization	Jurisdiction of Organization	Chief Executive Office	Organization I.D.#

(B)	Other Names (including any Trade Name or Fictitious Business Name) under which each Pledgor currently conducts business:

Full Legal Name	Trade Name or Fictitious Business Name

(C)	Changes in Name, Jurisdiction of Organization, Chief Executive Office and Corporate Structure within past five (5) years:

Pledgor	Date of Change	Description of Change

ANNEX A
TO THE PLEDGE AGREEMENT

This Supplement, dated as of [ ], 20[ ] (this “Supplement”), supplements the US PLEDGE AGREEMENT, dated as of March 7, 2025 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Pledge Agreement”), among the Initial Pledgor party thereto and Intesa Sanpaolo S.p.A. as security agent (in such capacity, together with any successor security or Security Agent appointed pursuant to the Intercreditor Agreement, the “Security Agent”) for the benefit of the Secured Parties, and is entered into by each of the undersigned entities (each such entity being an “Additional Pledgor” and, collectively, the “Additional Pledgors”; the Additional Pledgors and the Initial Pledgors are referred to collectively as the “Pledgors”) and the Security Agent for the benefit of the Secured Parties.

W I T N E S S E T H:

WHEREAS, the Additional Pledgors party to this Supplement have become party, by accession, to the Senior Facilities Agreement, dated as of July 30, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Senior Facilities Agreement”), between, among others, Bending Spoons Operations S.p.A. as the Company and Intesa Sanpaolo S.p.A. as Agent and Security Agent and the Lenders party thereto from time to time (each as defined therein);

WHEREAS, the Additional Pledgor is also an Affiliate of Bending Spoons US Inc., a Delaware corporation, as Borrower under the Term Loan Credit Agreement, dated as of March 7, 2025 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Loan Agreement”), between, among others, Bending Spoons Operations S.p.A. as the Company, Bending Spoons US Inc., as Borrower, JPMorgan Chase Bank N.A., as Administrative Agent, and Intesa Sanpaolo S.p.A., as Security Agent and the Lenders party thereto from time to time (each as defined therein);

WHEREAS, pursuant to the Loan Agreement, the Lenders have severally agreed to, among other things, make a certain term loan credit facility available to certain members of the Group (the extensions of credit to each of (i) the Borrower under the Loan Agreement and (ii) the Company under the Senior Facilities Agreement and, together with any additional credit facilities or other indebtedness made available under the Secured Debt Documents, collectively, the “Extensions of Credit”) upon the terms and subject to the conditions set forth therein;

WHEREAS, the Extensions of Credit will be used by the Group to effect certain transactions and for general corporate purposes (including for working capital, capital expenditures and any transaction or other action not prohibited by the Secured Debt Documents);

WHEREAS, each Additional Pledgor acknowledges that it will derive substantial direct and indirect benefit from the Extensions of Credit;

WHEREAS, as of the date hereof, the Additional Pledgors are the legal and beneficial owners of the Equity Interests described in Schedule 1 hereto and issued by the entities named therein (such Equity Interests, together with all Equity Interests directly held by such Additional Pledgors in the future, in each case, except Excluded Stock and Stock Equivalents, referred to collectively herein as the “Additional Pledged Shares”); and

WHEREAS, the Secured Debt Documents and Section 29 of the Pledge Agreement provide that additional members of the Group may become Additional Pledgors under the Pledge Agreement by execution and delivery of an instrument in the form of this Supplement or as otherwise provided in the Secured Debt Documents. Each Additional Pledgor is executing this Supplement in accordance with the requirements of the Secured Debt Documents and Section 29 of the Pledge

Agreement to pledge to the Security Agent for the benefit of the Secured Parties the Additional Pledged Shares and to become an Additional Pledgor under the Pledge Agreement.

NOW, THEREFORE, in consideration of the benefits accruing to each Additional Pledgor, the receipt and sufficiency of which are hereby acknowledged, the Additional Pledgors hereby agree with the Security Agent, for the benefit of the Secured Parties, as follows:

SECTION 1. As collateral security for the payment and performance when due of all of the Secured Obligations, each Additional Pledgor hereby collaterally assigns and pledges to the Security Agent, for the benefit of the Secured Parties, and grants to the Security Agent, for the benefit of the Secured Parties, a lien on and security interest in all of such Additional Pledgor’s right, title and interest in, to and under the following, whether now owned or existing or at any time hereafter acquired or existing (collectively, the “Additional Collateral”):

(a)            the Additional Pledged Shares held by such Additional Pledgor and the certificates representing such Additional Pledged Shares and any interest of such Additional Pledgor in the entries on the books of the issuer of the Additional Pledged Shares or any financial intermediary pertaining to the Additional Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Additional Pledged Shares; and

(b)           to the extent not covered by clause (a) above, all Proceeds of any or all of the items set forth in clause (a) above.

Notwithstanding the foregoing, the Additional Collateral (and any defined term used in the definition thereof) for the Secured Obligations shall not include any Excluded Stock and Stock Equivalents or any Excluded Collateral. The Additional Pledgors shall not be required to take any action intended to cause Excluded Collateral to constitute Additional Collateral and none of the covenants or representations and warranties herein shall be deemed to apply to any property constituting Excluded Collateral.

For purposes of the Pledge Agreement, the Collateral shall be deemed to include the Additional Collateral and the Pledged Shares shall be deemed to include the Additional Pledged Shares.

SECTION 2. Each Additional Pledgor by its signature below becomes a Pledgor under the Pledge Agreement with the same force and effect as if originally named therein as a Pledgor, and each Additional Pledgor hereby agrees to all the terms and provisions of the Pledge Agreement applicable to it as a Pledgor thereunder. Each reference to an “Additional Pledgor” or a “Pledgor” in the Pledge Agreement shall be deemed to include each Additional Pledgor. The Pledge Agreement is hereby incorporated herein by reference.

SECTION 3. Each Additional Pledgor represents and warrants that the Additional Pledged Shares identified against its name on Schedule 1 hereto are fully paid.

SECTION 4. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

SECTION 5. Except as expressly supplemented hereby, the Pledge Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 7. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Pledge Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8. All notices, requests and demands pursuant hereto shall be made in accordance with clause 25 (Notices) of the Intercreditor Agreement. All communications and notices hereunder to each Additional Pledgor shall be given to it in care of the Company at the Company’s address set forth in clause 25 (Notices) of the Intercreditor Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each Additional Pledgor and the Security Agent have duly executed this Supplement to the Pledge Agreement as of the day and year first above written.

[NAME OF NEW PLEDGOR],
as an Additional Pledgor

By:
Name:
Title:

INTESA SANPAOLO S.P.A.,
as the Security Agent

Acting by its duly authorised attorneys:

By:
Name:
Title:

and

By:
Name:
Title:

SCHEDULE 1
TO THE SUPPLEMENT

TO THE PLEDGE AGREEMENT

Additional Pledged Shares

Issuer	Jurisdiction of Organization	Owner of Outstanding Equity Interests	Certificate Number and Number of Shares	Percentage of Outstanding Equity Interests Held, Directly or Indirectly, by the Owner	Percentage Pledged by Owner

EXHIBIT B-3

FORM OF GUARANTY

[See Attached]

Execution Version

GUARANTY

Dated as of January 2, 2026

among

THE GUARANTORS NAMED HEREIN

and

THE ADDITIONAL GUARANTORS REFERRED TO HEREIN,

as Guarantors,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

and

INTESA SANPAOLO S.P.A.,

as Security Agent

GUARANTY

GUARANTY, dated as of January 2, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Guaranty”), by the Persons listed on the signature pages hereof and the Additional Guarantors (as defined in Section 8) (such Persons so listed and the Additional Guarantors being, collectively, the “Guarantors” and, individually, each a “Guarantor”) in favor of JPMORGAN CHASE BANK, N.A., as administrative agent and mandatario con rappresentanza pursuant to Italian law of the Lenders (in such capacity, together with any successor administrative agent, the “Administrative Agent”) and INTESA SANPAOLO S.P.A., as security agent and mandatario con rappresentanza pursuant to Italian law (in such capacity, together with any successor security agent, the “Security Agent”) of the Secured Parties (as defined in the Credit Agreement referred to below).

PRELIMINARY STATEMENT

Reference is made to that certain Credit Agreement, dated as of the date hereof (as amended, re-stated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agree-ment”), by and among, among others, BENDING SPOONS US INC., a Delaware corporation (the “Bor-rower”), BENDING SPOONS OPERATIONS S.P.A., a joint stock company (società per azioni) incorpo-rated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”), the banks and other financial institutions or lending entities from time to time party thereto (each a “Lender” and collectively the “Lenders”), the Administrative Agent and the Se-curity Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

WHEREAS, it is a condition precedent to the Closing Date and the obligation of the Lenders and Issuing Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Guaranteed Obligations (as defined below) be guaranteed by the Guarantors and that each Guarantor shall have executed and delivered this Guaranty.

WHEREAS, each Guarantor will obtain benefits from the incurrence of Loans by the Borrower and, accordingly, desires to execute this Guaranty in order to satisfy the condition described in the preceding paragraph and to induce the Lenders to make Loans from time to time.

NOW, THEREFORE, in consideration of the premises and the other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, (i) each Guarantor hereby makes the following representations and warranties to the Administrative Agent and the Security Agent for the benefit of the Secured Parties and (ii) each Guarantor, jointly and severally with each other Guarantor, hereby covenants and agrees as follows:

SECTION 1.           Guaranty; Limitation of Liability.

(a)            Each Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, the full and punctual payment when due and performance, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of the Borrower and the other Guarantors now or hereafter existing, including, without limitation, all Obligations under or in respect of the Credit Agreement (together with the Loan Documents, the “US Debt Documents”) (such Obligations being the “Guaranteed Obligations”). Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower or any other Guarantor to any Secured Party under or in respect of the US Debt Documents but for the fact that

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they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower. Notwithstanding anything herein to the contrary, the Guaranteed Obligations with respect to any Guarantor shall not include Excluded Swap Obligations of such Guarantor.

(b)            Each Guarantor, and by its acceptance of the benefits of this Guaranty, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of any Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to such Guarantor. To effectuate the foregoing intention, by acceptance of the benefits of this Guaranty, the Administrative Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance or subject to avoidance under Debtor Relief Laws or any similar foreign, federal or state law, in each case applicable to such Guarantor.

(c)            Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or any other guaranty pertaining to the Guaranteed Obligations, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and any other guarantor, as applicable, so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the US Debt Documents.

(d)            Notwithstanding any provisions to the contrary contained in this Guaranty, the obligations and liabilities under this Guaranty of a Guarantor that is organized under the laws of any jurisdiction other than the United States (each such Guarantor, a “Foreign Guarantor”) shall be limited by the applicable provisions and laws set forth in Schedule I (as may be supplemented pursuant to Section 8 or as otherwise agreed to by the Administrative Agent) with respect to such Guarantor.

SECTION 2. Guaranty Absolute. Each Guarantor agrees its guarantee constitutes a guarantee of payment when due of the Guaranteed Obligations and not of collection, which will be paid strictly in accordance with the terms of the US Debt Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the US Debt Documents, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. Except as may be modified pursuant to Section 1(d) or Section 8, the liability of each Guarantor under this Guaranty shall be joint and several, irrevocable, absolute and unconditional and shall not be affected or impaired by any circumstance or occurrence whatsoever irrespective of, and each Guarantor hereby irrevocably waives any defenses (other than a defense of payment in full in cash of the Guaranteed Obligations (excluding contingent obligations as to which no claim has been made) or the release of this Guaranty in accordance with any relevant release provisions in the US Debt Documents (including this Guaranty)) it may now have or hereafter acquire in any way relating to, any or all of the following:

(i)             any lack of validity or enforceability, at any time, of any US Debt Document (including this Guaranty) or any agreement or instrument relating thereto;

(ii)            any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the US Debt Documents, or any other amendment or waiver of or any consent

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to departure from any US Debt Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(iii)           any taking, exchange, impairment, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(iv)          any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the US Debt Documents;

(v)           any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(vi)           any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party;

(vii)         the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement (as hereinafter defined) or any other guaranty or agreement or the release or reduction of liability of any Guarantor or any other guarantor or surety with respect to the Guaranteed Obligations;

(viii)        any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any US Debt Document or any other agreement, including with respect to any other Guarantor under this Guaranty;

(ix)           any payment made to any secured creditor on the Indebtedness which any Secured Party repays the Borrower or any other Secured Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceedings;

(x)            any invalidity, rescission, irregularity or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor; or

(xi)           any other circumstance (including, without limitation, any statute of limitations), any act or omission, or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety (except for the defense of payment in full in cash of the Guaranteed Obligations (other than contingent indemnification obligations as to which no claim has been asserted)).

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization (or any analogous proceeding in any jurisdiction) of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made. For the avoidance of doubt, this paragraph shall survive the termination of this Guaranty.

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SECTION 3.           Waivers and Acknowledgments.

(a)            Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b)            Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature (in accordance with the terms hereof) and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)            Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, limits, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor, (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder, (iii) any right to proceed against the Borrower, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party and (iv) any right to proceed against or exhaust any security held from the Borrower, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party.

(d)            Each Guarantor acknowledges that the Security Agent may, in accordance with the US Debt Documents, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any collateral serving as security held by the Security Agent by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Security Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable Laws.

(e)            Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of their respective Subsidiaries now or hereafter known by such Secured Party. Each Guarantor acknowledges that the Secured Parties shall have no obligation to investigate the financial condition or affairs of the Borrower or any other Loan Party or any of their respective Subsidiaries.

(f)            Each Guarantor hereby unconditionally and irrevocably waives any right (i) to require the Administrative Agent or any of the Secured Parties to first proceed against, initiate any actions before a court or any other judge or authority, or enforce any other rights or security or claim payment from the Borrower or any other person, before claiming any amounts due from the Guarantor hereunder; (ii) to which it may be entitled to have the assets of the Borrower or any other person first be used, applied or depleted as payment of the Borrower’s obligations hereunder, prior to any amount being claimed from or paid by the Guarantor hereunder; and (iii) to which it may be entitled to have claims against it, or assets to be used or applied as payment, divided between the Borrower and the Guarantor (including other Guarantors).

(g)            Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the US Debt Documents and that the waivers set forth in Section 2 and this Section 3 are knowingly made in contemplation of such benefits and with full knowledge of their significance and consequences and that if any of such waivers are determined to be

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contrary to any applicable Law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable Law.

SECTION 4. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this Guaranty or any other US Debt Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations shall have been paid in full in cash (other than contingent indemnification obligations as to which no claim has been asserted) and the expiration or termination of all Commitments. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the termination of the Commitments and the payment in full in cash of the Guaranteed Obligations (other than contingent indemnification obligations as to which no claim has been asserted), such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Secured Documents, or to be held as Collateral for any Guaranteed Obligations thereafter arising. If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations or (ii) the Commitments shall have been terminated and all of the Guaranteed Obligations (other than contingent indemnification obligations as to which no claim has been asserted), the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty of any kind (either express or implied), necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 5.         Payments Free and Clear of Taxes, Etc.

(a)            Any and all payments by any Guarantor under this Guaranty or any other US Debt Document shall be made, in accordance with the terms of the Credit Agreement, without setoff, counterclaim or other defense, free and clear of and without deduction or withholding for any and all present or future Taxes, except as required by applicable Law. The provisions of Section 2.20 of the Credit Agreement are hereby incorporated by reference and each Guarantor agrees to be bound by such provisions as if such provisions were set forth in full herein.

(b)            Each Guarantor’s obligations hereunder to make payments in the respective applicable currency (such applicable currency being herein called the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Security Agent or the respective other Secured Party of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Security Agent or such other Secured Party under this Guaranty or the other US Debt Documents, as applicable. If for the purpose of obtaining or enforcing judgment against any Guarantor in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in

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the Obligation Currency, the conversion shall be made in a manner consistent with Section 10.26 of the Credit Agreement as determined on the date immediately preceding the day on which the judgment is given (such day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(c)            If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Guarantors jointly and severally covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date. If the amount of the Judgment Currency actually paid is greater than the sum originally due to the Administrative Agent, the Security Agent or the respective other Secured Party in the Obligation Currency, the Administrative Agent, Security Agent or other respective Secured Party, as applicable, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

For purposes of determining the rate of exchange for this Section 5, such amounts shall not include any premium and costs payable in connection with the purchase of the Obligation Currency.

SECTION 6. Representations and Warranties. Each Guarantor hereby makes each representation and warranty made in Section 4 of the Credit Agreement by the Borrower with respect to such Guarantor on each date on which such representation and warranty is made by the Borrower with respect to such Guarantor.

SECTION 7. Covenants. Each Guarantor covenants and agrees that unless and until all of the Guaranteed Obligations shall have been paid in full in cash (other than contingent indemnification obligations as to which no claim has been asserted) and the expiration or termination of all Commitments, such Guarantor will perform and observe, and cause each of its Restricted Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the US Debt Documents applicable to such Guarantor on its or their part to be performed or observed or that the Borrower has agreed to cause such Guarantor or such Restricted Subsidiaries to perform or observe.

SECTION 8. Amendments, Guaranty Supplements, Etc. Subject to Section 10.1 of the Credit Agreement, no amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, the Security Agent and the Guarantors, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Upon a Guarantor becoming an Excluded Subsidiary, or ceasing to be a Restricted Subsidiary (other than the Company and the Borrower), in each case as a result of a transaction, event or designation permitted under the Credit Agreement, or as otherwise provided for in Section 10.15 of the Credit Agreement, such Guarantor shall be immediately and automatically released from this Guaranty in accordance with the provisions of Section 10.15 of the Credit Agreement.

It is understood and agreed that any Restricted Subsidiary of the Company that is required to execute a counterpart of this Guaranty after the date hereof pursuant to the Credit Agreement shall execute and deliver a guaranty supplement in substantially the form of Exhibit A hereto (each, a “Guaranty Supplement”) and upon the execution and delivery thereof, (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other US Debt Document to a “Guarantor” shall also mean and be a reference to such Additional

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Guarantor, (ii) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other US Debt Document to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement and (iii) if such Person is a Foreign Guarantor, to the extent required pursuant to the jurisdiction of organization of such Foreign Guarantor or as otherwise agreed by the Administrative Agent and the Borrower, include supplements to Schedule I hereto (and Schedule I shall be deemed to be supplemented to reflect any such supplements to such Schedule I contained in such Guaranty Supplement). The execution and delivery of such Guaranty Supplement shall not require the consent of any Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any Additional Guarantor.

SECTION 9. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopy or telex communication or facsimile transmission) and mailed, telecopied, telexed, faxed or delivered as follows: if to any Guarantor, addressed to it in care of the Borrower at the Borrower’s address specified in Schedule 10.2 of the Credit Agreement; if to any Agent or any Lender, at its address specified in Schedule 10.2 of the Credit Agreement; or at such other address as shall be designated by the recipient in a written notice to each other party. All such notices and other communications shall be deemed to be given or made at such time as shall be set forth in Section 10.2 of the Credit Agreement.

SECTION 10. No Waiver; Remedies. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 11. [Reserved].

SECTION 12. Continuing Guaranty; Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until termination of the Commitments and the payment in full in cash of the Guaranteed Obligations (other than contingent indemnification obligations as to which no claim has been asserted) payable under this Guaranty and the Lenders have no further commitment to lend or otherwise advance funds under the Credit Agreement, (b) be binding upon each Guarantor, its successors and assigns and (c) bind and inure to the benefit of and be enforceable by the Secured Parties and their permitted successors, permitted transferees and permitted assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes held by it) to any other Person in accordance with Section 10.6 of the Credit Agreement, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as and to the extent provided in Section 10.6 of the Credit Agreement. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties, other than pursuant to a transaction not prohibited by the Credit Agreement and consummated in accordance with the terms and conditions contained therein.

SECTION 13. Expenses; Indemnification; Set-Off. The terms set forth in Sections 10.5 and 10.7 of the Credit Agreement as relating to this Guaranty are hereby incorporated herein by reference and made a part of this Agreement as if set forth herein in full.

SECTION 14. [Reserved].

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SECTION 15. Right of Contribution.

(a)            Each Guarantor agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made hereunder in respect of any Guaranteed Obligation of any other Guarantor, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor which has not paid its proportionate share of such payment.

(b)            Each Guarantor’s right of contribution under this Section 15 shall be subject to the terms and conditions of Section 4. The provisions of this Section 15 shall in no respect limit the obligations and liabilities of the Borrower or any other Loan Party to the Administrative Agent and the Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the Secured Parties for the full amount guaranteed by such Guarantor hereunder. Each Guarantor agrees to contribute, to the maximum extent permitted by law, such amounts to each other Guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the US Debt Documents.

SECTION 16. Execution in Counterparts. This Guaranty and each amendment, waiver and consent with respect hereto or any acceptance letter to which this Guaranty is attached may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement binding the parties hereto and to each such acceptance letter in their applicable capacities. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page or acceptance letter to this Guaranty and each amendment, waiver and consent with respect hereto or any acceptance letter, by telecopier, .pdf or other electronic transmission shall be effective as delivery of an original executed counterpart thereof. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission. The words “execution,” “signed,” “signature,” and words of like import in this Guaranty shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar applicable state laws based on the Uniform Electronic Transactions Act. Notwithstanding anything to the contrary, the parties agree that any person which executes an acceptance letter with respect to this Guaranty or any other Loan Document shall thereby become a party hereto or to such other Loan Document, as applicable, and this Guaranty and each other Loan Document accepted by such party pursuant to an acceptance letter shall be binding on such party, in each case to the same extent as if such party executed a counterpart hereof or of such other Loan Document.

SECTION 17. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.

(a)            THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(b)            SUBJECT TO THE PROVISIONS OF SECTION 17(f), EACH GUARANTOR, AND BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY, EACH OF THE ADMINIS-TRATIVE AGENT AND EACH SECURED PARTY, IRREVOCABLY AND UNCONDITIONALLY

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SUBMITS, FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH GUARANTOR, AND BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY, EACH OF THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY, IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PER-MITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH GUARANTOR, AND BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY, EACH OF THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY, AGREES THAT A FINAL JUDGMENT IN ANY SUCH AC-TION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURIS-DICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY OR IN ANY OTHER US DEBT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER US DEBT DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)            EACH GUARANTOR, AND BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY, EACH OF THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY, IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH GUARANTOR, AND BY ITS ACCEPTANCE OF THIS GUARANTY, EACH OF THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            EACH GUARANTOR, AND BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY, EACH OF THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY, IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9 OF THIS GUARANTY OR AT SUCH OTHER ADDRESS THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY GUARANTOR, THE ADMINISTRATIVE AGENT OR ANY SECURED PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)            EACH GUARANTOR, AND BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY, THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY, HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS GUARANTY OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS GUARANTY, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH GUARANTOR, AND BY ITS

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ACCEPTANCE OF THIS GUARANTY, EACH OF THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY, HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY SECURED PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 17(e) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF SUCH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 18. Severability. If any provision of this Guaranty is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty shall not be affected or impaired thereby and (b) the parties shall endeavour in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 19. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Guaranty and are not to affect the construction of, or to be taken into consideration in interpreting, this Guaranty.

SECTION 20. Guaranty Enforceable by Administrative Agent or Security Agent. Notwithstanding anything to the contrary contained elsewhere in this Guaranty, the Secured Parties agree (by their acceptance of the benefits of this Guaranty) that this Guaranty may be enforced only by the action of the Administrative Agent or the Security Agent, acting also as mandatario con rappresentanza of the Secured Parties pursuant to Italian law, in each case acting upon the instructions of the Required Lenders and that no other Secured Party shall have any right individually to seek to enforce or to enforce this Guaranty or to realize upon the security to be granted by the Security Documents, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent or the Security Agent. The Secured Parties further agree that this Guaranty may not be enforced against any director, officer, employee, partner, member or stockholder of any Guarantor (except to the extent such partner, member or equityholder is also a Guarantor hereunder).

SECTION 21. Keepwell. Each Qualified ECP Guarantor (as defined below) hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 21 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 21, or otherwise under this Guaranty, as it relates to such Guarantor, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 21 shall remain in full force and effect until the termination of this Guaranty in accordance with Section 12. Each Qualified ECP Guarantor intends that this Section 21 constitute, and this Section 21 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. “Qualified ECP Guarantor” means, in respect of any Swap Obligations, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

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SECTION 22. Italian Transparency Provision. For the purposes of the transparency rules set forth in the CICR resolution of 4 March 2003 and by the “Disposizioni sulla trasparenza delle operazioni e dei servizi bancari e finanziari correttezza delle relazioni tra intermediari e clienti” issued by the Bank of Italy on 30 September 2016 and published on the Italian Official Gazette on 21 October 2016 (as subsequently amended and supplemented), the parties hereby acknowledge and confirm that this Guaranty (and each of the provisions hereof) has been specifically negotiated with the support of legal advisors on each side. Accordingly, this Guaranty falls within the class of agreements “that have been specifically negotiated” (“che costituiscono oggetto di trattativa individuale”) to which the provisions set out under section II of the above “Disposizioni sulla trasparenza” do not apply.

SECTION 23. Limitation on Guarantees and Liens. Notwithstanding any term or provision of this Guaranty or any other Loan Document (but subject to Section 10.25 of the Credit Agreement) no obligation or borrowing of any Loan Party that is a United States person (as defined in Section 7701(a)(30) of the Code (a “U.S. Person”)) (and no guarantee or indemnity by any Loan Party of any such obligation or borrowing of any Loan Party that is a U.S. Person) shall be or shall be required to be (with any such guarantee (including under this Guaranty or any Guaranty Supplement) or grant of any security in contravention of this Section 22 being void ab initio):

(a)            guaranteed by (i) any member of the Group that is a “controlled foreign corpora-tion” within the meaning of Section 957(a) of the Code that is owned (within the meaning of Section 958(a) of the Code) by a U.S. Person (a “CFC”), (ii) any member of the Group substantially all the assets of which consist of equity interests (or equity interests and indebtedness) in one or more CFCs (a “CFC Holding Company”) or (iii) any direct or indirect Subsidiary of a CFC or CFC Holding Company ;

(b)            secured by a pledge of any Capital Stock of any Subsidiary of the Company that is either (i) any first-tier CFC or (ii) any CFC Holding Company, in each case, in excess of sixty-five per cent. (65%) of the voting equity interests of such Subsidiary and one hundred per cent. (100%) of the non-voting equity interests, if any, of such Subsidiary;

(c)            secured by a pledge of any direct or indirect asset of any CFC or CFC Holding Company or a Subsidiary of a CFC or CFC Holding Company (including any CFC or CFC Holding Com-pany Capital Stock held directly or indirectly by a CFC or CFC Holding Company); or

guaranteed by any Subsidiary or secured by a pledge of or security interest in any Subsidiary or other asset, if it could result in material adverse U.S. tax consequences to the Company or any of its Subsidiaries as reasonably determined by the Company and the Agent.

[Remainder of page left intentionally blank]

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IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

BENDING SPOONS US INC. BRIGHTCOVE INC. BRIGHTCOVE HOLDING, INC.

By:
Name:
Title:

WETRANSFER B.V. THE CREATIVE PRODUCTIVITY GROUP B.V.

By:
Name:
Title:

BENDING SPOONS OPERATIONS S.P.A.

By:
Name:
Title:

[Signature Page to Guaranty]

ACKNOWLEDGED AND AGREED:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

INTESA SANPAOLO S.P.A.,
as Security Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Guaranty]

Exhibit A
To The
Guaranty

FORM OF GUARANTY SUPPLEMENT1

________ _, _____

JPMORGAN CHASE BANK, N.A.

383 Madison Avenue
New York, NY 10179
Attention:

Telephone:

E-mail:

Reference is made to that certain (i) Credit Agreement, dated as of January 2, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among, among others, BENDING SPOONS US INC., a Delaware corporation (the “Borrower”), BENDING SPOONS OPERATIONS S.P.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”), the banks and other financial institutions or lending entities from time to time party thereto (each, a “Lender”, and collectively, the “Lenders”), JPMORGAN CHASE BANK, N.A., as Administrative Agent, and INTESA SANPAOLO S.P.A., as Security Agent and (ii) Guaranty, dated as of January 2, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, together with this Guaranty Supplement (this “Guaranty Supplement”), the “Guaranty”), by and among the Guarantors party thereto, the Administrative Agent and the Security Agent. The capitalized terms defined in the Guaranty or in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

Section 1.         Guaranty; Limitation of Liability.

(a)            The undersigned hereby, jointly and severally with the other Guarantors absolutely, unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, the full and punctual payment when due and performance, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of the Guaranteed Obligations, and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty Supplement, the Guaranty or any other US Debt Document, to the extent reimbursable under Section 10.5 of the Credit Agreement. Without limiting the generality of the foregoing, the undersigned’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to any Secured Party under or in respect of the US Debt Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

[1] Note:	in case the Additional Guarantor is a company incorporated in Italy, this Guaranty Supplement shall be exe-cuted by way of exchange of correspondence (separate proposal and acceptance letters for each party to be prepared) or outside of Italy.

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(b)            The undersigned, and by its acceptance of the benefits of this Guaranty Supplement, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty Supplement, the Guaranty and the Obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of any Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to such Guarantor. To effectuate the foregoing intention, by acceptance of the benefits of this Guaranty Supplement and the Guaranty, the Administrative Agent, the other Secured Parties and the undersigned hereby irrevocably agree that the obligations of the undersigned under this Guaranty Supplement and the Guaranty at any time shall be limited to the maximum amount as will result in the obligations of the undersigned under this Guaranty Supplement and the Guaranty not constituting a fraudulent transfer or conveyance or subject to avoidance under Debtor Relief Laws or any similar foreign, federal or state law, in each case applicable to such Guarantor.

(c)            The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty Supplement, the Guaranty or any other guaranty, the undersigned will contribute, to the maximum extent permitted by applicable Law, such amounts to each other Guarantor and any other guarantor, as applicable, so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the US Debt Documents.

(d)            Notwithstanding any provisions to the contrary contained in this Guaranty Supplement and the Guaranty, the obligations and liabilities under this Guaranty Supplement and the Guaranty of [any of] [the] undersigned shall be subject to Section 22 of the Guaranty and to the extent it is a Foreign Guarantor shall be limited by the applicable provisions and laws set forth in Schedule I to the Guaranty (as supplemented by Schedule I to this Guaranty Supplement and as may be otherwise supplemented pursuant to Section 8 of the Guaranty) with respect to [such] [the] undersigned (to the extent Schedule I to the Guaranty includes limitations).

Section 2. Obligations Under the Guaranty. The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Guaranty to the same extent as each of the other Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Guaranty to an “Additional Guarantor” or a “Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other US Debt Document to a “Guarantor” or a “Loan Party” shall also mean and be a reference to the undersigned.

Section 3. Representations and Warranties. The undersigned hereby makes each representation and warranty made in Sections 4.3 and 4.4 of the Credit Agreement with respect to the undersigned.

Section 4. Execution in Counterparts. This Guaranty Supplement or any acceptance letter to which this Guaranty Supplement is attached may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement binding the parties hereto and to each such acceptance letter in their applicable capacities. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page or acceptance letter to this Guaranty Supplement, by telecopier, .pdf or other electronic transmission shall be effective as delivery of an original executed counterpart thereof. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission. The words “execution,” “signed,” “signature,” and words of like import in this Guaranty Supplement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect,

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validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar applicable state laws based on the Uniform Electronic Transactions Act. Notwithstanding anything to the contrary, the parties agree that any person which executes an acceptance letter with respect to this Guaranty Supplement or any other Loan Document shall thereby become a party hereto or to such other Loan Document, as applicable, and this Guaranty Supplement and each other Loan Document accepted by such party pursuant to an acceptance letter shall be binding on such party, in each case to the same extent as if such party executed a counterpart hereof or of such other Loan Document.

Section 5.         Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.

(a)            THIS GUARANTY SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS GUARANTY SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(b)            THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE UNDERSIGNED AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY SUPPLEMENT OR IN ANY OTHER US DEBT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY SUPPLEMENT OR ANY OTHER US DEBT DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)            THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 5. THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            THE UNDERSIGNED IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9 OF THE GUARANTY OR

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AT SUCH OTHER ADDRESS THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. NOTHING IN THIS GUARANTY SUPPLEMENT WILL AFFECT THE RIGHT OF ANY SECURED PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)            THE UNDERSIGNED HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS GUARANTY SUPPLEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS GUARANTY SUPPLEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND THE UNDERSIGNED HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY SECURED PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 5(E) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE UNDERSIGNED TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

[Remainder of page left intentionally blank]

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Very truly yours,

[NAME OF ADDITIONAL GUARANTOR]

By:
Name:
Title:

[Guaranty Supplement]

Acknowledged and Agreed,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

INTESA SANPAOLO S.P.A.,
as Security Agent

By:
Name:
Title:

By:
Name:
Title:

[Guaranty Supplement]

SCHEDULE I

Foreign Guarantor Provisions

ITALIAN LIMITATION LANGUAGE

(a)	Notwithstanding any provisions to the contrary in any Loan Document, the obligations of any Italian Guarantor in respect of the Guaranteed Obligations of any Loan Party which is not a subsidiary (pur-suant to article 2359, paragraph 1, numbers 1 and/or 2, of the Italian Civil Code) of such Italian Guarantor, shall not exceed, at any time, an amount equal to the aggregate of:

(i)	the aggregate principal amount of any Facility at any time advance to such Italian Guarantor (or any of its direct or indirect subsidiaries pursuant to article 2359, paragraph 1, numbers 1 and/or 2 of the Italian Civil Code) as Borrower under the Credit Agreement (as amended and supplemented from time to time) and outstanding at the time of the enforcement of the Guar-anty and/or Guaranty Supplement; and

(ii)	the aggregate principal amount of any intercompany loans or other financial support in any form (such term, for the avoidance of doubt, not including equity contributions), advanced to such Italian Guarantor (or any of its direct or indirect subsidiaries pursuant to article 2359, paragraph 1, numbers 1 and/or 2 of the Italian Civil Code) by any Loan Party (whether di-rectly or indirectly) on or following the Closing Date and outstanding at the time of the en-forcement of the Guaranty and/or Guaranty Supplement, provided that, in order to comply with the provisions of Italian Law in relation to financial assistance (namely article 2358 and/or article 2474, as applicable, of the Italian Civil Code), no Italian Guaran-tor shall be liable as Guarantor under the Guaranty and/or Guaranty Supplement in relation to:

(A)	the obligations of any Loan Party, as Borrower or as Guarantor, in respect of any Facility which is used or intended to be used, directly or indirectly, to finance the acquisition of such Italian Guarantor (or any of its direct or indirect holding companies) or the subscription of any shares of such Italian Guarantor (or any of its direct or indirect holding companies) (or to refinance, directly or indirectly, any existing indebtedness incurred for such purposes) and/or the payment of any fees, costs and expenses, stamp, registration or other Taxes in connection therewith; and

(B)	the obligations of any Loan Party under any guarantee given by such Loan Party under the Guaranty and/or Guaranty Supplement in respect of the obligations referred to in para-graph (A) above,

in each case and in any event subject to clause 29 (Guarantee Limitations) of the Intercreditor Agree-ment, and provided further that, notwithstanding any provision to the contrary under the Guaranty and/or Guaranty Supplement or any other Loan Document, no Italian Guarantor shall be liable as Guarantor under the Guaranty and/or Guaranty Supplement in relation to the obligations of any Loan Party, Borrower or Guarantor which is not a subsidiary (pursuant to article 2359, paragraph 1, num-bers 1 and/or 2, of the Italian Civil Code) of such Italian Guarantor, in respect of any amounts owed under any Facility and any Loan Documents in excess of an amount equal to the amount that such Italian Guarantor is entitled to set-off against its claims of recourse or subrogation (regresso or sur-rogazione) arising as a result of any payment made by such Italian Guarantor under the guarantee given pursuant to the Guaranty and/or Guaranty Supplement (the “Set-Off Right”), it being agreed that any provision establishing a deferral of Guarantors’ rights in any Loan Documents, including the Guaranty and the Guaranty Supplement, shall not prejudice, and will not apply to, the Set-Off Right.

(b)	Notwithstanding any provision to the contrary in any Loan Documents, in order to comply with the mandatory provisions of Italian law in relation to (i) maximum interest rates (including the Italian law of 7 March 1996 No. 108 (Disposizioni in materia di usura), as subsequently amended and sup-plemented, and any related implementing regulations (the “Italian Usury Law”), and article 1815 of the Italian Civil Code), and (ii) capitalization of interests (including article 1283 of the Italian Civil Code and article 120 of the Italian Banking Law), the obligations of any Italian Guarantor under the Guaranty and/or Guaranty Supplement shall not include, and shall not extend to, (x) any interest qualifying as usurious pursuant to the Italian Usury Law and (y) any interest on overdue amounts compounded in violation of the provisions set forth by article 1283 of the Italian Civil Code and/or article 120 of the Italian Banking Law, respectively.

(c)	Without prejudice to the paragraphs (b) above, in any event, pursuant to article 1938 of the Italian Civil Code and notwithstanding anything set out in any Loan Document to the contrary, the maxi-mum amount that any Italian Guarantor may be required to pay in respect of its obligations as Guar-antor under the Guaranty and/or Guaranty Supplement and/or the other Loan Documents shall not exceed 120% of the Guaranteed Obligations at that time.

EXHIBIT C

FORM OF INTERCREDITOR AGREEMENT

[See Attached]

30 July 2024

BENDING SPOONS OPERATIONS S.P.A.
as the Company

with

INTESA SANPAOLO S.P.A.
acting as Original Senior Agent

INTESA SANPAOLO S.P.A.
acting as Security Agent

and others

INTERCREDITOR AGREEMENT

i

THIS AGREEMENT is dated 30 July 2024 and made between:

(1)	BENDING SPOONS OPERATIONS S.P.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”);

(2)	THE COMPANIES named in Schedule 4 (The Original Debtors) as Original Debtors (the “Original Debtors”);

(3)	THE COMPANIES named in Schedule 5 (The Original Intra-Group Lenders) as Original Intra-Group Lenders (the “Original Intra-Group Lenders”);

(4)	BENDING SPOONS HOLDINGS S.P.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368470962 (as “Original Topco”, the “Original Subordinated Creditor” and the “Original Third Party Security Provider”);

(5)	BANCO BPM S.P.A., BNP PARIBAS ITALIAN BRANCH and INTESA SANPAOLO S.P.A as Senior Arrangers under the Senior Facilities Agreement;

(6)	THE FINANCIAL INSTITUTIONS named on the signing pages as Original Senior Lenders (the “Original Senior Lenders”);

(7)	INTESA SANPAOLO S.P.A. s agent under the Senior Facilities Agreement (the “Original Senior Agent”);

(8)	INTESA SANPAOLO S.P.A. as security agent and as mandatario con rappresentanza for the Secured Parties (the “Security Agent”);

(9)	Upon accession each “Senior Secured Notes Trustee”;

(10)	Upon accession each “Topco Lender”;

(11)	Upon accession each “Topco Arranger”;

(12)	Upon accession each “Topco Agent”;

(13)	Upon accession each “Topco Notes Trustee”;

(14)	Upon accession each “Super Senior Agent”;

(15)	Upon accession each “Super Senior Lender”;

(16)	Upon accession each “Super Senior Arranger”;

(17)	Upon accession each other Senior Agent, each other Senior Lender and each other Senior Arranger;

(18)	Upon accession each “Cash Management Facility Agent”;

(19)	Upon accession each “Cash Management Facility Lender”;

(20)	Upon accession each “Cash Management Facility Arranger”;

(21)	Upon accession each “Second Lien Agent”;

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(22)	Upon accession each “Second Lien Lender”;

(23)	Upon accession each “Second Lien Arranger”;

(24)	Upon accession each “Second Lien Notes Trustee”;

(25)	Upon accession each “Hedge Counterparty”;

(26)	Upon accession each “Unsecured Creditor”;

(27)	Upon accession each other Debtor, each other Intra-Group Lender and each other Third Party Security Povider; and

(28)	Upon accession each other Subordinated Creditor.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“1992 ISDA Master Agreement” means the Master Agreement (Multicurrency-Cross Border) as published by the International Swaps and Derivatives Association, Inc.

“2002 ISDA Master Agreement” means the 2002 Master Agreement as published by the International Swaps and Derivatives Association, Inc.

“Acceleration Event” means a Senior Acceleration Event, a Super Senior Acceleration Event, a Cash Management Facility Acceleration Event, a Senior Secured Notes Acceleration Event, a Second Lien Lender Acceleration Event, a Second Lien Notes Acceleration Event, a Topco Lender Acceleration Event or a Topco Notes Acceleration Event.

“Acquired Indebtedness” (a) means any indebtedness incurred by an Acquired Person or Asset or in connection with the acquisition of an Acquired Person or Asset, whether or not incurred by such person in connection with such person becoming a Restricted Subsidiary of the Company or such acquisition; and (b) has the meaning given to any substantially equivalent term in any Finance Document or any provision in any Finance Document substantially equivalent to paragraph (a).

“Acquired Person or Asset” (a) means (i) a person or any of its Subsidiaries that becomes a Restricted Subsidiary of the Company after the Closing Date; (ii) a person that merges with or into or consolidates or otherwise combines with any Restricted Subsidiary of the Company after the Closing Date; or (iii) assets, of any person listed in paragraphs (a)(i) or (a)(ii) above, or otherwise acquired after the Closing Date; or (b) has the meaning given to any substantially equivalent term in any Finance Document or any provision in any Finance Document substantially equivalent to paragraph (a).

“Additional Facility”

(a)	has the meaning given in the Senior Facilities Agreement; or

(b)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in each Permitted Senior Secured Facilities Agreement, Second Lien Facility Agreement or Permitted Super Senior Secured Facilities Agreement,

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as the context requires. “Affiliate”

(a)	has the meaning given in the Senior Facilities Agreement; or

(b)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in each Permitted Senior Secured Facilities Agreement, Permitted Super Senior Secured Facilities Agreement or Second Lien Facility Agreement,

as the context requires.

“Agent” means, at any time as applicable, each Senior Agent, each Super Senior Agent, each Senior Secured Notes Trustee, each Second Lien Agent, each Second Lien Notes Trustee, each Topco Agent and each Topco Notes Trustee at that time.

“Agent Liabilities” means all present and future liabilities and obligations, whether actual or contingent and whether incurred solely or jointly, of any Debtor and Third Party Security Provider to any Agent under the Debt Documents, including (without double-counting), any Notes Trustee Amounts.

“Agreed Security Principles”

(a)	has the meaning given in the Senior Facilities Agreement; or

(b)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in each Permitted Senior Secured Facilities Agreement, Permitted Super Senior Secured Facilities Agreement or Second Lien Facility Agreement,

as the context requires. “Ancillary Document”

(a)	has the meaning given in the Senior Facilities Agreement; or

(b)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in each Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement,

as the context requires. “Ancillary Facility”

(a)	has the meaning given to that term or to the term “Fronted Ancillary Facility” in the Senior Facilities Agreement; or

(b)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in each Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement,

as the context requires.

“Ancillary Lender” means each Creditor (or an Affiliate of a Creditor) which makes an Ancillary Facility available pursuant to the terms of the Senior Facilities Agreement, any Permitted Senior Secured Facilities Agreement or any Permitted Super Senior Secured Facilities Agreement as the context requires and which becomes a Party as an Ancillary Lender pursuant to Clause 21.7 (New Ancillary Lender).

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“Arranger” means each Senior Arranger, each Super Senior Arranger, each Second Lien Arranger and each Topco Arranger.

“Arranger Liabilities” means all present and future liabilities and obligations (whether actual and contingent and whether incurred solely or jointly) of any Debtor and Third Party Security Provider to any Arranger under the Debt Documents.

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Available Cash Management Facility Commitment” means in relation to a Cash Management Facility, a Cash Management Facility Lender’s Cash Management Facility Commitment (which in the case of a multi-account overdraft, for the purpose of this definition, shall be the Designated Net Amount, unless, in relation to any Cash Management Facility Commitment, otherwise agreed between the Company and the relevant Cash Management Facility Lender) less the Cash Management Facility Outstandings in relation to that Cash Management Facility.

“Available Commitment” means any Available Senior Commitment, any Available Cash Management Facility Commitment, any Available Second Lien Commitment and any Available Topco Commitment, as the context requires.

“Available Second Lien Commitment” has the meaning given to the term “Available Commitment” in any Second Lien Facility Agreement or any substantially equivalent term having substantially the same meaning.

“Available Senior Commitment”

(a)	has the meaning given to the term “Available Commitment” in the Senior Facilities Agreement; and

(b)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in each Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement,

as the context requires.

“Available Topco Commitment” has the meaning given to the term “Available Commitment” in a Topco Facility Agreement or any substantially equivalent term having substantially the same meaning.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers. “Bail-In Legislation” means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)	in relation to any state other than such an EEA Member Country and the UK, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and

(c)	in relation to the UK, the UK Bail-In Legislation.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

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“Borrowing Liabilities” means, in relation to a member of the Group, the liabilities (not being Guarantee Liabilities) it may have as a principal debtor to a Creditor or Debtor (including, as the context so determines, any party that is to accede to this Agreement as a Creditor or Debtor pursuant to Clause 21 (Changes to the Parties)) in respect of indebtedness arising under the Debt Documents (including, as the context so determines, any new indebtedness incurred or to be incurred under any document or arrangement intended by the Company to be designated as a Debt Document subject to the provisions of Clause 18 (New Debt Financings) and any facility or commitment in relation thereto) (whether incurred solely or jointly and including, without limitation, liabilities as a Borrower under and as defined in the Senior Finance Documents, as a Borrower under and as defined in the Second Lien Lender Finance Documents, as a borrower or issuer under the Unsecured Finance Documents, as Notes Issuer under the Senior Secured Notes Finance Documents, as Notes Issuer under the Second Lien Notes Finance Documents, as a Borrower under and as defined in any Senior Secured Notes Proceeds Loan Agreement and/or as Borrower under and as defined in any Topco Proceeds Loan Agreement, as the context requires).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Milan, London and Paris and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency;

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day; and

(c)	(in relation to any date for payment by a Super Senior Borrower, Senior Borrower, Second Lien Borrower or Topco Borrower) in that Super Senior Borrower’s, Senior Borrower’s, Second Lien Borrower’s or Topco Borrower’s jurisdiction of incorporation.

“Cash Management Facility” means any facility made available by one or more Cash Management Facility Lenders for working capital and/or general corporate purposes of the Group, including any of the following (or any combination of the following):

(a)	an overdraft, cheque clearing, automatic payment or other current account facility;

(b)	a guarantee, bonding or documentary or stand by letter of credit facility;

(c)	a short term loan facility;

(d)	a derivatives facility;

(e)	a foreign exchange facility; and

(f)	any other facility or accommodation as may be required or desirable in connection with the business of the Group and which is agreed by the Company and each relevant Cash Management Facility Lender.

“Cash Management Facility Acceleration Event” means:

(a)	a Cash Management Facility Lender (or, as applicable, any requisite class thereof specified in the applicable Cash Management Facility Documents) exercising any rights to accelerate amounts outstanding under the relevant Cash Management Facility pursuant to any Cash Management Facility Document; or

(b)	any Cash Management Facility Liabilities becoming due and payable by operation of any automatic acceleration provisions in any Cash Management Facility Document,

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in each case, for the avoidance of doubt, not including any declaration that any amount is payable on demand but including the exercise of any right to demand payment of an amount previously placed on demand.

“Cash Management Facility Agent” means a Senior Agent in respect of any Cash Management Facility.

“Cash Management Facility Arranger” means a Senior Arranger in respect of any Cash Management Facility.

“Cash Management Facility Cash Cover” has the meaning given to any substantially equivalent position, in any Cash Management Facility Document, to the term “cash cover” in paragraph (j) of clause 1.2 (Construction) of the Senior Facilities Agreement.

“Cash Management Facility Cash Cover Document” means, in relation to any Cash Management Facility Cash Cover, any Cash Management Facility Document which creates or evidences, or is expressed to create or evidence, the Security required to be provided over that Cash Management Facility Cash Cover.

“Cash Management Facility Commitment” means, in relation to a Cash Management Facility Lender and a Cash Management Facility, the maximum Common Currency Amount which that Cash Management Facility Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under a Cash Management Facility to the extent that amount is not cancelled or reduced under the Cash Management Facility Documents relating to that Cash Management Facility.

“Cash Management Facility Creditors” means the Cash Management Facility Arrangers, the Cash Management Facility Agents, any Issuing Bank in respect of any Cash Management Facility and the Cash Management Facility Lenders.

“Cash Management Facility Debt Purchase Transaction” has the meaning given to any substantially equivalent term, in the relevant Cash Management Facility Document, to the term “Debt Purchase Transaction” in the Senior Facilities Agreement.

“Cash Management Facility Debtor” means each borrower of a Cash Management Facility and each Cash Management Facility Guarantor.

“Cash Management Facility Default” means a Default under one or more Cash Management Facility Documents.

“Cash Management Facility Discharge Date” means the first date on which all Cash Management Facility Liabilities have been fully and finally discharged to the satisfaction of the Cash Management Facility Lenders (including by way of defeasance in accordance with the Cash Management Facility Documents), whether or not as the result of an enforcement, and the Cash Management Facility Lenders (in that capacity) are under no further obligation to provide financial accommodation to any of the Debtors under any of the Debt Documents.

“Cash Management Facility Document” means each document relating to or evidencing the terms of a Cash Management Facility and which is designated as such by the Company (in its discretion) in each case by written notice to each Cash Management Facility Lender who is a party to this Agreement at such time (or the relevant Cash Management Facility Agent on their behalf, if appointed) and the Agents; and the entry into which is not prohibited by the terms of the Finance Documents at the time the relevant agreement is entered into.

“Cash Management Facility Event of Default” means an Event of Default under one or more Cash Management Facility Documents.

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“Cash Management Facility Finance Documents” has the meaning given to any substantially equivalent term, in the relevant Cash Management Facility Document, to the term “Finance Document” in the Senior Facilities Agreement.

“Cash Management Facility Guarantor” means, at any time, each Debtor which is a Senior Facilities Guarantor at such time.

“Cash Management Facility LC” means any letter of credit, guarantee, indemnity or other instrument in a form requested by a borrower of a Cash Management Facility and agreed by the relevant Cash Management Facility Lenders (or any Issuing Bank on their behalf).

“Cash Management Facility Lender” means each person which makes a Cash Management Facility available pursuant to the terms of, and each Issuing Bank under, a Cash Management Facility Document.

“Cash Management Facility Liabilities” means the Liabilities owed by the Debtors and the Third Party Security Providers to the Cash Management Facility Creditors under or in connection with the Cash Management Facility Finance Documents.

“Cash Management Facility Mandatory Prepayment” means a mandatory prepayment of any of the Cash Management Facility Liabilities pursuant to the Cash Management Facility Documents.

“Cash Management Facility Outstanding” means, at any time, in relation to a Cash Management Facility Lender and a Cash Management Facility then in force the aggregate of the equivalents in the Common Currency of the following outstanding amounts under that Cash Management Facility:

(a)	the principal amount under each overdraft facility and on demand short term loan facility (provided that, for the purposes of this definition, any amount of any outstanding utilisation under any BACS facility, other intra-day exposure facilities (or similar) made available by a Cash Management Facility Lender shall be excluded, unless, in relation to that Cash Management Facility, otherwise agreed between the Company and the relevant Cash Management Facility Lender);

(b)	the principal amount of each guarantee, bond and letter of credit under that Cash Management Facility; and

(c)	the amount fairly representing the aggregate exposure or equivalent outstanding (excluding interest and similar charges) of that Cash Management Facility Lender under each other type of accommodation provided under that Cash Management Facility, in each case net of any credit balances on any account of any borrower of a Cash Management Facility with the Cash Management Facility Lender making available that Cash Management Facility to the extent that the credit balances are freely available to be set off by that Cash Management Facility Lender against liabilities owed to it by that borrower under that Cash Management Facility and in each case as determined by such Cash Management Facility Lender, acting reasonably and in accordance with the relevant Cash Management Facility Document, or (if not provided for in the relevant Cash Management Facility Document), after consultation with the relevant borrower, in accordance with its normal banking practice and in accordance with the relevant Cash Management Facility Document.

For the purposes of this definition:

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(i)	in relation to any utilisation (howsoever described) denominated in the Common Currency, the amount of that utilisation (howsoever described) (determined as described in paragraphs (a) to (c) above) shall be used; and

(ii)	in relation to any utilisation or outstanding (howsoever described) not denominated in the Common Currency, the equivalent (calculated as specified in the relevant Cash Management Facility Document or, if not so specified, as the relevant Cash Management Facility Lender may specify, in each case in accordance with its usual practice at that time for calculating that equivalent in the Common Currency (acting reasonably)) of the amount of that utilisation (determined as described in paragraphs (a) to (c) above) shall be used.

“Cash Management Facility Payment Default” means any Cash Management Facility Event of Default arising by reason of any non-payment under a Cash Management Facility Document in respect of an amount: (a) constituting principal, interest or fees or (b) otherwise exceeding €1,000,000 (or its equivalent in other currencies).

"Centre of Main Interets” means the “centre of main interests” as such term is used in articles 3(1) of the EU Insolvency Regulation.

“Charged Property” means all of the assets which from time to time are, or are expressed to be, the subject of the Transaction Security, and/or (where the context requires) Topco Independent Transaction Security.

“Close-Out Netting” means:

(a)	in respect of a Hedging Agreement or a Hedging Ancillary Document based on a 1992 ISDA Master Agreement, any step involved in determining the amount payable in respect of an Early Termination Date (as defined in the 1992 ISDA Master Agreement) under section 6(e) of the 1992 ISDA Master Agreement before the application of any subsequent Set-off (as defined in the 1992 ISDA Master Agreement);

(b)	in respect of a Hedging Agreement or a Hedging Ancillary Document based on a 2002 ISDA Master Agreement, any step involved in determining an Early Termination Amount (as defined in the 2002 ISDA Master Agreement) under section 6(e) of the 2002 ISDA Master Agreement; and

(c)	in respect of a Hedging Agreement or a Hedging Ancillary Document not based on an ISDA Master Agreement, any step involved on a termination of the hedging transactions under that Hedging Agreement or Hedging Ancillary Document pursuant to any provision of that Hedging Agreement which has a similar effect to either provision referenced in paragraphs (a) and (b) above.

“Closing Date” has the meaning given in the Senior Facilities Agreement.

“Common Assurance” means any guarantee, indemnity or other assurance against loss in respect of any of the Liabilities, the benefit of which (however conferred) is, to the extent legally possible and subject to any Agreed Security Principles, given to all the Secured Parties (other than the Topco Creditors) in respect of Transaction Security Secured Obligations.

“Common Topco Assurance” means any guarantee, indemnity or other assurance against loss in respect of any of the Liabilities, the benefit of which (however conferred) is, to the extent legally possible and subject to any Agreed Security Principles, given to all the Secured Parties in respect of Topco Shared Security Secured Obligations.

“Common Currency” means euros.

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“Common Currency Amount” means, in relation to an amount, that amount converted (to the extent not already denominated in the Common Currency) into the Common Currency at the Security Agent’s Spot Rate of Exchange on the Business Day prior to the relevant calculation.

“Competitive Sales Process” means any public auction or other competitive sale process conducted and run in accordance with the advice of an internationally recognised investment bank, firm of accountants or third party professional firm which is regularly engaged in such sale processes with a view to obtaining the best price reasonably obtainable taking into account all relevant circumstances in which the Second Lien Creditors and the Topco Creditors are entitled to participate as prospective buyers and/or financiers (including as part of a consortium).

For the purposes of this definition, “entitled to participate” shall be interpreted to mean:

(a)	that any offer, or indication of a potential offer, that a holder of any Second Lien Liabilities or Topco Liabilities (as applicable) makes shall be considered by those running the Competitive Sales Process against the same criteria as any offer, or indication of a potential offer, by any other bidder or potential bidder; and

(b)	any holder of any Second Lien Liabilities or Topco Liabilities (as applicable) that is considering making an offer in any Competitive Sales Process is provided with the same information, including any due diligence reports, and access to management that is being provided to any other bidder at the same stage of the process.

If, after having applied the same criteria referred to in paragraph (a) above, the offer or indication of a potential offer made by a holder of any Second Lien Liabilities or Topco Liabilities (as applicable) is not considered by those running the Competitive Sales Process to be sufficient to continue in the sales process, such consideration being against the same criteria as any offer, or indication of a potential offer, by any other bidder or potential bidder (such continuation may include being invited to review additional information or being invited to have an opportunity to make a subsequent or revised offer, whether in another round of bidding or otherwise), then the right of a holder of any Second Lien Liabilities or Topco Liabilities (as applicable) under this Agreement to so participate shall be deemed to be satisfied. The Second Lien Creditors and Topco Creditors shall not have access to any due diligence report commissioned by the Senior Secured Creditors or any agent or adviser on their behalf, whether or not any such due diligence report is addressed to, or capable of being relied upon by, any member of the Topco Group or any Holding Company of the Company, which relates to the possible implementation of any Enforcement Action, debt restructuring and/or sales process which may or will involve the release and/or compromise of any of the Second Lien Liabilities and/or Topco Liabilities, any guarantees given for the Second Lien Liabilities and/or Topco Liabilities or any Transaction Security (the “Senior Secured Enforcement Advice”). Where any due diligence report that has been shared with any potential third-party purchaser under a Competitive Sales Process includes any Senior Secured Enforcement Advice, the Second Lien Creditors and Topco Creditors shall have access to the relevant report with the Senior Secured Enforcement Advice redacted. Senior Secured Creditors shall have access to reports commissioned by the Second Lien Creditors and/or Topco Creditors on the same basis only.

“Consent” means any consent, approval, release or waiver or agreement to any amendment.

“Corresponding Debt” has the meaning given to that term in paragraph (b) of Clause 19.3 (Parallel Debt (Covenant to Pay the Security Agent)).

“Creditor/Agent Accession Undertaking” means:

(a)	an undertaking substantially in the form set out in Schedule 2 (Form of Creditor/Agent Accession Undertaking);

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(b)	a Transfer Certificate or an Assignment Agreement (or any substantially equivalent terms) in each case as defined in the Senior Facilities Agreement, any Permitted Senior Secured Facilities Agreement, any Permitted Super Senior Secured Facilities Agreement, any Second Lien Facility Agreement or any Topco Facility Agreement, as the context requires;

(c)	an Increase Confirmation (or any substantially equivalent terms) in each case as defined in the Senior Facilities Agreement, any Permitted Senior Secured Facilities Agreement, any Permitted Super Senior Secured Facilities Agreement, any Second Lien Facility Agreement or any Topco Facility Agreement, as the context requires; or

(d)	an Additional Facility Notice (or any substantially equivalent terms) in each case as defined in the Senior Facilities Agreement, any Permitted Senior Secured Facilities Agreement, any Permitted Super Senior Secured Facilities Agreement, any Second Lien Facility Agreement or any Topco Facility Agreement, as the context requires, as the context may require, (and provided that in the case of paragraphs (b), (c) and (d) above, such document includes accession wording to this Agreement substantially in the form set out in the undertaking referred to in paragraph (a) above) or,

(e)	in the case of an acceding Debtor which is expressed to accede as an Intra-Group Lender in the relevant Debtor/Third Party Security Provider/Topco Independent Obligor Accession Undertaking, that Debtor/Third Party Security Provider/Topco Independent Obligor Accession Undertaking.

“Creditor Conflict” means, at any time prior to the Priority Discharge Date, a conflict between:

(a)	the interests of any Super Senior Creditor and the interests of any Senior Secured Creditor (other than a Super Senior Creditor), any Second Lien Creditor or any Topco Creditor;

(b)	the interests of any Senior Secured Creditor and the interests of any Second Lien Creditor or any Topco Creditor; or

(c)	the interests of any Second Lien Creditor and the interests of any Senior Secured Creditor, or any Topco Creditor.

“Creditors” means the Senior Lenders, the Super Senior Lenders, the Senior Secured Noteholders, the Cash Management Facility Lenders, the Hedge Counterparties, the Agents, the Arrangers, the Second Lien Lenders, the Second Lien Noteholders, the Unsecured Creditors, the Topco Lenders, the Topco Noteholders, the Intra-Group Lenders, the Subordinated Creditors, the Senior Secured Notes Proceeds Loan Lenders and the Topco Investors, as the context so determines.

“Credit Participation” means the Super Senior Credit Participations, Senior Secured Credit Participations, the Second Lien Credit Participations, the Unsecured Credit Participations and the Topco Credit Participations.

“Credit Related Close-Out” means any Permitted Hedge Close-Out which is not a Non-Credit Related Close-Out.

“Debt Document” means each of this Agreement, the Senior Secured Finance Documents, any Senior Secured Notes Proceeds Loan Agreement, the Second Lien Finance Documents, the Topco Finance Documents, any Topco Proceeds Loan Agreement, the Unsecured Finance Documents, the Security Documents, any agreement evidencing the terms of the Subordinated

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Liabilities or the Intra-Group Liabilities and any other document designated as such by the Security Agent and the Company, as the context so determines.

“Debtor” means any Original Debtor and any person which becomes a Party as a Debtor in accordance with the terms of Clause 21 (Changes to the Parties).

“Debtor/Third Party Security Provider/Topco Independent Obligor Accession Undertaking” means:

(a)	a deed substantially in the form set out in Schedule 1 (Form of Debtor/Third Party Security Provider/Topco Independent Obligor Accession Undertaking);

(b)	(only in the case of a member of the Group which is acceding as a borrower or guarantor under the Senior Facilities Agreement, any Permitted Super Senior Secured Facilities Agreement or any Permitted Senior Secured Facilities Agreement) an Accession Deed as defined in the Senior Facilities Agreement, or any substantially equivalent term in any Permitted Super Senior Secured Facilities Agreement or any Permitted Senior Secured Facilities Agreement, as the context requires;

(c)	(only in the case of a member of the Group which is acceding as a borrower or guarantor under a Second Lien Facility Agreement) an Accession Deed as defined in the Second Lien Facility Agreement; or

(d)	(only in the case of a member of the Group which is acceding as a guarantor under a Topco Facility Agreement) an Accession Deed (as defined in the Topco Facility Agreement).

“Debtor Liabilities” means, in relation to a member of the Topco Group, any Liabilities owed to any Debtor (whether actual or contingent and whether incurred solely or jointly) by that member of the Topco Group.

“Debtor Resignation Request” means a notice substantially in the form set out in Schedule 3 (Form of Debtor Resignation Request).

“Default” means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the making of any determination or the giving of notice provided for in the relevant definition of event of default under the relevant Debt Document or any combination of the foregoing) be an Event of Default provided that any such event or circumstance which requires the satisfaction of a condition as to materiality or the making of a determination before it becomes an Event of Default shall not be a Default or an Event of Default until such condition is satisfied or determination made.

“Defaulting Cash Management Facility Lender” means, in relation to a Cash Management Facility Lender, a Cash Management Facility Lender which is a Defaulting Lender under, and as defined in, the relevant Cash Management Facility Document.

“Defaulting Lender” means a Defaulting Senior Lender, a Defaulting Cash Management Facility Lender, a Defaulting Second Lien Lender or a Defaulting Topco Lender, as the context requires.

“Defaulting Second Lien Lender” means, in relation to a Second Lien Lender, a Second Lien Lender which is a Defaulting Lender under, and as defined in, a Second Lien Facility Agreement.

“Defaulting Senior Lender” means, in relation to a Senior Lender or a Super Senior Lender, a Senior Lender or a Super Senior Lender which is a Defaulting Lender under, and as defined

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in, the Senior Facilities Agreement, any Permitted Super Senior Secured Facilities Agreement, or any Permitted Senior Secured Facilities Agreement, as the context requires.

“Defaulting Topco Lender” means, in relation to a Topco Lender, a Topco Lender which is a Defaulting Lender (or any substantially equivalent term) under, and as defined in, a Topco Facility Agreement.

“Delegate” means any delegate, agent, attorney, co-trustee or co-security agent appointed by the Security Agent.

“Designated Net Amount” means, in relation to a Multi-account Overdraft Facility, that Multi-account Overdraft Facility’s maximum net amount.

“Designation Date” means the first date after the date hereof that the Company designates any Liabilities as Super Senior Liabilities in accordance with, and subject to satisfaction of the requirements of, Clause 17 (New Debt Financings).

“Discharge Date” means a Final Discharge Date, a Priority Discharge Date, a Second Lien Discharge Date, a Second Lien Lender Discharge Date, a Second Lien Notes Discharge Date, a Senior Discharge Date, a Super Senior Discharge Date, a Super Senior Lender Discharge Date, a Senior Lender Discharge Date, a Senior Secured Discharge Date, a Senior Secured Notes Discharge Date, a Topco Discharge Date, a Topco Facility Discharge Date or a Topco Notes Discharge Date.

“Distressed Disposal” means a disposal of an asset or shares of, or other financial securities issued by, a member of the Group or, in the case of a Third Party Security Provider, any assets or shares or financial securities which are subject to the Transaction Security, which is:

(a)	being effected at the request of an Instructing Group in circumstances where the Transaction Security has become enforceable as a result of an Acceleration Event which was continuing at the time the request for enforcement was made;

(b)	being effected by enforcement of the Transaction Security as a result of an Acceleration Event which was continuing at the time the request for enforcement was made; or

(c)	being effected after the occurrence of a Distress Event, by a Debtor or a Third Party Security Provider to a person or persons which is not a member of the Topco Group.

“Distress Event” means any of:

(a)	an Acceleration Event which has occurred and is continuing; or

(b)	the enforcement of any Transaction Security as a result of an Acceleration Event which has occurred and is continuing.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“Effective Date”, in relation to any New Debt Financing, has the meaning given to such term in paragraph (b) of Clause 18.1 (New Debt Financings).

“Enforcement” means the enforcement of the Transaction Security, or as the case may be, Topco Independent Transaction Security, the requesting of a Distressed Disposal and/or the release or disposal of claims and/or Transaction Security on a Distressed Disposal under Clause 15.2 (Distressed Disposals), the giving of instructions as to actions with respect to the Transaction Security following an Insolvency Event under Clause 9.7 (Security Agent

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Instructions) and the taking of any other actions consequential on (or necessary to effect) any of those actions (but excluding the delivery of an Initial Enforcement Notice).

“Enforcement Action” means:

(a)	in relation to any Liabilities (other than Unsecured Liabilities):

(i)	the acceleration of any Liabilities or the making of any declaration that any Liabilities are prematurely due and payable (other than as a result of it becoming unlawful for a Secured Creditor to perform its obligations under, or of any voluntary or mandatory prepayment arising under, the Debt Documents);

(ii)	the making of any declaration that any Liabilities are payable on demand;

(iii)	the making of a demand for payment in relation to a Liability that is payable on demand;

(iv)	the making of any demand against any member of the Topco Group in relation to any Guarantee Liabilities of that member of the Topco Group;

(v)	the exercise of any right to require any member of the Topco Group or any Third Party Security Provider to acquire any Liability (including exercising any put or call option against any member of the Topco Group or any Third Party Security Provider for the redemption or purchase of any Liability but excluding any such right which arises as a result of clause 30 (Debt Purchase Transactions) of the Senior Facilities Agreement or any substantially equivalent provisions in any Permitted Senior Secured Facilities Agreement, any Permitted Super Senior Secured Facilities Agreement, the Senior Secured Notes Finance Documents, any Second Lien Lender Finance Documents, the Second Lien Notes Finance Documents or any Topco Finance Document (as relevant) and excluding any mandatory offer arising as a result of a change of control or asset sale or escrow special mandatory redemption (howsoever described) as set out in the Secured Debt Documents);

(vi)	the exercise of any right of set-off, account combination or payment netting against any member of the Topco Group or any Third Party Security Provider in respect of any Liabilities other than the exercise of any such right:

(A)	as Close-Out Netting by a Hedge Counterparty or by a Hedging Ancillary Lender;

(B)	as Payment Netting by a Hedge Counterparty or by a Hedging Ancillary Lender;

(C)	as Inter-Hedging Agreement Netting by a Hedge Counterparty;

(D)	as Inter-Hedging Ancillary Document Netting by a Hedging Ancillary Lender; and

(E)	which is otherwise expressly permitted under the Secured Debt Documents to the extent that the exercise of that right gives effect to a Permitted Payment; and

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(vii)	the suing for, commencing or joining of any legal or arbitration proceedings against any member of the Topco Group or a Third Party Security Provider to recover any Liabilities;

(b)	the premature termination or close-out of any hedging transaction under any Hedging Agreement save to the extent permitted by this Agreement;

(c)	the taking of any steps to enforce or require the enforcement of any Transaction Security, or as the case may be, Topco Independent Transaction Security (including the crystallisation of any floating charge forming part of the Transaction Security) as a result of an Acceleration Event which was continuing at the time the request for enforcement was made;

(d)	the entering into of any composition, compromise, assignment or similar arrangement with any Third Party Security Provider or any member of the Topco Group which owes any Liabilities, or has given any Security, guarantee or indemnity or other assurance against loss in respect of the Liabilities (other than any action permitted under Clause 21 (Changes to the Parties) or any debt buy-backs pursuant to open market debt repurchases, tender offers or exchange offers entered into in accordance with the Secured Debt Documents, and not undertaken as part of an announced restructuring or turnaround plan or while a Default was outstanding under the relevant Secured Debt Document); or

(e)	the petitioning, applying or voting for, or the taking of any steps (including the appointment of any liquidator, receiver, administrator or similar officer) in relation to, the winding up, dissolution, administration or reorganisation of any Third Party Security Provider or member of the Topco Group which owes any Liabilities, or has given any Security, guarantee, indemnity or other assurance against loss in respect of any of the Liabilities, or any of such Third Party Security Provider’s or member of the Topco Group’s assets or any suspension of payments or moratorium of any indebtedness of any such Third Party Security Provider or member of the Topco Group or any analogous procedure or step in any jurisdiction, except that the following shall not constitute Enforcement Action:

(i)	the taking of any action falling within paragraph (a)(vii) or (e) above which is necessary (but only to the extent necessary) to preserve the validity, existence or priority of claims in respect of Liabilities, including the registration of such claims before any court or governmental authority and the bringing, supporting or joining of proceedings to prevent any loss of the right to bring, support or join proceedings by reason of applicable limitation periods;

(ii)	any discussions or consultations between, or proposals made by, any of the Priority Secured Parties with respect to instructions to enforce any Transaction Security pursuant to, prior to the Designation Date, Clause 12 (Enforcement of Transaction Security prior to the Designation Date) or, on and from the Designation Date, Clause 13 (Enforcement of Transaction Security on or after the Designation Date);

(iii)	bringing legal proceedings against any person in connection with any securities violation, securities or listing regulations or common law fraud or to restrain any actual or putative breach of the Debt Documents or for specific performance with no claims for damages;

(iv)	a Secured Party bringing legal proceedings against any person solely for the purpose of:

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(A)	obtaining injunctive relief (or any analogous remedy outside England and Wales) to restrain any actual or putative breach of any Debt Document to which it is a party;

(B)	obtaining specific performance (other than specific performance of an obligation to make a payment) with no claim for damages; or

(C)	requesting judicial interpretation of any provision of any Debt Document to which it is a party with no claim for damages;

(v)	a demand made by a Subordinated Creditor or an Intra-Group Lender in relation to the Subordinated Liabilities or Intra-Group Liabilities to the extent:

(A)	any resulting Payment would constitute a Permitted Subordinated Payment or a Permitted Intra-Group Payment; or

(B)	any Subordinated Liability or Intra-Group Liability of a member of the Group being released or discharged in consideration for the issue of shares in that member of the Group provided that the ownership interest of the member of the Group prior to such issue is not diluted as a result and provided further that (in any such case) in the event that the shares of such member of the Group are subject to Transaction Security prior to such issue, then the percentage of shares in such member of the Group subject to Transaction Security is not diluted; and

(vi)	an Ancillary Lender, Cash Management Facility Lender, Hedge Counterparty, Issuing Bank, Second Lien Agent, Second Lien Notes Trustee, Topco Agent or Topco Notes Trustee bringing legal proceedings against any person solely for the purpose of:

(A)	obtaining injunctive relief (or any analogous remedy outside England and Wales) to restrain any actual or putative breach of any Debt Document to which it is party;

(B)	obtaining specific performance (other than specific performance of an obligation to make a payment) with no claim for damages;

(C)	requesting judicial interpretation of any provision of any Debt Document to which it is party with no claim for damages; or

(D)	bringing legal proceedings against any person in connection with any securities violation, securities or listing relations or common law fraud or to restrain any actual or putative breach of the Secured Debt Documents or for specific performance with no claims for damages.

“Enforcement Instructions” means, on or after the Designation Date, instructions as to Enforcement (including the manner and timing of such Enforcement) given by the Majority Super Senior Creditors or the Majority Senior Secured Creditors to the Security Agent as contemplated by the terms of this Agreement, provided that instructions not to undertake an enforcement or an absence of instructions as to enforcement shall not constitute “Enforcement Instructions”.

“Enforcement Objective” has the meaning given to that term in Schedule 6 (Enforcement Principles).

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“Enforcement Principles” means the principles set out in Schedule 6 (Enforcement Principles).

“Enforcement Proceeds” means any amount paid to or otherwise realised by a Secured Party under or in connection with any Enforcement and, following the occurrence of a Distress Event, any other proceeds of, or arising from, any of the Charged Property.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“EU Insolvency Regulation” means Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

“EUR”, “€” and “euro” denote the single currency of the Participating Member States.

“Event of Default”:

(a)	has the meaning given in the Senior Facilities Agreement; and

(b)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in any other Debt Document,

as the context requires.

“Excluded Swap Obligation” has the meaning given to such term in paragraph 15 (Excluded Swap Obligations) of Schedule 7 (Hedge Counterparties’ Guarantee and Indemnity) and Schedule 8 (Cash Management Facility Creditors’ Guarantee and Indemnity).

“Final Discharge Date” means the latest to occur of the Super Senior Discharge Date, the Senior Secured Discharge Date, the Second Lien Discharge Date and the Topco Discharge Date.

“Finance Documents” means each of the Senior Facilities Agreement, any Permitted Senior Secured Facilities Agreement, any Permitted Super Senior Secured Facilities Agreement, any Senior Secured Notes Indenture, any Second Lien Facility Agreement, any Second Lien Notes Indenture, any Topco Facility Agreement, any Topco Notes Indenture and any Unsecured Finance Documents.

“Finco Covenant” means, in relation to a Topco Borrower that is a member of the Group, an undertaking (the “limitation on activities covenant”) by the Topco Borrower to restrict its activities in customary form (it being agreed that such form is customary if it is substantially in the form of any holding company covenant and/or covenant that limits the activities of the applicable holding company or issuer (including the exceptions thereto), as the case may be, in the original form of the Senior Facilities Agreement or any Senior Secured Notes Indenture), amended in all cases to apply to the Topco Borrower and additionally:

(a)	permitting the incurrence of Topco Liabilities and the making of a Topco Proceeds Loan using the proceeds of the relevant Topco Liabilities, and other activities incidental to the incurrence of those liabilities;

(b)	prohibiting the holding of any Subsidiaries; and

(c)	(other than as permitted by customary exceptions to the limitation on activities covenant) restricting payments from members of the Group to the Topco Borrower (i) to those permitted to be made under the Finance Documents to any person that is not a member of the Group (and to the extent such payment to a person other than a member of the Group is governed by an applicable basket in any Finance Document, such basket

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shall be deemed to be reduced by any such payment made to the Topco Borrower notwithstanding such Topco Borrower is a member of the Group), or (ii) payments made under the terms of the relevant Topco Proceeds Loan (including repayments of principal, interest, fees and indemnities to the extent not prohibited by this Agreement).

“Gross Outstandings” means, in relation to a Multi-account Overdraft Facility, the aggregate gross debit balance of overdrafts comprised in that Multi-account Overdraft Facility.

“Group” means the Company and each of its Restricted Subsidiaries from time to time.

“Guarantee Liabilities” means, in relation to a member of the Group, the liabilities under the Debt Documents (including, as the context so determines, any new indebtedness incurred or to be incurred under any document or arrangement intended by the Company to be designated as a Debt Document subject to the provisions of Clause 18 (New Debt Financings) and any facility or commitment in relation thereto) (present or future, actual or contingent and whether incurred solely or jointly) it may have to a Creditor or Debtor (including, as the context so determines, any party that is to accede to this Agreement as a Creditor or Debtor pursuant to Clause 21 (Changes to the Parties)) as or as a result of it being a guarantor or surety including, without limitation, liabilities arising by way of guarantee, indemnity, surety, parallel debt, contribution or subrogation and in particular any guarantee or indemnity arising under or in respect of the Secured Debt Documents or the Unsecured Finance Documents.

“Guarantee Limitations” means:

(a)	in respect of a Debtor and any payments it is required to make in respect of its Guarantee Liabilities under the Debt Documents; and

(b)	in respect of an Intra-Group Lender and any subordination it is subject to in accordance with the terms of this Agreement,

the limitations and restrictions applicable to such entity as set out in Schedule 7 (Hedge Counterparties’ Guarantee and Indemnity) and/or Schedule 8 (Cash Management Facility Creditors’ Guarantee and Indemnity) hereof and within this Agreement and/or as set out in clause 23 (Guarantee and Indemnity) of the Senior Facilities Agreement and/or agreed to pursuant to clause 31.4 (Additional Guarantors) of the Senior Facilities Agreement, in each case as if references to the relevant “Obligor” or “Guarantor” under such provisions are references to the relevant “Debtor” or “Intra-Group Lender”, as applicable and any substantially equivalent provisions in any Secured Debt Document or any Unsecured Finance Document.

“Guarantor” means a Senior Secured Guarantor, a Second Lien Guarantor, a Topco Guarantor, an Unsecured Guarantor and/or a Hedging Guarantor (as context requires).

“Hedge Counterparty” means any person which becomes Party as a Hedge Counterparty pursuant to Clause 21.9 (Creditor/Agent Accession Undertaking).

“Hedge Counterparty Obligations” means the obligations owed by any Hedge Counterparty to the Debtors under or in connection with the Hedging Agreements.

“Hedge Transfer” means a transfer to one or more of the Senior Secured Creditors, the Second Lien Creditors or the Topco Creditors (or to a nominee or nominees of the Senior Secured Creditors, the Second Lien Creditors or the Topco Creditors) of each Hedging Agreement together with:

(a)	all the rights and benefits in respect of the Hedging Liabilities owed by the Debtors and Third Party Security Providers to each Hedge Counterparty; and

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(b)	all the Hedge Counterparty Obligations owed by each Hedge Counterparty to the Debtors and Third Party Security Providers,

in accordance with Clause 21.3 (Accession or Change of Hedge Counterparty) as described in, and subject to Clause 3.9 (Hedge Transfer: Senior Secured Creditors (Prior to the Designation Date)), Clause 5.15 (Hedge Transfer: Second Lien Creditors) or Clause 6.15 (Hedge Transfer: Topco Creditors), as the context requires.

“Hedging Agreement” means, to the extent designated as such by the Company (in its discretion) and the relevant Hedge Counterparty by notice to the Security Agent, any agreement entered into or to be entered into by a Debtor (or any member of the Group that is a Debtor) and a Hedge Counterparty in relation to any derivative or hedging arrangement entered into (or which has been allocated), the entry into which is not prohibited by the terms of the Finance Documents at the time the relevant agreement is entered into.

“Hedging Ancillary Document” means an Ancillary Document which relates to or evidences the terms of a Hedging Ancillary Facility.

“Hedging Ancillary Facility” means an Ancillary Facility which is made available by way of a hedging facility.

“Hedging Ancillary Lender” means an Ancillary Lender to the extent that that Ancillary Lender makes available a Hedging Ancillary Facility.

“Hedging Debtor” means any Debtor to the Hedge Counterparties under or in connection with the Hedging Agreements.

“Hedging Guarantor” means, at any time, each Debtor which is a Senior Facilities Guarantor at such time.

“Hedging Liabilities” means:

(a)	prior to the Designation Date, the Liabilities owed by any Debtor or Third Party Security Provider to the Hedge Counterparties under or in connection with the Hedging Agreements; and

(b)	on and from the Designation Date, the Super Senior Hedging Liabilities and the Pari Passu Hedging Liabilities.

“Hedging Purchase Amount” means, in respect of a hedging transaction under a Hedging Agreement, the amount that would be payable to (expressed as a positive number) or by (expressed as a negative number) the relevant Hedge Counterparty on the relevant date if:

(a)	that date was an Early Termination Date (as defined in the relevant ISDA Master Agreement); and

(b)	the relevant Debtor was the Defaulting Party (under and as defined in the relevant ISDA Master Agreement),

(or the equivalent thereto in the case of any Hedging Agreement not based on an ISDA Master Agreement), in each case as certified by the relevant Hedge Counterparty and as calculated in accordance with the relevant Hedging Agreement.

“Holding Company”

(a)	has the meaning given in the Senior Facilities Agreement; or

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(b)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in each Permitted Senior Secured Facilities Agreement, Permitted Super Senior Secured Facilities Agreement, or Second Lien Facility Agreement,

as the context requires.

“Impaired Agent” means:

(a)	a Senior Agent or Super Senior Agent which is an “Impaired Agent” under, and as defined in, the Senior Facilities Agreement, any Permitted Super Senior Secured Facilities Agreement and any Permitted Senior Secured Facilities Agreement, as the context requires;

(b)	a Cash Management Facility Agent which is an “Impaired Agent” under, and as defined in, the Cash Management Facility Documents;

(c)	a Second Lien Agent which is an “Impaired Agent” under, and as defined in, a Second Lien Facility Agreement; or

(d)	a Topco Agent which is an “Impaired Agent” under, and as defined in, a Topco Facility Agreement.

“Initial Enforcement Notice” has the meaning given in paragraph (b) of Clause 13.3 (Enforcement Instructions - Transaction Security).

“Insolvency Event” means, in relation to a Debtor, Material Subsidiary or Third Party Security Provider (or, in respect of paragraph (a)(v) of Clause 10.2 (Turnover by the Creditors), a member of the Group):

(a)	any resolution is passed or order made for its insolvency, bankruptcy, winding up, dissolution, administration, examination or reorganisation (excluding solvent reorganisations);

(b)	a composition, compromise, assignment, or arrangement with any class of creditors generally (other than any Secured Party) in connection with or as a result of any financial difficulty on the part of that Debtor, Material Subsidiary or Third Party Security Provider;

(c)	a moratorium is declared in relation to any of its indebtedness;

(d)	the appointment of any liquidator, receiver, examiner, administrator, administrative receiver, compulsory manager or other similar officer in respect of it or any of its assets; or

(e)	any analogous procedure or step is taken in any jurisdiction, other than (in each case):

(i)	any proceedings which are frivolous or vexatious and which, if capable of remedy, are discharged, stayed or dismissed within 20 Business Days of commencement or, if earlier, the date on which it is advertised (or such other period as agreed between the Company and the Instructing Group);

(ii)	(in the case of an application to appoint an administrator or commence proceedings) any proceedings which the Security Agent is satisfied (acting on the instructions of the Instructing Group) will be withdrawn before it is heard or will be unsuccessful; and

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(iii)	as permitted in the Senior Facilities Agreement or in any Permitted Senior Secured Facilities Agreement, Permitted Super Senior Secured Facilities Agreement or a Second Lien Facility Agreement, or otherwise not constituting a Default.

“Instructing Group” means:

(a)	if the Designation Date has not occurred:

(i)	prior to the Senior Secured Discharge Date, the Majority Senior Secured Creditors;

(ii)	on or after the Senior Secured Discharge Date but before the Priority Discharge Date, the Majority Second Lien Creditors; and

(iii)	on or after the Priority Discharge Date but before the Topco Discharge Date, the Majority Topco Creditors; and

(b)	at any time on or after the occurrence of the Designation Date and:

(i)	prior to the later of the Senior Secured Discharge Date and the Super Senior Discharge Date:

(A)	subject to paragraph (B) below, the Majority Senior Secured Creditors and the Majority Super Senior Creditors; and

(B)	in relation to instructions relating to Enforcement, the group of Secured Creditors entitled to give such instructions under Clause 13.3 (Enforcement Instructions - Transaction Security);

(ii)	on or after the later of the Senior Secured Discharge Date and the Super Senior Discharge Date but before the Priority Discharge Date, the Majority Second Lien Creditors; and

(iii)	on or after the Priority Discharge Date but before the Topco Discharge Date, the Majority Topco Creditors,

provided that, in each case, the Super Senior Credit Participations, the Senior Secured Credit Participations, the Second Lien Credit Participations and the Topco Credit Participations of an Investor Affiliate (as applicable) shall, for the purposes of this definition, be deemed to be zero.

“Intercreditor Amendment” means any amendment or waiver which is subject to Clause 27 (Consents, Amendments and Override).

“Inter-Hedging Agreement Netting” means the exercise of any right of set-off, account combination, close-out netting or payment netting (whether arising out of a cross agreement, netting agreement or otherwise) by a Hedge Counterparty against liabilities owed to a Debtor by that Hedge Counterparty under a Hedging Agreement in respect of Hedging Liabilities owed to that Hedge Counterparty by that Debtor under another Hedging Agreement.

“Inter-Hedging Ancillary Document Netting” means the exercise of any right of set-off, account combination, close-out netting or payment netting (whether arising out of a cross agreement, netting agreement or otherwise) by a Hedging Ancillary Lender against liabilities owed to a Debtor by that Hedging Ancillary Lender under a Hedging Ancillary Document in respect of Senior Lender Liabilities or Super Senior Lender Liabilities (as applicable) owed to that Hedging Ancillary Lender by that Debtor under another Hedging Ancillary Document.

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“Intra-Group Lenders” means each Original Intra-Group Lender and each member of the Group which has made a loan available to, granted credit to or made any other financial arrangement having similar effect with another member of the Group and which is required to become, or otherwise becomes, a party as an Intra-Group Lender in accordance with the terms of Clause 21 (Changes to the Parties).

“Intra-Group Liabilities” means the Liabilities owed by any member of the Group to any of the Intra-Group Lenders (but not including, for the avoidance of doubt, any Subordinated Liabilities, any Senior Secured Notes Proceeds Loan Liabilities or any Topco Proceeds Loan Liabilities).

“Investor Affiliate”

(a)	has the meaning given in the Senior Facilities Agreement; or

(b)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in a Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement or Second Lien Facility Agreement,

as the context requires.

“Investors”

(a)	has the meaning given in the Senior Facilities Agreement; and

(b)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in any other Finance Document,

as the context requires.

“IPO Event” means:

(a)	the listing or the admission to trading of all or any part of the share capital of any member of the Group or any Holding Company (the only material assets of which are shares or other investments (directly or indirectly in the Group)) of a member of the Group (other than the Investors) on any recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or in or on any other exchange or market in any jurisdiction or country or any other sale or issue by way of listing, flotation or public offering or any equivalent circumstances in relation to any member of the Group or any such Holding Company of any member of the Group (other than the Investors and their Holding Companies) in any jurisdiction or country; or

(b)	a listing of all or any part of the share capital of the Company or any Holding Company of the Company (other than the Investors) on Euronext, the New York Stock Exchange, NASDAQ, Deutsche Borse, the London Stock Exchange Group or on any other recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or any other sale or issue by way of flotation or public offering in relation to the Company or any such Holding Company of the Company in any jurisdiction or country.

“ISDA Master Agreement” means a 1992 ISDA Master Agreement or a 2002 ISDA Master Agreement.

“Issuing Bank”

(a)	has the meaning given in the Senior Facilities Agreement;

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(b)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in each Permitted Senior Secured Facilities Agreement or a Permitted Super Senior Secured Facilities Agreement; or

(c)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in each Cash Management Facility Document,

as the context requires.

“Italian Banking Law” means the Italian Legislative Decree no. 385 of 1 September 1993, as subsequently amended and/or supplemented from time to time.

“Italian Bankruptcy Law” means the Italian Royal Decree No. 267 of 16 March 1942 (Disciplina del fallimento, del concordato preventivo e della liquidazione coatta amministrativa), as subsequently amended and supplemented (including by virtue of Decree Law No. 118 of 24 August 2021, as converted into law with amendments and supplemented from time to time).

“Italian Civil Code” means the Italian civil code (codice civile), enacted by Royal Decree No. 262 of 16 March 1942, as subsequently amended and/or supplemented.

“Italian Crisis and Insolvency Code” means the Italian Legislative Decree No. 14 of 12 January 2019 (Codice della crisi d’impresa e dell’insolvenza in attuazione della legge 19 ottobre 2017, n. 155), as amended and supplemented from time to time (including by virtue of the Italian Legislative Decree No. 83 of 17 June 2022 implementing the EU Directive 2019/1023 of 20 June 2019, as supplemented from time to time).

“Italian Debtor” means any Debtor incorporated under the laws of the Republic of Italy.

“Italian Intra-Group Lender” means any Intra-Group Lender incorporated under the laws of the Republic of Italy.

“Italian Security Documents” means all Transaction Security Documents governed by Italian law and “Italian Security Document” means any one of them.

“Legal Reservations”

(a)	has the meaning given in the Senior Facilities Agreement; or

(b)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in each Permitted Senior Secured Facilities Agreement or a Permitted Super Senior Secured Facilities Agreement and (as applicable) Second Lien Facility Agreement, as the context requires.

“Letter of Credit”

(a)	has the meaning given in the Senior Facilities Agreement; or

(b)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in each Permitted Senior Secured Facilities Agreement and each Permitted Super Senior Secured Facilities Agreement; or

(c)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in each Cash Management Facility Document,

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as the context requires.

“Liabilities” means all present and future liabilities and obligations at any time of any member of the Topco Group or any Third Party Security Provider to any Creditor, Agent or Security Agent under the Debt Documents (including by way of the grant of Security under such documents), both actual and contingent and whether incurred solely or jointly or in any other capacity together with any of the following matters relating to or arising in respect of those liabilities and obligations:

(a)	any refinancing, novation, deferral or extension;

(b)	any claim for breach of representation, warranty or undertaking or on an event of default or under any indemnity given under or in connection with any document or agreement evidencing or constituting any other liability or obligation falling within this definition;

(c)	any claim for damages or restitution; and

(d)	any claim as a result of any recovery by any Debtor or Third Party Security Provider of a Payment on the grounds of preference or otherwise,

and any amounts which would be included in any of the above but for any discharge, non-provability, unenforceability or non-allowance of those amounts in any insolvency or other proceedings, provided that Excluded Swap Obligations shall not qualify as Liabilities.

“Liabilities Acquisition” means, in relation to a person and to any Liabilities, a transaction where that person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

the rights and benefits in respect of those Liabilities.

“Lower Ranking Security” means all Transaction Security which, in accordance with the applicable law of such Transaction Security, is expressed to be lower ranking.

“Majority Second Lien Creditors” means those Second Lien Creditors whose Second Lien Credit Participations at that time aggregate more than 50 per cent. of the total Second Lien Credit Participations at that time.

“Majority Second Lien Lenders” has the meaning given to the term “Majority Lenders” (or any substantially equivalent term) in a Second Lien Facility Agreement after the application of provisions which are substantially equivalent to:

(a)	clause 44.10 (Replacement or Prepayment of Lender);

(b)	clause 30 (Debt Purchase Transactions); and

(c)	clause 44.11 (Disenfranchisement of Defaulting Lenders),

of the Senior Facilities Agreement as contained in that Second Lien Facility Agreement.

“Majority Second Lien Noteholders” means, at any time, those Second Lien Noteholders whose Second Lien Credit Participations under paragraph (b) of the definition thereof at that

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time aggregate more than 50 per cent. of the total Second Lien Credit Participations under paragraph (b) of the definition thereof at that time.

“Majority Senior Lenders” has the meaning given to the term “Majority Lenders” (or any substantially equivalent term) in the Senior Facilities Agreement, Permitted Super Senior Secured Facilities Agreement or any Permitted Senior Secured Facilities Agreement, as the context requires after the application of:

(a)	clause 44.10 (Replacement or Prepayment of Lender);

(b)	clause 30 (Debt Purchase Transactions); and

(c)	clause 44.11 (Disenfranchisement of Defaulting Lenders),

of the Senior Facilities Agreement or any substantially equivalent provisions in a Permitted Super Senior Secured Facilities Agreement or a Permitted Senior Secured Facilities Agreement, as the context requires.

“Majority Senior Secured Creditors” means, at any time, those Senior Secured Creditors (other than the Super Senior Creditors) whose Senior Secured Credit Participations at that time aggregate more than 50 per cent. of the total Senior Secured Credit Participations at that time.

“Majority Senior Secured Noteholders” means, at any time, those Senior Secured Noteholders whose Senior Secured Credit Participations under paragraph (b) of the definition thereof at that time aggregate more than 50 per cent. of the total Senior Secured Credit Participations under paragraph (b) of the definition thereof at that time.

“Majority Super Senior Creditors” means, at any time, those Super Senior Creditors whose Super Senior Credit Participations at that time aggregate more than 50 per cent. of the total Super Senior Credit Participations at that time.

“Majority Topco Creditors” means those Topco Creditors whose Topco Credit Participations at that time aggregate more than 50 per cent. of the total Topco Credit Participations at that time.

“Majority Topco Lenders” has the meaning given to the term “Majority Lenders” (or any substantially equivalent term) in any Topco Facility Agreement after the application of provisions which are substantially equivalent to:

(a)	clause 44.10 (Replacement or Prepayment of Lender);

(b)	clause 30 (Debt Purchase Transactions); and

(c)	clause 44.11 (Disenfranchisement of Defaulting Lenders),

of the Senior Facilities Agreement as contained in that Topco Facility Agreement.

“Majority Topco Noteholders” means, at any time, those Topco Noteholders whose Topco Credit Participations under paragraph (b) of the definition thereof at that time aggregate more than 50 per cent. of the total Topco Credit Participations under paragraph (b) of the definition thereof at that time.

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“Majority Unsecured Creditors” means those Unsecured Creditors whose Unsecured Credit Participations at that time aggregate more than 50 per cent. of the total Unsecured Credit Participations at that time.

“Mandatory Prepayment” means a Senior Mandatory Prepayment, a Cash Management Facility Mandatory Prepayment, a Senior Secured Notes Mandatory Prepayment, a Second Lien Mandatory Prepayment, a Second Lien Notes Mandatory Prepayment, a Topco Loan Mandatory Prepayment, a Topco Notes Mandatory Prepayment or any similar or other mandatory prepayment of any other Liabilities required pursuant to any of the Debt Documents.

“Material Adverse Effect” has the meaning given in the Senior Facilities Agreement whether or not the Senior Lender Discharge Date has occurred.

“Material Event of Default” means:

(a)	a Senior Secured Payment Default;

(b)	a Senior Acceleration Event is continuing under paragraph (a), (b), (d) or (f) of clause 28.12 (Acceleration) of the Senior Facilities Agreement (or an Acceleration Event under a substantially equivalent provision in any Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement) as a result of a breach of clause 26.2 (Financial Condition) of the Senior Facilities Agreement or a breach of a substantially equivalent provision in any Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement, as the context requires;

(c)	an Event of Default under:

(i)	Clause 28.5 (Cross Default), Clause 28.6 (Insolvency), Clause 28.7 (Insolvency Proceedings), Clause 28.8 (Creditors’ Process) or clause 28.10 (Intercreditor Agreement) of the Senior Facilities Agreement; or

(ii)	provisions substantially equivalent to those stated in paragraph (i) above contained in any other Senior Secured Finance Document;

(d)	any other Event of Default under the Senior Facilities Agreement or any other Senior Secured Finance Document (other than an Event of Default under Clause 28.1 (Non-Payment) of the Senior Facilities Agreement or a substantially equivalent provision in a Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement (as the context requires)) which has or is reasonably likely to have a Material Adverse Effect;

(e)	the Senior Agent exercising any of its rights under paragraph (a), (b), (d) or (f) of clause 28.12 (Acceleration) of the Senior Facilities Agreement or any substantially equivalent paragraph of any Permitted Super Senior Secured Facilities Agreement (or any Senior Agent exercises any such rights under any substantially equivalent clause of any Permitted Senior Secured Facilities Agreement); or

(f)	the occurrence of a Senior Secured Notes Acceleration Event.

“Material Subsidiary” has the meaning given in the Senior Facilities Agreement whether or not the Senior Lender Discharge Date has occurred.

“Multi-account Overdraft Facility” means:

(a)	in relation to an Ancillary Facility, an Ancillary Facility which is an overdraft facility comprising more than one account; and

(b)	in relation to a Cash Management Facility, a Cash Management Facility which is an overdraft facility comprising more than one account,

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as the context requires.

“Multi-account Overdraft Liabilities” means Liabilities arising under any Multi-account Overdraft Facility.

“Net Outstandings” means, in relation to a Multi-account Overdraft Facility, the aggregate debit balance of overdrafts comprised in that Multi-account Overdraft Facility, net of any credit balances on any account comprised in that Multi-account Overdraft Facility, to the extent that the credit balances are freely available to be set-off by the relevant Ancillary Lender or Cash Management Facility Creditor against Liabilities owed to it by the relevant Debtor under that Multi-account Overdraft Facility.

“New Debt Financing” means any existing, additional, supplemental or new financing, guarantee or debt arrangement (or any designated loan, commitment, tranche or facility thereof) and related security including, without limitation, by way of refinancing, replacement, exchange, set-off, discharge or increase of any new, existing, additional or supplemental financing, guarantee or debt arrangement under a Debt Document for the benefit of any person (in each case, whether or not in existence at the time of any accessions to this Agreement in respect thereof and including arrangements existing at the time a person becomes a member of the Group (whether by acquisition, merger, consolidation or combination) or is assumed in connection with the acquisition of assets, merger, consolidation or combination or otherwise); including by way of any loan, note (including senior or second lien secured, senior unsecured, senior subordinated or subordinated notes, whether in each case in a public or private offering, Rule 144A or other offering), bond or otherwise (including, in each case, term or revolving, any overdraft, hedging, derivative or other ancillary facility or arrangement); issued or incurred, made available or committed and together with any guarantee, security or other credit support by any member of the Topco Group and including any Permitted Structural Adjustment (as defined in the Senior Facilities Agreement or any substantially equivalent term in any other Debt Document) or Permitted Acquired Indebtedness.

“New Debt Financing Designation Certificate” means a designation certificate substantially in the form set out in Schedule 9 (Form of New Debt Financing Designation Certificate).

“Non-Credit Related Close-Out” means a Permitted Hedge Close-Out described in any of paragraph (a)(i), (a)(iii), (a)(v) or (a)(vi) of Clause 4.9 (Permitted Enforcement: Hedge Counterparties).

“Non-Distressed Disposal” has the meaning given to that term in Clause 15.1 (Non-Distressed Disposals).

“Noteholders” means the Senior Secured Noteholders, the Second Lien Noteholders and/or any Topco Noteholders, as the context requires.

“Notes” means any Senior Secured Notes, any Second Lien Notes and/or any Topco Notes, as the context requires.

“Notes Finance Documents” means:

(a)	in respect of the Senior Secured Notes, the Senior Secured Notes Finance Documents;

(b)	in respect of the Second Lien Notes, the Second Lien Notes Finance Documents; and

(c)	in respect of the Topco Notes, the Topco Notes Finance Documents.

“Notes Indenture” means:

(a)	in respect of any Senior Secured Notes, the applicable Senior Secured Notes Indenture;

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(b)	in respect of any Second Lien Notes, the applicable Second Lien Notes Indenture; and

(c)	in respect of any Topco Notes, the applicable Topco Notes Indenture.

“Notes Issuer” means any issuer of Senior Secured Notes, Second Lien Notes and/or Topco Notes, as the context requires.

“Notes Trustee” means:

(a)	in respect of the Senior Secured Notes, each Senior Secured Notes Trustee;

(b)	in respect of the Second Lien Notes, each Second Lien Notes Trustee; and

(c)	in respect of the Topco Notes, each Topco Notes Trustee.

“Notes Trustee Amounts” means the Senior Secured Notes Trustee Amounts, the Second Lien Notes Trustee Amounts and/or the Topco Notes Trustee Amounts, as the context requires.

“Obligor”

(a)	has the meaning given to that term in the Senior Facilities Agreement; or

(b)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in each Permitted Senior Secured Facilities Agreement, Second Lien Facility Agreement or Permitted Super Senior Secured Facilities Agreement,

as the context requires.

“Obligors’ Agent”

(a)	has the meaning given to that term in the Senior Facilities Agreement; or

(b)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in each Permitted Senior Secured Facilities Agreement, Second Lien Facility Agreement or Permitted Super Senior Secured Facilities Agreement,

as the context requires.

“Other Liabilities” means, in relation to a member of the Group or a Third Party Security Provider, any trading and other liabilities (not being Borrowing Liabilities or Guarantee Liabilities) it may have to any Agent or any Arranger under the Debt Documents or to an Intra-Group Lender, Debtor or Third Party Security Provider.

“Other Topco Guarantor” means any person (that is not a member of the Group) which has provided a guarantee in respect of any Topco Liabilities.

“Parallel Debt” has the meaning given to that term in paragraph (b) of Clause 19.3 (Parallel Debt (Covenant to Pay the Security Agent)).

“Pari Passu Hedge Counterparty” means, on or after the Designation Date, each Hedge Counterparty to the extent it is owed Pari Passu Hedging Liabilities.

“Pari Passu Hedging Liabilities” means, on or after the Designation Date, the Liabilities owed by any Debtor to any Hedge Counterparties under or in connection with the Hedging Agreements other than Super Senior Hedging Liabilities.

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“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Payment” means, in respect of any Liabilities (or any other liabilities or obligations), a payment, prepayment, repayment, redemption, repurchase, defeasance or discharge of those Liabilities (or other liabilities or obligations).

“Payment Netting” means:

(a)	in respect of a Hedging Agreement or a Hedging Ancillary Document based on an ISDA Master Agreement, netting under section 2(c) of the relevant ISDA Master Agreement; and

(b)	in respect of a Hedging Agreement or a Hedging Ancillary Document not based on an ISDA Master Agreement, netting pursuant to any provision of that Hedging Agreement or a Hedging Ancillary Document which has a similar effect to the provision referenced in paragraph (a) above.

“Perfection Requirements” has the meaning given in the Senior Facilities Agreement, whether or not the Senior Lender Discharge Date has occurred.

“Permitted Acquired Indebtedness” means Acquired Indebtedness not prohibited to be incurred by the terms of the Finance Documents or any Refinancing Indebtedness in connection therewith.

“Permitted Hedge Close-Out” means, in relation to a hedging transaction under a Hedging Agreement, a termination or close-out of that hedging transaction which is permitted pursuant to Clause 4.9 (Permitted Enforcement: Hedge Counterparties).

“Permitted Hedge Payments” means the Payments permitted by Clause 4.3 (Permitted Payments: Hedging Liabilities).

“Permitted Intra-Group Payments” means the Payments permitted by Clause 8.2 (Permitted Payments: Intra-Group Liabilities).

“Permitted Payment” means a Permitted Hedge Payment, a Permitted Intra-Group Payment, a Permitted Second Lien Payment, Permitted Senior Secured Credit Payment, a Permitted Subordinated Payment or a Permitted Topco Payment or any other Payments to any person not prohibited to be made by this Agreement, as the context requires.

“Permitted Second Lien Payment” means the Payments permitted by Clause 5.2 (Permitted Second Lien Payments).

“Permitted Senior Secured Credit Payment” means the Payments permitted by Clause 3.1 (Payments of Senior Secured Creditor Liabilities).

“Permitted Senior Secured Facilities Agreement” means, subject to compliance with the requirements of Clause 18 (New Debt Financings), each facility agreement or other document or instrument evidencing the terms of any loan, credit or debt facility which is not prohibited under the terms of the Finance Documents, to rank pari passu with the Senior Liabilities, but excluding any Cash Management Facility Document any Permitted Super Senior Secured Facilities Agreement, and which is designated as such by the Company (in its discretion) by written notice to each Agent who is a party to this Agreement at such time.

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“Permitted Subordinated Payments” means the Payments permitted by Clause 7.2 (Permitted Payments: Subordinated Liabilities).

“Permitted Super Senior Secured Facilities Agreement” means, subject to compliance with the requirements of Clause 18 (New Debt Financings), each facility agreement or other document or instrument evidencing the terms of any loan, credit or debt facility or securities offering or other New Debt Financing and which is designated as such by the Company (in its discretion) by written notice to each Agent who is a party to this Agreement at such time, to rank (in accordance with this Agreement) as Super Senior Liabilites.

“Permitted Topco Payment” means the Payments permitted by Clause 6.2 (Permitted Topco Payments).

“Priority Discharge Date” means the later to occur of the Super Senior Discharge Date, the Senior Secured Discharge Date and the Second Lien Discharge Date.

“Priority Secured Liabilities” means the Senior Secured Liabilities and the Second Lien Liabilities.

“Priority Secured Parties” means the Secured Parties other than the Topco Creditors.

“Prior Ranking Financing Agreements” means:

(a)	when used in relation to the Second Lien Liabilities, the Senior Facilities Agreement, any Permitted Senior Secured Facilities Agreement, any Permitted Super Senior Secured Facilities Agreement or any Senior Secured Notes Indenture;

(b)	when used in relation to the Topco Liabilities, the Senior Facilities Agreement, any Permitted Senior Secured Facilities Agreement, any Permitted Super Senior Secured Facilities Agreement, any Senior Secured Notes Indenture, any Second Lien Facility Agreement or any Second Lien Notes Indenture; and

(c)	when used in relation to the Subordinated Liabilities or Intra-Group Liabilities, the Senior Facilities Agreement, any Permitted Super Senior Secured Facilities Agreement, any Permitted Senior Secured Facilities Agreement, any Senior Secured Notes Indenture, any Second Lien Facility Agreement, any Second Lien Notes Indenture, any Topco Facility Agreement or any Topco Notes Indenture.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property, as the context may require.

“Recoveries” has the meaning given to that term in Clause 16.1 (Order of Application - Transaction Security).

“Refinancing Indebtedness” means any indebtedness to the extent incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) all or any indebtedness (including any indebtedness that refinances indebtedness of another member of the Group) including indebtedness that refinances Refinancing Indebtedness.

“Relevant Ancillary Lender” means, in respect of any SFA Cash Cover, the Ancillary Lender (if any) for which that SFA Cash Cover is provided.

“Relevant Cash Management Facility Creditor” means, in respect of any Cash Management Facility Cash Cover, each Cash Management Facility Lender (if any) for which that Cash Management Facility Cash Cover is provided or the relevant Cash Management Facility Agent (if any) on its behalf.

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“Relevant Document” has the meaning given to that term in Clause 18.3 (Further assurance).

“Relevant Issuing Bank” means:

(a)	in respect of any SFA Cash Cover, the Issuing Bank (if any) for which that SFA Cash Cover is provided; or

(b)	in respect of any Cash Management Facility Cash Cover, the Issuing Bank (if any) for which that Cash Management Facility Cash Cover is provided,

as the context requires.

“Relevant Liabilities” means:

(a)	in the case of a Creditor:

(i)	the Arranger Liabilities owed to an Arranger ranking (in accordance with the terms of this Agreement) pari passu with or in priority to that Creditor;

(ii)	the Liabilities owed to Creditors ranking (in accordance with the terms of this Agreement) pari passu with or in priority to that Creditor together with all Agent Liabilities owed to the Agent of those Creditors; and

(iii)	all present and future liabilities and obligations, actual and contingent, of the Debtors and Third Party Security Providers to the Security Agent; and

(b)	in the case of a Debtor or Third Party Security Provider, the Liabilities owed to the Creditors together with the Agent Liabilities owed to the Agent of those Creditors, the Arranger Liabilities and all present and future liabilities and obligations, actual and contingent, of the Debtors or, as the case may be, Third Party Security Provider to the Security Agent.

“Required Creditor Consent” means the Required Super Senior Consent, the Required Senior Consent, the Required Second Lien Consent, and/or the Required Topco Consent, as the context requires.

“Required Second Lien Consent” means, in relation to any proposed matter, step or action taken prior to the Second Lien Discharge Date (the “Second Lien Proposed Action”), the prior consent of:

(a)	if the Second Lien Proposed Action is prohibited by the terms of a Second Lien Facility Agreement, the Majority Second Lien Lenders under the relevant agreement; and

(b)	if any Second Lien Notes are outstanding and the Second Lien Proposed Action is prohibited by the terms of the relevant Second Lien Notes Indenture, the relevant Second Lien Notes Trustee acting on behalf of the requisite Second Lien Noteholders.

“Required Senior Consent” means, in relation to any proposed matter, step or action taken prior to the Senior Secured Discharge Date (the “Senior Secured Proposed Action”), the prior consent of:

(a)	if the Senior Secured Proposed Action is prohibited by the terms of the Senior Facilities Agreement or any Permitted Senior Secured Facilities Agreement, the Majority Senior Lenders under the relevant agreement; or

(b)	if any Senior Secured Notes are outstanding and the Senior Secured Proposed Action is prohibited by the terms of the relevant Senior Secured Notes Indenture, the relevant

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Senior Secured Notes Trustee acting on behalf of the requisite Senior Secured Noteholders.

“Required Super Senior Consent” means, in relation to any proposed matter, step or action taken prior to the Super Senior Discharge Date (the “Super Senior Proposed Action”), the prior consent of, if the Super Senior Proposed Action is prohibited by the terms of any Permitted Super Senior Secured Facilities Agreement, the Majority Senior Lenders under the relevant agreement.

“Required Topco Consent” means, in relation to any proposed matter, step or action taken prior to the Topco Discharge Date (the “Topco Proposed Action”), the prior consent of:

(a)	if the Topco Proposed Action is prohibited by the terms of a Topco Facility Agreement, the Majority Topco Lenders under that Topco Facility Agreement; and

(b)	if any Topco Notes are outstanding and the Topco Proposed Action is prohibited by the terms of the relevant Topco Notes Indenture, the relevant Topco Notes Trustee acting on behalf of the requisite Topco Noteholders.

“Resolution Authority” means any body which has authority to exercise any Write-Down and Conversion Powers.

“Responsible Officer” means any officer within the corporate trust and securities services department (however described) of any Notes Trustee, including any director, associate director, vice president, assistant vice president, assistant treasurer, trust officer or any other officer of such Notes Trustee who customarily performs functions similar to those performed by such officers, or to whom any corporate trust matter is referred because of such individual’s knowledge of and familiarity with the particular subject, and who shall have direct responsibility for the administration of this Agreement and any Senior Secured Notes Indenture, Second Lien Notes Indenture or Topco Notes Indenture (as applicable) to which that Notes Trustee is a party.

“Restricted Subsidiary” means, in respect of any person, any Subsidiary of that person other than any Unrestricted Subsidiary.

“Retiring Security Agent” has the meaning given to that term in paragraph (d) of Clause 20.1 (Resignation of the Security Agent).

“Second Lien Additional Facility Commitments” has the meaning given to the term “Additional Facility Commitments” or any substantially equivalent term in a Second Lien Facility Agreement.

“Second Lien Agent” means the facility agent or any substantially equivalent term under and as defined in a Second Lien Facility Agreement, which has acceded to this Agreement as the Second Lien Agent pursuant to Clause 21.12 (Accession of Second Lien Lenders under New Second Lien Facility).

“Second Lien Agent Liabilities” means the Agent Liabilities owed by the Debtors and Third Party Security Providers to the Second Lien Agent or Second Lien Notes Trustee under or in connection with the Second Lien Finance Documents.

“Second Lien Arranger” means any arranger or any substantially equivalent term under and as defined in a Second Lien Facility Agreement, which has acceded to this Agreement pursuant to Clause 21.8 (Arrangers).

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“Second Lien Arranger Liabilities” means the Arranger Liabilities or any substantially equivalent term owed by the Debtors and Third Party Security Providers to any Second Lien Arranger under or in connection with the Second Lien Finance Documents.

“Second Lien Borrower” has the meaning given to the term “Borrower” or any substantially equivalent term in any Second Lien Facility Agreement.

“Second Lien Commitment” has the meaning given to the term “Commitment” or any substantially equivalent term in a Second Lien Facility Agreement.

“Second Lien Creditor Liabilities Transfer” means a transfer of the Second Lien Lender Liabilities and the Second Lien Notes Liabilities to the Topco Creditors as described in Clause 6.14 (Option to Purchase: Topco Creditors).

“Second Lien Creditor Representative” means:

(a)	in relation to the Second Lien Lenders under any Second Lien Facility Agreement, the relevant Second Lien Agent; or

(b)	in relation to the Second Lien Noteholders, the relevant Second Lien Notes Trustee.

“Second Lien Creditors” means the Second Lien Lenders and the Second Lien Noteholders.

“Second Lien Credit Participation” means:

(a)	in relation to a Second Lien Lender, its aggregate (drawn and undrawn) Second Lien Commitments; or

(b)	in relation to a Second Lien Noteholder, the principal amount of outstanding Second Lien Notes held by that Second Lien Noteholder.

“Second Lien Debt Purchase Transaction” has the meaning given to the term “Debt Purchase Transaction” or any substantially equivalent term in a Second Lien Facility Agreement.

“Second Lien Default” means a Default or any substantially equivalent term under a Second Lien Facility Agreement or a Second Lien Notes Default.

“Second Lien Discharge Date” means the first date on which all Second Lien Liabilities have been fully and finally discharged to the satisfaction of each Second Lien Notes Trustee (in the case of the Second Lien Notes Liabilities) and Second Lien Agent (in the case of the Second Lien Lender Liabilities), whether or not as the result of an enforcement, and the Second Lien Creditors (in that capacity) are under no further obligation to provide financial accommodation to any of the Debtors under any of the Debt Documents.

“Second Lien Enforcement Notice” has the meaning given to that term in paragraph (a)(ii) of Clause 5.10 (Permitted Second Lien Enforcement).

“Second Lien Event of Default” means a Second Lien Lender Event of Default or a Second Lien Notes Event of Default.

“Second Lien Facility” means any credit facility made available to, or in relation to which a New Debt Financing has been made available to or by, a member of the Group where any:

(a)	agent of the lenders in respect of that credit facility becomes a Party as a Second Lien Agent;

(b)	arranger of that credit facility becomes a Party as a Second Lien Arranger; and

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(c)	lender in respect of that credit facility becomes a Party as a Second Lien Lender,

in respect of that credit facility pursuant to Clause 21.12 (Accession of Second Lien Lenders under New Second Lien Facility) and is designated as such by the Company (in its discretion) by written notice to each Agent who is a party to this Agreement at such time.

“Second Lien Facility Agreement” means each facility agreement or other document or instrument evidencing the terms of loan, credit or debt facility documenting a Second Lien Facility, provided that any reference to “Second Lien Facility Agreement” in this Agreement includes any facilities agreement or agreements under which facilities are made available (each an “Additional Second Lien Facility Agreement”) and is designated as such by the Company (in its discretion) by written notice to each Agent who is a party to this Agreement at such time, and (unless the context requires otherwise) references in this Agreement to provisions of a “Second Lien Facility Agreement” shall be construed as including reference to the corresponding provisions (if any) from each Additional Second Lien Facility Agreement.

“Second Lien Facility Finance Party” has the meaning given to the term “Finance Party” or any substantially equivalent term in a Second Lien Facility Agreement.

“Second Lien Facility Guarantor” has the meaning given to the term “Guarantor” or any substantially equivalent term (to the extent such person is a member of the Group) in a Second Lien Facility Agreement.

“Second Lien Finance Documents” means the Second Lien Notes Finance Documents and the Second Lien Lender Finance Documents.

“Second Lien Finance Parties” means the Second Lien Facility Finance Parties and Second Lien Notes Finance Parties.

“Second Lien Guarantor” means a Second Lien Facility Guarantor or a Second Lien Notes Guarantor.

“Second Lien Lender Acceleration Event” means the Second Lien Agent exercising any of its rights under any equivalent provision(s) of any Second Lien Facility Agreement which is similar in meaning and effect as the Senior Acceleration Event.

“Second Lien Lender Discharge Date” means the first date on which all Second Lien Lender Liabilities have been fully and finally discharged to the satisfaction of the relevant Second Lien Agent, whether or not as the result of an enforcement, and the Second Lien Lenders (in that capacity) are under no further obligation to provide financial accommodation to any of the Debtors under the Debt Documents.

“Second Lien Lender Event of Default” means an Event of Default or any substantially equivalent term under a Second Lien Facility Agreement.

“Second Lien Lender Finance Documents” means those documents referred to in the definition of “Finance Document” or any substantially equivalent term in a Second Lien Facility Agreement.

“Second Lien Lender Liabilities” means the Liabilities owed by the Debtors and the Third Party Security Providers to the Second Lien Lenders under or in connection with the Second Lien Lender Finance Documents, including, for the avoidance of doubt, any such Liabilities in connection with any Second Lien Additional Facility Commitments.

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“Second Lien Lender Mandatory Prepayment” means a mandatory prepayment of any of the Second Lien Lender Liabilities which is of the same type as a Senior Mandatory Prepayment or otherwise made pursuant to the Second Lien Finance Documents.

“Second Lien Lenders” means each “Lender” or any substantially equivalent term under, and as defined in, the relevant Second Lien Facility Agreement.

“Second Lien Liabilities” means the Second Lien Lender Liabilities and the Second Lien Notes Liabilities.

“Second Lien Mandatory Prepayment” means a Second Lien Lender Mandatory Prepayment or a Second Lien Notes Mandatory Prepayment, as the context requires.

“Second Lien Noteholders” means the registered holders, from time to time, of the Second Lien Notes, as determined in accordance with the relevant Second Lien Notes Indenture.

“Second Lien Notes” means any notes, securities or other debt instruments issued or to be issued by, or in relation to which a New Debt Financing has been made available to or by, a member of the Group and which are designated as such by the Company (in its discretion) by written notice to each Agent who is a party to this Agreement at such time.

“Second Lien Notes Acceleration Event” means:

(a)	the Second Lien Notes Trustee (or any of the Second Lien Noteholders) exercising any rights to accelerate amounts outstanding under the Second Lien Notes pursuant to any Second Lien Notes Indenture; or

(b)	any Second Lien Notes Liabilities becoming due and payable by operation of any automatic acceleration provisions in any Second Lien Notes Finance Documents,

in each case, for the avoidance of doubt, not including any declaration that any amount is payable on demand but including the exercise of any right to demand payment of an amount previously placed on demand.

“Second Lien Notes Creditors” means the Second Lien Noteholders and each Second Lien Notes Trustee.

“Second Lien Notes Default” means a Second Lien Notes Event of Default or any event or circumstances which would (with the expiry of a grace period, the giving of notice, the making of any determination provided for in the relevant definition of such Second Lien Notes Event of Default or any combination of the foregoing, provided that any such event or circumstance which requires any determination as to materiality before it may become a Second Lien Notes Event of Default shall not be a Second Lien Notes Default until such determination is made) be an Event of Default.

“Second Lien Notes Discharge Date” means the first date on which all Second Lien Notes Liabilities have been fully and finally discharged to the satisfaction of the relevant Second Lien Notes Trustee.

“Second Lien Notes Event of Default” means an Event of Default under the relevant Second Lien Notes Indenture.

“Second Lien Notes Finance Documents” means the Second Lien Notes, each Second Lien Notes Indenture, the Second Lien Notes Guarantees in respect of the Second Lien Notes, this Agreement, the Transaction Security Documents and any other document entered into in connection with the Second Lien Notes (which, for the avoidance of doubt, excludes any document to the extent it sets out rights of the initial purchasers of the Second Lien Notes (in

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their capacities as initial purchasers) against any member of the Group) and in each case designated a Second Lien Notes Finance Document by the Company (in its discretion) by written notice to each Agent who is a party to this Agreement at such time.

“Second Lien Notes Finance Parties” means any Second Lien Notes Trustee (on behalf of itself and the Second Lien Noteholders which it represents) and the Security Agent.

“Second Lien Notes Guarantee” means each guarantee granted by a Second Lien Notes Guarantor in favour of any Second Lien Notes Creditor contained in any Second Lien Notes Finance Document.

“Second Lien Notes Guarantors” means each member of the Group which becomes a guarantor of Second Lien Notes in accordance with a Second Lien Notes Indenture.

“Second Lien Notes Indenture” means the indenture or indentures pursuant to which any Second Lien Notes are issued.

“Second Lien Notes Issue Date” means, in respect of each Second Lien Notes Indenture, the later of (a) the first date on which a Second Lien Note is issued pursuant to that Second Lien Notes Indenture; and (b) (to the extent such Notes constitute a New Debt Financing) the Effective Date in relation thereto.

“Second Lien Notes Liabilities” means all present and future moneys, debts and liabilities due, owing or incurred by the Debtors and the Third Party Security Providers to any Second Lien Notes Finance Party or Second Lien Noteholder under or in connection with the Second Lien Notes or the Second Lien Notes Finance Documents (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise) provided that the definition of “Second Lien Notes Liabilities” shall not include the Second Lien Notes Trustee Amounts.

“Second Lien Notes Mandatory Prepayment” means a mandatory prepayment, repurchase or redemption (including any requirement to make an offer to repurchase) of any of the Second Lien Notes Liabilities which is of the same type as a Second Lien Lender Mandatory Prepayment or otherwise made pursuant to the Second Lien Notes Finance Documents.

“Second Lien Notes Trustee” means any entity acting as trustee or agent under any issue of Second Lien Notes and which accedes to this Agreement pursuant to Clause 21.16 (Accession of Second Lien Notes Trustee).

“Second Lien Notes Trustee Amounts” means, in relation to a Second Lien Notes Trustee, amounts payable to that Second Lien Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee under the Second Lien Notes Finance Documents, any provisions (including indemnity provisions) for costs and expenses in favour of that Second Lien Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee contained in the Second Lien Notes Finance Documents, all compensation for services provided by that Second Lien Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee which is payable to that Second Lien Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee pursuant to the terms of the Second Lien Notes Finance Documents and all out-of-pocket costs and expenses properly incurred by that Second Lien Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee in carrying out its duties or performing any service pursuant to the terms of the Second Lien Notes Finance Documents, including, without limitation:

(a)	compensation for the costs and expenses of the collection by that Second Lien Notes Trustee of any amount payable to that Second Lien Notes Trustee for the benefit of the Second Lien Noteholders; and

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(b)	costs and expenses of that Second Lien Notes Trustee’s advisers, receivers, delegates, attorneys, agents or appointees,

but excluding:

(i)	any payment in relation to any unpaid costs and expenses incurred in respect of any litigation initiated by that Second Lien Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee on behalf of that Second Lien Notes Trustee against any of the Senior Secured Notes Finance Parties including VAT where applicable; and

(ii)	any payment made directly or indirectly on or in respect of any amounts owing under any Second Lien Notes (including principal, interest, premium or any other amounts) to any of the Second Lien Noteholders.

“Second Lien Payment Default” means:

(a)	in respect of any Second Lien Facility, any Second Lien Lender Event of Default under any clause or provision substantially equivalent to Clause 28.1 (Payment Default) of the Senior Facilities Agreement as contained in a Second Lien Facility Agreement in respect of an amount: (i) constituting principal, interest or fees; or (ii) otherwise exceeding €2,500,000 (or its equivalent in other currencies); or

(b)	in respect of any Second Lien Notes, any Second Lien Notes Default arising by reason of any non-payment under a Second Lien Notes Finance Document in respect of an amount: (i) constituting principal or interest (as applicable); or (ii) otherwise exceeding €2,500,000 (or its equivalent in other currencies).

“Second Lien Payment Stop Notice” has the meaning given to that term in paragraph (a) of Clause 5.3 (Issue of Second Lien Payment Stop Notice).

“Second Lien Standstill Period” has the meaning given to it in paragraph (a)(ii)(A) of Clause 5.10 (Permitted Second Lien Enforcement).

“Secured Creditors” means:

(a)	the Senior Secured Creditors;

(b)	the Second Lien Creditors; and

(c)	(only in respect of Topco Shared Security and Topco Independent Transaction Security) the Topco Creditors.

“Secured Debt Documents” means the Senior Finance Documents, the Super Senior Finance Documents, the Senior Secured Notes Finance Documents, the Second Lien Lender Finance Documents, the Second Lien Notes Finance Documents, the Topco Facility Finance Documents, the Topco Notes Finance Documents and the Hedging Agreements and any other document designated as such by the Security Agent and the Company.

“Secured Liabilities” means the Senior Secured Liabilities, the Second Lien Liabilities and the Topco Liabilities.

“Secured Obligations” means:

(a)	in the case of Transaction Security other than Topco Shared Security, the Transaction Security Secured Obligations; and

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(b)	in the case of Topco Shared Security, the Topco Shared Security Secured Obligations.

“Secured Parties” means the Security Agent, each of the Agents, any Receiver or Delegate, the Arrangers and the Secured Creditors from time to time but, in the case of each Agent, Arranger or any Secured Creditor, only if, it (or in the case of any Noteholders, the relevant Notes Trustee) is a party to this Agreement or has acceded to this Agreement, in the appropriate capacity, pursuant to Clause 21.2 (Change of Secured Creditors).

“Security” means a mortgage, charge, pledge, lien, security assignment, security transfer of title or other security interest having a similar effect.

“Security Agent’s Spot Rate of Exchange” means, in respect of the conversion of one currency (the “First Currency”) into another currency (the “Second Currency”), the spot rate of exchange for which the Security Agent is able to purchase the Second Currency with the First Currency in the London foreign exchange market at or about 11:00 a.m. (London time) on a particular day, which shall be notified by the Security Agent in accordance with Clause 19.30 (Security Agent’s Spot Rate of Exchange).

“Security Cost” means necessary costs and expenses of any holder of Security in relation to the protection, preservation or enforcement of such Security.

“Security Documents” means:

(a)	each of the Transaction Security Documents and Topco Independent Transaction Security Documents;

(b)	any other document entered into at any time by any of the Debtors, Third Party Security Providers or Topco Independent Obligors creating any guarantee, indemnity, Security or other assurance against financial loss in favour of any of the Secured Parties or Topco Secured Parties as security for any of the Secured Obligations or Topco Independent Secured Obligations; and

(c)	any Security granted under any covenant for further assurance in any of the documents set out in paragraphs (a) and (b) above.

“Security Property” means:

(a)	the Transaction Security expressed to be granted in favour of the Security Agent as agent (and mandatario con rappresentanza) or trustee for the Secured Parties (or pursuant to any joint and several creditorship or parallel debt provisions set out in Clause 19 (The Security Agent)) for the benefit of the Secured Parties and all proceeds of that Transaction Security;

(b)	all obligations expressed to be undertaken by a Debtor or Third Party Security Provider to pay amounts in respect of the Liabilities to the Security Agent as agent (and mandatario con rappresentanza) or trustee for the Secured Parties (or pursuant to any joint and several creditorship or parallel debt provisions set out in Clause 19 (The Security Agent)) and secured by the Transaction Security together with all representations and warranties expressed to be given by a Debtor and Third Party Security Provider in favour of the Security Agent as agent (and mandatario con rappresentanza) or trustee for (or otherwise for the benefit of) the Secured Parties;

(c)	the Security Agent’s interest in any trust fund created pursuant to Clause 10 (Turnover of Receipts);

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(d)	any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Debt Documents to hold as trustee on trust for (or as mandatario con rappresentanza or otherwise for the benefit of) the Secured Parties.

“Senior Acceleration Event” means the Senior Agent exercising any of its rights under paragraph (a) (with reference to all (but not part) of the Total Commitments and the Ancillary Commitments), (b) (with reference to all (but not part) of any Utilisations, together with accrued interest thereon, and all other amounts accrued or outstanding under the Finance Documents), (d) (with reference to all (but not part) of the outstanding amounts under the Letters of Credit) or (f) (with reference to all (but not part) of the Ancillary Facilities) of Clause 28.12 (Acceleration) of the Senior Facilities Agreement or any substantially equivalent provisions to those referred to above in each Permitted Senior Secured Facilities Agreement, as the context requires.

“Senior Agent” means:

(a)	the Original Senior Agent and any other facility agent or any substantially equivalent term under and as defined in the Senior Facilities Agreement;

(b)	any facility agent or any substantially equivalent term under and as defined in any Permitted Senior Secured Facilities Agreement, which has acceded to this Agreement as a Senior Agent pursuant to Clause 20.10 (Accession of Senior Lenders under New Senior Facilities or Super Senior Lenders under New Super Senior Facilities); or

(c)	any facility agent or any substantially equivalent term under and as defined in any Cash Management Facility Document pursuant to Clause 20.11 (Accession of Cash Management Facility Lenders under New Cash Management Facilities), as the context requires.

“Senior Agent Liabilities” means the Agent Liabilities owed by the Debtors and Third Party Security Providers to the Senior Agent or Senior Secured Notes Trustee under or in connection with the Senior Finance Documents or the Senior Secured Notes Finance Documents, as the case may be.

“Senior Arranger” means:

(a)	each Original Senior Arranger; and

(b)	any arranger or any substantially equivalent term under and as defined in any Permitted Senior Secured Facilities Agreement or any Cash Management Facility Document, which has acceded to this Agreement pursuant to Clause 21.8 (Arrangers), as the context requires.

“Senior Arranger Liabilities” means the Arranger Liabilities owed by the Debtors and Third Party Security Providers to any Senior Arranger under or in connection with the Senior Finance Documents.

“Senior Borrower” has the meaning given to:

(a)	the term “Borrower” in the Senior Facilities Agreement;

(b)	any substantially equivalent term to that referred to in paragraph (a) above in each Permitted Senior Secured Facilities Agreement; or

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(c)	any substantially equivalent term to that referred to in paragraph (a) above in each Cash Management Facility Document,

as the context requires.

“Senior Commitment”

(a)	has the meaning given to the term “Commitment” in the Senior Facilities Agreement; or

(b)	has the meaning given in any Permitted Senior Secured Facilities Agreement to a term which is the same or substantially equivalent to the term “Commitment” under and as defined in the Senior Facilities Agreement, as the context requires.

“Senior Credit Participation” means, in relation to a Senior Creditor, the aggregate of:

(a)	prior to the Designation Date:

(i)	its aggregate (drawn and undrawn) Senior Commitments, if any;

(ii)	its aggregate (drawn and undrawn) Cash Management Facility Commitments, if any; and

(iii)	in respect of any hedging transaction of that Senior Creditor under any Hedging Agreement that has, as of the date the calculation is made, been terminated or closed out in accordance with the terms of this Agreement, the amount, if any, payable to it under any Hedging Agreement in respect of that termination or close-out as of the date of termination or close-out (and before taking into account any interest accrued on that amount since the date of termination or close-out) to the extent that amount is unpaid (that amount to be certified by the relevant Senior Creditor and as calculated in accordance with the relevant Hedging Agreement); and

(b)	on and following the Designation Date:

(i)	its aggregate (drawn and undrawn) Senior Commitments, if any;

(ii)	its aggregate (drawn and undrawn) Cash Management Facility Commitments, if any; and

(iii)	in respect of any hedging transaction of that Pari Passu Hedge Counterparty under any Hedging Agreement constituting Pari Passu Hedging Liabilities that has, as of the date the calculation is made, been terminated or closed out in accordance with the terms of this Agreement, the amount, if any, payable to it under any Hedging Agreement constituting Pari Passu Hedging Liabilities in respect of that termination or close-out as of the date of termination or close-out (and before taking into account any interest accrued on that amount since the date of termination or close-out) to the extent that amount is unpaid (that amount to be certified by the relevant Senior Creditor and as calculated in accordance with the relevant Hedging Agreement constituting Pari Passu Hedging Liabilities); and

(c)	(solely to the extent that the later of the Super Senior Discharge Date and the Senior Lender Discharge Date has occurred) in respect of any hedging transaction of that

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Hedge Counterparty under any Hedging Agreement that has, as of the date the calculation is made, not been terminated or closed out:

(i)	if the relevant Hedging Agreement is based on an ISDA Master Agreement the amount, if any, which would be payable to it under that Hedging Agreement in respect of that hedging transaction, if the date on which the calculation is made was deemed to be an Early Termination Date (as defined in the relevant ISDA Master Agreement) for which the relevant Debtor is the Defaulting Party (as defined in the relevant ISDA Master Agreement); or

(ii)	if the relevant Hedging Agreement is not based on an ISDA Master Agreement, the amount, if any, which would be payable to it under that Hedging Agreement in respect of that hedging transaction, if the date on which the calculation is made was deemed to be the date on which an event similar in meaning and effect (under that Hedging Agreement) to an Early Termination Date (as defined in any ISDA Master Agreement) occurred under that Hedging Agreement for which the relevant Debtor is in a position similar in meaning and effect (under that Hedging Agreement) to that of a Defaulting Party (under and as defined in the same ISDA Master Agreement), that amount, in each case in respect of all Hedging Liabilities or (after the Designation Date) Pari Passu Hedging Liabilities, to be certified by the relevant Hedge Counterparty and as calculated in accordance with the relevant Hedging Agreement.

“Senior Creditor Finance Documents” means each of the Senior Facilities Agreement, any Permitted Senior Secured Facilities Agreement, any Cash Management Facility Document, any Permitted Super Senior Secured Facilities Agreement and any Senior Secured Notes Indenture.

“Senior Creditor Representative” means:

(a)	in relation to the Senior Lenders under the Senior Facilities Agreement or any Permitted Senior Secured Facilities Agreement, the relevant Senior Agent;

(b)	in relation to the Super Senior Lenders under any Permitted Super Senior Secured Facilities Agreement, the relevant Super Senior Agent;

(c)	in relation to the Senior Secured Noteholders, the relevant Senior Secured Notes Trustee; and

(d)	in relation to a Cash Management Facility Lender, the relevant Cash Management Facility Agent (if appointed) or other the relevant Cash Management Facility Lender.

“Senior Creditors” means:

(a)	prior to the Designation Date, the Senior Lenders, the Cash Management Facility Lenders and the Hedge Counterparties; and

(b)	on or after the Designation Date, the Senior Lenders, the Cash Management Facility Lenders and the Pari Passu Hedge Counterparties.

“Senior Debt Purchase Transaction”

(a)	has the meaning given to the term “Debt Purchase Transaction” in the Senior Facilities Agreement; or

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(b)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in each Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement,

as the context requires.

“Senior Default” means a Default under the Senior Facilities Agreement, a Permitted Super Senior Secured Facilities Agreement or Permitted Senior Secured Facilities Agreement, as the context requires.

“Senior Discharge Date” means the first date on which all Senior Liabilities have been fully and finally discharged to the satisfaction of the Senior Agent (in the case of the Senior Lender Liabilities), each Cash Management Facility Lender (in respect of its Cash Management Facility Liabilities) (or the relevant Cash Management Facility Agent on its behalf, if appointed) and each Hedge Counterparty (in the case of its Pari Passu Hedging Liabilities), whether or not as the result of an enforcement, and the Senior Creditors (in that capacity) are under no further obligation to provide financial accommodation to any of the Debtors under the Debt Documents.

“Senior Event of Default” means an Event of Default under the Senior Facilities Agreement, a Permitted Super Senior Secured Facilities Agreement or Permitted Senior Secured Facilities Agreement, as the context requires.

“Senior Facilities Agreement” means the senior facilities agreement made between, among others, the Company and the Original Senior Agent on or about the date of this Agreement.

“Senior Facilities Guarantor”

(a)	has the meaning given to the term “Guarantor” in the Senior Facilities Agreement; or

(b)	means each member of the Group which becomes a guarantor of a Senior Facility, Super Senior Facility or Senior Secured Notes in accordance with any Permitted Senior Secured Facilities Agreement, Permitted Super Senior Secured Facilities Agreement or Senior Secured Notes Indenture,

as the context requires.

“Senior Facility”

(a)	has the meaning given to the term “Facility” in the Senior Facilities Agreement; or

(b)	has the meaning given in any Permitted Senior Secured Facilities Agreement to a term which is the same or substantially equivalent to the term “Facility” under and as defined in the Senior Facilities Agreement, as the context requires.

“Senior Finance Documents”

(a)	has the meaning given to the term “Finance Document” in the Senior Facilities Agreement; or

(b)	has the meaning given in any Permitted Senior Secured Facilities Agreement or Cash Management Facility Document to a term which is the same or substantially equivalent to the term “Finance Document” under and as defined in the Senior Facilities Agreement,

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as the context requires.

“Senior Finance Party”

(a)	has the meaning given to the term “Finance Party” in the Senior Facilities Agreement; or

(b)	has the meaning given in any Permitted Senior Secured Facilities Agreement or Cash Management Facility Document to a term which is the same or substantially equivalent to the term “Finance Party” under and as defined in the Senior Facilities Agreement, as the context requires.

“Senior Lender Discharge Date” means the first date on which all Senior Lender Liabilities have been fully and finally discharged to the satisfaction of the Senior Agent, whether or not as the result of an enforcement, and the Senior Lenders (in that capacity) are under no further obligation to provide financial accommodation to any of the Debtors under any of the Debt Documents.

“Senior Lender Liabilities” means the Liabilities owed by the Debtors and the Third Party Security Providers to the Senior Lenders under or in connection with the Senior Finance Documents, including, for the avoidance of doubt, any such Liabilities in connection with any Additional Facility incurred under the Senior Facilities Agreement or any Permitted Senior Secured Facilities Agreement.

“Senior Lenders”

(a)	means each Original Senior Lender;

(b)	means each “Lender”, “Issuing Bank” and “Ancillary Lender” as defined in the Senior Facilities Agreement; or

(c)	has the meaning given in any Permitted Senior Secured Facilities Agreement to any term which is the same or substantially equivalent to any of the terms “Lender”, “Issuing Bank” or “Ancillary Lender” under and as defined in the Senior Facilities Agreement, in each case as the context requires.

“Senior Liabilities” means:

(a)	prior to the Designation Date, the Senior Lender Liabilities, the Cash Management Facility Liabilities and the Hedging Liabilities; or

(b)	on or after the Designation Date, the Senior Lender Liabilities, the Cash Management Facility Liabilities and the Pari Passu Hedging Liabilities.

“Senior Liabilities Transfer” means a transfer of the Senior Lender Liabilities as described in Clause 3.8 (Option to Purchase: Senior Secured Creditors (Prior to the Designation Date)).

“Senior Mandatory Prepayment” means a mandatory prepayment of any of the Super Senior Lender Liabilities or Senior Lender Liabilities (as applicable) pursuant to clause 11.1 (Illegality), Clause 11.8 (Mandatory Prepayment on Exit) or Clause 11.9 (Disposal) of the Senior Facilities Agreement or otherwise made pursuant to any other provision requiring a mandatory prepayment of the Senior Facilities Agreement or any substantially equivalent or other provision requiring a mandatory prepayment in each Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement, as the context requires.

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“Senior Payment Default” means an Event of Default under Clause 28.1 (Payment Default) of the Senior Facilities Agreement (or any substantially equivalent provision in each Permitted Senior Secured Facilities Agreement or any Permitted Super Senior Secured Facilities Agreement, as the context requires) in respect of an amount: (a) constituting principal, interest or fees; or (b) otherwise exceeding €1,000,000 (or its equivalent in other currencies).

“Senior Secured Creditor” means, at any time, the Senior Creditors, the Super Senior Creditors and the Senior Secured Notes Creditors at such time.

“Senior Secured Creditor Liabilities” means the Senior Lender Liabilities, the Super Senior Lender Liabilities, the Cash Management Facility Liabilities, the Hedging Liabilities and the Senior Secured Notes Liabilities (and in each case, as the context requires, together with the Agent Liabilities and Arranger Liabilities in respect thereof).

“Senior Secured Creditor Liabilities Transfer” means a transfer of the Senior Lender Liabilities, the Super Senior Lender Liabilities, the Senior Secured Notes Liabilities and the Cash Management Facility Liabilities to the Second Lien Creditors or the Topco Creditors as described in Clause 5.14 (Option to Purchase: Second Lien Creditors) or Clause 6.14 (Option to Purchase: Topco Creditors), as the context requires.

“Senior Secured Credit Participation” means:

(a)	in relation to a Senior Creditor, its Senior Credit Participation; and

(b)	in relation to a Senior Secured Noteholder, the principal amount of outstanding Senior Secured Notes held by that Senior Secured Noteholder.

“Senior Secured Discharge Date” means the first date on which the Senior Discharge Date and the Senior Secured Notes Discharge Date has occurred.

“Senior Secured Event of Default” means a Senior Event of Default, a Cash Management Facility Event of Default or a Senior Secured Notes Event of Default.

“Senior Secured Finance Documents” means the Senior Finance Documents (including any Permitted Senior Secured Facilities Agreement), the Super Senior Finance Documents, the Cash Management Facility Documents, the Hedging Agreements and the Senior Secured Notes Finance Documents.

“Senior Secured Guarantor” means a Senior Facilities Guarantor, a Cash Management Facility Guarantor or a Senior Secured Notes Guarantor.

“Senior Secured Liabilities” means, at any time, the Senior Liabilities, the Super Senior Liabilities and the Senior Secured Notes Liabilities, at such time.

“Senior Secured Noteholders” means the registered holders, from time to time, of the Senior Secured Notes, as determined in accordance with the relevant Senior Secured Notes Indenture.

“Senior Secured Notes” means any notes, securities or other debt instruments issued or to be issued by, or in relation to which a New Debt Financing has been made available to or by, a member of the Group and which are designated as such by the Company (in its discretion) by written notice to each Agent who is a party to this Agreement at such time.

“Senior Secured Notes Acceleration Event” means:

(a)	a Senior Secured Notes Trustee (or any of the Senior Secured Noteholders) exercising any rights to accelerate amounts outstanding under the Senior Secured Notes pursuant to any applicable Senior Secured Notes Indenture; or

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(b)	any Senior Secured Notes Liabilities becoming due and payable by operation of any automatic acceleration provisions in any Senior Secured Notes Finance Documents, in each case, for the avoidance of doubt, not including any declaration that any amount is payable on demand but including the exercise of any right to demand payment of an amount previously placed on demand.

“Senior Secured Notes Creditors” means the Senior Secured Noteholders and each Senior Secured Notes Trustee.

“Senior Secured Notes Default” means a Senior Secured Notes Event of Default or any event or circumstances which would (with the expiry of a grace period, the giving of notice, the making of any determination provided for in the relevant definition of such Senior Secured Notes Event of Default or any combination of the foregoing, provided that any such event or circumstance which requires any determination as to materiality before it may become a Senior Secured Notes Event of Default shall not be a Senior Secured Notes Default until such determination is made) be a Senior Secured Notes Event of Default.

“Senior Secured Notes Discharge Date” means the first date on which all Senior Secured Notes Liabilities have been fully and finally discharged to the satisfaction of each applicable Senior Secured Notes Trustee.

“Senior Secured Notes Event of Default” means an event of default under the relevant Senior Secured Notes Indenture.

“Senior Secured Notes Finance Documents” means the Senior Secured Notes, each Senior Secured Notes Indenture, the Senior Secured Notes Guarantees in respect of the Senior Secured Notes, this Agreement, the Transaction Security Documents and any other document entered into in connection with the Senior Secured Notes (which, for the avoidance of doubt, excludes any document to the extent it sets out rights of the initial purchasers of the Senior Secured Notes (in their capacities as initial purchasers) against any member of the Group) and in each case designated a Senior Secured Notes Finance Document by the Company (in its discretion) by written notice to each Agent who is a party to this Agreement at such time.

“Senior Secured Notes Finance Parties” means any Senior Secured Notes Trustee (acting on behalf of itself and the Senior Secured Noteholders which it represents) and the Security Agent.

“Senior Secured Notes Guarantee” means each guarantee granted by a Senior Secured Notes Guarantor in favour of any Senior Secured Notes Creditor contained in any Senior Secured Notes Finance Document.

“Senior Secured Notes Guarantors” means each member of the Group which becomes a guarantor of Senior Secured Notes in accordance with a Senior Secured Notes Indenture and which is a Guarantor under (and as defined in) the Senior Facilities Agreement or any substantially equivalent provision in any Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement, as the context requires.

“Senior Secured Notes Indenture” means any indenture or indentures, trust deed, deed of covenant and/or any agency agreement (and related terms and conditions) (as applicable) pursuant to which any Senior Secured Notes are issued.

“Senior Secured Notes Issue Date” means, in respect of each Senior Secured Notes Indenture, the later of (a) the first date on which a Senior Secured Note is issued pursuant to that Senior Secured Notes Indenture; and (b) (to the extent such Notes constitute a New Debt Financing) the Effective Date in relation thereto.

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“Senior Secured Notes Liabilities” means all present and future moneys, debts and liabilities due, owing or incurred by the Debtors and the Third Party Security Providers to any Senior Secured Notes Finance Party or Senior Secured Noteholder under or in connection with the Senior Secured Notes or the Senior Secured Notes Finance Documents (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise) provided that the definition of “Senior Secured Notes Liabilities” shall not include the Senior Secured Notes Trustee Amounts.

“Senior Secured Notes Mandatory Prepayment” means a mandatory prepayment, repurchase or redemption (including any requirement to make an offer to repurchase) of any of the Senior Secured Notes Liabilities which is of the same type as a Senior Mandatory Prepayment or otherwise made pursuant to the Senior Secured Notes Finance Documents.

“Senior Secured Notes Proceeds Loan” means any loan made by the issuer of any Senior Secured Notes (which is designated for the purposes of this definition by the Company (in its discretion) by written notice to each Agent who is a party to this Agreement at such time and not including, for the avoidance of doubt, the Company) to a member of the Group for the purposes of on lending the proceeds of any Senior Secured Notes together with any additional or replacement loan made on substantially the same terms.

“Senior Secured Notes Proceeds Loan Agreement” means a loan agreement, instrument or other agreement (if any) documenting a Senior Secured Notes Proceeds Loan.

“Senior Secured Notes Proceeds Loan Lender” means each lender under a Senior Secured Notes Proceeds Loan Agreement that has entered into a Creditor/Agent Accession Undertaking as a Senior Secured Notes Proceeds Loan Lender.

“Senior Secured Notes Proceeds Loan Liabilities” means the Liabilities owed under any Senior Secured Notes Proceeds Loan Agreement.

“Senior Secured Notes Trustee” means any person acting as trustee or agent under any issue of Senior Secured Notes and which accedes to this Agreement pursuant to Clause 21.15 (Accession of Senior Secured Notes Trustee).

“Senior Secured Notes Trustee Amounts” means, in relation to a Senior Secured Notes Trustee, amounts payable to that Senior Secured Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee under the Senior Secured Notes Finance Documents, any provisions (including indemnity provisions) for fees, costs and expenses in favour of that Senior Secured Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee contained in the Senior Secured Notes Finance Documents, all compensation for services provided by that Senior Secured Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee which is payable to that Senior Secured Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee pursuant to the terms of the Senior Secured Notes Finance Documents and all out-of-pocket costs and expenses (including VAT where applicable) properly incurred (including reimbursement for expenses incurred) by that Senior Secured Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee in carrying out its duties or performing any service pursuant to the terms of the Senior Secured Notes Finance Documents, including, without limitation:

(a)	compensation for the costs and expenses of the collection by that Senior Secured Notes Trustee of any amount payable to that Senior Secured Notes Trustee for the benefit of the Senior Secured Noteholders; and

(b)	costs and expenses of that Senior Secured Notes Trustee’s advisers, receivers, delegates, attorneys, agents or appointees,

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but excluding:

(i)	any payment in relation to any unpaid costs and expenses incurred in respect of any litigation initiated by that Senior Secured Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee on behalf of that Senior Secured Notes Trustee against any of the Senior Finance Parties including VAT where applicable; and

(ii)	any payment made directly or indirectly on or in respect of any amounts owing under any Senior Secured Notes (including principal, interest, premium or any other amounts to any of the Senior Secured Noteholders).

“Senior Secured Payment Default” means:

(a)	any Senior Payment Default;

(b)	any Cash Management Facility Payment Default; or

(c)	any Senior Secured Notes Default arising by reason of any non-payment under a Senior Secured Notes Finance Document in respect of an amount: (i) constituting principal or interest (as applicable); or (ii) otherwise exceeding €2,500,000 (or its equivalent in other currencies).

“SFA Cash Collateral” means any cash collateral provided by a Senior Lender or Super Senior Lender to an Issuing Bank pursuant to clause 7.4 (Cash collateral by Non Acceptable L/C Lender and Borrower’s option to provide cash cover) of the Senior Facilities Agreement or any substantially equivalent provision in each Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement, as the context requires.

“SFA Cash Cover”

(a)	has the meaning given to the term “cash cover” in paragraph (h) of clause 1.2 (Construction) of the Senior Facilities Agreement; and

(b)	has the meaning given to any substantially equivalent provision to that referred to in paragraph (a) above in a Permitted Super Senior Secured Facilities Agreement, Permitted Senior Secured Facilities Agreement or Second Lien Facility Agreement,

as the context requires.

“SFA Cash Cover Document” means, in relation to any SFA Cash Cover, any Senior Finance Document, Permitted Super Senior Secured Facilities Agreement or Permitted Senior Secured Facilities Agreement, as the context requires, which creates or evidences, or is expressed to create or evidence, the Security required to be provided over that SFA Cash Cover.

“STLDD Instructing Group” means the Majority Super Senior Creditors or the Majority Senior Secured Creditors, in each case, to the extent such group is entitled to give enforcement instructions under paragraphs (b) to (f) of Clause 13.3 (Enforcement Instructions - Transaction Security) at the relevant time.

“Subordinated Creditors” means the Original Subordinated Creditor and any other person that enters into a Creditor/Agent Accession Undertaking as a Subordinated Creditor (as defined in that Creditor/Agent Accession Undertaking).

“Subordinated Documents” means any agreement providing for the extension of Indebtedness by a Subordinated Creditor to a member of the Topco Group but excluding any amount due to

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an Affiliate of a Subordinated Creditor which is not itself a Subordinated Creditor or a member of the Topco Group, and excluding any Topco Proceeds Loan Agreement.

“Subordinated Liabilities” means all money and liabilities in respect of Indebtedness now or in the future due or owing to any Subordinated Creditor under or in connection with any Subordinated Document in any currency, whether actual or contingent, whether incurred solely or jointly with any other person and whether as principal or surety, together with all accruing interests and all related costs, charges and expenses but excluding any amount due to an Affiliate of a Subordinated Creditor which is not itself a Subordinated Creditor or a member of the Topco Group, and excluding any Topco Proceeds Loan Liabilities.

“Subsidiary”

(a)	has the meaning given in the Senior Facilities Agreement; or

(b)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in each Permitted Senior Secured Facilities Agreement, Permitted Super Senior Secured Facilities Agreement or Second Lien Facility Agreement,

as the context requires.

“Super Senior Acceleration Event” means on and after the Designation Date, the creditor representative in relation to any Super Senior Facility exercising any equivalent rights under any equivalent provision(s) of the relevant Permitted Super Senior Secured Facilities Agreement which is similar in meaning and effect as the Senior Acceleration Event.

“Super Senior Agent” means, on and after the Designation Date, “Agent” or any substantially equivalent term under and as defined in any Permitted Super Senior Secured Facilities Agreement and which has acceded to this Agreement as a Super Senior Agent of the Super Senior Lenders pursuant to Clause 21.10 (Accession of Senior Lenders under New Senior Facilities or Super Senior Lenders under New Super Senior Facilities) or pursuant to Clause 21.11 (Accession of Cash Management Facility Lenders under New Cash Management Facilities).

“Super Senior Agent Liabilities” means, on and after the Designation Date, the Agent Liabilities owed by the Debtors and Third Party Security Providers to the Super Senior Agent under or in connection with the Super Senior Finance Documents.

“Super Senior Arranger” means, on and after the Designation Date, “Arranger” or any substantially equivalent term under and as defined in any Permitted Super Senior Secured Facilities Agreement, which has acceded to this Agreement as a Super Senior Arranger pursuant to Clause 21.8 (Arrangers).

“Super Senior Arranger Liabilities” means, on and after the Designation Date, the Arranger Liabilities owed by the Debtors and Third Party Security Providers to any Super Senior Arranger under or in connection with the Super Senior Finance Documents.

“Super Senior Borrower” means, on and after the Designation Date, “Borrower” or any substantially equivalent term under and as defined in any Permitted Super Senior Secured Facilities Agreement.

“Super Senior Cash Cover” means “cash cover” under and as defined in any Permitted Super Senior Secured Facilities Agreement.

“Super Senior Cash Cover Document” means, in relation to any Super Senior Cash Cover, any Permitted Super Senior Secured Facilities Agreement, which creates or evidences, or is

47

expressed to create or evidence, the Security required to be provided over that Super Senior Cash Cover.

“Super Senior Commitment” means, on and after the Designation Date, “Commitment” or any substantially equivalent term under and as defined in any Permitted Super Senior Secured Facilities Agreement.

“Super Senior Credit Participation” means, on and after the Designation Date, in relation to a Super Senior Creditor, the aggregate of:

(a)

(i)	its aggregate (drawn and undrawn) Super Senior Commitments, if any; and

(ii)	in respect of any hedging transaction of that Super Senior Hedge Counterparty under any Hedging Agreement constituting Super Senior Hedging Liabilities that has, as of the date the calculation is made, been terminated or closed out in accordance with the terms of this Agreement, the amount, if any, payable to it under any Hedging Agreement constituting Super Senior Hedging Liabilities in respect of that termination or close-out as of the date of termination or close-out (and before taking into account any interest accrued on that amount since the date of termination or close-out) to the extent that amount is unpaid (that amount to be certified by the relevant Super Senior Hedge Counterparty and as calculated in accordance with the relevant Hedging Agreement constituting Super Senior Hedging Liabilities); and

(b)	(solely to the extent the Super Senior Lender Discharge Date has occurred) in respect of any hedging transaction of that Super Senior Hedge Counterparty under any Hedging Agreement constituting Super Senior Hedging Liabilities that has, as of the date the calculation is made, not been terminated or closed out:

(i)	if the relevant Hedging Agreement is based on an ISDA Master Agreement the amount, if any, which would be payable to it under that Hedging Agreement constituting Super Senior Hedging Liabilities in respect of that hedging transaction, if the date on which the calculation is made was deemed to be an Early Termination Date (as defined in the relevant ISDA Master Agreement) for which the relevant Debtor is the Defaulting Party (as defined in the relevant ISDA Master Agreement); or

(ii)	if the relevant Hedging Agreement is not based on an ISDA Master Agreement, the amount, if any, which would be payable to it under that Hedging Agreement constituting Super Senior Hedging Liabilities in respect of that hedging transaction, if the date on which the calculation is made was deemed to be the date on which an event similar in meaning and effect (under that Hedging Agreement) to an Early Termination Date (as defined in any ISDA Master Agreement) occurred under that Hedging Agreement for which the relevant Debtor is in a position similar in meaning and effect (under that Hedging Agreement) to that of a Defaulting Party (under and as defined in the same ISDA Master Agreement), that amount, in each case, in respect of Super Senior Hedging Liabilities to be certified by the relevant Super Senior Hedge Counterparty and as calculated in accordance with the relevant Hedging Agreement.

“Super Senior Creditors” means, on and after the Designation Date, the Super Senior Lenders and the Super Senior Hedge Counterparties.

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“Super Senior Discharge Date” means the first date on which all Super Senior Liabilities have been fully and finally discharged to the satisfaction of the Super Senior Agent (in the case of the Super Senior Lender Liabilities), and each Super Senior Hedge Counterparty (in the case of its Super Senior Hedging Liabilities), whether or not as the result of an enforcement, and the Super Senior Creditors (in that capacity) are under no further obligation to provide financial accommodation to any of the Debtors under the Debt Documents.

“Super Senior Facilities Guarantor” means, on and after the Designation Date, “Guarantor” or any substantially equivalent term under and as defined in any Permitted Super Senior Secured Facilities Agreement.

“Super Senior Facility” means, on and after the Designation Date, “Facility” or any substantially equivalent term under and as defined in any Permitted Super Senior Secured Facilities Agreement.

“Super Senior Finance Documents” means, on and after the Designation Date, “Finance Document” or any substantially equivalent term under and as defined in any Permitted Super Senior Secured Facilities Agreement.

“Super Senior Finance Party” means, on and after the Designation Date, “Finance Party” or any substantially equivalent term under and as defined in any Permitted Super Senior Secured Facilities Agreement.

“Super Senior Hedge Counterparty” means, on and after the Designation Date, each Hedge Counterparty to the extent it is owed Super Senior Hedging Liabilities.

“Super Senior Hedge Transfer” means a transfer to the Senior Secured Noteholders (or to a nominee or nominees of the Senior Secured Noteholders) of each Hedging Agreement together with:

(a)	all the rights and benefits in respect of the Super Senior Hedging Liabilities owed by the Debtors and Third Party Security Providers to each Super Senior Hedge Counterparty; and

(b)	all the Hedge Counterparty Obligations owed by each Super Senior Hedge Counterparty to the Debtors and Third Party Security Providers,

in accordance with Clause 21.3 (Accession or Change of Hedge Counterparty) as described in, and subject to Clause 3.11 (Super Senior Hedge Transfer: Senior Secured Creditors).

“Super Senior Hedging Designation Certificate” means a designation certificate substantially in the form set out in Schedule 11 (Form of Super Senior Hedging Designation Certificate).

“Super Senior Hedging Liabilities” means all Liabilities under a Hedging Agreement designated as such by the Company (in its discretion) and which have not been redesignated as Pari Passu Hedging Liabilities, in each case in accordance with Clause 4.17 (Designation of Super Senior Hedging Liabilities).

“Super Senior Lender” means, on and after the Designation Date, each “Lender”, “Issuing Bank” and “Ancillary Lender” or any substantially equivalent term under and as defined in any Permitted Super Senior Secured Facilities Agreement.

“Super Senior Lender Discharge Date” means the first date on which all Super Senior Lender Liabilities have been fully and finally discharged to the satisfaction of the Super Senior Agent, whether or not as the result of an enforcement, and the Super Senior Creditors (in that capacity)

49

are under no further obligation to provide financial accommodation to any of the Debtors under the Debt Documents.

“Super Senior Lender Liabilities” means the Liabilities owed by the Debtors and the Third Party Security Providers to the Super Senior Lenders under or in connection with the Super Senior Finance Documents, including, for the avoidance of doubt, any such Liabilities in connection with any Additional Facility incurred under the Senior Facilities Agreement or any Permitted Super Senior Secured Facilities Agreement.

“Super Senior Liabilities” means the Super Senior Lender Liabilities and the Super Senior Hedging Liabilities.

“Super Senior Liabilities Transfer” means a transfer of the Super Senior Lender Liabilities as described in Clause 3.8 (Option to Purchase: Senior Secured Creditors (Following the Designation Date)).

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax”

(a)	has the meaning given in the Senior Facilities Agreement; or

(b)	has the meaning given to any substantially equivalent provision to that referred to in paragraph (a) above in a Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement or Second Lien Facility Agreement,

as the context requires and “Taxes” shall be construed accordingly.

“Third Parties Rights Act” has the meaning given in paragraph (a) of Clause 1.5 (Third Party Rights).

“Third Party Security Provider” means:

(a)	the Original Third Party Security Provider; or

(b)	any person that is not a member of the Group that has provided Transaction Security over any or all of its assets (including Topco Shared Security) but is not a Debtor in respect of any of the direct Borrowing Liabilities or Guarantee Liabilities of the Secured Obligations to which that Transaction Security relates (other than Topco Liabilities) and which is designated as such by the Company (in its discretion) by written notice to each Agent who is a party to this Agreement at such time, and, in each case, which entity has not ceased to be a Third Party Security Provider in accordance with the terms of this Agreement.

“Topco” means:

(a)	Original Topco; and

(b)	any person that becomes a direct shareholder of the Company and which has acceded to this Agreement as a Topco pursuant to Clause 21.21 (New Topco).

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“Topco Agent” means the facility agent or any substantially equivalent term under and as defined in a Topco Facility Agreement, which has acceded to this Agreement as the Topco Agent pursuant to Clause 21.13 (Accession of Topco Facility Creditors under New Topco Facility).

“Topco Agent Liabilities” means the Agent Liabilities owed by the Debtors and the Third Party Security Providers to the Topco Agent or Topco Notes Trustee under or in connection with the Topco Finance Documents.

“Topco Agreed Security Principles” has the meaning given to the term “Agreed Security Principles” or any substantially equivalent term in a Topco Facility Agreement in relation to Topco Independent Transaction Security.

“Topco Arranger” means any arranger or any substantially equivalent term under and as defined in any Topco Facility Agreement, which has acceded to this Agreement pursuant to Clause 21.8 (Arrangers).

“Topco Arranger Liabilities” means the Arranger Liabilities owed by the Debtors and Third Party Security Providers to any Topco Arranger under or in connection with the Topco Finance Documents.

“Topco Borrower” means:

(a)	Topco; or

(b)	any member of the Group or an Affiliate thereof which is designated as such by the Company (in its discretion) by written notice to each Agent who is a party to this Agreement at such time.

“Topco Commitment” has the meaning given to the term “Commitment” or any substantially equivalent term in a Topco Facility Agreement.

“Topco Creditor Representative” means:

(a)	in relation to the Topco Lenders under any Topco Facility, the relevant Topco Agent; and

(b)	in relation to the Topco Noteholders, the relevant Topco Notes Trustee.

“Topco Creditors” means the Topco Notes Creditors and the Topco Facility Creditors.

“Topco Credit Participation” means:

(a)	in relation to a Topco Lender, the aggregate of its aggregate (drawn and undrawn) Topco Commitments, if any; and

(b)	in relation to a Topco Noteholder, the principal amount of outstanding Topco Notes held by that Topco Noteholder.

“Topco Default” means a Default or any substantially equivalent term under a Topco Facility Agreement or a Topco Notes Default.

“Topco Discharge Date” means the first date on which all Topco Liabilities have been fully and finally discharged to the satisfaction of each Topco Notes Trustee (in the case of the Topco Notes Liabilities) and Topco Agent (in the case of the Topco Facility Liabilities), whether or not as the result of an enforcement, and the Topco Creditors (in that capacity) are under no

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further obligation to provide financial accommodation to any of the Debtors under any of the Debt Documents.

“Topco Enforcement Notice” has the meaning given to it in paragraph (b) of Clause 6.10 (Permitted Topco Enforcement).

“Topco Event of Default” means a Topco Facility Event of Default, a Topco Notes Event of Default or a Topco Proceeds Loan Event of Default.

“Topco Facility” means any credit facility made available to, or in relation to which a New Debt Financing has been made available by or to, a Topco Borrower where any:

(a)	agent of the lenders in respect of the credit facility become a Party as a Topco Agent;

(b)	arranger of the credit facility become a Party as a Topco Arranger; and

(c)	lender in respect of the credit facility has become a Party as a Topco Lender,

in respect of that credit facility pursuant to Clause 21.13 (Accession of Topco Facility Creditors under New Topco Facility) and is designated as such by the Company (in its discretion) by written notice to each Agent who is a party to this Agreement at such time.

“Topco Facility Agreement” means each facility agreement or other document or instrument evidencing the terms of loan, credit or debt facility documenting a Topco Facility, provided that any reference to “Topco Facility Agreement” in this Agreement includes any facilities agreement or agreements under which facilities are made available (each an “Additional Topco Facility Agreement”) and in each case is designated as such by the Company (in its discretion) by written notice to each Agent who is a party to this Agreement at such time, and (unless the context requires otherwise) references in this Agreement to provisions of “the Topco Facility Agreement” shall be construed as including reference to the corresponding provisions (if any) from each Additional Topco Facility Agreement.

“Topco Facility Creditors” means each Topco Creditor Representative in relation to a Topco Facility, each Topco Arranger and each Topco Lender.

“Topco Facility Discharge Date” means the first date on which all Topco Facility Liabilities have been fully and finally discharged to the satisfaction of the relevant Topco Creditor Representative, whether or not as the result of an enforcement, and the Topco Lenders (in that capacity) are under no further obligation to provide financial accommodation to any of the Debtors under the Debt Documents.

“Topco Facility Event of Default” means an Event of Default or any substantially equivalent term under the relevant Topco Facility Agreement.

“Topco Facility Finance Documents” has the meaning given to the term “Finance Document” or any substantially equivalent term in a Topco Facility Agreement.

“Topco Facility Finance Party” has the meaning given to the term “Finance Party” or any substantially equivalent term in a Topco Facility Agreement.

“Topco Facility Guarantor” has the meaning given to the term “Guarantor” or any substantially equivalent term (to the extent such person is a member of the Group) in any Topco Facility Agreement.

“Topco Facility Liabilities” means the Liabilities owed by any Debtor to the Topco Facility Creditors under or in connection with the Topco Finance Documents.

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“Topco Finance Documents” means the Topco Notes Finance Documents and the Topco Facility Finance Documents.

“Topco Finance Party” means a Topco Facility Finance Party and a Topco Notes Finance Party.

“Topco Group” means:

(a)	the Group from time to time; and

(b)	at any time after the incurrence of any Topco Liabilities by a Topco Borrower that is not a member of the Group, such Topco Borrower that is not a member of the Group and each of its Restricted Subsidiaries from time to time.

“Topco Group Liabilities” means the Topco Liabilities and any Topco Proceeds Loan Liabilities.

“Topco Guarantor” means a Topco Facility Guarantor or a Topco Notes Guarantor.

“Topco Independent Obligors” means each Topco Borrower or any of its Affiliates (other than a member of the Group) or any member of the Group that directly holds shares in a Topco Borrower (provided that only such shares and any intercompany loans or other receivables owed to such member of the Group by the relevant Topco Borrower and no other property of that member of the Group may constitute Topco Independent Security Property; and provided further that such shares or receivables are not (or are not required at such time of any designation by the Company of Topco Independent Transaction Security in relation thereto) to be subject to the Transaction Security pursuant to the provisions of any Finance Document) which is designated as such by the Company (in its discretion) by written notice to each Agent who is a party to this Agreement at such time, and, in each case, which entity has not ceased to be a Topco Independent Obligor in accordance with the terms of this Agreement.

“Topco Independent Secured Obligations” means all Liabilities and all other present and future obligations at any time due, owing or incurred by any Topco Independent Obligor to any Topco Secured Party under the Topco Finance Documents (including to the Security Agent under the Parallel Debt pursuant to Clause 19.3 (Parallel Debt (Covenant to Pay the Security Agent)) to the extent recognised under applicable law), both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity.

“Topco Independent Security Property” means:

(a)	Topco Independent Transaction Security expressed to be granted by a Topco Independent Obligor in favour of the Security Agent as agent (and mandatario con rappresentanza) or trustee for the Topco Secured Parties (or a class of Topco Secured Parties) (or pursuant to any joint and several creditorship or parallel debt provisions set out in Clause 19 (The Security Agent)) for the benefit of the Topco Secured Parties (or a class of Topco Secured Parties) and all proceeds of that Topco Independent Transaction Security;

(b)	all obligations expressed to be undertaken by a Topco Independent Obligor to pay amounts in respect of the Topco Liabilities to the Security Agent as agent (and mandatario con rappresentanza) or trustee for the Topco Secured Parties (or a class of Topco Secured Parties) (or pursuant to any joint and several creditorship or parallel debt provisions set out in Clause 19 (The Security Agent)) and secured by the Topco Independent Transaction Security together with all representations and warranties expressed to be given by a Topco Independent Obligor in favour of the Security Agent

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as agent or trustee for (or otherwise for the benefit of) the Topco Secured Parties (or a class of Topco Secured Parties);

(c)	the Security Agent’s interest in any trust fund created pursuant to Clause 10 (Turnover of Receipts); and

(d)	any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Topco Finance Documents to hold as trustee on trust for (or otherwise for the benefit of) the Topco Secured Parties (or a class of Topco Secured Parties), excluding, for the avoidance of doubt, any asset comprising Transaction Security.

“Topco Independent Transaction Security” means any Security over any Topco Independent Security Property which, to the extent legally possible and subject to any Topco Agreed Security Principles and the provisions of this Agreement:

(a)	is created, or expressed to be created, in favour of the Security Agent as agent (and mandatario con rappresentanza) or trustee for the other Topco Secured Parties (or a class of Topco Secured Parties) in respect of the Topco Independent Secured Obligations; or

(b)	in the case of any jurisdiction in which effective Security cannot be granted in favour of the Security Agent as agent (and mandatario con rappresentanza) or trustee for the Topco Secured Parties (or a class of Topco Secured Parties) is created, or expressed to be created, in favour of:

(i)	all the Topco Secured Parties (or a class of Topco Secured Parties) in respect of the Topco Independent Secured Obligations; or

(ii)	the Security Agent under a parallel debt and/or joint and several creditorship structure for the benefit of all the Topco Secured Parties (or a class of Topco Secured Parties) in respect of the Topco Independent Secured Obligations, in each case, subject to Clause 1.8 (Waiver and Termination) and which ranks in the order of priority contemplated in Clause 2.3 (Topco Independent Secured Obligations and Unsecured Liabilities) and arising upon or after the incurrence of any Topco Liabilities and which is designated as such by the Company (in its discretion) by written notice to each Agent who is a party to this Agreement at such time.

“Topco Independent Transaction Security Documents” means any Security Document in relation to Topco Independent Secured Obligations granted by a Topco Independent Obligor and in each case designated as such by the Company by written notice to each Agent who is a party to this Agreement at such time.

“Topco Investor” means Topco and each party that enters into a Creditor/Agent Accession Undertaking as a Topco Investor (as defined in that Creditor/Agent Accession Undertaking).

“Topco Lender Acceleration Event” means the Topco Creditor Representative in relation to any Topco Facility exercising any rights under any equivalent provision(s) of the relevant Topco Facility Agreement which is similar in meaning and effect to a Super Senior Acceleration Event.

“Topco Lenders” means each “Lender” (under, and as defined in, the relevant Topco Facility Agreement).

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“Topco Liabilities” means the Topco Notes Liabilities and the Topco Facility Liabilities.

“Topco Loan Mandatory Prepayment” means a mandatory prepayment of any of the Topco Facility Liabilities which is of the same type as a Senior Mandatory Prepayment or otherwise made pursuant to the Topco Facility Finance Documents.

“Topco Loans” means any loan made under a Topco Facility.

“Topco Noteholders” means the registered holders, from time to time, of the Topco Notes, as determined in accordance with the relevant Topco Notes Indenture.

“Topco Notes” means any notes, securities or other debt instruments issued or to be issued by, or in relation to which a New Debt Financing has been made available by or to, a Topco Borrower and which are designated as such by the Company (in its discretion) by written notice to each Agent who is a party to this Agreement at such time, where any trustee in respect of the notes becomes a Party as a Topco Notes Trustee pursuant to Clause 21.13 (Accession of Topco Facility Creditors under New Topco Facility).

“Topco Notes Acceleration Event” means:

(a)	the Topco Notes Trustee (or any of the Topco Noteholders) exercising any rights to accelerate amounts outstanding under the Topco Notes pursuant to any Topco Notes Indenture; or

(b)	any Topco Notes Liabilities becoming due and payable by operation of any automatic acceleration provisions in any Topco Notes Finance Documents,

in each case, for the avoidance of doubt, not including any declaration that any amount is payable on demand but including the exercise of any right to demand payment of an amount previously placed on demand.

“Topco Notes Creditors” means the Topco Noteholders and each Topco Notes Trustee.

“Topco Notes Default” means a Topco Notes Event of Default or any event which would (with the expiry of a grace period, the giving of notice or the making of any determination provided for in the relevant definition of event of default in the relevant Topco Notes Finance Documents or any combination of the foregoing, provided that any such event or circumstance which requires any determination as to materiality before it becomes a Topco Notes Event of Default shall not be a Topco Notes Default unless that condition is satisfied) be a Topco Notes Event of Default.

“Topco Notes Discharge Date” means the date on which all Topco Notes Liabilities have been fully and finally discharged to the satisfaction of each Topco Notes Trustee.

“Topco Notes Event of Default” means an Event of Default or any substantially equivalent term under the relevant Topco Notes Indenture.

“Topco Notes Finance Documents” means the Topco Notes, each Topco Notes Indenture, the Topco Notes Guarantees in respect of the Topco Notes, this Agreement, the Topco Transaction Security Documents and any other document entered into in connection with the Topco Notes (which, for the avoidance of doubt, excludes any document to the extent it sets out rights of the initial purchasers of the Topco Notes (in their capacities as initial purchasers)) by any member of the Topco Group and in each case designated a Topco Notes Finance Document by the Company by written notice to each Agent who is a party to this Agreement at such time.

“Topco Notes Finance Parties” means any Topco Notes Trustee (on behalf of itself and the Topco Noteholders that it represents) and the Security Agent.

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“Topco Notes Guarantee” means each guarantee by a Topco Notes Guarantor of the obligations of the Topco Borrower under the Topco Notes Finance Documents which contains provisions in relation to payment blockage, subordination and turnover that substantially replicate those provisions of this Agreement relating to each Topco Notes Guarantee or shall be made expressly subject to the provisions of this Agreement in a legally binding manner.

“Topco Notes Guarantors” means each member of the Group which becomes a guarantor of Topco Notes in accordance with a Topco Notes Indenture.

“Topco Notes Indenture” means the indenture or indentures pursuant to which any Topco Notes are issued.

“Topco Notes Issue Date” means, in respect of each Topco Notes Indenture, the later of, (a) the first date on which a Topco Note is issued pursuant to that Topco Notes Indenture; and (b) (to the extent such Notes constitute a New Debt Financing) the Effective Date in relation thereto.

“Topco Notes Liabilities” means all present and future moneys, debts and liabilities due, owing or incurred by the Debtors to any Topco Notes Finance Party or Topco Noteholder under or in connection with the Topco Notes or the Topco Notes Finance Documents (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise) provided that the definition of “Topco Notes Liabilities” shall not include the Topco Notes Trustee Amounts.

“Topco Notes Mandatory Prepayment” means a mandatory prepayment, repurchase or redemption (including any requirement to make an offer to repurchase) of any of the Topco Notes Liabilities which is of the same type as a Senior Mandatory Prepayment or otherwise made pursuant to the Topco Notes Finance Documents.

“Topco Notes Trustee” means any person acting as trustee under any issue of Topco Notes and which accedes to this Agreement pursuant to Clause 21.13 (Accession of Topco Facility Creditors under New Topco Facility).

“Topco Notes Trustee Amounts” means, in relation to a Topco Notes Trustee, amounts payable to that Topco Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee under the Topco Notes Finance Documents, any provisions (including indemnity provisions) for costs and expenses in favour of that Topco Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee contained in the Topco Notes Finance Documents, all compensation for services provided by that Topco Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee which is payable to that Topco Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee pursuant to the terms of the Topco Notes Finance Documents and all out-of-pocket costs and expenses properly incurred by that Topco Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee in carrying out its duties or performing any service pursuant to the terms of the Topco Notes Finance Documents, including, without limitation:

(a)	compensation for the costs and expenses of the collection by that Topco Notes Trustee of any amount payable to that Topco Notes Trustee for the benefit of the Topco Noteholders; and

(b)	costs and expenses of that Topco Notes Trustee’s advisers, receivers, delegates, attorneys, agents or appointees, but excluding:

(i)	any payment in relation to any unpaid costs and expenses incurred in respect of any litigation initiated by that Topco Notes Trustee or any adviser, receiver,

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delegate, attorney, agent or appointee on behalf of that Topco Notes Trustee against any of the Senior Finance Parties including VAT where applicable; and

(ii)	any payment made directly or indirectly on or in respect of any amounts owing under any Topco Notes (including principal, interest, premium or any other amounts to any of the Topco Noteholders).

“Topco Payment Default” means a payment default under the relevant Topco Finance Documents.

“Topco Payment Stop Notice” has the meaning given to that term in Clause 6.3 (Issue of Topco Payment Stop Notice).

“Topco Proceeds Loan” means any loan made by a Topco Investor to the Company for the purposes of on lending the proceeds of any Topco Loans or Topco Notes together with any additional or replacement loan made on substantially the same terms.

“Topco Proceeds Loan Agreement” means a loan agreement, instrument or other agreement documenting a Topco Proceeds Loan.

“Topco Proceeds Loan Event of Default” means an Event of Default under any Topco Proceeds Loan Agreement.

“Topco Proceeds Loan Liabilities” means the Liabilities owed by the Company to a Topco Investor under any Topco Proceeds Loan Agreement.

“Topco Secured Parties” means the Security Agent, each of the Topco Agent, any Receiver or Delegate, the Topco Arrangers and the Topco Creditors from time to time but, in the case of each Topco Agent, Topco Arranger or any Topco Creditor, only if it is a party to this Agreement or has acceded to this Agreement, in the appropriate capacity, pursuant to Clause 21.9 (Creditor/Agent Accession Undertaking).

“Topco Shared Security” means, at any time, the Security created or expressed to be created over any of the following:

(a)	the shares in the Company held by any direct shareholder of the Company;

(b)	all receivables owed by the Company to a Topco Investor, Subordinated Creditor or other Holding Company or shareholder of the Company (including any Topco Proceeds Loan and the Topco Proceeds Loan Liabilities, as applicable);

(c)	the shares in any Topco Borrower which is a member of the Group;

(d)	all receivables owed by a member of the Group under any Topco Proceeds Loan;

(e)	any escrow account relating to the proceeds of any Topco Liabilities; and

(f)	any other assets, not falling within preceding limbs (a) to (e), of a Topco Borrower which is not a member of the Group, and (to the extent that the Company has confirmed to the Security Agent that the granting of such Security in favour of the Topco Shared Security Secured Obligations is expressly permitted by the terms of any applicable Prior Ranking Financing Agreements) of any member of the Group, in each case to the extent provided for by the Topco Finance Documents at any time and in each case designated as Topco Shared Security by the Company (in its discretion) by written notice to each Agent who is a party to this Agreement at such time.

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“Topco Shared Security Secured Obligations” means all Liabilities and all other present and future obligations at any time due, owing or incurred by any member of the Topco Group and by each Debtor and any Third Party Security Provider to any Secured Party under the Secured Debt Documents (including to the Security Agent under the Parallel Debt pursuant to Clause 19.3 (Parallel Debt (Covenant to Pay the Security Agent)) to the extent recognised under applicable law), both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity.

“Topco Standstill Period” has the meaning given to it in Clause 6.11 (Topco Standstill Period).

“Topco Transaction Security Documents” means Topco Independent Transaction Security Documents and the Transaction Security Documents in respect of Topco Shared Security.

“Transaction Security” means any Security from the Group, any Third Party Security Provider and any Topco Shared Security (but excluding for the avoidance of doubt, Topco Independent Transaction Security) in each case which, to the extent legally possible and subject to any Agreed Security Principles and the provisions of this Agreement:

(a)	is created, or expressed to be created, in favour of the Security Agent as agent (and mandatario con rappresentanza) or trustee for the other Secured Parties (or a class of Secured Parties) in respect of the applicable Secured Obligations; or

(b)	in the case of any jurisdiction in which effective Security cannot be granted in favour of the Security Agent as agent (and mandatario con rappresentanza) or trustee for the Secured Parties (or a class of Secured Parties), is created, or expressed to be created, in favour of:

(i)	all the Secured Parties (or a class of Secured Parties) in respect of the applicable Secured Obligations; or

(ii)	(other than for the Security governed by Italian law) the Security Agent under a parallel debt and/or joint and several creditorship structure for the benefit of all the Secured Parties (or a class of Secured Parties) in respect of the applicable Secured Obligations, and in each case subject to Clause 1.8 (Waiver and Termination) and which ranks in the order of priority contemplated in Clause 2.2 (Transaction Security).

“Transaction Security Documents” means any document entered into by any Debtor or Third Party Security Provider creating or expressed to create Transaction Security.

“Transaction Security Secured Obligations” means all Liabilities and all other present and future obligations at any time due, owing or incurred by any member of the Group and by each Debtor and any Third Party Security Provider to any Secured Party (other than a Topco Creditor) under the Secured Debt Documents (other than the Topco Finance Documents) (including to the Security Agent under the Parallel Debt pursuant to Clause 19.3 (Parallel Debt (Covenant to Pay the Security Agent)) to the extent recognised under applicable law), both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity.

“UK” means the United Kingdom.

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

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“Unrestricted Subsidiary” means any Subsidiary of the Company that at the time of determination has been designated as an “Unrestricted Subsidiary” (or an equivalent concept or term) for the purposes of (and in accordance with) all of the Finance Documents (other than any Unsecured Finance Document or (other than for the purposes of the definition of Topco Group) any Topco Facility Agreement or Topco Notes Indenture) or any Subsidiary of an Unrestricted Subsidiary.

“Unsecured Creditors” means any person which accedes to this Agreement as an Unsecured Creditor by executing a Creditor/Agent Accession Undertaking and has not ceased to be an Unsecured Creditor in accordance with this Agreement.

“Unsecured Credit Participation” means, in relation to an Unsecured Creditor, the aggregate amount of:

(a)	its drawn and undrawn commitments under any loan agreement or similar instrument; and

(b)	any notes subscribed for by it under any indenture or similar instrument.

“Unsecured Default” means a Default under an Unsecured Finance Document.

“Unsecured Finance Documents” any document designated as an Unsecured Finance Document in accordance with Clause 21.18 (Accession of Unsecured Facility Creditors).

“Unsecured Guarantor” means any member of the Group that provides a guarantee in favour of any Unsecured Creditor in connection with any Unsecured Finance Documents.

“Unsecured Liabilities” means all present and future moneys, debts and liabilities due, owing or incurred by the Debtors to any Unsecured Creditor under or in connection with the Unsecured Finance Documents (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise).

“Unsecured Payment Default” means a payment default under the relevant Unsecured Finance Documents.

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax as amended (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Write-down and Conversion Powers” means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation other than the UK Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or Affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or

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instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and

(c)	in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or Affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

1.2	Italian Terms

In this Agreement a reference to any of the following in relation to (or to the obligations of) any person incorporated or having its “centre of main interests” (as that term is used in Article 3(1) of the Council Regulation (EC) No 2015/848 of 20 May 2015 on insolvency proceedings (recast), as amended from time to time) in Italy:

(a)	a “liquidation”, “winding up”, “administration” or “dissolution” includes any scioglimento, liquidazione, and any other proceedings or legal concepts similar to the foregoing;

(b)	“insolvency” shall be construed in accordance with article 2, paragraph 1, letter b) (definizioni) of the Italian Crisis and Insolvency Code and/or article 3 of Legislative Decree No. 270 of 8 July 1999 (as amended from time to time) and any other equivalent applicable law provisions in any Relevant Jurisdiction;

(c)	an “insolvency proceeding” includes:

(i)	any voluntary or involuntary liquidation, winding-up, administration or dissolution (other than on a solvent basis), judicial liquidation, bankruptcy (to the extent applicable after 15 July 2022), insolvency, reorganisation, moratorium, compromise, composition or other relief with respect to any person or that person’s debts;

(ii)	any proceeding aimed at seeking the appointment of, or taking possession by a liquidator, commissioner, examiner, receiver, administrative receiver, administrator, insolvency administrator, trustee in bankruptcy, custodian, judicial custodian, conservator or other similar official for any person or for all or any substantial part of that person’s assets; or

(iii)	any procedura concorsuale, including judicial liquidation (liquidazione giudiziale), composition with creditors (concordato preventivo) pursuant to articles 84 and ff. of the Italian Crisis and Insolvency Code, concordato nella liquidazione giudiziale pursuant to articles 240 and ff. of the Italian Crisis and Insolvency Code, forced administrative liquidation (liquidazione coatta amministrativa) pursuant to articles 293 and ff. of the Italian Crisis and

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Insolvency Code, crisis settlement procedure (composizione negoziata della crisi) pursuant to article 12 and ff. of the Italian Crisis and Insolvency Code, restructuring plan (piano attestato di risanamento) pursuant to article 56 of the Italian Crisis and Insolvency Code, assignment for the benefit of creditors (cessione dei beni ai creditori) pursuant to article 1977 of the Italian Civil Code, restructuring agreement (accordo di ristrutturazione dei debiti) under article 57 and ff. of the Italian Crisis and Insolvency Code, accordo di ristrutturazione agevolato pursuant to article 60 of the Italian Crisis and Insolvency Code, accordo di ristrutturazione ad efficacia estesa pursuant to article 61 of the Italian Crisis and Insolvency Code, moratorium agreement (convenzione di moratoria) pursuant to article 62 of the Italian Crisis and Insolvency Code, tax and contributions transaction (transazione su crediti tributari e contributivi) pursuant to article 63 of the Italian Crisis and Insolvency Code, restructuring plan subject to homologation (piano di ristrutturazione soggetto ad omologazione) pursuant to article 64-bis and ff. of the Italian Crisis and Insolvency Code, domanda di accesso ad uno strumento di regolazione della crisi e dell’insolvenza con riserva di deposito di documentazione pursuant to article 44 of the Italian Crisis and Insolvency Code, simplified asset liquidation procedure (concordato semplificato per la liquidazione del patrimonio) pursuant to article 25-sexies and ff. of the Italian Crisis and Insolvency Code, minor composition with creditors (concordato minore) pursuant to article 74 and ff. of the Italian Crisis and Insolvency Code, or amministrazione straordinaria delle grandi imprese in stato di insolvenza under Italian Law No. 270 of 8 July 1999, as amended, or any amministrazione straordinaria under Italian Law No. 39 of 18 February 2004, and any similar arrangements relating to a substantial part of its creditors, and shall be construed so as to include any equivalent or analogous proceedings or legal concepts similar to the foregoing. It being understood that the provisions under the Italian Bankruptcy Law continue to apply with reference to any proceedings commenced before 15 July 2022 and therefore the relevant tools and proceedings are intended to be included herein to the extent applicable;

(d)	a “liquidator”, “commissioner”, “examiner”, “receiver”, “administrative receiver”, “administrator”, “insolvency administrator”, “trustee in bankruptcy”, “custodian”, “judicial custodian”, “conservator” or the like means a curatore, commissario giudiziale, esperto, commissario straordinario, commissario liquidatore, liquidatore and any other person performing the same function of each of the foregoing;

(e)	a “step” or “procedure” taken in connection with insolvency proceedings in respect of any person includes such person formally making a proposal to assign its assets pursuant to article 1977 of the Italian Civil Code (cessione dei beni ai creditori), the approval by such person of the filing of a petition for the appointment of an expert (esperto) for the purposes of a composizione negoziata della crisi pursuant to article 17 and ff. of the Italian Crisis and Insolvency Code, or pursuant to article 40 and ff. of the Italian Crisis and Insolvency Code, or of a domanda di accesso ad uno strumento di regolazione della crisi e dell’insolvenza con riserva di deposito di documentazione pursuant to article 44 of the Italian Crisis and Insolvency Code, or of simplified asset liquidation procedure (concordato semplificato per la liquidazione del patrimonio) pursuant to article 25-sexies and ff. of the Italian Crisis and Insolvency Code, or of minor composition with creditors (concordato minore) pursuant to article 74 and ff. of the Italian Crisis and Insolvency Code, or the appointment of an independent expert (professionista indipendente) for the certification (attestazione) of restructuring arrangements pursuant to article 57, 60 and/or 61 of the Italian Crisis and Insolvency Code, or of moratorium agreement (convenzione di moratoria), or of a tax and contributions transaction (transazione su crediti tributari e contributivi) pursuant to

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article 63 of the Italian Crisis and Insolvency Code, or of a restructuring plan envisaged under article 56 of the Italian Crisis and Insolvency Code or of a plan subject to homologation (piano di ristrutturazione soggetto ad omologazione) pursuant to article 64-bis and ff. of the Italian Crisis and Insolvency Code. It being understood that the provisions under the Italian Bankruptcy Law continue to apply with reference to any proceedings commenced before 15 July 2022 and therefore any filing of documents, any executed agreement or other action adopted in order to activate the relevant tools and proceedings are intended to be included herein to the extent applicable;

(f)	a “lease” includes a contratto di locazione or comodato;

(g)	a “matured obligation” or an “obligation being due” includes any credito liquido ed esigibile and credito scaduto;

(h)	“security” or “lien” includes any pegno, ipoteca, privilegio speciale (including the privilegio speciale created pursuant to Article 46 of the Italian Banking Law, as amended from time to time), cessione del credito in garanzia and any other diritto reale di garanzia or other transactions having the same effect as each of the foregoing;

(i)	a reference to “financial assistance” means unlawful financial assistance within the meaning of articles 2358 and/or 2474 of the Italian Civil Code as applicable;

(j)	a “limited liability company” means società a responsabilità limitata;

(k)	a “joint stock company” means società per azioni;

(l)	an “attachment” includes a pignoramento;

(m)	“gross negligence” (or similar expression) shall be construed as the Italian expression colpa grave; and

(n)	“wilful misconduct” or “wilful breach” (or similar expressions) shall be construed as the Italian expression dolo.

1.3	Dutch terms

In this Agreement, where it relates to a Dutch person or the context so requires, a reference to:

(a)	“The Netherlands” means the European part of the Kingdom of the Netherlands and Dutch means in or of The Netherlands;

(b)	“works council” means each works council (ondernemingsraad) or central or group works council (centrale of groeps ondernemingsraad) having jurisdiction over that person;

(c)	a “necessary action to authorise” includes any action required to comply with the Works Councils Act of The Netherlands (Wet op de ondernemingsraden), followed by a neutral or positive advice (advies) from the works council of that person which, if conditional, contains conditions which can reasonably be complied with and would not cause and are not reasonably likely to cause a breach of any term of any Debt Document to which that person is a party;

(d)	“constitutional documents” means the articles of association (statuten) and deed of incorporation (akte van oprichting) and an up-to-date extract of registration of the Trade Register of the Dutch Chamber of Commerce;

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(e)	a “security interest” or “security” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid);

(f)	a “winding-up”, “administration” or “dissolution” includes declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(g)	a “moratorium” includes surseance van betaling and a “moratorium is declared” includes surseance verleend;

(h)	any “procedure” or “step” taken in connection with insolvency proceedings includes that person having filed a notice under Section 36 of the Tax Collection Act of The Netherlands (Invorderingswet 1990);

(i)	a “liquidator” includes a curator or a beoogd curator;

(j)	an “administrator” includes a bewindvoerder or a beoogd bewindvoerder; and

(k)	an “attachment” includes a beslag.

1.4	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	any Agent, Ancillary Lender, Arranger, Cash Management Facility Agent, Cash Management Facility Arranger, Cash Management Facility Creditor, Cash Management Facility Debtor, Cash Management Facility Guarantor, Cash Management Facility Lender, the Company, Creditor, Debtor, Hedge Counterparty, Third Party Security Provider, Intra-Group Lender, Issuing Bank, Secured Creditor, Secured Party, Security Agent, Second Lien Guarantor, Second Lien Notes Trustee, Second Lien Noteholder, Second Lien Lender, Second Lien Agent, Second Lien Arranger, Senior Agent, Senior Arranger, Senior Borrower, Senior Creditor, Senior Lender, Senior Secured Guarantor, Senior Secured Notes Proceeds Loan Lender, Senior Secured Notes Trustee, Senior Secured Noteholder, Super Senior Agent, Super Senior Arranger, Super Senior Borrower, Super Senior Creditor, Super Senior Facilities Guarantor, Super Senior Hedge Counterparty, Super Senior Lender, Topco Agent, Topco Arranger, Topco Borrower, Topco Creditor, Topco Facility Guarantor, Topco Lender, Topco Notes Guarantor, Topco Investor, Topco Notes Trustee, Topco Noteholder, Subordinated Creditor, Unsecured Creditor, Unsecured Guarantor or (in relation to paragraph (B) below) any other person, shall be construed:

(A)	to be a reference to it in its capacity as such and not in any other capacity; and

(B)	so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as the Security Agent in accordance with this Agreement;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

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(iii)	a “Debt Document” or any other agreement or instrument is (other than a reference to a Debt Document or any other agreement or instrument in original form) a reference to that Debt Document, or other agreement or instrument, as amended, novated, supplemented, extended or restated (however fundamentally) and includes any increase in, addition to or extension of or other change to any facility made available under any such agreement or instrument (in each case to the extent not prohibited by this Agreement);

(iv)	“enforcing” (or any derivation) the Transaction Security or the Topco Independent Transaction Security shall include the appointment of an administrator of a Debtor, a Third Party Security Provider or a Topco Independent Obligor by the Security Agent;

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)	the “original form” of a Debt Document or any other agreement or instrument is a reference to that Debt Document, agreement or instrument as originally entered into and, unless specified otherwise, a reference to the original form of the Senior Facilities Agreement is a reference to the Senior Facilities Agreement entered into on or around the date of this Agreement;

(vii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(viii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(ix)	“shares” or “share capital” includes equivalent ownership interests (and “shareholder” and similar expressions shall be construed accordingly);

(x)	the words “notwithstanding anything to the contrary in this Agreement or any other Debt Document” shall include any provisions in this Agreement or any other Debt Document which are expressed or purport to override any other provisions of this Agreement or any other Debt Document as a condition or otherwise to the taking of any action or step or any transaction;

(xi)	a provision of law is a reference to that provision as amended or re-enacted;

(xii)	any entity into which the Senior Secured Notes Trustee may be merged or converted, or any corporation with which the Senior Secured Notes Trustee may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Senior Secured Notes Trustee shall be a party, or any corporation, including affiliated corporations, to which the Senior Secured Notes Trustee shall sell or otherwise transfer:

(A)	all or substantially all of its assets; or

(B)	all or substantially all of its corporate trust business,

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shall, on the date when the merger, conversion, consolidation or transfer becomes effective and to the extent permitted by any applicable laws become the successor Senior Secured Notes Trustee under this Agreement without the execution or filing of any paper or any further act on the part of the parties to this Agreement, unless otherwise required by the Company, and after the said effective date all references in this Agreement to the Senior Secured Notes Trustee shall be deemed to be references to such successor entity or corporation. Written notice of any such merger, conversion, consolidation or transfer shall be given as soon as reasonably practicable; and

(xiii)	any corporation into which the Security Agent may be merged or converted, or any corporation with which the Security Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Security Agent shall be a party, or any corporation, including affiliated corporations, to which the Security Agent shall sell or otherwise transfer:

(A)	all or substantially all of its assets; or

(B)	all or substantially all of its corporate trust business,

shall, on the date when the merger, conversion, consolidation or transfer becomes effective and to the extent permitted by any applicable laws become the successor Security Agent under this Agreement without the execution or filing of any paper or any further act on the part of the parties to this Agreement, unless otherwise required by the Company, and after the said effective date all references in this Agreement to the Security Agent shall be deemed to be references to such successor corporation. Written notice of any such merger, conversion, consolidation or transfer shall be given as soon as reasonably practicable.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

(d)	“disposal” means any sale, lease, licence, transfer (including any transfer of any property interest in any asset) and any grant of Security or quasi Security or conveyance of or with respect to any asset, undertaking or business.

(e)	An Acceleration Event is “continuing” if it has not been revoked or otherwise ceases to be continuing in accordance with the terms of the relevant Debt Document.

(f)	The right or requirement of any Party to take or not take any action on or following the occurrence of an Insolvency Event shall cease to apply if the relevant Insolvency Event is no longer continuing (unless an Acceleration Event has occurred and is continuing and without prejudice to any action taken or not taken in accordance with the terms of this Agreement while that Insolvency Event is continuing).

(g)	The determination that a Second Lien Payment Stop Notice is “outstanding” is to be made by reference to the provisions of Clause 5.3 (Issue of Second Lien Payment Stop Notice).

(h)	The determination that a Second Lien Standstill Period is “outstanding” is to be made by reference to the provisions of Clause 5.10 (Permitted Second Lien Enforcement).

(i)	The determination that a Topco Payment Stop Notice is “outstanding” is to be made by reference to the provisions of Clause 6.3 (Issue of Topco Payment Stop Notice).

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(j)	The determination that a Topco Standstill Period is “outstanding” is to be made by reference to the provisions of Clause 6.11 (Topco Standstill Period).

(k)	In determining whether or not any Liabilities have been fully and finally discharged, contingent liabilities (such as the risk of clawback flowing from a preference) shall be disregarded by the relevant Agent, Security Agent or otherwise except to the extent that there is a reasonable likelihood that those liabilities will become actual liabilities.

(l)	Any reference in this Agreement to a Debtor, member of the Group or Third Party Security Provider being permitted to make any Payment or take any other action shall include a reference to that Debtor, member of the Group or Third Party Security Provider being permitted to make any arrangement in respect of that Payment or action or take any step, make any payment or enter into any transaction to facilitate or fund the making of that Payment or the taking of that action.

(m)	Notwithstanding anything to the contrary, where any provision of this Agreement refers to or otherwise contemplates any consent, approval, release, waiver, agreement, notification or other step or action (each an “Action”) which may be required from or by any person:

(i)	which is not a Party at such time;

(ii)	in respect of any agreement which is not in existence at such time;

(iii)	in respect of any indebtedness which has not been committed or incurred (or an agreement in relation thereto) at such time; or

(iv)	in respect of Liabilities or Creditors (or other persons) for which the relevant Discharge Date has occurred at or prior to such time or concurrently with any Action coming into effect,

unless otherwise agreed or specified by the Company, that consent, approval, release, waiver, agreement, notification or other step or action shall not be required (or be required from any person that is a party thereto) and no such provision shall, or shall be construed so as to, in any way prohibit or restrict the rights or actions of any member of the Group. Further, for the avoidance of doubt, no references to any agreement which is not in existence (or under which debt obligations have not been actually incurred by a member of the Group) shall, or shall be construed so as to, in any way prohibit or restrict the rights or actions of any member of the Group (and no consent, approval, release, waiver, agreement, notification or other step or action shall be required from any party thereto).

(n)	Where any consent is required under this Agreement from:

(i)	a Senior Lender or Senior Finance Party where such consent is required after the Senior Lender Discharge Date or before any person in such capacity has acceded to this Agreement;

(ii)	a Super Senior Creditor where such consent is required after the Super Senior Discharge Date or before any person in such capacity has acceded to this Agreement;

(iii)	a Cash Management Facility Lender where such consent is required after the Cash Management Facility Discharge Date or before any person in such capacity has acceded to this Agreement;

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(iv)	a Senior Secured Creditor where such consent is required after the Senior Secured Discharge Date or before any person in such capacity has acceded to this Agreement (or any Senior Creditor Representative of any Senior Secured Creditor in such capacity has acceded to this Agreement);

(v)	a Senior Secured Notes Creditor where such consent is required after the Senior Secured Notes Discharge Date or before any person in such capacity has acceded to this Agreement (or any Senior Creditor Representative of any Senior Secured Notes Creditor in such capacity has acceded to this Agreement);

(vi)	a Second Lien Lender or Second Lien Agent where such consent is required after the Second Lien Lender Discharge Date or before any person in such capacity has acceded to this Agreement;

(vii)	a Second Lien Notes Creditor where such consent is required after the Second Lien Notes Discharge Date or before any person in such capacity has acceded to this Agreement (or any Second Lien Creditor Representative of any Second Lien Notes Creditor in such capacity has acceded to this Agreement);

(viii)	a Topco Lender or Topco Finance Party where such consent is required after the Topco Facility Discharge Date or before any person in such capacity has acceded to this Agreement;

(ix)	a Topco Notes Creditor where such consent is required after the Topco Notes Discharge Date or before any person in such capacity has acceded to this Agreement (or any Topco Creditor Representative of any Topco Notes Creditor in such capacity has acceded to this Agreement); or

(x)	an Unsecured Creditor after the Unsecured Liabilities owing to that Unsecured Creditor have been discharged in full or before any person in such capacity has acceded to this Agreement,

such consent requirement will cease to apply.

(o)	References to the Senior Secured Notes Trustee acting on behalf of the Senior Secured Noteholders means such Senior Secured Notes Trustee acting on behalf of the Senior Secured Noteholders which it represents or, if applicable, with the consent of the requisite number of Senior Secured Noteholders required under and in accordance with the applicable Senior Secured Notes Indenture (provided that if the relevant Senior Secured Notes Indenture does not specify a voting threshold for a particular matter, the threshold will be a simple majority of the outstanding principal amount under the Senior Secured Notes Indenture). A Senior Secured Notes Trustee will be entitled to seek instructions from the Senior Secured Noteholders which it represents to the extent required by the applicable Senior Secured Notes Indenture as to any action to be taken by it under this Agreement.

(p)	References to the Second Lien Notes Trustee acting on behalf of the Second Lien Noteholders means such Second Lien Notes Trustee acting on behalf of the Second Lien Noteholders which it represents or, if applicable, with the consent of the requisite number of Second Lien Noteholders required under and in accordance with the applicable Second Lien Notes Indenture (provided that if the relevant Second Lien Notes Indenture does not specify a voting threshold for a particular matter, the threshold will be a simple majority of the outstanding principal amount under the Second Lien Notes Indenture). A Second Lien Notes Trustee will be entitled to seek instructions from the Second Lien Noteholders which it represents to the extent required by the

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applicable Second Lien Notes Indenture as to any action to be taken by it under this Agreement.

(q)	References to the Topco Notes Trustee acting on behalf of the Topco Noteholders means such Topco Notes Trustee acting on behalf of the Topco Noteholders which it represents or, if applicable, with the consent of the requisite number of Topco Noteholders required under and in accordance with the applicable Topco Notes Indenture (provided that if the relevant Topco Notes Indenture does not specify a voting threshold for a particular matter, the threshold will be a simple majority of the outstanding principal amount under the Topco Notes Indenture). A Topco Notes Trustee will be entitled to seek instructions from the Topco Noteholders which it represents to the extent required by the applicable Topco Notes Indenture as to any action to be taken by it under this Agreement.

(r)	Notwithstanding anything to the contrary in this Agreement or any other Debt Document, nothing in this Agreement or any Debt Document shall prohibit a non-cash contribution of any asset (including, without limitation, any participation, claim, commitment, rights, benefits and/or obligations in respect of any Liabilities and/or any other indebtedness borrowed or issued by any member of the Group from time to time) by a person that is not a member of the Group to the Company, provided that to the extent such transaction results in any indebtedness or claim being outstanding from the Company to any of its direct or indirect shareholders, such indebtedness or claim constitutes Subordinated Liabilities or is otherwise subordinated in accordance with the Finance Documents.

(s)	If the terms of any Debt Document:

(i)	require the relevant Creditors to provide approval (or deemed approval to have been provided) for a particular matter, step or action (for the avoidance of doubt, excluding any such terms which expressly entitle the relevant Creditors to withhold their approval for that matter, step or action) and such approval has been given pursuant to the terms of that Debt Document; or

(ii)	do not seek to regulate a particular matter, step or action (which shall be the case if the relevant matter, step or action is not the subject of an express requirement or restriction in that Debt Document), for the purposes of this Agreement that matter, step or action shall not be prohibited by the terms of that Debt Document.

(t)	In determining whether any indebtedness or other amount (including, without limitation, under any Permitted Senior Secured Facilities Agreement, Permitted Super Senior Secured Facilities Agreement, Second Lien Finance Documents, Topco Finance Documents or Unsecured Finance Documents) is prohibited by the terms of any Debt Document or to the extent any amendment or waiver is sought for or to permit any step or other action, the terms of any Debt Document which:

(i)	relate to any Liabilities which are to be refinanced or otherwise replaced with such indebtedness or other amount or that will be refinanced or otherwise replaced following such step or action for which such amendment or waiver is sought; or

(ii)	will not exist or will cease to be in effect on the date on which such indebtedness or other amount is incurred by a member of the Group or following the taking effect of such amendment or waiver,

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shall not be taken into account (including for the purposes of any vote or consent of any class (including an Instructing Group) for the purposes of any Debt Document in respect of any such amendment or waiver).

(u)	References to any matter being “permitted” under one or more of the Debt Documents shall include references to such matters not being prohibited or otherwise approved under those Debt Documents.

(v)	Any requirement that consent be given under this Agreement shall mean such consent is to be given in writing, which, for the purposes of this Agreement, will be deemed to include any instructions, waivers or consents or provided through any applicable clearance system in accordance with the terms of the relevant Debt Documents.

(w)	Until the relevant proceeds are released from such escrow (or similar or equivalent arrangements), the provisions of this Agreement shall not apply to or create any restriction in respect of any escrow or similar arrangement pursuant to which the proceeds of any Debt Document are subject and this Agreement shall not govern the rights and obligations of the Creditors concerned until such proceeds are released from such escrow or similar arrangement in accordance with its terms.

(x)	Any references to terms in this Agreement that are defined in any Debt Document, (the “Defined Term”) shall include not only the definition but also terms or mechanics which are equivalent or similar to the manner in which such Defined Term is interpreted under this Agreement.

(y)	For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement or any other Debt Document, nothing in this Agreement shall prohibit any debt exchange, non-cash rollover or other similar or equivalent transaction in relation to any Liabilities.

(z)	To the extent any step or action is expressly permitted under this Agreement (or permitted subject to the consent of specified Parties under this Agreement), the Parties hereto agree that such step or action will be permitted under the other Debt Documents (or permitted thereunder subject to the consent of such specified Parties) and if there is any conflict between the terms of, or the requirement for any conditions in, this Agreement and any other Debt Document, the terms of, or the requirement for any conditions in, this Agreement will prevail (save to the extent that to do so would result in or have the effect of any member of the Group contravening any applicable law or regulation, or present a material risk of liability for any member of the Group and/or its directors or officers, or give rise to a material risk of breach of fiduciary or statutory duties), in each case notwithstanding any restriction or prohibition to the contrary, any provision expressed or purported to override any provision of this Agreement or the requirement to fulfil any additional conditions, in each case, in any other Debt Document.

(aa)	To the extent that in this Agreement the consent of any Agent under any Debt Document or the relevant Creditors under any Debt Document is required, then such consent is hereby expressly given to the extent that the matter, step or action requiring approval is not prohibited by the terms of that Debt Document, including for the avoidance of doubt, for the purposes of determining the Instructing Group, the Majority Second Lien Creditors, the Majority Second Lien Lenders, the Majority Super Senior Creditors, the Majority Senior Lenders, the Majority Senior Secured Creditors, the Majority Topco Creditors, the Majority Topco Lenders, the Majority Unsecured Creditors or any other class, group or percentage of any Creditors (including, for the avoidance of doubt, unanimity).

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(bb)	References to any Creditors (or any class, group or percentage of any Creditors (including, for the avoidance of doubt, unanimity)) giving any Consent under this Agreement means (in each case) acting through the applicable Agent, if any, or, as applicable, the Security Agent.

(cc)	Where any defined term in this Agreement refers to the definitions of such term in another document which is to be entered into after the date of this Agreement (any such other document, a “Future Document”) and such Future Document does not contain such definition, the relevant defined term in this Agreement shall be defined by reference to the equivalent term used in the Future Document and if no such equivalent term is used, shall be ignored for the purposes of this Agreement.

(dd)	Any reference to a “Debt Document”, “Borrowing Liabilities”, “Guarantee Liabilities”, “Other Liabilities” or any “Creditor” or other “Party” in respect of a New Debt Financing shall be construed as a reference to that term assuming such New Debt Financing has been so designated and is subject to this Agreement (to the extent such New Debt Financing has been so designated).

(ee)	Any reference to any requirement for any person to accede to this Agreement shall be construed as a reference to such person executing and delivering to the Security Agent a Debtor/Third Party Security Provider/Topco Independent Obligor Accession Undertaking or as the case may be Creditor/Agent Accession Undertaking, provided that (i) notwithstanding anything to the contrary, a member of the Topco Group shall only be required to accede to this Agreement to the extent that the relevant member of the Group becoming a Debtor would not breach any applicable law or present material risk of liability for any member of the Topco Group and/or its officers or directors, or give rise to a material risk of breach of fiduciary or statutory duties; and (ii) in connection with any accession of any Senior Secured Notes Trustee, Second Lien Notes Trustee or Topco Notes Trustee (as the case may be), the Security Agent is authorized to and shall make such changes to the terms of this Agreement relating to the rights and duties of any Senior Secured Notes Trustee, Second Lien Notes Trustee or Topco Notes Trustee (as the case may be) and any other Party as are jointly required by such Senior Secured Notes Trustee, Second Lien Notes Trustee or Topco Notes Trustee (as the case may be) and the Company without the consent of any other Party, in each case provided that such changes would not be materially prejudicial to the interests of the other applicable Parties.

(ff)	To the extent any designated New Debt Financing constitutes an obligation assumed by a member of the Group other than a primary debt claim or borrowing, the restrictions in this Agreement (as applicable) shall only apply to that member of the Group (except as expressly provided herein and except to the extent relating to its obligations as a Debtor or Third Party Security Provider in respect of, or under, any other Debt Document) and only in respect of that New Debt Financing (and not to any other obligations within any relevant Debt Documents), and the other provisions of this Agreement shall be construed accordingly, provided that any permission of any person to make any Payment or take any action, or step in relation to a New Debt Financing under this Agreement shall (to the extent permitted in accordance with the terms of this Agreement) also apply to permit that member of the Group to make directly any such Payment, action or step in relation to the primary debt claim.

(gg)	Any reference to a term, provision, action or step being agreed by the Company shall be construed as any agreement given at any time by the Company in its discretion which refers to the applicable term, provision, action or step and the applicable provision of this Agreement for which such agreement applies.

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(hh)	Nothing in this Agreement or any other Debt Document shall restrict the Company, any Party, any member of the Topco Group, any Topco Borrower (or Holding Company or Affiliate thereof), the Creditors (or any of them) including any providers of a New Debt Financing agreeing the ranking of their respective claims and any other intercreditor arrangements among themselves in documentation separate to this Agreement and entered into solely between such parties (or on their behalf by an Agent).

(ii)	It is agreed by the Parties that any requirement for the Company or any other member of the Topco Group to make any designation, determination, request, direction, confirmation, nomination or other certification to any specified person (including any Creditor, any Agent or Security Agent) for the purposes of any definition in Clause 1.1 (Definitions) or for the purposes of any other provision of this Agreement may (without restricting the eligibility of any other form and unless expressly provided to the contrary in this Agreement) be given in the form of the designation certificate set out in Schedule 10 (Form of Designation Certificate).

(jj)	Notwithstanding anything to the contrary in this Agreement or any other Debt Document (i) no payments made by or amounts received or recovered from a “controlled foreign corporation” (as defined in Section 957(a) of the US Internal Revenue Code) the stock of which is owned (within the meaning of Section 958(a) of the Internal Revenue Code) by a “United States Shareholder” (as defined in Section 951(b) of the US Internal Revenue Code) (a “CFC”) or by an entity substantially all of the assets of which consist of equity interest (or equity interests and indebtedness) of one or more CFCs shall be applied to any obligations of a “United States Person” (as defined in Section 7701(a)(30) of the US Internal Revenue Code and including an entity disregarded as being an entity separate from its owner for US federal income tax purposes if such owner is a “United States Person”); and (ii) in the case of a change, amendment, update or replacement to the legislation described in paragraph (i) above, there shall be no application of payments against the obligations of the Topco Group which have or are reasonably likely to have substantially the same or equivalent effects as those set out in paragraph (i) above, in each case, whether under Clause 16 (Application of Proceeds), Clause 17 (Equalisation), or otherwise.

1.5	Third Party Rights

(a)	Unless expressly provided to the contrary in this Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Rights Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of this Agreement, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)	Any Receiver, Delegate or any other person described in Clause 19.14 (No Proceedings) may, subject to this Clause 1.5 and the Third Parties Rights Act, rely on any Clause of this Agreement which expressly confers rights on it.

(d)	The Third Parties Rights Act shall apply to this Agreement in respect of any Noteholder, which, by holding a Note, as the case may be, has effectively agreed to be bound by the provisions of this Agreement and will be deemed to receive the benefits hereof, and be subject to the terms and conditions hereof, as if such person was a Party hereto. For the purposes of the preceding sentence, upon any such person becoming a Noteholder, that person shall be deemed a Party to this Agreement, provided that such person is deemed to be a Party to this Agreement under the terms of the relevant Notes Indenture. In relation to any amendment or waiver of this Agreement, no such person that is deemed to be a party to this Agreement by virtue of this Clause 1.5 is required

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to consent to or execute any amendment or waiver in order for such amendment or waiver to be effective.

1.6	Creditor Rights prior to relevant Debt Issuance

To the extent that this Agreement grants rights for the benefit of any Secured Party, or Unsecured Creditor, no such rights shall accrue or be enforceable against any other party prior to the incurrence of the relevant indebtedness with respect thereto in such capacity and accession to this Agreement by such party in such capacity.

1.7	Holding Company Debt

Notwithstanding any term of this Agreement, no provision of this Agreement shall (a) regulate, restrict or prohibit a Topco Independent Obligor or any Affiliate that is not a member of the Group from incurring any indebtedness, granting any Security over its assets, providing any guarantees or require such Topco Independent Obligor or any Affiliate that is not a member of the Group to become a party to (or be bound by) the provisions of this Agreement (other than pursuant to Clause 21.20 (New Debtor/New Third Party Security Provider)), or (b) require any creditor in respect of such indebtedness to become a party to (or be bound by) the provisions of this Agreement (other than where such creditor is to be a Secured Party (in such capacity)).

1.8	Waiver and Termination

(a)	Notwithstanding anything to the contrary in this Agreement or any other Debt Document, any Party may, together with exercising any right pursuant to paragraph (f) of Clause 27.1 (Required Consents), unilaterally waive, relinquish, or otherwise release or decline the right to receive or benefit from, any right in relation to a Debt Document, including in relation to Transaction Security, or as the case may be, Topco Independent Transaction Security or any guarantee, indemnity or other assurance against loss in respect of any Liabilities owed to it by a Debtor or Third Party Security Provider with the prior consent of the Company; and by written notice from the Company to each Agent party to this Agreement and the Security Agent at such time (a “Unilateral Waiver”).

(b)	Following a Unilateral Waiver by a Party in accordance with paragraph (a) above, the Security Agent shall (i) be deemed to have unilaterally waived, relinquished, or otherwise released or declined the right to receive or benefit from the same or any substantially equivalent right to the rights subject to such Unilateral Waiver, in connection with any Parallel Debt or other parallel debt and/or joint and several creditorship structure relating to the relevant Liabilities; and (ii) at the request and cost of the Company, take any action or execute any document reasonably requested by the Company which is necessary or desirable to give effect to or evidence the releases and other actions described in this Clause 1.8.

(c)	Any Unilateral Waiver by a Party in accordance with paragraph (a) above shall also be deemed to constitute a waiver of the rights of such Party (and the Security Agent, as relevant) under Clause 16 (Application of Proceeds), Clause 17 (Equalisation) and any other equalisation or loss sharing provisions under any Debt Document in so far as such provisions relate to the rights subject to such Unilateral Waiver, including such that to the extent that the Liabilities of a Creditor would, but for the Unilateral Waiver, have had the benefit of any guarantee, indemnity or other assurance against loss or Transaction Security, or as the case may be, Topco Independent Transaction Security under which Recoveries are received by the Security Agent or other Creditors, that Creditor will not benefit from the application of, or receive any payments in respect of, such Recoveries pursuant to Clause 16 (Application of Proceeds) in respect of those Liabilities; and if, as a result of this paragraph (c), the amount of a payment to a Creditor

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pursuant to Clause 16 (Application of Proceeds) is lower than the amount which would have been so payable to that Creditor if no Unilateral Waiver was given (the difference for that Creditor being its “Shortfall”), for the purposes of Clause 17 (Equalisation) its Senior Secured Exposure, Second Lien Exposure or Topco Exposure (as applicable) will be deemed to be reduced by an amount equal to the Shortfall.

(d)	To the extent that the consent of any Creditor or other Party (in each case other than the Company and each Party granting such Unilateral Waiver) would be required to give effect to any Unilateral Waiver or any other action or matter set out in this Clause 1.8, such Creditor or other Party shall be deemed to have given such consent.

(e)	Notwithstanding anything to the contrary in this Agreement or any other Debt Document:

(i)	no breach of any representation, warranty, undertaking, obligation or other term of (or Default or Event of Default under) a Debt Document shall be deemed or construed to have occurred as a direct or indirect result of a Unilateral Waiver or any actions or steps implemented or taken to give effect to that Unilateral Waiver; and

(ii)	for the purpose of testing or satisfying any requirement (or any qualifier or definition based upon such a requirement) in any Debt Document that any guarantee, indemnity or other assurance against loss or any Transaction Security, or as the case may be, Topco Independent Transaction Security must, to the extent legally possible or subject to the Agreed Security Principles (or both), be given, or expressed to be given, to all Secured Parties in respect of their Liabilities, any Liabilities the subject of a Unilateral Waiver shall be deemed to have been given or expressed to have been given that guarantee, indemnity or other assurance against loss or any Transaction Security, or as the case may be, Topco Independent Transaction Security (as applicable).

1.9	No Investor Recourse

No Secured Creditor will have any recourse to or shall make any claim or demand for payment from any Investor or any other person that is not party to a Finance Document (and to the extent an Investor or any other person is a party to a Finance Document there shall only be recourse to the extent of its liability under the terms of such Finance Document) in respect of any term of any Finance Document, any statements by Investors, or otherwise.

1.10	Personal Liability

Where any natural person gives a certificate or other document or otherwise gives a representation or statement on behalf of any of the parties to the Debt Documents pursuant to any provision thereof and such certificate or other document, representation or statement proves to be incorrect, the individual shall incur no personal liability in consequence of such certificate, other document, representation or statement being incorrect save where such individual acted fraudulently in giving such certificate, other document, representation or statement (in which case any liability of such individual shall be determined in accordance with applicable law) and each such individual may rely on this Clause subject to Clause 1.5 (Third Party Rights) and the provisions of the Third Parties Rights Act.

1.11	Termination

Unless otherwise notified by the Company in writing on or prior to the Final Discharge Date, this Agreement shall terminate in full and cease to have any further effect on the Final Discharge Date.

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2.	RANKING AND PRIORITY

2.1	Creditor Liabilities

Each of the Parties agrees that the Liabilities owed by:

(a)	the Debtors (other than a Debtor that is a Topco Borrower) to the Secured Parties shall rank in right and priority of payment in the following order and are postponed and subordinated to any prior ranking Liabilities as follows:

(i)	first, Liabilities owed to the Security Agent, the Agent Liabilities, the Senior Lender Liabilities, the Super Senior Liabilities, the Senior Secured Notes Liabilities, the Senior Secured Notes Proceeds Loan Liabilities, the Cash Management Facility Liabilities, the Hedging Liabilities, the Second Lien Lender Liabilities and the Second Lien Notes Liabilities (and, in each case, together with the applicable Arranger Liabilities in respect thereof) pari passu and without any preference between them; and

(ii)	second, the Topco Liabilities, (in each case, together with the applicable Arranger Liabilities in respect thereof) and Topco Proceeds Loan Liabilities, pari passu and without any preference between them; and

(b)	the Topco Borrowers to the Secured Parties shall rank pari passu in right and priority of payment and without any preference between them in respect of the Senior Lender Liabilities, the Super Senior Liabilities, the Senior Secured Notes Liabilities, the Cash Management Facility Liabilities, the Hedging Liabilities, the Second Lien Lender Liabilities, the Second Lien Notes Liabilities, the Topco Liabilities, the Topco Proceeds Loan Liabilities, (in each case, together with the applicable Arranger Liabilities and the Agent Liabilities in respect thereof).

2.2	Transaction Security

Each of the Parties agrees that the Transaction Security (irrespective of whether the related Transaction Security Documents are themselves expressed to be first ranking or of any Lower Ranking Security) shall, subject to the terms of this Agreement, rank and secure the applicable Secured Obligations (but only to the extent that such Transaction Security is expressed to secure those Liabilities) in the following order:

(a)	first, the Senior Secured Creditor Liabilities pari passu and without any preference between them;

(b)	second, the Second Lien Liabilities pari passu and without any preference between them; and

(c)	third (to the extent of the Topco Shared Security), the Topco Liabilities pari passu and without any preference between them,

in each case, as applicable, subject to Clause 16.1 (Order of Application - Transaction Security) and without prejudice to Clause 17 (Equalisation).

2.3	Topco Independent Secured Obligations and Unsecured Liabilities

(a)	Each of the Parties agrees that the Topco Independent Transaction Security created pursuant to the Topco Independent Transaction Security Documents (irrespective of whether the related Topco Independent Transaction Security Documents are themselves expressed to be first ranking or of any Lower Ranking Security) shall rank and secure the applicable Topco Independent Secured Obligations pari passu and

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without any preference between them (but only to the extent such Topco Independent Transaction Security is expressed to secure those Liabilities) subject to Clause 16.9 (Order of Application – Topco Independent Transaction Security) and without prejudice to Clause 17 (Equalisation).

(b)	This Agreement does not purport to rank any of the Unsecured Liabilities as between themselves.

2.4	Intra-Group Liabilities

(a)	Each of the Parties agrees that the Intra-Group Liabilities are postponed and subordinated to the Liabilities owed by the Debtors and the Third Party Security Providers to the Secured Parties.

(b)	This Agreement does not purport to rank any of the Intra-Group Liabilities as between themselves.

2.5	Subordinated Liabilities

(a)	Each of the Parties agrees that the Subordinated Liabilities are postponed and subordinated to the Liabilities owed by the Debtors and the Third Party Security Providers to the Secured Parties and the Subordinated Liabilities are postponed and subordinated to the Liabilities owed by the Debtors and the Third Party Security Providers to the Unsecured Creditors and the Intra-Group Lenders.

(b)	This Agreement does not purport to rank any of the Subordinated Liabilities as between themselves.

2.6	Topco Independent Obligors

This Agreement does not rank or restrict the payment by any Topco Independent Obligor (other than a Topco Borrower) of any liabilities of any Topco Independent Obligor (other than a Topco Borrower or another Topco Independent Obligor which is a member of the Group).

2.7	Additional and/or Refinancing Debt

The Creditors hereby acknowledge and agree that the Debtors (or any of them) shall be permitted, subject to Clause 18 (New Debt Financings), to:

(a)	incur or have incurred incremental Borrowing Liabilities and/or Guarantee Liabilities in respect of New Debt Financings including any incremental Borrowing Liabilities; and/or

(b)	refinance, replace or otherwise restructure (in whole or in part from time to time) Borrowing Liabilities (or any other liabilities and obligations subject to the terms of this Agreement from time to time) with the proceeds of such New Debt Financings and/or incur Guarantee Liabilities in respect of any such refinancing, replacement or restructuring of Borrowing Liabilities, Guarantee Liabilities and/or other liabilities, including by way of New Debt Financings, which in any such case is intended to rank pari passu with or in priority to any existing Liabilities and/or share pari passu with or in priority to any existing Security and/or to rank behind any existing Liabilities and/or to share in any existing Security behind such existing Liabilities, provided that, in all cases, the incurring of any indebtedness including any New Debt Financing and the grant of the applicable Security in relation thereto is not prohibited under the Finance Documents. Each Party irrevocably consents and agrees that any such incurrence of indebtedness and the grant of applicable Security in relation thereto is permitted

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to be made by any member of the Group or Third Party Security Provider subject only to the conditions set out in Clause 18 (New Debt Financings) and notwithstanding anything else to the contrary in this Agreement or any other Debt Document.

3.	SENIOR SECURED CREDITOR AND SENIOR SECURED LIABILITIES

3.1	Payments of Senior Secured Creditor Liabilities

(a)	The Debtors and the Third Party Security Providers may make Payments in respect of the Senior Secured Creditor Liabilities at any time provided that, following the occurrence of a Super Senior Acceleration Event, a Senior Acceleration Event, a Senior Secured Notes Acceleration Event or an Insolvency Event, no Debtor or Third Party Security Provider may make Payments of the Senior Secured Creditor Liabilities except from Recoveries distributed in accordance with Clause 16 (Application of Proceeds), provided further that after the Designation Date:

(i)	no such Payment received by a Senior Secured Creditor shall be required to be turned over under Clause 10.2 (Turnover by the Creditors) other than to the extent required by Clause 10.2(b) (Turnover by the Creditors);

(ii)	the Payments prohibited by this Clause will remain owing by the relevant Debtor(s); and

(iii)	nothing in this Clause shall prevent a Senior Secured Creditor from receiving a Payment of Senior Secured Creditor Liabilities from a distribution or dividend out of a Debtor’s assets which are not subject to Transaction Security (pro rata to each unsecured creditor’s claim) made by a liquidator, receiver, administrative receiver, compulsory manager or other similar officer appointed in respect of any Debtor or any of its assets.

(b)	Any failure to make a Payment due under the Senior Secured Finance Documents as a result of this Clause 3.1 shall not prevent the occurrence of an Event of Default as a consequence of that failure to make a Payment in relation to the relevant Senior Secured Finance Document.

3.2	Amendments and Waivers

Subject to Clause 4.6 (Amendments and Waivers: Hedging Agreements), the Senior Secured Creditors, the Debtors and the Third Party Security Providers may amend or waive the terms of the Senior Secured Finance Documents in accordance with their terms (and subject only to any consent required under them) at any time; and nothing in this Agreement or any other Debt Document shall restrict any amendments and waivers made or granted in accordance with Clause 18 (New Debt Financings).

3.3	Security and Guarantees: Senior Secured Creditors

The Senior Secured Creditors may take, accept or receive the benefit of:

(a)	any Security from any member of the Group or from a Third Party Security Provider in respect of the Senior Secured Creditor Liabilities in addition to the Transaction Security if (except for any Security permitted by Clause 3.4 (Security: Ancillary Lenders, Issuing Banks and Cash Management Facility Lenders) or the terms of the Finance Documents) and to the extent legally possible and subject to any Agreed Security Principles, at the same time it is also offered either:

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(i)	to the Security Agent as agent, “mandatario con rappresentanza”, which may be appointed as such by any “rappresentante” pursuant to article 2414-bis of the Italian Civil Code or trustee for the other Priority Secured Parties (or applicable class thereof) (and if such Transaction Security relates to Topco Shared Security, the Topco Creditors (or applicable class thereof)) in respect of their Liabilities; or

(ii)	in the case of any jurisdiction in which effective Security cannot be granted in favour of the Security Agent as agent (and as mandatario con rappresentanza) or trustee for the Priority Secured Parties (or applicable class thereof) (and, if applicable, the Topco Creditors):

(A)	to the other Priority Secured Parties (or applicable class thereof) (and if such Transaction Security relates to Topco Shared Security, the Topco Creditors (or applicable class thereof)) in respect of their Liabilities; or

(B)	(to the extent recognised under applicable law, and in any event other than for Transaction Security governed by Italian law) to the Security Agent under a parallel debt structure, joint and several creditor structure or agency structure for the benefit of the other Priority Secured Parties (or applicable class thereof) (and if such Transaction Security relates to Topco Shared Security, the Topco Creditors (or applicable class thereof)), and ranks in the same order of priority as that contemplated in Clause 2.2 (Transaction Security), provided that all amounts received or recovered by any Senior Secured Creditor with respect to such Security are immediately paid to the Security Agent and held and applied in accordance with Clause 16 (Application of Proceeds);

(b)	any guarantee, indemnity or other assurance against loss from any member of the Group or from a Third Party Security Provider in respect of the Senior Secured Creditor Liabilities, in addition to those in:

(i)	the original form of Senior Facilities Agreement, any Permitted Senior Secured Facilities Agreement, any Permitted Super Senior Secured Facilities Agreement, any Senior Secured Notes Indenture or any Cash Management Facility Document;

(ii)	this Agreement; or

(iii)	any Common Assurance,

if (except for any guarantee, indemnity or other assurance against loss permitted under Clause 3.4 (Security: Ancillary Lenders, Issuing Banks and Cash Management Facility Lenders) (or applicable class thereof) or the terms of the Finance Documents) and to the extent legally possible and subject to any Agreed Security Principles, the other Priority Secured Parties (or applicable class thereof) already benefit from such a guarantee, indemnity or other assurance against loss or at the same time it is also offered to the other Priority Secured Parties (or applicable class thereof) in respect of their Liabilities and ranks in the same order of priority as that contemplated in Clause 2 (Ranking and Priority) and, prior to the Designation Date, all amounts received or recovered by any Senior Secured Creditor with respect to such guarantee, indemnity or other assurance against loss are immediately paid to the Security Agent and held and applied in accordance with Clause 16 (Application of Proceeds); and

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(c)	any Security, guarantee, indemnity or other assurance against loss from any member of the Topco Group:

(i)	in connection with any escrow or similar or equivalent arrangements entered into in respect of amounts which are being held (or will be held) by a person which is not a member of the Topco Group prior to release of those amounts to a member of the Topco Group;

(ii)	in connection with any actual or proposed defeasance, redemption, prepayment, repayment, purchase or other discharge of any Secured Liabilities (in each case provided that such defeasance, redemption, prepayment, repayment, purchase or other discharge is not prohibited by the terms of this Agreement); or

(iii)	as otherwise permitted by another provision of this Agreement (including Clause 3.4 (Security: Ancillary Lenders, Issuing Banks and Cash Management Facility Lenders), Clause 4.7 (Security: Hedge Counterparties) and Clause 18.4 (Acquired Person or Asset)).

3.4	Security: Ancillary Lenders, Issuing Banks and Cash Management Facility Lenders

No Ancillary Lender, Issuing Bank or Cash Management Facility Lender will, unless the prior consent of the Majority Senior Lenders under the applicable agreement is obtained, take, accept or receive from any member of the Group or, from a Third Party Security Provider the benefit of any Security, guarantee, indemnity or other assurance against loss in respect of any of the Liabilities owed to it other than:

(a)	the Transaction Security;

(b)	each guarantee, indemnity or other assurance against loss contained in:

(i)	the original form of Senior Facilities Agreement or any substantially equivalent provision in a Permitted Senior Secured Facilities Agreement, Cash Management Facility Document, or Permitted Super Senior Secured Facilities Agreement;

(ii)	this Agreement; or

(iii)	any Common Assurance;

(c)	guarantees, indemnities and assurances against loss contained in the Ancillary Documents no greater in extent than any of those referred to in paragraph (b) above;

(d)	guarantees, indemnities and assurances against loss contained in the Cash Management Facility Finance Documents no greater in extent than any of those referred to in paragraph (b) above;

(e)	guarantees, indemnities and assurances against loss issued to the Issuing Bank or any SFA Cash Cover, in each case, permitted under the Senior Facilities Agreement or any Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement relating to any Ancillary Facility or for any Letter of Credit;

(f)	any Cash Management Facility Cash Cover permitted under the Cash Management Facility Finance Documents relating to any Cash Management Facility or for any Cash Management Facility LC issued by the Cash Management Facility Lender;

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(g)	the indemnities or any netting or set-off arrangement contained in an ISDA Master Agreement (in the case of a Hedging Ancillary Document which is based on an ISDA Master Agreement) or any indemnities or any netting or set-off arrangements which are similar in meaning and effect to those indemnities, netting or set-off arrangements (in the case of a Hedging Ancillary Document which is not based on an ISDA Master Agreement);

(h)	any Security, guarantee, indemnity or other assurance against loss giving effect to, or arising as a result of the effect of, any netting or set-off arrangement relating to the Ancillary Facilities for the purpose of netting debit and credit balances arising under the Ancillary Facilities;

(i)	any Security, guarantee, indemnity or other assurance against loss giving effect to, or arising as a result of the effect of, any netting or set-off arrangement relating to any Cash Management Facility for the purpose of netting debit and credit balances arising under the Cash Management Facilities; or

(j)	any Security, guarantee, indemnity or other assurance against loss permitted under Clause 3.3 (Security and Guarantees: Senior Secured Creditors) or Clause 18.4 (Acquired Person or Asset).

3.5	Restriction on Enforcement: Senior Lenders, Super Senior Lenders and Senior Secured Notes Creditors

No Senior Secured Creditor may take any Enforcement Action under paragraph (c), (d) or (e) of that definition without the prior written consent of an Instructing Group.

3.6	Restriction on Enforcement: Ancillary Lenders, Issuing Banks and Cash Management Facility Lenders

Subject to Clause 3.7 (Permitted Enforcement: Ancillary Lenders, Issuing Banks and Cash Management Facility Lenders), so long as any of the Senior Liabilities or Super Senior Liabilities (other than any Liabilities owed to the Ancillary Lenders, Issuing Banks or the Cash Management Facility Lenders) are or may be outstanding, neither the Ancillary Lenders, the Issuing Banks nor the Cash Management Facility Creditors shall be entitled to take any Enforcement Action in respect of any of the Liabilities owed to it.

3.7	Permitted Enforcement: Ancillary Lenders, Issuing Banks and Cash Management Facility Lenders

(a)	The Ancillary Lenders, Issuing Banks and Cash Management Facility Lenders may take Enforcement Action if:

(i)	at the same time as, or prior to, that action, Enforcement Action has been taken in respect of the Super Senior Lender Liabilities or the Senior Lender Liabilities (excluding the Liabilities owing to Ancillary Lenders and the Issuing Banks), in which case the Ancillary Lenders, the Issuing Banks and the Cash Management Facility Creditors may take the same Enforcement Action as has been taken in respect of those Super Senior Lender Liabilities or Senior Lender Liabilities;

(ii)	that action is expressly contemplated by, and can be taken by the Ancillary Lenders and Issuing Banks under, the Senior Facilities Agreement or any Permitted Senior Secured Facilities Agreement or any Permitted Super Senior Secured Facilities Agreement (including under clause 9.4 (Repayment of Ancillary Facility or Fronted Ancillary Facility) of the Senior Facilities

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Agreement or any substantially equivalent provision in any Permitted Senior Secured Facilities Agreement or any Permitted Super Senior Secured Facilities Agreement (as the context requires)) or Clause 3.4 (Security: Ancillary Lenders, Issuing Banks and Cash Management Facility Lenders);

(iii)	the action is contemplated by, and can be taken by the Cash Management Facility Creditors under Clause 3.4 (Security: Ancillary Lenders, Issuing Banks and Cash Management Facility Lenders);

(iv)	that Enforcement Action is taken in respect of SFA Cash Cover which has been provided in accordance with the Senior Facilities Agreement or any Permitted Senior Secured Facilities Agreement or any Permitted Super Senior Secured Facilities Agreement (as the context requires);

(v)	that Enforcement Action is taken in respect of Cash Management Facility Cash Cover which has been provided in accordance with the relevant Cash Management Facility Document;

(vi)	at the same time as or prior to that action, the consent of the applicable Majority Senior Lenders for that Enforcement Action is obtained; or

(vii)	to the extent permitted under applicable law, an Insolvency Event has occurred, in which case after the occurrence of that Insolvency Event, each Ancillary Lender, each Issuing Bank and each Cash Management Facility Creditor shall be entitled (if it has not already done so) to exercise any right it may otherwise have in respect of the relevant Debtor, Material Subsidiary or Third Party Security Provider to:

(A)	accelerate any of that Debtor’s, Material Subsidiary’s or Third Party Security Provider’s Senior Lender Liabilities and/or Cash Management Facility Liabilities (as the context requires) or declare them prematurely due and payable on demand;

(B)	make a demand under any guarantee, indemnity or other assurance against loss given by that Debtor, Material Subsidiary or Third Party Security Provider in respect of any Senior Lender Liabilities and/or Cash Management Facility Liabilities (as the context requires);

(C)	exercise any right of set-off or take or receive any Payment in respect of any Senior Lender Liabilities and/or Cash Management Facility Liabilities (as the context requires) of that Debtor, Material Subsidiary or Third Party Security Provider; or

(D)	claim and prove in the liquidation, administration or other insolvency proceedings of that Debtor, Material Subsidiary or Third Party Security Provider for the Senior Lender Liabilities and/or Cash Management Facility Liabilities (as the context requires) owing to it.

(b)	Clause 3.6 (Restriction on Enforcement: Ancillary Lenders, Issuing Banks and Cash Management Facility Lenders) shall not restrict any right of an Ancillary Lender or Cash Management Facility Creditor (as the context requires) to net or set-off in relation to a Multi-account Overdraft Facility, in accordance with the terms of the Senior Facilities Agreement, any Permitted Super Senior Secured Facilities Agreement, any Permitted Senior Secured Facilities Agreement or Cash Management Facility Document (as the context requires), to the extent that the netting or set-off represents a

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reduction from the Gross Outstandings of that Multi-account Overdraft Facility to or towards an amount equal to its Net Outstandings.

3.8	Option to Purchase: Senior Secured Creditors (Prior to the Designation Date)

(a)	Prior to the Designation Date and subject to paragraphs (b) and (c) below, a Senior Agent and/or a Senior Secured Notes Trustee (on behalf of one or more of the Senior Secured Creditors) (the “Purchasing Senior Secured Creditors”) may after the occurrence of a Distress Event, by giving not less than ten (10) days’ prior written notice to the Security Agent, require the transfer to the Purchasing Senior Secured Creditors (or to a nominee or nominees), in accordance with Clause 21.2 (Change of Secured Creditors), of all, but not part, of the rights, benefits and obligations in respect of the Senior Lender Liabilities if:

(i)	that transfer is lawful and subject to paragraph (ii) below, otherwise permitted by the terms of the applicable Senior Finance Documents;

(ii)	any conditions relating to such a transfer contained in the applicable Senior Finance Documents, as applicable, are complied with, other than:

(A)	any requirement to obtain the consent of, or consult with, any Debtor, Third Party Security Provider or other member of the Group relating to such transfer, which consent or consultation shall not be required; and

(B)	to the extent the Purchasing Senior Secured Creditors (acting as a whole) provide cash cover for any Letter of Credit, the consent of the relevant Issuing Bank relating to such transfer;

(iii)	the Senior Agent(s), on behalf of the Senior Lenders, is paid an amount equal to the aggregate of:

(A)	any amounts provided as cash cover by the Purchasing Senior Secured Creditors for any Letter of Credit (as envisaged in paragraph (ii)(B) above as applicable);

(B)	all of the Senior Lender Liabilities at that time (whether or not due), including all amounts that would have been payable under the Senior Finance Documents if the Senior Facilities were being prepaid by the relevant Debtors on the date of that payment; and

(C)	all costs and expenses (including legal fees) incurred by the Senior Agent(s) and/or the Senior Lenders as a consequence of giving effect to that transfer.

(iv)	as a result of that transfer the Senior Lenders have no further actual or contingent liability to any Debtor under the Senior Finance Documents;

(v)	an indemnity is provided from (or on behalf of) the Purchasing Senior Secured Creditors (but, for the avoidance of doubt, this does not include a Senior Secured Notes Trustee) (or from another third party acceptable to all the Senior Lenders) in a form reasonably satisfactory to each Senior Lender in respect of all losses which may be sustained or incurred by each Senior Lender in consequence of any sum received or recovered by any Senior Lender from any person being required (or it being alleged that it is required) to be paid back by or clawed back from any Senior Lender for any reason; and

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(vi)	the transfer is made without recourse to, or representation or warranty from, the Senior Lenders.

(b)	Subject to paragraph (b) of Clause 3.9 (Hedge Transfer: Senior Secured Creditors (Prior to the Designation Date)), a Senior Agent and/or Senior Secured Notes Trustee (as applicable and on behalf of the Purchasing Senior Secured Creditors) may only require a Senior Liabilities Transfer if, at the same time, they require a Hedge Transfer in accordance with Clause 3.9 (Hedge Transfer: Senior Secured Creditors (Prior to the Designation Date)) and if, for any reason, a Hedge Transfer cannot be made in accordance with Clause 3.9 (Hedge Transfer: Senior Secured Creditors (Prior to the Designation Date)), no Senior Liabilities Transfer may be required to be made. If more than one Purchasing Senior Secured Creditor wishes to exercise the option to purchase the Senior Lender Liabilities in accordance with paragraph (a) above, each such Purchasing Senior Secured Creditor shall acquire the Senior Lender Liabilities pro rata, in the proportion that its Credit Participation bears to the aggregate Credit Participations of all the Purchasing Senior Secured Creditors. Any Purchasing Senior Secured Creditors wishing to exercise the option to purchase the Senior Lender Liabilities shall inform the Senior Creditor Representatives in accordance with the terms of the Senior Secured Finance Documents, who will determine (consulting with each other as required) the appropriate share of the Senior Lender Liabilities to be acquired by each such Purchasing Senior Secured Creditor and who shall inform each such Purchasing Senior Secured Creditor accordingly. Furthermore, the Senior Creditor Representative(s) (as applicable) shall promptly inform the Senior Creditor Representatives of the Senior Lenders and the relevant Hedge Counterparties of the Purchasing Senior Secured Creditors’ intention to exercise the option to purchase the Senior Lender Liabilities.

(c)	At the request of the Senior Creditor Representative(s) (on behalf of all the Purchasing Senior Secured Creditors):

(i)	the Senior Agent(s) shall notify the Purchasing Senior Secured Creditors of:

(A)	the sum of the amounts described in paragraphs (a)(iii)(B) and (a)(iii)(C) above; and

(B)	the amount of each Letter of Credit for which cash cover is to be provided by all the Purchasing Senior Secured Creditors (acting as a whole).

3.9	Hedge Transfer: Senior Secured Creditors (Prior to the Designation Date)

(a)	Prior to the Designation Date, a Senior Creditor Representative (on behalf of the Purchasing Senior Secured Creditors, acting as a whole) may, by giving not less than 10 days’ prior written notice to the Security Agent, require a Hedge Transfer:

(i)	if either:

(A)	the Purchasing Senior Secured Creditors require, at the same time, a Senior Liabilities Transfer under Clause 3.8 (Option to Purchase: Senior Secured Creditors (Prior to the Designation Date)); or

(B)	all the Purchasing Senior Secured Creditors require that Hedge Transfer at any time on or after the later of the Senior Lender Discharge Date and the Cash Management Facility Discharge Date; and

(ii)	if:

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(A)	that transfer is lawful and otherwise permitted by the terms of the Hedging Agreements in which case no Debtor, Third Party Security Provider or other member of the Group shall be entitled to withhold its consent to that transfer;

(B)	any conditions (other than the consent of, or any consultation with, any Debtor, Third Party Security Provider or other member of the Group) relating to that transfer contained in the Hedging Agreements are complied with;

(C)	each Hedge Counterparty is paid (in the case of a positive number) or pays (in the case of a negative number) an amount equal to the aggregate of (1) the Hedging Purchase Amount in respect of the hedging transactions under the relevant Hedging Agreement at that time and (2) all costs and expenses (including legal fees) incurred as a consequence of giving effect to that transfer;

(D)	as a result of that transfer, the Hedge Counterparties have no further actual or contingent liability to any Debtor under the Hedging Agreements;

(E)	an indemnity is provided from (or on behalf of) the Purchasing Senior Secured Creditors (but for the avoidance of doubt this does not include a Senior Secured Notes Trustee) which is receiving (or for which a nominee is receiving) that transfer (or from another third party acceptable to the relevant Hedge Counterparty) in a form reasonably satisfactory to the relevant Hedge Counterparty in respect of all losses which may be sustained or incurred by that Hedge Counterparty in consequence of any sum received or recovered by that Hedge Counterparty being required (or it being alleged that it is required) to be paid back by or clawed back from the Hedge Counterparty for any reason; and

(F)	that transfer is made without recourse to, or representation or warranty from, the relevant Hedge Counterparty, except that the relevant Hedge Counterparty shall be deemed to have represented and warranted on the date of that transfer that it has the corporate power to effect that transfer and it has taken all necessary action to authorise the making by it of that transfer.

(b)	A Senior Creditor Representative (acting on behalf of the Purchasing Senior Secured Creditors) and any Hedge Counterparty may agree (in respect of the Hedging Agreements (or one or more of them) to which that Hedge Counterparty is a party) that a Hedge Transfer required by the Purchasing Senior Secured Creditors pursuant to paragraph (a) above shall not apply to that Hedging Agreement(s) or to the Hedging Liabilities and Hedge Counterparty Obligations under that Hedging Agreement(s).

(c)	If a Senior Creditor Representative is entitled to require a Hedge Transfer under this Clause, the Hedge Counterparties shall, at the request of the Senior Creditor Representative, provide details of the amounts referred to in paragraph (a)(ii)0 above.

3.10	Option to Purchase: Senior Secured Creditors (Following to the Designation Date)

(a)	Prior to the Designation Date and subject to paragraphs (b) and (c) below, a Senior Agent and/or a Senior Secured Notes Trustee (on behalf of one or more of the Senior Secured Creditors) (the “Purchasing Senior Secured Creditors”) may after the

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occurrence of a Distress Event, by giving not less than ten (10) days’ prior written notice to the Security Agent, require the transfer to the Purchasing Senior Secured Creditors (or to a nominee or nominees), in accordance with Clause 21.2 (Change of Secured Creditors), of all, but not part, of the rights, benefits and obligations in respect of the Super Senior Lender Liabilities if:

(i)	that transfer is lawful and subject to paragraph (ii) below, otherwise permitted by the terms of the Senior Facilities Agreement and each Permitted Senior Secured Facilities Agreement;

(ii)	any conditions relating to such a transfer contained in the Senior Facilities Agreement and each Permitted Super Senior Secured Facilities Agreement, as applicable, are complied with, other than:

(A)	any requirement to obtain the consent of, or consult with, any Debtor, Third Party Security Provider or other member of the Group relating to such transfer, which consent or consultation shall not be required; and

(B)	to the extent the Purchasing Senior Secured Creditors (acting as a whole) provide cash cover for any Letter of Credit, the consent of the Relevant Issuing Bank relating to such transfer;

(iii)	the Super Senior Agent, on behalf of the Super Senior Lenders, is paid an amount equal to the aggregate of:

(A)	any amounts provided as cash cover by the Purchasing Senior Secured Creditors for any Letter of Credit (as envisaged in paragraph (ii)(B) above as applicable);

(B)	all of the Super Senior Lender Liabilities at that time (whether or not due), including all amounts that would have been payable under the Senior Facilities Agreement and each Permitted Super Senior Secured Facilities Agreement if the Super Senior Facilities were being prepaid by the relevant Debtors on the date of that payment; and

(C)	all costs and expenses (including legal fees) incurred by the Super Senior Agent and/or the Super Senior Lenders as a consequence of giving effect to that transfer;

(iv)	as a result of that transfer the Super Senior Lenders have no further actual or contingent liability to any Debtor under the Super Senior Finance Documents, except that each Super Senior Lender shall be deemed to have represented and warranted on the date of that transfer that it has the corporate power to effect that transfer and it has taken all necessary action to authorise the making by it of that transfer;

(v)	an indemnity is provided from (or on behalf of) the Purchasing Senior Secured Creditors (but, for the avoidance of doubt, this does not include a Senior Secured Notes Trustee) (or from another third party acceptable to all the Super Senior Lenders) in a form reasonably satisfactory to each Super Senior Lender in respect of all losses which may be sustained or incurred by each Super Senior Lender or in consequence of any sum received or recovered by any Super Senior Lender from any person being required (or it being alleged that it is required) to be paid back by or clawed back from any Super Senior Lender for any reason; and

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(vi)	the transfer is made without recourse to, or representation or warranty from, the Super Senior Lenders.

(b)	Subject to paragraph (b) of Clause 3.11 (Super Senior Hedge Transfer: Senior Secured Creditors), a Senior Agent and/or Senior Secured Notes Trustee (as applicable and on behalf of the Purchasing Senior Secured Creditors) may only require a Super Senior Liabilities Transfer if, at the same time, they require a Super Senior Hedge Transfer in accordance with Clause 3.11 (Super Senior Hedge Transfer: Senior Secured Creditors) and if, for any reason, a Super Senior Hedge Transfer cannot be made in accordance with Clause 3.11 (Super Senior Hedge Transfer: Senior Secured Creditors), no Super Senior Liabilities Transfer may be required to be made. If more than one Purchasing Senior Secured Creditor wishes to exercise the option to purchase the Super Senior Lender Liabilities in accordance with paragraph (a) above, each such Purchasing Senior Secured Creditor shall acquire the Super Senior Lender Liabilities pro rata, in the proportion that its Credit Participation bears to the aggregate Credit Participations of all the Purchasing Senior Secured Creditors. Any Purchasing Senior Secured Creditors wishing to exercise the option to purchase the Super Senior Lender Liabilities shall inform the Senior Creditor Representatives in accordance with the terms of the Senior Secured Finance Documents, who will determine (consulting with each other as required) the appropriate share of the Super Senior Lender Liabilities to be acquired by each such Purchasing Senior Secured Creditor and who shall inform each such Purchasing Senior Secured Creditor accordingly. Furthermore, the Senior Creditor Representative(s) (as applicable) shall promptly inform the Super Senior Agent and the relevant Hedge Counterparties of the Purchasing Senior Secured Creditors’ intention to exercise the option to purchase the Super Senior Lender Liabilities.

(c)	At the request of the Senior Creditor Representative(s) (on behalf of all the Purchasing Senior Secured Creditors) the Super Senior Agent shall notify the Purchasing Senior Secured Creditors of:

(i)	the sum of the amounts described in paragraphs (a)(iii)(B) and (a)(iii)(C) above; and

(ii)	the amount of each Letter of Credit for which cash cover is to be provided by all the Purchasing Senior Secured Creditors (acting as a whole).

3.11	Super Senior Hedge Transfer: Senior Secured Creditors (Following the Designation Date)

(a)	On or after the Designation Date, a Senior Creditor Representative (on behalf of the Purchasing Senior Secured Creditors, acting as a whole) may, by giving not less than ten (10) days’ prior written notice to the Security Agent, require a Super Senior Hedge Transfer:

(i)	if either:

(A)	the Purchasing Senior Secured Creditors require, at the same time, a Super Senior Liabilities Transfer under Clause 3.8 (Option to Purchase: Senior Secured Creditors (Following the Designation Date)); or

(B)	all the Purchasing Senior Secured Creditors require that Super Senior Hedge Transfer at any time on or after the later of the Senior Lender Discharge Date, the Super Senior Discharge Date and the Cash Management Facility Discharge Date; and

(ii)	if:

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(A)	that transfer is lawful and otherwise permitted by the terms of the Hedging Agreements in which case no Debtor, Third Party Security Provider or other member of the Group shall be entitled to withhold its consent to that transfer;

(B)	any conditions (other than the consent of, or any consultation with, any Debtor, Third Party Security Provider or other member of the Group) relating to that transfer contained in the Hedging Agreements are complied with;

(C)	each Super Senior Hedge Counterparty is paid (in the case of a positive number) or pays (in the case of a negative number) an amount equal to the aggregate of (1) the Hedging Purchase Amount in respect of the hedging transactions under the relevant Hedging Agreement at that time and (2) all costs and expenses (including legal fees) incurred as a consequence of giving effect to that transfer;

(D)	as a result of that transfer, the Super Senior Hedge Counterparties have no further actual or contingent liability to any Debtor under the Hedging Agreements;

(E)	an indemnity is provided from (or on behalf of) the Purchasing Senior Secured Creditors (but for the avoidance of doubt this does not include a Senior Secured Notes Trustee) which is receiving (or for which a nominee is receiving) that transfer (or from another third party acceptable to the relevant Super Senior Hedge Counterparty) in a form reasonably satisfactory to the relevant Super Senior Hedge Counterparty in respect of all losses which may be sustained or incurred by that Super Senior Hedge Counterparty in consequence of any sum received or recovered by that Super Senior Hedge Counterparty being required (or it being alleged that it is required) to be paid back by or clawed back from the Super Senior Hedge Counterparty for any reason; and

(F)	that transfer is made without recourse to, or representation or warranty from, the relevant Super Senior Hedge Counterparty, except that the relevant Super Senior Hedge Counterparty shall be deemed to have represented and warranted on the date of that transfer that it has the corporate power to effect that transfer and it has taken all necessary action to authorise the making by it of that transfer.

(b)	A Senior Creditor Representative (acting on behalf of the Purchasing Senior Secured Creditors) and any Super Senior Hedge Counterparty may agree (in respect of the Hedging Agreements (or one or more of them) to which that Super Senior Hedge Counterparty is a party) that a Super Senior Hedge Transfer required by the Purchasing Senior Secured Creditors pursuant to paragraph (a) above shall not apply to that Hedging Agreement(s) or to the Super Senior Hedging Liabilities and Hedge Counterparty Obligations under that Hedging Agreement(s).

(c)	If a Senior Creditor Representative is entitled to require a Super Senior Hedge Transfer under this Clause, the Super Senior Hedge Counterparties shall, at the request of the Senior Secured Notes Trustee, provide details of the amounts referred to in paragraph (a)(ii)(C) above.

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3.12	Cash Management Guarantee

Each Cash Management Facility Guarantor agrees it will be bound by the obligations set out in Schedule 8 (Cash Management Facility Creditors’ Guarantee and Indemnity) unless (i) a substantially similar guarantee is contained in the relevant Cash Management Facility Documents or (ii) otherwise elected by the Company by notice in writing to the Security Agent and the Cash Management Facility Lenders under that Cash Management Facility (or the relevant Cash Management Facility Agent on their behalf, if appointed).

4.	HEDGE COUNTERPARTIES AND HEDGING LIABILITIES

4.1	Identity of Hedge Counterparties

(a)	Subject to paragraph (b) below, no person providing hedging arrangements to any Debtor shall be entitled to share in any of the Transaction Security or in the benefit of any guarantee or indemnity from any member of the Group or a Third Party Security Provider in respect of any of the liabilities arising in relation to those hedging arrangements, nor shall those liabilities be treated as Hedging Liabilities unless that person is or becomes a party to this Agreement as a Hedge Counterparty.

(b)	Paragraph (a) above shall not apply to a Hedging Ancillary Lender.

4.2	Restriction on Payment: Hedging Liabilities

Prior to the later of (a) the Senior Lender Discharge Date and (b) the Senior Secured Notes Discharge Date, neither the Debtors nor the Third Party Security Providers shall, and each shall procure that no other member of the Group will, make any Payment of the Hedging Liabilities at any time unless:

(a)	that Payment is permitted under Clause 4.3 (Permitted Payments: Hedging Liabilities); or

(b)	the taking or receipt of that Payment is permitted under paragraph (c) of Clause 4.9 (Permitted Enforcement: Hedge Counterparties).

4.3	Permitted Payments: Hedging Liabilities

(a)	Subject to paragraph (b) below, the Debtors, the Third Party Security Providers and the other members of the Group shall have the right to make Payments to any Hedge Counterparty in respect of the Hedging Liabilities then due to that Hedge Counterparty under any Hedging Agreement in accordance with the terms of that Hedging Agreement:

(i)	if the Payment is a scheduled Payment arising under the relevant Hedging Agreement (or another ordinary course payment under a Hedging Agreement, including any payment in relation to fees, costs and expenses);

(ii)	to the extent that the relevant Debtor’s,Third Party Security Provider’s and any other member of the Group’s obligation to make the Payment arises as a result of the operation of:

(A)	any of sections 2(d) (Deduction or Withholding for Tax), 2(e) (Default Interest; Other Amounts), 8(a) (Payment in the Contractual Currency), 8(b) (Judgments) and 11 (Expenses) of the 1992 ISDA Master Agreement (if the Hedging Agreement is based on a 1992 ISDA Master Agreement);

(B)	any of sections 2(d) (Deduction or Withholding for Tax), 8(a) (Payment in the Contractual Currency), 8(b) (Judgments), 9(h)(i) (Prior to Early

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Termination) and 11 (Expenses) of the 2002 ISDA Master Agreement (if the relevant Hedging Agreement is based on a 2002 ISDA Master Agreement); or

(C)	any provision of a Hedging Agreement which is similar in meaning and effect to any provision listed in paragraph (A) or (B) above (if that Hedging Agreement is not based on an ISDA Master Agreement);

(iii)	to the extent that the relevant Debtor’s, Third Party Security Provider’s and any other member of the Group’s obligation to make the Payment arises from a Non-Credit Related Close-Out, or that Payment is made at any time prior to a Senior Acceleration Event or a Senior Secured Notes Acceleration Event;

(iv)	to the extent that:

(A)	the relevant Debtor’s,Third Party Security Provider’s and any other member of the Group’s obligation to make the Payment arises from a Credit Related Close-Out in relation to that Hedging Agreement; and

(B)	no Senior Event of Default or Senior Secured Notes Event of Default is continuing at the time of that Payment;

(v)	if the Payment is a Payment pursuant to Clause 16.1 (Order of Application - Transaction Security);

(vi)	subject to Clause 4.13 (On or After Senior Lender Discharge Date/Senior Secured Notes Discharge Date), if the Majority Senior Secured Creditors and Majority Super Senior Creditors give prior consent to the Payment being made; or

(vii)	if, at any time prior to a Distress Event, the Payment arises directly or indirectly as a result of any close-out, termination or other similar or equivalent action by a member of the Group provided that, if applicable, the Company has certified to the relevant Hedge Counterparty that the termination or close-out would not result in a breach of any minimum hedging requirements under any Finance Documents.

(b)	No Payment may be made to a Hedge Counterparty under paragraph (a) above if:

(i)	any scheduled Payment due from that Hedge Counterparty to a Debtor under a Hedging Agreement to which they are both party is due and unpaid; or

(ii)	a Super Senior Acceleration Event, a Senior Acceleration Event, a Senior Secured Notes Acceleration Event, Cash Management Facility Acceleration Event or an Insolvency Event has occurred except from Recoveries distributed in accordance with Clause 16 (Application of Proceeds), unless the consent of the Majority Senior Secured Creditors and Majority Super Senior Creditors is obtained.

(c)	Failure by a Debtor, a Third Party Security Provider or any other member of the Group to make a Payment to a Hedge Counterparty which results solely from the operation of paragraph (b) above shall, without prejudice to Clause 4.4 (Payment Obligations Continue), not result in a default (however described) in respect of that Debtor under that Hedging Agreement or any other Senior Secured Finance Document, Second Lien

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Finance Document, Unsecured Finance Document or Topco Finance Document (as applicable).

(d)	Nothing in this Agreement obliges a Hedge Counterparty to make a payment to a Debtor, Third Party Security Provider or any other member of the Group under a Hedging Agreement to which they are both party if any scheduled Payment due from that Debtor to the Hedge Counterparty under that Hedging Agreement is due and unpaid. For the avoidance of doubt, this provision shall not affect any Payment which is due from a Hedge Counterparty to a Debtor as a result of a Hedging Agreement to which they are both a party being terminated or closed-out.

4.4	Payment Obligations Continue

No Debtor or Third Party Security Provider shall be released from the liability to make any Payment (including of default interest, which shall continue to accrue) under any Debt Document by the operation of Clause 4.2 (Restriction on Payment: Hedging Liabilities) and Clause 4.3 (Permitted Payments: Hedging Liabilities) even if its obligation to make that Payment is restricted at any time by the terms of either of those Clauses.

4.5	No Acquisition of Hedging Liabilities

Without prejudice to Clause 4.6 (Amendments and Waivers: Hedging Agreements), neither the Third Party Security Provider nor the Debtors shall, and each shall procure that no other member of the Group will:

(a)	enter into any Liabilities Acquisition; or

(b)	beneficially own all or any part of the share capital of a company that is party to a Liabilities Acquisition,

in each case pursuant to which payment is made by a member of the Group to a person which is not a member of the Group in respect of Hedging Liabilities, unless:

(i)	subject to Clause 4.13 (On or After Senior Lender Discharge Date/Senior Secured Notes Discharge Date), the prior consent of the Majority Senior Secured Creditors and the Majority Super Senior Creditors is obtained; or

(ii)	the relevant Liabilities Acquisition relates to Hedging Liabilities (or rights, benefits and/or obligations in relation thereto) in respect of which a Payment could be made under Clause 4.3 (Permitted Payments: Hedging Liabilities).

4.6	Amendments and Waivers: Hedging Agreements

(a)	Subject to paragraph (b) below, the Hedge Counterparties may not, at any time, amend or waive any term of the Hedging Agreements.

(b)	A Hedge Counterparty may amend or waive any term of a Hedging Agreement in accordance with the terms of that Hedging Agreement if that amendment or waiver gives rise to an obligation which if satisfied would not result in a breach of another term of this Agreement.

4.7	Security: Hedge Counterparties

The Hedge Counterparties may not take, accept or receive the benefit of any Security, guarantee, indemnity or other assurance against loss from any member of the Group or Third Party Security Provider in respect of the Hedging Liabilities other than:

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(a)	the Transaction Security;

(b)	any guarantee, indemnity or other assurance against loss contained in:

(i)	the original form of Schedule 7 (Hedge Counterparties’ Guarantee and Indemnity) or any substantially equivalent provision in a Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement (as the context requires);

(ii)	this Agreement (other than Schedule 7 (Hedge Counterparties’ Guarantee and Indemnity));

(iii)	any Common Assurance; or

(iv)	the relevant Hedging Agreement (provided that any such guarantee, indemnity or other assurance against loss is no greater in extent than any of those referred to in paragraphs (i) to (iii) above, ignoring for this purpose any limitations applicable to any guarantee, indemnity or other assurance referred to in paragraphs (i) to (iii) above);

(c)	to the extent such Security, guarantee, indemnity or other assurance against loss has (or could have) been granted in compliance with or is as otherwise contemplated by Clause 3.3 (Security and Guarantees: Senior Secured Creditors) or Clause 18.4 (Acquired Person or Asset); and

(d)	the indemnities contained in the ISDA Master Agreements (in the case of a Hedging Agreement which is based on an ISDA Master Agreement) or any indemnities which, in terms of the rights to which they give rise, are similar to those indemnities (in the case of a Hedging Agreement which is not based on an ISDA Master Agreement).

No Security, guarantee, indemnity or other assurance against loss shall be granted by any member of the Group in respect of Excluded Swap Obligations.

4.8	Restriction on Enforcement: Hedge Counterparties

Subject to Clause 4.9 (Permitted Enforcement: Hedge Counterparties) and Clause 4.10 (Required Enforcement: Hedge Counterparties) and without prejudice to each Hedge Counterparty’s rights under Clause 13.3 (Enforcement Instructions – Transaction Security) and Clause 13.4 (Manner of Enforcement – Transaction Security), the Hedge Counterparties shall not take any Enforcement Action in respect of any of the Hedging Liabilities or any of the hedging transactions under any of the Hedging Agreements at any time.

4.9	Permitted Enforcement: Hedge Counterparties

(a)	To the extent it is able to do so under the relevant Hedging Agreement and is not otherwise prohibited by this Agreement, a Hedge Counterparty may terminate or close-out in whole or in part any hedging transaction under and in accordance with the terms of that Hedging Agreement prior to its stated maturity:

(i)	at any time prior to a Distress Event, provided that, if applicable, the Company has certified to that Hedge Counterparty that that termination or close out would not result in a breach of any minimum hedging requirements under any Finance Documents;

(ii)	if a Distress Event has occurred;

(iii)	if:

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(A)	in relation to a Hedging Agreement which is based on the 1992 ISDA Master Agreement:

(1)	an Illegality or Tax Event or Tax Event Upon Merger (each as defined in the 1992 ISDA Master Agreement); or

(2)	an event similar in meaning and effect to a Force Majeure Event (as defined in paragraph (B) below),

has occurred in respect of that Hedging Agreement;

(B)	in relation to a Hedging Agreement which is based on the 2002 ISDA Master Agreement, an Illegality or Tax Event, Tax Event Upon Merger or a Force Majeure Event (each as defined in the 2002 ISDA Master Agreement) has occurred in respect of that Hedging Agreement; or

(C)	in relation to a Hedging Agreement which is not based on an ISDA Master Agreement, any event similar in meaning and effect to an event described in paragraph (A) or (B) above has occurred under and in respect of that Hedging Agreement; and

(iv)	if an Insolvency Event has occurred in relation to a Debtor which is party to that Hedging Agreement;

(v)	subject to Clause 4.13 (On or After Senior Lender Discharge Date/Senior Secured Notes Discharge Date), if the Majority Senior Secured Creditors and Majority Super Senior Creditors give prior consent to that termination or close-out being made; or

(vi)	for the purpose of ensuring the aggregate outstanding notional amount of all hedging entered into by the Group with one or more Hedge Counterparties in respect of any specific indebtedness or exposure does not exceed the maximum aggregate amount of that indebtedness or other exposure from time to time (in each case to the extent agreed by the member of the Group party to that Hedging Agreement either in that Hedging Agreement or otherwise).

(b)	If a Debtor has defaulted on any Payment due under a Hedging Agreement (after allowing any applicable notice or grace periods) and the default has continued unwaived for more than five Business Days after notice of that default has been given to the Security Agent pursuant to paragraph (p) of Clause 24.3 (Notification of Prescribed Events), the relevant Hedge Counterparty:

(i)	may, to the extent it is able to do so under the relevant Hedging Agreement, terminate or close-out in whole or in part any hedging transaction under that Hedging Agreement; and

(ii)	until such time as the Security Agent has given notice to that Hedge Counterparty that the Transaction Security is being enforced (or that any formal steps are being taken to enforce the Transaction Security), shall be entitled to exercise any right it might otherwise have to sue for, commence or join legal or arbitration proceedings against any Debtor to recover any Hedging Liabilities due under that Hedging Agreement.

(c)	To the extent permitted under applicable law, after the occurrence of an Insolvency Event, each Hedge Counterparty shall be entitled to exercise any right it may otherwise have in respect of that Debtor, Material Subsidiary or Third Party Security Provider to:

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(i)	prematurely close-out or terminate any Hedging Liabilities of a member of the Group;

(ii)	make a demand under any guarantee, indemnity or other assurance against loss given by that member of the Group or Third Party Security Provider in respect of any Hedging Liabilities;

(iii)	exercise any right of set-off or take or receive any Payment in respect of any Hedging Liabilities of that member of the Group or Third Party Security Provider; or

(iv)	claim and prove in the liquidation of that member of the Group or Third Party Security Provider for the Hedging Liabilities owing to it.

4.10	Required Enforcement: Hedge Counterparties

(a)	Subject to paragraph (b) below, a Hedge Counterparty shall promptly terminate or close-out in full any hedging transaction under all or any of the Hedging Agreements to which it is party prior to their stated maturity, following:

(i)	the occurrence of a Super Senior Acceleration Event, a Senior Acceleration Event or a Senior Secured Notes Acceleration Event and delivery to it of a notice from the Security Agent that a Super Senior Acceleration Event, a Senior Acceleration Event or Senior Secured Notes Acceleration Event (as applicable) has occurred; and

(ii)	delivery to it of a subsequent notice from the Security Agent (acting on the instructions of an Instructing Group) instructing it to do so.

(b)	Paragraph (a) above shall not apply to the extent that that Senior Acceleration Event, Super Senior Acceleration Event or Senior Secured Notes Acceleration Event (as applicable) occurred as a result of an arrangement made between any Debtor or, as the case may be, Third Party Security Provider and any Secured Creditor or, as the case may be, Unsecured Creditor, with the purpose of bringing about that Super Senior Acceleration Event, Senior Acceleration Event or Senior Secured Notes Acceleration Event (as applicable).

(c)	If a Hedge Counterparty is entitled to terminate or close-out any hedging transaction under paragraph (b) of Clause 4.9 (Permitted Enforcement: Hedge Counterparties) (or would have been able to if that Hedge Counterparty had given the notice referred to in that paragraph) but has not terminated or closed out each such hedging transaction, that Hedge Counterparty shall promptly terminate or close-out in full each such hedging transaction following a request to do so by the Security Agent (acting on the instructions of an Instructing Group).

4.11	Treatment of Payments due to Debtors on Termination of Hedging Transactions

(a)	If, on termination of any hedging transaction under any Hedging Agreement occurring after a Distress Event, a settlement amount or other amount (following the application of any Close-Out Netting, Payment Netting or Inter-Hedging Agreement Netting in respect of that Hedging Agreement) falls due from a Hedge Counterparty to the relevant Debtor, then that amount shall be paid by that Hedge Counterparty to the Security Agent, treated as the proceeds of enforcement of the Transaction Security and applied in accordance with the terms of this Agreement.

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(b)	The payment of that amount by the Hedge Counterparty to the Security Agent in accordance with paragraph (a) above shall discharge the Hedge Counterparty’s obligation to pay that amount to that Debtor.

4.12	Terms of Hedging Agreements

(a)	The Hedge Counterparties (to the extent party to the Hedging Agreement in question) and the Debtors party to the Hedging Agreements shall ensure that, at all times:

(i)	each Hedging Agreement is based either:

(A)	on an ISDA Master Agreement; or

(B)	on another framework agreement which is similar in effect to an ISDA Master Agreement;

(ii)	in the event of a termination of the hedging transaction entered into under a Hedging Agreement, whether as a result of the occurrence of:

(A)	a Termination Event or an Event of Default, each as defined in the relevant Hedging Agreement (where that Hedging Agreement is based on an ISDA Master Agreement); or

(B)	an event similar in meaning and effect to those described in paragraph (A) above (where that Hedging Agreement is not based on an ISDA Master Agreement),

that Hedging Agreement will:

(1)	if it is based on a 1992 ISDA Master Agreement, provide for payments under the “Second Method” and will make no material amendment to section 6(e) (Payments on Early Termination) of the ISDA Master Agreement;

(2)	if it is based on a 2002 ISDA Master Agreement, make no material amendment to the provisions of section 6(e) (Payments on Early Termination) of the ISDA Master Agreement; or

(3)	if it is not based on an ISDA Master Agreement, provide for any other method of determining the amount, if any, payable in respect of that termination, the effect of which is that the party to which that event is referable will be entitled to receive payment under the relevant termination provisions if the net replacement value of all terminated transactions entered into under that Hedging Agreement is in its favour; and

(iii)	each Hedging Agreement shall provide that the relevant Hedge Counterparty will be entitled to designate an Early Termination Date (as defined in the relevant Hedging Agreement) or otherwise be able to terminate each transaction under such Hedging Agreement if so required pursuant to Clause 4.10 (Required Enforcement: Hedge Counterparties).

(b)	Unless otherwise agreed by the Company from time to time:

(i)	each Hedging Agreement shall include only standard ISDA representations and undertakings (and not, for the avoidance of doubt, any additional

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representations and undertakings contained in the Permitted Senior Secured Facilities Agreement), in each case amended as necessary so as to be no more onerous on any member of the Group than the provisions of the Permitted Senior Secured Facilities Agreement;

(ii)	no Hedging Agreement shall contain any events of default (however described) other than the following:

(A)	failure by the member of the Group party to that Hedging Agreement to pay on the due date any amount payable by it under that Hedging Agreement (subject to any applicable grace period);

(B)	the occurrence of a Super Senior Acceleration Event, a Senior Secured Notes Acceleration Event or Senior Acceleration Event which is continuing; and

(C)	the occurrence of an Insolvency Event in relation to the member of the Group which is party to that Hedging Agreement,

provided that, for the avoidance of doubt, a Hedging Agreement may contain standard ISDA termination events relating to illegality, tax events and force majeure;

(iii)	in the event of any refinancing, replacement, increase or other restructuring of all or any part of the Senior Secured Creditor Liabilities, (other than the Hedging Liabilities) (a “Creditor Refinancing”) each Hedge Counterparty shall promptly provide its consent to any amendment to, request under and/or replacement of any Hedging Agreement or other Debt Document required by the Company in order to facilitate that Creditor Refinancing (a “Refinancing Request”), in each case unless such Creditor Refinancing is materially prejudicial to the interests of that Hedge Counterparty (provided that such Creditor Refinancing shall not be considered materially prejudicial if any amended or replacement intercreditor arrangements place that Hedge Counterparty in substantially the same, or a better, position relative to the other Senior Secured Creditors (other than the Hedge Counterparties) as it was in under the intercreditor arrangements existing immediately prior to such amendment or replacement); and

(iv)	in the event that a Hedge Counterparty (1) does not consent to any Refinancing Request (without prejudice to its obligations under sub-paragraph (iii) above) or (2) does not consent to any other amendment or waiver requested by a member of the Group pursuant to Clause 27 (Consents, Amendments and Override) (in each case within the time period specified by the relevant member of the Group for consent to be provided, which shall not be shorter than five Business Days from the date the relevant request is made by a member of the Group), each member of the Group shall be entitled to:

(A)	terminate any hedging arrangements with that Hedge Counterparty (the “Non-Consenting Counterparty”) (and the amount payable to or by the Non-Consenting Counterparty on such early termination shall be calculated on the basis that an Additional Termination Event has occurred and that the relevant member of the Group is the Affected Party or on such other basis as may be agreed by the Non-Consenting Counterparty and the relevant member of the Group); and/or

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(B)	require that any of those arrangements (the “Transferred Arrangements”) be transferred (and the Non-Consenting Counterparty will so transfer) to another person selected by the Company (the “Acquiring Counterparty”) willing to assume the same (with the transfer price payable by the Acquiring Counterparty or, as the case may be, the Non-Consenting Counterparty being equal to the amount that would have been payable to or by the Non-Consenting Counterparty upon the early termination of the Transferred Arrangements under the relevant Hedging Agreements by reason of an Additional Termination Event on the proposed transfer date, and on the basis that the relevant Debtor is the Affected Party or as otherwise agreed by the Non-Consenting Counterparty and the relevant member of the Group), where the terms “Additional Termination Event” and “Affected Parties” as used above shall have the meaning given to them in the relevant Hedging Agreements (or if a Hedging Agreement is not based on an ISDA Master Agreement, such terms shall have the meaning given to the equivalent provisions used in that Hedging Agreement).

Each Hedge Counterparty will, on the request of the Company, as soon as reasonably practical execute any document and/or take such other action as is reasonably required to effect any amendment, replacement, waiver or release of a Hedging Agreement or other Debt Document requested by the Company in accordance with paragraph (iii) above.

(c)	Unless otherwise agreed by the Company from time to time, notwithstanding anything to the contrary in any Debt Document, no default (however described) under the terms of a Hedging Agreement (or the termination of a Hedging Agreement) shall constitute an Event of Default (other than any payment default constituting a Senior Payment Default and/or a cross default).

(d)	Unless otherwise agreed by the Company from time to time, notwithstanding anything to the contrary in any Hedging Agreement, no Hedging Agreement shall prohibit or restrict any action by any member of the Group not prohibited or restricted under the Senior Creditor Finance Documents.

(e)	Unless otherwise agreed by the Company from time to time, any hedging agreement executed by any member of the Group prior to the date on which it became a member of the Group which the Company intends should become a Hedging Agreement (an “Existing Hedging Agreement”) shall be deemed amended by this Agreement to the extent necessary so as to ensure that the terms of such Existing Hedging Agreement comply with the terms of this Agreement in all respects (and the relevant Debtor and the Hedge Counterparty party to such Existing Hedging Agreement each consent and agree to all such amendments by their execution of, or accession to, this Agreement and acknowledge and confirm that the Existing Hedging Agreement will be construed accordingly).

(f)	To the extent that the terms of a Hedging Agreement are inconsistent with the terms of this Agreement, the terms of this Agreement shall prevail.

4.13	On or After Senior Lender Discharge Date/Senior Secured Notes Discharge Date

At any time on or after the later of the Senior Lender Discharge Date and the Senior Secured Notes Discharge Date, any action which is permitted under any of Clause 4.3 (Permitted Payments: Hedging Liabilities), Clause 4.5 (No Acquisition of Hedging Liabilities) or Clause

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4.9 (Permitted Enforcement: Hedge Counterparties) by reason of the consent of the Majority Senior Secured Creditors will only be permitted to the extent that that action would not result in the Group ceasing to be in compliance with any minimum hedging requirements under any Second Lien Finance Document (unless the consent of the Majority Second Lien Creditors is obtained) or Topco Finance Document (unless the consent of the Majority Topco Creditors is obtained).

4.14	Notice and Acknowledgement of Transaction Security

Each Hedge Counterparty, by its entry into this Agreement (or, as the case may be, by its entry into a Creditor/Agent Accession Undertaking as a Hedge Counterparty), acknowledges receipt of notice of assignment pursuant to the applicable Security Documents of the proceeds owing by that Hedge Counterparty to any Debtor pursuant to the Hedging Agreement(s) to which that Hedge Counterparty is a party.

4.15	Novation, Termination and Amendments: Hedging Agreements

Notwithstanding any other Clause in this Agreement, the Debtors and the Hedge Counterparties may terminate, close-out (in whole or in part), amend, assign, novate or otherwise modify any Hedging Agreement (in each case, subject to the terms set out in the relevant Hedging Agreement) in connection with any novation of any hedging arrangements provided that such termination, close-out, amendment, assignment, novation or other modification is not prohibited by the terms of the Debt Documents.

4.16	Hedge Counterparties’ Guarantee and Indemnity

Each Hedging Guarantor agrees that it will be bound by the obligations set out in Schedule 7 (Hedge Counterparties’ Guarantee and Indemnity).

4.17	Designation of Super Senior Hedging Liabilities

(a)	The Company may, from time to time, (to the extent it has confirmed to the Security Agent that such designation is not prohibited by the Finance Documents or this Agreement (but subject always to paragraph (e) of Clause 18.1 (New Debt Financings))) designate (or redesignate or effect the release of any previous designation of) the Hedging Liabilities in whole or in part as Super Senior Hedging Liabilities subject to this Clause 4.17.

(b)	Any designation or redesignation or release of any previous designation of any Hedging Liabilities (whether in whole or in part) by the Company shall only take effect on receipt by the Security Agent (which receipt shall be acknowledged promptly) of a Super Senior Hedging Designation Certificate.

(c)	The Security Agent shall only be required to recognise and give effect to any designation, redesignation or release of any previous designation of Hedging Liabilities requested by the Company following the delivery of a Super Senior Hedging Designation Certificate, to the extent that such Super Senior Hedging Designation Certificate has been duly executed by: (i) the Company; (ii) any Hedge Counterparty in respect of which any Hedging Liabilities have been designated (or redesignated) as Super Senior Hedging Liabilities; and (iii) if applicable, any Hedge Counterparty in respect of which the designation of any Hedging Liabilities as Super Senior Hedging Liabilities is being released.

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5.	SECOND LIEN CREDITORS AND SECOND LIEN LIABILITIES

5.1	Restriction on Payment and Dealings: Second Lien Liabilities

Until the later of the Super Senior Discharge Date and the Senior Secured Discharge Date, neither the Company nor a Third Party Security Provider shall (and the Company shall ensure that no member of the Group will):

(a)	make any Payment of any Second Lien Liabilities;

(b)	exercise any set-off against any Second Lien Liabilities; or

(c)	(except to the extent not prohibited by the Debt Documents) create or permit to subsist any Security over any assets of any member of the Group (or from a Third Party Security Provider over Topco Shared Security) or give any guarantee, indemnity or other assurance against loss (and no Second Lien Creditor Representative or Second Lien Creditor may accept the benefit of any such Security or guarantee, indemnity or other assurance against loss) from any member of the Group or Third Party Security Provider for, or in respect of, any Second Lien Liabilities, in each case except as permitted by Clause 2.7 (Additional and/or Refinancing Debt), Clause 5.2 (Permitted Second Lien Payments), Clause 5.8 (Security and Guarantees: Second Lien Creditors), Clause 5.9 (Restrictions on Enforcement by Second Lien Creditors), Clause 9.5 (Filing of Claims) or Clause 18 (New Debt Financings) (which shall include, for the avoidance of doubt, any permissions under this Clause 5).

5.2	Permitted Second Lien Payments

(a)	Prior to the later of the Super Senior Discharge Date and the Senior Secured Discharge Date, the Company, the Third Party Security Providers and the other members of the Group shall have the right to make Payments to the Second Lien Creditors in respect of the Second Lien Liabilities then due in accordance with the Second Lien Finance Documents:

(i)	if:

(A)	no Second Lien Payment Stop Notice is outstanding;

(B)	no Senior Secured Payment Default has occurred and is continuing; and

(C)	the Payment is of:

(1)	any amount of principal or capitalised interest in respect of the Second Lien Liabilities which is not prohibited by the Prior Ranking Financing Agreements or, to the extent prohibited, the Required Senior Consent has been obtained for any Payment;

(2)	any other amounts (including all scheduled interest payments (including, if applicable, special interest (or liquidated damages)) and default interest on the Second Lien Liabilities) accrued and payable but not included in paragraph 5.2(a)(i)(C)(1) above in accordance with the terms of the relevant Second Lien Finance Document (as at the date of issue of the same or as amended in accordance with the terms of this Agreement and the other Debt Documents), additional amounts payable as a result of the tax-gross up provisions relating to the Second Lien Liabilities and amounts in respect of currency indemnities in any Second Lien Finance Document;

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(3)	made in pursuance of a debt buy-back programme in relation to Second Lien Liabilities that was established with the approval of the Majority Senior Secured Creditors and the Majority Super Senior Creditors; or

(4)	of any amount due under any syndication strategy letter relating to any Second Lien Facility Agreement or any Second Lien Notes Indenture (as applicable);

(ii)	if, notwithstanding that a Second Lien Payment Stop Notice is outstanding and/or (other than in respect of paragraph (L) below) a Senior Secured Payment Default has occurred and is continuing and irrespective of whether a Super Senior Acceleration Event, a Senior Acceleration Event or a Senior Secured Notes Acceleration Event has occurred, the Payment is (without double counting any equivalent applicable basket in any Debt Document but whether or not permitted by the Debt Documents):

(A)	of any amount due under the original form of any fee letter(s) relating to any Second Lien Finance Documents but in any case only with respect to ongoing fees;

(B)	in respect of commercially reasonable advisory fees and professional fees, costs or expenses for restructuring advice and valuations (including legal advice and the advice of other appropriate financial and/or restructuring advisors) and any fees, costs or expenses of the relevant Second Lien Creditor Representative not covered by paragraph (A) above in an amount not exceeding €1,500,000 in aggregate, but excluding any fees, costs or expenses incurred in connection with any current, threatened or pending litigation against any Senior Secured Creditor or any Affiliate of any Senior Secured Creditor;

(C)	of any Second Lien Agent Liabilities;

(D)	of any Security Costs;

(E)	of any costs, commissions, taxes, premiums, amendment, fees (including any original issue discount and other consent and/or waiver fees) and any expenses incurred in respect of (or reasonably incidental to) the Second Lien Finance Documents (including in relation to any reporting or listing requirements under the Second Lien Finance Documents);

(F)	of any other amount not exceeding €2,500,000 (or its equivalent in other currencies) in aggregate in any 12 month period;

(G)	of the Second Lien Liabilities outstanding which would have been payable but for the issue of a Second Lien Payment Stop Notice (which has since expired and where no new Second Lien Payment Stop Notice is outstanding) which has been capitalised and added to the principal amount of the Second Lien Liabilities or where that amount is outstanding as a result of the accrual of cash interest payable in respect of the Second Lien Liabilities during a period when a Second Lien Payment Stop Notice was outstanding or any other amount referred to in paragraph (a)(i)(C) above provided that no such Payment may be

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made if any Material Event of Default is continuing or would occur as a result of making such Payment;

(H)	for so long as either a Senior Secured Event of Default or a Second Lien Event of Default is continuing, of all or part of the Second Lien Liabilities as a result of those Second Lien Liabilities being released or otherwise discharged solely in consideration for the issues of shares in any Holding Company of the Company (each a “Second Lien Debt for Equity Swap”), provided that (x) no cash or cash equivalent payment is made in respect of the Second Lien Liabilities, (y) it does not result in a Change of Control under and as defined in the Senior Facilities Agreement, any Permitted Senior Secured Facilities Agreement, Permitted Super Senior Secured Facilities Agreement, Senior Secured Notes Indenture or a Second Lien Notes Indenture and (z) any Liabilities owed by a member of the Group to another member of the Group, the Subordinated Creditors or any other Holding Company of the Company that arise as a result of any such Second Lien Debt for Equity Swap are subordinated to the Senior Secured Liabilities pursuant to this Agreement and the Senior Secured Creditors are granted Transaction Security in respect of any of those Liabilities owed by a member of the Group to the extent such Transaction Security is required to be granted pursuant to the terms of the Secured Debt Documents;

(I)	of non-cash interest made by way of the capitalisation of interest or by the issuance of a non-cash pay financial instrument evidencing the same which is subordinated to the Senior Secured Liabilities on the same terms as the Second Lien Liabilities;

(J)	funded directly or indirectly with the proceeds of Second Lien Liabilities or Topco Liabilities incurred respectively under or pursuant to any Second Lien Finance Document and/or Topco Finance Document;

(K)	any principal amount of the Second Lien Liabilities in accordance with a provision (if any) in a Second Lien Finance Document which is substantially equivalent in meaning to:

(1)	clause 11.1 (Illegality) of the Senior Facilities Agreement; or

(2)	clause 11.5 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank) of the Senior Facilities Agreement; or

(L)	if no Senior Secured Payment Default has occurred and is continuing and the Payment is a payment of principal, interest or any other amounts made on or after the final maturity of the relevant Second Lien Liabilities (provided that such maturity date is no earlier than that contained in the original form of the relevant Second Lien Finance Document as of the first date of borrowing or issuance (as the case may be) of the applicable Second Lien Liabilities); or

(iii)	if the Majority Senior Secured Creditors and Majority Super Senior Creditors give prior consent to that Payment being made.

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(b)	On and after the later of the Super Senior Discharge Date and the Senior Secured Discharge Date, the Company, the Third Party Security Providers and the other members of the Group may make Payments to the Second Lien Creditors in respect of the Second Lien Liabilities in accordance with the Second Lien Finance Documents.

A reference in this Clause 5.2 to a Payment shall be construed to include any other direct or indirect step, matter, action or dealing in relation to any Second Lien Liabilities which are otherwise prohibited under Clause 5.1 (Restriction on Payment and Dealings: Second Lien Liabilities).

5.3	Issue of Second Lien Payment Stop Notice

(a)	A Second Lien Payment Stop Notice is “outstanding” during the period from the date on which, following the occurrence of a Material Event of Default, the Security Agent (acting on the instructions of the Majority Super Senior Creditors or the Majority Senior Secured Creditors) issues a notice (a “Second Lien Payment Stop Notice”) to the Second Lien Creditor Representative(s) (with a copy to the Company) advising it that the relevant Material Event of Default has occurred and is continuing and suspending Payments of the Second Lien Liabilities until the first to occur of:

(i)	the date falling 120 days after delivery of that Second Lien Payment Stop Notice;

(ii)	the date on which a Second Lien Default occurs for failure to pay principal at the original scheduled maturity of the relevant Second Lien Liabilities;

(iii)	if a Second Lien Standstill Period commences after the issue of a Second Lien Payment Stop Notice, the date on which that Second Lien Standstill Period expires;

(iv)	the date on which the relevant Material Event of Default has been remedied or waived in accordance with the terms of the Senior Secured Finance Documents;

(v)	the date on which the Security Agent (acting on the instructions of whichever of the Majority Senior Secured Creditors or the Majority Super Senior Creditors gave the instructions to deliver the relevant Second Lien Payment Stop Notice) delivers a notice to the Company and the Second Lien Creditor Representative(s) cancelling the Second Lien Payment Stop Notice;

(vi)	the later of the Super Senior Discharge Date and the Senior Secured Discharge Date; and

(vii)	the date on which the Second Lien Creditors take any Enforcement Action that it is permitted to take under Clause 5.10 (Permitted Second Lien Enforcement).

(b)	No Second Lien Payment Stop Notice may be served by the Security Agent in reliance on a particular Material Event of Default more than 45 days after the occurrence of the Event of Default constituting that Material Event of Default.

(c)	No more than one Second Lien Payment Stop Notice may be served with respect to the same event or set of circumstances.

(d)	No more than one Second Lien Payment Stop Notice may be served in any period of 360 days.

(e)	For the avoidance of doubt, this Clause 5.3:

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(i)	acts as a suspension of payment and not as a waiver of the right to receive payment on the date such payments are due;

(ii)	will not prevent the accrual or capitalisation of interest (including default interest) in accordance with the Second Lien Finance Documents;

(iii)	will not prevent the payment of any Second Lien Agent Liabilities; and

(iv)	is subject to Clause 5.16 (Second Lien Liabilities).

5.4	Effect of Material Event of Default or Senior Secured Payment Default

Any failure to make a Payment due under the Second Lien Finance Documents as a result of the issue of a Second Lien Payment Stop Notice or the occurrence of a Senior Secured Payment Default shall not prevent:

(a)	the occurrence of an Event of Default as a consequence of that failure to make a Payment in relation to the relevant Second Lien Finance Document; or

(b)	the issue of a Second Lien Enforcement Notice on behalf of the Second Lien Creditors.

5.5	Payment Obligations and Capitalisation of Interest Continue

(a)	No Debtor or Third Party Security Provider shall be released from the liability to make any Payment (including of default interest, which shall continue to accrue) under any Second Lien Finance Document by the operation of Clause 5.1 (Restriction on Payment and Dealings: Second Lien Liabilities) to Clause 5.4 (Effect of Material Event of Default or Senior Secured Payment Default) even if its obligation to make that Payment is restricted at any time by the terms of any of those Clauses.

(b)	The accrual and capitalisation of interest (if any) in accordance with the Second Lien Finance Documents shall continue notwithstanding the issue of a Second Lien Payment Stop Notice.

5.6	Cure of Payment Stop: Second Lien Creditors

If:

(a)	at any time following the issue of a Second Lien Payment Stop Notice or the occurrence of a Senior Secured Payment Default, that Second Lien Payment Stop Notice ceases to be outstanding and/or (as the case may be) the Senior Secured Payment Default ceases to be continuing; and

(b)	the relevant Debtor then promptly pays to the Second Lien Creditors an amount equal to any Payments which had accrued under the Second Lien Finance Documents and which would have been Permitted Second Lien Payments but for that Second Lien Payment Stop Notice or Senior Secured Payment Default,

then any Event of Default which may have occurred as a result of that suspension of Payments shall be waived and any Second Lien Enforcement Notice which may have been issued as a result of that Event of Default shall be waived, in each case without any further action being required on the part of the Second Lien Creditors.

5.7	Amendments and Waivers: Second Lien Creditors

The Second Lien Creditors, the Third Party Security Providers and the Debtors may amend or waive the terms of the Second Lien Finance Documents in accordance with their terms (and

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subject to any consent required under them) at any time and nothing in this Agreement or any other Debt Document shall restrict any amendments and waivers made or granted in accordance with Clause 18 (New Debt Financings).

5.8	Security and Guarantees: Second Lien Creditors

The Second Lien Lenders and the Second Lien Notes Creditors may take, accept or receive the benefit of:

(a)	any Security from any member of the Group or from a Third Party Security Provider in respect of the Second Lien Lender Liabilities or the Second Lien Notes Liabilities in addition to the Transaction Security or as permitted by the Finance Documents if and to the extent legally possible and subject to any Agreed Security Principles, at the same time it is also offered either:

(i)	to the Security Agent as agent (and mandatario con rappresentanza) or trustee for the other Priority Secured Parties (or applicable class thereof) (and if such Transaction Security relates to Topco Shared Security, the Topco Creditors (or applicable class thereof)) in respect of their Liabilities; or

(ii)	in the case of any jurisdiction in which effective Security cannot be granted in favour of the Security Agent as agent (and mandatario con rappresentanza) or trustee for the Priority Secured Parties (or applicable class thereof) (and, if applicable, the Topco Creditors (or applicable class thereof)):

(A)	to the other Priority Secured Parties (or applicable class thereof) (and if such Transaction Security relates to Topco Shared Security, the Topco Creditors (or applicable class thereof)) in respect of their Liabilities; or

(B)	(to the extent recognised under applicable law, and in any event other than for Transaction Security governed by Italian law) to the Security Agent under a parallel debt structure, joint and several creditor structure or agency structure for the benefit of the other Priority Secured Parties (or applicable class thereof) (and if such Transaction Security relates to Topco Shared Security, the Topco Creditors (or applicable class thereof)), and ranks in the same order of priority as that contemplated in Clause 2.2 (Transaction Security), provided that all amounts received or recovered by any Second Lien Creditor with respect to such Security are immediately paid to the Security Agent and held and applied in accordance with Clause 16 (Application of Proceeds);

(b)	any guarantee, indemnity or other assurance against loss from any member of the Group or from a Third Party Security Provider in respect of the Second Lien Lender Liabilities or the Second Lien Notes Liabilities in addition to those in:

(i)	the original form of any Second Lien Facility Agreement or any Second Lien Notes Indenture;

(ii)	this Agreement; or

(iii)	any Common Assurance,

if and to the extent legally possible and subject to any Agreed Security Principles, the other Priority Secured Parties (or applicable class thereof) already benefit from such a

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guarantee, indemnity or other assurance against loss or at the same time it is also offered to the other Priority Secured Parties (or applicable class thereof) in respect of their Liabilities and ranks in the same order of priority as that contemplated in Clause 2 (Ranking and Priority) and all amounts received or recovered by any Second Lien Creditor with respect to such guarantee, indemnity or other assurance against loss are immediately paid to the Security Agent and held and applied in accordance with Clause 16 (Application of Proceeds); and

(c)	any Security, guarantee, indemnity or other assurance against loss from any member of the Topco Group:

(i)	in connection with any escrow or similar or equivalent arrangements entered into in respect of amounts which are being held (or will be held) by a person which is not a member of the Topco Group prior to release of those amounts to a member of the Topco Group;

(ii)	in connection with any actual or proposed defeasance, redemption, prepayment, repayment, purchase or other discharge of any Secured Liabilities (in each case provided that such defeasance, redemption, prepayment, repayment, purchase or other discharge is not prohibited by the terms of this Agreement); or

(iii)	as otherwise permitted by another provision of this Agreement, including Clause 18.4 (Acquired Person or Asset).

5.9	Restrictions on Enforcement by Second Lien Creditors

Until the later of the Super Senior Discharge Date and the Senior Secured Discharge Date, except with the prior consent of or as required by an Instructing Group, no Second Lien Creditor shall take or require the taking of any Enforcement Action against a member of the Group or Third Party Security Provider in relation to the Second Lien Liabilities, except as permitted under Clause 5.10 (Permitted Second Lien Enforcement) provided that no such action required by an Instructing Group need be taken except to the extent that such Instructing Group otherwise is entitled under this Agreement to direct such action.

5.10	Permitted Second Lien Enforcement

(a)	Subject to Clause 5.16 (Second Lien Liabilities), each Second Lien Creditor may take any Enforcement Action available to it but for Clause 5.9 (Restrictions on Enforcement by Second Lien Creditors) in respect of any of the Second Lien Liabilities owed to it if at the same time as, or prior to, that action:

(i)	a Super Senior Acceleration Event or a Senior Acceleration Event or a Senior Secured Notes Acceleration Event has occurred in which case each Second Lien Creditor may take the same Enforcement Action (but in respect of the Second Lien Liabilities) as constitutes that Super Senior Acceleration Event or Senior Acceleration Event or Senior Secured Notes Acceleration Event;

(ii)	a Second Lien Creditor Representative has given notice (a “Second Lien Enforcement Notice”) to the Security Agent specifying that a Second Lien Event of Default (save and except arising pursuant to a breach of any provisions in the relevant Second Lien Facility Agreement relating to cross default (including to the Senior Facilities Agreement or any Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement)) under the Second Lien Finance Documents in respect of which it is an agent has occurred and is continuing and:

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(A)	a period (a “Second Lien Standstill Period”) of not less than:

(1)	90 days in the case of a failure to make a payment of an amount of principal, interest or fees representing the Second Lien Liabilities; or

(2)	120 days in the case of an Event of Default under any financial maintenance covenant in any Second Lien Facility Agreement substantially equivalent to clause 26.2 (Financial Condition) of the Senior Facilities Agreement; and

(3)	150 days in the case of any other Second Lien Event of Default,

or, in relation to any Second Lien Liabilities, such longer period (if any) as agreed between the Company (in its discretion) and the Second Lien Creditor Representative in relation to such Second Lien Liabilities and notified to the Security Agent in each case which has elapsed from the date on which that Second Lien Enforcement Notice becomes effective in accordance with Clause 25.4 (Delivery); and

(B)	that Second Lien Event of Default is continuing at the end of the Second Lien Standstill Period; or

(iii)	at the same time as or prior to that action the consent of the Majority Senior Secured Creditors and Majority Super Senior Creditors for that Enforcement Action is obtained.

(b)	Subject to Clause 5.16 (Second Lien Liabilities), to the extent permitted under applicable law, after the occurrence of an Insolvency Event, each Second Lien Creditor may (unless otherwise directed by the Security Agent or unless the Security Agent has taken, or has given notice that it intends to take, action on behalf of that Second Lien Creditor in accordance with Clause 9.5 (Filing of Claims)) exercise any right they may otherwise have against that Debtor, Material Subsidiary or Third Party Security Provider to:

(i)	accelerate any of that Debtor’s or, as the case may be, Third Party Security Provider’s or Material Subsidiary’s Second Lien Liabilities or declare them prematurely due and payable or payable on demand;

(ii)	make a demand under any guarantee, indemnity or other assurance against loss given by that Debtor or, as the case may be, Third Party Security Provider or Material Subsidiary in respect of any Second Lien Liabilities;

(iii)	exercise any right of set–off or take or receive any Payment or claim in respect of any Second Lien Liabilities of that Debtor or, as the case may be, Third Party Security Provider or Material Subsidiary; or

(iv)	claim and prove in the liquidation, administration or other insolvency proceedings of that Debtor or, as the case may be, Third Party Security Provider or Material Subsidiary for the Second Lien Liabilities owing to it.

5.11	Subsequent Second Lien Defaults

Subject to Clause 5.16 (Second Lien Liabilities), the Second Lien Finance Parties may take Enforcement Action under Clause 5.10 (Permitted Second Lien Enforcement) in relation to a Second Lien Event of Default even if, at the end of any relevant Second Lien Standstill Period

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or at any later time, a further Second Lien Standstill Period has begun as a result of any other Second Lien Event of Default.

5.12	Enforcement on behalf of Second Lien Creditors

(a)	If the Security Agent has notified the Second Lien Creditor Representative that it is enforcing Security created pursuant to any Transaction Security Document over shares of a Debtor, no Second Lien Finance Party may take any action referred to in Clause 5.10 (Permitted Second Lien Enforcement) against that Debtor or any Subsidiary of that Debtor while the Security Agent is taking steps to enforce that Security in accordance with the instructions of the Instructing Group where such action might be reasonably likely to adversely affect such enforcement or the amount of proceeds to be derived therefrom.

(b)	If the Second Lien Creditors are permitted to give instructions to the Security Agent to require enforcement of the Security constituted pursuant to any Transaction Security Document in accordance with the provisions of this Clause 5.12, such Enforcement Action must require the realisation of the relevant Security by way of a sale or disposal conducted in compliance with the provisions of Clause 15.2 (Distressed Disposals).

5.13	Second Lien Equity Cure

To the extent that the Company does not elect to exercise its rights under paragraph (b) of clause 26.4 (Equity Cure) of the Senior Facilities Agreement (or any substantially equivalent provision in a Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement (as the context requires)), any of the Second Lien Creditors may, with the prior agreement of the Company, exercise the rights of the Company under such clause as if they were the Company by providing to the Company (or any Holding Company) cash (and, if required under the relevant Senior Secured Finance Documents, which may be on-lent to the Original Borrowers (as such term is defined in the Senior Facilities Agreement (or any substantially equivalent provision in a Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement (as the context requires))) in the form of Equity Contributions (as such term is defined in the Senior Facilities Agreement, (or any substantially equivalent provision in a Permitted Senior Secured Facilities Agreement or a Permitted Super Senior Secured Facilities Agreement (as the context requires))) provided that it does not result in:

(a)	a Change of Control under and as defined in the Senior Facilities Agreement, any Permitted Senior Secured Facilities Agreement, any Permitted Super Senior Secured Facilities Agreement or a Senior Secured Notes Indenture; or

(b)	a Change of Control under and as defined in a Second Lien Facility Agreement or a Second Lien Notes Indenture,

and such Second Lien Creditors have acceded to this Agreement each as an additional Subordinated Creditor whereby such Equity Contributions constitute (as applicable) Subordinated Liabilities.

5.14	Option to Purchase: Second Lien Creditors

(a)	Subject to paragraphs (b) and (c) below a Second Lien Agent and Second Lien Notes Trustee (on behalf of one or more of the Second Lien Creditors) (the “Purchasing Second Lien Creditors”) may after the occurrence of a Distress Event or for so long as either (i) a Second Lien Payment Stop Notice; or (ii) a Second Lien Standstill Period is outstanding, by giving not less than 10 days’ prior written notice to the Security Agent, require the transfer to the Purchasing Second Lien Creditors (or to a nominee or

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nominees), in accordance with Clause 21.2 (Change of Secured Creditors), of all, but not part, of the rights, benefits and obligations in respect of the Senior Lender Liabilities, the Super Senior Lender Liabilities, the Senior Secured Notes Liabilities and the Cash Management Facility Liabilities if:

(i)	that transfer is lawful and subject to paragraph (ii) below, otherwise permitted by the terms of the Senior Facilities Agreement (or any substantially equivalent provision in a Permitted Senior Secured Facilities Agreement or, as applicable, a Permitted Super Senior Secured Facilities Agreement) (in the case of the Senior Lender Liabilities or, as applicable, the Super Senior Lender Liabilities), the Senior Secured Notes Indenture(s) pursuant to which any Senior Secured Notes remain outstanding (in the case of the Senior Secured Notes Liabilities) and the facility agreement or indenture within the definition of Cash Management Facility Documents (in the case of the Cash Management Facility Liabilities), as applicable;

(ii)	any conditions relating to such a transfer contained in the Senior Facilities Agreement or any substantially equivalent provision in a Permitted Senior Secured Facilities Agreement, or as applicable, a Permitted Super Senior Secured Facilities Agreement (in the case of the Senior Lender Liabilities, or, as applicable, the Super Senior Lender Liabilities) the Senior Secured Notes Indenture(s) pursuant to which any Senior Secured Notes remain outstanding (in the case of the Senior Secured Notes Liabilities) and the facility agreement or indenture within the definition of Cash Management Facility Documents (in the case of the Cash Management Facility Liabilities), as applicable, are complied with, other than:

(A)	any requirement to obtain the consent of, or consult with, any Debtor, Third Party Security Provider or other member of the Group relating to such transfer, which consent or consultation shall not be required; and

(B)	to the extent the Purchasing Second Lien Creditors (acting as a whole) provide cash cover for any Letter of Credit or Cash Management Facility LC, the consent of the Relevant Issuing Bank relating to such transfer;

(iii)	the Senior Agent, on behalf of the Senior Lenders, is paid an amount equal to the aggregate of:

(A)	any amounts provided as cash cover by the Purchasing Second Lien Creditors for any Letter of Credit (as envisaged in paragraph (ii)(B) above, as applicable);

(B)	all of the Senior Liabilities (other than the Cash Management Facility Liabilities and the Hedging Liabilities) at that time (whether or not due), including all amounts that would have been payable under the Senior Facilities Agreement or any Permitted Senior Secured Facilities Agreement if the Senior Facilities were being prepaid by the relevant Debtors on the date of that payment; and

(C)	all costs and expenses (including legal fees) incurred by the Senior Agent and/or the Senior Lenders as a consequence of giving effect to that transfer;

(iv)	the Super Senior Agent, on behalf of the Super Senior Lenders, is paid an amount equal to the aggregate of:

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(A)	any amounts provided as cash cover by the Purchasing Second Lien Creditors for any Letter of Credit (as envisaged in paragraph (ii)(B) above, as applicable);

(B)	all of the Super Senior Lender Liabilities at that time (whether or not due), including all amounts that would have been payable under any Permitted Super Senior Secured Facilities Agreement, if the Super Senior Facilities were being prepaid by the relevant Debtors on the date of that payment; and

(C)	all costs and expenses (including legal fees) incurred by the Super Senior Agent and/or the Super Senior Lenders as a consequence of giving effect to that transfer;

(v)	each Cash Management Facility Lender is paid an amount equal to the aggregate of:

(A)	any amounts provided as cash cover by the Purchasing Second Lien Creditors for any Cash Management Facility LC (as envisaged in paragraph (ii)(B) above, as applicable);

(B)	all of the Cash Management Facility Liabilities at that time (whether or not due), including all amounts that would have been payable under the Cash Management Facility Documents if the relevant Cash Management Facilities were being prepaid by the relevant Debtors on the date of that payment; and

(C)	all costs and expenses (including legal fees) incurred by the Cash Management Facility Lenders as a consequence of giving effect to that transfer;

(vi)	the Senior Secured Notes Trustee(s), on behalf of the Senior Secured Notes Creditors, is paid an amount equal to the aggregate of:

(A)	all of the Senior Secured Notes Liabilities at that time (whether due or not due), including all amounts that would have been payable under a Senior Secured Notes Indenture if the Senior Secured Notes were being redeemed (as applicable) by the relevant Debtors on the date of that payment; and

(B)	all costs and expenses (including legal fees) incurred by the Senior Secured Notes Trustee(s) and/or the Senior Secured Notes Creditors as a consequence of giving effect to that transfer;

(vii)	as a result of that transfer the Senior Lenders, the Super Senior Lenders, Senior Secured Notes Creditors and Cash Management Facility Lenders have no further actual or contingent liability to any Debtor under the Senior Secured Finance Documents;

(viii)	an indemnity is provided from (or on behalf of) the Purchasing Second Lien Creditors (but, for the avoidance of doubt, this does not include a Second Lien Agent or a Second Lien Notes Trustee) (or from another third party acceptable to all the Senior Lenders, Super Senior Lenders, Senior Secured Notes Creditors and Cash Management Facility Lenders) in a form reasonably satisfactory to each Senior Lender, each Super Senior Lender, each Senior Secured Notes Creditor and each Cash Management Facility Lender in respect

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of all losses which may be sustained or incurred by any Senior Lender, any Super Senior Lender, Senior Secured Notes Creditor or Cash Management Facility Lender in consequence of any sum received or recovered by any Senior Lender, Super Senior Lender, Senior Secured Notes Creditor or Cash Management Facility Lender from any person being required (or it being alleged that it is required) to be paid back by or clawed back from any Senior Lender, Super Senior Lender, Senior Secured Notes Creditor or Cash Management Facility Lender for any reason; and

(ix)	the transfer is made without recourse to, or representation or warranty from, the Senior Lenders, the Super Senior Lenders, Senior Secured Notes Creditors or Cash Management Facility Lenders, except that each Senior Lender, Super Senior Lenders, Senior Secured Notes Creditor and Cash Management Facility Lender shall be deemed to have represented and warranted on the date of that transfer that it has the corporate power to effect that transfer and it has taken all necessary action to authorise the making by it of that transfer.

(b)	Subject to paragraph (b) of Clause 5.15 (Hedge Transfer: Second Lien Creditors), a Second Lien Agent or Second Lien Notes Trustee (on behalf of the Purchasing Second Lien Creditors) may only require a Senior Secured Creditor Liabilities Transfer if, at the same time, they require a Hedge Transfer in accordance with Clause 5.15 (Hedge Transfer: Second Lien Creditors) and if, for any reason, a Hedge Transfer cannot be made in accordance with Clause 5.15 (Hedge Transfer: Second Lien Creditors), no Senior Secured Creditor Liabilities Transfer may be required to be made. If more than one Purchasing Second Lien Creditor wishes to exercise the option to purchase the Senior Lender Liabilities, the Super Senior Lender Liabilities, the Cash Management Facility Liabilities and the Senior Secured Notes Liabilities in accordance with paragraph (a) above, each such Purchasing Second Lien Creditor shall acquire the Senior Lender Liabilities, Super Senior Lender Liabilities, the Cash Management Facility Liabilities and the Senior Secured Notes pro rata, in the proportion that its Credit Participation bears to the aggregate Credit Participations of all the Purchasing Second Lien Creditors. Any Purchasing Second Lien Creditors wishing to exercise the option to purchase the Senior Lender Liabilities, the Super Senior Lender Liabilities, the Cash Management Facility Liabilities and the Senior Secured Notes Liabilities shall inform the Senior Creditor Representatives in accordance with the terms of the Senior Secured Finance Documents, who will determine (consulting with each other as required) the appropriate share of the Senior Lender Liabilities, the Super Senior Lender Liabilities, the Cash Management Facility Liabilities and the Senior Secured Notes Liabilities to be acquired by each such Purchasing Second Lien Creditor and who shall inform each such Purchasing Second Lien Creditor accordingly. Furthermore, the Senior Creditor Representative(s) (as applicable) shall promptly inform the Senior Creditor Representatives and the relevant Hedge Counterparties of the Purchasing Second Lien Creditors intention to exercise the option to purchase the Senior Lender Liabilities, the Super Senior Lender Liabilities, the Cash Management Facility Liabilities and the Senior Secured Notes Liabilities.

(c)	At the request of the Second Lien Agent or Second Lien Notes Trustee (on behalf of all the Purchasing Second Lien Creditors):

(i)	the Senior Agent shall notify the Purchasing Second Lien Creditors of:

(A)	the sum of the amounts described in paragraphs (a)(iii)(B) and (a)(iii)(C) above; and

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(B)	the amount of each Letter of Credit for which cash cover is to be provided by all the Purchasing Second Lien Creditors (acting as a whole);

(ii)	the Super Senior Agent shall notify the Purchasing Second Lien Creditors of:

(A)	the sum of the amounts described in paragraphs (a)(iv)(B) and (a)(iv)(C) above; and

(B)	the amount of each Letter of Credit for which cash cover is to be provided by all the Purchasing Second Lien Creditors (acting as a whole);

(iii)	the Senior Secured Notes Trustee(s) shall notify the Purchasing Second Lien Creditors of the sum of amounts described in paragraphs (a)(vi)(A) and (a)(vi)(B) above; and

(iv)	each Cash Management Facility Lender shall notify the Purchasing Second Lien Creditors of:

(A)	the sum of the amounts described in paragraphs (a)(v)(B) and (a)(v)(C) and above; and

(B)	the amount of each Cash Management Facility LC for which cash cover is to be provided by all the Purchasing Second Lien Creditors (acting as a whole).

5.15	Hedge Transfer: Second Lien Creditors

(a)	A Second Lien Agent or Second Lien Notes Trustee (on behalf of the Purchasing Second Lien Creditors, acting as a whole) may, by giving not less than 10 days’ prior written notice to the Security Agent, require a Hedge Transfer:

(i)	if either:

(A)	the Purchasing Second Lien Creditors require, at the same time, a Senior Secured Creditor Liabilities Transfer under Clause 5.14 (Option to Purchase: Second Lien Creditors); or

(B)	all the Purchasing Second Lien Creditors require that Hedge Transfer at any time on or after the later of the Senior Lender Discharge Date, the Super Senior Discharge Date, the Cash Management Facility Discharge Date and the Senior Secured Notes Discharge Date; and

(ii)	if:

(A)	that transfer is lawful and otherwise permitted by the terms of the Hedging Agreements in which case no Debtor, Third Party Security Provider or other member of the Group shall be entitled to withhold its consent to that transfer;

(B)	any conditions (other than the consent of, or any consultation with, any Debtor, Third Party Security Provider or other member of the Group) relating to that transfer contained in the Hedging Agreements are complied with;

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(C)	each Hedge Counterparty is paid (in the case of a positive number) or pays (in the case of a negative number) an amount equal to the aggregate of (1) the Hedging Purchase Amount in respect of the hedging transactions under the relevant Hedging Agreement at that time and (2) all costs and expenses (including legal fees) incurred as a consequence of giving effect to that transfer;

(D)	as a result of that transfer, the Hedge Counterparties have no further actual or contingent liability to any Debtor under the Hedging Agreements;

(E)	an indemnity is provided from (or on behalf of) the Purchasing Second Lien Creditor (but for the avoidance of doubt this does not include a Second Lien Agent or a Second Lien Notes Trustee) which is receiving (or for which a nominee is receiving) that transfer (or from another third party acceptable to the relevant Hedge Counterparty) in a form reasonably satisfactory to the relevant Hedge Counterparty in respect of all losses which may be sustained or incurred by that Hedge Counterparty in consequence of any sum received or recovered by that Hedge Counterparty being required (or it being alleged that it is required) to be paid back by or clawed back from the Hedge Counterparty for any reason; and

(F)	that transfer is made without recourse to, or representation or warranty from, the relevant Hedge Counterparty, except that the relevant Hedge Counterparty shall be deemed to have represented and warranted on the date of that transfer that it has the corporate power to effect that transfer and it has taken all necessary action to authorise the making by it of that transfer.

(b)	A Second Lien Agent or Second Lien Notes Trustee (acting on behalf of the Purchasing Second Lien Creditors) and any Hedge Counterparty may agree (in respect of the Hedging Agreements (or one or more of them) to which that Hedge Counterparty is a party) that a Hedge Transfer required by the Purchasing Second Lien Creditors pursuant to paragraph (a) above shall not apply to that Hedging Agreement(s) or to the Hedging Liabilities and Hedge Counterparty Obligations under that Hedging Agreement(s).

(c)	If a Second Lien Agent or Second Lien Notes Trustee is entitled to require a Hedge Transfer under this Clause, the Hedge Counterparties shall, at the request of the Second Lien Agent or Second Lien Notes Trustee, provide details of the amounts referred to in paragraph (a)(ii)(C) above.

5.16	Second Lien Liabilities

The Parties agree that in respect of any Second Lien Liabilities entered into after the date of this Agreement, the borrower or issuer thereof may agree with the relevant Second Lien Creditor (or applicable Second Lien Creditor Representative) that such Second Lien Liabilities will, provided that such provisions are set out and notified in the relevant New Debt Financing Designation Certificate, be subject to:

(a)	a stop notice regime substantially equivalent to that set out in Clause 6.3 (Issue of Topco Payment Stop Notice) or any other stop notice regime which is, in any case, subject to additional or more onerous conditions for payment or otherwise which includes a longer ‘stop period’ than that set out in Clause 5.3 (Issue of Second Lien Payment Stop Notice); and/or

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(b)	an enforcement regime substantially equivalent to that set out in Clauses 6.10 (Permitted Topco Enforcement) to 6.12 (Subsequent Topco Defaults) or any other enforcement regime which is, in any case, more restrictive for the relevant Creditor than that set out in Clauses 5.10 (Permitted Second Lien Enforcement) to 5.11 (Subsequent Second Lien Defaults),

and such alternative provisions shall apply thereto in place of Clause 5.3 (Issue of Second Lien Payment Stop Notice) or Clauses 5.10 (Permitted Second Lien Enforcement) to 5.11 (Subsequent Second Lien Defaults) respectively.

6.	TOPCO CREDITORS, TOPCO LIABILITIES AND TOPCO GROUP LIABILITIES

6.1	Restriction on Payment and Dealings: Topco Group Liabilities

Until the Priority Discharge Date (except with the Required Creditor Consent), neither the Company nor any Topco Borrower nor any Third Party Security Provider shall (and the Company shall ensure that no member of the Group will):

(a)	make any Payment of any Topco Group Liabilities;

(b)	exercise any set-off against any Topco Group Liabilities; or

(c)	(except to the extent not prohibited by the Debt Documents) create or permit to subsist any Security over any assets of any member of the Group or from a Third Party Security Provider or give any guarantee, indemnity or other assurance against loss (and none of the Topco Creditor Representative, Topco Creditor and Topco Investor may accept the benefit of any such Security or guarantee, indemnity or other assurance against loss) from any member of the Group or Third Party Security Provider for, or in respect of, any Topco Group Liabilities, in each case except as permitted by Clause 2.7 (Additional and/or Refinancing Debt), Clause 6.2 (Permitted Topco Payments), Clause 6.8 (Guarantees and Security: Topco Creditors), Clause 6.9 (Restrictions on Enforcement by Topco Finance Party), Clause 9.5 (Filing of Claims) or Clause 18 (New Debt Financings) (which shall include, for the avoidance of doubt, any permissions under this Clause 6).

6.2	Permitted Topco Payments

(a)	Prior to the Priority Discharge Date, the Company, the Topco Borrowers, the Third Party Security Providers and the other members of the Group shall have the right to make Payments to the Topco Creditors (in respect of the Topco Liabilities) or a Topco Investor (in respect of any Topco Proceeds Loan Liabilities only) then due in accordance with the Topco Finance Documents or any Topco Proceeds Loan Agreement (as applicable):

(i)	if:

(A)	no Topco Payment Stop Notice is outstanding;

(B)	no Senior Secured Payment Default or Second Lien Payment Default has occurred and is continuing; and

(C)	the Payment is of:

(1)	any amount of principal or capitalised interest in respect of the Topco Liabilities which is not prohibited by the Prior Ranking

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Financing Agreements or, to the extent prohibited, the Required Creditor Consent has been obtained for any Payment;

(2)	any other amounts (including all scheduled interest payments (including, if applicable, special interest (or liquidated damages)) and default interest on the Topco Liabilities) accrued and payable but not included in paragraph 6.2(a)(i)(C)(1) above in accordance with the terms of the relevant Topco Finance Document (as at the date of issue of the same or as amended in accordance with the terms of this Agreement and the other Debt Documents), additional amounts payable as a result of the tax gross-up provisions relating to Topco Liabilities and amounts in respect of currency indemnities in any Topco Finance Document;

(3)	made in pursuance of a debt buy-back programme in relation to Topco Liabilities that was established with the approval of the Majority Senior Secured Creditors, the Majority Second Lien Creditors and the Majority Super Senior Creditors; or

(4)	of any amount due under any syndication strategy letter relating to any Topco Facility Agreement or Topco Notes Indenture (as applicable);

(ii)	if, notwithstanding that a Topco Payment Stop Notice is outstanding and/or (other than in respect of paragraph (M) below) a Senior Secured Payment Default and/or Second Lien Payment Default has occurred and is continuing and (if the Topco Borrower is a Guarantor or Borrower under any Prior Ranking Financing Agreement at such time, other than in respect of paragraph (K) below) irrespective of whether a Super Senior Acceleration Event, a Senior Acceleration Event, a Senior Secured Notes Acceleration Event, a Second Lien Lender Acceleration Event or a Second Lien Notes Acceleration Event has occurred, the Payment is (without double counting any equivalent applicable basket in any Debt Document but whether or not permitted by the Debt Documents):

(A)	of any amount due under the original form of any fee letter(s) relating to any Topco Finance Documents but in any case only with respect to ongoing fees;

(B)	in respect of commercially reasonable advisory fees and professional fees, costs or expenses for restructuring advice and valuations (including legal advice and the advice of other appropriate financial and/or restructuring advisors) and any fees, costs or expenses of the relevant Topco Agent not covered by paragraph (A) above in an amount not exceeding €1,500,000 in aggregate, but excluding any fees, costs or expenses incurred in connection with any current, threatened or pending litigation against any Senior Secured Creditor or Second Lien Creditor (or any Affiliate of any Senior Secured Creditor or Second Lien Creditor);

(C)	if the Payment is of any Topco Agent Liabilities;

(D)	if the Payment is of any Security Costs;

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(E)	if the Payment is of any costs, commissions, taxes, premiums, amendment, fees (including any original issue discount and other consent and/or waiver fees) and any expenses incurred in respect of (or reasonably incidental to) the Topco Finance Documents (including in relation to any reporting or listing requirements under the Topco Finance Documents);

(F)	if the Payment is of any other amount not exceeding €2,500,000 (or its equivalent in other currencies) in aggregate in any 12 month period;

(G)	of the Topco Liabilities outstanding which would have been payable but for the issue of a Topco Payment Stop Notice (which has since expired and no new Topco Payment Stop Notice is outstanding) which has been capitalised and added to the principal amount of the Topco Liabilities or where that amount is outstanding as a result of the accrual of cash interest payable in respect of the Topco Liabilities during a period when a Topco Payment Stop Notice was outstanding or any other amount referred to in paragraph (a)(i)(C) above provided that no such Payment may be made if a Senior Secured Event of Default or Second Lien Event of Default is continuing or would occur as a result of making such Payment;

(H)	for so long as a Senior Secured Event of Default, a Second Lien Event of Default or a Topco Event of Default is continuing, of all or part of the Topco Liabilities as a result of those Topco Liabilities being released or otherwise discharged solely in consideration for the issues of shares in any Holding Company of the Company (each a “Topco Debt for Equity Swap”) provided that (x) no cash or cash equivalent payment is made in respect of the Topco Liabilities, (y) it does not result in a “Change of Control” under and as defined in the Senior Facilities Agreement, any Permitted Senior Secured Facilities Agreement, Permitted Super Senior Secured Facilities Agreement, Senior Secured Notes Indenture, Second Lien Facility Agreement, Second Lien Notes Indenture, Topco Facilities Agreement or Topco Notes Indenture and (z) any Liabilities owed by a member of the Group to another member of the Group, the Subordinated Creditors or any other Holding Company of the Company that arise as a result of any such Topco Debt for Equity Swap are subordinated to the Senior Secured Liabilities and Second Lien Liabilities pursuant to this Agreement and the Senior Secured Creditors and Second Lien Creditors are granted Transaction Security in respect of any of those Intra-Group Liabilities or Subordinated Liabilities (as applicable) owed by a member of the Group;

(I)	of non-cash interest made by way of the capitalisation of interest or by the issuance of a non-cash pay financial instrument evidencing the same which is subordinated to the Priority Secured Liabilities on the same terms as the Topco Liabilities;

(J)	if the Payment is funded directly or indirectly with the proceeds of Topco Liabilities incurred under or pursuant to any Topco Finance Documents;

(K)	if the Payment is made by the Topco Borrower in respect of its obligations under the Topco Finance Documents and such Payment is

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not directly or indirectly sourced from a member of the Group or such Payment is funded from proceeds received by the Topco Borrower from the Group without breaching the terms of the Debt Documents, unless the Topco Borrower is a Guarantor or Borrower under any Prior Ranking Financing Agreement at such time and a Super Senior Acceleration Event, Senior Acceleration Event, Senior Secured Notes Acceleration Event, Second Lien Lender Acceleration Event, Second Lien Notes Acceleration Event or an Insolvency Event has occurred;

(L)	if the Payment is of any principal amount of the Topco Liabilities in accordance with a provision (if any) in a Topco Finance Document which is substantially equivalent in meaning to:

(1)	clause 11.1 (Illegality) of the Senior Facilities Agreement; or

(2)	clause 11.6 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank) of the Senior Facilities Agreement; or

(M)	if no Senior Secured Payment Default or Second Lien Payment Default has occurred and is continuing and the Payment is a payment of principal, interest or any other amounts made on or after the final maturity date of the relevant Topco Liabilities (provided that such maturity date is no earlier than that contained in the original form of the relevant Topco Finance Document as of the date of first issuance or borrowing (as the case may be) of the applicable Topco Liabilities); or

(iii)	if the Majority Senior Secured Creditors, Majority Super Senior Creditors and the Majority Second Lien Creditors give prior consent to that Payment being made.

A reference in this Clause 6.2 to a Payment shall be construed to include any other direct or indirect step, matter, action or dealing in relation to any Topco Liabilities which are otherwise prohibited under Clause 6.1 (Restriction on Payment and Dealings: Topco Group Liabilities).

(b)	On or after the Priority Discharge Date, the Company, the Topco Borrowers, the Third Party Security Providers and the other members of the Group may make Payments to the Topco Creditors (in respect of Topco Liabilities) or a Topco Investor (in respect of the Topco Proceeds Loan Liabilities only) in respect of the Topco Group Liabilities in accordance with the Topco Finance Documents and Topco Proceeds Loan Agreement (as applicable).

6.3	Issue of Topco Payment Stop Notice

(a)	A Topco Payment Stop Notice is “outstanding” during the period from the date on which, following the occurrence of a Senior Secured Event of Default or a Second Lien Event of Default, the Security Agent (acting on the instructions of the Majority Super Senior Creditors, the Majority Senior Secured Creditors, or as the case may be, the Majority Second Lien Creditors) issues a notice (a “Topco Payment Stop Notice”) to the Topco Agent(s) and to the Topco Notes Trustee(s) (with a copy to the Company and the relevant Topco Borrower) advising that that Senior Secured Event of Default or the Second Lien Event of Default has occurred and is continuing and suspending Payments by the Group of the Topco Liabilities until the first to occur of:

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(i)	the date falling 179 days after delivery of that Topco Payment Stop Notice;

(ii)	the date on which a Topco Default occurs for failure to pay principal at the original scheduled maturity of the relevant Topco Liabilities;

(iii)	if a Topco Standstill Period commences after the issue of a Topco Payment Stop Notice, the date on which that Topco Standstill Period expires;

(iv)	the date on which the relevant Senior Secured Event of Default or Second Lien Event of Default has been remedied or waived in accordance with the Senior Secured Finance Documents or the Second Lien Finance Documents (as applicable);

(v)	the date on which the Security Agent (acting on the instructions of whichever of the Majority Super Senior Creditors, the Majority Senior Secured Creditors or, as the case may be, the Majority Second Lien Creditors gave the instructions to deliver the relevant Topco Payment Stop Notice) delivers a notice to Topco Borrower, the Topco Agent(s) and the Topco Notes Trustee(s) cancelling the Topco Payment Stop Notice;

(vi)	the Priority Discharge Date; and

(vii)	the date on which the Topco Creditors take any Enforcement Action that it is permitted to take under Clause 6.10 (Permitted Topco Enforcement).

(b)	No Topco Payment Stop Notice may be served by the Security Agent in reliance on a particular Senior Secured Event of Default or Second Lien Event of Default more than 45 days after the occurrence of the Event of Default constituting that Senior Secured Event of Default or Second Lien Event of Default.

(c)	No more than one Topco Payment Stop Notice may be served with respect to the same event or set of circumstances.

(d)	No more than one Topco Payment Stop Notice may be served in any period of 360 days.

(e)	For the avoidance of doubt, this Clause 6.3:

(i)	acts as a suspension of payment and not as a waiver of the right to receive payment on the date such payments are due;

(ii)	will not prevent the accrual or capitalisation of interest (including default interest) in accordance with the Topco Finance Documents; and

(iii)	will not prevent the payment of any Topco Agent Liabilities or other amounts funded directly or indirectly with amounts which have not been received by the relevant Topco Borrower from another member of the Group.

6.4	Effect of Topco Payment Stop Notice, Senior Secured Payment Default or Second Lien Payment Default

Any failure to make a Payment due under the Topco Finance Documents or Topco Proceeds Loan Agreement as a result of the issue of a Topco Payment Stop Notice or the occurrence of a Senior Secured Payment Default or Second Lien Payment Default shall not prevent:

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(a)	the occurrence of an Event of Default as a consequence of that failure to make a Payment in relation to the relevant Topco Finance Document or Topco Proceeds Loan Agreement; or

(b)	the issue of a Topco Enforcement Notice on behalf of the Topco Creditors.

6.5	Payment Obligations and Capitalisation of Interest Continue

(a)	No Debtor shall be released from the liability to make any Payment (including of default interest, which shall continue to accrue) under any Topco Finance Document or Topco Proceeds Loan Agreement by the operation of Clause 6.1 (Restriction on Payment and Dealings: Topco Group Liabilities) to Clause 6.4 (Effect of Topco Payment Stop Notice, Senior Secured Payment Default or Second Lien Payment Default) even if its obligation to make that Payment is restricted at any time by the terms of any of those Clauses.

(b)	The accrual and capitalisation of interest (if any) in accordance with the Topco Finance Documents or Topco Proceeds Loan Agreement shall continue notwithstanding the issue of a Topco Payment Stop Notice.

6.6	Cure of Payment Stop: Topco Creditors

If:

(a)	at any time following the issue of a Topco Payment Stop Notice or the occurrence of a Senior Secured Payment Default or Second Lien Payment Default, that Topco Payment Stop Notice ceases to be outstanding and/or (as the case may be) the Senior Secured Payment Default or Second Lien Payment Default ceases to be continuing; and

(b)	the relevant Debtor or Topco Borrower then promptly pays to the Topco Creditors or relevant Topco Investor (in respect of the Topco Proceeds Loan Liabilities only) an amount equal to any Payments which had accrued under the Topco Finance Documents or the Topco Proceeds Loan Agreement (as applicable) and which would have been Permitted Topco Payments but for that Topco Payment Stop Notice or Senior Secured Payment Default or Second Lien Payment Default,

then any Topco Event of Default which may have occurred as a result of that suspension of Payments shall be waived and any Topco Enforcement Notice which may have been issued as a result of that Topco Event of Default shall be waived, in each case without any further action being required on the part of the Topco Creditors or relevant Topco Investor (in respect of the Topco Proceeds Loan Liabilities only).

6.7	Amendments and Waivers: Topco Creditors

(a)	If a Topco Borrower is a member of the Group, the relevant Finance Document in relation to any Topco Liabilities incurred by such Topco Borrower shall include and maintain a Finco Covenant, and the Topco Borrower shall comply with the terms of such covenant at all times prior to the applicable Topco Discharge Date in relation to such Topco Liabilities, unless otherwise agreed by the Majority Super Senior Creditors, Majority Senior Secured Creditors and Majority Second Lien Creditors.

(b)	Subject to paragraph (a) above, the Topco Creditors may amend or waive the terms of the Topco Finance Documents in accordance with their terms (and subject to any consent required under them) at any time; and nothing in this Agreement or any Debt Document shall restrict any amendments and waivers made or granted in accordance with Clause 18 (New Debt Financings).

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6.8	Guarantees and Security: Topco Creditors

The Topco Lenders and the Topco Notes Creditors shall have the right to take, accept or receive the benefit of:

(a)	any Topco Shared Security from any member of the Group or from a Third Party Security Provider in respect of the Topco Liabilities if and to the extent legally possible and subject to any Agreed Security Principles, at the same time it is also offered either:

(i)	to the Security Agent as agent (and mandatario con rappresentanza) or trustee for the other Secured Parties (or applicable class thereof) in respect of their Liabilities; or

(ii)	in the case of any jurisdiction in which effective Security cannot be granted in favour of the Security Agent as agent (and mandatario con rappresentanza) or trustee for the Secured Parties (or applicable class thereof):

(A)	to the other Secured Parties (or applicable class thereof) in respect of their Liabilities; or

(B)	(to the extent recognised under applicable law, and in any event other than for Transaction Security governed by Italian law) to the Security Agent under a parallel debt structure, joint and several creditor structure or agency structure for the benefit of the other Secured Parties (or applicable class thereof), and ranks in the same order of priority as that contemplated in Clause 2.2 (Transaction Security), provided that all amounts received or recovered by any Topco Creditor with respect to such Topco Shared Security are immediately paid to the Security Agent and held and applied in accordance with Clause 16 (Application of Proceeds);

(b)	any guarantee, indemnity or other assurance against loss from any member of the Group in respect of the Topco Facility Liabilities or the Topco Notes Liabilities in addition to those in:

(i)	the original form of any Topco Facility Agreement or any Topco Notes Indenture;

(ii)	this Agreement; or

(iii)	any Common Topco Assurance,

if (except for any guarantees, indemnity or other assurance permitted by the terms of the Finance Documents) and to the extent legally possible and subject to any Agreed Security Principles, the other Priority Secured Parties (or applicable class thereof) already benefit from such a guarantee, indemnity or other assurance against loss or at the same time it is also offered to the other Priority Secured Parties (or applicable class thereof) in respect of their Liabilities and ranks in the same order of priority as that contemplated in Clause 2 (Ranking and Priority) and all amounts received or recovered by any Topco Creditor with respect to such guarantee, indemnity or other assurance against loss are immediately paid to the Security Agent and held and applied in accordance with Clause 16 (Application of Proceeds); and

(c)	any Security, guarantee, indemnity or other assurance against loss from any member of the Topco Group:

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(i)	in connection with any escrow or similar or equivalent arrangements entered into in respect of amounts which are being held (or will be held) by a person which is not a member of the Topco Group prior to release of those amounts to a member of the Topco Group;

(ii)	in connection with any actual or proposed defeasance, redemption, prepayment, repayment, purchase or other discharge of any Secured Liabilities (in each case provided that such defeasance, redemption, prepayment, repayment, purchase or other discharge is not prohibited by the terms of this Agreement); or

(iii)	as otherwise permitted by another provision of this Agreement including Clause 18.4 (Acquired Person or Asset).

No Security (other than pursuant to the Topco Transaction Security Documents) shall be granted by a member of the Group in respect of any Topco Liabilities.

6.9	Restrictions on Enforcement by Topco Finance Party

(a)	Until the Priority Discharge Date, except with the prior consent of or as required by an Instructing Group:

(i)	no Topco Finance Party nor Topco Investor shall direct the Security Agent to enforce or otherwise (to the extent applicable), require the enforcement of, any Transaction Security Documents (including the crystallisation of any floating charge forming part of any Transaction Security);

(ii)	no Topco Finance Party nor Topco Investor shall take or require the taking of any Enforcement Action against a member of the Group or any Third Party Security Provider other than in each case (and only to the extent not restricted by paragraph (i) above or (iii) below) against a Topco Borrower in relation to the Topco Group Liabilities; and

(iii)	no Topco Finance Party nor Topco Investor nor Topco Borrower shall take or require the taking of any Enforcement Action in relation to the Topco Proceeds Loan Liabilities,

except as permitted under Clause 6.10 (Permitted Topco Enforcement) and provided that no such action required by an Instructing Group need be taken except to the extent that such Instructing Group otherwise is entitled under this Agreement to direct such action.

(b)	(Other than as restricted by paragraphs (a)(i) and (a)(iii) above) any Topco Creditors may at any time take any Enforcement Action available against any Topco Investor, Topco Borrower or any Other Topco Guarantor, in each case in accordance with the terms of the Topco Finance Documents.

6.10	Permitted Topco Enforcement

(a)	Subject to Clause 6.13 (Enforcement on behalf of Topco Finance Parties), the restrictions in Clause 6.9 (Restrictions on Enforcement by Topco Finance Party) will not apply in respect of the Topco Group Liabilities or the Transaction Security Documents (if any) which secure Topco Group Liabilities (as applicable) as permitted by paragraph (c) of Clause 6.1 (Restriction on Payment and Dealings: Topco Group Liabilities) if:

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(i)	a Topco Event of Default (the “Relevant Topco Default”) is continuing;

(ii)	the Senior Agent, the Senior Secured Notes Trustee(s), the Second Lien Agent and the Second Lien Notes Trustee(s) have received notice of the Relevant Topco Default specifying the event or circumstance in relation to the Relevant Topco Default from the relevant Topco Agent, Topco Notes Trustee or Topco Borrower;

(iii)	a Topco Standstill Period has elapsed; and

(iv)	the Relevant Topco Default is continuing at the end of the relevant Topco Standstill Period.

(b)	Promptly upon becoming aware of a Topco Event of Default, the relevant Topco Agent(s), Topco Notes Trustee(s) or Topco Investor (as the case may be) may by notice (a “Topco Enforcement Notice”) in writing notify the Super Senior Agent, the Senior Agent, the Senior Secured Notes Trustee(s), the Second Lien Agent and the Second Lien Notes Trustee(s) of the existence of such Topco Default.

6.11	Topco Standstill Period

In relation to a Relevant Topco Default, a Topco Standstill Period shall mean the period beginning on the date (the “Topco Standstill Start Date”) the relevant Topco Agent(s), Topco Notes Trustee(s) or Topco Investor serves a Topco Enforcement Notice on the Security Agent, the Super Senior Agent, the Senior Agent, the Senior Secured Notes Trustee(s), the Second Lien Agent and the Second Lien Notes Trustee(s) in respect of such Relevant Topco Default and ending on the earlier to occur of:

(a)	the date falling 179 days after the Topco Standstill Start Date (the “Topco Standstill Period”);

(b)	the date the Priority Secured Parties take any Enforcement Action in relation to a particular Debtor or Third Party Security Provider provided that:

(i)	if a Topco Standstill Period ends pursuant to this paragraph (b), the Topco Finance Parties or a Topco Investor (in respect of the Topco Proceeds Loan Liabilities only) may only take the same Enforcement Action in relation to the Topco Guarantor as the Enforcement Action taken by the Priority Secured Parties against such Topco Guarantor and not against any other member of the Group or Third Party Security Provider; and

(ii)	Enforcement Action for the purpose of this paragraph (b) shall not include action taken to preserve or protect any Security as opposed to realise it;

(c)	the date of an Insolvency Event in relation to a particular Topco Guarantor against whom Enforcement Action is to be taken; and

(d)	the expiry of any other Topco Standstill Period outstanding at the date such first mentioned Topco Standstill Period commenced (unless that expiry occurs as a result of a cure, waiver or other permitted remedy).

6.12	Subsequent Topco Defaults

The Topco Finance Parties or a Topco Investor (in respect of the Topco Proceeds Loan Liabilities only) may take Enforcement Action under Clause 6.10 (Permitted Topco Enforcement) in relation to a Relevant Topco Default even if, at the end of any relevant Topco

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Standstill Period or at any later time, a further Topco Standstill Period has begun as a result of any other Topco Default.

6.13	Enforcement on behalf of Topco Finance Parties

(a)	If the Security Agent has notified the Topco Agents, Topco Notes Trustees or a relevant Topco Investor that it is enforcing Security created pursuant to any Security Document over shares of a Debtor, no Topco Finance Party or that Topco Investor may take any action referred to in Clause 6.10 (Permitted Topco Enforcement) against that Debtor or any Subsidiary of that Debtor while the Security Agent is taking steps to enforce that Security in accordance with the instructions of the Instructing Group where such action might be reasonably likely to adversely affect such enforcement or the amount of proceeds to be derived therefrom.

(b)	If the Topco Creditors are permitted to give instructions to the Security Agent to require the enforcement of the Security constituted pursuant to any Transaction Security Document in accordance with the provisions of this Clause 6.13, such Enforcement Action must require the realisation of the relevant Security by way of a sale or disposal conducted in compliance with the provisions of Clause 15.2 (Distressed Disposals).

6.14	Option to Purchase: Topco Creditors

(a)	Subject to paragraphs (b) and (c) below, the Topco Creditor Representative(s) (on behalf of one or more of the Topco Creditors) (the “Purchasing Topco Creditors”) may after a Distress Event, by giving not less than 10 days’ prior written notice to the Security Agent, require the transfer to the Purchasing Topco Creditors (or to a nominee or nominees), in accordance with Clause 21.2 (Change of Secured Creditors), of all, but not part, of the rights, benefits and obligations in respect of the Senior Lender Liabilities, Super Senior Lender Liabilities, the Senior Secured Notes Liabilities, the Cash Management Facility Liabilities, the Second Lien Lender Liabilities and the Second Lien Notes Liabilities if:

(i)	that transfer is lawful and, subject to paragraph (ii) below, otherwise permitted by the relevant Secured Debt Document;

(ii)	any conditions relating to such a transfer contained in the relevant Secured Debt Document, other than:

(A)	any requirement to obtain the consent of, or consult with, any Debtor, Third Party Security Provider or other member of the Group relating to such transfer, which consent or consultation shall not be required; and

(B)	to the extent the Purchasing Topco Creditors (acting as a whole) provide cash cover for any Letter of Credit or Cash Management Facility LC the consent of the Relevant Issuing Bank relating to such transfer;

(iii)	each Agent, on behalf of the Senior Lenders, the Super Senior Lenders, the Senior Secured Notes Creditors, the Second Lien Lenders and the Second Lien Noteholders (as applicable) and each Cash Management Facility Lender, is paid an amount equal to the aggregate of:

(A)	any amounts provided as cash cover by the Purchasing Topco Creditors for any Letter of Credit or Cash Management Facility LC (as envisaged in paragraph (ii)(B) above);

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(B)	all of the Liabilities to such Creditors outstanding as at the date the amount is to be paid (whether or not due), including all amounts that would have been payable under the relevant Debt Document if the Liabilities under such Debt Document were being prepaid by the relevant Debtors on the date of that payment; and

(C)	all costs and expenses (including legal fees) incurred by each such Agent and/or such Creditors as a consequence of giving effect to that transfer;

(iv)	as a result of that transfer the Senior Lenders, the Super Senior Lenders, the Senior Secured Notes Creditors, the Second Lien Lenders, the Second Lien Notes Creditors and the Cash Management Facility Lenders have no further actual or contingent liability to any Debtor under the relevant Debt Documents;

(v)	an indemnity is provided from (or on behalf of) the Purchasing Topco Creditor (but, for the avoidance of doubt, this does not include a Topco Creditor Representative) (or from another third party acceptable to all the Senior Lenders, the Super Senior Lenders, the Senior Secured Notes Creditors, the Second Lien Lenders, the Second Lien Notes Creditors and each Cash Management Facility Lender) in a form reasonably satisfactory to each Senior Lender, Super Senior Lender, Senior Secured Notes Creditor, Second Lien Lender, Second Lien Notes Creditor and each Cash Management Facility Lender in respect of all losses which may be sustained or incurred by any Senior Lender, Super Senior Lender, Senior Secured Notes Creditor, Second Lien Lender, Second Lien Notes Creditor or Cash Management Facility Lender in consequence of any sum received or recovered by any Senior Lender, Super Senior Lender, Senior Secured Notes Creditor, Second Lien Lender, Second Lien Notes Creditor or Cash Management Facility Lender from any person being required (or it being alleged that it is required) to be paid back by or clawed back from any Senior Lender, Super Senior Lender, Senior Secured Notes Creditor, Second Lien Lender, Second Lien Notes Creditor or Cash Management Facility Lender for any reason; and

(vi)	the transfer is made without recourse to, or representation or warranty from, the Senior Lenders, the Super Senior Lenders, the Senior Secured Notes Creditors, the Second Lien Lenders, the Second Lien Notes Creditors or Cash Management Facility Lenders, except that each Senior Lender, Super Senior Lender, Senior Secured Notes Creditor, Second Lien Lender, Second Lien Notes Creditor or Cash Management Facility Lender shall be deemed to have represented and warranted on the date of that transfer that it has the corporate power to effect that transfer and it has taken all necessary action to authorise the making by it of that transfer.

(b)	Subject to paragraph (b) of Clause 6.15 (Hedge Transfer: Topco Creditors), the Topco Creditor Representative (on behalf of the Purchasing Topco Creditors) may only require a Senior Secured Creditor Liabilities Transfer and a Second Lien Creditor Liabilities Transfer if, at the same time, they require a Hedge Transfer in accordance with Clause 6.15 (Hedge Transfer: Topco Creditors) and if, for any reason, a Hedge Transfer cannot be made in accordance with Clause 6.15 (Hedge Transfer: Topco Creditors), no Senior Secured Creditor Liabilities Transfer or and a Second Lien Creditor Liabilities Transfer may be required to be made. If more than one Purchasing Topco Creditor wishes to exercise the option to purchase the Senior Lender Liabilities, Super Senior Lender Liabilities, Senior Secured Notes Liabilities, Second Lien Lender Liabilities, Second Lien Notes Liabilities or Cash Management Facility Liabilities in

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accordance with paragraph (a) above, each such Purchasing Topco Creditor shall acquire the Senior Lender Liabilities, Super Senior Lender Liabilities, Senior Secured Notes Liabilities, Second Lien Lender Liabilities, Second Lien Notes Liabilities, and Cash Management Facility Liabilities pro rata, in the proportion that its Credit Participation bears to the aggregate Credit Participations of all the Purchasing Topco Creditors. Any Purchasing Topco Creditors wishing to exercise the option to purchase the Senior Lender Liabilities, Super Senior Lender Liabilities, Senior Secured Notes Liabilities, Second Lien Lender Liabilities, Second Lien Notes Liabilities or Cash Management Facility Liabilities shall inform the Senior Creditor Representatives and the Super Senior Agent in accordance with the terms of the Senior Secured Finance Documents and the Second Lien Creditor Representatives in accordance with the terms of the Second Lien Finance Documents who will determine (consulting with each other as required) the appropriate share of the Senior Lender Liabilities, Super Senior Lender Liabilities, Senior Secured Notes Liabilities, Second Lien Lender Liabilities, Second Lien Notes Liabilities and Cash Management Facility Liabilities to be acquired by each such Purchasing Topco Creditor and who shall inform each such Purchasing Topco Creditor accordingly. Furthermore, the Topco Creditor Representative(s) (as applicable) shall promptly inform the Senior Creditor Representatives, the Super Senior Agent and the Creditor Representatives of the Senior Secured Creditors and Second Lien Creditors of the Purchasing Topco Creditors’ intention to exercise the option to purchase the Senior Lender Liabilities, Super Senior Lender Liabilities, Senior Secured Notes Liabilities, Second Lien Lender Liabilities, Second Lien Notes Liabilities and Cash Management Facility Liabilities.

(c)	At the request of the Topco Creditor Representative (on behalf of all the Purchasing Topco Creditors):

(i)	the Senior Agent and the Cash Management Facility Lenders (as applicable) shall notify the Purchasing Topco Creditors of:

(A)	the sum of the amounts described in paragraphs (a)(iii)(B) and (a)(iii)(C) above; and

(B)	the amount of each Letter of Credit and each Cash Management Facility LC (as applicable) for which cash cover is to be provided by all the Purchasing Topco Creditors (acting as a whole);

(ii)	the Super Senior Agent shall notify the Purchasing Second Lien Creditors of:

(A)	the sum of the amounts described in paragraphs (a)(iii)(B) and (a)(iii)(C) above; and

(B)	the amount of each Letter of Credit and each Cash Management Facility LC (as applicable) for which cash cover is to be provided by all the Purchasing Topco Creditors (acting as a whole);

(iii)	the Senior Secured Notes Trustee(s) shall notify the Purchasing Topco Creditors of the sum of amounts described in paragraphs (a)(iii)(B) and (a)(iii)(C) above;

(iv)	the Second Lien Agent shall notify the Purchasing Topco Creditors of the sum of the amounts described in paragraphs (a)(iii)(B) and (a)(iii)(C) above; and

(v)	the Second Lien Notes Trustee(s) shall notify the Purchasing Topco Creditors of the sum of amounts described in paragraphs (a)(iii)(B) and (a)(iii)(C) above.

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6.15	Hedge Transfer: Topco Creditors

(a)	The Topco Creditor Representative(s) (on behalf of the Purchasing Topco Creditors, acting as a whole) may, by giving not less than 10 days’ prior written notice to the Security Agent, require a Hedge Transfer:

(i)	if either:

(A)	the Purchasing Topco Creditors require, at the same time, a Senior Secured Creditor Liabilities Transfer and a Second Lien Creditor Liabilities Transfer under Clause 6.14 (Option to Purchase: Topco Creditors); or

(B)	all the Purchasing Topco Creditors require that Hedge Transfer at any time on or after the latest of the Senior Lender Discharge Date, the Super Senior Discharge Date, the Cash Management Facility Discharge Date, the Senior Secured Notes Discharge Date and the Second Lien Discharge Date; and

(ii)	if:

(A)	that transfer is lawful and otherwise permitted by the terms of the Hedging Agreements, in which case no Debtor, Third Party Security Provider or other member of the Group shall be entitled to withhold its consent to that transfer;

(B)	any conditions (other than the consent of, or any consultation with, any Debtor, Third Party Security Provider or other member of the Group) relating to that transfer contained in the Hedging Agreements are complied with;

(C)	each Hedge Counterparty is paid (in the case of a positive number) or pays (in the case of a negative number) an amount equal to the aggregate of (1) the Hedging Purchase Amount in respect of the hedging transactions under the relevant Hedging Agreement at that time and (2) all costs and expenses (including legal fees) incurred as a consequence of giving effect to that transfer;

(D)	as a result of that transfer, the Hedge Counterparties have no further actual or contingent liability to any Debtor under the Hedging Agreements;

(E)	an indemnity is provided from (or on behalf of) Purchasing Topco Creditor (but, for the avoidance of doubt, this does not include a Topco Creditor Representative) which is receiving (or for which a nominee is receiving) that transfer (or from another third party acceptable to the relevant Hedge Counterparty) in a form reasonably satisfactory to the relevant Hedge Counterparty in respect of all losses which may be sustained or incurred by that Hedge Counterparty in consequence of any sum received or recovered by that Hedge Counterparty being required (or it being alleged that it is required) to be paid back by or clawed back from the Hedge Counterparty for any reason; and

(F)	that transfer is made without recourse to, or representation or warranty from, the relevant Hedge Counterparty, except that the relevant Hedge Counterparty shall be deemed to have represented and warranted on the

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date of that transfer that it has the corporate power to effect that transfer and it has taken all necessary action to authorise the making by it of that transfer.

(b)	The Topco Creditor Representative(s) (acting on behalf of the Purchasing Topco Creditors) and any Hedge Counterparty may agree (in respect of the Hedging Agreements (or one or more of them) to which that Hedge Counterparty is a party) that a Hedge Transfer required by the Purchasing Topco Creditors pursuant to paragraph (a) above shall not apply to that Hedging Agreement(s) or to the Hedging Liabilities and Hedge Counterparty Obligations under that Hedging Agreement(s).

(c)	If the Topco Creditor Representative(s) are entitled to require a Hedge Transfer under this Clause 6.15, the Hedge Counterparties shall, at the request of the Topco Creditor Representative(s), provide details of the amounts referred to in paragraph (a)(iii)(C) above.

6.16	Security Interest in Holdco assets

Notwithstanding anything to the contrary in this Agreement but subject to the terms of such Security and Clause 14 (Enforcement of Topco Independent Transaction Security), in no event shall the Topco Creditors be prohibited from taking any Enforcement Action with respect to any Topco Independent Obligor or from taking any Security from any person that is not a member of the Group.

7.	SUBORDINATED LIABILITIES

7.1	Restriction on Payment: Subordinated Liabilities

Prior to the Final Discharge Date, neither the Company nor any other Debtor will, and Topco shall procure that no other member of the Topco Group will, make any Payment of the Subordinated Liabilities at any time unless:

(a)	that Payment is permitted under Clause 7.2 (Permitted Payments: Subordinated Liabilities); or

(b)	the taking or receipt of that Payment is permitted under Clause 7.8 (Permitted Enforcement: Subordinated Creditors); or

(c)	Required Creditor Consent for such Payment has been obtained.

7.2	Permitted Payments: Subordinated Liabilities

(a)	The Company, any other Debtor and any member of the Topco Group may make any Payments in respect of the Subordinated Liabilities (whether of principal, interest or otherwise) if such Payment is not prohibited by the Prior Ranking Financing Agreements or, to the extent prohibited, unless the Required Creditor Consent has been obtained.

(b)	Payments in respect of the Subordinated Liabilities may not be made pursuant to paragraph (a) above if, at the time of the Payment, an Acceleration Event has occurred, unless the Required Creditor Consent has been obtained.

(c)	Nothing in this Agreement or any of the Debt Documents shall prohibit or restrict any roll-up or capitalisation of any amount under any Subordinated Document or the issue of any payment in kind instruments in satisfaction of any amount under any Subordinated Document or any forgiveness, write-off or capitalisation of any

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Subordinated Liabilities or the release or other discharge of any such Subordinated Liabilities.

7.3	Payment obligations continue

Neither the Company nor any other Debtor or member of the Topco Group shall be released from the liability to make any Payment (including of default interest, which shall continue to accrue) under any Subordinated Document by the operation of Clause 7.1 (Restriction on Payment: Subordinated Liabilities) and Clause 7.2 (Permitted Payments: Subordinated Liabilities) even if its obligation to make that Payment is restricted at any time by the terms of any of those Clauses.

7.4	No acquisition of Subordinated Liabilities

Prior to the Final Discharge Date, the Debtors shall not, and shall procure that no other member of the Topco Group will:

(a)	enter into any Liabilities Acquisition; or

(b)	beneficially own all or any part of the share capital of a company that is party to a Liabilities Acquisition,

in each case pursuant to which any payment is made by a member of the Group to a person which is not a member of the Group in respect of Subordinated Liabilities, unless:

(i)	that action is not prohibited by the Finance Documents;

(ii)	the relevant Liabilities Acquisition relates to Subordinated Liabilities (or rights, benefits and/or obligations in relation thereto) in respect of which a Payment could be made under Clause 7.2 (Permitted Payments: Subordinated Liabilities); or

(iii)	in relation to each Finance Document that prohibits that action, the requisite Senior Secured Creditors, Second Lien Creditors or, as the case may be, Topco Creditors under that Finance Document consent to that action.

7.5	Amendments and Waivers: Subordinated Creditors

(a)	Prior to the Final Discharge Date, subject to paragraph (b) below, the Subordinated Creditors and the Debtors shall not (and Topco shall ensure that no other member of the Topco Group shall) amend, waive or vary the terms of any of the documents or instruments pursuant to which the Subordinated Liabilities are constituted which would result in:

(i)	the interests of any Secured Party being adversely affected in any material respect or the ranking and/or subordination contemplated by this Agreement being impaired;

(ii)	any change to any scheduled repayment date or any mandatory prepayment provision under any Subordinated Document which would, in each case, make such amount payable before the Final Discharge Date;

(iii)	any member of the Topco Group being subject to more onerous obligations (ignoring for this purpose any obligation to pay any additional amount) as a whole than those contained in the original form of the Subordinated Documents to the extent that such obligations are materially adverse to the interests of the

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Secured Parties (taken as a whole) under the Secured Debt Documents or obligations which would conflict with any provision of this Agreement; or

(iv)	any change to provisions relating to acceleration, default, security (including enforcement), transferability, payments (including repayments and prepayments) and ranking of Subordinated Liabilities under a Subordinated Document.

(b)	Paragraph (a) above does not apply to any amendment, waiver or consent:

(i)	which (or to the extent such term following such amendment, waiver or consent) is not prohibited to be a term of such documents or instruments by the Prior Ranking Financing Agreements or, to the extent prohibited, in respect of which the Required Creditor Consent has been obtained;

(ii)	which has been made with the prior Required Creditor Consent; or

(iii)	which is minor, administrative or corrects a manifest error or (subject to paragraph (a)(i) above) is technical.

7.6	Security: Subordinated Creditors

The Subordinated Creditors may not take, accept or receive the benefit of any Security, guarantee, indemnity or other assurance against loss from any member of the Topco Group in respect of any of the Subordinated Liabilities prior to the Final Discharge Date, unless the requisite Senior Secured Creditors or, as the case may be, Topco Creditors under the applicable Finance Document consent to that Security, guarantee, indemnity or other assurance against loss.

7.7	Restriction on Enforcement: Subordinated Creditors

Subject to Clause 7.8 (Permitted Enforcement: Subordinated Creditors), no Subordinated Creditor shall be entitled to take any Enforcement Action in respect of any of the Subordinated Liabilities at any time prior to the Final Discharge Date, unless:

(a)	such Enforcement Action is solely a demand for payment, set-off, account combination or payment netting which is permitted by Clause 7.2 (Permitted Payments: Subordinated Liabilities);

(b)	otherwise consented to by the Security Agent or an Instructing Group; or

(c)	Required Creditor Consent for such Enforcement Action has been obtained.

7.8	Permitted Enforcement: Subordinated Creditors

After the occurrence of an Insolvency Event in relation to a member of the Topco Group, each Subordinated Creditor may only (unless otherwise directed by the Security Agent or unless the Security Agent has taken, or has given notice that it intends to take, action on behalf of that Subordinated Creditor in accordance with Clause 9.5 (Filing of Claims)) exercise any right it may otherwise have in respect of that member of the Topco Group to:

(a)	accelerate any of that member of the Topco Group’s Subordinated Liabilities or declare them prematurely due and payable or payable on demand;

(b)	make a demand under any guarantee, indemnity or other assurance against loss given by that member of the Topco Group in respect of any Subordinated Liabilities;

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(c)	exercise any right of set off or take or receive any Payment in respect of any Subordinated Liabilities of that member of the Topco Group; or

(d)	claim and prove in the liquidation, administration or other insolvency proceedings of that member of the Topco Group for the Subordinated Liabilities owing to it,

but shall not take any other Enforcement Action.

7.9	Representations: Subordinated Creditor

Each Subordinated Creditor represents and warrants to each Secured Party on the date of this Agreement (or, if it becomes a Party after such date, the date of the Creditor/Agent Accession Undertaking) that:

(a)	it is duly incorporated (or, as the case may be, organised) and validly established under the laws of its jurisdiction of incorporation (or, as the case may be, organisation);

(b)	subject to the Legal Reservations and Perfection Requirements, the obligations expressed to be assumed by it in this Agreement are valid, legally binding and enforceable obligations; and

(c)	subject to the Legal Reservations and Perfection Requirements, the entry into and performance by it of, and the transactions contemplated by, this Agreement do not contravene:

(i)	any law or regulation applicable to it;

(ii)	its constitutional documents; or

(iii)	any agreement or instrument binding upon it or any of its assets, in each case, to an extent which would have a Material Adverse Effect.

7.10	Subordinated Liabilities: Exceptions

Notwithstanding anything to the contrary, nothing in this Agreement or any of the Debt Documents shall prohibit or restrict:

(a)	any Payment made to a Subordinated Creditor under and in accordance with the terms of any Debt Document other than with respect to Subordinated Liabilities (provided that, for the avoidance of doubt, this paragraph (a) shall not apply to a Payment which is expressly prohibited by Clause 4 (Hedge Counterparties and Hedging Liabilities), Clause 5 (Second Lien Creditors and Second Lien Liabilities) and/or Clause 6 (Topco Creditors, Topco Liabilities and Topco Group Liabilities));

(b)	any Payment or other return made by way of a roll-up or capitalisation of any amount, an issue of shares, an incurrence of indebtedness constituting Subordinated Liabilities (including the issue of payment-in-kind instruments) or any other similar or equivalent step, action or arrangement;

(c)	any payment made (whether cash or in kind) or other step or action taken to facilitate any Payment (or other matter) in respect of any Subordinated Liabilities (in each case to the extent that such Payment or other matter is not prohibited by this Clause 7); and

(d)	any Subordinated Creditor from granting any Security over or in relation to the Subordinated Liabilities or any related rights in respect thereof provided that the rights of the holder of such Security upon any enforcement are subject to this Agreement.

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8.	INTRA-GROUP LENDERS AND INTRA-GROUP LIABILITIES

8.1	Restriction on Payment: Intra-Group Liabilities

Prior to the Final Discharge Date, the Debtors shall not, and shall procure that no other member of the Group will, make any Payments of the Intra-Group Liabilities at any time unless:

(a)	that Payment is permitted under Clause 8.2 (Permitted Payments: Intra-Group Liabilities);

(b)	the taking or receipt of that Payment is permitted under Clause 8.7 (Permitted Enforcement: Intra-Group Lenders); or

(c)	Required Creditor Consent for such Payment has been obtained.

8.2	Permitted Payments: Intra-Group Liabilities

(a)	Subject to paragraph (b) below, the Debtors and the other members of the Group may make Payments (including by way of set-off or conversion to equity, provided that in the event that the equity of such Debtor is subject to Transaction Security prior to such issue, then the percentage of equity in such Debtor subject to Transaction Security is not diluted) in respect of the Intra-Group Liabilities (whether of principal, interest or otherwise) from time to time.

(b)	Payments in respect of the Intra-Group Liabilities may not be made pursuant to paragraph (a) above if, at the time of the Payment, an Acceleration Event has occurred, unless:

(i)	an Instructing Group consents to that Payment being made; or

(ii)	that Payment is made to facilitate the Payment of any:

(A)	Senior Secured Creditor Liabilities, Agent Liabilities or Arranger Liabilities;

(B)	Second Lien Liabilities, following the later of the Super Senior Discharge Date and the Senior Secured Discharge Date;

(C)	Liabilities owed to the Security Agent; or

(D)	Topco Liabilities or Topco Proceeds Loan Liabilities following the Priority Discharge Date.

8.3	Payment Obligations Continue

No Debtor shall be released from the liability to make any Payment (including of default interest, which shall continue to accrue) under any Intra-Group Liabilities by the operation of Clause 8.1 (Restriction on Payment: Intra-Group Liabilities) and Clause 8.2 (Permitted Payments: Intra-Group Liabilities) even if its obligation to make that Payment is restricted at any time by the terms of either of those Clauses.

8.4	Acquisition of Intra-Group Liabilities

Each Debtor may, and may permit any other member of the Group to:

(a)	enter into any Liabilities Acquisition; or

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(b)	beneficially own all or any part of the share capital of a company that is party to a Liabilities Acquisition,

in respect of any Intra-Group Liabilities at any time unless an Acceleration Event has occurred at the time of the relevant Liabilities Acquisition and the Instructing Group has not consented to such Liabilities Acquisition or where Required Creditor Consent has been obtained.

8.5	Security: Intra-Group Lenders

Prior to the Final Discharge Date, the Intra-Group Lenders may not take, accept or receive the benefit of any Security, guarantee, indemnity or other assurance against loss in respect of the Intra-Group Liabilities unless that Security, guarantee, indemnity or other assurance against loss is not prohibited by the Prior Ranking Financing Agreements or, to the extent prohibited, the Required Creditor Consent has been obtained.

8.6	Restriction on Enforcement: Intra-Group Lenders

Subject to Clause 8.7 (Permitted Enforcement: Intra-Group Lenders), (other than the demand for any payment, set-off, account combination or payment netting in relation to any payment permitted by Clause 8.2 (Permitted Payments: Intra-Group Liabilities)) none of the Intra-Group Lenders shall be entitled to take any Enforcement Action in respect of any of the Intra-Group Liabilities at any time prior to the Final Discharge Date unless otherwise consented to by the Security Agent or by an Instructing Group or where Required Creditor Consent to such Enforcement Action has been obtained.

8.7	Permitted Enforcement: Intra-Group Lenders

After the occurrence of an Insolvency Event, each Intra-Group Lender may (unless otherwise directed by the Security Agent or unless the Security Agent has taken, or has given notice that it intends to take, action on behalf of that Intra-Group Lender in accordance with Clause 9.5 (Filing of Claims)), exercise any right it may otherwise have against that member of the Group to:

(a)	accelerate any of that member of the Group’s Intra-Group Liabilities or declare them prematurely due and payable or payable on demand;

(b)	make a demand under any guarantee, indemnity or other assurance against loss given by that member of the Group in respect of any Intra-Group Liabilities;

(c)	exercise any right of set-off or take or receive any Payment in respect of any Intra-Group Liabilities of that member of the Group; or

(d)	claim and prove in the liquidation, administration or other insolvency proceedings of that member of the Group for the Intra-Group Liabilities owing to it.

8.8	Intra-Group Liabilities: Exceptions

Notwithstanding anything to the contrary in this Agreement or any other Debt Document and without imposing any additional obligation or restriction on any member of the Group, nothing in this Agreement (including this Clause 8 or Clause 21 (Changes to the Parties)) or any other Debt Document shall prohibit or restrict any capitalisation, forgiveness, write-off, waiver, release, transfer or other discharge of any Intra-Group Liabilities (or any amounts due, payable or owing in connection therewith) or any other amount due, payable or owing by one member of the Group to another member of the Group, in the case of Intra-Group Liabilities unless an Acceleration Event has occurred and is continuing.

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9.	EFFECT OF INSOLVENCY EVENT

9.1	Cash Cover

This Clause 9 is subject to Clause 16.3 (Treatment of SFA Cash Cover, Cash Management Facility Cash Cover and SFA Cash Collateral) and, in the case of each Notes Trustee, to paragraphs (a) and (c) of Clause 28.1 (Liability).

9.2	Payment of Distributions

(a)	After the occurrence of an Insolvency Event, any Party entitled to receive a distribution out of the assets of that Debtor, Material Subsidiary or Third Party Security Provider (in the case of a Senior Secured Creditor on or after the Designation Date, only to the extent that such amounts constitute Enforcement Proceeds) in respect of Liabilities owed to that Party shall, to the extent it is able to do so, direct the person responsible for the distribution of the assets of that Debtor, Material Subsidiary or member of the Group or Third Party Security Provider to pay that distribution to the Security Agent until the Liabilities owing to the Secured Parties have been paid in full.

(b)	The Security Agent shall apply distributions paid to it under paragraph (a) above in accordance with Clause 16 (Application of Proceeds).

9.3	Set-Off

(a)	Subject to paragraph (b) below, to the extent that any member of the Group’s or Third Party Security Provider’s Liabilities are discharged by way of set-off (mandatory or otherwise) after the occurrence of an Insolvency Event, any Creditor which benefited from that set-off shall (in the case of a Senior Secured Creditor on or after the Designation Date, only to the extent that such amounts constitute Enforcement Proceeds) pay an amount equal to the amount of the Liabilities owed to it which are discharged by that set-off to the Security Agent for application in accordance with Clause 16 (Application of Proceeds).

(b)	Paragraph (a) above shall not apply to:

(i)	any such discharge of the Multi-account Overdraft Liabilities to the extent that the relevant discharge represents a reduction of the Gross Outstandings of a Multi-account Overdraft Facility to or towards an amount equal to its Net Outstandings;

(ii)	any Close-Out Netting by a Hedge Counterparty or a Hedging Ancillary Lender;

(iii)	any Payment Netting by a Hedge Counterparty or a Hedging Ancillary Lender;

(iv)	any Inter-Hedging Agreement Netting by a Hedge Counterparty;

(v)	any Inter-Hedging Ancillary Document Netting by a Hedging Ancillary Lender; and

(vi)	any set-off which gives effect to a Permitted Payment (or another payment or distribution not prohibited by the terms of this Agreement) which is otherwise permitted to be made under this Agreement notwithstanding the occurrence of the relevant Insolvency Event.

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9.4	Non-Cash Distributions

Subject to Clause 16.1 (Order of Application - Transaction Security), if the Security Agent or any other Secured Party receives a distribution in a form other than in cash in respect of any of the Liabilities, the Liabilities will not be reduced by that distribution until and except to the extent that the realisation proceeds are actually applied towards the Liabilities.

9.5	Filing of Claims

Without prejudice to any Ancillary Lender’s and Cash Management Facility Lenders’ right of netting or set-off relating to a Multi-account Overdraft Facility (to the extent that the netting or set-off represents a reduction of the Gross Outstandings of that Multi-account Overdraft Facility to or towards an amount equal to its Net Outstandings), after the occurrence of an Insolvency Event, each Creditor irrevocably authorises the Security Agent (acting in accordance with Clause 9.7 (Security Agent Instructions) and with express faculty of self-contracting, sub-empowering or multiple representation), on its behalf, to:

(a)	take any Enforcement Action (in accordance with the terms of this Agreement) against that Debtor or member of the Group or Third Party Security Provider;

(b)	demand, sue, prove and give receipt for any or all of that member of the Group’s, that Debtor’s or Third Party Security Provider’s Liabilities;

(c)	collect and receive all distributions on, or on account of, any or all of that member of the Group’s, that Debtor’s or Third Party Security Provider’s Liabilities; and

(d)	file claims, take proceedings and do all other things the Security Agent considers reasonably necessary to recover that member of the Group’s, that Debtor’s or Third Party Security Provider’s Liabilities.

9.6	Creditors’ Actions

Each Creditor will:

(a)	do all things that the Security Agent (acting in accordance with Clause 9.7 (Security Agent Instructions)) reasonably requests in order to give effect to this Clause 9; and

(b)	if the Security Agent is not entitled to take any of the actions contemplated by this Clause 9 or if the Security Agent (acting in accordance with Clause 9.7 (Security Agent Instructions)) requests that a Creditor take that action, undertake that action itself in accordance with the instructions of the Security Agent (acting in accordance with Clause 9.7 (Security Agent Instructions)) or grant a power of attorney to the Security Agent (on such terms as the Security Agent (acting in accordance with Clause 9.7 (Security Agent Instructions)) may reasonably require, although no Notes Trustee shall be under any obligation to grant such powers of attorney) to enable the Security Agent to take such action.

9.7	Security Agent Instructions

For the purposes of Clause 9.5 (Filing of Claims) and Clause 9.6 (Creditors’ Actions), the Security Agent shall act:

(a)	on the instructions of the applicable group of Secured Creditors entitled, at that time, to give instructions under:

(i)	on or after the Designation Date, Clause 13.3 (Enforcement Instructions - Transaction Security) or Clause 13.4 (Manner of Enforcement - Transaction Security);

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(ii)	on and from the Designation Date, Clause 13.3 (Enforcement Instructions – Transaction Security) or Clause 13.4 (Manner of Enforcement - Transaction Security);

(iii)	as applicable, Clause 14.2 (Enforcement Instructions – Topco Independent Transaction Security) or Clause 14.3 (Manner of Enforcement - Topco Independent Transaction Security); or

(iv)	otherwise provided by this Agreement;

(b)	in the absence of any such instructions, as the Security Agent sees fit (which may include taking no action).

9.8	Limitation by Applicable Laws

Each of the provisions of this Clause 9 shall apply only to the extent permitted by applicable laws.

9.9	U.S. Insolvency or Liquidation Proceedings under the U.S. Bankruptcy Code

(a)	The Second Lien Finance Party agrees that, until the Super Senior Discharge Date and the Senior Secured Discharge Date has occurred, the Second Lien Finance Party shall not, in or in connection with any Insolvency Proceeding, file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, in each case that (i) violates, or is prohibited by, this Clause 9 (or, in the absence of an Insolvency Proceeding, otherwise would violate or be prohibited by this Agreement) or (ii) challenges the validity, priority, enforceability or voidability of any Transaction Security or claims held by the Security Agent or any other Senior Secured Creditor, or the extent to which the Secured Obligations owed to a Senior Secured Creditor constitute secured claims under Section 506(a) of the Bankruptcy Code or otherwise; provided that the Second Lien Finance Party may file a proof of claim in an insolvency proceeding, subject to the limitations contained in this Agreement and only if consistent with the terms and the limitations on the Second Lien Finance Party imposed hereby.

(b)	Until the Super Senior Discharge Date and the Senior Secured Discharge Date, if any Debtor becomes subject to any Insolvency Proceeding, and if the Security Agent desires to consent (or not object) to the use of “cash collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code) or to provide financing to any Debtor under the Bankruptcy Code or to consent (or not object) to the provision of such financing to any Debtor by any third party (any such financing, “DIP Financing”), then the Second Lien Finance Party agrees that it (i) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such DIP Financing, so long as (A) each Secured Party retains the right to object to any ancillary agreements or ancillary arrangements regarding the cash collateral use or the DIP Financing that are materially prejudicial to their interests (unless such ancillary agreements or arrangements, including without limitation any adequate protection orders, are equally materially prejudicial to all Secured Parties, in which case there shall be no independent right of a Secured Party to object), (B) the DIP Financing (1) does not compel the Borrower to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the DIP Financing documentation or a related document or (2) the DIP Financing does not expressly require the liquidation of any Transaction Security prior to a default under the DIP Financing documentation, and (C) if any cash collateral order contemplates the liquidation of Transaction Security, such order provides that the Transaction Security of the Secured Parties will attach to the proceeds of such liquidation equally and ratably

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(subject to the priorities as between the Senior Secured Creditors and the Second Lien Finance Party), (ii) will not request or accept adequate protection or any other relief in connection with the use of such cash collateral or such DIP Financing except as set forth in paragraph (d) below and (iii) it will subordinate (and will be deemed hereunder to have subordinated) the Transaction Security securing Second Lien Finance Parties (x) to such DIP Financing on the same terms as the Transaction Security securing the Senior Secured Creditors and Super Senior Creditors are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement), (y) to any adequate protection provided to the Senior Secured Creditors and (z) to any “carve-out” agreed to by the Security Agent or the other Senior Secured Creditors, and (d) agrees that notice received two calendar days prior to the entry of an order approving such usage of cash collateral or approving such DIP Financing shall be adequate notice.

(c)	The Second Lien Finance Party agrees that, until the Super Senior Discharge Date and the Senior Secured Discharge Date has occurred, it will not seek (or support any other Person seeking) relief from the automatic stay or from any other stay in any insolvency proceeding or take any action in derogation thereof, in each case in respect of any Collateral, without the prior written consent of the Security Agent.

(d)	The Second Lien Finance Party agrees that, until the Senior Secured Dischare Date has occurred, it shall not object, contest, or support any other Person objecting to or contesting, (a) any request by the Security Agent or the any of the other Senior Secured Creditors for adequate protection or any adequate protection provided to the Security Agent or the other Senior Secured Creditors; or (b) any objection by the Security Agent or any of the other Senior Secured Finance Parties to any motion, relief, action or proceeding based on the Security Agent or any of the other Senior Secured Creditors claiming a lack of adequate protection; or (c) the payment of interest, fees, expenses or other amounts to the Security Agent or any of the other Senior Secured Secured Finance Parties under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise. Notwithstanding anything contained in this Clause 9.9) (but subject to all other provisions of this Agreement), in any Insolvency Proceeding, (i) if the Senior Secured Creditors (or any subset thereof) are granted adequate protection consisting of additional collateral (with replacement liens on such additional collateral) and superpriority claims in connection with any DIP Financing or use of cash collateral, and the Senior Secured Creditors do not object to the adequate protection being provided to them, then in connection with any such DIP Financing or use of cash collateral the Second Lien Finance Party may seek or accept adequate protection consisting solely of (x) a replacement Lien on the same additional collateral, subordinated to the Transaction Security securing the Secured Obligations owed to a Senior Secured Creditor and such DIP Financing on the same basis as the other Liens securing the Second Lien Secured Obligations are so subordinated to the Secured Obligations owed to a Senior Secured Creditor under this Agreement and (y) superpriority claims junior in all respects to the superpriority claims granted to the Senior Secured Creditors, provided, however, that the Second Lien Finance Party shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code, in any stipulation and/or order granting such adequate protection, that such junior superpriority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims and (ii) in the event the Second Lien Finance Party seeks or accepts adequate protection in accordance with clause (i) above and such adequate protection is granted in the form of additional collateral, then the Second Lien Finance Party agrees that the Security Agent shall also be granted a senior Security on such additional collateral as security for the Senior Secured Obligations and any such DIP Financing and that any Security on such additional collateral securing the Second Lien Secured Obligations shall be subordinated to the Security on such

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collateral securing the Secured Obligations owed to a Senior Secured Creditor and any such DIP Financing (and all Obligations relating thereto) and any other Security granted to the Senior Secured Creditors as adequate protection, with such subordination to be on the same terms that the other Security securing the Second Lien Secured Obligations are subordinated to such Secured Obligations owed to a Senior Secured Creditor under this Agreement. The Second Lien Finance Party agrees that except as expressly set forth in this Section it shall not seek or accept adequate protection without the prior written consent of the Security Agent. If the Second Lien Finance Party receives post-petition adequate protection payments in an Insolvency Proceeding (“Second Lien Adequate Protection Payments”), and the Senior Secured Creditors do not receive payment in full in cash of all Secured Obligations owed to a Senior Secured Creditor upon the effectiveness of the plan of reorganization for, or conclusion of, that Insolvency Proceeding, then, the Second Lien Finance Party shall pay over to the Senior Secured Parties an amount (the “Pay-Over Amount”) equal to the lesser of (i) the Second Lien Adequate Protection Payments received by the Second Lien Finance Party and (ii) the amount of the short-fall (the “Shortfall”) in payment in full in cash of the Secured Obligations owed to a Senior Secured Creditor; provided that, to the extent any portion of the Shortfall represents payments received by the Senior Secured Creditors in the form of promissory notes, equity or other non-cash property, then the Senior Secured Creditors shall, upon receipt of the Pay-Over Amount, transfer to the Second Lien Finance Party any such non-cash property having an aggregate value equal to the lesser of (1) the value of all such non-cash property and (2) the Pay-Over Amount. Notwithstanding anything herein to the contrary, the Senior Secured Creditors shall not be deemed to have consented to, and expressly retain their rights to object to the grant of adequate protection in the form of cash payments to the Second Lien Finance Party.

(e)	If any Senior Secured Creditor is required in any Insolvency Proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of any Debtor, because such amount was avoided or ordered to be paid or disgorged for any reason, including without limitation because it was found to be a fraudulent or preferential transfer, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the Secured Obligations owed to a Senior Secured Creditor shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Discharge of Secured Obligations owed to a Senior Secured Creditor shall be deemed not to have occurred. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. The Second Lien Finance Party agrees that it shall not be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to it shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

(f)	The Second Lien Finance Party shall not, in an Insolvency Proceeding or otherwise, oppose any sale or disposition of any assets of any Debtor that is supported by the requisite Senior Secured Creditors, and the Second Lien Finance Party will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale supported by the Senior Secured Creditors and to have released their Security on such assets.

(g)	Nothing in this Agreement prohibits or limits the right of any Second Lien Finance Party to receive and retain any debt or equity securities that are issued by a reorganized debtor pursuant to a plan of reorganization, plan of compromise or arrangement or

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similar dispositive restructuring plan in connection with an Insolvency Proceeding. If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Security upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of the Senior Secured Obligations and/or the Second Lien Secured Obligations, then, to the extent the debt obligations distributed on account of the Secured Obligations owed to a Senior Secured Creditor and Second Lien Secured Obligations are secured by Security upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(h)	The Second Lien Finance Party acknowledges and agrees that (a) the grants of Security pursuant to the Senior Secured Finance Documents and the Second Lien Secured Finance Documents constitute two separate and distinct grants of Security and (b) because of, among other things, their differing rights in the Transaction Security, the Second Lien Secured Obligations are fundamentally different from the Secured Obligations owed to a Senior Secured Creditor and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Senior Secured Creditors and the Second Lien Finance Party in respect of the Transaction Security constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Second Lien Finance Party hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Debtirs in respect of the Transaction Security (with the effect being that, to the extent that the aggregate value of the Transaction Security is sufficient (for this purpose ignoring all claims held by the Second Lien Finance Party), the Senior Secured Creditors shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims and all amounts owing in respect of Post-Petition Interest before any distribution is made in respect of the claims held by the Second Lien Finance Party, with the Second Lien Finance Party hereby acknowledging and agreeing to turn over to the Security Agent (who will then turn over to the Senior Secured Creditors) amounts otherwise received or receivable by it to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Finance Party).

(i)	The Second Lien Finance Party shall not oppose or seek to challenge any claim by the Security Agent, the Senior Agent, the Super Senior Agent or any Senior Secured Creditor, for allowance in any Insolvency Proceeding of Secured Obligations owed to a Senior Secured Creditor consisting of post- petition interest, fees or expenses to the extent of the value of the First Lien without regard to the existence of the Second Lien on the Transaction Security.

(j)	None of the Security Agent, the Senior Agent, Super Senior Agent or any Senior Secured Creditor shall oppose or seek to challenge any claim by the Second Lien Finance Party for allowance in any Insolvency Proceeding of Second Lien Secured Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Transaction Security securing the Second Lien Finance Parties on the Transaction Security (after taking into account all Secured Obligations owed to a Senior Secured Creditor).

(k)	Nothing contained herein shall prohibit or in any way limit the Security Agent, the Senior Agent, Super Senior Agent or any other Senior Secured Creditor from objecting in any Insolvency Proceeding or otherwise to any action taken by the Second Lien Finance Party, including the seeking by the Second Lien Finance Party of adequate

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protection (except as provided in paragraph (c) above) or the asserting by the Second Lien Finance Party of any of its rights and remedies under the Second Lien Finance Documents or otherwise.

(l)	To the extent that the Second Lien Finance Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code with respect to any of the Transaction Security, the Second Lien Finance Party agrees not to assert any of such rights without the prior written consent of the Security Agent; provided that if requested by the Security Agent, the Second Lien Finance Party shall timely exercise such rights in the manner requested by the Security Agent, including any rights to payments in respect of such rights.

(m)	This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of an Insolvency Proceeding.

10.	TURNOVER OF RECEIPTS

10.1	Cash Cover

This Clause 10 is subject to Clause 16.3 (Treatment of SFA Cash Cover, Cash Management Facility Cash Cover and SFA Cash Collateral) and, in the case of each Notes Trustee, to paragraphs (a) and (c) of Clause 28.1 (Liability).

10.2	Turnover by the Creditors

Subject to Clause 3.1 (Payments of Senior Secured Creditor Liabilities), Clause 10.3 (Exclusions) and Clause 10.4 (Permitted Assurance and Receipts), Clause 18 (New Debt Financings) and, in the case of Notes Trustee Amounts, to paragraphs (a) and (c) of Clause 28.1 (Liability):

(a)	if at any time prior to the Final Discharge Date any Creditor (other than a Senior Secured Creditor on or after the Designation Date) receives or recovers from any Debtor, any member of the Group or any Third Party Security Provider:

(i)	any Payment or distribution of, or on account of or in relation to, any of the Liabilities other than any Payment or distribution which is either:

(A)	not prohibited by the terms of this Agreement; or

(B)	made in accordance with Clause 16 (Application of Proceeds);

(ii)	other than where Clause 9.3 (Set-Off) applies, any amount by way of set-off in respect of any of the Liabilities owed to it which does not give effect to a Permitted Payment;

(iii)	notwithstanding paragraphs (i) and (ii) above, and other than where Clause 9.3 (Set-Off) applies, any amount:

(A)	on account of, or in relation to, any of the Liabilities:

(1)	after the occurrence of a Distress Event; or

(2)	as a result of any other litigation or proceedings against a Debtor, a member of the Group or any Third Party Security Provider (other than after the occurrence of an Insolvency Event); or

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(B)	by way of set-off in respect of any of the Liabilities owed to it after the occurrence of a Distress Event,

other than, in each case, any amount received or recovered in accordance with Clause 16 (Application of Proceeds); and in the case of Intra-Group Liabilities, any amount received or recovered in accordance with Clause 8 (Intra-Group Lenders and Intra-Group Liabilities) (to the extent permitted to be received or recovered notwithstanding that an Acceleration Event is continuing);

(iv)	the proceeds of any enforcement of any Transaction Security except in accordance with Clause 16 (Application of Proceeds); or

(v)	other than where Clause 9.3 (Set-Off) or Clause 18 (New Debt Financings) applies, any distribution in cash or in kind or Payment of, or on account of or in relation to, any of the Liabilities owed by any Debtor, any member of the Group or any Third Party Security Provider which is not in accordance with Clause 16 (Application of Proceeds) and which is made as a result of, or after, the occurrence of an Insolvency Event in respect of that Debtor, member of the Group or Third Party Security Provider; or

(b)	if at any time on or after the Designation Date but prior to the Final Discharge Date, any Senior Secured Creditor receives or recovers any Enforcement Proceeds or any other amounts which should otherwise be received or recovered by the Security Agent for application under Clause 16 (Application of Proceeds) (whether before or after an Insolvency Event) except in accordance with Clause 16 (Application of Proceeds) from any Debtor, any member of the Group or any Third Party Security Provider, that Creditor will:

(i)	in relation to receipts and recoveries not received or recovered by way of set-off:

(A)	hold an amount of that receipt or recovery equal to the Relevant Liabilities (or if less, the amount received or recovered) on trust for (or otherwise on behalf and for the account of) the Security Agent and promptly pay or distribute that amount to the Security Agent for application in accordance with the terms of this Agreement; and

(B)	promptly pay or distribute an amount equal to the amount (if any) by which the receipt or recovery exceeds the Relevant Liabilities to the Security Agent for application in accordance with the terms of this Agreement; and

(ii)	in relation to receipts and recoveries received or recovered by way of set-off, promptly pay an amount equal to that recovery to the Security Agent for application in accordance with the terms of this Agreement.

It is hereby agreed that in relation to any jurisdiction the courts of which would not recognize or give effect to the trust expressed to be created by this Clause 10.2, the relationship of the Security Agent to the Creditors shall be construed as one of principal and agent.

10.3	Exclusions

Clause 10.2 (Turnover by the Creditors) shall not apply to any receipt or recovery:

(a)	by way of:

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(i)	Close-Out Netting by a Hedge Counterparty or a Hedging Ancillary Lender;

(ii)	Payment Netting by a Hedge Counterparty or a Hedging Ancillary Lender;

(iii)	Inter-Hedging Agreement Netting by a Hedge Counterparty; or

(iv)	Inter-Hedging Ancillary Document Netting by a Hedging Ancillary Lender;

(b)	by an Ancillary Lender by way of that Ancillary Lender’s right of netting or set-off relating to a Multi-account Overdraft Facility (to the extent that that netting or set-off represents a reduction from the Gross Outstandings of that Multi-account Overdraft Facility to or towards an amount equal to its Net Outstandings);

(c)	by a Cash Management Facility Lender by way of that Cash Management Facility Lender’s right of netting or set-off relating to a Multi-account Overdraft Facility (to the extent that that netting or set-off represents a reduction of the Gross Outstandings of that Multi-account Overdraft Facility to or towards an amount equal to its Net Outstandings);

(d)	made in accordance with Clause 17 (Equalisation);

(e)	made in accordance with Clause 2.7 (Additional and/or Refinancing Debt) and/or Clause 18 (New Debt Financings) (including any receipt or recovery from any Security, guarantee, indemnity or other assurance against loss relating to any New Debt Financing or Permitted Acquired Indebtedness which is permitted under paragraph (a) of Clause 18.4 (Acquired Person or Asset));

(f)	to the extent that such receipt or recovery was funded directly or indirectly the proceeds of any indebtedness incurred under or pursuant to any New Debt Financing;

(g)	in respect of funds received by the Security Agent for its own account; or

(h)	that has been distributed by a Notes Trustee to any Noteholders in accordance with the applicable Notes Finance Documents unless that Notes Trustee, as applicable, had received at least two Business Days’ prior notice that an Acceleration Event or an Insolvency Event has occurred in relation to a Debtor or Third Party Security Provider or that the receipt or recovery falls within Clause 10.2 (Turnover by the Creditors) in each case prior to distribution of the relevant amount.

10.4	Permitted Assurance and Receipts

Nothing in this Agreement shall restrict the ability of any Secured Creditor or other Party that is not a member of the Group to:

(a)	arrange with any person which is not a member of the Group, a Third Party Security Provider or a Holding Company of any member of the Group any assurance against loss in respect of, or reduction of its credit exposure to, a Debtor (including assurance by way of credit-based derivative or sub-participation) or restrict the terms or application of proceeds or recoveries of such assurance; or

(b)	make any assignment or transfer permitted by Clause 21 (Changes to the Parties), which:

(i)	is permitted by the Secured Debt Documents under which the relevant Liabilities were incurred; and

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(ii)	is not in breach of Clause 4.5 (No Acquisition of Hedging Liabilities) or any provision of (if prior to the Senior Discharge Date) the Senior Facilities Agreement or any Permitted Senior Secured Facilities Agreement, (if prior to the Super Senior Discharge Date) or any Permitted Super Senior Secured Facilities Agreement, (if prior to the Senior Secured Notes Discharge Date) the Senior Secured Notes Indenture(s) pursuant to which any Senior Secured Notes remain outstanding, (if prior to the Second Lien Notes Discharge Date) the Second Lien Notes Indenture(s) pursuant to which any Second Lien Notes remain outstanding, (if prior to the Second Lien Lender Discharge Date) a Second Lien Facility Agreement, (if prior to the Topco Facility Discharge Date in respect of the Topco Facility) a Topco Facility Agreement and (if prior to the Topco Discharge Date in respect of the Topco Notes) the Topco Notes Indenture(s) pursuant to which any Topco Notes remain outstanding (as applicable), and that Secured Creditor shall not be obliged to account to any other Party for any sum received by it as a result of that action.

10.5	Sums received by Debtors and Third Party Security Providers

If any of the Debtors, any Third Party Security Provider or any Topco Independent Obligor receives or recovers any sum which, under the terms of any of the Debt Documents, should have been paid to the Security Agent, that Debtor, Third Party Security Provider or, as the case may be, Topco Independent Obligor will:

(a)	hold an amount of that receipt or recovery equal to the Relevant Liabilities (or, if less, the amount received or recovered) on trust for (or otherwise on behalf and for the account of) the Security Agent and promptly pay that amount to the Security Agent for application in accordance with the terms of this Agreement; and

(b)	promptly pay an amount equal to the amount (if any) by which the receipt or recovery exceeds the Relevant Liabilities to the Security Agent for application in accordance with the terms of this Agreement.

It is hereby agreed that in relation to any jurisdiction the courts of which would not recognize or give effect to the trust expressed to be created by this Clause 10.5, the relationship of the Security Agent to the relevant Debtor shall be construed as one of principal and agent.

10.6	Saving Provision

If, for any reason, any of the trusts expressed to be created in this Clause 10 should fail or be unenforceable, the affected Creditor, Debtor, Third Party Security Provider or Topco Independent Obligor will promptly pay an amount equal to that receipt or recovery to the Security Agent to be held on trust by the Security Agent for application in accordance with the terms of this Agreement.

10.7	Non-Cash Recoveries

The Senior Agent shall in its absolute discretion (and subject to any internal policy applicable from time to time) decide whether to hold or not on behalf of the Creditors any non-cash recovery amounts. Any amounts not held shall be distributed in accordance with the terms of this Agreement.

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11.	REDISTRIBUTION

11.1	Recovering Creditor’s Rights

(a)	Any amount paid by a Creditor (a “Recovering Creditor”) to the Security Agent under Clause 9 (Effect of Insolvency Event) or Clause 10 (Turnover of Receipts) shall be treated as having been paid by the relevant Debtor or, as the case may be, Third Party Security Provider and distributed to the Security Agent, Agents, Arrangers and Secured Creditors (each, a “Sharing Creditor”) in accordance with the terms of this Agreement.

(b)	On a distribution by the Security Agent under paragraph (a) above of a Payment received by a Recovering Creditor from a Debtor or Third Party Security Provider, as between the relevant Debtor or, as the case may be, Third Party Security Provider and the Recovering Creditor, an amount equal to the amount received or recovered by the Recovering Creditor and paid to the Security Agent (the “Shared Amount”) will be treated to the extent permitted by law (and excluding, for the avoidance of doubt, where any such treatment, increase and/or indemnity would result in a breach of any applicable financial assistance rules and/or would be contrary to corporate benefit principles) as not having been paid by that Debtor, or as the case may be, Third Party Security Provider.

11.2	Reversal of Redistribution

(a)	If any part of the Shared Amount received or recovered by a Recovering Creditor becomes repayable to a Debtor or, as the case may be, Third Party Security Provider and is repaid by that Recovering Creditor to that Debtor, or as the case may be, Third Party Security Provider, then:

(i)	each Sharing Creditor shall (subject in the case of Notes Trustee Amounts to paragraphs (a) and (c) of Clause 28.1 (Liability)), upon request of the Security Agent, pay to the Security Agent for the account of that Recovering Creditor an amount equal to the appropriate part of its share of the Shared Amount (together with an amount as is necessary to reimburse that Recovering Creditor for its proportion of any interest on the Shared Amount which that Recovering Creditor is required to pay) (the “Redistributed Amount”); and

(ii)	as between the relevant Debtor or Third Party Security Provider and each relevant Sharing Creditor, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Debtor or Third Party Security Provider.

(b)	The Security Agent shall not be obliged to pay any Redistributed Amount to a Recovering Creditor under paragraph (a) above until it has been able to establish to its satisfaction that it has actually received that Redistributed Amount from the relevant Sharing Creditor.

11.3	Deferral of Subrogation

No Creditor, Debtor or Third Party Security Provider will exercise any rights which it may have by reason of the performance by it of its obligations under the Debt Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights under the Debt Documents of any Creditor which ranks ahead of it in accordance with the priorities set out in Clause 2 (Ranking and Priority) until such time as all of the Liabilities owing to each prior ranking Creditor (or, in the case of any Debtor or Third Party Security Provider, owing to each Creditor) have been irrevocably paid in full.

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12.	ENFORCEMENT OF TRANSACTION SECURITY PRIOR TO THE DESIGNATION DATE

12.1	Designation Date

The provisions of this Clause 12 shall only apply to any instruction given or action taken prior to the Designation Date. On or after the Designation Date, the provisions of Clause 13 (Enforcement of Transaction Security on or after the Designation Date) shall apply in substitution for the provisions of this Clause 12 for any instructions or action thereafter and this Clause 12 shall cease to apply.

12.2	Cash Cover

This Clause 12 is subject to Clause 16.3 (Treatment of SFA Cash Cover, Cash Management Facility Cash Cover and SFA Cash Collateral).

12.3	Enforcement Instructions – Transaction Security

(a)	The Security Agent may refrain from enforcing the Transaction Security unless instructed otherwise by:

(i)	the Instructing Group; or

(ii)	if required under paragraph (c) below, the Second Lien Agent or Second Lien Notes Trustee (acting on the instructions of the Majority Second Lien Creditors as applicable); or

(iii)	if required under paragraph (d) below, the Topco Creditor Representative(s) (acting on the instructions of the Majority Topco Creditors, as applicable).

(b)	Subject to the Transaction Security having become enforceable in accordance with its terms:

(i)	the Instructing Group; or

(ii)	to the extent permitted to enforce or to require the enforcement of the Transaction Security prior to the Senior Discharge Date under Clause 5.10 (Permitted Second Lien Enforcement), or Clause 6.10 (Permitted Topco Enforcement), the Second Lien Agent or Second Lien Notes Trustee (acting on the instructions of the Majority Second Lien Creditors) or the Topco Creditor Representative(s) (acting on the instructions of the Majority Topco Creditors) as applicable, may give or refrain from giving instructions to the Security Agent to enforce or refrain from enforcing the Transaction Security as they see fit.

(c)	Prior to the Senior Secured Discharge Date:

(i)	if the Instructing Group has instructed the Security Agent not to enforce or to cease enforcing the Transaction Security; or

(ii)	in the absence of instructions from the Instructing Group,

and, in each case, the Instructing Group has not required any Debtor or Third Party Security Provider to make a Distressed Disposal, the Security Agent shall give effect to any instructions to enforce the Transaction Security which the Majority Second Lien

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Creditors are then entitled to give to the Security Agent under Clause 5.10 (Permitted Second Lien Enforcement).

(d)	Prior to the Priority Discharge Date:

(i)	if the Instructing Group (or the Majority Second Lien Creditors pursuant to paragraph (c) above) has instructed the Security Agent not to enforce or to cease enforcing the Transaction Security; or

(ii)	in the absence of instructions from the Instructing Group (or the Majority Second Lien Creditors pursuant to paragraph (c) above),

and, in each case, the Instructing Group (or the Majority Second Lien Creditors pursuant to paragraph (c) above) has not required any Debtor or Third Party Security Provider to make a Distressed Disposal, the Security Agent shall give effect to any instructions to enforce the Transaction Security which the Majority Topco Creditors are then entitled to give to the Security Agent under Clause 6.10 (Permitted Topco Enforcement) respectively.

(e)	Notwithstanding paragraphs (c) and (d) above, if at any time any Second Lien Agent or Second Lien Notes Trustee or Topco Creditor Representative is then entitled to give the Security Agent instructions to enforce the Transaction Security pursuant to the preceding paragraphs (c) and (d) and the Second Lien Agent, the Second Lien Notes Trustee and/or the Topco Creditor Representative (as applicable) do not give such instructions and do not indicate any intention to give such instructions, then the Instructing Group may give instructions to the Security Agent to enforce the Transaction Security as the Instructing Group sees fit in lieu of any instructions to enforce given by the Second Lien Agent, the Second Lien Notes Trustee or the Topco Creditor Representative under this Agreement and Security Agent shall act on such instructions received from the Instructing Group.

(f)	The Security Agent is entitled to rely on and comply with instructions given, or deemed to be given, in accordance with this Clause 12.3.

(g)	No Secured Party shall have any independent power to enforce, or to have recourse to, any Transaction Security or any Topco Independent Transaction Security or to exercise any rights or powers arising under the Security Documents except through the Security Agent.

12.4	Manner of Enforcement - Transaction Security

If the Transaction Security is being enforced pursuant to Clause 12.3 (Enforcement Instructions – Transaction Security), the Security Agent shall enforce the applicable Transaction Security in such manner (including, without limitation, the selection of any administrator of any Debtor or Third Party Security Provider to be appointed by the Security Agent):

(a)	as the Instructing Group shall instruct;

(b)	prior to the Senior Secured Discharge Date, if:

(i)	the Security Agent has, pursuant to paragraph (c) of Clause 12.3 (Enforcement Instructions – Transaction Security), received instructions given by the Majority Second Lien Creditors to enforce the Transaction Security; and

(ii)	the Instructing Group has not given instructions as to the manner of enforcement of the Transaction Security,

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as the Majority Second Lien Creditors shall instruct; or

(c)	prior to the Priority Discharge Date, if:

(i)	the Security Agent has pursuant to paragraph (d) of Clause 12.3 (Enforcement Instructions – Transaction Security), received instructions given by the Majority Topco Creditors to enforce the relevant Topco Shared Security; and

(ii)	neither the Instructing Group nor the Majority Second Lien Creditors have given instructions to the manner of enforcement of the Topco Shared Security,

as the Majority Topco Creditors shall instruct in relation only to Topco Shared Security; or

(d)	in the absence of any such instructions, as the Security Agent sees fit (which may include taking no action).

12.5	Exercise of Voting Rights

(a)	Each Creditor and the Company, each Topco Investor, each Intra-Group Lender, each Third Party Security Provider and each Subordinated Creditor agrees (to the fullest extent permitted by law at the relevant time) with the Security Agent that it will cast its vote in any proposal put to the vote by or under the supervision of any judicial or supervisory authority in respect of any insolvency, pre-insolvency or rehabilitation or similar proceedings relating to any Debtor, member of the Group or, as the case may be, Third Party Security Provider, as instructed by the Security Agent.

(b)	Subject to paragraph (c) below, the Security Agent shall give instructions for the purposes of paragraph (a) of this Clause 12.5 as directed by an Instructing Group provided such instructions have been given in accordance with Clause 12.3 (Enforcement Instructions – Transaction Security).

(c)	Nothing in this Clause 12.5 entitles any Party to exercise or require any other Secured Party to exercise such power of voting or representation to waive, reduce, discharge or extend the due date for (or change the basis for accrual of any) payment of or reschedule any of the Liabilities owed to that Secured Party.

12.6	Waiver of Rights

To the extent permitted under applicable law and subject to Clause 12.3 (Enforcement Instructions – Transaction Security), Clause 12.4 (Manner of Enforcement - Transaction Security), Clause 16 (Application of Proceeds) and paragraph (c) of Clause 15.2 (Distressed Disposals), each Secured Party, Third Party Security Provider and Debtor waives all rights it may otherwise have to require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any sum received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied.

12.7	Duties Owed

(a)	Each of the Secured Parties, the Third Party Security Providers and the Debtors acknowledges that, in the event that the Security Agent enforces or is instructed to enforce any Transaction Security prior to the Senior Secured Discharge Date, the duties of the Security Agent and of any Receiver or Delegate owed to the Second Lien Creditors and the Topco Creditors in respect of the method, type and timing of that

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enforcement or of the exploitation, management or realisation of any of that Transaction Security shall, subject to paragraphs (c) and (g) of Clause 15.2 (Distressed Disposals), be no different to or greater than the duty that is owed by the Security Agent (or, as the case may be, that Receiver or that Delegate) to the Debtors or Third Party Security Providers under general law. The duty of care owed (whether under this Agreement or under general law) by the Security Agent to the Second Lien Creditors and the Topco Creditors shall be the same whether or not the Second Lien Creditors and the Topco Creditors are creditors at the relevant entity at which enforcement is being conducted or are beneficiaries of the Security that is being enforced. The Security Agent shall promptly upon receiving notice provide the Second Lien Creditors (through their respective Second Lien Creditor Representatives) and the Topco Creditors (through their respective Topco Creditor Representatives) notification of the scheduling of any court or administrative hearings relating to any Enforcement Action with respect to the Transaction Security.

(b)	Each of the Secured Parties, Third Party Security Providers and the Debtors acknowledges that, in the event that the Security Agent enforces or is instructed to enforce the Transaction Security after the Senior Secured Discharge Date but prior to the Priority Discharge Date, the duties of the Security Agent and of any Receiver or Delegate owed to any Secured Party in respect of the method, type and timing of that enforcement or of the exploitation, management or realisation of any of that Transaction Security shall, subject to paragraph (c) of Clause 15.2 (Distressed Disposals), be no different to or greater than the duty that is owed by the Security Agent, Receiver or Delegate to the Debtors or Third Party Security Providers under general law.

(c)	The Secured Parties unconditionally and irrevocably hereby grant (and undertake to grant in favour of the Security Agent at its request, by means of a notarised (and apostilled, if necessary) power of attorney (or, if required under the laws of any other relevant jurisdiction, a power of attorney duly issued in that jurisdiction)) as many powers as the Security Agent may require in order to take all necessary action in order to enforce any of the Transaction Security pursuant to this Agreement.

12.8	Security held by other Creditors

If any Transaction Security is held by a Creditor other than the Security Agent, then creditors may only enforce that Transaction Security in accordance with instructions given by an Instructing Group in accordance with this Clause 12 (and for this purpose references to the Security Agent shall be construed as references to that Creditor).

12.9	Consultation Period

(a)	Subject to paragraph (b) below, before giving any instructions to the Security Agent to enforce the Transaction Security or take any other Enforcement Action, the Agent(s) of the Creditors represented in the Instructing Group concerned shall consult with each other Agent (provided that a Topco Agent or Topco Notes Trustee need only be consulted if such Enforcement Action relates to Topco Shared Security) and the Security Agent in good faith about the instructions to be given by the Instructing Group for a period of up to ten Business Days (or such shorter period as each other Agent and the Security Agent shall agree) (the “Consultation Period”), and only following the expiry of a Consultation Period, shall the Instructing Group be entitled to give any instructions to the Security Agent to enforce the Transaction Security or take any other Enforcement Action.

(b)	No Agent shall be obliged to consult in accordance with paragraph (a) above and the Instructing Group shall be entitled to give any instructions to the Security Agent to

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enforce the Transaction Security or take any other Enforcement Action prior to the end of a Consultation Period if:

(i)	the Transaction Security has become enforceable as a result of an Insolvency Event; or

(ii)	the Instructing Group or any Agent of the Creditors represented in the Instructing Group determines in good faith (and notifies each Agent and the Security Agent) that to enter into such consultation and delay the commencement of enforcement of the Transaction Security could reasonably be expected to have a material adverse effect on:

(A)	the Security Agent’s ability to enforce any of the Transaction Security; or

(B)	the realisation proceeds of any enforcement of the Transaction Security.

12.10	Enforcement through Security Agent Only

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Security Documents except through the Security Agent.

13.	ENFORCEMENT OF TRANSACTION SECURITY ON OR AFTER THE DESIGNATION DATE

13.1	Designation Date

The provisions of this Clause 13 shall only apply on and from the Designation Date (without prejudice to the continuing validity of any instruction given or action taken prior to such date).

13.2	Cash Cover

This Clause 12 is subject to Clause 16.3 (Treatment of SFA Cash Cover, Cash Management Facility Cash Cover and SFA Cash Collateral).

13.3	Enforcement Instructions - Transaction Security

(a)	The Security Agent may refrain from enforcing the Transaction Security unless instructed otherwise:

(i)	in accordance with paragraph (c) below; or

(ii)	by, if required under paragraph (g) below, the Second Lien Agent or Second Lien Notes Trustee (acting on the instructions of the Majority Second Lien Creditors as applicable); or

(iii)	by, if required under paragraph (h) below, the Topco Creditor Representative(s) (acting on the instructions of the Majority Topco Creditors, as applicable).

(b)	Subject to the Transaction Security having become enforceable in accordance with its terms, if either the Majority Super Senior Creditors or the Majority Senior Secured Creditors wish to issue Enforcement Instructions, the Agents (and, if applicable, Hedge Counterparties) representing the Secured Creditors comprising the Majority Super Senior Creditors or Majority Senior Secured Creditors (as the case may be) shall deliver a copy of those proposed Enforcement Instructions (an “Initial Enforcement Notice”)

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to the Security Agent, each Senior Agent, each Super Senior Agent, each Senior Secured Notes Trustee and each Hedge Counterparty which did not deliver such Initial Enforcement Notice, and those Enforcement Instructions shall be consistent with the Enforcement Principles.

(c)	Subject to paragraphs (d), (e) and (f) below, the Security Agent will act in accordance with Enforcement Instructions received from the Majority Senior Secured Creditors, provided that such instructions are consistent with the Enforcement Principles (and the Security Agent shall be entitled to assume that such instructions are consistent with the Enforcement Principles) and failure to give Enforcement Instructions will be deemed to be an instruction not to take any Enforcement Action.

(d)	If:

(i)	the Majority Senior Secured Creditors have not made a determination as to the method of Enforcement they wish to instruct the Security Agent to pursue (and notified the Security Agent of that determination in writing) within three months of the date of the Initial Enforcement Notice; or

(ii)	the Super Senior Discharge Date has not occurred within six months of the date of the Initial Enforcement Notice,

then the Security Agent will act in accordance with Enforcement Instructions received from the Majority Super Senior Creditors until the Super Senior Discharge Date has occurred.

(e)	If an Insolvency Event (other than an Insolvency Event directly caused by any Enforcement Action taken by or at the request or direction of a Super Senior Creditor) is continuing then the Security Agent will, to the extent the Majority Super Senior Creditors elect to provide such Enforcement Instructions, act in accordance with Enforcement Instructions received from the Majority Super Senior Creditors until the Super Senior Discharge Date has occurred.

(f)	If the Majority Senior Secured Creditors have not made a determination as to the method of Enforcement they wish to instruct the Security Agent to pursue (and notified the Security Agent of that determination in writing) and the Majority Super Senior Creditors:

(i)	determine in good faith (and notify the other Senior Agents, each Senior Secured Notes Trustee, the Hedge Counterparties and the Security Agent) that a delay in issuing Enforcement Instructions could reasonably be expected to have a material adverse effect on the Security Agent’s ability to enforce any of the Transaction Security or on the expected realisation proceeds of any enforcement of the Transaction Security; and

(ii)	deliver Enforcement Instructions which they reasonably believe to be consistent with the Enforcement Principles and necessary or advisable to enhance the prospects of achieving the Enforcement Objective before the Security Agent has received any Enforcement Instructions from the Majority Senior Secured Creditors, then the Security Agent will act in accordance with the Enforcement Instructions received from the Majority Super Senior Creditors until the Super Senior Discharge Date has occurred.

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(g)	Prior to the later of the Senior Secured Discharge Date and the Super Senior Discharge Date:

(i)	if both the Majority Senior Secured Creditors and the Majority Super Senior Creditors have instructed the Security Agent not to enforce or to cease enforcing the Transaction Security; or

(ii)	in the absence of instructions from either STLDD Instructing Group,

and, in each case, neither STLDD Instructing Group has required any Debtor or Third Party Security Provider to make a Distressed Disposal, the Security Agent shall give effect to any instructions to enforce the Transaction Security which the Majority Second Lien Creditors are then entitled to give to the Security Agent under Clause 5.10 (Permitted Second Lien Enforcement).

(h)	Prior to the Priority Discharge Date:

(i)	if both the Majority Senior Secured Creditors and the Majority Super Senior Creditors (or the Majority Second Lien Creditors pursuant to paragraph (g) above) have instructed the Security Agent not to enforce or to cease enforcing the Transaction Security; or

(ii)	in the absence of instructions from either STLDD Instructing Group (or the Majority Second Lien Creditors pursuant to paragraph (g) above),

and, in each case, neither STLDD Instructing Group (nor the Majority Second Lien Creditors pursuant to paragraph (g) above) has required any Debtor or Third Party Security Provider to make a Distressed Disposal, the Security Agent shall give effect to any instructions to enforce the Transaction Security which the Majority Topco Creditors are then entitled to give to the Security Agent under Clause 6.10 (Permitted Topco Enforcement) respectively.

(i)	Notwithstanding paragraphs (g) and (h) above, if at any time any Second Lien Agent or Second Lien Notes Trustee or Topco Creditor Representative is then entitled to give the Security Agent instructions to enforce the Transaction Security pursuant to the preceding paragraphs (g) and (h) and the Second Lien Agent, the Second Lien Notes Trustee and/or the Topco Creditor Representative (as applicable) give such instruction or indicate any intention to give such instruction, then each STLDD Instructing Group may give instructions to the Security Agent to enforce the Transaction Security as such STLDD Instructing Group sees fit in lieu of any instructions to enforce given by the Second Lien Agent, the Second Lien Notes Trustee or the Topco Creditor Representative under this Agreement and Security Agent shall act on such instructions received from such STLDD Instructing Group.

(j)	The Security Agent is entitled to rely on and comply with instructions given, or deemed to be given, in accordance with this Clause 13.3.

(k)	No Secured Party shall have any independent power to enforce, or to have recourse to, any Transaction Security or to exercise any rights or powers arising under the Transaction Security Documents except through the Security Agent.

(l)	The Parties agree that any obligation of an Italian Debtor (including under the Italian Security Documents) and of any Italian Intra-Group Lender are subject to any applicable Italian Bankruptcy Law provision and/or Italian Crisis and Insolvency Code provision and any other mandatory provisions of Italian Law.

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13.4	Manner of Enforcement - Transaction Security

If the Transaction Security is being enforced pursuant to Clause 13.3 (Enforcement Instructions - Transaction Security), the Security Agent shall enforce the applicable Transaction Security in such manner (including, without limitation, the selection of any administrator of any Debtor or Third Party Security Provider to be appointed by the Security Agent):

(a)	as the Instructing Group shall instruct;

(b)	prior to the later of the Super Senior Discharge Date and the Senior Secured Discharge Date, if:

(i)	the Security Agent has, pursuant to paragraph (g) of Clause 13.3 (Enforcement Instructions - Transaction Security), received instructions given by the Majority Second Lien Creditors to enforce the Transaction Security; and

(ii)	neither STLDD Instructing Group has given instructions as to the manner of enforcement of the Transaction Security,

as the Majority Second Lien Creditors shall instruct; or

(c)	prior to the Priority Discharge Date, if:

(i)	the Security Agent has pursuant to paragraph (h) of Clause 13.3 (Enforcement Instructions - Transaction Security), received instructions given by the Majority Topco Creditors to enforce the Topco Shared Security; and

(ii)	neither STLDD Instructing Group nor the Majority Second Lien Creditors have given instructions to the manner of enforcement of the Topco Shared Security,

as the Majority Topco Creditors shall instruct in relation only to Topco Shared Security; or

(d)	in the absence of any such instructions, as the Security Agent sees fit (which may include taking no action).

13.5	Exercise of Voting Rights

(a)	Each Creditor and the Company, each Topco Investor, each Intra-Group Lender, each Third Party Security Provider and each Subordinated Creditor agrees (to the fullest extent permitted by law at the relevant time) with the Security Agent that it will cast its vote in any proposal put to the vote by or under the supervision of any judicial or supervisory authority in respect of any insolvency, pre-insolvency or rehabilitation or similar proceedings relating to any Debtor, member of the Group or, as the case may be, Third Party Security Provider, as instructed by the Security Agent.

(b)	Subject to paragraph (c) below, the Security Agent shall give instructions for the purposes of paragraph (a) of this Clause 13.5 as directed by an Instructing Group provided such instructions have been given in accordance with Clause 13.3 (Enforcement Instructions - Transaction Security).

(c)	Nothing in this Clause 13.5 entitles any Party to exercise or require any other Secured Party to exercise such power of voting or representation to waive, reduce, discharge or extend the due date for (or change the basis for accrual of any) payment of or reschedule any of the Liabilities owed to that Secured Party.

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13.6	Waiver of Rights

To the extent permitted under applicable law and subject to Clause 13.3 (Enforcement Instructions - Transaction Security), Clause 13.4 (Manner of Enforcement - Transaction Security), Clause 16 (Application of Proceeds) and paragraph (c) of Clause 15.2 (Distressed Disposals), each Secured Party, Third Party Security Provider and Debtor waives all rights it may otherwise have to require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any sum received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied.

13.7	Duties Owed

(a)	Each of the Secured Parties, the Third Party Security Providers and the Debtors acknowledges that, in the event that the Security Agent enforces or is instructed to enforce any Transaction Security prior to the later of the Super Senior Discharge Date and the Senior Secured Discharge Date, the duties of the Security Agent and of any Receiver or Delegate owed to the Second Lien Creditors and the Topco Creditors in respect of the method, type and timing of that enforcement or of the exploitation, management or realisation of any of that Transaction Security shall, subject to paragraphs (c) and (g) of Clause 15.2 (Distressed Disposals), be no different to or greater than the duty that is owed by the Security Agent (or, as the case may be, that Receiver or that Delegate) to the Debtors or Third Party Security Providers under general law. The duty of care owed (whether under this Agreement or under general law) by the Security Agent to the Second Lien Creditors and the Topco Creditors shall be the same whether or not the Second Lien Creditors and the Topco Creditors are creditors at the relevant entity at which enforcement is being conducted or are beneficiaries of the Security that is being enforced. The Security Agent shall promptly upon receiving notice provide the Second Lien Creditors (through their respective Second Lien Creditor Representatives) and the Topco Creditors (through their respective Topco Creditor Representatives) notification of the scheduling of any court or administrative hearings relating to any Enforcement Action with respect to the Transaction Security.

(b)	Each of the Secured Parties, Third Party Security Providers and the Debtors acknowledges that, in the event that the Security Agent enforces or is instructed to enforce the Transaction Security after the later of the Super Senior Discharge Date and the Senior Secured Discharge Date but prior to the Priority Discharge Date, the duties of the Security Agent and of any Receiver or Delegate owed to any Secured Party in respect of the method, type and timing of that enforcement or of the exploitation, management or realisation of any of that Transaction Security shall, subject to paragraph (c) of Clause 15.2 (Distressed Disposals), be no different to or greater than the duty that is owed by the Security Agent, Receiver or Delegate to the Debtors or Third Party Security Providers under general law.

13.8	Security held by other Creditors

If any Transaction Security is held by a Creditor other than the Security Agent, then creditors may only enforce that Transaction Security in accordance with instructions given by an Instructing Group in accordance with this Clause 12 (and for this purpose references to the Security Agent shall be construed as references to that Creditor).

13.9	Enforcement through Security Agent Only

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Security Documents except through the Security Agent.

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14.	ENFORCEMENT OF TOPCO INDEPENDENT TRANSACTION SECURITY

14.1	Enforcement of Topco Independent Transaction Security

The Topco Creditors shall not give instructions to the Security Agent as to the enforcement of the Topco Independent Transaction Security other than in accordance with this Agreement.

14.2	Enforcement Instructions – Topco Independent Transaction Security

(a)	The Security Agent may refrain from enforcing the Topco Independent Transaction Security unless instructed otherwise by the Majority Topco Creditors.

(b)	Subject to the Topco Independent Transaction Security having become enforceable in accordance with its terms, the Topco Creditor Representative(s) (acting on the instructions of the Majority Topco Creditors) may give or refrain from giving instructions to the Security Agent to enforce or refrain from enforcing the Topco Independent Transaction Security as they see fit.

(c)	The Security Agent is entitled to rely on and comply with instructions given, or deemed to be given, in accordance with this Clause 14.2.

(d)	No Topco Creditor shall have any independent power to enforce, or to have recourse to, any Topco Independent Transaction Security or to exercise any rights or powers arising under the Security Documents except through the Security Agent.

14.3	Manner of Enforcement - Topco Independent Transaction Security

If the Topco Independent Transaction Security is being enforced pursuant to Clause 14.2 (Enforcement Instructions – Topco Independent Transaction Security), the Security Agent shall enforce the Topco Independent Transaction Security in such manner (including, without limitation, the selection of any administrator of any Debtor or Third Party Security Provider to be appointed by the Security Agent) as the Majority Topco Creditors shall instruct or, in the absence of any such instructions, as the Security Agent sees fit (which may include taking no action).

14.4	Waiver of Rights

To the extent permitted under applicable law and subject to Clause 14.2 (Enforcement Instructions – Topco Independent Transaction Security), Clause 14.3 (Manner of Enforcement - Topco Independent Transaction Security), Clause 16 (Application of Proceeds) and paragraph (c) of Clause 15.2 (Distressed Disposals), each Secured Party, Third Party Security Provider and Debtor waives all rights it may otherwise have to require that the Topco Independent Transaction Security be enforced in any particular order or manner or at any particular time or that any sum received or recovered from any person, or by virtue of the enforcement of any of the Topco Independent Transaction Security or of any other security interest, which is capable of being applied in or towards discharge of any of the Topco Independent Secured Obligations is so applied.

14.5	Duties Owed with respect to Topco Independent Transaction Security

Each of the Secured Parties, the Third Party Security Providers, the Debtors and the Topco Independent Obligors acknowledges that, in the event that the Security Agent enforces or is instructed to enforce any Topco Independent Transaction Security prior to the Topco Discharge Date, the duties of the Security Agent and of any Receiver or Delegate owed to the Topco Creditors in respect of the method, type and timing of that enforcement or of the exploitation, management or realisation of any of that Topco Independent Transaction Security shall, subject

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to paragraph (g) of Clause 15.2 (Distressed Disposals), be no different to or greater than the duty that is owed by the Security Agent (or, as the case may be, that Receiver or that Delegate) to the Debtors, Third Party Security Providers or Topco Independent Obligors under general law. The duty of care owed (whether under this Agreement or under general law) by the Security Agent to the Topco Creditors shall be the same whether or not the Topco Creditors are creditors at the relevant entity at which enforcement is being conducted or are beneficiaries of the Topco Independent Transaction Security that is being enforced. The Security Agent shall promptly upon becoming aware provide the Topco Creditors notification of the scheduling of any court or administrative hearings relating to any Enforcement Action with respect to the Topco Independent Transaction Security.

14.6	Topco Independent Transaction Security held by other Creditors

If any Topco Independent Transaction Security is held by a Creditor other than the Security Agent, then creditors may only enforce that Transaction Security in accordance with instructions given by the Majority Topco Creditors in accordance with this Clause 14 (and for this purpose references to the Security Agent shall be construed as references to that Creditor).

15.	NON-DISTRESSED DISPOSALS, DISTRESSED DISPOSALS AND DISPOSAL PROCEEDS

15.1	Non-Distressed Disposals

(a)	Notwithstanding anything to the contrary in this Agreement or any other Debt Document (including any provisions in this Agreement or any other Debt Document which are expressed to or purport to override any other provisions of this Agreement or any other Debt Document as a condition or otherwise to the taking of any action or step), the Security Agent (on behalf of itself and the Secured Parties) and each other party to any Security Document hereby agrees (and is irrevocably authorised, instructed and obliged to do so by, and without any further consent, agreement, instruction, direction, confirmation, payment, certification or other document, request or information from, any Creditor, other Secured Party or Debtor) that it shall promptly following receipt of a written request from the Company to the Security Agent:

(i)	release (or procure that any other relevant person releases) from the Transaction Security or Topco Independent Transaction Security and the Secured Debt Documents:

(A)	any Security (and/or any other claim relating to a Debt Document) over any asset which the Company has confirmed pursuant to paragraph (c) below is the subject of:

(1)	(subject to Clause 15.1(i) below) a disposal not prohibited by the terms of any Finance Document (or, to the extent any applicable Finance Document prohibits such disposal, the applicable Agent authorises the release in accordance with the terms of the applicable Finance Document or the Required Creditor Consent for such disposal has been obtained) (including a disposal to a member of the Group, but without prejudice to any obligation of any member of the Group in a Finance Document to provide replacement security); or

(2)	any other transaction not prohibited by the terms of any Finance Document pursuant to which that asset will cease to be held or owned by a member of the Group;

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and in each case where such disposal or other transaction is not a Distressed Disposal (in each case, a “Non-Distressed Disposal”);

(B)	any Security (and/or any other claim relating to a Debt Document) over any document or other agreement requested in order for any member of the Group to effect any amendment or waiver in respect of that document or agreement or otherwise exercise any rights, comply with any obligations or take any action in relation to that document or agreement (in each case to the extent the Company has confirmed pursuant to paragraph (c) below it is not prohibited by the terms of any Finance Document);

(C)	any Security (and/or any other claim relating to a Debt Document) over any asset of any member of the Group which has ceased to be a Debtor or Guarantor (or will cease to be a Debtor or Guarantor simultaneously with such release) to the extent that the Company has confirmed pursuant to paragraph (c) below that such cessation is otherwise in accordance with the terms of each Finance Document or the Agreed Security Principles; and

(D)	any Security (and/or any other claim relating to a Debt Document) over any other asset to the extent that the Company has confirmed pursuant to paragraph (c) below that such Security is not required to be given, or such release is otherwise, in accordance with the terms of each Finance Document or the Agreed Security Principles; and

(ii)	to the extent that the Company has confirmed pursuant to paragraph (c) below that such disposal or other transaction is otherwise in accordance with the terms of each Finance Document, in the case of a disposal of shares or other ownership interests in a Debtor or other member of the Group (or any Holding Company of any Debtor), or any other transaction pursuant to which a Debtor or other member of the Group (or any Holding Company of any Debtor) will cease to be a member of the Topco Group or a Debtor (including pursuant to Clause 21.23 (Resignation of a Debtor) or by reason of that Debtor, or a Holding Company of that Debtor, being designated as an Unrestricted Subsidiary), release (or procure that any other relevant person releases) that Debtor or such other member of the Group and its Subsidiaries from all present and future liabilities (both actual and contingent) under the Secured Debt Documents and the respective assets of such Debtor and its Subsidiaries (and the shares in any such Debtor and/or Subsidiary) from the Transaction Security or Topco Independent Transaction Security and the Secured Debt Documents (including any claim relating to a Debt Document).

(b)	If that Non-Distressed Disposal is not made:

(i)	each release of Transaction Security or any claim described in paragraph (a) above shall have no effect and the Transaction Security or claim subject to that release shall continue in such force and effect as if that release had not been effected (to the extent possible under applicable law); and

(ii)	the Parties agree that, to the extent required under applicable law, any Transaction Security released or purported to be released shall promptly be retaken on substantially the same terms.

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(c)	When making any request for a release pursuant to sub-paragraph (a)(i)(A), (a)(i)(B), (a)(i)(C), (a)(i)(D) or (a)(ii) of this Clause 15.1 the Company shall confirm in writing to the Security Agent that:

(i)	in the case of any release requested pursuant to sub-paragraph (a)(i)(A), (a)(i)(B) or (a)(ii) above, (subject to Clause 15.1(i) below) the relevant disposal or other action is not prohibited by the terms of any Finance Document, in each case, as the case may be, as at the date of completion of such release, or at the option of the Company, on the date that the definitive agreement for such disposal or similar transaction is entered into; or

(ii)	in the case of any release requested pursuant to paragraph (a)(i)(C) or (a)(i)(D) above, such Security is not required to be given, or the relevant release or cessation is otherwise, in accordance with terms of the Finance Documents or the Agreed Security Principles, and the Security Agent shall be entitled to rely on that confirmation for all purposes under the Secured Debt Documents.

(d)	The Security Agent (on behalf of itself and the Secured Parties) and each other party to any Security Document shall and hereby agrees to (and is irrevocably authorised, instructed and obliged to do so by, and without any further consent, agreement, sanction, authority, instruction, direction, confirmation, payment, certification or other document, request or information from any Creditor, other Secured Party or Debtor) promptly enter into (or procure that any relevant person enters into) and deliver such documentation and/or take such other action as the Company shall require to give effect to, or to evidence, any release (including in any official register) or other matter contemplated by or in connection with this Clause 15.1 (including the issuance of any certificates of non-crystallisation of floating charges, any consent to dealing or any other similar or equivalent document that may be required or desirable).

(e)	Without prejudice to the foregoing and for the avoidance of doubt, if requested by the Company in accordance with the terms of any of the Finance Documents (and provided that the requested action is not expressly prohibited by any of the other Finance Documents), the Security Agent, the Creditors and the other Secured Parties shall promptly execute any guarantee, security or other release and/or any amendment, supplement or other documentation relating to any Transaction Security or Security Documents as contemplated by the terms of any of the Finance Documents and the Security Agent (on behalf of itself and the Secured Parties) hereby agrees to execute, and will promptly execute if requested by the Company, (and is irrevocably authorised, instructed and obliged to do so by, and without any further consent, agreement, sanction, authority, instruction, direction, confirmation, payment, certification or other document, request or information from, any Creditor, other Secured Party or Debtor) any such release or document on behalf of the Creditors and the other Secured Parties. When making any request pursuant to this paragraph (e) the Company shall confirm in writing to the Security Agent that such request is in accordance with the terms of a Finance Document (and the requested action is not expressly prohibited by any of the other Finance Documents) and the Security Agent shall be entitled to rely on that confirmation for all purposes under the Secured Debt Documents.

(f)	Notwithstanding anything to the contrary in any Debt Document, nothing in any Security Document shall operate or be construed so as to prevent any transaction, matter or other step not prohibited by the terms of this Agreement or the Finance Documents (a “Permitted Transaction”). The Security Agent (on behalf of itself and the Secured Parties) hereby agrees (and is irrevocably authorised, instructed and obliged to do so

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by, and without any further consent, agreement, sanction, authority, instruction, direction, confirmation, payment, certification or other document, request or information from, any Creditor, other Secured Party or Debtor) that it shall promptly execute any release or other document and/or take such other action or step under or in relation to any Debt Document (or any asset subject or expressed to be subject to any Transaction Security or any Security Document) as is requested by the Company in order to complete, implement or facilitate a Permitted Transaction. In the event that the Company makes any request pursuant to and in reliance on the preceding sentence, the Security Agent shall be permitted to request a confirmation from the Company that the relevant transaction, matter or other step is a Permitted Transaction and the Security Agent shall be entitled to rely on that confirmation for all purposes under the Secured Debt Documents.

(g)	For the avoidance of doubt and notwithstanding anything to the contrary in the Second Lien Finance Documents, if any member of the Group is required or permitted under the Senior Secured Finance Documents to apply the proceeds of any disposal or other transaction in prepayment, redemption or any other discharge or reduction of any Senior Secured Liabilities:

(i)	no such application of those proceeds shall require the consent of any Party or Second Lien Creditor or will result in a direct or indirect breach of any Second Lien Finance Document; and

(ii)	any such application shall discharge in full any obligation to apply those proceeds in prepayment, redemption or any other discharge or reduction of any Second Lien Liabilities.

This paragraph (g) is without prejudice to any right of any member of the Group to apply any proceeds of any disposal or other transaction in prepayment, redemption or any other discharge or reduction of any Second Lien Liabilities to the extent permitted or contemplated by this Agreement or any other Senior Secured Finance Document.

(h)	For the avoidance of doubt and notwithstanding anything to the contrary in the Topco Finance Documents, if any member of the Group is required or permitted under the Senior Secured Finance Documents or Second Lien Finance Documents to apply the proceeds of any disposal or other transaction in prepayment, redemption or any other discharge or reduction of any Senior Secured Liabilities or Second Lien Liabilities:

(i)	no such application of those proceeds shall require the consent of any Party or Topco Creditor or will result in a direct or indirect breach of any Topco Finance Document; and

(ii)	any such application shall discharge in full any obligation to apply those proceeds in prepayment, redemption or any other discharge or reduction of any Topco Liabilities.

This paragraph (h) is without prejudice to any right of any member of the Group to apply any proceeds of any disposal or other transaction in prepayment, redemption or any other discharge or reduction of any Topco Liabilities to the extent permitted or contemplated by this Agreement or any other Debt Document.

(i)	Any condition, basket or ratio relating to the making of a disposal or similar transaction in any Finance Document may be satisfied, at the option of the Company either:

(i)	as at the date of completion thereof; or

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(ii)	on the date that the definitive agreement for such disposal or similar transaction is entered into (including by reference to any circumstance, basket or ratio calculated on that date and on a pro forma basis after giving effect to such disposal or similar transaction, including the receipt of proceeds).

Provided that such condition, basket or ratio is satisfied (irrespective of any date specified in the relevant Finance Document for its satisfaction) (and for the avoidance of doubt each other applicable condition to such disposal or similar transaction in each applicable Finance Document is met (or waived by with the Required Creditor Consent)), each Party irrevocably consents and agrees that:

(A)	any disposal or similar transaction that is not a Distressed Disposal is permitted to be made by any member of the Group or Third Party Security Provider or Topco Independent Obligor notwithstanding any other provision to the contrary in this Agreement or any other Debt Document;

(B)	(in the event sub-paragraph (ii) above applies) any condition, test or determination in any Finance Document may be satisfied as at the date of entry into such definitive agreement and shall not be required to be satisfied at any time subsequent to such determination date and at or prior to the consummation of the relevant transaction; and as such any Default occurring, any fluctuation in any basket or ratio, or any change in any condition, basket or ratio (including in relation to fair market value) shall be ignored and shall not be tested at the time of the consummation of the relevant transaction; and

(C)	in the case of such disposal or similar transaction of shares of any member of the Group which is a Guarantor and/or Debtor (and/or any Subsidiary thereof which is a Guarantor and/or Debtor) which is permitted to be made pursuant to paragraphs (A) and (B) above, notwithstanding any other provision to the contrary in this Agreement or any other Debt Document, such member of the Group shall be permitted to resign as a Guarantor subject only to compliance with the terms of the applicable Finance Documents and the delivery of the applicable resignation or similar letters to the applicable Agent which shall be required to accept, counter-sign and/or effect the same.

(j)	Notwithstanding anything to the contrary in this Agreement (but subject to Clause 3.1 (Payments of Senior Secured Creditor Liabilities), paragraph (b)(ii) of Clause 4.3 (Permitted Payments: Hedging Liabilities), Clause 5.1 (Restriction on Payment and Dealings: Second Lien Liabilities) and Clause 6.1 (Restriction on Payment and Dealings: Topco Group Liabilities)) or any other Debt Document, in the case of a disposal of shares or other ownership interests in a Debtor or other member of the Group (or Holding Company of any Debtor), or any other transactions pursuant to which a Debtor or other member of the Group (or Holding Company of any Debtor) will cease to be a member of the Group or a Debtor (including pursuant to Clause 21.23 (Resignation of a Debtor) or by designation as an Unrestricted Subsidiary) in each case to the extent the Company has confirmed to the Security Agent that such disposal, transaction or designation is not prohibited by the Finance Documents, if such member of the Group or a Debtor is a borrower, issuer or other primary debtor under or in respect of any Debt Document, such person shall have the right to voluntarily prepay any or all Liabilities outstanding under any Debt Document to the applicable Creditors concurrently with ceasing to be a member of the Group or Debtor; and any right to decline, delay or prevent any prepayment in any Debt Document shall be disapplied to

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the extent that if exercised such right would prevent the repayment of all such Liabilities in full by such person (but without prejudice to any prepayment fees, make-whole payment, break costs or other payment required by the relevant Finance Documents).

15.2	Distressed Disposals

(a)	Subject to paragraphs (d), (e) and (f) below, if a Distressed Disposal of any asset is being effected, the Security Agent is irrevocably authorised (at the cost of the relevant Debtor, Third Party Security Provider and the Company and, to the maximum extent allowed by applicable law, without any consent, sanction, authority or further confirmation from any Creditor, Third Party Security Provider or Debtor):

(i)	release of Security/non-crystallisation certificates: to release the Transaction Security or any other claim over that asset and execute and deliver or enter into any release of that Transaction Security or claim and issue any letters of non-crystallisation of any floating charge or any consent to dealing that may, in the discretion of the Security Agent, be considered necessary or desirable;

(ii)	release of liabilities and Security on a share sale (Debtor): if the asset which is disposed of consists of shares in the capital of a Debtor, to release:

(A)	that Debtor and any Subsidiary of that Debtor from all or any part of:

(1)	its Borrowing Liabilities;

(2)	its Guarantee Liabilities; and

(3)	its Other Liabilities;

(B)	any Transaction Security granted by that Debtor or any Subsidiary of that Debtor over any of its assets; and

(C)	any other claim of an Intra-Group Lender, a Topco Investor, a Subordinated Creditor, or another Debtor over that Debtor’s assets or over the assets of any Subsidiary of that Debtor,

on behalf of the relevant Creditors, Third Party Security Providers and Debtors;

(iii)	release of liabilities and Security on a share sale (Holding Company): if the asset which is disposed of consists of shares in the capital of any Holding Company of a Debtor, to release:

(A)	that Holding Company and any Subsidiary of that Holding Company from all or any part of:

(1)	its Borrowing Liabilities;

(2)	its Guarantee Liabilities; and

(3)	its Other Liabilities;

(B)	any Transaction Security granted by that Holding Company or any Subsidiary of that Holding Company over any of its assets; and

(C)	any other claim of an Intra-Group Lender, a Topco Investor, a Subordinated Creditor or another Debtor over the assets of that Holding Company and any Subsidiary of that Holding Company,

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on behalf of the relevant Creditors and Debtors;

(iv)	disposal of liabilities on a share sale: if the asset which is disposed of consists of shares in the capital of a Debtor or the Holding Company of a Debtor and the Security Agent (acting in accordance with paragraph (c) below) decides to dispose of all or any part of:

(A)	the Liabilities; or

(B)	the Debtor Liabilities,

owed by that Debtor or Holding Company or any Subsidiary of that Debtor or Holding Company:

(1)	(if the Security Agent (acting in accordance with paragraph (c) below) does not intend that any transferee of those Liabilities or Debtor Liabilities (the “Transferee”) will be treated as a Secured Creditor or a Secured Party for the purposes of this Agreement), to execute and deliver or enter into any agreement to dispose of all or part of those Liabilities or Debtor Liabilities provided that notwithstanding any other provision of any Debt Document the Transferee shall not be treated as a Secured Creditor or a Secured Party for the purposes of this Agreement; and

(2)	(if the Security Agent (acting in accordance with paragraph (c) below) does intend that any Transferee will be treated as a Secured Creditor or a Secured Party for the purposes of this Agreement), to execute and deliver or enter into any agreement to dispose of:

(I)	all (and not part only) of the Liabilities owed to the Secured Creditors; and

(II)	all or part of any other Liabilities and the Debtor Liabilities, on behalf of, in each case, the relevant Creditors, Third Party Security Providers and Debtors;

(v)	transfer of obligations in respect of liabilities on a share sale: if the asset which is disposed of consists of shares in the capital of a Debtor or the Holding Company of a Debtor (the “Disposed Entity”) and the Security Agent (acting in accordance with paragraph (c) below) decides to transfer to another Debtor (the “Receiving Entity”) all or any part of the Disposed Entity’s obligations or any obligations of any Subsidiary of that Disposed Entity in respect of:

(A)	the Intra-Group Liabilities; or

(B)	the Debtor Liabilities,

to execute and deliver or enter into any agreement to:

(1)	agree to the transfer of all or part of the obligations in respect of those Intra-Group Liabilities or Debtor Liabilities on behalf of the relevant Intra-Group Lenders and Debtors to which those

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obligations are owed and on behalf of the Debtors which owe those obligations; and

(2)	(provided the Receiving Entity is a Holding Company of the Disposed Entity which is also a Guarantor of Secured Liabilities) to accept the transfer of all or part of the obligations in respect of those Intra-Group Liabilities or Debtor Liabilities on behalf of the Receiving Entity or Receiving Entities to which the obligations in respect of those Intra-Group Liabilities or Debtor Liabilities are to be transferred.

(b)	The net proceeds of each Distressed Disposal (and the net proceeds of any disposal of Liabilities or Debtor Liabilities pursuant to paragraphs (a)(iv) and (a)(v) above) shall be paid to the Security Agent for application in accordance with Clause 16 (Application of Proceeds) as if those proceeds were the proceeds of an enforcement of the Transaction Security and, (to the extent that any disposal of Liabilities or Debtor Liabilities has occurred pursuant to paragraphs (a)(iv) and (a)(v) above), as if that disposal of Liabilities or Debtor Liabilities had not occurred.

(c)	In the case of a Distressed Disposal (or a disposal of Liabilities pursuant to paragraphs (a)(iv) and (a)(v) above) effected by or at the request of the Security Agent, the Security Agent shall take reasonable care to obtain a fair market price in the prevailing market conditions (although the Security Agent shall not have any obligation to postpone any such Distressed Disposal or disposal of Liabilities in order to achieve a higher price).

(d)	If a Distressed Disposal is being effected at a time when the Majority Second Lien Creditors are entitled to give, and have given, instructions, prior to the Designation Date, under paragraph (g) of Clause 13.3 (Enforcement Instructions - Transaction Security) or Clause 13.4 (Manner of Enforcement - Transaction Security) or, on and from the Designation Date, under paragraph (g) of Clause 13.3 (Enforcement Instructions – Transaction Security) or Clause 13.4 (Manner of Enforcement - Transaction Security) the Security Agent is not authorised to release any Debtor, Subsidiary or Holding Company from any Borrowing Liabilities or Guarantee Liabilities or Other Liabilities owed to any Senior Secured Creditor unless those Borrowing Liabilities or Guarantee Liabilities or Other Liabilities and any other Senior Secured Liabilities will be paid (or repaid) in full (or, in the case of any contingent Liability relating to a Letter of Credit, Cash Management Facility LC, a Cash Management Facility or an Ancillary Facility made the subject of cash collateral arrangements acceptable to the relevant Senior Creditor), following that release.

(e)	If a Distressed Disposal is being effected at a time when the Majority Topco Creditors are entitled to give, and have given, instructions, prior to the Designation Date, under paragraph (h) of Clause 13.3 (Enforcement Instructions - Transaction Security) or Clause 12.4 (Manner of Enforcement - Transaction Security), or, on and from the Designation Date, under paragraph (h) of Clause 13.3 (Enforcement Instructions – Transaction Security) or Clause 13.4 (Manner of Enforcement - Transaction Security) the Security Agent is not authorised to release any Debtor, Subsidiary or Holding Company from any Borrowing Liabilities or Guarantee Liabilities or Other Liabilities owed to any Senior Secured Creditor or any Second Lien Creditor unless those Borrowing Liabilities or Guarantee Liabilities or Other Liabilities and any other Senior Secured Liabilities and Second Lien Liabilities will be paid (or repaid) in full (or, in the case of any contingent Liability relating to a Letter of Credit, Cash Management Facility LC, a Cash Management Facility or an Ancillary Facility, made the subject of cash collateral arrangements acceptable to the relevant Senior Creditor), following that release.

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(f)	Where Borrowing Liabilities, Guarantee Liabilities and/or Other Liabilities would otherwise be released pursuant to paragraph (a) above, the Creditor concerned may elect to have those Borrowing Liabilities, Guarantee Liabilities and/or Other Liabilities transferred to a Holding Company of the Company, in which case the Security Agent is irrevocably authorised (at the cost of the relevant Debtor or the Company and without any consent, sanction, authority or further confirmation from any Creditor or Debtor) to execute such documents as are required to so transfer those Borrowing Liabilities, Guarantee Liabilities and/or Other Liabilities.

(g)	If, before the Second Lien Discharge Date or the Topco Discharge Date, a Distressed Disposal (or a disposal of Liabilities pursuant to paragraph (a)(iv) or (a)(v) above) is being effected such that the Second Lien Liabilities or the Topco Liabilities and Transaction Security securing Second Lien Liabilities and/or Topco Liabilities will be released under paragraph (a) above, it is a further condition to the release that either:

(i)	the Second Lien Agent, the Second Lien Notes Trustee, the Topco Agent and the Topco Notes Trustee (as applicable) have approved the release; or

(ii)	where shares or assets of a Second Lien Borrower, issuer of Second Lien Notes, Second Lien Guarantor or Topco Guarantor are sold:

(A)	the proceeds of such sale or disposal are in cash (or substantially in cash) and/or other marketable securities or, if the proceeds of such sale or disposal are not in cash (or substantially in cash) and/or other marketable securities, the requirements of paragraph (C)(2) below are satisfied applied in relation thereto; and

(B)	all claims of the Secured Creditors (other than in relation to performance bonds or guarantees or similar instruments issued by a Secured Creditor on behalf of a member of the Group) against a member of the Group (if any) all of whose shares (other than any minority interest not owned by members of the Group) are pledged in favour of the Priority Secured Parties and are being sold or disposed of pursuant to such Enforcement Action, are unconditionally released and discharged or sold or disposed of concurrently with such sale (and are not assumed by the purchaser or one of its Affiliates), and all Security under the Security Documents in respect of the assets that are sold or disposed of is simultaneously and unconditionally released and discharged concurrently with such sale, provided that in the event of a sale or disposal of any such claim (instead of a release or discharge):

(1)	where the Senior Secured Creditors (or any group or class of Senior Secured Creditors) constitute the Instructing Group, the Senior Agent and Senior Secured Notes Trustee(s):

(I)	determine acting reasonably and in good faith that the Senior Secured Creditors will recover more than if such claim was released or discharged but is nevertheless less than the outstanding Senior Secured Liabilities; and

(II)	serve a notice on the Security Agent notifying the Security Agent of the same;

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(2)	where the Second Lien Creditors constitute the Instructing Group, the Second Lien Agent and the Second Lien Notes Trustee(s):

(I)	determine acting reasonably and in good faith that the Priority Secured Parties (collectively) will recover more than if such claim was released or discharged but is nevertheless less than the outstanding Priority Secured Liabilities; and

(II)	serve a notice on the Security Agent notifying the Security Agent of the same;

(3)	where the Topco Creditors constitute the Instructing Group, the Topco Agent and the Topco Notes Trustee(s):

(I)	determine acting reasonably and in good faith that the Priority Secured Parties and the Topco Creditors (collectively) will recover more than if such claim was released or discharged but is nevertheless less than the outstanding Priority Secured Liabilities and the Topco Liabilities (collectively); and

(II)	serve a notice on the Security Agent notifying the Security Agent of the same,

in which case the Security Agent shall be entitled immediately to sell and transfer such claim to such purchaser (or an affiliate of such purchaser) and the consideration for such sale or transfer may be in the form of non-cash consideration by way of: (x) where the Senior Secured Creditors constitute the Instructing Group, the Senior Secured Creditors bidding by an appropriate mechanic all or part of the Senior Secured Liabilities (such that the Senior Secured Liabilities would, on completion, be discharged to the extent of an amount equal to the amount of the offer made by the relevant Senior Secured Creditors), (y) where the Second Lien Creditors constitute the Instructing Group, the Second Lien Creditors bidding by an appropriate mechanic all or part of the Second Lien Liabilities (such that the Second Lien Liabilities would, on completion, be discharged to the extent of an amount equal to the amount of the offer made by the relevant Second Lien Creditors), or (z) where the Topco Creditors constitute the Instructing Group, the Topco Creditors bidding by an appropriate mechanic all or part of the Topco Liabilities (such that the Topco Liabilities would, on completion, be discharged to the extent of an amount equal to the amount of the offer made by the relevant Topco Creditors); and

(C)	such sale or disposal (including any sale or disposal of any claim) is made:

(1)	pursuant to a Competitive Sales Process; or

(2)	where an internationally recognised investment bank, firm of accountants or third party professional firm which is regularly engaged in providing valuations in respect of the relevant type and size of the assets concerned, in each case selected by the

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Security Agent, has delivered an opinion (including an enterprise valuation of the Group which can be relied upon by the Security Agent and disclosed to the Senior Secured Creditors, the Second Lien Creditors and the Topco Creditors on a non-reliance basis) in respect of such sale or disposal that the amount received in connection therewith is fair from a financial point of view taking into account all relevant circumstances including the method of enforcement provided that the liability of such investment bank or internationally recognised firm of accountants or third party professional firm (as applicable) in giving such opinion may be limited to the amount of its fees in respect of such engagement.

(h)	For the purposes of paragraphs (a)(iv), (a)(v), (c) and (g) above, the Security Agent shall act:

(i)	if the relevant Distressed Disposal is being effected by way of enforcement of the Transaction Security, in accordance with, prior to the Designation Date, Clause 12.4 (Manner of Enforcement - Transaction Security) or, on and from the Designation Date, Clause 13.4 (Manner of Enforcement - Transaction Security); and

(ii)	in any other case:

(A)	on the instructions of the Instructing Group; or

(B)	in the absence of any such instructions, as the Security Agent sees fit (which may include taking no action).

15.3	Claims and other Proceeds (before Distress Event)

(a)	So long as the requirements of paragraph (b) below are met (or the Company has confirmed that if and when applicable they will be met), if any contractual, insurance or other claim is to be made, or is made, by a member of the Group prior to a Distress Event and that claim (or the proceeds of any such claim) is or are expressed to be subject to the Transaction Security, the Security Agent is irrevocably authorised (without any consent, agreement, sanction, authority, instruction, direction, confirmation, payment, certification or other document, request or information from any Creditor, other Secured Party or Debtor) to:

(i)	give a consent under or release the Transaction Security, or any other claim, over any relevant document, policy or other asset to the extent necessary to allow that member of the Group to make that claim (and to allow each member of the Group to comply with any obligations in respect of that claim and those proceeds under the Secured Debt Documents); and

(ii)	execute and deliver or enter into any such consent under or release of that Transaction Security, or claim, that may, in the discretion of the Company, be necessary or desirable.

(b)	If any claim proceeds the subject of any action taken under paragraph 15.3(a)(i) or 15.3(a)(ii) above are required to be applied in mandatory prepayment of any Secured Liabilities and/or the Unsecured Liabilities or any other Mandatory Prepayment is required to be made pursuant to the terms of the Finance Documents, then, subject to paragraph (c), those proceeds or amounts shall be applied as required by the terms of the Secured Debt Documents (provided that, notwithstanding anything to the contrary

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in the Topco Finance Documents or the Unsecured Finance Documents, in the event of any conflict between the terms of the Debt Documents and the Topco Finance Documents and/or the Unsecured Finance Documents any application in accordance with the terms of the Debt Documents shall satisfy all obligations of the Group in respect of such proceeds and no consent of any other Party or Creditor shall be required for that application).

(c)	The proceeds thereof (“Relevant Proceeds”) shall be applied in accordance with the provisions of the Secured Debt Documents, provided that:

(i)	if those Relevant Proceeds are required to be applied in mandatory prepayment of more than one class of Creditors under the Secured Debt Documents and the amount of such Relevant Proceeds is not sufficient to satisfy all such mandatory prepayment requirements or if compliance with the provisions governing mandatory prepayment in any Secured Debt Document would result in a Default or Event of Default arising under any other Debt Document:

(A)	those Relevant Proceeds shall be paid to the relevant Creditors in the order set out at Clause 16.1 (Order of Application - Transaction Security) below as though such Relevant Proceeds were Recoveries (subject to any right of any Creditor in a Secured Debt Document to decline to receive such Relevant Proceeds); and

(B)	no Default or Event of Default shall arise under any Debt Document to the extent that such Relevant Proceeds are applied in accordance with paragraph (A) above; and

(ii)	no consent of any Party shall be required for that application.

(d)	If the making of any Mandatory Prepayment (an “Original Mandatory Prepayment”) would directly or indirectly result in the notional amount of any outstanding Hedging Liabilities exceeding the outstanding principal amount (following such Original Mandatory Prepayment) under any Debt Document to which the Company determines such Hedging Liabilities relate (the “Relevant Debt”), the Company (or the relevant borrower (as applicable)) may (upon written notice to each relevant Agent and Hedge Counterparty) reduce the amount of such Mandatory Prepayment so that the aggregate of:

(i)	the reduced Mandatory Prepayment; and

(ii)	the amount required to be applied in close-out of the relevant Hedging Liabilities to reduce the notional amount thereof to the outstanding principal amount of the Relevant Debt,

is equal to the amount of the Original Mandatory Prepayment and no Default or Event of Default shall arise under any Debt Document to the extent that any mandatory prepayment is adjusted in accordance with this paragraph (d).

15.4	Creditors’ and Third Party Security Providers’ and Debtors’ Actions

(a)	Each Creditor, Third Party Security Provider, and in relation to Clause 15.2 (Distressed Disposals), Debtor will:

(i)	do all things that the Security Agent reasonably requests in order to give effect to this Clause 15 (which shall include, without limitation, the execution of any assignments, transfers, releases, delegation of faculties, powers of attorney or

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other documents that the Security Agent may reasonably consider to be necessary to give effect to the releases or disposals contemplated by this Clause 15); and

(ii)	if the Security Agent is not entitled to take any of the actions contemplated by this Clause 15 or if the Security Agent requests that any Creditor, Third Party Security Provider or Debtor take any such action, take that action itself in accordance with the reasonable instructions of the Security Agent, provided that the proceeds of those disposals are applied in accordance with Clause 15.1 (Non-Distressed Disposals) or Clause 15.2 (Distressed Disposals) (as the case may be).

(b)	Each Secured Party irrevocably authorises and instructs the Security Agent (at the cost of the relevant Secured Party to the extent such Secured Party is required to do such action and has failed to do so and without any further consent, agreement, sanction, authority, instruction, direction, confirmation, payment, certification or other document, request or information from any Secured Party) to be its agent to do anything which that Secured Party has authorized the Security Agent or any other Party to do under this Agreement or is itself required to do under this Agreement, but has failed to do (which shall include, without limitation, the execution of any assignments, transfers, releases or other documents that may be necessary) to give effect to the release and disposals contemplated by this Clause 15 or Clause 18 (New Debt Financings). For the purpose of this Clause, each Secured Party exempts the Security Agent from any restrictions imposed by Article 1394 of the Italian Civil Code (and any equivalent restriction under any other applicable law) in this respect.

16.	APPLICATION OF PROCEEDS

16.1	Order of Application - Transaction Security

Subject to Clause 1.8 (Waiver and Termination), Clause 16.2 (Prospective Liabilities) and Clause 16.3 (Treatment of SFA Cash Cover, Cash Management Facility Cash Cover and SFA Cash Collateral), all amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Debt Document (subject to the proviso to this Clause 16.1 and other than amounts in respect of Topco Independent Transaction Security or in connection with the realisation or enforcement of any other Security which is not Transaction Security or any guarantees provided by any Holding Company of the Company or any Subsidiary of any Holding Company of the Company (other than a member of the Group) in respect of any of the Topco Liabilities or Topco Proceeds Loan Liabilities) or, in connection with the realisation or enforcement of all or any part of the Transaction Security (the “Recoveries”) shall be applied at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 16), in the following order of priority:

(a)	in discharging any sums owing to a Senior Creditor Representative (in respect of the Senior Agent Liabilities or Super Senior Agent Liabilities), the Security Agent, any Receiver or any Delegate, any Second Lien Creditor Representative (in respect of the Second Lien Agent Liabilities) and any Topco Creditor Representative (in respect of the Topco Agent Liabilities) on a pari passu basis;

(b)	in payment of all costs and expenses incurred by any Agent or Secured Creditor in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement or any action taken at the request of the Security Agent under Clause 9.6 (Creditors’ Actions);

(c)	if the Designation Date has occurred, in payment to:

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(i)	each Super Senior Agent on its own behalf and on behalf of the relevant Super Senior Arrangers and the relevant Super Senior Lenders; and

(ii)	the Super Senior Hedge Counterparties, for application towards the discharge of:

(A)	the Super Senior Arranger Liabilities and the Super Senior Lender Liabilities (in accordance with the terms of the Super Senior Finance Documents); and

(B)	the Super Senior Hedging Liabilities (on a pro rata basis between the Super Senior Hedging Liabilities of each Super Senior Hedge Counterparty),

on a pro rata basis and ranking pari passu between paragraphs (A) and (B) above; or

if the Super Senior Discharge Date has occurred, in payment to:

(iii)	each Senior Agent on its own behalf and on behalf of the relevant Senior Arrangers and the relevant Senior Lenders and the relevant Cash Management Facility Lenders;

(iv)	each Senior Secured Notes Trustee on its own behalf and on behalf of the Senior Secured Notes Creditors;

(v)	each Cash Management Facility Lender (to the extent no Cash Management Facility Agent is appointed in respect of the relevant Cash Management Facility Commitments); and

(vi)	the Pari Passu Hedge Counterparties, for application towards the discharge of:

(A)	the Senior Arranger Liabilities and the Senior Lender Liabilities (in accordance with the terms of the Senior Finance Documents);

(B)	the Senior Secured Notes Liabilities (in accordance with the terms of the Senior Secured Notes Finance Documents);

(C)	the Cash Management Facility Liabilities (in accordance with the terms of the Cash Management Facility Documents); and

(D)	the Pari Passu Hedging Liabilities (on a pro rata basis between the Pari Passu Hedging Liabilities of each Pari Passu Hedge Counterparty),

on a pro rata basis between paragraphs (A), (B), (C) and (D) above;

(d)	if the Designation Date has not occurred, in payment to:

(i)	each Senior Agent on its own behalf and on behalf of the relevant Senior Arrangers and the relevant Senior Lenders and Cash Management Facility Lenders;

(ii)	each Senior Secured Notes Trustee on its own behalf and on behalf of the Senior Secured Notes Creditors;

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(iii)	each Cash Management Facility Lender (to the extent no Cash Management Facility Agent is appointed in respect of the relevant Cash Management Facility Commitments); and

(iv)	the Hedge Counterparties,

for application towards the discharge of:

(A)	the Senior Arranger Liabilities and the Senior Lender Liabilities (in accordance with the terms of the Senior Finance Documents);

(B)	the Senior Secured Notes Liabilities (in accordance with the terms of the Senior Secured Notes Finance Documents);

(C)	the Cash Management Facility Liabilities (in accordance with the terms of the Cash Management Facility Documents); and

(D)	the Hedging Liabilities (on a pro rata basis between the Hedging Liabilities of each Hedge Counterparty),

on a pro rata basis and ranking pari passu between paragraphs (A), (B), (a) and (D) above;

(e)	in payment to:

(i)	each Second Lien Agent on its own behalf and on behalf of the Second Lien Arrangers and the Second Lien Lenders; and

(ii)	each Second Lien Notes Trustee on its own behalf and on behalf of the Second Lien Notes Creditors,

for application towards the discharge of:

(A)	the Second Lien Arranger Liabilities and the Second Lien Lender Liabilities (in accordance with the terms of the Second Lien Finance Documents); and

(B)	the Second Lien Notes Liabilities (in accordance with the terms of the Second Lien Notes Finance Documents),

on a pro rata basis and ranking pari passu between paragraphs (A) and (B) above;

(f)

(i)	subject to sub-paragraph (ii) below, in payment to:

(A)	each Topco Agent on its own behalf and on behalf of the Topco Arrangers and the Topco Lenders; and

(B)	each Topco Notes Trustee on its own behalf and on behalf of the Topco Notes Finance Parties,

for application towards the discharge of:

(1)	the Topco Arranger Liabilities and the Topco Facility Liabilities (in accordance with the terms of the Topco Facility Finance Documents); and

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(2)	the Topco Notes Liabilities (in accordance with the terms of the Topco Notes Finance Documents),

on a pro rata basis and ranking pari passu between paragraphs (1) and (2) above;

(ii)	this paragraph (f) shall only apply to any proceeds from the realisation or enforcement of (A) all or any part of the Topco Shared Security created, or expressed to be created, pursuant to the Transaction Security Documents, and (B) any guarantees provided by a Topco Guarantor or Third Party Security Provider in respect of any of the Topco Liabilities;

(g)	if none of the Debtors, or as the case may be, Third Party Security Providers or Topco Independent Obligors are under any further actual or contingent liability under any Secured Debt Document, in payment to any other person to whom the Security Agent is obliged to pay in priority to any Debtor, Third Party Security Provider or Topco Independent Obligor; and

(h)	the balance, if any, in payment to the relevant Debtor,

provided that all amounts from time to time received or recovered by the Security Agent from or in respect of a Topco Borrower pursuant to the terms of any Debt Document (other than in connection with the realisation or enforcement of all or any part of the Transaction Security or Topco Independent Transaction Security) shall be held by the Security Agent on trust as trustee or as security agent (and mandatario con rappresentanza) to apply them at any time as the Security Agent (in its discretion) sees fits, to the extent permitted by applicable law (and subject to the provisions of this Clause 16), in the following order of priority:

(i)	in accordance with paragraph (a) above;

(ii)	in accordance with paragraph (b) above;

(iii)	in accordance with paragraphs (c), (d) and (f) above (in each case, only to the extent there are Liabilities due from the relevant Topco Borrower to such Creditors), provided that payments will be made on a pro rata and pari passu basis across all Liabilities subject to such paragraphs;

(iv)	if none of the Debtors are under any further actual or contingent liability under any Secured Debt Document, in payment to any person to whom the Security Agent is obliged to pay in priority to any Debtor or Third Party Security Provider; and

(v)	the balance, if any, in payment to the relevant Debtor.

16.2	Prospective Liabilities

Following a Distress Event or any enforcement of Topco Independent Transaction Security, the Security Agent may, in its discretion, hold any amount of the Recoveries (or, as applicable, Topco Recoveries) not in excess of the Expected Amount (as defined below) in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit until otherwise directed by an Instructing Group (or the Majority Topco Creditors in the case of Topco Independent Transaction Security) (the interest being credited to the relevant account) for later application under Clause 16.1 (Order of Application - Transaction Security) or Clause 16.9 (Order of Application – Topco Independent Transaction Security) (as applicable) in respect of:

(a)	any sum to the Security Agent, any Receiver or any Delegate; and

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(b)	any part of the Liabilities, the Agent Liabilities or the Arranger Liabilities (in each case only to the extent entitled to share in such Recoveries or Topco Recoveries), that the Security Agent reasonably considers, in each case, might become due or owing at any time in the future (the “Expected Amount”).

16.3	Treatment of SFA Cash Cover, Cash Management Facility Cash Cover and SFA Cash Collateral

(a)	Nothing in this Agreement shall prevent:

(i)	any Issuing Bank or Ancillary Lender taking any Enforcement Action in respect of any SFA Cash Cover which has been provided for it in accordance with the Senior Facilities Agreement, any Permitted Super Senior Secured Facilities Agreement or any Permitted Senior Secured Facilities Agreement (as the context requires); or

(ii)	any Cash Management Facility Lender (or any Cash Management Facility Agent on its behalf) taking any Enforcement Action in respect of any Cash Management Facility Cash Cover which has been provided for it in accordance with the relevant Cash Management Facility Document.

(b)	To the extent that any SFA Cash Cover is not held with the Relevant Issuing Bank or Relevant Ancillary Lender, all amounts from time to time received or recovered in connection with the realisation or enforcement of that SFA Cash Cover shall be paid to the Security Agent and shall be held by the Security Agent on trust as trustee or as security agent (and mandatario con rappresentanza) to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law, in the following order of priority:

(i)	to the Relevant Issuing Bank or Relevant Ancillary Lender towards the discharge of the Senior Liabilities or Super Senior Liabilities for which that SFA Cash Cover was provided; and

(ii)	the balance, if any, in accordance with Clause 16.1 (Order of Application - Transaction Security).

(c)	To the extent that any SFA Cash Cover is held with the Relevant Issuing Bank or Relevant Ancillary Lender, nothing in this Agreement shall prevent that Relevant Issuing Bank or Relevant Ancillary Lender receiving and retaining any amount in respect of that SFA Cash Cover.

(d)	To the extent that any Cash Management Facility Cash Cover is not held with the Relevant Issuing Bank or Relevant Cash Management Facility Creditor, all amounts from time to time received or recovered in connection with the realisation or enforcement of that Cash Management Facility Cash Cover shall be paid to the Security Agent and shall be held by the Security Agent on trust as trustee or as security agent (and mandatario con rappresentanza) to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law, in the following order of priority:

(i)	to the Relevant Issuing Bank or Relevant Cash Management Facility Creditor towards the discharge of the Cash Management Facility Liabilities for which that Cash Management Facility Cash Cover was provided; and

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(ii)	the balance, if any, in accordance with Clause 16.1 (Order of Application - Transaction Security).

(e)	To the extent that any Cash Management Facility Cash Cover is held with the Relevant Issuing Bank or Relevant Cash Management Facility Creditor, nothing in this Agreement shall prevent that Relevant Issuing Bank or Relevant Cash Management Facility Creditor receiving and retaining any amount in respect of that Cash Management Facility Cash Cover.

(f)	Nothing in this Agreement shall prevent any Issuing Bank receiving and retaining any amount in respect of any SFA Cash Collateral provided for it in accordance with the terms of the Senior Facilities Agreement, any Permitted Super Senior Secured Facilities Agreement or any Permitted Senior Secured Facilities Agreement (as the context requires).

16.4	Investment of Proceeds

Prior to the application of the proceeds of the Security Property, or as the case may be, Topco Independent Security Property, in accordance with Clause 16.1 (Order of Application - Transaction Security) or as the case may be, Clause 16.9 (Order of Application – Topco Independent Transaction Security), the Security Agent may, in its discretion, hold all or part of those proceeds (but not in excess of the amounts due or to become due and while so held the excess of the interest charged on the Liabilities shall not exceed the interest earned on such suspense or impersonal account(s)) in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit until otherwise directed by an Instructing Group (or the Majority Topco Creditors in the case of Topco Independent Transaction Security) (the interest being credited to the relevant account) pending the application from time to time of those moneys in the Security Agent’s discretion in accordance with the provisions of this Clause 16.

16.5	Currency Conversion

(a)	For the purpose of, or pending the discharge of, any of the Secured Obligations, the Security Agent may convert any moneys received or recovered by it from one currency to another, at the Security Agent’s Spot Rate of Exchange.

(b)	The obligations of any Debtor or Third Party Security Provider to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

16.6	Permitted Deductions

The Security Agent shall be entitled, in its discretion, (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement, and to pay all Taxes, fees and expenses which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as the Security Agent under any of the Debt Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

16.7	Good Discharge

(a)	Any payment to be made in respect of the Secured Obligations by the Security Agent:

(i)	may be made to the relevant Agent on behalf of its Creditors;

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(ii)	may be made to the Relevant Issuing Bank, Relevant Ancillary Lender or Relevant Cash Management Facility Creditor in accordance with paragraph (b) or paragraph (d) of Clause 16.3 (Treatment of SFA Cash Cover, Cash Management Facility Cash Cover and SFA Cash Collateral) (as applicable);

(iii)	shall be made to each Cash Management Facility Agent or, in respect of any Cash Management Facility for which no Cash Management Facility Agent is appointed, directly to the Cash Management Facility Lenders; or

(iv)	shall be made directly to the Hedge Counterparties, and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Agent.

(b)	The Security Agent is not under any obligation to make the payments to the Agents, the Cash Management Facility Lenders, the Relevant Issuing Banks, the Relevant Ancillary Lenders or the Hedge Counterparties under paragraph (a) above in the same currency as that in which the Liabilities owing to the relevant Creditor are denominated.

16.8	Calculation of Amounts

For the purpose of calculating any person’s share of any sum payable to or by it, the Security Agent shall be entitled to:

(a)	notionally convert the Liabilities owed to any person into a common base currency (decided in its discretion by the Security Agent), that notional conversion to be made at the spot rate at which the Security Agent is able to purchase the notional base currency with the actual currency of the Liabilities owed to that person at the time at which that calculation is to be made; and

(b)	assume that all moneys received or recovered as a result of the enforcement or realisation of the Security Property, or as the case may be, Topco Independent Security Property, are applied in discharge of the Liabilities in accordance with the terms of the relevant Debt Documents under which those Liabilities have arisen.

16.9	Order of Application – Topco Independent Transaction Security

Subject to Clause 1.8 (Waiver and Termination) and Clause 16.2 (Prospective Liabilities), all amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Topco Finance Document in connection with the realisation or enforcement of any Topco Independent Transaction Security or any guarantees provided by an Other Topco Guarantor (the “Topco Recoveries”) shall be held by the Security Agent on trust as trustee or as security agent (and mandatario con rappresentanza) and applied at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 16), in the following order of priority:

(a)	in discharging any sums owing to any Topco Creditor Representative (in respect of the Topco Agent Liabilities to the extent related to such Topco Recoveries), the Security Agent, any Receiver or any Delegate on a pari passu basis;

(b)	in payment of all costs and expenses incurred by any Topco Creditor Representative or Topco Creditor in connection with any realisation or enforcement of the Topco Independent Transaction Security taken in accordance with the terms of this Agreement or any action taken at the request of the Security Agent under Clause 9.6 (Creditors’ Actions);

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(c)

(i)	subject to sub-paragraph (ii) below, in payment to:

(A)	each Topco Agent on its own behalf and on behalf of the Topco Arrangers and the Topco Lenders; and

(B)	each Topco Notes Trustee on its own behalf and on behalf of the Topco Notes Finance Parties,

for application towards the discharge of:

(1)	the Topco Facility Liabilities (in accordance with the terms of the Topco Facility Finance Documents); and

(2)	the Topco Notes Liabilities (in accordance with the terms of the Topco Notes Finance Documents), on a pro rata basis and ranking pari passu between paragraphs (1) and (2) above;

(ii)	this paragraph (c) shall only apply to any proceeds from the realisation or enforcement of (A) all or any part of the Topco Independent Transaction Security created, or expressed to be created, pursuant to the Topco Independent Transaction Security Documents, and (B) any guarantees provided by an Other Topco Guarantor in respect of any of the Topco Liabilities;

(d)	if none of the Debtors, or as the case may be, Third Party Security Providers are under any further actual or contingent liability under any Secured Debt Document, in payment to any other person to whom the Security Agent is obliged to pay in priority to any Debtor or Third Party Security Provider; and

(e)	the balance, if any, in payment to the relevant Debtor.

17.	EQUALISATION

17.1	Equalisation Definitions

For the purposes of this Clause 17:

“Enforcement Date” means the first date (if any) on which a Secured Creditor takes enforcement action of the type described in paragraphs (a)(i), (a)(iii), (a)(iv) or (c) of the definition of “Enforcement Action”, to the extent not prohibited by this Agreement.

“Second Lien Exposure” means:

(a)	in relation to a Second Lien Lender, the Second Lien Lender Liabilities owed by the Debtors and the Third Party Security Providers to that Second Lien Lender; and

(b)	in relation to a Second Lien Notes Creditor, the Second Lien Notes Liabilities owed by the Debtors and the Third Party Security Providers to that Second Lien Notes Creditor.

“Senior Secured Exposure” means:

(a)	in relation to a Senior Lender or Super Senior Lender, the aggregate amount of its participation (if any, and without double counting) in all Utilisations outstanding under the Senior Facilities Agreement or any Permitted Super Senior Secured Facilities Agreement or any Permitted Senior Secured Facilities Agreement (as the context

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requires) at the Enforcement Date (assuming all contingent liabilities which have become actual liabilities since the Enforcement Date to have been actual liabilities at the Enforcement Date (but not including, for these purposes only, any interest that would have accrued from the Enforcement Date to the date of actual maturity in respect of those liabilities) and assuming any transfer of claims between Senior Lenders or Super Senior Lenders pursuant to any loss-sharing arrangement in the Senior Facilities Agreement (or any substantially equivalent provision in a Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement (as the context requires)) which has taken place since the Enforcement Date to have taken place at the Enforcement Date) together with the aggregate amount of all accrued interest, fees and commission owed to it under the Senior Facilities Agreement or any Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement (as the context requires) and amounts owed to it by a Debtor in respect of any Ancillary Facility but excluding:

(i)	any amount owed to it by a Debtor in respect of any Ancillary Facility to the extent that that amount would not be outstanding but for a breach by that Senior Lender or Super Senior Lender of any provision of clause 9 (Ancillary Facilities) of the Senior Facilities Agreement (or any substantially equivalent provision in a Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement (as the context requires));

(ii)	any amount owed to it by a Debtor in respect of any Ancillary Facility to the extent (and in the amount) that SFA Cash Cover has been provided by a Debtor in respect of that amount and is available to that Senior Lender or Super Senior Lender pursuant to the relevant SFA Cash Cover Document; and

(iii)	any amount outstanding in respect of a Letter of Credit to the extent (and in the amount) that SFA Cash Cover has been provided by a Debtor in respect of that amount and is available to the relevant Senior Finance Party pursuant to the relevant SFA Cash Cover Document, plus, in each case, all other Senior Lender Liabilities owed by the Debtors to that Senior Lender to the extent not already taken into account in the foregoing provisions of this paragraph (a);

(b)	in relation to a Cash Management Facility Lender, the aggregate amount of its participation (if any, and without double counting) in all utilisations (howsoever described) outstanding under the Cash Management Facility Documents at the Enforcement Date (assuming all contingent liabilities which have become actual liabilities since the Enforcement Date to have been actual liabilities at the Enforcement Date) (but not including, for these purposes only, any interest that would have accrued from the Enforcement Date to the date of actual maturity in respect of those liabilities) together with the aggregate amount of all accrued interest, fees and commission owed to it under the Cash Management Facility Documents and amounts owed to it by a Debtor in respect of any Cash Management Facility but excluding:

(i)	any amount owed to it by a Debtor in respect of any Cash Management Facility to the extent (and in the amount) that Cash Management Facility Cash Cover has been provided by a Debtor in respect of that amount and is available to that Cash Management Facility Lender pursuant to the relevant Cash Management Facility Cash Cover Document; and

(ii)	any amount outstanding in respect of a Cash Management Facility LC to the extent (and in the amount) that Cash Management Facility Cash Cover has been provided by a Debtor in respect of that amount and is available to the relevant

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Cash Management Facility Lender pursuant to the relevant Cash Management Facility Cash Cover Document;

(c)	in relation to a Senior Secured Notes Creditor, the Senior Secured Notes Liabilities owed by the Debtors or, as the case may be, Third Party Security Provider to that Senior Secured Notes Creditor; and

(d)	in relation to a Hedge Counterparty (after the Designation Date solely in respect of Pari Passu Hedging Liabilities):

(i)	if that Hedge Counterparty has terminated or closed out any hedging transaction under any Hedging Agreement in accordance with the terms of this Agreement on or prior to the Enforcement Date, the amount, if any, payable to it under that Hedging Agreement in respect of that termination or close-out as of the date of termination or close-out (taking into account any interest accrued on that amount) to the extent that amount is unpaid at the Enforcement Date (that amount to be certified by the relevant Hedge Counterparty and as calculated in accordance with the relevant Hedging Agreement); and

(ii)	if that Hedge Counterparty has not terminated or closed out any hedging transaction under any Hedging Agreement on or prior to the Enforcement Date, the amount, if any, which would be payable to it under that Hedging Agreement in respect of that hedging transaction if the Enforcement Date was deemed to be an Early Termination Date (as defined in the relevant ISDA Master Agreement) for which the relevant Debtor is the Defaulting Party (as defined in the relevant ISDA Master Agreement), that amount, in each case, to be certified by the relevant Hedge Counterparty and as calculated in accordance with the relevant Hedging Agreement.

“Super Senior Exposure” means:

(a)	in relation to a Super Senior Lender, the aggregate amount of its participation (if any, and without double counting) in all Utilisations outstanding under any Permitted Super Senior Secured Facilities Agreement at the Enforcement Date (assuming all contingent liabilities which have become actual liabilities since the Enforcement Date to have been actual liabilities at the Enforcement Date (but not including, for these purposes only, any interest that would have accrued from the Enforcement Date to the date of actual maturity in respect of those liabilities) and assuming any transfer of claims between Super Senior Lenders pursuant to any loss-sharing arrangement in any Permitted Super Senior Secured Facilities Agreements which has taken place since the Enforcement Date to have taken place at the Enforcement Date) together with the aggregate amount of all accrued interest, fees and commission owed to it under any Permitted Super Senior Secured Facilities Agreement and amounts owed to it by a Debtor in respect of any Ancillary Facility but excluding:

(i)	any amount owed to it by a Debtor in respect of any Ancillary Facility to the extent that that amount would not be outstanding but for a breach by the Super Senior Lender of any provision relating to such Ancillary Facility in any Permitted Super Senior Secured Facilities Agreement;

(ii)	any amount owed to it by a Debtor in respect of any Ancillary Facility to the extent (and in the amount) that Super Senior Cash Cover has been provided by a Debtor in respect of that amount and is available to that Super Senior Lender pursuant to the relevant Super Senior Cash Cover Document; and

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(iii)	any amount outstanding in respect of a Letter of Credit to the extent (and in the amount) that Super Senior Cash Cover has been provided by a Debtor in respect of that amount and is available to the party it has been provided for pursuant to the relevant Super Senior Cash Cover Document; and

(b)	in relation to a Hedge Counterparty in respect of Super Senior Hedging Liabilities:

(i)	if that Hedge Counterparty has terminated or closed out any hedging transaction under any Hedging Agreement in accordance with the terms of this Agreement on or prior to the Enforcement Date, the amount, if any, payable to it under that Hedging Agreement in respect of that termination or close-out as of the date of termination or close-out (taking into account any interest accrued on that amount) to the extent that amount is unpaid at the Enforcement Date (that amount to be certified by the relevant Hedge Counterparty and as calculated in accordance with the relevant Hedging Agreement); and

(ii)	if that Hedge Counterparty has not terminated or closed out any hedging transaction under any Hedging Agreement on or prior to the Enforcement Date, the amount, if any, which would be payable to it under that Hedging Agreement in respect of that hedging transaction if the Enforcement Date was deemed to be an Early Termination Date (as defined in the relevant ISDA Master Agreement) for which the relevant Debtor is the Defaulting Party (as defined in the relevant ISDA Master Agreement), that amount, in each case, to be certified by the relevant Hedge Counterparty and as calculated in accordance with the relevant Hedging Agreement.

“Topco Exposure” means:

(a)	in relation to a Topco Lender, the Topco Facility Liabilities owed by the Debtors and the Third Party Security Providers to that Topco Lender; and

(b)	in relation to a Topco Notes Creditor, the Topco Notes Liabilities owed by the Debtors and the Third Party Security Providers to that Topco Notes Creditor.

“Utilisation” has the meaning given to the term “Utilisation” in the Senior Facilities Agreement or any substantially equivalent term in each Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement (as the context requires).

17.2	Implementation of Equalisation

The provisions of this Clause 17 shall be applied at such time or times after the Enforcement Date as the Security Agent shall consider appropriate. Without prejudice to the generality of the preceding sentence, if the provisions of this Clause 17 have been applied before all the Liabilities have matured and/or been finally quantified, the Security Agent may elect to re-apply those provisions on the basis of (to the extent applicable):

(a)	revised Senior Secured Exposures and the Senior Secured Creditors or Super Senior Creditors (as applicable) shall make appropriate adjustment payments amongst themselves;

(b)	revised Second Lien Exposures and the Second Lien Creditors shall make appropriate adjustment payments amongst themselves; or

(c)	revised Topco Exposures and the Topco Creditors shall make appropriate adjustment payments amongst themselves.

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17.3	Equalisation

(a)	If the Enforcement Date occurs prior to the Designation Date and if, for any reason, any Senior Secured Liabilities remain unpaid after the Enforcement Date and the resulting losses are not borne by the Senior Secured Creditors in the proportions which their respective Senior Secured Exposures at the Enforcement Date bore to the aggregate Senior Secured Exposures of all the Senior Secured Creditors at the Enforcement Date, subject to Clause 1.8 (Waiver and Termination) the Senior Secured Creditors (subject, in the case of Notes Trustee Amounts, to paragraphs (a) and (c) of Clause 28.1 (Liability)) will make such payments amongst themselves as the Security Agent shall require to put the Senior Secured Creditors in such a position that (after taking into account such payments) those losses are borne in those proportions except that no Recoveries attributable to a Debtor in respect of any Excluded Swap Obligations may be applied towards the payment of such Excluded Swap Obligations.

(b)	If the Enforcement Date occurs on or after the Designation Date and if, for any reason:

(i)	any Senior Secured Liabilities remain unpaid after the Enforcement Date and the resulting losses are not borne by the Senior Secured Creditors (other than the Super Senior Creditors) in the proportions which their respective Senior Secured Exposures at the Enforcement Date bore to the aggregate Senior Secured Exposures of all the Senior Secured Creditors (other than the Super Senior Creditors) at the Enforcement Date, subject to Clause 1.8 (Waiver and Termination) the Senior Secured Creditors (other than the Super Senior Creditors) will make such payments amongst themselves as the Security Agent shall require to put the Senior Secured Creditors (other than the Super Senior Creditors) in such a position that (after taking into account such payments) those losses are borne in those proportions; and

(ii)	any Super Senior Liabilities remain unpaid after the Enforcement Date and the resulting losses are not borne by the Super Senior Creditors (as applicable) in the proportions which their respective Super Senior Exposures at the Enforcement Date bore to the aggregate Super Senior Exposures of all the Super Senior Creditors (as applicable) at the Enforcement Date, subject to Clause 1.8 (Waiver and Termination) the Super Senior Creditors will make such payments amongst themselves as the Security Agent shall require to put the Super Senior Creditors (as applicable) in such a position that (after taking into account such payments) those losses are borne in those proportions.

(c)	If, for any reason, any Second Lien Liabilities remain unpaid after the Enforcement Date and the resulting losses are not borne by the Second Lien Creditors in the proportions which their respective Second Lien Exposures at the Enforcement Date bore to the aggregate Second Lien Exposures of all the Second Lien Creditors at the Enforcement Date, the Second Lien Creditors (subject in the case of Notes Trustee Amounts, to (a) and (c) of Clause 28.1 (Liability)) will make such payments amongst themselves as the Security Agent shall require to put the Second Lien Creditors in such a position that (after taking into account such payments) those losses are borne in those proportions.

(d)	If, for any reason, any Topco Liabilities remain unpaid after the Enforcement Date and the resulting losses are not borne by the Topco Creditors in the proportions which their respective Topco Exposures at the Enforcement Date bore to the aggregate Topco Exposures of all the Topco Creditors at the Enforcement Date, the Topco Creditors (subject in the case of Notes Trustee Amounts, to (a) and (c) of Clause 28.1 (Liability)) will make such payments amongst themselves as the Security Agent shall require to put

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the Topco Creditors in such a position that (after taking into account such payments) those losses are borne in those proportions, provided that no Topco Creditor shall be obliged to make any payment under this Clause in respect of (a) any amount received by it from a person who is not a member of the Topco Group or (b) the proceeds of any Enforcement Action taken by it with respect to any Topco Independent Transaction Security Document (other than to the extent such Topco Independent Transaction Security Document is expressed to secure the Topco Liabilities owed to other Subordinated Creditors)

17.4	Turnover of Enforcement Proceeds

If:

(a)	the Security Agent or any Agent is not entitled, for reasons of applicable law, to pay amounts received pursuant to the making of a demand under any guarantee, indemnity or other assurance against loss or the enforcement of the Transaction Security (or, in the case of the Topco Creditors, the Topco Shared Security and the Topco Independent Transaction Security only) to the Senior Secured Creditors, the Second Lien Creditors or the Topco Creditors (as applicable) but is entitled to distribute those amounts to Creditors (such Creditors, the “Receiving Creditors”) who, in accordance with the terms of this Agreement, are subordinated in right and priority of payment to the Senior Secured Creditors, the Second Lien Creditors or the Topco Creditors (as the case may be); and

(b)	the Senior Secured Discharge Date, the Super Senior Discharge Date, the Second Lien Discharge Date or the Topco Discharge Date (as applicable) has not yet occurred (nor would occur after taking into account such payments), then, subject to Clause 1.8 (Waiver and Termination), the Receiving Creditors shall make such payments to the Senior Secured Creditors, the Second Lien Creditors or the Topco Creditors (as applicable) as the Security Agent shall require to place the Senior Secured Creditors, the Second Lien Creditors or the Topco Creditors (as applicable) in the position they would have been in had such amounts been available for application against the Senior Secured Liabilities, the Second Lien Liabilities or the Topco Liabilities (as applicable) provided that this Clause 17.4 shall not apply to any receipt or recovery that has been distributed by a Senior Secured Notes Trustee to the applicable Senior Secured Noteholders in accordance with the relevant Senior Secured Finance Documents unless that Senior Secured Notes Trustee had received at least two Business Days’ prior written notice (in accordance with this Agreement) that an Acceleration Event or Insolvency Event in relation to a Debtor or Third Party Security Provider had occurred or that the receipt or recovery falls within Clause 10.2 (Turnover by the Creditors).

17.5	Notification of Exposure

Before each occasion on which it intends to implement the provisions of this Clause 17, the Security Agent shall send notice to each Cash Management Facility Creditor (or to the respective Cash Management Facility Agent (if appointed) on their behalf) each Hedge Counterparty, the Senior Agent (on behalf of the Senior Lenders), the Super Senior Agent (on behalf of the Super Senior Lenders), each Senior Secured Notes Trustee (on behalf of the relevant Senior Secured Notes Creditors), each Second Lien Agent (on behalf of the relevant Second Lien Lenders and Second Lien Arrangers), each Second Lien Notes Trustee (on behalf of the relevant Second Lien Notes Creditors) and each Topco Agent (on behalf of the relevant Topco Creditors) requesting that it notify the Security Agent of, respectively, its Senior Secured Exposure, the Senior Secured Exposure of each Senior Secured Notes Creditor (if any), the Senior Secured Exposure of each Senior Lender (if any), the Super Senior Exposure of each Super Senior Lender (if any), the Second Lien Exposure of each Second Lien Creditor (if any) and the Topco Exposure of each Topco Creditor (if any).

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17.6	Default in Payment

If a Creditor fails to make a payment due from it under this Clause 17, the Security Agent shall be entitled (but not obliged) to take action on behalf of the Senior Secured Creditor(s) and/or Super Senior Creditor(s) to whom such payment was to be redistributed (subject to being indemnified to its satisfaction by such Senior Secured Creditor(s) and/or Super Senior Creditor(s) in respect of costs) but shall have no liability or obligation towards such Senior Secured Creditor(s) and/or Super Senior Creditor(s), any other Senior Secured Creditor or Super Senior Creditor or Creditor as regards such default in payment and any loss suffered as a result of such default shall lie where it falls.

18.	NEW DEBT FINANCINGS

18.1	New Debt Financings

(a)	Each Party irrevocably consents and agrees that any New Debt Financing (including any New Debt Financing entered into before the date hereof or already subject to this Agreement) of any member of the Topco Group or Holding Company of the Company and documentation in relation thereto may (I) be treated and designated as a Super Senior Facility and a Permitted Super Senior Secured Facilities Agreement; a Senior Facility and a Permitted Senior Secured Facilities Agreement; a Cash Management Facility and a Cash Management Facility Document; a Hedging Agreement (including as applicable whether constituting Super Senior Hedging Liabilities or Pari Passu Hedging Liabilities); a Second Lien Facility and a Second Lien Facility Agreement; a Topco Facility and a Topco Facility Agreement; Senior Secured Notes; Second Lien Notes; Topco Notes; or a Unsecured Finance Document and become subject to this Agreement; (II) be secured by any Transaction Security or Topco Independent Transaction Security as applicable; and (III) be treated and rank as such for the purposes of this Agreement provided that:

(i)	the Company delivers to each Agent and the Security Agent a New Debt Financing Designation Certificate executed by the Company (which shall also be deemed to satisfy any designation requirement in relation thereto in this Agreement, including any definition in this Agreement and any provision of Clause 21 (Changes to the Parties)) and provided that such New Debt Financing Designation Certificate confirms that the incurrence of indebtedness thereunder is not prohibited by the terms of the Finance Documents at the time the relevant agreement is entered into;

(ii)	the Company supplies to the Security Agent no later than ten (10) Business Days after the execution by the applicable member of the Topco Group of the Debtor/Third Party Security Provider/Topco Independent Obligor Accession Undertaking delivered pursuant to paragraph (iii) below, copies of the applicable Finance Document governing the terms of that New Debt Financing to which it is a party (excluding or redacting, unless otherwise agreed by the Company and the other parties to the relevant Finance Document, details of any fees, pricing, economic terms, financial ratios or permissions based on financial ratios or fixed baskets relating to the New Debt Financing);

(iii)	any borrower or issuer (as applicable), guarantor or security provider with respect to the New Debt Financing (as the case may be) which are members of the Topco Group accedes to this Agreement as a Debtor or Third Party Security Provider (as applicable); and

(iv)	each applicable party accedes to this Agreement in accordance with Clauses 21.10 (Accession of Senior Lenders under New Senior Facilities or Super

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Senior Lenders under New Super Senior Facilities) to 21.18 (Accession of Unsecured Facility Creditors) (as the case may be).

(b)	On the later of the Specified Date (as defined and designated in the applicable New Debt Financing Designation Certificate) and the date of compliance with all the requirements of paragraph (a) above (the “Effective Date”), the New Debt Financing and all Liabilities thereunder shall be treated as subject to the terms of this Agreement as so designated in the New Debt Financing Designation Certificate, and as such:

(i)	new Super Senior Finance Documents and new Hedging Agreements constituting Super Senior Hedging Liabilities, or existing Debt Documents that the Company designates as Super Senior Liabilities in accordance with this Agreement, shall be deemed to be Super Senior Liabilities and rank pari passu in all respects with all existing Super Senior Liabilities (if any); and

(ii)	new Senior Finance Documents, new Cash Management Facility Documents, new Senior Secured Notes Finance Documents and new Hedging Agreements (after the Designation Date to the extent comprising Pari Passu Hedging Liabilities) shall be deemed to be Senior Lender Liabilities, Cash Management Facility Liabilities, Senior Secured Notes Liabilities and Hedging Liabilities (or Pari Passu Hedging Liabilities as the case may be) (as applicable) and rank pari passu in all respects with all existing Senior Lender Liabilities, Cash Management Facility Liabilities, Senior Secured Notes Liabilities and Pari Passu Hedging Liabilities;

(iii)	the new Second Lien Finance Documents shall be deemed to be Second Lien Liabilities and rank pari passu in all respects with all existing Second Lien Liabilities (if any); and/or

(iv)	the new Topco Finance Documents shall be deemed to be Topco Liabilities and rank pari passu in all respects with all existing Topco Liabilities,

for the purposes of this Agreement and the other Debt Documents.

(c)	Liabilities may only be permitted to be designated by the Company as Super Senior Liabilities if such ranking for such Liabilities is not prohibited under any Finance Document. For the avoidance of doubt, upon the occurrence of the Designation Date:

(i)	any Senior Secured Liabilities incurred under Senior Secured Finance Documents entered into prior to the occurrence of the Designation Date, and not designated by the Company as Super Senior Liabilities in accordance with this Agreement, shall continue to be treated as Senior Secured Liabilities; and

(ii)	any Hedging Liabilities incurred under Hedging Agreements entered into prior to the occurrence of the Designation Date, and not designated by the Company as Super Senior Hedging Liabilities in accordance with this Agreement, shall continue and be treated as Pari Passu Hedging Liabilities.

(d)	Each Debtor, each Third Party Security Provider and each Topco Independent Obligor (and the Company shall ensure that each other relevant security provider) shall grant or re-grant any Transaction Security or Topco Independent Transaction Security (including, if applicable, Lower Ranking Security) and/or agrees to any amendment of a Security Document required under the terms of that New Debt Financing or as may be required under any applicable law in order to give effect to the ranking set out in Clause 2.2 (Transaction Security), in each case, subject to, the provisions of the Agreed

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Security Principles and the requirements of Clause 18.2 (Transaction Security: New Debt Financings).

(e)	If any Hedging Agreement (a “Relevant Hedging Agreement”) provides that the Hedging Liabilities in relation thereto (the “Relevant Hedging Liabilities”) shall rank as Super Senior Hedging Liabilities upon the occurrence of the Designation Date, then subject to:

(i)	the occurrence of the Designation Date (irrespective of any provision of any Finance Document to the contrary);

(ii)	the designation of any Super Senior Liabilities (other than the Relevant Hedging Liabilities) for the purpose of and in accordance with the terms of this Agreement; and

(iii)	the delivery of a Super Senior Hedging Designation Certificate in accordance with paragraph 4.17(b) of Clause 4.17 (Designation of Super Senior Hedging Liabilities),

such Relevant Hedging Liabilities shall be designated and be treated as Super Senior Hedging Liabilities. The Company shall deliver the Super Senior Hedging Designation Certificate referred to in paragraph (iii) above with respect to each Relevant Hedging Agreement that was entered into prior to such first designation contemporaneously with the first designation of any Super Senior Liabilities and the designation of the Relevant Hedging Liabilities under any Relevant Hedging Agreement as Super Senior Liabilities may not be subsequently reversed pursuant to Clause 4.17 (Designation of Super Senior Hedging Liabilities) without the prior written consent of the Hedge Counterparty which is party to the Relevant Hedging Agreement or otherwise pursuant to the terms of the Relevant Hedging Agreement.

18.2	Transaction Security: New Debt Financings

Notwithstanding any other term, condition or restriction in any other Debt Document, the Parties agree that, in connection with and in order to facilitate a New Debt Financing, each Agent and the Security Agent (and any other Creditor party to a Transaction Security Document or a Topco Independent Transaction Security Document (as the case may be)) are authorised and instructed by all Creditors (and in each case are obliged at the request and cost of the Company) to enter into promptly any new Security Document, promptly amend or waive any terms of an existing Security Document and/or promptly release any asset from Transaction Security or Topco Independent Transaction Security (as the case may be) and/or to effect the ranking, priority guarantees and Security of the New Debt Financing provided that, the granting of new (or amendment or waiver of existing) Transaction Security, or as the case may be, new Topco Independent Transaction Security shall be subject to the following conditions:

(a)	any new Transaction Security or Topco Independent Transaction Security (as the case may be) in relation to such New Debt Financing shall be (unless in each case otherwise required by the Company (other than if in relation to existing Transaction Security or Topco Independent Transaction Security that is being amended or released and retaken)):

(i)	subject to the Agreed Security Principles, Guarantee Limitations, applicable law and the other terms of this Agreement, granted in favour of the then existing Secured Parties or the then existing Topco Secured Parties (as the case may be, or in each case, class thereof) or to the Security Agent on their behalf; and

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(ii)	on terms substantially the same (except that it shall also secure any New Debt Financing) as the terms of the existing Transaction Security or Topco Independent Transaction Security (as the case may be) over equivalent asset(s);

(b)	any amendment or waiver of a Security Document or release and re-grant of Transaction Security or Topco Independent Transaction Security (as the case may be) shall only be undertaken if:

(i)	required by the terms or conditions of the New Debt Financing; or

(ii)	to the extent necessary under applicable law to give effect to the ranking set out in Clause 2.2 (Transaction Security); or

(iii)	in any other case (provided that in such other case (if it is legally possible and in the opinion of the Company (acting reasonably) it is commercially feasible to do so and without breach of any term or condition of any New Debt Financing), second or further priority (if applicable) Transaction Security or Topco Independent Transaction Security (as the case may be) (the “Additional Transaction Security”) will be taken instead of releasing and re-granting the existing Transaction Security or Topco Independent Transaction Security (as the case may be) and in such circumstances the relevant Liabilities will be secured by such Additional Transaction Security and will nonetheless be deemed and treated for the purposes of this Agreement as secured by the existing Transaction Security Documents and the Additional Transaction Security pari passu with other Liabilities which would otherwise have the same ranking as contemplated by such New Debt Financing);

(c)	if any asset is to be released from Transaction Security or Topco Independent Transaction Security (as the case may be), promptly upon giving effect to that release, replacement Transaction Security or Topco Independent Transaction Security (as the case may be) is, subject to applicable law, the Debt Documents, the Agreed Security Principles, Guarantee Limitations and other terms of this Agreement, granted in favour of the Security Agent for and on behalf of the providers and/or agents and/or trustees of the New Debt Financing and (in relation to Transaction Security or Topco Independent Transaction Security (as the case may be)) the existing Secured Parties (or relevant class thereof) or Topco Creditors (as the case may be) benefitting from the Security on substantially the same terms as the Transaction Security or Topco Independent Transaction Security (as the case may be) released (except that it shall also secure any New Debt Financing);

(d)	to the extent that any legal opinions customary to be given in such jurisdiction as to due capacity, authority, execution and enforceability (together with customary supporting legal documentation, certificates and resolutions and subject to qualifications reflecting applicable law at such time) are issued in relation to re-taken, new or amended Security Documents in connection with a New Debt Financing, the Security Agent shall be entitled to rely on such legal opinions and shall receive documentary evidence of such reliance; and

(e)	with respect to the granting of new Transaction Security (over assets, rights or interests not already the subject of an existing Security Document) only, the obligations hereunder in relation to the Security Agent shall only extend to such Transaction Security that the Security Agent is permitted to take and hold under applicable law and for the policies and rules of the Security Agent in effect at the time.

For the purpose of the Company determining if a matter is “commercially feasible” under this Clause, the Company may take into account (among other things in its good faith opinion) any

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action which is reasonably likely to have a material adverse effect on the borrowing, incurring, assumption, establishment (including pricing and commercial terms thereof), underwriting, placing, distribution or any other similar action; obtaining any consent, approval, release or waiver or agreement to any amendment in connection therewith (in the good faith judgment of the board of directors of the Company (for which it can conclusively rely on advice and market feedback of the arrangers of such New Debt Financing)), and the Company shall not be acting unreasonably if it considers that a particular action is reasonably likely to have a material adverse effect on the borrowing, incurring, assumption, establishment (including pricing and commercial terms thereof), underwriting, placing, distribution or any other similar action; obtaining any consent, approval, release or waiver or agreement to any amendment in connection therewith (in the good faith judgment of the board of directors of the Company (for which it can conclusively rely on advice and market feedback of the arrangers of such New Debt Financing)).

Each of the Secured Parties agrees:

(I)	not to take any action to challenge the validity or enforceability of the Additional Transaction Security by reason of it being expressed to be second ranking (or any other lower ranking);

(II)	that Additional Transaction Security may be granted by any Debtor in order to secure all or any part of any Hedging Liabilities and/or any New Debt Financing; and

(III)	that additional Topco Independent Transaction Security may be granted by any Topco Independent Obligor in order to secure all or part of any New Debt Financing.

18.3	Further assurance

(a)	A “Relevant Document” means any document or Debt Document to be entered into in connection with this Clause 18 or Clause 15.1 (Non-Distressed Disposals) above or which is otherwise reasonably required by the Company (upon notice to the applicable Agent, Security Agent or Creditor) to be executed in relation to and in order to facilitate a New Debt Financing, any other Debt Document or Clause 15.1 (Non-Distressed Disposals) including, without limitation, any amendment, waiver or release agreement in respect of any Debt Document or Security Document, any grant of Security pursuant to a new Security Document the entry into any additional or replacement intercreditor agreement (on substantially the same terms as this Agreement except for the incorporation of such New Debt Financing).

(b)	Each Creditor, Agent and other Secured Party agrees that it shall (at the cost and expense of the Debtors):

(i)	promptly co-operate with the Debtors with a view to satisfying the conditions in this Clause 18 in respect of any New Debt Financing or Clause 15.1 (Non-Distressed Disposals); and

(ii)	promptly execute (including at the reasonable request of the Company or the Security Agent) all such Relevant Documents, take such other actions and give such instructions to the Security Agent as may reasonably be required, in each case, in connection with any guarantee or Security and with any incurrence or borrowing, in accordance with this Clause 18 in relation to a New Debt Financing or Clause 15.1 (Non-Distressed Disposals).

(c)	Each Agent and Security Agent party to this Agreement is irrevocably authorised, instructed or obliged by the Creditors and other Secured Parties for which it acts as agent or trustee to execute promptly on their behalf any such Relevant Document or

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take any other action set out in or in connection with the provisions of this Clause 18 or Clause 15.1 (Non-Distressed Disposals) without the requirement for any further authorisation or consent from such Creditors, provided that, with respect to the granting of new Transaction Security or other Security Property, or as the case may be, new Topco Independent Transaction Security (over assets, rights or interests, or classes or types of assets, rights or interests not already the subject of an existing Security Document) only, the obligations hereunder shall only extend to such Transaction Security, or as the case may be, Topco Independent Transaction Security that the Security Agent and Agent (as applicable) are permitted to take and hold under applicable law and/or the policies and rules of the Security Agent and Agent (as applicable) in effect at the time.

(d)	Upon becoming a Party to this Agreement, each Agent is irrevocably authorised, instructed and obliged pursuant to the terms of the relevant Debt Documents to promptly execute any Relevant Documents or take any other action set out in or in connection with the provisions of this Clause 18 or Clause 15.1 (Non-Distressed Disposals) on behalf of the relevant Creditors or other Secured Party without the requirement for any further authorisation or consent from such Creditors or other Secured Party, provided that, with respect to the granting of new Transaction Security, or as the case may be, new Topco Independent Transaction Security (over assets, rights or interests, or classes or types of assets, rights or interests not already the subject of an existing Security Document) only, the obligations hereunder shall only extend to such Transaction Security, or as the case may be, Topco Independent Transaction Security that the Security Agent and Agent are permitted to take and hold under applicable law and/or the policies and rules of the Security Agent and Agent (as applicable) in effect at the time.

(e)	Notwithstanding the foregoing, nothing in this Clause 18.3 shall oblige the Security Agent or any Agent to execute any document if it would impose personal liabilities or obligations on, or adversely affect the right, duties or immunities of, the Security Agent or that Agent (provided that the incurrence of such New Debt Financing and any steps taken to effect the same shall not adversely affect the rights of any Security Agent or Agent) and nothing in this Clause 18.3 shall be construed as a commitment to advance or arrange any New Debt Financing.

(f)	Each Creditor and each other Secured Party hereby irrevocably authorises and instructs each of their respective Agents and Security Agent (as applicable) to execute any Relevant Document as contemplated by this Clause 18 or Clause 15.1 (Non-Distressed Disposals).

(g)	Each Debtor and Third Party Security Provider confirms:

(i)	the authority of the Company to give effect to the terms of or facilitate the implementation, assumption or establishment of a New Debt Financing entered into or assumed in compliance with this Agreement; and

(ii)	that its guarantee and indemnity set out in this Agreement (or any applicable Accession Deed or other Debt Document), any equivalent provision of any New Debt Financing, and all Transaction Security, or as the case may be, Topco Independent Transaction Security granted by it will entitle the applicable creditors under any New Debt Financing and the persons providing to benefit from such guarantee and indemnity and such Transaction Security, or as the case may be, Topco Independent Transaction Security (subject only to any applicable limitations on such guarantee and indemnity set out in Schedule 7 (Hedge Counterparties’ Guarantee and Indemnity) or any Accession Deed

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(including any limitation in relation to unlawful financial assistance) or other document pursuant to which it became a Debtor or Third Party Security Provider or Topco Independent Obligor) and extend to include all obligations arising under or in respect of any New Debt Financing.

18.4	Acquired Person or Asset

Notwithstanding anything to the contrary in this Agreement or any other Debt Document (other than with the consent of the Company) (a) any Security, guarantee, indemnity or other assurance against loss in respect of New Debt Financing which is subsisting on the Effective Date (or is to be granted thereafter, including subject to any condition or periodic testing) in relation thereto or in respect of any Permitted Acquired Indebtedness shall be permitted to continue to subsist (or to be granted in accordance with the applicable terms) and there shall be no requirement for that Security, guarantee, indemnity or other assurance against loss to be offered in respect of any other Liabilities under any Debt Document; and (b) no Security, guarantee, indemnity or other assurance against loss is required to be given by any member of the Topco Group in respect of any Liabilities (including under any Debt Document) (i) over any Acquired Person or Asset if the grant thereof breaches any contractual undertaking applicable to the Topco Group or otherwise is excluded or exempt from being given by the Agreed Security Principles; (ii) over any asset required (including subject to any condition) to provide credit support in relation to any Permitted Acquired Indebtedness (other than as a result of any obligation to extend any Transaction Security rateably for the benefit of any such Permitted Acquired Indebtedness); or (iii) where the grant of any such Security, guarantee, indemnity or other assurance against loss is prevented by the documentation in relation to or constituting that Permitted Acquired Indebtedness or where any such grant would give rise to an obligation (including any payment obligation but not including an obligation to extend any Transaction Security rateably for the benefit of such Permitted Acquired Indebtedness) under or in relation thereto.

18.5	Additional Transaction Security

Each Creditor and each other Secured Party hereby irrevocably authorises and instructs each of their respective Agents and Security Agent (as applicable) to execute any additional guarantee in respect of the Transaction Security Secured Obligations or any Transaction Security Document which any Debtor or Third Party Security Provider enters into, including but not limited to where such guarantee or Security is required to be given in order to comply with any undertaking or Agreed Security Principles in any Debt Document.

19.	THE SECURITY AGENT

19.1	Appointment by Secured Parties

(a)	Each Secured Party (other than the Security Agent) irrevocably appoints the Security Agent in accordance with the following provisions of this Clause 19 to act as its agent, trustee, mandatario con rappresentanza, joint and several creditor and/or beneficiary of a parallel debt (as the case may be and other than for Security governed by Italian law) under this Agreement and with respect to the applicable Secured Debt Documents, and irrevocably authorises the Security Agent (whether acting as security trustee, security agent, mandatario con rappresentanza (which may be appointed as such by any rappresentante pursuant to article 2414-bis of the Italian Civil Code) on its behalf and grants power of attorney to the Security Agent (with express faculty of self-contracting, sub-empowering or multiple representation) to:

(i)	execute each applicable Secured Debt Document or Relevant Document expressed to be executed by the Security Agent on its behalf and execute any releases and any other documents, instruments or notices to be executed by the Security Agent as contemplated by the terms of this Agreement or any

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applicable Secured Debt Document, receive any notices in respect of this Agreement or any applicable Secured Debt Document, specify to third parties the names of the Secured Parties at any given date and take any other action in relation to the creation, perfection, confirmation, amendment, extension, maintenance, enforcement and/or release of any security created under any Security Document in the name and on behalf of the Secured Parties;

(ii)	perform such duties and exercise such rights and powers under this Agreement and the applicable Secured Debt Documents as are specifically delegated to the Security Agent by the terms of this Agreement and the other Debt Documents, together with such rights, powers and discretions as are reasonably incidental thereto;

(iii)	confirms that in the event that any security created under the Security Documents remains registered in the name of a Secured Party after such person has ceased to be a Secured Party then the Security Agent shall remain empowered to execute a release of such Security in its name and on its behalf; and

(iv)	undertakes to ratify and approve any such action taken in the name and on behalf of the Secured Parties by the Security Agent acting in its appointed capacity.

(b)	Each Secured Party (other than the Security Agent) confirms that:

(i)	the Security Agent has authority to accept on its behalf the terms of any reliance letter or engagement letter relating to any reports or letters provided in connection with the Secured Debt Documents or the transactions contemplated by the Secured Debt Documents, to bind it in respect of those reports or letters and to sign that reliance letter or engagement letter on its behalf and, to the extent that reliance letter or engagement letter has already been entered into, ratifies those actions; and

(ii)	it accepts the terms and qualifications set out in that reliance letter or engagement letter.

(c)	The Security Agent’s duties under this Agreement and/or the applicable Secured Debt Documents to which the Security Agent is a party are solely of a mechanical and administrative nature.

(d)	The Security Agent shall be entitled to grant sub-power of attorney, including the release of any sub-attorney from the restrictions referred to in paragraph (c) above.

(e)	The Security Agent hereby accepts its appointment as Security Agent and that it shall hold the Security Property as agent or mandatario con rappresentanza for the Secured Parties (or as agent for the benefit of the Secured Parties) on the terms contained in this Agreement (and the applicable Debt Documents).

(f)	The Security Agent is not authorised to act on behalf of a Secured Party in any legal or arbitration proceedings relating to any Finance Document.

19.2	Trust

(a)	Subject to paragraph (c) below, other than in respect of any Security Property created or expressed to be created under or pursuant to any Italian Security Documents or any other Security Documents where the relevant Security Property cannot be granted to

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the Security Agent by way of trust, the Security Agent declares that it shall (to the extent possible under applicable law and other than in respect of any Transaction Security created or expressed to be created under or pursuant to any Italian Security Documents) hold the Transaction Security and the Topco Independent Transaction Security on trust for the relevant Secured Parties on the terms contained in this Agreement.

(b)	In respect of any Transaction Security created or expressed to be created under or pursuant to any Italian Security Documents, the Security Agent declares that it shall (to the extent possible under applicable law) hold the Security Property as agent for, and mandatario con rappresentanza (which may be appointed as such by any representative (rappresentante) pursuant to article 2414-bis of the Italian Civil Code) of the relevant Secured Parties.

(c)	Each other Secured Party authorises the Security Agent (whether or not by or through employees or agents):

(i)	to perform the duties, obligations and responsibilities and to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Security Agent under this Agreement and/or the applicable Secured Debt Documents together with such powers and discretions as are reasonably incidental to the exercise of such rights, remedies and powers; and

(ii)	to take such action on its behalf as may from time to time be authorised under or in accordance with the applicable Secured Debt Documents.

(d)	Each of the other parties to this Agreement agrees that the Security Agent (whether acting as security trustee or security agent) shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the applicable Secured Debt Documents to which the Security Agent is expressed to be a party (and no others shall be implied).

19.3	Parallel Debt (Covenant to Pay the Security Agent)

(a)	Subject to any applicable Guarantee Limitation, each Debtor (other than an Italian Debtor) and each Topco Independent Obligor, to the extent permitted under applicable law, irrevocably and unconditionally undertakes to pay to the Security Agent, as creditor in its own right and not as representative of the other Secured Parties, amounts equal to, and in the currency of, any amounts owing from time to time by that Debtor or Topco Independent Obligor to any Secured Party under any Secured Debt Document, as and when those amounts are due.

(b)	Each Debtor, each Topco Independent Obligor and the Security Agent acknowledge that the obligations of each Debtor and each Topco Independent Obligor under paragraph (a) above are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of that Debtor or Topco Independent Obligor to any other Secured Party under any Secured Debt Document (its “Corresponding Debt”) nor shall the amounts for which each Debtor or Topco Independent Obligor is liable under paragraph (a) above (for the purposes of this paragraph (b), its “Parallel Debt”) be limited or affected in any way by its Corresponding Debt, provided that notwithstanding any other provision of this Agreement or the Secured Debt Documents:

(i)	the Parallel Debt of each Debtor and each Topco Independent Obligor shall be automatically decreased and discharged to the extent that its Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged;

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(ii)	the Corresponding Debt of each Debtor and each Topco Independent Obligor shall be automatically decreased and discharged to the extent that its Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged;

(iii)	the amount of the Parallel Debt of a Debtor or Topco Independent Obligor shall at all times be equal to the amount of its Corresponding Debt; and

(iv)	the aggregate amount outstanding owed by the Debtors and the Topco Independent Obligor under the Secured Debt Documents (including under this Clause 19.3) at any time shall not exceed the amount of the Corresponding Debt at that time.

(c)	For the purpose of this Clause 19.3, the Security Agent acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt shall not be held on trust. The Security Agent shall have its own independent right to demand payment of the amounts payable by each Debtor and each Topco Independent Obligor under this Clause 19.3. The Transaction Security and Topco Independent Transaction Security granted under the Security Documents to the Security Agent to secure the Parallel Debt is granted to the Security Agent in its capacity as creditor of the Parallel Debt and shall not be held on trust.

(d)	All moneys received or recovered by the Security Agent pursuant to this Clause 19.3, and all amounts received or recovered by the Security Agent from or by the enforcement of any Transaction Security or Topco Independent Transaction Security granted to secure the Parallel Debt, shall be applied:

(i)	In the case of a realisation or enforcement of any Topco Independent Transaction Security or any guarantees provided by an Other Topco Guarantor, in accordance with Clause 16.9 (Order of Application – Topco Independent Transaction Security); or

(ii)	Otherwise, in accordance with Clause 16.1 (Order of Application - Transaction Security).

(e)	Without limiting or affecting the Security Agent’s rights against the Debtors or the Topco Independent Obligors (whether under this Clause 19.3 or under any other provision of any Secured Debt Document), each Debtor acknowledges that:

(i)	nothing in this Clause 19.3 shall impose any obligation on the Security Agent to advance any sum to any Debtor or Topco Independent Obligors or otherwise under any Secured Debt Document, except, if applicable, in its capacity as a Secured Creditor; and

(ii)	for the purpose of any vote taken under any Secured Debt Document, the Security Agent shall not be regarded as having any participation or commitment other than, if applicable, those which it has in its capacity as a Secured Creditor.

(f)	In no event will the “parallel debt” provisions apply to Italian Security Documents.

19.4	Appointment of the Security Agent as mandatario con rappresentanza in relation to the Italian Security Documents

(a)	Each of the Secured Parties (other than the Security Agent), for the purpose of the Italian Security Documents hereby confirms that:

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(i)	it grants to the Security Agent, which accepts, a mandato con rappresentanza (agency with representative powers) and appoints it, with the express consent pursuant to articles 1394 and 1395 of the Italian Civil Code, as mandatario con rappresentanza, representative (rappresentante) and procuratore speciale (special attorney-in-fact) so that, acting in the name and on behalf of each Secured Party, but also in its own name and on its own interest, it takes all the actions that it considers proper or necessary as provided under this Agreement and executes, also in the name and on behalf of the other Secured Parties, the Italian Security Documents;

(ii)	in relation to this mandato con rappresentanza (agency with representative powers) and to the special power of attorney granted hereunder, the Security Agent may be in a situation of conflict of interests and waives its rights to the exercise of any remedies relating to such conflict (including the ones set out in article 1394 of the Italian Civil Code) and also waives any rights to take action against the Security Agent as a result of such conflict;

(iii)	the Security Agent may enter into the Italian Security Documents on its own behalf and/or as attorney-in-fact for other parties and expressly authorises the Security Agent to do so also pursuant to article 1395 of the Italian Civil Code;

(iv)	it grants the Security Agent the power to negotiate and approve the terms and conditions of such Italian Security Document, execute any other agreement or instrument, give or receive any notice or declaration, identify and specify to third parties the names of the Secured Parties at any given date, and take any other action in relation to the creation, perfection, maintenance, confirmation, extension, enforcement and release of the security created thereunder in the name and on behalf of the Secured Parties;

(v)	in the event that any security created under the Italian Security Documents remains registered in the name of a Secured Party after it has ceased to be a Secured Party then the Security Agent shall remain empowered to execute a release of such security in its name and on its behalf;

(vi)	it confirms that the Security Agent is entitled to release any Italian Security Documents relating to a Security upon payment in full of any amounts due thereunder before the expiry of the applicable claw-back period, subject to (A) no Events of Default being continuing and (B) satisfaction of the conditions set out in the relevant Italian Security Documents;

(vii)	it undertakes to grant any additional power of attorney as may reasonably be requested by the Security Agent in order for the Security Agent to act in accordance with and within the limits of this Agreement, the Debt Documents and/or any Italian Security Document;

(viii)	it undertakes to ratify and approve any such action taken in the name and on behalf of the Secured Parties by the Security Agent acting in its appointed capacity; and

(ix)	authorises the Security Agent to, in its name and on its behalf, exercise such rights, powers and discretions as are delegated to the Security Agent by the terms hereof, the Debt Documents and the Italian Security Documents, together with all rights, powers and discretions as are incidental thereto or necessary to give effect to the provisions contained herein.

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(b)	Each other Secured Party acknowledges and agrees that the Security Agent may enter in its name and on its behalf as direct representative into contractual arrangements pursuant to or in connection with the Italian Security Documents to which the Security Agent is also a party (in its capacity as agent, trustee, mandatario con rappresentanza or otherwise) and expressly authorises the Security Agent, pursuant to article 1395 of the Italian Civil Code. The Secured Parties expressly waive any right they may have under article 1394 of the Italian Civil Code in respect of contractual arrangements entered into by the Security Agent in their name and on their behalf pursuant to or in connection with the Italian Security Documents, in each case to the extent legally possible to such Secured Party.

19.5	[Reserved]

19.6	[Reserved]

19.7	No Independent Power

Subject to Clause 16.3 (Treatment of SFA Cash Cover, Cash Management Facility Cash Cover and SFA Cash Collateral), the Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers arising under the Security Documents (for the avoidance of doubt, other than any Senior Secured Finance Documents, Second Lien Finance Documents, Unsecured Finance Documents or Topco Finance Documents which are not Transaction Security Documents or Topco Independent Transaction Security Documents) except through the Security Agent.

19.8	Instructions to Security Agent and Exercise of Discretion

(a)	Subject to paragraphs (e) and (f) below, the Security Agent shall act in accordance with any instructions given to it by an Instructing Group or, if so instructed by an Instructing Group, refrain from exercising any right, power, authority or discretion vested in it as Security Agent and shall be entitled to assume that any instructions received by it from an Agent, the Creditors or a group of Creditors are duly given in accordance with the terms of the Debt Documents and, unless it has received actual notice of revocation, those instructions or directions have not been revoked.

(b)	Subject to paragraphs (e) and (f) below, the Security Agent shall be entitled to request instructions, or clarification of any direction, from an Instructing Group (or from the Majority Second Lien Creditors or from the Majority Topco Creditors (to the extent they are entitled to give instructions to the Security Agent pursuant to, prior to the Designation Date,Clause 12 (Enforcement of Transaction Security prior to the Designation Date) or, on and from the Designation Date, Clause 13 (Enforcement of Transaction Security on or after the Designation Date))) in each case as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers, authorities and discretions and the Security Agent may refrain from acting unless and until those instructions or clarification are received by it.

(c)	Save as provided in, prior to the Designation Date, Clause 12 (Enforcement of Transaction Security prior to the Designation Date) and, on and from the Designation Date, Clause 13 (Enforcement of Transaction Security on or after the Designation Date), any instructions given to the Security Agent by an Instructing Group shall override any conflicting instructions given by any other Parties.

(d)	The Security Agent shall not be liable for any act (or omission) if it acts or refrains from acting in accordance with paragraphs (a), (b), and (c) above and (h) below.

(e)	Paragraph (a), (b) and (c) above and (f) to (h) below shall not apply:

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(i)	where a contrary indication appears in this Agreement (including under Clause 27 (Consents, Amendments and Override));

(ii)	where this Agreement or applicable law or regulation requires a Security Agent to act in a specified manner or to take a specified action;

(iii)	in respect of any provision which protects the Security Agent’s own position in its personal capacity as opposed to its role of Security Agent for the Secured Parties including, without limitation, the provisions set out in Clause 19.10 (Security Agent’s Discretions) to Clause 19.28 (Disapplication); and

(iv)	in respect of the exercise of the Security Agent’s discretion to exercise a right, power or authority under any of:

(A)	Clause 15.1 (Non-Distressed Disposals);

(B)	Clause 16.1 (Order of Application - Transaction Security);

(C)	Clause 16.2 (Prospective Liabilities);

(D)	Clause 16.3 (Treatment of SFA Cash Cover, Cash Management Facility Cash Cover and SFA Cash Collateral);

(E)	Clause 16.6 (Permitted Deductions); and

(F)	Clause 18 (New Debt Financings),

which instruction and authority shall have been given under the terms of such Clauses and not the instructions of the Instructing Group pursuant to paragraphs (a) and (b) above.

(f)	Unless paragraph (e) above applies, if giving effect to instructions given by an Instructing Group would have an effect equivalent to an Intercreditor Amendment, the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Security Agent), whose consent would have been required in respect of that Intercreditor Amendment.

(g)	Unless paragraph (e) above applies, in exercising any discretion to exercise a right, power or authority under this Agreement where it has not received any instructions from an Instructing Group, as to the exercise of that discretion, the Security Agent shall:

(i)	other than where paragraph (ii) below applies, do so having regard to the interests of all the Secured Parties; or

(ii)	if a Creditor Conflict has occurred and the Security Agent is expressly notified by a Senior Creditor Representative that there is such a Creditor Conflict in relation to the matter in respect of which the discretion is to be exercised, do so having regard only to the interests of all the Super Senior Creditors, or after the Super Senior Discharge Date, the Senior Secured Creditors or, after the later of the Super Senior Discharge Date and the Senior Secured Discharge Date, the Second Lien Creditors.

(h)	Subject to paragraphs (e) and (f) above, in relation to any Topco Independent Transaction Security only the Security Agent shall act in accordance with any instructions given to it by Majority Topco Creditors or, if so instructed by the Majority Topco Creditors, refrain from exercising any right, power, authority or discretion vested in it as Security Agent and shall be entitled to assume that: any instructions received by

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it from a Topco Creditor Representative, the Topco Creditors or a group of Topco Creditors are duly given in accordance with the terms of the Debt Documents and unless it has received actual notice of revocation, those instructions or directions have not been revoked.

19.9	Security Agent’s Actions

Without prejudice to the provisions of Clause 12 (Enforcement of Transaction Security prior to the Designation Date), Clause 13 (Enforcement of Transaction Security on or after the Designation Date) and Clause 19.8 (Instructions to Security Agent and Exercise of Discretion), the Security Agent may (but shall not be obliged to), in the absence of any instructions to the contrary, take such action (or refrain from taking such action) in the exercise of any of its powers and duties under the Debt Documents as it considers in its good faith discretion to be appropriate. In determining whether to act or refrain from acting the Security Agent shall be entitled to request instructions from any Creditor or Creditor group.

19.10	Security Agent’s Discretions

The Security Agent may:

(a)	assume (unless it has received actual notice to the contrary from a Hedge Counterparty or from one of the Agents) that no Default has occurred and no Debtor or Third Party Security Provider or Topco Independent Obligor is in breach of or default under its obligations under any of the Debt Documents and any right, power, authority or discretion vested by any Debt Document in any person has not been exercised;

(b)	if it receives any instructions or directions under Clause 12 (Enforcement of Transaction Security prior to the Designation Date) or Clause 13 (Enforcement of Transaction Security on or after the Designation Date) to take any action in relation to the Transaction Security, assume that all applicable conditions under the Debt Documents for taking that action have been satisfied;

(c)	if it receives any instructions or directions under Clause 14 (Enforcement of Topco Independent Transaction Security) to take any action in relation to the Topco Independent Transaction Security, assume that all applicable conditions under the Debt Documents for taking that action have been satisfied;

(d)	engage, pay for and rely on the advice or services of any legal advisers, accountants, tax advisers, surveyors or other experts (whether obtained by the Security Agent or by any other Secured Party) whose advice or services may (in its reasonable opinion) at any time seem necessary, expedient or desirable, and the Security Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of such reliance;

(e)	act under the Debt Documents through its personnel and agents;

(f)	rely upon any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Secured Party, any Creditor, Third Party Security Provider, Topco Independent Obligor or a Debtor, upon a certificate signed by or on behalf of that person; and

(g)	refrain from acting in accordance with the instructions of any Party (including bringing any legal action or proceeding arising out of or in connection with the Debt Documents) until it has received any indemnification and/or security that it may in its discretion require from a member of the Group (whether by way of payment in advance or

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otherwise) for all costs, losses and liabilities which it may incur in so acting to the extent not already so indemnified or secured; and each Creditor and each other Party (except for any Notes Trustee) to this Agreement consents to the granting of any such indemnification and/or security as may be required, and agrees that no Default or Event of Default will arise under any Debt Document as a result.

19.11	Security Agent’s Obligations

The Security Agent shall promptly:

(a)	copy to: (i) each Agent; and (ii) each Hedge Counterparty the contents of any notice or document received by it from any Debtor or Third Party Security Provider under any Debt Document;

(b)	forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party provided that, except where a Debt Document expressly provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party; and

(c)	inform: (i) each Agent; and (ii) each Hedge Counterparty of the occurrence of any Default or any default by a Debtor or Third Party Security Provider in the due performance of or compliance with its obligations under any Debt Document of which the Security Agent has received notice from any other party to this Agreement.

19.12	Excluded Obligations

Notwithstanding anything to the contrary expressed or implied in the Debt Documents, the Security Agent shall not:

(a)	be bound to enquire as to: whether or not any Default has occurred or the performance, default or any breach by a Debtor or a Third Party Security Provider of its obligations under any of the Debt Documents;

(b)	be bound to account to any other Party for any sum or the profit element of any sum received by it for its own account;

(c)	be bound to disclose to any other person (including, but not limited, to any Secured Party): (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty;

(d)	have or be deemed to have any relationship of trust or agency with any Debtor or Third Party Security Provider; or

(e)	have any fiduciary duties to the Debtors, the Third Party Security Providers or the Topco Independent Obligors and nothing in this Agreement constitutes the Security Agent as an agent, trustee or fiduciary of the Debtors and the Third Party Security Providers or the Topco Independent Obligors.

19.13	Exclusion of Liability

(a)	None of the Security Agent, any Receiver nor any Delegate shall be responsible or be liable for:

(i)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent or any other person in or in connection

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with any Debt Document or the transactions contemplated in the Debt Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Debt Document;

(ii)	the legality, validity, effectiveness, adequacy or enforceability of any Debt Document, the Security Property or Topco Independent Security Property, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Debt Document or the Security Property or Topco Independent Security Property;

(iii)	any losses, damages or costs to any person or diminution in value or any liability arising as a result of taking or refraining from taking any action in relation to any of the Debt Documents, the Security Property or Topco Independent Security Property, or otherwise, whether in accordance with an instruction from an Instructing Group or otherwise unless directly caused by its gross negligence or wilful misconduct;

(iv)	the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Debt Documents, the Security Property or Topco Independent Security Property, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, the Debt Documents or the Security Property or Topco Independent Security Property;

(v)	any shortfall which arises on the enforcement or realisation of the Security Property or Topco Independent Security Property;

(vi)	any determination as to whether any information provided or to be provided to any Secured Party is non-public information, the use of which may be regulated or prohibited by applicable law or regulation relating to insider trading or otherwise;

(vii)	without prejudice to the generality of paragraphs (i) to (iv) above, any damages, costs, losses, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Debt Document or any Security Property

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or Topco Independent Security Property and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this Clause 19.13 subject to Clause 1.5 (Third Party Rights) and the provisions of the Third Parties Rights Act.

(c)	Nothing in this Agreement shall oblige the Security Agent to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Secured Creditor,

on behalf of any Secured Creditor and each Secured Creditor confirms to the Security Agent, that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Agent.

(d)	Without prejudice to any provision of any Debt Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate, any liability of the Security Agent, any Receiver or Delegate arising under or in connection with any Debt Document or the Security Property or Topco Independent Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Security Agent, Receiver or Delegate (as the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Security Agent, Receiver or Delegate (as the case may be) at any time which increase the amount of that loss. In no event shall the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Security Agent, Receiver or Delegate (as the case may be) has been advised of the possibility of such loss or damages.

19.14	No Proceedings

No Party (other than the Security Agent, that Receiver or that Delegate) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Debt Document or any Security Property or Topco Independent Security Property and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this Clause subject to Clause 1.5 (Third Party Rights) and the provisions of the Third Parties Rights Act.

19.15	Rights

(a)	The Security Agent may assume that:

(i)	any instructions received by it from the Instructing Group are duly given in accordance with the terms of the Debt Documents; and

(ii)	unless it has received notice of revocation, that those instructions have not been revoked and no revocation of any such instructions shall affect any actions taken by the Security Agent in reliance on such instructions prior to actual receipt of a written notice of revocation.

(b)	The Security Agent may assume (unless it has received notice to the contrary in its capacity as security trustee or security agent for the Secured Parties) that:

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(i)	any right, power, authority or discretion vested in any Party or any group of Creditors has not been exercised; and

(ii)	any notice made by the Company is made on behalf of and with the consent and knowledge of all the Debtors and the Third Party Security Providers.

(c)	The Security Agent, any Receiver and any Delegate may act in relation to the Debt Documents and the Security Property or Topco Independent Security Property through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct.

(d)	Unless this Agreement or another Debt Document expressly specifies otherwise, the Security Agent may disclose to any other Party any information it reasonably believes it has received as security trustee or security agent under this Agreement.

(e)	Notwithstanding any provision of any Debt Document to the contrary, the Security Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it by a member of the Group.

19.16	Responsibility for Documentation

None of the Security Agent, any Receiver nor any Delegate is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent, a Debtor, a Third Party Security Provider or any other person in or in connection with any Debt Document or the transactions contemplated in the Debt Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Debt Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Debt Document, the Security Property or Topco Independent Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Debt Document or the Security Property or Topco Independent Security Property; or

(c)	any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

19.17	No Duty to Monitor

The Security Agent shall not be bound to enquire:

(a)	whether or not any Default or Acceleration Event has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Debt Document; or

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(c)	whether any other event specified in any Debt Document has occurred.

19.18	Own Responsibility

Without affecting the responsibility of any Debtor, Third Party Security Provider or Topco Independent Obligor for information supplied by it or on its behalf in connection with any Debt Document, each other Secured Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Debt Document, including, but not limited to:

(a)	the financial condition, status and nature of each member of the Group, each Third Party Security Provider and each Topco Independent Obligor;

(b)	the legality, validity, effectiveness, adequacy and enforceability of any Debt Document, the Security Property or Topco Independent Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Debt Document or the Security Property or Topco Independent Security Property;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Debt Document, the Security Property or Topco Independent Security Property, the transactions contemplated by the Debt Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Debt Document or the Security Property or Topco Independent Security Property;

(d)	the adequacy, accuracy and/or completeness of any information provided by the Security Agent or by any other person under or in connection with any Debt Document, the transactions contemplated by any Debt Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Debt Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property, and each other Secured Party warrants to the Security Agent that it has not relied on and will not at any time rely on that the Security Agent in respect of any of these matters.

19.19	No Responsibility to Perfect Transaction Security

The Security Agent shall have no responsibility for perfecting the Transaction Security and shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Debtor or Third Party Security Provider to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Debt Documents or the Transaction Security;

(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any

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jurisdiction or to give notice to any person of the execution of any of the Debt Documents or of the Transaction Security;

(d)	take, or to require any of the Debtors or Third Party Security Providers to take, any steps to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under the laws of any jurisdiction; or

(e)	require any further assurances in relation to any of the Security Documents.

19.20	Insurance by Security Agent

(a)	The Security Agent shall be under no obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Debt Documents. The Security Agent shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

(b)	Where the Security Agent is named on any insurance policy as an insured party and/or loss payee, the Security Agent shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless an Instructing Group has requested it to do so in writing and the Security Agent shall have failed to do so within 14 days after receipt of that request.

19.21	Custodians and Nominees

The Security Agent may (to the extent legally permitted) appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets held by the Security Agent as trustee or agent of the Secured Parties (as applicable) or any assets over which Security is created pursuant to the Security Documents as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to any such assets and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

19.22	Acceptance of Title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any of the Debtors and the Third Party Security Providers may have to any of the Charged Property and shall not be liable for or bound to require any Debtor or Third Party Security Provider to remedy any defect in its right or title.

19.23	Refrain from Illegality

Notwithstanding anything to the contrary expressed or implied in the Debt Documents, the Security Agent may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction and the Security Agent may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

19.24	Business with the Debtors and Third Party Security Providers

The Security Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any of the Debtors, the Third Party Security Providers and Topco Independent Obligors.

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19.25	Winding Up of Trust and release of Transaction Security

(a)	If the Security Agent, with the approval of each of the Agents and each Hedge Counterparty, determines that (x) all of the Secured Obligations and all other obligations secured by the Transaction Security Documents have been fully and finally discharged and (y) none of the Secured Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Debtor or Third Party Security Provider pursuant to the Debt Documents:

(i)	the trusts set out in this Agreement shall in relation to the Transaction Security be wound up and the Security Agent shall release, without recourse, representation or warranty of any kind (either express or implied), all of the Transaction Security and the rights of the Security Agent under each of the Transaction Security Documents; and

(ii)	any Retiring Security Agent shall release, without recourse, representation or warranty of any kind (either express or implied), all of its rights under each of the Transaction Security Documents.

(b)	If the Security Agent, with the approval of each of the Topco Creditor Representatives, determines that (x) all of the Topco Independent Secured Obligations and all other obligations secured by the Topco Independent Transaction Security Documents have been fully and finally discharged and (y) none of the Topco Secured Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Topco Borrower pursuant to the Topco Finance Documents:

(i)	the trusts set out in this Agreement in relation to Topco Independent Transaction Security shall be wound up and the Security Agent shall release, without recourse, representation or warranty of any kind (either express or implied), all of the Topco Independent Transaction Security and the rights of the Security Agent under each of the Topco Independent Transaction Security Documents; and

(ii)	any Retiring Security Agent shall release, without recourse, representation or warranty of any kind (either express or implied), all of its rights under each of the Topco Independent Transaction Security Documents.

19.26	Powers Supplemental

The rights, powers, authorities and discretions conferred upon the Security Agent by this Agreement and the Debt Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by general law or otherwise.

19.27	Trustee Division Separate

(a)	In acting as trustee or agent for the Secured Parties (as applicable), the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any of its other divisions or departments.

(b)	If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

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19.28	Disapplication

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

19.29	Intra-Group Lenders, Subordinated Creditors, Third Party Security Providers and Debtors: Power of Attorney

Each Intra-Group Lender, Subordinated Creditor, Third Party Security Provider, Topco Independent Obligor and Debtor by way of security for its obligations under this Agreement irrevocably appoints the Security Agent to be its attorney (and mandatario con rappresentanza) following an Acceleration Event to do anything which that Intra-Group Lender, Subordinated Creditor, Third Party Security Provider, Topco Independent Obligor or Debtor has authorised the Security Agent or any other Party to do under this Agreement or is itself required to do under this Agreement (with express faculty of self-contracting, sub-empowering or multiple representation) but has failed to do (and the Security Agent may delegate that power on such terms as it sees fit).

19.30	Security Agent’s Spot Rate of Exchange

The Security Agent shall promptly to the extent that another Party is required to calculate a Common Currency Amount, and upon a reasonable request by that Party, notify that Party of the relevant Security Agent’s Spot Rate of Exchange.

19.31	Provisions Survive Termination

The provisions of this Clause 19 shall survive any termination or discharge of this Agreement and the resignation or termination of the appointment of the Security Agent.

20.	CHANGE OF SECURITY AGENT

20.1	Resignation of the Security Agent

(a)	The Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the Company and the Secured Parties.

(b)	Alternatively, the Security Agent may resign by giving 30 days’ notice to the other Parties in which case the Majority Senior Secured Creditors (or, after the Senior Secured Discharge Date, the Majority Second Lien Lenders or after the Priority Discharge Date, the Majority Topco Creditors) may appoint a successor Security Agent.

(c)	If the Majority Senior Secured Creditors and the Senior Secured Notes Trustee(s) (or, after the Senior Secured Discharge Date, the Majority Second Lien Lenders and the Second Lien Notes Trustee(s) or after the Priority Discharge Date, the Majority Topco Creditors and the Topco Notes Trustee(s)) have not appointed a successor Security Agent in accordance with paragraph (b) above within 30 days after the notice of resignation was given, the Security Agent (after consultation with the Company and Agents) may appoint a successor Security Agent.

(d)	A resigning Security Agent (the “Retiring Security Agent”) shall:

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(i)	at its own cost, make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Debt Documents; and

(ii)	enter into and deliver to the successor Security Agent those documents and effect any registrations as may be required for the transfer or assignment of all of its rights and benefits under the Debt Documents to the successor Security Agent.

(e)	Subject to the Agreed Security Principles, a Debtor and Third Party Security Provider must, at the reasonable cost of the Company or the relevant Debtor, take any action and enter into and deliver any document which is reasonably required by the Retiring Security Agent to ensure that a Security Document provides for effective and perfected Security in favour of any successor Security Agent.

(f)	The Security Agent’s resignation notice shall only take effect upon: (i) the appointment of a successor; and (ii) the transfer of all of the Security Property or Topco Independent Security Property to that successor.

(g)	Upon the appointment of a successor, the Retiring Security Agent shall be discharged from any further obligation in respect of the Debt Documents (other than its obligations under paragraph (d) above) but shall, in respect of any act or omission by it whilst it was the Security Agent, remain entitled to the benefit of Clause 19 (The Security Agent), Clause 23.1 (Debtors’ Indemnity) and Clause 23.3 (Secured Creditors’ Indemnity). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(h)	The Majority Senior Secured Creditors and the Senior Secured Notes Trustee(s) (or, after the Senior Secured Discharge Date, the Majority Second Lien Lenders and the Second Lien Notes Trustee(s) or after the Priority Discharge Date, the Majority Topco Creditors and the Topco Notes Trustee(s)) may, in consultation with the Company, by written notice to the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Security Agent shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (e) above shall be for the account of the Company or the relevant Debtor.

20.2	Delegation

(a)	Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Debt Documents.

(b)	That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any such delegate or sub-delegate.

20.3	Additional Security Agents

(a)	The Security Agent may at any time appoint (and subsequently remove), to the extent legally permitted, any person to act as a separate trustee or agent (and as mandatario con rappresentanza) or as a co-trustee or co-agent jointly with it if (i) it in good faith considers that appointment to be in the interests of the Secured Parties or (ii) for the

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purposes of conforming to any legal requirements, restrictions or conditions which the Security Agent deems to be relevant (acting reasonably) or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Company and each of the Agents of that appointment.

(b)	Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security Agent by this Agreement) and the duties and obligations that are conferred or imposed by the instrument of appointment.

(c)	The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses reasonably incurred by the Security Agent.

(d)	Each Creditor hereby expressly gives its prior consent to any assignment and/or transfer to a successor Security Agent appointed in accordance with the provisions of this Agreement.

21.	CHANGES TO THE PARTIES

21.1	Assignments and Transfers

No Party may assign any of its rights and benefits or transfer any of its rights, benefits and obligations in respect of any Debt Documents or the Liabilities except as permitted by this Clause 21.

21.2	Change of Secured Creditors

(a)	A Senior Lender or Super Senior Lender, as the case may be, may assign any of its rights and benefits or transfer by novation any of its rights, benefits and obligations in respect of any Debt Documents or the Liabilities if:

(i)	that assignment or transfer is in accordance with the terms of the Senior Facilities Agreement (or any Permitted Senior Secured Facilities Agreement or any Permitted Super Senior Secured Facilities Agreement (as the context requires)) to which it is a party; and

(ii)	subject to paragraph (b) below, any assignee or transferee has (if not already party to this Agreement as a Senior Lender or Super Senior Lender, as the case may be) acceded to this Agreement, as a Senior Lender or Super Senior Lender, as the case may be, pursuant to Clause 21.9 (Creditor/Agent Accession Undertaking).

(b)	Paragraph (a)(ii) above shall not apply in respect of any Senior Debt Purchase Transaction permitted by clause 30 (Debt Purchase Transactions) of the Senior Facilities Agreement (or any substantially equivalent provision in a Permitted Super Senior Secured Facilities Agreement or Permitted Senior Secured Facilities Agreement) entered into by a Senior Borrower, or as the case may be, Super Senior Borrower and effected in accordance with the terms of the Debt Documents.

(c)	A Cash Management Facility Lender may assign any of its rights and benefits or transfer by novation any of its rights, benefits and obligations in respect of any Debt Documents or the Liabilities if:

(i)	that assignment or transfer is in accordance with the terms of the Cash Management Facility Documents to which it is a party; and

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(ii)	subject to paragraph (d) below, any assignee or transferee has (if not already party to this Agreement as a Cash Management Facility Lender) acceded to this Agreement, as a Cash Management Facility Lender, pursuant to Clause 21.9 (Creditor/Agent Accession Undertaking).

(d)	Paragraph (c)(ii) above shall not apply in respect of any Cash Management Facility Debt Purchase Transaction permitted by the relevant Cash Management Facility Documents entered into by a borrower of the relevant Cash Management Facility and effected in accordance with the terms of the Debt Documents.

(e)	A Second Lien Lender may assign any of its rights and benefits or transfer by novation any of its rights, benefits and obligations in respect of any Debt Documents or the Liabilities if:

(i)	that assignment or transfer is in accordance with the terms of a Second Lien Facility Agreement to which it is a party; and

(ii)	subject to paragraph (f) below, any assignee or transferee has (if not already party to this Agreement as a Second Lien Lender) acceded to this Agreement, as a Second Lien Lender, pursuant to Clause 21.9 (Creditor/Agent Accession Undertaking).

(f)	Paragraph (e)(ii) above shall not apply in respect of any Second Lien Debt Purchase Transaction permitted by the relevant Second Lien Facility Agreement entered into by a Second Lien Borrower and effected in accordance with the terms of the Debt Documents.

(g)	Any Senior Secured Noteholder or Second Lien Noteholder or Topco Noteholder may assign, transfer or novate any of its rights and obligations to any person without the need for such person to execute and deliver to the Security Agent a duly completed Creditor/Agent Accession Undertaking, provided that such person is subject to the terms and conditions of this Agreement as provided under the terms of the relevant Notes Indenture.

(h)	A Topco Lender may assign any of its rights and benefits or transfer by novation any of its rights, benefits and obligations in respect of any Debt Documents or the Liabilities if:

(i)	that assignment or transfer is in accordance with the terms of the Topco Facility Agreement to which it is a party; and

(ii)	subject to paragraph (i) below, any assignee or transferee has (if not already party to this Agreement as a Topco Lender) acceded to this Agreement, as a Topco Lender, pursuant to Clause 21.9 (Creditor/Agent Accession Undertaking).

(i)	Paragraph (h)(ii) above shall not apply in respect of any Liabilities Acquisition transaction of Topco Liabilities permitted by a Topco Facility Agreement and entered into by a Topco Borrower and effected in accordance with the terms of the Debt Documents.

21.3	Accession or Change of Hedge Counterparty

A Hedge Counterparty may (i) accede to this Agreement as a Hedge Counterparty pursuant to Clause 21.9 (Creditor/Agent Accession Undertaking); and (ii) (in accordance with the terms of the relevant Hedging Agreement and subject to any consent required under that Hedging

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Agreement) transfer any of its rights and benefits or obligations in respect of the Hedging Agreements to which it is a party if any transferee has (if not already party to this Agreement as a Hedge Counterparty acceded to this Agreement as a Hedge Counterparty pursuant to Clause 21.9 (Creditor/Agent Accession Undertaking)).

21.4	Change of Agent

No person shall become a Senior Agent or a Super Senior Agent or Second Lien Agent or Topco Agent unless at the same time, it accedes to this Agreement in such capacity pursuant to Clause 21.9 (Creditor/Agent Accession Undertaking).

21.5	Change of Intra-Group Lender

Subject to Clause 8.4 (Acquisition of Intra-Group Liabilities) and to the terms of the other Debt Documents, any Intra-Group Lender may assign any of its rights and benefits or transfer any of its rights, benefits and obligations in respect of the Intra-Group Liabilities to another member of the Group if that member of the Group has (if not already party to this Agreement as an Intra-Group Lender) acceded to this Agreement as an Intra-Group Lender, pursuant to Clause 21.9 (Creditor/Agent Accession Undertaking) (provided that such member of the Group will not be required to accede to this Agreement as an Intra-Group Lender under this Clause 21.5 if it would otherwise not have been required to do so under the terms of Clause 21.6 (New Intra-Group Lender) if it had been the original creditor of such Intra-Group Liability).

21.6	New Intra-Group Lender

If any Intra-Group Lender or any member of the Group makes any loan to or grants any credit to or makes any other financial arrangement having similar effect and is required to do so by the Debt Documents, it shall accede to this Agreement as an Intra-Group Lender pursuant to Clause 21.9 (Creditor/Agent Accession Undertaking).

21.7	New Ancillary Lender

If any Affiliate of a Senior Lender or Super Senior Lender becomes an Ancillary Lender in accordance with clause 9.9 (Affiliates of Lenders as Ancillary Lenders, Fronted Ancillary Lender and Fronting Ancillary Lenders) of the Senior Facilities Agreement (or any substantially equivalent provision in a Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement (as the context requires)), it shall not be entitled to share in any of the Transaction Security or in the benefit of any guarantee or indemnity in respect of any of the liabilities arising in relation to its Ancillary Facilities unless it has (if not already party to this Agreement as a Senior Lender or Super Senior Lender, as the case may be) acceded to this Agreement as a Senior Lender or Super Senior Lender, as the case may be and (to the extent required by the provisions thereof) to the Senior Facilities Agreement (or any substantially equivalent provision in a Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement (as the context requires)) as an Ancillary Lender pursuant to Clause 21.9 (Creditor/Agent Accession Undertaking).

21.8	Arrangers

An arranger with respect to a New Debt Financing shall have the right to accede as a Super Senior Arranger, Senior Arranger, Second Lien Arranger or Topco Arranger (as applicable) pursuant to Clause 21.9 (Creditor/Agent Accession Undertaking).

21.9	Creditor/Agent Accession Undertaking

With effect from the date of acceptance by the Security Agent (and, in the case of an Affiliate of a Senior Lender, the Senior Agent; and in the case of an Affiliate of a Super Senior Lender,

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the Super Senior Agent) of a Creditor/Agent Accession Undertaking duly executed and delivered to the Security Agent by the relevant acceding party or, if later, the date specified in that Creditor/Agent Accession Undertaking:

(a)	any Party ceasing entirely to be a Creditor or Agent shall be discharged from further obligations towards the Security Agent and other Parties under this Agreement and their respective rights against one another shall be cancelled (except in each case for those rights which arose prior to that date);

(b)	as from that date, the replacement or new Creditor or Agent shall assume the same obligations and become entitled to the same rights, as if it had been an original Party to this Agreement in that capacity; and

(c)	any new Ancillary Lender (which is an Affiliate of a Senior Lender or Super Senior Lender) shall also become party to the Senior Facilities Agreement (or any Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement (as the context requires)) as an Ancillary Lender to the extent required under the Senior Facilities Agreement (or any Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement (as the context requires)) and shall assume the same obligations and become entitled to the same rights as if it had been an original party to the Senior Facilities Agreement (or any Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement (as the context requires)) as an Ancillary Lender.

and each other Party irrevocably authorises and instructs the Security Agent (and as the case may be the Senior Agent and Super Senior Agent, as applicable) to execute on its behalf any Creditor/Agent Accession Undertaking which has been duly completed and signed on behalf of that person.

21.10	Accession of Senior Lenders under New Senior Facilities or Super Senior Lenders under New Super Senior Facilities

(a)	In order for any New Debt Financing to be a “Senior Facility” for the purposes of this Agreement:

(i)	the Company shall designate that New Debt Financing as a Senior Facility pursuant to Clause 18 (New Debt Financings);

(ii)	each creditor in respect of that New Debt Financing shall accede to this Agreement as a Senior Lender in relation to that New Debt Financing by executing a Creditor/Agent Accession Undertaking; and

(iii)	the facility agent (to the extent applicable and to the extent it acts as agent for the creditors in paragraph (ii) above) in respect of that New Debt Financing shall accede to this Agreement as the Senior Agent in relation to that New Debt Financing by executing a Creditor/Agent Accession Undertaking.

(b)	Each Party irrevocably authorises and instructs the Security Agent to execute on its behalf any Creditor/Agent Accession Undertaking which has been duly completed and signed on behalf of that person.

(c)	In order for any New Debt Financing to be a “Super Senior Facility” for the purposes of this Agreement:

(i)	the Company shall designate that New Debt Financing as a Super Senior Facility pursuant to Clause 18 (New Debt Financings);

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(ii)	each creditor in respect of that New Debt Financing shall accede to this Agreement as a Super Senior Lender in relation to that New Debt Financing by executing a Creditor/Agent Accession Undertaking; and

(iii)	the facility agent (to the extent applicable and to the extent it acts as agent for the creditors in paragraph (ii) above) in respect of that New Debt Financing shall accede to this Agreement as the Super Senior Agent in relation to that New Debt Financing by executing a Creditor/Agent Accession Undertaking.

(d)	Each other Party irrevocably authorises and instructs the Security Agent to execute on its behalf any Creditor/Agent Accession Undertaking which has been duly completed and signed on behalf of that person.

21.11	Accession of Cash Management Facility Lenders under New Cash Management Facilities

(a)	In order for any New Debt Financing to be a “Cash Management Facility” for the purposes of this Agreement:

(i)	the Company shall designate that New Debt Financing as a Cash Management Facility pursuant to Clause 18 (New Debt Financings);

(ii)	each creditor in respect of that New Debt Financing shall accede to this Agreement as a Cash Management Facility Lender in relation to that New Debt Financing by executing a Creditor/Agent Accession Undertaking; and

(iii)	the facility agent (to the extent applicable and to the extent it acts as agent for the creditors in paragraph (ii) above) in respect of that New Debt Financing shall accede to this Agreement as a Cash Management Facility Agent in relation to that New Debt Financing by executing a Creditor/Agent Accession Undertaking.

(b)	Each other Party irrevocably authorises and instructs the Security Agent to execute on its behalf any Creditor/Agent Accession Undertaking which has been duly completed and signed on behalf of that person.

21.12	Accession of Second Lien Lenders under New Second Lien Facility

(a)	In order for any New Debt Financing to be a “Second Lien Facility” for the purposes of this Agreement:

(i)	the Company shall designate that New Debt Financing as a Second Lien Facility pursuant to Clause 18 (New Debt Financings);

(ii)	each creditor in respect of that New Debt Financing shall accede to this Agreement as a Second Lien Lender in relation to that New Debt Financing by executing a Creditor/Agent Accession Undertaking; and

(iii)	the facility agent (to the extent applicable and to the extent it acts as agent for the creditors in paragraph (ii) above) in respect of that New Debt Financing shall accede to this Agreement as the Second Lien Agent in relation to that New Debt Financing by executing a Creditor/Agent Accession Undertaking.

(b)	Each other Party irrevocably authorises and instructs the Security Agent to execute on its behalf any Creditor/Agent Accession Undertaking which has been duly completed and signed on behalf of that person.

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21.13	Accession of Topco Facility Creditors under New Topco Facility

(a)	In order for any New Debt Financing to be a “Topco Facility” for the purposes of this Agreement:

(i)	the Company shall designate that New Debt Financing as a Topco Facility pursuant to Clause 18 (New Debt Financings);

(ii)	each creditor in respect of that New Debt Financing shall accede to this Agreement as a Topco Lender in relation to that New Debt Financing by executing a Creditor/Agent Accession Undertaking; and

(iii)	the facility agent (to the extent applicable and to the extent it acts as agent for the creditors in paragraph (ii) above) in respect of that New Debt Financing shall accede to this Agreement as the Topco Agent in relation to that New Debt Financing pursuant to Clause 21.9 (Creditor/Agent Accession Undertaking).

(b)	Each other Party irrevocably authorises and instructs the Security Agent to execute on its behalf any Creditor/Agent Accession Undertaking which has been duly completed and signed on behalf of that person.

21.14	Senior Secured Notes Proceeds Loan Lender or Topco Investor

Any person which provides a Senior Secured Notes Proceeds Loan or Topco Proceeds Loan may accede to this Agreement as a Senior Secured Notes Proceeds Loan Lender or Topco Investor (as applicable) pursuant to Clause 21.9 (Creditor/Agent Accession Undertaking) and a Senior Secured Notes Proceeds Loan Lender or Topco Investor may only transfer its rights, benefits and obligations under any Senior Secured Notes Proceeds Loan Agreement or Topco Proceeds Loan Agreement (as applicable) prior to the Priority Discharge Date if the prospective transferee has acceded to:

(a)	this Agreement as a Senior Secured Notes Proceeds Loan Lender or Topco Investor (as applicable) pursuant to Clause 21.9 (Creditor/Agent Accession Undertaking); and

(b)	the relevant Senior Secured Notes Proceeds Loan Agreement or Topco Proceeds Loan Agreement (as applicable) as lender.

21.15	Accession of Senior Secured Notes Trustee

(a)	The Company shall procure that, on or prior to any Senior Secured Notes Issue Date after the Closing Date, the relevant Senior Secured Notes Trustee (and, if such entity ceases to act as trustee in relation to the Senior Secured Notes for any reason, any successor or other person which is appointed or acts as trustee under the relevant Senior Secured Notes Indenture) shall promptly complete, sign and deliver to the Security Agent a Creditor/Agent Accession Undertaking under which such Senior Secured Notes Trustee agrees to be bound by this Agreement as a Senior Secured Notes Trustee as if it had originally been a Party to this Agreement in such capacity. In connection with the foregoing, the Security Agent is authorised and instructed by each other Party to make such changes to the terms relating to the rights and duties of such Senior Secured Notes Trustee and any other Party as are required by such Senior Secured Notes Trustee without the consent of any other Party provided that such changes would not have a material adverse effect on the other Parties.

(b)	Each other Party (other than the relevant proposed trustee under paragraph (a) above) irrevocably authorises and instructs the Security Agent to execute on its behalf any

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Creditor/Agent Accession Undertaking which has been duly completed and signed on behalf of that person.

21.16	Accession of Second Lien Notes Trustee

(a)	The Company shall procure that, on or prior to any Second Lien Notes Issue Date, the relevant Second Lien Notes Trustee (and, if such entity ceases to act as trustee in relation to the Second Lien Notes for any reason, any successor or other person which is appointed or acts as trustee under the relevant Second Lien Notes Indenture) shall promptly complete, sign and deliver to the Security Agent a Creditor/Agent Accession Undertaking under which such Second Lien Notes Trustee agrees to be bound by this Agreement as a Second Lien Notes Trustee as if it had originally been a Party to this Agreement in such capacity. In connection with the foregoing, the Security Agent is authorised and instructed by each other Party to make such changes to the terms relating to the rights and duties of such Second Lien Notes Trustee and any other Party as are required by such Second Lien Notes Trustee without the consent of any other Party provided that such changes would not have a material adverse effect on the other Parties.

(b)	Each other Party (other than the relevant proposed trustee under paragraph (a) above) irrevocably authorises and instructs the Security Agent to execute on its behalf any Creditor/Agent Accession Undertaking which has been duly completed and signed on behalf of that person.

21.17	Accession of Topco Notes Trustee

(a)	The Company shall procure that, on or prior to any Topco Notes Issue Date, the relevant Topco Notes Trustee (and, if such entity ceases to act as trustee in relation to the Topco Notes for any reason, any successor or other person which is appointed or acts as trustee under the relevant Topco Notes Indenture) shall promptly complete, sign and deliver to the Security Agent a Creditor/Agent Accession Undertaking under which such Topco Notes Trustee agrees to be bound by this Agreement as a Topco Notes Trustee as if it had originally been a Party to this Agreement in such capacity. In connection with the foregoing, the Security Agent is authorised and instructed to make such changes to the terms relating to the rights and duties of such Topco Notes Trustee and any other Party as are required by such Topco Notes Trustee without the consent of any other Party provided that such changes would not have a material adverse effect on the other Parties.

(b)	Each other Party (other than the relevant proposed trustee under paragraph (a) above) irrevocably authorises and instructs the Security Agent to execute on its behalf any Creditor/Agent Accession Undertaking which has been duly completed and signed on behalf of that person.

21.18	Accession of Unsecured Facility Creditors

(a)	In order for any document or instrument to be an “Unsecured Finance Document” for the purposes of this Agreement in respect of a New Debt Financing:

(i)	the Company shall designate that document or instrument as an Unsecured Finance Document in accordance with Clause 18 (New Debt Financings); and

(ii)	in respect of any document or instrument by way of a credit facility, each lender; or in respect of any document or instrument by way of any unsecured notes, exchange notes, securities or other debt instruments, the applicable entity acting as trustee under any issue of such instruments, shall accede to this

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Agreement as an Unsecured Creditor pursuant to Clause 21.9 (Creditor/Agent Accession Undertaking).

(b)	Each other Party irrevocably authorises and instructs the Security Agent to execute on its behalf any Creditor/Agent Accession Undertaking which has been duly completed and signed on behalf of that person.

21.19	Subordinated Creditors/Accession of New Subordinated Creditors

Any person in its discretion may accede to this Agreement in the capacity of a Subordinated Creditor and any Subordinated Creditor may assign any of its rights and benefits or transfer any of its rights, benefits and obligations in respect of the Subordinated Liabilities owed to it if such person, assignee or transferee has executed and delivered to the Security Agent a Creditor/Agent Accession Undertaking agreeing to be bound by all the terms of this deed as if it had originally been party to this Agreement as a Subordinated Creditor.

21.20	New Debtor/New Third Party Security Provider

(a)	If any member of the Topco Group or a Third Party Security Provider:

(i)	incurs any Liabilities under the Secured Debt Documents; or

(ii)	gives any security, guarantee, indemnity or other assurance against loss in respect of any of the Liabilities under the Secured Debt Documents,

the Debtors will procure that the person incurring those Liabilities or giving that assurance accedes to this Agreement as a Debtor or, as the case may be, Third Party Security Provider, no later than (I) contemporaneously with the incurrence of those Liabilities or the giving of that assurance, to the extent required by the relevant Debt Documents or (II) if after such date any such Liabilities or assurance become subject to this Agreement in accordance with Clause 18 (New Debt Financings) no later than the Effective Date in relation thereto; provided that this paragraph (a) shall not apply to any member of the Topco Group which is a borrower or guarantor of an Ancillary Facility or Cash Management Facility but is not otherwise an Obligor under and as defined in the Senior Facilities Agreement or as the case may be, a borrower or guarantor under the relevant Permitted Super Senior Secured Facilities Agreement.

(b)	If any Affiliate of a Senior Borrower or a Super Senior Borrower becomes a borrower of an Ancillary Facility in accordance with clause 9.10 (Affiliates of Borrowers) of the Senior Facilities Agreement (or any substantially equivalent provision of a Permitted Super Senior Secured Facilities Agreement or Permitted Senior Secured Facilities Agreement (as the context requires)), the relevant Senior Borrower or Super Senior Borrower shall procure that its Affiliate accedes to this Agreement as a Debtor no later than contemporaneously with the date on which it becomes a borrower.

(c)	If any Affiliate of a Senior Borrower or a Super Senior Borrower becomes a borrower of a Cash Management Facility in accordance with the terms of any relevant Cash Management Facility Document, the relevant Senior Borrower or Super Senior Borrower shall procure that its Affiliate accedes to this Agreement as a Debtor no later than contemporaneously with the date on which it becomes a borrower.

(d)	With effect from the date of acceptance by the Security Agent of a Debtor/Third Party Security Provider/Topco Independent Obligor Accession Undertaking duly executed and delivered to the Security Agent by the new Debtor or Third Party Security Provider or, if later, the date specified in the Debtor/Third Party Security Provider/Topco Independent Obligor Accession Undertaking, the new Debtor, as applicable, Third

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Party Security Provider or Topco Independent Obligor shall assume the same obligations and become entitled to the same rights as if it had been an original Party to this Agreement as a Debtor or, as applicable, as a Third Party Security Provider or Topco Independent Obligor.

21.21	New Topco

Any person in its discretion may accede to this Agreement in the capacity of a Topco if such person has executed and delivered to the Security Agent a Creditor/Agent Accession Undertaking agreeing to be bound by all the terms of this deed as if it had originally been party to this Agreement as a Topco.

21.22	Additional Parties

(a)	Each of the other Parties instructs and appoints the Security Agent to receive on its behalf each Debtor/Third Party Security Provider/Topco Independent Obligor Accession Undertaking and Creditor/Agent Accession Undertaking and Debtor Resignation Request delivered to the Security Agent and the Security Agent shall, as soon as reasonably practicable after receipt by it, sign and accept the same if it appears on its face to have been completed, executed and, where applicable, delivered in the form contemplated by this Agreement or, where applicable, by the Senior Facilities Agreement, Permitted Senior Secured Facilities Agreement, Permitted Super Senior Secured Facilities Agreement, Second Lien Facility Agreement or Topco Facility Agreement.

(b)	In the case of a Creditor/Agent Accession Undertaking delivered to the Security Agent by any new Ancillary Lender (which is an Affiliate of a Senior Lender or Super Senior Lender):

(i)	the Security Agent shall as soon as reasonably practicable after signing and accepting that Creditor/Agent Accession Undertaking in accordance with paragraph (a) above, deliver that Creditor/Agent Accession Undertaking to the Senior Agent or Super Senior Agent (as applicable); and

(ii)	the Senior Agent or Super Senior Agent (as applicable) shall as soon as reasonably practicable after receipt by it, sign and accept that Creditor/Agent Accession Undertaking if it appears on its face to have been completed, executed and delivered in the form contemplated by this Agreement.

21.23	Resignation of a Debtor

(a)	A Debtor shall cease to be a Debtor for the purpose of this Agreement immediately and automatically:

(i)	if, subject to and in accordance with paragraph 15.1(a) of Clause 15.1 (Non-Distressed Disposals) it has ceased to be a member of the Group; or

(ii)	if:

(A)	no Event of Default is continuing or would result from the acceptance of the Debtor Resignation Request;

(B)	to the extent that the Senior Lender Discharge Date has not occurred, that Debtor is not, or has ceased to be, or will cease to be concurrently with such resignation, a Senior Borrower or a Senior Facilities Guarantor;

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(C)	to the extent that the Super Senior Lender Discharge Date has not occurred, that Debtor is not, or has ceased to be, or will cease to be concurrently with such resignation, a Super Senior Borrower or a Super Senior Facilities Guarantor;

(D)	to the extent that the Cash Management Facility Discharge Date has not occurred, that Debtor is not, or has ceased to be or will cease to be concurrently with such resignation, a borrower or a guarantor under the Cash Management Facility made available by that Cash Management Facility Lender and no amounts are owing from that Debtor under the guarantee contained in Schedule 8 (Cash Management Facility Creditors’ Guarantee and Indemnity);

(E)	that Debtor is not, or will cease to be concurrently with such resignation, under any actual or contingent obligations to that Hedge Counterparty in respect of the Hedging Liabilities under a Hedging Agreement and no amounts are owing from that Debtor under the guarantee contained in Schedule 7 (Hedge Counterparties’ Guarantee and Indemnity);

(F)	to the extent the Senior Secured Notes Discharge Date has not occurred, that Debtor is not, or has ceased to be, or will cease to be concurrently with such resignation, a borrower or an issuer of Senior Secured Notes or a Senior Secured Notes Guarantor;

(G)	to the extent that the Second Lien Lender Discharge Date has not occurred, that Debtor is not, or has ceased to be, or will cease to be concurrently with such resignation, a Second Lien Borrower or a Second Lien Guarantor;

(H)	to the extent that the Second Lien Notes Discharge Date has not occurred, that Debtor is not, or has ceased to be, or will cease to be concurrently with such resignation, a borrower or an issuer of Second Lien Notes or a Second Lien Notes Guarantor;

(I)	to the extent the Topco Facility Discharge Date has not occurred, that Debtor is not, or has ceased to be, or will cease to be concurrently with such resignation, a borrower or a Topco Facility Guarantor;

(J)	to the extent the Topco Notes Discharge Date has not occurred, that Debtor is not, or has ceased to be, or will cease to be concurrently with such resignation, a borrower or an issuer of Topco Notes or a Topco Notes Guarantor; and

(K)	that Debtor is under no actual or contingent obligations in respect of the Topco Proceeds Loan Liabilities.

(b)	Upon a person ceasing to be a Debtor for the purposes of this Agreement pursuant to paragraph (a) above, such person shall have no further rights or obligations under this Agreement as a Debtor.

21.24	Topco Independent Obligor

Any person in its discretion may accede to this Agreement in the capacity of a Topco Independent Obligor if such person has executed and delivered to the Security Agent a Debtor/Third Party Security Provider/Topco Independent Obligor Accession Undertaking

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agreeing to be bound by all the terms of this Agreement in the capacity of a Topco Independent Obligor.

21.25	Cessation of a Third Party Security Provider or Topco Independent Obligor

Following the release of all Transaction Security (or as the case may be, Topco Independent Transaction Security) granted by a Third Party Security Provider (or as the case may be a Topco Independent Obligor) (in accordance with the terms of the Debt Documents and this Agreement), such Third Party Security Provider (or as the case may be a Topco Independent Obligor) shall cease to be a Third Party Security Provider (or as the case may be a Topco Independent Obligor) and shall have no further rights or obligations under this Agreement as a Third Party Security Provider (or as the case may be a Topco Independent Obligor).

21.26	Financial Assistance Restrictions

Any guarantee or indemnity or hold harmless obligation provided by a Debtor or Intra-Group Lender under this Agreement shall be provided on the same terms and subject to the same limitations as are set out in clause 23 (Guarantees and Indemnity) of the Senior Facilities Agreement (in its original form) and, if more comprehensive, in the relevant accession letter pursuant to which the relevant Debtor has acceded to the Senior Facilities Agreement or any Permitted Senior Secured Facilities Agreement or any Permitted Super Senior Secured Facilities Agreement (or, after the Senior Lender Discharge Date, a Second Lien Facility Agreement).

21.27	Group Pushdown

Notwithstanding anything to the contrary in any Debt Document:

(a)	On, following or in contemplation of an IPO Event, the Company shall be entitled to require (by written notice to each Agent and each Hedge Counterparty (a “Pushdown Notice”)) that the terms of the Debt Documents shall automatically operate (with effect from the date specified in the relevant Pushdown Notice (the “Pushdown Date”)) on the basis of the following principles as the context so determines:

(i)	(subject to paragraph (f) below) the Group (and all related provisions) shall comprise only the Pushdown Entity and its Restricted Subsidiaries from time to time;

(ii)	all financial ratio calculations shall be made excluding any Holding Company of the Pushdown Entity and all reporting obligations shall be assumed at the level of the Pushdown Entity;

(iii)	each reference in this Agreement or any other Debt Document to the Company or any Holding Company of the Pushdown Entity (including as a Borrower, Guarantor, Debtor or counterparty to a Hedging Agreement) shall be deemed to be a reference to the Pushdown Entity (to the extent applicable and unless the context requires otherwise) and provided that nothing in this paragraph (a), including the deeming construct contemplated by this paragraph (iii) and any action taken by the Pushdown Entity prior to it being deemed to be the Company, shall, or shall be deemed to, directly or indirectly constitute or result in a breach of any representation, warranty, undertaking or other term in the Debt Documents or a Default or an Event of Default;

(iv)	none of the representations, warranties, undertakings or Events of Default in the Debt Documents shall apply to any Holding Company of the Pushdown Entity (whether in its capacity as a Debtor or otherwise);

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(v)	no event, matter or circumstance relating to any Holding Company of the Pushdown Entity (whether in its capacity as an Debtor or otherwise) shall, or shall be deemed to, directly or indirectly constitute or result in a breach of any representation, warranty, undertaking or other term in the Debt Documents or a Default or an Event of Default;

(vi)	each Holding Company of the Pushdown Entity shall be irrevocably and unconditionally released from all obligations and restrictions under the Debt Documents (including any Transaction Security, or as the case may be, Topco Independent Transaction Security granted by any such Holding Company or as a Borrower, Guarantor or Debtor);

(vii)	unless otherwise notified by the Company:

(A)	each Subordinated Creditor, Third Party Security Provider, Investor or Topco Independent Obligor (or in any capacity referred to in any of the aforementioned definitions) (each in such capacity, a “Released Person”) shall be irrevocably and unconditionally released from this Agreement and all obligations and restrictions under this Agreement (and from the date specified by the Company that person shall cease to be Party in the applicable capacity as a Released Person and shall have no further rights or obligations under this Agreement in that capacity); and

(B)	there shall be no obligation or requirement for any person to become party to this Agreement as a Released Person.

In the event that any person is released from or ceases to be or become a Party as a Released Person as a consequence of this paragraph (a), any term of any Debt Document which requires or assumes that any person be a Released Person or that any liabilities or obligations to such person be subject to this Agreement or otherwise subordinated shall cease to apply.

(b)	Each Party (other than a member of the Group) shall be required to enter into any amendment to, release of, or replacement of any Debt Document required by the Company and/or take such other action as is required by the Company in order to facilitate or reflect any of the matters contemplated by this Clause 21.27, provided that such amendment, replacement or other document or instrument does not impose personal obligations on the Security Agent or, affect the rights, duties, liabilities, indemnification or immunity of the Security Agent under such amendment, release, replacement or other document or instrument. The Agent and the Security Agents are each irrevocably authorised and instructed by each applicable Party to execute any such amended, released or replacement Debt Document and/or take other such action on behalf of such Parties (and shall do so on the request of the Company).

(c)	Following an IPO Event, with the consent as applicable of each of the Majority Senior Lenders, the Majority Senior Secured Noteholders, the Majority Second Lien Lenders, the Majority Second Lien Noteholders, the Majority Topco Lenders and the Majority Topco Noteholders (in such percentages pro forma to their participations in the applicable Debt Documents after the IPO Event to the extent continuing and as applicable for the purposes of those definitions at such time), the Company and each Subsidiary of the Company shall, immediately upon the Company giving written notice to the Security Agent, be irrevocably and unconditionally released from all obligations and restrictions as Debtor and Guarantor under the Debt Documents and any Transaction Security or Topco Independent Transaction Security granted thereby (other than, in each case, Borrowing Liabilities).

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(d)	Each Hedge Counterparty agrees that (unless otherwise agreed by the Company) the occurrence of an IPO Event (or the operation of any of the steps in paragraph (a), (b) and (c) above) shall not give rise to a right by such Hedge Counterparty to terminate or close-out in whole or in part any hedging transaction under a Hedging Agreement irrespective of the terms of the Hedging Agreement.

(e)	If the Company delivers a Pushdown Notice pursuant to paragraph (a) above in relation to a contemplated IPO Event, it shall be entitled to revoke that Pushdown Notice at any time prior to the occurrence of the relevant IPO Event by written notice to each Agent, the Security Agent and each Hedge Counterparty. In the event that any Pushdown Notice is revoked in accordance with this paragraph (e):

(i)	the provisions of paragraphs (a)(i) to (a)(vii) above shall cease to apply in relation to that Pushdown Notice;

(ii)	if any Transaction Security or Topco Independent Transaction Security has been released pursuant to paragraphs (a) to (c) above in reliance on that Pushdown Notice, if required by an Instructing Group (acting reasonably) by prior written notice to the Company and subject to the Agreed Security Principles, the relevant member of the Group shall as soon as reasonably practicable execute a replacement Transaction Security Document in respect of that Transaction Security or Topco Independent Transaction Security; and

(iii)	if any Party in the capacity of a Released Person has been released from this Agreement pursuant to paragraphs (a)(vi), (a)(vii) or (c) above in reliance on that Pushdown Notice, if required by an Instructing Group (acting reasonably) by prior written notice to the Company and that person, that person shall as soon as reasonably practicable accede to this Agreement as the applicable Released Person by executing a Creditor/Agent Accession Undertaking.

For the avoidance of doubt:

(A)	nothing in this paragraph (e) shall prohibit or otherwise restrict the Company from delivering a further Pushdown Notice in relation to any actual or contemplated IPO Event; and

(B)	revocation of a Pushdown Notice shall not, and shall not be deemed to, directly or indirectly constitute or result in a breach of any representation, warranty, undertaking or other term in a Debt Document or a Default or an Event of Default (whether by reason of any action or step taken by any person, or any matter or circumstance arising or committed, while that Pushdown Notice was effective or otherwise).

(f)	For the purpose of this Clause 21.27, the “Pushdown Entity” shall be any member of the Group or a Holding Company of the Company notified to each Agent, the Security Agent and each Hedge Counterparty by the Company in writing as the person to be treated as the Pushdown Entity in relation to the relevant IPO Event, provided that the Pushdown Entity shall be the member of the Group or a Holding Company of the Company who will issue shares, or whose shares are to be sold, pursuant to that IPO Event provided further that:

(A)	if the Topco Notes are not refinanced in full on or before the Pushdown Date, this Clause 21.27 shall operate such that (I) for the purposes of the Topco Group or Topco Liabilities, the Topco Borrower shall be the Pushdown Entity as determined by the preceding paragraph of this

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clause and the Topco Group (and all related provisions) shall comprise that Pushdown Entity and its Restricted Subsidiaries from time to time; and (II) for the purposes of the Group or Liabilities other than the Topco Liabilities (and all related provisions) references to the “Pushdown Entity” shall be construed as reference to the direct Subsidiary of the Pushdown Entity as determined by the preceding paragraph of this clause and its Restricted Subsidiaries from time to time; or

(B)	if the Topco Notes have been refinanced in full on or before the Pushdown Date but the Senior Secured Notes have not been refinanced in full on or before the Pushdown Date, the Company shall be the Pushdown Entity and the Group (and all related provisions) shall continue to comprise the Company and its Subsidiaries from time to time.

(g)	For the avoidance of doubt, this Clause 21.27 shall be subject to and shall require, at all times and in all respects, the consent of each Lender (as defined in the Senior Facilities Agreement).

21.28	Resignation of Hedge Counterparties Cash Management Facility Lenders and Subordinated Creditors

(a)	In the event that a person which is a Party to this Agreement as a Hedge Counterparty is no longer providing any hedging to any of the Debtors under a Hedging Agreement, that person may resign (and will resign if required by the Company) as a Hedge Counterparty by giving notice to the Security Agent and the Company. From the date of receipt by the Security Agent and the Company of any such notice of resignation that person shall cease to be a Party to this Agreement as a Hedge Counterparty and shall have no further rights or obligations under this Agreement as a Hedge Counterparty.

(b)	In the event that a person which is a Party to this Agreement as a Cash Management Facility Lender is no longer providing any facility or financial accommodation to any of the Debtors under a Cash Management Facility Document, that person may resign (and will resign if required by the Company) as a Cash Management Facility Lender by giving notice to the Security Agent and the Company. From the date of receipt by the Security Agent and the Company of any such notice of resignation that person shall cease to be a Party to this Agreement as a Cash Management Facility Lender and shall have no further rights or obligations under this Agreement as a Cash Management Facility Lender.

(c)	In the event that a person which is a Party to this Agreement as a Subordinated Creditor is no longer a creditor in respect of any Subordinated Liabilities, that person may resign (and will resign if required by the Company) as a Subordinated Creditor by giving notice to the Security Agent and the Company. From the date of receipt by the Security Agent and the Company of any such notice of resignation that person shall cease to be a Party to this Agreement as Subordinated Creditor and shall have no further rights or obligations under this Agreement as an Investor.

22.	COSTS AND EXPENSES

22.1	Security Agent’s Ongoing Costs

(a)	In the event of:

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(i)	an Event of Default (other than in relation to a Debt Document evidencing Intra-Group Liabilities or Subordinated Liabilities); or

(ii)	the Security Agent being requested by a Debtor, Third Party Security Provider or an Instructing Group or the Majority Second Lien Creditors or the Majority Topco Creditors (as applicable) to undertake duties which the Security Agent and the Company agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Agent, any Receiver or Delegate under the Debt Documents, the Company shall (or another Debtor so elected shall) pay to the Security Agent any additional remuneration (together with any applicable VAT) that may be agreed between them.

(b)	If the Security Agent and the Company fail to agree upon the nature of those duties or upon any additional remuneration referred to in this Clause 22.1, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Company (acting reasonably) or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Company) and the determination of any investment bank shall be final and binding upon the parties to this Agreement.

22.2	Transaction Expenses

The Company shall (or another Debtor so elected shall), promptly within five (5) Business Days of demand, pay to the Security Agent the amount of all reasonable costs and expenses (including legal fees, subject to agreed caps, if any) (together with any applicable VAT) properly incurred by the Security Agent and any Receiver or Delegate (evidence of which shall be provided to the Company) in connection with the negotiation, preparation, printing, execution, syndication and perfection of this Agreement and any other documents referred to in this Agreement and the Transaction Security, in each case up to the maximum amount agreed by the Company and the Security Agent (if any).

22.3	Amendment Costs

If the Company or any Debtor requests an amendment, waiver or consent under this Agreement, the Company shall within five (5) Business Days of demand, reimburse (or procure the reimbursement of) the Security Agent for the amount of all reasonable third party costs and expenses (including legal fees, subject to agreed caps (if any)) (together with applicable VAT) reasonably incurred by the Security Agent, by any Receiver or Delegate in responding to, evaluating, negotiating or complying with that request or requirement.

22.4	Stamp Taxes

The Company (or any Debtor so elected) shall pay and, within five (5) Business Days of demand, indemnify the Security Agent against any cost, loss or liability the Security Agent incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Debt Document, except for (i) any stamp duty, registration or similar Taxes payable in the case of voluntary registration or filing of the Debt Documents to the extent such registration or filing was not necessary to enforce, establish or evidence any rights of a Secured Party under the Debt Documents; or (ii) any stamp registration or similar Taxes payable in respect of an assignment or transfer by a Secured Party of any of rights or obligations under a Debt Document including any confirmation, extension or re-taking of any Transaction Security in connection therewith, save where such assignment or transfer is made at the request of an Obligor (including pursuant to Clause 21.1 (Mitigation) of the Senior Facilities Agreement).

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22.5	Interest on Demand

Without duplication of any default interest payable under any Debt Document, if any Creditor, Third Party Security Provider or Debtor fails to pay any amount payable by it under this Agreement on its due date, interest shall (to the extent such accrual does not result in any double counting under the provisions of this Agreement and the provisions of the other Secured Debt Documents) accrue on the overdue amount (and be compounded with it (to the extent permitted under applicable law and regulations, including under article 1283 of the Italian Civil Code and/or article 120 of the Italian Banking Law, as applicable)) from the due date up to the date of actual payment (both before and after judgment and to the extent interest at a default rate is not otherwise being paid on that sum) at the rate which is 1 per cent. per annum over the rate at which the Security Agent was being offered, by leading banks in the London interbank market, deposits in an amount comparable to the unpaid amounts in the currencies of those amounts for any period(s) that the Security Agent may from time to time select.

22.6	Enforcement and Preservation Costs

The Company shall (or another Debtor so elected shall), within five (5) Business Days of demand, pay to the Security Agent the amount of all costs and expenses (including legal fees and together with any applicable VAT) incurred by it in connection with the enforcement of or the preservation of any rights under any Debt Document, the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights (but excluding any costs and expenses arising as a result of the Security Agent’s gross negligence or wilful default).

23.	INDEMNITIES

23.1	Debtors’ Indemnity

(a)	Each Debtor shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability (together with any applicable VAT) incurred (but excluding any costs and expenses arising as a result of the Security Agent’s gross negligence or wilful default) by any of them:

(i)	in relation to or as a result of:

(A)	any failure by the Company to comply with obligations under Clause 22 (Costs and Expenses); or

(B)	the taking, holding, protection or enforcement of the Transaction Security; or

(C)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent, each Receiver and each Delegate by the Debt Documents or by law (including any costs, losses and liabilities which the Security Agent may incur in connection with acting following the request of any member of the Group or Third Party Security Provider as contemplated by the terms of any Debt Document); or

(D)	any default by any Debtor in the performance of any of the obligations expressed to be assumed by it in the Debt Documents; or

(E)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

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(F)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; or

(G)	acting as the Security Agent, Receiver or Delegate under the Debt Documents or which otherwise relates to any of the Charged Property; or

(ii)	which otherwise relates to any of the Security Property or the performance of the terms of this Agreement.

(b)	Each Debtor expressly acknowledges and agrees that the continuation of its indemnity obligations under this Clause 23.1 will not be prejudiced by any release or disposal under Clause 15.2 (Distressed Disposals) taking into account the operation of that Clause.

23.2	Priority of Indemnity

The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in Clause 23.1 (Debtors’ Indemnity) and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it, in each case in accordance with Clause 16.1 (Order of Application - Transaction Security).

23.3	Secured Creditors’ Indemnity

(a)	Each Secured Creditor (other than the Notes Trustees) shall (in the proportion that the Liabilities due to it bears to the aggregate of the Liabilities due to all the Secured Creditors for the time being (or, if the Liabilities due to each of those Secured Creditors is zero, immediately prior to their being reduced to zero)), indemnify the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct) in acting as Security Agent, Receiver or Delegate under the Debt Documents (unless the Security Agent, Receiver or Delegate has been reimbursed by a Debtor pursuant to a Debt Document) and the Debtors shall jointly and severally indemnify each Secured Creditor against any payment made by it under this Clause 23.

(b)	For the purposes only of paragraph (a) above, to the extent that any hedging transaction under a Hedging Agreement has not been terminated or closed-out, the Hedging Liabilities due to any Hedge Counterparty in respect of that hedging transaction will be deemed to be the amount, if any, which would be payable to it under that Hedging Agreement in respect of those hedging transactions, if the date on which the calculation is made was deemed to be an Early Termination Date (as defined in the relevant ISDA Master Agreement) for which the relevant Debtor is the Defaulting Party (as defined in the relevant ISDA Master Agreement), that amount, in each case, to be certified by the relevant Hedge Counterparty and as calculated in accordance with the relevant Hedging Agreement.

23.4	The Company’s Indemnity to Secured Creditors

The Company shall promptly and as principal obligor indemnify each Secured Creditor against any cost, loss or liability (together with any applicable VAT), whether or not reasonably foreseeable, reasonably incurred by any of them in relation to or arising out of the operation of Clause 15.2 (Distressed Disposals).

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24.	INFORMATION

24.1	Information and Dealing

(a)	The Creditors shall provide to the Security Agent from time to time (through their respective Agents in the case of a Senior Lender, Super Senior Lender, Second Lien Lender, Topco Lender, Senior Secured Notes Creditor, Second Lien Notes Creditor or a Topco Notes Creditor) any information that the Security Agent may reasonably specify as being necessary or desirable to enable the Security Agent to perform its functions as trustee. agent or mandatario con rappresentanza.

(b)	Subject to clause 37.5 (Communication when Agent is Impaired Agent) of the Senior Facilities Agreement and any substantially equivalent provision in a Permitted Senior Secured Facilities Agreement, Permitted Super Senior Secured Facilities Agreement, Second Lien Facility Agreement or Topco Facility Agreement, each Senior Lender, Super Senior Lender, Second Lien Lender and Topco Lender shall deal with the Security Agent exclusively through its Agent and the Hedge Counterparties shall deal directly with the Security Agent and shall not deal through any Agent.

(c)	No Agent shall be under any obligation to act as agent or otherwise on behalf of any Hedge Counterparty except as expressly provided for in, and for the purposes of, this Agreement.

24.2	Disclosure

(a)	Notwithstanding any agreement to the contrary but subject to paragraph (b) below, each of the Debtors and Third Party Security Providers consents, until the Final Discharge Date, to the disclosure by any of the Secured Creditors, the Agents, the Arrangers and the Security Agent to each other (whether or not through an Agent and/or the Security Agent) of such information concerning the Debtors and the Third Party Security Providers as any Secured Creditor, any Agent, any Arranger or the Security Agent shall see fit to the extent that the disclosure of such information (a) does not breach any applicable law, and (b) prior to the taking of any Enforcement Action, would not result in any Topco Noteholder, Second Lien Noteholder or Senior Secured Noteholder receiving any material non-public information.

(b)	Prior to the occurrence of an Acceleration Event, a Debtor shall have the right under or in connection with any Debt Document to provide any notice, request or information to the Security Agent or any Secured Creditor or an Agent on a confidential basis and if marked as such, the Security Agent, such Secured Creditor or an Agent shall (unless otherwise required by the Finance Documents) keep such information confidential and shall not have the right to disclose such information to any other Secured Creditor or person.

24.3	Notification of Prescribed Events

(a)	If a Senior Default, a Senior Secured Notes Default or a Cash Management Facility Default either occurs or ceases to be continuing, the Senior Agent, the Super Senior Agent, the Senior Secured Notes Trustee or the Cash Management Facility Lenders (or the relevant Cash Management Facility Agent on its behalf, if appointed) (as applicable) shall, upon becoming aware of that occurrence or cessation, notify the Security Agent and the Security Agent shall, upon receiving that notification, notify the Senior Agent, the Super Senior Agent, the relevant Senior Secured Notes Trustee (as applicable), the Second Lien Agent, the Second Lien Notes Trustee, the Topco Agent, the Topco Notes Trustee and each other Cash Management Facility Lender (or the

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relevant Cash Management Facility Agent on its behalf, if appointed) and each Hedge Counterparty.

(b)	If a Senior Acceleration Event occurs the Senior Agent shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Party.

(c)	If a Super Senior Acceleration Event occurs, the Super Senior Agent shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Party.

(d)	If a Senior Secured Notes Acceleration Event occurs the relevant Senior Secured Notes Trustee shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Party.

(e)	If a Cash Management Facility Acceleration Event occurs the Cash Management Facility Lenders which are providing the relevant Cash Management Facility (or the relevant Cash Management Facility Agent on their behalf, if appointed) shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Party.

(f)	If a Second Lien Default either occurs or ceases to be continuing the Second Lien Agent or the Second Lien Notes Trustee (as applicable) shall, upon becoming aware of that occurrence or cessation, notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Party.

(g)	If a Second Lien Lender Acceleration Event occurs the Second Lien Agent shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Party.

(h)	If a Second Lien Notes Acceleration Event occurs the Second Lien Notes Trustee shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Party.

(i)	If a Topco Default either occurs or ceases to be continuing the Topco Agent or the Topco Notes Trustee (as applicable) shall, upon becoming aware of that occurrence or cessation, notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Party.

(j)	If a Topco Lender Acceleration Event occurs the Topco Agent shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Party.

(k)	If a Topco Notes Acceleration Event occurs the Topco Notes Trustee shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Party.

(l)	If the Security Agent receives a Second Lien Enforcement Notice under paragraph (a) of Clause 5.10 (Permitted Second Lien Enforcement) it shall, upon receiving that notice, notify, and send a copy of that notice to, the Senior Agent, the Super Senior Agent, each Senior Secured Notes Trustee, the Second Lien Agent, the Second Lien Notes Trustee, the Topco Agent, the Topco Notes Trustee and each Hedge Counterparty.

(m)	If the Security Agent receives a Topco Enforcement Notice under paragraph (b) of Clause 6.10 (Permitted Topco Enforcement) it shall, upon receiving that notice, notify, and send a copy of that notice to the Senior Agent, the Super Senior Agent, each Senior

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Secured Notes Trustee, the Second Lien Agent, the Second Lien Notes Trustee, the Topco Agent, the Topco Notes Trustee and each Hedge Counterparty.

(n)	If the Security Agent enforces, or takes formal steps to enforce, any of the Transaction Security it shall notify each other Secured Party of that action.

(o)	If any Secured Creditor exercises any right it may have to enforce, or to take formal steps to enforce, any of the Transaction Security it shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Party of that action.

(p)	If a Debtor defaults on any Payment due under a Hedging Agreement, the Hedge Counterparty which is party to that Hedging Agreement shall, upon becoming aware of that default, notify the Security Agent and the Security Agent shall, upon receiving that notification, notify the Senior Agent, the Super Senior Agent, the relevant Senior Secured Notes Trustee(s), each other Hedge Counterparty, the Second Lien Agent, the Second Lien Notes Trustee, Topco Notes Creditors, the Topco Agent and the Topco Notes Trustee.

(q)	If a Hedge Counterparty terminates or closes-out, in whole or in part, any hedging transaction under any Hedging Agreement under Clause 4.9 (Permitted Enforcement: Hedge Counterparties) it shall notify the Security Agent shall, upon receiving that notification, notify each Agent and each other Hedge Counterparty.

(r)	If the Security Agent receives a notice under paragraph (a) of Clause 5.14 (Option to Purchase: Second Lien Creditors) it shall upon receiving that notice, notify, and send a copy of that notice to, the Senior Agent and each Senior Secured Notes Trustee.

(s)	If the Security Agent receives a notice under paragraph (a) of Clause 5.15 (Hedge Transfer: Second Lien Creditors) it shall upon receiving that notice, notify, and send a copy of that notice to, each Hedge Counterparty.

(t)	If the Security Agent receives a notice under paragraph (a) of Clause 6.14 (Option to Purchase: Topco Creditors) it shall upon receiving that notice, notify, and send a copy of that notice to, the Senior Agent, each Senior Secured Notes Trustee, the Second Lien Agent and the Second Lien Notes Trustee.

(u)	If the Security Agent receives a notice under paragraph (a) of 6.15 (Hedge Transfer: Topco Creditors) it shall upon receiving that notice, notify, and send a copy of that notice to, each Hedge Counterparty.

25.	NOTICES

25.1	Communications in Writing

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by electronic mail or letter.

25.2	Security Agent’s Communications with Secured Creditors

The Security Agent shall be entitled to carry out all dealings:

(a)	with the Senior Lenders, the Senior Arrangers, the Super Senior Lenders, the Super Senior Arrangers, the Senior Secured Notes Creditors, the Second Lien Lenders, the Second Lien Arrangers and the Second Lien Notes Creditors and the Topco Lenders, the Topco Arrangers and the Topco Notes Creditors through their respective Agents and may give to the Agents, as applicable, any notice or other communication required

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to be given by the Security Agent to a Senior Lender, Senior Arranger, Super Senior Lender, Super Senior Arranger, Senior Secured Notes Creditor, Second Lien Lender, Second Lien Arranger, Second Lien Notes Creditor, Topco Lender, Topco Arrangers or the Topco Notes Creditors; and

(b)	with each Cash Management Facility Lender and Cash Management Facility Arranger, through their respective Cash Management Facility Agents (if appointed) or otherwise directly with that Cash Management Facility Lender or Cash Management Facility Arranger; and

(c)	with each Hedge Counterparty directly with that Hedge Counterparty.

25.3	Addresses

The address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is:

(a)	in the case of any person which is a Party on the date of this Agreement, that identified with its signature below; and

(b)	in the case of each other Party, that notified in writing to the Security Agent on or prior to the date on which it becomes a Party,

or any substitute address, electronic mail address or department or officer which that Party may notify to the Security Agent (or the Security Agent may notify to the other Parties, if a change is made by the Security Agent) by not less than five Business Days’ notice.

25.4	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:

(i)	if by way of electronic mail, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post, postage prepaid, in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 25.3 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Security Agent will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified in Clause 25.3 (Addresses) (or any substitute department or officer as the Security Agent shall specify for this purpose).

(c)	Any communication or document made or delivered to the Company in accordance with this Clause 25.4 will be deemed to have been made or delivered to each of the Debtors, the Third Party Security Providers and each of the Creditors (other than a Secured Creditor or an Unsecured Creditor).

25.5	Notification of Address and Electronic Mail Address

Promptly upon receipt of notification of an address and electronic mail address or change of address or electronic mail address pursuant to Clause 25.3 (Addresses) or changing its own address or electronic mail address, the Security Agent shall notify the other Parties.

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25.6	Electronic Communication

(a)	Any communication to be made under or in connection with this Agreement may be made by electronic mail or other electronic means, if the Parties:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication (with such agreement to be deemed to be given by each person which is a Party unless otherwise notified to the contrary by the Security Agent and the Company);

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Security Agent only if it is addressed in such a manner as the Security Agent shall specify for this purpose.

25.7	English Language

(a)	Any notice given under or in connection with this Agreement must be in English.

(b)	All other documents provided under or in connection with this Agreement must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Security Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

25.8	Notices to all Creditors

(a)	Where any request for a consent, amendment or waiver which requires the consent of all the Parties to this Agreement or any class of creditors (or percentage of such class) (as the case may be) is received by an Agent from a Debtor or, as the case may be, the Third Party Security Provider, the relevant Agent shall provide notice of such request to such Parties or the relevant class of Creditors at the same time.

(b)	Where an instruction is required by an Agent from a class of Creditors (or a percentage of such class), notice of such instruction shall be provided to each Creditor in the relevant class at the same time.

26.	PRESERVATION

26.1	Waiver of Defences

The provisions of this Agreement or any Transaction Security will not be affected by an act, omission, matter or thing which, but for this Clause 26.1, would reduce, release or prejudice the subordination and priorities expressed to be created by this Agreement including (without limitation and whether or not known to any Party):

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(a)	any time, waiver or consent granted to, or composition with, any Debtor or other person;

(b)	the release of any Debtor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Debtor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Debtor or other person;

(e)	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of a Debt Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Debt Document or any other document or security;

(g)	any intermediate Payment of any of the Liabilities owing to the Secured Creditors or Unsecured Creditors in whole or in part; or

(h)	any insolvency or similar proceedings.

26.2	Partial Invalidity

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of that provision under the law of any other jurisdiction will in any way be affected or impaired.

26.3	No Impairment

(a)	If, at any time after its date, any provision of a Debt Document (including this Agreement) is not binding on or enforceable in accordance with its terms against a person expressed to be a party to that Debt Document, neither the binding nature nor the enforceability of that provision nor any other provision of that Debt Document will be impaired as against the other party(ies) to that Debt Document.

(b)	Each Party expressly acknowledges and agrees that any right to any payment, indemnity or otherwise under any Debt Document shall not (by reason only of such right) delay, condition or restrict any obligation in this Agreement to act promptly as otherwise required in relation to any step, action or document required to be taken or entered into hereunder.

26.4	Remedies and Waivers

(a)	No failure to exercise, nor any delay in exercising, on the part of any Party, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

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(b)	Each Party expressly acknowledges and agrees that any right to any payment, fee, indemnity, amount or otherwise under any Debt Document shall not (by reason only of such right) delay, condition or restrict any obligation in this Agreement to act promptly as otherwise required in relation to any step, action or document required to be taken or entered into hereunder.

26.5	Priorities Not Affected

Except as otherwise provided in this Agreement the priorities referred to in Clause 2 (Ranking and Priority) will:

(a)	not be affected by any reduction or increase in the principal amount secured by the Transaction Security in respect of the Liabilities owing to the Secured Creditors or by any intermediate reduction or increase in, amendment or variation to any of the Debt Documents, or by any variation or satisfaction of, any of the Liabilities or any other circumstances;

(b)	apply regardless of the order in which or dates upon which this Agreement and the other Debt Documents are executed or registered or notice of them is given to any person; and

(c)	secure the Liabilities owing to the Secured Creditors in the order specified, regardless of the date upon which any of the Liabilities arise or of any fluctuations in the amount of any of the Liabilities outstanding.

27.	CONSENTS, AMENDMENTS AND OVERRIDE

27.1	Required Consents

(a)	Subject to paragraphs (b) to (f) below, Clause 2.7 (Additional and/or Refinancing Debt), Clause 15 (Non-Distressed Disposals, Distressed Disposals And Disposal Proceeds), Clause 18 (New Debt Financings), Clause 27.4 (Exceptions) and Clause 27.5 (Snooze/Lose), this Agreement may be amended or waived only with the consent of the Company, the Agents and the Security Agent provided that, to the extent that an amendment, waiver or consent only affects one class of Creditors, and such amendment, waiver or consent could not reasonably be expected materially or adversely to affect the interests of the other classes of Creditors, only written agreement from the Agent acting on behalf of the affected class (or in the case of Hedge Counterparties, each affected Hedge Counterparty) and the Company shall be required.

(b)	Subject to paragraphs (c) to (f) below, Clause 2.7 (Additional and/or Refinancing Debt), Clause 15 (Non-Distressed Disposals, Distressed Disposals And Disposal Proceeds), Clause 18 (New Debt Financings), Clause 27.4 (Exceptions) and Clause 27.5 (Snooze/Lose), an amendment or waiver of this Agreement that has the effect of changing or which relates to:

(i)	Clause 10.7 (Redistribution), Clause 16 (Application of Proceeds) or this Clause 27;

(ii)	the order of priority or subordination under this Agreement;

(iii)	paragraphs (e)(iii), (f) and (g) of Clause 19.8 (Instructions to Security Agent and Exercise of Discretion); or

(iv)	Clause 10 (Turnover of Receipts),

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other than an amendment or waiver which, without prejudice to the other terms of this Agreement, is consequential to or required to implement a Permitted Structural Adjustment (as defined in the Senior Facilities Agreement or in the equivalent term in any Debt Document) shall not be made without the consent of:

(A)	each of the Agents acting in accordance with the provisions of the applicable Finance Documents;

(B)	each Cash Management Facility Lender (or the relevant Cash Management Facility Agent on its behalf, if appointed) but only to the extent that such amendment or waiver would (i) materially adversely affect the rights and obligations of the Cash Management Facility Lenders under this Agreement in their capacity as such, and (ii) would not materially adversely affect the rights and obligations of any Creditor or class of Creditors other than the Cash Management Facility Lenders (solely in their capacity as such);

(C)	each Hedge Counterparty but only to the extent that such amendment or waiver would (i) materially adversely affect the rights and obligations of the Hedge Counterparties under this Agreement in their capacity as such, and (ii) would not materially adversely affect the rights and obligations of any Creditor or class of Creditors other than the Hedge Counterparties (solely in their capacity as such); and

(D)	the Company.

(c)	Each Agent shall, to the extent it is consented to by the requisite percentage of the Creditors it represents or it is otherwise authorised by the Debt Documents to which it is party, act on such instructions or authorisations in accordance therewith save to the extent that any amendments so consented to or authorised relate to any provision affecting the personal rights and obligations of that Agent in its capacity as such.

(d)	Subject to paragraph (a) of Clause 27.2 (Amendments and Waivers: Transaction Security Documents) and Clause 27.4 (Exceptions), where the Security Agent consent is required for any amendment or waiver in this Clause 27, the Security Agent shall act on the instructions of the applicable Instructing Group; provided that in all cases such consent of the Security Agent shall be deemed to have been given without such instruction or consent where either (i) an Instructing Group is not expressly required to instruct the Security Agent in relation to such amendment or waiver in accordance with the terms of this Agreement; or (ii) the Agents have given their consent on behalf of Creditors which in aggregate comprise an Instructing Group.

(e)	This Agreement may be amended by the Agents, the Security Agent and the Company without the consent of any other Party (i) to cure defects, omissions or manifest errors or resolve ambiguities or inconsistencies, or (ii) to effect any amendment that imposes additional obligations or restrictions (whether conditional or otherwise) upon any Debtor, Third Party Security Provider or member of the Group and which does not impose any additional obligations or restrictions on any other Party but which (for the avoidance of doubt) may grant such other Parties additional rights.

(f)	Notwithstanding anything to the contrary in the Debt Documents, a Creditor may unilaterally waive, relinquish or otherwise irrevocably give up all or any of its rights under any Debt Document with the consent of the Company.

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27.2	Amendments and Waivers: Transaction Security Documents

Save as otherwise required or permitted by Clause 2.7 (Additional and/or Refinancing Debt), Clause 15 (Non-Distressed Disposals, Distressed Disposals And Disposal Proceeds), Clause 18 (New Debt Financings), Clause 27.1 (Required Consents) and subject to paragraphs (a) and (b) below, and to paragraphs (a) and (b) of Clause 27.4 (Exceptions) and Clause 27.5 (Snooze/Lose):

(a)	subject to paragraph (b) below, the Security Agent may, if the Company consents, amend the terms of, release or waive any of the requirements of or grant consents under, any of the Transaction Security Documents which shall be binding on each Party; and

(b)	any amendment, release or waiver of, or consent under, any Transaction Security Document which would adversely affect the nature or scope of the assets subject to Transaction Security, or as the case may be, Topco Independent Transaction Security or the manner in which the proceeds of enforcement of the Transaction Security, or as the case may be, Topco Independent Transaction Security are distributed, shall not be made without the consent of:

(i)	each of the Agents (other than the agent in respect of any Cash Management Facility) acting in accordance with the provisions of the applicable Finance Documents;

(ii)	each Cash Management Facility Lender (or the relevant Cash Management Facility Agent on its behalf, if appointed) but only to the extent that such amendment or waiver would (i) materially adversely affect the rights and obligations of the Cash Management Facility Lenders under this Agreement in their capacity as such, and (ii) would not materially adversely affect the rights and obligations of any Creditor or class of Creditors other than the Cash Management Facility Lenders (solely in their capacity as such);

(iii)	each Hedge Counterparty but only to the extent that such amendment or waiver would (i) materially adversely affect the rights and obligations of the Hedge Counterparties under this Agreement in their capacity as such, and (ii) would not materially adversely affect the rights and obligations of any Creditor or class of Creditors other than the Hedge Counterparties (solely in their capacity as such); and

(iv)	the Company.

27.3	Effectiveness

Any amendment, waiver or consent given in accordance with this Clause 27 will be binding on all Parties and the Security Agent may effect, on behalf of any Agent, Arranger or Creditor, any amendment, waiver or consent permitted by this Clause 27.

27.4	Exceptions

(a)	Subject to paragraphs (b) and (d) below, an amendment, waiver or consent which relates to the rights or obligations which are personal to an Agent, an Arranger or the Security Agent in its capacity as such (including, without limitation, any ability of the Security Agent to act in its discretion under this Agreement) may not be effected without the consent of that Agent or, as the case may be, that Arranger or the Security Agent.

(b)	Neither paragraph (a) above, nor paragraphs (a) to (d) of Clause 27.1 (Required Consents) nor Clause 27.2 (Amendments and Waivers: Transaction Security Documents) shall apply:

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(i)	to any release of Transaction Security or Topco Independent Transaction Security claim or Liabilities; or

(ii)	to any amendment, waiver or consent,

which, in each case, the Security Agent gives in accordance with Clause 2.7 (Additional and/or Refinancing Debt), Clause 15 (Non-Distressed Disposals, Distressed Disposals And Disposal Proceeds), Clause 18 (New Debt Financings), or as contemplated by the terms of any Security Document or is consequential to or required to implement a Permitted Structural Adjustment (as defined in the Senior Facilities Agreement or in the equivalent term in any Debt Document) and each Party agrees that any such release, amendment, waiver or consent can be effected solely by the Company and the Security Agent acting in accordance with the provisions of such clauses or the applicable Security Document to give effect to the same.

(c)	In all cases, no amendment, waiver or consent under or in connection with this Agreement shall require the consent of any Unsecured Creditor unless such amendment, waiver or consent is expressed to impose additional restrictions on the rights or increases the obligations of any Unsecured Creditor under the Unsecured Finance Documents in their capacity as such (without a corresponding restriction or increase in obligation applicable in a similar manner to any other class of Creditor), in which case such amendment, waiver or consent shall also require the consent of the Majority Unsecured Creditors. Subject to the foregoing, any amendment, waiver or consent otherwise made without the consent of the Unsecured Creditors in accordance with this Agreement shall enter into full force and effect and be binding on all such Unsecured Creditors.

(d)	Paragraph (a) above shall apply to an Arranger only to the extent that Arranger Liabilities are then owed to that Arranger.

27.5	Snooze/Lose

If in relation to:

(a)	a request for a Consent in relation to any of the terms of an Applicable Agreement;

(b)	a request to participate in any other vote of Super Senior Creditors, Senior Creditors, Senior Secured Notes Creditors, Second Lien Lenders, Second Lien Notes Creditors, Topco Facility Creditors, Topco Notes Creditors or Unsecured Creditors under the terms of an Applicable Agreement;

(c)	a request to approve any other action under an Applicable Agreement; or

(d)	a request to provide any confirmation or notification under an Applicable Agreement,

then, in each case, any Secured Creditor or Unsecured Creditor (other than a Noteholder):

(i)	fails to respond to that request within ten (10) Business Days (or any other period of time notified by the Company, with the prior agreement of the Agents if the period for this provision to operate is less than ten (10) Business Days) of that request being made; or

(ii)	fails to provide details of its Super Senior Credit Participation, Senior Secured Credit Participation, Second Lien Credit Participation, Unsecured Credit Participation, Topco Credit Participation or Unsecured Credit Participation to the Security Agent within the timescale specified by the Security Agent:

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(A)	in the case of paragraphs (a) to (c) above, that Secured Creditor’s Super Senior Credit Participation, Senior Secured Credit Participation, Second Lien Credit Participation, Topco Credit Participation, or in the case of an Unsecured Creditor, its Unsecured Credit Participation (as the case may be) shall be deemed to be zero for the purpose of calculating the Super Senior Credit Participation, Senior Secured Credit Participation, Second Lien Credit Participation, Topco Credit Participation or Unsecured Credit Participation when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Super Senior Credit Participations, Senior Secured Credit Participations, Second Lien Credit Participations, Topco Credit Participations or Unsecured Credit Participation has been obtained to give that Consent, carry that vote or approve that action;

(B)	in the case of paragraphs (a) to (c) above, that Secured Creditor’s status as a Senior Secured Creditor, Second Lien Creditor or Topco Creditor or, in the case of an Unsecured Creditor, its status as an Unsecured Creditor shall be disregarded for the purposes of ascertaining whether the agreement of any specified group of Secured Creditors or Unsecured Creditors has been obtained to give that Consent, carry that vote or approve that action; and

(C)	in the case of paragraph (d) above, that confirmation or notification shall be deemed to have been given.

For the purpose of this clause 27.5, an “Applicable Agreement” shall mean this Agreement and any other Debt Document which does not contain a snooze/lose provision substantially equivalent (including with respect to when such provision applies, its scope and thresholds) to this clause 27.5.

27.6	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment in ascertaining:

(i)	the Majority Super Senior Creditors;

(ii)	the Majority Senior Secured Creditors;

(iii)	the Majority Senior Lenders;

(iv)	the Majority Second Lien Creditors;

(v)	the Majority Second Lien Lenders; or

(vi)	whether:

(A)	any relevant percentage (including, for the avoidance of doubt, unanimity) of Credit Participations; or

(B)	the agreement of any specified group of Secured Creditors or Unsecured Creditor, has been obtained to approve any request for a Consent or to carry any other vote or approve any action under this Agreement, that Defaulting Lender’s Available Commitments will be reduced to zero.

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(b)	For the purposes of this Clause 27.6, the relevant Agent and the Security Agent may assume that the following Creditors are Defaulting Lenders:

(i)	any Senior Lender, Super Senior Lender, Cash Management Facility Lender, Second Lien Lender, Topco Lender or Unsecured Creditor (as applicable) which has notified the Security Agent and its relevant Agent that it has become a Defaulting Lender;

(ii)	any Senior Lender, Super Senior Lender, Cash Management Facility Lender, Second Lien Lender, Topco Lender or Unsecured Creditor (as applicable) if the relevant Agent has notified the Security Agent that that Creditor is a Defaulting Lender;

(iii)	any Senior Lender, Super Senior Lender, Cash Management Facility Lender, Second Lien Lender, Topco Lender or Unsecured Creditor (as applicable) if the Company has notified the Security Agent that that Creditor is a Defaulting Lender; and

(iv)	any Senior Lender, Super Senior Lender, Second Lien Lender, Topco Lender, Unsecured Creditor or Cash Management Facility Lender (as applicable) in relation to which it is aware that any of the events or circumstances referred to in the definition of “Defaulting Lender” in the Senior Facilities Agreement, any Permitted Senior Secured Facilities Agreement, any Second Lien Facility Agreement, any Topco Facility Agreement, any Permitted Super Senior Secured Facilities Agreement or any Unsecured Finance Document (as appropriate) has occurred, unless it has received notice to the contrary from the Creditor concerned (together with any supporting evidence reasonably requested by the Security Agent) or the Security Agent is otherwise aware that the Creditor concerned has ceased to be a Defaulting Lender.

27.7	Calculation of Credit Participations

(a)	For the purpose of ascertaining whether any relevant percentage of Credit Participations has been obtained under this Agreement, the Security Agent may notionally convert the Credit Participations into their Common Currency Amounts.

(b)	Each Notes Trustee will, upon the request of the Security Agent, promptly provide the Security Agent with details of the Credit Participations of the Creditors whom it represents (which shall be calculated as at the time stipulated by the Security Agent in such request) and (if applicable) details of the extent to which such Credit Participations have been voted for or against any request.

(c)	Each Agent will, upon the request of the Security Agent, promptly provide the Security Agent with details of the Credit Participations of the Creditors whom it represents (which shall be calculated as at the time stipulated by the Security Agent in such request) and (if applicable) details of the extent to which such Credit Participations have been voted for or against any request.

(d)	Each Cash Management Facility Lender (or the relevant Cash Management Facility Agent on its behalf, if appointed) will, upon the request of the Security Agent or any Agent, promptly provide the details of its Credit Participations which shall be calculated as at the time stipulated by the Security Agent or the relevant Agent (as applicable) in such request and (if applicable) details of the extent to which such Credit Participations have been voted for or against any request.

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(e)	Each Hedge Counterparty will, upon the request of the Security Agent or any Agent, promptly provide the details of its Credit Participations which shall be calculated as at the time stipulated by the Security Agent or the relevant Agent (as applicable) in such request and (if applicable) details of the extent to which such Credit Participations have been voted for or against any request.

27.8	Deemed consent

Following a request by a member of the Group, if an Agent gives a Consent in respect of the Senior Finance Documents, the Super Senior Finance Documents, the Second Lien Finance Documents or the Topco Finance Documents then, if that action was permitted by the terms of this Agreement, the Intra-Group Lenders, the Subordinated Creditors and the Company will (or will be deemed to):

(a)	give a corresponding Consent in equivalent terms in relation to each of the Debt Documents to which they are a party; and

(b)	do anything (including executing any document) that the relevant Agent may reasonably require to give effect to paragraph (a) above.

27.9	Excluded consents

Clause 27.8 (Deemed consent) does not apply to any Consent which has the effect of:

(a)	increasing or decreasing the Liabilities;

(b)	changing the basis upon which any Permitted Payments are calculated (including the timing, currency or amount of such Payments); or

(c)	changing the terms of this Agreement or of any Security Document.

27.10	Administrative Consents

(a)	If, prior to the later of the Super Senior Discharge Date and the Senior Secured Discharge Date, a Senior Agent, a Super Senior Agent or a Senior Secured Notes Trustee at any time in respect of the Senior Finance Documents, the Super Senior Finance Documents and the Senior Secured Notes Finance Documents gives or give any Consent of a minor technical or administrative nature which does not adversely affect the interests of the Cash Management Facility Creditors, the Second Lien Creditors, the Topco Creditors, or, as the case may be, the Unsecured Creditors or change the commercial terms contained in the Cash Management Facility Finance Document, the Second Lien Finance Documents, the Topco Finance Documents, or as the case may be, the Unsecured Finance Documents then, if that action was permitted by the terms of this Agreement, the Cash Management Facility Creditors, the Second Lien Creditors, the Topco Creditors, the Unsecured Creditors will (or will be deemed to):

(i)	give a corresponding Consent in equivalent terms in relation to each of the Debt Documents to which they are a party; and

(ii)	do anything (including executing any document) that the Senior Agent or the Senior Secured Notes Trustee (as the context requires) may reasonably require to give effect to this paragraph (a).

(b)	If, at any time after the later of the Super Senior Discharge Date and the Senior Secured Discharge Date but prior to the Priority Discharge Date, a Second Lien Agent or a Second Lien Notes Trustee at any time in respect of the Second Lien Finance

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Documents gives or give any Consent of a minor technical or administrative nature which does not adversely affect the interests of the Topco Creditors or, as the case may be, any Unsecured Creditor or change the commercial terms contained in the Topco Finance Documents or, as the case may be, the Unsecured Finance Documents then, if that action was permitted by the terms of this Agreement, the Topco Creditors and each Unsecured Creditor will (or will be deemed to):

(i)	give a corresponding Consent in equivalent terms in relation to each of the Debt Documents to which they are a party; and

(ii)	do anything (including executing any document) that the Second Lien Agent or the Second Lien Notes Trustee may reasonably require to give effect to this paragraph (b).

27.11	No Liability

None of the Agents, the Senior Secured Creditors, the Second Lien Creditors, the Topco Creditors or the Unsecured Creditors will be liable to any other Creditor, Agent, Third Party Security Provider or Debtor for any Consent given or deemed to be given under this Clause 27.

27.12	Agreement to Override

Unless expressly stated otherwise in this Agreement, this Agreement overrides anything in any other Debt Document.

28.	NOTES TRUSTEES

28.1	Liability

(a)	It is expressly understood and agreed by the Parties that this Agreement is executed and delivered by each Notes Trustee not individually or personally but solely in its capacity as trustee in the exercise of the powers and authority conferred and vested in it under the relevant Notes Finance Documents for and on behalf of the Noteholders only for which the Notes Trustee acts as trustee and it shall have no liability for acting for itself or in any capacity other than as trustee and nothing in this Agreement shall impose on it any obligation to pay any amount out of its personal assets. Notwithstanding any other provision of this Agreement, its obligations hereunder (if any) to make any payment of any amount or to hold any amount on trust (or otherwise) shall be only to make payment of such amount to or hold any such amount on trust (or otherwise) to the extent that:

(i)	it has actual knowledge that such obligation has arisen; and

(ii)	it has received and, on the date on which it acquires such actual knowledge, has not distributed to the Noteholders for which it acts as trustee in accordance with the relevant Notes Indenture (in relation to which it is trustee) any such amount.

(b)	It is further understood and agreed by the Parties that in no case shall any Notes Trustee be:

(i)	personally responsible or accountable in damages or otherwise to any other party for any loss, damage or claim incurred by reason of any act or omission performed or omitted by that Notes Trustee in good faith in accordance with this Agreement or any of the Notes Finance Documents in a manner that such Notes Trustee believed to be within the scope of the authority conferred on it by this Agreement or any of the Notes Finance Documents or by law; or

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(ii)	personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of any other Party, all such liability, if any, being expressly waived by the Parties and any person claiming by, through or under such Party;

provided that each Notes Trustee shall be personally liable under this Agreement for its own gross negligence or wilful misconduct.

It is also acknowledged and agreed that no Notes Trustee shall have any responsibility for the actions of any individual Creditor or Noteholder (save in respect of its own actions).

(c)	The Parties acknowledge and agree that no Notes Trustee shall be charged with knowledge or existence of facts that would impose an obligation on it hereunder to make any payment or prohibit it from making any payment unless, not less than two Business Days prior to the date of such payment, a Responsible Officer of the applicable Notes Trustee receives written notice satisfactory to it that such payments are required or prohibited by this Agreement.

(d)	Notwithstanding anything contained in this Agreement, no provision of this Agreement shall alter or otherwise affect the rights and obligations of the Notes Issuer or any Debtor to make payments in respect of Notes Trustee Amounts as and when the same are due and payable pursuant to the applicable Notes Finance Documents or the receipt and retention by a Notes Trustee of the same or the taking of any step or action by a Notes Trustee in respect of its rights under the Notes Finance Documents to the same.

(e)	No Notes Trustee is responsible for the appointment or for monitoring the performance of the Security Agents.

(f)	The Security Agent agrees and acknowledges that it shall have no claim against any Notes Trustee in respect of any fees, costs, expenses and liabilities due and payable to, or incurred by, the Security Agent.

(g)	No Notes Trustee shall be under an obligation to instruct or direct the Security Agent to take any Enforcement Action unless it shall have been instructed to do so by the Noteholders and if it shall have been indemnified and/or secured to its satisfaction.

28.2	No Action

(a)	Notwithstanding any other provision of this Agreement, no Notes Trustee shall have any obligation to take any action under this Agreement unless it is indemnified and/or secured and/or prefunded by the Noteholders to its satisfaction in respect of all costs, expenses, losses and liabilities which it would in its opinion incur (together with any associated VAT). No Notes Trustee shall have an obligation to indemnify (out of its personal assets) any other person, whether or not a Party, in respect of any of the transactions contemplated by this Agreement. In no event shall the permissive rights of a Notes Trustee to take action under this Agreement be construed as an obligation to do so.

(b)	Prior to taking any action under this Agreement a Notes Trustee may request and rely upon an opinion of counsel or opinion of another qualified expert, at the expense of the Company or another Debtor.

(c)	Notwithstanding any other provisions of this Agreement or any other Notes Finance Document to which a Notes Trustee is a party to, in no event shall a Notes Trustee be liable for special, indirect, punitive or consequential loss or damages of any kind

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whatsoever (including, but not limited to, loss of business, goodwill, opportunity or profits) whether or not foreseeable even if such Notes Trustee has been advised of the likelihood of such loss or damage and regardless of whether the claim for loss or damage is made in negligence, for breach of contract or otherwise.

28.3	Reliance on Certificates

The Notes Trustees shall at all times be entitled to and may rely on any notice, consent or certificate given or granted by any Party without being under any obligation to enquire or otherwise determine whether any such notice, consent or certificate has been given or granted by such Party properly acting in accordance with the provisions of this Agreement.

28.4	No Fiduciary Duty

No Notes Trustee shall be deemed to owe any fiduciary duty to any Creditor (save in respect of such persons for whom it acts as trustee) and shall not be personally liable to any Creditor if it shall in good faith mistakenly pay over or distribute to any Creditor or to any other person cash, property or securities to which any other Creditor shall be entitled by virtue of this Agreement or otherwise. With respect to the Creditors, each Notes Trustee undertakes to perform or to observe only such of its covenants or obligations as are specifically set forth in the Notes Finance Documents pursuant to which it acts as trustee and this Agreement and no implied agreement, covenants or obligations with respect to the other Creditors shall be read into this Agreement against a Notes Trustee.

28.5	Debt Assumptions

(a)	Each Senior Secured Notes Trustee is entitled to assume that in respect of the Secured Liabilities and the Unsecured Liabilities:

(i)	no Senior Payment Default, Second Lien Payment Default, Topco Payment Default or Unsecured Payment Default has occurred;

(ii)	no Senior Default, Second Lien Default, Topco Default or Unsecured Default has occurred;

(iii)	none of the Senior Secured Creditor Liabilities, Hedging Liabilities, Second Lien Liabilities, Topco Liabilities or Unsecured Liabilities have been accelerated;

(iv)	no Default, Event of Default or termination event (however described) has occurred; and

(v)	none of the Senior Discharge Date the Second Lien Discharge Date or the Topco Discharge Date has occurred,

unless a Responsible Officer of the relevant Senior Secured Notes Trustee has actual knowledge to the contrary.

(b)	The Second Lien Notes Trustee is entitled to assume that in respect of the Secured Liabilities and the Unsecured Liabilities:

(i)	no Senior Payment Default, Second Lien Payment Default, Topco Payment Default or Unsecured Payment Default has occurred;

(ii)	no Senior Default, Second Lien Default, Topco Default or Unsecured Default has occurred;

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(iii)	none of the Senior Secured Creditor Liabilities, Hedging Liabilities, Second Lien Liabilities, Topco Liabilities or Unsecured Liabilities have been accelerated;

(iv)	no Default, Event of Default or termination event (however described) has occurred; and

(v)	none of the Senior Discharge Date, the Second Lien Discharge Date or the Topco Discharge Date has occurred,

unless a Responsible Officer of the Second Lien Notes Trustee has actual knowledge to the contrary.

(c)	The Topco Notes Trustee is entitled to assume that in respect of the Secured Liabilities:

(i)	no Senior Payment Default, Second Lien Payment Default, Topco Payment Default or Unsecured Payment Default has occurred;

(ii)	no Senior Default, no Second Lien Default, Topco Default or Unsecured Default has occurred;

(iii)	none of the Senior Secured Creditor Liabilities, Hedging Liabilities, Second Lien Liabilities, Topco Liabilities or Unsecured Liabilities have been accelerated;

(iv)	no Default, Event of Default or termination event (however described) has occurred; and

(v)	none of the Senior Discharge Date, the Second Lien Discharge Date or the Topco Discharge Date has occurred,

unless a Responsible Officer of the Topco Notes Trustee has actual knowledge to the contrary.

(d)	The Notes Trustee is not obliged to monitor or enquire whether any Event of Default has occurred.

28.6	Senior Secured Notes Creditors/Topco Creditors/Unsecured Creditors

(a)	In acting pursuant to this Agreement and the relevant Senior Secured Notes Indenture, the Senior Secured Notes Trustee is not required to have any regard to the interests of any Creditor other than the Senior Secured Noteholders for which it is the Senior Secured Notes Trustee.

(b)	In acting pursuant to this Agreement and the relevant Second Lien Notes Indenture, the Second Lien Notes Trustee is not required to have any regard to the interests of any Creditor other than the Second Lien Noteholders for which it is the Second Lien Notes Trustee.

(c)	In acting pursuant to this Agreement and the relevant Topco Notes Indenture, the Topco Notes Trustee is not required to have any regard to the interests of any Creditor other than the Topco Noteholders for which it is the Topco Notes Trustee.

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28.7	Claims of Security Agent

The Security Agent agrees and acknowledges that it shall have no claim against the Notes Trustees in respect of any fees, costs, expenses and liabilities due and payable to, or incurred by, the Security Agent.

28.8	Reliance and Advice

Each Notes Trustee may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may be assumed to be within its knowledge or within its powers to verify; and

(c)	engage, pay for and rely on professional advisers selected by it (including those representing a person other than the Notes Trustee).

28.9	Provisions Survive Termination

The provisions of this Clause 28 shall survive any termination of this Agreement.

28.10	Other Parties Not Affected

No provision of this Clause 28 shall alter or change the rights and obligations as between the other Parties in respect of each other. This Clause 28 is intended to afford protection to the Notes Trustees only.

28.11	Instructions

In acting under this Agreement, a Notes Trustee is entitled to seek instructions from the Noteholders for which it acts as trustee at any time and, where it acts on the instructions of such Noteholders, a Notes Trustee shall not incur any cost, loss or liability to any person for so acting. The Notes Trustee is not liable to any person for any cost, loss or liability suffered as a result of any delay caused as a result of it seeking instructions from the Noteholders for which it acts as trustee.

28.12	Responsibility of Notes Trustee

(a)	No Notes Trustee shall be responsible to any other Senior Finance Party, Hedge Counterparty, Senior Secured Notes Finance Party, Second Lien Finance Party, Topco Finance Party or Unsecured Creditor for the legality, validity, effectiveness, enforceability, adequacy, accuracy, completeness or performance of:

(i)	any Senior Finance Document, Senior Secured Notes Finance Document, Hedging Agreement, Second Lien Finance Document, Topco Finance Document or any other document;

(ii)	any statement or information (whether written or oral) made in or supplied in connection with any Senior Finance Document, Senior Secured Notes Finance Document, Hedging Agreement, Second Lien Finance Document, Unsecured Finance Document, Topco Finance Document or any other document; or

(iii)	any observance by any Debtor of its obligations under any Finance Document or any other document.

(b)	Each Notes Trustee may rely, and shall be fully protected in acting or refraining from acting upon, any notice, certificate or other document reasonably believed by it to be

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genuine and correct and to have been signed by, or with the authority of, the proper person.

28.13	Confirmation

Without affecting the responsibility of any Debtor or the Company for information supplied by it or on its behalf in connection with any Senior Secured Finance Documents, the Second Lien Finance Documents, the Unsecured Finance Documents and the Topco Finance Documents (as applicable), each Senior Finance Party, Hedge Counterparty, Senior Secured Notes Finance Party, Second Lien Finance Party, Unsecured Creditor, Second Lien Notes Finance Party, Topco Facility Finance Party and Topco Notes Finance Party (other than a Notes Trustee (in its personal capacity) and the Security Agent) confirms that it:

(a)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Senior Finance Documents, the Senior Secured Notes Finance Documents, the Second Lien Lender Finance Documents, the Second Lien Notes Finance Documents, the Unsecured Finance Documents, the Topco Facility Finance Documents, the Topco Notes Finance Documents or the Hedging Agreements (including the financial condition and affairs of each Debtor or their related entities and the nature and extent of any recourse against any Party or its assets); and

(b)	has not relied on any information provided to it by a Notes Trustee in connection with any Senior Finance Document, Senior Secured Notes Finance Document, Second Lien Lender Finance Document, Second Lien Notes Finance Document, Unsecured Finance Document, Topco Notes Finance Document or Hedging Agreement.

28.14	Provision of Information

No Notes Trustee is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party. No Notes Trustee is responsible for:

(a)	providing any Senior Lender, Super Senior Lender, Cash Management Facility Creditor, Senior Secured Notes Creditor, Hedge Counterparty, Second Lien Lender, Second Lien Notes Creditor, Unsecured Creditor or Topco Creditor with any credit or other information concerning the risks arising under or in connection with the Debt Documents (including any information relating to the financial condition or affairs of any Debtor or their related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(b)	obtaining any certificate or other document from any Debtor or the Company.

28.15	Departmentalism

In acting as a Notes Trustee, each Notes Trustee shall be treated as acting through its agency division which shall be treated as a separate entity from its other divisions and departments. Any information received or acquired by a Notes Trustee which, in its opinion, is received or acquired by some other division or department or otherwise than in its capacity as a Notes Trustee may be treated as confidential by the Notes Trustee and will not be treated as information possessed by the Notes Trustee in its capacity as such.

28.16	Disclosure of Information

Each Debtor irrevocably authorises any Notes Trustee to disclose to any Senior Finance Party, Hedge Counterparty, Senior Secured Notes Finance Party, Second Lien Finance Party and

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Topco Notes Finance Party and Unsecured Creditor any information that is received by the Notes Trustee in its capacity as the Notes Trustee.

28.17	Illegality

(a)	Each Notes Trustee may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

(b)	Furthermore, each Notes Trustee may also refrain from taking such action if it would otherwise render it liable to any person in that jurisdiction or if, in its opinion based upon such legal advice, it would not have the power to do the relevant thing in that jurisdiction by virtue of any applicable law in that jurisdiction or if it is determined by any court or other competent authority in that jurisdiction that it does not have such power.

28.18	Resignation of Notes Trustee

Each Notes Trustee may resign or be removed in accordance with the terms of the applicable Notes Indenture, provided that a replacement Notes Trustee agrees with the Parties to become the replacement trustee under this Agreement by the execution of an Creditor/Agent Accession Undertaking.

28.19	Notes Trustee Assumptions

(a)	The Notes Trustee is entitled to assume that:

(i)	any payment or other distribution made pursuant to this Agreement in respect of the Topco Notes Liabilities, Unsecured Liabilities in respect of any notes, Second Lien Notes Liabilities or Senior Secured Notes Liabilities (as the case may be) has been made in accordance with the ranking in Clause 2 (Ranking and Priority) and is not prohibited by any provisions of this Agreement and is made in accordance with these provisions;

(ii)	the proceeds of enforcement of any Security conferred by the Security Documents have been applied in the order set out in Clause 16 (Application of Proceeds);

(iii)	any Security, collateral, guarantee or indemnity or other assurance granted to it has been done so in compliance with Clause 3.3 (Security and Guarantees: Senior Secured Creditors); and

(iv)	any Senior Secured Notes, Second Lien Notes, Unsecured Finance Document in the form of notes or Topco Notes issued comply with the provisions of this Agreement including, without limitation, Clause 5 (Second Lien Creditors and Second Lien Liabilities) and Clause 6 (Topco Creditors, Topco Liabilities and Topco Group Liabilities).

(b)	Each Notes Trustee is entitled to assume that any payment or distribution made in respect of the Unsecured Liabilities in respect of any notes, the Topco Notes Liabilities, Second Lien Notes Liabilities or Senior Secured Notes Liabilities (as the case may be) is not prohibited by this Agreement, unless it has actual knowledge to the contrary, provided that a Notes Trustee shall be liable under this Agreement for its own gross negligence or wilful misconduct.

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(c)	A Notes Trustee shall not have any obligation under Clause 9 (Effect of Insolvency Event) or Clause 10.7 (Redistribution) in respect of amounts received or recovered by it unless (i) it has actual knowledge that the receipt or recovery falls within paragraph (a) or (b) above, and (ii) it has not distributed to the relevant Noteholders in accordance with the Notes Indenture any amount so received or recovered.

(d)	A Notes Trustee shall not be obliged to monitor performance by the Debtors, the Security Agent or any other Party to this Agreement or the Noteholders of their respective obligations under, or compliance by them with, the terms of this Agreement.

28.20	Agents

Each Notes Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care by it hereunder.

28.21	No Requirement for Bond or Surety

No Notes Trustee shall be required to give any bond or surety with respect to the performance of its duties or the exercise of its powers under this Agreement.

28.22	Notes Trustee Liabilities and Payments

No provision of this Agreement shall alter or otherwise affect the rights and obligations of any Debtor to make payments in respect of the Notes Trustee Amounts as and when the same are due and payable and demand, receipt and retention by any Notes Trustee of the same or taking of any step or action by any Senior Secured Notes Trustee in respect of its rights under the Notes Finance Documents to the same.

29.	GUARANTEE LIMITATIONS

(a)	The obligations of each Italian Debtor and Italian Intra-Group Lender as guarantor and/or security provider under any Debt Document shall not be deemed to be cumulative and shall be considered without duplication (and to this end the amount of the intercompany loans or other items constituting inter-company financial indebtedness when taken as the basis for the computation of the relevant guaranteed and/or secured obligations will be counted once only). Therefore, the Security Documents granted by an Italian Debtor as well as the guarantees granted by the relevant Italian Debtor under each of the Debt Documents, taken as a whole, in respect of the obligations of any Debtor which is not a Subsidiary of such Italian Debtor, shall not exceed and cannot be enforced, at any time, for an amount, taken as a whole, higher than the amount, at that time, determined pursuant to the relevant guarantee limitation (provided that, for the avoidance of doubt, any limitation pursuant to article 1938 of the Italian Civil Code shall apply in respect of guarantees only).

(b)	The obligations of each Debtor and Intra-Group Lender under this Agreement shall be limited to the extent necessary to avoid breaching the Guarantee Limitations.

(c)	The Parties agree that any obligation of an Italian Debtor (including any obligation secured under the Italian Security Documents) and of an Italian Intra-Group Lender hereunder are subject to any applicable Italian Bankruptcy Law provisions and/or Italian Crisis and Insolvency Code provisions and any other mandatory provisions of Italian law.

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30.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

31.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

32.	ENFORCEMENT

32.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or the consequences of its nullity or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

32.2	Service of Process

(a)	Without prejudice to any other mode of service allowed under any relevant law each Debtor and Third Party Security Provider (unless incorporated in England and Wales):

(i)	irrevocably appoints Law Debenture Corporate Services Limited (Attention: Sonia Kennelly, Alaa Zaki, Jordan-Louise Bukhari) as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

(ii)	agrees that failure by a process agent to notify the relevant Debtor or Third Party Security Provider of the process will not invalidate the proceedings concerned.

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Debtors and the Third Party Security Providers) must promptly (and in any event within 10 Business Days of such event taking place) notify the Agents and appoint another agent on terms acceptable to the Senior Agent or, after the Senior Discharge Date, Senior Secured Notes Trustee or, after the Senior Secured Notes Discharge Date, the Second Lien Agent or, after the Second Lien Lender Discharge Date, the Second Lien Notes Trustee or, after the Priority Discharge Date, the Topco Creditor Representative (each acting reasonably and in good faith). Failing this, the Senior Agent, Senior Secured Notes Trustee, Second Lien Agent, Second Lien Notes Trustee, Topco Agent or the Topco Notes Trustee (as the case may be) may appoint another agent for this purpose.

(b)	Each Debtor and Third Party Security Provider expressly agrees and consents to the provisions of this Clause 32 and Clause 31 (Governing Law).

32.3	CONTRACTUAL RECOGNITION OF BAIL-IN

Notwithstanding any other term of any Debt Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Debt Documents may be subject

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to Bail-in Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-in Action in relation to any such liability, including:

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Debt Document to the extent necessary to give effect to any Bail-in Action in relation to any such liability.

33.	TRANSPARENCY PROVISIONS

For the purposes of the transparency rules set forth in the CICR resolution of 4 March 2003 and by the “Disposizioni sulla trasparenza delle operazioni e dei servizi bancari e finanziari – correttezza delle relazioni tra intermediari e clienti” issued by the Bank of Italy on 30 September 2016 and published on the Italian Official Gazette on 21 October 2016 (as subsequently amended and supplemented), the Parties hereby acknowledge and confirm that this Agreement (and each of the provisions hereof) has been specifically negotiated with the support of legal advisors on each side. Accordingly, this Agreement falls within the class of agreements “that have been specifically negotiated” (“che costituiscono oggetto di trattativa individuale”) to which the provisions set out under section II of the above “Disposizioni sulla trasparenza” do not apply

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement and executed as a deed by the Parties thereto and is intended to be and is delivered by them as a deed on the date specified above and shall take effect as a deed.

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SCHEDULE 1

Form of Debtor/Third Party Security Provider/Topco Independent Obligor Accession Undertaking1

THIS AGREEMENT is made on [●] and made between:

(1)	[Insert full name of new Debtor/Third Party Security Provider/Topco Independent Obligor] (the “Acceding [Debtor]/[Third Party Security Provider]/[Topco Independent Obligor]”); and

(2)	[Insert full name of Current Security Agent] (the “Security Agent”), for itself and each of the other parties to the intercreditor agreement referred to below.

This Agreement is made on [date] by the Acceding [Debtor]/[Third Party Security Provider]/[ Topco Independent Obligor] in relation to an intercreditor agreement (the “Intercreditor Agreement”) dated [•] between, amongst others, [•] as Company, [•] as security agent, [●] as senior agent, the other Creditors, Third Party Security Providers and the other Debtors (each as defined in the Intercreditor Agreement).

The Acceding [Debtor]/[Third Party Security Provider]/[Topco Independent Obligor] intends to [incur Liabilities under the following documents]/[give a guarantee, indemnity or other assurance against loss in respect of Liabilities under the following documents]/[provide third party security in respect of Liabilities under the following documents]:

[Insert details (date, parties and description) of relevant documents including, as the case may be, any limitation language applicable to the relevant Debtor/Third Party Security Provider]/[Topco Independent Obligor]

(the “Relevant Documents”). IT IS AGREED as follows:

1.	Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Agreement, bear the same meaning when used in this Agreement.

2.	The Acceding [Debtor]/[Third Party Security Provider]/[Topco Independent Obligor] and the Security Agent agree that the Security Agent shall, to the extent legally possible, without prejudice to the appointment of the Security Agent as mandatario con rappresentanza for the Secured Parties pursuant to Clause [ · ] (The Security Agent) of the Intercreditor Agreement, hold:

(a)	any Security in respect of Liabilities or any Parallel Debt created or expressed to be created pursuant to the Relevant Documents;

(b)	all proceeds of that Security; and

(c)	all obligations expressed to be undertaken by the Acceding [Debtor]/[Third Party Security Provider]/[Topco Independent Obligor] [to pay amounts in respect of the Liabilities to the Security Agent as trustee, security agent, mandatario con rappresentaza of the Secured Parties or otherwise for the benefit of the Secured Parties (in the Relevant Documents or otherwise and including any Parallel Debt) and] secured by the Transaction Security]/[Topco Independent Transaction Security] together with all representations and warranties expressed to be given by the Acceding [Debtor]/[Third Party Security Provider]/[Topco Independent Transaction Security] (in

[1]	To be executed by way of exchange of correspondence or in front of a notary outside of Italy to the extent an Italian entity is a party.

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the Relevant Documents or otherwise) in favour of the Secured Parties (as represented by the Security Agent), on trust or otherwise for the benefit of the Secured Parties, on trust (or otherwise) for the benefit of the Secured Parties (or any class thereof as the case may be) on the terms and conditions contained in the Intercreditor Agreement.

3.	The Acceding [Debtor]/[Third Party Security Provider]/[Topco Independent Obligor] confirms that it intends to be party to the Intercreditor Agreement as a [Debtor]/[Third Party Security Provider]/[Topco Independent Obligor], undertakes to perform all the obligations expressed to be assumed by a [Debtor]/[Third Party Security Provider] /[Topco Independent Obligor] under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement.

4.	[In consideration of the Acceding Debtor being accepted as an Intra-Group Lender for the purposes of the Intercreditor Agreement, the Acceding Debtor also confirms that it intends to be party to the Intercreditor Agreement as an Intra-Group Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Intra-Group Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.][2]

5.	[Add applicable guarantee limitation language to the extent such guarantee limitation language in Schedule 7 (Hedge Counterparties’ Guarantee and Indemnity) and/or Schedule 8 (Cash Management Facility Creditors’ Guarantee and Indemnity) is insufficient where the relevant Acceding Debtor is also a Hedging Guarantor].

[5]/[6] This Agreement, and any non-contractual obligations arising out of or in connection with it, are governed by English law.

This Agreement has been signed on behalf of the Security Agent and executed as a deed by the Acceding [Debtor]/[Third Party Security Provider]/[Topco Independent Obligor] and is delivered on the date stated above.

The Acceding Debtor /[Third Party Security Provider]/[Topco Independent Obligor]

[Executed as a Deed

By: [Full name of Acceding Debtor] /[Third Party Security Provider]/[Topco Independent Obligor]

)	Director
)
)	Director/Secretary

or

[Executed as a Deed

By: [Full name of Acceding Debtor] /[Third Party Security Provider]/[Topco Independent Obligor]

)	Director
)
)	Director/Secretary

[2]	Include this paragraph in the relevant [Debtor]/[Third Party Security Provider]/[Topco Independent Obligor] Creditor/Agent Accession Undertaking if the Acceding Debtor is also to accede as an Intra-Group Lender to the Intercreditor Agreement.

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Name of witness:

Address of witness:

Occupation of witness:]

Address for notices:

Address:

The Security Agent

By: [Full name of Current Security Agent]

Date: [ ]

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SCHEDULE 2

Form of Creditor/Agent Accession Undertaking3

To:	[Insert full name of current Security Agent] for itself and each of the other parties to the Intercreditor Agreement referred to below.

[To: [Insert full name of current Senior Agent] as Senior Agent.]4

[To: [Insert full name of current Super Senior Agent] as Super Senior Agent.]5 From: [Acceding Creditor/Agent]

This Undertaking is made on [date] by [insert full name of applicable party (the “Acceding Party”) in relation to the intercreditor agreement (the “Intercreditor Agreement”) dated [•] between, amongst others, [•] as Company, [•] as security agent, [•] as senior agent and the other Creditors and the other Debtors (each as defined in the Intercreditor Agreement). Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Undertaking, bear the same meanings when used in this Undertaking.

In consideration of the Acceding Party being accepted as a [insert applicable defined terms and capacity] for the purposes of the Intercreditor Agreement, the Acceding Party confirms that, as from [date], it intends to be party to the Intercreditor Agreement as a [insert applicable defined terms and capacity] and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a [insert applicable defined terms and capacity] and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement (including the appointment of the Security Agent under Clause [•] (The Security Agent) of the Intercreditor Agreement).

[The Acceding Party is an Affiliate of a Senior Lender and has become a provider of an Ancillary Facility. In consideration of the Acceding Party being accepted as an Ancillary Lender for the purposes of the Senior Facilities Agreement, the Acceding Party confirms, for the benefit of the parties to the Senior Facilities Agreement, that, as from [date], it intends to be party to the Senior Facilities Agreement as an Ancillary Lender, and undertakes to perform all the obligations expressed [in the Senior Facilities Agreement] to be assumed by a Senior Finance Party and agrees that it shall be bound by all the provisions of the Senior Facilities Agreement, as if it had been an original party to the Senior Facilities Agreement as an Ancillary Lender.]

[The Acceding Party is an Affiliate of a Super Senior Lender and has become a provider of an Ancillary Facility. In consideration of the Acceding Party being accepted as an Ancillary Lender for the purposes of the Permitted Super Senior Secured Facilities Agreement, the Acceding Party confirms, for the benefit of the parties to the Permitted Super Senior Secured Facilities Agreement, that, as from [date], it intends to be party to the Permitted Super Senior Secured Facilities Agreement as an Ancillary Lender, and undertakes to perform all the obligations expressed in the Permitted Super Senior Secured Facilities Agreement to be assumed by a Super Senior Finance Party and agrees that it shall be bound by all the provisions of the Permitted Super Senior Secured Facilities Agreement, as if it had been an original party to the Permitted Super Senior Secured Facilities Agreement as an Ancillary Lender.]

The Acceding Party expressly ratifies and approves any and all acts done by the Security Agent on its behalf prior to execution by the Acceding Party of this [Creditor/Agent] Accession Undertaking.

[3]	To be executed by way of exchange of correspondence or in front of a notary outside of Italy to the extent an Italian entity is a party.

[4]	Include only in the case of an Ancillary Lender which is an Affiliate of a Senior Lender.

[5]	Include only in the case of an Ancillary Lender which is an Affiliate of a Super Senior Lender.

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This Undertaking and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS UNDERTAKING has been entered into as delivered on the date stated above.

Acceding [Creditor/Agent]

[Executed as a Deed]

[insert full name of Acceding	)

Creditor/Agent]	)	By:

Address:

Accepted by the Security Agent	)

for and on behalf of	)	Signed:

[Insert full name of current Security Agent ]	)	Date:

[Accepted by the Senior Agent]	)

for and on behalf of	)	Signed

[Insert full name of Senior Agent]	)	Date][6]

[Accepted by the Super Senior Agent]	)

for and on behalf of	)	Signed

[Insert full name of Super Senior Agent]	)	Date][7]

[6]	Include only in the case of an Affiliate of a Senior Lender.

[7]	Include only in the case of an Affiliate of a Super Senior Lender.

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SCHEDULE 3

Form of Debtor Resignation Request

To:	[•] as Security Agent

From:	[resigning Debtor] and [the Company]

Dated:

Dear Sirs,

Intercreditor Agreement dated [•] between, amongst others, [•] as Company, [•] as security agent, [•] as senior agent, the other Creditors and the other Debtors (each as defined in the Intercreditor Agreement) (the “Intercreditor Agreement”).

1.	We refer to the Intercreditor Agreement. This is a Debtor Resignation Request. Terms defined in the Intercreditor Agreement have the same meaning in this Debtor Resignation Request unless given a different meaning in this Debtor Resignation Request.

2.	Pursuant to Clause 21.23 (Resignation of a Debtor) of the Intercreditor Agreement we request that [resigning Debtor] be released from its obligations as a Debtor under the Intercreditor Agreement.

3.	We confirm that:

no Event of Default is continuing or would result from the acceptance of this request; [and]

[Add relevant confirmation from Clause 21.23 (Resignation of a Debtor)].

4.	This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[the Company]	[resigning Debtor]

By:	By:

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SCHEDULE 4

The Original Debtors

	Jurisdiction of	Registered number or
Name	incorporation	equivalent
Bending Spoons Operations S.p.A.	Italy	13368510965

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SCHEDULE 5

The Original Intra-Group Lenders

	Jurisdiction of	Registered number or
Name	incorporation	equivalent
Bending Spoons Operations S.p.A.	Italy	13368510965

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SCHEDULE 6

Enforcement Principles

1.	In this Schedule 6:

“Enforcement Objective” means maximising, to the extent consistent with a prompt and expeditious realisation of value, the value realised from Enforcement.

“Fairness Opinion” means, in respect of any Enforcement, an opinion from an internationally recognised investment bank, firm of accounts or third party professional firm which is regularly engaged in providing valuations in respect of the relevant type and size of the assets concerned (a “Financial Adviser”) that the proceeds received or recovered in connection with that Enforcement are fair from a financial point of view taking into account all relevant circumstances.

2.	Any Enforcement pursuant to Clause 13 (Enforcement of Transaction Security on or after the Designation Date) shall be consistent with the Enforcement Objective.

3.	Without prejudice to the Enforcement Objective, the Transaction Security will be enforced and other action as to Enforcement will be taken such that either:

(a)	to the extent the STLDD Instructing Group is the Majority Super Senior Creditors, all proceeds of Enforcement are received by the Security Agent in cash for distribution in accordance with Clause 16 (Application of Proceeds); or

(b)	to the extent the STLDD Instructing Group is the Majority Senior Secured Creditors or Enforcement Action is taken by either the Majority Second Lien Creditors or, as the case may be, the Majority Topco Creditors either:

(i)	all proceeds of Enforcement are received by the Security Agent in cash for distribution in accordance with Clause 16 (Application of Proceeds); or

(ii)	sufficient proceeds from Enforcement will be received by the Security Agent in cash to ensure that, when the proceeds are applied in accordance with Clause 16 (Application of Proceeds), the Super Senior Discharge Date will occur (unless the Majority Super Senior Creditors agree otherwise).

4.	On:

(a)	a proposed Enforcement in relation to assets comprising Charged Property other than shares in a member of the Group over which Transaction Security exists, where the aggregate book value of such assets exceeds €5,000,000 (or its equivalent in any other currency or currencies); or

(b)	a proposed Enforcement in relation to Charged Property comprising some or all of the shares in a member of the Group over which Transaction Security exists,

which, in either case, is not being effected through a Competitive Sales Process, the Security Agent shall, if requested by the Majority Super Senior Creditors or the Majority Senior Secured Creditors, appoint a Financial Adviser to provide a Fairness Opinion in relation to that Enforcement, provided that the Security Agent shall not be required to appoint a Financial Adviser nor obtain a Fairness Opinion if a proposed Enforcement:

(i)	would result in the receipt of sufficient Enforcement Proceeds in cash by the Security Agent to ensure that, after application in accordance with Clause 16 (Application of Proceeds):

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(A)	in the case of an Enforcement requested by the Majority Super Senior Creditors, the Senior Secured Discharge Date would occur; or

(B)	in the case of an Enforcement requested by the Majority Senior Secured Creditors, the Super Senior Discharge Date would occur;

(ii)	is in accordance with any applicable law; and

(iii)	complies with Clause 15.2 (Distressed Disposals).

5.	The Security Agent shall be under no obligation to appoint a Financial Adviser or to seek the advice of a Financial Adviser unless expressly required to do so by this Schedule 6 or any other provision of this Agreement.

6.	The Fairness Opinion (or any equivalent opinion obtained by the Security Agent in relation to any other Enforcement of the Transaction Security that such action is fair from a financial point of view after taking into account all relevant circumstances) will be conclusive evidence that the Enforcement Principles have been met.

7.	In the absence of written notice from a Secured Creditor or group of Secured Creditors, that such Secured Creditor(s) object to any enforcement of any Transaction Security on the grounds that such Enforcement Action does not aim to achieve the Enforcement Objective, the Security Agent is entitled to assume that such enforcement of any Transaction Security is in accordance with the Enforcement Objective.

8.	If the Security Agent is unable to obtain a Fairness Opinion after attempting to do so (and after considering making such modifications to the enforcement process as may be reasonably available and consistent with the Enforcement Principles to obtain such opinion) because such opinions are not generally available in the market in such circumstances it shall notify each Senior Creditor Representative and may proceed to enforce any Transaction Security without needing to demonstrate (by way of a Fairness Opinion or otherwise) that such enforcement is aiming to achieve the Enforcement Objective.

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SCHEDULE 7

Hedge Counterparties’ Guarantee and Indemnity

1.	Guarantee and indemnity

Each Hedging Guarantor irrevocably and unconditionally jointly and severally, subject to paragraphs 11 (Guarantee Limitations: General) to 16 (Additional Guarantee Limitations) (inclusive) below:

(a)	guarantees to each Hedge Counterparty punctual performance by each other Hedging Debtor of all that Hedging Debtor’s obligations under the Hedging Agreements;

(b)	undertakes with each Hedge Counterparty that whenever another Hedging Debtor does not pay any amount when due (allowing for any applicable grace period) under or in connection with any Hedging Agreement, that Hedging Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Hedge Counterparty that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Hedge Counterparty immediately on demand against any cost, loss or liability it incurs as a result of the Company or a Hedging Debtor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Hedging Agreement on the date when it would have been due.

The amount payable by a Hedging Guarantor under this indemnity will not exceed the amount it would have had to pay under this Schedule 7 if the amount claimed had been recoverable on the basis of a guarantee.

2.	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Company or any Hedging Debtor under the Hedging Agreements, regardless of any intermediate payment or discharge in whole or in part.

3.	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of the Company or any Hedging Debtor or any security for those obligations or otherwise) is made by a Hedge Counterparty in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Hedging Guarantor under this Schedule 7 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

4.	Waiver of defences

Subject to paragraphs 11 (Guarantee Limitations: General) to 16 (Additional Guarantee Limitations) (inclusive) below, the obligations of each Hedging Guarantor under this Schedule 7 will not be affected by an act, omission, matter or thing which, but for this Schedule 7, would reduce, release or prejudice any of its obligations under this Schedule 7 (without limitation and whether or not known to it or any Hedge Counterparty) including:

(a)	any time, waiver or consent granted to, or composition with, any Hedging Debtor or other person;

(b)	the release of any other Hedging Debtor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

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(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Hedging Debtor or other person or any non-presentation or non observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Hedging Debtor or any other person;

(e)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Hedging Agreement or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Hedging Agreement or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Hedging Agreement or any other document or security; or

(g)	any insolvency or similar proceedings.

5.	Hedging Guarantor Intent

Without prejudice to the generality of paragraph 4 (Waiver of defences), but subject to the guarantee limitations set out in paragraphs 11 (Guarantee Limitations: General) to 16 (Additional Guarantee Limitations) (inclusive) below, each Hedging Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Hedging Agreements and/or any facility or amount made available under any of the Hedging Agreements for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

6.	Immediate recourse

Each Hedging Guarantor waives any right it may have of first requiring any Hedge Counterparty (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Hedging Guarantor under this Schedule 7. This waiver applies irrespective of any law or any provision of a Hedging Agreement to the contrary.

7.	Appropriations

Until all amounts which may be or become payable by the Hedging Debtors under or in connection with the Hedging Agreements have been irrevocably paid in full, each Hedge Counterparty (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Hedge Counterparty (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Hedging Guarantor shall be entitled to the benefit of the same; and

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(b)	in respect of any amounts received or recovered by any Hedge Counterparty after a claim pursuant to this guarantee in respect of any sum due and payable by any Hedging Debtor under this Schedule 7 place such amounts in a suspense account (bearing interest at a market rate usual for accounts of that type) unless and until such moneys are sufficient in aggregate to discharge in full all amounts then due and payable under this guarantee or any other Hedging Agreement.

8.	Deferral of Hedging Guarantors’ rights

Until all amounts which may be or become payable by the Hedging Debtors under or in connection with the Hedging Agreements have been irrevocably paid in full and unless the Security Agent otherwise directs, no Hedging Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Hedging Agreements or by reason of any amount being payable, or liability arising, under this Schedule 7:

(a)	to be indemnified by a Hedging Debtor;

(b)	to claim any contribution from any other guarantor of any Hedging Debtor’s obligations under the Hedging Agreements;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Hedge Counterparties under the Hedging Agreements or of any other guarantee or security taken pursuant to, or in connection with, the Hedging Agreements by any Hedge Counterparty;

(d)	other than where a Hedge Counterparty has acted fraudulently or with wilful misconduct, to bring legal or other proceedings for an order requiring any Hedging Debtor to make any payment, or perform any obligation, in respect of which any Hedging Guarantor has given a guarantee, undertaking or indemnity under paragraph 1 (Guarantee and indemnity) above;

(e)	to exercise any right of set off against any Hedging Debtor; and/or

(f)	to claim or prove as a creditor of any Hedging Debtor in competition with any Hedge Counterparty,

in each case, unless the exercise of any such right is necessary or advisable to avoid any risk of personal or criminal liability for any current or former managing director of that Hedging Debtor.

If a Hedging Guarantor receives any benefit, payment or distribution in relation to such rights it shall, other than to the extent such Hedging Guarantor is permitted to retain such benefit, payment or distribution in accordance with the Intercreditor Agreement hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Hedge Counterparties by the Hedging Debtors under or in connection with the Hedging Agreements to be repaid in full on trust for, or if the concept of trust is not recognised in the jurisdiction of incorporation of that Hedging Guarantor, for the benefit of (to the extent it is able to do so in accordance with any law applicable to it) the Hedge Counterparties and shall promptly pay or transfer the same, but subject to the limitations and exceptions provided in this Schedule 7 to the Security Agent or as the Security Agent may direct for application in accordance with Clause 16 (Application of Proceeds).

9.	Release of Hedging Guarantors’ right of contribution

If any Hedging Guarantor (a “Retiring Hedging Guarantor”) ceases to be a Hedging Guarantor in accordance with the terms of the Hedging Agreements for the purpose of any sale

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or other disposal of that Retiring Hedging Guarantor or any of its Holding Companies then on the date such Retiring Hedging Guarantor ceases to be a Hedging Guarantor:

(a)	that Retiring Hedging Guarantor is released by each other Hedging Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Hedging Guarantor arising by reason of the performance by any other Hedging Guarantor of its obligations under the Hedging Agreements; and

(b)	each other Hedging Guarantor waives any rights it may have by reason of the performance of its obligations under the Hedging Agreements to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Hedge Counterparties under any Hedging Agreement or of any other security taken pursuant to, or in connection with, any Hedging Agreement where such rights or security are granted by or in relation to the assets of the Retiring Hedging Guarantor.

10.	Additional security

The guarantee contained in this Schedule 7 is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Hedge Counterparty.

11.	Guarantee Limitations: General

(a)	Without limiting any specific exemptions set out below:

(i)	no Hedging Guarantor’s obligations and liabilities under this Schedule 7 and under any other guarantee or indemnity provision in a Hedging Agreement (the “Hedging Guarantee Obligations”) will extend to include any obligation or liability; and

(ii)	no Transaction Security granted by a Hedging Guarantor will secure any Hedging Guarantee Obligation,

if to the extent doing so would be unlawful financial assistance (notwithstanding any applicable exemptions and/or undertaking of any applicable prescribed whitewash or similar financial assistance procedures) in respect of the acquisition of shares in itself or its Holding Company or a member of the Group under the laws of its jurisdiction of incorporation.

(b)	If, notwithstanding paragraph (a) above, the giving of the guarantee in respect of the Hedging Guarantee Obligations or Transaction Security would be unlawful financial assistance, then, to the extent necessary to give effect to paragraph (a) above, the obligations under the Hedging Agreements will be deemed to have been split into two tranches; “Tranche 1” comprising those obligations which can be secured by the Hedging Guarantee Obligations or Transaction Security without breaching or contravening relevant financial assistance laws and “Tranche 2” comprising the remainder of the obligations under the Hedging Agreements. The Tranche 2 obligations will be excluded from the relevant Hedging Guarantee Obligations and will be allocated to the hedging to which those obligations relate, to the extent that can be determined. The obligations of each Hedging Guarantor under this Schedule 7 at any time shall be limited to the maximum amount as will result in such obligations not constituting a fraudulent conveyance or fraudulent transfer under any bankruptcy or insolvency law.

12.	[Reserved]

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13.	Italian Guarantee Limitations

(a)	In this paragraph 13 “Italian Hedging Guarantor” means a Hedging Guarantor incorporated under the laws of Italy.

(b)	Notwithstanding any provisions to the contrary in any Debt Document, the obligations of any Italian Hedging Guarantor under this Schedule 7 in respect of the obligations and liabilities of any Hedging Debtor which is not a subsidiary (pursuant to article 2359, paragraph 1, numbers 1 and/or 2, of the Italian Civil Code) of such Italian Hedging Guarantor shall not exceed, at any time, an amount equal to the aggregate of:

(i)	the aggregate outstanding amount of any obligations under any Hedging Agreements entered into by such Italian Hedging Guarantor (or any of its direct or indirect subsidiaries pursuant to article 2359, paragraph 1, numbers 1 and/or 2, of the Italian Civil Code) and outstanding at the time of the enforcement of the guarantee; and

(ii)	the aggregate outstanding amount of any obligations under any Hedging Agreements entered into in connection with any loans which proceeds, in whole or in part, have been used for the purpose of making available any intercompany loans or other financial support in any form (such term, for the avoidance of doubt, not including equity contributions), to such Italian Hedging Guarantor (or any of its direct or indirect subsidiaries pursuant to article 2359, paragraph 1, numbers 1 and/or 2, of the Italian Civil Code) by any Hedging Debtor (whether directly or indirectly) outstanding as at the time of the enforcement of the guarantee, provided that, in order to comply with the provisions of Italian law in relation to financial assistance (including article 2358 and/or article 2474, as applicable, of the Italian Civil Code), no Italian Hedging Guarantor shall be liable as Hedging Guarantor under a Hedging Agreement in relation to:

(A)	the obligations of any Hedging Debtor, as Hedging Debtor or as Hedging Guarantor in respect of any Hedging Agreement which relates to any loans, directly or indirectly, which is used or intended to be used, directly or indirectly, to finance the acquisition of such Italian Hedging Guarantor (or any of its direct or indirect holding companies) or the subscription of any shares of such Italian Hedging Guarantor (or any of its direct or indirect holding companies) (or to refinance, directly or indirectly, any existing indebtedness incurred for such purposes) and/or the payment of any fees, costs and expenses, stamp, registration or other Taxes in connection therewith; and

(B)	the obligations of any Hedging Debtor under any guarantee given by such Hedging Debtor under this Schedule 7 in respect of the obligations referred to in paragraph (A) above,

in each case and in any event subject to clause 29 (Guarantee Limitations) of the Intercreditor Agreement, and provided further that, notwithstanding any provision to the contrary under this Agreement or any other Debt Document, no Italian Hedging Guarantor shall be liable as a Guarantor under this Agreement in relation to the obligations of any Hedging Debtor, which is not a subsidiary (pursuant to article 2359, paragraph 1, numbers 1 and/or 2, of the Italian Civil Code) of such Italian Hedging Guarantor, in respect of any obligations under any Hedging Agreements entered into by such Hedging Debtor in excess of an amount equal to the amount that such Italian Hedging Guarantor is entitled to set-off against its claims of recourse or subrogation (regresso or surrogazione) arising as a result of any payment made by such Hedging Debtorunder the guarantee given pursuant to this paragraph 13 (the “Set-Off Right”),

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it being agreed that any provision establishing a deferral of Guarantors’ rights in any Debt Documents, including in this Agreement, shall not prejudice, and will not apply to, the Set-Off Right.

(c)	Notwithstanding any provision to the contrary herein and/or in any Debt Document, in order to comply with the mandatory provisions of Italian law in relation to (i) maximum interest rates (including the Italian Usury Law and article 1815 of the Italian Civil Code), and (ii) capitalization of interests (including article 1283 of the Italian Civil Code and article 120 of the Italian Legislative Decree No. 385 of 1 September 1993), the obligations of any Italian Hedging Guarantor under this Schedule 7 shall not include, and shall not extend to (x) any interest qualifying as usurious pursuant to the Italian Usury Law and (y) any interest on overdue amounts compounded in violation of the provisions set forth by article 1283 of the Italian Civil Code and/or article 120 of the Italian Legislative Decree No. 385 of 1 September 1993, respectively.

(d)	Without prejudice to paragraph (b) above, in any event, pursuant to article 1938 of the Italian Civil Code and notwithstanding anything set out in any Debt Document to the contrary, the maximum amount that any Italian Hedging Guarantor may be required to pay in respect of its obligations as Hedging Guarantor under any Hedging Agreement shall not exceed 120 per cent. of the Hedging Purchase Amount.

14.	[Reserved]

15.	Excluded Swap Obligations

(a)	Notwithstanding anything to the contrary in any Debt Document, the guarantee contained in this Schedule 7 does not apply to any Excluded Swap Obligation of any Hedging Guarantor.

(b)	In this paragraph 15 (Excluded Swap Obligations):

“CEA” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute;

“Excluded Swap Obligation” means, with respect to any Hedging Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Hedging Guarantor that relates to such Swap Obligation (or any guarantee thereof) is or becomes illegal under the CEA or any rule, regulation or order of the US Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Hedging Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee given by such Hedging Guarantor becomes effective with respect to such Swap. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal;

“Swap” means any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the CEA; and

“Swap Obligation” means, with respect to any person, any obligation to pay or perform under any Swap.

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16.	Additional Guarantee Limitations

The guarantee of any acceding Debtor which is a Hedging Guarantor (an “Acceding Hedging Guarantor”) is subject to any limitations relating to that Acceding Hedging Guarantor on the amount guaranteed or to the extent of the recourse of the beneficiaries of the guarantee which is set out in the Debtor/Third Party Security Provider/Topco Independent Obligor Accession Undertaking applicable to such Acceding Hedging Guarantor and agreed with the Security Agent (acting reasonably in accordance with the Agreed Security Principles).

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SCHEDULE 8

Cash Management Facility Creditors’ Guarantee and Indemnity

1.	Guarantee and indemnity

Each Cash Management Facility Guarantor irrevocably and unconditionally jointly and severally subject to paragraphs 11 (Guarantee Limitations: General) to 16 (Additional Guarantee Limitations) (inclusive) below:

(a)	guarantees to each Cash Management Facility Creditor punctual performance by each other Cash Management Facility Debtor of all that Cash Management Facility Debtor’s obligations under the Cash Management Facility Finance Documents;

(b)	undertakes with each Cash Management Facility Creditor that whenever another Cash Management Facility Debtor does not pay any amount when due (allowing for any applicable grace period) under or in connection with any Cash Management Facility Finance Document, that Cash Management Facility Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Cash Management Facility Creditor that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Cash Management Facility Creditor immediately on demand against any cost, loss or liability it incurs as a result of the Company or a Cash Management Facility Debtor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Cash Management Facility Finance Document on the date when it would have been due.

The amount payable by a Cash Management Facility Guarantor under this indemnity will not exceed the amount it would have had to pay under this Schedule 8 if the amount claimed had been recoverable on the basis of a guarantee.

2.	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Company or any Cash Management Facility Debtor under the Cash Management Facility Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

3.	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of the Company or any Cash Management Facility Debtor or any security for those obligations or otherwise) is made by a Cash Management Facility Creditor in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Cash Management Facility Guarantor under this Schedule 8 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

4.	Waiver of defences

Subject to paragraphs 11 (Guarantee Limitations: General) to 16 (Additional Guarantee Limitations) (inclusive) below, the obligations of each Cash Management Facility Guarantor under this Schedule 8 will not be affected by an act, omission, matter or thing which, but for this Schedule 8, would reduce, release or prejudice any of its obligations under this Schedule 8 (without limitation and whether or not known to it or any Cash Management Facility Creditor) including:

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(a)	any time, waiver or consent granted to, or composition with, any Cash Management Facility Debtor or other person;

(b)	the release of any other Cash Management Facility Debtor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Cash Management Facility Debtor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Cash Management Facility Debtor or any other person;

(e)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Cash Management Facility Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Cash Management Facility Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Cash Management Facility Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

5.	Cash Management Facility Guarantor Intent

Without prejudice to the generality of paragraph 4 (Waiver of defences), but subject to the guarantee limitations set out in paragraphs 11 (Guarantee Limitations: General) to 16 (Additional Guarantee Limitations) below, each Cash Management Facility Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Cash Management Facility Finance Documents and/or any facility or amount made available under any of the Cash Management Facility Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

6.	Immediate recourse

Each Cash Management Facility Guarantor waives any right it may have of first requiring any Cash Management Facility Creditor (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Cash Management Facility Guarantor under this Schedule 8. This waiver applies irrespective of any law or any provision of a Cash Management Facility Finance Document to the contrary.

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7.	Appropriations

Until all amounts which may be or become payable by the Cash Management Facility Debtors under or in connection with the Cash Management Facility Finance Documents have been irrevocably paid in full, each Cash Management Facility Creditor (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Cash Management Facility Creditor (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Cash Management Facility Guarantor shall be entitled to the benefit of the same; and

(b)	in respect of any amounts received or recovered by any Cash Management Facility Creditor after a claim pursuant to this guarantee in respect of any sum due and payable by any Cash Management Facility Debtor under this Schedule 8 place such amounts in a suspense account (bearing interest at a market rate usual for accounts of that type) unless and until such moneys are sufficient in aggregate to discharge in full all amounts then due and payable under this guarantee or any other the Cash Management Facility Finance Document.

8.	Deferral of Cash Management Facility Guarantors’ rights

Until all amounts which may be or become payable by the Cash Management Facility Debtors under or in connection with the Cash Management Facility Finance Documents have been irrevocably paid in full and unless the Security Agent otherwise directs, no Cash Management Facility Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Cash Management Facility Finance Documents or by reason of any amount being payable, or liability arising, under this Schedule 8:

(a)	to be indemnified by a Cash Management Facility Debtor;

(b)	to claim any contribution from any other guarantor of any Cash Management Facility Debtor’s obligations under the Cash Management Facility Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Cash Management Facility Creditors under the Cash Management Facility Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Cash Management Facility Finance Documents by any Cash Management Facility Creditor;

(d)	other than where a Cash Management Facility Creditor has acted fraudulently or with wilful misconduct, to bring legal or other proceedings for an order requiring any Cash Management Facility Debtor to make any payment, or perform any obligation, in respect of which any Cash Management Facility Guarantor has given a guarantee, undertaking or indemnity under paragraph 1 (Guarantee and indemnity) above;

(e)	to exercise any right of set off against any Cash Management Facility Debtor; and/or

(f)	to claim or prove as a creditor of any Cash Management Facility Debtor in competition with any Cash Management Facility Creditor,

in each case, unless the exercise of any such right is necessary or advisable to avoid any risk of personal or criminal liability for any current or former managing director of that Cash Management Facility Debtor.

If a Cash Management Facility Guarantor receives any benefit, payment or distribution in relation to such rights it shall, other than to the extent such Cash Management Facility Debtor

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is permitted to retain such benefit, payment or distribution in accordance with the Cash Management Facility Finance Documents hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Cash Management Facility Creditors by the Cash Management Facility Debtors under or in connection with the Cash Management Facility Finance Documents to be repaid in full on trust for, or if the concept of trust is not recognised in the jurisdiction of incorporation of that Cash Management Facility Guarantor, for the benefit of (to the exent it is able to do so in accordance with any law applicable to it) the Cash Management Facility Creditors and shall promptly pay or transfer the same, but subject to the limitations and exceptions provided in this Schedule 8 to the Security Agent or as the Security Agent may direct for application in accordance with Clause 16 (Application of Proceeds).

9.	Release of Cash Management Facility Guarantors’ right of contribution

If any Cash Management Facility Guarantor (a “Retiring Cash Management Facility Guarantor”) ceases to be a Cash Management Facility Guarantor in accordance with the terms of the Cash Management Facility Finance Documents for the purpose of any sale or other disposal of that Retiring Cash Management Facility Guarantor or any of its Holding Companies then on the date such Retiring Cash Management Facility Guarantor ceases to be a Cash Management Facility Guarantor:

(a)	that Retiring Cash Management Facility Guarantor is released by each other Cash Management Facility Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Cash Management Facility Guarantor arising by reason of the performance by any other Cash Management Facility Guarantor of its obligations under the Cash Management Facility Finance Documents; and

(b)	each other Cash Management Facility Guarantor waives any rights it may have by reason of the performance of its obligations under the Cash Management Facility Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Cash Management Facility Creditors under any Cash Management Facility Finance Document or of any other security taken pursuant to, or in connection with, any Cash Management Facility Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Cash Management Facility Guarantor.

10.	Additional security

The guarantee contained in this Schedule 8 is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Cash Management Facility Creditor.

11.	Guarantee Limitations: General

(a)	Without limiting any specific exemptions set out below:

(i)	no Cash Management Facility Guarantor’s obligations and liabilities under this Schedule 8 and under any other guarantee or indemnity provision in a Cash Management Facility Finance Document (the “Cash Management Guarantee Obligations”) will extend to include any obligation or liability; and

(ii)	no Transaction Security granted by a Guarantor will secure any Guarantee Obligation,

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if to the extent doing so would be unlawful financial assistance (notwithstanding any applicable exemptions and/or undertaking of any applicable prescribed whitewash or similar financial assistance procedures) in respect of the acquisition of shares in itself or its Holding Company or a member of the Group under the laws of its jurisdiction of incorporation.

(b)	If, notwithstanding paragraph (a) above, the giving of the guarantee in respect of the Cash Management Guarantee Obligations or Transaction Security would be unlawful financial assistance, then, to the extent necessary to give effect to paragraph (a) above, the obligations under the Cash Management Facility Finance Documents will be deemed to have been split into two tranches; “Tranche 1” comprising those obligations which can be secured by the Cash Management Guarantee Obligations or Transaction Security without breaching or contravening relevant financial assistance laws and “Tranche 2” comprising the remainder of the obligations under the Cash Management Facility Finance Documents. The Tranche 2 obligations will be excluded from the relevant Cash Management Guarantee Obligations and will be allocated to the facility or loan to which those obligations related, to the extent that can be determined. The obligations of each Cash Management Facility Guarantor under this Schedule 8 at any time shall be limited to the maximum amount as will result in such obligations not constituting a fraudulent conveyance or fraudulent transfer under any bankruptcy or insolvency law

12.	[Reserved]

13.	Italian Guarantee Limitations

(a)	In this paragraph 13 “Italian Cash Management Facility Guarantor” means a Cash Management Facility Guarantor incorporated under the laws of Italy.

(b)	Notwithstanding any provisions to the contrary in any Debt Document, the obligations of any Italian Cash Management Facility Guarantor under this Schedule 8 in respect of the obligations and liabilities of any Cash Management Facility Debtor which is not a subsidiary (pursuant to article 2359, paragraph 1, numbers 1 and/or 2, of the Italian Civil Code) of such Italian Cash Management Facility Guarantor shall not exceed, at any time, an amount equal to the aggregate of:

(i)	the aggregate principal amount of any Cash Management Facility at any time advanced to such Italian Cash Management Facility Guarantor (or any of its direct or indirect subsidiaries pursuant to article 2359, paragraph 1, numbers 1 and/or 2, of the Italian Civil Code) as borrower under any Cash Management Facility and outstanding at the time of the enforcement of the guarantee; and

(ii)	the aggregate principal amount of any intercompany loans or other financial support in any form (such term, for the avoidance of doubt, not including equity contributions), advanced to such Italian Cash Management Facility Guarantor (or any of its direct or indirect subsidiaries pursuant to article 2359, paragraph 1, numbers 1 and/or 2, of the Italian Civil Code) by any Cash Management Facility Debtor (whether directly or indirectly) and outstanding as at the date of enforcement of the guarantee, provided that, in order to comply with the provisions of Italian law in relation to financial assistance (including article 2358 and/or article 2474, as applicable, of the Italian Civil Code), no Italian Cash Management Facility Guarantor shall be liable as a Cash Management Facility Guarantor under the Cash Management Facility Finance Documents in relation to:

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(A)	the obligations of any Cash Management Facility Debtor, as borrower or as Cash Management Facility Guarantor in respect of any Cash Management Facility which is used or intended to be used, directly or indirectly, to finance the acquisition of such Italian Cash Management Facility Guarantor (or any of its direct or indirect holding companies) or the subscription of any shares of such Italian Cash Management Facility Guarantor (or any of its direct or indirect holding companies) (or to refinance, directly or indirectly, any existing indebtedness incurred for such purposes) and/or the payment of any fees, costs and expenses, stamp, registration or other Taxes in connection therewith; and

(B)	the obligations of any Cash Management Facility Debtor under any guarantee given by such Cash Management Facility Debtor under this Schedule 8 in respect of the obligations referred to in paragraph (A) above, in each case and in any event subject to clause 29 (Guarantee Limitations) of the Intercreditor Agreement, and provided further that, notwithstanding any provision to the contrary under this Agreement or any other Debt Document, no Italian Cash Management Facility Guarantor shall be liable as a Guarantor under this Agreement, in respect of any Cash Management Facility, in relation to the obligations of any Cash Management Facility Debtor, which is not a subsidiary (pursuant to article 2359, paragraph 1, numbers 1 and/or 2, of the Italian Civil Code) of such Italian Cash Management Facility Guarantor, in respect of any amounts owed under any Cash Management Facility and any Cash Management Facility Document in excess of an amount equal to the amount that such Italian Cash Management Facility Guarantor is entitled to set-off against its claims of recourse or subrogation (regresso or surrogazione) arising as a result of any payment made by such Cash Management Facility Debtor under the guarantee given pursuant to this paragraph 13 (the “Set-Off Right”), it being agreed that any provision establishing a deferral of Guarantors’ rights in any Debt Documents, including in this Agreement, shall not prejudice, and will not apply to, the Set-Off Right.

(c)	Notwithstanding any provision to the contrary herein and/or in any Cash Management Facility Finance Documents, in order to comply with the mandatory provisions of Italian law in relation to (i) maximum interest rates (including the Italian Usury Law and article 1815 of the Italian Civil Code), and (ii) capitalization of interests (including article 1283 of the Italian Civil Code and article 120 of the Italian Legislative Decree No. 385 of 1 September 1993), the obligations of any Italian Cash Management Facility Guarantor under this Schedule 8 shall not include, and shall not extend to (x) any interest qualifying as usurious pursuant to the Italian Usury Law and (y) any interest on overdue amounts compounded in violation of the provisions set forth by article 1283 of the Italian Civil Code and/or article 120 of the Italian Legislative Decree No. 385 of 1 September 1993, respectively.

(d)	Without prejudice to paragraph (b) above, in any event, pursuant to article 1938 of the Italian Civil Code and notwithstanding anything set out in any Debt Document to the contrary, the maximum amount that any Italian Cash Management Facility Guarantor may be required to pay in respect of its obligations as Cash Management Facility Guarantor under Cash Management Facility Document shall not exceed 120 per cent. of the Cash Management Facility Commitments.

14.	[Reserved]

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15.	Excluded Swap Obligations

(a)	Notwithstanding anything to the contrary in any Debt Document, the guarantee contained in this Schedule 8 does not apply to any Excluded Swap Obligation of any Cash Management Facility Guarantor.

(b)	In this paragraph 15 (Excluded Swap Obligations):

“CEA” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute;

“Excluded Swap Obligation” means, with respect to any Cash Management Facility Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Cash Management Facility Guarantor that relates to such Swap Obligation (or any guarantee thereof) is or becomes illegal under the CEA or any rule, regulation or order of the US Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Cash Management Facility Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee given by such Cash Management Facility Guarantor becomes effective with respect to such Swap. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal;

“Swap” means any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the CEA; and

“Swap Obligation” means, with respect to any person, any obligation to pay or perform under any Swap.

16.	Additional Guarantee Limitations

The guarantee of any acceding Debtor which is a Cash Management Facility Guarantor (an “Acceding Cash Management Facility Guarantor”) is subject to any limitations relating to that Acceding Cash Management Facility Guarantor on the amount guaranteed or to the extent of the recourse of the beneficiaries of the guarantee which is set out in the Debtor/Third Party Security Provider/Topco Independent Obligor Accession Undertaking applicable to such Acceding Cash Management Facility Guarantor and agreed with the Security Agent (acting reasonably in accordance with the Agreed Security Principles).

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SCHEDULE 9

Form of New Debt Financing Designation Certificate

To:	[•] as Security Agent and [•] as each Agent

From:	[The Company]

Dated:

Dear Sirs,

Intercreditor Agreement dated [•] between, amongst others, [•] as Company, [•] as Security Agent, [•] as senior agent, the other Creditors and the other Debtors (each as defined in the Intercreditor Agreement) (the “Intercreditor Agreement”).

1.	We refer to the Intercreditor Agreement. This is a New Debt Financing Designation Certificate. Terms defined in the Intercreditor Agreement have the same meaning in this New Debt Financing Designation Certificate unless given a different meaning in this New Debt Financing Designation Certificate.

2.	We refer to a New Debt Financing constituted by [insert description of instrument e.g. loan; facility; indenture; other debt arrangement] (the “Applicable Agreement”) in an amount of [insert (if applicable) principal amount] with [insert names of applicable agents, trustees or as applicable lenders] (the “Applicable Financing”).

3.	We certify that the Applicable Financing (and its ranking and status for the purposes of this Agreement as designated in paragraphs 4 and 5 of this Certificate) and the entry into of the agreement documenting the Applicable Financing is not prohibited under the terms of any Finance Document as at the date of entry into thereof and the Effective Date.

4.	We hereby designate the Applicable Financing as [insert type of ranking and status - eg Acquired Indebtedness; Super Senior Facility; a Senior Facility; a Cash Management Facility; a [Super Senior / Pari Passu] Hedging Liabilities; a Second Lien Facility; a Topco Facility; Senior Secured Notes; Second Lien Notes; Topco Notes etc].

5.	We hereby designate the Applicable Agreement as [insert nature of Agreement - eg a Permitted Super Senior Secured Facilities Agreement; a Permitted Senior Secured Facilities Agreement; a Cash Management Facility Document; a Hedging Agreement; a Second Lien Facility Agreement; a Topco Facility Agreement; applicable instrument in respect of applicable Notes; an Unsecured Finance Document].

We hereby designate [insert date] as the “Specified Date”.

[We hereby designate the [existing Agent] as a Super Senior Agent].

This certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

[The Company]

By:

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SCHEDULE 10

Form of Designation Certificate

To:	[•] as [Insert name of Creditor/Security Agent/each Agent as applicable]

From:	[The Company]

Dated:

Dear Sirs,

Intercreditor Agreement dated [•] between, amongst others, [•] as Company, [•] as security agent, [•] as senior agent, the other Creditors and the other Debtors (each as defined in the Intercreditor Agreement) (the “Intercreditor Agreement”).

1.	We refer to the Intercreditor Agreement. Terms defined in the Intercreditor Agreement have the same meaning in this Certificate unless given a different meaning in this Certificate.

2.	We refer to [the definition of / Clause] [•] and the requirement that the Company make a [designation / determination / request / direction / confirmation / nomination / certification] thereunder (the “Applicable Provision”).

3.	For the purposes of the Applicable Provision, the Company [designates / determines / requests / directs / confirms / nominates / certifies] [•].

4.	This certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

[The Company]

By:

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SCHEDULE 11

Form of Super Senior Hedging Designation Certificate

To:	[•] as Security Agent

From:	[The Company]

Dated:

Dear Sirs,

Intercreditor Agreement dated [•] between, amongst others, [•] as Company, [•] as security agent, [•] as senior agent, the other Creditors and the other Debtors (each as defined in the Intercreditor Agreement) (the “Intercreditor Agreement”).

1.	We refer to the Intercreditor Agreement. This is a Super Senior Hedging Designation Certificate. Terms defined in the Intercreditor Agreement have the same meaning in this Super Senior Hedging Designation Certificate unless given a different meaning in this Super Senior Hedging Designation Certificate.

Pursuant to Clause 4.17 (Designation of Super Senior Hedging Liabilities) of the Intercreditor Agreement we request that with effect from the date of delivery of this Super Senior Hedging Designation Certificate:

(a)	[the Hedging Liabilities owed to [name of new Super Senior Hedge Counterparty] under [details of Hedging Agreement and/or trade confirmation or other equivalent documentation to be inserted] shall be designated and treated as Super Senior Hedging Liabilities and we confirm that such designation is not prohibited by the Finance Documents[.][; and/or

(b)	the Hedging Liabilities owed to [name of existing Super Senior Hedge Counterparty] under [details of Hedging Agreement and/or trade confirmation or other equivalent documentation to be inserted] [have expired or are no longer outstanding and] shall no longer be designated as Super Senior Hedging Liabilities.]

This certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

[The Company]

By:

[The Hedge Counterparty]

By:

265

EXHIBIT D

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of [ ], 20[ ] (the “Joinder Agreement” or this “Agreement”), by and among [NEW LENDERS] (each, a “New Lender” and, collectively, the “New Lenders”), Bending Spoons US Inc., a Delaware corporation (the “Borrower”), Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy (the “Company”) and JPMorgan Chase Bank, N.A. (the “Administrative Agent”).

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of January 2, 2026 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined in the Credit Agreement are used herein as therein defined), among the Borrower, the Company, the Lenders and Issuing Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Intesa Sanpaolo S.p.A., as Security Agent; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may establish New Loan Commitments by, among other things, entering into one or more Joinder Agreements with New Lenders;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

I.            Each New Lender party hereto hereby agrees to commit to provide its New Loan Commitment, as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

II.            Each New Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, any other New Lender or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes, with express consent pursuant to articles 1394 and 1395 of the Italian civil code, the Administrative Agent and/or the Security Agent to take such action as agent on its behalf (and in its capacity as mandatario con rappresentanza) and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent and the Security Agent, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a New Lender.

III.            Each New Lender hereby agrees to make its respective Commitment on the following terms and conditions:

1.            Applicable Margin. The Applicable Margin for each New Term Loan shall mean, as of any date of determination, a percentage per annum as set forth below:

[INSERT PRICING]

2.            [Principal Payments. The Borrower shall make principal payments on the New Term Loan in installments on the dates and in the amounts set forth below:

(A)	(B)
Scheduled
Repayment
of New Term
Payment Date	Loans
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$

][Maturity Date. The Borrower shall repay the then unpaid principal amount of the New Term Loans outstanding on [     ].]

3.            Voluntary and Mandatory Prepayments. Scheduled installments of principal of the New Term Loans set forth above shall be reduced in connection with any optional or mandatory prepayments of the New Term Loans in accordance with Sections 2.11 and 2.12 of the Credit Agreement respectively.

4.            Proposed Borrowing. This Agreement represents the Borrower’s request to borrow New Term Loans from the New Lenders as follows (the “Proposed Borrowing”):

Business Day of Proposed Borrowing:              ,

Amount of Proposed Borrowing: $

Interest rate option:

a.	ABR Loan(s)

b.	Term Benchmark Loan(s) with an initial Interest Period of [•] months]

5.            [New Lenders. Each New Lender acknowledges and agrees that upon its execution of this Agreement and the making of New Term Loans, such New Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.]1

6.            Credit Agreement Governs. Except as set forth in this Agreement, the New Term Loans shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

7.            Certification. By its execution of this Agreement, the undersigned officer on behalf of the Borrower certifies that no Default or Event of Default shall exist on the date hereof immediately after giving effect to the New Term Loans.

8.            Notice. For purposes of the Credit Agreement, the initial notice address of each New Lender shall be as set forth below its signature below.

1 Insert bracketed language if the lending institution is not already a Lender.

9.            Tax Documentation. For each New Lender, delivered herewith to the Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such New Lender may be required to deliver to Administrative Agent pursuant to Section 2.20 of the Credit Agreement.

10.            Recordation of the New Loans. Upon execution, delivery and effectiveness hereof, the Administrative Agent will record the New Term Loans made by each New Lender in the Register.

11.            Amendment, Modification and Waiver. This Agreement may not be amended, waived, supplemented or otherwise modified except (i) prior to the effectiveness of this Agreement, by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto, and (ii) upon and following the effectiveness of this Agreement, as provided by Section 10.1 of the Credit Agreement.

12.            Entire Agreement. This Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

13.            GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

14.            Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

15.            Counterparts; Electronic Execution. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

16.            Intercreditor Accessions. In consideration of each New Lender being accepted as a Senior Lender, Senior Agent and/or Senior Lead Arranger (as applicable) (such New Lender, an “Acceding Party”) for the purposes of the Intercreditor Agreement, the Acceding Party confirms that, as from the date such Acceding Party became a Secured Party hereunder, it shall be a party to the Intercreditor Agreement as a Senior Lender, Senior Agent and/or Senior Lead Arrangers (as applicable) and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender, Senior Agent and/or Senior Lead Arrangers (as applicable) and agrees that (i) it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement (including the appointment of the Security Agent under Clause 19 (The Security Agent) of the Intercreditor Agreement) and (ii) it shall be deemed to have agreed to appoint and accepted the appointment of the Security Agent to act as its security agent and mandatario con rappresentanza pursuant to Italian law and to have authorised the Security Agent to perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Intercreditor Agreement and the other Loan Documents, together with any other incidental rights, power and discretions and such others rights and faculties indicated in the Intercreditor Agreement and/or the other Loan Documents. The Acceding Party expressly ratifies and approves any and all acts done by the Security Agent on its behalf prior to such Acceding Party becoming a Secured Party hereunder. The parties confirm that this Joinder Agreement shall take effect as a Creditor/Agent Accession Undertaking (as defined in the Intercreditor Agreement) for the purposes of the Intercreditor Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of [   ].

[NAME OF NEW LENDER],

By:
Name:
Title:
Notice Address:
Attention:
Telephone:
Facsimile:

BENDING SPOONS US INC.

By:
Name:
Title:

Consented to by:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

This Joinder Agreement is accepted by Intesa Sanpaolo S.p.A. as Security Agent:

By:

Name:

Title:

SCHEDULE A TO JOINDER AGREEMENT

Name of New Lender	Type of New Loan Commitment	Amount
[ ]	[Term Loan Commitment][Revolving Commitment]	$

Exhibit E-1

FORM OF INCREASE SUPPLEMENT

INCREASE SUPPLEMENT, dated as of [ ], 20[ ], to the Credit Agreement, dated as of January 2, 2026 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined in the Credit Agreement are used herein as therein defined), among Bending Spoons US Inc., a Delaware corporation (the “Borrower”), Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”), the Lenders and Issuing Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Intesa Sanpaolo S.p.A., as Security Agent.

1.            Pursuant to Section 2.25 of the Credit Agreement, the Borrower hereby proposes to increase (the “Increase”) the aggregate [Existing Term Loan][Existing Revolving Loan] commitments from $[ ] to $[ ].

2.            Each of the following Lenders (each, an “Increasing Lender”) has been invited by the Borrower and has agreed, subject to the terms hereof, to increase its [Existing Term Loan][Existing Revolving Loan] commitment as follows:

[Tranche][1]
[Supplemental Term Loan
Commitment][Revolving
	[Tranche A Term	Commitment Increase] (after
Name of Lender	Loans][Revolving Commitment]	giving effect hereto)
	$	$
	$	$
	$	$

3.            Pursuant to Section 2.25 of the Credit Agreement, by execution and delivery of this Increase Supplement, each of the Increasing Lenders agrees and acknowledges that it shall have an aggregate [Tranche A Term Loan and Supplemental Term Loan Commitment][Revolving Commitment and Revolving Commitment Increase] in the amount equal to the amount set forth above next to its name.

[Remainder of Page Intentionally Left Blank]

1 Indicate relevant Tranche.

IN WITNESS WHEREOF, the parties hereto have caused this INCREASE SUPPLEMENT to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

The Increasing Lender:

[INCREASING LENDER]

By:
Name:
Title:

BENDING SPOONS US INC.,
as the Borrower

By:
Name:
Title:

Acknowledged by:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT E-2

FORM OF LENDER JOINDER AGREEMENT

THIS LENDER JOINDER AGREEMENT, dated as of [ ], 20[ ] (this “Lender Joinder Agreement”), by and among the bank or financial institution party hereto (the “Additional Commitment Lender”), Bending Spoons US Inc., a Delaware corporation (together with its successors and assigns, the “Borrower”) and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”).

RECITALS:

WHEREAS, reference is made to the Credit Agreement, dated as of January 2, 2026 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined in the Credit Agreement are used herein as therein defined), among the Borrower, Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”), the Lenders and Issuing Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Intesa Sanpaolo S.p.A., as Security Agent, and the other banks and financial institutions party thereto; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may add [Supplemental Term Loan Commitments][Revolving Commitment Increase] of one or more Additional Commitment Lenders by entering into one or more Lender Joinder Agreements, provided that after giving effect thereto the aggregate amount of all [Supplemental Term Loan Commitments][Revolving Commitment Increase] shall not exceed the Maximum Incremental Facilities Amount.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1.	The Additional Commitment Lender party hereto hereby agrees to commit to provide its respective Commitments as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Such Additional Commitment Lender (a) represents and warrants that it is legally authorized to enter into this Lender Joinder Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Joinder Agreement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to each such Agent, as applicable, by the terms thereof, together with such powers as are incidental thereto; (e) hereby affirms the acknowledgements and representations of such Additional Commitment Lender as a Lender contained in Section 9.6 of the Credit Agreement; and (f) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to Section 10.6 of the Credit Agreement.

2.	The Additional Commitment Lender hereby agrees to make its [Supplemental Term Loan Commitments][Revolving Commitment Increase] on the following terms and conditions on the Effective Date set forth on Schedule A pertaining to such Additional Commitment Lender attached hereto:

1.	Additional Commitment Lender to Be a Lender. Such Additional Commitment Lender acknowledges and agrees that upon its execution of this Lender Joinder Agreement that such Additional Commitment Lender shall on and as of the Effective Date set forth on Schedule A become a “Lender” with respect to the Tranche indicated on Schedule A under, and for all purposes of, the Credit Agreement and the other Loan Documents, shall be subject to and bound by the terms thereof, shall perform all the obligations of and shall have all rights of a Lender thereunder and shall make available such amount to fund its ratable share of outstanding Loans on the Effective Date as the Administrative Agent may instruct.

2.	Certain Delivery Requirements. Each Additional Commitment Lender has delivered herewith to the Borrower and the Administrative Agent such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Additional Commitment Lender may be required to deliver to the Borrower and the Administrative Agent pursuant to Section 2.20 of the Credit Agreement.

3.	Credit Agreement Governs. Except as set forth in this Lender Joinder Agreement, [Supplemental Term Loan Commitments][Revolving Commitment Increases] shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

4.	Notice. For purposes of the Credit Agreement, the initial notice address of such Additional Commitment Lender shall be as set forth below its signature below.

5.	Recordation of the New Loans. Upon execution, delivery and effectiveness hereof, the Administrative Agent will record the [Supplemental Term Loan Commitments][Revolving Commitment Increase] made by such Additional Commitment Lender in the Register.

6.	Amendment, Modification and Waiver. This Lender Joinder Agreement may not be amended, waived, supplemented or otherwise modified except (i) prior to the effectiveness of this Lender Joinder Agreement, by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto, and (ii) upon and following the effectiveness of this Lender Joinder Agreement, as provided by Section 10.1 of the Credit Agreement.

7.	Entire Agreement. This Lender Joinder Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

8.	GOVERNING LAW. THIS LENDER JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS LENDER JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY

STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

9.	Severability. Any term or provision of this Lender Joinder Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Lender Joinder Agreement or affecting the validity or enforceability of any of the terms or provisions of this Lender Joinder Agreement in any other jurisdiction. If any provision of this Lender Joinder Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

10.	Counterparts; Electronic Execution. This Lender Joinder Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Lender Joinder Agreement shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.	Intercreditor Accessions. In consideration of each Additional Commitment Lender being accepted as a Senior Lender, Senior Agent and/or Senior Lead Arranger (as applicable) (such Additional Commitment Lender, an “Acceding Party”) for the purposes of the Intercreditor Agreement, the Acceding Party confirms that, as from the date such Acceding Party became a Secured Party hereunder, it shall be party to the Intercreditor Agreement as a Senior Lender, Senior Agent and/or Senior Lead Arrangers (as applicable) and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender, Senior Agent and/or Senior Lead Arrangers (as applicable) and agrees that (i) it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement (including the appointment of the Security Agent under Clause 19 (The Security Agent) of the Intercreditor Agreement) and (ii) it shall be deemed to have agreed to appoint and accepted the appointment of the Security Agent to act as its security agent and mandatario con rappresentanza pursuant to Italian law and to have authorised the Security Agent to perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Intercreditor Agreement and the other Loan Documents, together with any other incidental rights, power and discretions and such others rights and faculties indicated in the Intercreditor Agreement and/or the other Loan Documents. The Acceding Party expressly ratifies and approves any and all acts done by the Security Agent on its behalf prior to such Acceding Party becoming a Secured Party hereunder. The parties confirm that this Lender Joinder Agreement shall take effect as a Creditor/Agent Accession Undertaking (as defined in the Intercreditor Agreement) for the purposes of the Intercreditor Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Lender Joinder Agreement as of the date first above written.

[NAME OF ADDITIONAL COMMITMENT LENDER]

By:
Name:
Title:
Notice Address:
Attention:
Telephone:
Facsimile:

JPMORGAN CHASE BANK, N.A.,
Administrative Agent

By:
Name:
Title:

BENDING SPOONS US INC.,
as the Borrower

By:
Name:
Title:

This Lender Joinder Agreement is accepted by Intesa Sanpaolo S.p.A. as Security Agent:

By:

Name:

Title:

SCHEDULE A to
EXHIBIT E-2

[SUPPLEMENTAL TERM LOAN COMMITMENT][REVOLVING COMMITMENT INCREASE]

Aggregate
Amount of All
	[Supplemental		[Supplemental
	Term Loan		Term Loan
	Commitments][		Commitments][
	Revolving	Principal	Revolving
	Commitment	Amount	Commitment
Additional Commitment Lender	Increases]	Committed	Increases]	Maturity Date
		$	$

Effective Date of Lender Joinder Agreement:

Exhibit E-3

[Form of] Lender Designation

To:	JPMORGAN CHASE BANK, N.A. (as Administrative Agent); and INTESA SANPAOLO S.P.A. (as Security Agent)

for itself and each of the other parties to the Pro Rata Facilities Agreement, Term Loan Credit Agreement and the Intercreditor Agreement referred to below.

Cc:	Bending Spoons Holdings S.p.A.

From:	[Designating Lender] (the “Designating Lender”)

Dated:

Dear Sirs

Re:	BENDING SPOONS US INC. Credit Agreement (as defined below)

1.            We refer to the Credit Agreement, dated as of January 2, 2026 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”), the Lenders and Issuing Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Intesa Sanpaolo S.p.A., as Security Agent and to the Intercreditor Agreement (as defined in the Credit Agreement). Terms defined in the Credit Agreement have the same meaning in this Designation Notice.

2.            We hereby designate our Affiliate details of which are given below as a Substitute Affiliate Lender in respect of any Loans required to be advanced to Bending Spoons US Inc. ("Designated Loans").

3.            The details of the Substitute Affiliate Lender are as follows:

Name:

Facility Office:

Fax Number:

Attention:

Jurisdiction of Incorporation:

By countersigning this notice below the Substitute Affiliate Lender agrees to become a Substitute Affiliate Lender in respect of Designated Loans as indicated above and agrees to be bound by the terms of the Credit Agreement and the Intercreditor Agreement accordingly.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

In consideration of the Substitute Affiliate Lender being accepted as a Senior Lender, Senior Agent and/or Senior Lead Arranger (as applicable) (such Substitute Affiliate Lender, an “Acceding Party”) for the purposes of the Intercreditor Agreement, the Acceding Party confirms that, as from the date such Acceding Party became a Secured Party hereunder, it shall be party to the Intercreditor Agreement as a Senior Lender, Senior Agent and/or Senior Lead Arrangers (as applicable) and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender, Senior Agent and/or Senior Lead Arrangers (as applicable) and agrees that (i) it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement (including the appointment of the Security Agent under Clause 19 (The Security Agent) of the Intercreditor Agreement) and (ii) it shall be deemed to have agreed to appoint and accepted the appointment of the Security Agent to act as its security agent and mandatario con rappresentanza pursuant to Italian law and to have authorised the Security Agent to perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Intercreditor Agreement and the other Loan Documents, together with any other incidental rights, power and discretions and such others rights and faculties indicated in the Intercreditor Agreement and/or the other Loan Documents. The Acceding Party expressly ratifies and approves any and all acts done by the Security Agent on its behalf prior to such Acceding Party becoming a Secured Party hereunder. The parties confirm that this Assignment and Assumption shall take effect as a Creditor/Agent Accession Undertaking (as defined in the Intercreditor Agreement) for the purposes of the Intercreditor Agreement.

[Signature page to follow]

For and on behalf of [Designating Lender]

EXHIBIT F

[RESERVED]

EXHIBIT G

[RESERVED]

EXHIBIT H

[RESERVED]

EXHIBIT I

[RESERVED]

EXHIBIT J

FORM OF
ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably (1) purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor; and (2) appoints and authorizes the Security Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents including without limitation the Intercreditor Agreement and any other instrument or document furnished pursuant hereto or thereto as are delegated to the Security Agent by the terms thereof, together with such powers as are incidental thereto. The Assignee expressly ratifies and approves any and all acts done by the Security Agent on its behalf prior to execution by the Assignee of this Assignment and Assumption.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]3]

3.	Borrower:	Bending Spoons US Inc., a Delaware corporation (the “Borrower”)

4.	Administrative Agent:	JPMorgan Chase Bank, N.A, as the administrative agent under the Credit Agreement

5.	Security Agent:	Intesa Sanpaolo S.p.A.

3 Select as applicable.

6.	Credit Agreement:	The Credit Agreement, dated as of January 2, 2026, among the Borrower, Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”), the Lenders and Issuing Lenders from time to time party thereto, the Administrative Agent and the Security Agent.

7.	Intercreditor Agreement:	The Intercreditor Agreement, dated 30 July 2024, among the Company, the Borrower, the other companies party thereto, the Administrative Agent, the Security Agent, the Creditors (as defined therein) party thereto from time to time, and the other parties party thereto.

8.	Assigned Interest:

Aggregate Amount
	of	Amount of	Percentage Assigned
	Commitment/Loans	Commitment/Loans	of
Facility Assigned[4]	for all Lenders	Assigned[5]	Commitment/Loans[3]
	$	$		%
	$	$		%
	$	$		%

Effective Date:               , 20 [TO BE INSERTED BY ADMINISTRATIVE AGENT IN ACCORDANCE WITH THE CREDIT AGREEMENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[Remainder of Page Intentionally Left Blank]

4 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption.

5 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][6] Accepted:

JPMorgan Chase Bank, N.A,
as Administrative Agent

By:
Title:

[Consented to:[7]

Bending Spoons US Inc., as the Borrower

By:
Title:]

This Assignment and Assumption is accepted by Intesa Sanpaolo S.p.A. as Security Agent[8]:

By:

Name:

Title:

6 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

7 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

8 Per the Intercreditor Agreement, the Creditor/Agent Accession Undertaking (which this Assignment and Assumption is intended to have the effect of) must be delivered to/acknowledged by the Security Agent. For this purpose, please see Section 10.6 of the Credit Agreement.

ANNEX 1

The Credit Agreement, dated as of January 2, 2026 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Bending Spoons US Inc., a Delaware corporation (the “Borrower”), Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”), the Lenders and Issuing Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Intesa Sanpaolo S.p.A., as Security Agent. Capitalized terms used but not defined herein have the meanings given to them in the Credit Agreement.

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.            Representations and Warranties.

1.1            Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any Subsidiary or Affiliate thereof or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any Subsidiary or Affiliate thereof or any other Person of any of their respective obligations under any Loan Document.

1.2            Assignee. The Assignee (a) repeats each Lender representation set forth in Section 9.6 of the Credit Agreement; (b) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received and/or had the opportunity to review a copy of the Credit Agreement to the extent it has in its sole discretion deemed necessary, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has in its sole discretion deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (c) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (d) appoints and authorizes (i) the Administrative Agent, and (ii) the Security Agent to take such action as agent in their respective capacities on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents and any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent and the Security Agent, as applicable, by the terms thereof, together with such powers as are incidental thereto. Furthermore, the Assignee acknowledges that it will deliver a copy of this Assignment and Assumption to the Security Agent to satisfy Section 10.6(b)(ii)(B)(ii) of the Credit Agreement.

2.            Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.            General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. The words “execution,” “signed,” “signature,” and words of like import in this Assignment and Assumption shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Assignment and Assumption and the rights and obligations of the parties under this Assignment and Assumption shall be governed by, and construed and interpreted in accordance with, the law of the State of New York without regard to principles of conflicts of laws to the extent that the same are not mandatorily applicable by statute and the application of the laws of another jurisdiction would be required thereby.

4.            Intercreditor Accession. In consideration of each Assignee being accepted as a Senior Lender, Senior Agent and/or Senior Lead Arranger (as applicable) (such Assignee, an “Acceding Party”) for the purposes of the Intercreditor Agreement, the Acceding Party confirms that, as from the date such Acceding Party became a Secured Party hereunder, it shall be party to the Intercreditor Agreement as a Senior Lender, Senior Agent and/or Senior Lead Arrangers (as applicable) and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender, Senior Agent and/or Senior Lead Arrangers (as applicable) and agrees that (i) it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement (including the appointment of the Security Agent under Clause 19 (The Security Agent) of the Intercreditor Agreement) and (ii) it shall be deemed to have agreed to appoint and accepted the appointment of the Security Agent to act as its security agent and mandatario con rappresentanza pursuant to Italian law and to have authorised the Security Agent to perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Intercreditor Agreement and the other Loan Documents, together with any other incidental rights, power and discretions and such others rights and faculties indicated in the Intercreditor Agreement and/or the other Loan Documents. The Acceding Party expressly ratifies and approves any and all acts done by the Security Agent on its behalf prior to such Acceding Party becoming a Secured Party hereunder. The parties confirm that this Assignment and Assumption shall take effect as a Creditor/Agent Accession Undertaking (as defined in the Intercreditor Agreement) for the purposes of the Intercreditor Agreement.

EXHIBIT K

FORM OF COMPLIANCE CERTIFICATE9

The undersigned hereby certifies as follows:

1.            I am the [TITLE] of Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy (the “Company”).

2.            I have reviewed the terms of that certain Credit Agreement, dated as of January 2, 2026 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined in the Credit Agreement are used herein as therein defined), among Bending Spoons US Inc., a Delaware corporation (the “Borrower”), the Company, the Lenders and Issuing Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and Intesa Sanpaolo S.p.A., as Security Agent, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by the attached financial statements. A description of all new Subsidiaries (if any) and of any change in the name or jurisdiction of organization of any Loan Party (if any) [and a listing of any Collateral consisting of U.S. patents and patent applications, U.S. registered trademarks and trademark applications (in the case of intent-to-use trademark applications, only such applications for which a “statement of use” or an “amendment to allege use” has been filed and accepted by the United States Patent and Trademark Office), U.S. registered copyrights, and exclusive licenses to U.S. registered copyrights, owned by a U.S. Loan Party (other than Excluded Collateral) (if any) that were filed or otherwise acquired during the period covered by this Compliance Certificate]10 is set forth in a separate attachment to this Compliance Certificate.

3.            The examination described in paragraph 2 above did not disclose, and I have no knowledge of, an Event of Default or Default that has occurred and is continuing as of the date hereof and that has not been previously disclosed in writing to the Administrative Agent, except as set forth in a separate attachment, if any, to this Compliance Certificate, describing in detail the nature of the condition or event, and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event.

4.            [Attached hereto as Exhibit A is a management and discussion analysis report, describing the operations and financial conditions of the Company and its Subsidiaries on a consolidated basis for the fiscal [quarter][year] ending [   ], 20[   ].]11

5.            Attached hereto as Schedule A are calculations demonstrating that, as of the last day of the most recent Test Period, the Consolidated Net Total Leverage Ratio did not exceed 4.00 to 1.00.

[Remainder of Page Intentionally Left Blank]

9 To the extent any requirement set forth in the form of the Compliance Certificate conflicts with the applicable terms of the Credit Agreement, including the financial definitions included in the schedules attached hereto, the terms of the Credit Agreement shall control. Any calculations required to be attached to the Compliance Certificate shall contain such details as agreed between the Borrower and the Administrative Agent and may be (i) in the form of a customary step-by-step calculation of each component of the applicable definition or (ii) in such other form reasonably acceptable to the Administrative Agent.

10 To be included for compliance certificates delivered with audited financials delivered pursuant to Section 6.1(a).

11 To be included at least twice per fiscal year.

The foregoing certifications, together with the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered on behalf of the Company in my capacity as [   ] and not in my individual capacity, on [MM/DD/YY] pursuant to Section 6.2(a) of the Credit Agreement

BENDING SPOONS OPERATIONS S.P.A.

By:
Title:

SCHEDULE A to
EXHIBIT E-2

[See Attached]

EXHIBIT L

FORM OF CLOSING CERTIFICATE

[    ], 20[    ]

Pursuant to Section 5.1(f) of the Credit Agreement, dated as of January 2, 2026 (the “Credit Agreement”; terms defined in the Credit Agreement are used herein as therein defined), among Bending Spoons US Inc., a Delaware corporation (the “Borrower”), Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”), the Lenders and Issuing Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Intesa Sanpaolo S.p.A., as Security Agent, the undersigned Responsible Officer of the Borrower hereby certifies on behalf of the Borrower and each of the other Loan Parties (and not individually) that all representations and warranties in Section 4 of the Credit Agreement are true and correct in all material respects (or true and correct in all material respects as of a specified date, if earlier).

[Latham & Watkins LLP is entitled to rely on this certificate in connection with the opinion it is delivering in connection with Section 5.1(e)(i) of the Credit Agreement.]

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has hereunto set its name as of the date set forth above.

Name:
Title:

EXHIBIT M

FORM OF SOLVENCY CERTIFICATE

Date: [    ], 20[    ]

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the [Responsible Officer] of Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy (the “Company”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof, that:

1.            This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section 5.1(i) of the Credit Agreement, dated as of January 2, 2026 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Bending Spoons US Inc., a Delaware corporation (the “Borrower”), the Company, the Lenders and Issuing Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Intesa Sanpaolo S.p.A. as Security Agent. The undersigned hereby certifies that he is a duly elected and acting [Responsible Officer] of the Company and that as such he is authorized to execute and deliver this Solvency Certificate on behalf of the Company (and not as an individual).

2.            As of the date hereof, after giving effect to the consummation of the Transaction, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans:

(a)            The present fair saleable value of the assets of the Company and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

(b)            The present fair saleable value of the property of the Company and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c)            The Company and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

(d)            The Company and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Company and its Subsidiaries. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Company and its Subsidiaries after consummation of the Transactions contemplated by the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Solvency Certificate to be executed as of the date set forth above.

BENDING SPOONS OPERATIONS S.P.A.

By:
Name:
Title:

EXHIBIT N-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of January 2, 2026 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Bending Spoons US Inc., a Delaware corporation (the “Borrower”), Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”), the Lenders and Issuing Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Intesa Sanpaolo S.p.A., as Security Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[    ] (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.20(f) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:

1.            The Non-U.S. Lender is the sole record and beneficial owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate.

2.            The income from the Loans held by the Non-U.S. Lender is not effectively connected with the conduct of a trade or business within the United States.

3.            The Non-U.S. Lender is not a “bank” as such term is used in Section 881(c)(3)(A) of the Code.

4.            The Non-U.S. Lender is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code.

5.            The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

The Non-U.S. Lender has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor form). By executing this certificate, the Non-U.S. Lender agrees that (1) if the information provided on this certificate changes, the Non-U.S. Lender shall promptly inform the Borrower and the Administrative Agent in writing within 30 days of such change and (2) the Non-U.S. Lender shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower to the Non-U.S. Lender, or in either of the two calendar years preceding such payment.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:
Date:

EXHIBIT N-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of January 2, 2026 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Bending Spoons US Inc., a Delaware corporation (the “Borrower”), Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”), the Lenders and Issuing Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Intesa Sanpaolo S.p.A., as Security Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[    ] (the “Non-U.S. Participant”) is providing this certificate pursuant to Section 2.20(f) of the Credit Agreement. The Non-U.S. Participant hereby represents and warrants that:

1.            The Non-U.S. Participant is the sole record and beneficial owner of the participation in respect of which it is providing this certificate.

2.            The income from the participation held by the Non-U.S. Participant is not effectively connected with the conduct of a trade or business within the United States.

3.            The Non-U.S. Participant is not a “bank” as such term is used in Section 881(c)(3)(A) of the Code.

4.            The Non-U.S. Participant is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code.

5.            The Non-U.S. Participant is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

The Non-U.S. Participant has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor form). By executing this certificate, the Non-U.S. Participant agrees that (1) if the information provided on this certificate changes, the Non-U.S. Participant shall promptly inform such Lender in writing within 30 days of such change and (2) the Non-U.S. Participant shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower to the Non-U.S. Participant, or in either of the two calendar years preceding such payment.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. PARTICIPANT]

By:
Name:
Title:
Date:

EXHIBIT N-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of January 2, 2026 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Bending Spoons US Inc., a Delaware corporation (the “Borrower”), Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”), the Lenders and Issuing Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Intesa Sanpaolo S.p.A., as Security Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[    ] (the “Non-U.S. Participant”) is providing this certificate pursuant to Section 2.20(f) of the Credit Agreement. The Non-U.S. Participant hereby represents and warrants that:

1.            The Non-U.S. Participant is the sole record owner of the participation in respect of which it is providing this certificate.

2.            The income from the participation held by the Non-U.S. Participant is not effectively connected with the conduct of a trade or business within the United States.

3.            The direct or indirect partners/members of the Non-U.S. Participant are the sole beneficial owners of such participation and, with respect to such participation, neither the Non-U.S. Participant nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code.

4.            None of the direct or indirect partners/members of the Non-U.S. Participant is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code.

5.            None of the direct or indirect partners/members of the Non-U.S. Participant is a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

The Non-U.S. Participant has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor form) or (ii) Internal Revenue Service Form W-8IMY accompanied by Form W-8BEN or W-8BEN-E, as applicable (or any successor form), from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the Non-U.S. Participant agrees that (1) if the information provided on this certificate changes, the Non-U.S. Participant shall promptly inform such Lender in writing within 30 days of such change and (2) the Non-U.S. Participant shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower to the Non-U.S. Participant, or in either of the two calendar years preceding such payment.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. PARTICIPANT]

By:
Name:
Title:
Date:

EXHIBIT N-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of January 2, 2026 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Bending Spoons US Inc., a Delaware corporation (the “Borrower”), Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”), the Lenders and Issuing Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Intesa Sanpaolo S.p.A., as Security Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[    ] (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.20(f) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:

1.            The Non-U.S. Lender is the sole record owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate.

2.            The income from the Loans held by the Non-U.S. Lender is not effectively connected with the conduct of a trade or business within the United States.

3.            The direct or indirect partners/members of the Non-U.S. Lender are the sole beneficial owners of the Loans or the obligations evidenced by Note(s) and, with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the Non-U.S. Lender nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code.

4.            None of the direct or indirect partners/members of the Non-U.S. Lender is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code.

5.            None of the direct or indirect partners/members of the Non-U.S. Lender is a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

The Non-U.S. Lender has furnished the Borrower and the Administrative Agent with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor form), or (ii) Internal Revenue Service Form W-8IMY accompanied by Form W-8BEN or W-8BEN-E, as applicable (or any successor form), from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the Non-U.S. Lender agrees that (1) if the information provided on this certificate changes, the Non-U.S. Lender shall promptly inform the Borrower and the Administrative Agent in writing within 30 days of such change and (2) the Non-U.S. Lender shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower to the Non-U.S. Lender, or in either of the two calendar years preceding such payment.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:
Date:

* * *

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

By:	/s/ Haaris Amjad
Name:	Haaris Amjad
Title:	Vice President

[Signature Page to Credit Agreement]

To:

JPMorgan Chase Bank, N.A.
383 Madison Avenue
New York, NY 10179, USA

Copy to:

Bending Spoons US Inc.
169 Madison Ave, Suite 11218
New York, NY 10016, USA

Bending Spoons Operations S.p.A.
Via Nino Bonnet 10
20154 Milan, Italy

Intesa Sanpaolo S.p.A.
Largo Mattioli 3
20121 Milan, Italy

Wells Fargo Bank, National Association
550 South Tryon Street, 7th Floor,
Charlotte, NC 28202, USA

Mizuho Bank, Ltd.
1271 Avenue of the Americas
New York, NY 10020, USA

Goldman Sachs Bank Europe SE
Marienturm, Taunusanlage 9-10,
60329 Frankfurt am Main, Germany

Sumitomo Mitsui Banking Corporation
277 Park Avenue
New York, NY 10172, USA

MUFG Bank, Ltd.
1221 Avenue of the Americas
New York, NY 10020

Morgan Stanley Senior Funding, Inc.
1585 Broadway
New York, NY 10036, USA

2 January 2026

Project Blossom – Credit Agreement

Dear Sirs,

We acknowledge receipt of your letter dated as of today’s date, the content of which we reproduce in full below in full acceptance.

* * *

[Remainder of the page intentionally left blank]

“To:

Bending Spoons US Inc.
169 Madison Ave, Suite 11218
New York, NY 10016, USA

Bending Spoons Operations S.p.A.
Via Nino Bonnet 10
20154 Milan, Italy

JPMorgan Chase Bank, N.A.
383 Madison Avenue
New York, NY 10179, USA

Intesa Sanpaolo S.p.A.
Largo Mattioli 3
20121 Milan, Italy

Wells Fargo Bank, National Association
550 South Tryon Street, 7th Floor,
Charlotte, NC 28202, USA

Mizuho Bank, Ltd.
1271 Avenue of the Americas
New York, NY 10020, USA

Goldman Sachs Bank Europe SE
Marienturm, Taunusanlage 9-10,
60329 Frankfurt am Main, Germany

Sumitomo Mitsui Banking Corporation
277 Park Avenue
New York, NY 10172, USA

MUFG Bank, Ltd.
1221 Avenue of the Americas
New York, NY 10020

Morgan Stanley Senior Funding, Inc.
1585 Broadway
New York, NY 10036, USA

2 January 2026

Project Blossom – Credit Agreement

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following credit agreement.

* * *

[Remainder of the page intentionally left blank]

Execution Version

CREDIT AGREEMENT

dated as of January 2, 2026

among

BENDING SPOONS US INC.,

as the Borrower,

The Lenders from time to time party hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

INTESA SANPAOLO S.P.A.,

as Security Agent,

and

WELLS FARGO SECURITIES, LLC,

JPMORGAN CHASE BANK, N.A., MIZUHO BANK, LTD., GOLDMAN SACHS BANK

EUROPE SE, SUMITOMO MITSUI BANKING CORPORATION, MUFG BANK, LTD. and

MORGAN STANLEY SENIOR FUNDING, INC.

as Joint Lead Arrangers and Joint Bookrunners

ii

2.23	Change of Lending Office	91
2.24	Replacement of Lenders	91
2.25	Incremental Loans	92
2.26	Extension of Term Loans and Revolving Commitments.	94
2.27	Permitted Debt Exchanges	97
SECTION 3. LETTERS OF CREDIT		99
3.1	L/C Commitment	99
3.2	Procedure for Issuance of Letter of Credit	99
3.3	Fees and Other Charges	100
3.4	L/C Participations	100
3.5	Reimbursement Obligation of the Borrower	102
3.6	Obligations Absolute	102
3.7	Letter of Credit Payments	103
3.8	Applications	103
3.9	Applicability of ISP and UCP	104
3.10	Resignation of Issuing Lenders	104
SECTION 4. REPRESENTATIONS AND WARRANTIES		104
4.1	Financial Condition	104
4.2	No Change	104
4.3	Existence; Compliance with Law	104
4.4	Corporate Power; Authorization; Enforceable Obligations	105
4.5	No Legal Bar	105
4.6	No Material Litigation	106
4.7	Ownership of Property; Liens	106
4.8	Intellectual Property	106
4.9	Taxes	106
4.10	Insurance	106
4.11	ERISA	107
4.12	Investment Company Act	107
4.13	Subsidiaries	107
4.14	Environmental Matters	108
4.15	Accuracy of Information, etc	108
4.16	Security Documents	108
4.17	Solvency	109
4.18	Sanctions & Anti-Corruption Laws	109
4.19	EEA Financial Institution	109
4.20	Margin Regulations	109
4.21	Labor Matters	109
4.22	Use of Proceeds	109
4.23	Outbound Investment Rules	110
SECTION 5. CONDITIONS PRECEDENT		110
5.1	Conditions to Effectiveness	110
5.2	Conditions to Each Revolving Loan Extension of Credit	112
5.3	Conditions to Tranche A Term Loan Borrowings	113
SECTION 6. AFFIRMATIVE COVENANTS		113
6.1	Financial Statements	113
6.2	Certificates; Other Information	115
6.3	Payment of Taxes	116

iii

6.4	Conduct of Business and Maintenance of Existence, etc.; Compliance	116
6.5	Environmental Matters	116
6.6	Maintenance of Property; Insurance	116
6.7	Inspection of Property; Books and Records; Discussions	117
6.8	Notices	117
6.9	Additional Collateral, etc	117
6.10	Use of Proceeds	119
6.11	Post Closing	120
6.12	Changes in Jurisdiction of Organization, Name	120
6.13	Anti-Corruption Laws; Sanctions	120
6.14	[Reserved]	120
6.15	Transactions with Affiliates	120
6.16	Lender Calls	121
6.17	Outbound Investment Rules	121
SECTION 7. NEGATIVE COVENANTS		121
7.1	[Reserved].	122
7.2	Indebtedness	122
7.3	Liens	127
7.4	Fundamental Changes	130
7.5	Dispositions of Property	131
7.6	Restricted Payments	133
7.7	Investments	135
7.8	Changes in Fiscal Periods	139
7.9	Negative Pledge Clauses	139
7.10	Lines of Business	140
7.11	Restricted Debt Payments	140
7.12	Financial Covenant	141
7.13	Material Intellectual Property	141
7.14	Amendments to Organizational Documents	142
SECTION 8. EVENTS OF DEFAULT		142
8.1	Events of Default	142
8.2	Right to Cure	146
SECTION 9. THE ADMINISTRATIVE AGENT		147
9.1	Authorization and Action	147
9.2	Administrative Agent’s Reliance, Limitation of Liability, Etc	149
9.3	Posting of Communications	150
9.4	The Administrative Agent Individually	152
9.5	Successor Administrative Agent and Issuing Lenders	152
9.6	Acknowledgements of Lenders and Issuing Lenders	153
9.7	Collateral Matters	156
9.8	Credit Bidding	157
9.9	Certain ERISA Matters	158
9.10	Authorization to Release Liens and Guarantees	159
9.11	Intercreditor Agreements	159
9.12	Borrower Communications.	159
SECTION 10. MISCELLANEOUS		160
10.1	Amendments and Waivers	160
10.2	Notices; Electronic Communications	164

iv

10.3	No Waiver; Cumulative Remedies	168
10.4	Survival of Representations and Warranties	168
10.5	Payment of Expenses; Indemnification	168
10.6	Successors and Assigns; Participations and Assignments	170
10.7	Adjustments; Set off	176
10.8	Counterparts	176
10.9	Severability	177
10.10	Integration	177
10.11	GOVERNING LAW	177
10.12	Submission to Jurisdiction; Waivers	177
10.13	Acknowledgments	178
10.14	Confidentiality	178
10.15	Release of Collateral and Guarantee Obligations; Subordination of Liens	180
10.16	Accounting Changes	181
10.17	WAIVERS OF JURY TRIAL	182
10.18	USA PATRIOT ACT	182
10.19	Effect of Certain Inaccuracies	182
10.20	Interest Rate Limitation	183
10.21	Payments Set Aside	183
10.22	Electronic Execution of Assignments and Certain Other Documents	183
10.23	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	184
10.24	Acknowledgement Regarding Any Supported QFCs	184
10.25	Limitations on Guarantees and Security	185
10.26	Judgment Currency	185
10.27	Waiver of Sovereign Immunity	186
10.28	Appointment of Service of Process Agent	186
10.29	Italian Transparency Provisions	186
10.30	Intercreditor Accession	187

SCHEDULES

Schedule 1.1A	Agreed Security Principles
Schedule 1.1B	Closing Date Security Documents
Schedule 1.1C	Permitted Pre-Close Holdings Loans
Schedule 2.1	Commitments
Schedule 4.3	Existence; Compliance with Law
Schedule 4.6	Litigation
Schedule 4.7A	Ownership of Property; Liens
Schedule 4.7B	Material Real Property
Schedule 4.13	Subsidiaries
Schedule 6.11	Post-Closing
Schedule 6.15	Transactions with Affiliates
Schedule 7.2(d)	Existing Indebtedness
Schedule 7.3(f)	Existing Liens
Schedule 7.5(r)	Dispositions
Schedule 7.7	Existing Investments
Schedule 7.9	Existing Negative Pledge Clauses

v

EXHIBITS:

Exhibit A-1	Form of Tranche A Term Loan Note
Exhibit A-2	Form of Revolving Note
Exhibit B-1	Form of US Collateral Agreement
Exhibit B-2	Form of US Pledge Agreement
Exhibit B-3	Form of Guaranty
Exhibit C	Form of Intercreditor Agreement
Exhibit D	Form of Joinder Agreement
Exhibit E-1	Form of Increase Supplement
Exhibit E-2	Form of Lender Joinder Agreement
Exhibit E-3	Form of Lender Designation
Exhibit F	[Reserved]
Exhibit G	[Reserved]
Exhibit H	[Reserved]
Exhibit I	[Reserved]
Exhibit J	Form of Assignment and Assumption
Exhibit K	Form of Compliance Certificate
Exhibit L	Form of Closing Certificate
Exhibit M	Form of Solvency Certificate
Exhibit N-1	Form of Tax Certification (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit N-2	Form of Tax Certification (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit N-3	Form of Tax Certification (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit N-4	Form of Tax Certification (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

vi

CREDIT AGREEMENT, dated as of January 2, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among (i) Bending Spoons US Inc., a Delaware corporation (the “Borrower”), (ii) Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”), (iii) the Lenders and Issuing Lenders (each as defined below) party hereto from time to time, (iv) JPMorgan Chase Bank, N.A., as Administrative Agent and (v) Intesa Sanpaolo S.p.A., as Security Agent.

W I T N E S S E T H:

WHEREAS, the Company is party to the Pro Rata Facilities Agreement (as defined below), and the Borrower acts as a guarantor under such Pro Rata Facilities Agreement.

WHEREAS, the Borrower is party to the Existing Term Loan Credit Agreement (as defined below) and the Company acts as a guarantor under such Existing Term Loan Credit Agreement.

WHEREAS, the Borrower has requested that, immediately upon (or contemporaneously with) the satisfaction in full of the applicable conditions precedent set forth in Section 5.1 below, (i) the Tranche A Term Lenders make available the Tranche A Term Commitments, which, on the Closing Date shall be in an aggregate principal amount of $660,000,000, and (ii) the Revolving Lenders make available the Revolving Commitments, which, on the Closing Date shall be in an aggregate principal amount of $195,000,000.

WHEREAS, the Tranche A Term Commitments and the Revolving Commitments incurred on the Closing Date and evidenced by this Agreement are being incurred as “Permitted Alternative Debt” in accordance with the requirements of the Pro Rata Facilities Agreement and as “Additional Obligations” in accordance with the requirements of the Existing Term Loan Credit Agreement and, subject to the Agreed Security Principles and the Intercreditor Agreement, shall share collateral and guarantors with the Pro Rata Facilities Agreement and the Existing Term Loan Credit Agreement on a pari passu basis.

WHEREAS, the Lenders have agreed to provide Commitments to and extend Loans to the Borrower on the terms and subject to the conditions set forth herein.

The parties hereto hereby agree as follows:

SECTION 1.      DEFINITIONS

1.1            Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR” means for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 0.50% and (c) Term SOFR for a one-month interest period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, on the immediately preceding U.S. Government Securities Business Day) plus 1%. Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or Term SOFR, respectively. If ABR is being used as an alternate rate of interest pursuant to Section 2.17 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.17(a)), then ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Any change in the ABR due to a change in Term SOFR, the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in Term SOFR, the Prime Rate or the Federal Funds Effective Rate, respectively. For the avoidance of doubt, if ABR as determined pursuant to the foregoing would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“ABR Loans” means Loans the rate of interest applicable to which is based upon the ABR.

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Acceding Party” has the meaning set forth in Section 10.30.

“Accounting Changes” has the meaning set forth in Section 10.16.

“Acquired Entity or Business” means any member of the Group (or business or assets) acquired during a period and not subsequently sold, transferred or otherwise disposed of by any member of the Group to a third party during such period.

“Acquisition” has the meaning set forth in the definition of “Permitted Acquisition.”

“Additional Guarantor” means a Restricted Subsidiary of the Company required to provide a Guarantee in respect of the Obligations pursuant to Section 6.9.

“Additional Obligations” means senior or subordinated Indebtedness (which Indebtedness may be (a) subject to clause (i) in the proviso below, secured by any assets of the Company and any of its Restricted Subsidiaries, which in the case of any Collateral may be on a junior or pari passu basis or (b) unsecured, including customary bridge financings or other indebtedness, in each case issued or incurred by the Borrower, the Company or any other Loan Party and guaranteed by, subject to clause (i) in the proviso below, the Company and any of its Restricted Subsidiaries), the terms of which at the time of such incurrence or issuance do not provide for a maturity date or Weighted Average Life to Maturity earlier than the Latest Maturity Date or shorter than the Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans (other than in each case (x) an earlier maturity date and/or shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date than the Latest Maturity Date or the Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans, as applicable or (y) incremental revolving facilities); provided that (i)(A) with respect to Additional Obligations issued or incurred by any Loan Party (other than the Company), such Additional Obligations will not be guaranteed by any Person that does not guarantee the Obligations and will not be secured by any assets other than the Collateral (and to the extent secured, shall be subject to an Applicable Intercreditor Agreement) and (B) with respect to Additional Obligations issued or incurred by the Company, subject to the Agreed Security Principles (to the extent such guarantee or asset is not legally possible to be delivered to guarantee or secure all or a portion of any then-existing Italian Debt under Pro Rata Facilities Loan Documents), such Additional Obligations will not (I) be guaranteed by any Person that (x) does not guarantee any Italian Debt under the Pro Rata Facilities Loan Documents or in case the loans and commitments under any Pro Rata Facilities Loan Documents are not outstanding, which would have not been required to guarantee such loans and commitments if such loans and commitments were outstanding) or (y) subject to the Agreed Security Principles (to the extent such guarantee is not legally possible to be delivered to guarantee or secure all or a portion of the Obligations), is not an obligor of the Obligations and (II) will not be secured by any assets other than the Pro Rata Collateral and the Collateral (and to the extent secured, shall be subject to an Applicable Intercreditor Agreement and the Agreed Security Principles) (or, in case the loans and commitments under any Pro Rata Facilities Loan Documents are not outstanding, any assets that would have been required to secure such loans and commitments if such loans and commitments were outstanding), (ii) no Event of Default shall

2

exist at the time of incurrence immediately after giving effect to such Additional Obligations, (iii) if secured by any Collateral or Pro Rata Collateral on a pari passu basis with any Obligations or Italian Debt under the Existing Facilities Agreement, as applicable, may provide for the ability to participate on a (x) pro rata basis, or on a less than or a greater than pro rata basis, in any voluntary prepayments of the Term Loans and (y) pro rata basis, or on a less than pro rata basis, in any mandatory prepayments of the Term Loans and (iv) if the terms of any Additional Obligation other than terms provided above are not consistent with respective terms of this Agreement (as reasonably determined by the applicable Loan Party), then such terms shall be as agreed between the applicable Loan Party and the lenders or holders providing such Additional Obligations; provided further that if representations and warranties, affirmative and negative covenants and events of default of the Additional Obligations (in each case excluding any financial maintenance covenants (if applicable)) are not consistent with respective terms of this Agreement, such terms shall either, at the option of the applicable Loan Party (x) not be materially more restrictive, taken as whole, to the Company and its Restricted Subsidiaries (as determined by the Company in good faith) than this Agreement excluding (1) if Lenders under this Agreement also receive the benefit of any such more restrictive terms (and the Loan Documents may be amended by the Company without the need to obtain the consent of any other Lender or any Agent to give effect to this clause (1)) and/or (2) any such provisions apply after the then Latest Maturity Date at the time of incurrence thereof, (y) be reasonably satisfactory to the Administrative Agent or (z) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the applicable Loan Party in good faith).

“Adjusted EBITDA” means, in relation to any period, Consolidated EBITDA adjusted to reflect all Pro-Forma Adjustments including in relation to a Group Initiative, the acquisition of, or investment in, an Acquired Entity or Business or the disposal of a Disposed Entity or Business.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), as the administrative agent (and mandatario con rappresentanza pursuant to Italian law) for the Lenders under this Agreement and the other Loan Documents, together with any of its successors and permitted assigns in such capacity in accordance with Section 9.5.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent to the Borrower or any Lender, as the context requires.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means as to any Person, any other Person that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, in either case whether by contract or otherwise.

“Agency Fee Letter” means that certain Amended and Restated Fee Letter, dated as of November 16, 2025, by and among the Borrower and the Lead Arrangers.

“Agents” means the collective reference to the Security Agent and the Administrative Agent, and solely for purposes of Sections 10.13 and 10.14, the Lead Arrangers.

“Agent-Related Person” has the meaning set forth in Section 10.5(c).

“Aggregate Exposure” means with respect to any Lender at any time, an amount equal to the sum of (in each case, if applicable) (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and unused Commitments in respect thereof, if any, then in effect, (ii) the aggregate amount of such Revolving Lender’s Revolving Commitments then in effect or, if the Revolving Commitments have been

3

terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding, (iii) the total L/C Obligations of such Issuing Lender at such time and (iv) the aggregate amount of all participations by such Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit at such time.

“Agreed Purposes” has the meaning set forth in Section 10.14.

“Agreed Security Principles” means the “Agreed Security Principles” set forth on Schedule 1.1A.

“Agreement” has the meaning set forth in the introductory paragraph.

“Annual Operating Budget” has the meaning set forth in Section 6.2(b).

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Company or the Borrower or any of their Restricted Subsidiaries from time to time concerning or relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“AOL Acquisition” means, collectively, the acquisition of all of the issued and outstanding capital stock of the AOL Target and certain specified assets of the Asset Sellers (as defined in the AOL Acquisition Agreement) pursuant to the AOL Acquisition Agreement.

“AOL Acquisition Agreement” means that certain Equity and Asset Purchase Agreement, dated as of October 27, 2025 (together with the exhibits and disclosure schedules thereto), by and among the Borrower, the Company, AOL Media Holdings LLC, College Membership Services, LLC and the other parties party thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time; provided that the AOL Acquisition Agreement shall not have been altered, amended or otherwise modified or supplemented or any provision or condition therein waived, nor any consent granted, in each case, by the Borrower or the Company, if such alteration, amendment, modification, supplement, waiver or consent would be materially adverse to the interests of the Lenders (in their capacities as such), without the prior written consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that (a) any amendment, waiver, consent or other modification that decreases the purchase price in respect of the AOL Acquisition by less than 10% shall be deemed not to be adverse to the interests of the Lenders in any material respect; (b) any change to the definition of Business Material Adverse Effect (as defined in the AOL Acquisition Agreement) shall be deemed to be adverse to the interests of the Lenders in a material respect; and (c) any amendment, waiver, consent or other modification that increases the purchase price in respect of the AOL Acquisition shall be deemed not to be adverse to the interests of the Lenders in any material respect, so long as such increase is funded solely by the issuance by Holdings, the Company or the Borrower of common equity or use of cash on hand); provided that no adjustments to the purchase price in accordance with the terms of the AOL Acquisition Agreement as in effect on October 27, 2025 (including, without limitation, working capital adjustments) shall be deemed to be adverse to the interests of the Lenders).

“AOL Refinancing” means the repayment, redemption, defeasance, discharge, refinancing or termination of the Existing Credit Agreement (as defined in the AOL Acquisition Agreement) (other than in respect of letters of credit that are either rolled into or back-stopped by letters of credit issued under a revolving credit facility of the Company or any of its Restricted Subsidiaries or cash collateralized by the Company or any of its Restricted Subsidiaries, or contingent obligations not then due and payable).

“AOL Target” means AOL Holdco I LLC, a Delaware limited liability company.

“Applicable Accounting Standards” means, in respect of the Company, IFRS and, in respect of another member of the Group, at its discretion, IFRS or generally accepted accounting principles in its

4

jurisdiction of incorporation, in each case to the extent applicable to the relevant financial statements and as applied by the Company or such other member of the Group from time to time.

“Applicable Commitment Fee Rate” means a rate equal to 0.50% per annum.

“Applicable Intercreditor Agreement” means the Intercreditor Agreement or any Other Intercreditor Agreement, as elected by the Company.

“Applicable Margin” means for any day, with respect to any Revolving Loans and Tranche A Term Loans, (x) 3.50% for Term Benchmark Loans and (y) 2.50% for ABR Loans; provided that upon the consummation of a Qualified IPO, the Applicable Margin for each of the pricing levels set forth above shall, in each case, automatically be reduced by 0.25%.

“Applicable Parties” has the meaning set forth in Section 9.3(c).

“Applicable Period” has the meaning set forth in Section 10.19.

“Application” means an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“Approved Borrower Portal” has the meaning assigned to it in Section 9.12.

“Approved Electronic Platform” has the meaning set forth in Section 9.3(a).

“Approved Fund” has the meaning set forth in Section 10.6(b).

“Approved Jurisdiction” has the meaning set forth in “Cash Equivalents”.

“Asset Sale” means any Disposition of Property or series of related Dispositions of Property by the Company or any of its Restricted Subsidiaries under Section 7.5(e)(x), which yields Net Cash Proceeds (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at Fair Market Value in the case of other non-cash proceeds) in excess of the greater of (x) $47,500,000 and (y) 10% of Adjusted EBITDA as of the end of the most recently ended Test Period at the time of consummation of such Disposition.

“Assignee” has the meaning set forth in Section 10.6(b).

“Assignment and Assumption” means an Assignment and Assumption, substantially in the form of Exhibit J or such other form (including electronic records generated by the use of an electronic platform) reasonably acceptable to the Company and the Administrative Agent.

“Available Amount” means as at any date, the sum, without duplication:

(a)            the greater of (i) $92,500,000 and (ii) 20% of Adjusted EBITDA for the most recently ended Test Period, calculated on a pro forma basis (this clause (a), the “Starter Basket”); plus

(b)            an amount equal to 50% of cumulative Consolidated Net Income for the period from the first day of the fiscal quarter in which the Closing Date occurs to the end of the most recently ended Test Period; provided that the amount determined in this clause (b) shall not be less than zero (this clause (b), the “CNI Builder Basket”);

(c)            the Net Cash Proceeds received after the Closing Date and on or prior to such date from any Equity Issuance by, or capital contribution to, the Company (which is not Disqualified Capital Stock);

5

(d)            the aggregate amount of proceeds received after the Closing Date and on or prior to such date that constitute Declined Proceeds;

(e)            the aggregate principal amount of any Indebtedness of the Company or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness issued to a Restricted Subsidiary) and which has been extinguished after being converted into or exchanged for Capital Stock in any Parent Entity;

(f)            the amount received by the Company or any Restricted Subsidiary in cash (and the Fair Market Value of Property other than cash received by the Company or any Restricted Subsidiary) after the Closing Date from any dividend or other distribution by an Unrestricted Subsidiary;

(g)            in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or any Restricted Subsidiary, the Fair Market Value of the Investments of the Company or any Restricted Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable);

(h)            an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in cash and Cash Equivalents by the Company or any Restricted Subsidiary in respect of any Investments made pursuant to Section 7.7(f) and

(i)            the aggregate amount actually received in cash or Cash Equivalents by the Company or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any joint venture that is not a Subsidiary or in any Unrestricted Subsidiary, in each case, to the extent of the Investment in such joint venture or Unrestricted Subsidiary; minus, the sum of:

(i)	the amount of Restricted Payments made after the Closing Date pursuant to Section 7.6(a);

(ii)	the amount of Restricted Debt Payments made after the Closing Date pursuant to Section 7.6(a); and

(iii)	the amount of any Investments made after the Closing Date pursuant to Section 7.7(f).

“Available Revolving Commitment” means as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect (including any New Loan Commitments which are Revolving Commitments) over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which

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is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code, as now constituted or hereafter amended.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.17, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)   Daily Simple SOFR; and

the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time in the United States;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

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For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing such Benchmark (or such component thereof) or, if such Benchmark is a term rate, that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Beneficial Owner” has the meaning given to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will not be deemed to have beneficial ownership of any securities that such “person” has the right to acquire or vote only upon the happening of any future event or contingency (including the passage of time) that has not yet occurred. The terms “Beneficially Owns”, “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

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“Beneficial Ownership” has the meaning given to such term in the definition of Beneficial Owner.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Beneficially Owned” has the meaning given to such term in the definition of Beneficial Owner. “Beneficially Owns” has the meaning given to such term in the definition of Beneficial Owner.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefited Lender” has the meaning set forth in Section 10.7(a).

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the Board of Directors of the general partner of the partnership, or any committee thereof duly authorized to act on behalf of such board or the board or committee of any Person serving a similar function; (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or any Person or Persons serving a similar function; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning set forth in the introductory paragraph.

“Borrower Communications” has the meaning set forth in Section 9.12.

“Borrower Materials” has the meaning set forth in Section 10.2(c).

“Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice” means a notice of borrowing substantially in the form approved by the Administrative Agent and separately provided to the Borrower (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Business” means the business activities and operations of the Company and/or its Subsidiaries on the Closing Date.

“Business Day” means, any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or Frankfurt, or is a day on which banking institutions in such state or city are authorized or required by Law to close.

“Calculation Date” means as defined in Section 1.3(a).

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“Capital Expenditures” means for any period, with respect to any Person, the aggregate of all cash expenditures by such Person for the acquisition or leasing (pursuant to a lease under which obligations are Capital Lease Obligations but excluding any amount representing capitalized interest) of fixed or capital assets, computer software or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under the Applicable Accounting Standards on a balance sheet of such Person; provided that in any event the term “Capital Expenditures” shall exclude: (i) any Permitted Acquisition and any other Investment permitted hereunder; (ii) any expenditures to the extent financed with any Reinvestment Deferred Amount; (iii) expenditures for leasehold improvements for which such Person is reimbursed in cash or receives a credit; and (iv) capital expenditures to the extent they are made with the proceeds of equity contributions (other than in respect of Disqualified Capital Stock) made to the Company after the TLB Closing Date.

“Capital Lease Obligations” means as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under the Applicable Accounting Standards and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with the Applicable Accounting Standards. Notwithstanding the foregoing, all leases of the Company and its Restricted Subsidiaries that were (or if entered into after such date, would have been) treated as operating leases for purposes of the Applicable Accounting Standards prior to January 1, 2019 shall continue to be (or, as applicable, shall be) accounted for as operating leases regardless of any change in or application of the Applicable Accounting Standards following such date pursuant to ASC 842 or otherwise that would require such leases to be treated as capital leases.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person (other than a corporation).

“Cash Equivalents” means:

(a)            direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within 18 months from the date of acquisition thereof;

(b)            (i) debt securities with a maturity of 365 days or less issued by any member nation of the European Union, the United Kingdom, Switzerland, Canada or any of its provinces, Australia or any other country whose debt securities are rated by S&P and Moody’s A-1 or P-1, or the equivalent thereof (if a short-term debt rating is provided by either) or at least AA or AA2, or the equivalent thereof (if a long-term unsecured debt rating is provided by either) (each such jurisdiction, an “Approved Jurisdiction”) or any agency or instrumentality of an Approved Jurisdiction, provided that the full faith and credit of the Approved Jurisdiction is pledged in support of such debt securities or such debt securities constitute a general obligation of the Approved Jurisdiction, (ii) debt securities in an aggregate principal amount not to exceed $1,000,000 with a maturity of 365 days or less issued by any nation in which any Subsidiary of the Company has cash which is the subject of restrictions on export or any agency or instrumentality of such nation, provided that the full faith and credit of such nation is pledged in support of such debt securities or such debt securities constitute a general obligation of such nation and (iii) shares of any money market fund that (A) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) or (b) above, (B) has net assets in excess of $500,000,000 and (C) has obtained from either S&P or Moody’s the highest rating obtainable for such a money market fund in the relevant country;

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(c)            commercial paper having a rating, at the time of acquisition thereof, by S&P of at least A-1 or by Moody’s of at least P-1 and in either case maturing within 270 days from the date of acquisition thereof;

(d)            certificates of deposit, bankers’ acceptances and time deposits maturing within one year of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof or any Approved Jurisdiction which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(e)            fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(f)            mutual funds investing solely in assets of the type described in clauses (a) through (d) above;

(g)            shares of money market, mutual or similar funds having net assets in excess of $500,000,000 maturing or being due or payable in full not more than 18- days after acquisition thereof and the investments of which are limited to investment grade securities (i.e., securities rated at least Baa1 by Moody’s or at least BBB+ by S&P); and

(h)            variable rate demand notes rated at least Aa3 by Moody’s or at least AA- by S&P.

“Cash Management Obligations” means obligations in respect of any overdraft and related liabilities arising from treasury, depository and cash management services, credit or debit cards, or any automated clearing house transfers of funds.

“Change in Law” means (a) the adoption of any law, rule or regulation, or (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority.

“Change of Control” will be deemed to occur if (a) at any time (1) the Company ceases to be wholly-owned, directly or indirectly, by Holdings or (2) the Borrower ceases to be wholly-owned, directly or indirectly, by the Company or (b) after the Closing Date, (1) at any time prior to the consummation of a Qualified IPO, the Permitted Holders, taken together, cease to beneficially own, directly or indirectly Voting Stock that would entitle such Person or group to vote Voting Stock representing, in aggregate, at least 50% of the total voting power of the Voting Stock of Company or (2) at any time after the consummation of a Qualified IPO, any person or “group” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act (but excluding any employee benefit plan of such Person and its Subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan, any underwriters or their Affiliates in connection with the Qualified IPO, any Permitted Holder or any “group” controlled by one or more Permitted Holders) acquires beneficial ownership, directly or indirectly, of both (i) more than 35.0% of the Voting Stock of Company and (ii) more than the total voting power of the of Voting Stock of Company that is at the time beneficially owned, directly or indirectly, by the Permitted Holders, taken together.

“Charges” has the meaning set forth in Section 10.20.

“Clean-up Period” means, in respect of any acquisition or other Investment permitted by this Agreement, the period commencing on the closing date for such acquisition or Investment and ending on (and including) the date that is 120 days after such closing date.

“Closing Date” means January 2, 2026.

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“Closing Date Security Documents” means the U.S. Collateral Agreement, the U.S. Pledge Agreement and the documents set forth on Schedule 1.1B.

“CNI Builder Basket” has the meaning given to such term in the definition of Available Amount. “Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” (or similar term) referred to in any Security Document and all of the other property and assets, in each case, that are or are required under the terms of any Security Documents to be subject to Liens securing the Obligations; provided that (x) under no circumstances shall Collateral include any assets of any U.S. Loan Party that are Excluded Collateral and (y) Collateral shall not include any assets of the Company or any of its Subsidiaries other than (A) assets of the Borrower or a direct or indirect Subsidiary of the Borrower, (B) Capital Stock of the Borrower owned directly by the Company, (C) other Capital Stock of any Restricted Subsidiary owned directly by the Company and (D) subject to the Agreed Security Principles, assets of the Company that constitute Pro Rata Collateral; provided, that the pledge of any Capital Stock in any Subsidiary treated as Controlled Foreign Entity or FSHCO that is owned directly by the Company shall not exceed 65% of the voting Capital Stock of such Subsidiary and 100% of the non-voting Capital Stock, if any, of such Subsidiary.

“Commitment” means as to any Lender, the Tranche A Term Commitment, Revolving Commitment, Extended Revolving Commitment and/or New Loan Commitment(s) (in each case, if any) of such Lender.

“Commitment Letter” means the Amended and Restated Term Loan A and Revolving Credit Facility Commitment Letter, dated as of November 16, 2025 by and among the Lead Arrangers and the Borrower.

“Committed Reinvestment Amount” has the meaning set forth in the definition of “Reinvestment Prepayment Amount.”

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Borrower or any of its Subsidiaries within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower or any of its Subsidiaries and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Commonly Controlled Plan” has the meaning set forth in Section 4.11(b).

“Communications” has the meaning set forth in Section 9.3(c).

“Company” has the meaning set forth in the introductory paragraph.

“Compliance Certificate” means a certificate duly executed by a Responsible Officer substantially in the form of Exhibit K or such other form reasonably acceptable to the Company and the Administrative Agent.

“Confidential Information” has the meaning set forth in Section 10.14.

“Conforming Changes” means, with respect to Term SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), the definition of “U.S. Government Securities Business Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing

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requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of Term SOFR or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of Term SOFR or such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Current Assets” means at any date, all amounts (other than (a) cash and Cash Equivalents, (b) deferred financing fees and (c) payments for deferred taxes so long as such items described in clauses (b) and (c) are not cash items) that would, in conformity with the Applicable Accounting Standards, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Company and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities” means at any date, all amounts that would, in conformity with the Applicable Accounting Standards, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Company and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Indebtedness of the Company and its Restricted Subsidiaries, (b) without duplication, all Indebtedness consisting of revolving or working capital loans (including the Revolving Loans and L/C Obligations), to the extent otherwise included therein, (c) amounts for deferred taxes and non-cash tax reserves accounted for pursuant to FASB Interpretation No. 48 and (d) any equity compensation related liability.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income after taxes of the Group (including the results from discontinued operations) without double counting (or duplicating any exclusion pursuant to the definition of Consolidated Net Income):

(a)	excluding Interest Payable and other financing costs, such the amortization of debt issuance cost (whether payable in cash, accrued or compounded);

(b)	excluding Interest Income owing to a member of the Group;

(c)	excluding any amount of tax on profits, gains or income paid or payable or deducted by any member of the Group;

(d)	excluding any amount attributable to amortization or impairment of intangible assets (including amortization or impairment of any goodwill arising on any Permitted Acquisition or similar Investment and IFRS 16 amortization), depreciation or impairment of tangible assets, depreciation or impairment of current assets and any impairments and any non-cash costs or provisions relating to any share option schemes or any management equity program of any member of the Group implemented on or after the TLB Closing Date;

(e)	excluding any Exceptional Items (positive or negative) (including, for the avoidance of doubt, any abort costs relating to an Acquisition or similar Investment);

(f)	including (to the extent not already included) the realized gains or the realized losses arising at maturity or on termination of forward foreign exchange and other currency hedging

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contracts entered into with respect to the operational cash flows of the Group (but excluding, to the extent not already excluded, any unrealized gains or loss on any hedging instrument whatsoever);

(g)	excluding any (x) unrealized gains or losses on interests hedging or other interests derivatives or (y) realized gains or losses on interests hedges or other interests derivatives but (z) after taking into account any realized gains or losses on hedges or other derivatives entered into in the ordinary course of trading;

(h)	including the amount of profit or loss of any member of the Group which is attributable to any third party (not being a member of the Group) which is a shareholder (or holder of similar ownership interests) in such member of the Group but after deducting any dividends or other profit distributions (net of any applicable withholding tax) paid in cash to such minority shareholders (or holders of similar ownership interests) in the relevant member of the Group;

(i)	excluding any expense referable to equity settled share based compensation or payment and any expense referable to equity settled share based compensation of employees or management or one-off compensation or payments to departing management and any provision relating to any employee benefit scheme or employee related equity incentive schemes or profit-sharing schemes or management or equity incentive plan or directors’ or contractors’ or suppliers’ incentive plan;

(j)	including (to the extent not already included) the EBITDA share of any Joint Venture or investments which are not consolidated under the equity method;

(k)	excluding any unrealized gains or losses and changes in fair value on any financial instrument or derivative instruments;

(l)	excluding any fees, costs or charges in each case related to any actual or attempted, equity (including a Qualified IPO) or debt offering, financing, investments (including any investment in a Joint Venture), acquisitions (including any acquisition consummated prior to the Closing Date (but not prior to the TLB Closing Date), the AOL Acquisition, the Eventbrite Acquisition, any Permitted Acquisition or similar Investment) or incurrence of Indebtedness;

(m)	excluding any gains or losses arising in connection with:

(i)	Reorganization Costs incurred during such period, limited to a maximum of 25% of the Adjusted EBITDA for the applicable period after adding back the Reorganization Costs, in order to avoid any recursive computation issue;

(ii)	Restructuring Costs;

(iii)	disposals or write downs of non-current assets;

(iv)	litigation settlements; or

(v)	the disposal of assets associated with discontinued operations;

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(n)            excluding any loss or gain against book value arising on a disposal of any asset (other than stock disposed of in the ordinary course of trading) during that applicable period;

(o)            excluding any fees or expenses paid (directly or indirectly) to the Investors, the Agent, the Security Agent or any agent or security agent in respect of any Indebtedness and holding company costs permitted to be paid under the Loan Documents;

(p)            excluding any adjustments arising from fair value adjustments or step up depreciation following the any acquisition consummated prior to the Closing Date (but not prior to the TLB Closing Date), AOL Acquisition, the Eventbrite Acquisition or any future Permitted Acquisition, similar Investment or reorganization;

(q)            excluding any purchase price allocation impacts from inventory in connection with any acquisition consummated prior to the Closing Date (but not prior to the TLB Closing Date), the AOL Acquisition, the Eventbrite Acquisition or any Permitted Acquisition;

(r)            excluding unrealized gains and losses due to currency fluctuations or to translation of currency debt and cash, and any realized and unrealized gains and losses due to currency fluctuations on intercompany transactions within the Group, including related effects from hedging instruments;

(s)            before deducting expenses relating to pensions including service costs and pension interest costs but after deducting Pension Items;

(t)            after adding (to the extent not already included) any amounts reasonably claimed in respect of such period under loss of profit, business interruption or equivalent insurance, duly documented and certified by the chief financial officer of the Group;

(u)            excluding any expense related to client discount on early payments; and

(v)            excluding the amount of any development costs or other similar costs that are costs that are capitalized,

provided that no amount shall be added (or deducted) more than once, and that any profit or loss on any purchase of Existing Facilities Obligations by any Investor shall not be taken into account in calculating Consolidated EBITDA.

“Consolidated Net First Lien Secured Debt” means at any date, the Consolidated Net Total Debt that is secured by the Collateral on a first priority basis.

“Consolidated Net First Lien Secured Leverage Ratio” means as of any date of determination, the ratio of (a) Consolidated Net First Lien Secured Debt on such date to (b) Adjusted EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Test Period.

“Consolidated Net Income” means with respect to any Person for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with Applicable Accounting Standards; provided that in calculating Consolidated Net Income of the Company and its consolidated Restricted Subsidiaries for any period, there shall be excluded (a) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries, (b) the income (or loss) of any Person (other than a Restricted Subsidiary) in which the Company or any of its Restricted Subsidiaries has an ownership interest (including any joint venture), except to the extent that any such

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income is actually received by the Company or such Restricted Subsidiary in the form of dividends or similar distributions (which dividends and distributions shall be included in the calculation of Consolidated Net Income), (c) any income (loss) for such period attributable to the early extinguishment of Indebtedness or Hedge Agreements and (d) the cumulative effect of a change in accounting principles. Unless otherwise qualified, all references to “Consolidated Net Income” in this Agreement shall refer to Consolidated Net Income of the Company. There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments to inventory, Property and equipment, software and other intangible assets and deferred revenue required or permitted by the Applicable Accounting Standards and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries), as a result of any consummated acquisition whether consummated before or after the Closing Date, or the amortization or write-off of any amounts thereof.

“Consolidated Net Secured Debt” means at any date, Consolidated Net Total Debt that is secured by the Collateral.

“Consolidated Net Secured Leverage Ratio” means as of any date of determination, the ratio of (a) Consolidated Net Secured Debt on such date to (b) Adjusted EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Test Period.

“Consolidated Net Total Debt” means at any date, (a) the aggregate principal amount of all Funded Debt of the Company and its Restricted Subsidiaries on such date, minus (b) the aggregate amount of all Unrestricted Cash of the Company and its Restricted Subsidiaries as of such date.

“Consolidated Net Total Leverage Ratio” means as of any date of determination, the ratio of (a) Consolidated Net Total Debt on such date to (b) Adjusted EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Test Period.

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any written or recorded agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Contribution Indebtedness” means unsecured Indebtedness of the Company or any Restricted Subsidiary in an aggregate outstanding principal amount determined at the time of each incurrence not exceeding 100.0% of the cumulative amount of Excluded Contributions.

“Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Security Agent, which provides for the Security Agent to have “control” (as defined in Section 9-104 of the UCC of the State of New York or Section 8-106 of the UCC of the State of New York, as applicable) of deposit accounts or securities accounts, as applicable.

“Controlled Foreign Entity” means any Non-U.S. Subsidiary of the Company that is a direct or indirect Subsidiary of (i) the Borrower or (ii) any direct or indirect U.S. Subsidiary of the Company.

“Covered Party” has the meaning set forth in Section 10.24(a).

“Cure Amount” has the meaning set forth in Section 8.2.

“Cure Right” has the meaning set forth in Section 8.2.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government

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Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“DCC” means the Dutch Civil Code.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” has the meaning set forth in Section 2.12(e).

“Default” means any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender” means, subject to Section 2.7(a), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Company, the Administrative Agent, or any Issuing Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent or the Company, acting in good faith, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), (d) has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (e) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs or attachment on its assets or permit such Lender (or such

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Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Loans” has the meaning set forth in Section 2.2(b)(i).

“Designated Noncash Consideration” means the fair market value at the time received (as determined in good faith by the Company) of any non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is designated as Designated Noncash Consideration, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Noncash Consideration. A particular item of Designated Noncash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 7.5.

“Designating Lender” has the meaning set forth in Section 2.2(b)(i).

“Designation Date” has the meaning set forth in Section 2.26(f).

“Disinterested Director” has the meaning set forth in Section 6.15.

“Disposed Entity or Business” means any member of the Group (or any business or assets) Disposed of during any Test Period.

“Disposition” means with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer, license or other disposition thereof (whether effected pursuant to a division or otherwise). The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock” means Capital Stock that (a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Capital Stock), (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Qualified Capital Stock), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Capital Stock or other assets other than Qualified Capital Stock, in the case of clauses (a), (b) and (c), prior to the date that is 91 days after the Latest Maturity Date (other than (i) upon payment in full of the Obligations (other than indemnification and other contingent obligations not yet due and owing) or (ii) upon a “change in control” or disposition of all or substantially all of the assets of the issuer thereof; provided that any payment required pursuant to this clause (ii) is subject to the prior repayment in full of the Obligations (other than indemnification and other contingent obligations not yet due and owing and) that are accrued and payable and the termination of the Commitments); provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or the Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution” means (a) competitors of Holdings or its Subsidiaries or the AOL Target or its Subsidiaries, in each case identified by the Company in writing in accordance with the proviso set forth below and (b) any of their Affiliates or Affiliates thereof that are clearly identifiable on the basis of similarity of name (other than a bank or bona fide institutional investor whose principal business or material activity is arranging, underwriting or investing in debt) or as identified by the Company in accordance with the proviso set forth below; provided that the Company, upon written notice to the Administrative Agent

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after the Closing Date (any such notice shall be emailed to the Administrative Agent at JPMDQ_Contact@jpmorgan.com, or such other address provided by the Administrative Agent, in order for such update to be effective), shall be permitted to identify in writing the list of persons that are Disqualified Institutions to the extent such supplemented person is or becomes (A) a bona fide competitor or an affiliate (other than a bank or bona fide institutional investor whose principal business or material activity is arranging, underwriting or investing in debt) of a bona fide competitor of Holdings or its Subsidiaries or the AOL Target or its Subsidiaries or (B) an affiliate of any person identified in clause (a) above not being a bank or a bona fide institutional investor whose principal business or material activity is arranging, underwriting or investing in debt, which list provided by the Company to the Administrative Agent and become effective three Business Days following delivery of such list to the Administrative Agent, but which list shall not apply retroactively to disqualify any parties that have previously acquired a permitted assignment in the Loans.

“Dollar Equivalent” means at any time, (a) with respect to any amount denominated in U.S. Dollars, such amount, and (b) if such amount is denominated in any other currency, the equivalent of such amount in U.S. Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Dutch Loan Party” means any Loan Party organized under the laws of the Netherlands.

“EBITDA” means the net income after taxes of any member of the Group with the same adjustments as provided for in the definition of “Adjusted EBITDA”.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electing Guarantors” means any Excluded Subsidiary that, at the option, and in the sole discretion, of the Company has been designated a Loan Party and is reasonably acceptable to the Security Agent.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all applicable laws, rules, orders, regulations, statutes, ordinances, codes or decrees (including common law) of any international authority, foreign government, the United States, or any state, provincial, local, municipal or other governmental authority, regulating,

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relating to or imposing liability or standards of conduct concerning pollution, the preservation or protection of the environment, natural resources or human health and safety or the generation, manufacture, use, labeling, treatment, storage, handling, transportation or Releases of, or exposure to, Materials of Environmental Concern, as has been, is now, or at any time hereafter is, in effect.

“Environmental Liability” means any liability, claim, action, suit, judgment or order under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the Release of any Materials of Environmental Concern or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance” means any issuance by the Company or any Restricted Subsidiary of its Capital Stock in a public or private offering.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, any successor statute thereto, and the rules and regulations promulgated thereunder.

“Erroneous Payment” has the meaning set forth in Section 9.6(c)(i).

“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 9.6(c)(iv).

“Erroneous Payment Impacted Class” has the meaning set forth in Section 9.6(c)(iv).

“Erroneous Payment Return Deficiency” has the meaning set forth in Section 9.6(c)(iv).

“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 9.6(c)(iv).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” means any of the events specified in Section 8.1; provided that any requirement set forth therein for the giving of notice, the lapse of time, or both, has been satisfied.

“Eventbrite Acquisition” means the merger of Eventbrite, Inc. into a wholly-owned subsidiary of the Borrower pursuant to the terms of the Eventbrite Acquisition Agreement.

“Eventbrite Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of December 1, 2025, among the Borrower, Everest Merger Sub. Inc, and Eventbrite, Inc.

“Exceptional Items” means any exceptional, one off, non-recurring or extraordinary items which represent gains or losses including, but not limited to, those arising on:

(a)	any Group Initiative and/or the restructuring/reorganization of the activities of an entity, including any reversals of any provisions, any expenditure of the Group or any business or assets of any Group member (including, without limitation, disposals, relocating,

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redundancies, carve-outs, corporate reorganizations, the shut down and/or re-branding of sites, any strategic review and/or any financial, legal, commercial, business and/or tax consultancy and/or advisory fees related thereto and extraordinary measures to comply with any legal or regulatory requirements) and the payment of costs and expenses incurred in connection with such activities (including, without limitation and for the avoidance of doubt, any acquired costs arising in connection with closing of the relevant transaction including in relation to incentive plans and success fees that may be recognized post-closing and including deferred purchase price or earn out components);

(b)	any (aborted or not) Business Acquisition, equity or debt securities offering, start-up losses for new entities or operations, or any profit arising from any business interruption to the extent not compensated by the proceeds of any business interruption insurance, legal or other costs incurred by the Group in connection with its compliance with any applicable law or regulation or employee bonuses;

(c)	disposals, revaluations, write downs or impairment of non-current assets or any reversal of any write down or impairment; and

(d)	disposals of assets associated with discontinued operations.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Collateral” has the meaning set forth in the U.S. Collateral Agreement.

“Excluded Contributions” means, as of any date, the aggregate amount of the net cash proceeds and Cash Equivalents received by the Company or any Restricted Subsidiary after the Closing Date from:

(a)	contributions to its common equity capital; or

(b)	the sale of Permitted Capital Stock of Company;

in each case, designated as Excluded Contributions by the Company, less the aggregate amount of Indebtedness incurred pursuant to Section 7.2(aa), the aggregate amount of Investments made pursuant to Section 7.7(aa) and the aggregate Restricted Payments made pursuant to Section 7.6(m), in each case prior to such date; provided that the proceeds of Disqualified Capital Stock or any net cash proceeds that are used prior to such date (A) to make Restricted Payments under Section 7.6(a), (B) to make Restricted Debt Payments under Section 7.11(a) or (C) to make an Investment under Section 7.7(bb), in each case in reliance on clause (c) of the definition of Available Amount, may not be treated as Excluded Contributions.

“Excluded Holdings Loans” means any Permitted Pre-Close Holdings Loans and any Permitted Holdings Loans.

“Excluded Jurisdiction” means any country outside the European Union (other than the United Kingdom and the United States of America), any Sanctioned Country and any other jurisdiction designated as such by the Company and the Security Agent.

“Excluded Subsidiary” means, with respect to Subsidiaries organized in the United States (and subsidiaries of entities organized in the United States), (a) Immaterial Subsidiaries other than any Immaterial Subsidiary of the Company that is designated as a Guarantor, (b) not-for-profit subsidiaries, captive insurance subsidiaries and special purpose entities (so long as such special purpose entity is not created in contemplation of circumventing the Guarantee Obligations) used for permitted securitization or

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receivables facilities, if any, (c) any Subsidiary that is prohibited or restricted by Requirement of Law or Contractual Obligation on the Closing Date or on the date any such Subsidiary is acquired (so long as such prohibition or restriction is not incurred in contemplation of such acquisition) or on the date any such Subsidiary ceases to be a Wholly Owned Subsidiary of the Company (so long as such disposition or joint venture is otherwise permitted under this Agreement) from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received, or for which the provision of a guarantee could reasonably be expected to result in non-de minimis adverse tax consequences to the Company or any of its Restricted Subsidiaries or any of their direct or indirect equity holders as determined by the Company in good faith, (d) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition or other investment permitted by this Agreement that has assumed secured indebtedness not incurred in contemplation of such Permitted Acquisition or other investment and any Restricted Subsidiary thereof that guarantees such secured indebtedness, in each case to the extent such secured indebtedness prohibits such Subsidiary from becoming a Guarantor (so long as such prohibition is not incurred in contemplation of such acquisition), (e) other Subsidiaries as mutually agreed between Company and the Administrative Agent, including in circumstances where the Administrative Agent and the Company reasonably determine that the cost of providing such a guarantee is excessive in relation to the value afforded thereby, (f) each Unrestricted Subsidiary and (g) each Subsidiary that is not a wholly-owned Restricted Subsidiary (for so long as such Subsidiary remains a non-wholly-owned Restricted Subsidiary, and subject to the proviso in Section 10.15(d) hereof); provided, that, Excluded Subsidiaries shall not include Electing Guarantors; provided further, that, no Subsidiary that is not an “Excluded Subsidiary” under the Existing Term Loan Credit Agreement or the Pro Rata Facilities Agreement shall constitute an “Excluded Subsidiary” hereunder.

“Excluded Swap Obligation” means, with respect to any Subsidiary which is a Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Subsidiary of, or the grant by such Subsidiary of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Subsidiary or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Tax” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income or net profits (however denominated), branch profits Taxes and franchise Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) with respect to any Lender, any U.S. federal withholding Tax imposed on amounts payable to or for the account of such Lender pursuant to laws in effect at the time such Lender acquires an interest in a Loan or Commitment (including as a Substitute Affiliate Lender pursuant to Section 2.2(b)(i) but other than pursuant to a request by the Borrower under Section 2.24) (or changes its applicable lending office including the designation of a Substitute Facility Office pursuant to Section 2.2(b)(i)), except to the extent that such Lender (or its assignor, if any), immediately prior to the time of designation of a new lending office (or assignment), was entitled to receive additional amounts from a Loan Party in respect of such withholding Tax pursuant to Section 2.20, (iii) any

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withholding Taxes imposed as a result of the failure of a Recipient to comply with the provisions of Section 2.20(f), 2.20(g) or 2.20(i) and (iv) any withholding Taxes imposed under FATCA.

“Existing Facilities Agreement” means, collectively, the Pro Rata Facilities Agreement and the Existing Term Loan Credit Agreement.

“Existing Facilities Obligations” means, collectively, the obligations outstanding under each of the Pro Rata Facilities Agreement and the Existing Term Loan Credit Agreement.

“Existing Holdings” has the meaning specified in the definition of “Successor Holdings”. “Existing Term Loan Credit Agreement” means that certain Term Loan Credit Agreement, dated as of March 7, 2025, among the Company, the Borrower, Wetransfer B.V., as Dutch borrower, JPMorgan Chase Bank, N.A., as U.S. administrative agent, J.P. Morgan SE, as non-U.S. administrative agent, Intesa Sanpaolo S.p.A, as security agent, the banks and other financial institutions or lending entities from time to time party thereto as a lender and the other Persons party thereto, as the same may be amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Existing Term Loans” has the meaning set forth in Section 2.26(a).

“Extended Loans” has the meaning set forth in Section 2.26(a).

“Extended Revolving Commitments” has the meaning set forth in Section 2.26(a).

“Extended Revolving Tranche” has the meaning set forth in Section 2.26(a).

“Extended Term Facility” has the meaning specified in the definition of Facility.

“Extended Term Loans” has the meaning set forth in Section 2.26(a).

“Extended Term Tranche” has the meaning set forth in Section 2.26(a).

“Extended Tranche” has the meaning set forth in Section 2.26(a).

“Extending Lender” has the meaning set forth in Section 2.26(b).

“Extension” has the meaning set forth in Section 2.26(b).

“Extension Amendment” has the meaning set forth in Section 2.26(c).

“Extension Date” has the meaning set forth in Section 2.26(e).

“Extension Election” has the meaning set forth in Section 2.26(b).

“Extension Request” has the meaning set forth in Section 2.26(a).

“Extension Series” means all Extended Term Loans or Extended Revolving Commitments, as applicable, that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Commitments, as applicable, provided for therein are intended to be part of any

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previously established Extension Series) and that provide for the same interest margins and amortization schedule.

“Facility” means each of (a) the Tranche A Term Loans (the “Tranche A Term Facility”), (b) any New Term Loan Commitments and the New Term Loans made thereunder (each a “New Term Facility”), (c) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”), (d) any Extended Term Loans (of the same Extension Series) (each an “Extended Term Facility”), (e) any Extended Revolving Commitments (of the same Extension Series) (each an “Extended Revolving Facility”), (f) any Refinancing Term Loans of the same Tranche (each a “Refinancing Term Facility”) and (g) any Refinancing Revolving Commitments of the same Tranche (each a “Refinancing Revolving Facility”).

“Fair Market Value” means with respect to any assets, Property (including Capital Stock) or Investment, the fair market value thereof as determined in good faith by the Borrower; provided that, for purposes of the definition of “Asset Sale” and Section 7.5 and any other Disposition, the determination shall be made as of the date on which a legally binding commitment for the applicable Disposition or exchange was entered into.

“FATCA” means Sections 1471 through 1474 of the Code as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Payment Date” means (a) fifteen (15) days following the last Business Day of each March, June, September and December and (b) with respect to the Revolving Commitments, the last day of the Revolving Commitment Period, and thereafter, on demand of the Administrative Agent.

“Financial Covenant” has the meaning set forth in Section 7.12.

“Fixed Amounts” has the meaning set forth in Section 1.8.

“Floor” means (i) with respect to ABR Loans, 1.00% per annum and (ii) with respect to Term Benchmark Loans, 0.00% per annum.

“FSHCO” means a member of the Group substantially all of the assets of which consist of equity interests (or equity interests and indebtedness) in one or more Controlled Foreign Entities.

“Funded Debt” means with respect to any Person, all Indebtedness of such Person of the types described in clauses (a) and (e), purchase money Indebtedness or, to the extent related to Indebtedness of

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the types described in the preceding clauses or purchase money Indebtedness, clause (d), and, solely with respect to letters of credit, bankers’ acceptances and similar facilities that have been drawn but not yet reimbursed, clause (g) of the definition of Indebtedness; provided that any Excluded Holdings Loans, Indebtedness owed by one member of the Group to another member of the Group and Indebtedness in relation to the minority interests in line with the balance sheet of another member of the Group shall be excluded from Funded Debt.

“Funding Office” means the applicable office or offices as described in the Administrative Questionnaire provided by the Administrative Agent to the Borrower from time to time.

“General Investment Basket” has the meaning set forth in Section 7.7(v).

“General RDP Basket” has the meaning set forth in Section 7.11(h).

“General RP Basket” has the meaning set forth in Section 7.6(e).

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government including any supra-national bodies (including the European Union or the European Central Bank) and, as to any Lender, any securities exchange and any self regulatory organization (including the National Association of Insurance Commissioners).

“Group” means the Company and each of its Restricted Subsidiaries.

“Group Initiative” means any acquisition consummated after the TLB Closing Date but prior to the Closing Date, the AOL Acquisition, the Eventbrite Acquisition, or any Permitted Acquisition or similar Investment, and Disposition permitted pursuant to Section 7.5, any Group restructuring, reorganization (including any Permitted IPO/Tax Reorganization) or cost saving or cost synergies initiative.

“Guarantee Obligation” or “Guarantee” means as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) pursuant to which the guaranteeing person has issued a guarantee, reimbursement, counterindemnity or similar obligation, in either case guaranteeing or by which such Person becomes contingently liable for any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or any Investment permitted under this Agreement. The amount of any Guarantee Obligation of any guaranteeing Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument

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embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such Person in good faith.

“Guarantor Coverage Test” has the meaning assigned to such term in Section 6.9(a).

“Guarantors” means (a) the Company, (b) the Borrower (other than with respect to its own Obligations), (c) each U.S. Subsidiary that has guaranteed the Existing Facilities Obligations as of the Closing Date, (d) no later than one hundred and twenty (120) days following the Closing Date (or such later date as reasonably agreed to by the Administrative Agent), each of (i) Vimeo, Inc. and its Restricted Subsidiaries that are U.S. Subsidiaries (other than Excluded Subsidiaries) and (ii) the AOL Target and its Restricted Subsidiaries that are U.S. Subsidiaries (other than Excluded Subsidiaries), (e) no later than one hundred and fifty (150) days following the Closing Date (or such later date as reasonably agreed to by the Administrative Agent), each Pro Rata Guarantor on the Closing Date, (f) subject to the Agreed Security Principles, each Restricted Subsidiary required to provide a guarantee pursuant to Section 6.9 and (g) each Parent Entity or Restricted Subsidiary that the Company may elect in its sole discretion, from time to time, upon written notice to the Administrative Agent, to cause to guarantee the Obligations until the date on which the Company has informed the Administrative Agent that it elects not to have such Person guarantee the Obligations; provided that each such Parent Entity or Restricted Subsidiary guaranteeing the Obligations pursuant to this clause (g) shall provide, at least three (3) Business Days prior to becoming a Guarantor (or such other period as agreed by the Administrative Agent and the Company), any documentation and other information about such Parent Entity or Restricted Subsidiary as shall have been reasonably requested in writing by any Lender through the Administrative Agent at least ten (10) Business Days prior to such Parent Entity or Restricted Subsidiary becoming a Guarantor that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA Patriot Act; provided, further, that notwithstanding anything to the contrary in any Loan Document, no Subsidiary of the Company that is (i) a Controlled Foreign Entity, (ii) a FSHCO or (iii) a direct or indirect Subsidiary of a Controlled Foreign Entity or FSHCO shall be a Guarantor; provided, further that each Subsidiary of the Borrower that constitutes a “Guarantor” under the Existing Term Loan Credit Agreement or the Pro Rata Facilities Agreement shall at all times constitute a “Guarantor” hereunder.

“Guaranty” means the Guaranty, dated as of the Closing Date, among the Borrower and the Guarantors party thereto, substantially in the form of Exhibit B-3.

“Hedge Agreements” means all agreements with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, entered into by the Company or any Restricted Subsidiary.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Holdings” means (i) initially, Bending Spoons Holdings S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368470962 and (ii) from and after a Successor Holdings Designation, the Successor

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Holdings in respect of such Successor Holdings Designation. In the event any such other Person is designated as “Holdings” pursuant to and in accordance with the provisions of clause (ii) above, upon the effectiveness of such designation Existing Holdings immediately prior thereto shall cease to be “Holdings” for all purposes of this Agreement and the other Loan Documents.

“IFRS” means the International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary” means any Restricted Subsidiary that is not a Material Subsidiary.

“Increased Amount Date” has the meaning set forth in Section 2.25(a).

“Incremental Facilities” means the New Loan Commitments and any New Term Loans issued thereunder.

“Incur” means, with respect to any Indebtedness, Capital Stock or Lien, to issue, assume, guarantee, incur or otherwise become liable for such Indebtedness, Capital Stock or Lien, as applicable; provided that any Indebtedness, Capital Stock or Lien of a Person existing at the time such Person becomes a Subsidiary or an Unrestricted Subsidiary becomes a Restricted Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary or Restricted Subsidiary, as applicable.

“Incurrence-Based Amounts” has the meaning set forth in Section 1.7.

“Indebtedness” means with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person for the deferred unpaid purchase price of Property or services already received, (d) all Guarantee Obligations by such Person of Indebtedness of others, (e) all Capital Lease Obligations of such Person, (f) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined in respect of outstanding Hedge Agreements (such payments in respect of any Hedge Agreement with a counterparty being calculated subject to and in accordance with any netting provisions in such Hedge Agreement), (g) the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit (other than any letters of credit, bank guarantees or similar instrument in respect of which a back-to-back letter of credit has been issued under or permitted by this Agreement) and (ii) in respect of bankers’ acceptances and (h) payment obligations in respect of any Disqualified Capital Stock; provided that Indebtedness shall not include (A) trade and other ordinary course payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset, (D) earn-out, contingent payment, contingent obligations or other similar obligations until such obligation is not paid (after giving effect to any grace period) after becoming due and payable, or (E) performance guarantees of such Person entered into in the ordinary course of business. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

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“Indebtedness for Borrowed Money” means (a) to the extent the following would be reflected on a consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with Applicable Accounting Standards, the principal amount of all Indebtedness of the Company and its Restricted Subsidiaries with respect to (i) borrowed money, evidenced by debt securities, debentures, acceptances, notes or other similar instruments and (ii) Capital Lease Obligations, (b) reimbursement obligations for letters of credit and financial guarantees (without duplication) (other than ordinary course of business contingent reimbursement obligations) and (c) Indebtedness with respect to Hedge Agreements; provided that the Obligations shall not constitute Indebtedness for Borrowed Money.

“Indemnified Liabilities” has the meaning set forth in Section 10.5.

“Indemnitee” has the meaning set forth in Section 10.5.

“Insolvency” means with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent” means with respect to any Multiemployer Plan, that such Multiemployer Plan is subject to a condition of Insolvency.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or non-U.S. laws or otherwise, including copyrights (including rights in software and data), copyright licenses, domain names, patents, patent licenses, trademarks, trademark licenses, trade names, technology, inventions, trade secrets, know-how, methods and processes, and all registrations, applications and common law rights for any of the foregoing, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement” means the Intercreditor Agreement, dated July 30, 2024, among the Borrower, each Guarantor, the Administrative Agent, the Security Agent and the other parties thereof substantially in the form of Exhibit C.

“Interest” means interest and amounts in the nature of interest in respect of any Funded Debt paid or payable in respect of that applicable period including, without limitation:

(a)	the interest element of Capital Lease Obligations;

(b)	discount and acceptance fees payable (or deducted) in respect of any Funded Debt;

(c)	fees payable in connection with the issue or maintenance of any bond, letter of credit, guarantee or other assurance against financial loss (including derivative instruments) constituting Funded Debt and is issued by a third party on behalf of a member of the Group; and

(d)	commitment, utilization and non-utilization fees payable or incurred in respect of Funded Debt,

but excluding all arrangement, underwriting and participation fees, original issue discount and similar issue costs, repayment and prepayment premiums, fees or costs, acquisition costs, costs relating to any Acquisition or similar Investment and any amortization of any such fees, costs discount or premium and any fronting arrangements, any capitalized interest or other non-cash return, any withholding tax on interest receivable, received, payable or paid, any such amounts that

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are payable in respect of any Funded Debt that is repaid as part of the Acquisition, similar Investment or a Permitted Acquisition (to the extent financed by Indebtedness), any dividends on preference shares or any realized or unrealized gains or losses on any financial instrument and deemed finance charges.

“Interest Income” means, for any applicable interest, the amount of Interest (including amounts deducted from that definition) accrued (whether or not received) due to members of the Group during such period.

“Interest Payable” means, in respect of any applicable period, the aggregate of Interest (whether or not paid or capitalized) during that period but excluding any capitalized Interest, the amount of any discount amortized and other non-cash interest charges during such period, and calculated on the basis that:

(a)	the amount of Interest accrued will be increased by an amount equal to any amount payable by members of the Group under hedging agreements in respect of Interest (including, in so far as they relate to Interest, currency hedging arrangements and with any premium, termination and close-out payments or other one-off, non-recurring amounts to be excluded) in relation to such period, but for the avoidance of doubt does not include any unrealized hedging arrangements; and

(b)	the amount of Interest accrued will be reduced by an amount equal to any amount payable to members of the Group under hedging agreements (including, in so far as they relate to Interest, currency hedging arrangements and with any premium, termination and close-out payments or other one-off, non-recurring amounts to be excluded) in relation to that period but for the avoidance of doubt does not include any unrealized hedging arrangements.

“Interest Payment Date” means (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) with respect to Daily Simple SOFR (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Section 2.17), (1) each date that is on the numerically corresponding day in each calendar month that is three-months after the borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the applicable final maturity date of such Tranche, (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the borrowing of which such Loan is a part and, in the case of a Term Benchmark borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the applicable final maturity date of such Tranche and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof and the applicable final maturity date of such Tranche.

“Interest Period” means as to any Term Benchmark Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Term Benchmark Loan and ending one, three or six months thereafter or such other period as agreed to by the Administrative Agent to facilitate that alignment of interest payments with other borrowings under this Agreement or any Existing Facilities Agreement or the end of a fiscal or calendar period, as selected by the Borrower in its notice of borrowing or notice of continuation or conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Term Benchmark Loan and ending one, three or six months thereafter or such other period as agreed to by the Administrative Agent to facilitate that alignment of interest payments with other borrowings under this Agreement or any Existing Facilities Agreement or the end of a fiscal or calendar period, as selected by the

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Borrower by irrevocable notice to the Administrative Agent not later than 1:00 P.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)	if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day; and

(ii)	any Interest Period that would otherwise extend beyond the date final payment is due on the applicable Term Loans shall end on such due date, as applicable; and

(iii)	any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month at the end of such Interest Period) shall end on the last Business Day of the last calendar month.

For purposes hereof, the date of a borrowing initially shall be the date on which such borrowing is made.

“Investments” has the meaning set forth in Section 7.7.

“Investors” means any person holding (directly or indirectly) any issued share capital of the Company from time to time.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Lenders” means (a) Wells Fargo Bank, National Association and (b) any other Revolving Lender that agrees to act in such capacity that is reasonably acceptable to the Borrower and the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delated). Notwithstanding anything herein to the contrary, the Issuing Lenders shall only be required to issue standby letters of credit (and not trade or commercial letters of credit) unless any such Issuing Lender otherwise agrees.

“Italian Banking Law” means the Italian Legislative Decree No. 385 of 1 September 1993, as subsequently amended and/or supplemented from time to time.

“Italian Bankruptcy Law” means the Italian Royal Decree No. 267 of 16 March 1942 (Disciplina del fallimento, del concordato preventivo e della liquidazione coatta amministrativa), as subsequently amended and supplemented (including by virtue of Decree Law No. 118 of 24 August 2021, as converted into law with amendments and supplemented from time to time).

“Italian Civil Code” means the Italian civil code, enacted by Royal Decree No. 262 of 16 March 1942, as subsequently amended and/or supplemented from time to time.

“Italian Crisis and Insolvency Code” means the Italian Legislative Decree No. 14 of 12 January 2019 (Codice della crisi d’impresa e dell’insolvenza in attuazione della legge 19 ottobre 2017, n. 155), as amended and supplemented from time to time (including by virtue of the Italian Legislative Decree No. 83

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of 17 June 2022 implementing the EU Directive 2019/1023 of 20 June2019, as supplemented from time to time).

“Italian Debt” means Indebtedness of the Company or any of its Restricted Subsidiaries (other than the Borrower and its Restricted Subsidiaries) as the issuer or borrower of such Indebtedness that is incurred or issued pursuant to the first paragraph of Section 7.2 or Section 7.2(a), (i), (p), (u)(II) or (v).

“Italian Usury Law” means the Italian law of 7 March 1996 No. 108 (Disposizioni in materia di usura), as subsequently amended and supplemented, and any related implementing regulations.

“Joinder Agreement” means an agreement substantially in the form of Exhibit D or such other form reasonably acceptable to the Company and the Administrative Agent.

“Joint Venture” means any joint venture entity which qualifies as a company (whether civil or commercial), unincorporated firm, undertaking, partnership or association having (or not) the legal personality in which a member of the Group has an interest, and which has been constituted, created or entered into for the purpose of performing a business venture.

“Junior Financing” means any Indebtedness in excess of the greater of (x) $35,000,000 and (y) 7.5% of Adjusted EBITDA (other than intercompany Indebtedness among or between any of the Company and the Restricted Subsidiaries) that is (i) contractually subordinated in right of payment to the Obligations expressly by its terms or (ii) is secured by Collateral on a contractually subordinated basis to the Liens on Collateral securing the Obligations.

“Latest Maturing Tranche A Term Loans” means at any date of determination, the Tranche (or Tranches) of Tranche A Term Loans maturing later than all other Tranche A Term Loans outstanding on such date.

“Latest Maturity Date” means at any date of determination, the latest maturity date or termination date applicable to any Loan or Commitment hereunder at such time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Disbursements” has the meaning set forth in Section 3.4.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired face amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed. The L/C Obligations of any Lender at any time shall be its Revolving Percentage of the total L/C Obligations at such time. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, upon notice from the Administrative Agent to the Borrower such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

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“L/C Participants” means the collective reference to all the Revolving Lenders other than the applicable Issuing Lender and, for purposes of Section 3.4(d), the collective reference to all Revolving Lenders.

“L/C Shortfall” has the meaning set forth in Section 3.4(d).

“L/C Sublimit” means $15,000,000. The L/C Sublimit is part of, and not in addition to, the Revolving Facility.

“Lead Arrangers” means Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A. (acting through such of its affiliates or branches as it deems appropriate), Mizuho Bank, Ltd., Goldman Sachs Bank Europe SE, Sumitomo Mitsui Banking Corporation, MUFG Bank, Ltd. and Morgan Stanley Senior Funding, Inc.

“Left Lead Arranger” means Wells Fargo Securities, LLC (acting through such of its affiliates or branches as it deems appropriate).

“Legal Reservations” means:

(a)            the principle that equitable remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to insolvency, bankruptcy, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and similar principles or limitations under the laws of any applicable jurisdiction;

(b)            the time barring of claims under applicable limitation laws (including the Limitation Acts), the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defenses of set-off or counterclaim and similar principles or limitations under the laws of any applicable jurisdiction;

(c)            any general principles, reservations or qualifications, in each case as to matters of law as set out in any legal opinion delivered to the Administrative Agent pursuant to this Agreement or delivered in connection with any other provision of any Loan Document;

(d)            the principle that any additional interest imposed under any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e)            the principle that in certain circumstances security granted by way of fixed charge may be characterized as a floating charge or that security purported to be constituted by way of an assignment may be recharacterized as a charge;

(f)            the principle that a U.S., Italian, English or Welsh court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(g)            the principle that the creation or purported creation of security over any contract or agreement which is subject to a prohibition against transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach entitling the contracting party to terminate or take any other action in relation to such contract or agreement;

(h)            provisions of a contract being invalid or unenforceable for reasons of oppression or undue influence;

(i)            the principle that a court may not give effect to any parallel debt provisions, covenants to pay the Security Agent or other similar provisions (and in no event will “parallel debt” provisions apply to Loan Documents governed by Italian law); and

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(j)            similar principles, rights and defenses under the laws of any relevant jurisdiction.

“Lender” and “Lenders” means each Person party hereto that has extended any Loans or that holds any Commitments, including, for the avoidance of doubt, each Tranche A Term Lender, each Revolving Lender and each of their respective permitted successors and assigns. Unless the context otherwise requires, the term “Lender” or “Lenders” includes the Issuing Lenders.

“Lender-Related Person” has the meaning set forth in Section 10.5(b).

“Letters of Credit” has the meaning set forth in Section 3.1(a).

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limitation Acts” means the Limitation Act 1980, the Foreign Limitation Periods Act 1984 and the Prescription and Limitation (Scotland) Act 1973, in each case of the United Kingdom.

“Limited Condition Transaction” means any acquisition or other investment, including by way of merger, the irrevocable repayment, redemption, repurchase, satisfaction or discharge of Indebtedness, the making of any Restricted Payment (including with respect to any Indebtedness contemplated or incurred in connection therewith), in each case, by the Company or its Restricted Subsidiaries permitted pursuant to the Loan Documents whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan” means any loan made by any Lender pursuant to this Agreement.

“Loan Documents” means this Agreement, the Guaranty, any Applicable Intercreditor Agreement, the Security Documents, the Agency Fee Letter, the Notes (if any) and any such document executed by the Borrower expressly identified as a “Loan Document”, together with any amendment, supplement, waiver, or other modification to any of the foregoing.

“Loan Parties” means the Borrower and each Guarantor.

“Majority Facility Lenders” means (a) with respect to the Tranche A Term Facility, the Required Tranche A Term Lenders, (b) with respect to the Revolving Facility, the Required Revolving Lenders, (c) with respect to any New Term Facility, Extended Term Facility or Refinancing Term Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans outstanding under such Facility, and (d) with respect to any Extended Revolving Facility or Refinancing Revolving Facility, the holders of more than 50% of the aggregate unpaid principal amount of the applicable revolving commitments then in effect under such Facility, or if such commitments have been terminated, the Revolving Extension of Credit then outstanding under such Facility; provided, however, that determinations of the “Majority Facility Lenders” shall exclude any Commitments or Loans held by Defaulting Lenders.

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“Management Group” means the group consisting of:

(a)            any current or former director, officer, employee or member of management of Holdings or any of its Subsidiaries or any other Parent Entity who, at any time, holds any Capital Stock of Holdings or any Parent Entity;

(b)            any trust, partnership, limited liability company, corporate body or other entity established by any such director, officer, employee or member of management of Holdings or any of its Subsidiaries to hold an investment in Holdings or any other Parent Entity in connection with such Person’s estate or tax planning;

(c)            any spouse, parents, grandparents of any such director, officer, employee or member of management of Holdings or any of its Subsidiaries and any and all descendants of the foregoing, together with any spouse of any of the foregoing Persons, who are transferred an investment in Holdings or any other Parent Entity by any such director, officer, employee or member of management of Holdings or any of its Subsidiaries in connection with such Person’s estate or tax planning; and

(d)            any Person who acquires an investment in Holdings or any other Parent Entity by will or by the laws of intestate succession as a result of the death of an employee of Holdings or any of its Subsidiaries.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, operations, assets or financial condition of the Company and its Restricted Subsidiaries, taken as a whole, (b) the validity or enforceability of the Loan Documents, taken as a whole, or (c) the material rights and remedies available to the Administrative Agent and the Lenders, taken as a whole, under the Loan Documents.

“Material Intellectual Property” means any Intellectual Property that is material to the business or operations of the Company and its Restricted Subsidiaries taken as a whole (as reasonably determined in good faith by the Company).

“Material Non-U.S. Indebtedness” has the meaning set forth in Section 7.2.

“Material Real Property” means any fee-owned real property of the U.S. Loan Parties with a fair market value (as determined by the Company in good faith) equal to or than $20,000,000, in each case, that does not otherwise constitute Excluded Collateral.

“Material Subsidiary” means, subject to the Agreed Security Principles, (a) any Borrower or Guarantor, (b) any direct parent of a Borrower or Guarantor (to the extent not incorporated in an Excluded Jurisdiction), and (c) (to the extent not incorporated in an Excluded Jurisdiction) any other Restricted Subsidiary whose contribution to Consolidated EBITDA is 7.5% or greater (determined by reference to the most recent annual financial statements delivered pursuant to Section 6.1(a) hereof) (provided that for the purpose of this clause Error! Reference source not found. negative Consolidated EBITDA will be deemed equal to zero); provided that, Material Subsidiary shall exclude all Excluded Subsidiaries.

“Materials of Environmental Concern” means any material, substance or waste that is regulated, listed or defined as hazardous, toxic, radioactive, a contaminant or a pollutant pursuant to Environmental Law, including gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, per- or polyfluoroalkyl substances, asbestos, flammable or explosive substances, pesticides and toxic mold.

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“Maximum Incremental Facilities Amount” means, at any date of determination an amount not in excess of:

(a)            the sum of (i) the greater of (A) $460,000,000 and (B) 100% of Adjusted EBITDA for the most recently ended Test Period (calculated on a pro forma basis) plus (ii) all voluntary prepayments, repurchases, redemptions or retirements of the Term Loans, any New Term Loans, any Additional Obligations and any other Indebtedness for borrowed money and all voluntary permanent commitment reductions of any revolving facility (including Revolving Facility and any Revolving Commitment Increase, in each case, to the extent secured on a pari passu basis with the Facilities, so long as such prepayment or commitment reduction is effected on or prior to the date of any such incurrence (including all debt and loan buy-backs and yank-a-bank payments, with credit limited to the purchase amount of such prepayment (rather than the face amount)), (other than any such prepayments, repurchases or reductions to the extent funded with the proceeds of Funded Debt (other than revolving indebtedness)) (collectively, the “Incremental Fixed Amount”); provided, that the amount under clause (i) or (ii) of such Incremental Fixed Amount, as the case may be, shall be reduced (but not to an amount less than zero) by, without duplication, the outstanding principal amount of any Revolving Commitment Increases, New Term Loans, Indebtedness incurred pursuant to Section 7.2(v) and/or Additional Obligations, in each case, that are incurred in reliance on such clause (i) or (ii) as applicable (after giving effect to any reclassification thereof) and by all New Term Loans, Indebtedness incurred pursuant to Section 7.2(v) in the Existing Term Loan Credit Agreement and/or Additional Obligations (each as defined in the Existing Term Loan Credit Agreement) incurred in reliance of the “Incremental Fixed Amount” (as defined in the Existing Term Loan Credit Agreement)); plus

(b)            (i) in the case of any New Term Loans, New Loan Commitments, Revolving Commitment Increases, Indebtedness incurred pursuant to Section 7.2(v) or Additional Obligations that are secured by Liens on any Pro Rata Collateral on a pari passu basis to the Liens securing the obligations under any Existing Facilities Agreement or Liens on any Collateral on a pari passu basis to the Liens securing the Obligations, the amount that would result in the Consolidated Net First Lien Secured Leverage Ratio for the Test Period most recently ended, on a pro forma basis after giving effect to any acquisition or other transaction consummated in connection therewith (without netting the cash proceeds from New Term Loans, Revolving Commitment Increases, Indebtedness incurred pursuant to Section 7.2(v) and/or Additional Obligations then proposed to be incurred and assuming that (other than in the case of delayed draw term loans subject to Section 1.15) any such New Loan Commitments, Revolving Commitment Increase or commitments with respect to Indebtedness incurred substantially contemporaneously pursuant to Section 7.2(v) or Additional Obligations are fully drawn), being not greater than 3.25:1.00,

(ii) in the case of any New Term Loans, New Loan Commitments, Revolving Commitment Increases, Indebtedness incurred pursuant to Section 7.2(v) or Additional Obligations that are secured by Liens on any Pro Rata Collateral that is contractually junior to the Liens securing the obligations under any Existing Facilities Agreement or Liens on any Collateral that is contractually junior to the Liens securing the Obligations, the amount that would result in the Consolidated Net Secured Leverage Ratio for the Test Period most recently ended, on a pro forma basis after giving effect to any acquisition or other transaction consummated in connection therewith (without netting the cash proceeds from New Term Loans, Indebtedness incurred pursuant to Section 7.2(v), Revolving Commitment Increases and/or Additional Obligations then proposed to be incurred and assuming that (other than in the case of delayed draw term loans subject to Section 1.15) any such New Loan Commitments, Revolving Commitment Increase or commitments with respect to Indebtedness incurred substantially contemporaneously pursuant to Section 7.2(v) or Additional Obligations are fully drawn), being not greater than 3.50:1.00, and

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(iii) in the case of any New Term Loans, New Loan Commitments, Revolving Commitment Increases, Indebtedness incurred pursuant to Section 7.2(v), or Additional Obligations that are unsecured, the greater of the amount that would result in the Consolidated Net Total Leverage Ratio for the Test Period most recently ended, on a pro forma basis after giving effect to any acquisition or other transaction consummated in connection therewith (without netting the cash proceeds from New Term Loans, Indebtedness incurred pursuant to Section 7.2(v), Revolving Commitment Increases and/or Additional Obligations then proposed to be incurred and assuming that (other than in the case of delayed draw term loans subject to Section 1.15) any such New Loan Commitments, Revolving Commitment Increase or commitments with respect to Indebtedness incurred substantially contemporaneously pursuant to Section 7.2(v) or Additional Obligations are fully drawn), being not greater than 3.75:1.00 (clause (b), the “Incremental Ratio Amount”).

For any New Term Loans, New Loan Commitments, Indebtedness incurred pursuant to Section 7.2(v), Revolving Commitment Increases or Additional Obligations, in each case, incurred in reliance on the Maximum Incremental Facilities Amount (i) unless the Company elects otherwise, such Indebtedness shall be deemed to have incurred amounts under the Incremental Ratio Amount prior to the utilization of the Incremental Fixed Amount, (ii) whether any such Indebtedness is incurred under the Incremental Ratio Amount or the Incremental Fixed Amount, proceeds may be utilized in a single-transaction by first calculating the incurrence under the Incremental Ratio Amount (without inclusion of any amounts Indebtedness pursuant to the Incremental Fixed Amount) and then calculating the incurrence under the Incremental Fixed Amount and (iii) to the extent that any such Indebtedness is incurred under the Incremental Fixed Amount, at any time subsequent to such incurrence all or a portion of such incurred Indebtedness would be permitted to be incurred under the Incremental Ratio Amount, all or such portion may be reclassified by the Company as elected and deemed as of such time to have been incurred under the Incremental Ratio Amount (which for the avoidance of doubt, shall have the effect of increasing the Incremental Fixed Amount by such re-designated amount).

“Maximum Rate” has the meaning set forth in Section 10.20.

“Minimum Exchange Tender Condition” has the meaning set forth in Section 2.27(b).

“Minimum Extension Condition” has the meaning set forth in Section 2.26(g).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgage” means any mortgage, deed of trust, hypothec, assignment of leases and rents or other similar document delivered on or after the TLB Closing Date by any Loan Party in favor of, or for the benefit of, the Security Agent for the benefit of the Secured Parties, with respect to Mortgaged Properties, each substantially in form and substance reasonably acceptable to the Administrative Agent and the Company (taking into account the law of the jurisdiction in which such mortgage, deed of trust, hypothec or similar document is to be recorded).

“Mortgaged Properties” means all Real Property that shall be subject to a Mortgage that is delivered pursuant to the terms of this Agreement.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way

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of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) received by any Loan Party, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, consulting fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred by any Loan Party in connection therewith; (ii) taxes paid or reasonably estimated to be payable by any Loan Party as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); (iii) the amount of any reasonable reserve established in accordance with the Applicable Accounting Standards against any liabilities (other than any taxes deducted pursuant to clause (ii) above) (A) associated with the assets that are the subject of such event and (B) retained by the Company or any of the Restricted Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such event occurring on the date of such reduction and (iv) the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of the Company or any Subsidiary as a result thereof and (b) in connection with any Equity Issuance or other issuance or sale of debt securities or instruments or the incurrence of Funded Debt, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Lender” has the meaning set forth in Section 2.25(b).

“New Loan Commitments” has the meaning set forth in Section 2.25(a).

“New Loans” means any loan made by any New Lender pursuant to this Agreement.

“New Revolving Loans” has the meaning set forth in Section 2.25(b).

“New Term Lender” means a Lender that has a New Term Loan.

“New Term Loan Commitment” has the meaning set forth in Section 2.25(a).

“New Term Loans” has the meaning set forth in Section 2.25(b).

“Non-Defaulting Lender” means any Lender other than a Defaulting Lender.

“Non-Excluded Taxes” (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Documents, and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Non-Extending Lender” has the meanings set forth in Section 2.26(d).

“Non-Loan Party” means any Restricted Subsidiary that is not a Loan Party.

“Non-Pro Rata/TL Guarantor Subsidiary” means any Restricted Subsidiary of the Company which is not a Guarantor or a Pro Rata Loan Party.

“Non-U.S. Benefit Arrangement” means any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by the Borrower or any of its Subsidiaries, or any other entity related to the Borrower or any of its Subsidiaries on a controlled group basis.

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“Non-U.S. Lender” has the meaning set forth in Section 2.20(f).

“Non-U.S. Loan Party” means any Loan Party that is not a U.S. Loan Party.

“Non-U.S. Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by the Borrower or any of its Subsidiaries or any other entity related to the Borrower or any of its Subsidiaries on a controlled group basis.

“Non-U.S. Plan Event” means with respect to any Non-U.S. Benefit Arrangement or Non-U.S. Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Non-U.S. Benefit Arrangement or Non-U.S. Plan; (b) the failure to register or loss of good standing with any applicable regulatory authorities of any such Non-U.S. Benefit Arrangement or Non-U.S. Plan required to be registered; or (c) the failure of any Non-U.S. Benefit Arrangement or Non-U.S. Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Non-U.S. Benefit Arrangement or Non-U.S. Plan.

“Non-U.S. Subsidiary” means any Restricted Subsidiary of the Company that is not a U.S. Subsidiary.

“Note” means any promissory note evidencing any Loan, which promissory note shall be in the form of Exhibit A-1 or Exhibit A-2, as applicable, or such other form as agreed upon by the Administrative Agent and the Borrower.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent, the Security Agent or to any Lender whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of

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Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise, including any Secured Hedging Obligations; provided that the “Obligations” of a Subsidiary shall exclude any Excluded Swap Obligations with respect to such Subsidiary.

“Organizational Documents” shall mean, collectively, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation or articles of incorporation and by-laws (or similar constitutive documents) of such Person, (ii) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement or memorandum and articles of association (or similar constitutive documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constitutive documents) of such Person (and, where applicable, the equity holders or shareholders registry of such Person), (iv) in the case of any general partnership, the partnership agreement (or similar constitutive document) of such Person, or (v) in any other case, the functional equivalent of the foregoing.

“Original Financial Statements” means the consolidated financial statements of TopCo for the fiscal year ended on December 31, 2024.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Intercreditor Agreement” means an intercreditor agreement in form and substance reasonably satisfactory to the Company and the Required Lenders.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.24); provided that, notwithstanding anything to the contrary under any Loan Document, any stamp duty, registration or similar Taxes applicable to confirmatory deeds (atti confermativi di garanzia) to be executed, at the written request of the Administrative Agent, by way of an Italian notarial deed (or foreign deed to be registered with an Italian notary) in connection with the confirmation of any Lien created over the Company’s corporate capital of Italian società a responsabilità limitata, in each case no more than twice over the life of the Loans, respectively, at the following times: (a) promptly, after six months of the Closing Date; and (b) promptly, after two and half years after the Closing Date, shall constitute Other Taxes.

“Outbound Investment Rules” means the regulations, administered and enforced together with any related public guidance issued, by the United States Treasury Department under the U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulations; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

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“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Term Benchmark borrowings denominated in U.S. Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent Entity” means Holdings and any Person that is a direct or indirect parent of Holdings and of which Holdings is a direct or indirect subsidiary.

“Pari Passu Debt” means Indebtedness that is secured by a Lien on (i) any of the Collateral ranking equal with the Lien on such Collateral securing the Obligations, pursuant to any Applicable Intercreditor Agreement or (ii) any Pro Rata Collateral that is not Collateral.

“Participant” has the meaning set forth in Section 10.6(c)(i).

“Participant Register” has the meaning set forth in Section 1.1(n)(iii).

“Participating Member State” means each state so described in any EMU Legislation. “Payment Recipient” has the meaning set forth in Section 9.6(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Items” means the current cash service costs attributable to any income or charge attributable to a post-employment benefit scheme.

“Perfection Exceptions” means that no Loan Party and none of their respective Subsidiaries shall be required to (i) perfect or create a security interest to the extent the cost, burden, difficulty or consequence of perfecting or creating a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Company in its reasonable judgment, (ii) with respect to the U.S. Loan Parties, in no event shall (1) any Collateral include any Excluded Collateral or shall any actions be taken with respect to any assets of the U.S. Loans Parties that do not constitute Collateral, (2) deposit or security account control agreements or control, lockbox or similar arrangements be required, (3) landlord, mortgagee and bailee waivers or subordination agreements be required, (4) notices be required to be sent to account debtors or other contractual third parties unless an Event of Default has occurred and is continuing, (5) estoppels or collateral access letters or similar arrangements be required, (6) actions other than (x) the filing of a UCC financing statement and (y) the filing of a short form intellectual property security agreement with the United States Patent and Trademark Office or United States Copyright Office be required with respect to the perfection or creation of the security interest in any intellectual property (with any requirement to provide updated information with respect to any such intellectual property to only be required to be provided at the time of delivery of a compliance certificate with annual audited financial statements delivered pursuant to Section 6.1(a)) or (7) any action be required outside of the United States with respect to any U.S. Loan Party (including its equity interests and assets), in order to create or perfect any security interest in any assets and no non-U.S. law security or pledge agreements, non-U.S. law mortgages or deeds or non-U.S. intellectual property filings or searches will be required (other than a pledge over Capital Stock of any Loan Party, which shall be governed by the law of the jurisdiction of formation of such Loan Party whose Capital Stock is being pledged) and (iii) in respect of the Company and any Non-U.S. Subsidiary, take any actions contrary to the Agreed Security Principles.

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“Perfection Requirements” means the making or the procuring of the appropriate registrations, filings, endorsements, notarization, stampings and/or notifications/acceptance of the Security Documents and/or the security interests created thereunder and any other actions or steps necessary in any jurisdiction or under any laws or regulations in order to create or perfect the Collateral and/or the security interests created thereunder or to achieve the relative priority expressed therein, in each case, subject to the Perfection Exceptions and in the case of any Non-U.S. Loan Party, the Agreed Security Principles.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” means (a) any acquisition (including, if applicable, in the case of any Intellectual Property, by way of license) approved by the Required Lenders, (b) any acquisition made solely with the Net Cash Proceeds of any substantially concurrent Equity Issuance or capital contribution (other than Disqualified Capital Stock) or (c) any acquisition of all or substantially all the assets of, or a majority of the Capital Stock in (or any acquisition of Capital Stock if, following the acquisition of such Capital Stock, a majority of Capital Stock is owned), or merger, consolidation or amalgamation with, a Person, or any acquisition of assets constituting a division or line of business or business or operating unit of a Person (or any subsequent investment made in a Person, division or line of business or business or operating unit previously acquired in a Permitted Acquisition) (each, an “Acquisition”).

“Permitted Business” means the Business and any other services, activities or businesses incidental or directly related, similar or complementary to any line of business engaged in by the Company and its Subsidiaries as of the Closing Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Buy-Back” has the meaning set forth in Section 10.6(h).

“Permitted Capital Stock” means (i) common Capital Stock, (ii) preferred Qualified Capital Stock or (iii) other preferred equity or instruments having terms reasonably acceptable to the Administrative Agent.

“Permitted Cure Securities” shall mean Capital Stock (other than Disqualified Capital Stock) issued to the extent (and only to the extent) necessary to fund the Cure Right.

“Permitted Debt Exchange” has the meaning set forth in Section 2.27(a).

“Permitted Debt Exchange Notes” has the meaning set forth in Section 2.27(a).

“Permitted Debt Exchange Offer” has the meaning set forth in Section 2.27(a).

“Permitted Dematerialization” has the meaning set forth in Section 7.4(d).

“Permitted Holders” means each of:

(a)	(i) Mr. Luca Ferrari, (ii) Mr. Matteo Danieli, (iii) Mr. Luca Querella and (iv) Mr. Francesco Patarnello;

(b)	any member of the Management Group (or any controlled Affiliate thereof);

(c)	any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of which Persons described in the foregoing clauses Error! Reference source not found. and (a) are members;

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provided that, without giving effect to the existence of such group or any other group, the Persons described in clauses Error! Reference source not found. or (a), collectively, Beneficially Own Voting Stock representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding equity interests of Holdings (determined on a fully diluted basis but without giving effect to contingent voting rights not yet vested) then held by such group; and

(d)	any Permitted Parent.

“Permitted Holdings Loans” means any loans and promissory notes incurred or established between Holdings (as creditor) to the Company (as debtor); provided that (i) such loans and promissory notes (I) do not require any cash payments prior to the earlier of (i) the Termination Date and (ii) the Latest Maturity Date at the time of incurrence or establishment, as applicable, thereof, (II) mature later than the Latest Maturity Date at the time of incurrence or establishment, as applicable, thereof and (III) have no mandatory prepayments (other than in respect of customary AHYDO catch-up payments), amortization or events of default that apply prior to the earlier of (i) the Termination Date and (ii) the Latest Maturity Date at the time of incurrence or establishment, as applicable, thereof, (ii) such loans and promissory notes are subject to an Applicable Intercreditor Agreement on or prior to the later of the TLB Closing Date and the incurrence or establishment thereof, providing for such loans and promissory notes contractually subordinated to the Obligations (x) as Subordinated Liabilities under, and as defined in, the Intercreditor Agreement or (y) in a manner similar to the intragroup liabilities or otherwise acceptable to the Administrative Agent and (iii) Holdings grants a security interest in such loans to secure Obligations (on a non-recourse basis) on or prior to the later of the TLB Closing Date or (if later) the date falling 15 Business Days after the incurrence or establishment thereof (or such later date agreed to by the Administrative Agent in its reasonable discretion).

“Permitted IPO/Tax Reorganization” means any transaction or action taken in connection with and reasonably related to a Qualified IPO or tax planning and tax reorganization, so long as, after giving effect thereto, neither the value of the Guaranty nor the security interest of the Security Agent in the Collateral, taken as a whole, is materially impaired (as determined by the Company in good faith).

“Permitted Parent” means (a) any Parent Entity that at the time it became a Parent Entity was a Permitted Holder pursuant to clause Error! Reference source not found., (a) or (c) of the definition thereof; provided that such Parent Entity was not formed in connection with, or in contemplation of, a transaction (other than the Transactions) that would otherwise constitute a Change of Control and (b) any Parent Entity, so long as it is controlled by one or more Persons that are Permitted Holders pursuant to clause Error! Reference source not found., (a), or ((c) of the definition thereof.

“Permitted Pre-Close Holdings Loans” means any loans and promissory notes incurred or established on or prior to the TLB Closing Date by Holdings set forth on Schedule 1.1C.

“Permitted Refinancing Obligations” means senior or subordinated Indebtedness (which Indebtedness may be (a) secured by the Collateral on a junior basis, (b) unsecured or (c) secured by the Collateral on a pari passu basis), including customary bridge financings, in each case issued or incurred by the Borrower or the Company to refinance Indebtedness and/or Revolving Commitments incurred under this Agreement and the Loan Documents or Additional Obligations, including Indebtedness incurred to pay fees, discounts, premiums and expenses in connection therewith; provided that (i) the terms of such Indebtedness, other than a revolving credit facility that does not include scheduled commitment reductions or amortization prior to maturity, shall not provide for a maturity date or Weighted Average Life to Maturity earlier than the maturity date or shorter than the Weighted Average Life to Maturity of the Indebtedness being refinanced, as applicable (other than an earlier maturity date and/or shorter Weighted Average Life

42

to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter Weighted Average Life to Maturity than the maturity date or the Weighted Average Life to Maturity of the Indebtedness being refinanced, as applicable), (ii) any such Indebtedness that is a revolving credit facility shall not mature prior to the maturity date of the revolving commitments being replaced, (iii)(A) with respect to Permitted Refinancing Obligations issued or incurred by the Borrower, such Permitted Refinancing Obligations will not be guaranteed by any Person that does not guarantee the Obligations and will not be secured by any assets other than the Collateral (and to the extent secured, shall be subject to an Applicable Intercreditor Agreement) and (B) with respect to Permitted Refinancing Obligations issued or incurred by the Company, subject to the Agreed Security Principles (to the extent such guarantee or asset is not legally possible to be delivered to guarantee or secure all or a portion of any then-existing Italian Debt under the Pro Rata Facilities Loan Documents), such Permitted Refinancing Obligations will not be guaranteed by any Person that does not guarantee any Italian Debt under any Pro Rata Facilities Loan Documents (or, in case the loans and commitments under any Pro Rata Facilities Loan Documents are not outstanding, which would have not been required to guarantee such loans and commitments if such loans and commitments were outstanding) and will not be secured by any assets other than the Pro Rata Collateral (and to the extent secured, shall be subject to an Applicable Intercreditor Agreement) (or, in case the loans and commitments under any Pro Rata Facilities Loan Documents are not outstanding, any assets that would have been required to secure such loans and commitments if such loans and commitments were outstanding), (iv) such Indebtedness shall not have a higher payment or lien priority than the Indebtedness being refinanced, and (v) the aggregate principal amount of any Permitted Refinancing Obligations shall not be greater than the aggregate principal amount (or committed amount) of such Indebtedness being refinanced or replaced plus any fees, premiums, original issue discount and accrued interest associated therewith, and costs and expenses related thereto, and such Indebtedness being refinanced or replaced will be permanently reduced substantially with, or in one business day of, the issuance thereof.

“Permitted Refinancings” means with respect to any Person, refinancings, replacements, modifications, refundings, renewals or extensions of Indebtedness; provided that (a) there is no increase in the principal amount (or accrued value) thereof (excluding accrued interest, fees, discounts, premiums and expenses), (b) the Weighted Average Life to Maturity of such Indebtedness is greater than or equal to the shortest of (i) the Weighted Average Life to Maturity of the Indebtedness being refinanced or (ii) the remaining Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans (in each case, other than a shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for a shorter Weighted Average Life to Maturity than the shortest of (i) the Weighted Average Life to Maturity of the Indebtedness being refinanced, or (ii) the remaining Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans), (c) immediately after giving effect to such refinancing, replacement, refunding, renewal or extension, no Event of Default shall be continuing, (d) if the Indebtedness being refinanced is subordinated in right of payment to the Obligations or any guarantees thereof, such refinancing Indebtedness shall be subordinated in right of payment to such Obligations or such guarantees on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced, (e) neither the Company nor any Restricted Subsidiary shall be an obligor or guarantor of any such refinancings, replacements, modifications, refundings, renewals or extensions except to the extent that such Person was (or, when initially incurred could have been) such an obligor or guarantor in respect of the applicable Indebtedness being modified, refinanced, replaced, refunded, renewed or extended; provided further that any Indebtedness being refinanced shall be permanently reduced substantially with, or in one Business Day of, the issuance of such Permitted Refinancing and (f) if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is secured by Liens on any Collateral or Pro Rata Collateral (as applicable),

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such modification, refinancing, refunding, renewal, replacement or extension shall not have a higher ranking Lien priority with respect to the Collateral or the Pro Rata Collateral, as applicable, than such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means at a particular time, any employee benefit plan as defined in Section 3(3) of ERISA (whether or not subject to ERISA but excluding a Non-U.S. Plan) and in respect of which the Borrower, any of its Subsidiaries or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, including a Multiemployer Plan.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA.

“Platform” has the meaning set forth in Section 10.2(c).

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro-Forma Adjustments” means the pro forma increase or decrease in Consolidated EBITDA of any Person and its Restricted Subsidiaries for the applicable period pursuant to the following, with respect to Consolidated EBITDA:

(i)	any extraordinary, unusual or non-recurring expenses, losses, charges, costs, accruals or reserves of any kind including losses on sales of assets outside of the ordinary course of business;

(ii)	restructuring, transition and integration costs or reserves, attributable to (i) the planning, undertaking and/or implementation of cost savings or strategic initiatives, business optimization, cost rationalization programs, operating expense reductions and/or other initiatives, actions or synergies, (ii) costs associated with office and facility openings, closings, consolidations, relocation costs and other non-recurring business optimization expenses and/or discontinued operations (including, but not limited to, any severance, rent termination costs, moving costs and legal costs), and (iii) relating to any severance, any signing, retention or competition bonus, or any modification to any pension and post-retirement employee benefit plan;

(iii)	stock-option based and other equity settled share based compensation or payment (including any make-whole payments to option holders, in connection with dividends paid prior to the Closing Date);

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(iv)	the amount of “run rate” cost savings and other operating improvements, operating expense reductions and synergies (which, for the avoidance of doubt, shall not include revenue synergies) projected by the Company in good faith to be realized as a result of the Transaction, the Vimeo Acquisition, the AOL Acquisition, the Eventbrite Acquisition, any other acquisition, sale, sale and leaseback, assignment, conveyance, transfer, license or other disposition thereof (whether effected pursuant to a division or otherwise) (including the termination or discontinuance of activities constituting such business) of business entities or properties or assets, constituting a division or line of business of any business entity, division or line of business that is the subject of any such acquisition, sale, sale and leaseback, assignment, conveyance, transfer, license or other disposition thereof (whether effected pursuant to a division or otherwise), or from any operational change, operational efficiencies, strategic and cost-saving initiatives, business optimization initiatives, purchasing improvements, acquisitions, divestitures, other specified transactions, restructurings or other initiatives or actions, in each case, that are reasonably quantifiable, factually supportable and projected by the Company in good faith to result from actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Company) within twenty-four (24) months after the date of such calculation (in each case, calculated on a pro forma basis as though such cost savings and other operating improvements, operating expense reductions, and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions to the extent already included in the Consolidated EBITDA for such period, provided that (A) no cost savings shall be added pursuant to this paragraph (iv) to the extent already included in clauses (i) and (ii) above and (v) and (vi) below with respect to such period, (B) the aggregate amount added back pursuant to this paragraph (iv), together with the aggregate amount added back pursuant to the following clause (vi), shall not exceed 25% of Consolidated EBITDA for such period, and (C) all “run rate” cost savings already achieved as a consequence of reduction in personnel shall be deemed covered by paragraph (v) below;

(v)	the amount of “run rate” cost savings already achieved as a consequence of reduction in personnel calculated on a pro forma uncapped basis (to avoid double counting on a pro rata temporis basis starting from the first day of the applicable Test Period to the day in which the lay-off has occurred e.g. without duplication with the yet to be achieved synergies as per paragraph (iv) above);

(vi)	adjustments and add-backs (which add-backs and adjustments shall not be limited to the time periods in respect of which such add-backs and adjustments were reflected therein) not already included in either of the above paragraphs (i), (ii), (iii), (iv) and (v) reflected in any quality of earnings report or any financial due diligence report prepared by a “Big Four” independent accounting firm or other accounting or financial advisory firm reasonably acceptable to the Agent in connection with the Vimeo Acquisition, the AOL Acquisition, the Eventbrite Acquisition, any Permitted Acquisition or investment, provided that, for the avoidance of doubt, yet to be achieved synergies as per paragraph (iv) above shall not exceed 25% of Consolidated EBITDA for such period in accordance with the provisions of paragraph (iv) above;

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provided that for purposes of calculating Consolidated EBITDA of the Company and its Subsidiaries for any period:

(A)	the Consolidated EBITDA of any person, right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, constituting a division or line of business of any business entity, division or line of business, in each case, acquired by the Company or any of its Subsidiaries during such period and assuming any synergies, cost savings and other operating improvements and operating reductions projected by the Company in good faith to be reasonably anticipated to be realizable as a result of actions that have been taken or initiated or expected to be taken (in the good faith determination of the Company) within twenty-four (24) months after the date of such calculation, shall be included on a pro forma basis for such period (but assuming the consummation of such acquisition or such designation, as the case may be, occurred on the first day of such period) (provided that the aggregate amount added back pursuant to this proviso, together with the aggregate amount added back pursuant to paragraph (iv) and (vi) above, shall not exceed 25% of Consolidated EBITDA for such period (prior to giving effect to such addbacks)); and

(B)	the Consolidated EBITDA of any person, right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, constituting a division or line of business of any business entity, division or line of business, in each case, disposed of by the Company or any of its Subsidiaries during such period, shall be excluded for such period (assuming the consummation of such sale, sale and leaseback, assignment, conveyance, transfer, license or other disposition thereof (whether effected pursuant to a division or otherwise) or such designation, as the case may be, occurred on the first day of such period).

“Pro Rata Collateral” means all of the “Transaction Security” (or similar term) referred to in any Pro Rata Facilities Loan Document and all of the other property and assets, in each case, that are or are required under the terms of any Pro Rata Facilities Loan Documents to be subject to Liens securing obligations under any Pro Rata Facilities Loan Document; provided that under no circumstances shall Collateral include any assets of any U.S. Loan Party that are Excluded Collateral.

“Pro Rata Facilities” means the commitments and loans and other extensions of credit extended under the Pro Rata Facilities Agreement.

“Pro Rata Facilities Agreement” means that certain Senior Facilities Agreement dated as of July 30, 2024, among the Company, Banco BPM S.p.A., BNP Paribas Italian Branch and Intesa Sanpaolo S.p.A., as arrangers, and the Security Agent, as agent and security agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof or establishing additional facilities thereunder (unless in

46

each case the Company has elected in writing that such agreement shall not be a Pro Rata Facilities Agreement).

“Pro Rata Facilities Loan Documents” means any Pro Rata Facilities Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto.

“Pro Rata Guarantor” means the Company and each of its Restricted Subsidiary that guarantees any obligations under the Pro Rata Facilities Agreement.

“Pro Rata Loan Party” means the Company, the Borrower and any Pro Rata Guarantor. “Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock and Intellectual Property.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Information” has the meaning set forth in Section 10.2(c).

“Public Lender” has the meaning set forth in Section 10.2(c).

“QFC” has the meaning set forth in Section 10.24.

“QFC Credit Support” has the meaning set forth in Section 10.24.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock. “Qualified IPO” means (x) an underwritten public offering (other than a public offering pursuant to a registration statement on Form S-4 or Form S-8 or comparable filing in any other applicable jurisdiction) of the Capital Stock of Holdings or any other Parent Entity pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act or any other comparable Governmental Authority in any other applicable jurisdiction (whether alone or in connection with a secondary public offering) or (y) the acquisition, purchase, merger or combination of Holdings or any direct or indirect Parent Entity of Holdings, by or with, a publicly traded special acquisition company or targeted acquisition company or any entity similar to the foregoing or any subsidiary thereof that results in the Capital Stock of Holdings or any other Parent Entity thereof (or its successor by merger or combination) being (i) exchanged for Capital Stock of such publicly traded special acquisition company or targeted acquisition company or any entity similar to the foregoing or any subsidiary thereof or (ii) otherwise listed for trading on, or such parent being wholly-owned by another entity whose Capital Stock is listed for trading on, a bona fide nationally-recognized or internationally-recognized securities exchange.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (i) such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions, and the use of proceeds thereof) is in the aggregate economically fair and reasonable to the Borrower, its Subsidiaries and the Securitization Subsidiary, (ii) all sales, transfers and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value, and (iii) the financing terms, covenants, termination events and other provisions thereof, including any Standard Securitization Undertakings, shall be market terms; in each case of clauses (i), (ii) and (iii), as determined by the Board of Directors of the Company in good faith. The grant of a security interest in any Securitization Assets of the Company or any of the

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Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under this Agreement prior to engaging in any Securitization Financing shall not be deemed a Qualified Securitization Financing.

“Rate Determination Notice” has the meaning set forth in Section 2.22.

“Ratio Debt” has the meaning set forth in Section 7.2(a).

“Real Property” means collectively, all right, title and interest of the Company or any other Restricted Subsidiary in and to any and all parcels of real property owned or operated by the Company or any other Restricted Subsidiary together with all improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Financing Transaction” means any transaction or series of transactions entered into by Holdings, the Borrower or any Restricted Subsidiary pursuant to which such party consummates a “true sale” of its receivables to a non-related third party on market terms as determined in good faith by the Borrower; provided that such Receivables Financing Transaction is (i) non-recourse (including with respect to Holdings) and (ii) consummated pursuant to customary contracts, arrangements or agreements entered into with respect to the “true sale” of receivables on market terms for similar transactions.

“Recipient” means (a) the Agents, and (b) any Lender, as applicable.

“Recovery Event” means any settlement of or payment in respect of any Property or casualty insurance claim or any condemnation proceeding relating to any asset of the Company or any Restricted Subsidiary, with respect to any individual Recovery Event, pursuant to which any Loan Party receive Net Cash Proceeds in an amount in excess of the greater of (x) $47,500,000 and (y) 10% of Adjusted EBITDA as of the end of the most recently ended Test Period at the time of receipt of such proceeds.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if following a Benchmark Transition Event and a Benchmark Replacement Date with respect to Term SOFR, such Benchmark is Daily Simple SOFR, then four U.S. Government Securities Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Revolving Commitments” has the meaning set forth in Section 10.1(c).

“Refinanced Term Loans” has the meaning set forth in Section 10.1(c).

“Refinancing Revolving Commitments” has the meaning set forth in Section 10.1(c).

“Refinancing Term Loans” has the meaning set forth in Section 10.1(c).

“Register” has the meaning set forth in Section 1.1(n)(iv).

“Regulation U” means Regulation U of the Board as in effect from time to time. “Reimbursement Obligation” means the obligation of the Borrower to reimburse an Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

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“Reinvestment Deferred Amount” means with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party for its own account in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.12 as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Asset Sale or Recovery Event in respect of which a Loan Party has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice signed on behalf of any Loan Party by a Responsible Officer stating that the Company and its Restricted Subsidiaries intend and expect to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets used or useful in a Permitted Business or to make investments useful in the Permitted Business (other than short-term working capital or for liquidity purposes) (including, for the avoidance of doubt, any Permitted Acquisitions or similar investments by the Company and its Restricted Subsidiaries).

“Reinvestment Prepayment Amount” means with respect to any Reinvestment Event, the Reinvestment Deferred Amount (or the relevant portion thereof, as contemplated by clause (ii) of the definition of “Reinvestment Prepayment Date”) relating thereto less any amount contractually committed by the applicable Loan Party (directly or indirectly through a Subsidiary) to be expended prior to the relevant Reinvestment Prepayment Date (a “Committed Reinvestment Amount”), or actually expended prior to such date, in each case to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets or make investments useful in the Permitted Business.

“Reinvestment Prepayment Date” means with respect to any Reinvestment Event, the earlier of (i) the date occurring 12 months after the receipt of the Net Cash Proceeds of such Reinvestment Event (or, if the Company or any Restricted Subsidiary, as applicable, has contractually committed within 12 months following receipt of such Net Cash Proceeds to reinvest such Net Cash Proceeds, then within 18 months following receipt of such Net Cash Proceeds (the “Trigger Date”)) and (ii) with respect to any portion of a Reinvestment Deferred Amount, the date that is five Business Days following the date on which any Loan Party shall have determined not to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets or make investments useful in the Permitted Business with such portion of such Reinvestment Deferred Amount.

“Related Persons” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, managers, officers, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” or “Released” means, with respect to Materials of Environmental Concern, any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure or facility.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reorganization Costs” means costs, expenses or losses relating to employee relocation, retraining, severance and termination, business interruption, reorganization and other restructuring or cost-cutting measures, the rationalization, re-branding, start-up, reduction or elimination of product lines, assets or

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businesses, the consolidation, relocation, or closure of retail, administrative or production locations and other similar items (for the avoidance of doubt, excluding any related Capital Expenditure).

“Replaced Lender” has the meaning set forth in Section 2.24.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived by the PBGC in accordance with the regulations thereunder.

“Representatives” has the meaning set forth in Section 10.14.

“Required Lenders” means at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Tranche A Term Loans, and Extended Term Loans, if any, and unused Commitments in respect thereof, if any, then outstanding, (ii) the aggregate unpaid principal amount of the Revolving Loans, if any, and unused Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Revolving Extensions of Credit then outstanding, (iii) subject to Section 1.15, the New Loan Commitments and the Loans with respect thereto then in effect in respect of any New Term Facility and (iv) the Extended Revolving Commitments then in effect in respect of any Extended Revolving Facility or, if such Extended Revolving Commitments have been terminated, the Extended Loans in respect thereof then outstanding; provided, however, that determinations of the “Required Lenders” shall exclude any Commitments or Loans held by Defaulting Lenders.

“Required Prepayment Lenders” means the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans; provided, however, that determinations of the “Required Prepayment Lenders” shall exclude any Term Loans held by Defaulting Lenders.

“Required Revolving Lenders” means at any time, the holders of more than 50% of the Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Revolving Extensions of Credit then outstanding, provided, however, that determinations of the “Required Revolving Lenders” shall exclude any Revolving Commitments or Revolving Loans held by Defaulting Lenders.

“Required Tranche A Term Lenders” means at any time, the holders of more than 50% of the sum of the Tranche A Term Commitments and Tranche A Term Loans then outstanding; provided, however, that determinations of the “Required Tranche A Term Lenders” shall exclude any Tranche A Term Loans held by Defaulting Lenders.

“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer (or similar title), director of finance (or similar title), controller or treasurer (or similar title) of the Company or the Borrower and, with respect to financial matters, the chief financial officer (or similar title), director of finance (or similar title), controller or treasurer (or similar title) of the Company or the Borrower and, solely for purposes of notices given pursuant to Section 2, any other officer or employee of the Company

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or the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or pursuant to an agreement between the Company and the Administrative Agent.

“Restricted Debt Payments” has the meaning set forth in Section 7.611.

“Restricted Payments” has the meaning set forth in Section 7.6.

“Restricted Subsidiary” means any Subsidiary of the Company which is not an Unrestricted Subsidiary.

“Restructuring Costs” means any expenditure incurred by members of the Group in connection with any restructuring of the Group or any business or assets of any member of the Group (including, without limitation, disposals, relocating, redundancies, carve-outs, corporate reorganizations and the shut down and/or re-branding of sites) and the payment of costs and expenses incurred in connection with such restructuring.

“Revolving Commitment Increase” has the meaning set forth in Section 2.25(a).

“Revolving Commitment Period” means the period from and including the Closing Date to the earliest of (a) February 7, 2031, and (b) the date on which all Revolving Commitments have been reduced to $0 or terminated pursuant to Section 2.10(a).

“Revolving Commitments” means with respect to any Revolving Lender, the obligation of such Lender, if any, to make Revolving Loans and to purchase participations in L/C Obligations in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 2.1, or, as the case may be, in the Assignment and Assumption, Joinder Agreement or Lender Joinder Agreement pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to an Extension Amendment, an Increase Supplement or otherwise pursuant to the terms hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $195,000,000.

“Revolving Extensions of Credit” means as to any Revolving Lender at any time, an amount equal to the sum of, without duplication (a) the aggregate principal amount of all Revolving Loans, if any, held by such Lender then outstanding and (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding.

“Revolving Facility” has the meaning set forth in the definition of “Facility.”

“Revolving Lender” means each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans” has the meaning set forth in Section 2.4(a).

“Revolving Percentage” means as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the aggregate Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which such Revolving Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate Revolving Extensions of Credit then outstanding.

“Revolving Termination Date” means March 7, 2031.

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“Rollover Indebtedness” means Indebtedness of a Loan Party issued to any Lender in lieu of such Lender’s pro rata portion of any repayment of Term Loans made pursuant to Section 2.11 or Section 2.12 so long as (other than in connection with a refinancing in full of the Facilities) the terms of such Indebtedness shall be of a type permitted by, and shall comply with the proviso set forth in, the definition of “Permitted Refinancing Obligations”.

“S&P” means Standard & Poor’s Ratings Group, Inc., a division of McGraw Hill Companies, Inc., or any successor to the rating agency business thereof.

“Same Day Funds” means with respect to disbursements and payments in U.S. Dollars in immediately available funds.

“Sanctioned Country” means, at any time, a country or territory which is the subject of country-wide or territory-wide Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea region of Ukraine and the so-called Donetsk People’s Republic and Luhansk People’s Republic).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or the United Nations Security Council, the European Union, any Member State of the European Union, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority; (b) any Person operating, organized or resident in a Sanctioned Country; or (c) any Person 50% or more owned or controlled (as such terms are defined under corresponding sanctions) by any person within the scope of (a).

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced by the United States Government (including without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury), the European Union, any member state of the European Union, His Majesty’s Treasury of the United Kingdom, the United Nations Security Council or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Section 2.26 Additional Amendment” has the meaning set forth in Section 2.26(c).

“Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligations) under each Hedge Agreement (a) that is in effect on the Closing Date between the Company or any of its Restricted Subsidiaries, on the one hand, and a counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Lead Arranger as of the Closing Date, notwithstanding that such counterparty may cease to be the Administrative Agent, a Lender, a Lead Arranger or any Affiliate thereof after the Closing Date or any other Person designated by the Company, on the other hand, or (b) that is entered into after the Closing Date between the Company or any of its Restricted Subsidiaries, on the one hand, and any counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Lead Arranger on the Closing Date or at the time such Hedge Agreement is entered into or any other Person designated by the Company, on the other hand, and, in each case, that has been designated to the Administrative Agent in writing by the Company as being a Secured Hedging Obligation for purposes of the Loan Documents, it being understood that (i) such designation to the Administrative Agent may be made in respect of a master agreement that governs multiple Hedge Agreements among the parties thereto and (ii) each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent

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under the applicable Loan Documents and (B) to have agreed to be bound by the provisions of Section 9 and Section 10.11 as if it were a Lender and by the provisions of the Intercreditor Agreement and shall have become a counterparty to the Intercreditor Agreement as a “Hedge Counterparty” (as defined in the Intercreditor Agreement) in accordance with its terms.

“Secured Parties” means collectively, the Lenders, the Administrative Agent, the Security Agent, any Issuing Lender, each counterparty to a Hedge Agreement the obligations under which constitute Secured Hedging Obligations, any other holder from time to time of any of the Obligations and, in each case, their respective successors and permitted assigns.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment (including with respect to rights of payment pursuant to the terms of Joint Ventures) subject to a Qualified Securitization Financing and the proceeds thereof.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of the Company or any of its Subsidiaries, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller or transferor of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a Standard Securitization Undertaking, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a wholly owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Company or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Company or such other Person (as provided below) as a Securitization Subsidiary, and

(a)            no portion of the Indebtedness or any other obligation (contingent or otherwise) of which (i) is guaranteed by Company, the Borrower or any other Subsidiary of the Company, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on,

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Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Company, the Borrower or any other Subsidiary of the Company, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company, the Borrower or any other Subsidiary of the Company, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b)            with which none of the Company, the Borrower or any other Subsidiary of the Company, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Company believes in good faith to be no less favorable to Company, the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, and

(c)            to which none of the Company, the Borrower or any other Subsidiary of the Company, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Security Agent” means Intesa Sanpaolo S.p.A., in its capacity as security agent and mandatario con rappresentanza pursuant to Italian law for the Secured Parties, under the Security Documents and any of its successors and permitted assigns in such capacity.

“Security Documents” means the Closing Date Security Documents and all other security documents (including any Mortgages and Intellectual Property security agreements) hereafter delivered to the Administrative Agent or the Security Agent purporting to grant a Lien on any Property of any Loan Party to secure the Obligations (including, for the avoidance of the doubt, a pledge over the equity interest of the Company (on a non-recourse basis) and a pledge over any material loans made by Holdings to any of the Borrower and the Company or Restricted Subsidiaries of the Company).

“Significant Subsidiaries” means Restricted Subsidiaries of the Company constituting, individually or in the aggregate (as if such Restricted Subsidiaries constituted a single Subsidiary), a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as in effect on the Closing Date.

“Single Employer Plan” means any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and in respect of which the Borrower or any of its Subsidiaries or any Commonly Controlled Entity is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“SOFR Administrator” shall mean the NYFRB (or a successor administrator of the secured overnight financing rate).

“Solvent” means with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person, on a consolidated basis, will, as of such date, not be less than the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such

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quoted terms are determined in accordance with applicable federal and state laws governing determinations of the solvency of debtors, (b) the present fair saleable value of the assets of such Person, on a consolidated basis, will, as of such date, not be less than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital, on a consolidated basis, with which to conduct its business and (d) such Person, on a consolidated basis, will be able to pay its debts as they become absolute and mature. For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) except as otherwise provided by applicable law, the amount of “contingent liabilities” at any time shall be the amount thereof which, in light of all the facts and circumstances existing at such time, can reasonably be expected to become actual or matured liabilities.

“Specified Event of Default” shall mean an Event of Default arising under Section 8.1(a) or 8.1(e).

“Specified Existing Tranche” has the meaning set forth in Section 2.26(a).

“Specified Representations” means the representations and warranties of each of the Borrower and the other Loan Parties set forth in the following sections of this Agreement:

(a)            Section 4.3(a)(i) and 4.4(a) (but solely with respect to their organizational existence and status and organizational power and authority as to the execution, delivery and performance of this Agreement and the other Loan Documents and with respect to its authorization of this Agreement and the other Loan Documents);

(b)            Section 4.4(c) (but solely with respect to execution and delivery by them, and enforceability against them, of this Agreement and the other Loan Documents);

(c)            Section 4.5(a) (but solely with respect to non-conflict of this Agreement and the other Loan Documents (limited to their execution, delivery and performance of the Loan Documents, incurrence of the Obligations thereunder and the granting of guarantees and security interests in respect of such Obligations) with its certificate or article of incorporation or other charter document);

(d)            Section 4.12;

(e)            Section 4.16 (subject to Liens permitted pursuant to Section 7.3 and customary “certain funds” limitations);

(f)            Section 4.17;

(g)            Section 4.18 (in each case, solely as such representation relates to use of proceeds of the Loans on the Closing Date); and

(h)            Section 4.20.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company that are customary in a

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Qualified Securitization Financing as determined by the Borrower in good faith, including any guarantees of performance and Securitization Repurchase Obligations.

“Stated Maturity” means with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the re-purchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Subsidiary” means as to any Person, (A) a corporation, (B) a partnership, (C) a limited liability company, (D) in relation to an entity incorporated (or established) in the Netherlands, a "dochtermaatschappij" within the meaning of Article 2:24a DCC (regardless whether the shares or voting rights on the shares in the company are held directly or indirectly through another "dochtermaatschappij") or (E) any other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person; provided that (i) any joint venture that is not required to be consolidated with the Company and its consolidated Subsidiaries in accordance with the Applicable Accounting Standards shall not be deemed to be a “Subsidiary” for purposes hereof and (ii) notwithstanding the above, no charitable foundation shall constitute a Subsidiary. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Company.

“Substitute Affiliate Lender” has the meaning set forth in Section 2.2(b)(i)(B). “Substitute Facility Office” has the meaning set forth in Section 2.2(b)(i)(A).

“Successor Holdings” means any Person that grants a Lien over the Capital Stock of the Company and/or any outstanding receivables under any loans or promissory notes incurred or established between that person (as creditor) and the Company (as debtor) (or, substantially concurrently with such designation, will grant a Lien over the Capital Stock of the Company and/or any outstanding receivables under any loans or promissory notes incurred or established between that person (as creditor) and the Company (as debtor)) to secure the Obligations and is designated by the then current Holdings (“Existing Holdings”) to be “Holdings” by written notice to the Administrative Agent (any such designation, a “Successor Holdings Designation”); provided that (A) the Company is (or, substantially concurrently with such designation, will be) a direct wholly owned Subsidiary of such other Person, (B) such Person shall be organized in Italy, Cayman Islands, Luxembourg, Netherlands or the United States or any state thereof or the District of Columbia or any other jurisdiction reasonably acceptable to the Administrative Agent, (C) such Person shall provide, at least three (3) Business Days prior to such Person becoming Holdings, any documentation and other information about such Person as shall have been reasonably requested in writing by any Lender through the Administrative Agent at least ten (10) Business Days prior to such Person becoming Holdings that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA Patriot Act, (D) there has been no Default or Event of Default continuing or would occur as a result of such Person becoming Holdings and (E) the Administrative Agent has received such certificates of good standing or status (to the extent that such concepts exist) from the applicable secretary of state (or equivalent authority) of the jurisdiction of organization of such Person becoming Holdings (in each case, to the extent applicable), certificates of customary resolutions or other customary action, incumbency certificates and/or other customary certificates of Responsible Officers of such Person becoming Holdings evidencing the

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identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Holdings joinder and any other Loan Documents to which such Person becoming Holdings is a party or is to be a party.

“Successor Holdings Designation” has the meaning specified in the definition of “Successor Holdings”.

“Supplemental Term Loan Commitments” has the meaning set forth in Section 2.25(a).

“Supported QFC” has the meaning set forth in Section 10.24.

“Swap Obligation” means, with respect to any Subsidiary which is a Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present and future taxes, levies, imposts (including, for the avoidance of doubt, Italian stamp, registration and similar taxes), duties, deductions, withholdings (including backup withholding), assessments, fees or other charges now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or borrowing, refers to Loans, or the Loans comprising such borrowing, bearing interest at a rate determined by reference to Term SOFR.

“Term Benchmark Tranche” means the collective reference to Term Benchmark Loans under a particular Facility denominated in the same currency and the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Term Lenders” means the collective reference to any Lender that holds Term Loans and/or Commitments at such time.

“Term Loans” means the collective reference to collectively, the Tranche A Term Loans and, unless the context otherwise requires, any Refinancing Term Loan.

“Term SOFR” means,

(a)            for any calculation with respect to a Term Benchmark Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, so long as such day is otherwise a U.S. Government Securities Business Day, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

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(b)            for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR. “Termination Date” has the meaning given to such term in Section 10.15(a)(i).

“Test Period” means on any date of determination, the period of four consecutive fiscal quarters of the Company (in each case taken as one accounting period) most recently ended on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.1(a) or (b) (or, at the option of the Company, are internally available).

“TLB Closing Date” means March 7, 2025.

“Topco” Bending Spoons S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 08931860962.

“Trade Date” has the meaning set forth in Section 10.6(d).

“Tranche” means (a) with respect to Term Loans or commitments, refers to whether such Term Loans or commitments are (1) initial Tranche A Term Loans or initial Tranche A Term Commitments, (2) New Term Loans with the same terms and conditions made on the same day, (3) Extended Term Loans (of the same Extension Series) or (4) Refinancing Term Loans with the same terms and conditions made on the same day and (b) with respect to Revolving Loans or commitments, refers to whether such Revolving Loans are (1) initial Revolving Commitments or initial Revolving Loans, (2) Extended Revolving Commitments (of the same Extension Series) or (3) Refinancing Revolving Commitments with the same terms and conditions made on the same day or Revolving Loans in respect thereof.

“Tranche A Term Commitment” means as to any Tranche A Term Lender, the obligation of such Tranche A Term Lender to make Tranche A Term Loans from time to time to the Borrower during the Tranche A Term Loan Availability Period in the principal amount set forth under the heading “Tranche A

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Term Commitment” opposite such Tranche A Term Lender’s name on Schedule 2.1 to this Agreement. The aggregate principal amount of the Tranche A Term Commitments as of the Closing Date is $660,000,000.

“Tranche A Term Facility” has the meaning set forth in the definition of “Facility.”

“Tranche A Term Lender” means each Lender that holds a Tranche A Term Loan.

“Tranche A Term Loan” means the Tranche A Term Loans, New Term Loans or Extended Term Loans in respect of either of the foregoing, as the context may require.

“Tranche A Term Loan Availability Period” means the period from and including the Closing Date to and including the Tranche A Term Loan Termination Date.

“Tranche A Term Loan Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Tranche A Term Lenders to make Tranche A Term Loans hereunder.

“Tranche A Term Loan Termination Date” means the earliest of (a) the date that is 180 days after the Closing Date and (b) the date on which all unfunded Tranche A Term Commitments have been reduced to $0 or terminated pursuant to Section 2.10(c) or otherwise as provided herein.

“Tranche A Term Maturity Date” means March 7, 2031.

“Transactions” means the transactions to occur pursuant to this Agreement and the other Loan Documents, including the making of the Revolving Commitments and Tranche A Term Commitments and the extension of any Loans related thereto on any Borrowing Date.

“Transferee” means any Assignee or Participant.

“Transformative Acquisition” means any merger, acquisition, investment, dissolution, liquidation, consolidation or disposition by the Company or any of its Restricted Subsidiaries, that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such merger, acquisition, investment, dissolution, liquidation, consolidation or disposition or (b) if permitted by the terms hereof immediately prior to the consummation of such merger, acquisition, investment, dissolution, liquidation, consolidation or disposition, would not provide the Company and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation (as determined by the Company in good faith).

“Trigger Date” has the meaning set forth in the definition of “Reinvestment Payment Date”.

“Type” when used in reference to any Loan or borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such borrowing, is determined by reference to Term SOFR.

“U.S. Collateral Agreement” means the US Security Agreement, dated as of December 24, 2024, among the Borrower, each other U.S. Loan Party party thereto and the Security Agent.

“U.S. Dollars” and “$” means the lawful currency of the United States.

“U.S. GAAP” means generally accepted accounting principles in the United States as in effect from time to time. If at any time the SEC permits or requires U.S.-domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of U.S. GAAP for financial reporting purposes and

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the Company notifies the Administrative Agent that it will effect such change, without limiting Section 10.16, effective from and after the date on which such transition from U.S. GAAP to IFRS is completed by the Company, references herein to U.S. GAAP shall thereafter be construed to mean (a) for periods beginning on and after the required transition date or the date specified in such notice, as the case may be, IFRS as in effect from time to time and (b) for prior periods, U.S. GAAP as defined in the first sentence of this definition.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender” has the meaning set forth in Section Error! Reference source not found..

“U.S. Loan Party” means any Loan Party organized under the laws of any jurisdiction within the United States.

“U.S. Person” means (i) for purposes of Sections 4.23 and 6.19 hereof, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States, or any person in the United States and (ii) for all other purposes, a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Pledge Agreement” means the US Pledge Agreement, dated as of the Closing Date, among the Company and the Security Agent.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 10.24.

“U.S. Subsidiary” means any Restricted Subsidiary of the Company organized under the laws of any jurisdiction within the United States.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company that is a solvent person, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“United States” means the United States of America.

“Unrestricted Cash” means as at any date of determination, the aggregate amount of cash and Cash Equivalents included in the cash accounts that would be listed on the consolidated balance sheet of the Company and its Restricted Subsidiaries as at such date, to the extent such cash and Cash Equivalents (a)

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would not be classified as “restricted” on the financial statements delivered pursuant to Section 6.1 in accordance with the Applicable Accounting Standards, determined based upon the financial statements for the most recently ended Test Period as of such date or (b) that would be classified as “restricted” solely because of any provision under the Loan Documents or any other agreement or instrument governing other Pari Passu Debt that is subject to the Intercreditor Agreement or any Other Intercreditor Agreement governing the application thereof or because they are subject to a Lien securing the Obligations or other Pari Passu Debt that is subject to the Intercreditor Agreement or any Other Intercreditor Agreement.

“Unrestricted Subsidiary” means any Subsidiary of the Company (other than the Borrower) that is designated by a resolution of the Board of Directors of the Company as an Unrestricted Subsidiary together with any Subsidiary of such designated Subsidiary, but only to the extent that such Subsidiary (i) is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary unless the Company or any Restricted Subsidiary would be permitted to enter into such agreement, contract, arrangement or understanding with an Unrestricted Subsidiary pursuant to Section 7.9 and (ii) is a Person with respect to which neither the Company nor any of the Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Capital Stock or warrants, options or other rights to acquire Capital Stock or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, unless, in each case, the Company or any Restricted Subsidiary would be permitted to incur any such obligation with respect to an Unrestricted Subsidiary pursuant to clause (x) of Section 7.7. Subject to the foregoing, the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary or any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that (a) such designation shall only be permitted if no Default or Event of Default would having occurred and be in existence following such designation, (b) the Consolidated Net First Lien Secured Leverage Ratio shall be no greater than 2.25 to 1.00, (c) no Subsidiary may be designated as an Unrestricted Subsidiary unless it is also designated an Unrestricted Subsidiary for purposes of Existing Facilities Agreements, and such documentation otherwise provides for designation of Subsidiaries as “unrestricted subsidiaries”, (d) no Subsidiary may be designated as an Unrestricted Subsidiary if it owns, or has an exclusive license of, Material Intellectual Property, (e) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed to be an incurrence of Indebtedness and Liens by a Restricted Subsidiary of any outstanding Indebtedness and Liens, as applicable, of such Unrestricted Subsidiary (f) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to be an Investment in such Unrestricted Subsidiary and shall reduce amounts available for Investments in Unrestricted Subsidiaries permitted by Section 7.7 in an amount equal to the Fair Market Value of the Subsidiary so designated and (g) any Subsidiary previously designated as an Unrestricted Subsidiary may not thereafter be re-designated as an Unrestricted Subsidiary.

“USA Patriot Act” has the meaning set forth in Section 10.18.

“Vimeo Acquisition” means the merger of the Vimeo, Inc. into a wholly-owned subsidiary of the Borrower pursuant to the terms of the Vimeo Acquisition Agreement, which merger was consummated on November 24, 2025.

“Vimeo Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of September 10, 2025, by and among the Borrower, Bloomberg Merger Sub Inc., Bending Spoons S.p.A. and the Vimeo, Inc.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency in the election of the Board of Directors of such Persons).

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“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Capital Stock, as the case may be, at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness or redemption or similar payment, in respect of such Disqualified Capital Stock, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), at the option of the Company, the effects of any prepayments or amortization made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly Owned Subsidiary” of any Person means a direct or indirect Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable Law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2	Other Definitional Provisions.

(a)            Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)            As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Company and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under the Applicable Accounting Standards, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (iii) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(c)            The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Annex, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

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(d)            The term “license” shall include sub-license. The term “documents” includes any and all documents whether in physical or electronic form.

(e)            The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f)            Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(g)            The phrase “permitted by” and the phrase “not prohibited by” shall be synonymous, and any transaction not specifically prohibited by the terms of the Loan Documents shall be deemed to be permitted by the Loan Documents.

1.3            Pro Forma Calculations. (i) Any calculation to be determined on a “pro forma” basis, after giving “pro forma” effect to certain transactions or pursuant to words of similar import and (ii) the Consolidated Net First Lien Secured Leverage Ratio, the Consolidated Net Secured Leverage Ratio, the Consolidated Net Total Leverage Ratio, Consolidated EBITDA and Adjusted EBITDA, in each case, shall be calculated as follows:

(a)            for purposes of making the computation referred to above, in the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness subsequent to the commencement of the period for which such ratio is being calculated but on or prior to or substantially concurrently with the event for which the calculation is made (a “Calculation Date”), then except as otherwise set forth in clauses (c) and (d) below, such calculation shall be made after giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness as if the same had occurred at the beginning of the applicable Test Period; provided that for purposes of making the computation of Consolidated Net First Lien Secured Debt, Consolidated Net Secured Debt or Consolidated Net Total Debt, as applicable, such calculation shall be after giving pro forma effect to any redemption, retirement or extinguishment of Indebtedness in connection with such event;

(b)            for purposes of making the computation referred to above, if any Investments, Dispositions or designations of Unrestricted Subsidiaries or Restricted Subsidiaries are made (or committed to be made pursuant to a definitive agreement) subsequent to the commencement of the period for which such calculation is being made but on or prior to or simultaneously with the relevant Calculation Date, then such calculation shall be made giving pro forma effect to such Investments, Dispositions and designations as if the same had occurred at the beginning of the applicable Test Period in a manner consistent, where applicable, with the pro forma adjustments set forth in clauses (iv) and (v) of Pro-Forma Adjustments. If since the beginning of the period for which such calculation is being made, any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries shall have made any Investment or Disposition that would have required adjustment pursuant to this provision, then such calculation shall be made giving pro forma effect thereto

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for such Test Period as if such Investment or Disposition had occurred at the beginning of the applicable Test Period;

(c)            Notwithstanding anything to the contrary, (i) notwithstanding any change in Applicable Accounting Standards after December 31, 2018 that requires lease obligations which were treated as operating leases as of December 31, 2018 to be classified and accounted for as capital leases or otherwise reflected on the Company’s consolidated balance sheet, such obligations shall continue to be excluded from the definition of Indebtedness and (ii) any lease which would have been considered an operating lease under Applicable Accounting Standards in effect as of December 31, 2018 shall be treated as an operating lease for all purposes under this Agreement and the other Loan Documents, and obligations in respect thereof shall be excluded from the definition of Indebtedness; and

(d)            if the Company or any Restricted Subsidiary incurs Indebtedness under a ratio-based basket or exception, such ratio-based basket or exception (together with any other ratio-based basket or exception utilized in connection therewith, including in respect of other Indebtedness, Liens, asset sales, Investments, Restricted Payments or prepayments of subordinated Indebtedness) will be calculated excluding the cash proceeds of such Indebtedness for netting purposes (i.e., such cash proceeds shall not reduce the Consolidated Net First Lien Secured Leverage Ratio, Consolidated Net Secured Leverage Ratio or Consolidated Net Total Leverage Ratio pursuant to clause (b) of the definition of each such term), provided that the actual application of such proceeds may reduce Indebtedness for purposes of determining compliance with any applicable ratio.

1.4            Exchange Rates. For purposes of determining compliance as of any date after the Closing Date with Section 7, or for any other specified purpose hereunder (other than any actions which can be determined by the Administrative Agent in its sole discretion), amounts incurred or outstanding in currencies other than U.S. Dollars shall be translated into U.S. Dollars at the exchange rates in effect on date the Company and/or any Restricted Subsidiary incurring or making the relevant disposal, acquisition, investment, lease, loan, debt or guarantee or taking other relevant action or, if such day is not a Business Day, the immediately preceding Business Day, as such exchange rates shall be determined in good faith by the Company by reference to customary indices; provided that for purposes of determining the Consolidated Net First Lien Secured Leverage Ratio, the Consolidated Net Secured Leverage Ratio or Consolidated Net Total Leverage Ratio on any date of determination, amounts denominated in a currency other than U.S. Dollars will be translated into U.S. Dollars (i) with respect to income statement items, at the currency exchange rates used in calculating Consolidated Net Income in the Company’s latest financial statements delivered pursuant to Section 6.1(a) or (b), as applicable and (ii) with respect to balance sheet items, at the currency exchange rates used in calculating balance sheet items in the Company’s latest financial statements delivered pursuant to Section 6.1(a) or (b), as applicable and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with Applicable Accounting Standard, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar Equivalent of such Indebtedness. No Default or Event of Default shall arise as a result of any limitation or threshold in Section 7, or any other applicable section hereunder being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the date with respect to which the applicable determination is made.

1.5            Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with Applicable Accounting Standards in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Company delivered pursuant to Section 6.1(a); provided that if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Section 7 to eliminate the effect of any change in Applicable Accounting Standards on the

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operation of such covenant (or if the Administrative Agent notifies the Borrower or the Company that the Required Lenders wish to amend Section 7 for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of Applicable Accounting Standards in effect immediately before the relevant change in Applicable Accounting Standards became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders. All calculations of (a) the Consolidated Net First Lien Secured Leverage Ratio, the Consolidated Net Secured Leverage Ratio or the Consolidated Net Total Leverage Ratio, (b) Consolidated EBITDA and Adjusted EBITDA and (c) each financial calculation included within or required to be made in connection with any such terms shall be made on a pro forma basis. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Restricted Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

1.6            Limited Conditions Transactions. Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating any applicable ratio or determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement which requires that no Specified Event of Default, Default or Event of Default has occurred, is continuing or would result therefrom or the accuracy of representations and warranties) in connection with any action undertaken or to be undertaken in connection with the consummation of a Limited Condition Transaction, the date of determination of such ratio or other compliance (including whether any Specified Event of Default, Default or Event of Default has occurred, is continuing or would result therefrom or the accuracy of representations and warranties or other applicable covenant (other than (x) in the case of the accuracy of representations and warranties in connection with an acquisition, the specified representations consistent with the Specified Representations or, at the option of the Company, European “certain funds” representations) shall be determined, or (y) in the case of any Default or Event of Default, if the Company has elected European “certain funds” representation in accordance with clause (x) above, customary European “certain funds” defaults) shall, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election” and such date selected, the “LCA Test Date”), be deemed to be the date that (a) in the case of any acquisition or other Investment (including with respect to any Indebtedness contemplated or incurred in connection therewith), either, at the option of the Company, (i) as of the date the definitive acquisition agreement for such acquisition or other Investment is entered into (or any documentation or agreement with a substantially similar effect as a binding acquisition agreement), (ii) at the time that binding commitments to provide any Indebtedness contemplated or incurred in connection therewith are provided or at the time such Indebtedness is incurred or (iii) at the time the relevant acquisition or other Investment is consummated, (b) in the case of any Restricted Payment (including with respect to any Indebtedness contemplated or incurred in connection therewith), either, at the option of the Company, (i) at the time such Restricted Payment is declared, (ii) at the time that binding commitments to provide any Indebtedness contemplated or incurred in connection therewith are provided or at the time such Indebtedness is incurred or (iii) at the time of the making of such Restricted Payment and/or (c) in the case of any irrevocable Indebtedness repurchase or repayment (including with respect to any Indebtedness contemplated or incurred in connection therewith), either, at the option of the Company, (i) at the time of delivery of notice with respect to such repurchase or repayment, (ii) at the time that binding commitments to provide any debt contemplated or incurred in connection therewith are provided or at the time such Indebtedness is incurred or (iii) at the time of the making of such repurchase or repayment, in each case, after giving effect to the relevant transaction, any related Indebtedness (including the intended use of proceeds thereof) and all other permitted pro forma adjustments on a pro forma basis and if, after such applicable ratios and other provisions are measured on a pro forma basis after giving effect to such Limited Condition Transaction and such other related and specified actions to be entered into in connection therewith (including any incurrence

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of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four consecutive fiscal quarter period being used to calculate such financial ratio ending prior to the LCA Test Date, the Company could have taken such action on the relevant LCA Test Date in compliance with such applicable ratios and provisions, such applicable ratios and provisions shall be deemed to have been complied with. For the avoidance of doubt, (x) if any of such ratios or other financial tests are not complied with as a result of fluctuations in such ratio or other financial measurement (including due to fluctuations in Consolidated EBITDA and Adjusted EBITDA) at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will nevertheless be deemed to have been complied with solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder; provided that if such ratios or other financial tests improve as a result of such fluctuations, such improved ratios and other financial measurements, as the case may be, may be utilized and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related and specified actions. If the Company has made an LCA Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires or irrevocable notice is rescinded, as applicable, without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other related and specified actions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

1.7            Interest Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.8            Application of Multiple Relevant Provisions. With respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Loan Documents under a specific covenant that does not require compliance with a financial ratio or test (including a test based on the Consolidated Net First Lien Secured Leverage Ratio, Consolidated Net Secured Leverage Ratio and/or the Consolidated Net Total Leverage Ratio but excluding any Adjusted EBITDA test) (any such amounts, the “Fixed Amounts”) substantially concurrently with or otherwise in the same transaction or series of related transactions with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Loan Documents under the same covenant that requires compliance with a financial ratio or test (including the Consolidated Net First Lien Secured Leverage Ratio, Consolidated Net Secured

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Leverage Ratio and/or the Consolidated Net Total Leverage Ratio) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (a) the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts in connection with such substantially concurrent incurrence within the same covenant (it being understood that any Fixed Amount available under any covenant that is reallocated or otherwise utilized under a different covenant shall, for the avoidance of doubt, also constitute a Fixed Amount under such different covenant to which the Fixed Amount was reallocated to or utilized under), and (b) except as provided in clause (a), pro forma effect shall be given to the entire transaction. For purposes of determining compliance at any time with Section 2.25, Section 6 and Section 7, in the event that any Lien, Indebtedness, Dispositions, Investments, Restricted Payment, Affiliate transaction or Restricted Debt Payment (each of the foregoing, a “Reclassifiable Item”) meets the criteria of more than one of the categories of transactions or items (or any combination of one or more thereof, or between any Fixed Amount and Incurrence-Based Amount) permitted pursuant to any clause of such Section 2.25, Section 6 and Section 7, in each case within the same covenant, the Company, in its sole discretion, may classify and/or reclassify such transaction or item (or portion thereof) (other than Indebtedness incurred pursuant to Section 7.2(a) or (v) and corresponding Liens thereof) from time to time and will only be required to include the amount and type of such transaction (or portion thereof) in any one category within such covenant. In addition, any Indebtedness (and associated Liens, subject to the applicable priorities required pursuant to the applicable Incurrence-Based Amounts), Investments, Restricted Payments, Restricted Debt Payments, liquidations, dissolutions, mergers, consolidations (or, in each case, any portion thereof) incurred or otherwise effected in reliance on Fixed Amounts shall be automatically and immediately reclassified at any time, unless the Company otherwise elects from time to time, as incurred under the applicable Incurrence-Based Amounts if the Company subsequently meets the applicable ratio for such Incurrence-Based Amounts on a pro forma basis (or would have met such ratio or test at the time such Fixed Amount was utilized).

1.9            Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.

1.10            Calculation of Baskets and Ratios. If any of the baskets set forth in Section 6 or Section 7 of this Agreement are exceeded solely as a result of fluctuations to Consolidated EBITDA or Adjusted EBITDA for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under Section 6 or Section 7, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.

1.11            Certifications. All certificates and other statements required to be made by any director, officer, employee or member of management or other officer or Responsible Officer of a Loan Party pursuant to any Loan Document are and will be made on the behalf of such Loan Party and not in such officer’s, director’s, employee’s, other officer’s or Responsible Officer’s or member of management’s individual capacity.

1.12            Available Amount Transactions. If more than one action occurs on any given date the permissibility or the taking of which is determined hereunder by reference to the Available Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously but shall instead occur in the order determined by the Company, i.e., each transaction must be permitted under Available Amount as so calculated.

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1.13            EBITDA. Notwithstanding anything to the contrary herein, if the Adjusted EBITDA of any individual Loan Party (other than the Company) or Restricted Subsidiary is to be calculated (including pursuant to determining Material Subsidiaries), it shall be calculated as reasonably determined by the Company in good faith on the same basis as Adjusted EBITDA but on a stand-alone basis and excluding all intra-group items and investments in subsidiaries.

1.14            Revolving Facilities. In the event that the Company or a Restricted Subsidiary enters into or increases commitments under a revolving credit facility, enters into any commitment to Incur or issue revolving Indebtedness or commits to Incur any Lien, the Incurrence or issuance thereof for all purposes under this Agreement, including without limitation for purposes of calculating the Consolidated Net First Lien Secured Leverage Ratio, Consolidated Net Secured Leverage Ratio, or the Consolidated Net Total Leverage Ratio, as applicable, or usage of Section 2.25 or Section 7.2 (if any) for borrowings and reborrowings thereunder (and including issuance and creation of letters of credit and bankers’ acceptances thereunder) will be determined on the date of the establishment of such revolving credit facility or such entry into or increase in commitments or other revolving Indebtedness (assuming for purposes of such determination that the full amount thereof has been borrowed as of such date), and, if such the Consolidated EBITDA, Adjusted EBITDA, Consolidated Net First Lien Secured Leverage Ratio, Consolidated Net Secured Leverage Ratio or the Consolidated Net Total Leverage Ratio, as applicable, test or other provision of this Agreement is satisfied with respect thereto at such time, any borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be permitted under Section 2.25 or Section 7.2, as applicable, irrespective of the Consolidated EBITDA, Adjusted EBITDA, Consolidated Net First Lien Secured Leverage Ratio, Consolidated Net Secured Leverage Ratio or the Consolidated Net Total Leverage Ratio, as applicable, or other provision of this Agreement at the time of any borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder).

1.15            Delayed Draw Facilities. In the event that the Company or a Restricted Subsidiary enters into any commitment to Incur or issue delayed draw term loans or other committed term Indebtedness pursuant to this agreement, including without limitation for purposes of calculating the Consolidated Net First Lien Secured Leverage Ratio, Consolidated Net Secured Leverage Ratio or the Consolidated Net Total Leverage Ratio, as applicable, or usage of Section 2.25 or Section 7.2 (if any) for borrowings and reborrowings thereunder, (1) such delayed draw term facility or other committed term debt facility shall either (i) be assumed to be fully drawn on the date such facility is initially established for purposes of determining compliance with the applicable incurrence test, in which case, any subsequent utilization of such incremental delayed draw term commitments shall not require compliance with any additional incurrence test but shall, to the extent incurred in accordance with this clause (i), for the avoidance of doubt, be assumed to be fully drawn for the purposes of any other ratio-based test (and thereafter conditions to funding may be waived by a majority of the applicable incremental delayed draw term lenders) or (ii) be tested upon the actual utilization of such delayed draw term commitments (and the applicable incurrence test may only be waived at utilization thereof by a majority of the applicable delayed draw term lenders and the Required Lenders) and (2) in the case of a delayed draw term facility or other committed term debt facility Incurred pursuant to Section 2.25 where the applicable incurrence test is tested only upon utilization (but not, for the avoidance of doubt, with respect to any delayed draw term facility that has been assumed fully drawn at the time of incurrence or is incurred pursuant to any prong constituting Fixed Amounts) such delayed draw term lenders holding such commitments in respect of any such delayed draw term facilities (and only in their capacity as such) shall not be included in the determination of “Required Lender” for voting purposes until such commitments have been drawn.

1.16            Cashless Transactions. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that (x) any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with New Term Loans, Refinancing Term

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Loans, Extended Term Loans or loans incurred under a new credit facility or (y) any of Indebtedness of the Company or a Restricted Subsidiary is refinanced, renewed or replaced with New Term Loans or loans incurred under a new credit facility, in each case above, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender of any Loans or such creditor of other Indebtedness, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that any payment be made “in Dollars,” “in immediately available funds,” “in cash” or any other similar requirement.

1.17            Agreed Security Principles. The Security Documents and each other guaranty and security document delivered or to be delivered under this Agreement and any obligation to enter into such document or other obligation, in each case, by Holdings or any Restricted Subsidiary thereof shall be subject in all respects to the Agreed Security Principles set forth in Schedule 1.1A.

1.18            Italian Terms. In this Agreement a reference to (and in the case of paragraph (a), Error! Reference source not found., Error! Reference source not found. or (d) below, solely in relation to any Loan Party incorporated in Italy):

(a)            a “liquidation”, “winding-up”, “administration” or “dissolution” includes any scioglimento, liquidazione, and any other proceedings or legal concepts similar to the foregoing;

(b)            “insolvency” shall be construed in accordance with article 2, paragraph 1, letter b) (definizioni) of the Italian Crisis and Insolvency Code and/or article 3 of Legislative Decree No. 270 of 8 July 1999 (as amended from time to time) and any other equivalent applicable law provisions in any relevant jurisdiction;

(c)	an “insolvency proceeding” or “bankruptcy” includes:

(i)	any voluntary or involuntary liquidation, winding-up, administration or dissolution (other than on a solvent basis), judicial liquidation, bankruptcy (to the extent applicable after 15 July 2022), insolvency, reorganisation, moratorium, compromise, composition or other relief with respect to any person or that person’s debts;

(ii)	any proceeding aimed at seeking the appointment of, or taking possession by a liquidator, commissioner, examiner, receiver, administrative receiver, administrator, insolvency administrator, trustee in bankruptcy, custodian, judicial custodian, conservator or other similar official for any person or for all or any substantial part of that person’s assets; or

(iii)	any procedura concorsuale, including judicial liquidation (liquidazione giudiziale), composition with creditors (concordato preventivo) pursuant to articles 84 and ff. of the Italian Crisis and Insolvency Code, concordato nella liquidazione giudiziale pursuant to articles 240 and ff. of the Italian Crisis and Insolvency Code, forced administrative liquidation (liquidazione coatta amministrativa) pursuant to articles 293 and ff. of the Italian Crisis and Insolvency Code, crisis settlement procedure (composizione negoziata della crisi) pursuant to article 12 and ff. of the Italian Crisis and Insolvency Code, restructuring plan (piano attestato di risanamento) pursuant to article 56 of the Italian Crisis and Insolvency Code, assignment for the benefit of creditors (cessione dei beni ai creditori) pursuant to article 1977 of the Italian Civil Code, restructuring agreement (accordo di ristrutturazione dei debiti) under article 57 and ff.

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of the Italian Crisis and Insolvency Code, accordo di ristrutturazione agevolato pursuant to article 60 of the Italian Crisis and Insolvency Code, accordo di ristrutturazione ad efficacia estesa pursuant to article 61 of the Italian Crisis and Insolvency Code, moratorium agreement (convenzione di moratoria) pursuant to article 62 of the Italian Crisis and Insolvency Code, tax and contributions transaction (transazione su crediti tributari e contributivi) pursuant to article 63 of the Italian Crisis and Insolvency Code, restructuring plan subject to homologation (piano di ristrutturazione soggetto ad omologazione) pursuant to article 64-bis and ff. of the Italian Crisis and Insolvency Code, domanda di accesso ad uno strumento di regolazione della crisi e dell’insolvenza con riserva di deposito di documentazione pursuant to article 44 of the Italian Crisis and Insolvency Code, simplified asset liquidation procedure (concordato semplificato per la liquidazione del patrimonio) pursuant to article 25-sexies and ff. of the Italian Crisis and Insolvency Code, minor composition with creditors (concordato minore) pursuant to article 74 and ff. of the Italian Crisis and Insolvency Code, or amministrazione straordinaria delle grandi imprese in stato di insolvenza under Italian Law No. 270 of 8 July 1999, as amended, or any amministrazione straordinaria under Italian Law No. 39 of 18 February 2004, and any similar arrangements relating to a substantial part of its creditors, and shall be construed so as to include any equivalent or analogous proceedings or legal concepts similar to the foregoing. It being understood that the provisions under the Italian Bankruptcy Law continue to apply with reference to any proceedings commenced before 15 July 2022 and therefore the relevant tools and proceedings are intended to be included herein to the extent applicable;

(d)            a “liquidator”, “commissioner”, “examiner”, “receiver”, “administrative receiver”, “administrator”, “insolvency administrator”, “trustee in bankruptcy”, “custodian”, “judicial custodian”, “conservator” or the like means a curatore, commissario giudiziale, esperto, commissario straordinario, commissario liquidatore, liquidatore and any other person performing the same function of each of the foregoing;

(e)            a “step” or “procedure” taken in connection with insolvency proceedings in respect of any person includes such person formally making a proposal to assign its assets pursuant to article 1977 of the Italian Civil Code (cessione dei beni ai creditori), the approval by such person of the filing of a petition for the appointment of an expert (esperto) for the purposes of a composizione negoziata della crisi pursuant to article 17 and ff. of the Italian Crisis and Insolvency Code, or pursuant to article 40 and ff. of the Italian Crisis and Insolvency Code, or of a domanda di accesso ad uno strumento di regolazione della crisi e dell’insolvenza con riserva di deposito di documentazione pursuant to article 44 of the Italian Crisis and Insolvency Code, or of simplified asset liquidation procedure (concordato semplificato per la liquidazione del patrimonio) pursuant to article 25-sexies and ff. of the Italian Crisis and Insolvency Code, or of minor composition with creditors (concordato minore) pursuant to article 74 and ff. of the Italian Crisis and Insolvency Code, or the appointment of an independent expert (professionista indipendente) for the certification (attestazione) of restructuring arrangements pursuant to article 57, 60 and/or 61 of the Italian Crisis and Insolvency Code, or of moratorium agreement (convenzione di moratoria), or of a tax and contributions transaction (transazione su crediti tributari e contributivi) pursuant to article 63 of the Italian Crisis and Insolvency Code, or of a restructuring plan envisaged under article 56 of the Italian Crisis and Insolvency Code or of a plan subject to homologation (piano di ristrutturazione soggetto ad omologazione) pursuant to article 64-bis and ff. of the Italian Crisis

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and Insolvency Code. It being understood that the provisions under the Italian Bankruptcy Law continue to apply with reference to any proceedings commenced before 15 July 2022 and therefore any filing of documents, any executed agreement or other action adopted in order to activate the relevant tools and proceedings are intended to be included herein to the extent applicable;

(f)	a “lease” includes a contratto di locazione or comodato;

(g)            a “matured obligation” or an “obligation being due” includes any credito liquido ed esigibile and credito scaduto;

(h)            “security” or “lien” includes any pegno, ipoteca, privilegio speciale (including the privilegio speciale created pursuant to Article 46 of the Italian Banking Law, as amended from time to time), cessione del credito in garanzia and any other diritto reale di garanzia or other transactions having the same effect as each of the foregoing;

(i)            a reference to “financial assistance” means unlawful financial assistance within the meaning of articles 2358 and/or 2474 of the Italian Civil Code as applicable;

(j)	a “limited liability company” means società a responsabilità limitata;

(k)	a “joint stock company” means società per azioni;

(l)	an “attachment” includes a pignoramento;

(m)            “gross negligence” (or similar expression) shall be construed as the Italian expression colpa grave; and

(n)            “wilful misconduct” or “wilful breach” (or similar expressions) shall be construed as the Italian expression dolo.

1.19	Dutch Terms. where it relates to a Dutch person or the context so requires, a reference to:

(a)	The Netherlands means the European part of the Kingdom of the Netherlands and Dutch means in or of The Netherlands;

(b)            a security interest or security includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid);

(c)            a winding-up, liquidation, administration or dissolution includes declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(d)            a necessary action to authorise includes without limitation, where applicable, (i) compliance with any requirements of the Dutch Works Councils Act (Wet op de ondernemingsraden) or the European Works Councils Act (Wet op de Europese ondernemingsraden) and (ii) having obtained a positive opinion (advies) or neutral advice from the competent works council;

(e)	a moratorium includes surseance van betaling and a moratorium is declared includes surseance verleend;

(f)            a liquidator or, receiver, or other similar officer includes a curator or a beoogd curator, a (stille) bewindvoerder or, a beoogd bewindvoerder;

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(g)            a composition includes an akkoord within the meaning the Dutch Bankruptcy Act (Faillissementswet); and

(h)	an attachment includes a conservatoir and executoriaal beslag.

1.20            Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of the Application or any other document, agreement or instrument entered into by the applicable Issuing Lender and the Borrower with respect thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 2.      AMOUNT AND TERMS OF COMMITMENTS

2.1            Term Commitments. During the Tranche A Term Loan Availability Period, subject to the terms and conditions hereof, each Tranche A Term Lender severally agrees to make term loans (each a “Tranche A Term Loan”) in U.S. Dollars to the Borrower from time to time on no more than two Tranche A Term Loan Borrowing Dates in an aggregate amount which will not exceed the amount of the Tranche A Term Commitment of such Tranche A Term Lender. The aggregate outstanding principal amount of the Tranche A Term Loans for all purposes of this Agreement and the other Loan Documents shall be the stated principal amount thereof outstanding from time to time. The Tranche A Term Loans may from time to time be Term Benchmark Loans or ABR Loans, as determined by the Company and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13. Amounts borrowed and repaid or prepaid on account of the Term Loans may not be reborrowed.

2.2	Procedure for Initial A Term Loan Borrowing.

(a)            The Borrower shall give the Administrative Agent irrevocable written notice (which notice must be received by the Administrative Agent two Business Days prior to the applicable Term Loan Borrowing Date) requesting that the Tranche A Term Lenders make the Tranche A Term Loans on the applicable Tranche A Term Loan Borrowing Date and specifying the amount to be borrowed and the requested Interest Period, if applicable. Upon receipt of such notice the Administrative Agent shall promptly notify each Tranche A Term Lender thereof. Not later than 11:00 A.M., New York City time, on the applicable Tranche A Term Loan Borrowing Date, each Tranche A Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Tranche A Term Loans to be made by such Tranche A Term Lender. The Administrative Agent shall credit the account designated in writing by the Borrower to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Tranche A Term Lenders in immediately available funds.

(b)	Lender Affiliates and Facility Office.

(i)            In respect of a Loan or Loans to the Borrower ("Designated Loans") a Lender (a "Designating Lender") may at any time and from time to time designate (by written notice to the Agents and the Parent Entity).

(A)	a substitute lending office from which it will make Designated Loans (a "Substitute Facility Office"); or

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(B)	nominate an Affiliate to act as the Lender of Designated Loans (a "Substitute Affiliate Lender").

(ii)            A notice to nominate a Substitute Affiliate Lender must be in the form set out in Exhibit E-3 and be countersigned by the relevant Substitute Affiliate Lender confirming it will be bound as a Lender under this Agreement and the Intercreditor Agreement in respect of the Designated Loans in respect of which it acts as Lender.

(iii)            The Designating Lender will act as the representative of any Substitute Affiliate Lender it nominates for all administrative purposes under this Agreement. The Loan Parties, the Agents and the Secured Parties will be entitled to deal only with the Designating Lender, except that payments will be made in respect of Designated Loans to the lending office of the Substitute Affiliate Lender. In particular, the Commitments of the Designating Lender will not be treated as reduced by the introduction of the Substitute Affiliate Lender for voting purposes under this Agreement or the other Loan Documents.

(iv)            Other than as specified in clause (iii) above, a Substitute Affiliate Lender will be treated as a Lender for all purposes under the Loan Documents and having a Commitment equal to the principal amount of all Designated Loans in which it is participating if and for so long as it continues to be a Substitute Affiliate Lender under this Agreement.

(v)            A Designating Lender may revoke its designation of an Affiliate as a Substitute Affiliate Lender by notice in writing to the Agents and the Parent Entity provided that such notice may only take effect when there are no Designated Loans outstanding to the Substitute Affiliate Lender. Upon such Substitute Affiliate Lender ceasing to be a Substitute Affiliate Lender the Designating Lender will automatically assume (and be deemed to assume without further action by any party) all rights and obligations previously vested in the Substitute Affiliate Lender.

(vi)            If a Designating Lender designates a Substitute Facility Office or Substitute Affiliate Lender in accordance with this clause:

(A)	any Substitute Affiliate Lender shall be treated for the purposes of Section 2.20 as having become a Lender pursuant to an assignment and any Substitute Facility Office shall be treated for the purposes of Section 2.20 as designation of a new lending office, in each case, on the date of such designation; and

(B)	the provisions of Section 2.19(a)(ii) shall not apply to or in respect of any Substitute Facility Office or Substitute Affiliate Lender.

2.3	Repayment of Term Loans.

The Tranche A Term Loan of each Tranche A Term Lender shall be payable in equal consecutive quarterly installments on the last Business Day of each March, June, September and December, commencing with the last Business Day of the first full fiscal quarter after the first Tranche A Term Loan Borrowing Date in an amount equal to one and one quarter percent (1.25%) of the stated original principal amount of the funded Tranche A Term Loans outstanding (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.18(b), or be increased as a result of any increase in the amount of Tranche A Term Loans pursuant to Supplemental Term Loan Commitments (such increased amortization payments to be calculated in the same manner (and on the same basis) as the amortization payments for the Tranche A Term Loans made as of the initial Tranche A Term Loan Borrowing Date)), with the remaining balance thereof payable on the Tranche A Term Maturity Date.

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2.4	Revolving Commitments.

(a)            During the Revolving Commitment Period, subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) in U.S. Dollars to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which (after giving effect to any application of proceeds of such Revolving Loans in accordance with the immediately succeeding sentence) when added to such Lender’s Revolving Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. The Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Subject to Section 2.17, each borrowing of a Revolving Loan shall be comprised entirely of ABR Loans or Term Benchmark Loans as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Amounts borrowed and repaid on account of the Revolving Loans may be reborrowed during the Revolving Commitment Period.

(b)            The Borrower shall repay all outstanding Revolving Loans made to it on the Revolving Termination Date.

2.5            Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent irrevocable written notice pursuant to a Borrowing Notice (which notice must be received by the Administrative Agent (i) in the case of Term Benchmark Loans denominated in U.S. Dollars, prior to 11:00 a.m., New York City time, three U.S. Government Securities Business Days prior to the requested Borrowing Date and (ii) in the case of ABR Loans, prior to 10:00 a.m., New York City time, on the proposed Borrowing Date), specifying (x) the amount and Type of Revolving Loans to be borrowed, (y) the requested Borrowing Date and (z) in the case of Term Benchmark Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing by the Borrower under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $50,000 or a whole multiple of $50,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $50,000, such lesser amount) and (y) in the case of Term Benchmark Loans, $100,000 or a whole multiple of $100,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office by 1:00 P.M., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account designated in writing by the Borrower to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by such Revolving Lenders and in like funds as received by the Administrative Agent. If no election as to the Type of a Revolving Loan denominated in U.S. Dollars is specified, then the requested Loan shall a Term Benchmark Loan with an Interest Period of one month. If no Interest Period is specified with respect to any requested Term Benchmark Loan, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

2.6	[Reserved].

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2.7	Defaulting Lenders.

(a)            Defaulting Lender Cure. If the Company, the Administrative Agent and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Revolving Lenders in accordance with the Commitments under the Revolving Facility (without giving effect to Section 3.4(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(b)            Defaulting Lender Waterfall. Any payment of principal, interest or other amounts (other than the payment of (i) commitment fees under Section 2.9, (ii) default interest under Section 2.15(d) and (iii) Letter of Credit fees under Section 3.3, which in each case shall be applied pursuant to the provisions of those Sections) received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) shall be applied by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender (without duplication of the application of any cash collateral provided by the Borrower pursuant to Section 3.4(d)) or to any Issuing Lender hereunder; third, to be held as security for any L/C Shortfall (without duplication of any cash collateral provided by the Borrower pursuant to Section 3.4(d)) in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent; fourth, as the Company may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the Issuing Lenders as a result of any final non-appealable judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any final non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 3.4(d). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to be held as security in a cash collateral account pursuant to this Section 2.7(b) shall

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be deemed paid to and redirected by such Defaulting Lender and shall satisfy the Borrower’s payment obligation in respect thereof in full, and each Lender irrevocably consents hereto.

2.8	Repayment of Loans.

(a)            The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Lender or Term Lender, as the case may be, (i) the then unpaid principal amount of each Revolving Loan of such Revolving Lender made to the Borrower outstanding on the Revolving Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1) and (ii) the principal amount of each outstanding Term Loan of such Term Lender made to the Borrower in installments according to the applicable amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans made to the Borrower from time to time outstanding from the date made until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)            The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal, interest and fees, as applicable, due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)            The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(c) shall, to the extent permitted by applicable law, be presumptively correct absent demonstrable error of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.9	Commitment Fees, etc.

(a)            The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, in U.S. Dollars, for the period from and including the Closing Date to but excluding the last day of the Revolving Commitment Period, computed at the Applicable Commitment Fee Rate on the actual daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date; provided that (i) any commitment fee accrued with respect to any of the Revolving Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time and (ii) no commitment fee shall accrue on any of the Revolving Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

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(b)            The Borrower agrees to pay to the Administrative Agent for the account of each Tranche A Term Lender a commitment fee, in U.S. Dollars, for the period from and including the Closing Date to but excluding the last day of the Tranche A Term Loan Availability Period, computed at the Applicable Commitment Fee Rate on the actual daily amount of the unused Tranche A Term Commitments of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date; provided that (i) any commitment fee accrued with respect to any of the Tranche A Term Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time and (ii) no commitment fee shall accrue on any of the Tranche A Term Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(c)            The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Agency Fee Letter.

2.10	Termination or Reduction of Revolving Commitments and Tranche A Term Commitments.

(a)            Unless previously terminated, the Revolving Commitments shall terminate on the on the last day of the Revolving Commitment Period. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, from time to time, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the total Revolving Extensions of Credit would exceed the aggregate Revolving Commitments. Any such partial reduction shall be in an amount equal to $1,000,000, or a whole multiple of $500,000 in excess thereof, and shall reduce permanently the Revolving Commitments then in effect. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of termination under this Section 2.10(a) if the notice of such termination stated that such notice was conditioned upon the occurrence or non-occurrence of a transaction or the receipt of a replacement of all, or a portion, of the Revolving Commitments outstanding at such time, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied.

(b)            Upon the incurrence by the Borrower or any of its Restricted Subsidiaries of any Permitted Refinancing Obligations in respect of Revolving Commitments or Revolving Loans, the Revolving Commitments designated by the Borrower to be terminated in connection therewith shall be automatically permanently reduced by an amount equal to 100% of the aggregate principal amount of commitments under such Permitted Refinancing Obligations and any outstanding Revolving Loans in respect of such terminated Revolving Commitments shall be repaid in full.

(c)            Unless previously terminated, the Tranche A Term Commitments shall terminate on the last day of the Tranche A Term Loan Availability Period. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, from time to time, to terminate any unfunded Tranche A Term Commitments or, from time to time, to reduce the amount of any unfunded Tranche A Term Commitments. Any such partial reduction shall be in an amount equal to $1,000,000, or a whole multiple of $500,000 in excess thereof, and shall reduce permanently the Tranche A Term Commitments then in effect. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of termination under this Section 2.10(c) if the notice of such termination stated that such notice was conditioned upon the occurrence or non-occurrence of a transaction or the receipt of a replacement of all, or a portion, of the Tranche A Term Commitments outstanding at such

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time, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied.

2.11	Optional Prepayments.

(a)            The Borrower may at any time and from time to time prepay the Revolving Loans or any Tranche of Term Loans, in whole or in part, without premium or penalty, upon written notice delivered to the Administrative Agent (confirmed by telecopy or electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent) no later than 12:00 Noon, New York City time, (i) three Business Days prior thereto, in the case of Term Benchmark Loans or (ii) one Business Day prior thereto, in the case of ABR Loans, which notice shall specify (x) the date and amount of prepayment, (y) whether the prepayment is of Revolving Loans or a Tranche of Term Loans and (z) whether the prepayment is of Term Benchmark Loans or ABR Loans; provided that if a Term Benchmark Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (provided that any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any transaction or the receipt of proceeds to be used for such payment, in each case specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied), together with accrued interest to such date on the amount prepaid and (except in the case of Revolving Loans that are ABR Loans) any breakage costs. Partial prepayments of Term Loans and of Revolving Loans shall be in an aggregate principal amount of (i) $50,000 or a whole multiple of $50,000 in excess thereof (in the case of prepayments of ABR Loans) or (ii) $100,000 or a whole multiple of $100,000 in excess thereof (in the case of prepayments of Term Benchmark Loans), and in each case shall be subject to the provisions of Section 2.18.

(b)	[Reserved].

(c)	[Reserved].

(d)            Notwithstanding any other provision of this Section 2.11, a Lender may, at its option, and if agreed by the Borrower, in connection with any prepayment of Tranche A Term Loans pursuant to Section 2.11(a), exchange such Lender’s portion of the Tranche A Term Loan to be prepaid for Rollover Indebtedness, in lieu of such Lender’s pro rata portion of such prepayment (and any such Tranche A Term Loans so exchanged shall be deemed repaid for all purposes under the Loan Documents).

(e)            Subject to the provisions of the Intercreditor Agreement, any optional prepayments of Term Loans pursuant to this Section 2.11 shall be applied among the Tranches of Term Loans as directed by the Borrower in its sole and absolute discretion (or, in the case of no such direction, pro rata to each Tranche of Term Loans) and pro rata within each Tranche of Term Loans subject to such prepayment being applied to the remaining scheduled amortization payments of such applicable Tranche of Term Loans as directed by the Borrower in its sole and absolute discretion (or in the absence of such direction, in direct order of maturity to the amortization payments of such applicable Tranche of Term Loans and ratably to the Term Loans of such Tranche included in the prepaid borrowing).

2.12	Mandatory Prepayments.

(a)            Unless the Required Prepayment Lenders shall otherwise agree, if any Indebtedness (excluding any Indebtedness incurred in accordance with Section 7.2, other than Permitted Refinancing Obligations in respect of Term Loans) shall be incurred by the Company or any Restricted

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Subsidiary, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied not later than one Business Day after the date of receipt of such Net Cash Proceeds toward the prepayment of the Term Loans as set forth in Section 2.12(d).

(b)            Unless the Required Prepayment Lenders shall otherwise agree and subject to clause (d) below and Section 2.18(b), if on any date the Company or any Restricted Subsidiary shall for its own account receive Net Cash Proceeds from any Asset Sale or Recovery Event then unless a Reinvestment Notice shall be delivered to the Administrative Agent in respect thereof, an amount equal to 100% of such Net Cash Proceeds shall be applied not later than 10 Business Days after such date toward the prepayment of the Term Loans as set forth in Section 2.12(d); provided that, notwithstanding the foregoing, (i) on each Reinvestment Prepayment Date, the Term Loans shall be prepaid as set forth in Section 2.12(d) by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event and (ii) on the Trigger Date, the Term Loans shall be prepaid as set forth in Section 2.12(d) by an amount equal to 100% of the portion of any Committed Reinvestment Amount with respect to the relevant Reinvestment Event not actually expended by such Trigger Date.

(c)	[Reserved].

(d)            Subject to the Intercreditor Agreement, amounts to be applied in connection with prepayments pursuant to this Section 2.12 shall be applied to the prepayment of the Term Loans in accordance with Section 2.18(b) until paid in full. In connection with any mandatory prepayments by the Borrower of the Term Loans pursuant to this Section 2.12, with respect to prepayments pursuant to Section 2.12(b), such Net Cash Proceeds may be applied, along with, or (solely with respect to obligations under the Existing Facilities Agreements) in lieu of, such prepayment of Term Loans (to the extent the Borrower elects, or is required by the terms thereof), to purchase, redeem or repay any Pari Passu Debt, pursuant to the agreements governing such other Indebtedness, on a pro rata, less than pro rata or (solely with respect to Existing Facilities Obligations) greater than pro rata basis with respect to such prepayments of Term Loans; provided, further, that if no Lender exercises the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.12(e), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans that are ABR Loans to the full extent thereof before application to Term Loans subject to such prepayment that are Term Benchmark Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.21. Each prepayment of the Term Loans under this Section 2.12 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(e)            Notwithstanding the foregoing, any Lender holding a Term Loan may elect, by written notice to the Administrative Agent at least one Business Day (or such shorter period as may be established by the Administrative Agent) prior to the required prepayment date, to decline all or any portion of any prepayment of its Term Loan pursuant to Section 2.12(b), in which case the aggregate amount of the payment that would have been applied to prepay Loans but was so declined shall be retained by the Borrower and shall constitute “Declined Proceeds”.

(f)            If, on any date, the aggregate Revolving Extensions of Credit would exceed the aggregate Revolving Commitments, the Borrower shall promptly prepay Revolving Loans in an aggregate principal amount equal to such excess and/or pay to the Administrative Agent an amount of cash and/or Cash Equivalents equal to such excess to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(g)            Notwithstanding any other provision of this Section 2.12, a Lender may, at its option, and if agreed by the Borrower, in connection with any prepayment of Tranche A Term Loans

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pursuant to Section 2.12(a), exchange such Lender’s portion of the Tranche A Term Loan to be prepaid for Rollover Indebtedness, in lieu of such Lender’s pro rata portion of such prepayment (and any such Tranche A Term Loans so exchanged shall be deemed repaid for all purposes under the Loan Documents).

(h)	Notwithstanding any provisions of this Section 2.12 to the contrary:

(i)            to the extent that any or all of the Net Cash Proceeds giving rise to a prepayment event of Term Loans pursuant to this Section 2.12 is prohibited, restricted or delayed by (A) applicable local law (including laws related to financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance and similar legal principles, and in respect of restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the Board of Directors of the Company or the applicable Restricted Subsidiaries) or (B) other contractual restrictions as a result of minority ownership, in each case from being repatriated or transferred to the Borrower, the portion of such Net Cash Proceeds so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 2.12, but may be retained by the Borrower, the Company or the applicable Subsidiary for so long, but only so long, as the applicable local law or restriction will not permit repatriation or transfer to the Borrower. Once such repatriation or transfer of any of such affected Net Cash Proceeds is permitted under the applicable local law or restriction, such repatriation or transfer will be effected promptly and such repatriated Net Cash Proceeds will be promptly applied (net of additional Taxes payable or reserved against as a result thereof) to the prepayment of the Term Loans pursuant to this Section 2.12 to the extent provided herein; or

(ii)            to the extent that the Company has reasonably determined in good faith that repatriation or transfer of any of or all the Net Cash Proceeds giving rise to a prepayment event pursuant to this Section 2.12 would reasonably be expected to have a material adverse tax consequence to the Company, any of its Subsidiaries or any direct or indirect equity holder of the Company, the Net Cash Proceeds so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 2.12, but may be retained by the Borrower, the Company or the applicable Subsidiary without being repatriated or transferred for so long, but only so long, as the applicable material adverse tax consequences exist.

(i)            Notwithstanding anything to the contrary herein, any Net Cash Proceeds received by the Company or any Restricted Subsidiary from the Disposition of any Property shall be applied (A) pursuant to Section 11.9 of the Pro Rata Facilities Agreement as in effect on the Closing Date (if applicable) and prepayments pursuant to Section 2.12(b) shall be subject to the prepayment made pursuant to Section 11.9 of the Pro Rata Facilities Agreement as in effect on the Closing Date and (B) pursuant to Section 2.12(b) of the Existing Term Loan Credit Agreement as in effect on the Closing Date (if applicable) and prepayments pursuant to Section 2.12(b) shall be subject to the prepayment made pursuant to Section 2.12(b) of the Existing Term Loan Credit Agreement as in effect on the Closing Date.

For purposes of this Section 2.12 references to “law” mean, with respect to any Person, (1) the common law and any federal, state, local, foreign, multinational or international statutes, laws, treaties, judicial decisions, standards, rules and regulations, guidances, guidelines, ordinances, rules, judgments, writs, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions (including administrative or judicial precedents or authorities), in each case whether now or hereafter in effect, and (2) the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

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2.13	Conversion and Continuation Options.

(a)            The Borrower may elect from time to time to convert Term Benchmark Loans made to the Borrower and denominated in U.S. Dollars to ABR Loans by giving the Administrative Agent prior irrevocable written notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date; provided that if any Term Benchmark Loan is so converted on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. The Borrower may elect from time to time to convert ABR Loans made to the Borrower to Term Benchmark Loans denominated in U.S. Dollars by giving the Administrative Agent prior irrevocable written notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan under a particular Facility may be converted into a Term Benchmark Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)            Any Term Benchmark Loan may be continued as such by the Borrower giving irrevocable written notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1 and no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed continuation date, of the length of the next Interest Period to be applicable to such Loans; provided that if any Term Benchmark Loan is so continued on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21; provided, further, that no Term Benchmark Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations. If the Borrower shall fail to give any required notice as described above in this paragraph such Term Benchmark Loans shall be automatically continued as Term Benchmark Loans in their original currency having an Interest Period of one month’s duration on the last day of such then-expiring Interest Period and if such continuation is not permitted pursuant to the preceding proviso, such Term Benchmark Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.14            Minimum Amounts and Maximum Number of Term Benchmark Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Term Benchmark Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of the Term Benchmark Loans comprising each Term Benchmark Tranche shall be equal to a minimum of $100,000 or a whole multiple of $100,000 in excess thereof, (b) with respect to the Tranche A Term Loans, no more than 12 Term Benchmark Tranches shall be outstanding at any one time and (c) with respect to the Revolving Loans, no more than 12 Term Benchmark Tranches shall be outstanding at any one time.

2.15	Interest Rates and Payment Dates.

(a)            Each Term Benchmark Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to Term SOFR, determined for such day plus the Applicable Margin.

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(b)            Each ABR Loan shall bear interest at a rate per annum equal to ABR plus the Applicable Margin.

(c)	[Reserved].

(d)            (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.15 plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2% and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non payment until such amount is paid in full (after as well as before judgment); provided that no amount shall be payable pursuant to this Section 2.15(d) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided further no amounts shall accrue pursuant to this Section 2.15(d) on any overdue Loan, Reimbursement Obligation, commitment fee or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(e)            Interest shall be payable by the Borrower in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (d) of this Section 2.15 shall be payable from time to time on demand.

2.16	Computation of Interest and Fees.

(a)            Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that interest on ABR Loans only at times when the ABR Loans are based on prime rate shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of Term SOFR. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)            Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be presumptively correct in the absence of demonstrable error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a), Section 2.15(b) or Section 2.15(d).

(c)            In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time, in consultation with the Borrower, and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will

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promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

2.17            Alternate Rate of Interest. Notwithstanding anything to the contrary herein or in any other Loan Document:

(a)            Replacing Future Benchmarks. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedge Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.17), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During the period referenced in the foregoing sentence, the component of ABR based upon the Benchmark will not be used in any determination of ABR. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(b)            Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.17, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.17.

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(d)            Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

2.18	Pro Rata Treatment and Payments.

(a)            Except as expressly otherwise provided herein (including as expressly provided in Sections 2.9, 2.10(b), 2.19, 2.20, 2.21, 2.22, 2.24, 2.26, 10.5 and 10.7), each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments shall be made pro rata according to the Revolving Percentages of the relevant Lenders other than reductions of Revolving Commitments pursuant to Section 2.24 and payments in respect of any differences in the Applicable Commitment Fee Rate of Extending Lenders pursuant to an Extension Amendment. Except as expressly otherwise provided herein (including as expressly provided in Sections 2.7, 2.15(d), 2.19, 2.20, 2.21, 2.22, 2.24, 2.26, 2.27, 10.5 and 10.7), each payment (other than prepayments) in respect of principal or interest in respect of any Tranche of Term Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Term Lenders of such Tranche, pro rata according to the respective amounts then due and owing to such Term Lenders.

(b)            Each mandatory prepayment of the Term Loans shall be allocated between the Tranches of Term Loans pro rata to each of the Tranches of Term Loans, in each case except as (i) affected by the opt-out provision under Section 2.12(e) or (ii) if any such Tranche of Term Loan has agreed in accordance with this Agreement to have its allocation be on a less than pro rata basis; provided that, notwithstanding anything in this Section 2.18(b) or Section 2.12 to the contrary, if at the time that any mandatory prepayment of Term Loans pursuant to Section 2.12 would be required, the Company or any of its Restricted Subsidiaries is required to, or is required to offer to, repurchase, redeem, repay or prepay Indebtedness under any Existing Facilities Agreement that is Pari Passu Debt (any such Indebtedness, “Other Prepayable Indebtedness”), then the Company or such Restricted Subsidiary may apply all or any portion of the required prepayment amounts to redeem, repurchase, repay or prepay any Tranches of Term Loans or Other Prepayable Indebtedness, subject to the requirements set forth under the applicable Existing Facilities Agreements and the Applicable Intercreditor Agreement; provided further that in connection with a mandatory prepayment under Section 2.12(a) in connection with the incurrence of Permitted Refinancing Obligations, such prepayment shall be allocated to the Tranches as specified by the Borrower (but to the Loans within such Tranches on a pro rata basis). Each optional prepayment of any Tranche A Term Loans shall be applied to the remaining installments thereof as specified by the Borrower (or in the absence of such specification, in direct order of maturity). Each mandatory prepayment of any Tranche A Term Loans shall be applied (i) first, to the next four installments thereof and (ii) thereafter on a pro rata basis to all other remaining installments. Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.

(c)            Except as expressly otherwise provided herein (including as expressly provided in Sections 2.7, 2.10(b), 2.15(d), 2.19, 2.20, 2.21, 2.22, 2.24, 2.26, 10.5 and 10.7), each payment (including prepayments) to be made by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders other than payments in respect of any differences in the Applicable Margin of Extending Lenders pursuant to an Extension Amendment. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letter of Credit.

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(d)            All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Funding Office, in immediately available funds. Any payment received by the Administrative Agent after 2:00 P.M., New York City time may be considered received on the next Business Day in the Administrative Agent’s sole discretion. The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Term Benchmark Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Term Benchmark Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension. Except as otherwise provided herein, all payments hereunder shall be made in U.S. Dollars.

(e)            Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be presumptively correct in the absence of demonstrable error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall give notice of such fact to the Borrower and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower. Nothing herein shall be deemed to limit the rights of the Administrative Agent, the Company or the Borrower, against any Defaulting Lender.

(f)            Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the relevant Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each relevant Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

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2.19	Requirements of Law.

(a)            If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority first made, in each case, subsequent to the Closing Date:

(i)            shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, or shall subject any Recipient to any Taxes (other than Excluded Taxes and Non-Excluded Taxes) on advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Term SOFR hereunder; or

(ii)            shall impose on such Lender any other condition not otherwise contemplated hereunder; and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Term Benchmark Loans or issuing or participating in Letters of Credit (in each case hereunder), or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, in U.S. Dollars, within thirty Business Days after the Borrower’s receipt of a reasonably detailed invoice therefor (showing with reasonable detail the calculations thereof), any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.19, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)            If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any entity controlling such Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental Authority first made, in each case, subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such entity’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such entity could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such entity’s policies with respect to capital adequacy or liquidity requirements) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a reasonably detailed written request therefor (consistent with the detail provided by such Lender to similarly situated borrowers), the Borrower shall pay to such Lender, in U.S. Dollars, such additional amount or amounts as will compensate such Lender or such entity for such reduction.

(c)            A certificate prepared in good faith as to any additional amounts payable pursuant to this Section 2.19 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be presumptively correct in the absence of demonstrable error. Notwithstanding anything to the contrary in this Section 2.19, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.19 for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such 180-day period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 2.19 shall survive the termination of this Agreement and the payment of the Obligations. Notwithstanding the foregoing, the Borrower shall not be obligated to make payment to any Lender with respect to penalties,

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interest and expenses if written demand therefore was not made by such Lender within 180 days from the date on which such Lender makes payment for such penalties, interest and expenses.

(d)            Notwithstanding anything in this Section 2.19 to the contrary, solely for purposes of this Section 2.19, (i) the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have been enacted, adopted or issued, as applicable, subsequent to the Closing Date.

(e)	For purposes of this Section 2.19, the term “Lender” shall include any Issuing Lender.

2.20	Taxes.

(a)            Except as required by law, all payments made by the Borrower or any Loan Party under this Agreement and the other Loan Documents to any Agent or any Lender under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes. If the Borrower, a Guarantor or any other applicable withholding agent is required by law (as determined in the good faith discretion of the Borrower, Guarantor or the applicable withholding agent) to withhold or deduct any Taxes from or in respect of any amount paid or payable by the Borrower, Guarantor or the applicable withholding agent under any Loan Document to any Agent or any Lender, then (i) the Borrower, Guarantor or the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and (ii) if such Taxes are Non-Excluded Taxes, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary so the Agent or such Lender, as applicable, receives (after deduction or withholding of all Non-Excluded Taxes including Non-Excluded Taxes attributable to amounts payable under this Section 2.20(a)) an amount equal to the sum it would have received had no such withholdings or deductions been made.

(b)            In addition, the Borrower or any Loan Party under this Agreement and the other Loan Documents shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of any Agent, timely reimburse it for, Other Taxes.

(c)            Whenever any Taxes are paid by the Borrower and any Loan Party pursuant to this Section, as promptly as practicable thereafter the Borrower shall send to the Administrative Agent for the account of the Administrative Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof if such receipt is obtainable, or, if not, such other evidence of payment as may reasonably be required by the Administrative Agent or such Lender.

(d)            The Borrower and any Loan Party under this Agreement and the other Loan Documents shall indemnify any Agent or any Lender, within ten days after demand therefor, for the full amount of any Non-Excluded Taxes (including Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Agent or such Lender or required to be withheld or deducted from a payment to the Agent or such Lender, as applicable, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower or any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

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(e)            Each Lender shall severally indemnify the Agents, within ten days after demand therefor, for (i) any Non-Excluded Taxes attributable to such Lender (but only to the extent that the Borrower or any Loan Party has not already indemnified the Agents for such Non-Excluded Taxes and without limiting the obligation of the Borrower or any Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c)(iii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agents in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agents shall be conclusive absent manifest error. Each Lender hereby authorizes the Agents to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agents to the Lender from any other source against any amount due to the Agents under this paragraph (e).

(f)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to (i) determine whether or not such Lender is subject to withholding (including backup withholding) or information reporting requirements or (ii) to prepare, complete and file any relevant documentation, whether through a withholding tax return or otherwise, to the taxing authorities as required by applicable Law. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth below in Sections 2.20(f)(i)-(iv), 2.20(g) and 2.20(i)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (i) two executed, accurate and complete copies of IRS Form W-8BEN or successor form certifying that it is entitled to benefits under an income tax treaty to which the United States is a party, (ii) two executed, accurate and complete copies of IRS Form W-8ECI or successor form, (iii) in the case of a Non-U.S. Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit N-1, certifying that such Non-U.S. Lender is not (A) a bank described in Section 881(c)(3)(A) of the Code, (B) a 10-percent shareholder of the Borrower described in Section 871(h)(3)(B) of the Code, or (C) a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and that no payments in connection with any Loan Document are effectively connected with such Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”); and two executed, accurate and complete copies of IRS Form W-8BEN, or any subsequent versions or successors to such forms, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from United States federal withholding tax on all interest payments by the Borrower or any Loan Party under this Agreement and the other Loan Documents, (iv) to the extent a Non-U.S. Lender is not the beneficial owner for U.S. federal income tax purposes, IRS Form W-8IMY (or any successor forms) of the Lender, accompanied by, and to the extent applicable, an IRS Form W-8BEN, IRS Form W-8ECI, a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-2 or Exhibit N-3 (provided, that if the Lender is a partnership and one or more direct or indirect partners are claiming the portfolio

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interest exemption, the Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-4 on behalf of such direct or indirect partner(s)), IRS Form W-9, IRS Form W-8IMY (or other successor forms) and any other required supporting information from each beneficial owner; or (v) any other form prescribed by applicable requirements of income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax on any payments to such Lender under the Loan Documents, duly completed together with such supplementary documentation as may be prescribed by applicable Requirement of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender and from time to time upon the reasonable request of the Borrower or the Administrative Agent. Each Non-U.S. Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower and the Administrative Agent (or any other form of certification adopted by the United States taxing authorities for such purpose). The Administrative Agent shall provide to the Borrower properly completed copies of IRS Form W-9 or an applicable IRS Form W-8 (certifying that it is either a “qualified intermediary” or a “U.S. branch of certain foreign bank”), in each case, with the effect that Borrower can make payments under the Facility to the Administrative Agent without withholding or deduction of any Taxes imposed by the United States. The Administrative Agent shall be responsible for the collection of U.S. withholding forms from the Lenders, including IRS Form W-9 or IRS Form W-8, as applicable, from the Lenders who shall be required to timely deliver to the Administrative Agent such forms and any others that are reasonably requested by the Administrative Agent or the Borrower. The Administrative Agent shall prepare all IRS Forms 1099, 1042 or 1042-S or any other forms required under applicable law and deliver such forms to the Borrower for review and filing.

(g)            Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent two executed, accurate and complete copies of IRS Form W-9, or any subsequent versions or successors to such form and certify that such lender is not subject to backup withholding. Such forms shall be delivered by each U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such U.S. Lender and from time to time upon the reasonable request of the Borrower or the Administrative Agent. Each U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certifications to the Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose).

(h)            If any Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Non-Excluded Taxes as to which it has been indemnified by the Borrower or any Loan Party or with respect to which the Borrower or any Loan Party has paid additional amounts pursuant to this Section 2.20, it shall promptly pay over such refund to the Borrower or the applicable Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or the Loan Party under this Section 2.20 with respect to the Non-Excluded Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower or the Loan Party, upon the request of Agent or such Lender, agrees to repay the amount paid over to the Borrower or the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person. In no event will any Agent or any

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Lender be required to pay any amount to the Borrower or any Loan Party the payment of which would place the Agent or such Lender in a less favorable net after-Tax position than the Agent or such Lender would have been in if the Non-Excluded Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Non-Excluded Taxes had never been paid. The agreements in this Section 2.20 shall survive the resignation or replacement of any Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment of the Obligations.

(i)            If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subsection (i), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(j)            For purposes of this Section 2.20, the term “Lender” shall include any Issuing Lender and the term “applicable law” includes FATCA.

(k)            For purposes of this Agreement, any reference to IRS Form W-8BEN shall be deemed to include a reference to IRS Form W-8BEN-E.

2.21            Indemnity. Other than with respect to Taxes (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim), in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith) or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.24, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (other than loss of Applicable Margin) attributable to such event. In the case of a Term Benchmark Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (x) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at Term SOFR, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (y) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the applicable offshore interbank market for such currency, whether or not such Term Benchmark Loan was in fact so funded. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

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2.22            Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, in each case, first made after the Closing Date, shall make it unlawful for any Lender to make or maintain Term Benchmark Loans as contemplated by this Agreement, such Lender shall promptly give notice thereof (a “Rate Determination Notice”) to the Administrative Agent and the Borrower, and (a) the commitment of such Lender hereunder to make Term Benchmark Loans, continue Term Benchmark Loans as such and convert ABR Loans to Term Benchmark Loans shall be suspended during the period of such illegality and (b) such Lender’s Loans then outstanding as Term Benchmark Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Term Benchmark Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.

2.23            Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19, 2.20(a) or 2.22 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the good faith judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 2.23 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.19, 2.20(a) or 2.22.

2.24            Replacement of Lenders. The Borrower shall be permitted to (a) replace with a financial entity or financial entities, or (b) prepay or terminate, without premium or penalty (but subject to Section 2.21), the Loans or Commitments, as applicable, of any Lender or Issuing Lender (each such Lender and Issuing Lender, a “Replaced Lender”) that (i) requests reimbursement for amounts owing or otherwise results in increased costs imposed on the Borrower or on account of which the Borrower is required to pay additional amounts to any Governmental Authority pursuant to Section 2.19, 2.20 or 2.21 (to the extent a request made by a Lender pursuant to the operation of Section 2.21 is materially greater than requests made by other Lenders) or gives a notice of illegality pursuant to Section 2.22, (ii) is a Defaulting Lender, or (iii) has refused to consent to any waiver or amendment with respect to any Loan Document that requires such Lender’s consent and has been consented to by the Required Lenders; provided that, in the case of a replacement pursuant to clause (a) above, (A) such replacement does not conflict with any Requirement of Law, (B) the replacement financial entity or financial entities shall purchase, at par, all Loans and other amounts owing to such Replaced Lender on or prior to the date of replacement, (C) the Borrower shall be liable to such Replaced Lender under Section 2.21 (as though Section 2.21 were applicable) if any Term Benchmark Loan owing to such Replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (D) the replacement financial entity or financial entities, (x) if not already a Lender, shall be reasonably satisfactory to the Administrative Agent to the extent that an assignment to such replacement financial institution of the rights and obligations being acquired by it would otherwise require the consent of the Administrative Agent pursuant to Section 10.6(b)(i)(B) and (y) shall pay (unless otherwise paid by the Borrower) any processing and recordation fee required under Section 10.6(b)(ii)(B), (E) the Administrative Agent and any replacement financial entity or entities shall execute and deliver, and such Replaced Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Assumption to effect such substitution (or, in the case of a replacement of an Issuing Lender, customary assignment documentation), (F) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, (G) in respect of a replacement pursuant to clause (iii) above, the replacement financial entity or financial entities shall consent to such amendment or waiver, (H) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the

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Administrative Agent or any other Lender shall have against the Replaced Lender, (I) [reserved], and (J) in respect of a replacement pursuant to clause (i) above, such replacement will result in a reduction in the reimbursement, increased costs or additional amounts thereafter. Prepayments pursuant to clause (b) above (i) shall be accompanied by accrued and unpaid interest on the principal amount so prepaid up to the date of such prepayment and (ii) shall not be subject to the provisions of Section 2.18. The termination of the Commitments of any Lender pursuant to clause (b) above shall not be subject to the provisions of Section 2.18. In connection with any such replacement under this Section 2.24, if the Replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to the Replaced Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Replaced Lender, then such Replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Replaced Lender, and the Administrative Agent shall record such assignment in the Register.

2.25	Incremental Loans.

(a)            The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more new term loans, including delayed draw term loans (each, a “New Term Loan Commitment”) or increases of existing Term Loans (each, a “Supplemental Term Loan Commitment”) or increases of existing Revolving Commitments (each, a “Revolving Commitment Increase”; together with any New Term Loan Commitments and any Supplemental Term Loan Commitments , the “New Loan Commitments”) hereunder, in an amount for any New Loan Commitments not in excess of, at the time such New Loan Commitments become effective (the “Increased Amount Date”), the Maximum Incremental Facilities Amount. Any existing Lender approached to provide all or a portion of such New Loan Commitments may elect or decline, in its sole discretion, to provide such New Loan Commitments.

(b)            Such New Loan Commitments shall become effective as of such Increased Amount Date; provided that (i)(1) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”), in each case on and as of such Increased Amount Date as if made on and as of such Increased Amount Date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”) as of such earlier date; provided further that, in the case of New Loan Commitments used to finance a Permitted Acquisition or other permitted Investment and to the extent the Lenders providing such New Loan Commitments agree, this clause (i) shall be subject only to, at the option of the Company, either (x) customary “specified representations” substantially consistent with the definition of Specified Representations and customary “acquisition agreement representations” or (y) customary European “certain funds” representations, and (2) no Event of Default shall exist on such Increased Amount Date immediately after giving effect to such New Loan Commitments and the making of any New Term Loans pursuant thereto and any transaction consummated in connection therewith; (ii) the proceeds of any New Loans shall be used, at the discretion of the Company and its Restricted Subsidiaries, for any purpose not prohibited by this Agreement (including for general corporate purposes, capital expenditures, acquisitions, Restricted Payments, refinancing of Indebtedness and other transactions not prohibited by this Agreement); (iii) in the case of New Loans that are term loans (“New Term Loans”), the terms of which

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at the time of such incurrence do not provide for a maturity date or Weighted Average Life to Maturity earlier than the Latest Maturity Date or shorter than the Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans, as applicable (other than an (x) earlier maturity date and/or shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter Weighted Average Life to Maturity than the Latest Maturity Date or the Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans, as applicable or (y) revolving facilities), (iv) in the case of any new revolving loans or commitments (“New Revolving Loans”), the maturity date or commitment termination date thereof shall not be earlier than the Revolving Termination Date and such New Revolving Loans shall not require any scheduled commitment reductions prior to the Revolving Termination Date; (v) the New Revolving Loans shall share ratably in any mandatory prepayments or utilizations of the existing Revolving Loans and shall share the same documentation as, and the same terms as, the existing Revolving Loans (other than with respect to fees, which may differ and shall be agreed between the Borrower and the lenders providing such New Revolving Loans); (vi) the New Loans may be (a) subject to the proviso below, secured by any assets of the Company and any of its Restricted Subsidiaries, which in the case of any Collateral may be on a junior or pari passu basis or (b) unsecured; provided that subject to the Agreed Security Principles, such New Loans will not be guaranteed by any person that does not guarantee the Obligations (or, in case the Tranche A Term Facility is not outstanding, which would have not been required to guarantee the Term Loans if the Term Loans were outstanding) and will not be secured by any assets other than the Collateral (or, in case the Tranche A Term Facility is not outstanding, any assets that would have been required to secure the Term Loans if the Term Loans were outstanding) (and to the extent secured, shall be subject to an Applicable Intercreditor Agreement); (vii) in the case of New Term Loans, if secured by any Collateral or Pro Rata Collateral on a pari passu basis with any Obligations or Italian Debt under the Existing Facilities Agreement, as applicable, may provide for the ability to participate on a (x) pro rata basis, or on a less than or a greater than pro rata basis, in any voluntary prepayments of the Term Loans and (y) pro rata basis or on a less than pro rata basis, in any mandatory prepayments of the Term Loans; (viii) such New Loans or New Loan Commitments (other than Supplemental Term Loan Commitments and Revolving Commitment Increases) shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and one or more New Lenders; (ix) the interest rate, fees, and other pricing terms with respect to such New Loans or New Loan Commitments shall be agreed by the Borrower and the applicable lender(s) and (x) if the terms of any New Loans other than provided above are not consistent with respective terms of this Agreement (as reasonably determined by the Borrower), then such terms shall be as agreed between the Borrower and the lenders or holders providing such New Term Loans; provided further that if representations and warranties, affirmative and negative covenants and events of default of the New Term Loans (in each case excluding any financial maintenance covenants (if applicable)) are not consistent with respective terms of this Agreement, such terms shall either, at the option of the Borrower, (x) not be materially more restrictive, taken as whole, to the Company and its Restricted Subsidiaries (as determined by the Company in good faith) than this Agreement excluding (1) if Lenders under this Agreement also receive the benefit of any such more restrictive terms (and the Loan Documents may be amended without the need to obtain the consent of any other Lender or any Agent to give effect to this clause (1)) and/or (2) any such provisions apply after the then Latest Maturity Date at the time of incurrence thereof or (y) be reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, the rate of interest and the amortization schedule (if applicable) of any New Loan Commitments shall be determined by the Borrower and the applicable New Lenders and shall be set forth in the applicable Joinder Agreement. Subject to the provisions set forth above, the terms of each New Loan Commitments will be as agreed between the Borrower and the lenders providing such New Loan Commitments.

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(c)            On any Increased Amount Date on which any New Loan Commitment become effective, subject to the foregoing terms and conditions, each lender with a New Loan Commitment (each, a “New Lender”) shall become a Lender hereunder with respect to such New Loan Commitment; provided that (i) the Administrative Agent shall have consented to any such New Lender becoming a Lender hereunder with respect to such New Loan Commitment (such consent not to be unreasonably withheld, conditioned or delayed), unless such New Lender is a Lender, an Affiliate of a Lender or an Approved Fund and (ii) solely with respect to Revolving Commitment Increases, the Issuing Lenders shall have consented to any such New Lender providing such Revolving Commitment Increase becoming a Lender hereunder with respect to such Revolving Commitment Increase (such consent not to be unreasonably withheld, conditioned or delayed), unless the consent of the Issuing Lenders would not be required in connection with an assignment of Revolving Loans pursuant to Section 10.6 hereof to such New Lender.

(d)            For purposes of this Agreement, any New Loans or New Loan Commitments shall be deemed to be Term Loans, Revolving Loans or Revolving Commitments, as applicable. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.25.

(e)            Supplemental Term Loan Commitments and Revolving Commitment Increases shall become commitments under this Agreement pursuant to a supplement specifying the Term Benchmark Tranche to be increased, executed by the Borrower, and each increasing Lender substantially in the form attached hereto as Exhibit E-1 (or such other form as agreed between the Administrative Agent and the Borrower) (the “Increase Supplement”) or by each New Lender substantially in the form attached hereto as Exhibit E-2 (or such other form as agreed between the Administrative Agent and the Borrower incurring such Supplemental Term Loan Commitments) (the “Lender Joinder Agreement”), as the case may be, which shall be delivered to the Administrative Agent for recording in the Register. Upon effectiveness of the Lender Joinder Agreement, each New Lender shall be a Lender for all intents and purposes of this Agreement and the term loan made pursuant to such Supplemental Term Loan Commitment shall be a Term Loan or the commitments made pursuant to such Revolving Commitment Increase shall be Revolving Commitments, as applicable.

(f)            Notwithstanding anything to the contrary herein, New Loan Commitments borrowed by any Loan Party (other than the Borrower) shall be documented separately from the Loan Documents as Additional Obligations incurred pursuant to Section 7.2(p).

2.26	Extension of Term Loans and Revolving Commitments.

(a)            The Borrower may at any time and from time to time request that all or a portion of the (i) Term Loans of one or more Tranches existing at the time of such request (each, an “Existing Term Tranche”, and the Term Loans of such Tranche, the “Existing Term Loans”) or (ii) Revolving Commitments of one or more Tranches existing at the time of such request (each, an “Existing Revolving Tranche”, and together with the Existing Term Tranches, each an “Existing Tranche”, and the Revolving Commitments of such Existing Revolving Tranche, the “Existing Revolving Loans”, and together with the Existing Term Loans, the “Existing Loans”), in each case, be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of any Existing Tranche (any such Existing Tranche which has been so extended, an “Extended Term Tranche” or “Extended Revolving Tranche”, as applicable, and each an “Extended Tranche”, and the Term Loans or Revolving Commitments, as applicable, of such Extended Tranches, the “Extended Term Loans” or “Extended Revolving Commitments”, as applicable, and collectively, the “Extended Loans”) and to provide for other terms consistent with this Section 2.26; provided that any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower in its sole discretion. In order to establish any

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Extended Tranche, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Tranche to be established, which terms shall be substantially similar to those applicable to the Existing Tranche from which they are to be extended (the “Specified Existing Tranche”), except (x) all or any of the final maturity dates of such Extended Tranches may be delayed to later dates than the final maturity dates of the Specified Existing Tranche, (y) (A) the interest margins with respect to the Extended Tranche may be higher or lower than the interest margins for the Specified Existing Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (z) in the case of an Extended Term Tranche, so long as the Weighted Average Life to Maturity of such Extended Tranche would be no shorter than the remaining Weighted Average Life to Maturity of the Specified Existing Tranche, amortization rates with respect to the Extended Term Tranche may be higher or lower than the amortization rates for the Specified Existing Tranche, in each case to the extent provided in the applicable Extension Amendment; provided that, notwithstanding anything to the contrary in this Section 2.26 or otherwise, assignments and participations of Extended Tranches shall be governed by the same or, at the Borrower’s discretion, more restrictive assignment and participation provisions applicable to the Existing Loans set forth in Section 10.6. No Lender shall have any obligation to agree to have any of its Existing Loans converted into an Extended Tranche pursuant to any Extension Request. Any Extended Tranche shall constitute a separate Tranche of Loans from the Specified Existing Tranches and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(b)            The Borrower shall provide reasonable advance notice to the Administrative Agent of the applicable Extension Request prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it has elected to convert into an Extended Tranche. In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election. In connection with any extension of Loans pursuant to this Section 2.26 (each, an “Extension”), the Borrower shall agree to such procedures regarding timing, rounding and other administrative adjustments to ensure reasonable administrative management of the credit facilities hereunder after such Extension, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.26. The Borrower may amend, revoke or replace an Extension Request pursuant to procedures reasonably acceptable to the Administrative Agent at any time prior to the date (the “Extension Request Deadline”) on which Lenders under the applicable Existing Term Tranches or Existing Revolving Tranches are requested to respond to the Extension Request. Any Lender may revoke an Extension Election at any time prior to 5:00 p.m. on the date that is two (2) Business Days prior to the Extension Request Deadline, at which point the Extension Election becomes irrevocable (unless otherwise agreed by Borrower). The revocation of an Extension Election prior to the Extension Request Deadline shall not prejudice any Lender’s right to submit a new Extension Election prior to the Extension Request Deadline.

(c)            Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, interest margins or fees referenced in clauses (x) and (y) of Section 2.26(a), or, in the case of Extended Term Tranches, amortization rates referenced in clause (z) of Section 2.26(a), and which, in each case,

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except to the extent expressly contemplated by the last sentence of this Section 2.26(c) and notwithstanding anything to the contrary set forth in Section 10.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Tranches established thereby) executed by the Company, the Borrower, the Administrative Agent, and the Extending Lenders. Subject to the requirements of this Section 2.26 and without limiting the generality or applicability of Section 10.1 to any Section 2.26 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.26 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.26 Additional Amendments do not become effective prior to the time that such Section 2.26 Additional Amendments have been consented to (including pursuant to consents applicable to holders of any Extended Tranches provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.26 Additional Amendments to become effective in accordance with Section 10.1; provided, further, that no Extension Amendment may provide for (i) any Extended Tranche to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Tranches or be guaranteed by any Person other than the Guarantors and (ii) so long as any Existing Term Tranches are outstanding, any mandatory or voluntary prepayment provisions that do not also apply to the Existing Term Tranches (other than Existing Term Tranches secured on a junior basis by the Collateral or ranking junior in right of payment, which shall be subject to junior prepayment provisions) on a pro rata basis, or on a less than or greater than pro rata basis (or otherwise provide for more favorable prepayment treatment for Existing Term Tranches than such Extended Term Tranches as contemplated by Section 2.12). Notwithstanding anything to the contrary in Section 10.1, any such Extension Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable judgment of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.26; provided that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.26 Additional Amendment.

(d)            If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Loans on the terms set forth in such Extension Amendment; provided, further, that all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned (including pursuant to Section 2.21 (as though Section 2.21 were applicable)) shall be paid in full by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Assumption. In connection with any such replacement under this Section 2.26, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Assumption and (B) the date as of which all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Assumption as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption on behalf of such Non-Extending Lender. If provided in any Extension Amendment with respect to an Extension of the Revolving Commitments, and with the consent of each Issuing Lender, participations in Letters of Credit shall be reallocated to the Extending Lenders in the manner specified in such Extension Amendment,

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including upon effectiveness of such Extension or upon or prior to the maturity date for any Tranche of Revolving Commitments.

(e)            Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with Section 2.26(a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of the Extended Tranche so converted by such Lender on such date, and such Extended Tranches shall be established as a separate Tranche from the Specified Existing Tranche and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(f)            Following any Extension Date, with the written consent of the Borrower, any Non-Extending Lender may elect to have all or a portion of its Existing Loans deemed to be an Extended Loan under the applicable Extended Tranche on any date (each date a “Designation Date”) prior to the maturity date of such Extended Tranche; provided that such Lender shall have provided written notice to the Borrower and the Administrative Agent at least 10 Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion); provided, further, that no greater amount shall be paid by or on behalf of the Borrower or any of its Affiliates to any such Non-Extending Lender as consideration for its extension into such Extended Tranche than was paid to any Extending Lender as consideration for its Extension into such Extended Tranche. Following a Designation Date, the Existing Loans held by such Lender so elected to be extended will be deemed to be Extended Term Loans of the applicable Extended Tranche, and any Existing Loans held by such Lender not elected to be extended, if any, shall continue to be “Existing Loans” of the applicable Tranche.

(g)            With respect to all Extensions consummated by the Borrower pursuant to this Section 2.26, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Sections 2.11 and 2.12 and (ii) no Extension Request is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower’s sole discretion and may be waived by the Borrower) of Existing Loans of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.26 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including Sections 2.8, 2.11 and 2.12) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.26.

2.27	Permitted Debt Exchanges.

(a)            Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) with outstanding Term Loans of a particular Tranche, as selected by the Borrower, the Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans of such Tranche for Additional Obligations in the form of notes (such notes, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal the aggregate

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principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans, (ii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iii) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount of the applicable Tranche actually held by it) shall exceed the maximum aggregate principal amount of Term Loans offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (iv) each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) based on their respective aggregate principal amounts of outstanding Term Loans of the applicable Tranche, (v) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Administrative Agent, and (vi) any applicable Minimum Exchange Tender Condition shall be satisfied. No Lender shall have any obligation to agree to have any of its Term Loans exchanged for Permitted Debt Exchange Notes pursuant to any Permitted Debt Exchange Offer.

(b)            With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.27, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 and 2.12 and (ii) such Permitted Debt Exchange Offer shall be made for not less than $25,000,000 in aggregate principal amount of Term Loans, provided that, subject to the foregoing clause (ii), the Borrower may at its election specify as a condition (a “Minimum Exchange Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans be tendered.

(c)            In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.27 and without conflict with Section 2.27(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be determined by the Borrower, the Administrative Agent and the relevant Lenders.

(d)            The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange (other than the Borrower’s reliance on any certificate delivered by a Lender pursuant to Section 2.27(a) above for which such Lender shall bear sole responsibility) and (y) each Lender

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shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act.

SECTION 3.      LETTERS OF CREDIT

3.1	L/C Commitment.

(a)            Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit in U.S. Dollars (the letters of credit issued on and after the Closing Date pursuant to this Section 3, the “Letters of Credit”) under the Revolving Commitments for the account of the Borrower or any Restricted Subsidiary of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Sublimit, (ii) the L/C Obligations would exceed such Lender’s Revolving Commitment or (iii) any Revolving Lender’s Available Revolving Commitment or the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in U.S. Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance or last renewal or extension or such longer period as may be agreed by the applicable Issuing Lender and (y) the date that is five Business Days prior to the Revolving Termination Date (unless cash collateralized or backstopped, in each case in a manner agreed to by the Issuing Lender in its sole discretion); provided that any Letter of Credit with a one-year term may provide for the renewal or extension thereof for additional one-year periods or such longer periods as may be agreed by the applicable Issuing Lender (which shall in no event extend beyond the date referred to in clause (y) above (unless cash collateralized or backstopped, in each case in a manner agreed to by the Issuing Lender in its sole discretion)). Letters of Credit issued hereunder shall constitute utilization of the Revolving Commitments.

(b)            No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would (i) conflict with, or cause such Issuing Lender to exceed any limits imposed by, any applicable Requirement of Law, or if such Requirement of Law would impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and is not otherwise reimbursable to it by the Borrower hereunder and which such Issuing Lender in good faith deems material to it or (ii) violate one or more policies of such Issuing Lender applicable generally to the issuance of letters of credit for the account of similarly situated borrowers.

3.2            Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the relevant Issuing Lender issue a Letter of Credit (or amend, renew or extend an outstanding Letter of Credit) by delivering to such Issuing Lender at its address for notices specified to the Borrower by such Issuing Lender an Application therefor, with a copy to the Administrative Agent, completed to the reasonable satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Upon receipt of any Application, the relevant Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue (or amend, renew or extend, as the case may be) the Letter of Credit requested thereby (but in no event without the consent of the applicable Issuing Lender shall any Issuing Lender be required to issue (or amend, renew or extend, as the case may be) any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit (or such amendment, renewal or extension, as the case may be) to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower. Such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance (or such amendment, renewal or extension, as the case

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may be) thereof. Each Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the relevant Revolving Lenders, notice of the issuance (or such amendment, renewal or extension, as the case may be) of each Letter of Credit issued by it (including the amount thereof).

3.3	Fees and Other Charges.

(a)            The Borrower will pay a fee, in U.S. Dollars, on each outstanding Letter of Credit requested by it, at a per annum rate equal to the Applicable Margin then in effect with respect to Term Benchmark Loans under the Revolving Facility, on the face amount of such Letter of Credit, which fee shall be shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date; provided that, with respect to any Defaulting Lender, such Lender’s ratable share of any letter of credit fee accrued on the aggregate amount available to be drawn on any outstanding Letters of Credit during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Lender’s ratable share of any letter of credit fee shall otherwise have been due and payable by the Borrower prior to such time; provided further that any Defaulting Lender’s ratable share of any letter of credit fee accrued on the aggregate amount available to be drawn on any outstanding Letters of Credit shall accrue for the account of each Non-Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit which has been reallocated to such Non-Defaulting Lender pursuant to Section 3.4(d) and with respect to any L/C Shortfall either (i) if the Borrower has paid to the Administrative Agent, an amount of cash and/or Cash Equivalents equal to the amount of the L/C Shortfall to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent, for the account of the Borrower or (ii) otherwise, for the account of the Issuing Lenders, in each case so long as such Lender shall be a Defaulting Lender. In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee, in U.S. Dollars, on the aggregate face amount of all outstanding Letters of Credit issued by it to the Borrower separately agreed to by the Borrower and such Issuing Lender (but in any event not to exceed 0.125% per annum), payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b)            Issuance Fee. In addition to the foregoing commission, the Borrower shall pay directly to the applicable Issuing Lender, for its own account, an issuance fee with respect to each Letter of Credit issued by such Issuing Lender in such amount as agreed upon between such Issuing Lender and the Borrower. Such issuance fee shall be payable in Dollars quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Termination Date and thereafter on demand of the applicable Issuing Lender.

(c)            In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for fees, costs, charges and expenses agreed by the Borrower and such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit requested by the Borrower. Such customary fees, costs, charges and expenses are due and payable in Dollars on demand and are nonrefundable.

3.4	L/C Participations.

(a)            Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in such Issuing Lender’s obligations and rights under and

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in respect of each Letter of Credit issued by it and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by it for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay, in U.S. Dollars, to the Administrative Agent for the account of such Issuing Lender upon demand an amount equal to such L/C Participant’s Revolving Percentage the amount of such draft, or any part thereof, that is not so reimbursed (“L/C Disbursements”). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against any Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the financial condition of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)            If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of such Issuing Lender within three (3) Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent for the account of the relevant Issuing Lender by such L/C Participant within three (3) Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the relevant Issuing Lender submitted to any relevant L/C Participant with respect to any amounts owing under this Section 3.4 shall be presumptively correct in the absence of demonstrable error. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination.

(c)            Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to the Administrative Agent for the account of such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

(d)            Notwithstanding anything to the contrary contained in this Agreement, in the event an L/C Participant becomes a Defaulting Lender, then such Defaulting Lender’s Revolving Percentage in all outstanding Letters of Credit will automatically be reallocated among the L/C Participants that are Non-Defaulting Lenders pro rata in accordance with each Non-Defaulting Lender’s Revolving Percentage (calculated without regard to the Revolving Commitment of the Defaulting Lender), but only to the extent that such reallocation does not cause the Revolving Extensions of Credit of any Non-Defaulting Lender to

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exceed the Revolving Commitment of such Non-Defaulting Lender. If such reallocation cannot, or can only partially be effected, the Borrower shall, within five (5) Business Days after written notice from the Administrative Agent, pay to the Administrative Agent, an amount of cash and/or Cash Equivalents equal to such Defaulting Lender’s Revolving Percentage (calculated as in effect immediately prior to it becoming a Defaulting Lender) of the L/C Obligations (after giving effect to any partial reallocation pursuant to the first sentence of this Section 3.4(d)) to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent. So long as there is a Defaulting Lender, an Issuing Lender shall not be required to issue any Letter of Credit where the sum of the Non-Defaulting Lenders’ Revolving Percentage, as applicable, of the outstanding Revolving Loans and their participations in Letters of Credit after giving effect to any such requested Letter of Credit would exceed (such excess, the “L/C Shortfall”) the aggregate Revolving Commitments of the Non-Defaulting Lenders, unless the Borrower shall pay to the Administrative Agent, an amount of cash and/or Cash Equivalents equal to the amount of the L/C Shortfall, such cash and/or Cash Equivalents to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(e)            If, on any date, the L/C Obligations would exceed the L/C Sublimit, the Borrower shall promptly pay to the Administrative Agent an amount of cash and/or Cash Equivalents equal to an amount sufficient to cover 105% of the then outstanding L/C Obligations plus accrued and unpaid interest thereon, such cash and/or Cash Equivalents to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

3.5            Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse each Issuing Lender not later than 12:00 noon on (i) the Business Day that the Borrower receives notice of such drawing, if such notice is received by the Borrower prior to 10:00 a.m., or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, for the amount of (a) such draft so paid and (b) any fees, charges or other costs or expenses reasonably incurred by such Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”). Each such payment shall be made to such Issuing Lender at its address for notices specified to the Borrower in U.S. Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at a rate equal to (i) until the second Business Day next succeeding the date of the relevant notice, the rate applicable to ABR Loans under the Revolving Facility and (ii) thereafter, the rate set forth in Section 2.15(d).

3.6            Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee, or any other events or circumstances that, pursuant to applicable law or the applicable customs and practices promulgated by the International Chamber of Commerce, are not within the responsibility of such Issuing Lender, except for errors, omissions, interruptions or delays resulting from the gross negligence or willful misconduct of such Issuing Lender or its employees or agents. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or

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delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors, omissions, interruptions or delays resulting from the gross negligence or willful misconduct of such Issuing Lender or its employees or agents. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower. Notwithstanding anything to the contrary herein, no Issuing Lender shall be responsible to the Borrower for, and such Issuing Lender’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the applicable law or any order of a jurisdiction in which such Issuing Lender or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements or official commentary of the International Chamber of Commerce Banking Commission, the Banker’s Association for Finance and Trade (BAFT) or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such laws or practice rules.

Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, or states that a Restricted Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Lender (whether arising by contract, at law, in equity or otherwise) against such Restricted Subsidiary in respect of such Letter of Credit, the Borrower (a) shall be obligated as a primary obligor to reimburse, or to cause the applicable Restricted Subsidiary to reimburse, the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of the Borrower and (b) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Restricted Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Restricted Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries. To the extent that any Letter of Credit is issued for the account of any Restricted Subsidiary of the Borrower, the Borrower agrees that (i) such Restricted Subsidiary shall have no rights against any Issuing Lender, the Administrative Agent, any Lender or any of their respective Related Parties, (ii) the Borrower shall be responsible for the obligations in respect of such Letter of Credit under this Agreement, any Letter of Credit Documents and any application or reimbursement agreement with respect to such Letter of Credit, (iii) the Borrower shall have the sole right to give instructions and make agreements with respect to this Agreement, such Letter of Credit and any Letter of Credit Documents pertaining thereto and the disposition of any documents related thereto and (iv) the Borrower shall have all powers and rights in respect of any security arising in connection with such Letter of Credit and the transactions related thereto.

3.7            Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of such Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by such Issuing Lender shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8            Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement or any other Loan Document, the provisions of this Agreement or such other Loan Document shall apply.

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3.9            Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Lender and the Borrower when a Letter of Credit is issued, (a) the rules of the ISP shall apply to each standby Letter of Credit, and (b) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

3.10	Resignation of Issuing Lenders.

(a) Any Issuing Lender may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of an Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase the outstanding Letter of Credit. Any resigning Issuing Lender shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its resignation as an Issuing Lender and all L/C Obligations with respect thereto (including the right to require the Revolving Lenders to take such actions as are required under Section 3.4). Without limiting the foregoing, upon the resignation of a Lender as an Issuing Lender hereunder, the Borrower may, or at the request of such resigned Issuing Lender the Borrower shall, use commercially reasonable efforts to, arrange for one or more of the other Issuing Lenders to issue Letters of Credit in the applicable currency hereunder in substitution for the Letters of Credit, if any, issued by such resigned Issuing Lender and outstanding at the time of such resignation, or make other arrangements satisfactory to the resigned Issuing Lender to effectively cause another Issuing Lender to assume the obligations of the resigned Issuing Lender with respect to any such Letters of Credit.

SECTION 4.      REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans, the Borrower and the Company hereby represent and warrant (as to itself and each of its Restricted Subsidiaries) to the Agents and each Lender, which representations and warranties shall be deemed made on the Closing Date:

4.1            Financial Condition. The Original Financial Statements present fairly in all material respects the financial condition of the Company and its Restricted Subsidiaries, as at such date, and the results of, their operations, their cash flows and their changes in stockholders’ equity for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto and year end adjustments, have been prepared in accordance with the Applicable Accounting Standards (except as otherwise noted therein).

4.2            No Change. Since the Closing Date, there has been no event, development or circumstance that has or would reasonably be expected to have a Material Adverse Effect.

4.3            Existence; Compliance with Law. Except as set forth in Schedule 4.3, the Company and its Restricted Subsidiaries (other than any Immaterial Subsidiaries) (a) (i) is duly organized (or incorporated), validly existing and in good standing (or, only where applicable, the equivalent status in any foreign jurisdiction) under the laws of the jurisdiction of its organization or incorporation, except in each case (other than with respect to the Borrower), to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) has the corporate or organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (iii) is duly qualified as a foreign corporation or limited liability company

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and in good standing (where such concept is relevant) under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except, in each case, to the extent that the failure to be so qualified or in good standing (where such concept is relevant) would not have a Material Adverse Effect and (b) is in compliance with all Requirements of Law except to the extent that any such failure to comply therewith would not have a Material Adverse Effect.

4.4	Corporate Power; Authorization; Enforceable Obligations.

(a)            Each Loan Party has the corporate power and authority to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow or have Letters of Credit issued hereunder, except in each case (other than with respect to the Borrower), to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement, except in each case (other than with respect to the Borrower), to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)            No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the extensions of credit hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents (subject to the Legal Reservations and the Perfection Requirements), except for (v) any filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties or any Restricted Subsidiary in favor of the Security Agent as required under the applicable Security Documents and payment of associated fees or stamp duties, (w) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (x) those approvals, consents, exemptions, authorizations or other actions, notices or filings set out in the Security Documents and (y) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

(c)            Each Loan Document has been duly executed and delivered on behalf of each Loan Party (subject to the Legal Reservations and the Perfection Requirements) that is party thereto. Subject to the Legal Reservations and the Perfection Requirements, this Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing.

4.5            No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents by the Loan Parties thereto, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not (a) violate the organizational or governing documents of (i) the Borrower or (ii) except as would not reasonably be expected to have a Material Adverse Effect, any other Loan Party, (b) except as would not reasonably be expected to have a Material Adverse Effect, violate any Requirement of Law binding on the Company or any of its Restricted Subsidiaries or any Contractual Obligation of the Company or any of its Restricted Subsidiaries or (c) except as would not have a Material Adverse Effect, result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens permitted by Section 7.3).

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4.6            No Material Litigation. Except as set forth in Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened against the Company or any of its Restricted Subsidiaries or against any of their Properties which, taken as a whole, would reasonably be expected to have a Material Adverse Effect.

4.7            Ownership of Property; Liens. Except as set forth in Schedule 4.7A, each of the Company and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its Real Property, and good title to, or a valid leasehold interest in, all its other Property (other than Intellectual Property, which is addressed separately in Section 4.8), in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and none of such Property is subject to any Lien except as permitted by the Loan Documents. Schedule 4.7B lists all Material Real Property which is owned by any Loan Party that is a U.S. Subsidiary as of the Closing Date.

4.8            Intellectual Property. Each of the Company and its Restricted Subsidiaries owns, or has a valid license to use, all Intellectual Property necessary for the conduct of its business as currently conducted, free and clear of all Liens except as permitted by the Loan Documents, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. No holding, injunction, decision or judgment has been rendered by any Governmental Authority against the Company or any Restricted Subsidiary and neither the Company nor any of its Restricted Subsidiaries has entered into any settlement stipulation or other agreement (except non-exclusive license agreements in the ordinary course of business) which would limit, cancel or question the validity or enforceability of the Company or any Restricted Subsidiaries’ rights in, any Intellectual Property in any respect that would reasonably be expected to have a Material Adverse Effect. No claim has been asserted or threatened or is pending by any Person challenging or questioning the use or ownership by the Company or its Restricted Subsidiaries of any Intellectual Property used or owned by the Company or any of its Restricted Subsidiaries or the validity or enforceability of any Intellectual Property, except as would not reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by the Company and its Restricted Subsidiaries and the operation of their businesses does not infringe on, misappropriate or otherwise violate the rights of any Person in a manner that would reasonably be expected to have a Material Adverse Effect. The Company and its Restricted Subsidiaries take all reasonable actions that in the exercise of their reasonable business judgment should be taken to protect and maintain their ownership of, and the validity and enforceability of, all Intellectual Property, including Intellectual Property that is confidential in nature, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.9            Taxes. Each of the Company and its Restricted Subsidiaries (i) has filed or caused to be filed all federal, state, provincial and other tax returns that are required to be filed, and (ii) has paid all Taxes shown to be due and payable on said returns and all other Taxes, fees or other similar charges imposed on it or any of its Property by any Governmental Authority (other than any amounts the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with the Applicable Accounting Standards have been provided on the books of the Company or such Restricted Subsidiary, as the case may be), except in each case of (i) and (ii), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.10            Insurance. The properties of the Company and each of its Restricted Subsidiaries are insured with insurance companies which the Company reasonably believes are financially sound and reputable and which are not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Restricted Subsidiary operates.

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4.11	ERISA.

(a)            Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect: (i) neither a Reportable Event nor a failure to meet the minimum funding standards (within the meaning of Section 412(a) of the Code or Section 302(a)(2) of ERISA) has occurred during the five-year period prior to the date on which this representation is made or is reasonably expected to occur with respect to any Single Employer Plan, and each Single Employer Plan has complied with the applicable provisions of ERISA and the Code; (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen on the assets of the Borrower, any of its Subsidiaries or any Commonly Controlled Entity, during such five-year period, nor is any such termination or Lien reasonably expected to occur or arise; the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits; (iii) none of the Borrower, any of its Subsidiaries or any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA; (iv) none of the Borrower, any of its Subsidiaries or any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or such Subsidiary or Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made; (v) no Multiemployer Plan is Insolvent; (vi) there has not been a withdrawal by the Borrower, any of its Subsidiaries or any Commonly Controlled Entities from a Single Employer Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination of a Single Employer Plan under Section 4062(e) of ERISA; and (vii) there has not been a filing under Section 4041(c) of ERISA of a notice of intent to terminate a Single Employer Plan, the treatment of a Single Employer Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Single Employer Plan or Multiemployer Plan.

(b)            The Borrower and its Subsidiaries have not incurred, and do not reasonably expect to incur, any liability under ERISA or the Code with respect to any plan within the meaning of Section 3(3) of ERISA which is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is maintained by a Commonly Controlled Entity (other than the Borrower and its Subsidiaries) (a “Commonly Controlled Plan”) merely by virtue of being treated as a single employer under Title IV of ERISA with the sponsor of such plan that would reasonably be likely to have a Material Adverse Effect and result in a direct obligation of the Borrower or any of its Subsidiaries to pay money.

(c)            Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, no Non-U.S. Plan Event has occurred or is reasonably expected to occur.

4.12            Investment Company Act. No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940.

4.13	Subsidiaries.

(a)            The Subsidiaries listed on Schedule 4.13 constitute all the Subsidiaries of the Company at the Closing Date. Schedule 4.13 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and the designation of such Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary.

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(b)            As of the Closing Date, except as set forth on Schedule 4.13, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to officers, employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Company or any of its Restricted Subsidiaries.

4.14            Environmental Matters. Other than exceptions to any of the following that would not reasonably be expected to have a Material Adverse Effect, none of the Company or any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law for the operation of the Business; (ii) has used, Released, treated, stored, transported or disposed of Materials of Environmental Concern at or from any currently or formerly owned, leased or operated real property or facility, or Released Materials of Environmental Concern at any other location in a quantity or manner that has resulted in, or would reasonably be expected to result in the Company or any of its Restricted Subsidiaries becoming obligated to conduct any investigation, remediation or other corrective actions; (iii) has become subject to any pending or threatened Environmental Liability or has become aware of any facts, circumstances or conditions that are reasonably likely to form the basis of an Environmental Liability or (iv) has retained or assumed, by contract or operation of law, any material Environmental Liabilities of any other Person.

4.15            Accuracy of Information, etc. As of the Closing Date, no statement or information (excluding the projections and pro forma financial information referred to below) contained in this Agreement, any other Loan Document or any certificate furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading. As of the Closing Date, the projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made, in light of the circumstances under which they were made, it being recognized by the Agents and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.16	Security Documents.

Subject to the Legal Reservations and the Perfection Requirements, each Security Document delivered pursuant to this Agreement will, upon execution and delivery thereof, be effective to create (to the extent described therein and, in the case of any Non-U.S. Loan Party, subject to the Agreed Security Principles) in favor of the Security Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, winding-up, insolvency, fraudulent conveyance, reorganization (by way of voluntary arrangement, schemes of arrangements or otherwise), moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and subject to Legal Reservations and the Perfection Requirements and (a) when financing statements and other filings in appropriate form are filed or registered, as applicable, in the offices of the Secretary of State (or a comparable office in any applicable non-U.S. jurisdiction) of each Loan Party’s jurisdiction of organization or formation (if applicable) and other applicable Perfection Requirements are completed and (b) upon the taking of possession or control by the Security Agent of such Collateral with respect to which a security interest may be perfected or created only by possession or control (which possession or control shall be given to the Security Agent to the extent possession or control by the Security

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Agent is required by the applicable Security Document) the Liens created by the Security Documents shall constitute fully perfected or created first priority Liens so far as possible under relevant law on, and security interests in (to the extent intended to be created thereby and required to be perfected under the Loan Documents and, in each case, in the case of any Non-U.S. Loan Party, subject to the Agreed Security Principles), all right, title and interest of the grantors in such Collateral in each case free and clear of any Liens other than Liens permitted hereunder (other than such Collateral in which a security interest cannot be perfected under the Uniform Commercial Code or applicable law in other jurisdictions as in effect at the relevant time in the relevant jurisdiction or by possession or control).

Notwithstanding anything herein (including this Section 4.16) or in any other Loan Document to the contrary, neither the Company nor any other Loan Party makes any representation or warranty as to the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required under this Agreement.

4.17            Solvency. As of the Closing Date, the Company and its Restricted Subsidiaries are (on a consolidated basis), and after giving effect to the Transactions will be, Solvent.

4.18            Sanctions & Anti-Corruption Laws. The Company, its Restricted Subsidiaries, their respective directors, officers, and, to the knowledge of the Company, their employees and agents that act on their behalf, are in compliance in all material respects with applicable Sanctions and the USA Patriot Act, to the extent applicable. None of the Company and its Restricted Subsidiaries, and their respective directors, officers, and, to the knowledge of the Company, employees and agents that act on their behalf, is a Sanctioned Person. In the past five (5) years, the Company and its Restricted Subsidiaries, and their respective directors, officers, and, to the knowledge of the Company, their employees and agents that act on their behalf, have not violated Anti-Corruption Laws in any material respect. The Company will not, and the Company shall undertake reasonable efforts to procure that its Subsidiaries and its or their respective directors, officers, employees and agents that act on their behalf shall not use the proceeds of the Loan (a) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except as not in violation of Sanctions, (b) in any other manner that would result in the violation of any Sanctions by any party to this Agreement, or (c) in violation of applicable Anti-Corruption Laws.

4.19	EEA Financial Institution. No Loan Party is an EEA Financial Institution.

4.20            Margin Regulations. None of the proceeds of any of the Loans will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” (with the respective meanings of each of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect) in violation of such Regulation U or for any other purpose that violates the provisions of the Regulation U. Neither the Company nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”

4.21            Labor Matters. Except as would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect, there are no strikes or other labor disputes against the Company or other Restricted Subsidiaries pending or, to the knowledge of the Company, overtly threatened in writing and hours worked by and payment based on hours worked to employees of each of the Company or the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Requirement of Law dealing with wage and hour matters.

4.22            Use of Proceeds. The Borrower will use the proceeds of the Loans and the Letters of Credits issued hereunder for the purposes set forth in Section 6.10.

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4.23            Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

SECTION 5.      CONDITIONS PRECEDENT

5.1            Conditions to Effectiveness. The effectiveness of this Agreement and the establishment of the Commitments hereunder are subject to the satisfaction (or waiver) prior to or substantially concurrently with the Closing Date, of the following conditions precedent:

(a)            Credit Agreement; Intercreditor Agreement; Guaranty and Security Agreements. The Administrative Agent shall have received on or prior to the date hereof (i) this Agreement, executed and delivered by the Borrower and the Company, (ii) the Guaranty executed and delivered by the Borrower, the Company and each Guarantor, (iii) an accession to the Intercreditor Agreement executed and delivered by the Security Agent and the Administrative Agent as a Senior Agent (as defined in the Intercreditor Agreement) on behalf of itself and each of the Lenders pursuant to Clause 21.10 of the Intercreditor Agreement and (iv) the Security Documents set forth on Schedule 1.1B executed and delivered by the Loan Parties party thereto;

(b)            Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”), in each case on and as of such date as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”) as of such earlier date;

(c)	[Reserved]

(d)            Fees. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, in each case to the extent invoiced in reasonable detail at least five (5) Business Days prior to the Closing Date, including reimbursement or payment of all reasonable and documented out-of-pocket expenses (including the reasonable fees, charges and disbursements of Milbank LLP, counsel to the Agents) required to reimbursed or paid by the Borrower hereunder or under any other Loan Document;

(e)            Legal Opinions. The Administrative Agent shall have received a customary executed legal opinion of (i) the Borrower’s counsel in relation to the capacity and authority of the U.S. Loan Parties and in relation to the enforceability of any Loan Documents governed by the State of New York, (ii) the Borrower’s counsel in relation to the capacity and authority of the Company and (iii) the Administrative Agent’s counsel in relation to the enforceability of the Loan Documents governed by English law;

(f)            Closing Certificate. The Administrative Agent shall have received a certificate of the Borrower and each of the other Loan Parties substantially in the form of Exhibit L, with appropriate insertions and attachments;

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(g)            USA Patriot Act; Beneficial Ownership Certification. The Lead Arrangers shall have received from the Borrower and each of the Loan Parties at least three Business Days prior to the Closing Date documentation and other information requested by any Lender no less than 10 Business Days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower;

(h)            Pledged Stock; Stock Powers. In the case of any pledge of stock of any Loan Party organized in the United States that is the Borrower or a Restricted Subsidiary of the Borrower whose Capital Stock constitute Collateral, delivery to the Security Agent of any applicable stock certificates with customary stock powers executed in blank;

(i)            Solvency Certificate. The Administrative Agent shall have received (i) a certificate of registration (certificato di vigenza) issued by the competent Italian Companies’ Register (Registro delle Imprese) in respect of the Company, and (ii) a solvency certificate signed by the chief financial officer, chief accounting officer, treasurer or other officer with equivalent duties of the Company, substantially in the form of Exhibit M.

(j)            Historical Financial Statements. The Lead Arrangers shall have received (A) the audited combined balance sheet and related combined statements of comprehensive income (loss), cash flow and changes in equity (in each case, or the equivalent) of AOL Holdco II (as defined in the AOL Acquisition Agreement) and its Subsidiaries (as defined in the AOL Acquisition Agreement) for the years ended December 31, 2023 and December 31, 2024 and for any additional fiscal year ended at least 105 days prior to the Closing Date, (B) the combined balance sheet and related combined statements of comprehensive income (loss), cash flows and changes in equity (in each case, or the equivalent) of AOL Holdco II and its Subsidiaries for each of its fiscal quarters ended after December 31, 2024 and at least 60 days prior to the Closing Date (but excluding the fourth quarter of any fiscal year) and (C) each of the financial statements required to be delivered pursuant to Section 6.1 of the Existing Term Loan Credit Agreement to the extent the required delivery date for such financial statements is on or prior to the Closing Date.

(k)            New Debt Financing Designation Certificate. The Security Agent shall have received a New Debt Financing Designation Certificate (as defined in the Intercreditor Agreement) duly executed and delivered by the Company designating this Agreement as a Senior Facility (as defined in the Intercreditor Agreement).

(l)            Permitted Alternative Debt Notice. The Security Agent shall have received a Permitted Alternative Debt Notice (as defined in the Pro Rata Facilities Agreement) duly executed and delivered by the Company designating the Obligations incurred hereunder as Permitted Alternative Debt (as defined in the Pro Rata Facilities Agreement).

(m)            AOL Acquisition. The AOL Acquisition shall have been consummated, or substantially simultaneously with the establishment of the Commitments shall be consummated, in all material respects in accordance with the terms of the applicable AOL Acquisition Agreement.

(n)            Company Material Adverse Effect. Since December 31, 2024, there shall not have occurred a Material Adverse Effect.

(o)            No Default or Event of Default. Immediately after giving effect to the establishment of the Commitments, no Default or Event of Default shall have occurred and be continuing.

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(p)            Equity Contribution. Prior to, or substantially concurrently with, the Closing Date, the Company shall have received a cash investment in the Company in an amount equal to not less than $250,000,000.

(q)            AOL Refinancing. Prior to, or substantially concurrently with, the Closing Date, the AOL Refinancing shall have been consummated.

(r)            Officer’s Certificate. The Administrative Agent shall have received (x) a certificate of each of the Loan Parties party hereto dated as of or about the Closing Date (i) certifying that each copy document relating to it specified in Sections 5.1(s) and (t) herein is correct and complete, and that such copy document is in full force and effect and has not been amended or superseded as at a date no earlier than the Closing Date and (ii) containing a specimen of the signature of each person authorized by the resolutions referred to in paragraph (t) below in relation to this Agreement and related documents and (y) a good standing (or equivalent) certificate for such Loan Party from the relevant authority of its jurisdiction of organization (if applicable), dated as of a recent date.

(s)            Organizational Documents. The Administrative Agent shall have received copies (certified in accordance with paragraph (r) above) of the Organizational Documents of the Loan Parties party hereto.

(t)            Resolutions. Solely to the extent required by applicable Law or any applicable Organizational Document, the Administrative Agent shall have received copies of resolutions (certified in accordance with clause (r) above) from each of the Loan Parties party hereto duly authorizing the terms of, and the transactions contemplated by, this Agreement and the other Loan Documents to which such Loan Party, as applicable, is a party.

There are no conditions, implied or otherwise, to the effectiveness of this Agreement and the establishment of the Commitments hereunder other than as set forth in the preceding clauses (a) through (t) and upon satisfaction or waiver by the Administrative Agent of such conditions the Agreement will be effective and the Commitments will have been established.

5.2            Conditions to Each Revolving Loan Extension of Credit. The agreement of each Lender to make any Revolving Loan or to issue or participate in any Letter of Credit hereunder (including on the Closing Date) on any date is subject to the satisfaction (or waiver) of the following conditions precedent:

(a)            Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”), in each case on and as of such date as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”) as of such earlier date.

(b)            No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)            Notice. The Administrative Agent and, if applicable, the applicable Issuing Lender shall have received a Borrowing Notice, request for a Letter of Credit, as applicable, in accordance with the requirements hereof.

Each borrowing of a Revolving Loan by and issuance, extension or renewal of a Letter of Credit on behalf of the Borrower hereunder after the Closing Date shall constitute a representation and warranty

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by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

5.3            Conditions to Tranche A Term Loan Borrowings. The agreement of each Lender to make any Tranche A Term Loan on any Tranche A Term Loan Borrowing Date (including on the Closing Date) is subject to the satisfaction (or waiver) of the following conditions precedent:

(a)            Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”), in each case on and as of such date as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”) as of such earlier date.

(b)            No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)            Notice. The Administrative Agent shall have received a Borrowing Notice in accordance with the requirements hereof.

(d)            No Material Adverse Effect. Since December 31, 2024, there shall not have occurred a Material Adverse Effect.

(e)            Fees. To the extent invoiced in reasonable detail at least five business days prior to the applicable Tranche A Term Loan Borrowing Date, all costs, fees, and reasonable out-of-pocket expenses (including, without limitation, legal fees and expenses) required to be paid pursuant to the terms hereof, payable to the Administrative Agent (and counsel thereof) and the Lenders on such date shall have been paid to the extent due.

SECTION 6.      AFFIRMATIVE COVENANTS

The Company (on behalf of itself and each of the Restricted Subsidiaries) hereby agrees that so long as the Commitments remain in effect, any Letter of Credit remains outstanding (that has not been cash collateralized or backstopped, in each case on terms agreed to by the Borrower and the applicable Issuing Lender) or any Loan or other amount is owing to any Lender or any Agent hereunder (other than contingent or indemnification obligations not then due), from and after the Closing Date the Company shall, and shall cause (except in the case of the covenants set forth in Section 6.1, Section 6.2 and Section 6.8) each of the Restricted Subsidiaries to:

6.1            Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (which may be delivered via posting on SyndTrak, IntraLinks or another similar electronic platform):

(a)            within 120 days following the end of each fiscal year (commencing with the fiscal year ended December 31, 2025), a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year in accordance with Applicable Accounting Standards, setting forth, in comparative form the figures as of the end of and for the previous year, which consolidated balance sheet and related statements of income and cash flows will be audited by independent public accountants of recognized national standing, or such other accountants as are reasonably acceptable to the Administrative Agent, and accompanied by an opinion of such accountants (which opinion shall not be subject to any “going concern” statement, explanatory note or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from (i) an

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upcoming maturity date of Indebtedness occurring within one year from the time such opinion is delivered or (ii) anticipated or actual financial covenant non-compliance)); and

(b)            within 75 days following the end of the first fiscal quarter ending after the Closing Date (commencing with the fiscal quarter ended March 31, 2026 and excluding the fourth fiscal quarter of any fiscal year), and, thereafter, within 60 days following the end of each of the first three fiscal quarters of each fiscal year, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth, in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as fairly presenting in all material respects the financial condition of the Company and its consolidated Subsidiaries in accordance with Applicable Accounting Standards (subject to normal year end audit adjustments and the lack of notes); all such financial statements to be prepared in reasonable detail applied consistently throughout the periods reflected therein and with prior periods (except as disclosed therein and except in the case of the financial statements referred to in clause (a), for customary year-end adjustments and the absence of footnotes).

Anything to the contrary notwithstanding, the obligations in clauses (a) and (b) of this Section 6.1 may be satisfied (i) with respect to financial information of the Company by furnishing the applicable financial statements of Topco or any direct or indirect parent of the Company that directly or indirectly holds the Capital Stock of the Company and (ii) by furnishing the applicable financial statements in, as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC or any equivalent filings with an equivalent Governmental Authority; provided, that at all times following the consummation of a Qualified IPO, solely if and to the extent that the applicable deadline required by the SEC (or equivalent Governmental Authority) for delivery of the Form 10-K or 10-Q, as applicable, of the Company or such direct or indirect parent of the Company, as applicable, for any period are later than the applicable deadlines for delivery set forth in Sections 6.1(a) and 6.1(b) for such period, such deadlines set forth in Sections 6.1(a) and 6.1(b) shall automatically be deemed replaced with such later deadlines as required by the SEC (or equivalent Governmental Authority), including any extensions granted thereby (without any further action or consent of any party to this Agreement) provided, that, with respect to each of clauses (i) and (ii), to the extent (x) such financial statements relate to Topco or any direct or indirect parent of the Company that directly or indirectly holds the Capital Stock of the Company and (y) either (1) Topco or any direct or indirect parent of the Company that directly or indirectly holds the Capital Stock of the Company, as applicable, has any material third party Indebtedness and/or material operations (as determined by the Borrower in good faith and other than any operations that are attributable solely to such parent’s ownership of the Company and its subsidiaries) or (2) there are material differences (in the good faith determination of the Borrower) between the financial statements of Topco or any direct or indirect parent of the Company that directly or indirectly holds the Capital Stock of the Company and its consolidated subsidiaries, on the one hand, and the Company and its consolidated subsidiaries, on the other hand (other than any such difference relating to shareholders’ equity), such financial statements or Form 10-K or Form 10-Q, as applicable, shall be accompanied by unaudited consolidating information that summarizes in reasonable detail the differences between the information relating to Topco or any such direct or indirect parent of the Company that directly or indirectly holds the Capital Stock of the Company, as applicable, and its consolidated subsidiaries, on the one hand, and the information relating to the Company and its consolidated subsidiaries on a consolidated stand-alone basis, on the other hand (other than any such difference relating to shareholders’ equity). Documents required to be delivered pursuant to this Section 6.1 may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and if so posted, shall be deemed to have been delivered on the date on which such documents are posted on the Company’s behalf on SyndTrak, IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the

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Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.2            Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender, or, in the case of clause (d), to the relevant Lender:

(a)            concurrently with the delivery of any financial statements pursuant to Section 6.1(a) and Section 6.1(b), (i) a Compliance Certificate of a Responsible Officer on behalf of the Company stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default that has occurred and is continuing except as specified in such certificate and setting forth computations in reasonable detail demonstrating compliance with the Financial Covenant, (ii) at least twice per fiscal year, a management and discussion analysis report, in reasonable detail signed by a Responsible Officer, describing the operations and financial conditions of the Company and its Subsidiaries on a consolidated basis for such fiscal quarter or fiscal year, (iii) to the extent not previously disclosed to the Administrative Agent, (A) a description of any new Subsidiary and of any change in the name or jurisdiction of organization of any Loan Party and (B) with respect to any Compliance Certificate accompanying the financial statements for the fiscal year, a listing of Collateral consisting of U.S. patents and patent applications, U.S. registered trademarks and trademark applications (in the case of intent-to-use trademark applications, only such applications for which a “statement of use” or an “amendment to allege use” has been filed and accepted by the United States Patent and Trademark Office), U.S. registered copyrights, and exclusive licenses to U.S. registered copyrights, owned by a U.S Loan Party that were filed or otherwise acquired, in each case since the date of the most recent list delivered pursuant to this clause (or, in the case of the first such list so delivered, since the date the U.S. Collateral Agreement was entered) and prior to the last date of the fiscal period for which such Compliance Certificate is being delivered and (iv) the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements;

(b)            within 150 days following the fiscal year ended December 31, 2025 and thereafter within 120 days following the end of each fiscal year thereafter, a consolidated annual budget for the following fiscal year in the form customarily prepared by the Company (collectively, the “Annual Operating Budget”);

(c)            promptly after the same are filed, copies of all financial statements and reports that the Company may make to, or file with, the SEC, in each case to the extent not already provided pursuant to Section 6.1 or any other clause of this Section 6.2; and

(d)            promptly, such additional financial and other information regarding the Company or any Restricted Subsidiary as the Administrative Agent (for its own account or upon the request from any Lender) may from time to time reasonably request.

Notwithstanding anything to the contrary in this Section 6.2, (a) none of the Company or any of its Restricted Subsidiaries will be required to disclose any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) constitutes classified information and (b) unless such material is identified in writing by the Company as “Public” information, the Administrative Agent shall deliver such information only to “private-side” Lenders (i.e., Lenders that have affirmatively requested to receive information other than Public Information). Documents required to be delivered pursuant to this Section 6.2 may be delivered by posting such documents electronically with notice of such posting to the

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Administrative Agent and if so posted, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website or (ii) on which such documents are posted on the Company’s behalf on SyndTrak, IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.3            Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Taxes, governmental assessments and governmental charges, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves required in conformity with the Applicable Accounting Standards with respect thereto have been provided on the books of the Company or its Restricted Subsidiaries, as the case may be, or (b) to the extent that failure to pay or satisfy such obligations would not reasonably be expected to have a Material Adverse Effect.

6.4            Conduct of Business and Maintenance of Existence, etc.; Compliance. (a) Preserve, renew and keep in full force and effect its corporate or other existence and take all reasonable action to maintain all rights, permits, licenses, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 or except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.5            Environmental Matters. (a) Comply, and cause all lessees and other Persons operating or occupying its properties to comply, with applicable Environmental Laws; (b) obtain, renew and comply with all permits, licenses or approvals required or necessary for its operations and properties pursuant to Environmental Laws; (c) conduct any investigation, study, sampling and testing, and undertake any cleanup, response or other corrective action necessary, to address any Releases of Materials of Environmental Concern at, on, under or emanating from any property owned, leased or operated by it in accordance with the requirements of Environmental Laws; and (d) make an appropriate response to any investigation, notice, demand, claim, suit or other proceeding asserting Environmental Liability against the Company or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder, except in the case of each of clauses (a) through (d), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.6	Maintenance of Property; Insurance.

(a)            Keep all Property useful and necessary in its business in reasonably good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)            Take all reasonable and necessary steps, including in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the United States Intellectual Property owned by the U.S. Loan Parties, including filing of applications for renewal, affidavits of use and affidavits of incontestability, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c)            Maintain insurance with financially sound and reputable insurance companies on all its material Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business. The Borrower shall use its commercially reasonable efforts to ensure that all material insurance policies of U.S. Loan Parties shall, to the extent customary (but in any event, not including business interruption insurance and

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personal injury insurance) solely with respect to insurance policies of a U.S. Loan Party (i) provide that no cancellation thereof shall be effective until at least 10 days after receipt by the Security Agent of written notice thereof and (ii) name the Security Agent as insured party or loss payee.

6.7            Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in a manner to allow financial statements to be prepared in conformity with the Applicable Accounting Standards, (b) permit any Persons designated by the Administrative Agent to visit and inspect the financial records and the properties of the Company or any Restricted Subsidiary at reasonable times, upon reasonable prior notice to the Company, and as often as reasonably requested, to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent, upon reasonable prior notice to the Company to discuss the affairs, finances and condition of the Company or any Restricted Subsidiary with the officers thereof and independent accountants therefor (subject to such accountant’s policies and procedures); provided that the Administrative Agent may not exercise such rights more often than one time during any calendar year unless an Event of Default is continuing; and provided, further, that when an Event of Default is continuing, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and upon reasonable advance notice. Notwithstanding anything to the contrary in this Section 6.7, none of the Company or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) constitutes classified information.

6.8            Notices. Promptly upon a Responsible Officer of the Company obtaining knowledge thereof, give notice to the Administrative Agent (for delivery to each Lender) of:

(a)	the occurrence of any Default or Event of Default;

(b)            any litigation, investigation or proceeding which may exist at any time between the Company or any of its Restricted Subsidiaries and any other Person, that in either case, would reasonably be expected to have a Material Adverse Effect; and

(c)            any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.8 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company or the relevant Restricted Subsidiary proposes to take with respect thereto.

6.9	Additional Collateral, etc.

(a)	The Company shall procure that, subject to the Agreed Security Principles and this Section 6.9:

(i)	on the date which is one hundred and fifty (150) days after the Closing Date; and

(ii)	thereafter, on each date falling one hundred and fifty (150) days after the date on which the financial statements are delivered to the Agent in accordance with Section 6.1(a),

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sufficient members of the Group have acceded as Additional Guarantors and have granted Collateral to ensure that the aggregate of the unconsolidated earnings before interest, tax, depreciation and amortization (calculated on the same basis as Consolidated EBITDA) of the Guarantors is not less than 80% of Consolidated EBITDA of the Group (the “Guarantor Coverage Test”), calculated by reference to:

(A)	(in respect of sub-paragraph (a)(i) above) the Original Financial Statements (or, at the option of the Company, by reference to the most recent financial statements delivered under Section 6.1(a)); and

(B)	(in respect of sub-paragraph (a)(ii) above) the then most recent financial statements delivered under Section 6.1(a),

except that in each case the earnings before interest, tax, depreciation and amortisation of a Guarantor will, if less than zero, be treated as zero for the purposes of such calculation, and provided that:

(1)	where any member of the Group is not required to be a Guarantor pursuant to the Agreed Security Principles (including, for the avoidance of doubt, any member of the Group incorporated in an Excluded Jurisdiction and any member of the Group who is an Excluded Subsidiary or is otherwise unable or not required to grant a guarantee and security in accordance with the Agreed Security Principles), if elected by the Company, its earnings before interest, tax, depreciation and amortization shall not be included in the calculation of EBITDA of the Group for the purpose of calculating compliance with this paragraph;

(2)	the EBITDA of any member of the Group whose equity capital constitutes Collateral shall be taken into account for the purposes of the numerator in the Guarantor Coverage Test; provided that the Loan Parties shall account for no less than 55% of Consolidated EBITDA of the Group.

(b)	Subject to the Agreed Security Principles, the Company shall procure that:

(i)	each member of the Group which is a Material Subsidiary (other than any Excluded Subsidiary) by reference to the Original Financial Statements (or, at the option of the Company, by reference to the most recent financial statements delivered under Section 6.1(a)) accedes as an Additional Guarantor and grants Collateral within the date which is one hundred and fifty (150) days after the Closing Date (or such later date as reasonably agreed to by the Administrative Agent); and

(ii)	thereafter, any company which becomes a Material Subsidiary (other than any Excluded Subsidiary) (by reference to the most recent financial statements delivered under Section 6.1(a)) becomes a Guarantor and grants Collateral within the date falling one hundred and fifty (150) days after the date on which the financial statement delivered pursuant to Section 6.1(a) are delivered to the Administrative Agent (or such later date as reasonably agreed to by the Administrative Agent), provided that, in each case, no share pledge or other Collateral will be granted over or in respect of any member of the Group that is a Material Subsidiary solely by virtue of paragraph (b) of the definition of “Material Subsidiary”.

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(c)	The Company shall, subject to the Agreed Security Principles, at any time and from time to time, promptly execute and deliver any and all instruments and documents and take all such other action as the Administrative Agent in its reasonable judgment may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, Security Documents and security agreements, other than with respect to any Excluded Subsidiary or, in the case of any U.S. Loan Party, any Excluded Collateral.

(d)	Promptly upon request by the Administrative Agent, or the Security Agent or any Lender through the Administrative Agent, and subject to the limitations described in clause (a) above, the Perfection Exceptions and the Agreed Security Principles, (i) correct any material defect or error that may be discovered in any Loan Document or other document or instrument relating to any Collateral or in the execution, acknowledgment, filing or recordation thereof and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or the Security Agent or any Lender through the Administrative Agent, may reasonably require from time to time in order to grant, preserve, protect and continue the validity, perfection and priority of the security interests created or intended to be created by the Security Documents (except with respect to an Excluded Subsidiary or, in the case of any U.S. Loan Party, any Excluded Collateral).

(e)	Notwithstanding anything to the contrary in this Agreement or any Loan Document to the contrary, any requirements under this Agreement and the other Loan Documents shall be subject to the Perfection Exceptions and the Agreed Security Principles.

(f)	Subject to the Agreed Security Principles, within one hundred and twenty (120) days (or such later date as reasonably agreed to by the Security Agent) from the acquisition of any Material Real Property (other than real property constituting Excluded Collateral) by or upon the formation of any Person that becomes a U.S. Loan Party or is merged into a U.S. Loan Party that owns any Material Real Property (other than real property constituting Excluded Collateral), Borrower will, or will cause the applicable U.S. Loan Party to, duly execute and deliver, to the Security Agent one or more Mortgages as specified by and in form and substance reasonably satisfactory to the Security Agent, securing payment of all the Obligations (provided, that to the extent any Mortgaged Property is located in a jurisdiction which imposes non-de minimis mortgage recording taxes, intangibles tax, documentary tax or similar recording fees or taxes, no such Mortgage shall be required) of the applicable U.S. Loan Party under the Loan Documents and establishing Liens on all such properties or property.

6.10            Use of Proceeds. The proceeds of the Tranche A Term Loans shall be used solely (a) to finance all or a portion of the AOL Acquisition, replenish cash and/or repay Indebtedness used to finance the AOL Acquisition and/or the Vimeo Acquisition, to pay original issue discount and/or upfront fees payable on any Tranche A Term Loan Borrowing Date, and/or to pay fees, costs and expenses incurred in connection with any of the foregoing (or to repay loans under any revolving credit facility of the Company or its Restricted Subsidiaries), (b) to consummate the AOL Refinancing and (c) to pay fees, costs and expenses incurred in connection with the foregoing. The proceeds of the Revolving Loans and the Letters of Credit shall be used for general corporate purposes, including to finance Permitted Acquisitions and any other transaction not prohibited by this Agreement.

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6.11            Post Closing. The Company shall, and shall cause each of its Restricted Subsidiaries to, satisfy the requirements set forth on Schedule 6.11 on or before the date set forth opposite such requirement or such later date as consented to by the Administrative Agent in its reasonable discretion. All representations and warranties, covenants, conditions and other agreements contained in this Agreement and the other Loan Documents will be deemed modified such that no inaccuracy or breach thereof shall arise in respect of the matters set forth on Schedule 6.11 prior to the time by which such actions are required to be taken (and to permit the taking of the actions described on Schedule 6.11 within the time periods specified thereon, rather than as elsewhere provided in the Loan Documents).

6.12            Changes in Jurisdiction of Organization, Name. In the case of any U.S. Loan Party, upon any change of its name or change of its jurisdiction of organization, such U.S. Loan Party shall deliver prompt (and in any event no later than 45 days following such change or such longer period as the Administrative Agent may agree in its reasonable discretion) written notice to the Security Agent and deliver to the Security Agent all additional executed financing statements, financing change statements and other documents reasonably requested by the Security Agent to maintain the validity, perfection and priority of the security interests provided for in the Security Documents.

6.13            Anti-Corruption Laws; Sanctions. (a) The Company and its Subsidiaries have implemented and shall maintain in effect policies and procedures designed to ensure compliance with Sanctions and Anti-Corruption Laws and (b) the Company and its Restricted Subsidiaries shall not use the proceeds of the Loan (i) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country in any manner that would result in the violation of any applicable Sanctions, (ii) in any other manner that would result in the violation of any Sanctions by any party to this Agreement or (iii) in any manner that would result in a violation of applicable Anti-Corruption Laws.

6.14	[Reserved].

6.15            Transactions with Affiliates. Not enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Company or any Restricted Subsidiary) unless such transaction is upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary (as determined by the Company in good faith), as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may (i) enter into any transaction with an Affiliate that is permitted by the terms of this Agreement to be entered into by the Company or such Restricted Subsidiary with an Affiliate; (ii) make any Restricted Payment permitted pursuant to Section 7.6 or Restricted Debt Payment permitted pursuant to Section 7.11; (iii) perform their obligations under the Loan Documents; (iv) without being subject to the terms of this Section 6.15, enter into any transaction with any Person which is an Affiliate of the Company only by reason of such Person and the Company having common directors, (v) enter into any transaction involving aggregate consideration in an amount not to exceed as of the date of such transfer the greater of (x) $47,500,000 and (y) 10% of Adjusted EBITDA for the most recently ended Test Period as of the date of such transaction, (vi) enter into transactions between or among the Company and any Person that becomes a Restricted Subsidiary as a result of such transaction (including by way of a merger, consolidation or amalgamation in which a Loan Party is the surviving entity), (vii) enter into Excluded Holdings Loans and performance of obligations thereunder, (viii) pledge Capital Stock of Unrestricted Subsidiaries (together with assets related thereto and the proceeds or products of any of the foregoing) to secure Indebtedness or other obligations of such Unrestricted Subsidiary or guarantees thereof, (ix) enter into transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement, that are fair to the Company and the Restricted Subsidiaries as determined in good faith by a Responsible Officer

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of the Company, (x) issue, sell or transfer of Capital Stock of the Company to Holdings and capital contributions by any Holdings to the Company, (xi) enter into any transaction in respect of which the Company delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Company from an accounting, appraisal or investment banking firm, in each case, of nationally recognized standing that is (a) in the good faith determination of the Company qualified to render such letter and (b) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Company or the Restricted Subsidiaries, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (xii) any Disposition of Securitization Assets or related assets in connection with any Qualified Securitization Financing or any Receivables Financing Transaction and (xiii) enter into any transactions, agreements and arrangements in existence on the Closing Date and, to the extent the fair market value of such transaction exceeds $5,000,000 individually, set forth on Schedule 6.15, in each case, or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect as determined in good faith by a Responsible Officer of the Company. For the avoidance of doubt, this Section 6.15 shall not apply to employment, benefits, compensation, bonus, retention and severance arrangements with, and payments of compensation or benefits to or for the benefit of, current or former employees, consultants, officers, directors or service providers of the Company or any of its Restricted Subsidiaries or Parent Entities in the ordinary course of business. For purposes of this Section 6.15, any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (b) of the first sentence hereof if such transaction is approved by a majority of the Disinterested Directors of the Board of Directors of the Company or such Restricted Subsidiary, as applicable. “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Borrower or any options, warrants or other rights in respect of such Capital Stock.

6.16            Lender Calls. The Borrower shall, at least once per fiscal quarter at a time mutually agreed with the Administrative Agent that is promptly after the delivery of financial statements pursuant to Section 6.1(a) and Section 6.1(b), as applicable, participate in a conference call with the Lenders to discuss the financial condition and results of operations of the Company and its Restricted Subsidiaries for the fiscal period covered thereby.

6.17            Outbound Investment Rules. The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

SECTION 7.      NEGATIVE COVENANTS

The Company (on behalf of itself and each of the Restricted Subsidiaries), hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (that has not been cash collateralized or backstopped, in each case on terms agreed to by the Borrower and the applicable Issuing Lender) or any Loan or other amount is owing to any Lender or any Agent hereunder (other than contingent or indemnification obligations not then due), from and after the Closing Date the Company shall not, and shall not permit any of the Restricted Subsidiaries to (excluding the Transactions):

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7.1	[Reserved].

7.2            Indebtedness. Create, issue or incur any Indebtedness, provided that the Company and the Restricted Subsidiaries may issue or incur Indebtedness that is either (a) secured by the Collateral on a pari passu basis, (b) secured by the Collateral on a junior basis or (c) unsecured, in each case if either (I)(a) in the case of Indebtedness secured by the Collateral on a pari passu basis, the Consolidated Net First Lien Secured Leverage Ratio, calculated on a pro forma basis, after giving effect to any acquisition or other transaction consummated in connection therewith, is equal to or less than the 3.25:1.00, (b) in the case of Indebtedness secured by the Collateral on a junior basis, the Consolidated Net Secured Leverage Ratio calculated on a pro forma basis, after giving effect to any acquisition or other transaction consummated in connection therewith, is equal to or less than the 3.50:1.00 and (c) in the case of unsecured Indebtedness, the Consolidated Net Total Leverage Ratio, calculated on a pro forma basis, after giving effect to any acquisition or other transaction consummated in connection therewith, is equal to or less than 3.75:1.00 (Indebtedness incurred pursuant to this proviso, “Ratio Debt”) and (II) that is Permitted Refinancing of any Indebtedness incurred under clause (I) above; provided, further, that (A) the aggregate principal amount of Ratio Debt incurred by any Restricted Subsidiary that is a Non-Loan Party shall not exceed at the time of any incurrence of such Ratio Debt, when taken together when the aggregate principal amount of Indebtedness incurred under clause (II) above by any such Restricted Subsidiaries, the greater of (x) $230,000,000 and (y) 50% of Adjusted EBITDA, as of the end of the most recently ended Test Period, (B) with respect to any Ratio Debt (other than any revolving facility (including any Permitted Refinancings thereof)) the terms of Ratio Debt at the time of such issuance or incurrence do not provide for a maturity date or Weighted Average Life to Maturity earlier than the Latest Maturity Date or shorter than the Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans (other than in each case an earlier maturity date and/or shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date than the Latest Maturity Date or the Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans) and (C) to the extent secured by any or all Collateral securing the Obligations or constituting Material Non-U.S. Indebtedness, such Ratio Debt shall be subject to the Applicable Intercreditor Agreement.

The limitation in the immediately preceding sentence will not apply to the following:

(a)            Indebtedness of the Company and any Restricted Subsidiary pursuant to any Loan Document or Hedge Agreement or in respect of any Cash Management Obligations;

(b)	Indebtedness among or between any of the Company and the Restricted Subsidiaries;

(c)            Capital Lease Obligations, Indebtedness with respect to mortgage financings, purchase money Indebtedness to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets and Indebtedness arising from the conversion of the obligations of the Company or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the Company or such Restricted Subsidiary, in an aggregate outstanding principal amount, including any Permitted Refinancing thereof incurred to refinance any Indebtedness originally incurred pursuant to this clause (c) (and any successive Permitted Refinancing of the foregoing), not to exceed $50,000,000;

(d)            Indebtedness outstanding on the Closing Date and, to the extent the aggregate principal amount outstanding exceeds $5,000,000 individually, listed on Schedule 7.2(d) and any Permitted Refinancing thereof;

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(e)            (i) Guarantee Obligations by the Company or any of its Restricted Subsidiaries of obligations of the Company or any of its Restricted Subsidiaries not prohibited by this Agreement to be incurred; (ii) any liability in respect of any member of the Group incorporated in The Netherlands arising under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) as referred to in Section 2:403 of the DCC; and (iii) any liability arising as a result of a fiscal unity (fiscale eenheid) solely between Loan Parties and their Restricted Subsidiaries;

(f)            Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Company or such Restricted Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid;

(g)            (i) Indebtedness of any joint venture or Non-Loan Party owing to any Loan Party and (ii) Guarantee Obligations of the Company or any Restricted Subsidiary of Indebtedness of any joint venture or Non-Loan Party, to the extent such Indebtedness and Guarantee Obligations are permitted as Investments by Section 7.7;

(h)            Indebtedness in the form of earn-outs, indemnification, incentive, non-compete, consulting or other similar arrangements and other contingent obligations in respect of acquisitions or Investments permitted by Section 7.7 (both before or after any liability associated therewith becomes fixed);

(i)            Indebtedness of the Company and any Restricted Subsidiary constituting (i) Permitted Debt Exchange Notes in respect of Indebtedness incurred pursuant to this Agreement, (ii) Permitted Refinancings in respect of Indebtedness incurred pursuant to this Agreement, (iii) Rollover Indebtedness in respect of Indebtedness incurred pursuant to this Agreement and (iv) Permitted Refinancings in respect of Indebtedness incurred pursuant to the preceding clauses (i) through (iii);

(j)            additional Indebtedness of the Company or any of its Restricted Subsidiaries in an aggregate outstanding principal amount (for the Company and all Restricted Subsidiaries), not to exceed the greater of (i) $230,000,000 and (ii) the amount of 50% of Adjusted EBITDA, as of the end of the most recently ended Test Period at the time of such incurrence;

(k)            Indebtedness of Non-Loan Parties, in an aggregate outstanding principal amount, when combined with the aggregate principal amount of Indebtedness outstanding under clause (s)(ii), not to exceed the greater of (i) $230,000,000 and (ii) the amount of 50% of Adjusted EBITDA, as of the end of the most recently ended Test Period at the time of such incurrence;

(l)            Indebtedness of the Company or any of its Restricted Subsidiaries in respect of workers’ compensation claims, bank guarantees, warehouse receipts or similar facilities, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid, customs, government, appeal and surety bonds, completion guaranties and other obligations of a similar nature, in each case in the ordinary course of business;

(m)            Indebtedness incurred by the Company or any of its Restricted Subsidiaries arising from agreements providing for indemnification related to sales of goods or adjustment of purchase price or similar obligations (including earn-outs) in any case incurred in connection with the acquisition or Disposition of any business, assets or Subsidiary;

(n)            Indebtedness supported by a letters of credit, bank guarantees, other documentary credit or other similar instruments, in a principal amount not in excess of the stated amount of such letters of credit, bank guarantees, other documentary credit or other similar instruments, as applicable;

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(o)            unsecured Indebtedness issued in lieu of cash payments of Restricted Payments permitted by Section 7.6;

(p)            Indebtedness of the Company or any Restricted Subsidiary constituting (i) Additional Obligations in an aggregate principal amount at the time of incurrence not in excess of the Maximum Incremental Facilities Amount and (ii) Permitted Refinancing Obligations in respect of Indebtedness incurred pursuant to the preceding clause (i);

(q)            Indebtedness of the Company or any Restricted Subsidiary as an account party in respect of trade letters of credit issued in the ordinary course of business;

(r)            Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business;

(s)            (i) Guarantee Obligations made in the ordinary course of business; provided that such Guarantee Obligations are not of Indebtedness for Borrowed Money and (ii) Guarantee Obligations in respect of Indebtedness of joint ventures; provided that the aggregate outstanding principal amount of any such Guarantee Obligations under this sub-clause (ii), when combined with the aggregate principal amount of Indebtedness outstanding under clause (k) of this Section 7.2, shall not exceed the greater of (A) $230,000,000 and (B) the amount of 50% of Adjusted EBITDA, as of the end of the most recently ended Test Period at the time of such incurrence;

(t)	[Reserved];

(u)            Indebtedness (I) of any Person that becomes a Restricted Subsidiary or is merged into the Company or a Restricted Subsidiary after the Closing Date as part of an acquisition, merger or consolidation or amalgamation or other Investment not prohibited hereunder, which Indebtedness exists at the time of such acquisition, merger or consolidation or amalgamation or other Investment (and was not entered in contemplation of such acquisition, merger, consolidation, amalgamation or other Investment) or (II) incurred to finance any acquisition or other Investment permitted under Section 7.7 so long as the aggregate outstanding principal amount of Indebtedness, including all Permitted Refinancing Obligations incurred to refinance any Indebtedness originally incurred pursuant to this clause (u) (and any successive Permitted Refinancing thereof), permitted by this clause (u)(II) shall not exceed (a) in the case of Indebtedness secured by the Collateral on a pari passu basis, the Consolidated Net First Lien Secured Leverage Ratio, calculated on a pro forma basis, after giving effect to any acquisition or other transaction consummated in connection therewith, is equal to or less than the 3.25:1.00, (b) in the case of Indebtedness secured by the Collateral on a junior basis, the Consolidated Net Secured Leverage Ratio calculated on a pro forma basis, after giving effect to any acquisition or other transaction consummated in connection therewith, is equal to or less than the 3.50:1.00 and (c) in the case of unsecured Indebtedness, the Consolidated Net Total Leverage Ratio, calculated on a pro forma basis, after giving effect to any acquisition or other transaction consummated in connection therewith, is equal to or less than 3.75:1.00; provided that with respect to any such Indebtedness (in each case, other than any revolving facility and/or any Permitted Refinancings thereof) the terms of such Indebtedness at the time of such issuance, incurrence or assumption do not provide for a maturity date or Weighted Average Life to Maturity earlier than the Latest Maturity Date or shorter than the Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans (in each case, other than in each case an earlier maturity date and/or shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date than the Latest Maturity Date or the Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans).

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(v)            Indebtedness of the Company or its Restricted Subsidiaries (including the guarantees thereof) constituting (A)(i) Facility A Loans, Additional Term Facility Loans, Facility A Commitments and Additional Term Facility Commitment (each as defined in the Pro Rata Facilities Agreement as in effect on the Closing Date) in an aggregate outstanding principal amount not to exceed €1,185,900,000, (ii) Revolving Commitments, Revolving Facility Loans and Ancillary Commitments (each as defined in the Pro Rata Facilities Agreement as in effect on the Closing Date) and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate outstanding principal amount not to exceed €976,000,000, (iii) Term Loans (as defined in the Existing Term Loan Credit Agreement as in effect on the Closing Date) denominated in U.S. Dollars in an aggregate outstanding principal amount not to exceed $1,875,000,000 and denominated in Euros in an aggregate outstanding principal amount not to exceed €650,000,000 and (B)(i) Additional Facilities (as defined in the Pro Rata Facilities Agreement as in effect on the Closing Date) up to an aggregate outstanding principal amount not to exceed at the time of any incurrence thereof the sum of (I) amounts incurred prior to such date of incurrence in reliance on clause (II) below plus (II) the Permitted Indebtedness Cap (as defined in the Pro Rata Facilities Agreement as in effect on the Closing Date) and (ii) Additional Obligations (as defined in the Existing Term Loan Credit Agreement as in effect on the Closing Date) up to an aggregate outstanding principal amount not to exceed at any time of any incurrence thereof the sum of (I) amounts incurred prior to such date of incurrence in reliance on clause (II) below plus (II) the Maximum Incremental Facilities Amount (as defined in the Existing Term Loan Credit Agreement as in effect on the Closing Date) (in each case, or other similar terms in lieu thereof under the applicable Existing Facilities Agreement, provided that such terms shall not permit incurrence of such indebtedness in reliance of this clause (v) in a manner that is more permissive than such terms as in effect on the Closing Date), and in each case any Refinancing Debt (as defined in the Pro Rata Facilities Agreement as in effect on the Closing Date) and Refinancing Term Loans (as defined in the Existing Term Loan Credit Agreement as in effect on the Closing Date) (in each case, or other similar terms in lieu thereof under applicable Existing Facilities Agreement, provided that such terms shall not permit incurrence of such indebtedness in reliance of this clause (v) in a manner that is more permissive that such terms as in effect on the Closing Date) (and notwithstanding anything to the contrary herein, for the avoidance of doubt, this clause (v) shall not be subject to the requirements that apply to Additional Obligations or Ratio Debt (including the maturity requirements or the Weighted Average Life to Maturity requirements));

(w)            (i) Indebtedness representing deferred compensation or stock-based compensation to employees of the Company or any Restricted Subsidiary incurred in the ordinary course of business (including but not limited to any make whole or dividend equivalent payments to be paid to holders of stock options upon vesting or exercise of such options to reflect dividends previously paid in respect of Capital Stock of the Company) and (ii) Indebtedness consisting of obligations of the Company or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred in connection with the AOL Acquisition, the Eventbrite Acquisition and any Investment permitted hereunder;

(x)            Indebtedness issued by the Company or any Restricted Subsidiary to the officers, directors and employees of the Company or any Restricted Subsidiary, in lieu of or combined with cash payments to finance the purchase of Capital Stock of the Company, in each case, to the extent such purchase is permitted by Section 7.6(e);

(y)            Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;

(z)            (i) Indebtedness of the Company or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture

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in the ordinary course of business and (ii) Indebtedness of the Company or any Restricted Subsidiary to any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including in respect of intercompany self-insurance arrangements);

(aa)      Contribution Indebtedness;

(bb)      pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(cc)      [reserved];

(dd)      Indebtedness under Excluded Holdings Loans; and

(ee)      Indebtedness incurred in connection with a Qualified Securitization Financing and, to the extent constituting Indebtedness, Receivables Financing Transactions and factoring, in each case, that is not recourse (except for Standard Securitization Undertakings) to the Company or any of the Restricted Subsidiaries not constituting Securitization Subsidiaries; provided that the aggregate principal amount of such Indebtedness incurred and then outstanding pursuant to this Section 7.2(ee) shall not exceed the greater of (A) $92,500,000 and (B) the amount of 20% of Adjusted EBITDA, as of the end of the most recently ended Test Period at the time of such incurrence;

(ff)      all premium (if any), interest (including post-petition interest), fees, expenses, charges, accretion or amortization of original issue discount, accretion of interest paid in kind and additional or contingent interest on obligations described in clauses (a) through (dd) above and any Ratio Debt.

For purposes of this Section 7.2, the amount of any Indebtedness denominated in any currency other than U.S. Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness), on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than U.S. Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable U.S. Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing. For the avoidance of doubt, a Permitted Refinancing pursuant to this Section 7.2 in respect of Indebtedness incurred pursuant to a U.S. Dollar-denominated basket shall not increase capacity to incur Indebtedness under such U.S. Dollar-denominated basket, and such U.S. Dollar-denominated basket shall be deemed to continue to be utilized by the amount of such Permitted Refinancing unless and until the Indebtedness incurred to effect such Permitted Refinancing is no longer outstanding. Notwithstanding the above, (I) all Indebtedness for borrowed money, and Guarantee Obligations in respect of Indebtedness for borrowed money, incurred by any Restricted Subsidiary that is a Non-Loan Party as Ratio Debt or under Section 7.2(j), (k), (p) or (u)(II) shall not exceed the greater of (i) $230,000,000 and (ii) the amount of 50% of Adjusted EBITDA, as of the end of the most recently ended Test Period at the time of such incurrence (the “Non-Loan Party Basket”), (II) any unsecured Indebtedness for borrowed money in excess of an aggregate principal amount of $115,000,000 (excluding any such Indebtedness among any of the Company or any of its Restricted Subsidiaries), that is incurred by a Non-U.S. Loan Party or Non-U.S. Subsidiary that is a Restricted Subsidiary (such Indebtedness, “Material Non-U.S.

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Indebtedness”), shall be subject to the Intercreditor Agreement and (III) any Indebtedness incurred by any Unrestricted Subsidiary shall be non-recourse to the Company, the Borrower and any of their Restricted Subsidiaries.

Notwithstanding the above, if any Indebtedness is incurred as a Permitted Refinancing of Indebtedness originally incurred pursuant to this Section 7.2, and such incurrence of Indebtedness would cause any applicable U.S. Dollar-denominated, Consolidated EBITDA, Adjusted EBITDA or financial ratio restriction contained in this Section 7.2 to be exceeded if calculated on the date of such Permitted Refinancing, such U.S. Dollar-denominated, Consolidated EBITDA, Adjusted EBITDA or financial ratio restriction, as applicable, shall be deemed not to have been exceeded so long as the principal amount of such Indebtedness is permitted to be incurred pursuant to the definition of “Permitted Refinancing”.

7.3            Liens. Create, incur or assume any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a)            Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Company or its Restricted Subsidiaries, as the case may be, to the extent required by the Applicable Accounting Standards;

(b)            landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c)            pledges, deposits or statutory trusts in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)            deposits and other Liens to secure the performance of bids, government, trade and other similar contracts (other than for borrowed money), leases, subleases, statutory obligations, surety, judgment and appeal bonds, performance bonds, bank guarantees and other obligations of a like nature incurred in the ordinary course of business;

(e)            encumbrances shown as exceptions in the title insurance policies insuring the Mortgages, easements, zoning restrictions, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(f)            Liens (i) in existence on the Closing Date listed on Schedule 7.3(f) (or to the extent not listed on such Schedule 7.3(f), where the aggregate principal amount of the Indebtedness secured by such Lien is less than $5,000,000), (ii) securing Indebtedness permitted by Section 7.2(d) and (iii) created after the Closing Date in connection with any refinancing, refundings, or renewals or extensions thereof permitted by Section 7.2(d) (or, under the written arrangements as in effect at the time when the original Lien arose, could secure); provided that no such Lien is spread to cover any additional Property of the Company or any Restricted Subsidiary after the Closing Date (together with the proceeds or products thereof and other after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at the time when the original Lien arose, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition (and together with any replacements, additions, accessions and improvements thereto and any income or profits thereof or proceeds thereof or of the foregoing));

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(g)            (i) Liens securing Indebtedness of the Company or any Restricted Subsidiary incurred pursuant to Sections 7.2(c), 7.2(e), 7.2(g), 7.2(i), 7.2(k), 7.2(p), 7.2(r), 7.2(u) and 7.2(v); provided that (A) in the case of any such Liens securing Indebtedness pursuant to Sections 7.2(g) or 7.2(k), such Liens do not at any time encumber any Property of the Borrower, the Company or any Guarantor other than Capital Stock of any Non-Pro Rata/TL Guarantor Subsidiary, (B) in the case of any such Liens securing Indebtedness incurred pursuant to Section 7.2(r), such Liens do not encumber any Property other than cash paid to any such insurance company in respect of such insurance, (C) in the case of any such Liens securing Indebtedness pursuant to Section 7.2(u)(I), such Liens exist at the time that the relevant Person becomes a Restricted Subsidiary (together with the proceeds or products thereof and other after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at the time when the original Lien arose, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition (and together with any replacements, additions, accessions and improvements thereto and any income or profits thereof or proceeds thereof or of the foregoing)) and are not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (except to the extent such Liens secure Indebtedness which refinanced other secured Indebtedness to facilitate such Person becoming a Restricted Subsidiary), (D) in the case of Liens securing Collateral pursuant to Sections 7.2(i), 7.2(p), 7.2(u)(II) or 7.2(v) (in the case of 7.2(v) subject to the Agreed Security Principles), such Liens are subject to the terms of an Applicable Intercreditor Agreement and (E) in the case of Liens securing Collateral pursuant to Sections 7.2(i), 7.2(p), 7.2(u)(II) or 7.2(v) (in the case of 7.2(v) subject to the Agreed Security Principles), such Liens if granted by Loan Parties shall not be secured by assets of the Loan Parties other than assets constituting Collateral and (ii) any extension, refinancing, renewal or replacement of the Liens described in clause (i) of this Section 7.3(g) in whole or in part; provided that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (or, under the written arrangements as in effect at the time when the original Lien arose, could secure) (plus improvements on such property, if any);

(h)	Liens created pursuant to the Loan Documents;

(i)            judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings;

(j)            Liens on Property or assets acquired pursuant to an acquisition permitted under Section 7.7 (and the proceeds thereof) or assets of a Restricted Subsidiary in existence at the time such Restricted Subsidiary is acquired pursuant to an acquisition permitted under Section 7.7 (or, under the written arrangements as in effect at the time when the original Lien arose, could secure) (together with the proceeds or products thereof and other after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at the time when the original Lien arose, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition (and together with any replacements, additions, accessions and improvements thereto and any income or profits thereof or proceeds thereof or of the foregoing)) and not created in contemplation thereof and Liens created after the Closing Date in connection with any refinancing, refundings, or renewals or extensions of the obligations secured thereby permitted hereunder;

(k)            (i) Liens on Property of Non-Loan Parties securing Indebtedness or other obligations not prohibited by this Agreement to be incurred by any Non-Loan Parties and (ii) Liens

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securing Indebtedness or other obligations of the Company or any Restricted Subsidiary in favor of any Loan Party;

(l)            receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;

(m)            Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;

(n)            Liens arising out of consignment or similar arrangements for the sale by the Company and its Restricted Subsidiaries of goods through third parties in the ordinary course of business;

(o)            Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with an Investment permitted by Section 7.7;

(p)            Liens deemed to exist in connection with Investments permitted by Section 7.7(b) that constitute repurchase obligations;

(q)            Liens upon specific items of inventory or other goods and proceeds of the Company or any of its Restricted Subsidiaries arising in the ordinary course of business securing such Person’s obligations in respect of bankers’ acceptances and letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(r)	Liens securing any Hedge Agreement or Cash Management Obligations permitted hereunder;

(s)            any interest or title of a lessor under any leases or subleases entered into by the Company or any Restricted Subsidiary in the ordinary course of business and any financing statement filed in connection with any such lease;

(t)            Liens on cash or Cash Equivalents used to defease or to satisfy and discharge Indebtedness, provided that such defeasance or satisfaction and discharge is not prohibited hereunder;

(u)            (i) Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and the Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business, (ii) Liens over bank accounts (and/or any rights or assets the subject of or related to the relevant arrangements), any netting or set-off arrangement entered into or Liens created by any member of the Group in the ordinary course of its banking arrangements or on standard banking terms and in favor of the relevant account holding bank or other relevant provider for the purpose of netting debit and credit balances of members of the Group or otherwise in connection with cash pooling, balance transfer, netting, set off or other cash management or similar/equivalent arrangements including any profit and loss arrangements and (iii) other Liens securing cash management obligations in the ordinary course of business;

(v)            Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(w)	Liens on Capital Stock in joint ventures securing obligations of such joint venture;

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(x)            Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents;

(y)            Liens securing obligations in respect of trade-related letters of credit permitted under Section 7.2 and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(z)            other Liens securing a principal amount of obligations that do not exceed the greater of (i) $230,000,000 and (ii) the amount of 50% of Adjusted EBITDA, as of the end of the most recently ended Test Period at the time of incurrence of such obligation; provided that, any Lien securing assets that do not constitute Collateral shall not secure Indebtedness in excess of the greater of (x) $115,000,000 and (y) 25% of Adjusted EBITDA.

(aa)      Liens of a collection bank on items in the course of collection arising under Section 4-208 of the UCC as in effect in the State of New York or any similar section under any applicable UCC or any similar Requirement of Law of any foreign jurisdiction;

(bb)      non-exclusive licenses of Intellectual Property granted by the Company or any of its Restricted Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Company and its Restricted Subsidiaries, taken as a whole;

(cc)      possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments permitted by this Agreement; provided that such Liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing or otherwise;

(dd)      trustees’ Liens granted pursuant to any indenture governing any Indebtedness not otherwise prohibited by this Agreement in favor of the trustee under such indenture and securing only obligations to pay compensation to such trustee, to reimburse its expenses and to indemnify it under the terms thereof;

(ee)      (i) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection and (ii) Liens encumbering reasonably customary initial deposits and margin deposits attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(ff)      Liens of assets of a Non-Pro Rata/TL Guarantor Subsidiary securing working capital, lines of credit and overdraft lines of such Non-Pro Rata/TL Guarantor Subsidiary to the extent permitted by this Agreement; and

(gg)      Liens on the Securitization Assets arising in connection with a Qualified Securitization Financing and Liens on any receivables transferred in connection with a Receivables Financing Transaction, including Liens on such receivables resulting from precautionary UCC filings or from re-characterization or any such sale as a financing or a loan.

7.4            Fundamental Changes. Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a)            (i) any Restricted Subsidiary may be merged, amalgamated or consolidated with or into the Borrower or the Company (provided that the Borrower or Company (as applicable) shall be the continuing or surviving corporation), (ii) any Restricted Subsidiary may be merged, amalgamated or

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consolidated with or into any Guarantor (provided that (x) a Guarantor shall be the continuing or surviving corporation or (y) substantially simultaneously with such transaction, the continuing or surviving corporation shall become a Guarantor and the Borrower or the Company (as applicable) shall comply with Section 6.9 in connection therewith) or (iii) any Restricted Subsidiary may be merged, amalgamated or consummated with or into another Restricted Subsidiary (other than the Borrower or the Company) if permitted as an Investment pursuant to Section 7.7;

(b)            any Non-Pro Rata/TL Guarantor Subsidiary may be merged or consolidated with or into, or be liquidated into, any other Non-Pro Rata/TL Guarantor Subsidiary that is a Restricted Subsidiary;

(c)            any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding-up or otherwise) to the Company or any Restricted Subsidiary;

(d)            the shares of the Company may be dematerialized and deposited in a securities account opened with an account bank located in Luxembourg so long a Luxembourg law governed security agreement is granted over the relevant securities account (the “Permitted Dematerialization”);

(e)            Dispositions permitted by Section 7.5 and any merger, dissolution, liquidation, consolidation, amalgamation, investment or Disposition, the purpose of which is to effect a Disposition permitted by Section 7.5 may be consummated;

(f)            any Investment expressly permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation;

(g)	[Reserved]; and

(h)            any Restricted Subsidiary may liquidate or dissolve if (i) the Company determines in good faith that such liquidation or dissolution is in the best interest of the Company and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Loan Party, any assets or business of such Restricted Subsidiary not otherwise disposed of or transferred in accordance with Section 7.4 or 7.5 or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Loan Party or any other Restricted Subsidiary that a transfer would be permitted to be made to hereunder after giving effect to such liquidation or dissolution.

7.5            Dispositions of Property. Dispose of any of its owned Property (including receivables) whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a)            (i) the Disposition of surplus, obsolete or worn out Property in the ordinary course of business, (ii) the sale of defaulted receivables in the ordinary course of business, (iii) abandonment, cancellation or disposition of any non-material Intellectual Property in the ordinary course of business and (iv) sales, leases or other dispositions of inventory determined by the management of the Company to be no longer useful or necessary in the operation of the Business;

(b)            (i) the sale of inventory or other property in the ordinary course of business, (ii) the non-exclusive cross-licensing or licensing of Intellectual Property in the ordinary course of business, which is not material to the business of the Company and its Restricted Subsidiaries, taken as a whole and (iii) the contemporaneous exchange, in the ordinary course of business, of Property for Property of a like kind, to the extent that the Property received in such exchange is of a Fair Market Value equivalent to the Fair Market Value of the Property exchanged (provided that after giving effect to such exchange, the Fair Market Value of the Property of the Borrower, the Company or any Guarantor subject to Liens in favor of the Security Agent under the Security Documents is not materially reduced);

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(c)	Dispositions permitted by Section 7.4 (other than Section 7.4(e));

(d)            the sale or issuance of (i) any Subsidiary’s Capital Stock to the Company or any Restricted Subsidiary; provided that the sale or issuance of Capital Stock of an Unrestricted Subsidiary to Company or any Restricted Subsidiary is otherwise permitted by Section 7.7, (ii) the Capital Stock of any Non-Pro Rata/TL Guarantor Subsidiary that is a Restricted Subsidiary to any other Non-Pro Rata/TL Guarantor Subsidiary that is a Restricted Subsidiary and (iii) the Capital Stock of any Subsidiary that is an Unrestricted Subsidiary to any other Subsidiary that is an Unrestricted Subsidiary, in each case, including in connection with any tax restructuring activities not otherwise prohibited hereunder;

(e)            (x) the Disposition of other assets for Fair Market Value; provided that (i) subject to Section 1.6, no Event of Default is continuing or would result therefrom, (ii) in the case of a Disposition having a Fair Market Value in excess of the greater of (I) $25,000,000 and (II) 5% of Adjusted EBITDA as of the end of the most recently ended Test Period as of the date such Disposition is made (or, at the option of the Company, at the time a binding agreement is entered into in respect of such Disposition), at least 75% of the total consideration (excluding any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) for any such Disposition received by the Company and its Restricted Subsidiaries is in the form of cash or Cash Equivalents and other Designated Noncash Consideration treated as cash so long as the total Designated Noncash Consideration outstanding as of the date such Disposition is made (or, at the option of the Company, at the time a binding agreement is entered into in respect of such Disposition) does not exceed the greater of (x) $115,000,000 and (y) 25% of Adjusted EBITDA, as of the end of the most recently ended Test Period, in the aggregate, and (iii) the requirements of Section 2.12(b), to the extent applicable, are complied with in connection therewith and (y) the Disposition of assets that are necessary or advisable, in the good faith judgment of the Company, in order to obtain the approval of any Governmental Authority to consummate or avoid the prohibition or other restrictions on the consummation of any Permitted Acquisition or any Investment permitted by Section 7.7; provided further that, in no event shall a Disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries be made in reliance on this Section 7.5(e);

(f)            (i) any Recovery Event; provided that the requirements of Section 2.12(b) are complied with in connection therewith and (ii) any event that would constitute a Recovery Event but for the Dollar threshold set forth in the definition thereof;

(g)            the leasing, occupancy agreements or sub-leasing of Property that would not materially interfere with the required use of such Property by the Company or its Restricted Subsidiaries;

(h)            the transfer for Fair Market Value of Property (including Capital Stock of Subsidiaries) to another Person in connection with a joint venture arrangement with respect to the transferred Property; provided that such transfer is permitted under Section 7.7(h), (v) or (z);

(i)            the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any factoring arrangements or bulk sale or financing of receivables);

(j)            transfers of condemned Property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such Property as part of an insurance settlement;

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(k)            the Disposition of any Immaterial Subsidiary or any Unrestricted Subsidiary; provided that the aggregate Fair Market Value of Dispositions of Immaterial Subsidiaries shall not exceed the greater of (i) $25,000,000 and (ii) 5.0% of Adjusted EBITDA for the most recently ended Test Period as of the date such Disposition is made;

(l)            the transfer of Property (including Capital Stock of Subsidiaries) of the Borrower, the Company or any Guarantor to the Company or any Restricted Subsidiary for Fair Market Value;

(m)            the transfer of Property by the Company or any Restricted Subsidiary to the Company or any Restricted Subsidiary;

(n)	the sale of cash or Cash Equivalents in the ordinary course of business;

(o)            (i) Liens permitted by Section 7.3, (ii) Restricted Payments permitted by Section 7.6 (other than Section 7.6(i)), (iii) Investments permitted by Section 7.7 and (iv) Restricted Debt Payments permitted by Section 7.11 (other than Section 7.11(e));

(p)            Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; provided that the requirements of Section 2.12(b), to the extent applicable, are complied with in connection therewith;

(q)            a true lease or sublease of real property not materially interfering with the conduct of the business of the Company or any of its Restricted Subsidiaries, in each case so long as no such grant otherwise affects the Security Agent’s security interest in the asset or property subject thereto;

(r)	Dispositions of the assets set forth on Schedule 7.5(r);

(s)            any Disposition, in a single transaction or a series of related transactions, of any asset or assets having a fair market value, as determined by a Responsible Officer of the Company in good faith, of not more than as of the applicable date below the greater of (x) $47,500,000 and (y) 10% of Adjusted EBITDA for the most recently ended Test Period as of the date such Disposition is made (or, at the option of the Company, at the time a binding agreement is entered into in respect of such Disposition) in any fiscal year;

(t)            Dispositions required to be made in connection with or relating to the AOL Acquisition or the Eventbrite Acquisition;

(u)            Disposition of Securitization Assets or related assets in connection with any Qualified Securitization Financing, any Receivables Financing Transaction or factoring not to exceed the greater of (i) $92,500,000 and (ii) 20% of Adjusted EBITDA; provided, that such Dispositions shall be for no less than the fair market value of such property at the time of such Disposition;

(v)	Disposition made in connection with any Permitted IPO/Tax Reorganization; and

(w)            Dispositions of Property between or among the Company and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (v) above.

7.6            Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Company or any Restricted Subsidiary, whether in cash or Property (collectively, “Restricted Payments”), except:

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(a)            the Company and its Restricted Subsidiaries may make Restricted Payments in an amount not to exceed the Available Amount at the time of such Restricted Payment so long as (i) no Event of Default is continuing or would result therefrom and (ii) solely in the case of any Restricted Payment made in reliance of the Starter Basket and/or CNI Builder Basket in the Available Amount, the Consolidated Net Total Leverage Ratio shall not exceed 2.25 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period at the time of such Restricted Payment;

(b)            the Company and its Restricted Subsidiaries may make any Restricted Payments so long as (i) no Event of Default is continuing or would result therefrom and (ii) the Consolidated Net Total Leverage Ratio shall not exceed 1.25 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period at the time of such Restricted Payment;

(c)	the Company may make Restricted Payments in the form of Capital Stock of the Company;

(d)            the Company or any Restricted Subsidiary may make Restricted Payments to, directly or indirectly, purchase the Capital Stock of the Company from present or former officers, directors, consultants, agents or employees (or their estates, trusts, family members or former spouses) of the Company, any of its Subsidiaries or any Parent Entity upon the death, disability, retirement or termination of the applicable officer, director, consultant, agent or employee or pursuant to any equity subscription agreement, stock option or equity incentive award agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement; provided that the aggregate amount of payments under this clause (d) in any fiscal year of the Company shall not exceed the sum of (i) the greater of (x) $47,500,000 and (y) 10% of Adjusted EBITDA as of the end of the most recently ended Test Period, plus (ii) any proceeds received from key man life insurance policies, plus (iii) any proceeds received by the Company during such fiscal year from sales of the Capital Stock of the Company to directors, consultants, officers or employees of the Company, any of its Subsidiaries or any Parent Entity in connection with permitted employee compensation and incentive arrangements; provided that any Restricted Payments permitted (but not made) pursuant to this clause (d) in any prior fiscal year may be carried forward to any subsequent calendar year, and provided, further, that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary by any member of management of the Company, any of its Subsidiaries or any Parent Entity in connection with a repurchase of the Capital Stock of the Company will not be deemed to constitute a Restricted Payment for purposes of this Section 7.6;

(e)            so long as no Event of Default is continuing or would result therefrom, Restricted Payments in an aggregate amount not to exceed as of the date the Restricted Payment is made the greater of (x) $115,000,000 and (y) 25.0% of Adjusted EBITDA as of the end of the most recently ended Test Period (less any amounts redesignated to the General Investment Basket or the General RDP Basket) (the “General RP Basket”);

(f)            Restricted Payments (i) for franchise and excise taxes and other fees and expenses of direct and indirect parents of the Company or the Borrower, as applicable, attributable to the Company or the Borrower, as applicable, and any of their Subsidiaries necessary to maintain their corporate existence and (ii) to pay the consolidated, affiliated, unitary or similar U.S. or non-U.S., national, federal, provincial, state and local tax liabilities of any direct or indirect parent of the Company or the Borrower, as applicable, to the extent such Restricted Payments cover Taxes that are attributable to the taxable income and profits of the Company and/or the Borrower and their Subsidiaries, but not to exceed the Taxes of the Company and/or the Borrower and their Subsidiaries would have owed on a standalone basis and without duplication of any Taxes actually paid or withheld by the Company, the Borrower or any of their Subsidiaries.

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(g)            Restricted Payments in respect of (i) finance payments under servicing agreements and (ii) remuneration and administrative costs of directors and employee, in each case, of a Parent Entity and not to exceed the greater of (x) $50,000,000 and (y) 7.5% of Adjusted EBITDA as of the end of the most recently ended Test Period;

(h)	Restricted Payments made in connection with any Permitted IPO/Tax Reorganization;

(i)            to the extent constituting Restricted Payments, the Company and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Sections 7.4, 7.5, 7.7, 7.9 and 7.11;

(j)            any Restricted Subsidiary of the Company may declare and pay cash dividends to its equity holders generally so long as the Company or its Restricted Subsidiaries which own the equity interests in the Restricted Subsidiary paying such dividend receives at least its proportional share thereof (based upon its relative holding of the equity interests in the Restricted Subsidiary paying such dividends and taking into account the relative preferences, if any, of the various classes of equity interest of such Restricted Subsidiary);

(k)            to the extent constituting Restricted Payments, the Company and its Restricted Subsidiaries may consummate Permitted Refinancings of any Junior Financing to the extent such Permitted Refinancing is permitted under Section 7.2;

(l)            the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(m)	Restricted Payments that are made with Excluded Contributions; and

(n)	distributions or payments of Securitization Fees.

7.7            Investments. Make any advance or loan, any guarantee of Indebtedness, or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or all or substantially all of the assets constituting an ongoing business from, or make any other similar investment in, any other Person (all of the foregoing, “Investments”), except:

(a)            (i) extensions of trade credit in the ordinary course of business and (ii) purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property, in each case in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments;

(b)            Investments in cash and Cash Equivalents and Investments that were Cash Equivalents when made;

(c)            Investments arising in connection with (i) the incurrence of Indebtedness permitted by Section 7.2 to the extent arising as a result of Indebtedness among the Company or any Restricted Subsidiary and Guarantee Obligations permitted by Section 7.2 and payments made in respect of such Guarantee Obligations, (ii) the forgiveness or conversion to equity of any Indebtedness permitted by Section 7.2 and (iii) guarantees by any Company or any Restricted Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

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(d)            loans and advances to employees, consultants or directors of any the Company or any of its Restricted Subsidiaries in an aggregate principal amount (for and all Restricted Subsidiaries) not to exceed the greater of (x) $25,000,000 and (y) 5% of Adjusted EBITDA as of the end of the most recently ended Test Period at the time of such loan or advance (excluding (for purposes of such cap) tuition advances, travel and entertainment expenses, but including relocation expenses);

(e)            Investments by the Company or any of its Restricted Subsidiaries in the Company or any Restricted Subsidiary;

(f)            Permitted Acquisitions and pre-existing Investments held by Persons acquired in Permitted Acquisitions or acquired in connection with Permitted Acquisitions (and not in contemplation thereof), subject to compliance with Section 7.10 and so long as no Event of Default is continuing or would result therefrom on the date of consummation thereof (or, at the option of the Borrower, the date of entry into a binding agreement with respect to such Permitted Acquisition);

(g)            loans by the Company or any of its Restricted Subsidiaries to the employees, officers or directors of the Company or any of its Restricted Subsidiaries in connection with management incentive plans;

(h)            Investments by the Company and its Restricted Subsidiaries in joint ventures or similar arrangements and Restricted Subsidiaries that are not Guarantors in an aggregate amount at any one time outstanding (for the Company and all Restricted Subsidiaries), not to exceed the greater of (x) $140,000,000 and (y) 30% of Adjusted EBITDA as of the end of the most recently ended Test Period at the time of any such Investment;

(i)            Investments (including debt obligations) received in the ordinary course of business by the Company or any Restricted Subsidiary in connection with the bankruptcy or reorganization of suppliers, customers and other Persons and in settlement of delinquent obligations of, and other disputes with, suppliers, customers and other Persons arising out of the ordinary course of business;

(j)	[reserved];

(k)            Investments in existence on, or pursuant to legally binding written commitments in existence on, the Closing Date and, to the extent the fair market value of such Investment exceeds $5,000,000 individually, listed on Schedule 7.7 and, in each case, any extensions or renewals thereof, so long as the amount of any Investment made pursuant to this clause (k) is not increased;

(l)            Investments of the Company or any Restricted Subsidiary under Hedge Agreements permitted hereunder;

(m)            Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary; provided that such Investment was not made in connection with or in anticipation of such Person becoming a Restricted Subsidiary;

(n)	[Reserved];

(o)            Investments consisting of (i) accounts receivables incurred in the ordinary course of business and consistent with past practice, (ii) negotiable instruments held for collection in the ordinary course of business and consistent with past practice, (iii) lease, utility and other similar deposits in the ordinary course of business, and (iv) securities of trade creditors or customers that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

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(p)	any Investment made in connection with any Permitted IPO/Tax Reorganization;

(q)            Investments arising directly out of the receipt by the Company or any Restricted Subsidiary of non-cash consideration for any sale of assets permitted under Section 7.5;

(r)	Investments resulting from pledges and deposits referred to in Sections 7.3(c) and (d);

(s)            Investments consisting of the non-exclusive licensing of Intellectual Property pursuant to joint marketing arrangements with other persons;

(t)            any Investment in a Non-U.S. Subsidiary to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Non-U.S. Subsidiary;

(u)            Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(v)            additional Investments so long as the aggregate amount thereof outstanding at no time exceeds the sum of the greater of (x) $115,000,000 and (y) 25% of Adjusted EBITDA as of the end of the most recently ended Test Period at the time of such Investment (plus any amount which the Company may, from time to time, elect to be redesignated from the General RP Basket and/or the General RDP Basket) (this clause (v), the “General Investment Basket”);

(w)            advances of payroll payments to employees, or fee payments to directors or consultants, in the ordinary course of business;

(x)            Investments in Unrestricted Subsidiaries so long as the aggregate amount thereof outstanding at no time exceeds the greater of (x) $140,000,000 and (y) 30% of Adjusted EBITDA as of the end of the most recently ended Test Period at the time of such Investment;

(y)	the AOL Acquisition and the Eventbrite Acquisition;

(z)            any Investment so long as (x) no Event of Default is continuing immediately after giving effect thereto and (y) the Consolidated Net Total Leverage Ratio shall not exceed 2.25 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period at the time of such Investment;

(aa)      Investments that are made with Excluded Contributions;

(bb)      Investments in an amount not to exceed the Available Amount as of the date such Investment so long as (i) no Event of Default is continuing or would result therefrom and (ii) solely in the case of any Investment made in reliance of the Starter Basket and/or CNI Builder Basket in the Available Amount, the Consolidated Net Total Leverage Ratio shall not exceed 2.25 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period at the time of such Investment;

(cc)      Investments of the Company or any Restricted Subsidiary in an aggregate outstanding amount not to exceed as of the date of such Investment an amount equal to (i) 100% of the aggregate amount of Restricted Payments that could be made at the time of such incurrence pursuant to Section 7.6(e) at such time plus (ii) without duplication of clause (i) above, 100% of the aggregate amount of Restricted Debt Payments that could be made pursuant to Section 7.11(h) at such time; provided that the aggregate amount incurred under this clause (cc) (and not reclassified) shall reduce the corresponding

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basket under Section 7.6(e) or Section 7.11(h), if applicable, on a dollar for dollar basis; provided further that no Investments in Unrestricted Subsidiaries shall be permitted pursuant to this clause (cc);

(dd)      Investments in Indebtedness of the Company or any of its Restricted Subsidiaries; provided that an Investment in Junior Financing will be treated as a repayment thereof for purposes of compliance with the covenant described in Section 7.11 and such Investment will be permitted only to the extent a repayment of such Junior Financing would be permitted at the time of such Investment;

(ee)      Investments, including loans and advances, to any Parent Entity so long the Company or any Restricted Subsidiary would otherwise be permitted to make a Restricted Payment in such amount; provided that the amount of any such Investment will be deemed to be a Restricted Payment under the appropriate clause of Section 7.6 for all purposes of this Agreement;

(ff)      guarantees permitted under Section 7.2;

(gg)      (i) Investments in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing; provided, that any such Investment in a Securitization Subsidiary is of Securitization Assets or equity, and (ii) distributions or payments of Securitization Assets and Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing; provided, however, that such Investments, distributions, purchases and payments, in the good faith determination of the Borrower, are necessary or advisable to effect any Qualified Securitization Financing (including any contribution of replacement or substitute assets to such subsidiary) or any repurchase obligation in connection therewith; and

(hh)      Investments in Topco by the Company or any of its Restricted Subsidiaries for the purpose of purchasing equity interests issued by the Topco (“Incentive Shares”) in connection with any share incentive scheme or profit-sharing schemes or management or equity incentive plan or directors’ or contractors’ or suppliers’ incentive plan of the Company and its Subsidiaries; provided, that the net cash proceeds received by Topco as a result of the purchase of such Incentive Shares shall be reasonably promptly contributed by Topco to the Company or its Restricted Subsidiaries (provided further, that such contribution shall not be included in the calculation of, or increase, the Available Amount, Excluded Contribution or Contribution Indebtedness).

Notwithstanding anything to the contrary herein, (i) neither the Company nor the Borrower shall, nor shall they permit any of their respective Restricted Subsidiaries to, designate any Restricted Subsidiary as an Unrestricted Subsidiary or make any Investment in an Unrestricted Subsidiary, except to the extent such designation or Investment is made, and permitted to be made, pursuant to Section 7.7(x), (ii) any direct or indirect Disposition (whether through one or more investments, designations of restricted subsidiaries, dispositions, exclusive licenses, dividends, repurchases, mergers, amalgamations, consolidations or otherwise) of any assets from the Company or any Restricted Subsidiary to an Unrestricted Subsidiary shall be treated as, and deemed to be, an Investment in an Unrestricted Subsidiary that must be made pursuant to, and that is subject to the caps set forth in Section 7.7(x), (iii) no Investment made pursuant to Section 7.7(x) (including any Investment deemed to be made pursuant to Section 7.7(x)) may be reclassified and (iv) no sale proceeds or return of (or return on) capital in respect of any Investment made Section 7.7(x) will replenish or regrow capacity to make any Investments pursuant to Section 7.7(x) or otherwise.

It is further understood and agreed that for purposes of determining the value of any Investment outstanding for purposes of this Section 7.7, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any returns on such Investment (not to exceed the original amount invested).

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7.8            Changes in Fiscal Periods. Permit any changes to the fiscal year of the Company unless agreed to by the Administrative Agent in its reasonable discretion; provided, that the Company may, upon written notice to the Administrative Agent, change its fiscal year in accordance with Applicable Accounting Standards, and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect any such change in fiscal year permitted by this Section 7.8.

7.9            Negative Pledge Clauses. Enter into any agreement that prohibits or limits the ability of the Company or any of its Restricted Subsidiaries that are Material Subsidiaries to create, incur or assume any Lien upon any of its Property, whether now owned or hereafter acquired, to secure the Obligations granted or required to be granted under the Loan Documents, other than:

(a)            this Agreement, the other Loan Documents, the Intercreditor Agreement and any Other Intercreditor Agreement;

(b)            any agreements governing Indebtedness and/or other obligations secured by a Lien permitted by this Agreement (in which case, any prohibition or limitation shall only be effective against the assets subject to such Liens permitted by this Agreement);

(c)	[reserved];

(d)            Contractual Obligations incurred in the ordinary course of business and on customary terms which limit Liens on the assets subject of the applicable Contractual Obligation;

(e)            any agreements regarding Indebtedness or other obligations of any Non-Pro Rata/TL Guarantor Subsidiary not prohibited under Section 7.2 (in which case, any prohibition or limitation shall only be effective against the assets of such Non-Pro Rata/TL Guarantor Subsidiary and its Subsidiaries);

(f)            prohibitions and limitations in effect on the Closing Date and listed on Schedule 7.9;

(g)            customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures not prohibited by this Agreement;

(h)            customary provisions restricting the subletting or assignment of any lease governing a leasehold interest;

(i)            customary restrictions and conditions contained in any agreement relating to any Disposition of Property not prohibited hereunder;

(j)            any agreement in effect at the time any Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary;

(k)	restrictions imposed by applicable law;

(l)            restrictions in any agreements or instruments relating to any Indebtedness permitted to be incurred by this Agreement (including indentures, instruments or agreements governing any Additional Obligations, indentures, instruments or agreements governing any Permitted Debt Exchange Notes, indentures, instruments or agreements governing any Permitted Refinancing Obligations, indentures, instruments or agreements governing any Rollover Indebtedness and indentures, instruments or agreements governing any Permitted Refinancings of each of the foregoing) (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially more

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restrictive on the Restricted Subsidiaries than the encumbrances contained in this Agreement (as determined in good faith by the Company) or (ii) if such encumbrances and restrictions are customary for similar financings in light of prevailing market conditions at the time of incurrence thereof (as determined in good faith by the Company) and the Company determines in good faith that such encumbrances and restrictions would not reasonably be expected to materially impair the Company’s ability to create and maintain the Liens on the Collateral pursuant to the Security Documents;

(m)            restrictions in respect of Indebtedness secured by Liens permitted by Sections 7.3(g) and 7.3(z) relating solely to the assets or proceeds thereof secured by such Indebtedness to the extent required to be so limited by such Sections;

(n)            customary provisions restricting assignment of any agreement entered into in the ordinary course of business; and

(o)            customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is sold and such sale is permitted hereunder.

7.10            Lines of Business. Enter into any business, either directly or through any of its Restricted Subsidiaries, except for a Permitted Business or a business reasonably related thereto or that are reasonable extensions thereof.

7.11            Restricted Debt Payments. Make any payment on account of, or set apart assets for a sinking or other analogous fund for the optional prepayment, redemption, purchase, defeasement or satisfaction in cash, prior to the scheduled maturity thereof, of any Junior Financing, whether now or hereafter outstanding (collectively, “Restricted Debt Payments”), except:

(a)            the Company and its Restricted Subsidiaries may make Restricted Debt Payments in an amount not to exceed the Available Amount at the time of such Restricted Debt Payment so long as (i) no Event of Default is continuing or would result therefrom and (ii) solely in the case of any Restricted Debt Payment made in reliance of the Starter Basket and/or CNI Builder Basket in the Available Amount, the Consolidated Net Total Leverage Ratio shall not exceed 2.25 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period at the time of such Restricted Debt Payment;

(b)            the Company and its Restricted Subsidiaries may make any Restricted Debt Payments so long as (i) no Event of Default is continuing or would result therefrom and (ii) the Consolidated Net Total Leverage Ratio shall not exceed 1.25 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period at the time of such Restricted Debt Payment;

(c)            any payments or distributions in respect of any Junior Financing made during the 12-month period prior to the final stated maturity of such Junior Financing;

(d)            any payment that is intended to prevent any Junior Financing from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code;

(e)            to the extent constituting Restricted Debt Payments, the Company and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Sections 7.4, 7.5, 7.6, 7.7 and 7.9;

(f)            to the extent constituting Restricted Debt Payments, the Company and its Restricted Subsidiaries may consummate Permitted Refinancings of any Junior Financing to the extent such Permitted Refinancing is permitted under Section 7.2;

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(g)            the consummation of any redemption within 60 days after the giving of a redemption notice, as applicable, if at the date of giving of such notice such payment would have complied with the provisions of this Agreement;

(h)            Restricted Debt Payments in the form of voluntary or optional prepayments or repurchases, retirements, redemptions, defeasance or satisfaction of any Junior Financing in an amount not to exceed the greater of (x) $115,000,000 and (y) 25% of Adjusted EBITDA as of the end of the most recently ended Test Period at the time of such payment (plus any amount which the Company may, from time to time, elect to be redesignated from the General RP Basket and less any amounts redesignated to the General Investment Basket) (this clause (h), the “General RDP Basket”);

(i)            the conversion or exchange of any Junior Financing into or for Capital Stock of the Company or any Parent Entity or other Junior Financing permitted under Section 7.2;

(j)            (i) payments of regularly scheduled principal and interest; (ii) mandatory offers to repay, repurchase or redeem (including in connection with the Net Cash Proceeds of Asset Sales); (iii) mandatory prepayments of principal, premium and interest; and (iv) payments of fees, expenses and indemnification obligations, in each case, with respect to such Junior Financing; and

(k)	Restricted Debt Payments that are made with Excluded Contributions.

7.12         Financial Covenant. On the last day of any Test Period (commencing with the Test Period ending on the last day of the first full fiscal quarter ending after the Closing Date), the Borrower shall not permit the Consolidated Net Total Leverage Ratio as of such day to exceed 4.00 to 1.00 (the “Financial Covenant”).

7.13	Material Intellectual Property.

(a)            No U.S. Loan Party shall sell, exclusively lease, exclusively sublease, dispose of or otherwise transfer any Material Intellectual Property held by such U.S. Loan Party to any other Loan Party or any of their Subsidiaries unless it is a U.S. Loan Party or, to the extent such Material Intellectual Property is subject to a Lien in favor of the Security Agent pursuant to a security agreement governed by the laws of the Netherlands, a Dutch Loan Party (provided that, for the avoidance of doubt, this Section 7.13(a) shall not restrict the ability of the Company and its Subsidiaries to enter into non-exclusive licenses, leases or sub-leases with the Company and/or its Subsidiaries).

(b)            To the extent any Material Intellectual Property of a Dutch Loan Party is subject to a pledge, security or other Lien in favor of Security Agent pursuant to a security agreement governed under the laws of the Netherlands, no Dutch Loan Party shall sell, exclusively lease, exclusively sublease, dispose of or otherwise transfer any Material Intellectual Property held by such Dutch Loan Party to any other Loan Party or any of their Subsidiaries unless it is a Dutch Loan Party or a U.S. Loan Party (provided that, for the avoidance of doubt, this Section 7.13(b) shall not restrict the ability of the Company and its Subsidiaries to enter into non-exclusive licenses, leases or sub-leases with the Company and/or its Subsidiaries).

(c)            No Loan Party or Restricted Subsidiary shall sell, exclusively lease, exclusively sublease, dispose of or otherwise transfer (other than non-exclusive licenses) Material Intellectual Property to an Unrestricted Subsidiary, and no Unrestricted Subsidiary shall own any Material Intellectual Property; provided that, for the avoidance of doubt, this Section 7.13(c) shall not restrict the ability of (i) the Company and its Subsidiaries to enter into non-exclusive licenses, leases or sub-leases with the Company and/or its Subsidiaries or (ii) an Unrestricted Subsidiary to develop its own intellectual property.

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(d)            None of the Company, the Borrower nor any Restricted Subsidiary shall grant, pledge, mortgage or collaterally assign any Liens on Material Intellectual Property as security in respect of any Indebtedness for borrowed money (other than any Indebtedness for borrowed money between the Company and its Restricted Subsidiaries), unless such Material Intellectual Property secures the Obligations on pari passu or greater basis.

7.14         Amendments to Organizational Documents. Make any amendment, restatement, change or other modification to an Organizational Document of any Loan Party in a manner material and adverse to the interests of the Lenders (as determined in good faith by the Company).

SECTION 8.      EVENTS OF DEFAULT

8.1	Events of Default. If any of the following events shall occur and be continuing:

(a)            The Borrower shall fail to pay (i) any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms hereof or (ii) any interest owed by it on any Loan or Letter of Credit or any other amount payable by it hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)            Any representation or warranty made or deemed made by Holdings or any Loan Party herein or in any other Loan Document or that is contained in any certificate or other document furnished by it at any time under or in connection with this Agreement or any such other Loan Document, shall in either case prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; provided that, to the extent such representation or warranty is capable of being cured, such default shall continue unremedied for a period of 30 days from the earlier of (i) notice thereof from the Administrative Agent to the Borrower and (ii) the date that a Responsible Officer of a Loan Party had actual knowledge of such default; or

(c)            Any Loan Party shall default in the observance or performance of any agreement contained in Section 6.4(a) (solely with respect to the Borrower’s existence), Section 6.8(a), Section 6.13(b) or Section 7; or

(d)            Any Loan Party or Holdings shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8.1), and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date that the Borrower receives from the Administrative Agent or the Required Lenders notice of the existence of such default and (ii) the date that a Responsible Officer of any Loan Party had actual knowledge of such default; or

(e)            The Company or any of its Restricted Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness for Borrowed Money (excluding the Loans or Letters of Credit) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money was created; or (ii) default in making any payment of any interest on any such Indebtedness for Borrowed Money (excluding the Loans or Letters of Credit) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness for Borrowed Money or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default shall occur, the effect of which payment or other default or other event of default is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness for Borrowed

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Money to become due prior to its Stated Maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or to become payable; provided that (A) other than with respect to loans under the Existing Facilities Agreements, a default, event or condition described in this paragraph shall not at any time constitute an Event of Default unless, at such time, one or more defaults or events of default of the type described in this paragraph shall have occurred and be continuing with respect to Indebtedness for Borrowed Money the outstanding principal amount of which individually exceeds the greater of $92,500,000 and 20% of Adjusted EBITDA as of the end of the most recently ended Test Period, and in the case of Indebtedness for Borrowed Money of the types described in clauses (i) and (ii) of the definition thereof, with respect to such Indebtedness which exceeds such amount either individually or in the aggregate and (B) this paragraph (e) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer, destruction or other disposition of the Property or assets securing such Indebtedness for Borrowed Money if such sale, transfer, destruction or other disposition is not prohibited hereunder and under the documents providing for such Indebtedness or (ii) any Guarantee Obligations except to the extent such Guarantee Obligations shall become due and payable by any Loan Party and remain unpaid after any applicable grace period or period permitted following demand for the payment thereof; or

(f)            (i) Holdings, the Borrower, the Company or any of its Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts (other than as expressly permitted under Section 7.4), or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the Borrower, the Company or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Company or any of its Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings, the Borrower, the Company or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Borrower, the Company or any of its Significant Subsidiaries shall consent to or approve of, or acquiesce in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings, the Borrower, the Company or any of its Significant Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)            (i) the Borrower or any of its Subsidiaries shall incur any liability in connection with any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) a failure to meet the minimum funding standards (as defined in Section 302(a) of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower, any of its Subsidiaries or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, (iv) any Single Employer Plan shall terminate in a distress termination under Section 4041(c) of ERISA or in an involuntary termination by the PBGC under Section 4042 of ERISA, or (v) the Borrower, any of its Subsidiaries or any Commonly Controlled Entity shall, or is reasonably likely to, incur any liability as a result of a withdrawal from, or the Insolvency of, a Multiemployer Plan; and in each case in

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clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(h)            One or more judgments or decrees shall be entered against the Company or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) involving the Company and any such Restricted Subsidiaries taken as a whole a liability (not paid or fully covered by third-party insurance or effective indemnity) equal to, or in excess of the greater of $92,500,000 and 20% of Adjusted EBITDA as of the end of the most recently ended Test Period (net of any amounts which are covered by insurance or an effective indemnity), and all such judgments or decrees shall not have been vacated, discharged, dismissed, stayed or bonded within 30 days from the entry thereof; or

(i)            (i) Any pledge agreements over the Capital Stock of the Company or Borrower and any other Security Documents covering a material portion of the Collateral (in each case, subject to the Legal Reservations, the Perfection Exceptions, the Perfection Requirements and the Agreed Security Principles), shall cease, for any reason (other than by reason of the express release thereof in accordance with the of the relevant Security Documents, the Intercreditor Agreement and this Agreement) to be in full force and effect or shall be asserted in writing by Holdings, the Company or any Guarantor not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document (in each case, subject to the Legal Reservations, the Perfection Exceptions, the Perfection Requirements and the Agreed Security Principles), with respect to any material portion of the Collateral of Holdings, the Company and its Restricted Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that (x) any such loss of perfection or priority results from limitations of foreign laws, rules and regulations as they apply to pledges of Capital Stock in Non-U.S. Subsidiaries or the application thereof, or from the Security Agent no longer having possession of certificates actually delivered to it representing securities pledged under the Security Documents or a UCC filing (or similar filing under any non-U.S. law) having lapsed because a UCC continuation statement (or similar filings under any non-U.S. law) was not filed in a timely manner or (y) such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer, (iii) the Guarantee Obligations pursuant to the Guaranty by any Loan Party of any of the Obligations (in each case, subject to the Legal Reservations), shall cease to be in full force and effect (other than in accordance with the terms thereof), or such Guarantee Obligations shall be asserted in writing by any Loan Party not to be in effect or not to be legal, valid and binding obligations or (iv) without duplication of the foregoing, any material provision of any other Loan Document shall cease to, or shall be asserted in writing by Holdings, the Company or any Guarantor not to be, a legal, valid and binding obligation of any party thereto;

(j)	a Change of Control shall have occurred; or

(k)            to the extent then in effect, the Intercreditor Agreement or any Other Intercreditor Agreement (in each case, subject to the Legal Reservations) shall cease, for any reason (other than by reason of the express release thereof in accordance with the terms thereof or hereof) to be in full force and effect or shall be asserted in writing by Holdings, the Company or any Guarantor not to be a legal, valid and binding obligation of any party thereto;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower under the Bankruptcy Code of the United States, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable and (B) if such event is any other Event of Default, either or both of the following actions may

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be taken with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company: (i) declare the Revolving Commitments and the Tranche A Term Commitments to be terminated forthwith; and (ii) declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been backstopped or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower then due and owing hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 8.1 or otherwise in any Loan Document, presentment, demand and protest of any kind are hereby expressly waived by the Company.

(l)            Notwithstanding the foregoing, until the expiry of the applicable Clean-up Period, a breach of any representation or warranty or any covenant in this Agreement or any Loan Documents existing by reason of circumstances existing on the closing date of the relevant acquisition or Investment and relating solely to the business or operations of any member of the relevant target group which is the subject of such acquisition or Investment (or any obligation to procure or ensure in relation thereto) shall not constitute a Default or Event of Default during the Clean-up Period if and for so long as the circumstances giving rise to such breach: (i) are capable of being cured during the Clean-Up Period and the Company are using reasonable efforts to cure such breach (it being understood for the avoidance of doubt that untrue disclosure or financial statements cannot be cured by amending, supplementing or restating such disclosure or financial statements); (ii) have not been knowingly caused or approved by the Company; and (iii) have not had, and would not reasonably be expected to have, a Material Adverse Effect; provided that (x) the Company shall give the Lenders notice of such breach upon obtaining knowledge thereof by the Company or any of its Restricted Subsidiaries and the steps it is taking to cure such steps and (y) if the relevant circumstances are continuing at the end of the Clean-Up Period, the Default or Event of Default, as applicable, shall be deemed to occur immediately at the end of the Clean-Up Period.

Notwithstanding the foregoing, any Default or Event of Default arising from any failure to deliver a notice of Default with respect to any Default or Event of Default or any other information or documentation required to be delivered within a specified time period shall automatically be deemed cured and to be no longer continuing immediately upon either (i) the delivery of such notice, information or documentation, as applicable or (ii) in the case of a notice of Default with respect to any Default or Event of Default, the cessation of the existence of the underlying Default or Event of Default, so long as in each case at such time the Facilities have not been accelerated by the Lenders pursuant to Section 8.2; provided that the foregoing shall not be applicable (x) with respect to any notice of Default or Event of Default if the Borrower knowingly and willfully fails to give timely notice to the Administrative Agent and the Lenders of such Default or Event of Default required to be given under the Loan Documents, (y) in the case of a Default or Event of Default due to failure to observe or perform the obligations under Sections 6.1(a), 6.1(b), 6.2(a) or 6.2(b) or (z) if such cure results in material impairment of the rights and remedies of the Lenders or the Administrative Agent with respect to any other Default or Event of Default other than the specific Default or Event of Default automatically deemed cured for purposes of this paragraph.

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For the avoidance of doubt, Excluded Swap Obligations with respect to a Loan Party shall not be paid with amounts received from such Loan Party but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations set forth above in this Section.

8.2            Right to Cure. Notwithstanding anything to the contrary contained in Section 8.1, in the event that the Borrower fails (or, but for the operation of this Section 8.2, would fail) to comply with the requirements of the Financial Covenant, from the last day of the applicable fiscal quarter until the expiration of the 10th Business Day subsequent to the date the certificate calculating such Financial Covenant is required to be delivered pursuant to Section 6.2(a) (the “Cure Right Expiration Date”), the Borrower, the Company and any Parent Entity shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of such entities, and in each case, to contribute any such cash to the capital of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”), pursuant to the exercise of the Cure Right, the Financial Covenant shall be recalculated giving effect to a pro forma adjustment by which Adjusted EBITDA shall be increased with respect to such applicable quarter and any four-quarter period that contains such quarter, solely for the purpose of measuring the Financial Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; provided, that (i) in each four consecutive fiscal quarter period there shall be at least two fiscal quarters in which a Cure Right is not exercised, (ii) a Cure Right shall not be exercised more than five times during the term of the Tranche A Term Facility, (iii) for purposes of this Section 8.2, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Covenant, (iv) there shall be no pro forma reduction in Indebtedness with the proceeds of the exercise of the Cure Right for determining compliance with the Financial Covenant for the fiscal quarter in respect of which such Cure Right is exercised (either directly through prepayment or indirectly as a result of the netting of unrestricted cash) and (v) no Lender or Issuing Lender shall be required to make any Loans or issue any Letters of Credit hereunder if a violation of the Financial Covenant has occurred and is continuing until the expiration of the 10th Business Day period during which the Borrower may exercise the Cure Right, unless and until the Cure Amount is actually received. If, after giving effect to the adjustments in this Section 8.2, the Borrower shall then be in compliance with the requirements of the Financial Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant that had occurred shall be deemed cured for the purposes of this Agreement.

The parties hereto hereby acknowledge that any Cure Amount pursuant to this Section 8.2 may not be relied on for purposes of calculating any financial ratios other than for determining actual compliance with the Financial Covenant (and not pro forma compliance with the Financial Covenant that is required by any other provision of this Agreement) and shall not at any time result in any adjustment (on a pro forma basis or otherwise) to any amounts (including the amount of Indebtedness except to the extent actually applied to prepay Indebtedness (other than in the fiscal quarter in respect of which such Cure Right is exercised)) or increase in cash (in the fiscal quarter in respect of which such Cure Right is exercised), in each case, for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any term, provision or covenant hereunder.

In the event that the Borrower shall have delivered to Administrative Agent written notice of its intention to exercise the Cure Right prior to the Cure Right Expiration Date, which exercise if fully consummated would be sufficient in accordance with the terms of this Section 8.2 to cause the Borrower to be in compliance with the Financial Covenant as of the relevant date of determination, then from and following receipt by Administrative Agent of any such notice and until the date that is the earlier of (x) the applicable Cure Right Expiration Date and (y) the date, if any, on which the Borrower thereafter notifies Administrative Agent in writing that such Cure Right shall not be exercised, then neither Security Agent nor any Secured Party shall take any action to foreclose on, or take possession of, the Collateral, accelerate

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any Obligations, terminate any Commitments or otherwise exercise any remedies under any Loan Document or any applicable law on the basis of a breach of the Financial Covenant during such period.

SECTION 9.      THE ADMINISTRATIVE AGENT

9.1	Authorization and Action.

(a)            Each Lender and each Issuing Lender hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents (and as agent with representative powers (mandatario con potere di rappresentanza for the purposes of Italian law) pursuant to Articles 1704 and ff. of the Italian Civil Code with the express consent pursuant to articles 1394 and 1395 of the Italian Civil Code, for the purposes of Italian law) and each Lender and each Issuing Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Each of the Lead Arrangers and the Lenders hereby exempts the Administrative Agent from the restrictions pursuant to section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Person. A Lender which cannot grant such exemption shall notify the Administrative Agent accordingly and, upon request of the Administrative Agent, either act in accordance with the terms of this Agreement and/or any other Loan Document as required pursuant to this Agreement and/or such other Loan Document or grant a special power of attorney to a party acting on its behalf, in a manner that is not prohibited pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and/or any other applicable laws. Without limiting the foregoing, each Lender and each Issuing Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b)            As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company, any Restricted Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in

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the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)            In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i)            the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Lender or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;

(ii)            where the Administrative Agent and/or the Security Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of the United States, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Administrative Agent and/or the Security Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law; and

(iii)            nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;

(d)            The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Persons. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Persons of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)            No Lead Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f)            In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable

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as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim under Sections 2.9, 2.15, 2.20, 3.3, and 10.5) allowed in such judicial proceeding; and

(ii)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 10.5). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Lender in any such proceeding.

(g)            The provisions of this Section 9 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and, except solely to the extent of the Company’s rights to consent pursuant to and subject to the conditions set forth in this Section 9, none of the Company or any Restricted Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Section 9.

9.2	Administrative Agent’s Reliance, Limitation of Liability, Etc.

(a)            Neither the Administrative Agent nor any of its Related Persons shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Persons under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

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(b)            The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 6.8 unless and until written notice thereof stating that it is a “notice under Section 6.8” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Company, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Company or a Lender or an Issuing Lender. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (D) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (E) the satisfaction of any condition set forth in Section 5 or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent or (F) the creation, perfection or priority of Liens on the Collateral. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by the Company, Borrower, any Restricted Subsidiary, any Lender or any Issuing Lender as a result of, any determination of the Aggregate Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or any Issuing Lender, except to the extent that such Liabilities, costs or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of the Administrative Agent.

(c)            Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 10.6, (ii) may rely on the Register to the extent set forth in Section 10.6(b)(iv), (iii) may consult with legal counsel (including counsel to the Company or any of its Restricted Subsidiaries), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or any Issuing Lender and shall not be responsible to any Lender or any Issuing Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, may presume that such condition is satisfactory unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

9.3	Posting of Communications.

(a)            The Company agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform

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chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)            Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Lenders and the Company acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Lenders and the Company hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)            THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY LEAD ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Company or the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d)            Each Lender and each Issuing Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and each Issuing Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Lender’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

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(e)            Each of the Lenders, each of the Issuing Lenders and the Company agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)            Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.4            The Administrative Agent Individually. With respect to its Commitments, Loans and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Lender, as the case may be. The terms “Issuing Lenders”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Company, any Restricted Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Lenders.

9.5	Successor Administrative Agent and Issuing Lenders.

(a)            The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Lenders and the Company, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York City or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Company (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b)            Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Lenders and the Company, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as security agent for the benefit

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of the Secured Parties, and continue to be entitled to the rights set forth in such Security Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Section 9 and Section 10.5, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

9.6	Acknowledgements of Lenders and Issuing Lenders.

(a)            Each Lender and each Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Lender, in each case, in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent, any Lead Arranger, any other Lender or Issuing Lender, or any of the Related Persons of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Lead Arranger, any other Lender or Issuing Lender, or any of the Related Persons of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)            Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

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(c)

(i)            Each Lender and each Issuing Lender hereby agrees that (x) if the Administrative Agent notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Issuing Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (c)(ii)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (c)(i) with respect to an Erroneous Payment unless such demand is made within 10 Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one Business Days thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (c)(i) shall be conclusive, absent manifest error.

(ii)            Without limiting immediately preceding clause (c)(i), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(A)            (1) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (2) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(B)            such Lender or Secured Party shall (and shall cause any other Payment Recipient to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.6(c).

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(iii)            Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (c)(i) or under the indemnification provisions of this Agreement.

(iv)            In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c)(i), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion and subject to the Borrower’s consent rights as set forth in Section 10.6, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(v)            The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

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(vi)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(vii)            Each party’s obligations, agreements and waivers under this Section 9.6(c) shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(viii)            Notwithstanding anything to the contrary herein or in any other Loan Document, other than the consent right of the Borrower referenced in clause (iv) above, none of Holdings or any of its Subsidiaries has acquired or incurred (or will acquire or incur) any additional rights or obligations under this Section 9.6(c).

(ix)            The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to JPMorgan Chase Bank, N.A. and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entities’ role as administrative agent hereunder. The Lenders acknowledge that neither JPMorgan Chase Bank, N.A. nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.

9.7	Collateral Matters.

(a)            Except with respect to the exercise of setoff rights in accordance with Section 10.7 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent or the Security Agent (as applicable) on behalf of the Secured Parties in accordance with the terms thereof, subject to the Intercreditor Agreement.

(b)            [reserved].

(c)            The Administrative Agent and the Security Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s and/or the Security Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith,

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nor shall the Administrative Agent or the Security Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

9.8            Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.1 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

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9.9	Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)            the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that none of the Administrative Agent, or any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)            The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the

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transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or security agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.10            Authorization to Release Liens and Guarantees. The Agents are hereby irrevocably authorized by each of the Lenders to effect any release or subordination of Liens or Guarantee Obligations contemplated by Section 10.15.

9.11	Intercreditor Agreements.

(a)            Each Lender (and each other Secured Party by acceptance of the benefits of the Security Documents) (i) understands, acknowledges and agrees that Liens may be created on the Collateral pursuant to the definitive documents governing such Indebtedness, which liens shall be subject to the terms and conditions of any Applicable Intercreditor Agreement, (ii) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Applicable Intercreditor Agreement and (iii) hereby authorizes and instructs the Administrative Agent (including in its role as mandatario con rappresentanza) and Security Agent (including in its role as mandatario con rappresentanza of the Secured Parties under the Intercreditor Agreement) to enter into any Applicable Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

(b)            Pursuant to the express terms of the Applicable Intercreditor Agreements and notwithstanding anything contained in the Loan Documents to the contrary, in the event of any conflict or inconsistency between the provisions of the Applicable Intercreditor Agreements and this Agreement, the provisions of the Applicable Intercreditor Agreements shall prevail.

9.12	Borrower Communications.

(a)            The Administrative Agent and the Lenders agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b)            Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

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(c)            THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE APPLICABLE PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

“Borrower Communications” means, collectively, any Borrowing Notice, notice of prepayment, notice requesting the issuance, amendment or extension of a notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

(a)            Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(b)            Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 10. MISCELLANEOUS

10.1	Amendments and Waivers.

(a)            Except to the extent otherwise provided herein, including as set forth in Sections 2.17, 2.25, 2.26, 2.27, 7.11 and 10.16, neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and the Borrower may, subject to the acknowledgment of the Administrative Agent, or, with the written consent of the Required Lenders, the Administrative Agent and the Borrower may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of amending or adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Agents, the Issuing Lenders, the Lenders or of the Loan Parties or their Subsidiaries hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Agents may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification (in each case without otherwise requiring the consent of the Required Lenders (other than in the case of clause (A)(I) below), which shall only require consent of the applicable parties referenced therein and the Borrower) shall (A)(I) extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment (it being understood that

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a waiver of any condition precedent or a waiver of any Default, Event of Default or mandatory prepayment will not constitute an extension or increase of any Commitment), (II) forgive or reduce the principal amount (it being understood that a waiver of any condition precedent or the waiver of any Default or Event of Default or mandatory prepayment will not constitute a reduction in principal), reduce the stated rate of any interest (other than (x) a waiver of default interests, or a default waiver or change to a financial ratio hereunder (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms in the financial ratios in this Agreement shall not constitute a reduction in the rate of the interest or fees for purposes of this clause (A)), or reduce the fees owing to such Lender, (III) extend the final scheduled date of maturity of any Loan, extend the scheduled date or reduce the amount of any amortization payment in respect of any Term Loan or extend the times for payments of interests or fees owing to such Lender (it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment will not constitute an extension of any scheduled amortization payment, times for payment of interest or fees owing or the final maturity date), (IV) amend, modify or waive any provision of paragraph (a) or (b) of Section 2.18, clause (a) of Section 10.7 or Section 16 of the Intercreditor Agreement, (V) contractually subordinate (x) payment Obligations in respect of this Agreement to payment obligations in respect of other Indebtedness of the Loan Parties or (y) Liens on all or substantially all of the Collateral securing the Obligations under this Agreement to any other Liens on Collateral in respect of other Indebtedness of the Loan Parties, in each case, except (1) as otherwise permitted by this Agreement on the Closing Date, (2) any Indebtedness for in which the Borrower offered the applicable Lenders that were directly and adversely affected by such subordination at the time the applicable Indebtedness was incurred a bona fide opportunity to ratably participate in such Indebtedness on the same terms as the other Lenders participating in such transaction (other than any customary commitment or customary backstop fee paid or payable to any Lender providing a financing commitment in respect of such transaction prior to offering other Lenders an opportunity to ratably participate in such transaction) and such directly and adversely affected Lender has not accepted such offer within five (5) Business Days from the date of such offer and or (3) any “debtor in-possession” facility (or similar facility under applicable law), (VI) reduce any percentage specified in the definition of Required Lenders, Majority Facility Lenders, Required Tranche A Term Lenders or Required Revolving Lenders, (VII) (1) with respect to the making of any Revolving Loan or the issuance, extension or renewal of a Letter of Credit after the Closing Date, waive any of the conditions precedent set forth in Section 5.2 without the consent of the Required Revolving Lenders and (2) with respect to the making of any Tranche A Term Loan, waive any of the conditions precedent set forth in Section 5.3 without the consent of the Required Tranche A Term Lenders (in each case, it being understood and agreed that (A) the waiver of any Default or Event of Default effected with the requisite percentage of Lenders under the other provisions of this Section 10.1 shall be effective to waive such Default or Event of Default, despite the provisions of this clause (VII) and following such waiver such Default or Event of Default shall be treated as cured for all purposes hereunder, including under Section 5.2 and/or Section 5.3 (as applicable) and this clause (VII) and (B) the requisite percentage of Lenders specified in this clause (VII) shall not be required to confirm the satisfaction of the conditions precedent applicable to the Loans and Commitments of such Lenders); (VIII) amend, modify or waive any provision of Section 2.6; and (IX) amend, modify or waive any provision of paragraph (a) of this Section 10.1 and Section 10.6, in each case under clauses (A)(I) to (IX), in each case of the foregoing clauses (A)(I) to (IX), without the written consent of each Lender directly and adversely affected thereby, (B) release all or substantially all of the Collateral or the value of the Guaranty provided by the Guarantors taken as a whole under the Security Documents or Guaranty, as applicable, without the written consent of all Lenders, (C) amend, modify or waive any provision that affects the its rights or duties under this Agreement and the other Loan Documents of the Lenders holding Loans or Commitments of a particular class (but not the Lenders holding Loans or Commitments of any other class), without the written consent (but at the option of the Company) of the requisite percentage in interest of the affected class of such Lenders under this clause (C) that would be required to consent if such class of Lenders were the only class of Lenders (except with respect to increases in quantum or

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reduction of tenor, each of which shall additionally require consent of the Required Lenders), (D) amend, modify or waive any provision that would result in the Lenders holding Loans or Commitments of a particular class or tranche receiving a lesser prepayment, repayment or commitment reduction relative to any other class or tranche, without the consent of more than 50% of the Lenders holding Commitments or Loans under such particular class or tranche and (E) amend, modify or waive any provision of Section 3 or Section 10 in a manner adverse to the Administrative Agent or Issuing Lender without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Issuing Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing unless limited by the terms of such waiver; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b)            Notwithstanding the foregoing, this Agreement may be amended with the written consent of the Required Lenders, the Agents, the Issuing Lenders and the Company (i) to add one or more additional credit facilities to this Agreement (it being understood that no Lender shall have any obligation to provide or to commit to provide all or any portion of any such additional credit facility) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (ii) to include appropriately, after the effectiveness of any such amendment (or amendment and restatement), the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders, as applicable.

(c)            In addition, notwithstanding the foregoing, this Agreement may be amended, with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Refinancing Term Loans (as defined below), as may be necessary or appropriate, in the opinion of the Company and the Administrative Agent, to provide for the incurrence of Permitted Refinancing Obligations under this Agreement in the form of a new tranche of Term Loans hereunder (“Refinancing Term Loans”), which Refinancing Term Loans will be used to refinance all or any portion of the outstanding Term Loans of any Tranche (“Refinanced Term Loans”); provided that (i) the aggregate principal amount of such Refinancing Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus accrued interest, fees, discounts, premiums and expenses) and (ii) except as otherwise permitted by the definition of the term “Permitted Refinancing Obligations”, all other terms shall be as agreed by the Company and the applicable Lenders providing such Refinancing Term Loans. The Borrower shall notify the Administrative Agent of the date on which the Borrower proposes that such Refinancing Term Loans shall be made, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent (or such earlier date as agreed by the Administrative Agent). To the extent the borrower of Refinanced Term Loans is not the Borrower, the Administrative Agent shall have received from such person all information reasonably requested in order for such person to become an applicable Loan Party hereunder.

(d)            In addition, notwithstanding the foregoing, this Agreement may be amended, with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Refinancing Revolving Commitments (as defined below), as may be necessary or appropriate, in the opinion of the Company and the Administrative Agent, to provide for the incurrence of Permitted Refinancing Obligations under this Agreement in the form of a new tranche of Revolving Commitments hereunder (“Refinancing Revolving Commitments”), which Refinancing Revolving Commitments will be used to refinance all or any portion of the Revolving Commitments hereunder (“Refinanced Revolving Commitments”); provided that (i) the aggregate principal amount of such Refinancing Revolving

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Commitments shall not exceed the aggregate principal amount of such Refinanced Revolving Commitments (plus accrued interest, fees, discounts, premiums and expenses), (ii) except as otherwise permitted by the definition of the term “Permitted Refinancing Obligations” (including with respect to maturity), all terms (other than with respect to pricing and fees, which terms shall be as agreed by the Company and the applicable Lenders) applicable to such Refinancing Revolving Commitments shall be substantially identical to, or less favorable to the Lenders providing such Refinancing Revolving Commitments than, those applicable to such Refinanced Revolving Commitments, other than for any covenants and other terms applicable solely to any period after the Latest Maturity Date. Any Refinancing Revolving Commitments that have the same terms shall constitute a single Tranche hereunder. The Borrower shall notify the Administrative Agent of the date on which the Borrower proposes that such Refinancing Revolving Commitments shall become effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent (or such earlier date as agreed by the Administrative Agent). To the extent the borrower of Refinanced Revolving Commitments is not the Borrower, the Administrative Agent shall have received from such person all information reasonably requested in order for such person to become an applicable Loan Party hereunder.

(e)            Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower and the Company may enter into New Loan Commitments in accordance with Section 2.25, Extension Amendments in accordance with Section 2.26, Refinancing Term Loans in accordance with Section 10.1(c), and such New Loan Commitments, Extension Amendments and Refinancing Term Loans shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document.

(f)            Notwithstanding the foregoing, any amendment or waiver that by its terms affects the rights or duties of Lenders holding Loans or Commitments of a particular class (but not the rights or duties of Lenders holdings Loans or Commitments of any other class) will, at the option of the Borrower, require only the requisite percentage in interest of the affected class of Lenders that would be required to consent thereto if such class of Lenders were the only class of Lenders.

(g)            Notwithstanding the foregoing, no Lender consent is required to effect any amendment, modification or supplement to any Applicable Intercreditor Agreement (or form thereof), the Intercreditor Agreement, and/or any other subordination or intercreditor arrangements entered into in connection herewith (i) that is for the purpose of adding the holders of Indebtedness (or any Permitted Refinancing of the foregoing) (or a representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such Applicable Intercreditor Agreement, such Intercreditor Agreement, or such other subordination or intercreditor arrangement, as applicable (it being understood that any such amendment, modification or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing) or (ii) that expressly permits such amendment, modification or supplement without the consent of any Lender by any such Applicable Intercreditor Agreement, the Intercreditor Agreement, and/or any other subordination or intercreditor arrangements entered into in connection herewith.

(h)            Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended, modified or supplemented solely with the consent of the Administrative Agent, the Security Agent and the Borrower, each in their sole discretion, without the need to obtain the consent of any other Lender if such amendment, modification or supplement is delivered in order to (i) correct, amend or cure any ambiguity, mistake, inconsistency or defect or correct any typographical or obvious error or other manifest error in any Loan Document or any necessary or desirable technical change (including, without limitation, to effect administrative changes of a technical or immaterial nature or incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document), (ii) to the extent necessary

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to permit the introduction of structural and tax considerations and collateral and guarantee arrangements (including collateral allocation mechanism arrangements) in connection with the execution of a Joinder Agreement, (iii) comply with local law or advice of counsel, (iv) cause any Guarantee, Security Document or related document to be consistent with this Agreement and the other Loan Documents or to better implement the intentions of this Agreement (including the Agreed Security Principles) and the other Loan Documents or as required by local law to give effect to any guaranty, or to give effect to or to protect any security interest for the benefit of the Secured Parties in any property so that the security interests comply with applicable Law, (v) add terms that are favorable to the Lenders (as reasonably determined by the Administrative Agent) and (vi) as may be necessary in the reasonable opinion of the Borrower, the Administrative Agent and the Security Agent to effect the provisions of Sections 2.17, 2.25, 2.26, 10.1(c), to give effect to the appointment of any Successor Holdings Designation, any change in fiscal year permitted under Section 7.8 and any modification to applicability of the relevant accounting standard in accordance with definition of Applicable Accounting Standards.

(i)            Notwithstanding anything herein to the contrary, this Agreement and the other Loan Documents may be amended, modified or supplemented solely with the consent of the Administrative Agent, the Security Agent and the Company without the need to obtain the consent of any other Lender if such amendment, modification or supplement is delivered in order to (I) effect any repricing transaction whereby the Applicable Margin or other interest rate applicable to any Loans, Tranches or classes is reduced, which shall require only the consent of Lenders that will continue to hold Commitments and/or Loans of the applicable Tranche or class after giving effect to such transaction, (II) create a fungible class of Term Loans (including by increasing (but, for the avoidance of doubt, not by decreasing) the amount of amortization due and payable with respect to any class of Term Loans) and (III) provide any Lien additional to the Collateral by entering into a Security Document without the consent of the Lenders, and, for purposes of such Security Document, the Loan Parties may expressly unilaterally waive their rights under the Agreed Security Principles and the Lenders hereby authorize the Security Agent to negotiate and enter into such additional Security Documents without the consent of the Lenders.

(j)            Notwithstanding anything to the contrary herein, the Administrative Agent in its reasonable discretion may extend any period for the Company or any of its Restricted Subsidiaries to deliver any documentation or perform their obligations under this Agreement which relate to guarantees and Collateral.

(k)            Furthermore, notwithstanding the foregoing, this Agreement may be amended, supplemented or otherwise modified in accordance with Section 10.16.

(l)            Notwithstanding the foregoing, this Section 10.1 is subject to the terms of the Intercreditor Agreement.

10.2	Notices; Electronic Communications.

(a)            All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent (except in the case of a telecopy notice not given during normal business hours for the recipient, which shall be deemed to have been given at the opening of business on the next Business Day for the recipient), addressed as follows in the case of the Company, the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such Person or at such other address as may be hereafter notified by the respective parties hereto:

The Borrower:

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Bending Spoons US Inc.

169 Madison Ave., Suite 11218

New York, NY 10016

Attention: Finance Team

Email: finance@bendingspoons.com

Telephone: +393450896245

With a copy (which shall not constitute notice) to:

c/o Latham & Watkins LLP
330 N. Wabash Ave., Suite 2800
Chicago, IL 60611
Attention: Cindy Caillavet
Email: cindy.caillavet@lw.com
Telephone: +1 312.876.7703

Administrative Agent:

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Rd.
NCC5 / 1st Floor
Newark, DE 19713
Attention: Loan & Agency Services Group
Email: jpm.agency.cri@jpmorgan.com

With a copy (which shall not constitute notice) to:

c/o Milbank LLP
55 Hudson Yards
New York, NY
Attention: Benjamin Sayagh
Email: bsayagh@milbank.com

and

c/o Milbank LLP
100 Liverpool Street
London EC2M 2AT
Attention: Apostolos Gkoutzinis, Ana Grbec
Email: AGkoutzinis@milbank.com; AGrbec@milbank.com

Security Agent:

INTESA SANPAOLO S.P.A.
Largo Mattioli 3
20121 Milano, Italy
Attention: Giulia Barchiesi, Federico Fratto, Danilo Dell’Oglio
Email: giulia.barchiesi@intesasanpaolo.com; federico.fratto@intesasanpaolo.com; danilo.delloglio@intesasanpaolo.com

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With a copy (which shall not constitute notice) to:

c/o Milbank LLP
55 Hudson Yards
New York, NY
Attention: Benjamin Sayagh
Email: bsayagh@milbank.com

and

c/o Milbank LLP
100 Liverpool Street
London EC2M 2AT
Attention: Apostolos Gkoutzinis, Ana Grbec
Email: AGkoutzinis@milbank.com; AGrbec@milbank.com

The Issuing Lender

Wells Fargo Bank, National Association
1525 W W.T. Harris Blvd., CIC-3C2
MAC D1109-012
Charlotte, NC 28262
Email: StandbyCustomerCare@wellsfargo.com
Attention: Wells Fargo Bank, N.A. - U.S. Standby Trade Operations

provided that any notice, request or demand to or upon the Administrative Agent, Security Agent, the Lenders, the Company or the Borrower shall not be effective until received.

(b)            Notices and other communications to the Borrower, any Loan Party, the Lenders and the Administrative Agent hereunder may be delivered or furnished by using Approved Electronic Platforms or Approved Borrower Portals (as applicable), in each case, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Agents, the Company or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)            The Company hereby acknowledges that (i) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak, IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive information other than information that is publicly available, or not material with respect to the Borrower or its Subsidiaries, or their respective securities, for purposes of the United States Federal and state securities laws (collectively, “Public Information”). The Company hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that is Public Information and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Company shall be deemed to have

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authorized the Administrative Agent, the Issuing Lenders and the Lenders to treat such Borrower Materials as containing only Public Information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 10.14); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”; provided that there is no requirement that the Company identify any such information as “PUBLIC.”

(d)            THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Persons (collectively, the “Agent Parties”) have any liability to the Company, any Issuing Lender or any other Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s or the Administrative Agent’s transmission of Borrower Materials through the Internet or notices through the Platform or any other electronic platform or electronic messaging service, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party or any of its Related Persons; provided, however, that in no event shall any Agent Party have any liability to the Company, any Issuing Lender or any other Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e)            Each of the Borrower, the Company, the Administrative Agent, the Security Agent and each Issuing Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the Security Agent and each Issuing Lender. In addition, each Lender agrees to notify the Administrative Agent and the Security Agent from time to time to ensure that the Administrative Agent and the Security Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain information other than Public Information.

(f)            The Administrative Agent, the Security Agent, the Issuing Lenders and the other Lenders shall be entitled to rely and act upon any notices (including telephonic notices of borrowing) believed in good faith by the Administrative Agent and/or the Security Agent, as applicable, to be given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms

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thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent or the Security Agent may be recorded by the Administrative Agent and/or the Security Agent, as applicable, and each of the parties hereto hereby consents to such recording.

10.3	No Waiver; Cumulative Remedies.

(a)            No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(b)            Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.1 for the benefit of all the Lenders and the Issuing Lenders; provided, however, that the foregoing shall not prohibit (i) each Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) each Issuing Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 10.7(b) (subject to the terms of Section 10.7(a)) and (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law.

10.4            Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5            Payment of Expenses; Indemnification. (a) Except with respect to Taxes (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim), the Company agrees (i) to pay or reimburse each Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation, execution and delivery of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith and any amendment, supplement or modification thereto, and, as to the Agents only, the administration of the transactions contemplated hereby and thereby (in each case whether or not the Company or its Subsidiaries are party thereto) including the reasonable fees and disbursements and other charges of (x) a single firm of counsel to the Agents (plus one firm of special regulatory counsel and one firm of local counsel per material jurisdiction as may reasonably be necessary in connection with collateral matters) in connection with all of the foregoing, and (y) in the event of an actual or perceived conflict of interest, where the Agent or Lender affected by such conflict informs the Company and thereafter retains its own counsel, one additional counsel for each Lender or Agent or group of Lenders or Agents subject to such conflict, (ii) to pay or reimburse each Lender, Issuing Lender and each Agent for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any such other documents referred to in Section 10.5(a)(i) above (including all such costs and expenses incurred in connection with any legal proceeding, including any proceeding under any Debtor Relief Law or in

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connection with any workout or restructuring), including the documented fees and disbursements of a single firm of counsel and, if necessary, a single firm of special regulatory counsel and a single firm of local counsel per material jurisdiction as may reasonably be necessary, for the Agents and the Lenders, taken as a whole and, in the event of an actual or perceived conflict of interest, where the Agent or Lender affected by such conflict informs the Company and thereafter retains its own counsel, one additional counsel for each Lender or Agent or group of Lenders or Agents subject to such conflict, (iii) to pay or reimburse each Issuing Lender for all of its reasonable and documented out-of-pocket costs and expenses in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iv) to pay, indemnify or reimburse each Lender, each Agent, each Issuing Lender, each Lead Arranger, and their respective Affiliates, and their respective partners that are natural persons, members that are natural persons, officers, directors, employees, trustees, advisors, agents and controlling Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, costs, expenses or disbursements arising out of any actions, judgments or suits of any kind or nature whatsoever, arising out of or in connection with any claim, action or proceeding relating to or otherwise with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents referred to above in this Section 10.5(a) and the transactions contemplated hereby and thereby, including any of the foregoing relating to the use of proceeds of the Loans or Letters of Credit (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), any actual or alleged presence or release of Materials of Environmental Concern on or from any property currently or formerly owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Company hereunder (all the foregoing in this clause (iii), collectively, the “Indemnified Liabilities”); provided that, the Company shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities have resulted from (A) the gross negligence, bad faith, willful misconduct or material breach of the Loan Documents of such Indemnitee or its Related Persons as determined by a court of competent jurisdiction in a final non-appealable decision (or settlement tantamount thereto) or (B) any dispute solely among Indemnitees or their respective Related Persons other than claims against any agent or arranger in its capacity or in fulfilling its role as agent or arranger or any similar role in respect of the credit facilities provided hereunder and other than claims to the extent arising out of any act or omission on the part of the Company or its Related Persons. For purposes hereof, a “Related Person” of an Indemnitee means (i) if the Indemnitee is any Agent or any of its Affiliates or their respective partners that are natural persons, members that are natural persons, officers, directors, employees, agents and controlling Persons, any of such Agent and its Affiliates and their respective officers, directors, employees, agents and controlling Persons; provided that solely for purposes of Section 9, references to each Agent’s Related Persons shall also include such Agent’s trustees and advisors, and (ii) if the Indemnitee is any Lender or any of its Affiliates or their respective partners that are natural persons, members that are natural persons, officers, directors, employees, agents and controlling Persons, any of such Lender and its Affiliates and their respective officers, directors, employees, agents and controlling Persons. All amounts due under this Section 10.5 shall be payable promptly after receipt of a reasonably detailed invoice therefor. Statements payable by the Company pursuant to this Section 10.5 shall be submitted to the Company at the address thereof set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Company in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Obligations.

(b)            To the extent permitted by applicable law (i) the Company and any Loan Party shall not assert, and the Company and each Loan Party hereby waives, any claim against the Administrative Agent, the Security Agent, any Lead Arranger, any Issuing Lender, any Lender and any Related Person of

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any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 10.5(b) shall relieve the Company of any obligation it may have to indemnify an Indemnitee, as provided in Section 10.5(a), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c)            Each Lender severally agrees to pay any amount required to be paid by the Company under paragraphs Error! Reference source not found. or (b) of this Section 10.5 to Administrative Agent, the Security Agent and each Issuing Lender, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to their respective percentage of the total Commitments represented by such Lender’s Commitment in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such percentage of the total Commitments represented by such Lender’s Commitment immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct.

10.6	Successors and Assigns; Participations and Assignments.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) except as set forth in this Agreement, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) subject to Sections 2.24 and 2.26(d), no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.

(b)            (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may, in compliance with applicable law, assign (other than to a natural person, Defaulting Lender, Disqualified Institution or, except as provided in clause (h) below, to the Borrower or any of its Affiliates) to one or more assignees (each, an “Assignee”), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

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(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment of (w) Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund (as defined below), (x) Tranche A Term Commitments to a Tranche A Term Lender, an Affiliate of a Tranche A Term Lender or an Approved Fund of a Tranche A Term Lender, (y) Revolving Commitments and/or Revolving Loans to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund of a Revolving Lender or (z) any Loan or Commitment if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing, to any other Person and provided further, that a consent under this clause (A) shall be deemed given if the Borrower shall not have objected in writing to a proposed assignment within five Business Days after receipt by it of a written notice thereof from the Administrative Agent; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to (i) in the case of Term Loans, a Lender, an Affiliate of a Lender or an Approved Fund and (ii) in the case of Tranche A Term Commitments and/or Revolving Commitments and/or Revolving Loans, a Revolving Lender; and

(C) in the case of an assignment of Revolving Commitments, each Issuing Lender, provided that no such consent of the Issuing Lenders shall be required for an assignment of Revolving Commitments and/or Revolving Loans (i) to an existing Revolving Lender or an Affiliate of an existing Revolving Lender or (ii)(x) if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing, to any other Person and (y) such Issuing Lender has no outstanding Letters of Credit at that time.

(ii)	Subject to Sections 2.24 and 2.26(d), assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of (I) the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or (II) if earlier, the Trade Date (if any) specified in such Assignment and Assumption) shall not be less than $1,000,000, unless the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall (i) execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent and the Borrower (or, at the Borrower’s request, manually) together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that such fee shall not be payable in the case of an assignment to an Affiliate of a Lender and (ii) deliver a copy of the foregoing Assignment and Assumption to the Security Agent; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire and all applicable tax forms.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person, Defaulting Lender, Disqualified Institution and the Borrower or the Company and their respective Affiliates (except in the case of Permitted Buy-Backs)) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or

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managed by (I) a Lender, (II) an Affiliate of a Lender, (III) an entity or an Affiliate of an entity that administers or manages a Lender or (IV) an entity or an Affiliate of an entity that is the investment advisor to a Lender.

(iii)            Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be subject to the obligations under and entitled to the benefits of Sections 2.19, 2.20, 2.21, 10.5 and 10.14). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6 (and will be required to comply therewith).

(iv)            The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Borrower, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement (and the entries in the Register shall be conclusive absent demonstrable error for such purposes), notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lenders and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)            Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee (except as contemplated by Sections 2.24 and 2.26(d)), the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder) and all applicable tax forms, the processing and recordation fee referred to in paragraph (b) of this Section 10.6 and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and promptly record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)            (i) Any Lender may, without the consent of any Person, in compliance with applicable law, sell participations to one or more banks or other entities (other than a natural person, Defaulting Lender, a Disqualified Institution, Holdings or any member of the Group, further which, the list of Disqualified Institutions shall be available upon request of the Administrative Agent, to a Lender) (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent

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of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section 10.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 (if such Participant agrees to have related obligations thereunder, including the requirements under Section 2.20(f), (g) and (i)) to the same extent as if it were a Lender (it being understood that the documentation required under Section 2.20(f), (g) and (i) shall be delivered to the participating Lender) and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6.

(ii)            A Participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant (except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation).

(iii)            Each Lender that sells a participation, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a register on which it enters the name and addresses of each Participant, and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the United States Proposed Treasury Regulations (or any amended or successor version). Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as such) shall have no responsibility for maintaining a Participant Register.

(d)      (i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any Assignee or participant that becomes a Disqualified Institution after the applicable Trade Date, such Assignee or participant shall not retroactively be disqualified from becoming a Lender or participant. Any assignment or participation in violation of this clause (d)(i) shall not be void, but the other provisions of this clause (d)      shall apply.

(ii)            If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (a) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at the sole expense and effort of the Disqualified Institution, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution, (B) in the case of outstanding Loans held by Disqualified Institutions, purchase or prepay such Loan by paying the lowest of (x) the principal amount thereof, (y) the amount that such Disqualified Institution paid to acquire such Loans and (z) the market price of such Loans (as reasonably determined by the Borrower), in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require

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such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.6), all of its interest, rights and obligations under this Agreement to one or more Assignees at the lowest of (x) the principal amount thereof, (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations and (z) the market price of such Loans or Commitments (as reasonably determined by the Borrower), in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder, and if such Disqualified Institution does not execute and deliver a duly executed Assignment and Assumption within five Business Days of the date on which the permitted assignee executes and delivers such Assignment and Assumption to such Disqualified Institution, then such Disqualified Institution shall be deemed to have executed and delivered such Assignment and Assumption without any action on its part.

(iii)            Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Company the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan of reorganization, (2) if such Disqualified Institution does vote on such plan of reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by any applicable court of competent jurisdiction, including a bankruptcy court with jurisdiction over any Loan Party in an insolvency or liquidation proceeding effectuating the foregoing clause (2).

(iv)            The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to provide the list of Disqualified Institutions to each Lender, including each prospective Assignee or Participant, requesting the same; provided that the Lenders shall not be restricted from participating their obligations in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of their Commitments and the Loans owing to it) to Disqualified Institutions if the Borrower or Company has not provided the list of Disqualified Institutions upon request; provided, further, that the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions.

(e)            Any Lender may, without the consent of or notice to the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and other central banks, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

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(f)            The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring the same (in the case of an assignment, following surrender by the assigning Lender of all Notes representing its assigned interests).

(g)            The Borrower may prohibit any assignment if it would require the Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee to determine whether any such filing or qualification is required or whether any assignment is otherwise in accordance with applicable law.

(h)            Notwithstanding anything to the contrary herein, any Lender may assign all or any portion of its Term Loans hereunder to the Company or any of its Restricted Subsidiaries, solely to the extent that (any such purchase and assignment, a “Permitted Buy-Back”):

(i)            such assignment is made (A) pursuant to a Dutch auction open to all Lenders holding Term Loans in the applicable Tranche on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Administrative Agent or (B) pursuant to open market purchase on a non-pro rata basis;

(ii)            no Default or Event of Default has occurred and is continuing or would result therefrom;

(iii)           any such purchase is made at a discount to par;

(iv)          any such Term Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by the Company or any of its Restricted Subsidiaries (without an increase to Consolidated EBITDA, Adjusted EBITDA or Consolidated Net Income as a result of such cancellation);

(v)            the Company and its Restricted Subsidiaries do not use the proceeds of the revolving facility under the Pro Rata Facilities Agreement or Revolving Loans to acquire such Term Facility;

(vi)           the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Tranche A Term Loans purchased by the Borrower, the Company or their Restricted Subsidiaries pursuant to Section 10.6(h) and each principal repayment installment with respect to the Term Loans of such Tranche pursuant to Section 2.3 shall be reduced pro rata by the par value of the aggregate principal amount of Term Loans so purchased; and

provided that there shall be no requirement for the Company or any of its Restricted Subsidiaries to make a representation that, as of the date of any such purchase and assignment, it is not in possession of material non-public information with respect to the Company and/or any Restricted Subsidiary thereof and/or any of their respective securities and all parties to the relevant transactions shall render customary “big boy” disclaimer letters.

(i)            Notwithstanding anything to the contrary contained herein, the replacement of any Lender pursuant to Section 2.24 or 2.26(d) shall be deemed an assignment pursuant to Section 10.6(b) and shall be valid and in full force and effect for all purposes under this Agreement.

(j)            For the purposes of Article 1407, paragraph 1, of the Italian Civil Code, each of the Loan Parties provides its consent to the transfer (cessione), in whole or in part, by any Lender of its rights and obligations under this Agreement and the other Loan Documents (including as a secured creditor (creditore garantito) under the Italian Security) in favor of any Assignee provided that, and only to the

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extent that, such transfer is completed in accordance with the provisions of this Section 10.6. Each Loan Party to this Agreement agrees that upon completion of an assignment or a transfer in accordance with Section 10.6, the Guaranty and the Collateral created under the Security Documents shall be preserved, without novation (novazione) for the benefit of the relevant Assignee.

(k)            Upon request by the Security Agent, the Administrative Agent shall provide the Security Agent with an updated list of Lenders of record.

10.7	Adjustments; Set off.

(a)            Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or Lenders or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)            In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) after the expiration of any cure or grace periods, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any Affiliate, branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8            Counterparts. This Agreement or any acceptance letter to which this Agreement is attached may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts and acceptance letters taken together shall be deemed to constitute one and the same instrument binding the parties hereto and to each such acceptance letter in their applicable capacities. Delivery of an executed signature page of this Agreement by facsimile or electronic (i.e., “pdf” or “tiff”) transmission shall be effective as delivery of a manually executed counterpart hereof or thereof. A set of the copies of this Agreement and/or one or more acceptance letters with respect hereto which, taken together, are signed by all the parties hereto shall be lodged with the Company and the Administrative Agent. Notwithstanding anything to the contrary, the parties agree that any person which executes an acceptance letter with respect to this Agreement or any other Loan Document shall thereby become a party hereto or to such other Loan Document, as applicable, and this Agreement and each other Loan Document accepted by such party pursuant to an acceptance letter shall be binding on such party, in each case to the same extent as if such party executed a counterpart hereof or of such other Loan Document.

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10.9            Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10          Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Company, the Agents and the Lenders with respect to the subject matter hereof and thereof.

10.11          GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

10.12          Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)            submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents and any Letter of Credit to which it is a party (except as to any other Loan Documents, as expressly set forth therein) to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York sitting in the County of New York (the “Federal District Court” and, together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) any Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Section 10.12 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Security Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment and (iii) if all such New York Courts decline jurisdiction over any person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction;

(b)            consents that any such action or proceeding may be brought in the New York Courts and appellate courts from either of them, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)            agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)            agrees that nothing herein shall (i) affect the right to effect service of process in any other manner permitted by law or (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a); and

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(e)            waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages (provided that such waiver shall not limit the indemnification obligations of the Loan Parties to the extent such special, exemplary, punitive or consequential damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under Section 10.5).

10.13	Acknowledgments. The Company hereby acknowledges that:

(a)            it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)            neither the Agents nor any Lender has any fiduciary relationship with or duty to the Company arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on the one hand, and the Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c)            no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, the Company and the Lenders;

(d)            no advisory or agency relationship between it and any Agent or Lender is intended to be or has been created in respect of any of the transactions contemplated hereby,

(e)            the Agents and the Lenders, on the one hand, and the Borrower or the Company, on the other hand, have an arms-length business relationship,

(f)            the Company is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents,

(g)            each of the Agents and the Lenders is engaged in a broad range of transactions that may involve interests that differ from the interests of the Borrower or the Company and none of the Agents or the Lenders has any obligation to disclose such interests and transactions to the Borrower or the Company by virtue of any advisory or agency relationship, and

(h)            none of the Agents or the Lenders has advised the Company as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, the validity, enforceability, perfection or avoidability of any aspect of any of the transactions contemplated hereby under applicable law, including the Bankruptcy Code or any consents needed in connection therewith), and none of the Agents or the Lenders shall have any responsibility or liability to the Company with respect thereto and the Company has consulted with its own advisors regarding the foregoing to the extent it has deemed appropriate. To the fullest extent permitted by law, the Company hereby waives and releases any claims that it may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.14            Confidentiality. The Agents and the Lenders agree to treat any and all information, regardless of the medium or form of communication, that is disclosed, provided or furnished, directly or indirectly, by or on behalf of the Borrower or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby, whether furnished before or after the Closing Date (“Confidential Information”), as strictly confidential and not to use Confidential Information for any purpose other than evaluating the Transactions and negotiating, making available, syndicating and administering this Agreement (the “Agreed Purposes”). Without limiting the foregoing, each Agent and each Lender agrees

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to treat any and all Confidential Information with adequate means to preserve its confidentiality, and each Agent and each Lender agrees not to disclose Confidential Information, at any time, in any manner whatsoever, directly or indirectly, to any other Person whomsoever, except (1) to its partners that are natural persons, members that are natural persons, directors, officers, employees, counsel, advisors, trustees, Affiliates (including natural persons, directors, officers, employees, counsel, advisors, trustees thereof) and other representatives (collectively, the “Representatives”), to the extent necessary to permit such Representatives to assist in connection with the Agreed Purposes (it being understood that the Representatives to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (2) to any pledgee referred to in Section 10.6(e) and prospective Lenders and participants in connection with the syndication (including secondary trading) of the Facilities and Commitments and Loans hereunder, in each case who are informed of the confidential nature of the information and agree to observe and be bound by standard confidentiality terms, (3) to any party or prospective party (or their advisors) to any swap, derivative or insurance transaction under which payments are made by reference to the Borrower and the Obligations, this Agreement or payments hereunder, in each case who are informed of the confidential nature of the information and agree to observe and be bound by standard confidentiality terms, (4) upon the request or demand of any Governmental Authority having or purporting to have jurisdiction over it, (5) in response to any order of any Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (6) to the extent reasonably required or necessary, in connection with any litigation or similar proceeding relating to the Facilities, (7) information that has been publicly disclosed other than in breach of this Section 10.14, (8) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or in connection with examinations or audits of such Lender, (9) to the extent reasonably required or necessary, in connection with the exercise of any remedy under the Loan Documents, (10) to the extent the Borrower has consented to such disclosure in writing, (11) to any other party to this Agreement, (12) by the Administrative Agent to the extent reasonably required or necessary to obtain a CUSIP for any Loans or Commitment hereunder, to the CUSIP Service Bureau or (13) to Bloomberg, LSTA and similar market data collectors and service providers with respect to the syndicated lending industry, including for league table credit purposes (provided that such information is limited to the type and amount of the Facilities). Each Agent and each Lender acknowledges that (i) Confidential Information includes information that is not otherwise publicly available and that such non-public information may constitute confidential business information which is proprietary to the Borrower and (ii) the Borrower has advised the Agents and the Lenders that it is relying on the Confidential Information for its success and would not disclose the Confidential Information to the Agents and the Lenders without the confidentiality provisions of this Agreement. All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Assumption, the provisions of this Section 10.14 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or a Lender, respectively. Nothing in any Loan Document shall prevent disclosure of any Confidential Information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Loan Documents or any transaction carried out in connection with any transaction contemplated by the Loan Documents to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.

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For the avoidance of doubt, nothing in this confidentiality provision shall prohibit the Agents, the Lenders or any of their affiliates or any of the respective officers, directors, employees, advisors, affiliates and agents of such persons from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this confidentiality provision shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

10.15            Release of Collateral and Guarantee Obligations; Subordination of Liens.

Each of the Lenders, other Secured Parties and Agents hereby irrevocably:

(a)            agree that the Liens granted to the Administrative Agent or the Security Agent by the Loan Parties on any Collateral shall be immediately and automatically released, in each case, without any further action by any Person:

(i)            upon termination of the Commitments and payment in full of all Obligations in cash and in immediately available funds (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) any Secured Hedging Obligations) (the date of such termination and payment, the “Termination Date”);

(ii)            upon the sale, disposition, distribution or other transfer of such Collateral as part of or in connection with any transaction permitted hereunder or under any other Loan Document, in each case to a Person that is not a Loan Party;

(iii)            subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders;

(iv)	to the extent required by the terms of the Applicable Intercreditor Agreement;

(v)            to the extent such Collateral of any U.S. Loan Party is or becomes Excluded Collateral as a result of an occurrence not prohibited hereunder (including any Mortgaged Property which was not previously located in an area designated as a special flood hazard having been designated as a special flood hazard area); and

(vi)            to the extent such Collateral is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b)            authorize the Administrative Agent and the Security Agent, and each of the Administrative Agent and the Security Agent shall be required to, to the extent requested by the Company, release or subordinate any Lien on any property (and execute and deliver any release documentation required in connection therewith) granted to or held by the Administrative Agent or Security Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.3(c), (d), (g)(securing debt incurred under Section 7.2(c), (g), (r) or (u)(I)), (j), (o), (r), (t), (w) and (dd);

(c)            agree that a Guarantor (other than the Company and the Borrower) shall be immediately and automatically released from any applicable Guaranty and its obligations thereunder if such Person ceases to be a Restricted Subsidiary or otherwise becomes an Excluded Subsidiary as a result of a transaction, event or designation permitted hereunder, or to the extent required by the Applicable Intercreditor Agreement; and

(d)            authorize the Administrative Agent and the Security Agent, and each of the Administrative Agent and the Security Agent shall be required to, to the extent requested by the Company

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or to the extent provided for under this Agreement, establish intercreditor arrangements (including the Applicable Intercreditor Agreement) as contemplated by this Agreement, provided that, no Guarantor shall automatically be released and no liens on Collateral of such Guarantor shall automatically be released solely as a result of such Guarantor ceasing to be a Wholly Owned Subsidiary of the Company if (i) such Guarantor remains a Restricted Subsidiary of the Company and the disposition of Capital Stock of such Guarantor pursuant to which it ceased to be a Wholly Owned Subsidiary of the Company was undertaken for the primary purpose of causing such Guarantor to cease to be a Guarantor or (ii) such Guarantor remains a Restricted Subsidiary of the Company, and the other owners of Company in such Guarantor are Affiliates of the Company; provided, further that upon the release of a Guarantor as a result of ceasing to be a Wholly Owned Subsidiary that, after such release is a Restricted Subsidiary of the Company, the Company shall be deemed to have made an investment in such Restricted Subsidiary in the amount of its remaining interest therein.

Upon request by the Administrative Agent at any time, the Required Lenders will promptly confirm in writing the Administrative Agent’s and the Security Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.15; provided that absent such confirmation in writing from the Required Lenders, the act of the Administrative Agent or the Security Agent making such request shall not prohibit the Administrative Agent or the Security Agent from releasing or subordinating its interests if it otherwise conclusively relies on a certificate of the Borrower or the Company. In each case as specified in this Section 10.15, the Administrative Agent and Security Agent will (and each Lender and Agent irrevocably authorizes the Administrative Agent and the Security Agent to), at the Company’s sole cost and expense, promptly execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Security Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.15; provided that, if reasonably requested by the Administrative Agent, the Company shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Company certifying that the release or subordination of such Collateral is permitted under the Loan Documents (and for the avoidance of doubt, no other documentation or information shall be required to be provided by the Company or any Restricted Subsidiary). Each of the Security Agent and the Administrative Agent shall be entitled to rely and shall rely exclusively on such Responsible Officer’s certification and the Security Agent and the Administrative Agent will be fully exculpated from any liability and shall be fully protected and shall not have any liability whatsoever to any Secured Party as a result of such reliance or the consummation of any release or subordination. Additionally, the Administrative Agent and Security Agent shall promptly return any possessory collateral to the Company in connection with the releases of Collateral and Guarantors contemplated by this Section 10.15; provided, that in the event that the Administrative Agent or the Security Agent loses or misplaces any possessory collateral delivered to the Administrative Agent or the Security Agent by any Loan Party, upon reasonable request of the Company, the Administrative Agent or the Security Agent shall provide a loss affidavit to the Company, in form and substance reasonably satisfactory to the Company.

No holder of any Secured Hedging Obligation in its capacity as such shall have any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement or any other Loan Document.

10.16            Accounting Changes. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial ratios, standards or terms in this Agreement, then following notice either from the Company to the Administrative Agent or from the Administrative Agent to the Company (which the Administrative Agent shall give at the request of the

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Required Lenders), the Company and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. If any such notices are given then, unless the Company notifies the Administrative Agent that it would be unduly burdensome on the Company to do so (as determined in good faith by the Company, which determination shall be conclusive), regardless of whether such notice is given prior to or following such Accounting Change, until such time as such an amendment shall have been executed and delivered by the Company, the Administrative Agent and the Required Lenders and have become effective, all financial ratios, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. Any amendment contemplated by the prior sentence shall become effective upon the consent of the Required Lenders, it being understood that a Lender shall be deemed to have consented to and executed such amendment if such Lender has not objected in writing within five Business Days following receipt of notice of execution of the applicable amendment by the Company and the Administrative Agent, it being understood, that the posting of an amendment referred to in the preceding sentence electronically on SyndTrak, IntraLinks/IntraAgency or another relevant website with notice of such posting by the Administrative Agent to the Required Lenders shall be deemed adequate receipt of notice of such amendment. “Accounting Changes” refers to (A) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC, in each case, occurring after the Closing Date, including any change to IFRS contemplated by the definition of “U.S. GAAP” and (B) any change in the application of an Applicable Accounting Standards by the Company (including pursuant to a change in such Applicable Accounting Standard in accordance with the definition thereof).

10.17            WAIVERS OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND FOR ANY COUNTERCLAIM THEREIN.

10.18            USA PATRIOT ACT. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Publ. 107 56 (signed into law October 26, 2001)) (the “USA Patriot Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of such Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the USA Patriot Act and the Beneficial Ownership Regulation, and the Borrower agrees to provide such information from time to time to any Lender or Agent reasonably promptly upon request from such Lender or Agent.

10.19            Effect of Certain Inaccuracies. In the event that any financial statement delivered pursuant to Section 6.1(a) or (b) or any Compliance Certificate delivered pursuant to Section 6.2(b) is inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin or Applicable Commitment Fee Rate for any period (an “Applicable Period”) than the Applicable Margin or Applicable Commitment Fee Rate for such Applicable Period, then (i) promptly following the correction of such financial statement by the Borrower, the Borrower shall deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin or Applicable Commitment Fee Rate for the Test Period preceding the delivery of such corrected financial statement and Compliance Certificate shall be determined based on the corrected Compliance Certificate for such Applicable Period and (iii) the Borrower shall promptly pay to the Administrative Agent the accrued additional interest or commitment fees owing as a result of such increased

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Applicable Margin or Applicable Commitment Fee Rate for such Test Period. This Section 10.19 shall not limit the rights of the Administrative Agent or the Lenders hereunder, including under Section 8.1.

10.20            Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.20 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender. Notwithstanding anything in this Agreement and/or any other Loan Document to the contrary, the parties hereto agree and accept that in no event shall the overall remuneration applicable to the Loans (including interest, default interest, fees, original issue discounts, premium, charges, redemption fees, expenses and other costs and any other form of compensation related to the Loans) (the “Total Remuneration”) due by an obligor or guarantor incorporated in Italy exceed the highest rate permitted under applicable law (including, for the avoidance of doubt, the Italian Usury Law). If the Total Remuneration paid or payable in respect of the Loans at any time due by an obligor or guarantor incorporated in Italy is deemed to exceed the maximum rate permitted by the Italian Usury Law, then the Total Remuneration shall be automatically and immediately reduced to the maximum admissible remuneration pursuant to the Italian Usury Law, for, and limited to, the period during which it is not possible to apply the remuneration as originally provided.

10.21            Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Issuing Lender or any Lender, or the Administrative Agent, any Issuing Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders and the Issuing Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.22            Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in this Agreement, any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby, including any Borrowing Notice, shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein

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to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.23            Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document;

the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

10.24            Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

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(b)	As used in this Section 9.18, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)

(ii)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)            a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.25            Limitations on Guarantees and Security. Notwithstanding any provision to the contrary in any Loan Document (but subject to the Agreed Security Principles), (I) no guarantees by, nor any proceeds of enforcement of any guarantees by, any direct or indirect Subsidiaries of the Company (other than the Borrower or a direct or indirect Subsidiary of the Borrower) and (II) no assets, nor any proceeds of enforcement of any security interest granted over assets, of the Company or any direct or indirect Subsidiaries of the Company (other than (w) assets of the Borrower or a direct or indirect Subsidiary of Borrower, (x) Capital Stock of the Borrower owned directly or indirectly by the Company, (y) other Capital Stock of any Restricted Subsidiary owned directly by the Company and (z) subject to the Agreed Security Principles, assets of the Company that constitute Pro Rata Collateral; provided, that the pledge of any Capital Stock in any Subsidiary treated as Controlled Foreign Entity or FSHCO that is owned directly by the Company shall not exceed 65% of the voting Capital Stock of such Subsidiary and 100% of the non-voting Capital Stock, if any, of such Subsidiary) shall, in each case, be required to be provided or applied or otherwise available to any Secured Party to guarantee, secure, support or satisfy any obligations of the Borrower or a direct or indirect Subsidiary of the Borrower under any Loan Documents or any guarantee thereof by the Company. The Loan Parties, the Lenders, the Agents, the Administrative Agent, the Security Agent and the other Secured Parties agree that any pledge, guaranty or security, or similar interest, made or granted in contravention of this Section 10.25 shall be void ab initio.

10.26	Judgment Currency

(a)            If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.

(b)            The obligations of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated

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in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agree to return the amount of any excess to the Borrower (or to any other person who may be entitled thereto under applicable law).

10.27	Waiver of Sovereign Immunity

Each Loan Party that is incorporated outside the U.S., in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such Loan Party or its respective Subsidiaries or any of its or its respective subsidiaries’ properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the U.S. or elsewhere, to enforce or collect upon the Loans or any Loan Document or any other liability or obligation of such Loan Party or any of their respective Subsidiaries related to or arising from the transactions contemplated by any of the Loan Documents, including, without limitation, immunity from suit, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Loan Party, for itself and on behalf of its Subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable Law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the U.S. or elsewhere. Without limiting the generality of the foregoing, each Loan Party further agrees that the waivers set forth in this Section 10.27 shall be effective to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the U.S. and are intended to be irrevocable for purposes of such Act.

10.28	Appointment of Service of Process Agent

Each Loan Party that is organized under the laws of a jurisdiction outside the United States hereby appoints the Borrower as its agent for service of process in any matter related to this Agreement or the other Loan Documents, and the Borrower duly accepts such appointment.

10.29	Italian Transparency Provisions

For the purposes of the transparency rules set forth in the CICR resolution of 4 March 2003 and by the “Disposizioni sulla trasparenza delle operazioni e dei servizi bancari e finanziari – correttezza delle relazioni tra intermediari e clienti” issued by the Bank of Italy on 30 September 2016 and published on the Italian Official Gazette on 21 October 2016 (as subsequently amended and supplemented), the Loan Parties hereby acknowledge and confirm that this Agreement (and each of the provisions thereof) has been specifically negotiated with the support of legal advisors on each side. Accordingly, this Agreement falls within the class of agreements “that have been specifically negotiated” (“che costituiscono oggetto di trattativa individuale”) to which the provisions set out under section II of the above “Disposizioni sulla trasparenza” do not apply.

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10.30            Intercreditor Accession. In consideration of each Secured Party being accepted as a Senior Lender, Senior Agent and/or Senior Lead Arranger (as applicable) (such Secured Party, an “Acceding Party”) for the purposes of the Intercreditor Agreement, the Acceding Party confirms that, as from the date such Acceding Party became a Secured Party hereunder, it intends to be party to the Intercreditor Agreement as a Senior Lender, Senior Agent and/or Senior Lead Arrangers (as applicable) and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender, Senior Agent and/or Senior Lead Arrangers (as applicable) and agrees that (i) it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement (including the appointment of the Security Agent under Clause 19 (The Security Agent) of the Intercreditor Agreement) and (ii) shall be deemed to have agreed to appoint and accepted the appointment of the Security Agent to act as its security agent and mandatario con rappresentanza pursuant to Italian law and to have authorised the Security Agent to perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Intercreditor Agreement and the other Loan Documents, together with any other incidental rights, power and discretions and such others rights and faculties indicated in the Intercreditor Agreement and/or the other Loan Documents. The Acceding Party expressly ratifies and approves any and all acts done by the Security Agent on its behalf prior to such Acceding Party becoming a Secured Party hereunder.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BENDING SPOONS US INC.,
as Borrower

By:
Name:
Title:

[Signature Page to Credit Agreement]

BENDING SPOONS OPERATIONS S.P.A.,
as the Company

By:
Name:
Title:

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

INTESA SANPAOLO S.PA.,
as Security Agent

By:
Name:
Title:

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as an Issuing Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

MIZUHO BANK, LTD.,
as a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK EUROPE SE,
as a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

MUFG BANK, LTD.,
as a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.,
as a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

SCHEDULE 1.1A

Agreed Security Principles

1.	AGREED SECURITY PRINCIPLES

(a)	The guarantees and security to be provided under the Loan Documents will be given in accordance with, and subject to, the security principles set out in this Schedule (the “Agreed Security Principles”). This Schedule identifies the Agreed Security Principles and addresses the manner in which the Agreed Security Principles will impact on and determine the extent and terms of the guarantees and security proposed to be provided in relation to the Obligations.

(b)	The Agreed Security Principles embody the recognition by all parties that there may be certain legal and practical difficulties in obtaining effective or commercially reasonable guarantees and/or security from all relevant members of the Company and its Restricted Subsidiaries (collectively, the “Company Group”) in each jurisdiction in which it has been agreed that guarantees and security will be granted by those members. In particular:

(i)	general legal and statutory limitations, regulatory restrictions, financial assistance, anti-trust and other competition authority restrictions, corporate benefit, fraudulent preference, equitable subordination, “transfer pricing”, “thin capitalisation”, “earnings stripping”, “controlled foreign corporation” and other tax restrictions, “exchange control restrictions”, “capital maintenance” rules and “liquidity impairment” rules, tax restrictions, retention of title claims, employee consultation or approval requirements and similar principles may limit the ability of a member of the Company Group to provide a guarantee or security or may require that the guarantee or security be limited as to amount or otherwise and, if so, the guarantee or security will be limited accordingly, provided that, to the extent requested by the Security Agent before signing any applicable security or accession document, the relevant member of the Company Group shall use reasonable endeavours (but without incurring material cost and without adverse impact on relationships with third parties) to overcome any such obstacle or otherwise such guarantee or security document shall be subject to such limit;

(ii)	a key factor in determining whether or not (and the terms on which) a guarantee or security will be taken (and in respect of the security, the extent of its perfection and/or registration) is the applicable time and cost (including adverse effects on taxes, interest deductibility, stamp duty, registration costs and taxes or similar taxes, notarial costs, guarantee fees payable to any person that is not a member of the Company Group and all applicable legal fees) which will not be disproportionate to the benefit accruing to the Secured Parties of obtaining such guarantee or security;

(iii)	given that the parties to this Agreement have agreed not use the Imposta Sostitutiva regime pursuant to article 15 and subsequent of Italian

Presidential Decree No. 601/1973 as amended and supplemented from time to time, security that requires payment in Italy of an ad valorem registration Tax, stamp duty or similar taxes on the amount of the security obligations will not be taken (i) unless it can be executed by way of exchange of correspondence or in any other form required under the applicable law (other than Italian law) governing the relevant security which does not give rise to any such ad valorem registration Tax, stamp duty or similar taxes, or (ii) if said taxed can be minimized on execution (including through a cap to the Obligations secured by the applicable Security Document as agreed between the Security Agent and the Company);

(iv)	members of the Company Group shall not be required to bear any costs or expenses in relation to notarisation of any powers of attorney, that may be required in connection with entering into any Security Documents;

(v)	members of the Company Group will not be required to give guarantees or enter into security documents if they are not wholly owned by another member of the Company Group or if it is not within the legal capacity of the relevant members of the Company Group or if it would conflict with the fiduciary or statutory duties of their directors or contravene any applicable legal, regulatory or contractual prohibition or restriction or have the potential to result in a material risk of personal or criminal liability for any director or officer of or for any member of the Company Group, provided that, to the extent requested by the Security Agent before signing any applicable security document or accession document, the relevant member of the Company Group shall use reasonable endeavours (but without incurring material cost and without adverse impact on relationships with third parties) to overcome any such obstacle or otherwise such guarantee or security document shall be subject to such limit or paying any significant fees or third party expenses;

(vi)	guarantees and security will be limited so that the aggregate of notarial costs and all registration and like taxes and duties relating to the provision of security will not exceed an amount to be agreed between the Company (or its written designee) and the Security Agent;

(vii)	where a class of assets to be secured includes material and immaterial assets, if the cost of granting security over the immaterial assets is disproportionate to the benefit of such security, security will be granted over the material assets only;

(viii)	it is expressly acknowledged that it may be either impossible or impractical (as reasonably determined by the Company) grant guarantees or to create security over certain categories of assets in which event such guarantees will not be taken and security will not be taken over such assets (as applicable);

(ix)	any asset subject to a legal requirement, contract, lease, licence, instrument, regulatory constraint (including any agreement with any government or regulatory body) or other third party arrangement, which may prevent or condition the asset from being charged, secured or being subject to the applicable security document (including requiring a consent of any third party, supervisory board or works council (or equivalent)) and any asset which, if subject to the applicable security document, would give a third party the right to terminate or otherwise amend any rights, benefits and/or obligations with respect to any member of the Company Group in respect of the asset or require the relevant chargor to take any action materially adverse to the interests of the Company Group or any member thereof, in each case will be excluded from a guarantee or security document, provided that reasonable endeavours (exercised for a specified period of time) to obtain consent to charging any asset (where otherwise prohibited) shall be used by the Company Group if the Security Agent specifies prior to the date of the security or accession document that the asset is material and the Company (or its written designee) is satisfied that such endeavours will not involve placing relationships with third parties in jeopardy;

(x)	the giving of a guarantee, the granting of security and the registration and/or the perfection of the security granted will not be required if it would be unduly burdensome or restrict the ability of the relevant member of the Company Group to conduct its operations and business in the ordinary course as otherwise permitted by the Loan Documents (including dealing with the secured assets and all contractual counterparties or amending, waiving or terminating (or allowing to lapse) any rights, benefits or obligations, in each case prior to a Senior Acceleration Event (as defined in the Intercreditor Agreement) which is continuing), and any requirement under the Agreed Security Principles to seek consent of any person or take or not take any other action shall be subject to this paragraph (x);

(xi)	any security document will only be required to be notarised if required by law in order for the relevant security to become effective or admissible in evidence in the applicable jurisdiction where such assets are located;

(xii)	no guarantee or security will be required to be given by or over any Person and/or assets acquired (and no consent shall be required to be sought with respect thereto) which are required to support acquired indebtedness to the extent such acquired indebtedness is permitted by this Agreement to remain outstanding after an acquisition. No member of a target group or other entity acquired pursuant to an acquisition not prohibited by this Agreement shall be required to become a Guarantor or grant security with respect to the Obligations if prevented by the terms of the documentation governing that acquired indebtedness (or any Permitted Refinancing thereof) or if becoming a Guarantor or the granting of any security would give rise to an obligation (including any payment obligation) under or in relation thereto; no security will be granted over any asset secured for the benefit of any Indebtedness permitted pursuant to the terms of this Agreement and/or to the extent constituting a Lien permitted pursuant to the terms of this Agreement unless specifically required by a Loan Document to the contrary;

(xiii)	to the extent possible and unless required by applicable law, there should be no action required to be taken in relation to the guarantees or security when any lender assigns or transfers any of its participation to a new lender (and, unless explicitly agreed to the contrary in this Agreement, no member of the Company Group shall bear or otherwise be liable for any taxes, any notarial, registration or perfection fees or any other costs, fees or expenses that result from any assignment or transfer by a Secured Party);

(xiv)	no title investigations or other diligence on assets will be required and no title insurance will be required;

(xv)	security will not be required over any assets subject to security in favour of a third party (other than in relation to security under general business conditions of account banks which do not prohibit or prevent the creation of Liens securing the Obligations over such accounts) or any cash constituting regulatory capital or customer cash (and such assets or cash shall be excluded from any relevant security document);

(xvi)	to the extent legally effective, all security will be given in favour of the Security Agent and not the secured creditors individually (with the Security Agent to hold one set of security documents for all the Secured Parties); “parallel debt” provisions will be used where necessary (and included in the Intercreditor Agreement and not the individual security documents) and in no event will “parallel debt” provisions apply to Security Documents governed by Italian law; no member of the Company Group will be required to take any action in relation to any guarantees or security as a result of any assignment or transfer by a Lender;

(xvii)	guarantees and security will not be required from or over the assets of, any joint venture or similar arrangement, any minority interest or any member of the Company Group that is not wholly-owned by another member of the Company Group;

(xviii)	each security document shall be deemed not to restrict or condition any transaction not prohibited under this Agreement or the Intercreditor Agreement and the security granted under each security document entered into after the Closing Date shall be deemed to be subject to these Agreed Security Principles, before and after the execution of the relevant security document and creation of the relevant security;

(xix)	no security may be provided on terms which are inconsistent with the turnover or sharing provisions in the Intercreditor Agreement;

(xx)	the Secured Parties (or any agent or similar representative appointed by them at the relevant time) will not be able to exercise any power of attorney or set-off granted to them under the terms of the Loan Documents prior to the occurrence of a Senior Acceleration Event which is continuing;

(xxi)	no guarantee or security shall guarantee or secure any “Excluded Swap Obligations” defined in accordance with the LSTA Market Advisory Update dated February 15, 2013 entitled “Swap Regulations’ Implications for Loan Documentation”, and any update thereto by the LSTA;

(xxii)	no perfection, filing or other action will be required with respect to assets of a type not owned by any Loan Party or in a jurisdiction that is an Excluded Jurisdiction or otherwise over the shares of a member of the Company Group located in an Excluded Jurisdiction;

(xxiii)	no translation of any document relating to any security or any asset subject to any security will be required to be prepared or provided to the Secured Parties, unless (i) required for such documents to become effective or admissible in evidence and (ii) a Senior Acceleration Event is continuing; and

(xxiv)	the Security Agent (or any other applicable Agent) shall, in the event of any conflict or inconsistency between any term of the Agreed Security Principles and any term of the Loan Documents, promptly following written request of the Company (i) enter into such amendments to such Loan Documents; and/or (ii) release and terminate such Loan Documents and enter into a replacement Loan Documents on such amended terms, in each case, as the Company determines (acting reasonably) shall be necessary or desirable to cure such conflict or inconsistency.

(c)	Notwithstanding any term of any Loan Document, no loan or other obligation of a US Person under any Loan Document may be, directly or indirectly:

(i)	guaranteed by a “controlled foreign corporation” (as defined in Section 957(a) of the Internal Revenue Code) that is owned (within the meaning of Section 958(a) of the Internal Revenue Code) by a US Person (such entity owned by a US Person, a “CFC”) or by an entity substantially all the assets of which consist of equity interests (or equity interests and indebtedness) of one or more CFCs (a “FSHCO”), or guaranteed by a subsidiary of a CFC or FSHCO;

(ii)	secured by any assets of a CFC, FSHCO or a subsidiary of a CFC or a FSHCO (including any CFC or FSHCO equity interests held directly or indirectly by a CFC or FSHCO);

(iii)	secured by a pledge or other security interest in excess of 65 per cent. of the voting equity interests (and 100 per cent. of the non-voting equity interests) of a CFC or FSHCO; or

(iv)	guaranteed by any subsidiary or secured by a pledge of or security interest in any subsidiary or other asset, if it would result in material adverse US tax consequences as reasonably determined by the Company (or its written designee) and the Agent.

2.	GUARANTEES

Subject to the guarantee limitations set out in the Loan Documents, each guarantee will be an upstream, cross-stream and downstream guarantee for all liabilities of the Loan Parties under the Loan Documents in accordance with, and subject to, the requirements of these Agreed Security Principles in each relevant jurisdiction (references to “security” to be read for this purpose as including guarantees). Security documents will secure the guarantee obligations of the relevant security provider or, if such security is provided on a third party basis, all liabilities of the Loan Parties under the Loan Documents, in each case in accordance with, and subject to, the requirements of these Agreed Security Principles in each relevant jurisdiction.

3.	GOVERNING LAW AND SCOPE OF SECURITY

(a)	The guarantees and security to be provided in respect of the Obligations in accordance with the Agreed Security Principles are only to be given by (with respect to Liens securing the Obligations only) Holdings (together with any other Person which is not a member of the Company Group who grants a Lien to secure the Obligations, each a “Third Party Security Provider”) and (with respect to security and guarantees) Material Subsidiaries incorporated in a jurisdiction other than an Excluded Jurisdiction and no security or guarantees shall be required to be given by entities which are incorporated in Excluded Jurisdictions or by (or over shares, ownership interests or investments in) any joint venture or similar arrangement, any minority interest or any member of the Company Group that is not wholly owned by another member of the Company Group (in each case unless the Company (in its sole discretion) has elected that such members of the Company Group have become Guarantors).

(b)	The parties agree that the overriding intention, subject to paragraph (a) above, is for security only to be granted (or reconfirmed) by:

(i)	the Third Party Security Provider in respect of all structural funding loans referred to in the TSM granted by the Third Party Security Provider to the Company (if any);

(ii)	the Third Party Security Provider over the issued share capital of the Company;

(iii)	a Loan Party over the issued share capital of another Loan Party; and

(iv)	a Loan Party over structural intra-Company Group funding loans (if any),

(the “Overriding Principle”) and that no other security shall be required to be given by Holdings and/or any other member of the Company Group or in relation to any other asset unless specifically otherwise requested or agreed to by the Company (or its written designee) (in its absolute discretion).

(c)	All security (other than share security and security over intercompany receivables) will be governed by the law of, and secure only assets located in, the jurisdiction of incorporation of the applicable grantor of the security and no action in relation to security (including any perfection step, further assurance step, filing or registration) will be required in jurisdictions where the grantor of the security is not incorporated. Share security over any subsidiary will be governed by the law of the place of incorporation of that subsidiary. Any security over a structural intercompany loan between the Third Party Security Provider and the Company, in respect of the on-lend of equity contributions will be governed by the governing law of such structural intra-group loan document or English law.

(d)	In the event of any Loan Parties incorporated in jurisdictions in which “all assets” security is customary, the Company and the Agent shall discuss in good faith and acting reasonably agree whether any such “all assets” security may be necessary to reflect the market practice for senior secured lending in such Loan Parties’ jurisdictions, in any case subject to the other Agreed Security Principles set out in this Schedule.

4.	TERMS OF SECURITY DOCUMENTS

The following principles will be reflected in the terms of any security taken in connection with the Obligations:

(a)	security will not be enforceable or crystallise until the occurrence of a Senior Acceleration Event which is continuing;

(b)	the beneficiaries of the security or any Agent will only be able to exercise a power of attorney following the occurrence of a Senior Acceleration Event which is continuing;

(c)	the security documents should only operate to create security rather than to impose new commercial obligations or repeat clauses in other Loan Documents; accordingly:

(i)	they should not contain additional representations, undertakings or indemnities (including, without limitation, in respect of insurance, information, maintenance or protection of assets, further assurance or the payment of fees, costs and expenses) unless these are the same as or consistent with those contained in this Agreement and are required for the creation or perfection of security or are given in a “third party” security document, unless already included in this Agreement; and

(ii)	nothing in any security document shall (or be construed to) prohibit any transaction, matter or other step (or a grantor of security taking or entering into the same) or dealing in any manner whatsoever in relation to any asset (including all rights, claims, benefits, proceeds and documentation, and contractual counterparties in relation thereto) the subject of (or expressed to be the subject of) the security agreement if not prohibited by the terms of the other Loan Documents (and accordingly to such extent, the Security Agent shall promptly effect releases, confirmations, consents to deal or similar steps always at the cost of the relevant grantor of the security);

(d)	no security will be granted over parts, stock, moveable plant, equipment or receivables if it would require labelling, segregation or periodic listing or specification of such parts, stock, moveable plant, equipment or receivables;

(e)	perfection will not be required in respect of (i) vehicles and other assets subject to certificates of title or (ii) letter of credit rights and tort claims (or the local law equivalent);

(f)	in no event shall control agreements (or perfection by control or similar arrangements) be required with respect to any assets (including deposit or securities accounts) (unless the Loan Documents expressly provide for any specific account (by reference to its purpose) to be subject to specific restrictions on use);

(g)	security will, where possible and practical, automatically create security over future assets of the same type as those already secured; where local law requires supplemental pledges, lists of assets or notices to be delivered in respect of future acquired assets in order for effective security to be created over that class of asset, such supplemental pledges, lists of assets or notices will be provided only upon request of the Security Agent and at intervals no more frequent than annually (unless required more frequently under local law);

(h)	where a Loan Party is free to dispose of an asset forming part of the Collateral pursuant to the terms of the Loan Documents, the Security Agent is under an obligation to release such asset upon request by the Company and will be entitled to do so without the consent of any of the Lenders;

(i)	the Security Agent shall, upon request by the Company, execute, deliver and otherwise implement any guarantee and/or security release and/or amendment of the security documents necessary or desirable to effect any permitted reorganisation, or any transaction permitted or not prohibited by the terms of the Loan Documents (and shall be entitled to do so without the consent of any Lenders);

(j)	each security document must contain a clause which records that if there is a conflict between the security document and this Agreement or the Intercreditor Agreement then (to the fullest extent permitted by law) the provisions of this Agreement or (as applicable) the Intercreditor Agreement will take priority over the provisions of the security document (and that, if requested to do so by (and at the cost of) the Company, the Security Agent will enter into such amendments, waivers or consents as are necessary to remove such conflict); and

(k)	each security document must contain a clause substantially similar to the following:

Notwithstanding anything to the contrary in this Agreement but without prejudice to the creation or perfection of any security interest under this Agreement, the terms of this Agreement shall not operate or be construed so as to prohibit or restrict any transaction, matter or other step (or the [security grantor] taking or entering into the same or dealing in any manner whatsoever in relation to any asset (including all rights, claims, benefits, proceeds and documentation, and contractual counterparties in relation thereto)) no prohibited by the Debt Documents (as defined in the Intercreditor Agreement) (other than this Agreement), and the Security Agent shall promptly enter into such documentation and/or take such other action in relation to this Agreement as is required by the [security grantor] (acting reasonably) in order to facilitate any such transaction, matter or other step, including, but not limited to, by way of executing any confirmation, consent to dealing, release or other similar or equivalent document, or returning any physical collateral.

5.	RECEIVABLES

Without prejudice to the Overriding Principle, if a Loan Party grants security over any of its receivables it will be free to deal with, amend, waive or terminate those receivables in the course of its business until the occurrence of a Senior Acceleration Event which is continuing. No notice of security may be prepared or served until the occurrence of a Senior Acceleration Event which is continuing (other than security over structural intra-group loans). To the extent required to be provided in order for effective security to be created, any list of receivables so provided will not include details of the underlying contracts (but may include non-sensitive generic information to the extent that would allow for the creation of security) and will not be required to be updated after the delivery of the first list by any Material Subsidiary. If required under local law, security over receivables will be registered subject to the general principles set out in these Agreed Security Principles following the occurrence of a Senior Acceleration Event which is continuing.

6.	SHARES

(a)	Security over shares, stocks or partnership interests will be limited to those over a Loan Party or Material Subsidiary which are not incorporated in an Excluded Jurisdiction.

(b)	Until a Senior Acceleration Event has occurred and is continuing, the legal title of the shares will remain with the relevant grantor of the security (unless transfer of title on granting such security is customary in the applicable jurisdiction) and any grantor of share security will be permitted to retain and to exercise voting rights and powers in relation to any shares and other related rights charged by it and receive, own and retain all assets and proceeds in relation thereto without restriction or condition.

(c)	Where customary and applicable as a matter of law, following a request by the Security Agent, on, or as soon as reasonably practicable following execution (and taking into account any stamping requirements in respect of any stock transfer form (or applicable law equivalent)) of the security or accession document, the applicable share certificate (or other documents evidencing title to the relevant shares) and a stock transfer form executed in blank (or applicable law equivalent) will be provided to the Security Agent upon its request.

(d)	(other than in respect of Loan Parties organized under the laws of Italy whose shares are envisaged to be subject to Liens securing the Obligations), no amendments to any constitutional documents will be required.

(e)	No security shall be required to be granted over any shares or ownership interests in any person which are not directly owned by a Loan Party other than Holdings with respect to the pledge over shares of the Company.

SCHEDULE 1.1B

Closing Date Security Documents

1.	The Reaffirmation Agreement, dated as of the Closing Date, between the Borrower, Brightcove Holdings, Inc., Brightcove Inc., the Company and the Security Agent, in relation to the US Collateral Agreement and the US Pledge Agreement.

2.	The Dutch Security Agreement, dated 30 August 2024, between the Company, as pledgor, and the Security Agent, as pledgee.

3.	The Deed of Pledge Over Registered Shares of The Creative Productivity Group B.V. dated 30 August 2024, between the Company, as pledgor, The Creative Productivity Group B.V., as company, and the Security Agent, as pledgee.

4.	Luxembourg Security Confirmation Agreement

5.	(Confirmation of) Dutch security agreement/ deed of pledge of shares in Creative Productivity Group B.V.

SCHEDULE 1.1C

Permitted Pre-Close Holdings Loans

None.

SCHEDULE 2.1

Commitments

Initial Lender	Tranche A Term Commitment
Wells Fargo Bank, National Association	$160,000,000
JPMorgan Chase Bank, N.A.	$105,000,000
Mizuho Bank, Ltd.	$120,000,000
Goldman Sachs Bank Europe SE	$130,000,000
Sumitomo Mitsui Banking Corporation	$75,000,000
MUFG Bank, Ltd.	$70,000,000
TOTAL	$660,000,000

Initial Lender	Revolving Commitment
Wells Fargo Bank, National Association	$40,000,000
JPMorgan Chase Bank, N.A.	$35,000,000
Mizuho Bank, Ltd.	$25,000,000
Morgan Stanley Senior Funding, Inc.	$35,000,000
MUFG Bank, Ltd.	$30,000,000
Sumitomo Mitsui Banking Corporation	$30,000,000
TOTAL	$195,000,000

SCHEDULE 4.3

Existence; Compliance with Law

None.

SCHEDULE 4.6

Litigation

None.

SCHEDULE 4.7A

Ownership of Property; Liens

None.

SCHEDULE 4.7B

Material Real Property

None.

SCHEDULE 4.13

Subsidiaries

(a)	Subsidiaries:

Entity	Jurisdiction of Incorporation	Parent	Class of Equity Interest	Percentage Held, directly or indirectly, by a Loan Party	Unrestricted
Bending Spoons Apps ApS	Denmark	Bending Spoons Operations S.p.A.	Shares	100%	No
Easy Tiger Apps ApS	Denmark	Mosaic S.r.l.	Shares	100%	No
Fonts ApS	Denmark	Bending Spoons Operations S.p.A.	Shares	100%	No
Remini Web ApS	Denmark	Bending Spoons Operations S.p.A.	Shares	100%	No
Splice Video Editor S.r.l.	Italy	Bending Spoons Operations S.p.A.	Quotas	100%	No
AI Creativity S.r.l.	Italy	Bending Spoons Operations S.p.A.	Quotas	100%	No
Mosaic S.r.l.	Italy	Bending Spoons Operations S.p.A.	Quotas	100%	No
Bending Spoons US Inc.	Delaware	Bending Spoons Operations S.p.A.	Common Shares	100%	No
Bending Spoons UK Limited	United Kingdom	Bending Spoons Operations S.p.A.	Ordinary Shares	100%	No
komoot GmbH	Germany	Bending Spoons Operations S.p.A.	Capital Shares	100%	No
Evernote Corporation	Delaware	Bending Spoons US Inc.	Common Shares	100%	No
Evernote Holdings, LLC	Delaware	Evernote Corporation	Membership interests	100%	No
Evernote GmbH	Switzerland	Evernote Corporation	Capital Shares	100%	No

Entity	Jurisdiction of Incorporation	Parent	Class of Equity Interest	Percentage Held, directly or indirectly, by a Loan Party	Unrestricted
Evernote Hong Kong Holdings Limited	Hong Kong	Evernote Corporation	Ordinary Shares	100%	No
YXBJ Advisory LLC	Delaware	Evernote Corporation (99.999%) YXBJ Advisory Holding LLC (0.001%)	Membership interests	100%	No
YXBJ Advisory Holding LLC	Delaware	Evernote Corporation	Membership interests	100%	No
Evernote do Brasil Serviço de Aplicacoes LTDA	Brazil	Evernote GmbH (99.999%) Evernote Holdings, LLC (0.001%)	Quotas	100%	No
Community Matters Holdings, Inc.	Delaware	Bending Spoons US Inc.	Common Shares	100%	No
Meetup LLC	Delaware	Community Matters Holdings, Inc.	Membership interests	100%	No
MilelQ Inc.	Delaware	Bending Spoons US Inc.	Common Shares	100%	No
Iridesco, LLC	New York	Bending Spoons US Inc.	Membership interests	100%	No
StreamYard Top Corp.	Delaware	Bending Spoons US Inc.	Common Shares	100%	No
StreamYard Holdings, Inc.	Delaware	StreamYard Top Corp.	Common Shares	100%	No
StreamYard, Inc.	Delaware	StreamYard Holdings, Inc.	Common Shares	100%	No
StreamYard UK Ltd.	United Kingdom	StreamYard Holdings, Inc.	Ordinary Shares	100%	No

Entity	Jurisdiction of Incorporation	Parent	Class of Equity Interest	Percentage Held, directly or indirectly, by a Loan Party	Unrestricted
Hopin Canada Ltd.	Canada	StreamYard Holdings, Inc.	Common Shares	100%	No
Hopin Ireland Ltd.	Ireland	StreamYard Holdings, Inc.	Ordinary Shares	100%	No
Hopin Ltd.	United Kingdom	StreamYard Holdings, Inc.	Shares	100%	No
BoomSet, Inc.	Delaware	StreamYard, Inc.	Common Shares	100%	No
KitApps, Inc.	Delaware	StreamYard, Inc.	Common Shares	100%	No
Streamable Inc.	Delaware	StreamYard, Inc.	Common Shares	100%	No
Issuu, Inc.	Delaware	Bending Spoons US Inc.	Common Shares	100%	No
Issuu ApS	Denmark	Issuu, Inc.	Shares	100%	No
Issuu GmbH	Germany	Issuu ApS	Capital Shares	100%	No
The Creative Productivity Group B.V.	The Netherlands	Bending Spoons Operations S.p.A.	Ordinary Shares	100%	No
Wetransfer B.V.	The Netherlands	The Creative Productivity Group B.V.	Ordinary Shares	100%	No
WeTransfer UK Ltd	United Kingdom	Wetransfer B.V.	Ordinary Shares	100%	No
WeTransfer Corporation	California	Wetransfer B.V.	Common Shares	100%	No
WeTransfer France SAS	France	Wetransfer B.V.	Ordinary Shares	100%	No
Brightcove Inc.	Delaware	Bending Spoons US Inc.	Common Shares	100%	No

Entity	Jurisdiction of Incorporation	Parent	Class of Equity Interest	Percentage Held, directly or indirectly, by a Loan Party	Unrestricted
Brightcove Holdings, Inc.	Delaware	Brightcove Inc.	Common Shares	100%	No
Zencoder Inc.	Delaware	Brightcove Inc.	Common Shares	100%	No
Cacti Acquisition LLC	Delaware	Brightcove Inc.	Membership Interests	100%	No
Wicket Labs, Inc.	Washington	Brightcove Inc.	Common Shares	100%	No
Brightcove UK Ltd.	United Kingdom	Brightcove Inc.	Ordinary Shares	100%	No
Brightcove Singapore Pte. Ltd.	Singapore	Brightcove Inc.	Ordinary Shares	100%	No
Brightcove K.K.	Japan	Brightcove Inc.	Shares	100%	No
Brightcove India Pte. Ltd.	India	Brightcove Inc. (99.99%) Brightcove UK Ltd (0.01%)	Equity Shares	100%	No
TV App Agency Ltd.	United Kingdom	Brightcove Inc.	Ordinary Shares	100%	No
TV App Agency Unipessoal Lda	Portugal	TV App Agency Ltd.	Quotas	100%	No
Brightcove Australia Pty. Ltd.	Australia	Brightcove Inc.	Ordinary Shares	100%	No
Brightcove Inc Korea	South Korea	Brightcove Inc.	Shares	100%	No
Brightcove S. de R.L. de C.V.	Mexico	Brightcove Inc. (99.9%) Brightcove Holdings, Inc. (0.1%)	Equity Interests	100%	No
Othello Acquisition Corporation	Delaware	Brightcove Inc.	Common Shares	100%	No

Entity	Jurisdiction of Incorporation	Parent	Class of Equity Interest	Percentage Held, directly or indirectly, by a Loan Party	Unrestricted
Loomly Holdco, Inc.	Delaware	Bending Spoons US Inc.	Common Shares	100%	No
Loomly LLC	Delaware	Loomly Holdco, Inc.	Membership Interests	100%	No
Livestream LLC	New York	Vimeo.com, Inc.	Membership interests	100%	No
VideoJi, Inc.	Delaware	Vimeo.com, Inc.	Common Shares	100%	No
Vimeo, Inc.	Delaware	Bending Spoons US Inc.	Common Shares	100%	No
Vimeo.com, Inc.	Delaware	Vimeo, Inc.	Common Shares	100%	No
Vimeo Australia Pty Ltd	Australia	Vimeo.com, Inc.	Ordinary Shares	100%	No
Vimeo Israel Ltd	Israel	Vimeo.com, Inc.	Ordinary Shares	100%	No
Vimeo Japan K.K.	Japan	Vimeo.com, Inc.	Common Shares	100%	No
Vimeo Singapore Pte. Ltd.	Singapore	Vimeo.com, Inc.	Ordinary Shares	100%	No
Vimeo Technologies Private Limited	India	Vimeo.com, Inc.	Ordinary Shares	99.99% (0.01% ownership of Vimeo employee)	No
Vimeo UK Limited	UK	Vimeo.com, Inc.	Ordinary Shares	100%	No
Vimeo Ukraine Technologies LLC	Ukraine	Vimeo.com, Inc.	Participating Interest	100%	No
Wibbitz, Inc.	Delaware	Wibbitz Ltd.	Common Shares	100%	No
Wibbitz Ltd.	Israel	Vimeo.com, Inc.	Preferred A Shares	100%	No

Entity	Jurisdiction of Incorporation	Parent	Class of Equity Interest	Percentage Held, directly or indirectly, by a Loan Party	Unrestricted
			Preferred A-1 Shares Preferred A-2 Shares Ordinary Shares
WIREWAX Ltd	UK	Vimeo.com, Inc.	Deferred Shares A Ordinary Shares Ordinary Shares	100%	No
AOL Holdco I LLC	Delaware	Bending Spoons US Inc.	Membership Interests	100%	No
AOL Holdco II LLC	Delaware	AOL Holdco I LLC	Membership Interests	100%	No
AOL Media LLC	Delaware	AOL Holdco II LLC	Membership Interests	100%	No
AOL Membership Services LLC	Delaware	AOL Holdco II LLC	Membership Interests	100%	No

(b) Outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to officers, employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock the Company or any of its Restricted Subsidiaries:

None

SCHEDULE 6.11

Post-Closing

In each case subject to the Agreed Security Principles, the Company and Borrower agree to take each of the following actions within the applicable timeframe (or within such longer timeframe as consented to by the applicable Agent in its reasonable discretion):

1.	Not later than five (5) days following the Closing Date, deliver to the Administrative Agent the certificates of merger by the Delaware Secretary of State representing or evidencing Community Matters Holdings, Inc., Evernote Corporation, Issuu, Inc. and Streamyard Top Corp. merging with and into the Borrower, with the Borrower as the surviving corporation.

2.	Not later than thirty (30) days following the Closing Date deliver, or cause to be delivered, to the Security Agent, the original certificates representing the Capital Stock owned by the Loan Parties in Vimeo, Inc. and the AOL Target, together with the corresponding undated stock powers executed in blank.

3.	Not later than one hundred and twenty (120) days following the Closing Date:

a.	Security Joinder. Deliver to the Security Agent, an Assumption Agreement (the “Security Joinder”) to the US Collateral Agreement (in the form attached thereto as Annex I), duly executed by each of Vimeo, Inc. and its Restricted Subsidiaries that are U.S. Subsidiaries (other than Excluded Subsidiaries) (the “Vimeo Entities”) and the AOL Target and its Restricted Subsidiaries that are U.S. Subsidiaries (other than Excluded Subsidiaries) (the “AOL Entities” and together with the Vimeo Entities, the “Entities” and each an “Entity”);

b.	Guaranty Joinder. Deliver to the Administrative Agent, a Guaranty Supplement (the “Guaranty Joinder” and, together with the Security Joinder, collectively, the “NY Joinders”) to the Guaranty (in the form attached thereto as Exhibit A), duly executed by the Entities;

c.	Intercreditor Accession. Deliver to the Security Agent, an accession deed to the Intercreditor Agreement (in the form attached thereto as Schedule I), duly executed by the Entities;

d.	Financing Statements. Deliver to the Security Agent, UCC-1 Financing Statements naming each of the Entities as debtors therein for filing with the office of the Secretary State (or a comparable office) of each Entity’s jurisdiction of organization or formation;

e.	Intellectual Property Security Agreements. Deliver to the Security Agent for purposes of filing with the United States Patent or Trademark Office or the United States Copyright Office, as applicable, any short form intellectual property security agreement to perfect all Patents and Trademarks registered or applied for with the United States Patent and Trademark Office, Copyrights registered with the United States Copyright Office, and exclusive Copyright Licenses held by such Entity (to the extent none of the foregoing constitutes Excluded Collateral) to the extent required to be delivered pursuant to the US Collateral Agreement;

f.	Officer Certificate. Deliver to the Administrative Agent and the Security Agent, (A) a certificate of Responsible Officer of each Entity certifying (I) that attached thereto is a true and complete copy of the Organizational Documents of the Entities as in effect on the date thereof, (II) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or similar governing body of the Entities approving and authorizing the execution, delivery and performance of the NY Joinders and the other Loan Documents to which they are a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (III) as to the incumbency and specimen signature of each Person authorized to execute the NY Joinders or any other document delivered in connection therewith on behalf of the Brightcove entities and (B) a copy of the certificate of good standing of the Entities from the Secretary of State (or a comparable office) of the jurisdiction in which Entities are organized (dated as of a date reasonably near the date thereof);

g.	Possessory Collateral. Deliver to the Security Agent one or more original certificates representing the Capital Stock owned by the Loan Parties in the Entities (other than as set forth in Section 2 above) in each case, accompanied by undated stock powers executed in blank;

h.	Legal Opinion. Deliver to the Administrative Agent and Security Agent, a customary legal opinion of Borrower’s New York counsel in relation to the capacity and authority of the Entities and in relation to the enforceability of the NY Joinders; and

i.	Lien and IP Searches. Deliver to the Security Agent copies of a recent intellectual property, Lien and judgment search in each jurisdiction reasonably requested by the Security Agent with respect to the Entities.

4.	Within one hundred and twenty (120) days after the Closing Date, deliver to the Security Agent, a UCC-3 Financing Statement terminating First Citizens Bank & Trust Company’s lien on all assets of Livestream LLC, wherever located and whether now owned or hereafter acquired, including any proceeds thereof.

SCHEDULE 6.15

Transactions with Affiliates

None.

SCHEDULE 7.2(d)

Existing Indebtedness

1.	Indebtedness arising under the Facility Agreement, dated March 13, 2023, between the Company and Intesa Sanpaolo S.p.A. and guaranteed by SACE, for a principal amount of up to €70,000,000.00.

2.	Indebtedness arising under the Facility Agreement, dated April 23, 2024, between the Company and Intesa Sanpaolo S.p.A. and guaranteed by SACE, for a principal amount of up to €50,000,000.00.

SCHEDULE 7.3(f)

Existing Liens

1.	Liens arising under the Facility Agreement, dated March 13, 2023, between the Company and Intesa Sanpaolo S.p.A. and guaranteed by SACE

2.	Liens arising under the Facility Agreement, dated April 23, 2024, between the Company and Intesa Sanpaolo S.p.A. and guaranteed by SACE

3.	First-Citizens Bank & Trust Company (assigned from Silicon Valley Bank) has an active lien on all assets of Livestream LLC, wherever located and whether now owned or hereafter acquired, including any proceeds thereof

SCHEDULE 7.5(r)

Dispositions

None.

SCHEDULE 7.7

Existing Investments

1.	Schedule 4.13 is incorporated herein by reference.

SCHEDULE 7.9

Existing Negative Pledge Clauses

None.

EXHIBIT A-1

FORM OF

TRANCHE A TERM LOAN NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York
[ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, Bending Spoons US Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to [   ] (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement in Dollars and in immediately available funds, the principal amount of (a) [   ] DOLLARS ($[   ]), or, if less, (b) the aggregate unpaid principal amount of all Tranche A Term Loans owing to the Lender under the Credit Agreement. The principal amount shall be paid in the amounts and on the dates specified in Section 2.3 of the Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

This Note (a) is one of the Notes issued pursuant to the Credit Agreement, dated as of January 2, 2026 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”), the Lenders and Issuing Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Intesa Sanpaolo S.p.A., as Security Agent, and the other banks and financial institutions party thereto, (b) is subject to the provisions of the Credit Agreement, which are hereby incorporated by reference, (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement and (d) is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Credit Agreement for a statement of all the terms and conditions under which the Tranche A Term Loans evidenced hereby are made and are to be repaid. In the event of any conflict or inconsistency between the terms of this Note and the terms of the Credit Agreement, to the fullest extent permitted by applicable law, the terms of the Credit Agreement shall govern and be controlling.

Upon the occurrence of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as and to the extent provided in the Credit Agreement. No failure in exercising any rights hereunder or under the other Loan Documents on the part of the Lender shall operate as a waiver of such rights.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby expressly waive, to the fullest extent permitted by applicable law, presentment, demand, protest and all other similar notices or similar requirements.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND THE LENDER HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

BENDING SPOONS US INC.

By:
Name:
Title:

[Signature Page to Tranche
A Term Loan Note]

EXHIBIT A-2

FORM OF REVOLVING LOANS NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York
[ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, Bending Spoons US Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to [   ] (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement in Dollars and in immediately available funds, the principal amount of (a) [   ] DOLLARS ($[   ]), or, if less, (b) the aggregate unpaid principal amount of all Revolving Loans owing to the Lender under the Credit Agreement. The principal amount shall be paid in the amounts and on the dates specified in Section 2.4 of the Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

This Note (a) is one of the Notes issued pursuant to the Credit Agreement, dated as of January 2, 2026 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”), the Lenders and Issuing Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Intesa Sanpaolo S.p.A., as Security Agent, (b) is subject to the provisions of the Credit Agreement, which are hereby incorporated by reference, (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement and (d) is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Credit Agreement for a statement of all the terms and conditions under which the Revolving Loans evidenced hereby are made and are to be repaid. In the event of any conflict or inconsistency between the terms of this Note and the terms of the Credit Agreement, to the fullest extent permitted by applicable law, the terms of the Credit Agreement shall govern and be controlling.

Upon the occurrence of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as and to the extent provided in the Credit Agreement. No failure in exercising any rights hereunder or under the other Loan Documents on the part of the Lender shall operate as a waiver of such rights.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby expressly waive, to the fullest extent permitted by applicable law, presentment, demand, protest and all other similar notices or similar requirements.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND THE LENDER HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

BENDING SPOONS US INC.

By:
Name:
Title:

[Signature Page to Revolving Loan Note]

EXHIBIT B-1

FORM OF US COLLATERAL AGREEMENT

[See Attached]

US SECURITY AGREEMENT

made by

the Grantors party hereto in favor of

INTESA SANPAOLO S.P.A.,

as Security Agent

Dated as of December 24, 2024

8.4	Indemnification	15
8.5	Successors and Assigns	15
8.6	[Reserved].	15
8.7	Counterparts	15
8.8	Severability	16
8.9	Section Headings	16
8.10	Integration	16
8.11	GOVERNING LAW	16
8.12	Submission To Jurisdiction; Waivers	16
8.13	Acknowledgements	17
8.14	Additional Grantors	17
8.15	Releases	17
8.16	WAIVER OF JURY TRIAL	18
8.17	Limitation on Guarantees and Liens	18

SCHEDULES

Schedule 1          Notice Addresses

Schedule 2          Investment Property

Schedule 3          Legal Name, Jurisdictions of Organization and Chief Executive Offices

Schedule 4          Intellectual Property

ANNEXES

Annex I               Assumption Agreement

US SECURITY AGREEMENT

US SECURITY AGREEMENT, dated as of December 24, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Security Agreement”), is entered into among each of the undersigned companies (each such entity being an “Initial Grantor” and, together, the “Initial Grantors”) and each of the other entities that becomes a party hereto pursuant to Section 8.14 hereof (each such entity being a “Additional Grantor” and, collectively, the “Additional Grantors”; the Additional Grantors and the Initial Grantors are referred to collectively as the “Grantors”) and INTESA SANPAOLO S.P.A., as Security Agent under the Intercreditor Agreement (in such capacity, together with any successor security agent appointed pursuant to the Intercreditor Agreement, the “Security Agent”) for the benefit of the Secured Parties.

Reference is hereby made to the Intercreditor Agreement, dated as of July 30, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Intercreditor Agreement”), between, among others, the Company (as defined below), Intesa Sanpaolo S.p.A. acting as the Original Senior Agent and the Security Agent.

W I T N E S S E T H:

WHEREAS, each Initial Grantor is party, by accession, to the Senior Facilities Agreement, dated as of July 29, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Senior Facilities Agreement”), between, among others, the Company, Intesa Sanpaolo S.p.A. as Agent and Intesa Sanpaolo S.p.A. as Security Agent (each as defined therein);

WHEREAS, pursuant to the Senior Facilities Agreement, the Lenders have severally agreed to, among other things, make certain credit facilities available to certain members of the Group (the extensions of credit under such credit facilities, together with any additional credit facilities or other indebtedness made available under the Secured Debt Documents, collectively, the “Extensions of Credit”) upon the terms and subject to the conditions set forth therein;

WHEREAS, the Extensions of Credit will be used by the Group to effect certain transactions and for general corporate purposes (including for working capital, capital expenditures and any transaction or other action not prohibited by the Secured Debt Documents);

WHEREAS, each Grantor acknowledges that it will derive substantial direct and indirect benefit from the Extensions of Credit; and

WHEREAS, pursuant to the Senior Facilities Agreement, the Initial Grantors are entering into this Agreement in order to grant the Security Agent for the benefit of the Secured Parties, a security interest in the Collateral (as defined below);

NOW, THEREFORE, in consideration of the benefits accruing to each Grantor, the receipt and sufficiency of which are hereby acknowledged, the Grantors hereby agree with the Security Agent, for the benefit of the Secured Parties, as follows:

SECTION 1.      DEFINED TERMS

1.1	Definitions.

(a)            Unless otherwise defined herein, terms defined in the Intercreditor Agreement or Senior Facilities Agreement and used herein shall have the meanings given to them in the Intercreditor Agreement

1

or Senior Facilities Agreement, as applicable and as the context may suggest. The following terms are used herein as defined in the New York UCC: “Accession”, “Account”, “As-Extracted Collateral”, “Certificated Securities”, “Chattel Paper”, “Commercial Tort Claim”, “Commodity Account”, “Document”, “Equipment”, “Farm Products”, “Fixture”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Letter-of-Credit Right”, “Securities Account”, “Securities Intermediary”, “Security” and “Uncertificated Securities”.

(b)	The following terms shall have the following meanings:

“Acceleration Event” has the meaning given in the Intercreditor Agreement other than a Topco Lender Acceleration Event or a Topco Notes Acceleration Event.

“Additional Grantor” has the meaning given in the preamble hereto.

“Agreement” means this US Security Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Bankruptcy Event of Default” means an Event of Default pursuant to Clause 28.7 of the Senior Facilities Agreement (or any equivalent provision in a Secured Debt Document that is secured by Liens pari passu with the Senior Facilities Agreement) solely to the extent such Event of Default is as a result of an insolvency proceeding governed by the U.S. Bankruptcy Code with respect to a Grantor over which a U.S. Bankruptcy Court presides.

“Capital Stock” means any and all shares of, rights to purchase, warrants, options or depositary receipts for, or other equivalents of or partnership or other interests in (however designated), equity of each Material Subsidiary which has become an Obligor and is incorporated under the laws of the United States, excluding any debt securities convertible into such equity.

“CFC” means a member of the Group that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code that is owned (within the meaning of Section 958(a) of the Code) by a U.S. Person.

“CFC Holding Company” means a member of the Group substantially all the assets of which consist of equity interests (or equity interests and indebtedness) in one or more CFCs.

“Code” means the Internal Revenue Code of 1986, as amended. “Collateral” has the meaning given in Section 3.1.

“Collateral Account” means any collateral account established by the Security Agent as provided in Section 6.1 or 6.6.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.). “Company” means Bending Spoons Operations S.p.A., joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965

“Copyright Licenses” means with respect to any Grantor, all written agreements naming such Grantor as licensor or licensee, or otherwise granting to or by any Grantor any right under any Copyright (including, without limitation, those listed in Schedule 4), subject, in each case, to the terms of such license agreements.

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“Copyrights” means with respect to any Grantor, (i) all of such Grantor’s copyrights and works protectable by copyright arising under the laws of the United States or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 4), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings, supplemental registrations and pending applications in the United States Copyright Office, and (ii) the right to obtain all extensions and renewals thereof.

“Deposit Account” has the meaning given in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

“Equity Interest” means Capital Stock and all warrants, options, or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Excluded Collateral” means (i) (A) any fee-owned real property located in (i) any state (including, without limitation, Alabama, Florida, Maryland, New York and Virginia) with non-deminimis recording taxes or (ii) any property located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area”, (B) any fee-owned real property with a fair market value (as determined by the Company in good faith) at the time of acquisition thereof of less than $20,000,000 and (C) all leasehold interests in real property; (ii) Vehicles and other assets subject to certificates of title, letter of credit rights (other than to the extent such rights can be perfected by filing a UCC financing statement) and commercial tort claims (other than to the extent such rights can be perfected by filing an “all assets” UCC financing statement); (iii) pledges and security interests (including in any Capital Stock) prohibited by applicable law, rule or regulation (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the UCC and other applicable law) or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received); (iv) Excluded Stock and Stock Equivalents, (v) any lease, license, permit or other agreement, any property subject to a purchase money security interest, any lien securing a capital lease obligation or similar arrangements to the extent that a grant of a security interest therein would require a consent not obtained, violate or invalidate such lease, license, permit or agreement or create a right of termination or acceleration in favor of any other party thereto (other than any Obligor) after giving effect to the applicable anti-assignment provisions of the UCC; (vi) those assets as to which the cost or other consequence (including, without limitation, tax consequences) of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby as determined by the Company in good faith; (vii) any governmental licenses, permits or state or local franchises, charters and authorizations, to the extent security interests in such licenses, permits, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the UCC; (viii) equity interests of any “unrestricted subsidiary”; (ix) “intent-to-use” trademark applications prior to the filing (and acceptance by the United States Patent and Trademark Office) of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent that the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable grantor’s right, title or interest therein or in any trademark issued as a result of such application under applicable law; (x) receivables and related assets sold pursuant to or pledged in connection with qualified receivables facilities or supply chain financing programs; (xi) any assets to the extent a security interest in or pledge of such assets could reasonably be expected to result in adverse tax, accounting or regulatory consequences to the Company or any of its Subsidiaries or any of its direct or indirect equity holders (as determined by the Company in good faith); (xii) any tax benefits, escrow accounts, fiduciary or trust accounts and any funds and other property held in or maintained in any such accounts, (xiii) margin stock, (xiv) any asset of a Subsidiary acquired by the Company or any Restricted Subsidiary that, at the time of the relevant acquisition, is encumbered to secure assumed indebtedness permitted by the Debt Documents to the extent (and for so long as) the

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documentation governing the applicable assumed indebtedness prohibits such asset from being pledged to secure the Secured Obligations and the relevant prohibition was not implemented in contemplation of the applicable acquisition, (xv) any asset over which a Grantor is not required to grant a lien in accordance with the Agreed Security Principles and (xvi) Proceeds and products from any and all of the foregoing excluded collateral described in clauses (i) through (xv).

“Excluded Stock and Stock Equivalents” means any present or future Equity Interest and Stock Equivalents owned by a Pledgor (a) in any member of the Group which is not a Material Subsidiary, (b) in any member of the Group which is not an Obligor or (c) in a Foreign Subsidiary, CFC or CFC Holding Company in excess of 65 per cent. of the voting equity interests (and 100 per cent. of the non-voting equity interests).

“Excluded Swap Obligation” means, with respect to any Subsidiary which is an Obligor, any Swap Obligation if, and to the extent that, all or a portion of the Liabilities of such Subsidiary of, or the grant by such Subsidiary of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Liabilities of such Subsidiary or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Extensions of Credit” shall have the meaning provided in the preamble hereto.

“Foreign Subsidiary” means, with respect to any person, any Subsidiary of such person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia, and any Subsidiary of such Subsidiary.

“Grantors” means the collective reference to each signatory hereto (other than the Security Agent) together with any other entity that may become a party hereto as provided herein.

“Intellectual Property” means with respect to any Grantor, the collective reference to such Grantor’s rights, priorities and privileges relating to intellectual property, whether arising under the laws of the United States or any political subdivision thereof, including, without limitation, such Grantor’s Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all Proceeds and damages therefrom.

“Intercreditor Agreement” has the meaning given to such term in the preamble hereto.

“Investment Property” means the collective reference to (i) all “Investment Property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Excluded Collateral) and (ii) whether or not constituting “investment property” as so defined, all Pledged Securities.

“Issuers” means the collective reference to each issuer of a Pledged Security. “Liens” means any “Security” as defined in the Intercreditor Agreement.

“New York UCC” means the Uniform Commercial Code from time to time in effect in the State of New York.

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“Patent License” means with respect to any Grantor, all written agreements providing for the grant by or to such Grantor of any right under any Patent, including, without limitation, any of the foregoing referred to in Schedule 4, subject, in each case, to the terms of such license agreements.

“Patents” means with respect to any Grantor, all of such Grantor’s (i) letters patent of the United States, or any political subdivision thereof including, without limitation, any of the foregoing referred to in Schedule 4, (ii) applications for letters patent of the United States or any political subdivision thereof, and all provisionals, divisionals, continuations and continuations in part thereof, including, without limitation, any of the foregoing referred to in Schedule 4, and (iii) rights to obtain any reissues, reexaminations or extensions of the foregoing.

“Pledged Notes” means all promissory notes listed on Schedule 2 at any time issued to any Grantor in excess of $20,000,000 and all other promissory notes issued to or held by any Grantor in excess of $20,000,000 (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business); provided, that, in no event shall Pledged Notes include any Excluded Collateral.

“Pledged Securities” means the collective reference to the Pledged Notes and the Pledged Stock. “Pledged Stock” means the collective reference to (i) the shares of Capital Stock listed on Schedule 2 and (ii) any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided, that, in no event shall Pledged Stock include any Excluded Collateral.

“Proceeds” means all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable” means any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Required Creditor Consent” has the meaning given in the Intercreditor Agreement. “Secured Debt Documents” has the meaning given in the Intercreditor Agreement.

“Secured Obligations” has the meaning given in the Intercreditor Agreement; provided, that Secured Obligations shall exclude Excluded Swap Obligations.

“Secured Parties” has the meaning given in the Intercreditor Agreement other than the Topco Creditors.

“Securities Act” the Securities Act of 1933, as amended.

“Stock Equivalents” means all securities convertible into or exchangeable for Capital Stock and all warrants, options, or other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable, or exercisable.

“Swap Obligation” means, with respect to any Subsidiary which is a Debtor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Termination Date”: means the Priority Discharge Date as defined in the Intercreditor Agreement.

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“Trademark License” means with respect to any Grantor, all written agreements providing for the grant by or to such Grantor of any right under any Trademark, including, without limitation, any of the foregoing referred to in Schedule 4, subject, in each case, to the terms of such license agreements.

“Trademarks” means with respect to any Grantor, all of such Grantor’s (i) trademarks, trade names, corporate names, company names, business names, domain names, fictitious business names, trade styles, service marks, logos and other source or business identifiers (whether registered or unregistered), and all goodwill associated therewith, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any political subdivision thereof, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 4, and (ii) the right to obtain all renewals thereof.

“U.S. Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“U.S. Bankruptcy Court” means a United States Bankruptcy Court located in the United States of America, any state thereof or the District of Columbia.

“U.S. Governmental Authority” means the government of the United States of America and any agency thereof.

“U.S. Person” means a “United States person” as such term is defined under Section 7701(a)(30) of the Code.

“Vehicles” means aircraft, railcars and all cars, trucks, trailers, construction and earth moving equipment and other assets covered by a certificate of title law of any state.

1.2            Other Definitional Provisions. (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b)            The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)            Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

(d)            The provisions of clause 1.4 (Construction) of the Intercreditor Agreement is incorporated herein by reference mutatis mutandis.

(e)            Notwithstanding anything to the contrary in this Agreement, the terms of this Agreement shall not operate or be construed so as to prohibit or restrict any transaction, matter or other step not prohibited by the Secured Debt Documents or where Required Creditor Consent has been obtained and the Security Agent shall promptly enter into such documentation and/or take such other action as is required by a Grantor (acting reasonably) in order to facilitate any such transaction, matter or other step, including by way of executing any confirmation, consent to dealing, release or other similar or equivalent document, provided that any costs and expenses incurred by the Security Agent entering into such documentation and/or taking such other action at the request of such Grantor pursuant to this paragraph shall be for the account of such Grantor, in accordance with the costs and expenses provisions set out in the Intercreditor Agreement.

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(f)            Any reference in this Agreement to a matter being permitted or non-prohibited under the Intercreditor Agreement or any Secured Debt Document shall be deemed to include reference to any matter which is prohibited or restricted under the Intercreditor Agreement or such Secured Debt Document but in respect of which the Required Creditor Consent has been obtained

SECTION 2.      [RESERVED]

SECTION 3.      GRANT OF SECURITY INTEREST

3.1            Grant of First Priority Security Interests. Each Grantor hereby grants to the Security Agent, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in and to the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the applicable Secured Obligations with respect to such grant of Security:

(a)	all Accounts;

(b)	all Chattel Paper;

(c)	all Deposit Accounts;

(d)	all Documents;

(e)	all Equipment;

(f)	all Goods, including all Fixtures;

(g)	all General Intangibles;

(h)	all Instruments, including the Pledged Notes;

(i)	all Intellectual Property;

(j)	all Inventory;

(k)	all Investment Property;

(l)	all Commercial Tort Claims;

(m)	all books and records pertaining to the Collateral; and

(n)            to the extent not otherwise included, all Proceeds and products of any of the Collateral and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Section 3.1, this Agreement shall not constitute a grant of a security interest in any Excluded Collateral. It is hereby understood and agreed that any assets and Excluded Collateral, and any assets and property that is otherwise expressly excluded from clauses (a) through (n) above, shall be excluded from the definition of “Collateral” for all purposes of the Secured Debt Documents.

3.2            Intercreditor Relations. Notwithstanding anything herein to the contrary, the Security and security interest granted to the Security Agent pursuant to this Agreement and the exercise of any right or remedy by the Security Agent hereunder are subject to the provisions of the Intercreditor Agreement and

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the Senior Facilities Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and/or the Senior Facilities Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement or the Senior Facilities Agreement shall govern and control. In the event of any such conflict, each Grantor may act (or omit to act) in accordance with the Intercreditor Agreement and shall not be in breach, violation or default of its obligations hereunder by reason of doing so. No right, power or remedy granted to the Security Agent hereunder shall be exercised by the Security Agent, and no direction shall be given by the Security Agent, in contravention of the Intercreditor Agreement.

SECTION 4.      REPRESENTATIONS AND WARRANTIES

To induce the Secured Parties to enter into the Senior Debt Documents and to induce the Secured Parties to make their respective Extensions of Credit, each Grantor hereby represents and warrants with respect to itself to each Secured Party that:

4.1            Names; Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s full and correct legal name, jurisdiction of organization, chief executive office and identification number from the jurisdiction of organization (if any) are specified on Schedule 3.

4.2            Pledged Securities. On the date hereof, the shares of Pledged Stock pledged by such Grantor hereunder:

(a)            with respect to the shares of Pledged Stock issued by any Grantor, have been duly authorized, validly issued and are fully paid and non-assessable, to the extent such concepts are applicable; and

(b)            constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer directly owned by such Grantor, other than Excluded Collateral.

4.3            Intellectual Property. Schedule 4 lists all Patents and Trademarks registered or applied for with the United States Patent and Trademark Office, Copyrights registered with the United States Copyright Office, and Copyright Licenses pursuant to which such Grantor receives exclusive licensed rights to a registered Copyright (to the extent none of the foregoing constitutes Excluded Collateral). This Agreement is effective to create a valid and continuing security interest in the Intellectual Property (other than any Trademark applications that constitute Excluded Collateral).

SECTION 5.      COVENANTS

Each Grantor covenants and agrees with the Secured Parties that subject to Section 8.15, from and after the date of this Agreement until the Termination Date:

5.1            Investment Property. (a) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it and (ii) the terms of Sections 6.4(c) and 6.9 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.4(c) or 6.9 with respect to the Pledged Securities issued by it.

(b)            To the extent that (i) any Pledged Security that is an Uncertificated Security becomes a Certificated Security or (ii) any Grantor otherwise acquires any Pledged Security that is Certificated Security (whether by creation, acquisition or other procurement thereof), the applicable Grantor shall promptly deliver (and in any event within 90 days, or as such period may be extended by the Security Agent in its reasonable discretion) such certificates evidencing such Pledged Securities to the Security Agent together with stock powers or indorsements thereof reasonably satisfactory to the Security Agent.

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(c)            Notwithstanding the foregoing or any other Finance Document, the Grantors agree that no later than 90 days from the date hereof (as such period may be extended by the Security Agent in its reasonable discretion), (i) the Security Agent shall either have received certificated securities, together with an undated stock power executed in blank, with respect to the Pledged Stock set forth on Schedule 2 on the date hereof (to the extent such Pledged Stock qualifies as Investment Property under clause (a) of the definition thereof) or (ii) the Grantors shall have executed and delivered control agreements with respect to such Pledged Stock on terms reasonably satisfactory to the Security Agent.

5.2	Reserved.

5.3            Perfection Exceptions. Notwithstanding anything to the contrary contained herein, no Grantor shall be required to (i) perfect a security interest to the extent the cost, burden, difficulty or consequence of perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Company in its reasonable judgment, (ii) in no event shall (1) any Collateral include any Excluded Collateral or shall any actions be taken with respect to any assets of the Grantors that do not constitute Collateral, (2) deposit or security account control agreements or control, lockbox or similar arrangements be required, (3) landlord, mortgagee and bailee waivers or subordination agreements be required, (4) notices be required to be sent to account debtors or other contractual third parties unless an Acceleration Event has occurred and is continuing, (5) estoppels or collateral access letters or similar arrangements be required, (6) actions other than (x) the filing of a UCC financing statement and (y) the filing of a short form intellectual property security agreement with the United States Patent and Trademark Office or United States Copyright Office be required with respect to the perfection of the security interest in any intellectual property (with any requirement to provide updated information with respect to any such intellectual property to only be required to be provided at the time of delivery of a compliance certificate with annual audited financial statements delivered pursuant to any Secured Debt Documents) or (7) any action be required outside of the United States with respect to any Grantor (including its equity interests and assets), in order to create or perfect any security interest in any assets and no non-US law security or pledge agreements, non-US law mortgages or deeds or non-US intellectual property filings or searches will be required and (iii) take any actions contrary to the Agreed Security Principles.

SECTION 6.      REMEDIAL PROVISIONS

6.1	Certain Matters Relating to Receivables.

(a)	[reserved].

(b)            If required by the Security Agent at any time after the occurrence and during the continuance of an Acceleration Event (or at any time after the occurrence and during the continuance of a Bankruptcy Event of Default), any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within three Business Days (or such later date as agreed to by the Security Agent in its reasonable discretion)) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Security Agent if required, in a Deposit Account maintained under the sole dominion and control of the Security Agent, subject to withdrawal by the Security Agent for the account of the Secured Parties only as provided in Section 6.7, and (ii) until so turned over, shall be held by such Grantor for the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c)            If an Acceleration Event has occurred and is continuing and at the Security Agent’s request, each Grantor shall deliver to the Security Agent all documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all agreements, orders, invoices and shipping receipts. Notwithstanding anything to the contrary in this Agreement, no Grantor will be required to disclose any document, information or other matter that (i) constitutes non-financial

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trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Security Agent is prohibited by Law or any binding agreement, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) constitutes classified information

6.2            Special Provisions Regarding Government Receivables. If an Acceleration Event has occurred, if any Account arises out of a contract with the United States of America, or any department, agency, subdivision or instrumentality thereof, or of any state (or any department, agency, subdivision or instrumentality thereof) where such state has a state assignment of claims act or other law comparable to the Federal Assignment of Claims Act, such Grantor will take any action required or requested by the Security Agent to give notice of the Security Agent’s security interest in such Accounts under the provisions of the Federal Assignment of Claims Act or any comparable law or act enacted by any state or local governmental authority.

6.3	Communications with Grantors; Grantors Remain Liable.

(a)            Upon the request of the Security Agent at any time after the occurrence and during the continuance of an Acceleration Event (or at any time after the occurrence and during the continuance of a Bankruptcy Event of Default), each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Security Agent for the benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Security Agent.

(b)            Anything herein to the contrary notwithstanding, each Grantor shall remain liable under the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. No Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.4            Pledged Securities. (a) Unless an Acceleration Event shall have occurred and be continuing (or a Bankruptcy Event of Default shall have occurred and be continuing) and the Security Agent shall have given prior written notice to the relevant Grantor of the Security Agent’s intent to exercise its corresponding rights pursuant to Section 6.4(b), each Grantor shall be permitted to receive all cash dividends and other distributions paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes to the extent permitted in the Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Securities.

(b)            If an Acceleration Event shall occur and be continuing (or a Bankruptcy Event of Default shall have occurred and be continuing) and the Security Agent shall give prior written notice of its intent to exercise such rights to the relevant Grantor or Grantors (which notice shall not be required if a Bankruptcy Event of Default shall have occurred and be continuing, in each case, with respect to a Grantor), (i) the Security Agent shall have the right to receive and retain, and each Grantor agrees to deliver to the Security Agent for application in accordance with Section 6.7, any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Securities and make application thereof to the applicable Secured Obligations in accordance with Section 6.7, and (ii) any or all of the Pledged Securities shall be registered in the name of the Security Agent or its nominee, and (iii) the Security Agent or its nominee may, during the continuance of such Acceleration Event exercise under this clause (b) (x) all voting, corporate and other rights pertaining to such Pledged Securities at any meeting of shareholders of the relevant Issuer

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or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by any Grantor or the Security Agent of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Security Agent may reasonably determine), all without liability (except liabilities resulting from the gross negligence or willful misconduct of the Security Agent) except to account for property actually received by it, but the Security Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing unless the Security Agent has given notice of its intent to exercise as set forth above.

(c)            Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to comply with any instruction received by it from the Security Agent in writing that (x) states that an Acceleration Event has occurred and is continuing (or a Bankruptcy Event of Default shall have occurred and be continuing) and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying and each Grantor that is an Issuer hereby agrees to so comply.

6.5	Intellectual Property.

(i)            Solely for the purpose of enabling the Security Agent to exercise its rights and remedies under Section 6.8, each Grantor hereby grants to the Security Agent, to the fullest extent permitted by applicable law and subject to any applicable pre-existing rights and licenses, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor necessary to avoid the invalidation of said Trademarks, to use, license or sublicense any of the Intellectual Property constituting Collateral now owned or hereafter acquired by such Grantor, wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored, and to all computer software and programs used for the compilation or printout thereof, and any other physical or tangible media embodying same.

(ii)            Upon the Termination Date or earlier expiration of this Agreement or release of the Collateral, the license granted pursuant to clause (i) immediately above shall terminate, provided that the exercise of rights and remedies under Section 6 by the Security Agent shall not terminate the rights of the assignees of such Intellectual Property, or holders of any licenses or sublicenses theretofore granted by the Grantors in accordance with the first sentence of this clause (ii).

6.6            Proceeds to be Turned Over To Security Agent. If an Acceleration Event shall occur and be continuing and the Loans shall have been accelerated under either Credit Agreement, all Proceeds (including dividends and payments on any Pledged Securities) received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor for the Secured Parties, segregated from other funds of such Grantor, and shall, promptly upon receipt by such Grantor, be turned over to the Security Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Security Agent, if required). All Proceeds received by the Security Agent hereunder shall be held by the Security Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Security Agent in a Collateral Account (or by such Grantor in trust for the Agent, the Security Agent and the other

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Secured Parties) shall continue to be held as collateral security for the applicable Secured Obligations and shall not constitute payment thereof until applied as provided in Section 6.7.

6.7            Application of Proceeds. All proceeds received by the Security Agent through the enforcement of this Agreement shall be allocated in satisfaction of the applicable Secured Obligations in accordance with the Intercreditor Agreement. Notwithstanding the foregoing, no amounts received from any Grantor shall be applied to any Excluded Swap Obligations of such Grantor.

6.8            Code and Other Remedies. If an Acceleration Event shall occur and be continuing, the Security Agent, on behalf of itself, the Agent and the other Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, to the maximum extent permitted under applicable law, the Security Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notices otherwise provided in the Secured Debt Documents) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived, to the maximum extent permitted under applicable law, unless otherwise provided in the Secured Debt Documents), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith, subject to pre-existing rights and licenses, sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption, stay or appraisal in any Grantor, which rights or equities are hereby waived and released. Each Grantor further agrees, at the Security Agent’s request, to assemble the Collateral and make it available to the Security Agent at places which the Security Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Security Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.8, after deducting all reasonable costs and expenses of every kind actually incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements to the extent required by Section 22 of the Intercreditor Agreement, to the payment in whole or in part of the applicable Secured Obligations, in accordance with Section 6.7, and only after such application and after the payment by the Security Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Security Agent account for the surplus, if any, to any Grantor. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.9            Private Sales. Each Grantor recognizes that the Security Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Security Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

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SECTION 7.      THE SECURITY AGENT

7.1	Security Agent’s Appointment as Attorney-in-Fact, etc.

(a)            Each Grantor hereby irrevocably constitutes and appoints the Security Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Security Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following (provided that anything in this Section and in the Credit Agreement to the contrary notwithstanding, the Security Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Acceleration Event shall have occurred and be continuing):

(i)            in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Security Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii)            in the case of any Intellectual Property registered or applied for in the United States, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Security Agent may reasonably request to evidence the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)            pay or discharge Taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)            execute, in connection with any sale provided for in Section 6.8 or 6.9, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)            (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Security Agent or as the Security Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Security Agent may deem appropriate; (7) subject to pre-existing rights and licenses, sell, assign and transfer any Intellectual Property (along with the goodwill of the business to which any such Intellectual Property pertains), for such term or terms, on such conditions, and in such manner, as the Security Agent shall in its reasonable discretion determine; and (8) subject to pre-existing rights and licenses, generally, sell, transfer, pledge and

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make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Security Agent were the absolute owner thereof for all purposes, and do, at the Security Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Security Agent deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b)            If any Grantor fails to perform or comply with any of its agreements contained herein, the Security Agent, at its option (after the expiration of any applicable grace periods), but without any obligation so to do, may give such Grantor written notice of such failure to perform or comply and if such Grantor fails to perform or comply within three (3) Business Days of receiving such notice (or if the Security Agent reasonably determines that irreparable harm to the Collateral or to the security interest of the Security Agent hereunder could result prior to the end of such three (3) Business Day period), then the Security Agent may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)            Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2            Duty of Security Agent. To the extent permitted by law, the Security Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Security Agent deals with similar property for its own account. No Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or that of their directors, officers, employees or agents.

7.3            Authorization of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Security Agent at any time and from time to time to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral (including fixture filings, if any, and amendments) without the signature of such Grantor in such form and in such offices as the Security Agent reasonably determines appropriate to perfect the security interests of the Security Agent under this Agreement. Each Grantor authorizes the Security Agent to use the collateral description “all personal property”, “all assets” or any similar phrase in any such financing statements. Each Grantor agrees to provide such information as the Security Agent may reasonably request necessary to enable the Security Agent to make any such filings promptly following any such request. Notwithstanding anything herein or in any other Secured Debt Document to the contrary, the delivery of control agreements with respect to any Deposit Accounts, Securities Accounts and Commodities Accounts shall not be required.

7.4            Authority of Security Agent. Each Grantor acknowledges that the rights and responsibilities of the Security Agent under this Agreement with respect to any action taken by the Security Agent or the exercise or non-exercise by the Security Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as among the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto

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as may exist from time to time among them, but, as between the Security Agent and the Grantors, the Security Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8.      MISCELLANEOUS

8.1            Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by the Security Agent and the Grantors or as otherwise provided for in the Secured Debt Documents.

8.2            Notices. All notices, requests and demands to or upon the Security Agent or any Grantor hereunder shall be effected in the manner provided for in Clause 25 of the Intercreditor Agreement; provided that any such notice, request or demand to or upon any Grantor shall be addressed to such Grantor at its notice address set forth on Schedule 1 or at such other address pursuant to notice given in accordance with Clause 25 of the Intercreditor Agreement.

8.3            No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4            Indemnification. Each Grantor agrees to indemnify the Security Agent as, and to the extent (without double counting), set forth in Clause 23 (Indemnities) of the Intercreditor Agreement.

8.5            Successors and Assigns. Subject to Section 8.15, this Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Agent, the Security Agent and the other Secured Parties and their successors and assigns; provided, that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Security Agent except as permitted under the Secured Debt Documents.

8.6	[Reserved].

8.7            Counterparts. This Agreement or any acceptance letters to which this Agreement is attached may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or electronic (i.e., “pdf”) transmission), and all of said counterparts and acceptance letters taken together shall be deemed to constitute one and the same instrument binding the parties hereto and to each such acceptance letter in their applicable capacities. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement or acceptance letter shall be effective as delivery of an original executed counterpart of this Agreement. The words “execution,” “execute”, “signed,” “signature,” and words of like import in this Agreement or any amendment or other modification hereof shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. The Security Agent may also require that any

15

such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission. Notwithstanding anything to the contrary, the parties agree that any person which executes an acceptance letter with respect to this Agreement or any other Secured Debt Document shall thereby become a party hereto or to such other Secured Debt Document, as applicable, and this Agreement and each other Secured Debt Document accepted by such party pursuant to an acceptance letter shall be binding on such party, in each case to the same extent as if such party executed a counterpart hereof or of such other Secured Debt Document.

8.8            Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9            Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10            Integration. This Agreement and the other Secured Debt Documents represent the agreement of the Grantors and the Secured Parties with respect to the subject matter hereof and thereof.

8.11            GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

8.12            Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)            submits for itself and its property in any legal action or proceeding relating to this Agreement to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court” and, together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) the Security Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the applicable Secured Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Section 8.12 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Agent or the Security Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment and (iii) if all such New York Courts decline jurisdiction over any person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction;

(b)            consents that any such action or proceeding may be brought in the New York Courts and appellate courts from either of them, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

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(c)            agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Security Agent shall have been notified pursuant thereto;

(d)            agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e)            waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.12 any special, exemplary, punitive or consequential damages.

8.13	Acknowledgements. Each Grantor hereby acknowledges that:

(a)            it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Secured Debt Documents to which it is a party;

(b)            no Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Secured Debt Documents, and the relationship between the Grantors, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)            no joint venture is created hereby or by the other Secured Debt Documents or otherwise exists by virtue of the transactions contemplated hereby among the Agent, the Security Agent and the Lenders or among the Grantors and the Agent, the Security Agent and the Lenders.

8.14            Additional Grantors. Each member of the Group that is required or elects to become a party to this Agreement pursuant to the Secured Debt Documents shall become an Additional Grantor, with the same force and effect as if originally named as a Grantor herein, for all purposes of this Agreement upon execution and delivery by such member of the Group of a written supplement substantially in the form of Annex 1 hereto. The execution and delivery of any instrument adding an Additional Grantor as a party to this Agreement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

8.15	Releases.

(a)            Without prejudice and subject to any provision in the Secured Debt Documents, the Security created hereunder on any Collateral and all the rights of the Security Agent and the Secured Parties pursuant to this Agreement shall remain valid and enforceable in their entirety until the Termination Date. The Liens will automatically be released on the occurrence of the Termination Date and, at the Grantor’s request and expense, the Security Agent shall execute, in the name and on behalf of the Secured Parties, the filing of, all releases or other documents reasonably necessary or desirable to evidence the release of the Liens created hereby on such Collateral and authorize the Grantors to carry out any activities needed in order to render the release effective vis-à-vis the Grantors and third parties. It is understood that (i) this clause (a) is without prejudice to any provision in the Secured Debt Documents pursuant to which the Secured Parties (also acting through the Security Agent) are otherwise obliged to release any security granted in relation to the Secured Obligations, and (ii) the provisions set forth under the Intercreditor Agreement shall prevail, in case of discrepancy, to those provided under this Section 8.15.

(b)            If (i) any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor (other than to another Grantor) in a transaction permitted by the Secured Debt Documents, (ii) if such Grantor shall no longer be a Debtor under the Intercreditor Agreement or (iii) the provisions of the Secured Debt Documents or the Intercreditor Agreement provide for the release of any Security granted hereunder

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over any of the Collateral, then the Security granted under this Agreement on such Collateral (or in the case of clause (ii) above, all Collateral of such Debtor and any Security over the Capital Stock of Debtor) shall be automatically released, and the Security Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor, and authorize the filing of, all releases or other documents reasonably necessary or desirable to evidence the release of the Security created hereby on any Collateral subject to such release, including, for the avoidance of doubt, notices of termination of the assignment and other related documents with respect to any Collateral subject to such release. All releases or other documents delivered by the Security Agent pursuant to this Section 8.15(b) shall be without recourse to, or warranty by, the Security Agent.

(c)            At the request and sole expense of any Grantor following any such termination or release, the Security Agent shall deliver to such Grantor any Collateral held by the Security Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

8.16            WAIVER OF JURY TRIAL. EACH GRANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, EACH OF THE AGENT, THE SECURITY AGENT AND EACH OTHER SECURED PARTY, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER SECURED DEBT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.17            Limitation on Guarantees and Liens. Notwithstanding any term or provision of this Agreement or any other Secured Debt Document (but subject to the proviso in this Section 8.12), no obligation or borrowing of any Debtor that is a U.S. Person (and no guarantee or indemnity by any Debtor of any such obligation or borrowing of any Debtor that is a U.S. Person) shall be or shall be required to be (with any such guarantee or grant of any Security (including under this Agreement) in contravention of this Section 8.12 being void ab initio):

(i)            guaranteed by (A) any CFC, (B) any CFC Holding Company or (C) any direct or indirect Subsidiary of a CFC or CFC Holding Company;

(ii)            secured by a pledge of any Capital Stock of any Subsidiary of the Company that is either (A) any first-tier CFC or (B) any CFC Holding Company, in each case, in excess of sixty-five per cent. (65%) of the voting equity interests of such Subsidiary and one hundred per cent. (100%) of the non-voting equity interests, if any, of such Subsidiary;

(iii)            secured by a pledge of any direct or indirect asset of any CFC or CFC Holding Company or a Subsidiary of a CFC or CFC Holding Company (including any CFC or CFC Holding Company equity interests held directly or indirectly by a CFC or CFC Holding Company); or

(iv)            guaranteed by any Subsidiary or secured by a pledge of or security interest in any Subsidiary or other asset, if it could result in material adverse U.S. tax consequences to the Company or any of its Subsidiaries as reasonably determined by the Company and the Agent.

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IN WITNESS WHEREOF, each of the undersigned has caused this US Security Agreement to be duly executed and delivered as of the date first above written.

INTESA SANPAOLO S.P.A.,
as Security Agent

By:
Name:
Title:

[Signature Page to US Security Agreement]

BENDING SPOONS US INC.,
as Grantor

By:
Name:
Title:

COMMUNITY MATTERS HOLDINGS, INC.,
as Grantor

By:
Name:
Title:

EVERNOTE CORPORATION,
as Grantor

By:
Name:
Title:

ISSUU, INC.,
as Grantor

By:
Name:
Title:

STREAMYARD TOP CORP.,
as Grantor

By:
Name:
Title:

[Signature Page to US Security Agreement]

Annex I to US Collateral
Agreement

ASSUMPTION AGREEMENT, dated as of                , 20          , made by              (the “Additional Grantor”), in favor of INTESA SANPAOLO S.P.A., as Security Agent under the Intercreditor Agreement (in such capacity, together with any successor security agent appointed pursuant to the Intercreditor Agreement, the “Security Agent”) for the Secured Parties. All capitalized terms not defined herein shall have the meaning ascribed to them in the US Security Agreement.

Reference is hereby made to (i) the Intercreditor Agreement, dated as of July 30, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Intercreditor Agreement”), between, among others, the Bending Spoons Operations S.p.A., joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”), Intesa Sanpaolo S.p.A. acting as the Original Senior Agent and the Security Agent and (ii) the Senior Facilities Agreement, dated as of July 29, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Senior Facilities Agreement”), between, among others, the Company, Intesa Sanpaolo S.p.A. as Agent and Intesa Sanpaolo S.p.A. as Security Agent (each as defined therein).

W I T N E S S E T H :

WHEREAS, in connection with the Senior Facilities Agreement, certain of the Company’s Affiliates (other than the Additional Grantor) have entered into the US Security Agreement, dated as of December 24, 2024 (as amended, supplemented or otherwise modified from time to time, the “US Security Agreement”) in favor of the Security Agent for the benefit of the Secured Parties;

WHEREAS, pursuant to the Senior Facilities Agreement, the Lenders have severally agreed to, among other things, make certain credit facilities available to certain members of the Group (the extensions of credit under such credit facilities, together with any additional credit facilities or other indebtedness made available under the Secured Debt Documents, collectively, the “Extensions of Credit”) upon the terms and subject to the conditions set forth therein;

WHEREAS, the Extensions of Credit will be used by the Group to effect certain transactions and for general corporate purposes (including for working capital, capital expenditures and any transaction or other action not prohibited by the Secured Debt Documents);

WHEREAS, each Pledgor acknowledges that it will derive substantial direct and indirect benefit from the Extensions of Credit;

WHEREAS, pursuant to the Senior Debt Documents, the Additional Grantors are entering into this Assumption Agreement in order to grant the Security Agent for the benefit of the Secured Parties, a security interest in the Collateral (as defined below.

NOW, THEREFORE, IT IS AGREED:

1.            Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the US Security Agreement, hereby becomes a party to the US Security Agreement as a Grantor and a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the US Security Agreement.

2.            GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR], as Grantor

By:
Name:
Title:

Annex I-A to
Assumption Agreement1

Supplement to Schedule 1

Notice Addresses

Supplement to Schedule 2

Investment Property

Supplement to Schedule 3

Legal Name, Jurisdictions of Organization and Chief Executive Offices

Supplement to Schedule 4

Intellectual Property

1 Each Supplement to Schedule to be completed for each Additional Grantor.

EXHIBIT B-2

FORM OF US PLEDGE AGREEMENT

[See Attached]

US PLEDGE AGREEMENT

THIS US PLEDGE AGREEMENT, dated as of March 7, 2025 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Pledge Agreement”), is entered into among Bending Spoons Operations S.p.A., joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company” and the “Initial Pledgor”), and each of the other entities that becomes a party hereto pursuant to Section 29 hereof (each such entity being an “Additional Pledgor”, collectively, the “Additional Pledgors”; the Additional Pledgors and the Initial Pledgors are referred to collectively as the “Pledgors”), and Intesa Sanpaolo S.p.A. as security agent (in such capacity, together with any successor security or Security Agent appointed pursuant to the Intercreditor Agreement, the “Security Agent”) for the benefit of the Secured Parties (as defined below).

Reference is hereby made to the Intercreditor Agreement, dated as of July 30, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Intercreditor Agreement”), between, among others, the Company, Intesa Sanpaolo S.p.A. acting as the Original Senior Agent and the Security Agent.

W I T N E S S E T H:

WHEREAS, the Initial Pledgor is also party to the Senior Facilities Agreement, dated as of July 30, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Senior Facilities Agreement”), between, among others, the Company, Intesa Sanpaolo S.p.A. as Agent and the Security Agent (each as defined therein);

WHEREAS, the Initial Pledgor is also party to the Term Loan Credit Agreement, dated as of the date hereof (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Loan Agreement”), between, among others, the Company, Bending Spoons US Inc., a Delaware corporation, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent and the Secured Parties party thereto from time to time (each as defined therein);

WHEREAS, pursuant to the Loan Agreement, the Lenders have severally agreed to, among other things, make a term loan credit facility available to the Borrower (the extensions of credit to each of (i) the Borrower under the Loan Agreement and (ii) the Company under such Senior Facilities Agreement, and together with any additional credit facilities or other indebtedness made available under the Secured Debt Documents, collectively, the “Extensions of Credit”) upon the terms and subject to the conditions set forth therein;

WHEREAS, the Extensions of Credit will be used by the Group to effect certain transactions and for general corporate purposes (including for working capital, capital expenditures and any transaction or other action not prohibited by the Secured Debt Documents);

WHEREAS, the Initial Pledgor acknowledges that it will derive substantial direct and indirect benefit from the Extensions of Credit;

WHEREAS, the Initial Pledgor is entering into this Pledge Agreement in order to grant the Security Agent for the benefit of the Secured Parties, a security interest in the Collateral (as defined below); and

WHEREAS, as of the date hereof, the Pledgors are the legal and beneficial owners of the Equity Interests described in Schedule 1 hereto and issued by the entities named therein (such Equity

Interests, together with all Equity Interests directly held by any Pledgor in the future, in each case, except Excluded Stock and Stock Equivalents, referred to collectively herein as the “Pledged Shares”).

NOW, THEREFORE, in consideration of the benefits accruing to each Pledgor, the receipt and sufficiency of which are hereby acknowledged, the Pledgors hereby agree with the Security Agent, for the benefit of the Secured Parties, as follows:

1.	Defined Terms; Other References.

(a)            Unless otherwise defined herein, terms defined in the Intercreditor Agreement, the Loan Agreement or the Senior Facilities Agreement and used herein shall have the meanings given to them in the Intercreditor Agreement, the Senior Facilities Agreement or Loan Agreement, as applicable and as the context may suggest.

(b)            Terms used herein without definition that are defined in the UCC have the meanings given to them in the UCC.

(c)	The following terms shall have the following meanings:

“Acceleration Event” has the meaning given in the Intercreditor Agreement other than a Topco Lender Acceleration Event or a Topco Notes Acceleration Event.

“Additional Pledgor” shall have the meaning provided in the preamble hereto.

“Bankruptcy Event of Default” means an Event of Default pursuant to (i) Section 8.1(f) of the Loan Agreement or (ii) Clause 28.7 of the Senior Facilities Agreement or (iii)      any equivalent provision in a Secured Debt Document that is secured by Liens pari passu with the Loan Agreement and the Senior Facilities Agreement, solely to the extent such Event of Default is as a result of an insolvency proceeding governed by the U.S. Bankruptcy Code with respect to a Pledgor over which a U.S. Bankruptcy Court presides.

“Capital Stock” means any and all shares of, rights to purchase, warrants, options or depositary receipts for, or other equivalents of or partnership or other interests in (however designated), equity of each Material Subsidiary which has become an Obligor and is incorporated under the laws of the United States, excluding any debt securities convertible into such equity.

“CFC” means a member of the Group that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code that is owned (within the meaning of Section 958(a) of the Code) by a U.S. Person.

“CFC Holding Company” means a member of the Group substantially all the assets of which consist of equity interests (or equity interests and indebtedness) in one or more CFCs.

“Collateral” shall have the meaning provided in Section 2. “Comfort Documents” means, together, the following documents:

(i)            a good standing certificate (certificato di vigenza) issued by the competent Companies’ Register confirming that each Relevant Obligor is not subject to any Insolvency Proceedings, dated not earlier than 5 (five) Business Days from the date of its delivery;

(ii)           a declaration, dated not earlier than 10 (ten) Business Days from the date of its delivery, from the chairman of the board of directors or the sole director of each

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Relevant Obligor or two directors of each Relevant Obligor, stating that, at the time such declaration is given:

(a)    the Relevant Obligor is not insolvent and it will not become insolvent as a result of repayment of the Secured Obligations;

(b)    it is not aware of events or circumstances which – on the basis of a bona fide evaluation – may reasonably trigger the insolvency of the Relevant Obligor as a result of repayment of the Secured Obligations;

(c)    the Relevant Obligor is not subject to any legal proceedings for non-payment of checks, promissory notes or drafts (protesti); and

(d)   no writ of attachment has been enforced against the Relevant Obligor on its immovable assets.

“Company” shall have the meaning provided in the preamble hereto.

“Debtor” shall have the meaning given in the Intercreditor Agreement.

“Equity Interest” means Capital Stock and all warrants, options, or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Excluded Collateral” means (i) Excluded Stock and Stock Equivalents, (ii) any asset as to which granting a pledge of such asset would be prohibited by applicable law, rule or regulation (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the UCC and other applicable law) or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received), (iii) those assets as to which the cost or other consequence (including, without limitation, tax consequences) of obtaining such a pledge or perfection thereof are excessive in relation to the value afforded thereby as determined by the Company in good faith, (iv) equity interests of any “unrestricted subsidiary”, (v) any assets to the extent a security interest in or pledge of such assets could reasonably be expected to result in adverse tax, accounting or regulatory consequences to the Company or any of its Subsidiaries or any of its direct or indirect equity holders (as determined by the Company in good faith), (vi) margin stock, (vii) any asset over which a Grantor is not required to grant a lien in accordance with the Agreed Security Principles and (viii) Proceeds and products from any and all of the foregoing excluded collateral described in clauses (i) through (vii).

“Excluded Stock and Stock Equivalents” means any present or future Equity Interest and Stock Equivalents owned by a Pledgor (a) in any member of the Group which is not a Material Subsidiary, (b) in any member of the Group which is not an Obligor or (c) in a Foreign Subsidiary, CFC or CFC Holding Company in excess of 65 per cent. of the voting equity interests (and 100 per cent. of the non-voting equity interests).

“Excluded Swap Obligation” means, with respect to any Subsidiary which is an Obligor, any Swap Obligation if, and to the extent that, all or a portion of the Liabilities of such Subsidiary of, or the grant by such Subsidiary of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Liabilities of such Subsidiary or the grant of such security interest becomes effective with respect to such Swap Obligation. If a

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Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Extensions of Credit” shall have the meaning provided in the recitals hereto.

“Foreign Subsidiary” means, with respect to any person, any Subsidiary of such person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia, and any Subsidiary of such Subsidiary.

“Initial Pledgor” shall have the meaning provided in the preamble hereto.

“Insolvency Proceedings” means the “insolvency proceedings” referred to in clause 1.10 (Italian terms) of the Senior Facilities Agreement.

“Intercreditor Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Liens” means any “Security” as defined in the Intercreditor Agreement.

“Permitted Liens” shall mean any Liens permitted under the Secured Debt Documents.

“Pledge Agreement” shall have the meaning provided in the preamble hereto.

“Pledged Shares” shall have the meaning provided in the recitals hereto.

“Pledgors” shall have the meaning provided in the preamble hereto.

“Proceeds” shall mean all “Proceeds” as such term is defined in Article 9 of the UCC.

“Relevant Obligor” means any Obligor or third parties that has made a Relevant Payment and is incorporated in Italy.

“Relevant Payment” means any payment in satisfaction of one or more Secured Obligations which, at the time of delivery of the Comfort Documents, may be subject to claw-back or to a declaration of ineffectiveness if the Relevant Obligor was admitted to any Insolvency Proceeding.

“Required Creditor Consent” shall have the meaning given in the Intercreditor Agreement.

“Secured Debt Documents” shall have the meaning given in the Intercreditor Agreement.

“Secured Obligations” shall have the meaning given in the Intercreditor Agreement; provided, that Secured Obligations shall exclude Excluded Swap Obligations.

“Secured Parties” shall have the meaning given in the Intercreditor Agreement other than the Topco Creditors.

“Security Agent” shall have the meaning provided in the preamble hereto.

“Security Interest” shall have the meaning provided in Section 2.

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“Stock Equivalents” means all securities convertible into or exchangeable for Capital Stock and all warrants, options, or other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable, or exercisable.

“Swap Obligation” means, with respect to any Subsidiary which is a Debtor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Termination Date” means the “Priority Discharge Date” as defined in the Intercreditor Agreement.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of any provisions of law, any of the attachment, perfection or priority of the Security Agent’s and the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, such terms shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“U.S. Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“U.S. Bankruptcy Court” means a United States Bankruptcy Court located in the United States of America, any state thereof or the District of Columbia.

“U.S. Person” means a “United States person” as such term is defined under Section 7701(a)(30) of the Code.

Clause 1.4 (Construction) of the Intercreditor Agreement is incorporated herein by reference mutatis mutandis.

Notwithstanding anything to the contrary in this Pledge Agreement but without prejudice to the creation or perfection of any security interest under this Pledge Agreement, the terms of this Pledge Agreement shall not operate or be construed so as to prohibit or restrict any transaction, matter or other step (or the Pledgors taking or entering into the same or dealing in any manner whatsoever in relation to any asset (including all rights, claims, benefits, proceeds and documentation, and contractual counterparties in relation thereto)) not prohibited by the Secured Debt Documents (as defined in the Intercreditor Agreement) (other than this Pledge Agreement), and the Security Agent shall promptly enter into such documentation and/or take such other action in relation to this Pledge Agreement as is required by each Pledgor (acting reasonably) in order to facilitate any such transaction, matter or other step, including, but not limited to, by way of executing any confirmation, consent to dealing, release or other similar or equivalent document, or returning any physical collateral.

Any reference in this Pledge Agreement to a matter being permitted or non-prohibited under the Intercreditor Agreement or any Secured Debt Document shall be deemed to include reference to any matter which is prohibited or restricted under the Intercreditor Agreement or such Secured Debt Document but in respect of which the Required Creditor Consent has been obtained.

2.             Grant of Security. Each Pledgor hereby collaterally assigns and pledges to the Security Agent, for the benefit of the Secured Parties, and transfers and grants to the Security Agent, for the benefit of the Secured Parties, a lien on and a continuing security interest in (the “Security Interest”) all of such Pledgor’s right, title and interest in, to and under the following, whether now owned or existing or at any time hereafter acquired or existing and wherever located (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all of the Secured Obligations:

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(a)            the Pledged Shares held by such Pledgor and any certificates representing such Pledged Shares and any interest of such Pledgor in the entries on the books of the issuer of the Pledged Shares or any financial intermediary pertaining to the Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

(b)            to the extent not covered by clause (a) above, respectively, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for any of the foregoing,

provided that the Collateral (and any defined term used in the definition thereof) shall not include any Excluded Collateral. The Pledgors shall not be required to take any action intended to cause “Excluded Collateral” to constitute Collateral and none of the covenants or representations and warranties herein shall be deemed to apply to any property constituting Excluded Collateral.

3.             Delivery of the Collateral. All certificates (including Certificated Securities), if any, representing or evidencing the Collateral (to the extent constituting Certificated Securities) shall no later than 90 days after the date of this Pledge Agreement (or as the case may be, 90 days after the date of execution of a supplement to this Pledge Agreement substantially in the form found in Annex A (in each case, or such later date as the Security Agent may reasonably agree)) be delivered by each Pledgor to and held by or on behalf of the Security Agent pursuant hereto to the extent required by the Secured Debt Documents and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank. The Security Agent shall have the right, at any time after the occurrence and during the continuance of an Acceleration Event which is continuing, subject to the terms of any Intercreditor Agreement, and upon prior written notice to the relevant Pledgor (which notice shall not be required during the occurrence and continuance of a Bankruptcy Event of Default), to transfer to or to register in the name of the Security Agent or any of its nominees any or all of the Pledged Shares.

4.	Representations and Warranties and Covenants.

(a)	Each Pledgor represents and warrants that

(i)             the Pledged Shares identified against its name on Schedule 1 hereto are fully paid;

(ii)            Schedule 2(A) and Schedule 2(B) (in each case, as such schedule may be amended or supplemented from time to time with written notice to the Security Agent) sets forth under the appropriate headings: (1) the full legal name of such Pledgor, (2) all trade names or other names under which such Pledgor currently conducts business, (3) the type of organization of such Pledgor, (4) the jurisdiction of organization of such Pledgor, (5) its organizational identification number, if any, and (6) the jurisdiction where the chief executive office is located;

(iii)            except as provided on Schedule 2(C) (as such schedule may be amended or supplemented from time to time with written notice to the Security Agent), it has not changed its name, jurisdiction of organization, chief executive office or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) and has not done business under any other name, in each case, within the five (5) years preceding the date hereof; and

(iv)            each Pledgor, upon any change of its name or change of its jurisdiction of organization, shall deliver prompt (and in any event no later than 45 days following such change or such longer period as the Security Agent may agree in its reasonable discretion) written notice to the Security Agent and deliver to the Security Agent all additional executed financing statements, financing change statements and other documents reasonably requested

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by the Security Agent to maintain the validity, perfection and priority of the security interests provided herein.

5.	[Reserved].

6.             Certification of Limited Liability Company, Limited Partnership Interests, and Equity Interests in Foreign Subsidiaries. No interest in any limited liability company or limited partnership controlled by any Pledgor that constitutes Pledged Shares shall be represented by a certificate unless such certificate shall be delivered to the Security Agent in accordance with Section 3. With respect to any Equity Interests of any Subsidiary that are not a security as defined in Section 8-102(a)(15) of the Uniform Commercial Code or pursuant to Section 8-103 of the Uniform Commercial Code, if any Pledgor shall take any action that, under such sections, converts such Equity Interests into a security, such Pledgor shall give prompt written notice thereof to the Security Agent and cause the issuer thereof to issue to it certificates or instruments evidencing such Equity Interests, which it shall promptly deliver to the Security Agent as provided in Section 3..

7.             Further Assurances. Each Pledgor hereby irrevocably authorizes the Security Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file or record financing statements, amendments to financing statements and, with prior written notice to the applicable Pledgors, other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Security Agent reasonably determines appropriate to perfect the Security Interest of the Security Agent under this Pledge Agreement.

8.	Voting Rights; Dividends and Distributions; Etc.

(a)            So long as no Acceleration Event shall have occurred and be continuing and the Security Agent has not provided the notice contemplated in Section 8(c) below:

(i)            Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof.

(ii)            The Security Agent shall execute and deliver (or cause to be executed and delivered) to each Pledgor all such proxies and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above.

(b)           Subject to paragraph (c) below, each Pledgor shall be entitled to receive and retain and use, free and clear of the Lien created by any Security Document, any and all dividends, distributions, principal and interest made or paid in respect of the Collateral, as applicable; provided, however, that any and all non-cash dividends, interest, principal or other distributions that would constitute Pledged Shares, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Shares or received in exchange for Pledged Shares or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be forthwith delivered to the Security Agent to hold as Collateral in accordance with, and to the extent required by Section 3 hereof. So long as no Acceleration Event has occurred and is continuing, the Security Agent shall, at the Pledgor’s expense, promptly (upon receipt of a written request) deliver to each Pledgor any Collateral in its possession if requested to be delivered to the issuer thereof in connection with any transaction permitted by the Secured Debt Documents.

(c)            Upon prior written notice to a Pledgor by the Security Agent that the Security Agent is exercising its rights under this Section 8(c) (provided that no such notice shall be required if a Bankruptcy Event of Default shall have occurred and be continuing), following the occurrence and during the continuance of an Acceleration Event, subject to the terms of the Intercreditor Agreement:

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(i)            all rights of such Pledgor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 8(a)(i) shall cease, and all such rights shall thereupon become vested in the Security Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights during the continuance of such Acceleration Event, provided that, unless otherwise directed by the applicable percentage of Lenders pursuant to the Intercreditor Agreement, the Security Agent shall have the right from time to time following the occurrence and during the continuance of an Acceleration Event, subject to the terms of the Intercreditor Agreement, to permit the Pledgors to exercise such rights. For so long as any Acceleration Notice is no longer outstanding, each Pledgor will have the right to exercise the voting and consensual rights that such Pledgor would otherwise be entitled to exercise pursuant to the terms of Section 8(a)(i) (and the obligations of the Security Agent under Section 8(a)(ii) shall be reinstated);

(ii)            all rights of such Pledgor to receive the dividends, distributions and principal and interest payments that such Pledgor would otherwise be authorized to receive and retain pursuant to Section 8(b) shall cease, and all such rights shall thereupon become vested in the Security Agent, which, subject to the terms of the Intercreditor Agreement, shall thereupon have the sole right to receive and hold as Collateral such dividends, distributions and principal and interest payments during the continuance of such Acceleration Event;

(iii)            all dividends, distributions and principal and interest payments that are received by such Pledgor contrary to the provisions of Section 8(b) shall promptly be delivered to the Security Agent as Collateral in substantially the same form as so received (with any necessary endorsements); and

(iv)            in order to permit the Security Agent to receive all dividends, distributions and principal and interest payments to which it may be entitled under Section 8(b) above, to exercise the voting and other consensual rights that it may be entitled to exercise pursuant to Section 8(c)(i) above, and to receive all dividends, distributions and principal and interest payments that it may be entitled to under Sections 8(c)(ii) and (c)(iii) above, such Pledgor shall from time to time execute and deliver to the Security Agent, appropriate proxies, dividend payment orders and other instruments as the Security Agent may reasonably request in writing, subject to the terms of the Intercreditor Agreement.

9.	[Reserved].

10.            Security Agent Appointed Attorney-in-Fact. Each Pledgor hereby makes, constitutes and appoints, which appointment is irrevocable and coupled with an interest, and shall automatically terminate on the Termination Date or, if sooner, upon the release of such Pledgor hereunder pursuant to Section 14, the Security Agent as such Pledgor’s attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise after the occurrence of an Acceleration Event which is continuing to take any and all appropriate action and to execute any instrument, that the Security Agent may deem reasonably necessary or advisable to accomplish the purposes of this Pledge Agreement, including to receive, indorse and collect all instruments made payable to such Pledgor representing any dividend, distribution or principal or interest payment in respect of the Collateral or any part thereof and to give full discharge for the same.

11.	[Reserved]

12.            Remedies. Subject to the terms of the Intercreditor Agreement, if any Acceleration Event shall have occurred and be continuing:

(a)            The Security Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or in the Intercreditor Agreement or otherwise available to it at law or in equity, all the rights and remedies of a secured party upon default under the UCC or

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any other applicable law (whether or not the UCC applies to the affected Collateral) and also may upon prior written notice to the relevant Pledgor, sell the Collateral or any part thereof in one or more parcels at public or private sale or sales, at any exchange broker’s board or at any of the Security Agent’s offices or elsewhere, including through a qualified intermediary pursuant to clause 19 (The Security Agent) of the Intercreditor Agreement, for cash, on credit or for future delivery, at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Security Agent shall be authorized at any such sale of Pledged Shares (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Security Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Pledged Shares so sold; provided that, the Security Agent may appoint a reputable dealer pursuant to clause 19 (The Security Agent) of the Intercreditor Agreement. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Security Agent, the Agent and each other Secured Party shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase all or any part of the Collateral so sold, and the Security Agent or such Secured Party may pay the purchase price by crediting the amount thereof against the Secured Obligations. Each Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ prior written notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Security Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Security Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Pledgor hereby waives any claim against the Security Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Security Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

(b)            The Security Agent shall apply the Proceeds of any collection or sale of the Collateral as well as any Collateral consisting of Cash, at any time after receipt in the order set forth in clause 16 (Application of Proceeds) of the Intercreditor Agreement.

Upon any sale of the Collateral by the Security Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Security Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Security Agent or such officer or be answerable in any way for the misapplication thereof.

(c)            All payments received by any Pledgor in respect of the Collateral after the occurrence and during the continuance of an Acceleration Event, shall be received in trust for the benefit of the Security Agent shall be segregated from other property or funds of such Pledgor and shall be forthwith delivered to the Security Agent as Collateral in substantially the same form as so received (with any necessary endorsement).

13.            Amendments, etc. with Respect to the Secured Obligations; Waiver of Rights. Unless and until the Termination Date has occurred or, with respect to any Pledgor, such Pledgor shall be released in accordance with Section 14(b), each Pledgor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Pledgor and without notice to or further assent by any Pledgor, (a) any demand for payment of any of the Secured Obligations made by the Security Agent or any other Secured Party may be rescinded by such party and any of the Secured Obligations continued, (b) the Secured Obligations, or the liability of any other party upon or for any

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part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Security Agent or any other Secured Party, (c) the Debt Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with their terms and (d) any collateral security, guarantee or right of offset at any time held by the Security Agent or any other Secured Party for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released. Except as provided in Section 10, neither the Security Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for this Pledge Agreement or any property subject thereto. When making any demand hereunder against any Pledgor, the Security Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on any other Pledgor or any other person, and any failure by the Security Agent or any other Secured Party to make any such demand or to collect any payments from any other Pledgor or any other person or any release of the Company or any other Pledgor or any other person shall not relieve any Pledgor in respect of which a demand or collection is not made or any Pledgor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Security Agent or any other Secured Party against any Pledgor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

14.	Continuing Security Interest; Assignments Under the Intercreditor Agreement; Release.

(a)	This Pledge Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Pledgor and the successors and assigns thereof, and shall inure to the benefit of the Security Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns permitted under the Secured Debt Documents until the Termination Date, it being understood that, with respect to any Relevant Obligor, any Secured Obligations shall be deemed fully and irrevocably discharged, and the Termination Date shall be deemed to have occurred, following the payment in full of the Secured Obligations upon the occurrence of one of the following circumstances:

(i)             all applicable suspect periods for claw-back actions and declaratory of ineffectiveness with respect to any payment of the Secured Obligations made by a Relevant Obligor have elapsed; or

(ii)            the Comfort Documents have been delivered to the Security Agent, provided further that at the date of the final payment made by a Relevant Obligor pursuant to the definition of “Secured Obligations” no Material Event of Default was continuing. In any case, if a Relevant Obligor is admitted to an Insolvency Proceeding prior to the Termination Date, the Termination Date shall be deemed to be extended until no claw-back actions and no declaratory of ineffectiveness may be exercised pursuant to any applicable law vis-à-vis such Relevant Obligor.

(b)            If (i) any of the Collateral shall be sold, transferred or otherwise disposed of by any Pledgor (other than to another Pledgor) in a transaction permitted by the Secured Debt Documents, (ii) if such Pledgor shall no longer be a Debtor under the Intercreditor Agreement or (iii) the provisions of the Secured Debt Documents or the Intercreditor Agreement provide for the release of any Security granted hereunder over any of the Collateral, then the Security granted under this Pledge Agreement on such Collateral (or in the case of clause (ii) above, all Collateral of such Debtor and any Security over the Capital Stock of Debtor) shall be automatically released.

(c)            The Security Interest granted hereby in any Collateral shall automatically be released at any time permitted in accordance with the Intercreditor Agreement and any such release shall result in such Collateral being free and clear of the Lien and Security Interest created hereby.

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(d)            In connection with any termination or release pursuant to the foregoing Section 14(a), (b) or (c), the Security Agent shall execute and deliver to any Pledgor and/or authorize the filing of, at such Pledgor’s expense, all documents that such Pledgor shall reasonably request to evidence such termination or release provided, any financing statement shall be in form and substance reasonably satisfactory to the Security Agent. Any execution and delivery of documents pursuant to this Section 14 shall be without recourse to or warranty by the Security Agent.

15.	Reinstatement.

Notwithstanding anything to the contrary contained herein, each Pledgor further agrees that, if any payment made by any Obligor or other person and applied to the Secured Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be returned by any Secured Party to such Obligor, its estate, trustee, receiver or any other person, including any Pledgor, under any bankruptcy law, state, federal or foreign law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral security such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender, such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of any Pledgor in respect of the amount of such payment.

16.	Security Agent As Agent.

The Security Agent has been appointed to act as the Security Agent under the Intercreditor Agreement by the Secured Parties. Each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Security Agent for the benefit of the Secured Parties in accordance with the terms of this Section 16 and the Intercreditor Agreement. Each Secured Party, by its acceptance of the benefits hereof, agrees that any action taken by the Security Agent in accordance with the provisions of the Security Documents, and the exercise by the Security Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized and binding upon all Secured Parties.

17.            Notices. All notices, requests and demands pursuant hereto shall be made in accordance with clause 25 (Notices) of the Intercreditor Agreement. All communications and notices hereunder to any Pledgor shall be given to it in care of the Company at the Company’s address set forth in clause 25 (Notices) of the Intercreditor Agreement.

18.            Counterparts. This Pledge Agreement may be executed by one or more of the parties to this Pledge Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed facsimile or “.PDF” (“PDF”) counterpart of a signature page to this Pledge Agreement or any such amendments, waivers, consents or supplements shall be effective as delivery of an original executed counterpart hereof or thereof and any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. The Security Agent may also request that any such facsimile or PDF signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or PDF signature delivered.

19.           Severability. Any provision of this Pledge Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such

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prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

20.            Integration. This Pledge Agreement and the other Secured Debt Documents represent the agreement of the Pledgors, the Security Agent and the other Secured Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Pledgors, the Security Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Debt Documents.

21.	Amendments in Writing; No Waiver; Cumulative Remedies.

(a)            None of the terms or provisions of this Pledge Agreement may be waived, amended, supplemented or otherwise modified except in accordance with the terms of the Secured Debt Documents.

(b)            Neither the Security Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 21(a)), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or Acceleration Event or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Security Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Security Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Security Agent or such other Secured Party would otherwise have on any future occasion.

(c)            The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

22.            Section Headings. Section headings used in this Pledge Agreement are for convenience of reference only and shall not affect the interpretation hereof.

23.            Successors and Assigns. No Pledgor may assign, transfer or delegate any of its rights or obligations under this Pledge Agreement without the prior written consent of the Security Agent or as otherwise permitted by the Secured Debt Documents.

24.            WAIVER OF JURY TRIAL. EACH PARTY HERETO, INCLUDING WITHOUT LIMITATION THE SECURITY AGENT FOR THE BENEFIT OF THE SECURED PARTIES, BY ITS ACCEPTANCE OF THE TERMS HEREOF HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) THE RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY ANY PARTY RELATED TO OR ARISING OUT OF THIS PLEDGE AGREEMENT OR THE PERFORMANCE OF SERVICES HEREUNDER.

25.            Submission to Jurisdiction; Waivers. Each party hereto, including, without limitation, the Security Agent for the benefit of each of the Secured Parties by its acceptance of the terms hereof, irrevocably and unconditionally:

(a)            submits for itself and its property in any legal action or proceeding relating to this Pledge Agreement to which it is a party to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b)            consents that any such action or proceeding shall be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to

12

the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;

(c)            agrees that service of process in any such action or proceeding shall be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such person at its address referred to in Section 17 or at such other address of which the Security Agent shall have been notified pursuant thereto;

(d)            agrees that nothing herein shall affect the right of the Security Agent or any other Secured Party to effect service of process in any other manner permitted by law; and

(e)            waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 25 any special, exemplary, punitive or consequential damages.

26.            GOVERNING LAW. THIS PLEDGE AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

27.            Intercreditor Agreement, Senior Facilities Agreement and Loan Agreement. Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Security Agent pursuant to this Pledge Agreement and the exercise of any right or remedy by the Security Agent hereunder, are subject to the provisions of the Intercreditor Agreement, the Senior Facilities Agreement and the Loan Agreement. In the event of any conflict between the terms of the Intercreditor Agreement, the Senior Facilities Agreement and/or the Loan Agreement and the terms of this Pledge Agreement the terms of the Intercreditor Agreement, the Senior Facilities Agreement or the Loan Agreement, as applicable, shall govern and control. In the event of any such conflict, each Grantor may act (or omit to act) in accordance with the Intercreditor Agreement and shall not be in breach, violation or default of its obligations hereunder by reason of doing so. No right, power or remedy granted to the Security Agent hereunder shall be exercised by the Security Agent, and no direction shall be given by the Security Agent, in contravention of the Intercreditor Agreement.

28.	Acknowledgments. Each party hereto hereby acknowledges that:

(a)            it has been advised by counsel in the negotiation, execution and delivery of this Pledge Agreement and the other Debt Documents to which it is a party;

(b)            neither the Security Agent nor any other Secured Party has any fiduciary relationship with or duty to any Pledgor arising out of or in connection with this Pledge Agreement or any of the other Debt Documents, and the relationship between the Pledgors, on the one hand, and the Security Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)            no joint venture is created hereby or by the other Debt Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders and any other Secured Party or among the Pledgors and the Lenders and any other Secured Party.

29.            Additional Pledgors. Each member of the Group that is required or elects to become a party to this Pledge Agreement pursuant to the Secured Debt Documents shall become an Additional Pledgor, with the same force and effect as if originally named as a Pledgor herein, for all purposes of this Pledge Agreement upon execution and delivery by such member of the Group of a written supplement substantially in the form of Annex A hereto. The execution and delivery of any instrument adding an Additional Pledgor as a party to this Pledge Agreement shall not require the consent of any other Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall

13

remain in full force and effect notwithstanding the addition of any new Pledgor as a party to this Pledge Agreement.

30.            Reservation. Notwithstanding anything herein to the contrary, this Pledge Agreement shall create no additional commercial or legal obligations to those set forth in the Secured Debt Documents.

31.            Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding any other term of any Secured Debt Document or any other agreement, arrangement or understanding between the parties, each party acknowledges and accepts that any liability of any party to any other party under or in connection with any Secured Debt Document may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)            any Bail-In Action in relation to any such liability, including (without limitation) (i) a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability, (ii) a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it and (iii) a cancellation of any such liability; and

(b)            a variation of any term of any Secured Debt Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

32.	Definitions. For the purposes of Section 31 above:

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means: (a) in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time and (b) in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein, Norway and any other country which may become a member of the European Economic Area or subject to Bail-In Legislation from time to time.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Write-down and Conversion Powers” means: (a) in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and (b) in relation to any other applicable Bail-In Legislation (i) any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution, or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend

14

any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to, or ancillary to, any of those powers; and (ii) any similar or analogous powers under that Bail-In Legislation.

33.            Limitation on Guarantees and Liens. Notwithstanding any term or provision of this Pledge Agreement or any other Secured Debt Document (but subject to Section 10.25 of the Loan Agreement), no obligation or borrowing of any Debtor that is a U.S. Person (and no guarantee or indemnity by any Debtor of any such obligation or borrowing of any Debtor that is a U.S. Person) shall be or shall be required to be (with any such guarantee or grant of any Security (including under this Pledge Agreement) in contravention of this Section 33 being void ab initio):

(a)            guaranteed by (A) any CFC, (B) any CFC Holding Company or (C) any direct or indirect Subsidiary of a CFC or CFC Holding Company;

(b)            secured by a pledge of any Capital Stock of any Subsidiary of the Company that is either (A) any first-tier CFC or (B) any CFC Holding Company, in each case, in excess of sixty-five per cent. (65%) of the voting equity interests of such Subsidiary and one hundred per cent. (100%) of the non-voting equity interests, if any, of such Subsidiary;

(c)            secured by a pledge of any direct or indirect asset of any CFC or CFC Holding Company or a Subsidiary of a CFC or CFC Holding Company (including any CFC or CFC Holding Company equity interests held directly or indirectly by a CFC or CFC Holding Company); or

(d)            guaranteed by any Subsidiary or secured by a pledge of or security interest in any Subsidiary or other asset, if it could result in material adverse U.S. tax consequences to the Company or any of its Subsidiaries as reasonably determined by the Company and the Agent.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each of the undersigned has caused this Pledge Agreement to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

Bending Spoons Operations S.p.A., as a Pledgor

By:
Name:
Title:

Intesa Sanpaolo S.p.A.,
as the Security Agent

Acting by its duly authorised attorney:

By:
Name:
Title:

SCHEDULE 1

TO THE PLEDGE AGREEMENT

Pledged Shares

Record Owner	Issuer	Certificate Number and Number of Shares	% Ownership	% of Ownership Pledged

SCHEDULE 2

TO THE PLEDGE AGREEMENT

General Information

(A)	Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office and Organizational Identification Number of each Pledgor:

Full Legal Name	Type of Organization	Jurisdiction of Organization	Chief Executive Office	Organization I.D.#

(B)	Other Names (including any Trade Name or Fictitious Business Name) under which each Pledgor currently conducts business:

Full Legal Name	Trade Name or Fictitious Business Name

(C)	Changes in Name, Jurisdiction of Organization, Chief Executive Office and Corporate Structure within past five (5) years:

Pledgor	Date of Change	Description of Change

ANNEX A

TO THE PLEDGE AGREEMENT

This Supplement, dated as of [   ], 20[   ] (this “Supplement”), supplements the US PLEDGE AGREEMENT, dated as of March 7, 2025 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Pledge Agreement”), among the Initial Pledgor party thereto and Intesa Sanpaolo S.p.A. as security agent (in such capacity, together with any successor security or Security Agent appointed pursuant to the Intercreditor Agreement, the “Security Agent”) for the benefit of the Secured Parties, and is entered into by each of the undersigned entities (each such entity being an “Additional Pledgor” and, collectively, the “Additional Pledgors”; the Additional Pledgors and the Initial Pledgors are referred to collectively as the “Pledgors”) and the Security Agent for the benefit of the Secured Parties.

W I T N E S S E T H:

WHEREAS, the Additional Pledgors party to this Supplement have become party, by accession, to the Senior Facilities Agreement, dated as of July 30, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Senior Facilities Agreement”), between, among others, Bending Spoons Operations S.p.A. as the Company and Intesa Sanpaolo S.p.A. as Agent and Security Agent and the Lenders party thereto from time to time (each as defined therein);

WHEREAS, the Additional Pledgor is also an Affiliate of Bending Spoons US Inc., a Delaware corporation, as Borrower under the Term Loan Credit Agreement, dated as of March 7, 2025 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Loan Agreement”), between, among others, Bending Spoons Operations S.p.A. as the Company, Bending Spoons US Inc., as Borrower, JPMorgan Chase Bank N.A., as Administrative Agent, and Intesa Sanpaolo S.p.A., as Security Agent and the Lenders party thereto from time to time (each as defined therein);

WHEREAS, pursuant to the Loan Agreement, the Lenders have severally agreed to, among other things, make a certain term loan credit facility available to certain members of the Group (the extensions of credit to each of (i) the Borrower under the Loan Agreement and (ii) the Company under the Senior Facilities Agreement and, together with any additional credit facilities or other indebtedness made available under the Secured Debt Documents, collectively, the “Extensions of Credit”) upon the terms and subject to the conditions set forth therein;

WHEREAS, the Extensions of Credit will be used by the Group to effect certain transactions and for general corporate purposes (including for working capital, capital expenditures and any transaction or other action not prohibited by the Secured Debt Documents);

WHEREAS, each Additional Pledgor acknowledges that it will derive substantial direct and indirect benefit from the Extensions of Credit;

WHEREAS, as of the date hereof, the Additional Pledgors are the legal and beneficial owners of the Equity Interests described in Schedule 1 hereto and issued by the entities named therein (such Equity Interests, together with all Equity Interests directly held by such Additional Pledgors in the future, in each case, except Excluded Stock and Stock Equivalents, referred to collectively herein as the “Additional Pledged Shares”); and

WHEREAS, the Secured Debt Documents and Section 29 of the Pledge Agreement provide that additional members of the Group may become Additional Pledgors under the Pledge Agreement by execution and delivery of an instrument in the form of this Supplement or as otherwise provided in the Secured Debt Documents. Each Additional Pledgor is executing this Supplement in accordance with the requirements of the Secured Debt Documents and Section 29 of the Pledge

Agreement to pledge to the Security Agent for the benefit of the Secured Parties the Additional Pledged Shares and to become an Additional Pledgor under the Pledge Agreement.

NOW, THEREFORE, in consideration of the benefits accruing to each Additional Pledgor, the receipt and sufficiency of which are hereby acknowledged, the Additional Pledgors hereby agree with the Security Agent, for the benefit of the Secured Parties, as follows:

SECTION 1. As collateral security for the payment and performance when due of all of the Secured Obligations, each Additional Pledgor hereby collaterally assigns and pledges to the Security Agent, for the benefit of the Secured Parties, and grants to the Security Agent, for the benefit of the Secured Parties, a lien on and security interest in all of such Additional Pledgor’s right, title and interest in, to and under the following, whether now owned or existing or at any time hereafter acquired or existing (collectively, the “Additional Collateral”):

(a)            the Additional Pledged Shares held by such Additional Pledgor and the certificates representing such Additional Pledged Shares and any interest of such Additional Pledgor in the entries on the books of the issuer of the Additional Pledged Shares or any financial intermediary pertaining to the Additional Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Additional Pledged Shares; and

(b)            to the extent not covered by clause (a) above, all Proceeds of any or all of the items set forth in clause (a) above.

Notwithstanding the foregoing, the Additional Collateral (and any defined term used in the definition thereof) for the Secured Obligations shall not include any Excluded Stock and Stock Equivalents or any Excluded Collateral. The Additional Pledgors shall not be required to take any action intended to cause Excluded Collateral to constitute Additional Collateral and none of the covenants or representations and warranties herein shall be deemed to apply to any property constituting Excluded Collateral.

For purposes of the Pledge Agreement, the Collateral shall be deemed to include the Additional Collateral and the Pledged Shares shall be deemed to include the Additional Pledged Shares.

SECTION 2. Each Additional Pledgor by its signature below becomes a Pledgor under the Pledge Agreement with the same force and effect as if originally named therein as a Pledgor, and each Additional Pledgor hereby agrees to all the terms and provisions of the Pledge Agreement applicable to it as a Pledgor thereunder. Each reference to an “Additional Pledgor” or a “Pledgor” in the Pledge Agreement shall be deemed to include each Additional Pledgor. The Pledge Agreement is hereby incorporated herein by reference.

SECTION 3. Each Additional Pledgor represents and warrants that the Additional Pledged Shares identified against its name on Schedule 1 hereto are fully paid.

SECTION 4. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

SECTION 5. Except as expressly supplemented hereby, the Pledge Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 7. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Pledge Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8. All notices, requests and demands pursuant hereto shall be made in accordance with clause 25 (Notices) of the Intercreditor Agreement. All communications and notices hereunder to each Additional Pledgor shall be given to it in care of the Company at the Company’s address set forth in clause 25 (Notices) of the Intercreditor Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each Additional Pledgor and the Security Agent have duly executed this Supplement to the Pledge Agreement as of the day and year first above written.

[NAME OF NEW PLEDGOR],
as an Additional Pledgor

By:
Name:
Title:

INTESA SANPAOLO S.P.A.,
as the Security Agent

Acting by its duly authorised attorneys:

By:
Name:
Title:

and

By:
Name:
Title:

SCHEDULE 1

TO THE SUPPLEMENT

TO THE PLEDGE AGREEMENT

Additional Pledged Shares

Issuer	Jurisdiction of Organization	Owner of Outstanding Equity Interests	Certificate Number and Number of Shares	Percentage of Outstanding Equity Interests Held, Directly or Indirectly, by the Owner	Percentage Pledged by Owner

EXHIBIT B-3

FORM OF GUARANTY

[See Attached]

Execution Version

GUARANTY

Dated as of January 2, 2026

among

THE GUARANTORS NAMED HEREIN

and

THE ADDITIONAL GUARANTORS REFERRED TO HEREIN,

as Guarantors,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

and

INTESA SANPAOLO S.P.A.,

as Security Agent

GUARANTY

GUARANTY, dated as of January 2, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Guaranty”), by the Persons listed on the signature pages hereof and the Additional Guarantors (as defined in Section 8) (such Persons so listed and the Additional Guarantors being, collectively, the “Guarantors” and, individually, each a “Guarantor”) in favor of JPMORGAN CHASE BANK, N.A., as administrative agent and mandatario con rappresentanza pursuant to Italian law of the Lenders (in such capacity, together with any successor administrative agent, the “Administrative Agent”) and INTESA SANPAOLO S.P.A., as security agent and mandatario con rappresentanza pursuant to Italian law (in such capacity, together with any successor security agent, the “Security Agent”) of the Secured Parties (as defined in the Credit Agreement referred to below).

PRELIMINARY STATEMENT

Reference is made to that certain Credit Agreement, dated as of the date hereof (as amended, re-stated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agree-ment”), by and among, among others, BENDING SPOONS US INC., a Delaware corporation (the “Bor-rower”), BENDING SPOONS OPERATIONS S.P.A., a joint stock company (società per azioni) incorpo-rated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”), the banks and other financial institutions or lending entities from time to time party thereto (each a “Lender” and collectively the “Lenders”), the Administrative Agent and the Se-curity Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

WHEREAS, it is a condition precedent to the Closing Date and the obligation of the Lenders and Issuing Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Guaranteed Obligations (as defined below) be guaranteed by the Guarantors and that each Guarantor shall have executed and delivered this Guaranty.

WHEREAS, each Guarantor will obtain benefits from the incurrence of Loans by the Borrower and, accordingly, desires to execute this Guaranty in order to satisfy the condition described in the preceding paragraph and to induce the Lenders to make Loans from time to time.

NOW, THEREFORE, in consideration of the premises and the other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, (i) each Guarantor hereby makes the following representations and warranties to the Administrative Agent and the Security Agent for the benefit of the Secured Parties and (ii) each Guarantor, jointly and severally with each other Guarantor, hereby covenants and agrees as follows:

SECTION 1.            Guaranty; Limitation of Liability.

(a)            Each Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, the full and punctual payment when due and performance, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of the Borrower and the other Guarantors now or hereafter existing, including, without limitation, all Obligations under or in respect of the Credit Agreement (together with the Loan Documents, the “US Debt Documents”) (such Obligations being the “Guaranteed Obligations”). Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower or any other Guarantor to any Secured Party under or in respect of the US Debt Documents but for the fact that

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they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower. Notwithstanding anything herein to the contrary, the Guaranteed Obligations with respect to any Guarantor shall not include Excluded Swap Obligations of such Guarantor.

(b)            Each Guarantor, and by its acceptance of the benefits of this Guaranty, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of any Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to such Guarantor. To effectuate the foregoing intention, by acceptance of the benefits of this Guaranty, the Administrative Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance or subject to avoidance under Debtor Relief Laws or any similar foreign, federal or state law, in each case applicable to such Guarantor.

(c)            Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or any other guaranty pertaining to the Guaranteed Obligations, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and any other guarantor, as applicable, so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the US Debt Documents.

(d)            Notwithstanding any provisions to the contrary contained in this Guaranty, the obligations and liabilities under this Guaranty of a Guarantor that is organized under the laws of any jurisdiction other than the United States (each such Guarantor, a “Foreign Guarantor”) shall be limited by the applicable provisions and laws set forth in Schedule I (as may be supplemented pursuant to Section 8 or as otherwise agreed to by the Administrative Agent) with respect to such Guarantor.

SECTION 2.            Guaranty Absolute. Each Guarantor agrees its guarantee constitutes a guarantee of payment when due of the Guaranteed Obligations and not of collection, which will be paid strictly in accordance with the terms of the US Debt Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the US Debt Documents, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. Except as may be modified pursuant to Section 1(d) or Section 8, the liability of each Guarantor under this Guaranty shall be joint and several, irrevocable, absolute and unconditional and shall not be affected or impaired by any circumstance or occurrence whatsoever irrespective of, and each Guarantor hereby irrevocably waives any defenses (other than a defense of payment in full in cash of the Guaranteed Obligations (excluding contingent obligations as to which no claim has been made) or the release of this Guaranty in accordance with any relevant release provisions in the US Debt Documents (including this Guaranty)) it may now have or hereafter acquire in any way relating to, any or all of the following:

(i)            any lack of validity or enforceability, at any time, of any US Debt Document (including this Guaranty) or any agreement or instrument relating thereto;

(ii)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the US Debt Documents, or any other amendment or waiver of or any consent

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to departure from any US Debt Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(iii)         any taking, exchange, impairment, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(iv)         any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the US Debt Documents;

(v)          any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(vi)         any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party;

(vii)        the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement (as hereinafter defined) or any other guaranty or agreement or the release or reduction of liability of any Guarantor or any other guarantor or surety with respect to the Guaranteed Obligations;

(viii)       any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any US Debt Document or any other agreement, including with respect to any other Guarantor under this Guaranty;

(ix)          any payment made to any secured creditor on the Indebtedness which any Secured Party repays the Borrower or any other Secured Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceedings;

(x)           any invalidity, rescission, irregularity or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor; or

(xi)          any other circumstance (including, without limitation, any statute of limitations), any act or omission, or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety (except for the defense of payment in full in cash of the Guaranteed Obligations (other than contingent indemnification obligations as to which no claim has been asserted)).

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization (or any analogous proceeding in any jurisdiction) of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made. For the avoidance of doubt, this paragraph shall survive the termination of this Guaranty.

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SECTION 3.            Waivers and Acknowledgments.

(a)            Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b)            Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature (in accordance with the terms hereof) and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)            Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, limits, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor, (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder, (iii) any right to proceed against the Borrower, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party and (iv) any right to proceed against or exhaust any security held from the Borrower, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party.

(d)            Each Guarantor acknowledges that the Security Agent may, in accordance with the US Debt Documents, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any collateral serving as security held by the Security Agent by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Security Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable Laws.

(e)            Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of their respective Subsidiaries now or hereafter known by such Secured Party. Each Guarantor acknowledges that the Secured Parties shall have no obligation to investigate the financial condition or affairs of the Borrower or any other Loan Party or any of their respective Subsidiaries.

(f)            Each Guarantor hereby unconditionally and irrevocably waives any right (i) to require the Administrative Agent or any of the Secured Parties to first proceed against, initiate any actions before a court or any other judge or authority, or enforce any other rights or security or claim payment from the Borrower or any other person, before claiming any amounts due from the Guarantor hereunder; (ii) to which it may be entitled to have the assets of the Borrower or any other person first be used, applied or depleted as payment of the Borrower’s obligations hereunder, prior to any amount being claimed from or paid by the Guarantor hereunder; and (iii) to which it may be entitled to have claims against it, or assets to be used or applied as payment, divided between the Borrower and the Guarantor (including other Guarantors).

(g)            Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the US Debt Documents and that the waivers set forth in Section 2 and this Section 3 are knowingly made in contemplation of such benefits and with full knowledge of their significance and consequences and that if any of such waivers are determined to be

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contrary to any applicable Law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable Law.

SECTION 4.            Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this Guaranty or any other US Debt Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations shall have been paid in full in cash (other than contingent indemnification obligations as to which no claim has been asserted) and the expiration or termination of all Commitments. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the termination of the Commitments and the payment in full in cash of the Guaranteed Obligations (other than contingent indemnification obligations as to which no claim has been asserted), such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Secured Documents, or to be held as Collateral for any Guaranteed Obligations thereafter arising. If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations or (ii) the Commitments shall have been terminated and all of the Guaranteed Obligations (other than contingent indemnification obligations as to which no claim has been asserted), the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty of any kind (either express or implied), necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 5.            Payments Free and Clear of Taxes, Etc.

(a)            Any and all payments by any Guarantor under this Guaranty or any other US Debt Document shall be made, in accordance with the terms of the Credit Agreement, without setoff, counterclaim or other defense, free and clear of and without deduction or withholding for any and all present or future Taxes, except as required by applicable Law. The provisions of Section 2.20 of the Credit Agreement are hereby incorporated by reference and each Guarantor agrees to be bound by such provisions as if such provisions were set forth in full herein.

(b)            Each Guarantor’s obligations hereunder to make payments in the respective applicable currency (such applicable currency being herein called the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Security Agent or the respective other Secured Party of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Security Agent or such other Secured Party under this Guaranty or the other US Debt Documents, as applicable. If for the purpose of obtaining or enforcing judgment against any Guarantor in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in

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the Obligation Currency, the conversion shall be made in a manner consistent with Section 10.26 of the Credit Agreement as determined on the date immediately preceding the day on which the judgment is given (such day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(c)            If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Guarantors jointly and severally covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date. If the amount of the Judgment Currency actually paid is greater than the sum originally due to the Administrative Agent, the Security Agent or the respective other Secured Party in the Obligation Currency, the Administrative Agent, Security Agent or other respective Secured Party, as applicable, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

For purposes of determining the rate of exchange for this Section 5, such amounts shall not include any premium and costs payable in connection with the purchase of the Obligation Currency.

SECTION 6.          Representations and Warranties. Each Guarantor hereby makes each representation and warranty made in Section 4 of the Credit Agreement by the Borrower with respect to such Guarantor on each date on which such representation and warranty is made by the Borrower with respect to such Guarantor.

SECTION 7.          Covenants. Each Guarantor covenants and agrees that unless and until all of the Guaranteed Obligations shall have been paid in full in cash (other than contingent indemnification obligations as to which no claim has been asserted) and the expiration or termination of all Commitments, such Guarantor will perform and observe, and cause each of its Restricted Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the US Debt Documents applicable to such Guarantor on its or their part to be performed or observed or that the Borrower has agreed to cause such Guarantor or such Restricted Subsidiaries to perform or observe.

SECTION 8.          Amendments, Guaranty Supplements, Etc. Subject to Section 10.1 of the Credit Agreement, no amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, the Security Agent and the Guarantors, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Upon a Guarantor becoming an Excluded Subsidiary, or ceasing to be a Restricted Subsidiary (other than the Company and the Borrower), in each case as a result of a transaction, event or designation permitted under the Credit Agreement, or as otherwise provided for in Section 10.15 of the Credit Agreement, such Guarantor shall be immediately and automatically released from this Guaranty in accordance with the provisions of Section 10.15 of the Credit Agreement.

It is understood and agreed that any Restricted Subsidiary of the Company that is required to execute a counterpart of this Guaranty after the date hereof pursuant to the Credit Agreement shall execute and deliver a guaranty supplement in substantially the form of Exhibit A hereto (each, a “Guaranty Supplement”) and upon the execution and delivery thereof, (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other US Debt Document to a “Guarantor” shall also mean and be a reference to such Additional

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Guarantor, (ii) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other US Debt Document to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement and (iii) if such Person is a Foreign Guarantor, to the extent required pursuant to the jurisdiction of organization of such Foreign Guarantor or as otherwise agreed by the Administrative Agent and the Borrower, include supplements to Schedule I hereto (and Schedule I shall be deemed to be supplemented to reflect any such supplements to such Schedule I contained in such Guaranty Supplement). The execution and delivery of such Guaranty Supplement shall not require the consent of any Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any Additional Guarantor.

SECTION 9.            Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopy or telex communication or facsimile transmission) and mailed, telecopied, telexed, faxed or delivered as follows: if to any Guarantor, addressed to it in care of the Borrower at the Borrower’s address specified in Schedule 10.2 of the Credit Agreement; if to any Agent or any Lender, at its address specified in Schedule 10.2 of the Credit Agreement; or at such other address as shall be designated by the recipient in a written notice to each other party. All such notices and other communications shall be deemed to be given or made at such time as shall be set forth in Section 10.2 of the Credit Agreement.

SECTION 10.          No Waiver; Remedies. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 11.          [Reserved].

SECTION 12.          Continuing Guaranty; Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until termination of the Commitments and the payment in full in cash of the Guaranteed Obligations (other than contingent indemnification obligations as to which no claim has been asserted) payable under this Guaranty and the Lenders have no further commitment to lend or otherwise advance funds under the Credit Agreement, (b) be binding upon each Guarantor, its successors and assigns and (c) bind and inure to the benefit of and be enforceable by the Secured Parties and their permitted successors, permitted transferees and permitted assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes held by it) to any other Person in accordance with Section 10.6 of the Credit Agreement, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as and to the extent provided in Section 10.6 of the Credit Agreement. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties, other than pursuant to a transaction not prohibited by the Credit Agreement and consummated in accordance with the terms and conditions contained therein.

SECTION 13.          Expenses; Indemnification; Set-Off. The terms set forth in Sections 10.5 and 10.7 of the Credit Agreement as relating to this Guaranty are hereby incorporated herein by reference and made a part of this Agreement as if set forth herein in full.

SECTION 14.          [Reserved].

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SECTION 15.          Right of Contribution.

(a)            Each Guarantor agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made hereunder in respect of any Guaranteed Obligation of any other Guarantor, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor which has not paid its proportionate share of such payment.

(b)            Each Guarantor’s right of contribution under this Section 15 shall be subject to the terms and conditions of Section 4. The provisions of this Section 15 shall in no respect limit the obligations and liabilities of the Borrower or any other Loan Party to the Administrative Agent and the Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the Secured Parties for the full amount guaranteed by such Guarantor hereunder. Each Guarantor agrees to contribute, to the maximum extent permitted by law, such amounts to each other Guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the US Debt Documents.

SECTION 16.          Execution in Counterparts. This Guaranty and each amendment, waiver and consent with respect hereto or any acceptance letter to which this Guaranty is attached may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement binding the parties hereto and to each such acceptance letter in their applicable capacities. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page or acceptance letter to this Guaranty and each amendment, waiver and consent with respect hereto or any acceptance letter, by telecopier, .pdf or other electronic transmission shall be effective as delivery of an original executed counterpart thereof. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission. The words “execution,” “signed,” “signature,” and words of like import in this Guaranty shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar applicable state laws based on the Uniform Electronic Transactions Act. Notwithstanding anything to the contrary, the parties agree that any person which executes an acceptance letter with respect to this Guaranty or any other Loan Document shall thereby become a party hereto or to such other Loan Document, as applicable, and this Guaranty and each other Loan Document accepted by such party pursuant to an acceptance letter shall be binding on such party, in each case to the same extent as if such party executed a counterpart hereof or of such other Loan Document.

SECTION 17.           Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.

(a)            THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(b)            SUBJECT TO THE PROVISIONS OF SECTION 17(f), EACH GUARANTOR, AND BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY, EACH OF THE ADMINIS-TRATIVE AGENT AND EACH SECURED PARTY, IRREVOCABLY AND UNCONDITIONALLY

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SUBMITS, FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH GUARANTOR, AND BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY, EACH OF THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY, IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PER-MITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH GUARANTOR, AND BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY, EACH OF THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY, AGREES THAT A FINAL JUDGMENT IN ANY SUCH AC-TION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURIS-DICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY OR IN ANY OTHER US DEBT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER US DEBT DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)            EACH GUARANTOR, AND BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY, EACH OF THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY, IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH GUARANTOR, AND BY ITS ACCEPTANCE OF THIS GUARANTY, EACH OF THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            EACH GUARANTOR, AND BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY, EACH OF THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY, IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9 OF THIS GUARANTY OR AT SUCH OTHER ADDRESS THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY GUARANTOR, THE ADMINISTRATIVE AGENT OR ANY SECURED PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)            EACH GUARANTOR, AND BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY, THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY, HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS GUARANTY OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS GUARANTY, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH GUARANTOR, AND BY ITS

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ACCEPTANCE OF THIS GUARANTY, EACH OF THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY, HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY SECURED PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 17(e) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF SUCH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 18.          Severability. If any provision of this Guaranty is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty shall not be affected or impaired thereby and (b) the parties shall endeavour in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 19.          Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Guaranty and are not to affect the construction of, or to be taken into consideration in interpreting, this Guaranty.

SECTION 20.          Guaranty Enforceable by Administrative Agent or Security Agent. Notwithstanding anything to the contrary contained elsewhere in this Guaranty, the Secured Parties agree (by their acceptance of the benefits of this Guaranty) that this Guaranty may be enforced only by the action of the Administrative Agent or the Security Agent, acting also as mandatario con rappresentanza of the Secured Parties pursuant to Italian law, in each case acting upon the instructions of the Required Lenders and that no other Secured Party shall have any right individually to seek to enforce or to enforce this Guaranty or to realize upon the security to be granted by the Security Documents, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent or the Security Agent. The Secured Parties further agree that this Guaranty may not be enforced against any director, officer, employee, partner, member or stockholder of any Guarantor (except to the extent such partner, member or equityholder is also a Guarantor hereunder).

SECTION 21.          Keepwell. Each Qualified ECP Guarantor (as defined below) hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 21 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 21, or otherwise under this Guaranty, as it relates to such Guarantor, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 21 shall remain in full force and effect until the termination of this Guaranty in accordance with Section 12. Each Qualified ECP Guarantor intends that this Section 21 constitute, and this Section 21 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. “Qualified ECP Guarantor” means, in respect of any Swap Obligations, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

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SECTION 22.          Italian Transparency Provision. For the purposes of the transparency rules set forth in the CICR resolution of 4 March 2003 and by the “Disposizioni sulla trasparenza delle operazioni e dei servizi bancari e finanziari correttezza delle relazioni tra intermediari e clienti” issued by the Bank of Italy on 30 September 2016 and published on the Italian Official Gazette on 21 October 2016 (as subsequently amended and supplemented), the parties hereby acknowledge and confirm that this Guaranty (and each of the provisions hereof) has been specifically negotiated with the support of legal advisors on each side. Accordingly, this Guaranty falls within the class of agreements “that have been specifically negotiated” (“che costituiscono oggetto di trattativa individuale”) to which the provisions set out under section II of the above “Disposizioni sulla trasparenza” do not apply.

SECTION 23.          Limitation on Guarantees and Liens. Notwithstanding any term or provision of this Guaranty or any other Loan Document (but subject to Section 10.25 of the Credit Agreement) no obligation or borrowing of any Loan Party that is a United States person (as defined in Section 7701(a)(30) of the Code (a “U.S. Person”)) (and no guarantee or indemnity by any Loan Party of any such obligation or borrowing of any Loan Party that is a U.S. Person) shall be or shall be required to be (with any such guarantee (including under this Guaranty or any Guaranty Supplement) or grant of any security in contravention of this Section 22 being void ab initio):

(a)            guaranteed by (i) any member of the Group that is a “controlled foreign corpora-tion” within the meaning of Section 957(a) of the Code that is owned (within the meaning of Section 958(a) of the Code) by a U.S. Person (a “CFC”), (ii) any member of the Group substantially all the assets of which consist of equity interests (or equity interests and indebtedness) in one or more CFCs (a “CFC Holding Company”) or (iii) any direct or indirect Subsidiary of a CFC or CFC Holding Company ;

(b)            secured by a pledge of any Capital Stock of any Subsidiary of the Company that is either (i) any first-tier CFC or (ii) any CFC Holding Company, in each case, in excess of sixty-five per cent. (65%) of the voting equity interests of such Subsidiary and one hundred per cent. (100%) of the non-voting equity interests, if any, of such Subsidiary;

(c)            secured by a pledge of any direct or indirect asset of any CFC or CFC Holding Company or a Subsidiary of a CFC or CFC Holding Company (including any CFC or CFC Holding Com-pany Capital Stock held directly or indirectly by a CFC or CFC Holding Company); or

guaranteed by any Subsidiary or secured by a pledge of or security interest in any Subsidiary or other asset, if it could result in material adverse U.S. tax consequences to the Company or any of its Subsidiaries as reasonably determined by the Company and the Agent.

[Remainder of page left intentionally blank]

12

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

BENDING SPOONS US INC.
BRIGHTCOVE INC.
BRIGHTCOVE HOLDING, INC.

By:
Name:
Title:

WETRANSFER B.V.
THE CREATIVE PRODUCTIVITY GROUP B.V.

By:
Name:
Title:

BENDING SPOONS OPERATIONS S.P.A.

By:
Name:
Title:

[Signature Page to Guaranty]

ACKNOWLEDGED AND AGREED:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

INTESA SANPAOLO S.P.A.,
as Security Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Guaranty]

Exhibit A

To The

Guaranty

FORM OF GUARANTY SUPPLEMENT1

                                     ,

JPMORGAN CHASE BANK, N.A.

383 Madison Avenue

New York, NY 10179

Attention:

Telephone:

E-mail:

Reference is made to that certain (i) Credit Agreement, dated as of January 2, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among, among others, BENDING SPOONS US INC., a Delaware corporation (the “Borrower”), BENDING SPOONS OPERATIONS S.P.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”), the banks and other financial institutions or lending entities from time to time party thereto (each, a “Lender”, and collectively, the “Lenders”), JPMORGAN CHASE BANK, N.A., as Administrative Agent, and INTESA SANPAOLO S.P.A., as Security Agent and (ii) Guaranty, dated as of January 2, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, together with this Guaranty Supplement (this “Guaranty Supplement”), the “Guaranty”), by and among the Guarantors party thereto, the Administrative Agent and the Security Agent. The capitalized terms defined in the Guaranty or in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

Section 1.                Guaranty; Limitation of Liability.

(a)            The undersigned hereby, jointly and severally with the other Guarantors absolutely, unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, the full and punctual payment when due and performance, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of the Guaranteed Obligations, and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty Supplement, the Guaranty or any other US Debt Document, to the extent reimbursable under Section 10.5 of the Credit Agreement. Without limiting the generality of the foregoing, the undersigned’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to any Secured Party under or in respect of the US Debt Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

1 Note: in case the Additional Guarantor is a company incorporated in Italy, this Guaranty Supplement shall be exe-cuted by way of exchange of correspondence (separate proposal and acceptance letters for each party to be prepared) or outside of Italy.

(b)            The undersigned, and by its acceptance of the benefits of this Guaranty Supplement, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty Supplement, the Guaranty and the Obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of any Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to such Guarantor. To effectuate the foregoing intention, by acceptance of the benefits of this Guaranty Supplement and the Guaranty, the Administrative Agent, the other Secured Parties and the undersigned hereby irrevocably agree that the obligations of the undersigned under this Guaranty Supplement and the Guaranty at any time shall be limited to the maximum amount as will result in the obligations of the undersigned under this Guaranty Supplement and the Guaranty not constituting a fraudulent transfer or conveyance or subject to avoidance under Debtor Relief Laws or any similar foreign, federal or state law, in each case applicable to such Guarantor.

(c)            The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty Supplement, the Guaranty or any other guaranty, the undersigned will contribute, to the maximum extent permitted by applicable Law, such amounts to each other Guarantor and any other guarantor, as applicable, so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the US Debt Documents.

(d)            Notwithstanding any provisions to the contrary contained in this Guaranty Supplement and the Guaranty, the obligations and liabilities under this Guaranty Supplement and the Guaranty of [any of] [the] undersigned shall be subject to Section 22 of the Guaranty and to the extent it is a Foreign Guarantor shall be limited by the applicable provisions and laws set forth in Schedule I to the Guaranty (as supplemented by Schedule I to this Guaranty Supplement and as may be otherwise supplemented pursuant to Section 8 of the Guaranty) with respect to [such] [the] undersigned (to the extent Schedule I to the Guaranty includes limitations).

Section 2.             Obligations Under the Guaranty. The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Guaranty to the same extent as each of the other Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Guaranty to an “Additional Guarantor” or a “Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other US Debt Document to a “Guarantor” or a “Loan Party” shall also mean and be a reference to the undersigned.

Section 3.              Representations and Warranties. The undersigned hereby makes each representation and warranty made in Sections 4.3 and 4.4 of the Credit Agreement with respect to the undersigned.

Section 4.              Execution in Counterparts. This Guaranty Supplement or any acceptance letter to which this Guaranty Supplement is attached may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement binding the parties hereto and to each such acceptance letter in their applicable capacities. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page or acceptance letter to this Guaranty Supplement, by telecopier, .pdf or other electronic transmission shall be effective as delivery of an original executed counterpart thereof. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission. The words “execution,” “signed,” “signature,” and words of like import in this Guaranty Supplement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar applicable state laws based on the Uniform Electronic Transactions Act. Notwithstanding anything to the contrary, the parties agree that any person which executes an acceptance letter with respect to this Guaranty Supplement or any other Loan Document shall thereby become a party hereto or to such other Loan Document, as applicable, and this Guaranty Supplement and each other Loan Document accepted by such party pursuant to an acceptance letter shall be binding on such party, in each case to the same extent as if such party executed a counterpart hereof or of such other Loan Document.

Section 5.              Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.

(a)            THIS GUARANTY SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS GUARANTY SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(b)           THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE UNDERSIGNED AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY SUPPLEMENT OR IN ANY OTHER US DEBT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY SUPPLEMENT OR ANY OTHER US DEBT DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)            THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 5. THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            THE UNDERSIGNED IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9 OF THE GUARANTY OR

AT SUCH OTHER ADDRESS THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. NOTHING IN THIS GUARANTY SUPPLEMENT WILL AFFECT THE RIGHT OF ANY SECURED PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)            THE UNDERSIGNED HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS GUARANTY SUPPLEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS GUARANTY SUPPLEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND THE UNDERSIGNED HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY SECURED PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 5(E) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE UNDERSIGNED TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

[Remainder of page left intentionally blank]

Very truly yours,

[NAME OF ADDITIONAL GUARANTOR]

By:
Name:
Title:

[Guaranty Supplement]

Acknowledged and Agreed,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

INTESA SANPAOLO S.P.A.,
as Security Agent

By:
Name:
Title:

By:
Name:
Title:

[Guaranty Supplement]

SCHEDULE I

Foreign Guarantor Provisions

ITALIAN LIMITATION LANGUAGE

(a)	Notwithstanding any provisions to the contrary in any Loan Document, the obligations of any Italian Guarantor in respect of the Guaranteed Obligations of any Loan Party which is not a subsidiary (pur-suant to article 2359, paragraph 1, numbers 1 and/or 2, of the Italian Civil Code) of such Italian Guarantor, shall not exceed, at any time, an amount equal to the aggregate of:

(i)	the aggregate principal amount of any Facility at any time advance to such Italian Guarantor (or any of its direct or indirect subsidiaries pursuant to article 2359, paragraph 1, numbers 1 and/or 2 of the Italian Civil Code) as Borrower under the Credit Agreement (as amended and supplemented from time to time) and outstanding at the time of the enforcement of the Guar-anty and/or Guaranty Supplement; and

(ii)	the aggregate principal amount of any intercompany loans or other financial support in any form (such term, for the avoidance of doubt, not including equity contributions), advanced to such Italian Guarantor (or any of its direct or indirect subsidiaries pursuant to article 2359, paragraph 1, numbers 1 and/or 2 of the Italian Civil Code) by any Loan Party (whether di-rectly or indirectly) on or following the Closing Date and outstanding at the time of the en-forcement of the Guaranty and/or Guaranty Supplement, provided that, in order to comply with the provisions of Italian Law in relation to financial assistance (namely article 2358 and/or article 2474, as applicable, of the Italian Civil Code), no Italian Guaran-tor shall be liable as Guarantor under the Guaranty and/or Guaranty Supplement in relation to:

(A)	the obligations of any Loan Party, as Borrower or as Guarantor, in respect of any Facility which is used or intended to be used, directly or indirectly, to finance the acquisition of such Italian Guarantor (or any of its direct or indirect holding companies) or the subscription of any shares of such Italian Guarantor (or any of its direct or indirect holding companies) (or to refinance, directly or indirectly, any existing indebtedness incurred for such purposes) and/or the payment of any fees, costs and expenses, stamp, registration or other Taxes in connection therewith; and

(B)	the obligations of any Loan Party under any guarantee given by such Loan Party under the Guaranty and/or Guaranty Supplement in respect of the obligations referred to in para-graph (A) above,

in each case and in any event subject to clause 29 (Guarantee Limitations) of the Intercreditor Agree-ment, and provided further that, notwithstanding any provision to the contrary under the Guaranty and/or Guaranty Supplement or any other Loan Document, no Italian Guarantor shall be liable as Guarantor under the Guaranty and/or Guaranty Supplement in relation to the obligations of any Loan Party, Borrower or Guarantor which is not a subsidiary (pursuant to article 2359, paragraph 1, num-bers 1 and/or 2, of the Italian Civil Code) of such Italian Guarantor, in respect of any amounts owed under any Facility and any Loan Documents in excess of an amount equal to the amount that such Italian Guarantor is entitled to set-off against its claims of recourse or subrogation (regresso or sur-rogazione) arising as a result of any payment made by such Italian Guarantor under the guarantee given pursuant to the Guaranty and/or Guaranty Supplement (the “Set-Off Right”), it being agreed that any provision establishing a deferral of Guarantors’ rights in any Loan Documents, including the Guaranty and the Guaranty Supplement, shall not prejudice, and will not apply to, the Set-Off Right.

(b)	Notwithstanding any provision to the contrary in any Loan Documents, in order to comply with the mandatory provisions of Italian law in relation to (i) maximum interest rates (including the Italian law of 7 March 1996 No. 108 (Disposizioni in materia di usura), as subsequently amended and sup-plemented, and any related implementing regulations (the “Italian Usury Law”), and article 1815 of the Italian Civil Code), and (ii) capitalization of interests (including article 1283 of the Italian Civil Code and article 120 of the Italian Banking Law), the obligations of any Italian Guarantor under the Guaranty and/or Guaranty Supplement shall not include, and shall not extend to, (x) any interest qualifying as usurious pursuant to the Italian Usury Law and (y) any interest on overdue amounts compounded in violation of the provisions set forth by article 1283 of the Italian Civil Code and/or article 120 of the Italian Banking Law, respectively.

(c)	Without prejudice to the paragraphs (b)above, in any event, pursuant to article 1938 of the Italian Civil Code and notwithstanding anything set out in any Loan Document to the contrary, the maxi-mum amount that any Italian Guarantor may be required to pay in respect of its obligations as Guar-antor under the Guaranty and/or Guaranty Supplement and/or the other Loan Documents shall not exceed 120% of the Guaranteed Obligations at that time.

EXHIBIT C

FORM OF INTERCREDITOR AGREEMENT

[See Attached]

30 July 2024

BENDING SPOONS OPERATIONS S.P.A.

as the Company

with

INTESA SANPAOLO S.P.A.

acting as Original Senior Agent

INTESA SANPAOLO S.P.A.

acting as Security Agent

and others

INTERCREDITOR AGREEMENT

i

THIS AGREEMENT is dated 30 July 2024 and made between:

(1)	BENDING SPOONS OPERATIONS S.P.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”);

(2)	THE COMPANIES named in Schedule 4 (The Original Debtors) as Original Debtors (the “Original Debtors”);

(3)	THE COMPANIES named in Schedule 5 (The Original Intra-Group Lenders) as Original Intra-Group Lenders (the “Original Intra-Group Lenders”);

(4)	BENDING SPOONS HOLDINGS S.P.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368470962 (as “Original Topco”, the “Original Subordinated Creditor” and the “Original Third Party Security Provider”);

(5)	BANCO BPM S.P.A., BNP PARIBAS ITALIAN BRANCH and INTESA SANPAOLO

S.P.A as Senior Arrangers under the Senior Facilities Agreement;

(6)	THE FINANCIAL INSTITUTIONS named on the signing pages as Original Senior Lenders (the “Original Senior Lenders”);

(7)	INTESA SANPAOLO S.P.A. s agent under the Senior Facilities Agreement (the “Original Senior Agent”);

(8)	INTESA SANPAOLO S.P.A. as security agent and as mandatario con rappresentanza for the Secured Parties (the “Security Agent”);

(9)	Upon accession each “Senior Secured Notes Trustee”;

(10)	Upon accession each “Topco Lender”;

(11)	Upon accession each “Topco Arranger”;

(12)	Upon accession each “Topco Agent”;

(13)	Upon accession each “Topco Notes Trustee”;

(14)	Upon accession each “Super Senior Agent”;

(15)	Upon accession each “Super Senior Lender”;

(16)	Upon accession each “Super Senior Arranger”;

(17)	Upon accession each other Senior Agent, each other Senior Lender and each other Senior Arranger;

(18)	Upon accession each “Cash Management Facility Agent”;

(19)	Upon accession each “Cash Management Facility Lender”;

(20)	Upon accession each “Cash Management Facility Arranger”;

(21)	Upon accession each “Second Lien Agent”;

(22)	Upon accession each “Second Lien Lender”;

(23)	Upon accession each “Second Lien Arranger”;

(24)	Upon accession each “Second Lien Notes Trustee”;

(25)	Upon accession each “Hedge Counterparty”;

(26)	Upon accession each “Unsecured Creditor”;

(27)	Upon accession each other Debtor, each other Intra-Group Lender and each other Third Party Security Povider; and

(28)	Upon accession each other Subordinated Creditor.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“1992 ISDA Master Agreement” means the Master Agreement (Multicurrency-Cross Border) as published by the International Swaps and Derivatives Association, Inc.

“2002 ISDA Master Agreement” means the 2002 Master Agreement as published by the International Swaps and Derivatives Association, Inc.

“Acceleration Event” means a Senior Acceleration Event, a Super Senior Acceleration Event, a Cash Management Facility Acceleration Event, a Senior Secured Notes Acceleration Event, a Second Lien Lender Acceleration Event, a Second Lien Notes Acceleration Event, a Topco Lender Acceleration Event or a Topco Notes Acceleration Event.

“Acquired Indebtedness” (a) means any indebtedness incurred by an Acquired Person or Asset or in connection with the acquisition of an Acquired Person or Asset, whether or not incurred by such person in connection with such person becoming a Restricted Subsidiary of the Company or such acquisition; and (b) has the meaning given to any substantially equivalent term in any Finance Document or any provision in any Finance Document substantially equivalent to paragraph (a).

“Acquired Person or Asset” (a) means (i) a person or any of its Subsidiaries that becomes a Restricted Subsidiary of the Company after the Closing Date; (ii) a person that merges with or into or consolidates or otherwise combines with any Restricted Subsidiary of the Company after the Closing Date; or (iii) assets, of any person listed in paragraphs (a)(i) or (a)(ii) above, or otherwise acquired after the Closing Date; or (b) has the meaning given to any substantially equivalent term in any Finance Document or any provision in any Finance Document substantially equivalent to paragraph (a).

“Additional Facility”

(a)	has the meaning given in the Senior Facilities Agreement; or

(b)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in each Permitted Senior Secured Facilities Agreement, Second Lien Facility Agreement or Permitted Super Senior Secured Facilities Agreement,

as the context requires.

“Affiliate”

(a)	has the meaning given in the Senior Facilities Agreement; or

(b)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in each Permitted Senior Secured Facilities Agreement, Permitted Super Senior Secured Facilities Agreement or Second Lien Facility Agreement,

as the context requires.

“Agent” means, at any time as applicable, each Senior Agent, each Super Senior Agent, each Senior Secured Notes Trustee, each Second Lien Agent, each Second Lien Notes Trustee, each Topco Agent and each Topco Notes Trustee at that time.

“Agent Liabilities” means all present and future liabilities and obligations, whether actual or contingent and whether incurred solely or jointly, of any Debtor and Third Party Security Provider to any Agent under the Debt Documents, including (without double-counting), any Notes Trustee Amounts.

“Agreed Security Principles”

(a)	has the meaning given in the Senior Facilities Agreement; or

(b)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in each Permitted Senior Secured Facilities Agreement, Permitted Super Senior Secured Facilities Agreement or Second Lien Facility Agreement,

as the context requires.

“Ancillary Document”

(a)	has the meaning given in the Senior Facilities Agreement; or

(b)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in each Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement,

as the context requires.

“Ancillary Facility”

(a)	has the meaning given to that term or to the term “Fronted Ancillary Facility” in the Senior Facilities Agreement; or

(b)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in each Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement,

as the context requires.

“Ancillary Lender” means each Creditor (or an Affiliate of a Creditor) which makes an Ancillary Facility available pursuant to the terms of the Senior Facilities Agreement, any Permitted Senior Secured Facilities Agreement or any Permitted Super Senior Secured Facilities Agreement as the context requires and which becomes a Party as an Ancillary Lender pursuant to Clause 21.7 (New Ancillary Lender).

“Arranger” means each Senior Arranger, each Super Senior Arranger, each Second Lien Arranger and each Topco Arranger.

“Arranger Liabilities” means all present and future liabilities and obligations (whether actual and contingent and whether incurred solely or jointly) of any Debtor and Third Party Security Provider to any Arranger under the Debt Documents.

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Available Cash Management Facility Commitment” means in relation to a Cash Management Facility, a Cash Management Facility Lender’s Cash Management Facility Commitment (which in the case of a multi-account overdraft, for the purpose of this definition, shall be the Designated Net Amount, unless, in relation to any Cash Management Facility Commitment, otherwise agreed between the Company and the relevant Cash Management Facility Lender) less the Cash Management Facility Outstandings in relation to that Cash Management Facility.

“Available Commitment” means any Available Senior Commitment, any Available Cash Management Facility Commitment, any Available Second Lien Commitment and any Available Topco Commitment, as the context requires.

“Available Second Lien Commitment” has the meaning given to the term “Available Commitment” in any Second Lien Facility Agreement or any substantially equivalent term having substantially the same meaning.

“Available Senior Commitment”

(a)	has the meaning given to the term “Available Commitment” in the Senior Facilities Agreement; and

(b)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in each Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement,

as the context requires.

“Available Topco Commitment” has the meaning given to the term “Available Commitment” in a Topco Facility Agreement or any substantially equivalent term having substantially the same meaning.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)	in relation to any state other than such an EEA Member Country and the UK, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and

(c)	in relation to the UK, the UK Bail-In Legislation.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Borrowing Liabilities” means, in relation to a member of the Group, the liabilities (not being Guarantee Liabilities) it may have as a principal debtor to a Creditor or Debtor (including, as the context so determines, any party that is to accede to this Agreement as a Creditor or Debtor pursuant to Clause 21 (Changes to the Parties)) in respect of indebtedness arising under the Debt Documents (including, as the context so determines, any new indebtedness incurred or to be incurred under any document or arrangement intended by the Company to be designated as a Debt Document subject to the provisions of Clause 18 (New Debt Financings) and any facility or commitment in relation thereto) (whether incurred solely or jointly and including, without limitation, liabilities as a Borrower under and as defined in the Senior Finance Documents, as a Borrower under and as defined in the Second Lien Lender Finance Documents, as a borrower or issuer under the Unsecured Finance Documents, as Notes Issuer under the Senior Secured Notes Finance Documents, as Notes Issuer under the Second Lien Notes Finance Documents, as a Borrower under and as defined in any Senior Secured Notes Proceeds Loan Agreement and/or as Borrower under and as defined in any Topco Proceeds Loan Agreement, as the context requires).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Milan, London and Paris and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency;

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day; and

(c)	(in relation to any date for payment by a Super Senior Borrower, Senior Borrower, Second Lien Borrower or Topco Borrower) in that Super Senior Borrower’s, Senior Borrower’s, Second Lien Borrower’s or Topco Borrower’s jurisdiction of incorporation.

“Cash Management Facility” means any facility made available by one or more Cash Management Facility Lenders for working capital and/or general corporate purposes of the Group, including any of the following (or any combination of the following):

(a)	an overdraft, cheque clearing, automatic payment or other current account facility;

(b)	a guarantee, bonding or documentary or stand by letter of credit facility;

(c)	a short term loan facility;

(d)	a derivatives facility;

(e)	a foreign exchange facility; and

(f)	any other facility or accommodation as may be required or desirable in connection with the business of the Group and which is agreed by the Company and each relevant Cash Management Facility Lender.

“Cash Management Facility Acceleration Event” means:

(a)	a Cash Management Facility Lender (or, as applicable, any requisite class thereof specified in the applicable Cash Management Facility Documents) exercising any rights to accelerate amounts outstanding under the relevant Cash Management Facility pursuant to any Cash Management Facility Document; or

(b)	any Cash Management Facility Liabilities becoming due and payable by operation of any automatic acceleration provisions in any Cash Management Facility Document,

in each case, for the avoidance of doubt, not including any declaration that any amount is payable on demand but including the exercise of any right to demand payment of an amount previously placed on demand.

“Cash Management Facility Agent” means a Senior Agent in respect of any Cash Management Facility.

“Cash Management Facility Arranger” means a Senior Arranger in respect of any Cash Management Facility.

“Cash Management Facility Cash Cover” has the meaning given to any substantially equivalent position, in any Cash Management Facility Document, to the term “cash cover” in paragraph (j) of clause 1.2 (Construction) of the Senior Facilities Agreement.

“Cash Management Facility Cash Cover Document” means, in relation to any Cash Management Facility Cash Cover, any Cash Management Facility Document which creates or evidences, or is expressed to create or evidence, the Security required to be provided over that Cash Management Facility Cash Cover.

“Cash Management Facility Commitment” means, in relation to a Cash Management Facility Lender and a Cash Management Facility, the maximum Common Currency Amount which that Cash Management Facility Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under a Cash Management Facility to the extent that amount is not cancelled or reduced under the Cash Management Facility Documents relating to that Cash Management Facility.

“Cash Management Facility Creditors” means the Cash Management Facility Arrangers, the Cash Management Facility Agents, any Issuing Bank in respect of any Cash Management Facility and the Cash Management Facility Lenders.

“Cash Management Facility Debt Purchase Transaction” has the meaning given to any substantially equivalent term, in the relevant Cash Management Facility Document, to the term “Debt Purchase Transaction” in the Senior Facilities Agreement.

“Cash Management Facility Debtor” means each borrower of a Cash Management Facility and each Cash Management Facility Guarantor.

“Cash Management Facility Default” means a Default under one or more Cash Management Facility Documents.

“Cash Management Facility Discharge Date” means the first date on which all Cash Management Facility Liabilities have been fully and finally discharged to the satisfaction of the Cash Management Facility Lenders (including by way of defeasance in accordance with the Cash Management Facility Documents), whether or not as the result of an enforcement, and the Cash Management Facility Lenders (in that capacity) are under no further obligation to provide financial accommodation to any of the Debtors under any of the Debt Documents.

“Cash Management Facility Document” means each document relating to or evidencing the terms of a Cash Management Facility and which is designated as such by the Company (in its discretion) in each case by written notice to each Cash Management Facility Lender who is a party to this Agreement at such time (or the relevant Cash Management Facility Agent on their behalf, if appointed) and the Agents; and the entry into which is not prohibited by the terms of the Finance Documents at the time the relevant agreement is entered into.

“Cash Management Facility Event of Default” means an Event of Default under one or more Cash Management Facility Documents.

“Cash Management Facility Finance Documents” has the meaning given to any substantially equivalent term, in the relevant Cash Management Facility Document, to the term “Finance Document” in the Senior Facilities Agreement.

“Cash Management Facility Guarantor” means, at any time, each Debtor which is a Senior Facilities Guarantor at such time.

“Cash Management Facility LC” means any letter of credit, guarantee, indemnity or other instrument in a form requested by a borrower of a Cash Management Facility and agreed by the relevant Cash Management Facility Lenders (or any Issuing Bank on their behalf).

“Cash Management Facility Lender” means each person which makes a Cash Management Facility available pursuant to the terms of, and each Issuing Bank under, a Cash Management Facility Document.

“Cash Management Facility Liabilities” means the Liabilities owed by the Debtors and the Third Party Security Providers to the Cash Management Facility Creditors under or in connection with the Cash Management Facility Finance Documents.

“Cash Management Facility Mandatory Prepayment” means a mandatory prepayment of any of the Cash Management Facility Liabilities pursuant to the Cash Management Facility Documents.

“Cash Management Facility Outstanding” means, at any time, in relation to a Cash Management Facility Lender and a Cash Management Facility then in force the aggregate of the equivalents in the Common Currency of the following outstanding amounts under that Cash Management Facility:

(a)	the principal amount under each overdraft facility and on demand short term loan facility (provided that, for the purposes of this definition, any amount of any outstanding utilisation under any BACS facility, other intra-day exposure facilities (or similar) made available by a Cash Management Facility Lender shall be excluded, unless, in relation to that Cash Management Facility, otherwise agreed between the Company and the relevant Cash Management Facility Lender);

(b)	the principal amount of each guarantee, bond and letter of credit under that Cash Management Facility; and

(c)	the amount fairly representing the aggregate exposure or equivalent outstanding (excluding interest and similar charges) of that Cash Management Facility Lender under each other type of accommodation provided under that Cash Management Facility, in each case net of any credit balances on any account of any borrower of a Cash Management Facility with the Cash Management Facility Lender making available that Cash Management Facility to the extent that the credit balances are freely available to be set off by that Cash Management Facility Lender against liabilities owed to it by that borrower under that Cash Management Facility and in each case as determined by such Cash Management Facility Lender, acting reasonably and in accordance with the relevant Cash Management Facility Document, or (if not provided for in the relevant Cash Management Facility Document), after consultation with the relevant borrower, in accordance with its normal banking practice and in accordance with the relevant Cash Management Facility Document.

For the purposes of this definition:

(i)	in relation to any utilisation (howsoever described) denominated in the Common Currency, the amount of that utilisation (howsoever described) (determined as described in paragraphs (a) to (c) above) shall be used; and

(ii)	in relation to any utilisation or outstanding (howsoever described) not denominated in the Common Currency, the equivalent (calculated as specified in the relevant Cash Management Facility Document or, if not so specified, as the relevant Cash Management Facility Lender may specify, in each case in accordance with its usual practice at that time for calculating that equivalent in the Common Currency (acting reasonably)) of the amount of that utilisation (determined as described in paragraphs (a) to (c) above) shall be used.

“Cash Management Facility Payment Default” means any Cash Management Facility Event of Default arising by reason of any non-payment under a Cash Management Facility Document in respect of an amount: (a) constituting principal, interest or fees or (b) otherwise exceeding €1,000,000 (or its equivalent in other currencies).

“Centre of Main Interets” means the “centre of main interests” as such term is used in articles 3(1) of the EU Insolvency Regulation.

“Charged Property” means all of the assets which from time to time are, or are expressed to be, the subject of the Transaction Security, and/or (where the context requires) Topco Independent Transaction Security.

“Close-Out Netting” means:

(a)	in respect of a Hedging Agreement or a Hedging Ancillary Document based on a 1992 ISDA Master Agreement, any step involved in determining the amount payable in respect of an Early Termination Date (as defined in the 1992 ISDA Master Agreement) under section 6(e) of the 1992 ISDA Master Agreement before the application of any subsequent Set-off (as defined in the 1992 ISDA Master Agreement);

(b)	in respect of a Hedging Agreement or a Hedging Ancillary Document based on a 2002 ISDA Master Agreement, any step involved in determining an Early Termination Amount (as defined in the 2002 ISDA Master Agreement) under section 6(e) of the 2002 ISDA Master Agreement; and

(c)	in respect of a Hedging Agreement or a Hedging Ancillary Document not based on an ISDA Master Agreement, any step involved on a termination of the hedging transactions under that Hedging Agreement or Hedging Ancillary Document pursuant to any provision of that Hedging Agreement which has a similar effect to either provision referenced in paragraphs (a) and (b) above.

“Closing Date” has the meaning given in the Senior Facilities Agreement.

“Common Assurance” means any guarantee, indemnity or other assurance against loss in respect of any of the Liabilities, the benefit of which (however conferred) is, to the extent legally possible and subject to any Agreed Security Principles, given to all the Secured Parties (other than the Topco Creditors) in respect of Transaction Security Secured Obligations.

“Common Topco Assurance” means any guarantee, indemnity or other assurance against loss in respect of any of the Liabilities, the benefit of which (however conferred) is, to the extent legally possible and subject to any Agreed Security Principles, given to all the Secured Parties in respect of Topco Shared Security Secured Obligations.

“Common Currency” means euros.

“Common Currency Amount” means, in relation to an amount, that amount converted (to the extent not already denominated in the Common Currency) into the Common Currency at the Security Agent’s Spot Rate of Exchange on the Business Day prior to the relevant calculation.

“Competitive Sales Process” means any public auction or other competitive sale process conducted and run in accordance with the advice of an internationally recognised investment bank, firm of accountants or third party professional firm which is regularly engaged in such sale processes with a view to obtaining the best price reasonably obtainable taking into account all relevant circumstances in which the Second Lien Creditors and the Topco Creditors are entitled to participate as prospective buyers and/or financiers (including as part of a consortium).

For the purposes of this definition, “entitled to participate” shall be interpreted to mean:

(a)	that any offer, or indication of a potential offer, that a holder of any Second Lien Liabilities or Topco Liabilities (as applicable) makes shall be considered by those running the Competitive Sales Process against the same criteria as any offer, or indication of a potential offer, by any other bidder or potential bidder; and

(b)	any holder of any Second Lien Liabilities or Topco Liabilities (as applicable) that is considering making an offer in any Competitive Sales Process is provided with the same information, including any due diligence reports, and access to management that is being provided to any other bidder at the same stage of the process.

If, after having applied the same criteria referred to in paragraph (a) above, the offer or indication of a potential offer made by a holder of any Second Lien Liabilities or Topco Liabilities (as applicable) is not considered by those running the Competitive Sales Process to be sufficient to continue in the sales process, such consideration being against the same criteria as any offer, or indication of a potential offer, by any other bidder or potential bidder (such continuation may include being invited to review additional information or being invited to have an opportunity to make a subsequent or revised offer, whether in another round of bidding or otherwise), then the right of a holder of any Second Lien Liabilities or Topco Liabilities (as applicable) under this Agreement to so participate shall be deemed to be satisfied. The Second Lien Creditors and Topco Creditors shall not have access to any due diligence report commissioned by the Senior Secured Creditors or any agent or adviser on their behalf, whether or not any such due diligence report is addressed to, or capable of being relied upon by, any member of the Topco Group or any Holding Company of the Company, which relates to the possible implementation of any Enforcement Action, debt restructuring and/or sales process which may or will involve the release and/or compromise of any of the Second Lien Liabilities and/or Topco Liabilities, any guarantees given for the Second Lien Liabilities and/or Topco Liabilities or any Transaction Security (the “Senior Secured Enforcement Advice”). Where any due diligence report that has been shared with any potential third-party purchaser under a Competitive Sales Process includes any Senior Secured Enforcement Advice, the Second Lien Creditors and Topco Creditors shall have access to the relevant report with the Senior Secured Enforcement Advice redacted. Senior Secured Creditors shall have access to reports commissioned by the Second Lien Creditors and/or Topco Creditors on the same basis only.

“Consent” means any consent, approval, release or waiver or agreement to any amendment.

“Corresponding Debt” has the meaning given to that term in paragraph (b) of Clause 19.3 (Parallel Debt (Covenant to Pay the Security Agent)).

“Creditor/Agent Accession Undertaking” means:

(a)	an undertaking substantially in the form set out in Schedule 2 (Form of Creditor/Agent Accession Undertaking);

(b)	a Transfer Certificate or an Assignment Agreement (or any substantially equivalent terms) in each case as defined in the Senior Facilities Agreement, any Permitted Senior Secured Facilities Agreement, any Permitted Super Senior Secured Facilities Agreement, any Second Lien Facility Agreement or any Topco Facility Agreement, as the context requires;

(c)	an Increase Confirmation (or any substantially equivalent terms) in each case as defined in the Senior Facilities Agreement, any Permitted Senior Secured Facilities Agreement, any Permitted Super Senior Secured Facilities Agreement, any Second Lien Facility Agreement or any Topco Facility Agreement, as the context requires; or

(d)	an Additional Facility Notice (or any substantially equivalent terms) in each case as defined in the Senior Facilities Agreement, any Permitted Senior Secured Facilities Agreement, any Permitted Super Senior Secured Facilities Agreement, any Second Lien Facility Agreement or any Topco Facility Agreement, as the context requires, as the context may require, (and provided that in the case of paragraphs (b), (c) and (d) above, such document includes accession wording to this Agreement substantially in the form set out in the undertaking referred to in paragraph (a) above) or,

(e)	in the case of an acceding Debtor which is expressed to accede as an Intra-Group Lender in the relevant Debtor/Third Party Security Provider/Topco Independent Obligor Accession Undertaking, that Debtor/Third Party Security Provider/Topco Independent Obligor Accession Undertaking.

“Creditor Conflict” means, at any time prior to the Priority Discharge Date, a conflict between:

(a)	the interests of any Super Senior Creditor and the interests of any Senior Secured Creditor (other than a Super Senior Creditor), any Second Lien Creditor or any Topco Creditor;

(b)	the interests of any Senior Secured Creditor and the interests of any Second Lien Creditor or any Topco Creditor; or

(c)	the interests of any Second Lien Creditor and the interests of any Senior Secured Creditor, or any Topco Creditor.

“Creditors” means the Senior Lenders, the Super Senior Lenders, the Senior Secured Noteholders, the Cash Management Facility Lenders, the Hedge Counterparties, the Agents, the Arrangers, the Second Lien Lenders, the Second Lien Noteholders, the Unsecured Creditors, the Topco Lenders, the Topco Noteholders, the Intra-Group Lenders, the Subordinated Creditors, the Senior Secured Notes Proceeds Loan Lenders and the Topco Investors, as the context so determines.

“Credit Participation” means the Super Senior Credit Participations, Senior Secured Credit Participations, the Second Lien Credit Participations, the Unsecured Credit Participations and the Topco Credit Participations.

“Credit Related Close-Out” means any Permitted Hedge Close-Out which is not a Non-Credit Related Close-Out.

“Debt Document” means each of this Agreement, the Senior Secured Finance Documents, any Senior Secured Notes Proceeds Loan Agreement, the Second Lien Finance Documents, the Topco Finance Documents, any Topco Proceeds Loan Agreement, the Unsecured Finance Documents, the Security Documents, any agreement evidencing the terms of the Subordinated

Liabilities or the Intra-Group Liabilities and any other document designated as such by the Security Agent and the Company, as the context so determines.

“Debtor” means any Original Debtor and any person which becomes a Party as a Debtor in accordance with the terms of Clause 21 (Changes to the Parties).

“Debtor/Third Party Security Provider/Topco Independent Obligor Accession Undertaking” means:

(a)	a deed substantially in the form set out in Schedule 1 (Form of Debtor/Third Party Security Provider/Topco Independent Obligor Accession Undertaking);

(b)	(only in the case of a member of the Group which is acceding as a borrower or guarantor under the Senior Facilities Agreement, any Permitted Super Senior Secured Facilities Agreement or any Permitted Senior Secured Facilities Agreement) an Accession Deed as defined in the Senior Facilities Agreement, or any substantially equivalent term in any Permitted Super Senior Secured Facilities Agreement or any Permitted Senior Secured Facilities Agreement, as the context requires;

(c)	(only in the case of a member of the Group which is acceding as a borrower or guarantor under a Second Lien Facility Agreement) an Accession Deed as defined in the Second Lien Facility Agreement; or

(d)	(only in the case of a member of the Group which is acceding as a guarantor under a Topco Facility Agreement) an Accession Deed (as defined in the Topco Facility Agreement).

“Debtor Liabilities” means, in relation to a member of the Topco Group, any Liabilities owed to any Debtor (whether actual or contingent and whether incurred solely or jointly) by that member of the Topco Group.

“Debtor Resignation Request” means a notice substantially in the form set out in Schedule 3 (Form of Debtor Resignation Request).

“Default” means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the making of any determination or the giving of notice provided for in the relevant definition of event of default under the relevant Debt Document or any combination of the foregoing) be an Event of Default provided that any such event or circumstance which requires the satisfaction of a condition as to materiality or the making of a determination before it becomes an Event of Default shall not be a Default or an Event of Default until such condition is satisfied or determination made.

“Defaulting Cash Management Facility Lender” means, in relation to a Cash Management Facility Lender, a Cash Management Facility Lender which is a Defaulting Lender under, and as defined in, the relevant Cash Management Facility Document.

“Defaulting Lender” means a Defaulting Senior Lender, a Defaulting Cash Management Facility Lender, a Defaulting Second Lien Lender or a Defaulting Topco Lender, as the context requires.

“Defaulting Second Lien Lender” means, in relation to a Second Lien Lender, a Second Lien Lender which is a Defaulting Lender under, and as defined in, a Second Lien Facility Agreement.

“Defaulting Senior Lender” means, in relation to a Senior Lender or a Super Senior Lender, a Senior Lender or a Super Senior Lender which is a Defaulting Lender under, and as defined in, the Senior Facilities Agreement, any Permitted Super Senior Secured Facilities Agreement, or any Permitted Senior Secured Facilities Agreement, as the context requires.

“Defaulting Topco Lender” means, in relation to a Topco Lender, a Topco Lender which is a Defaulting Lender (or any substantially equivalent term) under, and as defined in, a Topco Facility Agreement.

“Delegate” means any delegate, agent, attorney, co-trustee or co-security agent appointed by the Security Agent.

“Designated Net Amount” means, in relation to a Multi-account Overdraft Facility, that Multi-account Overdraft Facility’s maximum net amount.

“Designation Date” means the first date after the date hereof that the Company designates any Liabilities as Super Senior Liabilities in accordance with, and subject to satisfaction of the requirements of, Clause 17 (New Debt Financings).

“Discharge Date” means a Final Discharge Date, a Priority Discharge Date, a Second Lien Discharge Date, a Second Lien Lender Discharge Date, a Second Lien Notes Discharge Date, a Senior Discharge Date, a Super Senior Discharge Date, a Super Senior Lender Discharge Date, a Senior Lender Discharge Date, a Senior Secured Discharge Date, a Senior Secured Notes Discharge Date, a Topco Discharge Date, a Topco Facility Discharge Date or a Topco Notes Discharge Date.

“Distressed Disposal” means a disposal of an asset or shares of, or other financial securities issued by, a member of the Group or, in the case of a Third Party Security Provider, any assets or shares or financial securities which are subject to the Transaction Security, which is:

(a)	being effected at the request of an Instructing Group in circumstances where the Transaction Security has become enforceable as a result of an Acceleration Event which was continuing at the time the request for enforcement was made;

(b)	being effected by enforcement of the Transaction Security as a result of an Acceleration Event which was continuing at the time the request for enforcement was made; or

(c)	being effected after the occurrence of a Distress Event, by a Debtor or a Third Party Security Provider to a person or persons which is not a member of the Topco Group.

“Distress Event” means any of:

(a)	an Acceleration Event which has occurred and is continuing; or

(b)	the enforcement of any Transaction Security as a result of an Acceleration Event which has occurred and is continuing.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“Effective Date”, in relation to any New Debt Financing, has the meaning given to such term in paragraph (b) of Clause 18.1 (New Debt Financings).

“Enforcement” means the enforcement of the Transaction Security, or as the case may be, Topco Independent Transaction Security, the requesting of a Distressed Disposal and/or the release or disposal of claims and/or Transaction Security on a Distressed Disposal under Clause 15.2 (Distressed Disposals), the giving of instructions as to actions with respect to the Transaction Security following an Insolvency Event under Clause 9.7 (Security Agent

Instructions) and the taking of any other actions consequential on (or necessary to effect) any of those actions (but excluding the delivery of an Initial Enforcement Notice).

“Enforcement Action” means:

(a)	in relation to any Liabilities (other than Unsecured Liabilities):

(i)	the acceleration of any Liabilities or the making of any declaration that any Liabilities are prematurely due and payable (other than as a result of it becoming unlawful for a Secured Creditor to perform its obligations under, or of any voluntary or mandatory prepayment arising under, the Debt Documents);

(ii)	the making of any declaration that any Liabilities are payable on demand;

(iii)	the making of a demand for payment in relation to a Liability that is payable on demand;

(iv)	the making of any demand against any member of the Topco Group in relation to any Guarantee Liabilities of that member of the Topco Group;

(v)	the exercise of any right to require any member of the Topco Group or any Third Party Security Provider to acquire any Liability (including exercising any put or call option against any member of the Topco Group or any Third Party Security Provider for the redemption or purchase of any Liability but excluding any such right which arises as a result of clause 30 (Debt Purchase Transactions) of the Senior Facilities Agreement or any substantially equivalent provisions in any Permitted Senior Secured Facilities Agreement, any Permitted Super Senior Secured Facilities Agreement, the Senior Secured Notes Finance Documents, any Second Lien Lender Finance Documents, the Second Lien Notes Finance Documents or any Topco Finance Document (as relevant) and excluding any mandatory offer arising as a result of a change of control or asset sale or escrow special mandatory redemption (howsoever described) as set out in the Secured Debt Documents);

(vi)	the exercise of any right of set-off, account combination or payment netting against any member of the Topco Group or any Third Party Security Provider in respect of any Liabilities other than the exercise of any such right:

(A)	as Close-Out Netting by a Hedge Counterparty or by a Hedging Ancillary Lender;

(B)	as Payment Netting by a Hedge Counterparty or by a Hedging Ancillary Lender;

(C)	as Inter-Hedging Agreement Netting by a Hedge Counterparty;

(D)	as Inter-Hedging Ancillary Document Netting by a Hedging Ancillary Lender; and

(E)	which is otherwise expressly permitted under the Secured Debt Documents to the extent that the exercise of that right gives effect to a Permitted Payment; and

(vii)	the suing for, commencing or joining of any legal or arbitration proceedings against any member of the Topco Group or a Third Party Security Provider to recover any Liabilities;

(b)	the premature termination or close-out of any hedging transaction under any Hedging Agreement save to the extent permitted by this Agreement;

(c)	the taking of any steps to enforce or require the enforcement of any Transaction Security, or as the case may be, Topco Independent Transaction Security (including the crystallisation of any floating charge forming part of the Transaction Security) as a result of an Acceleration Event which was continuing at the time the request for enforcement was made;

(d)	the entering into of any composition, compromise, assignment or similar arrangement with any Third Party Security Provider or any member of the Topco Group which owes any Liabilities, or has given any Security, guarantee or indemnity or other assurance against loss in respect of the Liabilities (other than any action permitted under Clause 21 (Changes to the Parties) or any debt buy-backs pursuant to open market debt repurchases, tender offers or exchange offers entered into in accordance with the Secured Debt Documents, and not undertaken as part of an announced restructuring or turnaround plan or while a Default was outstanding under the relevant Secured Debt Document); or

(e)	the petitioning, applying or voting for, or the taking of any steps (including the appointment of any liquidator, receiver, administrator or similar officer) in relation to, the winding up, dissolution, administration or reorganisation of any Third Party Security Provider or member of the Topco Group which owes any Liabilities, or has given any Security, guarantee, indemnity or other assurance against loss in respect of any of the Liabilities, or any of such Third Party Security Provider’s or member of the Topco Group’s assets or any suspension of payments or moratorium of any indebtedness of any such Third Party Security Provider or member of the Topco Group or any analogous procedure or step in any jurisdiction, except that the following shall not constitute Enforcement Action:

(i)	the taking of any action falling within paragraph (a)(vii) or (e) above which is necessary (but only to the extent necessary) to preserve the validity, existence or priority of claims in respect of Liabilities, including the registration of such claims before any court or governmental authority and the bringing, supporting or joining of proceedings to prevent any loss of the right to bring, support or join proceedings by reason of applicable limitation periods;

(ii)	any discussions or consultations between, or proposals made by, any of the Priority Secured Parties with respect to instructions to enforce any Transaction Security pursuant to, prior to the Designation Date, Clause 12 (Enforcement of Transaction Security prior to the Designation Date) or, on and from the Designation Date, Clause 13 (Enforcement of Transaction Security on or after the Designation Date);

(iii)	bringing legal proceedings against any person in connection with any securities violation, securities or listing regulations or common law fraud or to restrain any actual or putative breach of the Debt Documents or for specific performance with no claims for damages;

(iv)	a Secured Party bringing legal proceedings against any person solely for the purpose of:

(A)	obtaining injunctive relief (or any analogous remedy outside England and Wales) to restrain any actual or putative breach of any Debt Document to which it is a party;

(B)	obtaining specific performance (other than specific performance of an obligation to make a payment) with no claim for damages; or

(C)	requesting judicial interpretation of any provision of any Debt Document to which it is a party with no claim for damages;

(v)	a demand made by a Subordinated Creditor or an Intra-Group Lender in relation to the Subordinated Liabilities or Intra-Group Liabilities to the extent:

(A)	any resulting Payment would constitute a Permitted Subordinated Payment or a Permitted Intra-Group Payment; or

(B)	any Subordinated Liability or Intra-Group Liability of a member of the Group being released or discharged in consideration for the issue of shares in that member of the Group provided that the ownership interest of the member of the Group prior to such issue is not diluted as a result and provided further that (in any such case) in the event that the shares of such member of the Group are subject to Transaction Security prior to such issue, then the percentage of shares in such member of the Group subject to Transaction Security is not diluted; and

(vi)	an Ancillary Lender, Cash Management Facility Lender, Hedge Counterparty, Issuing Bank, Second Lien Agent, Second Lien Notes Trustee, Topco Agent or Topco Notes Trustee bringing legal proceedings against any person solely for the purpose of:

(A)	obtaining injunctive relief (or any analogous remedy outside England and Wales) to restrain any actual or putative breach of any Debt Document to which it is party;

(B)	obtaining specific performance (other than specific performance of an obligation to make a payment) with no claim for damages;

(C)	requesting judicial interpretation of any provision of any Debt Document to which it is party with no claim for damages; or

(D)	bringing legal proceedings against any person in connection with any securities violation, securities or listing relations or common law fraud or to restrain any actual or putative breach of the Secured Debt Documents or for specific performance with no claims for damages.

“Enforcement Instructions” means, on or after the Designation Date, instructions as to Enforcement (including the manner and timing of such Enforcement) given by the Majority Super Senior Creditors or the Majority Senior Secured Creditors to the Security Agent as contemplated by the terms of this Agreement, provided that instructions not to undertake an enforcement or an absence of instructions as to enforcement shall not constitute “Enforcement Instructions”.

“Enforcement Objective” has the meaning given to that term in Schedule 6 (Enforcement Principles).

“Enforcement Principles” means the principles set out in Schedule 6 (Enforcement Principles).

“Enforcement Proceeds” means any amount paid to or otherwise realised by a Secured Party under or in connection with any Enforcement and, following the occurrence of a Distress Event, any other proceeds of, or arising from, any of the Charged Property.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“EU Insolvency Regulation” means Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

“EUR”, “€” and “euro” denote the single currency of the Participating Member States.

“Event of Default”:

(a)	has the meaning given in the Senior Facilities Agreement; and

(b)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in any other Debt Document,

as the context requires.

“Excluded Swap Obligation” has the meaning given to such term in paragraph 15 (Excluded Swap Obligations) of Schedule 7 (Hedge Counterparties’ Guarantee and Indemnity) and Schedule 8 (Cash Management Facility Creditors’ Guarantee and Indemnity).

“Final Discharge Date” means the latest to occur of the Super Senior Discharge Date, the Senior Secured Discharge Date, the Second Lien Discharge Date and the Topco Discharge Date.

“Finance Documents” means each of the Senior Facilities Agreement, any Permitted Senior Secured Facilities Agreement, any Permitted Super Senior Secured Facilities Agreement, any Senior Secured Notes Indenture, any Second Lien Facility Agreement, any Second Lien Notes Indenture, any Topco Facility Agreement, any Topco Notes Indenture and any Unsecured Finance Documents.

“Finco Covenant” means, in relation to a Topco Borrower that is a member of the Group, an undertaking (the “limitation on activities covenant”) by the Topco Borrower to restrict its activities in customary form (it being agreed that such form is customary if it is substantially in the form of any holding company covenant and/or covenant that limits the activities of the applicable holding company or issuer (including the exceptions thereto), as the case may be, in the original form of the Senior Facilities Agreement or any Senior Secured Notes Indenture), amended in all cases to apply to the Topco Borrower and additionally:

(a)	permitting the incurrence of Topco Liabilities and the making of a Topco Proceeds Loan using the proceeds of the relevant Topco Liabilities, and other activities incidental to the incurrence of those liabilities;

(b)	prohibiting the holding of any Subsidiaries; and

(c)	(other than as permitted by customary exceptions to the limitation on activities covenant) restricting payments from members of the Group to the Topco Borrower (i) to those permitted to be made under the Finance Documents to any person that is not a member of the Group (and to the extent such payment to a person other than a member of the Group is governed by an applicable basket in any Finance Document, such basket shall be deemed to be reduced by any such payment made to the Topco Borrower notwithstanding such Topco Borrower is a member of the Group), or (ii) payments made under the terms of the relevant Topco Proceeds Loan (including repayments of principal, interest, fees and indemnities to the extent not prohibited by this Agreement).

“Gross Outstandings” means, in relation to a Multi-account Overdraft Facility, the aggregate gross debit balance of overdrafts comprised in that Multi-account Overdraft Facility.

“Group” means the Company and each of its Restricted Subsidiaries from time to time.

“Guarantee Liabilities” means, in relation to a member of the Group, the liabilities under the Debt Documents (including, as the context so determines, any new indebtedness incurred or to be incurred under any document or arrangement intended by the Company to be designated as a Debt Document subject to the provisions of Clause 18 (New Debt Financings) and any facility or commitment in relation thereto) (present or future, actual or contingent and whether incurred solely or jointly) it may have to a Creditor or Debtor (including, as the context so determines, any party that is to accede to this Agreement as a Creditor or Debtor pursuant to Clause 21 (Changes to the Parties)) as or as a result of it being a guarantor or surety including, without limitation, liabilities arising by way of guarantee, indemnity, surety, parallel debt, contribution or subrogation and in particular any guarantee or indemnity arising under or in respect of the Secured Debt Documents or the Unsecured Finance Documents.

“Guarantee Limitations” means:

(a)	in respect of a Debtor and any payments it is required to make in respect of its Guarantee Liabilities under the Debt Documents; and

(b)	in respect of an Intra-Group Lender and any subordination it is subject to in accordance with the terms of this Agreement,

the limitations and restrictions applicable to such entity as set out in Schedule 7 (Hedge Counterparties’ Guarantee and Indemnity) and/or Schedule 8 (Cash Management Facility Creditors’ Guarantee and Indemnity) hereof and within this Agreement and/or as set out in clause 23 (Guarantee and Indemnity) of the Senior Facilities Agreement and/or agreed to pursuant to clause 31.4 (Additional Guarantors) of the Senior Facilities Agreement, in each case as if references to the relevant “Obligor” or “Guarantor” under such provisions are references to the relevant “Debtor” or “Intra-Group Lender”, as applicable and any substantially equivalent provisions in any Secured Debt Document or any Unsecured Finance Document.

“Guarantor” means a Senior Secured Guarantor, a Second Lien Guarantor, a Topco Guarantor, an Unsecured Guarantor and/or a Hedging Guarantor (as context requires).

“Hedge Counterparty” means any person which becomes Party as a Hedge Counterparty pursuant to Clause 21.9 (Creditor/Agent Accession Undertaking).

“Hedge Counterparty Obligations” means the obligations owed by any Hedge Counterparty to the Debtors under or in connection with the Hedging Agreements.

“Hedge Transfer” means a transfer to one or more of the Senior Secured Creditors, the Second Lien Creditors or the Topco Creditors (or to a nominee or nominees of the Senior Secured Creditors, the Second Lien Creditors or the Topco Creditors) of each Hedging Agreement together with:

(a)	all the rights and benefits in respect of the Hedging Liabilities owed by the Debtors and Third Party Security Providers to each Hedge Counterparty; and

(b)	all the Hedge Counterparty Obligations owed by each Hedge Counterparty to the Debtors and Third Party Security Providers,

in accordance with Clause 21.3 (Accession or Change of Hedge Counterparty) as described in, and subject to Clause 3.9 (Hedge Transfer: Senior Secured Creditors (Prior to the Designation Date)), Clause 5.15 (Hedge Transfer: Second Lien Creditors) or Clause 6.15 (Hedge Transfer: Topco Creditors), as the context requires.

“Hedging Agreement” means, to the extent designated as such by the Company (in its discretion) and the relevant Hedge Counterparty by notice to the Security Agent, any agreement entered into or to be entered into by a Debtor (or any member of the Group that is a Debtor) and a Hedge Counterparty in relation to any derivative or hedging arrangement entered into (or which has been allocated), the entry into which is not prohibited by the terms of the Finance Documents at the time the relevant agreement is entered into.

“Hedging Ancillary Document” means an Ancillary Document which relates to or evidences the terms of a Hedging Ancillary Facility.

“Hedging Ancillary Facility” means an Ancillary Facility which is made available by way of a hedging facility.

“Hedging Ancillary Lender” means an Ancillary Lender to the extent that that Ancillary Lender makes available a Hedging Ancillary Facility.

“Hedging Debtor” means any Debtor to the Hedge Counterparties under or in connection with the Hedging Agreements.

“Hedging Guarantor” means, at any time, each Debtor which is a Senior Facilities Guarantor at such time.

“Hedging Liabilities” means:

(a)	prior to the Designation Date, the Liabilities owed by any Debtor or Third Party Security Provider to the Hedge Counterparties under or in connection with the Hedging Agreements; and

(b)	on and from the Designation Date, the Super Senior Hedging Liabilities and the Pari Passu Hedging Liabilities.

“Hedging Purchase Amount” means, in respect of a hedging transaction under a Hedging Agreement, the amount that would be payable to (expressed as a positive number) or by (expressed as a negative number) the relevant Hedge Counterparty on the relevant date if:

(a)	that date was an Early Termination Date (as defined in the relevant ISDA Master Agreement); and

(b)	the relevant Debtor was the Defaulting Party (under and as defined in the relevant ISDA Master Agreement),

(or the equivalent thereto in the case of any Hedging Agreement not based on an ISDA Master Agreement), in each case as certified by the relevant Hedge Counterparty and as calculated in accordance with the relevant Hedging Agreement.

“Holding Company”

(a)	has the meaning given in the Senior Facilities Agreement; or

(b)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in each Permitted Senior Secured Facilities Agreement, Permitted Super Senior Secured Facilities Agreement, or Second Lien Facility Agreement,

as the context requires.

“Impaired Agent” means:

(a)	a Senior Agent or Super Senior Agent which is an “Impaired Agent” under, and as defined in, the Senior Facilities Agreement, any Permitted Super Senior Secured Facilities Agreement and any Permitted Senior Secured Facilities Agreement, as the context requires;

(b)	a Cash Management Facility Agent which is an “Impaired Agent” under, and as defined in, the Cash Management Facility Documents;

(c)	a Second Lien Agent which is an “Impaired Agent” under, and as defined in, a Second Lien Facility Agreement; or

(d)	a Topco Agent which is an “Impaired Agent” under, and as defined in, a Topco Facility Agreement.

“Initial Enforcement Notice” has the meaning given in paragraph (b) of Clause 13.3 (Enforcement Instructions - Transaction Security).

“Insolvency Event” means, in relation to a Debtor, Material Subsidiary or Third Party Security Provider (or, in respect of paragraph (a)(v) of Clause 10.2 (Turnover by the Creditors), a member of the Group):

(a)	any resolution is passed or order made for its insolvency, bankruptcy, winding up, dissolution, administration, examination or reorganisation (excluding solvent reorganisations);

(b)	a composition, compromise, assignment, or arrangement with any class of creditors generally (other than any Secured Party) in connection with or as a result of any financial difficulty on the part of that Debtor, Material Subsidiary or Third Party Security Provider;

(c)	a moratorium is declared in relation to any of its indebtedness;

(d)	the appointment of any liquidator, receiver, examiner, administrator, administrative receiver, compulsory manager or other similar officer in respect of it or any of its assets; or

(e)	any analogous procedure or step is taken in any jurisdiction,

other than (in each case):

(i)	any proceedings which are frivolous or vexatious and which, if capable of remedy, are discharged, stayed or dismissed within 20 Business Days of commencement or, if earlier, the date on which it is advertised (or such other period as agreed between the Company and the Instructing Group);

(ii)	(in the case of an application to appoint an administrator or commence proceedings) any proceedings which the Security Agent is satisfied (acting on the instructions of the Instructing Group) will be withdrawn before it is heard or will be unsuccessful; and

(iii)	as permitted in the Senior Facilities Agreement or in any Permitted Senior Secured Facilities Agreement, Permitted Super Senior Secured Facilities Agreement or a Second Lien Facility Agreement, or otherwise not constituting a Default.

“Instructing Group” means:

(a)	if the Designation Date has not occurred:

(i)	prior to the Senior Secured Discharge Date, the Majority Senior Secured Creditors;

(ii)	on or after the Senior Secured Discharge Date but before the Priority Discharge Date, the Majority Second Lien Creditors; and

(iii)	on or after the Priority Discharge Date but before the Topco Discharge Date, the Majority Topco Creditors; and

(b)	at any time on or after the occurrence of the Designation Date and:

(i)	prior to the later of the Senior Secured Discharge Date and the Super Senior Discharge Date:

(A)	subject to paragraph (B) below, the Majority Senior Secured Creditors and the Majority Super Senior Creditors; and

(B)	in relation to instructions relating to Enforcement, the group of Secured Creditors entitled to give such instructions under Clause 13.3 (Enforcement Instructions - Transaction Security);

(ii)	on or after the later of the Senior Secured Discharge Date and the Super Senior Discharge Date but before the Priority Discharge Date, the Majority Second Lien Creditors; and

(iii)	on or after the Priority Discharge Date but before the Topco Discharge Date, the Majority Topco Creditors,

provided that, in each case, the Super Senior Credit Participations, the Senior Secured Credit Participations, the Second Lien Credit Participations and the Topco Credit Participations of an Investor Affiliate (as applicable) shall, for the purposes of this definition, be deemed to be zero.

“Intercreditor Amendment” means any amendment or waiver which is subject to Clause 27 (Consents, Amendments and Override).

“Inter-Hedging Agreement Netting” means the exercise of any right of set-off, account combination, close-out netting or payment netting (whether arising out of a cross agreement, netting agreement or otherwise) by a Hedge Counterparty against liabilities owed to a Debtor by that Hedge Counterparty under a Hedging Agreement in respect of Hedging Liabilities owed to that Hedge Counterparty by that Debtor under another Hedging Agreement.

“Inter-Hedging Ancillary Document Netting” means the exercise of any right of set-off, account combination, close-out netting or payment netting (whether arising out of a cross agreement, netting agreement or otherwise) by a Hedging Ancillary Lender against liabilities owed to a Debtor by that Hedging Ancillary Lender under a Hedging Ancillary Document in respect of Senior Lender Liabilities or Super Senior Lender Liabilities (as applicable) owed to that Hedging Ancillary Lender by that Debtor under another Hedging Ancillary Document.

“Intra-Group Lenders” means each Original Intra-Group Lender and each member of the Group which has made a loan available to, granted credit to or made any other financial arrangement having similar effect with another member of the Group and which is required to become, or otherwise becomes, a party as an Intra-Group Lender in accordance with the terms of Clause 21 (Changes to the Parties).

“Intra-Group Liabilities” means the Liabilities owed by any member of the Group to any of the Intra-Group Lenders (but not including, for the avoidance of doubt, any Subordinated Liabilities, any Senior Secured Notes Proceeds Loan Liabilities or any Topco Proceeds Loan Liabilities).

“Investor Affiliate”

(a)	has the meaning given in the Senior Facilities Agreement; or

(b)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in a Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement or Second Lien Facility Agreement,

as the context requires.

“Investors”

(a)	has the meaning given in the Senior Facilities Agreement; and

(b)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in any other Finance Document,

as the context requires.

“IPO Event” means:

(a)	the listing or the admission to trading of all or any part of the share capital of any member of the Group or any Holding Company (the only material assets of which are shares or other investments (directly or indirectly in the Group)) of a member of the Group (other than the Investors) on any recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or in or on any other exchange or market in any jurisdiction or country or any other sale or issue by way of listing, flotation or public offering or any equivalent circumstances in relation to any member of the Group or any such Holding Company of any member of the Group (other than the Investors and their Holding Companies) in any jurisdiction or country; or

(b)	a listing of all or any part of the share capital of the Company or any Holding Company of the Company (other than the Investors) on Euronext, the New York Stock Exchange, NASDAQ, Deutsche Borse, the London Stock Exchange Group or on any other recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or any other sale or issue by way of flotation or public offering in relation to the Company or any such Holding Company of the Company in any jurisdiction or country.

“ISDA Master Agreement” means a 1992 ISDA Master Agreement or a 2002 ISDA Master Agreement.

“Issuing Bank”

(a)	has the meaning given in the Senior Facilities Agreement;

(b)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in each Permitted Senior Secured Facilities Agreement or a Permitted Super Senior Secured Facilities Agreement; or

(c)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in each Cash Management Facility Document,

as the context requires.

“Italian Banking Law” means the Italian Legislative Decree no. 385 of 1 September 1993, as subsequently amended and/or supplemented from time to time.

“Italian Bankruptcy Law” means the Italian Royal Decree No. 267 of 16 March 1942 (Disciplina del fallimento, del concordato preventivo e della liquidazione coatta amministrativa), as subsequently amended and supplemented (including by virtue of Decree Law No. 118 of 24 August 2021, as converted into law with amendments and supplemented from time to time).

“Italian Civil Code” means the Italian civil code (codice civile), enacted by Royal Decree No. 262 of 16 March 1942, as subsequently amended and/or supplemented.

“Italian Crisis and Insolvency Code” means the Italian Legislative Decree No. 14 of 12 January 2019 (Codice della crisi d’impresa e dell’insolvenza in attuazione della legge 19 ottobre 2017, n. 155), as amended and supplemented from time to time (including by virtue of the Italian Legislative Decree No. 83 of 17 June 2022 implementing the EU Directive 2019/1023 of 20 June 2019, as supplemented from time to time).

“Italian Debtor” means any Debtor incorporated under the laws of the Republic of Italy.

“Italian Intra-Group Lender” means any Intra-Group Lender incorporated under the laws of the Republic of Italy.

“Italian Security Documents” means all Transaction Security Documents governed by Italian law and “Italian Security Document” means any one of them.

“Legal Reservations”

(a)	has the meaning given in the Senior Facilities Agreement; or

(b)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in each Permitted Senior Secured Facilities Agreement or a Permitted Super Senior Secured Facilities Agreement and (as applicable) Second Lien Facility Agreement, as the context requires.

“Letter of Credit”

(a)	has the meaning given in the Senior Facilities Agreement; or

(b)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in each Permitted Senior Secured Facilities Agreement and each Permitted Super Senior Secured Facilities Agreement; or

(c)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in each Cash Management Facility Document,

as the context requires.

“Liabilities” means all present and future liabilities and obligations at any time of any member of the Topco Group or any Third Party Security Provider to any Creditor, Agent or Security Agent under the Debt Documents (including by way of the grant of Security under such documents), both actual and contingent and whether incurred solely or jointly or in any other capacity together with any of the following matters relating to or arising in respect of those liabilities and obligations:

(a)	any refinancing, novation, deferral or extension;

(b)	any claim for breach of representation, warranty or undertaking or on an event of default or under any indemnity given under or in connection with any document or agreement evidencing or constituting any other liability or obligation falling within this definition;

(c)	any claim for damages or restitution; and

(d)	any claim as a result of any recovery by any Debtor or Third Party Security Provider of a Payment on the grounds of preference or otherwise,

and any amounts which would be included in any of the above but for any discharge, non-provability, unenforceability or non-allowance of those amounts in any insolvency or other proceedings, provided that Excluded Swap Obligations shall not qualify as Liabilities.

“Liabilities Acquisition” means, in relation to a person and to any Liabilities, a transaction where that person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

the rights and benefits in respect of those Liabilities.

“Lower Ranking Security” means all Transaction Security which, in accordance with the applicable law of such Transaction Security, is expressed to be lower ranking.

“Majority Second Lien Creditors” means those Second Lien Creditors whose Second Lien Credit Participations at that time aggregate more than 50 per cent. of the total Second Lien Credit Participations at that time.

“Majority Second Lien Lenders” has the meaning given to the term “Majority Lenders” (or any substantially equivalent term) in a Second Lien Facility Agreement after the application of provisions which are substantially equivalent to:

(a)	clause 44.10 (Replacement or Prepayment of Lender);

(b)	clause 30 (Debt Purchase Transactions); and

(c)	clause 44.11 (Disenfranchisement of Defaulting Lenders),

of the Senior Facilities Agreement as contained in that Second Lien Facility Agreement.

“Majority Second Lien Noteholders” means, at any time, those Second Lien Noteholders whose Second Lien Credit Participations under paragraph (b) of the definition thereof at that time aggregate more than 50 per cent. of the total Second Lien Credit Participations under paragraph (b) of the definition thereof at that time.

“Majority Senior Lenders” has the meaning given to the term “Majority Lenders” (or any substantially equivalent term) in the Senior Facilities Agreement, Permitted Super Senior Secured Facilities Agreement or any Permitted Senior Secured Facilities Agreement, as the context requires after the application of:

(a)	clause 44.10 (Replacement or Prepayment of Lender);

(b)	clause 30 (Debt Purchase Transactions); and

(c)	clause 44.11 (Disenfranchisement of Defaulting Lenders),

of the Senior Facilities Agreement or any substantially equivalent provisions in a Permitted Super Senior Secured Facilities Agreement or a Permitted Senior Secured Facilities Agreement, as the context requires.

“Majority Senior Secured Creditors” means, at any time, those Senior Secured Creditors (other than the Super Senior Creditors) whose Senior Secured Credit Participations at that time aggregate more than 50 per cent. of the total Senior Secured Credit Participations at that time.

“Majority Senior Secured Noteholders” means, at any time, those Senior Secured Noteholders whose Senior Secured Credit Participations under paragraph (b) of the definition thereof at that time aggregate more than 50 per cent. of the total Senior Secured Credit Participations under paragraph (b) of the definition thereof at that time.

“Majority Super Senior Creditors” means, at any time, those Super Senior Creditors whose Super Senior Credit Participations at that time aggregate more than 50 per cent. of the total Super Senior Credit Participations at that time.

“Majority Topco Creditors” means those Topco Creditors whose Topco Credit Participations at that time aggregate more than 50 per cent. of the total Topco Credit Participations at that time.

“Majority Topco Lenders” has the meaning given to the term “Majority Lenders” (or any substantially equivalent term) in any Topco Facility Agreement after the application of provisions which are substantially equivalent to:

(a)	clause 44.10 (Replacement or Prepayment of Lender);

(b)	clause 30 (Debt Purchase Transactions); and

(c)	clause 44.11 (Disenfranchisement of Defaulting Lenders),

of the Senior Facilities Agreement as contained in that Topco Facility Agreement.

“Majority Topco Noteholders” means, at any time, those Topco Noteholders whose Topco Credit Participations under paragraph (b) of the definition thereof at that time aggregate more than 50 per cent. of the total Topco Credit Participations under paragraph (b) of the definition thereof at that time.

“Majority Unsecured Creditors” means those Unsecured Creditors whose Unsecured Credit Participations at that time aggregate more than 50 per cent. of the total Unsecured Credit Participations at that time.

“Mandatory Prepayment” means a Senior Mandatory Prepayment, a Cash Management Facility Mandatory Prepayment, a Senior Secured Notes Mandatory Prepayment, a Second Lien Mandatory Prepayment, a Second Lien Notes Mandatory Prepayment, a Topco Loan Mandatory Prepayment, a Topco Notes Mandatory Prepayment or any similar or other mandatory prepayment of any other Liabilities required pursuant to any of the Debt Documents.

“Material Adverse Effect” has the meaning given in the Senior Facilities Agreement whether or not the Senior Lender Discharge Date has occurred.

“Material Event of Default” means:

(a)	a Senior Secured Payment Default;

(b)	a Senior Acceleration Event is continuing under paragraph (a), (b), (d) or (f) of clause 28.12 (Acceleration) of the Senior Facilities Agreement (or an Acceleration Event under a substantially equivalent provision in any Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement) as a result of a breach of clause 26.2 (Financial Condition) of the Senior Facilities Agreement or a breach of a substantially equivalent provision in any Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement, as the context requires;

(c)	an Event of Default under:

(i)	Clause 28.5 (Cross Default), Clause 28.6 (Insolvency), Clause 28.7 (Insolvency Proceedings), Clause 28.8 (Creditors’ Process) or clause 28.10 (Intercreditor Agreement) of the Senior Facilities Agreement; or

(ii)	provisions substantially equivalent to those stated in paragraph (i) above contained in any other Senior Secured Finance Document;

(d)	any other Event of Default under the Senior Facilities Agreement or any other Senior Secured Finance Document (other than an Event of Default under Clause 28.1 (Non-Payment) of the Senior Facilities Agreement or a substantially equivalent provision in a Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement (as the context requires)) which has or is reasonably likely to have a Material Adverse Effect;

(e)	the Senior Agent exercising any of its rights under paragraph (a), (b), (d) or (f) of clause 28.12 (Acceleration) of the Senior Facilities Agreement or any substantially equivalent paragraph of any Permitted Super Senior Secured Facilities Agreement (or any Senior Agent exercises any such rights under any substantially equivalent clause of any Permitted Senior Secured Facilities Agreement); or

(f)	the occurrence of a Senior Secured Notes Acceleration Event.

“Material Subsidiary” has the meaning given in the Senior Facilities Agreement whether or not the Senior Lender Discharge Date has occurred.

“Multi-account Overdraft Facility” means:

(a)	in relation to an Ancillary Facility, an Ancillary Facility which is an overdraft facility comprising more than one account; and

(b)	in relation to a Cash Management Facility, a Cash Management Facility which is an overdraft facility comprising more than one account,

as the context requires.

“Multi-account Overdraft Liabilities” means Liabilities arising under any Multi-account Overdraft Facility.

“Net Outstandings” means, in relation to a Multi-account Overdraft Facility, the aggregate debit balance of overdrafts comprised in that Multi-account Overdraft Facility, net of any credit balances on any account comprised in that Multi-account Overdraft Facility, to the extent that the credit balances are freely available to be set-off by the relevant Ancillary Lender or Cash Management Facility Creditor against Liabilities owed to it by the relevant Debtor under that Multi-account Overdraft Facility.

“New Debt Financing” means any existing, additional, supplemental or new financing, guarantee or debt arrangement (or any designated loan, commitment, tranche or facility thereof) and related security including, without limitation, by way of refinancing, replacement, exchange, set-off, discharge or increase of any new, existing, additional or supplemental financing, guarantee or debt arrangement under a Debt Document for the benefit of any person (in each case, whether or not in existence at the time of any accessions to this Agreement in respect thereof and including arrangements existing at the time a person becomes a member of the Group (whether by acquisition, merger, consolidation or combination) or is assumed in connection with the acquisition of assets, merger, consolidation or combination or otherwise); including by way of any loan, note (including senior or second lien secured, senior unsecured, senior subordinated or subordinated notes, whether in each case in a public or private offering, Rule 144A or other offering), bond or otherwise (including, in each case, term or revolving, any overdraft, hedging, derivative or other ancillary facility or arrangement); issued or incurred, made available or committed and together with any guarantee, security or other credit support by any member of the Topco Group and including any Permitted Structural Adjustment (as defined in the Senior Facilities Agreement or any substantially equivalent term in any other Debt Document) or Permitted Acquired Indebtedness.

“New Debt Financing Designation Certificate” means a designation certificate substantially in the form set out in Schedule 9 (Form of New Debt Financing Designation Certificate).

“Non-Credit Related Close-Out” means a Permitted Hedge Close-Out described in any of paragraph (a)(i), (a)(iii), (a)(v) or (a)(vi) of Clause 4.9 (Permitted Enforcement: Hedge Counterparties).

“Non-Distressed Disposal” has the meaning given to that term in Clause 15.1 (Non-Distressed Disposals).

“Noteholders” means the Senior Secured Noteholders, the Second Lien Noteholders and/or any Topco Noteholders, as the context requires.

“Notes” means any Senior Secured Notes, any Second Lien Notes and/or any Topco Notes, as the context requires.

“Notes Finance Documents” means:

(a)	in respect of the Senior Secured Notes, the Senior Secured Notes Finance Documents;

(b)	in respect of the Second Lien Notes, the Second Lien Notes Finance Documents; and

(c)	in respect of the Topco Notes, the Topco Notes Finance Documents.

“Notes Indenture” means:

(a)	in respect of any Senior Secured Notes, the applicable Senior Secured Notes Indenture;

(b)	in respect of any Second Lien Notes, the applicable Second Lien Notes Indenture; and

(c)	in respect of any Topco Notes, the applicable Topco Notes Indenture.

“Notes Issuer” means any issuer of Senior Secured Notes, Second Lien Notes and/or Topco Notes, as the context requires.

“Notes Trustee” means:

(a)	in respect of the Senior Secured Notes, each Senior Secured Notes Trustee;

(b)	in respect of the Second Lien Notes, each Second Lien Notes Trustee; and

(c)	in respect of the Topco Notes, each Topco Notes Trustee.

“Notes Trustee Amounts” means the Senior Secured Notes Trustee Amounts, the Second Lien Notes Trustee Amounts and/or the Topco Notes Trustee Amounts, as the context requires.

“Obligor”

(a)	has the meaning given to that term in the Senior Facilities Agreement; or

(b)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in each Permitted Senior Secured Facilities Agreement, Second Lien Facility Agreement or Permitted Super Senior Secured Facilities Agreement,

as the context requires.

“Obligors’ Agent”

(a)	has the meaning given to that term in the Senior Facilities Agreement; or

(b)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in each Permitted Senior Secured Facilities Agreement, Second Lien Facility Agreement or Permitted Super Senior Secured Facilities Agreement,

as the context requires.

“Other Liabilities” means, in relation to a member of the Group or a Third Party Security Provider, any trading and other liabilities (not being Borrowing Liabilities or Guarantee Liabilities) it may have to any Agent or any Arranger under the Debt Documents or to an Intra-Group Lender, Debtor or Third Party Security Provider.

“Other Topco Guarantor” means any person (that is not a member of the Group) which has provided a guarantee in respect of any Topco Liabilities.

“Parallel Debt” has the meaning given to that term in paragraph (b) of Clause 19.3 (Parallel Debt (Covenant to Pay the Security Agent)).

“Pari Passu Hedge Counterparty” means, on or after the Designation Date, each Hedge Counterparty to the extent it is owed Pari Passu Hedging Liabilities.

“Pari Passu Hedging Liabilities” means, on or after the Designation Date, the Liabilities owed by any Debtor to any Hedge Counterparties under or in connection with the Hedging Agreements other than Super Senior Hedging Liabilities.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Payment” means, in respect of any Liabilities (or any other liabilities or obligations), a payment, prepayment, repayment, redemption, repurchase, defeasance or discharge of those Liabilities (or other liabilities or obligations).

“Payment Netting” means:

(a)	in respect of a Hedging Agreement or a Hedging Ancillary Document based on an ISDA Master Agreement, netting under section 2(c) of the relevant ISDA Master Agreement; and

(b)	in respect of a Hedging Agreement or a Hedging Ancillary Document not based on an ISDA Master Agreement, netting pursuant to any provision of that Hedging Agreement or a Hedging Ancillary Document which has a similar effect to the provision referenced in paragraph (a) above.

“Perfection Requirements” has the meaning given in the Senior Facilities Agreement, whether or not the Senior Lender Discharge Date has occurred.

“Permitted Acquired Indebtedness” means Acquired Indebtedness not prohibited to be incurred by the terms of the Finance Documents or any Refinancing Indebtedness in connection therewith.

“Permitted Hedge Close-Out” means, in relation to a hedging transaction under a Hedging Agreement, a termination or close-out of that hedging transaction which is permitted pursuant to Clause 4.9 (Permitted Enforcement: Hedge Counterparties).

“Permitted Hedge Payments” means the Payments permitted by Clause 4.3 (Permitted Payments: Hedging Liabilities).

“Permitted Intra-Group Payments” means the Payments permitted by Clause 8.2 (Permitted Payments: Intra-Group Liabilities).

“Permitted Payment” means a Permitted Hedge Payment, a Permitted Intra-Group Payment, a Permitted Second Lien Payment, Permitted Senior Secured Credit Payment, a Permitted Subordinated Payment or a Permitted Topco Payment or any other Payments to any person not prohibited to be made by this Agreement, as the context requires.

“Permitted Second Lien Payment” means the Payments permitted by Clause 5.2 (Permitted Second Lien Payments).

“Permitted Senior Secured Credit Payment” means the Payments permitted by Clause 3.1 (Payments of Senior Secured Creditor Liabilities).

“Permitted Senior Secured Facilities Agreement” means, subject to compliance with the requirements of Clause 18 (New Debt Financings), each facility agreement or other document or instrument evidencing the terms of any loan, credit or debt facility which is not prohibited under the terms of the Finance Documents, to rank pari passu with the Senior Liabilities, but excluding any Cash Management Facility Document any Permitted Super Senior Secured Facilities Agreement, and which is designated as such by the Company (in its discretion) by written notice to each Agent who is a party to this Agreement at such time.

“Permitted Subordinated Payments” means the Payments permitted by Clause 7.2 (Permitted Payments: Subordinated Liabilities).

“Permitted Super Senior Secured Facilities Agreement” means, subject to compliance with the requirements of Clause 18 (New Debt Financings), each facility agreement or other document or instrument evidencing the terms of any loan, credit or debt facility or securities offering or other New Debt Financing and which is designated as such by the Company (in its discretion) by written notice to each Agent who is a party to this Agreement at such time, to rank (in accordance with this Agreement) as Super Senior Liabilites.

“Permitted Topco Payment” means the Payments permitted by Clause 6.2 (Permitted Topco Payments).

“Priority Discharge Date” means the later to occur of the Super Senior Discharge Date, the Senior Secured Discharge Date and the Second Lien Discharge Date.

“Priority Secured Liabilities” means the Senior Secured Liabilities and the Second Lien Liabilities.

“Priority Secured Parties” means the Secured Parties other than the Topco Creditors.

“Prior Ranking Financing Agreements” means:

(a)	when used in relation to the Second Lien Liabilities, the Senior Facilities Agreement, any Permitted Senior Secured Facilities Agreement, any Permitted Super Senior Secured Facilities Agreement or any Senior Secured Notes Indenture;

(b)	when used in relation to the Topco Liabilities, the Senior Facilities Agreement, any Permitted Senior Secured Facilities Agreement, any Permitted Super Senior Secured Facilities Agreement, any Senior Secured Notes Indenture, any Second Lien Facility Agreement or any Second Lien Notes Indenture; and

(c)	when used in relation to the Subordinated Liabilities or Intra-Group Liabilities, the Senior Facilities Agreement, any Permitted Super Senior Secured Facilities Agreement, any Permitted Senior Secured Facilities Agreement, any Senior Secured Notes Indenture, any Second Lien Facility Agreement, any Second Lien Notes Indenture, any Topco Facility Agreement or any Topco Notes Indenture.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property, as the context may require.

“Recoveries” has the meaning given to that term in Clause 16.1 (Order of Application - Transaction Security).

“Refinancing Indebtedness” means any indebtedness to the extent incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) all or any indebtedness (including any indebtedness that refinances indebtedness of another member of the Group) including indebtedness that refinances Refinancing Indebtedness.

“Relevant Ancillary Lender” means, in respect of any SFA Cash Cover, the Ancillary Lender (if any) for which that SFA Cash Cover is provided.

“Relevant Cash Management Facility Creditor” means, in respect of any Cash Management Facility Cash Cover, each Cash Management Facility Lender (if any) for which that Cash Management Facility Cash Cover is provided or the relevant Cash Management Facility Agent (if any) on its behalf.

“Relevant Document” has the meaning given to that term in Clause 18.3 (Further assurance).

“Relevant Issuing Bank” means:

(a)	in respect of any SFA Cash Cover, the Issuing Bank (if any) for which that SFA Cash Cover is provided; or

(b)	in respect of any Cash Management Facility Cash Cover, the Issuing Bank (if any) for which that Cash Management Facility Cash Cover is provided,

as the context requires.

“Relevant Liabilities” means:

(a)	in the case of a Creditor:

(i)	the Arranger Liabilities owed to an Arranger ranking (in accordance with the terms of this Agreement) pari passu with or in priority to that Creditor;

(ii)	the Liabilities owed to Creditors ranking (in accordance with the terms of this Agreement) pari passu with or in priority to that Creditor together with all Agent Liabilities owed to the Agent of those Creditors; and

(iii)	all present and future liabilities and obligations, actual and contingent, of the Debtors and Third Party Security Providers to the Security Agent; and

(b)	in the case of a Debtor or Third Party Security Provider, the Liabilities owed to the Creditors together with the Agent Liabilities owed to the Agent of those Creditors, the Arranger Liabilities and all present and future liabilities and obligations, actual and contingent, of the Debtors or, as the case may be, Third Party Security Provider to the Security Agent.

“Required Creditor Consent” means the Required Super Senior Consent, the Required Senior Consent, the Required Second Lien Consent, and/or the Required Topco Consent, as the context requires.

“Required Second Lien Consent” means, in relation to any proposed matter, step or action taken prior to the Second Lien Discharge Date (the “Second Lien Proposed Action”), the prior consent of:

(a)	if the Second Lien Proposed Action is prohibited by the terms of a Second Lien Facility Agreement, the Majority Second Lien Lenders under the relevant agreement; and

(b)	if any Second Lien Notes are outstanding and the Second Lien Proposed Action is prohibited by the terms of the relevant Second Lien Notes Indenture, the relevant Second Lien Notes Trustee acting on behalf of the requisite Second Lien Noteholders.

“Required Senior Consent” means, in relation to any proposed matter, step or action taken prior to the Senior Secured Discharge Date (the “Senior Secured Proposed Action”), the prior consent of:

(a)	if the Senior Secured Proposed Action is prohibited by the terms of the Senior Facilities Agreement or any Permitted Senior Secured Facilities Agreement, the Majority Senior Lenders under the relevant agreement; or

(b)	if any Senior Secured Notes are outstanding and the Senior Secured Proposed Action is prohibited by the terms of the relevant Senior Secured Notes Indenture, the relevant

Senior Secured Notes Trustee acting on behalf of the requisite Senior Secured Noteholders.

“Required Super Senior Consent” means, in relation to any proposed matter, step or action taken prior to the Super Senior Discharge Date (the “Super Senior Proposed Action”), the prior consent of, if the Super Senior Proposed Action is prohibited by the terms of any Permitted Super Senior Secured Facilities Agreement, the Majority Senior Lenders under the relevant agreement.

“Required Topco Consent” means, in relation to any proposed matter, step or action taken prior to the Topco Discharge Date (the “Topco Proposed Action”), the prior consent of:

(a)	if the Topco Proposed Action is prohibited by the terms of a Topco Facility Agreement, the Majority Topco Lenders under that Topco Facility Agreement; and

(b)	if any Topco Notes are outstanding and the Topco Proposed Action is prohibited by the terms of the relevant Topco Notes Indenture, the relevant Topco Notes Trustee acting on behalf of the requisite Topco Noteholders.

“Resolution Authority” means any body which has authority to exercise any Write-Down and Conversion Powers.

“Responsible Officer” means any officer within the corporate trust and securities services department (however described) of any Notes Trustee, including any director, associate director, vice president, assistant vice president, assistant treasurer, trust officer or any other officer of such Notes Trustee who customarily performs functions similar to those performed by such officers, or to whom any corporate trust matter is referred because of such individual’s knowledge of and familiarity with the particular subject, and who shall have direct responsibility for the administration of this Agreement and any Senior Secured Notes Indenture, Second Lien Notes Indenture or Topco Notes Indenture (as applicable) to which that Notes Trustee is a party.

“Restricted Subsidiary” means, in respect of any person, any Subsidiary of that person other than any Unrestricted Subsidiary.

“Retiring Security Agent” has the meaning given to that term in paragraph (d) of Clause 20.1 (Resignation of the Security Agent).

“Second Lien Additional Facility Commitments” has the meaning given to the term “Additional Facility Commitments” or any substantially equivalent term in a Second Lien Facility Agreement.

“Second Lien Agent” means the facility agent or any substantially equivalent term under and as defined in a Second Lien Facility Agreement, which has acceded to this Agreement as the Second Lien Agent pursuant to Clause 21.12 (Accession of Second Lien Lenders under New Second Lien Facility).

“Second Lien Agent Liabilities” means the Agent Liabilities owed by the Debtors and Third Party Security Providers to the Second Lien Agent or Second Lien Notes Trustee under or in connection with the Second Lien Finance Documents.

“Second Lien Arranger” means any arranger or any substantially equivalent term under and as defined in a Second Lien Facility Agreement, which has acceded to this Agreement pursuant to Clause 21.8 (Arrangers).

“Second Lien Arranger Liabilities” means the Arranger Liabilities or any substantially equivalent term owed by the Debtors and Third Party Security Providers to any Second Lien Arranger under or in connection with the Second Lien Finance Documents.

“Second Lien Borrower” has the meaning given to the term “Borrower” or any substantially equivalent term in any Second Lien Facility Agreement.

“Second Lien Commitment” has the meaning given to the term “Commitment” or any substantially equivalent term in a Second Lien Facility Agreement.

“Second Lien Creditor Liabilities Transfer” means a transfer of the Second Lien Lender Liabilities and the Second Lien Notes Liabilities to the Topco Creditors as described in Clause 6.14 (Option to Purchase: Topco Creditors).

“Second Lien Creditor Representative” means:

(a)	in relation to the Second Lien Lenders under any Second Lien Facility Agreement, the relevant Second Lien Agent; or

(b)	in relation to the Second Lien Noteholders, the relevant Second Lien Notes Trustee.

“Second Lien Creditors” means the Second Lien Lenders and the Second Lien Noteholders.

“Second Lien Credit Participation” means:

(a)	in relation to a Second Lien Lender, its aggregate (drawn and undrawn) Second Lien Commitments; or

(b)	in relation to a Second Lien Noteholder, the principal amount of outstanding Second Lien Notes held by that Second Lien Noteholder.

“Second Lien Debt Purchase Transaction” has the meaning given to the term “Debt Purchase Transaction” or any substantially equivalent term in a Second Lien Facility Agreement.

“Second Lien Default” means a Default or any substantially equivalent term under a Second Lien Facility Agreement or a Second Lien Notes Default.

“Second Lien Discharge Date” means the first date on which all Second Lien Liabilities have been fully and finally discharged to the satisfaction of each Second Lien Notes Trustee (in the case of the Second Lien Notes Liabilities) and Second Lien Agent (in the case of the Second Lien Lender Liabilities), whether or not as the result of an enforcement, and the Second Lien Creditors (in that capacity) are under no further obligation to provide financial accommodation to any of the Debtors under any of the Debt Documents.

“Second Lien Enforcement Notice” has the meaning given to that term in paragraph (a)(ii) of Clause 5.10 (Permitted Second Lien Enforcement).

“Second Lien Event of Default” means a Second Lien Lender Event of Default or a Second Lien Notes Event of Default.

“Second Lien Facility” means any credit facility made available to, or in relation to which a New Debt Financing has been made available to or by, a member of the Group where any:

(a)	agent of the lenders in respect of that credit facility becomes a Party as a Second Lien Agent;

(b)	arranger of that credit facility becomes a Party as a Second Lien Arranger; and

(c)	lender in respect of that credit facility becomes a Party as a Second Lien Lender,

in respect of that credit facility pursuant to Clause 21.12 (Accession of Second Lien Lenders under New Second Lien Facility) and is designated as such by the Company (in its discretion) by written notice to each Agent who is a party to this Agreement at such time.

“Second Lien Facility Agreement” means each facility agreement or other document or instrument evidencing the terms of loan, credit or debt facility documenting a Second Lien Facility, provided that any reference to “Second Lien Facility Agreement” in this Agreement includes any facilities agreement or agreements under which facilities are made available (each an “Additional Second Lien Facility Agreement”) and is designated as such by the Company (in its discretion) by written notice to each Agent who is a party to this Agreement at such time, and (unless the context requires otherwise) references in this Agreement to provisions of a “Second Lien Facility Agreement” shall be construed as including reference to the corresponding provisions (if any) from each Additional Second Lien Facility Agreement.

“Second Lien Facility Finance Party” has the meaning given to the term “Finance Party” or any substantially equivalent term in a Second Lien Facility Agreement.

“Second Lien Facility Guarantor” has the meaning given to the term “Guarantor“ or any substantially equivalent term (to the extent such person is a member of the Group) in a Second Lien Facility Agreement.

“Second Lien Finance Documents” means the Second Lien Notes Finance Documents and the Second Lien Lender Finance Documents.

“Second Lien Finance Parties” means the Second Lien Facility Finance Parties and Second Lien Notes Finance Parties.

“Second Lien Guarantor” means a Second Lien Facility Guarantor or a Second Lien Notes Guarantor.

“Second Lien Lender Acceleration Event” means the Second Lien Agent exercising any of its rights under any equivalent provision(s) of any Second Lien Facility Agreement which is similar in meaning and effect as the Senior Acceleration Event.

“Second Lien Lender Discharge Date” means the first date on which all Second Lien Lender Liabilities have been fully and finally discharged to the satisfaction of the relevant Second Lien Agent, whether or not as the result of an enforcement, and the Second Lien Lenders (in that capacity) are under no further obligation to provide financial accommodation to any of the Debtors under the Debt Documents.

“Second Lien Lender Event of Default” means an Event of Default or any substantially equivalent term under a Second Lien Facility Agreement.

“Second Lien Lender Finance Documents” means those documents referred to in the definition of “Finance Document” or any substantially equivalent term in a Second Lien Facility Agreement.

“Second Lien Lender Liabilities” means the Liabilities owed by the Debtors and the Third Party Security Providers to the Second Lien Lenders under or in connection with the Second Lien Lender Finance Documents, including, for the avoidance of doubt, any such Liabilities in connection with any Second Lien Additional Facility Commitments.

“Second Lien Lender Mandatory Prepayment” means a mandatory prepayment of any of the Second Lien Lender Liabilities which is of the same type as a Senior Mandatory Prepayment or otherwise made pursuant to the Second Lien Finance Documents.

“Second Lien Lenders” means each “Lender” or any substantially equivalent term under, and as defined in, the relevant Second Lien Facility Agreement.

“Second Lien Liabilities” means the Second Lien Lender Liabilities and the Second Lien Notes Liabilities.

“Second Lien Mandatory Prepayment” means a Second Lien Lender Mandatory Prepayment or a Second Lien Notes Mandatory Prepayment, as the context requires.

“Second Lien Noteholders” means the registered holders, from time to time, of the Second Lien Notes, as determined in accordance with the relevant Second Lien Notes Indenture.

“Second Lien Notes” means any notes, securities or other debt instruments issued or to be issued by, or in relation to which a New Debt Financing has been made available to or by, a member of the Group and which are designated as such by the Company (in its discretion) by written notice to each Agent who is a party to this Agreement at such time.

“Second Lien Notes Acceleration Event” means:

(a)	the Second Lien Notes Trustee (or any of the Second Lien Noteholders) exercising any rights to accelerate amounts outstanding under the Second Lien Notes pursuant to any Second Lien Notes Indenture; or

(b)	any Second Lien Notes Liabilities becoming due and payable by operation of any automatic acceleration provisions in any Second Lien Notes Finance Documents,

in each case, for the avoidance of doubt, not including any declaration that any amount is payable on demand but including the exercise of any right to demand payment of an amount previously placed on demand.

“Second Lien Notes Creditors” means the Second Lien Noteholders and each Second Lien Notes Trustee.

“Second Lien Notes Default” means a Second Lien Notes Event of Default or any event or circumstances which would (with the expiry of a grace period, the giving of notice, the making of any determination provided for in the relevant definition of such Second Lien Notes Event of Default or any combination of the foregoing, provided that any such event or circumstance which requires any determination as to materiality before it may become a Second Lien Notes Event of Default shall not be a Second Lien Notes Default until such determination is made) be an Event of Default.

“Second Lien Notes Discharge Date” means the first date on which all Second Lien Notes Liabilities have been fully and finally discharged to the satisfaction of the relevant Second Lien Notes Trustee.

“Second Lien Notes Event of Default” means an Event of Default under the relevant Second Lien Notes Indenture.

“Second Lien Notes Finance Documents” means the Second Lien Notes, each Second Lien Notes Indenture, the Second Lien Notes Guarantees in respect of the Second Lien Notes, this Agreement, the Transaction Security Documents and any other document entered into in connection with the Second Lien Notes (which, for the avoidance of doubt, excludes any document to the extent it sets out rights of the initial purchasers of the Second Lien Notes (in their capacities as initial purchasers) against any member of the Group) and in each case designated a Second Lien Notes Finance Document by the Company (in its discretion) by written notice to each Agent who is a party to this Agreement at such time.

“Second Lien Notes Finance Parties” means any Second Lien Notes Trustee (on behalf of itself and the Second Lien Noteholders which it represents) and the Security Agent.

“Second Lien Notes Guarantee” means each guarantee granted by a Second Lien Notes Guarantor in favour of any Second Lien Notes Creditor contained in any Second Lien Notes Finance Document.

“Second Lien Notes Guarantors” means each member of the Group which becomes a guarantor of Second Lien Notes in accordance with a Second Lien Notes Indenture.

“Second Lien Notes Indenture” means the indenture or indentures pursuant to which any Second Lien Notes are issued.

“Second Lien Notes Issue Date” means, in respect of each Second Lien Notes Indenture, the later of (a) the first date on which a Second Lien Note is issued pursuant to that Second Lien Notes Indenture; and (b) (to the extent such Notes constitute a New Debt Financing) the Effective Date in relation thereto.

“Second Lien Notes Liabilities” means all present and future moneys, debts and liabilities due, owing or incurred by the Debtors and the Third Party Security Providers to any Second Lien Notes Finance Party or Second Lien Noteholder under or in connection with the Second Lien Notes or the Second Lien Notes Finance Documents (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise) provided that the definition of “Second Lien Notes Liabilities” shall not include the Second Lien Notes Trustee Amounts.

“Second Lien Notes Mandatory Prepayment” means a mandatory prepayment, repurchase or redemption (including any requirement to make an offer to repurchase) of any of the Second Lien Notes Liabilities which is of the same type as a Second Lien Lender Mandatory Prepayment or otherwise made pursuant to the Second Lien Notes Finance Documents.

“Second Lien Notes Trustee” means any entity acting as trustee or agent under any issue of Second Lien Notes and which accedes to this Agreement pursuant to Clause 21.16 (Accession of Second Lien Notes Trustee).

“Second Lien Notes Trustee Amounts” means, in relation to a Second Lien Notes Trustee, amounts payable to that Second Lien Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee under the Second Lien Notes Finance Documents, any provisions (including indemnity provisions) for costs and expenses in favour of that Second Lien Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee contained in the Second Lien Notes Finance Documents, all compensation for services provided by that Second Lien Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee which is payable to that Second Lien Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee pursuant to the terms of the Second Lien Notes Finance Documents and all out-of-pocket costs and expenses properly incurred by that Second Lien Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee in carrying out its duties or performing any service pursuant to the terms of the Second Lien Notes Finance Documents, including, without limitation:

(a)	compensation for the costs and expenses of the collection by that Second Lien Notes Trustee of any amount payable to that Second Lien Notes Trustee for the benefit of the Second Lien Noteholders; and

(b)	costs and expenses of that Second Lien Notes Trustee’s advisers, receivers, delegates, attorneys, agents or appointees,

but excluding:

(i)	any payment in relation to any unpaid costs and expenses incurred in respect of any litigation initiated by that Second Lien Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee on behalf of that Second Lien Notes Trustee against any of the Senior Secured Notes Finance Parties including VAT where applicable; and

(ii)	any payment made directly or indirectly on or in respect of any amounts owing under any Second Lien Notes (including principal, interest, premium or any other amounts) to any of the Second Lien Noteholders.

“Second Lien Payment Default” means:

(a)	in respect of any Second Lien Facility, any Second Lien Lender Event of Default under any clause or provision substantially equivalent to Clause 28.1 (Payment Default) of the Senior Facilities Agreement as contained in a Second Lien Facility Agreement in respect of an amount: (i) constituting principal, interest or fees; or (ii) otherwise exceeding €2,500,000 (or its equivalent in other currencies); or

(b)	in respect of any Second Lien Notes, any Second Lien Notes Default arising by reason of any non-payment under a Second Lien Notes Finance Document in respect of an amount: (i) constituting principal or interest (as applicable); or (ii) otherwise exceeding €2,500,000 (or its equivalent in other currencies).

“Second Lien Payment Stop Notice” has the meaning given to that term in paragraph (a) of Clause 5.3 (Issue of Second Lien Payment Stop Notice).

“Second Lien Standstill Period” has the meaning given to it in paragraph (a)(ii)(A) of Clause 5.10 (Permitted Second Lien Enforcement).

“Secured Creditors” means:

(a)	the Senior Secured Creditors;

(b)	the Second Lien Creditors; and

(c)	(only in respect of Topco Shared Security and Topco Independent Transaction Security) the Topco Creditors.

“Secured Debt Documents” means the Senior Finance Documents, the Super Senior Finance Documents, the Senior Secured Notes Finance Documents, the Second Lien Lender Finance Documents, the Second Lien Notes Finance Documents, the Topco Facility Finance Documents, the Topco Notes Finance Documents and the Hedging Agreements and any other document designated as such by the Security Agent and the Company.

“Secured Liabilities” means the Senior Secured Liabilities, the Second Lien Liabilities and the Topco Liabilities.

“Secured Obligations” means:

(a)	in the case of Transaction Security other than Topco Shared Security, the Transaction Security Secured Obligations; and

(b)	in the case of Topco Shared Security, the Topco Shared Security Secured Obligations.

“Secured Parties” means the Security Agent, each of the Agents, any Receiver or Delegate, the Arrangers and the Secured Creditors from time to time but, in the case of each Agent, Arranger or any Secured Creditor, only if, it (or in the case of any Noteholders, the relevant Notes Trustee) is a party to this Agreement or has acceded to this Agreement, in the appropriate capacity, pursuant to Clause 21.2 (Change of Secured Creditors).

“Security” means a mortgage, charge, pledge, lien, security assignment, security transfer of title or other security interest having a similar effect.

“Security Agent’s Spot Rate of Exchange” means, in respect of the conversion of one currency (the “First Currency”) into another currency (the “Second Currency”), the spot rate of exchange for which the Security Agent is able to purchase the Second Currency with the First Currency in the London foreign exchange market at or about 11:00 a.m. (London time) on a particular day, which shall be notified by the Security Agent in accordance with Clause 19.30 (Security Agent’s Spot Rate of Exchange).

“Security Cost” means necessary costs and expenses of any holder of Security in relation to the protection, preservation or enforcement of such Security.

“Security Documents” means:

(a)	each of the Transaction Security Documents and Topco Independent Transaction Security Documents;

(b)	any other document entered into at any time by any of the Debtors, Third Party Security Providers or Topco Independent Obligors creating any guarantee, indemnity, Security or other assurance against financial loss in favour of any of the Secured Parties or Topco Secured Parties as security for any of the Secured Obligations or Topco Independent Secured Obligations; and

(c)	any Security granted under any covenant for further assurance in any of the documents set out in paragraphs (a) and (b) above.

“Security Property” means:

(a)	the Transaction Security expressed to be granted in favour of the Security Agent as agent (and mandatario con rappresentanza) or trustee for the Secured Parties (or pursuant to any joint and several creditorship or parallel debt provisions set out in Clause 19 (The Security Agent)) for the benefit of the Secured Parties and all proceeds of that Transaction Security;

(b)	all obligations expressed to be undertaken by a Debtor or Third Party Security Provider to pay amounts in respect of the Liabilities to the Security Agent as agent (and mandatario con rappresentanza) or trustee for the Secured Parties (or pursuant to any joint and several creditorship or parallel debt provisions set out in Clause 19 (The Security Agent)) and secured by the Transaction Security together with all representations and warranties expressed to be given by a Debtor and Third Party Security Provider in favour of the Security Agent as agent (and mandatario con rappresentanza) or trustee for (or otherwise for the benefit of) the Secured Parties;

(c)	the Security Agent’s interest in any trust fund created pursuant to Clause 10 (Turnover of Receipts);

(d)	any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Debt Documents to hold as trustee on trust for (or as mandatario con rappresentanza or otherwise for the benefit of) the Secured Parties.

“Senior Acceleration Event” means the Senior Agent exercising any of its rights under paragraph (a) (with reference to all (but not part) of the Total Commitments and the Ancillary Commitments), (b) (with reference to all (but not part) of any Utilisations, together with accrued interest thereon, and all other amounts accrued or outstanding under the Finance Documents), (d) (with reference to all (but not part) of the outstanding amounts under the Letters of Credit) or (f) (with reference to all (but not part) of the Ancillary Facilities) of Clause 28.12 (Acceleration) of the Senior Facilities Agreement or any substantially equivalent provisions to those referred to above in each Permitted Senior Secured Facilities Agreement, as the context requires.

“Senior Agent” means:

(a)	the Original Senior Agent and any other facility agent or any substantially equivalent term under and as defined in the Senior Facilities Agreement;

(b)	any facility agent or any substantially equivalent term under and as defined in any Permitted Senior Secured Facilities Agreement, which has acceded to this Agreement as a Senior Agent pursuant to Clause 20.10 (Accession of Senior Lenders under New Senior Facilities or Super Senior Lenders under New Super Senior Facilities); or

(c)	any facility agent or any substantially equivalent term under and as defined in any Cash Management Facility Document pursuant to Clause 20.11 (Accession of Cash Management Facility Lenders under New Cash Management Facilities), as the context requires.

“Senior Agent Liabilities” means the Agent Liabilities owed by the Debtors and Third Party Security Providers to the Senior Agent or Senior Secured Notes Trustee under or in connection with the Senior Finance Documents or the Senior Secured Notes Finance Documents, as the case may be.

“Senior Arranger” means:

(a)	each Original Senior Arranger; and

(b)	any arranger or any substantially equivalent term under and as defined in any Permitted Senior Secured Facilities Agreement or any Cash Management Facility Document, which has acceded to this Agreement pursuant to Clause 21.8 (Arrangers), as the context requires.

“Senior Arranger Liabilities” means the Arranger Liabilities owed by the Debtors and Third Party Security Providers to any Senior Arranger under or in connection with the Senior Finance Documents.

“Senior Borrower” has the meaning given to:

(a)	the term “Borrower” in the Senior Facilities Agreement;

(b)	any substantially equivalent term to that referred to in paragraph (a) above in each Permitted Senior Secured Facilities Agreement; or

(c)	any substantially equivalent term to that referred to in paragraph (a) above in each Cash Management Facility Document,

as the context requires.

“Senior Commitment”

(a)	has the meaning given to the term “Commitment” in the Senior Facilities Agreement; or

(b)	has the meaning given in any Permitted Senior Secured Facilities Agreement to a term which is the same or substantially equivalent to the term “Commitment” under and as defined in the Senior Facilities Agreement, as the context requires.

“Senior Credit Participation” means, in relation to a Senior Creditor, the aggregate of:

(a)	prior to the Designation Date:

(i)	its aggregate (drawn and undrawn) Senior Commitments, if any;

(ii)	its aggregate (drawn and undrawn) Cash Management Facility Commitments, if any; and

(iii)	in respect of any hedging transaction of that Senior Creditor under any Hedging Agreement that has, as of the date the calculation is made, been terminated or closed out in accordance with the terms of this Agreement, the amount, if any, payable to it under any Hedging Agreement in respect of that termination or close-out as of the date of termination or close-out (and before taking into account any interest accrued on that amount since the date of termination or close-out) to the extent that amount is unpaid (that amount to be certified by the relevant Senior Creditor and as calculated in accordance with the relevant Hedging Agreement); and

(b)	on and following the Designation Date:

(i)	its aggregate (drawn and undrawn) Senior Commitments, if any;

(ii)	its aggregate (drawn and undrawn) Cash Management Facility Commitments, if any; and

(iii)	in respect of any hedging transaction of that Pari Passu Hedge Counterparty under any Hedging Agreement constituting Pari Passu Hedging Liabilities that has, as of the date the calculation is made, been terminated or closed out in accordance with the terms of this Agreement, the amount, if any, payable to it under any Hedging Agreement constituting Pari Passu Hedging Liabilities in respect of that termination or close-out as of the date of termination or close-out (and before taking into account any interest accrued on that amount since the date of termination or close-out) to the extent that amount is unpaid (that amount to be certified by the relevant Senior Creditor and as calculated in accordance with the relevant Hedging Agreement constituting Pari Passu Hedging Liabilities); and

(c)	(solely to the extent that the later of the Super Senior Discharge Date and the Senior Lender Discharge Date has occurred) in respect of any hedging transaction of that

Hedge Counterparty under any Hedging Agreement that has, as of the date the calculation is made, not been terminated or closed out:

(i)	if the relevant Hedging Agreement is based on an ISDA Master Agreement the amount, if any, which would be payable to it under that Hedging Agreement in respect of that hedging transaction, if the date on which the calculation is made was deemed to be an Early Termination Date (as defined in the relevant ISDA Master Agreement) for which the relevant Debtor is the Defaulting Party (as defined in the relevant ISDA Master Agreement); or

(ii)	if the relevant Hedging Agreement is not based on an ISDA Master Agreement, the amount, if any, which would be payable to it under that Hedging Agreement in respect of that hedging transaction, if the date on which the calculation is made was deemed to be the date on which an event similar in meaning and effect (under that Hedging Agreement) to an Early Termination Date (as defined in any ISDA Master Agreement) occurred under that Hedging Agreement for which the relevant Debtor is in a position similar in meaning and effect (under that Hedging Agreement) to that of a Defaulting Party (under and as defined in the same ISDA Master Agreement), that amount, in each case in respect of all Hedging Liabilities or (after the Designation Date) Pari Passu Hedging Liabilities, to be certified by the relevant Hedge Counterparty and as calculated in accordance with the relevant Hedging Agreement.

“Senior Creditor Finance Documents” means each of the Senior Facilities Agreement, any Permitted Senior Secured Facilities Agreement, any Cash Management Facility Document, any Permitted Super Senior Secured Facilities Agreement and any Senior Secured Notes Indenture.

“Senior Creditor Representative” means:

(a)	in relation to the Senior Lenders under the Senior Facilities Agreement or any Permitted Senior Secured Facilities Agreement, the relevant Senior Agent;

(b)	in relation to the Super Senior Lenders under any Permitted Super Senior Secured Facilities Agreement, the relevant Super Senior Agent;

(c)	in relation to the Senior Secured Noteholders, the relevant Senior Secured Notes Trustee; and

(d)	in relation to a Cash Management Facility Lender, the relevant Cash Management Facility Agent (if appointed) or other the relevant Cash Management Facility Lender.

“Senior Creditors” means:

(a)	prior to the Designation Date, the Senior Lenders, the Cash Management Facility Lenders and the Hedge Counterparties; and

(b)	on or after the Designation Date, the Senior Lenders, the Cash Management Facility Lenders and the Pari Passu Hedge Counterparties.

“Senior Debt Purchase Transaction”

(a)	has the meaning given to the term “Debt Purchase Transaction” in the Senior Facilities Agreement; or

(b)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in each Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement,

as the context requires.

“Senior Default” means a Default under the Senior Facilities Agreement, a Permitted Super Senior Secured Facilities Agreement or Permitted Senior Secured Facilities Agreement, as the context requires.

“Senior Discharge Date” means the first date on which all Senior Liabilities have been fully and finally discharged to the satisfaction of the Senior Agent (in the case of the Senior Lender Liabilities), each Cash Management Facility Lender (in respect of its Cash Management Facility Liabilities) (or the relevant Cash Management Facility Agent on its behalf, if appointed) and each Hedge Counterparty (in the case of its Pari Passu Hedging Liabilities), whether or not as the result of an enforcement, and the Senior Creditors (in that capacity) are under no further obligation to provide financial accommodation to any of the Debtors under the Debt Documents.

“Senior Event of Default” means an Event of Default under the Senior Facilities Agreement, a Permitted Super Senior Secured Facilities Agreement or Permitted Senior Secured Facilities Agreement, as the context requires.

“Senior Facilities Agreement” means the senior facilities agreement made between, among others, the Company and the Original Senior Agent on or about the date of this Agreement.

“Senior Facilities Guarantor”

(a)	has the meaning given to the term “Guarantor” in the Senior Facilities Agreement; or

(b)	means each member of the Group which becomes a guarantor of a Senior Facility, Super Senior Facility or Senior Secured Notes in accordance with any Permitted Senior Secured Facilities Agreement, Permitted Super Senior Secured Facilities Agreement or Senior Secured Notes Indenture,

as the context requires.

“Senior Facility”

(a)	has the meaning given to the term “Facility” in the Senior Facilities Agreement; or

(b)	has the meaning given in any Permitted Senior Secured Facilities Agreement to a term which is the same or substantially equivalent to the term “Facility” under and as defined in the Senior Facilities Agreement, as the context requires.

“Senior Finance Documents”

(a)	has the meaning given to the term “Finance Document” in the Senior Facilities Agreement; or

(b)	has the meaning given in any Permitted Senior Secured Facilities Agreement or Cash Management Facility Document to a term which is the same or substantially equivalent to the term “Finance Document” under and as defined in the Senior Facilities Agreement, as the context requires.

“Senior Finance Party”

(a)	has the meaning given to the term “Finance Party” in the Senior Facilities Agreement; or

(b)	has the meaning given in any Permitted Senior Secured Facilities Agreement or Cash Management Facility Document to a term which is the same or substantially equivalent to the term “Finance Party” under and as defined in the Senior Facilities Agreement, as the context requires.

“Senior Lender Discharge Date” means the first date on which all Senior Lender Liabilities have been fully and finally discharged to the satisfaction of the Senior Agent, whether or not as the result of an enforcement, and the Senior Lenders (in that capacity) are under no further obligation to provide financial accommodation to any of the Debtors under any of the Debt Documents.

“Senior Lender Liabilities” means the Liabilities owed by the Debtors and the Third Party Security Providers to the Senior Lenders under or in connection with the Senior Finance Documents, including, for the avoidance of doubt, any such Liabilities in connection with any Additional Facility incurred under the Senior Facilities Agreement or any Permitted Senior Secured Facilities Agreement.

“Senior Lenders”

(a)	means each Original Senior Lender;

(b)	means each “Lender”, “Issuing Bank” and “Ancillary Lender” as defined in the Senior Facilities Agreement; or

(c)	has the meaning given in any Permitted Senior Secured Facilities Agreement to any term which is the same or substantially equivalent to any of the terms “Lender”, “Issuing Bank” or “Ancillary Lender” under and as defined in the Senior Facilities Agreement, in each case as the context requires.

“Senior Liabilities” means:

(a)	prior to the Designation Date, the Senior Lender Liabilities, the Cash Management Facility Liabilities and the Hedging Liabilities; or

(b)	on or after the Designation Date, the Senior Lender Liabilities, the Cash Management Facility Liabilities and the Pari Passu Hedging Liabilities.

“Senior Liabilities Transfer” means a transfer of the Senior Lender Liabilities as described in Clause 3.8 (Option to Purchase: Senior Secured Creditors (Prior to the Designation Date)).

“Senior Mandatory Prepayment” means a mandatory prepayment of any of the Super Senior Lender Liabilities or Senior Lender Liabilities (as applicable) pursuant to clause 11.1 (Illegality), Clause 11.8 (Mandatory Prepayment on Exit) or Clause 11.9 (Disposal) of the Senior Facilities Agreement or otherwise made pursuant to any other provision requiring a mandatory prepayment of the Senior Facilities Agreement or any substantially equivalent or other provision requiring a mandatory prepayment in each Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement, as the context requires.

“Senior Payment Default” means an Event of Default under Clause 28.1 (Payment Default) of the Senior Facilities Agreement (or any substantially equivalent provision in each Permitted Senior Secured Facilities Agreement or any Permitted Super Senior Secured Facilities Agreement, as the context requires) in respect of an amount: (a) constituting principal, interest or fees; or (b) otherwise exceeding €1,000,000 (or its equivalent in other currencies).

“Senior Secured Creditor” means, at any time, the Senior Creditors, the Super Senior Creditors and the Senior Secured Notes Creditors at such time.

“Senior Secured Creditor Liabilities” means the Senior Lender Liabilities, the Super Senior Lender Liabilities, the Cash Management Facility Liabilities, the Hedging Liabilities and the Senior Secured Notes Liabilities (and in each case, as the context requires, together with the Agent Liabilities and Arranger Liabilities in respect thereof).

“Senior Secured Creditor Liabilities Transfer” means a transfer of the Senior Lender Liabilities, the Super Senior Lender Liabilities, the Senior Secured Notes Liabilities and the Cash Management Facility Liabilities to the Second Lien Creditors or the Topco Creditors as described in Clause 5.14 (Option to Purchase: Second Lien Creditors) or Clause 6.14 (Option to Purchase: Topco Creditors), as the context requires.

“Senior Secured Credit Participation” means:

(a)	in relation to a Senior Creditor, its Senior Credit Participation; and

(b)	in relation to a Senior Secured Noteholder, the principal amount of outstanding Senior Secured Notes held by that Senior Secured Noteholder.

“Senior Secured Discharge Date” means the first date on which the Senior Discharge Date and the Senior Secured Notes Discharge Date has occurred.

“Senior Secured Event of Default” means a Senior Event of Default, a Cash Management Facility Event of Default or a Senior Secured Notes Event of Default.

“Senior Secured Finance Documents” means the Senior Finance Documents (including any Permitted Senior Secured Facilities Agreement), the Super Senior Finance Documents, the Cash Management Facility Documents, the Hedging Agreements and the Senior Secured Notes Finance Documents.

“Senior Secured Guarantor” means a Senior Facilities Guarantor, a Cash Management Facility Guarantor or a Senior Secured Notes Guarantor.

“Senior Secured Liabilities” means, at any time, the Senior Liabilities, the Super Senior Liabilities and the Senior Secured Notes Liabilities, at such time.

“Senior Secured Noteholders” means the registered holders, from time to time, of the Senior Secured Notes, as determined in accordance with the relevant Senior Secured Notes Indenture.

“Senior Secured Notes” means any notes, securities or other debt instruments issued or to be issued by, or in relation to which a New Debt Financing has been made available to or by, a member of the Group and which are designated as such by the Company (in its discretion) by written notice to each Agent who is a party to this Agreement at such time.

“Senior Secured Notes Acceleration Event” means:

(a)	a Senior Secured Notes Trustee (or any of the Senior Secured Noteholders) exercising any rights to accelerate amounts outstanding under the Senior Secured Notes pursuant to any applicable Senior Secured Notes Indenture; or

(b)	any Senior Secured Notes Liabilities becoming due and payable by operation of any automatic acceleration provisions in any Senior Secured Notes Finance Documents,

in each case, for the avoidance of doubt, not including any declaration that any amount is payable on demand but including the exercise of any right to demand payment of an amount previously placed on demand.

“Senior Secured Notes Creditors” means the Senior Secured Noteholders and each Senior Secured Notes Trustee.

“Senior Secured Notes Default” means a Senior Secured Notes Event of Default or any event or circumstances which would (with the expiry of a grace period, the giving of notice, the making of any determination provided for in the relevant definition of such Senior Secured Notes Event of Default or any combination of the foregoing, provided that any such event or circumstance which requires any determination as to materiality before it may become a Senior Secured Notes Event of Default shall not be a Senior Secured Notes Default until such determination is made) be a Senior Secured Notes Event of Default.

“Senior Secured Notes Discharge Date” means the first date on which all Senior Secured Notes Liabilities have been fully and finally discharged to the satisfaction of each applicable Senior Secured Notes Trustee.

“Senior Secured Notes Event of Default” means an event of default under the relevant Senior Secured Notes Indenture.

“Senior Secured Notes Finance Documents” means the Senior Secured Notes, each Senior Secured Notes Indenture, the Senior Secured Notes Guarantees in respect of the Senior Secured Notes, this Agreement, the Transaction Security Documents and any other document entered into in connection with the Senior Secured Notes (which, for the avoidance of doubt, excludes any document to the extent it sets out rights of the initial purchasers of the Senior Secured Notes (in their capacities as initial purchasers) against any member of the Group) and in each case designated a Senior Secured Notes Finance Document by the Company (in its discretion) by written notice to each Agent who is a party to this Agreement at such time.

“Senior Secured Notes Finance Parties” means any Senior Secured Notes Trustee (acting on behalf of itself and the Senior Secured Noteholders which it represents) and the Security Agent.

“Senior Secured Notes Guarantee” means each guarantee granted by a Senior Secured Notes Guarantor in favour of any Senior Secured Notes Creditor contained in any Senior Secured Notes Finance Document.

“Senior Secured Notes Guarantors” means each member of the Group which becomes a guarantor of Senior Secured Notes in accordance with a Senior Secured Notes Indenture and which is a Guarantor under (and as defined in) the Senior Facilities Agreement or any substantially equivalent provision in any Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement, as the context requires.

“Senior Secured Notes Indenture” means any indenture or indentures, trust deed, deed of covenant and/or any agency agreement (and related terms and conditions) (as applicable) pursuant to which any Senior Secured Notes are issued.

“Senior Secured Notes Issue Date” means, in respect of each Senior Secured Notes Indenture, the later of (a) the first date on which a Senior Secured Note is issued pursuant to that Senior Secured Notes Indenture; and (b) (to the extent such Notes constitute a New Debt Financing) the Effective Date in relation thereto.

“Senior Secured Notes Liabilities” means all present and future moneys, debts and liabilities due, owing or incurred by the Debtors and the Third Party Security Providers to any Senior Secured Notes Finance Party or Senior Secured Noteholder under or in connection with the Senior Secured Notes or the Senior Secured Notes Finance Documents (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise) provided that the definition of “Senior Secured Notes Liabilities” shall not include the Senior Secured Notes Trustee Amounts.

“Senior Secured Notes Mandatory Prepayment” means a mandatory prepayment, repurchase or redemption (including any requirement to make an offer to repurchase) of any of the Senior Secured Notes Liabilities which is of the same type as a Senior Mandatory Prepayment or otherwise made pursuant to the Senior Secured Notes Finance Documents.

“Senior Secured Notes Proceeds Loan” means any loan made by the issuer of any Senior Secured Notes (which is designated for the purposes of this definition by the Company (in its discretion) by written notice to each Agent who is a party to this Agreement at such time and not including, for the avoidance of doubt, the Company) to a member of the Group for the purposes of on lending the proceeds of any Senior Secured Notes together with any additional or replacement loan made on substantially the same terms.

“Senior Secured Notes Proceeds Loan Agreement” means a loan agreement, instrument or other agreement (if any) documenting a Senior Secured Notes Proceeds Loan.

“Senior Secured Notes Proceeds Loan Lender” means each lender under a Senior Secured Notes Proceeds Loan Agreement that has entered into a Creditor/Agent Accession Undertaking as a Senior Secured Notes Proceeds Loan Lender.

“Senior Secured Notes Proceeds Loan Liabilities” means the Liabilities owed under any Senior Secured Notes Proceeds Loan Agreement.

“Senior Secured Notes Trustee” means any person acting as trustee or agent under any issue of Senior Secured Notes and which accedes to this Agreement pursuant to Clause 21.15 (Accession of Senior Secured Notes Trustee).

“Senior Secured Notes Trustee Amounts” means, in relation to a Senior Secured Notes Trustee, amounts payable to that Senior Secured Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee under the Senior Secured Notes Finance Documents, any provisions (including indemnity provisions) for fees, costs and expenses in favour of that Senior Secured Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee contained in the Senior Secured Notes Finance Documents, all compensation for services provided by that Senior Secured Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee which is payable to that Senior Secured Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee pursuant to the terms of the Senior Secured Notes Finance Documents and all out-of-pocket costs and expenses (including VAT where applicable) properly incurred (including reimbursement for expenses incurred) by that Senior Secured Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee in carrying out its duties or performing any service pursuant to the terms of the Senior Secured Notes Finance Documents, including, without limitation:

(a)	compensation for the costs and expenses of the collection by that Senior Secured Notes Trustee of any amount payable to that Senior Secured Notes Trustee for the benefit of the Senior Secured Noteholders; and

(b)	costs and expenses of that Senior Secured Notes Trustee’s advisers, receivers, delegates, attorneys, agents or appointees,

but excluding:

(i)	any payment in relation to any unpaid costs and expenses incurred in respect of any litigation initiated by that Senior Secured Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee on behalf of that Senior Secured Notes Trustee against any of the Senior Finance Parties including VAT where applicable; and

(ii)	any payment made directly or indirectly on or in respect of any amounts owing under any Senior Secured Notes (including principal, interest, premium or any other amounts to any of the Senior Secured Noteholders).

“Senior Secured Payment Default” means:

(a)	any Senior Payment Default;

(b)	any Cash Management Facility Payment Default; or

(c)	any Senior Secured Notes Default arising by reason of any non-payment under a Senior Secured Notes Finance Document in respect of an amount: (i) constituting principal or interest (as applicable); or (ii) otherwise exceeding €2,500,000 (or its equivalent in other currencies).

“SFA Cash Collateral” means any cash collateral provided by a Senior Lender or Super Senior Lender to an Issuing Bank pursuant to clause 7.4 (Cash collateral by Non Acceptable L/C Lender and Borrower’s option to provide cash cover) of the Senior Facilities Agreement or any substantially equivalent provision in each Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement, as the context requires.

“SFA Cash Cover”

(a)	has the meaning given to the term “cash cover” in paragraph (h) of clause 1.2 (Construction) of the Senior Facilities Agreement; and

(b)	has the meaning given to any substantially equivalent provision to that referred to in paragraph (a) above in a Permitted Super Senior Secured Facilities Agreement, Permitted Senior Secured Facilities Agreement or Second Lien Facility Agreement,

as the context requires.

“SFA Cash Cover Document” means, in relation to any SFA Cash Cover, any Senior Finance Document, Permitted Super Senior Secured Facilities Agreement or Permitted Senior Secured Facilities Agreement, as the context requires, which creates or evidences, or is expressed to create or evidence, the Security required to be provided over that SFA Cash Cover.

“STLDD Instructing Group” means the Majority Super Senior Creditors or the Majority Senior Secured Creditors, in each case, to the extent such group is entitled to give enforcement instructions under paragraphs (b) to (f) of Clause 13.3 (Enforcement Instructions - Transaction Security) at the relevant time.

“Subordinated Creditors” means the Original Subordinated Creditor and any other person that enters into a Creditor/Agent Accession Undertaking as a Subordinated Creditor (as defined in that Creditor/Agent Accession Undertaking).

“Subordinated Documents” means any agreement providing for the extension of Indebtedness by a Subordinated Creditor to a member of the Topco Group but excluding any amount due to an Affiliate of a Subordinated Creditor which is not itself a Subordinated Creditor or a member of the Topco Group, and excluding any Topco Proceeds Loan Agreement.

“Subordinated Liabilities” means all money and liabilities in respect of Indebtedness now or in the future due or owing to any Subordinated Creditor under or in connection with any Subordinated Document in any currency, whether actual or contingent, whether incurred solely or jointly with any other person and whether as principal or surety, together with all accruing interests and all related costs, charges and expenses but excluding any amount due to an Affiliate of a Subordinated Creditor which is not itself a Subordinated Creditor or a member of the Topco Group, and excluding any Topco Proceeds Loan Liabilities.

“Subsidiary”

(a)	has the meaning given in the Senior Facilities Agreement; or

(b)	has the meaning given to any substantially equivalent term to that referred to in paragraph (a) above in each Permitted Senior Secured Facilities Agreement, Permitted Super Senior Secured Facilities Agreement or Second Lien Facility Agreement,

as the context requires.

“Super Senior Acceleration Event” means on and after the Designation Date, the creditor representative in relation to any Super Senior Facility exercising any equivalent rights under any equivalent provision(s) of the relevant Permitted Super Senior Secured Facilities Agreement which is similar in meaning and effect as the Senior Acceleration Event.

“Super Senior Agent” means, on and after the Designation Date, “Agent” or any substantially equivalent term under and as defined in any Permitted Super Senior Secured Facilities Agreement and which has acceded to this Agreement as a Super Senior Agent of the Super Senior Lenders pursuant to Clause 21.10 (Accession of Senior Lenders under New Senior Facilities or Super Senior Lenders under New Super Senior Facilities) or pursuant to Clause 21.11 (Accession of Cash Management Facility Lenders under New Cash Management Facilities).

“Super Senior Agent Liabilities” means, on and after the Designation Date, the Agent Liabilities owed by the Debtors and Third Party Security Providers to the Super Senior Agent under or in connection with the Super Senior Finance Documents.

“Super Senior Arranger” means , on and after the Designation Date, “Arranger” or any substantially equivalent term under and as defined in any Permitted Super Senior Secured Facilities Agreement, which has acceded to this Agreement as a Super Senior Arranger pursuant to Clause 21.8 (Arrangers).

“Super Senior Arranger Liabilities” means, on and after the Designation Date, the Arranger Liabilities owed by the Debtors and Third Party Security Providers to any Super Senior Arranger under or in connection with the Super Senior Finance Documents.

“Super Senior Borrower” means, on and after the Designation Date, “Borrower” or any substantially equivalent term under and as defined in any Permitted Super Senior Secured Facilities Agreement.

“Super Senior Cash Cover” means “cash cover” under and as defined in any Permitted Super Senior Secured Facilities Agreement.

“Super Senior Cash Cover Document” means, in relation to any Super Senior Cash Cover, any Permitted Super Senior Secured Facilities Agreement, which creates or evidences, or is expressed to create or evidence, the Security required to be provided over that Super Senior Cash Cover.

“Super Senior Commitment” means, on and after the Designation Date, “Commitment” or any substantially equivalent term under and as defined in any Permitted Super Senior Secured Facilities Agreement.

“Super Senior Credit Participation” means, on and after the Designation Date, in relation to a Super Senior Creditor, the aggregate of:

(a)

(i)	its aggregate (drawn and undrawn) Super Senior Commitments, if any; and

(ii)	in respect of any hedging transaction of that Super Senior Hedge Counterparty under any Hedging Agreement constituting Super Senior Hedging Liabilities that has, as of the date the calculation is made, been terminated or closed out in accordance with the terms of this Agreement, the amount, if any, payable to it under any Hedging Agreement constituting Super Senior Hedging Liabilities in respect of that termination or close-out as of the date of termination or close-out (and before taking into account any interest accrued on that amount since the date of termination or close-out) to the extent that amount is unpaid (that amount to be certified by the relevant Super Senior Hedge Counterparty and as calculated in accordance with the relevant Hedging Agreement constituting Super Senior Hedging Liabilities); and

(b)	(solely to the extent the Super Senior Lender Discharge Date has occurred) in respect of any hedging transaction of that Super Senior Hedge Counterparty under any Hedging Agreement constituting Super Senior Hedging Liabilities that has, as of the date the calculation is made, not been terminated or closed out:

(i)	if the relevant Hedging Agreement is based on an ISDA Master Agreement the amount, if any, which would be payable to it under that Hedging Agreement constituting Super Senior Hedging Liabilities in respect of that hedging transaction, if the date on which the calculation is made was deemed to be an Early Termination Date (as defined in the relevant ISDA Master Agreement) for which the relevant Debtor is the Defaulting Party (as defined in the relevant ISDA Master Agreement); or

(ii)	if the relevant Hedging Agreement is not based on an ISDA Master Agreement, the amount, if any, which would be payable to it under that Hedging Agreement constituting Super Senior Hedging Liabilities in respect of that hedging transaction, if the date on which the calculation is made was deemed to be the date on which an event similar in meaning and effect (under that Hedging Agreement) to an Early Termination Date (as defined in any ISDA Master Agreement) occurred under that Hedging Agreement for which the relevant Debtor is in a position similar in meaning and effect (under that Hedging Agreement) to that of a Defaulting Party (under and as defined in the same ISDA Master Agreement), that amount, in each case, in respect of Super Senior Hedging Liabilities to be certified by the relevant Super Senior Hedge Counterparty and as calculated in accordance with the relevant Hedging Agreement.

“Super Senior Creditors” means, on and after the Designation Date, the Super Senior Lenders and the Super Senior Hedge Counterparties.

“Super Senior Discharge Date” means the first date on which all Super Senior Liabilities have been fully and finally discharged to the satisfaction of the Super Senior Agent (in the case of the Super Senior Lender Liabilities), and each Super Senior Hedge Counterparty (in the case of its Super Senior Hedging Liabilities), whether or not as the result of an enforcement, and the Super Senior Creditors (in that capacity) are under no further obligation to provide financial accommodation to any of the Debtors under the Debt Documents.

“Super Senior Facilities Guarantor” means, on and after the Designation Date, “Guarantor” or any substantially equivalent term under and as defined in any Permitted Super Senior Secured Facilities Agreement.

“Super Senior Facility” means, on and after the Designation Date, “Facility” or any substantially equivalent term under and as defined in any Permitted Super Senior Secured Facilities Agreement.

“Super Senior Finance Documents” means, on and after the Designation Date, “Finance Document” or any substantially equivalent term under and as defined in any Permitted Super Senior Secured Facilities Agreement.

“Super Senior Finance Party” means, on and after the Designation Date, “Finance Party” or any substantially equivalent term under and as defined in any Permitted Super Senior Secured Facilities Agreement.

“Super Senior Hedge Counterparty” means, on and after the Designation Date, each Hedge Counterparty to the extent it is owed Super Senior Hedging Liabilities.

“Super Senior Hedge Transfer” means a transfer to the Senior Secured Noteholders (or to a nominee or nominees of the Senior Secured Noteholders) of each Hedging Agreement together with:

(a)	all the rights and benefits in respect of the Super Senior Hedging Liabilities owed by the Debtors and Third Party Security Providers to each Super Senior Hedge Counterparty; and

(b)	all the Hedge Counterparty Obligations owed by each Super Senior Hedge Counterparty to the Debtors and Third Party Security Providers,

in accordance with Clause 21.3 (Accession or Change of Hedge Counterparty) as described in, and subject to Clause 3.11 (Super Senior Hedge Transfer: Senior Secured Creditors).

“Super Senior Hedging Designation Certificate” means a designation certificate substantially in the form set out in Schedule 11 (Form of Super Senior Hedging Designation Certificate).

“Super Senior Hedging Liabilities” means all Liabilities under a Hedging Agreement designated as such by the Company (in its discretion) and which have not been redesignated as Pari Passu Hedging Liabilities, in each case in accordance with Clause 4.17 (Designation of Super Senior Hedging Liabilities).

“Super Senior Lender” means, on and after the Designation Date, each “Lender”, “Issuing Bank” and “Ancillary Lender” or any substantially equivalent term under and as defined in any Permitted Super Senior Secured Facilities Agreement.

“Super Senior Lender Discharge Date” means the first date on which all Super Senior Lender Liabilities have been fully and finally discharged to the satisfaction of the Super Senior Agent, whether or not as the result of an enforcement, and the Super Senior Creditors (in that capacity)

are under no further obligation to provide financial accommodation to any of the Debtors under the Debt Documents.

“Super Senior Lender Liabilities” means the Liabilities owed by the Debtors and the Third Party Security Providers to the Super Senior Lenders under or in connection with the Super Senior Finance Documents, including, for the avoidance of doubt, any such Liabilities in connection with any Additional Facility incurred under the Senior Facilities Agreement or any Permitted Super Senior Secured Facilities Agreement.

“Super Senior Liabilities” means the Super Senior Lender Liabilities and the Super Senior Hedging Liabilities.

“Super Senior Liabilities Transfer” means a transfer of the Super Senior Lender Liabilities as described in Clause 3.8 (Option to Purchase: Senior Secured Creditors (Following the Designation Date)).

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax”

(a)	has the meaning given in the Senior Facilities Agreement; or

(b)	has the meaning given to any substantially equivalent provision to that referred to in paragraph (a) above in a Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement or Second Lien Facility Agreement,

as the context requires and “Taxes” shall be construed accordingly.

“Third Parties Rights Act” has the meaning given in paragraph (a) of Clause 1.5 (Third Party Rights).

“Third Party Security Provider” means:

(a)	the Original Third Party Security Provider; or

(b)	any person that is not a member of the Group that has provided Transaction Security over any or all of its assets (including Topco Shared Security) but is not a Debtor in respect of any of the direct Borrowing Liabilities or Guarantee Liabilities of the Secured Obligations to which that Transaction Security relates (other than Topco Liabilities) and which is designated as such by the Company (in its discretion) by written notice to each Agent who is a party to this Agreement at such time, and, in each case, which entity has not ceased to be a Third Party Security Provider in accordance with the terms of this Agreement.

“Topco” means:

(a)	Original Topco; and

(b)	any person that becomes a direct shareholder of the Company and which has acceded to this Agreement as a Topco pursuant to Clause 21.21 (New Topco).

“Topco Agent” means the facility agent or any substantially equivalent term under and as defined in a Topco Facility Agreement, which has acceded to this Agreement as the Topco Agent pursuant to Clause 21.13 (Accession of Topco Facility Creditors under New Topco Facility).

“Topco Agent Liabilities” means the Agent Liabilities owed by the Debtors and the Third Party Security Providers to the Topco Agent or Topco Notes Trustee under or in connection with the Topco Finance Documents.

“Topco Agreed Security Principles” has the meaning given to the term “Agreed Security Principles” or any substantially equivalent term in a Topco Facility Agreement in relation to Topco Independent Transaction Security.

“Topco Arranger” means any arranger or any substantially equivalent term under and as defined in any Topco Facility Agreement, which has acceded to this Agreement pursuant to Clause 21.8 (Arrangers).

“Topco Arranger Liabilities” means the Arranger Liabilities owed by the Debtors and Third Party Security Providers to any Topco Arranger under or in connection with the Topco Finance Documents.

“Topco Borrower” means:

(a)	Topco; or

(b)	any member of the Group or an Affiliate thereof which is designated as such by the Company (in its discretion) by written notice to each Agent who is a party to this Agreement at such time.

“Topco Commitment” has the meaning given to the term “Commitment” or any substantially equivalent term in a Topco Facility Agreement.

“Topco Creditor Representative” means:

(a)	in relation to the Topco Lenders under any Topco Facility, the relevant Topco Agent; and

(b)	in relation to the Topco Noteholders, the relevant Topco Notes Trustee.

“Topco Creditors” means the Topco Notes Creditors and the Topco Facility Creditors.

“Topco Credit Participation” means:

(a)	in relation to a Topco Lender, the aggregate of its aggregate (drawn and undrawn) Topco Commitments, if any; and

(b)	in relation to a Topco Noteholder, the principal amount of outstanding Topco Notes held by that Topco Noteholder.

“Topco Default” means a Default or any substantially equivalent term under a Topco Facility Agreement or a Topco Notes Default.

“Topco Discharge Date” means the first date on which all Topco Liabilities have been fully and finally discharged to the satisfaction of each Topco Notes Trustee (in the case of the Topco Notes Liabilities) and Topco Agent (in the case of the Topco Facility Liabilities), whether or not as the result of an enforcement, and the Topco Creditors (in that capacity) are under no further obligation to provide financial accommodation to any of the Debtors under any of the Debt Documents.

“Topco Enforcement Notice” has the meaning given to it in paragraph (b) of Clause 6.10 (Permitted Topco Enforcement).

“Topco Event of Default” means a Topco Facility Event of Default, a Topco Notes Event of Default or a Topco Proceeds Loan Event of Default.

“Topco Facility” means any credit facility made available to, or in relation to which a New Debt Financing has been made available by or to, a Topco Borrower where any:

(a)	agent of the lenders in respect of the credit facility become a Party as a Topco Agent;

(b)	arranger of the credit facility become a Party as a Topco Arranger; and

(c)	lender in respect of the credit facility has become a Party as a Topco Lender,

in respect of that credit facility pursuant to Clause 21.13 (Accession of Topco Facility Creditors under New Topco Facility) and is designated as such by the Company (in its discretion) by written notice to each Agent who is a party to this Agreement at such time.

“Topco Facility Agreement” means each facility agreement or other document or instrument evidencing the terms of loan, credit or debt facility documenting a Topco Facility, provided that any reference to “Topco Facility Agreement” in this Agreement includes any facilities agreement or agreements under which facilities are made available (each an “Additional Topco Facility Agreement”) and in each case is designated as such by the Company (in its discretion) by written notice to each Agent who is a party to this Agreement at such time, and (unless the context requires otherwise) references in this Agreement to provisions of “the Topco Facility Agreement” shall be construed as including reference to the corresponding provisions (if any) from each Additional Topco Facility Agreement.

“Topco Facility Creditors” means each Topco Creditor Representative in relation to a Topco Facility, each Topco Arranger and each Topco Lender.

“Topco Facility Discharge Date” means the first date on which all Topco Facility Liabilities have been fully and finally discharged to the satisfaction of the relevant Topco Creditor Representative, whether or not as the result of an enforcement, and the Topco Lenders (in that capacity) are under no further obligation to provide financial accommodation to any of the Debtors under the Debt Documents.

“Topco Facility Event of Default” means an Event of Default or any substantially equivalent term under the relevant Topco Facility Agreement.

“Topco Facility Finance Documents” has the meaning given to the term “Finance Document” or any substantially equivalent term in a Topco Facility Agreement.

“Topco Facility Finance Party” has the meaning given to the term “Finance Party” or any substantially equivalent term in a Topco Facility Agreement.

“Topco Facility Guarantor” has the meaning given to the term “Guarantor” or any substantially equivalent term (to the extent such person is a member of the Group) in any Topco Facility Agreement.

“Topco Facility Liabilities” means the Liabilities owed by any Debtor to the Topco Facility Creditors under or in connection with the Topco Finance Documents.

“Topco Finance Documents” means the Topco Notes Finance Documents and the Topco Facility Finance Documents.

“Topco Finance Party” means a Topco Facility Finance Party and a Topco Notes Finance Party.

“Topco Group” means:

(a)	the Group from time to time; and

(b)	at any time after the incurrence of any Topco Liabilities by a Topco Borrower that is not a member of the Group, such Topco Borrower that is not a member of the Group and each of its Restricted Subsidiaries from time to time.

“Topco Group Liabilities” means the Topco Liabilities and any Topco Proceeds Loan Liabilities.

“Topco Guarantor” means a Topco Facility Guarantor or a Topco Notes Guarantor.

“Topco Independent Obligors” means each Topco Borrower or any of its Affiliates (other than a member of the Group) or any member of the Group that directly holds shares in a Topco Borrower (provided that only such shares and any intercompany loans or other receivables owed to such member of the Group by the relevant Topco Borrower and no other property of that member of the Group may constitute Topco Independent Security Property; and provided further that such shares or receivables are not (or are not required at such time of any designation by the Company of Topco Independent Transaction Security in relation thereto) to be subject to the Transaction Security pursuant to the provisions of any Finance Document) which is designated as such by the Company (in its discretion) by written notice to each Agent who is a party to this Agreement at such time, and, in each case, which entity has not ceased to be a Topco Independent Obligor in accordance with the terms of this Agreement.

“Topco Independent Secured Obligations” means all Liabilities and all other present and future obligations at any time due, owing or incurred by any Topco Independent Obligor to any Topco Secured Party under the Topco Finance Documents (including to the Security Agent under the Parallel Debt pursuant to Clause 19.3 (Parallel Debt (Covenant to Pay the Security Agent)) to the extent recognised under applicable law), both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity.

“Topco Independent Security Property” means:

(a)	Topco Independent Transaction Security expressed to be granted by a Topco Independent Obligor in favour of the Security Agent as agent (and mandatario con rappresentanza) or trustee for the Topco Secured Parties (or a class of Topco Secured Parties) (or pursuant to any joint and several creditorship or parallel debt provisions set out in Clause 19 (The Security Agent)) for the benefit of the Topco Secured Parties (or a class of Topco Secured Parties) and all proceeds of that Topco Independent Transaction Security;

(b)	all obligations expressed to be undertaken by a Topco Independent Obligor to pay amounts in respect of the Topco Liabilities to the Security Agent as agent (and mandatario con rappresentanza) or trustee for the Topco Secured Parties (or a class of Topco Secured Parties) (or pursuant to any joint and several creditorship or parallel debt provisions set out in Clause 19 (The Security Agent)) and secured by the Topco Independent Transaction Security together with all representations and warranties expressed to be given by a Topco Independent Obligor in favour of the Security Agent as agent or trustee for (or otherwise for the benefit of) the Topco Secured Parties (or a class of Topco Secured Parties);

(c)	the Security Agent’s interest in any trust fund created pursuant to Clause 10 (Turnover of Receipts); and

(d)	any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Topco Finance Documents to hold as trustee on trust for (or otherwise for the benefit of) the Topco Secured Parties (or a class of Topco Secured Parties), excluding, for the avoidance of doubt, any asset comprising Transaction Security.

“Topco Independent Transaction Security” means any Security over any Topco Independent Security Property which, to the extent legally possible and subject to any Topco Agreed Security Principles and the provisions of this Agreement:

(a)	is created, or expressed to be created, in favour of the Security Agent as agent (and mandatario con rappresentanza) or trustee for the other Topco Secured Parties (or a class of Topco Secured Parties) in respect of the Topco Independent Secured Obligations; or

(b)	in the case of any jurisdiction in which effective Security cannot be granted in favour of the Security Agent as agent (and mandatario con rappresentanza) or trustee for the Topco Secured Parties (or a class of Topco Secured Parties) is created, or expressed to be created, in favour of:

(i)	all the Topco Secured Parties (or a class of Topco Secured Parties) in respect of the Topco Independent Secured Obligations; or

(ii)	the Security Agent under a parallel debt and/or joint and several creditorship structure for the benefit of all the Topco Secured Parties (or a class of Topco Secured Parties) in respect of the Topco Independent Secured Obligations, in each case, subject to Clause 1.8 (Waiver and Termination) and which ranks in the order of priority contemplated in Clause 2.3 (Topco Independent Secured Obligations and Unsecured Liabilities) and arising upon or after the incurrence of any Topco Liabilities and which is designated as such by the Company (in its discretion) by written notice to each Agent who is a party to this Agreement at such time.

“Topco Independent Transaction Security Documents” means any Security Document in relation to Topco Independent Secured Obligations granted by a Topco Independent Obligor and in each case designated as such by the Company by written notice to each Agent who is a party to this Agreement at such time.

“Topco Investor” means Topco and each party that enters into a Creditor/Agent Accession Undertaking as a Topco Investor (as defined in that Creditor/Agent Accession Undertaking).

“Topco Lender Acceleration Event” means the Topco Creditor Representative in relation to any Topco Facility exercising any rights under any equivalent provision(s) of the relevant Topco Facility Agreement which is similar in meaning and effect to a Super Senior Acceleration Event.

“Topco Lenders” means each “Lender” (under, and as defined in, the relevant Topco Facility Agreement).

“Topco Liabilities” means the Topco Notes Liabilities and the Topco Facility Liabilities.

“Topco Loan Mandatory Prepayment” means a mandatory prepayment of any of the Topco Facility Liabilities which is of the same type as a Senior Mandatory Prepayment or otherwise made pursuant to the Topco Facility Finance Documents.

“Topco Loans” means any loan made under a Topco Facility.

“Topco Noteholders” means the registered holders, from time to time, of the Topco Notes, as determined in accordance with the relevant Topco Notes Indenture.

“Topco Notes” means any notes, securities or other debt instruments issued or to be issued by, or in relation to which a New Debt Financing has been made available by or to, a Topco Borrower and which are designated as such by the Company (in its discretion) by written notice to each Agent who is a party to this Agreement at such time, where any trustee in respect of the notes becomes a Party as a Topco Notes Trustee pursuant to Clause 21.13 (Accession of Topco Facility Creditors under New Topco Facility).

“Topco Notes Acceleration Event” means:

(a)	the Topco Notes Trustee (or any of the Topco Noteholders) exercising any rights to accelerate amounts outstanding under the Topco Notes pursuant to any Topco Notes Indenture; or

(b)	any Topco Notes Liabilities becoming due and payable by operation of any automatic acceleration provisions in any Topco Notes Finance Documents,

in each case, for the avoidance of doubt, not including any declaration that any amount is payable on demand but including the exercise of any right to demand payment of an amount previously placed on demand.

“Topco Notes Creditors” means the Topco Noteholders and each Topco Notes Trustee.

“Topco Notes Default” means a Topco Notes Event of Default or any event which would (with the expiry of a grace period, the giving of notice or the making of any determination provided for in the relevant definition of event of default in the relevant Topco Notes Finance Documents or any combination of the foregoing, provided that any such event or circumstance which requires any determination as to materiality before it becomes a Topco Notes Event of Default shall not be a Topco Notes Default unless that condition is satisfied) be a Topco Notes Event of Default.

“Topco Notes Discharge Date” means the date on which all Topco Notes Liabilities have been fully and finally discharged to the satisfaction of each Topco Notes Trustee.

“Topco Notes Event of Default” means an Event of Default or any substantially equivalent term under the relevant Topco Notes Indenture.

“Topco Notes Finance Documents” means the Topco Notes, each Topco Notes Indenture, the Topco Notes Guarantees in respect of the Topco Notes, this Agreement, the Topco Transaction Security Documents and any other document entered into in connection with the Topco Notes (which, for the avoidance of doubt, excludes any document to the extent it sets out rights of the initial purchasers of the Topco Notes (in their capacities as initial purchasers)) by any member of the Topco Group and in each case designated a Topco Notes Finance Document by the Company by written notice to each Agent who is a party to this Agreement at such time.

“Topco Notes Finance Parties” means any Topco Notes Trustee (on behalf of itself and the Topco Noteholders that it represents) and the Security Agent.

“Topco Notes Guarantee” means each guarantee by a Topco Notes Guarantor of the obligations of the Topco Borrower under the Topco Notes Finance Documents which contains provisions in relation to payment blockage, subordination and turnover that substantially replicate those provisions of this Agreement relating to each Topco Notes Guarantee or shall be made expressly subject to the provisions of this Agreement in a legally binding manner.

“Topco Notes Guarantors” means each member of the Group which becomes a guarantor of Topco Notes in accordance with a Topco Notes Indenture.

“Topco Notes Indenture” means the indenture or indentures pursuant to which any Topco Notes are issued.

“Topco Notes Issue Date” means, in respect of each Topco Notes Indenture, the later of, (a) the first date on which a Topco Note is issued pursuant to that Topco Notes Indenture; and (b) (to the extent such Notes constitute a New Debt Financing) the Effective Date in relation thereto.

“Topco Notes Liabilities” means all present and future moneys, debts and liabilities due, owing or incurred by the Debtors to any Topco Notes Finance Party or Topco Noteholder under or in connection with the Topco Notes or the Topco Notes Finance Documents (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise) provided that the definition of “Topco Notes Liabilities” shall not include the Topco Notes Trustee Amounts.

“Topco Notes Mandatory Prepayment” means a mandatory prepayment, repurchase or redemption (including any requirement to make an offer to repurchase) of any of the Topco Notes Liabilities which is of the same type as a Senior Mandatory Prepayment or otherwise made pursuant to the Topco Notes Finance Documents.

“Topco Notes Trustee” means any person acting as trustee under any issue of Topco Notes and which accedes to this Agreement pursuant to Clause 21.13 (Accession of Topco Facility Creditors under New Topco Facility).

“Topco Notes Trustee Amounts” means, in relation to a Topco Notes Trustee, amounts payable to that Topco Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee under the Topco Notes Finance Documents, any provisions (including indemnity provisions) for costs and expenses in favour of that Topco Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee contained in the Topco Notes Finance Documents, all compensation for services provided by that Topco Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee which is payable to that Topco Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee pursuant to the terms of the Topco Notes Finance Documents and all out-of-pocket costs and expenses properly incurred by that Topco Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee in carrying out its duties or performing any service pursuant to the terms of the Topco Notes Finance Documents, including, without limitation:

(a)	compensation for the costs and expenses of the collection by that Topco Notes Trustee of any amount payable to that Topco Notes Trustee for the benefit of the Topco Noteholders; and

(b)	costs and expenses of that Topco Notes Trustee’s advisers, receivers, delegates, attorneys, agents or appointees, but excluding:

(i)	any payment in relation to any unpaid costs and expenses incurred in respect of any litigation initiated by that Topco Notes Trustee or any adviser, receiver,

delegate, attorney, agent or appointee on behalf of that Topco Notes Trustee against any of the Senior Finance Parties including VAT where applicable; and

(ii)	any payment made directly or indirectly on or in respect of any amounts owing under any Topco Notes (including principal, interest, premium or any other amounts to any of the Topco Noteholders).

“Topco Payment Default” means a payment default under the relevant Topco Finance Documents.

“Topco Payment Stop Notice” has the meaning given to that term in Clause 6.3 (Issue of Topco Payment Stop Notice).

“Topco Proceeds Loan” means any loan made by a Topco Investor to the Company for the purposes of on lending the proceeds of any Topco Loans or Topco Notes together with any additional or replacement loan made on substantially the same terms.

“Topco Proceeds Loan Agreement” means a loan agreement, instrument or other agreement documenting a Topco Proceeds Loan.

“Topco Proceeds Loan Event of Default” means an Event of Default under any Topco Proceeds Loan Agreement.

“Topco Proceeds Loan Liabilities” means the Liabilities owed by the Company to a Topco Investor under any Topco Proceeds Loan Agreement.

“Topco Secured Parties” means the Security Agent, each of the Topco Agent, any Receiver or Delegate, the Topco Arrangers and the Topco Creditors from time to time but, in the case of each Topco Agent, Topco Arranger or any Topco Creditor, only if it is a party to this Agreement or has acceded to this Agreement, in the appropriate capacity, pursuant to Clause 21.9 (Creditor/Agent Accession Undertaking).

“Topco Shared Security” means, at any time, the Security created or expressed to be created over any of the following:

(a)	the shares in the Company held by any direct shareholder of the Company;

(b)	all receivables owed by the Company to a Topco Investor, Subordinated Creditor or other Holding Company or shareholder of the Company (including any Topco Proceeds Loan and the Topco Proceeds Loan Liabilities, as applicable);

(c)	the shares in any Topco Borrower which is a member of the Group;

(d)	all receivables owed by a member of the Group under any Topco Proceeds Loan;

(e)	any escrow account relating to the proceeds of any Topco Liabilities; and

(f)	any other assets, not falling within preceding limbs (a) to (e), of a Topco Borrower which is not a member of the Group, and (to the extent that the Company has confirmed to the Security Agent that the granting of such Security in favour of the Topco Shared Security Secured Obligations is expressly permitted by the terms of any applicable Prior Ranking Financing Agreements) of any member of the Group, in each case to the extent provided for by the Topco Finance Documents at any time and in each case designated as Topco Shared Security by the Company (in its discretion) by written notice to each Agent who is a party to this Agreement at such time.

“Topco Shared Security Secured Obligations” means all Liabilities and all other present and future obligations at any time due, owing or incurred by any member of the Topco Group and by each Debtor and any Third Party Security Provider to any Secured Party under the Secured Debt Documents (including to the Security Agent under the Parallel Debt pursuant to Clause 19.3 (Parallel Debt (Covenant to Pay the Security Agent)) to the extent recognised under applicable law), both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity.

“Topco Standstill Period” has the meaning given to it in Clause 6.11 (Topco Standstill Period).

“Topco Transaction Security Documents” means Topco Independent Transaction Security Documents and the Transaction Security Documents in respect of Topco Shared Security.

“Transaction Security” means any Security from the Group, any Third Party Security Provider and any Topco Shared Security (but excluding for the avoidance of doubt, Topco Independent Transaction Security) in each case which, to the extent legally possible and subject to any Agreed Security Principles and the provisions of this Agreement:

(a)	is created, or expressed to be created, in favour of the Security Agent as agent (and mandatario con rappresentanza) or trustee for the other Secured Parties (or a class of Secured Parties) in respect of the applicable Secured Obligations; or

(b)	in the case of any jurisdiction in which effective Security cannot be granted in favour of the Security Agent as agent (and mandatario con rappresentanza) or trustee for the Secured Parties (or a class of Secured Parties), is created, or expressed to be created, in favour of:

(i)	all the Secured Parties (or a class of Secured Parties) in respect of the applicable Secured Obligations; or

(ii)	(other than for the Security governed by Italian law) the Security Agent under a parallel debt and/or joint and several creditorship structure for the benefit of all the Secured Parties (or a class of Secured Parties) in respect of the applicable Secured Obligations, and in each case subject to Clause 1.8 (Waiver and Termination) and which ranks in the order of priority contemplated in Clause 2.2 (Transaction Security).

“Transaction Security Documents” means any document entered into by any Debtor or Third Party Security Provider creating or expressed to create Transaction Security.

“Transaction Security Secured Obligations” means all Liabilities and all other present and future obligations at any time due, owing or incurred by any member of the Group and by each Debtor and any Third Party Security Provider to any Secured Party (other than a Topco Creditor) under the Secured Debt Documents (other than the Topco Finance Documents) (including to the Security Agent under the Parallel Debt pursuant to Clause 19.3 (Parallel Debt (Covenant to Pay the Security Agent)) to the extent recognised under applicable law), both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity.

“UK” means the United Kingdom.

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Unrestricted Subsidiary” means any Subsidiary of the Company that at the time of determination has been designated as an “Unrestricted Subsidiary” (or an equivalent concept or term) for the purposes of (and in accordance with) all of the Finance Documents (other than any Unsecured Finance Document or (other than for the purposes of the definition of Topco Group) any Topco Facility Agreement or Topco Notes Indenture) or any Subsidiary of an Unrestricted Subsidiary.

“Unsecured Creditors” means any person which accedes to this Agreement as an Unsecured Creditor by executing a Creditor/Agent Accession Undertaking and has not ceased to be an Unsecured Creditor in accordance with this Agreement.

“Unsecured Credit Participation” means, in relation to an Unsecured Creditor, the aggregate amount of:

(a)	its drawn and undrawn commitments under any loan agreement or similar instrument; and

(b)	any notes subscribed for by it under any indenture or similar instrument.

“Unsecured Default” means a Default under an Unsecured Finance Document.

“Unsecured Finance Documents” any document designated as an Unsecured Finance Document in accordance with Clause 21.18 (Accession of Unsecured Facility Creditors).

“Unsecured Guarantor” means any member of the Group that provides a guarantee in favour of any Unsecured Creditor in connection with any Unsecured Finance Documents.

“Unsecured Liabilities” means all present and future moneys, debts and liabilities due, owing or incurred by the Debtors to any Unsecured Creditor under or in connection with the Unsecured Finance Documents (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise).

“Unsecured Payment Default” means a payment default under the relevant Unsecured Finance Documents.

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax as amended (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Write-down and Conversion Powers” means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation other than the UK Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or Affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and

(c)	in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or Affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

1.2	Italian Terms

In this Agreement a reference to any of the following in relation to (or to the obligations of) any person incorporated or having its “centre of main interests” (as that term is used in Article 3(1) of the Council Regulation (EC) No 2015/848 of 20 May 2015 on insolvency proceedings (recast), as amended from time to time) in Italy:

(a)	a “liquidation”, “winding up”, “administration” or “dissolution” includes any scioglimento, liquidazione, and any other proceedings or legal concepts similar to the foregoing;

(b)	“insolvency” shall be construed in accordance with article 2, paragraph 1, letter b) (definizioni) of the Italian Crisis and Insolvency Code and/or article 3 of Legislative Decree No. 270 of 8 July 1999 (as amended from time to time) and any other equivalent applicable law provisions in any Relevant Jurisdiction;

(c)	an “insolvency proceeding” includes:

(i)	any voluntary or involuntary liquidation, winding-up, administration or dissolution (other than on a solvent basis), judicial liquidation, bankruptcy (to the extent applicable after 15 July 2022), insolvency, reorganisation, moratorium, compromise, composition or other relief with respect to any person or that person’s debts;

(ii)	any proceeding aimed at seeking the appointment of, or taking possession by a liquidator, commissioner, examiner, receiver, administrative receiver, administrator, insolvency administrator, trustee in bankruptcy, custodian, judicial custodian, conservator or other similar official for any person or for all or any substantial part of that person’s assets; or

(iii)	any procedura concorsuale, including judicial liquidation (liquidazione giudiziale), composition with creditors (concordato preventivo) pursuant to articles 84 and ff. of the Italian Crisis and Insolvency Code, concordato nella liquidazione giudiziale pursuant to articles 240 and ff. of the Italian Crisis and Insolvency Code, forced administrative liquidation (liquidazione coatta amministrativa) pursuant to articles 293 and ff. of the Italian Crisis and

Insolvency Code, crisis settlement procedure (composizione negoziata della crisi) pursuant to article 12 and ff. of the Italian Crisis and Insolvency Code, restructuring plan (piano attestato di risanamento) pursuant to article 56 of the Italian Crisis and Insolvency Code, assignment for the benefit of creditors (cessione dei beni ai creditori) pursuant to article 1977 of the Italian Civil Code, restructuring agreement (accordo di ristrutturazione dei debiti) under article 57 and ff. of the Italian Crisis and Insolvency Code, accordo di ristrutturazione agevolato pursuant to article 60 of the Italian Crisis and Insolvency Code, accordo di ristrutturazione ad efficacia estesa pursuant to article 61 of the Italian Crisis and Insolvency Code, moratorium agreement (convenzione di moratoria) pursuant to article 62 of the Italian Crisis and Insolvency Code, tax and contributions transaction (transazione su crediti tributari e contributivi) pursuant to article 63 of the Italian Crisis and Insolvency Code, restructuring plan subject to homologation (piano di ristrutturazione soggetto ad omologazione) pursuant to article 64-bis and ff. of the Italian Crisis and Insolvency Code, domanda di accesso ad uno strumento di regolazione della crisi e dell’insolvenza con riserva di deposito di documentazione pursuant to article 44 of the Italian Crisis and Insolvency Code, simplified asset liquidation procedure (concordato semplificato per la liquidazione del patrimonio) pursuant to article 25-sexies and ff. of the Italian Crisis and Insolvency Code, minor composition with creditors (concordato minore) pursuant to article 74 and ff. of the Italian Crisis and Insolvency Code, or amministrazione straordinaria delle grandi imprese in stato di insolvenza under Italian Law No. 270 of 8 July 1999, as amended, or any amministrazione straordinaria under Italian Law No. 39 of 18 February 2004, and any similar arrangements relating to a substantial part of its creditors, and shall be construed so as to include any equivalent or analogous proceedings or legal concepts similar to the foregoing. It being understood that the provisions under the Italian Bankruptcy Law continue to apply with reference to any proceedings commenced before 15 July 2022 and therefore the relevant tools and proceedings are intended to be included herein to the extent applicable;

(d)	a “liquidator”, “commissioner”, “examiner”, “receiver”, “administrative receiver”, “administrator”, “insolvency administrator”, “trustee in bankruptcy”, “custodian”, “judicial custodian”, “conservator” or the like means a curatore, commissario giudiziale, esperto, commissario straordinario, commissario liquidatore, liquidatore and any other person performing the same function of each of the foregoing;

(e)	a “step” or “procedure” taken in connection with insolvency proceedings in respect of any person includes such person formally making a proposal to assign its assets pursuant to article 1977 of the Italian Civil Code (cessione dei beni ai creditori), the approval by such person of the filing of a petition for the appointment of an expert (esperto) for the purposes of a composizione negoziata della crisi pursuant to article 17 and ff. of the Italian Crisis and Insolvency Code, or pursuant to article 40 and ff. of the Italian Crisis and Insolvency Code, or of a domanda di accesso ad uno strumento di regolazione della crisi e dell’insolvenza con riserva di deposito di documentazione pursuant to article 44 of the Italian Crisis and Insolvency Code, or of simplified asset liquidation procedure (concordato semplificato per la liquidazione del patrimonio) pursuant to article 25-sexies and ff. of the Italian Crisis and Insolvency Code, or of minor composition with creditors (concordato minore) pursuant to article 74 and ff. of the Italian Crisis and Insolvency Code, or the appointment of an independent expert (professionista indipendente) for the certification (attestazione) of restructuring arrangements pursuant to article 57, 60 and/or 61 of the Italian Crisis and Insolvency Code, or of moratorium agreement (convenzione di moratoria), or of a tax and contributions transaction (transazione su crediti tributari e contributivi) pursuant to article 63 of the Italian Crisis and Insolvency Code, or of a restructuring plan envisaged under article 56 of the Italian Crisis and Insolvency Code or of a plan subject to homologation (piano di ristrutturazione soggetto ad omologazione) pursuant to article 64-bis and ff. of the Italian Crisis and Insolvency Code. It being understood that the provisions under the Italian Bankruptcy Law continue to apply with reference to any proceedings commenced before 15 July 2022 and therefore any filing of documents, any executed agreement or other action adopted in order to activate the relevant tools and proceedings are intended to be included herein to the extent applicable;

(f)	a “lease” includes a contratto di locazione or comodato;

(g)	a “matured obligation” or an “obligation being due” includes any credito liquido ed esigibile and credito scaduto;

(h)	“security” or “lien” includes any pegno, ipoteca, privilegio speciale (including the privilegio speciale created pursuant to Article 46 of the Italian Banking Law, as amended from time to time), cessione del credito in garanzia and any other diritto reale di garanzia or other transactions having the same effect as each of the foregoing;

(i)	a reference to “financial assistance” means unlawful financial assistance within the meaning of articles 2358 and/or 2474 of the Italian Civil Code as applicable;

(j)	a “limited liability company” means società a responsabilità limitata;

(k)	a “joint stock company” means società per azioni;

(l)	an “attachment” includes a pignoramento;

(m)	“gross negligence” (or similar expression) shall be construed as the Italian expression colpa grave; and

(n)	“wilful misconduct” or “wilful breach” (or similar expressions) shall be construed as the Italian expression dolo.

1.3	Dutch terms

In this Agreement, where it relates to a Dutch person or the context so requires, a reference to:

(a)	“The Netherlands” means the European part of the Kingdom of the Netherlands and Dutch means in or of The Netherlands;

(b)	“works council” means each works council (ondernemingsraad) or central or group works council (centrale of groeps ondernemingsraad) having jurisdiction over that person;

(c)	a “necessary action to authorise” includes any action required to comply with the Works Councils Act of The Netherlands (Wet op de ondernemingsraden), followed by a neutral or positive advice (advies) from the works council of that person which, if conditional, contains conditions which can reasonably be complied with and would not cause and are not reasonably likely to cause a breach of any term of any Debt Document to which that person is a party;

(d)	“constitutional documents” means the articles of association (statuten) and deed of incorporation (akte van oprichting) and an up-to-date extract of registration of the Trade Register of the Dutch Chamber of Commerce;

(e)	a “security interest” or “security” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid);

(f)	a “winding-up”, “administration” or “dissolution” includes declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(g)	a “moratorium” includes surseance van betaling and a “moratorium is declared” includes surseance verleend;

(h)	any “procedure” or “step” taken in connection with insolvency proceedings includes that person having filed a notice under Section 36 of the Tax Collection Act of The Netherlands (Invorderingswet 1990);

(i)	a “liquidator” includes a curator or a beoogd curator;

(j)	an “administrator” includes a bewindvoerder or a beoogd bewindvoerder; and

(k)	an “attachment” includes a beslag.

1.4	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	any Agent, Ancillary Lender, Arranger, Cash Management Facility Agent, Cash Management Facility Arranger, Cash Management Facility Creditor, Cash Management Facility Debtor, Cash Management Facility Guarantor, Cash Management Facility Lender, the Company, Creditor, Debtor, Hedge Counterparty, Third Party Security Provider, Intra-Group Lender, Issuing Bank, Secured Creditor, Secured Party, Security Agent, Second Lien Guarantor, Second Lien Notes Trustee, Second Lien Noteholder, Second Lien Lender, Second Lien Agent, Second Lien Arranger, Senior Agent, Senior Arranger, Senior Borrower, Senior Creditor, Senior Lender, Senior Secured Guarantor, Senior Secured Notes Proceeds Loan Lender, Senior Secured Notes Trustee, Senior Secured Noteholder, Super Senior Agent, Super Senior Arranger, Super Senior Borrower, Super Senior Creditor, Super Senior Facilities Guarantor, Super Senior Hedge Counterparty, Super Senior Lender, Topco Agent, Topco Arranger, Topco Borrower, Topco Creditor, Topco Facility Guarantor, Topco Lender, Topco Notes Guarantor, Topco Investor, Topco Notes Trustee, Topco Noteholder, Subordinated Creditor, Unsecured Creditor, Unsecured Guarantor or (in relation to paragraph (B) below) any other person, shall be construed:

(A)	to be a reference to it in its capacity as such and not in any other capacity; and

(B)	so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as the Security Agent in accordance with this Agreement;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Debt Document” or any other agreement or instrument is (other than a reference to a Debt Document or any other agreement or instrument in original form) a reference to that Debt Document, or other agreement or instrument, as amended, novated, supplemented, extended or restated (however fundamentally) and includes any increase in, addition to or extension of or other change to any facility made available under any such agreement or instrument (in each case to the extent not prohibited by this Agreement);

(iv)	“enforcing” (or any derivation) the Transaction Security or the Topco Independent Transaction Security shall include the appointment of an administrator of a Debtor, a Third Party Security Provider or a Topco Independent Obligor by the Security Agent;

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)	the “original form” of a Debt Document or any other agreement or instrument is a reference to that Debt Document, agreement or instrument as originally entered into and, unless specified otherwise, a reference to the original form of the Senior Facilities Agreement is a reference to the Senior Facilities Agreement entered into on or around the date of this Agreement;

(vii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(viii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(ix)	“shares” or “share capital” includes equivalent ownership interests (and “shareholder” and similar expressions shall be construed accordingly);

(x)	the words “notwithstanding anything to the contrary in this Agreement or any other Debt Document” shall include any provisions in this Agreement or any other Debt Document which are expressed or purport to override any other provisions of this Agreement or any other Debt Document as a condition or otherwise to the taking of any action or step or any transaction;

(xi)	a provision of law is a reference to that provision as amended or re-enacted;

(xii)	any entity into which the Senior Secured Notes Trustee may be merged or converted, or any corporation with which the Senior Secured Notes Trustee may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Senior Secured Notes Trustee shall be a party, or any corporation, including affiliated corporations, to which the Senior Secured Notes Trustee shall sell or otherwise transfer:

(A)	all or substantially all of its assets; or

(B)	all or substantially all of its corporate trust business,

shall, on the date when the merger, conversion, consolidation or transfer becomes effective and to the extent permitted by any applicable laws become the successor Senior Secured Notes Trustee under this Agreement without the execution or filing of any paper or any further act on the part of the parties to this Agreement, unless otherwise required by the Company, and after the said effective date all references in this Agreement to the Senior Secured Notes Trustee shall be deemed to be references to such successor entity or corporation. Written notice of any such merger, conversion, consolidation or transfer shall be given as soon as reasonably practicable; and

(xiii)	any corporation into which the Security Agent may be merged or converted, or any corporation with which the Security Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Security Agent shall be a party, or any corporation, including affiliated corporations, to which the Security Agent shall sell or otherwise transfer:

(A)	all or substantially all of its assets; or

(B)	all or substantially all of its corporate trust business,

shall, on the date when the merger, conversion, consolidation or transfer becomes effective and to the extent permitted by any applicable laws become the successor Security Agent under this Agreement without the execution or filing of any paper or any further act on the part of the parties to this Agreement, unless otherwise required by the Company, and after the said effective date all references in this Agreement to the Security Agent shall be deemed to be references to such successor corporation. Written notice of any such merger, conversion, consolidation or transfer shall be given as soon as reasonably practicable.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

(d)	“disposal” means any sale, lease, licence, transfer (including any transfer of any property interest in any asset) and any grant of Security or quasi Security or conveyance of or with respect to any asset, undertaking or business.

(e)	An Acceleration Event is “continuing” if it has not been revoked or otherwise ceases to be continuing in accordance with the terms of the relevant Debt Document.

(f)	The right or requirement of any Party to take or not take any action on or following the occurrence of an Insolvency Event shall cease to apply if the relevant Insolvency Event is no longer continuing (unless an Acceleration Event has occurred and is continuing and without prejudice to any action taken or not taken in accordance with the terms of this Agreement while that Insolvency Event is continuing).

(g)	The determination that a Second Lien Payment Stop Notice is “outstanding” is to be made by reference to the provisions of Clause 5.3 (Issue of Second Lien Payment Stop Notice).

(h)	The determination that a Second Lien Standstill Period is “outstanding” is to be made by reference to the provisions of Clause 5.10 (Permitted Second Lien Enforcement).

(i)	The determination that a Topco Payment Stop Notice is “outstanding” is to be made by reference to the provisions of Clause 6.3 (Issue of Topco Payment Stop Notice).

(j)	The determination that a Topco Standstill Period is “outstanding” is to be made by reference to the provisions of Clause 6.11 (Topco Standstill Period).

(k)	In determining whether or not any Liabilities have been fully and finally discharged, contingent liabilities (such as the risk of clawback flowing from a preference) shall be disregarded by the relevant Agent, Security Agent or otherwise except to the extent that there is a reasonable likelihood that those liabilities will become actual liabilities.

(l)	Any reference in this Agreement to a Debtor, member of the Group or Third Party Security Provider being permitted to make any Payment or take any other action shall include a reference to that Debtor, member of the Group or Third Party Security Provider being permitted to make any arrangement in respect of that Payment or action or take any step, make any payment or enter into any transaction to facilitate or fund the making of that Payment or the taking of that action.

(m)	Notwithstanding anything to the contrary, where any provision of this Agreement refers to or otherwise contemplates any consent, approval, release, waiver, agreement, notification or other step or action (each an “Action”) which may be required from or by any person:

(i)	which is not a Party at such time;

(ii)	in respect of any agreement which is not in existence at such time;

(iii)	in respect of any indebtedness which has not been committed or incurred (or an agreement in relation thereto) at such time; or

(iv)	in respect of Liabilities or Creditors (or other persons) for which the relevant Discharge Date has occurred at or prior to such time or concurrently with any Action coming into effect,

unless otherwise agreed or specified by the Company, that consent, approval, release, waiver, agreement, notification or other step or action shall not be required (or be required from any person that is a party thereto) and no such provision shall, or shall be construed so as to, in any way prohibit or restrict the rights or actions of any member of the Group. Further, for the avoidance of doubt, no references to any agreement which is not in existence (or under which debt obligations have not been actually incurred by a member of the Group) shall, or shall be construed so as to, in any way prohibit or restrict the rights or actions of any member of the Group (and no consent, approval, release, waiver, agreement, notification or other step or action shall be required from any party thereto).

(n)	Where any consent is required under this Agreement from:

(i)	a Senior Lender or Senior Finance Party where such consent is required after the Senior Lender Discharge Date or before any person in such capacity has acceded to this Agreement;

(ii)	a Super Senior Creditor where such consent is required after the Super Senior Discharge Date or before any person in such capacity has acceded to this Agreement;

(iii)	a Cash Management Facility Lender where such consent is required after the Cash Management Facility Discharge Date or before any person in such capacity has acceded to this Agreement;

(iv)	a Senior Secured Creditor where such consent is required after the Senior Secured Discharge Date or before any person in such capacity has acceded to this Agreement (or any Senior Creditor Representative of any Senior Secured Creditor in such capacity has acceded to this Agreement);

(v)	a Senior Secured Notes Creditor where such consent is required after the Senior Secured Notes Discharge Date or before any person in such capacity has acceded to this Agreement (or any Senior Creditor Representative of any Senior Secured Notes Creditor in such capacity has acceded to this Agreement);

(vi)	a Second Lien Lender or Second Lien Agent where such consent is required after the Second Lien Lender Discharge Date or before any person in such capacity has acceded to this Agreement;

(vii)	a Second Lien Notes Creditor where such consent is required after the Second Lien Notes Discharge Date or before any person in such capacity has acceded to this Agreement (or any Second Lien Creditor Representative of any Second Lien Notes Creditor in such capacity has acceded to this Agreement);

(viii)	a Topco Lender or Topco Finance Party where such consent is required after the Topco Facility Discharge Date or before any person in such capacity has acceded to this Agreement;

(ix)	a Topco Notes Creditor where such consent is required after the Topco Notes Discharge Date or before any person in such capacity has acceded to this Agreement (or any Topco Creditor Representative of any Topco Notes Creditor in such capacity has acceded to this Agreement); or

(x)	an Unsecured Creditor after the Unsecured Liabilities owing to that Unsecured Creditor have been discharged in full or before any person in such capacity has acceded to this Agreement,

such consent requirement will cease to apply.

(o)	References to the Senior Secured Notes Trustee acting on behalf of the Senior Secured Noteholders means such Senior Secured Notes Trustee acting on behalf of the Senior Secured Noteholders which it represents or, if applicable, with the consent of the requisite number of Senior Secured Noteholders required under and in accordance with the applicable Senior Secured Notes Indenture (provided that if the relevant Senior Secured Notes Indenture does not specify a voting threshold for a particular matter, the threshold will be a simple majority of the outstanding principal amount under the Senior Secured Notes Indenture). A Senior Secured Notes Trustee will be entitled to seek instructions from the Senior Secured Noteholders which it represents to the extent required by the applicable Senior Secured Notes Indenture as to any action to be taken by it under this Agreement.

(p)	References to the Second Lien Notes Trustee acting on behalf of the Second Lien Noteholders means such Second Lien Notes Trustee acting on behalf of the Second Lien Noteholders which it represents or, if applicable, with the consent of the requisite number of Second Lien Noteholders required under and in accordance with the applicable Second Lien Notes Indenture (provided that if the relevant Second Lien Notes Indenture does not specify a voting threshold for a particular matter, the threshold will be a simple majority of the outstanding principal amount under the Second Lien Notes Indenture). A Second Lien Notes Trustee will be entitled to seek instructions from the Second Lien Noteholders which it represents to the extent required by the applicable Second Lien Notes Indenture as to any action to be taken by it under this Agreement.

(q)	References to the Topco Notes Trustee acting on behalf of the Topco Noteholders means such Topco Notes Trustee acting on behalf of the Topco Noteholders which it represents or, if applicable, with the consent of the requisite number of Topco Noteholders required under and in accordance with the applicable Topco Notes Indenture (provided that if the relevant Topco Notes Indenture does not specify a voting threshold for a particular matter, the threshold will be a simple majority of the outstanding principal amount under the Topco Notes Indenture). A Topco Notes Trustee will be entitled to seek instructions from the Topco Noteholders which it represents to the extent required by the applicable Topco Notes Indenture as to any action to be taken by it under this Agreement.

(r)	Notwithstanding anything to the contrary in this Agreement or any other Debt Document, nothing in this Agreement or any Debt Document shall prohibit a non-cash contribution of any asset (including, without limitation, any participation, claim, commitment, rights, benefits and/or obligations in respect of any Liabilities and/or any other indebtedness borrowed or issued by any member of the Group from time to time) by a person that is not a member of the Group to the Company, provided that to the extent such transaction results in any indebtedness or claim being outstanding from the Company to any of its direct or indirect shareholders, such indebtedness or claim constitutes Subordinated Liabilities or is otherwise subordinated in accordance with the Finance Documents.

(s)	If the terms of any Debt Document:

(i)	require the relevant Creditors to provide approval (or deemed approval to have been provided) for a particular matter, step or action (for the avoidance of doubt, excluding any such terms which expressly entitle the relevant Creditors to withhold their approval for that matter, step or action) and such approval has been given pursuant to the terms of that Debt Document; or

(ii)	do not seek to regulate a particular matter, step or action (which shall be the case if the relevant matter, step or action is not the subject of an express requirement or restriction in that Debt Document), for the purposes of this Agreement that matter, step or action shall not be prohibited by the terms of that Debt Document.

(t)	In determining whether any indebtedness or other amount (including, without limitation, under any Permitted Senior Secured Facilities Agreement, Permitted Super Senior Secured Facilities Agreement, Second Lien Finance Documents, Topco Finance Documents or Unsecured Finance Documents) is prohibited by the terms of any Debt Document or to the extent any amendment or waiver is sought for or to permit any step or other action, the terms of any Debt Document which:

(i)	relate to any Liabilities which are to be refinanced or otherwise replaced with such indebtedness or other amount or that will be refinanced or otherwise replaced following such step or action for which such amendment or waiver is sought; or

(ii)	will not exist or will cease to be in effect on the date on which such indebtedness or other amount is incurred by a member of the Group or following the taking effect of such amendment or waiver,

shall not be taken into account (including for the purposes of any vote or consent of any class (including an Instructing Group) for the purposes of any Debt Document in respect of any such amendment or waiver).

(u)	References to any matter being “permitted” under one or more of the Debt Documents shall include references to such matters not being prohibited or otherwise approved under those Debt Documents.

(v)	Any requirement that consent be given under this Agreement shall mean such consent is to be given in writing, which, for the purposes of this Agreement, will be deemed to include any instructions, waivers or consents or provided through any applicable clearance system in accordance with the terms of the relevant Debt Documents.

(w)	Until the relevant proceeds are released from such escrow (or similar or equivalent arrangements), the provisions of this Agreement shall not apply to or create any restriction in respect of any escrow or similar arrangement pursuant to which the proceeds of any Debt Document are subject and this Agreement shall not govern the rights and obligations of the Creditors concerned until such proceeds are released from such escrow or similar arrangement in accordance with its terms.

(x)	Any references to terms in this Agreement that are defined in any Debt Document, (the “Defined Term”) shall include not only the definition but also terms or mechanics which are equivalent or similar to the manner in which such Defined Term is interpreted under this Agreement.

(y)	For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement or any other Debt Document, nothing in this Agreement shall prohibit any debt exchange, non-cash rollover or other similar or equivalent transaction in relation to any Liabilities.

(z)	To the extent any step or action is expressly permitted under this Agreement (or permitted subject to the consent of specified Parties under this Agreement), the Parties hereto agree that such step or action will be permitted under the other Debt Documents (or permitted thereunder subject to the consent of such specified Parties) and if there is any conflict between the terms of, or the requirement for any conditions in, this Agreement and any other Debt Document, the terms of, or the requirement for any conditions in, this Agreement will prevail (save to the extent that to do so would result in or have the effect of any member of the Group contravening any applicable law or regulation, or present a material risk of liability for any member of the Group and/or its directors or officers, or give rise to a material risk of breach of fiduciary or statutory duties), in each case notwithstanding any restriction or prohibition to the contrary, any provision expressed or purported to override any provision of this Agreement or the requirement to fulfil any additional conditions, in each case, in any other Debt Document.

(aa)	To the extent that in this Agreement the consent of any Agent under any Debt Document or the relevant Creditors under any Debt Document is required, then such consent is hereby expressly given to the extent that the matter, step or action requiring approval is not prohibited by the terms of that Debt Document, including for the avoidance of doubt, for the purposes of determining the Instructing Group, the Majority Second Lien Creditors, the Majority Second Lien Lenders, the Majority Super Senior Creditors, the Majority Senior Lenders, the Majority Senior Secured Creditors, the Majority Topco Creditors, the Majority Topco Lenders, the Majority Unsecured Creditors or any other class, group or percentage of any Creditors (including, for the avoidance of doubt, unanimity).

(bb)	References to any Creditors (or any class, group or percentage of any Creditors (including, for the avoidance of doubt, unanimity)) giving any Consent under this Agreement means (in each case) acting through the applicable Agent, if any, or, as applicable, the Security Agent.

(cc)	Where any defined term in this Agreement refers to the definitions of such term in another document which is to be entered into after the date of this Agreement (any such other document, a “Future Document”) and such Future Document does not contain such definition, the relevant defined term in this Agreement shall be defined by reference to the equivalent term used in the Future Document and if no such equivalent term is used, shall be ignored for the purposes of this Agreement.

(dd)	Any reference to a “Debt Document”, “Borrowing Liabilities”, “Guarantee Liabilities”, “Other Liabilities” or any “Creditor” or other “Party” in respect of a New Debt Financing shall be construed as a reference to that term assuming such New Debt Financing has been so designated and is subject to this Agreement (to the extent such New Debt Financing has been so designated).

(ee)	Any reference to any requirement for any person to accede to this Agreement shall be construed as a reference to such person executing and delivering to the Security Agent a Debtor/Third Party Security Provider/Topco Independent Obligor Accession Undertaking or as the case may be Creditor/Agent Accession Undertaking, provided that (i) notwithstanding anything to the contrary, a member of the Topco Group shall only be required to accede to this Agreement to the extent that the relevant member of the Group becoming a Debtor would not breach any applicable law or present material risk of liability for any member of the Topco Group and/or its officers or directors, or give rise to a material risk of breach of fiduciary or statutory duties; and (ii) in connection with any accession of any Senior Secured Notes Trustee, Second Lien Notes Trustee or Topco Notes Trustee (as the case may be), the Security Agent is authorized to and shall make such changes to the terms of this Agreement relating to the rights and duties of any Senior Secured Notes Trustee, Second Lien Notes Trustee or Topco Notes Trustee (as the case may be) and any other Party as are jointly required by such Senior Secured Notes Trustee, Second Lien Notes Trustee or Topco Notes Trustee (as the case may be) and the Company without the consent of any other Party, in each case provided that such changes would not be materially prejudicial to the interests of the other applicable Parties.

(ff)	To the extent any designated New Debt Financing constitutes an obligation assumed by a member of the Group other than a primary debt claim or borrowing, the restrictions in this Agreement (as applicable) shall only apply to that member of the Group (except as expressly provided herein and except to the extent relating to its obligations as a Debtor or Third Party Security Provider in respect of, or under, any other Debt Document) and only in respect of that New Debt Financing (and not to any other obligations within any relevant Debt Documents), and the other provisions of this Agreement shall be construed accordingly, provided that any permission of any person to make any Payment or take any action, or step in relation to a New Debt Financing under this Agreement shall (to the extent permitted in accordance with the terms of this Agreement) also apply to permit that member of the Group to make directly any such Payment, action or step in relation to the primary debt claim.

(gg)	Any reference to a term, provision, action or step being agreed by the Company shall be construed as any agreement given at any time by the Company in its discretion which refers to the applicable term, provision, action or step and the applicable provision of this Agreement for which such agreement applies.

(hh)	Nothing in this Agreement or any other Debt Document shall restrict the Company, any Party, any member of the Topco Group, any Topco Borrower (or Holding Company or Affiliate thereof), the Creditors (or any of them) including any providers of a New Debt Financing agreeing the ranking of their respective claims and any other intercreditor arrangements among themselves in documentation separate to this Agreement and entered into solely between such parties (or on their behalf by an Agent).

(ii)	It is agreed by the Parties that any requirement for the Company or any other member of the Topco Group to make any designation, determination, request, direction, confirmation, nomination or other certification to any specified person (including any Creditor, any Agent or Security Agent) for the purposes of any definition in Clause 1.1 (Definitions) or for the purposes of any other provision of this Agreement may (without restricting the eligibility of any other form and unless expressly provided to the contrary in this Agreement) be given in the form of the designation certificate set out in Schedule 10 (Form of Designation Certificate).

(jj)	Notwithstanding anything to the contrary in this Agreement or any other Debt Document (i) no payments made by or amounts received or recovered from a “controlled foreign corporation” (as defined in Section 957(a) of the US Internal Revenue Code) the stock of which is owned (within the meaning of Section 958(a) of the Internal Revenue Code) by a “United States Shareholder” (as defined in Section 951(b) of the US Internal Revenue Code) (a “CFC”) or by an entity substantially all of the assets of which consist of equity interest (or equity interests and indebtedness ) of one or more CFCs shall be applied to any obligations of a “United States Person” (as defined in Section 7701(a)(30) of the US Internal Revenue Code and including an entity disregarded as being an entity separate from its owner for US federal income tax purposes if such owner is a “United States Person”); and (ii) in the case of a change, amendment, update or replacement to the legislation described in paragraph (i) above, there shall be no application of payments against the obligations of the Topco Group which have or are reasonably likely to have substantially the same or equivalent effects as those set out in paragraph (i) above, in each case, whether under Clause 16 (Application of Proceeds), Clause 17 (Equalisation), or otherwise.

1.5	Third Party Rights

(a)	Unless expressly provided to the contrary in this Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Rights Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of this Agreement, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)	Any Receiver, Delegate or any other person described in Clause 19.14 (No Proceedings) may, subject to this Clause 1.5 and the Third Parties Rights Act, rely on any Clause of this Agreement which expressly confers rights on it.

(d)	The Third Parties Rights Act shall apply to this Agreement in respect of any Noteholder, which, by holding a Note, as the case may be, has effectively agreed to be bound by the provisions of this Agreement and will be deemed to receive the benefits hereof, and be subject to the terms and conditions hereof, as if such person was a Party hereto. For the purposes of the preceding sentence, upon any such person becoming a Noteholder, that person shall be deemed a Party to this Agreement, provided that such person is deemed to be a Party to this Agreement under the terms of the relevant Notes Indenture. In relation to any amendment or waiver of this Agreement, no such person that is deemed to be a party to this Agreement by virtue of this Clause 1.5 is required to consent to or execute any amendment or waiver in order for such amendment or waiver to be effective.

1.6	Creditor Rights prior to relevant Debt Issuance

To the extent that this Agreement grants rights for the benefit of any Secured Party, or Unsecured Creditor, no such rights shall accrue or be enforceable against any other party prior to the incurrence of the relevant indebtedness with respect thereto in such capacity and accession to this Agreement by such party in such capacity.

1.7	Holding Company Debt

Notwithstanding any term of this Agreement, no provision of this Agreement shall (a) regulate, restrict or prohibit a Topco Independent Obligor or any Affiliate that is not a member of the Group from incurring any indebtedness, granting any Security over its assets, providing any guarantees or require such Topco Independent Obligor or any Affiliate that is not a member of the Group to become a party to (or be bound by) the provisions of this Agreement (other than pursuant to Clause 21.20 (New Debtor/New Third Party Security Provider)), or (b) require any creditor in respect of such indebtedness to become a party to (or be bound by) the provisions of this Agreement (other than where such creditor is to be a Secured Party (in such capacity)).

1.8	Waiver and Termination

(a)	Notwithstanding anything to the contrary in this Agreement or any other Debt Document, any Party may, together with exercising any right pursuant to paragraph (f) of Clause 27.1 (Required Consents), unilaterally waive, relinquish, or otherwise release or decline the right to receive or benefit from, any right in relation to a Debt Document, including in relation to Transaction Security, or as the case may be, Topco Independent Transaction Security or any guarantee, indemnity or other assurance against loss in respect of any Liabilities owed to it by a Debtor or Third Party Security Provider with the prior consent of the Company; and by written notice from the Company to each Agent party to this Agreement and the Security Agent at such time (a “Unilateral Waiver”).

(b)	Following a Unilateral Waiver by a Party in accordance with paragraph (a) above, the Security Agent shall (i) be deemed to have unilaterally waived, relinquished, or otherwise released or declined the right to receive or benefit from the same or any substantially equivalent right to the rights subject to such Unilateral Waiver, in connection with any Parallel Debt or other parallel debt and/or joint and several creditorship structure relating to the relevant Liabilities; and (ii) at the request and cost of the Company, take any action or execute any document reasonably requested by the Company which is necessary or desirable to give effect to or evidence the releases and other actions described in this Clause 1.8.

(c)	Any Unilateral Waiver by a Party in accordance with paragraph (a) above shall also be deemed to constitute a waiver of the rights of such Party (and the Security Agent, as relevant) under Clause 16 (Application of Proceeds), Clause 17 (Equalisation) and any other equalisation or loss sharing provisions under any Debt Document in so far as such provisions relate to the rights subject to such Unilateral Waiver, including such that to the extent that the Liabilities of a Creditor would, but for the Unilateral Waiver, have had the benefit of any guarantee, indemnity or other assurance against loss or Transaction Security, or as the case may be, Topco Independent Transaction Security under which Recoveries are received by the Security Agent or other Creditors, that Creditor will not benefit from the application of, or receive any payments in respect of, such Recoveries pursuant to Clause 16 (Application of Proceeds) in respect of those Liabilities; and if, as a result of this paragraph (c), the amount of a payment to a Creditor pursuant to Clause 16 (Application of Proceeds) is lower than the amount which would have been so payable to that Creditor if no Unilateral Waiver was given (the difference for that Creditor being its “Shortfall”), for the purposes of Clause 17 (Equalisation) its Senior Secured Exposure, Second Lien Exposure or Topco Exposure (as applicable) will be deemed to be reduced by an amount equal to the Shortfall.

(d)	To the extent that the consent of any Creditor or other Party (in each case other than the Company and each Party granting such Unilateral Waiver) would be required to give effect to any Unilateral Waiver or any other action or matter set out in this Clause 1.8, such Creditor or other Party shall be deemed to have given such consent.

(e)	Notwithstanding anything to the contrary in this Agreement or any other Debt Document:

(i)	no breach of any representation, warranty, undertaking, obligation or other term of (or Default or Event of Default under) a Debt Document shall be deemed or construed to have occurred as a direct or indirect result of a Unilateral Waiver or any actions or steps implemented or taken to give effect to that Unilateral Waiver; and

(ii)	for the purpose of testing or satisfying any requirement (or any qualifier or definition based upon such a requirement) in any Debt Document that any guarantee, indemnity or other assurance against loss or any Transaction Security, or as the case may be, Topco Independent Transaction Security must, to the extent legally possible or subject to the Agreed Security Principles (or both), be given, or expressed to be given, to all Secured Parties in respect of their Liabilities, any Liabilities the subject of a Unilateral Waiver shall be deemed to have been given or expressed to have been given that guarantee, indemnity or other assurance against loss or any Transaction Security, or as the case may be, Topco Independent Transaction Security (as applicable).

1.9	No Investor Recourse

No Secured Creditor will have any recourse to or shall make any claim or demand for payment from any Investor or any other person that is not party to a Finance Document (and to the extent an Investor or any other person is a party to a Finance Document there shall only be recourse to the extent of its liability under the terms of such Finance Document) in respect of any term of any Finance Document, any statements by Investors, or otherwise.

1.10	Personal Liability

Where any natural person gives a certificate or other document or otherwise gives a representation or statement on behalf of any of the parties to the Debt Documents pursuant to any provision thereof and such certificate or other document, representation or statement proves to be incorrect, the individual shall incur no personal liability in consequence of such certificate, other document, representation or statement being incorrect save where such individual acted fraudulently in giving such certificate, other document, representation or statement (in which case any liability of such individual shall be determined in accordance with applicable law) and each such individual may rely on this Clause subject to Clause 1.5 (Third Party Rights) and the provisions of the Third Parties Rights Act.

1.11	Termination

Unless otherwise notified by the Company in writing on or prior to the Final Discharge Date, this Agreement shall terminate in full and cease to have any further effect on the Final Discharge Date.

2.	RANKING AND PRIORITY

2.1	Creditor Liabilities

Each of the Parties agrees that the Liabilities owed by:

(a)	the Debtors (other than a Debtor that is a Topco Borrower) to the Secured Parties shall rank in right and priority of payment in the following order and are postponed and subordinated to any prior ranking Liabilities as follows:

(i)	first, Liabilities owed to the Security Agent, the Agent Liabilities, the Senior Lender Liabilities, the Super Senior Liabilities, the Senior Secured Notes Liabilities, the Senior Secured Notes Proceeds Loan Liabilities, the Cash Management Facility Liabilities, the Hedging Liabilities, the Second Lien Lender Liabilities and the Second Lien Notes Liabilities (and, in each case, together with the applicable Arranger Liabilities in respect thereof) pari passu and without any preference between them; and

(ii)	second, the Topco Liabilities, (in each case, together with the applicable Arranger Liabilities in respect thereof) and Topco Proceeds Loan Liabilities, pari passu and without any preference between them; and

(b)	the Topco Borrowers to the Secured Parties shall rank pari passu in right and priority of payment and without any preference between them in respect of the Senior Lender Liabilities, the Super Senior Liabilities, the Senior Secured Notes Liabilities, the Cash Management Facility Liabilities, the Hedging Liabilities, the Second Lien Lender Liabilities, the Second Lien Notes Liabilities, the Topco Liabilities, the Topco Proceeds Loan Liabilities, (in each case, together with the applicable Arranger Liabilities and the Agent Liabilities in respect thereof).

2.2	Transaction Security

Each of the Parties agrees that the Transaction Security (irrespective of whether the related Transaction Security Documents are themselves expressed to be first ranking or of any Lower Ranking Security) shall, subject to the terms of this Agreement, rank and secure the applicable Secured Obligations (but only to the extent that such Transaction Security is expressed to secure those Liabilities) in the following order:

(a)	first, the Senior Secured Creditor Liabilities pari passu and without any preference between them;

(b)	second, the Second Lien Liabilities pari passu and without any preference between them; and

(c)	third (to the extent of the Topco Shared Security), the Topco Liabilities pari passu and without any preference between them,

in each case, as applicable, subject to Clause 16.1 (Order of Application - Transaction Security) and without prejudice to Clause 17 (Equalisation).

2.3	Topco Independent Secured Obligations and Unsecured Liabilities

(a)	Each of the Parties agrees that the Topco Independent Transaction Security created pursuant to the Topco Independent Transaction Security Documents (irrespective of whether the related Topco Independent Transaction Security Documents are themselves expressed to be first ranking or of any Lower Ranking Security) shall rank and secure the applicable Topco Independent Secured Obligations pari passu and without any preference between them (but only to the extent such Topco Independent Transaction Security is expressed to secure those Liabilities) subject to Clause 16.9 (Order of Application – Topco Independent Transaction Security) and without prejudice to Clause 17 (Equalisation).

(b)	This Agreement does not purport to rank any of the Unsecured Liabilities as between themselves.

2.4	Intra-Group Liabilities

(a)	Each of the Parties agrees that the Intra-Group Liabilities are postponed and subordinated to the Liabilities owed by the Debtors and the Third Party Security Providers to the Secured Parties.

(b)	This Agreement does not purport to rank any of the Intra-Group Liabilities as between themselves.

2.5	Subordinated Liabilities

(a)	Each of the Parties agrees that the Subordinated Liabilities are postponed and subordinated to the Liabilities owed by the Debtors and the Third Party Security Providers to the Secured Parties and the Subordinated Liabilities are postponed and subordinated to the Liabilities owed by the Debtors and the Third Party Security Providers to the Unsecured Creditors and the Intra-Group Lenders.

(b)	This Agreement does not purport to rank any of the Subordinated Liabilities as between themselves.

2.6	Topco Independent Obligors

This Agreement does not rank or restrict the payment by any Topco Independent Obligor (other than a Topco Borrower) of any liabilities of any Topco Independent Obligor (other than a Topco Borrower or another Topco Independent Obligor which is a member of the Group).

2.7	Additional and/or Refinancing Debt

The Creditors hereby acknowledge and agree that the Debtors (or any of them) shall be permitted, subject to Clause 18 (New Debt Financings), to:

(a)	incur or have incurred incremental Borrowing Liabilities and/or Guarantee Liabilities in respect of New Debt Financings including any incremental Borrowing Liabilities; and/or

(b)	refinance, replace or otherwise restructure (in whole or in part from time to time) Borrowing Liabilities (or any other liabilities and obligations subject to the terms of this Agreement from time to time) with the proceeds of such New Debt Financings and/or incur Guarantee Liabilities in respect of any such refinancing, replacement or restructuring of Borrowing Liabilities, Guarantee Liabilities and/or other liabilities, including by way of New Debt Financings, which in any such case is intended to rank pari passu with or in priority to any existing Liabilities and/or share pari passu with or in priority to any existing Security and/or to rank behind any existing Liabilities and/or to share in any existing Security behind such existing Liabilities, provided that, in all cases, the incurring of any indebtedness including any New Debt Financing and the grant of the applicable Security in relation thereto is not prohibited under the Finance Documents. Each Party irrevocably consents and agrees that any such incurrence of indebtedness and the grant of applicable Security in relation thereto is permitted to be made by any member of the Group or Third Party Security Provider subject only to the conditions set out in Clause 18 (New Debt Financings) and notwithstanding anything else to the contrary in this Agreement or any other Debt Document.

3.	SENIOR SECURED CREDITOR AND SENIOR SECURED LIABILITIES

3.1	Payments of Senior Secured Creditor Liabilities

(a)	The Debtors and the Third Party Security Providers may make Payments in respect of the Senior Secured Creditor Liabilities at any time provided that, following the occurrence of a Super Senior Acceleration Event, a Senior Acceleration Event, a Senior Secured Notes Acceleration Event or an Insolvency Event, no Debtor or Third Party Security Provider may make Payments of the Senior Secured Creditor Liabilities except from Recoveries distributed in accordance with Clause 16 (Application of Proceeds), provided further that after the Designation Date:

(i)	no such Payment received by a Senior Secured Creditor shall be required to be turned over under Clause 10.2 (Turnover by the Creditors) other than to the extent required by Clause 10.2(b) (Turnover by the Creditors);

(ii)	the Payments prohibited by this Clause will remain owing by the relevant Debtor(s); and

(iii)	nothing in this Clause shall prevent a Senior Secured Creditor from receiving a Payment of Senior Secured Creditor Liabilities from a distribution or dividend out of a Debtor’s assets which are not subject to Transaction Security (pro rata to each unsecured creditor’s claim) made by a liquidator, receiver, administrative receiver, compulsory manager or other similar officer appointed in respect of any Debtor or any of its assets.

(b)	Any failure to make a Payment due under the Senior Secured Finance Documents as a result of this Clause 3.1 shall not prevent the occurrence of an Event of Default as a consequence of that failure to make a Payment in relation to the relevant Senior Secured Finance Document.

3.2	Amendments and Waivers

Subject to Clause 4.6 (Amendments and Waivers: Hedging Agreements), the Senior Secured Creditors, the Debtors and the Third Party Security Providers may amend or waive the terms of the Senior Secured Finance Documents in accordance with their terms (and subject only to any consent required under them) at any time; and nothing in this Agreement or any other Debt Document shall restrict any amendments and waivers made or granted in accordance with Clause 18 (New Debt Financings).

3.3	Security and Guarantees: Senior Secured Creditors

The Senior Secured Creditors may take, accept or receive the benefit of:

(a)	any Security from any member of the Group or from a Third Party Security Provider in respect of the Senior Secured Creditor Liabilities in addition to the Transaction Security if (except for any Security permitted by Clause 3.4 (Security: Ancillary Lenders, Issuing Banks and Cash Management Facility Lenders) or the terms of the Finance Documents) and to the extent legally possible and subject to any Agreed Security Principles, at the same time it is also offered either:

(i)	to the Security Agent as agent, “mandatario con rappresentanza”, which may be appointed as such by any “rappresentante” pursuant to article 2414-bis of the Italian Civil Code or trustee for the other Priority Secured Parties (or applicable class thereof) (and if such Transaction Security relates to Topco Shared Security, the Topco Creditors (or applicable class thereof)) in respect of their Liabilities; or

(ii)	in the case of any jurisdiction in which effective Security cannot be granted in favour of the Security Agent as agent (and as mandatario con rappresentanza) or trustee for the Priority Secured Parties (or applicable class thereof) (and, if applicable, the Topco Creditors):

(A)	to the other Priority Secured Parties (or applicable class thereof) (and if such Transaction Security relates to Topco Shared Security, the Topco Creditors (or applicable class thereof)) in respect of their Liabilities; or

(B)	(to the extent recognised under applicable law, and in any event other than for Transaction Security governed by Italian law) to the Security Agent under a parallel debt structure, joint and several creditor structure or agency structure for the benefit of the other Priority Secured Parties (or applicable class thereof) (and if such Transaction Security relates to Topco Shared Security, the Topco Creditors (or applicable class thereof)), and ranks in the same order of priority as that contemplated in Clause 2.2 (Transaction Security), provided that all amounts received or recovered by any Senior Secured Creditor with respect to such Security are immediately paid to the Security Agent and held and applied in accordance with Clause 16 (Application of Proceeds);

(b)	any guarantee, indemnity or other assurance against loss from any member of the Group or from a Third Party Security Provider in respect of the Senior Secured Creditor Liabilities, in addition to those in:

(i)	the original form of Senior Facilities Agreement, any Permitted Senior Secured Facilities Agreement, any Permitted Super Senior Secured Facilities Agreement, any Senior Secured Notes Indenture or any Cash Management Facility Document;

(ii)	this Agreement; or

(iii)	any Common Assurance,

if (except for any guarantee, indemnity or other assurance against loss permitted under Clause 3.4 (Security: Ancillary Lenders, Issuing Banks and Cash Management Facility Lenders) (or applicable class thereof) or the terms of the Finance Documents) and to the extent legally possible and subject to any Agreed Security Principles, the other Priority Secured Parties (or applicable class thereof) already benefit from such a guarantee, indemnity or other assurance against loss or at the same time it is also offered to the other Priority Secured Parties (or applicable class thereof) in respect of their Liabilities and ranks in the same order of priority as that contemplated in Clause 2 (Ranking and Priority) and, prior to the Designation Date, all amounts received or recovered by any Senior Secured Creditor with respect to such guarantee, indemnity or other assurance against loss are immediately paid to the Security Agent and held and applied in accordance with Clause 16 (Application of Proceeds); and

(c)	any Security, guarantee, indemnity or other assurance against loss from any member of the Topco Group:

(i)	in connection with any escrow or similar or equivalent arrangements entered into in respect of amounts which are being held (or will be held) by a person which is not a member of the Topco Group prior to release of those amounts to a member of the Topco Group;

(ii)	in connection with any actual or proposed defeasance, redemption, prepayment, repayment, purchase or other discharge of any Secured Liabilities (in each case provided that such defeasance, redemption, prepayment, repayment, purchase or other discharge is not prohibited by the terms of this Agreement); or

(iii)	as otherwise permitted by another provision of this Agreement (including Clause 3.4 (Security: Ancillary Lenders, Issuing Banks and Cash Management Facility Lenders), Clause 4.7 (Security: Hedge Counterparties) and Clause

18.4 (Acquired Person or Asset)).

3.4	Security: Ancillary Lenders, Issuing Banks and Cash Management Facility Lenders

No Ancillary Lender, Issuing Bank or Cash Management Facility Lender will, unless the prior consent of the Majority Senior Lenders under the applicable agreement is obtained, take, accept or receive from any member of the Group or, from a Third Party Security Provider the benefit of any Security, guarantee, indemnity or other assurance against loss in respect of any of the Liabilities owed to it other than:

(a)	the Transaction Security;

(b)	each guarantee, indemnity or other assurance against loss contained in:

(i)	the original form of Senior Facilities Agreement or any substantially equivalent provision in a Permitted Senior Secured Facilities Agreement, Cash Management Facility Document, or Permitted Super Senior Secured Facilities Agreement;

(ii)	this Agreement; or

(iii)	any Common Assurance;

(c)	guarantees, indemnities and assurances against loss contained in the Ancillary Documents no greater in extent than any of those referred to in paragraph (b) above;

(d)	guarantees, indemnities and assurances against loss contained in the Cash Management Facility Finance Documents no greater in extent than any of those referred to in paragraph (b) above;

(e)	guarantees, indemnities and assurances against loss issued to the Issuing Bank or any SFA Cash Cover, in each case, permitted under the Senior Facilities Agreement or any Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement relating to any Ancillary Facility or for any Letter of Credit;

(f)	any Cash Management Facility Cash Cover permitted under the Cash Management Facility Finance Documents relating to any Cash Management Facility or for any Cash Management Facility LC issued by the Cash Management Facility Lender;

(g)	the indemnities or any netting or set-off arrangement contained in an ISDA Master Agreement (in the case of a Hedging Ancillary Document which is based on an ISDA Master Agreement) or any indemnities or any netting or set-off arrangements which are similar in meaning and effect to those indemnities, netting or set-off arrangements (in the case of a Hedging Ancillary Document which is not based on an ISDA Master Agreement);

(h)	any Security, guarantee, indemnity or other assurance against loss giving effect to, or arising as a result of the effect of, any netting or set-off arrangement relating to the Ancillary Facilities for the purpose of netting debit and credit balances arising under the Ancillary Facilities;

(i)	any Security, guarantee, indemnity or other assurance against loss giving effect to, or arising as a result of the effect of, any netting or set-off arrangement relating to any Cash Management Facility for the purpose of netting debit and credit balances arising under the Cash Management Facilities; or

(j)	any Security, guarantee, indemnity or other assurance against loss permitted under Clause 3.3 (Security and Guarantees: Senior Secured Creditors) or Clause 18.4 (Acquired Person or Asset).

3.5	Restriction on Enforcement: Senior Lenders, Super Senior Lenders and Senior Secured Notes Creditors

No Senior Secured Creditor may take any Enforcement Action under paragraph (c), (d) or (e) of that definition without the prior written consent of an Instructing Group.

3.6	Restriction on Enforcement: Ancillary Lenders, Issuing Banks and Cash Management Facility Lenders

Subject to Clause 3.7 (Permitted Enforcement: Ancillary Lenders, Issuing Banks and Cash Management Facility Lenders), so long as any of the Senior Liabilities or Super Senior Liabilities (other than any Liabilities owed to the Ancillary Lenders, Issuing Banks or the Cash Management Facility Lenders) are or may be outstanding, neither the Ancillary Lenders, the Issuing Banks nor the Cash Management Facility Creditors shall be entitled to take any Enforcement Action in respect of any of the Liabilities owed to it.

3.7	Permitted Enforcement: Ancillary Lenders, Issuing Banks and Cash Management Facility Lenders

(a)	The Ancillary Lenders, Issuing Banks and Cash Management Facility Lenders may take Enforcement Action if:

(i)	at the same time as, or prior to, that action, Enforcement Action has been taken in respect of the Super Senior Lender Liabilities or the Senior Lender Liabilities (excluding the Liabilities owing to Ancillary Lenders and the Issuing Banks), in which case the Ancillary Lenders, the Issuing Banks and the Cash Management Facility Creditors may take the same Enforcement Action as has been taken in respect of those Super Senior Lender Liabilities or Senior Lender Liabilities;

(ii)	that action is expressly contemplated by, and can be taken by the Ancillary Lenders and Issuing Banks under, the Senior Facilities Agreement or any Permitted Senior Secured Facilities Agreement or any Permitted Super Senior Secured Facilities Agreement (including under clause 9.4 (Repayment of Ancillary Facility or Fronted Ancillary Facility) of the Senior Facilities

Agreement or any substantially equivalent provision in any Permitted Senior Secured Facilities Agreement or any Permitted Super Senior Secured Facilities Agreement (as the context requires)) or Clause 3.4 (Security: Ancillary Lenders, Issuing Banks and Cash Management Facility Lenders);

(iii)	the action is contemplated by, and can be taken by the Cash Management Facility Creditors under Clause 3.4 (Security: Ancillary Lenders, Issuing Banks and Cash Management Facility Lenders);

(iv)	that Enforcement Action is taken in respect of SFA Cash Cover which has been provided in accordance with the Senior Facilities Agreement or any Permitted Senior Secured Facilities Agreement or any Permitted Super Senior Secured Facilities Agreement (as the context requires);

(v)	that Enforcement Action is taken in respect of Cash Management Facility Cash Cover which has been provided in accordance with the relevant Cash Management Facility Document;

(vi)	at the same time as or prior to that action, the consent of the applicable Majority Senior Lenders for that Enforcement Action is obtained; or

(vii)	to the extent permitted under applicable law, an Insolvency Event has occurred, in which case after the occurrence of that Insolvency Event, each Ancillary Lender, each Issuing Bank and each Cash Management Facility Creditor shall be entitled (if it has not already done so) to exercise any right it may otherwise have in respect of the relevant Debtor, Material Subsidiary or Third Party Security Provider to:

(A)	accelerate any of that Debtor’s, Material Subsidiary’s or Third Party Security Provider’s Senior Lender Liabilities and/or Cash Management Facility Liabilities (as the context requires) or declare them prematurely due and payable on demand;

(B)	make a demand under any guarantee, indemnity or other assurance against loss given by that Debtor, Material Subsidiary or Third Party Security Provider in respect of any Senior Lender Liabilities and/or Cash Management Facility Liabilities (as the context requires);

(C)	exercise any right of set-off or take or receive any Payment in respect of any Senior Lender Liabilities and/or Cash Management Facility Liabilities (as the context requires) of that Debtor, Material Subsidiary or Third Party Security Provider; or

(D)	claim and prove in the liquidation, administration or other insolvency proceedings of that Debtor, Material Subsidiary or Third Party Security Provider for the Senior Lender Liabilities and/or Cash Management Facility Liabilities (as the context requires) owing to it.

(b)	Clause 3.6 (Restriction on Enforcement: Ancillary Lenders, Issuing Banks and Cash Management Facility Lenders) shall not restrict any right of an Ancillary Lender or Cash Management Facility Creditor (as the context requires) to net or set-off in relation to a Multi-account Overdraft Facility, in accordance with the terms of the Senior Facilities Agreement, any Permitted Super Senior Secured Facilities Agreement, any Permitted Senior Secured Facilities Agreement or Cash Management Facility Document (as the context requires), to the extent that the netting or set-off represents a reduction from the Gross Outstandings of that Multi-account Overdraft Facility to or towards an amount equal to its Net Outstandings.

3.8	Option to Purchase: Senior Secured Creditors (Prior to the Designation Date)

(a)	Prior to the Designation Date and subject to paragraphs (b) and (c) below, a Senior Agent and/or a Senior Secured Notes Trustee (on behalf of one or more of the Senior Secured Creditors) (the “Purchasing Senior Secured Creditors”) may after the occurrence of a Distress Event, by giving not less than ten (10) days’ prior written notice to the Security Agent, require the transfer to the Purchasing Senior Secured Creditors (or to a nominee or nominees), in accordance with Clause 21.2 (Change of Secured Creditors), of all, but not part, of the rights, benefits and obligations in respect of the Senior Lender Liabilities if:

(i)	that transfer is lawful and subject to paragraph (ii) below, otherwise permitted by the terms of the applicable Senior Finance Documents;

(ii)	any conditions relating to such a transfer contained in the applicable Senior Finance Documents, as applicable, are complied with, other than:

(A)	any requirement to obtain the consent of, or consult with, any Debtor, Third Party Security Provider or other member of the Group relating to such transfer, which consent or consultation shall not be required; and

(B)	to the extent the Purchasing Senior Secured Creditors (acting as a whole) provide cash cover for any Letter of Credit, the consent of the relevant Issuing Bank relating to such transfer;

(iii)	the Senior Agent(s), on behalf of the Senior Lenders, is paid an amount equal to the aggregate of:

(A)	any amounts provided as cash cover by the Purchasing Senior Secured Creditors for any Letter of Credit (as envisaged in paragraph (ii)(B) above as applicable);

(B)	all of the Senior Lender Liabilities at that time (whether or not due), including all amounts that would have been payable under the Senior Finance Documents if the Senior Facilities were being prepaid by the relevant Debtors on the date of that payment; and

(C)	all costs and expenses (including legal fees) incurred by the Senior Agent(s) and/or the Senior Lenders as a consequence of giving effect to that transfer.

(iv)	as a result of that transfer the Senior Lenders have no further actual or contingent liability to any Debtor under the Senior Finance Documents;

(v)	an indemnity is provided from (or on behalf of) the Purchasing Senior Secured Creditors (but, for the avoidance of doubt, this does not include a Senior Secured Notes Trustee) (or from another third party acceptable to all the Senior Lenders) in a form reasonably satisfactory to each Senior Lender in respect of all losses which may be sustained or incurred by each Senior Lender in consequence of any sum received or recovered by any Senior Lender from any person being required (or it being alleged that it is required) to be paid back by or clawed back from any Senior Lender for any reason; and

(vi)	the transfer is made without recourse to, or representation or warranty from, the Senior Lenders.

(b)	Subject to paragraph (b) of Clause 3.9 (Hedge Transfer: Senior Secured Creditors (Prior to the Designation Date)), a Senior Agent and/or Senior Secured Notes Trustee (as applicable and on behalf of the Purchasing Senior Secured Creditors) may only require a Senior Liabilities Transfer if, at the same time, they require a Hedge Transfer in accordance with Clause 3.9 (Hedge Transfer: Senior Secured Creditors (Prior to the Designation Date)) and if, for any reason, a Hedge Transfer cannot be made in accordance with Clause 3.9 (Hedge Transfer: Senior Secured Creditors (Prior to the Designation Date)), no Senior Liabilities Transfer may be required to be made. If more than one Purchasing Senior Secured Creditor wishes to exercise the option to purchase the Senior Lender Liabilities in accordance with paragraph (a) above, each such Purchasing Senior Secured Creditor shall acquire the Senior Lender Liabilities pro rata, in the proportion that its Credit Participation bears to the aggregate Credit Participations of all the Purchasing Senior Secured Creditors. Any Purchasing Senior Secured Creditors wishing to exercise the option to purchase the Senior Lender Liabilities shall inform the Senior Creditor Representatives in accordance with the terms of the Senior Secured Finance Documents, who will determine (consulting with each other as required) the appropriate share of the Senior Lender Liabilities to be acquired by each such Purchasing Senior Secured Creditor and who shall inform each such Purchasing Senior Secured Creditor accordingly. Furthermore, the Senior Creditor Representative(s) (as applicable) shall promptly inform the Senior Creditor Representatives of the Senior Lenders and the relevant Hedge Counterparties of the Purchasing Senior Secured Creditors’ intention to exercise the option to purchase the Senior Lender Liabilities.

(c)	At the request of the Senior Creditor Representative(s) (on behalf of all the Purchasing Senior Secured Creditors):

(i)	the Senior Agent(s) shall notify the Purchasing Senior Secured Creditors of:

(A)	the sum of the amounts described in paragraphs (a)(iii)(B) and (a)(iii)(C) above; and

(B)	the amount of each Letter of Credit for which cash cover is to be provided by all the Purchasing Senior Secured Creditors (acting as a whole).

3.9	Hedge Transfer: Senior Secured Creditors (Prior to the Designation Date)

(a)	Prior to the Designation Date, a Senior Creditor Representative (on behalf of the Purchasing Senior Secured Creditors, acting as a whole) may, by giving not less than 10 days’ prior written notice to the Security Agent, require a Hedge Transfer:

(i)	if either:

(A)	the Purchasing Senior Secured Creditors require, at the same time, a Senior Liabilities Transfer under Clause 3.8 (Option to Purchase:

Senior Secured Creditors (Prior to the Designation Date)); or

(B)	all the Purchasing Senior Secured Creditors require that Hedge Transfer at any time on or after the later of the Senior Lender Discharge Date and the Cash Management Facility Discharge Date; and

(ii)	if:

(A)	that transfer is lawful and otherwise permitted by the terms of the Hedging Agreements in which case no Debtor, Third Party Security Provider or other member of the Group shall be entitled to withhold its consent to that transfer;

(B)	any conditions (other than the consent of, or any consultation with, any Debtor, Third Party Security Provider or other member of the Group) relating to that transfer contained in the Hedging Agreements are complied with;

(C)	each Hedge Counterparty is paid (in the case of a positive number) or pays (in the case of a negative number) an amount equal to the aggregate of (1) the Hedging Purchase Amount in respect of the hedging transactions under the relevant Hedging Agreement at that time and (2) all costs and expenses (including legal fees) incurred as a consequence of giving effect to that transfer;

(D)	as a result of that transfer, the Hedge Counterparties have no further actual or contingent liability to any Debtor under the Hedging Agreements;

(E)	an indemnity is provided from (or on behalf of) the Purchasing Senior Secured Creditors (but for the avoidance of doubt this does not include a Senior Secured Notes Trustee) which is receiving (or for which a nominee is receiving) that transfer (or from another third party acceptable to the relevant Hedge Counterparty) in a form reasonably satisfactory to the relevant Hedge Counterparty in respect of all losses which may be sustained or incurred by that Hedge Counterparty in consequence of any sum received or recovered by that Hedge Counterparty being required (or it being alleged that it is required) to be paid back by or clawed back from the Hedge Counterparty for any reason; and

(F)	that transfer is made without recourse to, or representation or warranty from, the relevant Hedge Counterparty, except that the relevant Hedge Counterparty shall be deemed to have represented and warranted on the date of that transfer that it has the corporate power to effect that transfer and it has taken all necessary action to authorise the making by it of that transfer.

(b)	A Senior Creditor Representative (acting on behalf of the Purchasing Senior Secured Creditors) and any Hedge Counterparty may agree (in respect of the Hedging Agreements (or one or more of them) to which that Hedge Counterparty is a party) that a Hedge Transfer required by the Purchasing Senior Secured Creditors pursuant to paragraph (a) above shall not apply to that Hedging Agreement(s) or to the Hedging Liabilities and Hedge Counterparty Obligations under that Hedging Agreement(s).

(c)	If a Senior Creditor Representative is entitled to require a Hedge Transfer under this Clause, the Hedge Counterparties shall, at the request of the Senior Creditor Representative, provide details of the amounts referred to in paragraph (a)(ii)0 above.

3.10	Option to Purchase: Senior Secured Creditors (Following to the Designation Date)

(a)	Prior to the Designation Date and subject to paragraphs (b) and (c) below, a Senior Agent and/or a Senior Secured Notes Trustee (on behalf of one or more of the Senior Secured Creditors) (the “Purchasing Senior Secured Creditors”) may after the occurrence of a Distress Event, by giving not less than ten (10) days’ prior written notice to the Security Agent, require the transfer to the Purchasing Senior Secured Creditors (or to a nominee or nominees), in accordance with Clause 21.2 (Change of Secured Creditors), of all, but not part, of the rights, benefits and obligations in respect of the Super Senior Lender Liabilities if:

(i)	that transfer is lawful and subject to paragraph (ii) below, otherwise permitted by the terms of the Senior Facilities Agreement and each Permitted Senior Secured Facilities Agreement;

(ii)	any conditions relating to such a transfer contained in the Senior Facilities Agreement and each Permitted Super Senior Secured Facilities Agreement, as applicable, are complied with, other than:

(A)	any requirement to obtain the consent of, or consult with, any Debtor, Third Party Security Provider or other member of the Group relating to such transfer, which consent or consultation shall not be required; and

(B)	to the extent the Purchasing Senior Secured Creditors (acting as a whole) provide cash cover for any Letter of Credit, the consent of the Relevant Issuing Bank relating to such transfer;

(iii)	the Super Senior Agent, on behalf of the Super Senior Lenders, is paid an amount equal to the aggregate of:

(A)	any amounts provided as cash cover by the Purchasing Senior Secured Creditors for any Letter of Credit (as envisaged in paragraph (ii)(B) above as applicable);

(B)	all of the Super Senior Lender Liabilities at that time (whether or not due), including all amounts that would have been payable under the Senior Facilities Agreement and each Permitted Super Senior Secured Facilities Agreement if the Super Senior Facilities were being prepaid by the relevant Debtors on the date of that payment; and

(C)	all costs and expenses (including legal fees) incurred by the Super Senior Agent and/or the Super Senior Lenders as a consequence of giving effect to that transfer;

(iv)	as a result of that transfer the Super Senior Lenders have no further actual or contingent liability to any Debtor under the Super Senior Finance Documents, except that each Super Senior Lender shall be deemed to have represented and warranted on the date of that transfer that it has the corporate power to effect that transfer and it has taken all necessary action to authorise the making by it of that transfer;

(v)	an indemnity is provided from (or on behalf of) the Purchasing Senior Secured Creditors (but, for the avoidance of doubt, this does not include a Senior Secured Notes Trustee) (or from another third party acceptable to all the Super Senior Lenders) in a form reasonably satisfactory to each Super Senior Lender in respect of all losses which may be sustained or incurred by each Super Senior Lender or in consequence of any sum received or recovered by any Super Senior Lender from any person being required (or it being alleged that it is required) to be paid back by or clawed back from any Super Senior Lender for any reason; and

(vi)	the transfer is made without recourse to, or representation or warranty from, the Super Senior Lenders.

(b)	Subject to paragraph (b) of Clause 3.11 (Super Senior Hedge Transfer: Senior Secured Creditors), a Senior Agent and/or Senior Secured Notes Trustee (as applicable and on behalf of the Purchasing Senior Secured Creditors) may only require a Super Senior Liabilities Transfer if, at the same time, they require a Super Senior Hedge Transfer in accordance with Clause 3.11 (Super Senior Hedge Transfer: Senior Secured Creditors) and if, for any reason, a Super Senior Hedge Transfer cannot be made in accordance with Clause 3.11 (Super Senior Hedge Transfer: Senior Secured Creditors), no Super Senior Liabilities Transfer may be required to be made. If more than one Purchasing Senior Secured Creditor wishes to exercise the option to purchase the Super Senior Lender Liabilities in accordance with paragraph (a) above, each such Purchasing Senior Secured Creditor shall acquire the Super Senior Lender Liabilities pro rata, in the proportion that its Credit Participation bears to the aggregate Credit Participations of all the Purchasing Senior Secured Creditors. Any Purchasing Senior Secured Creditors wishing to exercise the option to purchase the Super Senior Lender Liabilities shall inform the Senior Creditor Representatives in accordance with the terms of the Senior Secured Finance Documents, who will determine (consulting with each other as required) the appropriate share of the Super Senior Lender Liabilities to be acquired by each such Purchasing Senior Secured Creditor and who shall inform each such Purchasing Senior Secured Creditor accordingly. Furthermore, the Senior Creditor Representative(s) (as applicable) shall promptly inform the Super Senior Agent and the relevant Hedge Counterparties of the Purchasing Senior Secured Creditors’ intention to exercise the option to purchase the Super Senior Lender Liabilities.

(c)	At the request of the Senior Creditor Representative(s) (on behalf of all the Purchasing Senior Secured Creditors) the Super Senior Agent shall notify the Purchasing Senior Secured Creditors of:

(i)	the sum of the amounts described in paragraphs (a)(iii)(B) and (a)(iii)(C) above; and

(ii)	the amount of each Letter of Credit for which cash cover is to be provided by all the Purchasing Senior Secured Creditors (acting as a whole).

3.11	Super Senior Hedge Transfer: Senior Secured Creditors (Following the Designation Date)

(a)	On or after the Designation Date, a Senior Creditor Representative (on behalf of the Purchasing Senior Secured Creditors, acting as a whole) may, by giving not less than ten (10) days’ prior written notice to the Security Agent, require a Super Senior Hedge Transfer:

(i)	if either:

(A)	the Purchasing Senior Secured Creditors require, at the same time, a Super Senior Liabilities Transfer under Clause 3.8 (Option to Purchase: Senior Secured Creditors (Following the Designation Date)); or

(B)	all the Purchasing Senior Secured Creditors require that Super Senior Hedge Transfer at any time on or after the later of the Senior Lender Discharge Date, the Super Senior Discharge Date and the Cash Management Facility Discharge Date; and

(ii)	if:

(A)	that transfer is lawful and otherwise permitted by the terms of the Hedging Agreements in which case no Debtor, Third Party Security Provider or other member of the Group shall be entitled to withhold its consent to that transfer;

(B)	any conditions (other than the consent of, or any consultation with, any Debtor, Third Party Security Provider or other member of the Group) relating to that transfer contained in the Hedging Agreements are complied with;

(C)	each Super Senior Hedge Counterparty is paid (in the case of a positive number) or pays (in the case of a negative number) an amount equal to the aggregate of (1) the Hedging Purchase Amount in respect of the hedging transactions under the relevant Hedging Agreement at that time and (2) all costs and expenses (including legal fees) incurred as a consequence of giving effect to that transfer;

(D)	as a result of that transfer, the Super Senior Hedge Counterparties have no further actual or contingent liability to any Debtor under the Hedging Agreements;

(E)	an indemnity is provided from (or on behalf of) the Purchasing Senior Secured Creditors (but for the avoidance of doubt this does not include a Senior Secured Notes Trustee) which is receiving (or for which a nominee is receiving) that transfer (or from another third party acceptable to the relevant Super Senior Hedge Counterparty) in a form reasonably satisfactory to the relevant Super Senior Hedge Counterparty in respect of all losses which may be sustained or incurred by that Super Senior Hedge Counterparty in consequence of any sum received or recovered by that Super Senior Hedge Counterparty being required (or it being alleged that it is required) to be paid back by or clawed back from the Super Senior Hedge Counterparty for any reason; and

(F)	that transfer is made without recourse to, or representation or warranty from, the relevant Super Senior Hedge Counterparty, except that the relevant Super Senior Hedge Counterparty shall be deemed to have represented and warranted on the date of that transfer that it has the corporate power to effect that transfer and it has taken all necessary action to authorise the making by it of that transfer.

(b)	A Senior Creditor Representative (acting on behalf of the Purchasing Senior Secured Creditors) and any Super Senior Hedge Counterparty may agree (in respect of the Hedging Agreements (or one or more of them) to which that Super Senior Hedge Counterparty is a party) that a Super Senior Hedge Transfer required by the Purchasing Senior Secured Creditors pursuant to paragraph (a) above shall not apply to that Hedging Agreement(s) or to the Super Senior Hedging Liabilities and Hedge Counterparty Obligations under that Hedging Agreement(s).

(c)	If a Senior Creditor Representative is entitled to require a Super Senior Hedge Transfer under this Clause, the Super Senior Hedge Counterparties shall, at the request of the Senior Secured Notes Trustee, provide details of the amounts referred to in paragraph (a)(ii)(C) above.

3.12	Cash Management Guarantee

Each Cash Management Facility Guarantor agrees it will be bound by the obligations set out in Schedule 8 (Cash Management Facility Creditors’ Guarantee and Indemnity) unless (i) a substantially similar guarantee is contained in the relevant Cash Management Facility Documents or (ii) otherwise elected by the Company by notice in writing to the Security Agent and the Cash Management Facility Lenders under that Cash Management Facility (or the relevant Cash Management Facility Agent on their behalf, if appointed).

4.	HEDGE COUNTERPARTIES AND HEDGING LIABILITIES

4.1	Identity of Hedge Counterparties

(a)	Subject to paragraph (b) below, no person providing hedging arrangements to any Debtor shall be entitled to share in any of the Transaction Security or in the benefit of any guarantee or indemnity from any member of the Group or a Third Party Security Provider in respect of any of the liabilities arising in relation to those hedging arrangements, nor shall those liabilities be treated as Hedging Liabilities unless that person is or becomes a party to this Agreement as a Hedge Counterparty.

(b)	Paragraph (a) above shall not apply to a Hedging Ancillary Lender.

4.2	Restriction on Payment: Hedging Liabilities

Prior to the later of (a) the Senior Lender Discharge Date and (b) the Senior Secured Notes Discharge Date, neither the Debtors nor the Third Party Security Providers shall, and each shall procure that no other member of the Group will, make any Payment of the Hedging Liabilities at any time unless:

(a)	that Payment is permitted under Clause 4.3 (Permitted Payments: Hedging Liabilities); or

(b)	the taking or receipt of that Payment is permitted under paragraph (c) of Clause 4.9 (Permitted Enforcement: Hedge Counterparties).

4.3	Permitted Payments: Hedging Liabilities

(a)	Subject to paragraph (b) below, the Debtors, the Third Party Security Providers and the other members of the Group shall have the right to make Payments to any Hedge Counterparty in respect of the Hedging Liabilities then due to that Hedge Counterparty under any Hedging Agreement in accordance with the terms of that Hedging Agreement:

(i)	if the Payment is a scheduled Payment arising under the relevant Hedging Agreement (or another ordinary course payment under a Hedging Agreement, including any payment in relation to fees, costs and expenses);

(ii)	to the extent that the relevant Debtor’s,Third Party Security Provider’s and any other member of the Group’s obligation to make the Payment arises as a result of the operation of:

(A)	any of sections 2(d) (Deduction or Withholding for Tax), 2(e) (Default Interest; Other Amounts), 8(a) (Payment in the Contractual Currency), 8(b) (Judgments) and 11 (Expenses) of the 1992 ISDA Master Agreement (if the Hedging Agreement is based on a 1992 ISDA Master Agreement);

(B)	any of sections 2(d) (Deduction or Withholding for Tax), 8(a) (Payment in the Contractual Currency), 8(b) (Judgments), 9(h)(i) (Prior to Early

Termination) and 11 (Expenses) of the 2002 ISDA Master Agreement (if the relevant Hedging Agreement is based on a 2002 ISDA Master Agreement); or

(C)	any provision of a Hedging Agreement which is similar in meaning and effect to any provision listed in paragraph (A) or (B) above (if that Hedging Agreement is not based on an ISDA Master Agreement);

(iii)	to the extent that the relevant Debtor’s, Third Party Security Provider’s and any other member of the Group’s obligation to make the Payment arises from a Non-Credit Related Close-Out, or that Payment is made at any time prior to a Senior Acceleration Event or a Senior Secured Notes Acceleration Event;

(iv)	to the extent that:

(A)	the relevant Debtor’s,Third Party Security Provider’s and any other member of the Group’s obligation to make the Payment arises from a Credit Related Close-Out in relation to that Hedging Agreement; and

(B)	no Senior Event of Default or Senior Secured Notes Event of Default is continuing at the time of that Payment;

(v)	if the Payment is a Payment pursuant to Clause 16.1 (Order of Application - Transaction Security);

(vi)	subject to Clause 4.13 (On or After Senior Lender Discharge Date/Senior Secured Notes Discharge Date), if the Majority Senior Secured Creditors and Majority Super Senior Creditors give prior consent to the Payment being made; or

(vii)	if, at any time prior to a Distress Event, the Payment arises directly or indirectly as a result of any close-out, termination or other similar or equivalent action by a member of the Group provided that, if applicable, the Company has certified to the relevant Hedge Counterparty that the termination or close-out would not result in a breach of any minimum hedging requirements under any Finance Documents.

(b)	No Payment may be made to a Hedge Counterparty under paragraph (a) above if:

(i)	any scheduled Payment due from that Hedge Counterparty to a Debtor under a Hedging Agreement to which they are both party is due and unpaid; or

(ii)	a Super Senior Acceleration Event, a Senior Acceleration Event, a Senior Secured Notes Acceleration Event, Cash Management Facility Acceleration Event or an Insolvency Event has occurred except from Recoveries distributed in accordance with Clause 16 (Application of Proceeds), unless the consent of the Majority Senior Secured Creditors and Majority Super Senior Creditors is obtained.

(c)	Failure by a Debtor, a Third Party Security Provider or any other member of the Group to make a Payment to a Hedge Counterparty which results solely from the operation of paragraph (b) above shall, without prejudice to Clause 4.4 (Payment Obligations Continue), not result in a default (however described) in respect of that Debtor under that Hedging Agreement or any other Senior Secured Finance Document, Second Lien

Finance Document, Unsecured Finance Document or Topco Finance Document (as applicable).

(d)	Nothing in this Agreement obliges a Hedge Counterparty to make a payment to a Debtor, Third Party Security Provider or any other member of the Group under a Hedging Agreement to which they are both party if any scheduled Payment due from that Debtor to the Hedge Counterparty under that Hedging Agreement is due and unpaid. For the avoidance of doubt, this provision shall not affect any Payment which is due from a Hedge Counterparty to a Debtor as a result of a Hedging Agreement to which they are both a party being terminated or closed-out.

4.4	Payment Obligations Continue

No Debtor or Third Party Security Provider shall be released from the liability to make any Payment (including of default interest, which shall continue to accrue) under any Debt Document by the operation of Clause 4.2 (Restriction on Payment: Hedging Liabilities) and Clause 4.3 (Permitted Payments: Hedging Liabilities) even if its obligation to make that Payment is restricted at any time by the terms of either of those Clauses.

4.5	No Acquisition of Hedging Liabilities

Without prejudice to Clause 4.6 (Amendments and Waivers: Hedging Agreements), neither the Third Party Security Provider nor the Debtors shall, and each shall procure that no other member of the Group will:

(a)	enter into any Liabilities Acquisition; or

(b)	beneficially own all or any part of the share capital of a company that is party to a Liabilities Acquisition,

in each case pursuant to which payment is made by a member of the Group to a person which is not a member of the Group in respect of Hedging Liabilities, unless:

(i)	subject to Clause 4.13 (On or After Senior Lender Discharge Date/Senior Secured Notes Discharge Date), the prior consent of the Majority Senior Secured Creditors and the Majority Super Senior Creditors is obtained; or

(ii)	the relevant Liabilities Acquisition relates to Hedging Liabilities (or rights, benefits and/or obligations in relation thereto) in respect of which a Payment could be made under Clause 4.3 (Permitted Payments: Hedging Liabilities).

4.6	Amendments and Waivers: Hedging Agreements

(a)	Subject to paragraph (b) below, the Hedge Counterparties may not, at any time, amend or waive any term of the Hedging Agreements.

(b)	A Hedge Counterparty may amend or waive any term of a Hedging Agreement in accordance with the terms of that Hedging Agreement if that amendment or waiver gives rise to an obligation which if satisfied would not result in a breach of another term of this Agreement.

4.7	Security: Hedge Counterparties

The Hedge Counterparties may not take, accept or receive the benefit of any Security, guarantee, indemnity or other assurance against loss from any member of the Group or Third Party Security Provider in respect of the Hedging Liabilities other than:

(a)	the Transaction Security;

(b)	any guarantee, indemnity or other assurance against loss contained in:

(i)	the original form of Schedule 7 (Hedge Counterparties’ Guarantee and Indemnity) or any substantially equivalent provision in a Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement (as the context requires);

(ii)	this Agreement (other than Schedule 7 (Hedge Counterparties’ Guarantee and Indemnity));

(iii)	any Common Assurance; or

(iv)	the relevant Hedging Agreement (provided that any such guarantee, indemnity or other assurance against loss is no greater in extent than any of those referred to in paragraphs (i) to (iii) above, ignoring for this purpose any limitations applicable to any guarantee, indemnity or other assurance referred to in paragraphs (i) to (iii) above);

(c)	to the extent such Security, guarantee, indemnity or other assurance against loss has (or could have) been granted in compliance with or is as otherwise contemplated by Clause

3.3 (Security and Guarantees: Senior Secured Creditors) or Clause 18.4 (Acquired Person or Asset); and

(d)	the indemnities contained in the ISDA Master Agreements (in the case of a Hedging Agreement which is based on an ISDA Master Agreement) or any indemnities which, in terms of the rights to which they give rise, are similar to those indemnities (in the case of a Hedging Agreement which is not based on an ISDA Master Agreement).

No Security, guarantee, indemnity or other assurance against loss shall be granted by any member of the Group in respect of Excluded Swap Obligations.

4.8	Restriction on Enforcement: Hedge Counterparties

Subject to Clause 4.9 (Permitted Enforcement: Hedge Counterparties) and Clause 4.10 (Required Enforcement: Hedge Counterparties) and without prejudice to each Hedge Counterparty’s rights under Clause 13.3 (Enforcement Instructions – Transaction Security) and Clause 13.4 (Manner of Enforcement – Transaction Security), the Hedge Counterparties shall not take any Enforcement Action in respect of any of the Hedging Liabilities or any of the hedging transactions under any of the Hedging Agreements at any time.

4.9	Permitted Enforcement: Hedge Counterparties

(a)	To the extent it is able to do so under the relevant Hedging Agreement and is not otherwise prohibited by this Agreement, a Hedge Counterparty may terminate or close-out in whole or in part any hedging transaction under and in accordance with the terms of that Hedging Agreement prior to its stated maturity:

(i)	at any time prior to a Distress Event, provided that, if applicable, the Company has certified to that Hedge Counterparty that that termination or close out would not result in a breach of any minimum hedging requirements under any Finance Documents;

(ii)	if a Distress Event has occurred;

(iii)	if:

(A)	in relation to a Hedging Agreement which is based on the 1992 ISDA Master Agreement:

(1)	an Illegality or Tax Event or Tax Event Upon Merger (each as defined in the 1992 ISDA Master Agreement); or

(2)	an event similar in meaning and effect to a Force Majeure Event (as defined in paragraph (B) below),

has occurred in respect of that Hedging Agreement;

(B)	in relation to a Hedging Agreement which is based on the 2002 ISDA Master Agreement, an Illegality or Tax Event, Tax Event Upon Merger or a Force Majeure Event (each as defined in the 2002 ISDA Master Agreement) has occurred in respect of that Hedging Agreement; or

(C)	in relation to a Hedging Agreement which is not based on an ISDA Master Agreement, any event similar in meaning and effect to an event described in paragraph (A) or (B) above has occurred under and in respect of that Hedging Agreement; and

(iv)	if an Insolvency Event has occurred in relation to a Debtor which is party to that Hedging Agreement;

(v)	subject to Clause 4.13 (On or After Senior Lender Discharge Date/Senior Secured Notes Discharge Date), if the Majority Senior Secured Creditors and Majority Super Senior Creditors give prior consent to that termination or close-out being made; or

(vi)	for the purpose of ensuring the aggregate outstanding notional amount of all hedging entered into by the Group with one or more Hedge Counterparties in respect of any specific indebtedness or exposure does not exceed the maximum aggregate amount of that indebtedness or other exposure from time to time (in each case to the extent agreed by the member of the Group party to that Hedging Agreement either in that Hedging Agreement or otherwise).

(b)	If a Debtor has defaulted on any Payment due under a Hedging Agreement (after allowing any applicable notice or grace periods) and the default has continued unwaived for more than five Business Days after notice of that default has been given to the Security Agent pursuant to paragraph (p) of Clause 24.3 (Notification of Prescribed Events), the relevant Hedge Counterparty:

(i)	may, to the extent it is able to do so under the relevant Hedging Agreement, terminate or close-out in whole or in part any hedging transaction under that Hedging Agreement; and

(ii)	until such time as the Security Agent has given notice to that Hedge Counterparty that the Transaction Security is being enforced (or that any formal steps are being taken to enforce the Transaction Security), shall be entitled to exercise any right it might otherwise have to sue for, commence or join legal or arbitration proceedings against any Debtor to recover any Hedging Liabilities due under that Hedging Agreement.

(c)	To the extent permitted under applicable law, after the occurrence of an Insolvency Event, each Hedge Counterparty shall be entitled to exercise any right it may otherwise have in respect of that Debtor, Material Subsidiary or Third Party Security Provider to:

(i)	prematurely close-out or terminate any Hedging Liabilities of a member of the Group;

(ii)	make a demand under any guarantee, indemnity or other assurance against loss given by that member of the Group or Third Party Security Provider in respect of any Hedging Liabilities;

(iii)	exercise any right of set-off or take or receive any Payment in respect of any Hedging Liabilities of that member of the Group or Third Party Security Provider; or

(iv)	claim and prove in the liquidation of that member of the Group or Third Party Security Provider for the Hedging Liabilities owing to it.

4.10	Required Enforcement: Hedge Counterparties

(a)	Subject to paragraph (b) below, a Hedge Counterparty shall promptly terminate or close-out in full any hedging transaction under all or any of the Hedging Agreements to which it is party prior to their stated maturity, following:

(i)	the occurrence of a Super Senior Acceleration Event, a Senior Acceleration Event or a Senior Secured Notes Acceleration Event and delivery to it of a notice from the Security Agent that a Super Senior Acceleration Event, a Senior Acceleration Event or Senior Secured Notes Acceleration Event (as applicable) has occurred; and

(ii)	delivery to it of a subsequent notice from the Security Agent (acting on the instructions of an Instructing Group) instructing it to do so.

(b)	Paragraph (a) above shall not apply to the extent that that Senior Acceleration Event, Super Senior Acceleration Event or Senior Secured Notes Acceleration Event (as applicable) occurred as a result of an arrangement made between any Debtor or, as the case may be, Third Party Security Provider and any Secured Creditor or, as the case may be, Unsecured Creditor, with the purpose of bringing about that Super Senior Acceleration Event, Senior Acceleration Event or Senior Secured Notes Acceleration Event (as applicable).

(c)	If a Hedge Counterparty is entitled to terminate or close-out any hedging transaction under paragraph (b) of Clause 4.9 (Permitted Enforcement: Hedge Counterparties) (or would have been able to if that Hedge Counterparty had given the notice referred to in that paragraph) but has not terminated or closed out each such hedging transaction, that Hedge Counterparty shall promptly terminate or close-out in full each such hedging transaction following a request to do so by the Security Agent (acting on the instructions of an Instructing Group).

4.11	Treatment of Payments due to Debtors on Termination of Hedging Transactions

(a)	If, on termination of any hedging transaction under any Hedging Agreement occurring after a Distress Event, a settlement amount or other amount (following the application of any Close-Out Netting, Payment Netting or Inter-Hedging Agreement Netting in respect of that Hedging Agreement) falls due from a Hedge Counterparty to the relevant Debtor, then that amount shall be paid by that Hedge Counterparty to the Security Agent, treated as the proceeds of enforcement of the Transaction Security and applied in accordance with the terms of this Agreement.

(b)	The payment of that amount by the Hedge Counterparty to the Security Agent in accordance with paragraph (a) above shall discharge the Hedge Counterparty’s obligation to pay that amount to that Debtor.

4.12	Terms of Hedging Agreements

(a)	The Hedge Counterparties (to the extent party to the Hedging Agreement in question) and the Debtors party to the Hedging Agreements shall ensure that, at all times:

(i)	each Hedging Agreement is based either:

(A)	on an ISDA Master Agreement; or

(B)	on another framework agreement which is similar in effect to an ISDA Master Agreement;

(ii)	in the event of a termination of the hedging transaction entered into under a Hedging Agreement, whether as a result of the occurrence of:

(A)	a Termination Event or an Event of Default, each as defined in the relevant Hedging Agreement (where that Hedging Agreement is based on an ISDA Master Agreement); or

(B)	an event similar in meaning and effect to those described in paragraph (A) above (where that Hedging Agreement is not based on an ISDA Master Agreement),

that Hedging Agreement will:

(1)	if it is based on a 1992 ISDA Master Agreement, provide for payments under the “Second Method” and will make no material amendment to section 6(e) (Payments on Early Termination) of the ISDA Master Agreement;

(2)	if it is based on a 2002 ISDA Master Agreement, make no material amendment to the provisions of section 6(e) (Payments on Early Termination) of the ISDA Master Agreement; or

(3)	if it is not based on an ISDA Master Agreement, provide for any other method of determining the amount, if any, payable in respect of that termination, the effect of which is that the party to which that event is referable will be entitled to receive payment under the relevant termination provisions if the net replacement value of all terminated transactions entered into under that Hedging Agreement is in its favour; and

(iii)	each Hedging Agreement shall provide that the relevant Hedge Counterparty will be entitled to designate an Early Termination Date (as defined in the relevant Hedging Agreement) or otherwise be able to terminate each transaction under such Hedging Agreement if so required pursuant to Clause 4.10 (Required Enforcement: Hedge Counterparties).

(b)	Unless otherwise agreed by the Company from time to time:

(i)	each Hedging Agreement shall include only standard ISDA representations and undertakings (and not, for the avoidance of doubt, any additional representations and undertakings contained in the Permitted Senior Secured Facilities Agreement), in each case amended as necessary so as to be no more onerous on any member of the Group than the provisions of the Permitted Senior Secured Facilities Agreement;

(ii)	no Hedging Agreement shall contain any events of default (however described) other than the following:

(A)	failure by the member of the Group party to that Hedging Agreement to pay on the due date any amount payable by it under that Hedging Agreement (subject to any applicable grace period);

(B)	the occurrence of a Super Senior Acceleration Event, a Senior Secured Notes Acceleration Event or Senior Acceleration Event which is continuing; and

(C)	the occurrence of an Insolvency Event in relation to the member of the Group which is party to that Hedging Agreement,

provided that, for the avoidance of doubt, a Hedging Agreement may contain standard ISDA termination events relating to illegality, tax events and force majeure;

(iii)	in the event of any refinancing, replacement, increase or other restructuring of all or any part of the Senior Secured Creditor Liabilities, (other than the Hedging Liabilities) (a “Creditor Refinancing”) each Hedge Counterparty shall promptly provide its consent to any amendment to, request under and/or replacement of any Hedging Agreement or other Debt Document required by the Company in order to facilitate that Creditor Refinancing (a “Refinancing Request”), in each case unless such Creditor Refinancing is materially prejudicial to the interests of that Hedge Counterparty (provided that such Creditor Refinancing shall not be considered materially prejudicial if any amended or replacement intercreditor arrangements place that Hedge Counterparty in substantially the same, or a better, position relative to the other Senior Secured Creditors (other than the Hedge Counterparties) as it was in under the intercreditor arrangements existing immediately prior to such amendment or replacement); and

(iv)	in the event that a Hedge Counterparty (1) does not consent to any Refinancing Request (without prejudice to its obligations under sub-paragraph (iii) above) or (2) does not consent to any other amendment or waiver requested by a member of the Group pursuant to Clause 27 (Consents, Amendments and Override) (in each case within the time period specified by the relevant member of the Group for consent to be provided, which shall not be shorter than five Business Days from the date the relevant request is made by a member of the Group), each member of the Group shall be entitled to:

(A)	terminate any hedging arrangements with that Hedge Counterparty (the “Non-Consenting Counterparty”) (and the amount payable to or by the Non-Consenting Counterparty on such early termination shall be calculated on the basis that an Additional Termination Event has occurred and that the relevant member of the Group is the Affected Party or on such other basis as may be agreed by the Non-Consenting Counterparty and the relevant member of the Group); and/or

(B)	require that any of those arrangements (the “Transferred Arrangements”) be transferred (and the Non-Consenting Counterparty will so transfer) to another person selected by the Company (the “Acquiring Counterparty”) willing to assume the same (with the transfer price payable by the Acquiring Counterparty or, as the case may be, the Non-Consenting Counterparty being equal to the amount that would have been payable to or by the Non-Consenting Counterparty upon the early termination of the Transferred Arrangements under the relevant Hedging Agreements by reason of an Additional Termination Event on the proposed transfer date, and on the basis that the relevant Debtor is the Affected Party or as otherwise agreed by the Non-Consenting Counterparty and the relevant member of the Group), where the terms “Additional Termination Event” and “Affected Parties” as used above shall have the meaning given to them in the relevant Hedging Agreements (or if a Hedging Agreement is not based on an ISDA Master Agreement, such terms shall have the meaning given to the equivalent provisions used in that Hedging Agreement).

Each Hedge Counterparty will, on the request of the Company, as soon as reasonably practical execute any document and/or take such other action as is reasonably required to effect any amendment, replacement, waiver or release of a Hedging Agreement or other Debt Document requested by the Company in accordance with paragraph (iii) above.

(c)	Unless otherwise agreed by the Company from time to time, notwithstanding anything to the contrary in any Debt Document, no default (however described) under the terms of a Hedging Agreement (or the termination of a Hedging Agreement) shall constitute an Event of Default (other than any payment default constituting a Senior Payment Default and/or a cross default).

(d)	Unless otherwise agreed by the Company from time to time, notwithstanding anything to the contrary in any Hedging Agreement, no Hedging Agreement shall prohibit or restrict any action by any member of the Group not prohibited or restricted under the Senior Creditor Finance Documents.

(e)	Unless otherwise agreed by the Company from time to time, any hedging agreement executed by any member of the Group prior to the date on which it became a member of the Group which the Company intends should become a Hedging Agreement (an “Existing Hedging Agreement”) shall be deemed amended by this Agreement to the extent necessary so as to ensure that the terms of such Existing Hedging Agreement comply with the terms of this Agreement in all respects (and the relevant Debtor and the Hedge Counterparty party to such Existing Hedging Agreement each consent and agree to all such amendments by their execution of, or accession to, this Agreement and acknowledge and confirm that the Existing Hedging Agreement will be construed accordingly).

(f)	To the extent that the terms of a Hedging Agreement are inconsistent with the terms of this Agreement, the terms of this Agreement shall prevail.

4.13	On or After Senior Lender Discharge Date/Senior Secured Notes Discharge Date

At any time on or after the later of the Senior Lender Discharge Date and the Senior Secured Notes Discharge Date, any action which is permitted under any of Clause 4.3 (Permitted Payments: Hedging Liabilities), Clause 4.5 (No Acquisition of Hedging Liabilities) or Clause

4.9 (Permitted Enforcement: Hedge Counterparties) by reason of the consent of the Majority Senior Secured Creditors will only be permitted to the extent that that action would not result in the Group ceasing to be in compliance with any minimum hedging requirements under any Second Lien Finance Document (unless the consent of the Majority Second Lien Creditors is obtained) or Topco Finance Document (unless the consent of the Majority Topco Creditors is obtained).

4.14	Notice and Acknowledgement of Transaction Security

Each Hedge Counterparty, by its entry into this Agreement (or, as the case may be, by its entry into a Creditor/Agent Accession Undertaking as a Hedge Counterparty), acknowledges receipt of notice of assignment pursuant to the applicable Security Documents of the proceeds owing by that Hedge Counterparty to any Debtor pursuant to the Hedging Agreement(s) to which that Hedge Counterparty is a party.

4.15	Novation, Termination and Amendments: Hedging Agreements

Notwithstanding any other Clause in this Agreement, the Debtors and the Hedge Counterparties may terminate, close-out (in whole or in part), amend, assign, novate or otherwise modify any Hedging Agreement (in each case, subject to the terms set out in the relevant Hedging Agreement) in connection with any novation of any hedging arrangements provided that such termination, close-out, amendment, assignment, novation or other modification is not prohibited by the terms of the Debt Documents.

4.16	Hedge Counterparties’ Guarantee and Indemnity

Each Hedging Guarantor agrees that it will be bound by the obligations set out in Schedule 7 (Hedge Counterparties’ Guarantee and Indemnity).

4.17	Designation of Super Senior Hedging Liabilities

(a)	The Company may, from time to time, (to the extent it has confirmed to the Security Agent that such designation is not prohibited by the Finance Documents or this Agreement (but subject always to paragraph (e) of Clause 18.1 (New Debt Financings))) designate (or redesignate or effect the release of any previous designation of) the Hedging Liabilities in whole or in part as Super Senior Hedging Liabilities subject to this Clause 4.17.

(b)	Any designation or redesignation or release of any previous designation of any Hedging Liabilities (whether in whole or in part) by the Company shall only take effect on receipt by the Security Agent (which receipt shall be acknowledged promptly) of a Super Senior Hedging Designation Certificate.

(c)	The Security Agent shall only be required to recognise and give effect to any designation, redesignation or release of any previous designation of Hedging Liabilities requested by the Company following the delivery of a Super Senior Hedging Designation Certificate, to the extent that such Super Senior Hedging Designation Certificate has been duly executed by: (i) the Company; (ii) any Hedge Counterparty in respect of which any Hedging Liabilities have been designated (or redesignated) as Super Senior Hedging Liabilities; and (iii) if applicable, any Hedge Counterparty in respect of which the designation of any Hedging Liabilities as Super Senior Hedging Liabilities is being released.

5.	SECOND LIEN CREDITORS AND SECOND LIEN LIABILITIES

5.1	Restriction on Payment and Dealings: Second Lien Liabilities

Until the later of the Super Senior Discharge Date and the Senior Secured Discharge Date, neither the Company nor a Third Party Security Provider shall (and the Company shall ensure that no member of the Group will):

(a)	make any Payment of any Second Lien Liabilities;

(b)	exercise any set-off against any Second Lien Liabilities; or

(c)	(except to the extent not prohibited by the Debt Documents) create or permit to subsist any Security over any assets of any member of the Group (or from a Third Party Security Provider over Topco Shared Security) or give any guarantee, indemnity or other assurance against loss (and no Second Lien Creditor Representative or Second Lien Creditor may accept the benefit of any such Security or guarantee, indemnity or other assurance against loss) from any member of the Group or Third Party Security Provider for, or in respect of, any Second Lien Liabilities, in each case except as permitted by Clause 2.7 (Additional and/or Refinancing Debt), Clause

5.2 (Permitted Second Lien Payments), Clause 5.8 (Security and Guarantees: Second Lien Creditors), Clause 5.9 (Restrictions on Enforcement by Second Lien Creditors), Clause 9.5 (Filing of Claims) or Clause 18 (New Debt Financings) (which shall include, for the avoidance of doubt, any permissions under this Clause 5).

5.2	Permitted Second Lien Payments

(a)	Prior to the later of the Super Senior Discharge Date and the Senior Secured Discharge Date, the Company, the Third Party Security Providers and the other members of the Group shall have the right to make Payments to the Second Lien Creditors in respect of the Second Lien Liabilities then due in accordance with the Second Lien Finance Documents:

(i)	if:

(A)	no Second Lien Payment Stop Notice is outstanding;

(B)	no Senior Secured Payment Default has occurred and is continuing; and

(C)	the Payment is of:

(1)	any amount of principal or capitalised interest in respect of the Second Lien Liabilities which is not prohibited by the Prior Ranking Financing Agreements or, to the extent prohibited, the Required Senior Consent has been obtained for any Payment;

(2)	any other amounts (including all scheduled interest payments (including, if applicable, special interest (or liquidated damages)) and default interest on the Second Lien Liabilities) accrued and payable but not included in paragraph 5.2(a)(i)(C)(1) above in accordance with the terms of the relevant Second Lien Finance Document (as at the date of issue of the same or as amended in accordance with the terms of this Agreement and the other Debt Documents), additional amounts payable as a result of the tax-gross up provisions relating to the Second Lien Liabilities and amounts in respect of currency indemnities in any Second Lien Finance Document;

(3)	made in pursuance of a debt buy-back programme in relation to Second Lien Liabilities that was established with the approval of the Majority Senior Secured Creditors and the Majority Super Senior Creditors; or

(4)	of any amount due under any syndication strategy letter relating to any Second Lien Facility Agreement or any Second Lien Notes Indenture (as applicable);

(ii)	if, notwithstanding that a Second Lien Payment Stop Notice is outstanding and/or (other than in respect of paragraph (L) below) a Senior Secured Payment Default has occurred and is continuing and irrespective of whether a Super Senior Acceleration Event, a Senior Acceleration Event or a Senior Secured Notes Acceleration Event has occurred, the Payment is (without double counting any equivalent applicable basket in any Debt Document but whether or not permitted by the Debt Documents):

(A)	of any amount due under the original form of any fee letter(s) relating to any Second Lien Finance Documents but in any case only with respect to ongoing fees;

(B)	in respect of commercially reasonable advisory fees and professional fees, costs or expenses for restructuring advice and valuations (including legal advice and the advice of other appropriate financial and/or restructuring advisors) and any fees, costs or expenses of the relevant Second Lien Creditor Representative not covered by paragraph (A) above in an amount not exceeding €1,500,000 in aggregate, but excluding any fees, costs or expenses incurred in connection with any current, threatened or pending litigation against any Senior Secured Creditor or any Affiliate of any Senior Secured Creditor;

(C)	of any Second Lien Agent Liabilities;

(D)	of any Security Costs;

(E)	of any costs, commissions, taxes, premiums, amendment, fees (including any original issue discount and other consent and/or waiver fees) and any expenses incurred in respect of (or reasonably incidental to) the Second Lien Finance Documents (including in relation to any reporting or listing requirements under the Second Lien Finance Documents);

(F)	of any other amount not exceeding €2,500,000 (or its equivalent in other currencies) in aggregate in any 12 month period;

(G)	of the Second Lien Liabilities outstanding which would have been payable but for the issue of a Second Lien Payment Stop Notice (which has since expired and where no new Second Lien Payment Stop Notice is outstanding) which has been capitalised and added to the principal amount of the Second Lien Liabilities or where that amount is outstanding as a result of the accrual of cash interest payable in respect of the Second Lien Liabilities during a period when a Second Lien Payment Stop Notice was outstanding or any other amount referred to in paragraph (a)(i)(C) above provided that no such Payment may be made if any Material Event of Default is continuing or would occur as a result of making such Payment;

(H)	for so long as either a Senior Secured Event of Default or a Second Lien Event of Default is continuing, of all or part of the Second Lien Liabilities as a result of those Second Lien Liabilities being released or otherwise discharged solely in consideration for the issues of shares in any Holding Company of the Company (each a “Second Lien Debt for Equity Swap”), provided that (x) no cash or cash equivalent payment is made in respect of the Second Lien Liabilities, (y) it does not result in a Change of Control under and as defined in the Senior Facilities Agreement, any Permitted Senior Secured Facilities Agreement, Permitted Super Senior Secured Facilities Agreement, Senior Secured Notes Indenture or a Second Lien Notes Indenture and (z) any Liabilities owed by a member of the Group to another member of the Group, the Subordinated Creditors or any other Holding Company of the Company that arise as a result of any such Second Lien Debt for Equity Swap are subordinated to the Senior Secured Liabilities pursuant to this Agreement and the Senior Secured Creditors are granted Transaction Security in respect of any of those Liabilities owed by a member of the Group to the extent such Transaction Security is required to be granted pursuant to the terms of the Secured Debt Documents;

(I)	of non-cash interest made by way of the capitalisation of interest or by the issuance of a non-cash pay financial instrument evidencing the same which is subordinated to the Senior Secured Liabilities on the same terms as the Second Lien Liabilities;

(J)	funded directly or indirectly with the proceeds of Second Lien Liabilities or Topco Liabilities incurred respectively under or pursuant to any Second Lien Finance Document and/or Topco Finance Document;

(K)	any principal amount of the Second Lien Liabilities in accordance with a provision (if any) in a Second Lien Finance Document which is substantially equivalent in meaning to:

(1)	clause 11.1 (Illegality) of the Senior Facilities Agreement; or

(2)	clause 11.5 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank) of the Senior Facilities Agreement; or

(L)	if no Senior Secured Payment Default has occurred and is continuing and the Payment is a payment of principal, interest or any other amounts made on or after the final maturity of the relevant Second Lien Liabilities (provided that such maturity date is no earlier than that contained in the original form of the relevant Second Lien Finance Document as of the first date of borrowing or issuance (as the case may be) of the applicable Second Lien Liabilities); or

(iii)	if the Majority Senior Secured Creditors and Majority Super Senior Creditors give prior consent to that Payment being made.

(b)	On and after the later of the Super Senior Discharge Date and the Senior Secured Discharge Date, the Company, the Third Party Security Providers and the other members of the Group may make Payments to the Second Lien Creditors in respect of the Second Lien Liabilities in accordance with the Second Lien Finance Documents.

A reference in this Clause 5.2 to a Payment shall be construed to include any other direct or indirect step, matter, action or dealing in relation to any Second Lien Liabilities which are otherwise prohibited under Clause 5.1 (Restriction on Payment and Dealings: Second Lien Liabilities).

5.3	Issue of Second Lien Payment Stop Notice

(a)	A Second Lien Payment Stop Notice is “outstanding” during the period from the date on which, following the occurrence of a Material Event of Default, the Security Agent (acting on the instructions of the Majority Super Senior Creditors or the Majority Senior Secured Creditors) issues a notice (a “Second Lien Payment Stop Notice”) to the Second Lien Creditor Representative(s) (with a copy to the Company) advising it that the relevant Material Event of Default has occurred and is continuing and suspending Payments of the Second Lien Liabilities until the first to occur of:

(i)	the date falling 120 days after delivery of that Second Lien Payment Stop Notice;

(ii)	the date on which a Second Lien Default occurs for failure to pay principal at the original scheduled maturity of the relevant Second Lien Liabilities;

(iii)	if a Second Lien Standstill Period commences after the issue of a Second Lien Payment Stop Notice, the date on which that Second Lien Standstill Period expires;

(iv)	the date on which the relevant Material Event of Default has been remedied or waived in accordance with the terms of the Senior Secured Finance Documents;

(v)	the date on which the Security Agent (acting on the instructions of whichever of the Majority Senior Secured Creditors or the Majority Super Senior Creditors gave the instructions to deliver the relevant Second Lien Payment Stop Notice) delivers a notice to the Company and the Second Lien Creditor Representative(s) cancelling the Second Lien Payment Stop Notice;

(vi)	the later of the Super Senior Discharge Date and the Senior Secured Discharge Date; and

(vii)	the date on which the Second Lien Creditors take any Enforcement Action that it is permitted to take under Clause 5.10 (Permitted Second Lien Enforcement).

(b)	No Second Lien Payment Stop Notice may be served by the Security Agent in reliance on a particular Material Event of Default more than 45 days after the occurrence of the Event of Default constituting that Material Event of Default.

(c)	No more than one Second Lien Payment Stop Notice may be served with respect to the same event or set of circumstances.

(d)	No more than one Second Lien Payment Stop Notice may be served in any period of 360 days.

(e)	For the avoidance of doubt, this Clause 5.3:

(i)	acts as a suspension of payment and not as a waiver of the right to receive payment on the date such payments are due;

(ii)	will not prevent the accrual or capitalisation of interest (including default interest) in accordance with the Second Lien Finance Documents;

(iii)	will not prevent the payment of any Second Lien Agent Liabilities; and

(iv)	is subject to Clause 5.16 (Second Lien Liabilities).

5.4	Effect of Material Event of Default or Senior Secured Payment Default

Any failure to make a Payment due under the Second Lien Finance Documents as a result of the issue of a Second Lien Payment Stop Notice or the occurrence of a Senior Secured Payment Default shall not prevent:

(a)	the occurrence of an Event of Default as a consequence of that failure to make a Payment in relation to the relevant Second Lien Finance Document; or

(b)	the issue of a Second Lien Enforcement Notice on behalf of the Second Lien Creditors.

5.5	Payment Obligations and Capitalisation of Interest Continue

(a)	No Debtor or Third Party Security Provider shall be released from the liability to make any Payment (including of default interest, which shall continue to accrue) under any Second Lien Finance Document by the operation of Clause 5.1 (Restriction on Payment and Dealings: Second Lien Liabilities) to Clause 5.4 (Effect of Material Event of Default or Senior Secured Payment Default) even if its obligation to make that Payment is restricted at any time by the terms of any of those Clauses.

(b)	The accrual and capitalisation of interest (if any) in accordance with the Second Lien Finance Documents shall continue notwithstanding the issue of a Second Lien Payment Stop Notice.

5.6	Cure of Payment Stop: Second Lien Creditors

If:

(a)	at any time following the issue of a Second Lien Payment Stop Notice or the occurrence of a Senior Secured Payment Default, that Second Lien Payment Stop Notice ceases to be outstanding and/or (as the case may be) the Senior Secured Payment Default ceases to be continuing; and

(b)	the relevant Debtor then promptly pays to the Second Lien Creditors an amount equal to any Payments which had accrued under the Second Lien Finance Documents and which would have been Permitted Second Lien Payments but for that Second Lien Payment Stop Notice or Senior Secured Payment Default,

then any Event of Default which may have occurred as a result of that suspension of Payments shall be waived and any Second Lien Enforcement Notice which may have been issued as a result of that Event of Default shall be waived, in each case without any further action being required on the part of the Second Lien Creditors.

5.7	Amendments and Waivers: Second Lien Creditors

The Second Lien Creditors, the Third Party Security Providers and the Debtors may amend or waive the terms of the Second Lien Finance Documents in accordance with their terms (and subject to any consent required under them) at any time and nothing in this Agreement or any other Debt Document shall restrict any amendments and waivers made or granted in accordance with Clause 18 (New Debt Financings).

5.8	Security and Guarantees: Second Lien Creditors

The Second Lien Lenders and the Second Lien Notes Creditors may take, accept or receive the benefit of:

(a)	any Security from any member of the Group or from a Third Party Security Provider in respect of the Second Lien Lender Liabilities or the Second Lien Notes Liabilities in addition to the Transaction Security or as permitted by the Finance Documents if and to the extent legally possible and subject to any Agreed Security Principles, at the same time it is also offered either:

(i)	to the Security Agent as agent (and mandatario con rappresentanza) or trustee for the other Priority Secured Parties (or applicable class thereof) (and if such Transaction Security relates to Topco Shared Security, the Topco Creditors (or applicable class thereof)) in respect of their Liabilities; or

(ii)	in the case of any jurisdiction in which effective Security cannot be granted in favour of the Security Agent as agent (and mandatario con rappresentanza) or trustee for the Priority Secured Parties (or applicable class thereof) (and, if applicable, the Topco Creditors (or applicable class thereof)):

(A)	to the other Priority Secured Parties (or applicable class thereof) (and if such Transaction Security relates to Topco Shared Security, the Topco Creditors (or applicable class thereof)) in respect of their Liabilities; or

(B)	(to the extent recognised under applicable law, and in any event other than for Transaction Security governed by Italian law) to the Security Agent under a parallel debt structure, joint and several creditor structure or agency structure for the benefit of the other Priority Secured Parties (or applicable class thereof) (and if such Transaction Security relates to Topco Shared Security, the Topco Creditors (or applicable class thereof)), and ranks in the same order of priority as that contemplated in Clause 2.2 (Transaction Security), provided that all amounts received or recovered by any Second Lien Creditor with respect to such Security are immediately paid to the Security Agent and held and applied in accordance with Clause 16 (Application of Proceeds);

(b)	any guarantee, indemnity or other assurance against loss from any member of the Group or from a Third Party Security Provider in respect of the Second Lien Lender Liabilities or the Second Lien Notes Liabilities in addition to those in:

(i)	the original form of any Second Lien Facility Agreement or any Second Lien Notes Indenture;

(ii)	this Agreement; or

(iii)	any Common Assurance,

if and to the extent legally possible and subject to any Agreed Security Principles, the other Priority Secured Parties (or applicable class thereof) already benefit from such a guarantee, indemnity or other assurance against loss or at the same time it is also offered to the other Priority Secured Parties (or applicable class thereof) in respect of their Liabilities and ranks in the same order of priority as that contemplated in Clause 2 (Ranking and Priority) and all amounts received or recovered by any Second Lien Creditor with respect to such guarantee, indemnity or other assurance against loss are immediately paid to the Security Agent and held and applied in accordance with Clause 16 (Application of Proceeds); and

(c)	any Security, guarantee, indemnity or other assurance against loss from any member of the Topco Group:

(i)	in connection with any escrow or similar or equivalent arrangements entered into in respect of amounts which are being held (or will be held) by a person which is not a member of the Topco Group prior to release of those amounts to a member of the Topco Group;

(ii)	in connection with any actual or proposed defeasance, redemption, prepayment, repayment, purchase or other discharge of any Secured Liabilities (in each case provided that such defeasance, redemption, prepayment, repayment, purchase or other discharge is not prohibited by the terms of this Agreement); or

(iii)	as otherwise permitted by another provision of this Agreement, including Clause 18.4 (Acquired Person or Asset).

5.9	Restrictions on Enforcement by Second Lien Creditors

Until the later of the Super Senior Discharge Date and the Senior Secured Discharge Date, except with the prior consent of or as required by an Instructing Group, no Second Lien Creditor shall take or require the taking of any Enforcement Action against a member of the Group or Third Party Security Provider in relation to the Second Lien Liabilities, except as permitted under Clause 5.10 (Permitted Second Lien Enforcement) provided that no such action required by an Instructing Group need be taken except to the extent that such Instructing Group otherwise is entitled under this Agreement to direct such action.

5.10	Permitted Second Lien Enforcement

(a)	Subject to Clause 5.16 (Second Lien Liabilities), each Second Lien Creditor may take any Enforcement Action available to it but for Clause 5.9 (Restrictions on Enforcement by Second Lien Creditors) in respect of any of the Second Lien Liabilities owed to it if at the same time as, or prior to, that action:

(i)	a Super Senior Acceleration Event or a Senior Acceleration Event or a Senior Secured Notes Acceleration Event has occurred in which case each Second Lien Creditor may take the same Enforcement Action (but in respect of the Second Lien Liabilities) as constitutes that Super Senior Acceleration Event or Senior Acceleration Event or Senior Secured Notes Acceleration Event;

(ii)	a Second Lien Creditor Representative has given notice (a “Second Lien Enforcement Notice”) to the Security Agent specifying that a Second Lien Event of Default (save and except arising pursuant to a breach of any provisions in the relevant Second Lien Facility Agreement relating to cross default (including to the Senior Facilities Agreement or any Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement)) under the Second Lien Finance Documents in respect of which it is an agent has occurred and is continuing and:

(A)	a period (a “Second Lien Standstill Period”) of not less than:

(1)	90 days in the case of a failure to make a payment of an amount of principal, interest or fees representing the Second Lien Liabilities; or

(2)	120 days in the case of an Event of Default under any financial maintenance covenant in any Second Lien Facility Agreement substantially equivalent to clause 26.2 (Financial Condition) of the Senior Facilities Agreement; and

(3)	150 days in the case of any other Second Lien Event of Default,

or, in relation to any Second Lien Liabilities, such longer period (if any) as agreed between the Company (in its discretion) and the Second Lien Creditor Representative in relation to such Second Lien Liabilities and notified to the Security Agent in each case which has elapsed from the date on which that Second Lien Enforcement Notice becomes effective in accordance with Clause 25.4 (Delivery); and

(B)	that Second Lien Event of Default is continuing at the end of the Second Lien Standstill Period; or

(iii)	at the same time as or prior to that action the consent of the Majority Senior Secured Creditors and Majority Super Senior Creditors for that Enforcement Action is obtained.

(b)	Subject to Clause 5.16 (Second Lien Liabilities), to the extent permitted under applicable law, after the occurrence of an Insolvency Event, each Second Lien Creditor may (unless otherwise directed by the Security Agent or unless the Security Agent has taken, or has given notice that it intends to take, action on behalf of that Second Lien Creditor in accordance with Clause 9.5 (Filing of Claims)) exercise any right they may otherwise have against that Debtor, Material Subsidiary or Third Party Security Provider to:

(i)	accelerate any of that Debtor’s or, as the case may be, Third Party Security Provider’s or Material Subsidiary’s Second Lien Liabilities or declare them prematurely due and payable or payable on demand;

(ii)	make a demand under any guarantee, indemnity or other assurance against loss given by that Debtor or, as the case may be, Third Party Security Provider or Material Subsidiary in respect of any Second Lien Liabilities;

(iii)	exercise any right of set–off or take or receive any Payment or claim in respect of any Second Lien Liabilities of that Debtor or, as the case may be, Third Party Security Provider or Material Subsidiary; or

(iv)	claim and prove in the liquidation, administration or other insolvency proceedings of that Debtor or, as the case may be, Third Party Security Provider or Material Subsidiary for the Second Lien Liabilities owing to it.

5.11	Subsequent Second Lien Defaults

Subject to Clause 5.16 (Second Lien Liabilities), the Second Lien Finance Parties may take Enforcement Action under Clause 5.10 (Permitted Second Lien Enforcement) in relation to a Second Lien Event of Default even if, at the end of any relevant Second Lien Standstill Period or at any later time, a further Second Lien Standstill Period has begun as a result of any other Second Lien Event of Default.

5.12	Enforcement on behalf of Second Lien Creditors

(a)	If the Security Agent has notified the Second Lien Creditor Representative that it is enforcing Security created pursuant to any Transaction Security Document over shares of a Debtor, no Second Lien Finance Party may take any action referred to in Clause 5.10 (Permitted Second Lien Enforcement) against that Debtor or any Subsidiary of that Debtor while the Security Agent is taking steps to enforce that Security in accordance with the instructions of the Instructing Group where such action might be reasonably likely to adversely affect such enforcement or the amount of proceeds to be derived therefrom.

(b)	If the Second Lien Creditors are permitted to give instructions to the Security Agent to require enforcement of the Security constituted pursuant to any Transaction Security Document in accordance with the provisions of this Clause 5.12, such Enforcement Action must require the realisation of the relevant Security by way of a sale or disposal conducted in compliance with the provisions of Clause 15.2 (Distressed Disposals).

5.13	Second Lien Equity Cure

To the extent that the Company does not elect to exercise its rights under paragraph (b) of clause 26.4 (Equity Cure) of the Senior Facilities Agreement (or any substantially equivalent provision in a Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement (as the context requires)), any of the Second Lien Creditors may, with the prior agreement of the Company, exercise the rights of the Company under such clause as if they were the Company by providing to the Company (or any Holding Company) cash (and, if required under the relevant Senior Secured Finance Documents, which may be on-lent to the Original Borrowers (as such term is defined in the Senior Facilities Agreement (or any substantially equivalent provision in a Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement (as the context requires))) in the form of Equity Contributions (as such term is defined in the Senior Facilities Agreement, (or any substantially equivalent provision in a Permitted Senior Secured Facilities Agreement or a Permitted Super Senior Secured Facilities Agreement (as the context requires))) provided that it does not result in:

(a)	a Change of Control under and as defined in the Senior Facilities Agreement, any Permitted Senior Secured Facilities Agreement, any Permitted Super Senior Secured Facilities Agreement or a Senior Secured Notes Indenture; or

(b)	a Change of Control under and as defined in a Second Lien Facility Agreement or a Second Lien Notes Indenture,

and such Second Lien Creditors have acceded to this Agreement each as an additional Subordinated Creditor whereby such Equity Contributions constitute (as applicable) Subordinated Liabilities.

5.14	Option to Purchase: Second Lien Creditors

(a)	Subject to paragraphs (b) and (c) below a Second Lien Agent and Second Lien Notes Trustee (on behalf of one or more of the Second Lien Creditors) (the “Purchasing Second Lien Creditors”) may after the occurrence of a Distress Event or for so long as either (i) a Second Lien Payment Stop Notice; or (ii) a Second Lien Standstill Period is outstanding, by giving not less than 10 days’ prior written notice to the Security Agent, require the transfer to the Purchasing Second Lien Creditors (or to a nominee or nominees), in accordance with Clause 21.2 (Change of Secured Creditors), of all, but not part, of the rights, benefits and obligations in respect of the Senior Lender Liabilities, the Super Senior Lender Liabilities, the Senior Secured Notes Liabilities and the Cash Management Facility Liabilities if:

(i)	that transfer is lawful and subject to paragraph (ii) below, otherwise permitted by the terms of the Senior Facilities Agreement (or any substantially equivalent provision in a Permitted Senior Secured Facilities Agreement or, as applicable, a Permitted Super Senior Secured Facilities Agreement) (in the case of the Senior Lender Liabilities or, as applicable, the Super Senior Lender Liabilities), the Senior Secured Notes Indenture(s) pursuant to which any Senior Secured Notes remain outstanding (in the case of the Senior Secured Notes Liabilities) and the facility agreement or indenture within the definition of Cash Management Facility Documents (in the case of the Cash Management Facility Liabilities), as applicable;

(ii)	any conditions relating to such a transfer contained in the Senior Facilities Agreement or any substantially equivalent provision in a Permitted Senior Secured Facilities Agreement, or as applicable, a Permitted Super Senior Secured Facilities Agreement (in the case of the Senior Lender Liabilities, or, as applicable, the Super Senior Lender Liabilities) the Senior Secured Notes Indenture(s) pursuant to which any Senior Secured Notes remain outstanding (in the case of the Senior Secured Notes Liabilities) and the facility agreement or indenture within the definition of Cash Management Facility Documents (in the case of the Cash Management Facility Liabilities), as applicable, are complied with, other than:

(A)	any requirement to obtain the consent of, or consult with, any Debtor, Third Party Security Provider or other member of the Group relating to such transfer, which consent or consultation shall not be required; and

(B)	to the extent the Purchasing Second Lien Creditors (acting as a whole) provide cash cover for any Letter of Credit or Cash Management Facility LC, the consent of the Relevant Issuing Bank relating to such transfer;

(iii)	the Senior Agent, on behalf of the Senior Lenders, is paid an amount equal to the aggregate of:

(A)	any amounts provided as cash cover by the Purchasing Second Lien Creditors for any Letter of Credit (as envisaged in paragraph (ii)(B) above, as applicable);

(B)	all of the Senior Liabilities (other than the Cash Management Facility Liabilities and the Hedging Liabilities) at that time (whether or not due), including all amounts that would have been payable under the Senior Facilities Agreement or any Permitted Senior Secured Facilities Agreement if the Senior Facilities were being prepaid by the relevant Debtors on the date of that payment; and

(C)	all costs and expenses (including legal fees) incurred by the Senior Agent and/or the Senior Lenders as a consequence of giving effect to that transfer;

(iv)	the Super Senior Agent, on behalf of the Super Senior Lenders, is paid an amount equal to the aggregate of:

(A)	any amounts provided as cash cover by the Purchasing Second Lien Creditors for any Letter of Credit (as envisaged in paragraph (ii)(B) above, as applicable);

(B)	all of the Super Senior Lender Liabilities at that time (whether or not due), including all amounts that would have been payable under any Permitted Super Senior Secured Facilities Agreement, if the Super Senior Facilities were being prepaid by the relevant Debtors on the date of that payment; and

(C)	all costs and expenses (including legal fees) incurred by the Super Senior Agent and/or the Super Senior Lenders as a consequence of giving effect to that transfer;

(v)	each Cash Management Facility Lender is paid an amount equal to the aggregate of:

(A)	any amounts provided as cash cover by the Purchasing Second Lien Creditors for any Cash Management Facility LC (as envisaged in paragraph (ii)(B) above, as applicable);

(B)	all of the Cash Management Facility Liabilities at that time (whether or not due), including all amounts that would have been payable under the Cash Management Facility Documents if the relevant Cash Management Facilities were being prepaid by the relevant Debtors on the date of that payment; and

(C)	all costs and expenses (including legal fees) incurred by the Cash Management Facility Lenders as a consequence of giving effect to that transfer;

(vi)	the Senior Secured Notes Trustee(s), on behalf of the Senior Secured Notes Creditors, is paid an amount equal to the aggregate of:

(A)	all of the Senior Secured Notes Liabilities at that time (whether due or not due), including all amounts that would have been payable under a Senior Secured Notes Indenture if the Senior Secured Notes were being redeemed (as applicable) by the relevant Debtors on the date of that payment; and

(B)	all costs and expenses (including legal fees) incurred by the Senior Secured Notes Trustee(s) and/or the Senior Secured Notes Creditors as a consequence of giving effect to that transfer;

(vii)	as a result of that transfer the Senior Lenders, the Super Senior Lenders, Senior Secured Notes Creditors and Cash Management Facility Lenders have no further actual or contingent liability to any Debtor under the Senior Secured Finance Documents;

(viii)	an indemnity is provided from (or on behalf of) the Purchasing Second Lien Creditors (but, for the avoidance of doubt, this does not include a Second Lien Agent or a Second Lien Notes Trustee) (or from another third party acceptable to all the Senior Lenders, Super Senior Lenders, Senior Secured Notes Creditors and Cash Management Facility Lenders) in a form reasonably satisfactory to each Senior Lender, each Super Senior Lender, each Senior Secured Notes Creditor and each Cash Management Facility Lender in respect of all losses which may be sustained or incurred by any Senior Lender, any Super Senior Lender, Senior Secured Notes Creditor or Cash Management Facility Lender in consequence of any sum received or recovered by any Senior Lender, Super Senior Lender, Senior Secured Notes Creditor or Cash Management Facility Lender from any person being required (or it being alleged that it is required) to be paid back by or clawed back from any Senior Lender, Super Senior Lender, Senior Secured Notes Creditor or Cash Management Facility Lender for any reason; and

(ix)	the transfer is made without recourse to, or representation or warranty from, the Senior Lenders, the Super Senior Lenders, Senior Secured Notes Creditors or Cash Management Facility Lenders, except that each Senior Lender, Super Senior Lenders, Senior Secured Notes Creditor and Cash Management Facility Lender shall be deemed to have represented and warranted on the date of that transfer that it has the corporate power to effect that transfer and it has taken all necessary action to authorise the making by it of that transfer.

(b)	Subject to paragraph (b) of Clause 5.15 (Hedge Transfer: Second Lien Creditors), a Second Lien Agent or Second Lien Notes Trustee (on behalf of the Purchasing Second Lien Creditors) may only require a Senior Secured Creditor Liabilities Transfer if, at the same time, they require a Hedge Transfer in accordance with Clause 5.15 (Hedge Transfer: Second Lien Creditors) and if, for any reason, a Hedge Transfer cannot be made in accordance with Clause 5.15 (Hedge Transfer: Second Lien Creditors), no Senior Secured Creditor Liabilities Transfer may be required to be made. If more than one Purchasing Second Lien Creditor wishes to exercise the option to purchase the Senior Lender Liabilities, the Super Senior Lender Liabilities, the Cash Management Facility Liabilities and the Senior Secured Notes Liabilities in accordance with paragraph (a) above, each such Purchasing Second Lien Creditor shall acquire the Senior Lender Liabilities, Super Senior Lender Liabilities, the Cash Management Facility Liabilities and the Senior Secured Notes pro rata, in the proportion that its Credit Participation bears to the aggregate Credit Participations of all the Purchasing Second Lien Creditors. Any Purchasing Second Lien Creditors wishing to exercise the option to purchase the Senior Lender Liabilities, the Super Senior Lender Liabilities, the Cash Management Facility Liabilities and the Senior Secured Notes Liabilities shall inform the Senior Creditor Representatives in accordance with the terms of the Senior Secured Finance Documents, who will determine (consulting with each other as required) the appropriate share of the Senior Lender Liabilities, the Super Senior Lender Liabilities, the Cash Management Facility Liabilities and the Senior Secured Notes Liabilities to be acquired by each such Purchasing Second Lien Creditor and who shall inform each such Purchasing Second Lien Creditor accordingly. Furthermore, the Senior Creditor Representative(s) (as applicable) shall promptly inform the Senior Creditor Representatives and the relevant Hedge Counterparties of the Purchasing Second Lien Creditors intention to exercise the option to purchase the Senior Lender Liabilities, the Super Senior Lender Liabilities, the Cash Management Facility Liabilities and the Senior Secured Notes Liabilities.

(c)	At the request of the Second Lien Agent or Second Lien Notes Trustee (on behalf of all the Purchasing Second Lien Creditors):

(i)	the Senior Agent shall notify the Purchasing Second Lien Creditors of:

(A)	the sum of the amounts described in paragraphs (a)(iii)(B) and (a)(iii)(C) above; and

(B)	the amount of each Letter of Credit for which cash cover is to be provided by all the Purchasing Second Lien Creditors (acting as a whole);

(ii)	the Super Senior Agent shall notify the Purchasing Second Lien Creditors of:

(A)	the sum of the amounts described in paragraphs (a)(iv)(B) and (a)(iv)(C) above; and

(B)	the amount of each Letter of Credit for which cash cover is to be provided by all the Purchasing Second Lien Creditors (acting as a whole);

(iii)	the Senior Secured Notes Trustee(s) shall notify the Purchasing Second Lien Creditors of the sum of amounts described in paragraphs (a)(vi)(A) and (a)(vi)(B) above; and

(iv)	each Cash Management Facility Lender shall notify the Purchasing Second Lien Creditors of:

(A)	the sum of the amounts described in paragraphs (a)(v)(B) and (a)(v)(C) and above; and

(B)	the amount of each Cash Management Facility LC for which cash cover is to be provided by all the Purchasing Second Lien Creditors (acting as a whole).

5.15	Hedge Transfer: Second Lien Creditors

(a)	A Second Lien Agent or Second Lien Notes Trustee (on behalf of the Purchasing Second Lien Creditors, acting as a whole) may, by giving not less than 10 days’ prior written notice to the Security Agent, require a Hedge Transfer:

(i)	if either:

(A)	the Purchasing Second Lien Creditors require, at the same time, a Senior Secured Creditor Liabilities Transfer under Clause 5.14 (Option to Purchase: Second Lien Creditors); or

(B)	all the Purchasing Second Lien Creditors require that Hedge Transfer at any time on or after the later of the Senior Lender Discharge Date, the Super Senior Discharge Date, the Cash Management Facility Discharge Date and the Senior Secured Notes Discharge Date; and

(ii)	if:

(A)	that transfer is lawful and otherwise permitted by the terms of the Hedging Agreements in which case no Debtor, Third Party Security Provider or other member of the Group shall be entitled to withhold its consent to that transfer;

(B)	any conditions (other than the consent of, or any consultation with, any Debtor, Third Party Security Provider or other member of the Group) relating to that transfer contained in the Hedging Agreements are complied with;

(C)	each Hedge Counterparty is paid (in the case of a positive number) or pays (in the case of a negative number) an amount equal to the aggregate of (1) the Hedging Purchase Amount in respect of the hedging transactions under the relevant Hedging Agreement at that time and (2) all costs and expenses (including legal fees) incurred as a consequence of giving effect to that transfer;

(D)	as a result of that transfer, the Hedge Counterparties have no further actual or contingent liability to any Debtor under the Hedging Agreements;

(E)	an indemnity is provided from (or on behalf of) the Purchasing Second Lien Creditor (but for the avoidance of doubt this does not include a Second Lien Agent or a Second Lien Notes Trustee) which is receiving (or for which a nominee is receiving) that transfer (or from another third party acceptable to the relevant Hedge Counterparty) in a form reasonably satisfactory to the relevant Hedge Counterparty in respect of all losses which may be sustained or incurred by that Hedge Counterparty in consequence of any sum received or recovered by that Hedge Counterparty being required (or it being alleged that it is required) to be paid back by or clawed back from the Hedge Counterparty for any reason; and

(F)	that transfer is made without recourse to, or representation or warranty from, the relevant Hedge Counterparty, except that the relevant Hedge Counterparty shall be deemed to have represented and warranted on the date of that transfer that it has the corporate power to effect that transfer and it has taken all necessary action to authorise the making by it of that transfer.

(b)	A Second Lien Agent or Second Lien Notes Trustee (acting on behalf of the Purchasing Second Lien Creditors) and any Hedge Counterparty may agree (in respect of the Hedging Agreements (or one or more of them) to which that Hedge Counterparty is a party) that a Hedge Transfer required by the Purchasing Second Lien Creditors pursuant to paragraph (a) above shall not apply to that Hedging Agreement(s) or to the Hedging Liabilities and Hedge Counterparty Obligations under that Hedging Agreement(s).

(c)	If a Second Lien Agent or Second Lien Notes Trustee is entitled to require a Hedge Transfer under this Clause, the Hedge Counterparties shall, at the request of the Second Lien Agent or Second Lien Notes Trustee, provide details of the amounts referred to in paragraph (a)(ii)(C) above.

5.16	Second Lien Liabilities

The Parties agree that in respect of any Second Lien Liabilities entered into after the date of this Agreement, the borrower or issuer thereof may agree with the relevant Second Lien Creditor (or applicable Second Lien Creditor Representative) that such Second Lien Liabilities will, provided that such provisions are set out and notified in the relevant New Debt Financing Designation Certificate, be subject to:

(a)	a stop notice regime substantially equivalent to that set out in Clause 6.3 (Issue of Topco Payment Stop Notice) or any other stop notice regime which is, in any case, subject to additional or more onerous conditions for payment or otherwise which includes a longer ‘stop period’ than that set out in Clause 5.3 (Issue of Second Lien Payment Stop Notice); and/or

(b)	an enforcement regime substantially equivalent to that set out in Clauses 6.10 (Permitted Topco Enforcement) to 6.12 (Subsequent Topco Defaults) or any other enforcement regime which is, in any case, more restrictive for the relevant Creditor than that set out in Clauses 5.10 (Permitted Second Lien Enforcement) to 5.11 (Subsequent Second Lien Defaults),

and such alternative provisions shall apply thereto in place of Clause 5.3 (Issue of Second Lien Payment Stop Notice) or Clauses 5.10 (Permitted Second Lien Enforcement) to 5.11 (Subsequent Second Lien Defaults) respectively.

6.	TOPCO CREDITORS, TOPCO LIABILITIES AND TOPCO GROUP LIABILITIES

6.1	Restriction on Payment and Dealings: Topco Group Liabilities

Until the Priority Discharge Date (except with the Required Creditor Consent), neither the Company nor any Topco Borrower nor any Third Party Security Provider shall (and the Company shall ensure that no member of the Group will):

(a)	make any Payment of any Topco Group Liabilities;

(b)	exercise any set-off against any Topco Group Liabilities; or

(c)	(except to the extent not prohibited by the Debt Documents) create or permit to subsist any Security over any assets of any member of the Group or from a Third Party Security Provider or give any guarantee, indemnity or other assurance against loss (and none of the Topco Creditor Representative, Topco Creditor and Topco Investor may accept the benefit of any such Security or guarantee, indemnity or other assurance against loss) from any member of the Group or Third Party Security Provider for, or in respect of, any Topco Group Liabilities, in each case except as permitted by Clause 2.7 (Additional and/or Refinancing Debt), Clause 6.2 (Permitted Topco Payments), Clause 6.8 (Guarantees and Security: Topco Creditors), Clause 6.9 (Restrictions on Enforcement by Topco Finance Party), Clause 9.5 (Filing of Claims) or Clause 18 (New Debt Financings) (which shall include, for the avoidance of doubt, any permissions under this Clause 6).

6.2	Permitted Topco Payments

(a)	Prior to the Priority Discharge Date, the Company, the Topco Borrowers, the Third Party Security Providers and the other members of the Group shall have the right to make Payments to the Topco Creditors (in respect of the Topco Liabilities) or a Topco Investor (in respect of any Topco Proceeds Loan Liabilities only) then due in accordance with the Topco Finance Documents or any Topco Proceeds Loan Agreement (as applicable):

(i)	if:

(A)	no Topco Payment Stop Notice is outstanding;

(B)	no Senior Secured Payment Default or Second Lien Payment Default has occurred and is continuing; and

(C)	the Payment is of:

(1)	any amount of principal or capitalised interest in respect of the Topco Liabilities which is not prohibited by the Prior Ranking

Financing Agreements or, to the extent prohibited, the Required Creditor Consent has been obtained for any Payment;

(2)	any other amounts (including all scheduled interest payments (including, if applicable, special interest (or liquidated damages)) and default interest on the Topco Liabilities) accrued and payable but not included in paragraph 6.2(a)(i)(C)(1) above in accordance with the terms of the relevant Topco Finance Document (as at the date of issue of the same or as amended in accordance with the terms of this Agreement and the other Debt Documents), additional amounts payable as a result of the tax gross-up provisions relating to Topco Liabilities and amounts in respect of currency indemnities in any Topco Finance Document;

(3)	made in pursuance of a debt buy-back programme in relation to Topco Liabilities that was established with the approval of the Majority Senior Secured Creditors, the Majority Second Lien Creditors and the Majority Super Senior Creditors; or

(4)	of any amount due under any syndication strategy letter relating to any Topco Facility Agreement or Topco Notes Indenture (as applicable);

(ii)	if, notwithstanding that a Topco Payment Stop Notice is outstanding and/or (other than in respect of paragraph (M) below) a Senior Secured Payment Default and/or Second Lien Payment Default has occurred and is continuing and (if the Topco Borrower is a Guarantor or Borrower under any Prior Ranking Financing Agreement at such time, other than in respect of paragraph (K) below) irrespective of whether a Super Senior Acceleration Event, a Senior Acceleration Event, a Senior Secured Notes Acceleration Event, a Second Lien Lender Acceleration Event or a Second Lien Notes Acceleration Event has occurred, the Payment is (without double counting any equivalent applicable basket in any Debt Document but whether or not permitted by the Debt Documents):

(A)	of any amount due under the original form of any fee letter(s) relating to any Topco Finance Documents but in any case only with respect to ongoing fees;

(B)	in respect of commercially reasonable advisory fees and professional fees, costs or expenses for restructuring advice and valuations (including legal advice and the advice of other appropriate financial and/or restructuring advisors) and any fees, costs or expenses of the relevant Topco Agent not covered by paragraph (A) above in an amount not exceeding €1,500,000 in aggregate, but excluding any fees, costs or expenses incurred in connection with any current, threatened or pending litigation against any Senior Secured Creditor or Second Lien Creditor (or any Affiliate of any Senior Secured Creditor or Second Lien Creditor);

(C)	if the Payment is of any Topco Agent Liabilities;

(D)	if the Payment is of any Security Costs;

(E)	if the Payment is of any costs, commissions, taxes, premiums, amendment, fees (including any original issue discount and other consent and/or waiver fees) and any expenses incurred in respect of (or reasonably incidental to) the Topco Finance Documents (including in relation to any reporting or listing requirements under the Topco Finance Documents);

(F)	if the Payment is of any other amount not exceeding €2,500,000 (or its equivalent in other currencies) in aggregate in any 12 month period;

(G)	of the Topco Liabilities outstanding which would have been payable but for the issue of a Topco Payment Stop Notice (which has since expired and no new Topco Payment Stop Notice is outstanding) which has been capitalised and added to the principal amount of the Topco Liabilities or where that amount is outstanding as a result of the accrual of cash interest payable in respect of the Topco Liabilities during a period when a Topco Payment Stop Notice was outstanding or any other amount referred to in paragraph (a)(i)(C) above provided that no such Payment may be made if a Senior Secured Event of Default or Second Lien Event of Default is continuing or would occur as a result of making such Payment;

(H)	for so long as a Senior Secured Event of Default, a Second Lien Event of Default or a Topco Event of Default is continuing, of all or part of the Topco Liabilities as a result of those Topco Liabilities being released or otherwise discharged solely in consideration for the issues of shares in any Holding Company of the Company (each a “Topco Debt for Equity Swap”) provided that (x) no cash or cash equivalent payment is made in respect of the Topco Liabilities, (y) it does not result in a “Change of Control” under and as defined in the Senior Facilities Agreement, any Permitted Senior Secured Facilities Agreement, Permitted Super Senior Secured Facilities Agreement, Senior Secured Notes Indenture, Second Lien Facility Agreement, Second Lien Notes Indenture, Topco Facilities Agreement or Topco Notes Indenture and (z) any Liabilities owed by a member of the Group to another member of the Group, the Subordinated Creditors or any other Holding Company of the Company that arise as a result of any such Topco Debt for Equity Swap are subordinated to the Senior Secured Liabilities and Second Lien Liabilities pursuant to this Agreement and the Senior Secured Creditors and Second Lien Creditors are granted Transaction Security in respect of any of those Intra-Group Liabilities or Subordinated Liabilities (as applicable) owed by a member of the Group;

(I)	of non-cash interest made by way of the capitalisation of interest or by the issuance of a non-cash pay financial instrument evidencing the same which is subordinated to the Priority Secured Liabilities on the same terms as the Topco Liabilities;

(J)	if the Payment is funded directly or indirectly with the proceeds of Topco Liabilities incurred under or pursuant to any Topco Finance Documents;

(K)	if the Payment is made by the Topco Borrower in respect of its obligations under the Topco Finance Documents and such Payment is not directly or indirectly sourced from a member of the Group or such Payment is funded from proceeds received by the Topco Borrower from the Group without breaching the terms of the Debt Documents, unless the Topco Borrower is a Guarantor or Borrower under any Prior Ranking Financing Agreement at such time and a Super Senior Acceleration Event, Senior Acceleration Event, Senior Secured Notes Acceleration Event, Second Lien Lender Acceleration Event, Second Lien Notes Acceleration Event or an Insolvency Event has occurred;

(L)	if the Payment is of any principal amount of the Topco Liabilities in accordance with a provision (if any) in a Topco Finance Document which is substantially equivalent in meaning to:

(1)	clause 11.1 (Illegality) of the Senior Facilities Agreement; or

(2)	clause 11.6 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank) of the Senior Facilities Agreement; or

(M)	if no Senior Secured Payment Default or Second Lien Payment Default has occurred and is continuing and the Payment is a payment of principal, interest or any other amounts made on or after the final maturity date of the relevant Topco Liabilities (provided that such maturity date is no earlier than that contained in the original form of the relevant Topco Finance Document as of the date of first issuance or borrowing (as the case may be) of the applicable Topco Liabilities); or

(iii)	if the Majority Senior Secured Creditors, Majority Super Senior Creditors and the Majority Second Lien Creditors give prior consent to that Payment being made.

A reference in this Clause 6.2 to a Payment shall be construed to include any other direct or indirect step, matter, action or dealing in relation to any Topco Liabilities which are otherwise prohibited under Clause 6.1 (Restriction on Payment and Dealings: Topco Group Liabilities).

(b)	On or after the Priority Discharge Date, the Company, the Topco Borrowers, the Third Party Security Providers and the other members of the Group may make Payments to the Topco Creditors (in respect of Topco Liabilities) or a Topco Investor (in respect of the Topco Proceeds Loan Liabilities only) in respect of the Topco Group Liabilities in accordance with the Topco Finance Documents and Topco Proceeds Loan Agreement (as applicable).

6.3	Issue of Topco Payment Stop Notice

(a)	A Topco Payment Stop Notice is “outstanding” during the period from the date on which, following the occurrence of a Senior Secured Event of Default or a Second Lien Event of Default, the Security Agent (acting on the instructions of the Majority Super Senior Creditors, the Majority Senior Secured Creditors, or as the case may be, the Majority Second Lien Creditors) issues a notice (a “Topco Payment Stop Notice”) to the Topco Agent(s) and to the Topco Notes Trustee(s) (with a copy to the Company and the relevant Topco Borrower) advising that that Senior Secured Event of Default or the Second Lien Event of Default has occurred and is continuing and suspending Payments by the Group of the Topco Liabilities until the first to occur of:

(i)	the date falling 179 days after delivery of that Topco Payment Stop Notice;

(ii)	the date on which a Topco Default occurs for failure to pay principal at the original scheduled maturity of the relevant Topco Liabilities;

(iii)	if a Topco Standstill Period commences after the issue of a Topco Payment Stop Notice, the date on which that Topco Standstill Period expires;

(iv)	the date on which the relevant Senior Secured Event of Default or Second Lien Event of Default has been remedied or waived in accordance with the Senior Secured Finance Documents or the Second Lien Finance Documents (as applicable);

(v)	the date on which the Security Agent (acting on the instructions of whichever of the Majority Super Senior Creditors, the Majority Senior Secured Creditors or, as the case may be, the Majority Second Lien Creditors gave the instructions to deliver the relevant Topco Payment Stop Notice) delivers a notice to Topco Borrower, the Topco Agent(s) and the Topco Notes Trustee(s) cancelling the Topco Payment Stop Notice;

(vi)	the Priority Discharge Date; and

(vii)	the date on which the Topco Creditors take any Enforcement Action that it is permitted to take under Clause 6.10 (Permitted Topco Enforcement).

(b)	No Topco Payment Stop Notice may be served by the Security Agent in reliance on a particular Senior Secured Event of Default or Second Lien Event of Default more than 45 days after the occurrence of the Event of Default constituting that Senior Secured Event of Default or Second Lien Event of Default.

(c)	No more than one Topco Payment Stop Notice may be served with respect to the same event or set of circumstances.

(d)	No more than one Topco Payment Stop Notice may be served in any period of 360 days.

(e)	For the avoidance of doubt, this Clause 6.3:

(i)	acts as a suspension of payment and not as a waiver of the right to receive payment on the date such payments are due;

(ii)	will not prevent the accrual or capitalisation of interest (including default interest) in accordance with the Topco Finance Documents; and

(iii)	will not prevent the payment of any Topco Agent Liabilities or other amounts funded directly or indirectly with amounts which have not been received by the relevant Topco Borrower from another member of the Group.

6.4	Effect of Topco Payment Stop Notice, Senior Secured Payment Default or Second Lien Payment Default

Any failure to make a Payment due under the Topco Finance Documents or Topco Proceeds Loan Agreement as a result of the issue of a Topco Payment Stop Notice or the occurrence of a Senior Secured Payment Default or Second Lien Payment Default shall not prevent:

(a)	the occurrence of an Event of Default as a consequence of that failure to make a Payment in relation to the relevant Topco Finance Document or Topco Proceeds Loan Agreement; or

(b)	the issue of a Topco Enforcement Notice on behalf of the Topco Creditors.

6.5	Payment Obligations and Capitalisation of Interest Continue

(a)	No Debtor shall be released from the liability to make any Payment (including of default interest, which shall continue to accrue) under any Topco Finance Document or Topco Proceeds Loan Agreement by the operation of Clause 6.1 (Restriction on Payment and Dealings: Topco Group Liabilities) to Clause 6.4 (Effect of Topco Payment Stop Notice, Senior Secured Payment Default or Second Lien Payment Default) even if its obligation to make that Payment is restricted at any time by the terms of any of those Clauses.

(b)	The accrual and capitalisation of interest (if any) in accordance with the Topco Finance Documents or Topco Proceeds Loan Agreement shall continue notwithstanding the issue of a Topco Payment Stop Notice.

6.6	Cure of Payment Stop: Topco Creditors

If:

(a)	at any time following the issue of a Topco Payment Stop Notice or the occurrence of a Senior Secured Payment Default or Second Lien Payment Default, that Topco Payment Stop Notice ceases to be outstanding and/or (as the case may be) the Senior Secured Payment Default or Second Lien Payment Default ceases to be continuing; and

(b)	the relevant Debtor or Topco Borrower then promptly pays to the Topco Creditors or relevant Topco Investor (in respect of the Topco Proceeds Loan Liabilities only) an amount equal to any Payments which had accrued under the Topco Finance Documents or the Topco Proceeds Loan Agreement (as applicable) and which would have been Permitted Topco Payments but for that Topco Payment Stop Notice or Senior Secured Payment Default or Second Lien Payment Default,

then any Topco Event of Default which may have occurred as a result of that suspension of Payments shall be waived and any Topco Enforcement Notice which may have been issued as a result of that Topco Event of Default shall be waived, in each case without any further action being required on the part of the Topco Creditors or relevant Topco Investor (in respect of the Topco Proceeds Loan Liabilities only).

6.7	Amendments and Waivers: Topco Creditors

(a)	If a Topco Borrower is a member of the Group, the relevant Finance Document in relation to any Topco Liabilities incurred by such Topco Borrower shall include and maintain a Finco Covenant, and the Topco Borrower shall comply with the terms of such covenant at all times prior to the applicable Topco Discharge Date in relation to such Topco Liabilities, unless otherwise agreed by the Majority Super Senior Creditors, Majority Senior Secured Creditors and Majority Second Lien Creditors.

(b)	Subject to paragraph (a) above, the Topco Creditors may amend or waive the terms of the Topco Finance Documents in accordance with their terms (and subject to any consent required under them) at any time; and nothing in this Agreement or any Debt Document shall restrict any amendments and waivers made or granted in accordance with Clause 18 (New Debt Financings).

6.8	Guarantees and Security: Topco Creditors

The Topco Lenders and the Topco Notes Creditors shall have the right to take, accept or receive the benefit of:

(a)	any Topco Shared Security from any member of the Group or from a Third Party Security Provider in respect of the Topco Liabilities if and to the extent legally possible and subject to any Agreed Security Principles, at the same time it is also offered either:

(i)	to the Security Agent as agent (and mandatario con rappresentanza) or trustee for the other Secured Parties (or applicable class thereof) in respect of their Liabilities; or

(ii)	in the case of any jurisdiction in which effective Security cannot be granted in favour of the Security Agent as agent (and mandatario con rappresentanza) or trustee for the Secured Parties (or applicable class thereof):

(A)	to the other Secured Parties (or applicable class thereof) in respect of their Liabilities; or

(B)	(to the extent recognised under applicable law, and in any event other than for Transaction Security governed by Italian law) to the Security Agent under a parallel debt structure, joint and several creditor structure or agency structure for the benefit of the other Secured Parties (or applicable class thereof), and ranks in the same order of priority as that contemplated in Clause 2.2 (Transaction Security), provided that all amounts received or recovered by any Topco Creditor with respect to such Topco Shared Security are immediately paid to the Security Agent and held and applied in accordance with Clause 16 (Application of Proceeds);

(b)	any guarantee, indemnity or other assurance against loss from any member of the Group in respect of the Topco Facility Liabilities or the Topco Notes Liabilities in addition to those in:

(i)	the original form of any Topco Facility Agreement or any Topco Notes Indenture;

(ii)	this Agreement; or

(iii)	any Common Topco Assurance,

if (except for any guarantees, indemnity or other assurance permitted by the terms of the Finance Documents) and to the extent legally possible and subject to any Agreed Security Principles, the other Priority Secured Parties (or applicable class thereof) already benefit from such a guarantee, indemnity or other assurance against loss or at the same time it is also offered to the other Priority Secured Parties (or applicable class thereof) in respect of their Liabilities and ranks in the same order of priority as that contemplated in Clause 2 (Ranking and Priority) and all amounts received or recovered by any Topco Creditor with respect to such guarantee, indemnity or other assurance against loss are immediately paid to the Security Agent and held and applied in accordance with Clause 16 (Application of Proceeds); and

(c)	any Security, guarantee, indemnity or other assurance against loss from any member of the Topco Group:

(i)	in connection with any escrow or similar or equivalent arrangements entered into in respect of amounts which are being held (or will be held) by a person which is not a member of the Topco Group prior to release of those amounts to a member of the Topco Group;

(ii)	in connection with any actual or proposed defeasance, redemption, prepayment, repayment, purchase or other discharge of any Secured Liabilities (in each case provided that such defeasance, redemption, prepayment, repayment, purchase or other discharge is not prohibited by the terms of this Agreement); or

(iii)	as otherwise permitted by another provision of this Agreement including Clause 18.4 (Acquired Person or Asset).

No Security (other than pursuant to the Topco Transaction Security Documents) shall be granted by a member of the Group in respect of any Topco Liabilities.

6.9	Restrictions on Enforcement by Topco Finance Party

(a)	Until the Priority Discharge Date, except with the prior consent of or as required by an Instructing Group:

(i)	no Topco Finance Party nor Topco Investor shall direct the Security Agent to enforce or otherwise (to the extent applicable), require the enforcement of, any Transaction Security Documents (including the crystallisation of any floating charge forming part of any Transaction Security);

(ii)	no Topco Finance Party nor Topco Investor shall take or require the taking of any Enforcement Action against a member of the Group or any Third Party Security Provider other than in each case (and only to the extent not restricted by paragraph (i) above or (iii) below) against a Topco Borrower in relation to the Topco Group Liabilities; and

(iii)	no Topco Finance Party nor Topco Investor nor Topco Borrower shall take or require the taking of any Enforcement Action in relation to the Topco Proceeds Loan Liabilities,

except as permitted under Clause 6.10 (Permitted Topco Enforcement) and provided that no such action required by an Instructing Group need be taken except to the extent that such Instructing Group otherwise is entitled under this Agreement to direct such action.

(b)	(Other than as restricted by paragraphs (a)(i) and (a)(iii) above) any Topco Creditors may at any time take any Enforcement Action available against any Topco Investor, Topco Borrower or any Other Topco Guarantor, in each case in accordance with the terms of the Topco Finance Documents.

6.10	Permitted Topco Enforcement

(a)	Subject to Clause 6.13 (Enforcement on behalf of Topco Finance Parties), the restrictions in Clause 6.9 (Restrictions on Enforcement by Topco Finance Party) will not apply in respect of the Topco Group Liabilities or the Transaction Security Documents (if any) which secure Topco Group Liabilities (as applicable) as permitted by paragraph (c) of Clause 6.1 (Restriction on Payment and Dealings: Topco Group Liabilities) if:

(i)	a Topco Event of Default (the “Relevant Topco Default”) is continuing;

(ii)	the Senior Agent, the Senior Secured Notes Trustee(s), the Second Lien Agent and the Second Lien Notes Trustee(s) have received notice of the Relevant Topco Default specifying the event or circumstance in relation to the Relevant Topco Default from the relevant Topco Agent, Topco Notes Trustee or Topco Borrower;

(iii)	a Topco Standstill Period has elapsed; and

(iv)	the Relevant Topco Default is continuing at the end of the relevant Topco Standstill Period.

(b)	Promptly upon becoming aware of a Topco Event of Default, the relevant Topco Agent(s), Topco Notes Trustee(s) or Topco Investor (as the case may be) may by notice (a “Topco Enforcement Notice”) in writing notify the Super Senior Agent, the Senior Agent, the Senior Secured Notes Trustee(s), the Second Lien Agent and the Second Lien Notes Trustee(s) of the existence of such Topco Default.

6.11	Topco Standstill Period

In relation to a Relevant Topco Default, a Topco Standstill Period shall mean the period beginning on the date (the “Topco Standstill Start Date”) the relevant Topco Agent(s), Topco Notes Trustee(s) or Topco Investor serves a Topco Enforcement Notice on the Security Agent, the Super Senior Agent, the Senior Agent, the Senior Secured Notes Trustee(s), the Second Lien Agent and the Second Lien Notes Trustee(s) in respect of such Relevant Topco Default and ending on the earlier to occur of:

(a)	the date falling 179 days after the Topco Standstill Start Date (the “Topco Standstill Period”);

(b)	the date the Priority Secured Parties take any Enforcement Action in relation to a particular Debtor or Third Party Security Provider provided that:

(i)	if a Topco Standstill Period ends pursuant to this paragraph (b), the Topco Finance Parties or a Topco Investor (in respect of the Topco Proceeds Loan Liabilities only) may only take the same Enforcement Action in relation to the Topco Guarantor as the Enforcement Action taken by the Priority Secured Parties against such Topco Guarantor and not against any other member of the Group or Third Party Security Provider; and

(ii)	Enforcement Action for the purpose of this paragraph (b) shall not include action taken to preserve or protect any Security as opposed to realise it;

(c)	the date of an Insolvency Event in relation to a particular Topco Guarantor against whom Enforcement Action is to be taken; and

(d)	the expiry of any other Topco Standstill Period outstanding at the date such first mentioned Topco Standstill Period commenced (unless that expiry occurs as a result of a cure, waiver or other permitted remedy).

6.12	Subsequent Topco Defaults

The Topco Finance Parties or a Topco Investor (in respect of the Topco Proceeds Loan Liabilities only) may take Enforcement Action under Clause 6.10 (Permitted Topco Enforcement) in relation to a Relevant Topco Default even if, at the end of any relevant Topco

Standstill Period or at any later time, a further Topco Standstill Period has begun as a result of any other Topco Default.

6.13	Enforcement on behalf of Topco Finance Parties

(a)	If the Security Agent has notified the Topco Agents, Topco Notes Trustees or a relevant Topco Investor that it is enforcing Security created pursuant to any Security Document over shares of a Debtor, no Topco Finance Party or that Topco Investor may take any action referred to in Clause 6.10 (Permitted Topco Enforcement) against that Debtor or any Subsidiary of that Debtor while the Security Agent is taking steps to enforce that Security in accordance with the instructions of the Instructing Group where such action might be reasonably likely to adversely affect such enforcement or the amount of proceeds to be derived therefrom.

(b)	If the Topco Creditors are permitted to give instructions to the Security Agent to require the enforcement of the Security constituted pursuant to any Transaction Security Document in accordance with the provisions of this Clause 6.13, such Enforcement Action must require the realisation of the relevant Security by way of a sale or disposal conducted in compliance with the provisions of Clause 15.2 (Distressed Disposals).

6.14	Option to Purchase: Topco Creditors

(a)	Subject to paragraphs (b) and (c) below, the Topco Creditor Representative(s) (on behalf of one or more of the Topco Creditors) (the “Purchasing Topco Creditors”) may after a Distress Event, by giving not less than 10 days’ prior written notice to the Security Agent, require the transfer to the Purchasing Topco Creditors (or to a nominee or nominees), in accordance with Clause 21.2 (Change of Secured Creditors), of all, but not part, of the rights, benefits and obligations in respect of the Senior Lender Liabilities, Super Senior Lender Liabilities, the Senior Secured Notes Liabilities, the Cash Management Facility Liabilities, the Second Lien Lender Liabilities and the Second Lien Notes Liabilities if:

(i)	that transfer is lawful and, subject to paragraph (ii) below, otherwise permitted by the relevant Secured Debt Document;

(ii)	any conditions relating to such a transfer contained in the relevant Secured Debt Document, other than:

(A)	any requirement to obtain the consent of, or consult with, any Debtor, Third Party Security Provider or other member of the Group relating to such transfer, which consent or consultation shall not be required; and

(B)	to the extent the Purchasing Topco Creditors (acting as a whole) provide cash cover for any Letter of Credit or Cash Management Facility LC the consent of the Relevant Issuing Bank relating to such transfer;

(iii)	each Agent, on behalf of the Senior Lenders, the Super Senior Lenders, the Senior Secured Notes Creditors, the Second Lien Lenders and the Second Lien Noteholders (as applicable) and each Cash Management Facility Lender, is paid an amount equal to the aggregate of:

(A)	any amounts provided as cash cover by the Purchasing Topco Creditors for any Letter of Credit or Cash Management Facility LC (as envisaged in paragraph (ii)(B) above);

(B)	all of the Liabilities to such Creditors outstanding as at the date the amount is to be paid (whether or not due), including all amounts that would have been payable under the relevant Debt Document if the Liabilities under such Debt Document were being prepaid by the relevant Debtors on the date of that payment; and

(C)	all costs and expenses (including legal fees) incurred by each such Agent and/or such Creditors as a consequence of giving effect to that transfer;

(iv)	as a result of that transfer the Senior Lenders, the Super Senior Lenders, the Senior Secured Notes Creditors, the Second Lien Lenders, the Second Lien Notes Creditors and the Cash Management Facility Lenders have no further actual or contingent liability to any Debtor under the relevant Debt Documents;

(v)	an indemnity is provided from (or on behalf of) the Purchasing Topco Creditor (but, for the avoidance of doubt, this does not include a Topco Creditor Representative) (or from another third party acceptable to all the Senior Lenders, the Super Senior Lenders, the Senior Secured Notes Creditors, the Second Lien Lenders, the Second Lien Notes Creditors and each Cash Management Facility Lender) in a form reasonably satisfactory to each Senior Lender, Super Senior Lender, Senior Secured Notes Creditor, Second Lien Lender, Second Lien Notes Creditor and each Cash Management Facility Lender in respect of all losses which may be sustained or incurred by any Senior Lender, Super Senior Lender, Senior Secured Notes Creditor, Second Lien Lender, Second Lien Notes Creditor or Cash Management Facility Lender in consequence of any sum received or recovered by any Senior Lender, Super Senior Lender, Senior Secured Notes Creditor, Second Lien Lender, Second Lien Notes Creditor or Cash Management Facility Lender from any person being required (or it being alleged that it is required) to be paid back by or clawed back from any Senior Lender, Super Senior Lender, Senior Secured Notes Creditor, Second Lien Lender, Second Lien Notes Creditor or Cash Management Facility Lender for any reason; and

(vi)	the transfer is made without recourse to, or representation or warranty from, the Senior Lenders, the Super Senior Lenders, the Senior Secured Notes Creditors, the Second Lien Lenders, the Second Lien Notes Creditors or Cash Management Facility Lenders, except that each Senior Lender, Super Senior Lender, Senior Secured Notes Creditor, Second Lien Lender, Second Lien Notes Creditor or Cash Management Facility Lender shall be deemed to have represented and warranted on the date of that transfer that it has the corporate power to effect that transfer and it has taken all necessary action to authorise the making by it of that transfer.

(b)	Subject to paragraph (b) of Clause 6.15 (Hedge Transfer: Topco Creditors), the Topco Creditor Representative (on behalf of the Purchasing Topco Creditors) may only require a Senior Secured Creditor Liabilities Transfer and a Second Lien Creditor Liabilities Transfer if, at the same time, they require a Hedge Transfer in accordance with Clause 6.15 (Hedge Transfer: Topco Creditors) and if, for any reason, a Hedge Transfer cannot be made in accordance with Clause 6.15 (Hedge Transfer: Topco Creditors), no Senior Secured Creditor Liabilities Transfer or and a Second Lien Creditor Liabilities Transfer may be required to be made. If more than one Purchasing Topco Creditor wishes to exercise the option to purchase the Senior Lender Liabilities, Super Senior Lender Liabilities, Senior Secured Notes Liabilities, Second Lien Lender Liabilities, Second Lien Notes Liabilities or Cash Management Facility Liabilities in

accordance with paragraph (a) above, each such Purchasing Topco Creditor shall acquire the Senior Lender Liabilities, Super Senior Lender Liabilities, Senior Secured Notes Liabilities, Second Lien Lender Liabilities, Second Lien Notes Liabilities, and Cash Management Facility Liabilities pro rata, in the proportion that its Credit Participation bears to the aggregate Credit Participations of all the Purchasing Topco Creditors. Any Purchasing Topco Creditors wishing to exercise the option to purchase the Senior Lender Liabilities, Super Senior Lender Liabilities, Senior Secured Notes Liabilities, Second Lien Lender Liabilities, Second Lien Notes Liabilities or Cash Management Facility Liabilities shall inform the Senior Creditor Representatives and the Super Senior Agent in accordance with the terms of the Senior Secured Finance Documents and the Second Lien Creditor Representatives in accordance with the terms of the Second Lien Finance Documents who will determine (consulting with each other as required) the appropriate share of the Senior Lender Liabilities, Super Senior Lender Liabilities, Senior Secured Notes Liabilities, Second Lien Lender Liabilities, Second Lien Notes Liabilities and Cash Management Facility Liabilities to be acquired by each such Purchasing Topco Creditor and who shall inform each such Purchasing Topco Creditor accordingly. Furthermore, the Topco Creditor Representative(s) (as applicable) shall promptly inform the Senior Creditor Representatives, the Super Senior Agent and the Creditor Representatives of the Senior Secured Creditors and Second Lien Creditors of the Purchasing Topco Creditors’ intention to exercise the option to purchase the Senior Lender Liabilities, Super Senior Lender Liabilities, Senior Secured Notes Liabilities, Second Lien Lender Liabilities, Second Lien Notes Liabilities and Cash Management Facility Liabilities.

(c)	At the request of the Topco Creditor Representative (on behalf of all the Purchasing Topco Creditors):

(i)	the Senior Agent and the Cash Management Facility Lenders (as applicable) shall notify the Purchasing Topco Creditors of:

(A)	the sum of the amounts described in paragraphs (a)(iii)(B) and (a)(iii)(C) above; and

(B)	the amount of each Letter of Credit and each Cash Management Facility LC (as applicable) for which cash cover is to be provided by all the Purchasing Topco Creditors (acting as a whole);

(ii)	the Super Senior Agent shall notify the Purchasing Second Lien Creditors of:

(A)	the sum of the amounts described in paragraphs (a)(iii)(B) and (a)(iii)(C) above; and

(B)	the amount of each Letter of Credit and each Cash Management Facility LC (as applicable) for which cash cover is to be provided by all the Purchasing Topco Creditors (acting as a whole);

(iii)	the Senior Secured Notes Trustee(s) shall notify the Purchasing Topco Creditors of the sum of amounts described in paragraphs (a)(iii)(B) and (a)(iii)(C) above;

(iv)	the Second Lien Agent shall notify the Purchasing Topco Creditors of the sum of the amounts described in paragraphs (a)(iii)(B) and (a)(iii)(C) above; and

(v)	the Second Lien Notes Trustee(s) shall notify the Purchasing Topco Creditors of the sum of amounts described in paragraphs (a)(iii)(B) and (a)(iii)(C) above.

6.15	Hedge Transfer: Topco Creditors

(a)	The Topco Creditor Representative(s) (on behalf of the Purchasing Topco Creditors, acting as a whole) may, by giving not less than 10 days’ prior written notice to the Security Agent, require a Hedge Transfer:

(i)	if either:

(A)	the Purchasing Topco Creditors require, at the same time, a Senior Secured Creditor Liabilities Transfer and a Second Lien Creditor Liabilities Transfer under Clause 6.14 (Option to Purchase: Topco Creditors); or

(B)	all the Purchasing Topco Creditors require that Hedge Transfer at any time on or after the latest of the Senior Lender Discharge Date, the Super Senior Discharge Date, the Cash Management Facility Discharge Date, the Senior Secured Notes Discharge Date and the Second Lien Discharge Date; and

(ii)	if:

(A)	that transfer is lawful and otherwise permitted by the terms of the Hedging Agreements, in which case no Debtor, Third Party Security Provider or other member of the Group shall be entitled to withhold its consent to that transfer;

(B)	any conditions (other than the consent of, or any consultation with, any Debtor, Third Party Security Provider or other member of the Group) relating to that transfer contained in the Hedging Agreements are complied with;

(C)	each Hedge Counterparty is paid (in the case of a positive number) or pays (in the case of a negative number) an amount equal to the aggregate of (1) the Hedging Purchase Amount in respect of the hedging transactions under the relevant Hedging Agreement at that time and (2) all costs and expenses (including legal fees) incurred as a consequence of giving effect to that transfer;

(D)	as a result of that transfer, the Hedge Counterparties have no further actual or contingent liability to any Debtor under the Hedging Agreements;

(E)	an indemnity is provided from (or on behalf of) Purchasing Topco Creditor (but, for the avoidance of doubt, this does not include a Topco Creditor Representative) which is receiving (or for which a nominee is receiving) that transfer (or from another third party acceptable to the relevant Hedge Counterparty) in a form reasonably satisfactory to the relevant Hedge Counterparty in respect of all losses which may be sustained or incurred by that Hedge Counterparty in consequence of any sum received or recovered by that Hedge Counterparty being required (or it being alleged that it is required) to be paid back by or clawed back from the Hedge Counterparty for any reason; and

(F)	that transfer is made without recourse to, or representation or warranty from, the relevant Hedge Counterparty, except that the relevant Hedge Counterparty shall be deemed to have represented and warranted on the date of that transfer that it has the corporate power to effect that transfer and it has taken all necessary action to authorise the making by it of that transfer.

(b)	The Topco Creditor Representative(s) (acting on behalf of the Purchasing Topco Creditors) and any Hedge Counterparty may agree (in respect of the Hedging Agreements (or one or more of them) to which that Hedge Counterparty is a party) that a Hedge Transfer required by the Purchasing Topco Creditors pursuant to paragraph (a) above shall not apply to that Hedging Agreement(s) or to the Hedging Liabilities and Hedge Counterparty Obligations under that Hedging Agreement(s).

(c)	If the Topco Creditor Representative(s) are entitled to require a Hedge Transfer under this Clause 6.15, the Hedge Counterparties shall, at the request of the Topco Creditor Representative(s), provide details of the amounts referred to in paragraph (a)(iii)(C) above.

6.16	Security Interest in Holdco assets

Notwithstanding anything to the contrary in this Agreement but subject to the terms of such Security and Clause 14 (Enforcement of Topco Independent Transaction Security), in no event shall the Topco Creditors be prohibited from taking any Enforcement Action with respect to any Topco Independent Obligor or from taking any Security from any person that is not a member of the Group.

7.	SUBORDINATED LIABILITIES

7.1	Restriction on Payment: Subordinated Liabilities

Prior to the Final Discharge Date, neither the Company nor any other Debtor will, and Topco shall procure that no other member of the Topco Group will, make any Payment of the Subordinated Liabilities at any time unless:

(a)	that Payment is permitted under Clause 7.2 (Permitted Payments: Subordinated Liabilities); or

(b)	the taking or receipt of that Payment is permitted under Clause 7.8 (Permitted Enforcement: Subordinated Creditors); or

(c)	Required Creditor Consent for such Payment has been obtained.

7.2	Permitted Payments: Subordinated Liabilities

(a)	The Company, any other Debtor and any member of the Topco Group may make any Payments in respect of the Subordinated Liabilities (whether of principal, interest or otherwise) if such Payment is not prohibited by the Prior Ranking Financing Agreements or, to the extent prohibited, unless the Required Creditor Consent has been obtained.

(b)	Payments in respect of the Subordinated Liabilities may not be made pursuant to paragraph (a) above if, at the time of the Payment, an Acceleration Event has occurred, unless the Required Creditor Consent has been obtained.

(c)	Nothing in this Agreement or any of the Debt Documents shall prohibit or restrict any roll-up or capitalisation of any amount under any Subordinated Document or the issue of any payment in kind instruments in satisfaction of any amount under any Subordinated Document or any forgiveness, write-off or capitalisation of any

Subordinated Liabilities or the release or other discharge of any such Subordinated Liabilities.

7.3	Payment obligations continue

Neither the Company nor any other Debtor or member of the Topco Group shall be released from the liability to make any Payment (including of default interest, which shall continue to accrue) under any Subordinated Document by the operation of Clause 7.1 (Restriction on Payment: Subordinated Liabilities) and Clause 7.2 (Permitted Payments: Subordinated Liabilities) even if its obligation to make that Payment is restricted at any time by the terms of any of those Clauses.

7.4	No acquisition of Subordinated Liabilities

Prior to the Final Discharge Date, the Debtors shall not, and shall procure that no other member of the Topco Group will:

(a)	enter into any Liabilities Acquisition; or

(b)	beneficially own all or any part of the share capital of a company that is party to a Liabilities Acquisition,

in each case pursuant to which any payment is made by a member of the Group to a person which is not a member of the Group in respect of Subordinated Liabilities, unless:

(i)	that action is not prohibited by the Finance Documents;

(ii)	the relevant Liabilities Acquisition relates to Subordinated Liabilities (or rights, benefits and/or obligations in relation thereto) in respect of which a Payment could be made under Clause 7.2 (Permitted Payments: Subordinated Liabilities); or

(iii)	in relation to each Finance Document that prohibits that action, the requisite Senior Secured Creditors, Second Lien Creditors or, as the case may be, Topco Creditors under that Finance Document consent to that action.

7.5	Amendments and Waivers: Subordinated Creditors

(a)	Prior to the Final Discharge Date, subject to paragraph (b) below, the Subordinated Creditors and the Debtors shall not (and Topco shall ensure that no other member of the Topco Group shall) amend, waive or vary the terms of any of the documents or instruments pursuant to which the Subordinated Liabilities are constituted which would result in:

(i)	the interests of any Secured Party being adversely affected in any material respect or the ranking and/or subordination contemplated by this Agreement being impaired;

(ii)	any change to any scheduled repayment date or any mandatory prepayment provision under any Subordinated Document which would, in each case, make such amount payable before the Final Discharge Date;

(iii)	any member of the Topco Group being subject to more onerous obligations (ignoring for this purpose any obligation to pay any additional amount) as a whole than those contained in the original form of the Subordinated Documents to the extent that such obligations are materially adverse to the interests of the

Secured Parties (taken as a whole) under the Secured Debt Documents or obligations which would conflict with any provision of this Agreement; or

(iv)	any change to provisions relating to acceleration, default, security (including enforcement), transferability, payments (including repayments and prepayments) and ranking of Subordinated Liabilities under a Subordinated Document.

(b)	Paragraph (a) above does not apply to any amendment, waiver or consent:

(i)	which (or to the extent such term following such amendment, waiver or consent) is not prohibited to be a term of such documents or instruments by the Prior Ranking Financing Agreements or, to the extent prohibited, in respect of which the Required Creditor Consent has been obtained;

(ii)	which has been made with the prior Required Creditor Consent; or

(iii)	which is minor, administrative or corrects a manifest error or (subject to paragraph (a)(i) above) is technical.

7.6	Security: Subordinated Creditors

The Subordinated Creditors may not take, accept or receive the benefit of any Security, guarantee, indemnity or other assurance against loss from any member of the Topco Group in respect of any of the Subordinated Liabilities prior to the Final Discharge Date, unless the requisite Senior Secured Creditors or, as the case may be, Topco Creditors under the applicable Finance Document consent to that Security, guarantee, indemnity or other assurance against loss.

7.7	Restriction on Enforcement: Subordinated Creditors

Subject to Clause 7.8 (Permitted Enforcement: Subordinated Creditors), no Subordinated Creditor shall be entitled to take any Enforcement Action in respect of any of the Subordinated Liabilities at any time prior to the Final Discharge Date, unless:

(a)	such Enforcement Action is solely a demand for payment, set-off, account combination or payment netting which is permitted by Clause 7.2 (Permitted Payments: Subordinated Liabilities);

(b)	otherwise consented to by the Security Agent or an Instructing Group; or

(c)	Required Creditor Consent for such Enforcement Action has been obtained.

7.8	Permitted Enforcement: Subordinated Creditors

After the occurrence of an Insolvency Event in relation to a member of the Topco Group, each Subordinated Creditor may only (unless otherwise directed by the Security Agent or unless the Security Agent has taken, or has given notice that it intends to take, action on behalf of that Subordinated Creditor in accordance with Clause 9.5 (Filing of Claims)) exercise any right it may otherwise have in respect of that member of the Topco Group to:

(a)	accelerate any of that member of the Topco Group’s Subordinated Liabilities or declare them prematurely due and payable or payable on demand;

(b)	make a demand under any guarantee, indemnity or other assurance against loss given by that member of the Topco Group in respect of any Subordinated Liabilities;

(c)	exercise any right of set off or take or receive any Payment in respect of any Subordinated Liabilities of that member of the Topco Group; or

(d)	claim and prove in the liquidation, administration or other insolvency proceedings of that member of the Topco Group for the Subordinated Liabilities owing to it,

but shall not take any other Enforcement Action.

7.9	Representations: Subordinated Creditor

Each Subordinated Creditor represents and warrants to each Secured Party on the date of this Agreement (or, if it becomes a Party after such date, the date of the Creditor/Agent Accession Undertaking) that:

(a)	it is duly incorporated (or, as the case may be, organised) and validly established under the laws of its jurisdiction of incorporation (or, as the case may be, organisation);

(b)	subject to the Legal Reservations and Perfection Requirements, the obligations expressed to be assumed by it in this Agreement are valid, legally binding and enforceable obligations; and

(c)	subject to the Legal Reservations and Perfection Requirements, the entry into and performance by it of, and the transactions contemplated by, this Agreement do not contravene:

(i)	any law or regulation applicable to it;

(ii)	its constitutional documents; or

(iii)	any agreement or instrument binding upon it or any of its assets, in each case, to an extent which would have a Material Adverse Effect.

7.10	Subordinated Liabilities: Exceptions

Notwithstanding anything to the contrary, nothing in this Agreement or any of the Debt Documents shall prohibit or restrict:

(a)	any Payment made to a Subordinated Creditor under and in accordance with the terms of any Debt Document other than with respect to Subordinated Liabilities (provided that, for the avoidance of doubt, this paragraph (a) shall not apply to a Payment which is expressly prohibited by Clause 4 (Hedge Counterparties and Hedging Liabilities), Clause 5 (Second Lien Creditors and Second Lien Liabilities) and/or Clause 6 (Topco Creditors, Topco Liabilities and Topco Group Liabilities));

(b)	any Payment or other return made by way of a roll-up or capitalisation of any amount, an issue of shares, an incurrence of indebtedness constituting Subordinated Liabilities (including the issue of payment-in-kind instruments) or any other similar or equivalent step, action or arrangement;

(c)	any payment made (whether cash or in kind) or other step or action taken to facilitate any Payment (or other matter) in respect of any Subordinated Liabilities (in each case to the extent that such Payment or other matter is not prohibited by this Clause 7); and

(d)	any Subordinated Creditor from granting any Security over or in relation to the Subordinated Liabilities or any related rights in respect thereof provided that the rights of the holder of such Security upon any enforcement are subject to this Agreement.

8.	INTRA-GROUP LENDERS AND INTRA-GROUP LIABILITIES

8.1	Restriction on Payment: Intra-Group Liabilities

Prior to the Final Discharge Date, the Debtors shall not, and shall procure that no other member of the Group will, make any Payments of the Intra-Group Liabilities at any time unless:

(a)	that Payment is permitted under Clause 8.2 (Permitted Payments: Intra-Group Liabilities);

(b)	the taking or receipt of that Payment is permitted under Clause 8.7 (Permitted Enforcement: Intra-Group Lenders); or

(c)	Required Creditor Consent for such Payment has been obtained.

8.2	Permitted Payments: Intra-Group Liabilities

(a)	Subject to paragraph (b) below, the Debtors and the other members of the Group may make Payments (including by way of set-off or conversion to equity, provided that in the event that the equity of such Debtor is subject to Transaction Security prior to such issue, then the percentage of equity in such Debtor subject to Transaction Security is not diluted) in respect of the Intra-Group Liabilities (whether of principal, interest or otherwise) from time to time.

(b)	Payments in respect of the Intra-Group Liabilities may not be made pursuant to paragraph (a) above if, at the time of the Payment, an Acceleration Event has occurred, unless:

(i)	an Instructing Group consents to that Payment being made; or

(ii)	that Payment is made to facilitate the Payment of any:

(A)	Senior Secured Creditor Liabilities, Agent Liabilities or Arranger Liabilities;

(B)	Second Lien Liabilities, following the later of the Super Senior Discharge Date and the Senior Secured Discharge Date;

(C)	Liabilities owed to the Security Agent; or

(D)	Topco Liabilities or Topco Proceeds Loan Liabilities following the Priority Discharge Date.

8.3	Payment Obligations Continue

No Debtor shall be released from the liability to make any Payment (including of default interest, which shall continue to accrue) under any Intra-Group Liabilities by the operation of Clause 8.1 (Restriction on Payment: Intra-Group Liabilities) and Clause 8.2 (Permitted Payments: Intra-Group Liabilities) even if its obligation to make that Payment is restricted at any time by the terms of either of those Clauses.

8.4	Acquisition of Intra-Group Liabilities

Each Debtor may, and may permit any other member of the Group to:

(a)	enter into any Liabilities Acquisition; or

(b)	beneficially own all or any part of the share capital of a company that is party to a Liabilities Acquisition,

in respect of any Intra-Group Liabilities at any time unless an Acceleration Event has occurred at the time of the relevant Liabilities Acquisition and the Instructing Group has not consented to such Liabilities Acquisition or where Required Creditor Consent has been obtained.

8.5	Security: Intra-Group Lenders

Prior to the Final Discharge Date, the Intra-Group Lenders may not take, accept or receive the benefit of any Security, guarantee, indemnity or other assurance against loss in respect of the Intra-Group Liabilities unless that Security, guarantee, indemnity or other assurance against loss is not prohibited by the Prior Ranking Financing Agreements or, to the extent prohibited, the Required Creditor Consent has been obtained.

8.6	Restriction on Enforcement: Intra-Group Lenders

Subject to Clause 8.7 (Permitted Enforcement: Intra-Group Lenders), (other than the demand for any payment, set-off, account combination or payment netting in relation to any payment permitted by Clause 8.2 (Permitted Payments: Intra-Group Liabilities)) none of the Intra-Group Lenders shall be entitled to take any Enforcement Action in respect of any of the Intra-Group Liabilities at any time prior to the Final Discharge Date unless otherwise consented to by the Security Agent or by an Instructing Group or where Required Creditor Consent to such Enforcement Action has been obtained.

8.7	Permitted Enforcement: Intra-Group Lenders

After the occurrence of an Insolvency Event, each Intra-Group Lender may (unless otherwise directed by the Security Agent or unless the Security Agent has taken, or has given notice that it intends to take, action on behalf of that Intra-Group Lender in accordance with Clause 9.5 (Filing of Claims)), exercise any right it may otherwise have against that member of the Group to:

(a)	accelerate any of that member of the Group’s Intra-Group Liabilities or declare them prematurely due and payable or payable on demand;

(b)	make a demand under any guarantee, indemnity or other assurance against loss given by that member of the Group in respect of any Intra-Group Liabilities;

(c)	exercise any right of set-off or take or receive any Payment in respect of any Intra-Group Liabilities of that member of the Group; or

(d)	claim and prove in the liquidation, administration or other insolvency proceedings of that member of the Group for the Intra-Group Liabilities owing to it.

8.8	Intra-Group Liabilities: Exceptions

Notwithstanding anything to the contrary in this Agreement or any other Debt Document and without imposing any additional obligation or restriction on any member of the Group, nothing in this Agreement (including this Clause 8 or Clause 21 (Changes to the Parties)) or any other Debt Document shall prohibit or restrict any capitalisation, forgiveness, write-off, waiver, release, transfer or other discharge of any Intra-Group Liabilities (or any amounts due, payable or owing in connection therewith) or any other amount due, payable or owing by one member of the Group to another member of the Group, in the case of Intra-Group Liabilities unless an Acceleration Event has occurred and is continuing.

9.	EFFECT OF INSOLVENCY EVENT

9.1	Cash Cover

This Clause 9 is subject to Clause 16.3 (Treatment of SFA Cash Cover, Cash Management Facility Cash Cover and SFA Cash Collateral) and, in the case of each Notes Trustee, to paragraphs (a) and (c) of Clause 28.1 (Liability).

9.2	Payment of Distributions

(a)	After the occurrence of an Insolvency Event, any Party entitled to receive a distribution out of the assets of that Debtor, Material Subsidiary or Third Party Security Provider (in the case of a Senior Secured Creditor on or after the Designation Date, only to the extent that such amounts constitute Enforcement Proceeds) in respect of Liabilities owed to that Party shall, to the extent it is able to do so, direct the person responsible for the distribution of the assets of that Debtor, Material Subsidiary or member of the Group or Third Party Security Provider to pay that distribution to the Security Agent until the Liabilities owing to the Secured Parties have been paid in full.

(b)	The Security Agent shall apply distributions paid to it under paragraph (a) above in accordance with Clause 16 (Application of Proceeds).

9.3	Set-Off

(a)	Subject to paragraph (b) below, to the extent that any member of the Group’s or Third Party Security Provider’s Liabilities are discharged by way of set-off (mandatory or otherwise) after the occurrence of an Insolvency Event, any Creditor which benefited from that set-off shall (in the case of a Senior Secured Creditor on or after the Designation Date, only to the extent that such amounts constitute Enforcement Proceeds) pay an amount equal to the amount of the Liabilities owed to it which are discharged by that set-off to the Security Agent for application in accordance with Clause 16 (Application of Proceeds).

(b)	Paragraph (a) above shall not apply to:

(i)	any such discharge of the Multi-account Overdraft Liabilities to the extent that the relevant discharge represents a reduction of the Gross Outstandings of a Multi-account Overdraft Facility to or towards an amount equal to its Net Outstandings;

(ii)	any Close-Out Netting by a Hedge Counterparty or a Hedging Ancillary Lender;

(iii)	any Payment Netting by a Hedge Counterparty or a Hedging Ancillary Lender;

(iv)	any Inter-Hedging Agreement Netting by a Hedge Counterparty;

(v)	any Inter-Hedging Ancillary Document Netting by a Hedging Ancillary Lender; and

(vi)	any set-off which gives effect to a Permitted Payment (or another payment or distribution not prohibited by the terms of this Agreement) which is otherwise permitted to be made under this Agreement notwithstanding the occurrence of the relevant Insolvency Event.

9.4	Non-Cash Distributions

Subject to Clause 16.1 (Order of Application - Transaction Security), if the Security Agent or any other Secured Party receives a distribution in a form other than in cash in respect of any of the Liabilities, the Liabilities will not be reduced by that distribution until and except to the extent that the realisation proceeds are actually applied towards the Liabilities.

9.5	Filing of Claims

Without prejudice to any Ancillary Lender’s and Cash Management Facility Lenders’ right of netting or set-off relating to a Multi-account Overdraft Facility (to the extent that the netting or set-off represents a reduction of the Gross Outstandings of that Multi-account Overdraft Facility to or towards an amount equal to its Net Outstandings), after the occurrence of an Insolvency Event, each Creditor irrevocably authorises the Security Agent (acting in accordance with Clause 9.7 (Security Agent Instructions) and with express faculty of self-contracting, sub-empowering or multiple representation), on its behalf, to:

(a)	take any Enforcement Action (in accordance with the terms of this Agreement) against that Debtor or member of the Group or Third Party Security Provider;

(b)	demand, sue, prove and give receipt for any or all of that member of the Group’s, that Debtor’s or Third Party Security Provider’s Liabilities;

(c)	collect and receive all distributions on, or on account of, any or all of that member of the Group’s, that Debtor’s or Third Party Security Provider’s Liabilities; and

(d)	file claims, take proceedings and do all other things the Security Agent considers reasonably necessary to recover that member of the Group’s, that Debtor’s or Third Party Security Provider’s Liabilities.

9.6	Creditors’ Actions

Each Creditor will:

(a)	do all things that the Security Agent (acting in accordance with Clause 9.7 (Security Agent Instructions)) reasonably requests in order to give effect to this Clause 9; and

(b)	if the Security Agent is not entitled to take any of the actions contemplated by this Clause 9 or if the Security Agent (acting in accordance with Clause 9.7 (Security Agent Instructions)) requests that a Creditor take that action, undertake that action itself in accordance with the instructions of the Security Agent (acting in accordance with Clause 9.7 (Security Agent Instructions)) or grant a power of attorney to the Security Agent (on such terms as the Security Agent (acting in accordance with Clause 9.7 (Security Agent Instructions)) may reasonably require, although no Notes Trustee shall be under any obligation to grant such powers of attorney) to enable the Security Agent to take such action.

9.7	Security Agent Instructions

For the purposes of Clause 9.5 (Filing of Claims) and Clause 9.6 (Creditors’ Actions), the Security Agent shall act:

(a)	on the instructions of the applicable group of Secured Creditors entitled, at that time, to give instructions under:

(i)	on or after the Designation Date, Clause 13.3 (Enforcement Instructions - Transaction Security) or Clause 13.4 (Manner of Enforcement - Transaction Security);

(ii)	on and from the Designation Date, Clause 13.3 (Enforcement Instructions – Transaction Security) or Clause 13.4 (Manner of Enforcement - Transaction Security);

(iii)	as applicable, Clause 14.2 (Enforcement Instructions – Topco Independent Transaction Security) or Clause 14.3 (Manner of Enforcement - Topco Independent Transaction Security); or

(iv)	otherwise provided by this Agreement;

(b)	in the absence of any such instructions, as the Security Agent sees fit (which may include taking no action).

9.8	Limitation by Applicable Laws

Each of the provisions of this Clause 9 shall apply only to the extent permitted by applicable laws.

9.9	U.S. Insolvency or Liquidation Proceedings under the U.S. Bankruptcy Code

(a)	The Second Lien Finance Party agrees that, until the Super Senior Discharge Date and the Senior Secured Discharge Date has occurred, the Second Lien Finance Party shall not, in or in connection with any Insolvency Proceeding, file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, in each case that (i) violates, or is prohibited by, this Clause 9 (or, in the absence of an Insolvency Proceeding, otherwise would violate or be prohibited by this Agreement) or (ii) challenges the validity, priority, enforceability or voidability of any Transaction Security or claims held by the Security Agent or any other Senior Secured Creditor, or the extent to which the Secured Obligations owed to a Senior Secured Creditor constitute secured claims under Section 506(a) of the Bankruptcy Code or otherwise; provided that the Second Lien Finance Party may file a proof of claim in an insolvency proceeding, subject to the limitations contained in this Agreement and only if consistent with the terms and the limitations on the Second Lien Finance Party imposed hereby.

(b)	Until the Super Senior Discharge Date and the Senior Secured Discharge Date, if any Debtor becomes subject to any Insolvency Proceeding, and if the Security Agent desires to consent (or not object) to the use of “cash collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code) or to provide financing to any Debtor under the Bankruptcy Code or to consent (or not object) to the provision of such financing to any Debtor by any third party (any such financing, “DIP Financing”), then the Second Lien Finance Party agrees that it (i) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such DIP Financing, so long as (A) each Secured Party retains the right to object to any ancillary agreements or ancillary arrangements regarding the cash collateral use or the DIP Financing that are materially prejudicial to their interests (unless such ancillary agreements or arrangements, including without limitation any adequate protection orders, are equally materially prejudicial to all Secured Parties, in which case there shall be no independent right of a Secured Party to object), (B) the DIP Financing (1) does not compel the Borrower to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the DIP Financing documentation or a related document or (2) the DIP Financing does not expressly require the liquidation of any Transaction Security prior to a default under the DIP Financing documentation, and (C) if any cash collateral order contemplates the liquidation of Transaction Security, such order provides that the Transaction Security of the Secured Parties will attach to the proceeds of such liquidation equally and ratably

(subject to the priorities as between the Senior Secured Creditors and the Second Lien Finance Party), (ii) will not request or accept adequate protection or any other relief in connection with the use of such cash collateral or such DIP Financing except as set forth in paragraph (d) below and (iii) it will subordinate (and will be deemed hereunder to have subordinated) the Transaction Security securing Second Lien Finance Parties (x) to such DIP Financing on the same terms as the Transaction Security securing the Senior Secured Creditors and Super Senior Creditors are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement), (y) to any adequate protection provided to the Senior Secured Creditors and (z) to any “carve-out” agreed to by the Security Agent or the other Senior Secured Creditors, and (d) agrees that notice received two calendar days prior to the entry of an order approving such usage of cash collateral or approving such DIP Financing shall be adequate notice.

(c)	The Second Lien Finance Party agrees that, until the Super Senior Discharge Date and the Senior Secured Discharge Date has occurred, it will not seek (or support any other Person seeking) relief from the automatic stay or from any other stay in any insolvency proceeding or take any action in derogation thereof, in each case in respect of any Collateral, without the prior written consent of the Security Agent.

(d)	The Second Lien Finance Party agrees that, until the Senior Secured Dischare Date has occurred, it shall not object, contest, or support any other Person objecting to or contesting, (a) any request by the Security Agent or the any of the other Senior Secured Creditors for adequate protection or any adequate protection provided to the Security Agent or the other Senior Secured Creditors; or (b) any objection by the Security Agent or any of the other Senior Secured Finance Parties to any motion, relief, action or proceeding based on the Security Agent or any of the other Senior Secured Creditors claiming a lack of adequate protection; or (c) the payment of interest, fees, expenses or other amounts to the Security Agent or any of the other Senior Secured Secured Finance Parties under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise. Notwithstanding anything contained in this Clause 9.9) (but subject to all other provisions of this Agreement), in any Insolvency Proceeding, (i) if the Senior Secured Creditors (or any subset thereof) are granted adequate protection consisting of additional collateral (with replacement liens on such additional collateral) and superpriority claims in connection with any DIP Financing or use of cash collateral, and the Senior Secured Creditors do not object to the adequate protection being provided to them, then in connection with any such DIP Financing or use of cash collateral the Second Lien Finance Party may seek or accept adequate protection consisting solely of (x) a replacement Lien on the same additional collateral, subordinated to the Transaction Security securing the Secured Obligations owed to a Senior Secured Creditor and such DIP Financing on the same basis as the other Liens securing the Second Lien Secured Obligations are so subordinated to the Secured Obligations owed to a Senior Secured Creditor under this Agreement and (y) superpriority claims junior in all respects to the superpriority claims granted to the Senior Secured Creditors, provided, however, that the Second Lien Finance Party shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code, in any stipulation and/or order granting such adequate protection, that such junior superpriority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims and (ii) in the event the Second Lien Finance Party seeks or accepts adequate protection in accordance with clause (i) above and such adequate protection is granted in the form of additional collateral, then the Second Lien Finance Party agrees that the Security Agent shall also be granted a senior Security on such additional collateral as security for the Senior Secured Obligations and any such DIP Financing and that any Security on such additional collateral securing the Second Lien Secured Obligations shall be subordinated to the Security on such collateral securing the Secured Obligations owed to a Senior Secured Creditor and any such DIP Financing (and all Obligations relating thereto) and any other Security granted to the Senior Secured Creditors as adequate protection, with such subordination to be on the same terms that the other Security securing the Second Lien Secured Obligations are subordinated to such Secured Obligations owed to a Senior Secured Creditor under this Agreement. The Second Lien Finance Party agrees that except as expressly set forth in this Section it shall not seek or accept adequate protection without the prior written consent of the Security Agent. If the Second Lien Finance Party receives post-petition adequate protection payments in an Insolvency Proceeding (“Second Lien Adequate Protection Payments”), and the Senior Secured Creditors do not receive payment in full in cash of all Secured Obligations owed to a Senior Secured Creditor upon the effectiveness of the plan of reorganization for, or conclusion of, that Insolvency Proceeding, then, the Second Lien Finance Party shall pay over to the Senior Secured Parties an amount (the “Pay-Over Amount”) equal to the lesser of (i) the Second Lien Adequate Protection Payments received by the Second Lien Finance Party and (ii) the amount of the short-fall (the “Shortfall”) in payment in full in cash of the Secured Obligations owed to a Senior Secured Creditor; provided that, to the extent any portion of the Shortfall represents payments received by the Senior Secured Creditors in the form of promissory notes, equity or other non-cash property, then the Senior Secured Creditors shall, upon receipt of the Pay-Over Amount, transfer to the Second Lien Finance Party any such non-cash property having an aggregate value equal to the lesser of (1) the value of all such non-cash property and (2) the Pay-Over Amount. Notwithstanding anything herein to the contrary, the Senior Secured Creditors shall not be deemed to have consented to, and expressly retain their rights to object to the grant of adequate protection in the form of cash payments to the Second Lien Finance Party.

(e)	If any Senior Secured Creditor is required in any Insolvency Proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of any Debtor, because such amount was avoided or ordered to be paid or disgorged for any reason, including without limitation because it was found to be a fraudulent or preferential transfer, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the Secured Obligations owed to a Senior Secured Creditor shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Discharge of Secured Obligations owed to a Senior Secured Creditor shall be deemed not to have occurred. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. The Second Lien Finance Party agrees that it shall not be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to it shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

(f)	The Second Lien Finance Party shall not, in an Insolvency Proceeding or otherwise, oppose any sale or disposition of any assets of any Debtor that is supported by the requisite Senior Secured Creditors, and the Second Lien Finance Party will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale supported by the Senior Secured Creditors and to have released their Security on such assets.

(g)	Nothing in this Agreement prohibits or limits the right of any Second Lien Finance Party to receive and retain any debt or equity securities that are issued by a reorganized debtor pursuant to a plan of reorganization, plan of compromise or arrangement or similar dispositive restructuring plan in connection with an Insolvency Proceeding. If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Security upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of the Senior Secured Obligations and/or the Second Lien Secured Obligations, then, to the extent the debt obligations distributed on account of the Secured Obligations owed to a Senior Secured Creditor and Second Lien Secured Obligations are secured by Security upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(h)	The Second Lien Finance Party acknowledges and agrees that (a) the grants of Security pursuant to the Senior Secured Finance Documents and the Second Lien Secured Finance Documents constitute two separate and distinct grants of Security and (b) because of, among other things, their differing rights in the Transaction Security, the Second Lien Secured Obligations are fundamentally different from the Secured Obligations owed to a Senior Secured Creditor and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Senior Secured Creditors and the Second Lien Finance Party in respect of the Transaction Security constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Second Lien Finance Party hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Debtirs in respect of the Transaction Security (with the effect being that, to the extent that the aggregate value of the Transaction Security is sufficient (for this purpose ignoring all claims held by the Second Lien Finance Party), the Senior Secured Creditors shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims and all amounts owing in respect of Post-Petition Interest before any distribution is made in respect of the claims held by the Second Lien Finance Party, with the Second Lien Finance Party hereby acknowledging and agreeing to turn over to the Security Agent (who will then turn over to the Senior Secured Creditors) amounts otherwise received or receivable by it to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Finance Party).

(i)	The Second Lien Finance Party shall not oppose or seek to challenge any claim by the Security Agent, the Senior Agent, the Super Senior Agent or any Senior Secured Creditor, for allowance in any Insolvency Proceeding of Secured Obligations owed to a Senior Secured Creditor consisting of post- petition interest, fees or expenses to the extent of the value of the First Lien without regard to the existence of the Second Lien on the Transaction Security.

(j)	None of the Security Agent, the Senior Agent, Super Senior Agent or any Senior Secured Creditor shall oppose or seek to challenge any claim by the Second Lien Finance Party for allowance in any Insolvency Proceeding of Second Lien Secured Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Transaction Security securing the Second Lien Finance Parties on the Transaction Security (after taking into account all Secured Obligations owed to a Senior Secured Creditor).

(k)	Nothing contained herein shall prohibit or in any way limit the Security Agent, the Senior Agent, Super Senior Agent or any other Senior Secured Creditor from objecting in any Insolvency Proceeding or otherwise to any action taken by the Second Lien Finance Party, including the seeking by the Second Lien Finance Party of adequate protection (except as provided in paragraph (c) above) or the asserting by the Second Lien Finance Party of any of its rights and remedies under the Second Lien Finance Documents or otherwise.

(l)	To the extent that the Second Lien Finance Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code with respect to any of the Transaction Security, the Second Lien Finance Party agrees not to assert any of such rights without the prior written consent of the Security Agent; provided that if requested by the Security Agent, the Second Lien Finance Party shall timely exercise such rights in the manner requested by the Security Agent, including any rights to payments in respect of such rights.

(m)	This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of an Insolvency Proceeding.

10.	TURNOVER OF RECEIPTS

10.1	Cash Cover

This Clause 10 is subject to Clause 16.3 (Treatment of SFA Cash Cover, Cash Management Facility Cash Cover and SFA Cash Collateral) and, in the case of each Notes Trustee, to paragraphs (a) and (c) of Clause 28.1 (Liability).

10.2	Turnover by the Creditors

Subject to Clause 3.1 (Payments of Senior Secured Creditor Liabilities), Clause 10.3 (Exclusions) and Clause 10.4 (Permitted Assurance and Receipts), Clause 18 (New Debt Financings) and, in the case of Notes Trustee Amounts, to paragraphs (a) and (c) of Clause 28.1 (Liability):

(a)	if at any time prior to the Final Discharge Date any Creditor (other than a Senior Secured Creditor on or after the Designation Date) receives or recovers from any Debtor, any member of the Group or any Third Party Security Provider:

(i)	any Payment or distribution of, or on account of or in relation to, any of the Liabilities other than any Payment or distribution which is either:

(A)	not prohibited by the terms of this Agreement; or

(B)	made in accordance with Clause 16 (Application of Proceeds);

(ii)	other than where Clause 9.3 (Set-Off) applies, any amount by way of set-off in respect of any of the Liabilities owed to it which does not give effect to a Permitted Payment;

(iii)	notwithstanding paragraphs (i) and (ii) above, and other than where Clause 9.3 (Set-Off) applies, any amount:

(A)	on account of, or in relation to, any of the Liabilities:

(1)	after the occurrence of a Distress Event; or

(2)	as a result of any other litigation or proceedings against a Debtor, a member of the Group or any Third Party Security Provider (other than after the occurrence of an Insolvency Event); or

(B)	by way of set-off in respect of any of the Liabilities owed to it after the occurrence of a Distress Event,

other than, in each case, any amount received or recovered in accordance with Clause 16 (Application of Proceeds); and in the case of Intra-Group Liabilities, any amount received or recovered in accordance with Clause 8 (Intra-Group Lenders and Intra-Group Liabilities) (to the extent permitted to be received or recovered notwithstanding that an Acceleration Event is continuing);

(iv)	the proceeds of any enforcement of any Transaction Security except in accordance with Clause 16 (Application of Proceeds); or

(v)	other than where Clause 9.3 (Set-Off) or Clause 18 (New Debt Financings) applies, any distribution in cash or in kind or Payment of, or on account of or in relation to, any of the Liabilities owed by any Debtor, any member of the Group or any Third Party Security Provider which is not in accordance with Clause 16 (Application of Proceeds) and which is made as a result of, or after, the occurrence of an Insolvency Event in respect of that Debtor, member of the Group or Third Party Security Provider; or

(b)	if at any time on or after the Designation Date but prior to the Final Discharge Date, any Senior Secured Creditor receives or recovers any Enforcement Proceeds or any other amounts which should otherwise be received or recovered by the Security Agent for application under Clause 16 (Application of Proceeds) (whether before or after an Insolvency Event) except in accordance with Clause 16 (Application of Proceeds) from any Debtor, any member of the Group or any Third Party Security Provider, that Creditor will:

(i)	in relation to receipts and recoveries not received or recovered by way of set-off:

(A)	hold an amount of that receipt or recovery equal to the Relevant Liabilities (or if less, the amount received or recovered) on trust for (or otherwise on behalf and for the account of) the Security Agent and promptly pay or distribute that amount to the Security Agent for application in accordance with the terms of this Agreement; and

(B)	promptly pay or distribute an amount equal to the amount (if any) by which the receipt or recovery exceeds the Relevant Liabilities to the Security Agent for application in accordance with the terms of this Agreement; and

(ii)	in relation to receipts and recoveries received or recovered by way of set-off, promptly pay an amount equal to that recovery to the Security Agent for application in accordance with the terms of this Agreement.

It is hereby agreed that in relation to any jurisdiction the courts of which would not recognize or give effect to the trust expressed to be created by this Clause 10.2, the relationship of the Security Agent to the Creditors shall be construed as one of principal and agent.

10.3	Exclusions

Clause 10.2 (Turnover by the Creditors) shall not apply to any receipt or recovery:

(a)	by way of:

(i)	Close-Out Netting by a Hedge Counterparty or a Hedging Ancillary Lender;

(ii)	Payment Netting by a Hedge Counterparty or a Hedging Ancillary Lender;

(iii)	Inter-Hedging Agreement Netting by a Hedge Counterparty; or

(iv)	Inter-Hedging Ancillary Document Netting by a Hedging Ancillary Lender;

(b)	by an Ancillary Lender by way of that Ancillary Lender’s right of netting or set-off relating to a Multi-account Overdraft Facility (to the extent that that netting or set-off represents a reduction from the Gross Outstandings of that Multi-account Overdraft Facility to or towards an amount equal to its Net Outstandings);

(c)	by a Cash Management Facility Lender by way of that Cash Management Facility Lender’s right of netting or set-off relating to a Multi-account Overdraft Facility (to the extent that that netting or set-off represents a reduction of the Gross Outstandings of that Multi-account Overdraft Facility to or towards an amount equal to its Net Outstandings);

(d)	made in accordance with Clause 17 (Equalisation);

(e)	made in accordance with Clause 2.7 (Additional and/or Refinancing Debt) and/or Clause 18 (New Debt Financings) (including any receipt or recovery from any Security, guarantee, indemnity or other assurance against loss relating to any New Debt Financing or Permitted Acquired Indebtedness which is permitted under paragraph (a) of Clause 18.4 (Acquired Person or Asset));

(f)	to the extent that such receipt or recovery was funded directly or indirectly the proceeds of any indebtedness incurred under or pursuant to any New Debt Financing;

(g)	in respect of funds received by the Security Agent for its own account; or

(h)	that has been distributed by a Notes Trustee to any Noteholders in accordance with the applicable Notes Finance Documents unless that Notes Trustee, as applicable, had received at least two Business Days’ prior notice that an Acceleration Event or an Insolvency Event has occurred in relation to a Debtor or Third Party Security Provider or that the receipt or recovery falls within Clause 10.2 (Turnover by the Creditors) in each case prior to distribution of the relevant amount.

10.4	Permitted Assurance and Receipts

Nothing in this Agreement shall restrict the ability of any Secured Creditor or other Party that is not a member of the Group to:

(a)	arrange with any person which is not a member of the Group, a Third Party Security Provider or a Holding Company of any member of the Group any assurance against loss in respect of, or reduction of its credit exposure to, a Debtor (including assurance by way of credit-based derivative or sub-participation) or restrict the terms or application of proceeds or recoveries of such assurance; or

(b)	make any assignment or transfer permitted by Clause 21 (Changes to the Parties), which:

(i)	is permitted by the Secured Debt Documents under which the relevant Liabilities were incurred; and

(ii)	is not in breach of Clause 4.5 (No Acquisition of Hedging Liabilities) or any provision of (if prior to the Senior Discharge Date) the Senior Facilities Agreement or any Permitted Senior Secured Facilities Agreement, (if prior to the Super Senior Discharge Date) or any Permitted Super Senior Secured Facilities Agreement, (if prior to the Senior Secured Notes Discharge Date) the Senior Secured Notes Indenture(s) pursuant to which any Senior Secured Notes remain outstanding, (if prior to the Second Lien Notes Discharge Date) the Second Lien Notes Indenture(s) pursuant to which any Second Lien Notes remain outstanding, (if prior to the Second Lien Lender Discharge Date) a Second Lien Facility Agreement, (if prior to the Topco Facility Discharge Date in respect of the Topco Facility) a Topco Facility Agreement and (if prior to the Topco Discharge Date in respect of the Topco Notes) the Topco Notes Indenture(s) pursuant to which any Topco Notes remain outstanding (as applicable), and that Secured Creditor shall not be obliged to account to any other Party for any sum received by it as a result of that action.

10.5	Sums received by Debtors and Third Party Security Providers

If any of the Debtors, any Third Party Security Provider or any Topco Independent Obligor receives or recovers any sum which, under the terms of any of the Debt Documents, should have been paid to the Security Agent, that Debtor, Third Party Security Provider or, as the case may be, Topco Independent Obligor will:

(a)	hold an amount of that receipt or recovery equal to the Relevant Liabilities (or, if less, the amount received or recovered) on trust for (or otherwise on behalf and for the account of) the Security Agent and promptly pay that amount to the Security Agent for application in accordance with the terms of this Agreement; and

(b)	promptly pay an amount equal to the amount (if any) by which the receipt or recovery exceeds the Relevant Liabilities to the Security Agent for application in accordance with the terms of this Agreement.

It is hereby agreed that in relation to any jurisdiction the courts of which would not recognize or give effect to the trust expressed to be created by this Clause 10.5, the relationship of the Security Agent to the relevant Debtor shall be construed as one of principal and agent.

10.6	Saving Provision

If, for any reason, any of the trusts expressed to be created in this Clause 10 should fail or be unenforceable, the affected Creditor, Debtor, Third Party Security Provider or Topco Independent Obligor will promptly pay an amount equal to that receipt or recovery to the Security Agent to be held on trust by the Security Agent for application in accordance with the terms of this Agreement.

10.7	Non-Cash Recoveries

The Senior Agent shall in its absolute discretion (and subject to any internal policy applicable from time to time) decide whether to hold or not on behalf of the Creditors any non-cash recovery amounts. Any amounts not held shall be distributed in accordance with the terms of this Agreement.

11.	REDISTRIBUTION

11.1	Recovering Creditor’s Rights

(a)	Any amount paid by a Creditor (a “Recovering Creditor”) to the Security Agent under Clause 9 (Effect of Insolvency Event) or Clause 10 (Turnover of Receipts) shall be treated as having been paid by the relevant Debtor or, as the case may be, Third Party Security Provider and distributed to the Security Agent, Agents, Arrangers and Secured Creditors (each, a “Sharing Creditor”) in accordance with the terms of this Agreement.

(b)	On a distribution by the Security Agent under paragraph (a) above of a Payment received by a Recovering Creditor from a Debtor or Third Party Security Provider, as between the relevant Debtor or, as the case may be, Third Party Security Provider and the Recovering Creditor, an amount equal to the amount received or recovered by the Recovering Creditor and paid to the Security Agent (the “Shared Amount”) will be treated to the extent permitted by law (and excluding, for the avoidance of doubt, where any such treatment, increase and/or indemnity would result in a breach of any applicable financial assistance rules and/or would be contrary to corporate benefit principles) as not having been paid by that Debtor, or as the case may be, Third Party Security Provider.

11.2	Reversal of Redistribution

(a)	If any part of the Shared Amount received or recovered by a Recovering Creditor becomes repayable to a Debtor or, as the case may be, Third Party Security Provider and is repaid by that Recovering Creditor to that Debtor, or as the case may be, Third Party Security Provider, then:

(i)	each Sharing Creditor shall (subject in the case of Notes Trustee Amounts to paragraphs (a) and (c) of Clause 28.1 (Liability)), upon request of the Security Agent, pay to the Security Agent for the account of that Recovering Creditor an amount equal to the appropriate part of its share of the Shared Amount (together with an amount as is necessary to reimburse that Recovering Creditor for its proportion of any interest on the Shared Amount which that Recovering Creditor is required to pay) (the “Redistributed Amount”); and

(ii)	as between the relevant Debtor or Third Party Security Provider and each relevant Sharing Creditor, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Debtor or Third Party Security Provider.

(b)	The Security Agent shall not be obliged to pay any Redistributed Amount to a Recovering Creditor under paragraph (a) above until it has been able to establish to its satisfaction that it has actually received that Redistributed Amount from the relevant Sharing Creditor.

11.3	Deferral of Subrogation

No Creditor, Debtor or Third Party Security Provider will exercise any rights which it may have by reason of the performance by it of its obligations under the Debt Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights under the Debt Documents of any Creditor which ranks ahead of it in accordance with the priorities set out in Clause 2 (Ranking and Priority) until such time as all of the Liabilities owing to each prior ranking Creditor (or, in the case of any Debtor or Third Party Security Provider, owing to each Creditor) have been irrevocably paid in full.

12.	ENFORCEMENT OF TRANSACTION SECURITY PRIOR TO THE DESIGNATION DATE

12.1	Designation Date

The provisions of this Clause 12 shall only apply to any instruction given or action taken prior to the Designation Date. On or after the Designation Date, the provisions of Clause 13 (Enforcement of Transaction Security on or after the Designation Date) shall apply in substitution for the provisions of this Clause 12 for any instructions or action thereafter and this Clause 12 shall cease to apply.

12.2	Cash Cover

This Clause 12 is subject to Clause 16.3 (Treatment of SFA Cash Cover, Cash Management Facility Cash Cover and SFA Cash Collateral).

12.3	Enforcement Instructions – Transaction Security

(a)	The Security Agent may refrain from enforcing the Transaction Security unless instructed otherwise by:

(i)	the Instructing Group; or

(ii)	if required under paragraph (c) below, the Second Lien Agent or Second Lien Notes Trustee (acting on the instructions of the Majority Second Lien Creditors as applicable); or

(iii)	if required under paragraph (d) below, the Topco Creditor Representative(s) (acting on the instructions of the Majority Topco Creditors, as applicable).

(b)	Subject to the Transaction Security having become enforceable in accordance with its terms:

(i)	the Instructing Group; or

(ii)	to the extent permitted to enforce or to require the enforcement of the Transaction Security prior to the Senior Discharge Date under Clause 5.10 (Permitted Second Lien Enforcement), or Clause 6.10 (Permitted Topco Enforcement), the Second Lien Agent or Second Lien Notes Trustee (acting on the instructions of the Majority Second Lien Creditors) or the Topco Creditor Representative(s) (acting on the instructions of the Majority Topco Creditors) as applicable, may give or refrain from giving instructions to the Security Agent to enforce or refrain from enforcing the Transaction Security as they see fit.

(c)	Prior to the Senior Secured Discharge Date:

(i)	if the Instructing Group has instructed the Security Agent not to enforce or to cease enforcing the Transaction Security; or

(ii)	in the absence of instructions from the Instructing Group,

and, in each case, the Instructing Group has not required any Debtor or Third Party Security Provider to make a Distressed Disposal, the Security Agent shall give effect to any instructions to enforce the Transaction Security which the Majority Second Lien

Creditors are then entitled to give to the Security Agent under Clause 5.10 (Permitted Second Lien Enforcement).

(d)	Prior to the Priority Discharge Date:

(i)	if the Instructing Group (or the Majority Second Lien Creditors pursuant to paragraph (c) above) has instructed the Security Agent not to enforce or to cease enforcing the Transaction Security; or

(ii)	in the absence of instructions from the Instructing Group (or the Majority Second Lien Creditors pursuant to paragraph (c) above),

and, in each case, the Instructing Group (or the Majority Second Lien Creditors pursuant to paragraph (c) above) has not required any Debtor or Third Party Security Provider to make a Distressed Disposal, the Security Agent shall give effect to any instructions to enforce the Transaction Security which the Majority Topco Creditors are then entitled to give to the Security Agent under Clause 6.10 (Permitted Topco Enforcement) respectively.

(e)	Notwithstanding paragraphs (c) and (d) above, if at any time any Second Lien Agent or Second Lien Notes Trustee or Topco Creditor Representative is then entitled to give the Security Agent instructions to enforce the Transaction Security pursuant to the preceding paragraphs (c) and (d) and the Second Lien Agent, the Second Lien Notes Trustee and/or the Topco Creditor Representative (as applicable) do not give such instructions and do not indicate any intention to give such instructions, then the Instructing Group may give instructions to the Security Agent to enforce the Transaction Security as the Instructing Group sees fit in lieu of any instructions to enforce given by the Second Lien Agent, the Second Lien Notes Trustee or the Topco Creditor Representative under this Agreement and Security Agent shall act on such instructions received from the Instructing Group.

(f)	The Security Agent is entitled to rely on and comply with instructions given, or deemed to be given, in accordance with this Clause 12.3.

(g)	No Secured Party shall have any independent power to enforce, or to have recourse to, any Transaction Security or any Topco Independent Transaction Security or to exercise any rights or powers arising under the Security Documents except through the Security Agent.

12.4	Manner of Enforcement - Transaction Security

If the Transaction Security is being enforced pursuant to Clause 12.3 (Enforcement Instructions – Transaction Security), the Security Agent shall enforce the applicable Transaction Security in such manner (including, without limitation, the selection of any administrator of any Debtor or Third Party Security Provider to be appointed by the Security Agent):

(a)	as the Instructing Group shall instruct;

(b)	prior to the Senior Secured Discharge Date, if:

(i)	the Security Agent has, pursuant to paragraph (c) of Clause 12.3 (Enforcement Instructions – Transaction Security), received instructions given by the Majority Second Lien Creditors to enforce the Transaction Security; and

(ii)	the Instructing Group has not given instructions as to the manner of enforcement of the Transaction Security,

as the Majority Second Lien Creditors shall instruct; or

(c)	prior to the Priority Discharge Date, if:

(i)	the Security Agent has pursuant to paragraph (d) of Clause 12.3 (Enforcement Instructions – Transaction Security), received instructions given by the Majority Topco Creditors to enforce the relevant Topco Shared Security; and

(ii)	neither the Instructing Group nor the Majority Second Lien Creditors have given instructions to the manner of enforcement of the Topco Shared Security,

as the Majority Topco Creditors shall instruct in relation only to Topco Shared Security; or

(d)	in the absence of any such instructions, as the Security Agent sees fit (which may include taking no action).

12.5	Exercise of Voting Rights

(a)	Each Creditor and the Company, each Topco Investor, each Intra-Group Lender, each Third Party Security Provider and each Subordinated Creditor agrees (to the fullest extent permitted by law at the relevant time) with the Security Agent that it will cast its vote in any proposal put to the vote by or under the supervision of any judicial or supervisory authority in respect of any insolvency, pre-insolvency or rehabilitation or similar proceedings relating to any Debtor, member of the Group or, as the case may be, Third Party Security Provider, as instructed by the Security Agent.

(b)	Subject to paragraph (c) below, the Security Agent shall give instructions for the purposes of paragraph (a) of this Clause 12.5 as directed by an Instructing Group provided such instructions have been given in accordance with Clause 12.3 (Enforcement Instructions – Transaction Security).

(c)	Nothing in this Clause 12.5 entitles any Party to exercise or require any other Secured Party to exercise such power of voting or representation to waive, reduce, discharge or extend the due date for (or change the basis for accrual of any) payment of or reschedule any of the Liabilities owed to that Secured Party.

12.6	Waiver of Rights

To the extent permitted under applicable law and subject to Clause 12.3 (Enforcement Instructions – Transaction Security), Clause 12.4 (Manner of Enforcement - Transaction Security), Clause 16 (Application of Proceeds) and paragraph (c) of Clause 15.2 (Distressed Disposals), each Secured Party, Third Party Security Provider and Debtor waives all rights it may otherwise have to require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any sum received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied.

12.7	Duties Owed

(a)	Each of the Secured Parties, the Third Party Security Providers and the Debtors acknowledges that, in the event that the Security Agent enforces or is instructed to enforce any Transaction Security prior to the Senior Secured Discharge Date, the duties of the Security Agent and of any Receiver or Delegate owed to the Second Lien Creditors and the Topco Creditors in respect of the method, type and timing of that enforcement or of the exploitation, management or realisation of any of that Transaction Security shall, subject to paragraphs (c) and (g) of Clause 15.2 (Distressed Disposals), be no different to or greater than the duty that is owed by the Security Agent (or, as the case may be, that Receiver or that Delegate) to the Debtors or Third Party Security Providers under general law. The duty of care owed (whether under this Agreement or under general law) by the Security Agent to the Second Lien Creditors and the Topco Creditors shall be the same whether or not the Second Lien Creditors and the Topco Creditors are creditors at the relevant entity at which enforcement is being conducted or are beneficiaries of the Security that is being enforced. The Security Agent shall promptly upon receiving notice provide the Second Lien Creditors (through their respective Second Lien Creditor Representatives) and the Topco Creditors (through their respective Topco Creditor Representatives) notification of the scheduling of any court or administrative hearings relating to any Enforcement Action with respect to the Transaction Security.

(b)	Each of the Secured Parties, Third Party Security Providers and the Debtors acknowledges that, in the event that the Security Agent enforces or is instructed to enforce the Transaction Security after the Senior Secured Discharge Date but prior to the Priority Discharge Date, the duties of the Security Agent and of any Receiver or Delegate owed to any Secured Party in respect of the method, type and timing of that enforcement or of the exploitation, management or realisation of any of that Transaction Security shall, subject to paragraph (c) of Clause 15.2 (Distressed Disposals), be no different to or greater than the duty that is owed by the Security Agent, Receiver or Delegate to the Debtors or Third Party Security Providers under general law.

(c)	The Secured Parties unconditionally and irrevocably hereby grant (and undertake to grant in favour of the Security Agent at its request, by means of a notarised (and apostilled, if necessary) power of attorney (or, if required under the laws of any other relevant jurisdiction, a power of attorney duly issued in that jurisdiction)) as many powers as the Security Agent may require in order to take all necessary action in order to enforce any of the Transaction Security pursuant to this Agreement.

12.8	Security held by other Creditors

If any Transaction Security is held by a Creditor other than the Security Agent, then creditors may only enforce that Transaction Security in accordance with instructions given by an Instructing Group in accordance with this Clause 12 (and for this purpose references to the Security Agent shall be construed as references to that Creditor).

12.9	Consultation Period

(a)	Subject to paragraph (b) below, before giving any instructions to the Security Agent to enforce the Transaction Security or take any other Enforcement Action, the Agent(s) of the Creditors represented in the Instructing Group concerned shall consult with each other Agent (provided that a Topco Agent or Topco Notes Trustee need only be consulted if such Enforcement Action relates to Topco Shared Security) and the Security Agent in good faith about the instructions to be given by the Instructing Group for a period of up to ten Business Days (or such shorter period as each other Agent and the Security Agent shall agree) (the “Consultation Period”), and only following the expiry of a Consultation Period, shall the Instructing Group be entitled to give any instructions to the Security Agent to enforce the Transaction Security or take any other Enforcement Action.

(b)	No Agent shall be obliged to consult in accordance with paragraph (a) above and the Instructing Group shall be entitled to give any instructions to the Security Agent to enforce the Transaction Security or take any other Enforcement Action prior to the end of a Consultation Period if:

(i)	the Transaction Security has become enforceable as a result of an Insolvency Event; or

(ii)	the Instructing Group or any Agent of the Creditors represented in the Instructing Group determines in good faith (and notifies each Agent and the Security Agent) that to enter into such consultation and delay the commencement of enforcement of the Transaction Security could reasonably be expected to have a material adverse effect on:

(A)	the Security Agent’s ability to enforce any of the Transaction Security; or

(B)	the realisation proceeds of any enforcement of the Transaction Security.

12.10	Enforcement through Security Agent Only

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Security Documents except through the Security Agent.

13.	ENFORCEMENT OF TRANSACTION SECURITY ON OR AFTER THE DESIGNATION DATE

13.1	Designation Date

The provisions of this Clause 13 shall only apply on and from the Designation Date (without prejudice to the continuing validity of any instruction given or action taken prior to such date).

13.2	Cash Cover

This Clause 12 is subject to Clause 16.3 (Treatment of SFA Cash Cover, Cash Management Facility Cash Cover and SFA Cash Collateral).

13.3	Enforcement Instructions - Transaction Security

(a)	The Security Agent may refrain from enforcing the Transaction Security unless instructed otherwise:

(i)	in accordance with paragraph (c) below; or

(ii)	by, if required under paragraph (g) below, the Second Lien Agent or Second Lien Notes Trustee (acting on the instructions of the Majority Second Lien Creditors as applicable); or

(iii)	by, if required under paragraph (h) below, the Topco Creditor Representative(s) (acting on the instructions of the Majority Topco Creditors, as applicable).

(b)	Subject to the Transaction Security having become enforceable in accordance with its terms, if either the Majority Super Senior Creditors or the Majority Senior Secured Creditors wish to issue Enforcement Instructions, the Agents (and, if applicable, Hedge Counterparties) representing the Secured Creditors comprising the Majority Super Senior Creditors or Majority Senior Secured Creditors (as the case may be) shall deliver a copy of those proposed Enforcement Instructions (an “Initial Enforcement Notice”)

to the Security Agent, each Senior Agent, each Super Senior Agent, each Senior Secured Notes Trustee and each Hedge Counterparty which did not deliver such Initial Enforcement Notice, and those Enforcement Instructions shall be consistent with the Enforcement Principles.

(c)	Subject to paragraphs (d), (e) and (f) below, the Security Agent will act in accordance with Enforcement Instructions received from the Majority Senior Secured Creditors, provided that such instructions are consistent with the Enforcement Principles (and the Security Agent shall be entitled to assume that such instructions are consistent with the Enforcement Principles) and failure to give Enforcement Instructions will be deemed to be an instruction not to take any Enforcement Action.

(d)	If:

(i)	the Majority Senior Secured Creditors have not made a determination as to the method of Enforcement they wish to instruct the Security Agent to pursue (and notified the Security Agent of that determination in writing) within three months of the date of the Initial Enforcement Notice; or

(ii)	the Super Senior Discharge Date has not occurred within six months of the date of the Initial Enforcement Notice,

then the Security Agent will act in accordance with Enforcement Instructions received from the Majority Super Senior Creditors until the Super Senior Discharge Date has occurred.

(e)	If an Insolvency Event (other than an Insolvency Event directly caused by any Enforcement Action taken by or at the request or direction of a Super Senior Creditor) is continuing then the Security Agent will, to the extent the Majority Super Senior Creditors elect to provide such Enforcement Instructions, act in accordance with Enforcement Instructions received from the Majority Super Senior Creditors until the Super Senior Discharge Date has occurred.

(f)	If the Majority Senior Secured Creditors have not made a determination as to the method of Enforcement they wish to instruct the Security Agent to pursue (and notified the Security Agent of that determination in writing) and the Majority Super Senior Creditors:

(i)	determine in good faith (and notify the other Senior Agents, each Senior Secured Notes Trustee, the Hedge Counterparties and the Security Agent) that a delay in issuing Enforcement Instructions could reasonably be expected to have a material adverse effect on the Security Agent’s ability to enforce any of the Transaction Security or on the expected realisation proceeds of any enforcement of the Transaction Security; and

(ii)	deliver Enforcement Instructions which they reasonably believe to be consistent with the Enforcement Principles and necessary or advisable to enhance the prospects of achieving the Enforcement Objective before the Security Agent has received any Enforcement Instructions from the Majority Senior Secured Creditors, then the Security Agent will act in accordance with the Enforcement Instructions received from the Majority Super Senior Creditors until the Super Senior Discharge Date has occurred.

(g)	Prior to the later of the Senior Secured Discharge Date and the Super Senior Discharge Date:

(i)	if both the Majority Senior Secured Creditors and the Majority Super Senior Creditors have instructed the Security Agent not to enforce or to cease enforcing the Transaction Security; or

(ii)	in the absence of instructions from either STLDD Instructing Group,

and, in each case, neither STLDD Instructing Group has required any Debtor or Third Party Security Provider to make a Distressed Disposal, the Security Agent shall give effect to any instructions to enforce the Transaction Security which the Majority Second Lien Creditors are then entitled to give to the Security Agent under Clause 5.10 (Permitted Second Lien Enforcement).

(h)	Prior to the Priority Discharge Date:

(i)	if both the Majority Senior Secured Creditors and the Majority Super Senior Creditors (or the Majority Second Lien Creditors pursuant to paragraph (g) above) have instructed the Security Agent not to enforce or to cease enforcing the Transaction Security; or

(ii)	in the absence of instructions from either STLDD Instructing Group (or the Majority Second Lien Creditors pursuant to paragraph (g) above),

and, in each case, neither STLDD Instructing Group (nor the Majority Second Lien Creditors pursuant to paragraph (g) above) has required any Debtor or Third Party Security Provider to make a Distressed Disposal, the Security Agent shall give effect to any instructions to enforce the Transaction Security which the Majority Topco Creditors are then entitled to give to the Security Agent under Clause 6.10 (Permitted Topco Enforcement) respectively.

(i)	Notwithstanding paragraphs (g) and (h) above, if at any time any Second Lien Agent or Second Lien Notes Trustee or Topco Creditor Representative is then entitled to give the Security Agent instructions to enforce the Transaction Security pursuant to the preceding paragraphs (g) and (h) and the Second Lien Agent, the Second Lien Notes Trustee and/or the Topco Creditor Representative (as applicable) give such instruction or indicate any intention to give such instruction, then each STLDD Instructing Group may give instructions to the Security Agent to enforce the Transaction Security as such STLDD Instructing Group sees fit in lieu of any instructions to enforce given by the Second Lien Agent, the Second Lien Notes Trustee or the Topco Creditor Representative under this Agreement and Security Agent shall act on such instructions received from such STLDD Instructing Group.

(j)	The Security Agent is entitled to rely on and comply with instructions given, or deemed to be given, in accordance with this Clause 13.3.

(k)	No Secured Party shall have any independent power to enforce, or to have recourse to, any Transaction Security or to exercise any rights or powers arising under the Transaction Security Documents except through the Security Agent.

(l)	The Parties agree that any obligation of an Italian Debtor (including under the Italian Security Documents) and of any Italian Intra-Group Lender are subject to any applicable Italian Bankruptcy Law provision and/or Italian Crisis and Insolvency Code provision and any other mandatory provisions of Italian Law.

13.4	Manner of Enforcement - Transaction Security

If the Transaction Security is being enforced pursuant to Clause 13.3 (Enforcement Instructions - Transaction Security), the Security Agent shall enforce the applicable Transaction Security in such manner (including, without limitation, the selection of any administrator of any Debtor or Third Party Security Provider to be appointed by the Security Agent):

(a)	as the Instructing Group shall instruct;

(b)	prior to the later of the Super Senior Discharge Date and the Senior Secured Discharge Date, if:

(i)	the Security Agent has, pursuant to paragraph (g) of Clause 13.3 (Enforcement Instructions - Transaction Security), received instructions given by the Majority Second Lien Creditors to enforce the Transaction Security; and

(ii)	neither STLDD Instructing Group has given instructions as to the manner of enforcement of the Transaction Security,

as the Majority Second Lien Creditors shall instruct; or

(c)	prior to the Priority Discharge Date, if:

(i)	the Security Agent has pursuant to paragraph (h) of Clause 13.3 (Enforcement Instructions - Transaction Security), received instructions given by the Majority Topco Creditors to enforce the Topco Shared Security; and

(ii)	neither STLDD Instructing Group nor the Majority Second Lien Creditors have given instructions to the manner of enforcement of the Topco Shared Security,

as the Majority Topco Creditors shall instruct in relation only to Topco Shared Security; or

(d)	in the absence of any such instructions, as the Security Agent sees fit (which may include taking no action).

13.5	Exercise of Voting Rights

(a)	Each Creditor and the Company, each Topco Investor, each Intra-Group Lender, each Third Party Security Provider and each Subordinated Creditor agrees (to the fullest extent permitted by law at the relevant time) with the Security Agent that it will cast its vote in any proposal put to the vote by or under the supervision of any judicial or supervisory authority in respect of any insolvency, pre-insolvency or rehabilitation or similar proceedings relating to any Debtor, member of the Group or, as the case may be, Third Party Security Provider, as instructed by the Security Agent.

(b)	Subject to paragraph (c) below, the Security Agent shall give instructions for the purposes of paragraph (a) of this Clause 13.5 as directed by an Instructing Group provided such instructions have been given in accordance with Clause 13.3 (Enforcement Instructions - Transaction Security).

(c)	Nothing in this Clause 13.5 entitles any Party to exercise or require any other Secured Party to exercise such power of voting or representation to waive, reduce, discharge or extend the due date for (or change the basis for accrual of any) payment of or reschedule any of the Liabilities owed to that Secured Party.

13.6	Waiver of Rights

To the extent permitted under applicable law and subject to Clause 13.3 (Enforcement Instructions - Transaction Security), Clause 13.4 (Manner of Enforcement - Transaction Security), Clause 16 (Application of Proceeds) and paragraph (c) of Clause 15.2 (Distressed Disposals), each Secured Party, Third Party Security Provider and Debtor waives all rights it may otherwise have to require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any sum received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied.

13.7	Duties Owed

(a)	Each of the Secured Parties, the Third Party Security Providers and the Debtors acknowledges that, in the event that the Security Agent enforces or is instructed to enforce any Transaction Security prior to the later of the Super Senior Discharge Date and the Senior Secured Discharge Date, the duties of the Security Agent and of any Receiver or Delegate owed to the Second Lien Creditors and the Topco Creditors in respect of the method, type and timing of that enforcement or of the exploitation, management or realisation of any of that Transaction Security shall, subject to paragraphs (c) and (g) of Clause 15.2 (Distressed Disposals), be no different to or greater than the duty that is owed by the Security Agent (or, as the case may be, that Receiver or that Delegate) to the Debtors or Third Party Security Providers under general law. The duty of care owed (whether under this Agreement or under general law) by the Security Agent to the Second Lien Creditors and the Topco Creditors shall be the same whether or not the Second Lien Creditors and the Topco Creditors are creditors at the relevant entity at which enforcement is being conducted or are beneficiaries of the Security that is being enforced. The Security Agent shall promptly upon receiving notice provide the Second Lien Creditors (through their respective Second Lien Creditor Representatives) and the Topco Creditors (through their respective Topco Creditor Representatives) notification of the scheduling of any court or administrative hearings relating to any Enforcement Action with respect to the Transaction Security.

(b)	Each of the Secured Parties, Third Party Security Providers and the Debtors acknowledges that, in the event that the Security Agent enforces or is instructed to enforce the Transaction Security after the later of the Super Senior Discharge Date and the Senior Secured Discharge Date but prior to the Priority Discharge Date, the duties of the Security Agent and of any Receiver or Delegate owed to any Secured Party in respect of the method, type and timing of that enforcement or of the exploitation, management or realisation of any of that Transaction Security shall, subject to paragraph (c) of Clause 15.2 (Distressed Disposals), be no different to or greater than the duty that is owed by the Security Agent, Receiver or Delegate to the Debtors or Third Party Security Providers under general law.

13.8	Security held by other Creditors

If any Transaction Security is held by a Creditor other than the Security Agent, then creditors may only enforce that Transaction Security in accordance with instructions given by an Instructing Group in accordance with this Clause 12 (and for this purpose references to the Security Agent shall be construed as references to that Creditor).

13.9	Enforcement through Security Agent Only

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Security Documents except through the Security Agent.

14.	ENFORCEMENT OF TOPCO INDEPENDENT TRANSACTION SECURITY

14.1	Enforcement of Topco Independent Transaction Security

The Topco Creditors shall not give instructions to the Security Agent as to the enforcement of the Topco Independent Transaction Security other than in accordance with this Agreement.

14.2	Enforcement Instructions – Topco Independent Transaction Security

(a)	The Security Agent may refrain from enforcing the Topco Independent Transaction Security unless instructed otherwise by the Majority Topco Creditors.

(b)	Subject to the Topco Independent Transaction Security having become enforceable in accordance with its terms, the Topco Creditor Representative(s) (acting on the instructions of the Majority Topco Creditors) may give or refrain from giving instructions to the Security Agent to enforce or refrain from enforcing the Topco Independent Transaction Security as they see fit.

(c)	The Security Agent is entitled to rely on and comply with instructions given, or deemed to be given, in accordance with this Clause 14.2.

(d)	No Topco Creditor shall have any independent power to enforce, or to have recourse to, any Topco Independent Transaction Security or to exercise any rights or powers arising under the Security Documents except through the Security Agent.

14.3	Manner of Enforcement - Topco Independent Transaction Security

If the Topco Independent Transaction Security is being enforced pursuant to Clause 14.2 (Enforcement Instructions – Topco Independent Transaction Security), the Security Agent shall enforce the Topco Independent Transaction Security in such manner (including, without limitation, the selection of any administrator of any Debtor or Third Party Security Provider to be appointed by the Security Agent) as the Majority Topco Creditors shall instruct or, in the absence of any such instructions, as the Security Agent sees fit (which may include taking no action).

14.4	Waiver of Rights

To the extent permitted under applicable law and subject to Clause 14.2 (Enforcement Instructions – Topco Independent Transaction Security), Clause 14.3 (Manner of Enforcement - Topco Independent Transaction Security), Clause 16 (Application of Proceeds) and paragraph (c) of Clause 15.2 (Distressed Disposals), each Secured Party, Third Party Security Provider and Debtor waives all rights it may otherwise have to require that the Topco Independent Transaction Security be enforced in any particular order or manner or at any particular time or that any sum received or recovered from any person, or by virtue of the enforcement of any of the Topco Independent Transaction Security or of any other security interest, which is capable of being applied in or towards discharge of any of the Topco Independent Secured Obligations is so applied.

14.5	Duties Owed with respect to Topco Independent Transaction Security

Each of the Secured Parties, the Third Party Security Providers, the Debtors and the Topco Independent Obligors acknowledges that, in the event that the Security Agent enforces or is instructed to enforce any Topco Independent Transaction Security prior to the Topco Discharge Date, the duties of the Security Agent and of any Receiver or Delegate owed to the Topco Creditors in respect of the method, type and timing of that enforcement or of the exploitation, management or realisation of any of that Topco Independent Transaction Security shall, subject to paragraph (g) of Clause 15.2 (Distressed Disposals), be no different to or greater than the duty that is owed by the Security Agent (or, as the case may be, that Receiver or that Delegate) to the Debtors, Third Party Security Providers or Topco Independent Obligors under general law. The duty of care owed (whether under this Agreement or under general law) by the Security Agent to the Topco Creditors shall be the same whether or not the Topco Creditors are creditors at the relevant entity at which enforcement is being conducted or are beneficiaries of the Topco Independent Transaction Security that is being enforced. The Security Agent shall promptly upon becoming aware provide the Topco Creditors notification of the scheduling of any court or administrative hearings relating to any Enforcement Action with respect to the Topco Independent Transaction Security.

14.6	Topco Independent Transaction Security held by other Creditors

If any Topco Independent Transaction Security is held by a Creditor other than the Security Agent, then creditors may only enforce that Transaction Security in accordance with instructions given by the Majority Topco Creditors in accordance with this Clause 14 (and for this purpose references to the Security Agent shall be construed as references to that Creditor).

15.	NON-DISTRESSED DISPOSALS, DISTRESSED DISPOSALS AND DISPOSAL PROCEEDS

15.1	Non-Distressed Disposals

(a)	Notwithstanding anything to the contrary in this Agreement or any other Debt Document (including any provisions in this Agreement or any other Debt Document which are expressed to or purport to override any other provisions of this Agreement or any other Debt Document as a condition or otherwise to the taking of any action or step), the Security Agent (on behalf of itself and the Secured Parties) and each other party to any Security Document hereby agrees (and is irrevocably authorised, instructed and obliged to do so by, and without any further consent, agreement, instruction, direction, confirmation, payment, certification or other document, request or information from, any Creditor, other Secured Party or Debtor) that it shall promptly following receipt of a written request from the Company to the Security Agent:

(i)	release (or procure that any other relevant person releases) from the Transaction Security or Topco Independent Transaction Security and the Secured Debt Documents:

(A)	any Security (and/or any other claim relating to a Debt Document) over any asset which the Company has confirmed pursuant to paragraph (c) below is the subject of:

(1)	(subject to Clause 15.1(i) below) a disposal not prohibited by the terms of any Finance Document (or, to the extent any applicable Finance Document prohibits such disposal, the applicable Agent authorises the release in accordance with the terms of the applicable Finance Document or the Required Creditor Consent for such disposal has been obtained) (including a disposal to a member of the Group, but without prejudice to any obligation of any member of the Group in a Finance Document to provide replacement security); or

(2)	any other transaction not prohibited by the terms of any Finance Document pursuant to which that asset will cease to be held or owned by a member of the Group;

and in each case where such disposal or other transaction is not a Distressed Disposal (in each case, a “Non-Distressed Disposal”);

(B)	any Security (and/or any other claim relating to a Debt Document) over any document or other agreement requested in order for any member of the Group to effect any amendment or waiver in respect of that document or agreement or otherwise exercise any rights, comply with any obligations or take any action in relation to that document or agreement (in each case to the extent the Company has confirmed pursuant to paragraph (c) below it is not prohibited by the terms of any Finance Document);

(C)	any Security (and/or any other claim relating to a Debt Document) over any asset of any member of the Group which has ceased to be a Debtor or Guarantor (or will cease to be a Debtor or Guarantor simultaneously with such release) to the extent that the Company has confirmed pursuant to paragraph (c) below that such cessation is otherwise in accordance with the terms of each Finance Document or the Agreed Security Principles; and

(D)	any Security (and/or any other claim relating to a Debt Document) over any other asset to the extent that the Company has confirmed pursuant to paragraph (c) below that such Security is not required to be given, or such release is otherwise, in accordance with the terms of each Finance Document or the Agreed Security Principles; and

(ii)	to the extent that the Company has confirmed pursuant to paragraph (c) below that such disposal or other transaction is otherwise in accordance with the terms of each Finance Document, in the case of a disposal of shares or other ownership interests in a Debtor or other member of the Group (or any Holding Company of any Debtor), or any other transaction pursuant to which a Debtor or other member of the Group (or any Holding Company of any Debtor) will cease to be a member of the Topco Group or a Debtor (including pursuant to Clause 21.23 (Resignation of a Debtor) or by reason of that Debtor, or a Holding Company of that Debtor, being designated as an Unrestricted Subsidiary), release (or procure that any other relevant person releases) that Debtor or such other member of the Group and its Subsidiaries from all present and future liabilities (both actual and contingent) under the Secured Debt Documents and the respective assets of such Debtor and its Subsidiaries (and the shares in any such Debtor and/or Subsidiary) from the Transaction Security or Topco Independent Transaction Security and the Secured Debt Documents (including any claim relating to a Debt Document).

(b)	If that Non-Distressed Disposal is not made:

(i)	each release of Transaction Security or any claim described in paragraph (a) above shall have no effect and the Transaction Security or claim subject to that release shall continue in such force and effect as if that release had not been effected (to the extent possible under applicable law); and

(ii)	the Parties agree that, to the extent required under applicable law, any Transaction Security released or purported to be released shall promptly be retaken on substantially the same terms.

(c)	When making any request for a release pursuant to sub-paragraph (a)(i)(A), (a)(i)(B), (a)(i)(C), (a)(i)(D) or (a)(ii) of this Clause 15.1 the Company shall confirm in writing to the Security Agent that:

(i)	in the case of any release requested pursuant to sub-paragraph (a)(i)(A), (a)(i)(B) or (a)(ii) above, (subject to Clause 15.1(i) below) the relevant disposal or other action is not prohibited by the terms of any Finance Document, in each case, as the case may be, as at the date of completion of such release, or at the option of the Company, on the date that the definitive agreement for such disposal or similar transaction is entered into; or

(ii)	in the case of any release requested pursuant to paragraph (a)(i)(C) or (a)(i)(D) above, such Security is not required to be given, or the relevant release or cessation is otherwise, in accordance with terms of the Finance Documents or the Agreed Security Principles,

and the Security Agent shall be entitled to rely on that confirmation for all purposes under the Secured Debt Documents.

(d)	The Security Agent (on behalf of itself and the Secured Parties) and each other party to any Security Document shall and hereby agrees to (and is irrevocably authorised, instructed and obliged to do so by, and without any further consent, agreement, sanction, authority, instruction, direction, confirmation, payment, certification or other document, request or information from any Creditor, other Secured Party or Debtor) promptly enter into (or procure that any relevant person enters into) and deliver such documentation and/or take such other action as the Company shall require to give effect to, or to evidence, any release (including in any official register) or other matter contemplated by or in connection with this Clause 15.1 (including the issuance of any certificates of non-crystallisation of floating charges, any consent to dealing or any other similar or equivalent document that may be required or desirable).

(e)	Without prejudice to the foregoing and for the avoidance of doubt, if requested by the Company in accordance with the terms of any of the Finance Documents (and provided that the requested action is not expressly prohibited by any of the other Finance Documents), the Security Agent, the Creditors and the other Secured Parties shall promptly execute any guarantee, security or other release and/or any amendment, supplement or other documentation relating to any Transaction Security or Security Documents as contemplated by the terms of any of the Finance Documents and the Security Agent (on behalf of itself and the Secured Parties) hereby agrees to execute, and will promptly execute if requested by the Company, (and is irrevocably authorised, instructed and obliged to do so by, and without any further consent, agreement, sanction, authority, instruction, direction, confirmation, payment, certification or other document, request or information from, any Creditor, other Secured Party or Debtor) any such release or document on behalf of the Creditors and the other Secured Parties. When making any request pursuant to this paragraph (e) the Company shall confirm in writing to the Security Agent that such request is in accordance with the terms of a Finance Document (and the requested action is not expressly prohibited by any of the other Finance Documents) and the Security Agent shall be entitled to rely on that confirmation for all purposes under the Secured Debt Documents.

(f)	Notwithstanding anything to the contrary in any Debt Document, nothing in any Security Document shall operate or be construed so as to prevent any transaction, matter or other step not prohibited by the terms of this Agreement or the Finance Documents (a “Permitted Transaction”). The Security Agent (on behalf of itself and the Secured Parties) hereby agrees (and is irrevocably authorised, instructed and obliged to do so by, and without any further consent, agreement, sanction, authority, instruction, direction, confirmation, payment, certification or other document, request or information from, any Creditor, other Secured Party or Debtor) that it shall promptly execute any release or other document and/or take such other action or step under or in relation to any Debt Document (or any asset subject or expressed to be subject to any Transaction Security or any Security Document) as is requested by the Company in order to complete, implement or facilitate a Permitted Transaction. In the event that the Company makes any request pursuant to and in reliance on the preceding sentence, the Security Agent shall be permitted to request a confirmation from the Company that the relevant transaction, matter or other step is a Permitted Transaction and the Security Agent shall be entitled to rely on that confirmation for all purposes under the Secured Debt Documents.

(g)	For the avoidance of doubt and notwithstanding anything to the contrary in the Second Lien Finance Documents, if any member of the Group is required or permitted under the Senior Secured Finance Documents to apply the proceeds of any disposal or other transaction in prepayment, redemption or any other discharge or reduction of any Senior Secured Liabilities:

(i)	no such application of those proceeds shall require the consent of any Party or Second Lien Creditor or will result in a direct or indirect breach of any Second Lien Finance Document; and

(ii)	any such application shall discharge in full any obligation to apply those proceeds in prepayment, redemption or any other discharge or reduction of any Second Lien Liabilities.

This paragraph (g) is without prejudice to any right of any member of the Group to apply any proceeds of any disposal or other transaction in prepayment, redemption or any other discharge or reduction of any Second Lien Liabilities to the extent permitted or contemplated by this Agreement or any other Senior Secured Finance Document.

(h)	For the avoidance of doubt and notwithstanding anything to the contrary in the Topco Finance Documents, if any member of the Group is required or permitted under the Senior Secured Finance Documents or Second Lien Finance Documents to apply the proceeds of any disposal or other transaction in prepayment, redemption or any other discharge or reduction of any Senior Secured Liabilities or Second Lien Liabilities:

(i)	no such application of those proceeds shall require the consent of any Party or Topco Creditor or will result in a direct or indirect breach of any Topco Finance Document; and

(ii)	any such application shall discharge in full any obligation to apply those proceeds in prepayment, redemption or any other discharge or reduction of any Topco Liabilities.

This paragraph (h) is without prejudice to any right of any member of the Group to apply any proceeds of any disposal or other transaction in prepayment, redemption or any other discharge or reduction of any Topco Liabilities to the extent permitted or contemplated by this Agreement or any other Debt Document.

(i)	Any condition, basket or ratio relating to the making of a disposal or similar transaction in any Finance Document may be satisfied, at the option of the Company either:

(i)	as at the date of completion thereof; or

(ii)	on the date that the definitive agreement for such disposal or similar transaction is entered into (including by reference to any circumstance, basket or ratio calculated on that date and on a pro forma basis after giving effect to such disposal or similar transaction, including the receipt of proceeds).

Provided that such condition, basket or ratio is satisfied (irrespective of any date specified in the relevant Finance Document for its satisfaction) (and for the avoidance of doubt each other applicable condition to such disposal or similar transaction in each applicable Finance Document is met (or waived by with the Required Creditor Consent)), each Party irrevocably consents and agrees that:

(A)	any disposal or similar transaction that is not a Distressed Disposal is permitted to be made by any member of the Group or Third Party Security Provider or Topco Independent Obligor notwithstanding any other provision to the contrary in this Agreement or any other Debt Document;

(B)	(in the event sub-paragraph (ii) above applies) any condition, test or determination in any Finance Document may be satisfied as at the date of entry into such definitive agreement and shall not be required to be satisfied at any time subsequent to such determination date and at or prior to the consummation of the relevant transaction; and as such any Default occurring, any fluctuation in any basket or ratio, or any change in any condition, basket or ratio (including in relation to fair market value) shall be ignored and shall not be tested at the time of the consummation of the relevant transaction; and

(C)	in the case of such disposal or similar transaction of shares of any member of the Group which is a Guarantor and/or Debtor (and/or any Subsidiary thereof which is a Guarantor and/or Debtor) which is permitted to be made pursuant to paragraphs (A) and (B) above, notwithstanding any other provision to the contrary in this Agreement or any other Debt Document, such member of the Group shall be permitted to resign as a Guarantor subject only to compliance with the terms of the applicable Finance Documents and the delivery of the applicable resignation or similar letters to the applicable Agent which shall be required to accept, counter-sign and/or effect the same.

(j)	Notwithstanding anything to the contrary in this Agreement (but subject to Clause 3.1 (Payments of Senior Secured Creditor Liabilities), paragraph (b)(ii) of Clause 4.3 (Permitted Payments: Hedging Liabilities), Clause 5.1 (Restriction on Payment and Dealings: Second Lien Liabilities) and Clause 6.1 (Restriction on Payment and Dealings: Topco Group Liabilities)) or any other Debt Document, in the case of a disposal of shares or other ownership interests in a Debtor or other member of the Group (or Holding Company of any Debtor), or any other transactions pursuant to which a Debtor or other member of the Group (or Holding Company of any Debtor) will cease to be a member of the Group or a Debtor (including pursuant to Clause 21.23 (Resignation of a Debtor) or by designation as an Unrestricted Subsidiary) in each case to the extent the Company has confirmed to the Security Agent that such disposal, transaction or designation is not prohibited by the Finance Documents, if such member of the Group or a Debtor is a borrower, issuer or other primary debtor under or in respect of any Debt Document, such person shall have the right to voluntarily prepay any or all Liabilities outstanding under any Debt Document to the applicable Creditors concurrently with ceasing to be a member of the Group or Debtor; and any right to decline, delay or prevent any prepayment in any Debt Document shall be disapplied to the extent that if exercised such right would prevent the repayment of all such Liabilities in full by such person (but without prejudice to any prepayment fees, make-whole payment, break costs or other payment required by the relevant Finance Documents).

15.2	Distressed Disposals

(a)	Subject to paragraphs (d), (e) and (f) below, if a Distressed Disposal of any asset is being effected, the Security Agent is irrevocably authorised (at the cost of the relevant Debtor, Third Party Security Provider and the Company and, to the maximum extent allowed by applicable law, without any consent, sanction, authority or further confirmation from any Creditor, Third Party Security Provider or Debtor):

(i)	release of Security/non-crystallisation certificates: to release the Transaction Security or any other claim over that asset and execute and deliver or enter into any release of that Transaction Security or claim and issue any letters of non-crystallisation of any floating charge or any consent to dealing that may, in the discretion of the Security Agent, be considered necessary or desirable;

(ii)	release of liabilities and Security on a share sale (Debtor): if the asset which is disposed of consists of shares in the capital of a Debtor, to release:

(A)	that Debtor and any Subsidiary of that Debtor from all or any part of:

(1)	its Borrowing Liabilities;

(2)	its Guarantee Liabilities; and

(3)	its Other Liabilities;

(B)	any Transaction Security granted by that Debtor or any Subsidiary of that Debtor over any of its assets; and

(C)	any other claim of an Intra-Group Lender, a Topco Investor, a Subordinated Creditor, or another Debtor over that Debtor’s assets or over the assets of any Subsidiary of that Debtor,

on behalf of the relevant Creditors, Third Party Security Providers and Debtors;

(iii)	release of liabilities and Security on a share sale (Holding Company): if the asset which is disposed of consists of shares in the capital of any Holding Company of a Debtor, to release:

(A)	that Holding Company and any Subsidiary of that Holding Company from all or any part of:

(1)	its Borrowing Liabilities;

(2)	its Guarantee Liabilities; and

(3)	its Other Liabilities;

(B)	any Transaction Security granted by that Holding Company or any Subsidiary of that Holding Company over any of its assets; and

(C)	any other claim of an Intra-Group Lender, a Topco Investor, a Subordinated Creditor or another Debtor over the assets of that Holding Company and any Subsidiary of that Holding Company,

on behalf of the relevant Creditors and Debtors;

(iv)	disposal of liabilities on a share sale: if the asset which is disposed of consists of shares in the capital of a Debtor or the Holding Company of a Debtor and the Security Agent (acting in accordance with paragraph (c) below) decides to dispose of all or any part of:

(A)	the Liabilities; or

(B)	the Debtor Liabilities,

owed by that Debtor or Holding Company or any Subsidiary of that Debtor or Holding Company:

(1)	(if the Security Agent (acting in accordance with paragraph (c) below) does not intend that any transferee of those Liabilities or Debtor Liabilities (the “Transferee”) will be treated as a Secured Creditor or a Secured Party for the purposes of this Agreement), to execute and deliver or enter into any agreement to dispose of all or part of those Liabilities or Debtor Liabilities provided that notwithstanding any other provision of any Debt Document the Transferee shall not be treated as a Secured Creditor or a Secured Party for the purposes of this Agreement; and

(2)	(if the Security Agent (acting in accordance with paragraph (c) below) does intend that any Transferee will be treated as a Secured Creditor or a Secured Party for the purposes of this Agreement), to execute and deliver or enter into any agreement to dispose of:

(I)	all (and not part only) of the Liabilities owed to the Secured Creditors; and

(II)	all or part of any other Liabilities and the Debtor Liabilities,

on behalf of, in each case, the relevant Creditors, Third Party Security Providers and Debtors;

(v)	transfer of obligations in respect of liabilities on a share sale: if the asset which is disposed of consists of shares in the capital of a Debtor or the Holding Company of a Debtor (the “Disposed Entity”) and the Security Agent (acting in accordance with paragraph (c) below) decides to transfer to another Debtor (the “Receiving Entity”) all or any part of the Disposed Entity’s obligations or any obligations of any Subsidiary of that Disposed Entity in respect of:

(A)	the Intra-Group Liabilities; or

(B)	the Debtor Liabilities,

to execute and deliver or enter into any agreement to:

(1)	agree to the transfer of all or part of the obligations in respect of those Intra-Group Liabilities or Debtor Liabilities on behalf of the relevant Intra-Group Lenders and Debtors to which those obligations are owed and on behalf of the Debtors which owe those obligations; and

(2)	(provided the Receiving Entity is a Holding Company of the Disposed Entity which is also a Guarantor of Secured Liabilities) to accept the transfer of all or part of the obligations in respect of those Intra-Group Liabilities or Debtor Liabilities on behalf of the Receiving Entity or Receiving Entities to which the obligations in respect of those Intra-Group Liabilities or Debtor Liabilities are to be transferred.

(b)	The net proceeds of each Distressed Disposal (and the net proceeds of any disposal of Liabilities or Debtor Liabilities pursuant to paragraphs (a)(iv) and (a)(v) above) shall be paid to the Security Agent for application in accordance with Clause 16 (Application of Proceeds) as if those proceeds were the proceeds of an enforcement of the Transaction Security and, (to the extent that any disposal of Liabilities or Debtor Liabilities has occurred pursuant to paragraphs (a)(iv) and (a)(v) above), as if that disposal of Liabilities or Debtor Liabilities had not occurred.

(c)	In the case of a Distressed Disposal (or a disposal of Liabilities pursuant to paragraphs (a)(iv) and (a)(v) above) effected by or at the request of the Security Agent, the Security Agent shall take reasonable care to obtain a fair market price in the prevailing market conditions (although the Security Agent shall not have any obligation to postpone any such Distressed Disposal or disposal of Liabilities in order to achieve a higher price).

(d)	If a Distressed Disposal is being effected at a time when the Majority Second Lien Creditors are entitled to give, and have given, instructions, prior to the Designation Date, under paragraph (g) of Clause 13.3 (Enforcement Instructions - Transaction Security) or Clause 13.4 (Manner of Enforcement - Transaction Security) or, on and from the Designation Date, under paragraph (g) of Clause 13.3 (Enforcement Instructions – Transaction Security) or Clause 13.4 (Manner of Enforcement - Transaction Security) the Security Agent is not authorised to release any Debtor, Subsidiary or Holding Company from any Borrowing Liabilities or Guarantee Liabilities or Other Liabilities owed to any Senior Secured Creditor unless those Borrowing Liabilities or Guarantee Liabilities or Other Liabilities and any other Senior Secured Liabilities will be paid (or repaid) in full (or, in the case of any contingent Liability relating to a Letter of Credit, Cash Management Facility LC, a Cash Management Facility or an Ancillary Facility made the subject of cash collateral arrangements acceptable to the relevant Senior Creditor), following that release.

(e)	If a Distressed Disposal is being effected at a time when the Majority Topco Creditors are entitled to give, and have given, instructions, prior to the Designation Date, under paragraph (h) of Clause 13.3 (Enforcement Instructions - Transaction Security) or Clause 12.4 (Manner of Enforcement - Transaction Security), or, on and from the Designation Date, under paragraph (h) of Clause 13.3 (Enforcement Instructions – Transaction Security) or Clause 13.4 (Manner of Enforcement - Transaction Security) the Security Agent is not authorised to release any Debtor, Subsidiary or Holding Company from any Borrowing Liabilities or Guarantee Liabilities or Other Liabilities owed to any Senior Secured Creditor or any Second Lien Creditor unless those Borrowing Liabilities or Guarantee Liabilities or Other Liabilities and any other Senior Secured Liabilities and Second Lien Liabilities will be paid (or repaid) in full (or, in the case of any contingent Liability relating to a Letter of Credit, Cash Management Facility LC, a Cash Management Facility or an Ancillary Facility, made the subject of cash collateral arrangements acceptable to the relevant Senior Creditor), following that release.

(f)	Where Borrowing Liabilities, Guarantee Liabilities and/or Other Liabilities would otherwise be released pursuant to paragraph (a) above, the Creditor concerned may elect to have those Borrowing Liabilities, Guarantee Liabilities and/or Other Liabilities transferred to a Holding Company of the Company, in which case the Security Agent is irrevocably authorised (at the cost of the relevant Debtor or the Company and without any consent, sanction, authority or further confirmation from any Creditor or Debtor) to execute such documents as are required to so transfer those Borrowing Liabilities, Guarantee Liabilities and/or Other Liabilities.

(g)	If, before the Second Lien Discharge Date or the Topco Discharge Date, a Distressed Disposal (or a disposal of Liabilities pursuant to paragraph (a)(iv) or (a)(v) above) is being effected such that the Second Lien Liabilities or the Topco Liabilities and Transaction Security securing Second Lien Liabilities and/or Topco Liabilities will be released under paragraph (a) above, it is a further condition to the release that either:

(i)	the Second Lien Agent, the Second Lien Notes Trustee, the Topco Agent and the Topco Notes Trustee (as applicable) have approved the release; or

(ii)	where shares or assets of a Second Lien Borrower, issuer of Second Lien Notes, Second Lien Guarantor or Topco Guarantor are sold:

(A)	the proceeds of such sale or disposal are in cash (or substantially in cash) and/or other marketable securities or, if the proceeds of such sale or disposal are not in cash (or substantially in cash) and/or other marketable securities, the requirements of paragraph (C)(2) below are satisfied applied in relation thereto; and

(B)	all claims of the Secured Creditors (other than in relation to performance bonds or guarantees or similar instruments issued by a Secured Creditor on behalf of a member of the Group) against a member of the Group (if any) all of whose shares (other than any minority interest not owned by members of the Group) are pledged in favour of the Priority Secured Parties and are being sold or disposed of pursuant to such Enforcement Action, are unconditionally released and discharged or sold or disposed of concurrently with such sale (and are not assumed by the purchaser or one of its Affiliates), and all Security under the Security Documents in respect of the assets that are sold or disposed of is simultaneously and unconditionally released and discharged concurrently with such sale, provided that in the event of a sale or disposal of any such claim (instead of a release or discharge):

(1)	where the Senior Secured Creditors (or any group or class of Senior Secured Creditors) constitute the Instructing Group, the Senior Agent and Senior Secured Notes Trustee(s):

(I)	determine acting reasonably and in good faith that the Senior Secured Creditors will recover more than if such claim was released or discharged but is nevertheless less than the outstanding Senior Secured Liabilities; and

(II)	serve a notice on the Security Agent notifying the Security Agent of the same;

(2)	where the Second Lien Creditors constitute the Instructing Group, the Second Lien Agent and the Second Lien Notes Trustee(s):

(I)	determine acting reasonably and in good faith that the Priority Secured Parties (collectively) will recover more than if such claim was released or discharged but is nevertheless less than the outstanding Priority Secured Liabilities; and

(II)	serve a notice on the Security Agent notifying the Security Agent of the same;

(3)	where the Topco Creditors constitute the Instructing Group, the Topco Agent and the Topco Notes Trustee(s):

(I)	determine acting reasonably and in good faith that the Priority Secured Parties and the Topco Creditors (collectively) will recover more than if such claim was released or discharged but is nevertheless less than the outstanding Priority Secured Liabilities and the Topco Liabilities (collectively); and

(II)	serve a notice on the Security Agent notifying the Security Agent of the same,

in which case the Security Agent shall be entitled immediately to sell and transfer such claim to such purchaser (or an affiliate of such purchaser) and the consideration for such sale or transfer may be in the form of non-cash consideration by way of: (x) where the Senior Secured Creditors constitute the Instructing Group, the Senior Secured Creditors bidding by an appropriate mechanic all or part of the Senior Secured Liabilities (such that the Senior Secured Liabilities would, on completion, be discharged to the extent of an amount equal to the amount of the offer made by the relevant Senior Secured Creditors), (y) where the Second Lien Creditors constitute the Instructing Group, the Second Lien Creditors bidding by an appropriate mechanic all or part of the Second Lien Liabilities (such that the Second Lien Liabilities would, on completion, be discharged to the extent of an amount equal to the amount of the offer made by the relevant Second Lien Creditors), or (z) where the Topco Creditors constitute the Instructing Group, the Topco Creditors bidding by an appropriate mechanic all or part of the Topco Liabilities (such that the Topco Liabilities would, on completion, be discharged to the extent of an amount equal to the amount of the offer made by the relevant Topco Creditors); and

(C)	such sale or disposal (including any sale or disposal of any claim) is made:

(1)	pursuant to a Competitive Sales Process; or

(2)	where an internationally recognised investment bank, firm of accountants or third party professional firm which is regularly engaged in providing valuations in respect of the relevant type and size of the assets concerned, in each case selected by the

Security Agent, has delivered an opinion (including an enterprise valuation of the Group which can be relied upon by the Security Agent and disclosed to the Senior Secured Creditors, the Second Lien Creditors and the Topco Creditors on a non-reliance basis) in respect of such sale or disposal that the amount received in connection therewith is fair from a financial point of view taking into account all relevant circumstances including the method of enforcement provided that the liability of such investment bank or internationally recognised firm of accountants or third party professional firm (as applicable) in giving such opinion may be limited to the amount of its fees in respect of such engagement.

(h)	For the purposes of paragraphs (a)(iv), (a)(v), (c) and (g) above, the Security Agent shall act:

(i)	if the relevant Distressed Disposal is being effected by way of enforcement of the Transaction Security, in accordance with, prior to the Designation Date, Clause 12.4 (Manner of Enforcement - Transaction Security) or, on and from the Designation Date, Clause 13.4 (Manner of Enforcement - Transaction Security); and

(ii)	in any other case:

(A)	on the instructions of the Instructing Group; or

(B)	in the absence of any such instructions, as the Security Agent sees fit (which may include taking no action).

15.3	Claims and other Proceeds (before Distress Event)

(a)	So long as the requirements of paragraph (b) below are met (or the Company has confirmed that if and when applicable they will be met), if any contractual, insurance or other claim is to be made, or is made, by a member of the Group prior to a Distress Event and that claim (or the proceeds of any such claim) is or are expressed to be subject to the Transaction Security, the Security Agent is irrevocably authorised (without any consent, agreement, sanction, authority, instruction, direction, confirmation, payment, certification or other document, request or information from any Creditor, other Secured Party or Debtor) to:

(i)	give a consent under or release the Transaction Security, or any other claim, over any relevant document, policy or other asset to the extent necessary to allow that member of the Group to make that claim (and to allow each member of the Group to comply with any obligations in respect of that claim and those proceeds under the Secured Debt Documents); and

(ii)	execute and deliver or enter into any such consent under or release of that Transaction Security, or claim, that may, in the discretion of the Company, be necessary or desirable.

(b)	If any claim proceeds the subject of any action taken under paragraph 15.3(a)(i) or 15.3(a)(ii) above are required to be applied in mandatory prepayment of any Secured Liabilities and/or the Unsecured Liabilities or any other Mandatory Prepayment is required to be made pursuant to the terms of the Finance Documents, then, subject to paragraph (c), those proceeds or amounts shall be applied as required by the terms of the Secured Debt Documents (provided that, notwithstanding anything to the contrary in the Topco Finance Documents or the Unsecured Finance Documents, in the event of any conflict between the terms of the Debt Documents and the Topco Finance Documents and/or the Unsecured Finance Documents any application in accordance with the terms of the Debt Documents shall satisfy all obligations of the Group in respect of such proceeds and no consent of any other Party or Creditor shall be required for that application).

(c)	The proceeds thereof (“Relevant Proceeds”) shall be applied in accordance with the provisions of the Secured Debt Documents, provided that:

(i)	if those Relevant Proceeds are required to be applied in mandatory prepayment of more than one class of Creditors under the Secured Debt Documents and the amount of such Relevant Proceeds is not sufficient to satisfy all such mandatory prepayment requirements or if compliance with the provisions governing mandatory prepayment in any Secured Debt Document would result in a Default or Event of Default arising under any other Debt Document:

(A)	those Relevant Proceeds shall be paid to the relevant Creditors in the order set out at Clause 16.1 (Order of Application - Transaction Security) below as though such Relevant Proceeds were Recoveries (subject to any right of any Creditor in a Secured Debt Document to decline to receive such Relevant Proceeds); and

(B)	no Default or Event of Default shall arise under any Debt Document to the extent that such Relevant Proceeds are applied in accordance with paragraph (A) above; and

(ii)	no consent of any Party shall be required for that application.

(d)	If the making of any Mandatory Prepayment (an “Original Mandatory Prepayment”) would directly or indirectly result in the notional amount of any outstanding Hedging Liabilities exceeding the outstanding principal amount (following such Original Mandatory Prepayment) under any Debt Document to which the Company determines such Hedging Liabilities relate (the “Relevant Debt”), the Company (or the relevant borrower (as applicable)) may (upon written notice to each relevant Agent and Hedge Counterparty) reduce the amount of such Mandatory Prepayment so that the aggregate of:

(i)	the reduced Mandatory Prepayment; and

(ii)	the amount required to be applied in close-out of the relevant Hedging Liabilities to reduce the notional amount thereof to the outstanding principal amount of the Relevant Debt,

is equal to the amount of the Original Mandatory Prepayment and no Default or Event of Default shall arise under any Debt Document to the extent that any mandatory prepayment is adjusted in accordance with this paragraph (d).

15.4	Creditors’ and Third Party Security Providers’ and Debtors’ Actions

(a)	Each Creditor, Third Party Security Provider, and in relation to Clause 15.2 (Distressed Disposals), Debtor will:

(i)	do all things that the Security Agent reasonably requests in order to give effect to this Clause 15 (which shall include, without limitation, the execution of any assignments, transfers, releases, delegation of faculties, powers of attorney or other documents that the Security Agent may reasonably consider to be necessary to give effect to the releases or disposals contemplated by this Clause

15); and

(ii)	if the Security Agent is not entitled to take any of the actions contemplated by this Clause 15 or if the Security Agent requests that any Creditor, Third Party Security Provider or Debtor take any such action, take that action itself in accordance with the reasonable instructions of the Security Agent, provided that the proceeds of those disposals are applied in accordance with Clause 15.1 (Non-Distressed Disposals) or Clause 15.2 (Distressed Disposals) (as the case may be).

(b)	Each Secured Party irrevocably authorises and instructs the Security Agent (at the cost of the relevant Secured Party to the extent such Secured Party is required to do such action and has failed to do so and without any further consent, agreement, sanction, authority, instruction, direction, confirmation, payment, certification or other document, request or information from any Secured Party) to be its agent to do anything which that Secured Party has authorized the Security Agent or any other Party to do under this Agreement or is itself required to do under this Agreement, but has failed to do (which shall include, without limitation, the execution of any assignments, transfers, releases or other documents that may be necessary) to give effect to the release and disposals contemplated by this Clause 15 or Clause 18 (New Debt Financings). For the purpose of this Clause, each Secured Party exempts the Security Agent from any restrictions imposed by Article 1394 of the Italian Civil Code (and any equivalent restriction under any other applicable law) in this respect.

16.	APPLICATION OF PROCEEDS

16.1	Order of Application - Transaction Security

Subject to Clause 1.8 (Waiver and Termination), Clause 16.2 (Prospective Liabilities) and Clause 16.3 (Treatment of SFA Cash Cover, Cash Management Facility Cash Cover and SFA Cash Collateral), all amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Debt Document (subject to the proviso to this Clause 16.1 and other than amounts in respect of Topco Independent Transaction Security or in connection with the realisation or enforcement of any other Security which is not Transaction Security or any guarantees provided by any Holding Company of the Company or any Subsidiary of any Holding Company of the Company (other than a member of the Group) in respect of any of the Topco Liabilities or Topco Proceeds Loan Liabilities) or, in connection with the realisation or enforcement of all or any part of the Transaction Security (the “Recoveries”) shall be applied at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 16), in the following order of priority:

(a)	in discharging any sums owing to a Senior Creditor Representative (in respect of the Senior Agent Liabilities or Super Senior Agent Liabilities), the Security Agent, any Receiver or any Delegate, any Second Lien Creditor Representative (in respect of the Second Lien Agent Liabilities) and any Topco Creditor Representative (in respect of the Topco Agent Liabilities) on a pari passu basis;

(b)	in payment of all costs and expenses incurred by any Agent or Secured Creditor in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement or any action taken at the request of the Security Agent under Clause 9.6 (Creditors’ Actions);

(c)	if the Designation Date has occurred, in payment to:

(i)	each Super Senior Agent on its own behalf and on behalf of the relevant Super Senior Arrangers and the relevant Super Senior Lenders; and

(ii)	the Super Senior Hedge Counterparties, for application towards the discharge of:

(A)	the Super Senior Arranger Liabilities and the Super Senior Lender Liabilities (in accordance with the terms of the Super Senior Finance Documents); and

(B)	the Super Senior Hedging Liabilities (on a pro rata basis between the Super Senior Hedging Liabilities of each Super Senior Hedge Counterparty),

on a pro rata basis and ranking pari passu between paragraphs (A) and (B) above; or

if the Super Senior Discharge Date has occurred, in payment to:

(iii)	each Senior Agent on its own behalf and on behalf of the relevant Senior Arrangers and the relevant Senior Lenders and the relevant Cash Management Facility Lenders;

(iv)	each Senior Secured Notes Trustee on its own behalf and on behalf of the Senior Secured Notes Creditors;

(v)	each Cash Management Facility Lender (to the extent no Cash Management Facility Agent is appointed in respect of the relevant Cash Management Facility Commitments); and

(vi)	the Pari Passu Hedge Counterparties, for application towards the discharge of:

(A)	the Senior Arranger Liabilities and the Senior Lender Liabilities (in accordance with the terms of the Senior Finance Documents);

(B)	the Senior Secured Notes Liabilities (in accordance with the terms of the Senior Secured Notes Finance Documents);

(C)	the Cash Management Facility Liabilities (in accordance with the terms of the Cash Management Facility Documents); and

(D)	the Pari Passu Hedging Liabilities (on a pro rata basis between the Pari Passu Hedging Liabilities of each Pari Passu Hedge Counterparty),

on a pro rata basis between paragraphs (A), (B), (C) and (D) above;

(d)	if the Designation Date has not occurred, in payment to:

(i)	each Senior Agent on its own behalf and on behalf of the relevant Senior Arrangers and the relevant Senior Lenders and Cash Management Facility Lenders;

(ii)	each Senior Secured Notes Trustee on its own behalf and on behalf of the Senior Secured Notes Creditors;

(iii)	each Cash Management Facility Lender (to the extent no Cash Management Facility Agent is appointed in respect of the relevant Cash Management Facility Commitments); and

(iv)	the Hedge Counterparties,

for application towards the discharge of:

(A)	the Senior Arranger Liabilities and the Senior Lender Liabilities (in accordance with the terms of the Senior Finance Documents);

(B)	the Senior Secured Notes Liabilities (in accordance with the terms of the Senior Secured Notes Finance Documents);

(C)	the Cash Management Facility Liabilities (in accordance with the terms of the Cash Management Facility Documents); and

(D)	the Hedging Liabilities (on a pro rata basis between the Hedging Liabilities of each Hedge Counterparty),

on a pro rata basis and ranking pari passu between paragraphs (A), (B), (a) and (D) above;

(e)	in payment to:

(i)	each Second Lien Agent on its own behalf and on behalf of the Second Lien Arrangers and the Second Lien Lenders; and

(ii)	each Second Lien Notes Trustee on its own behalf and on behalf of the Second Lien Notes Creditors,

for application towards the discharge of:

(A)	the Second Lien Arranger Liabilities and the Second Lien Lender Liabilities (in accordance with the terms of the Second Lien Finance Documents); and

(B)	the Second Lien Notes Liabilities (in accordance with the terms of the Second Lien Notes Finance Documents),

on a pro rata basis and ranking pari passu between paragraphs (A) and (B) above;

(f)

(i)	subject to sub-paragraph (ii) below, in payment to:

(A)	each Topco Agent on its own behalf and on behalf of the Topco Arrangers and the Topco Lenders; and

(B)	each Topco Notes Trustee on its own behalf and on behalf of the Topco Notes Finance Parties,

for application towards the discharge of:

(1)	the Topco Arranger Liabilities and the Topco Facility Liabilities (in accordance with the terms of the Topco Facility Finance Documents); and

(2)	the Topco Notes Liabilities (in accordance with the terms of the Topco Notes Finance Documents),

on a pro rata basis and ranking pari passu between paragraphs (1) and (2) above;

(ii)	this paragraph (f) shall only apply to any proceeds from the realisation or enforcement of (A) all or any part of the Topco Shared Security created, or expressed to be created, pursuant to the Transaction Security Documents, and

(B) any guarantees provided by a Topco Guarantor or Third Party Security Provider in respect of any of the Topco Liabilities;

(g)	if none of the Debtors, or as the case may be, Third Party Security Providers or Topco Independent Obligors are under any further actual or contingent liability under any Secured Debt Document, in payment to any other person to whom the Security Agent is obliged to pay in priority to any Debtor, Third Party Security Provider or Topco Independent Obligor; and

(h)	the balance, if any, in payment to the relevant Debtor,

provided that all amounts from time to time received or recovered by the Security Agent from or in respect of a Topco Borrower pursuant to the terms of any Debt Document (other than in connection with the realisation or enforcement of all or any part of the Transaction Security or Topco Independent Transaction Security) shall be held by the Security Agent on trust as trustee or as security agent (and mandatario con rappresentanza) to apply them at any time as the Security Agent (in its discretion) sees fits, to the extent permitted by applicable law (and subject to the provisions of this Clause 16), in the following order of priority:

(i)	in accordance with paragraph (a) above;

(ii)	in accordance with paragraph (b) above;

(iii)	in accordance with paragraphs (c), (d) and (f) above (in each case, only to the extent there are Liabilities due from the relevant Topco Borrower to such Creditors), provided that payments will be made on a pro rata and pari passu basis across all Liabilities subject to such paragraphs;

(iv)	if none of the Debtors are under any further actual or contingent liability under any Secured Debt Document, in payment to any person to whom the Security Agent is obliged to pay in priority to any Debtor or Third Party Security Provider; and

(v)	the balance, if any, in payment to the relevant Debtor.

16.2	Prospective Liabilities

Following a Distress Event or any enforcement of Topco Independent Transaction Security, the Security Agent may, in its discretion, hold any amount of the Recoveries (or, as applicable, Topco Recoveries) not in excess of the Expected Amount (as defined below) in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit until otherwise directed by an Instructing Group (or the Majority Topco Creditors in the case of Topco Independent Transaction Security) (the interest being credited to the relevant account) for later application under Clause 16.1 (Order of Application - Transaction Security) or Clause 16.9 (Order of Application – Topco Independent Transaction Security) (as applicable) in respect of:

(a)	any sum to the Security Agent, any Receiver or any Delegate; and

(b)	any part of the Liabilities, the Agent Liabilities or the Arranger Liabilities (in each case only to the extent entitled to share in such Recoveries or Topco Recoveries),

that the Security Agent reasonably considers, in each case, might become due or owing at any time in the future (the “Expected Amount”).

16.3	Treatment of SFA Cash Cover, Cash Management Facility Cash Cover and SFA Cash Collateral

(a)	Nothing in this Agreement shall prevent:

(i)	any Issuing Bank or Ancillary Lender taking any Enforcement Action in respect of any SFA Cash Cover which has been provided for it in accordance with the Senior Facilities Agreement, any Permitted Super Senior Secured Facilities Agreement or any Permitted Senior Secured Facilities Agreement (as the context requires); or

(ii)	any Cash Management Facility Lender (or any Cash Management Facility Agent on its behalf) taking any Enforcement Action in respect of any Cash Management Facility Cash Cover which has been provided for it in accordance with the relevant Cash Management Facility Document.

(b)	To the extent that any SFA Cash Cover is not held with the Relevant Issuing Bank or Relevant Ancillary Lender, all amounts from time to time received or recovered in connection with the realisation or enforcement of that SFA Cash Cover shall be paid to the Security Agent and shall be held by the Security Agent on trust as trustee or as security agent (and mandatario con rappresentanza) to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law, in the following order of priority:

(i)	to the Relevant Issuing Bank or Relevant Ancillary Lender towards the discharge of the Senior Liabilities or Super Senior Liabilities for which that SFA Cash Cover was provided; and

(ii)	the balance, if any, in accordance with Clause 16.1 (Order of Application - Transaction Security).

(c)	To the extent that any SFA Cash Cover is held with the Relevant Issuing Bank or Relevant Ancillary Lender, nothing in this Agreement shall prevent that Relevant Issuing Bank or Relevant Ancillary Lender receiving and retaining any amount in respect of that SFA Cash Cover.

(d)	To the extent that any Cash Management Facility Cash Cover is not held with the Relevant Issuing Bank or Relevant Cash Management Facility Creditor, all amounts from time to time received or recovered in connection with the realisation or enforcement of that Cash Management Facility Cash Cover shall be paid to the Security Agent and shall be held by the Security Agent on trust as trustee or as security agent (and mandatario con rappresentanza) to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law, in the following order of priority:

(i)	to the Relevant Issuing Bank or Relevant Cash Management Facility Creditor towards the discharge of the Cash Management Facility Liabilities for which that Cash Management Facility Cash Cover was provided; and

(ii)	the balance, if any, in accordance with Clause 16.1 (Order of Application - Transaction Security).

(e)	To the extent that any Cash Management Facility Cash Cover is held with the Relevant Issuing Bank or Relevant Cash Management Facility Creditor, nothing in this Agreement shall prevent that Relevant Issuing Bank or Relevant Cash Management Facility Creditor receiving and retaining any amount in respect of that Cash Management Facility Cash Cover.

(f)	Nothing in this Agreement shall prevent any Issuing Bank receiving and retaining any amount in respect of any SFA Cash Collateral provided for it in accordance with the terms of the Senior Facilities Agreement, any Permitted Super Senior Secured Facilities Agreement or any Permitted Senior Secured Facilities Agreement (as the context requires).

16.4	Investment of Proceeds

Prior to the application of the proceeds of the Security Property, or as the case may be, Topco Independent Security Property, in accordance with Clause 16.1 (Order of Application - Transaction Security) or as the case may be, Clause 16.9 (Order of Application – Topco Independent Transaction Security), the Security Agent may, in its discretion, hold all or part of those proceeds (but not in excess of the amounts due or to become due and while so held the excess of the interest charged on the Liabilities shall not exceed the interest earned on such suspense or impersonal account(s)) in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit until otherwise directed by an Instructing Group (or the Majority Topco Creditors in the case of Topco Independent Transaction Security) (the interest being credited to the relevant account) pending the application from time to time of those moneys in the Security Agent’s discretion in accordance with the provisions of this Clause 16.

16.5	Currency Conversion

(a)	For the purpose of, or pending the discharge of, any of the Secured Obligations, the Security Agent may convert any moneys received or recovered by it from one currency to another, at the Security Agent’s Spot Rate of Exchange.

(b)	The obligations of any Debtor or Third Party Security Provider to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

16.6	Permitted Deductions

The Security Agent shall be entitled, in its discretion, (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement, and to pay all Taxes, fees and expenses which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as the Security Agent under any of the Debt Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

16.7	Good Discharge

(a)	Any payment to be made in respect of the Secured Obligations by the Security Agent:

(i)	may be made to the relevant Agent on behalf of its Creditors;

(ii)	may be made to the Relevant Issuing Bank, Relevant Ancillary Lender or Relevant Cash Management Facility Creditor in accordance with paragraph (b) or paragraph (d) of Clause 16.3 (Treatment of SFA Cash Cover, Cash Management Facility Cash Cover and SFA Cash Collateral) (as applicable);

(iii)	shall be made to each Cash Management Facility Agent or, in respect of any Cash Management Facility for which no Cash Management Facility Agent is appointed, directly to the Cash Management Facility Lenders; or

(iv)	shall be made directly to the Hedge Counterparties,

and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Agent.

(b)	The Security Agent is not under any obligation to make the payments to the Agents, the Cash Management Facility Lenders, the Relevant Issuing Banks, the Relevant Ancillary Lenders or the Hedge Counterparties under paragraph (a) above in the same currency as that in which the Liabilities owing to the relevant Creditor are denominated.

16.8	Calculation of Amounts

For the purpose of calculating any person’s share of any sum payable to or by it, the Security Agent shall be entitled to:

(a)	notionally convert the Liabilities owed to any person into a common base currency (decided in its discretion by the Security Agent), that notional conversion to be made at the spot rate at which the Security Agent is able to purchase the notional base currency with the actual currency of the Liabilities owed to that person at the time at which that calculation is to be made; and

(b)	assume that all moneys received or recovered as a result of the enforcement or realisation of the Security Property, or as the case may be, Topco Independent Security Property, are applied in discharge of the Liabilities in accordance with the terms of the relevant Debt Documents under which those Liabilities have arisen.

16.9	Order of Application – Topco Independent Transaction Security

Subject to Clause 1.8 (Waiver and Termination) and Clause 16.2 (Prospective Liabilities), all amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Topco Finance Document in connection with the realisation or enforcement of any Topco Independent Transaction Security or any guarantees provided by an Other Topco Guarantor (the “Topco Recoveries”) shall be held by the Security Agent on trust as trustee or as security agent (and mandatario con rappresentanza) and applied at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 16), in the following order of priority:

(a)	in discharging any sums owing to any Topco Creditor Representative (in respect of the Topco Agent Liabilities to the extent related to such Topco Recoveries), the Security Agent, any Receiver or any Delegate on a pari passu basis;

(b)	in payment of all costs and expenses incurred by any Topco Creditor Representative or Topco Creditor in connection with any realisation or enforcement of the Topco Independent Transaction Security taken in accordance with the terms of this Agreement or any action taken at the request of the Security Agent under Clause 9.6 (Creditors’ Actions);

(c)

(i)	subject to sub-paragraph (ii) below, in payment to:

(A)	each Topco Agent on its own behalf and on behalf of the Topco Arrangers and the Topco Lenders; and

(B)	each Topco Notes Trustee on its own behalf and on behalf of the Topco Notes Finance Parties,

for application towards the discharge of:

(1)	the Topco Facility Liabilities (in accordance with the terms of the Topco Facility Finance Documents); and

(2)	the Topco Notes Liabilities (in accordance with the terms of the Topco Notes Finance Documents),

on a pro rata basis and ranking pari passu between paragraphs (1) and (2) above;

(ii)	this paragraph (c) shall only apply to any proceeds from the realisation or enforcement of (A) all or any part of the Topco Independent Transaction Security created, or expressed to be created, pursuant to the Topco Independent Transaction Security Documents, and (B) any guarantees provided by an Other Topco Guarantor in respect of any of the Topco Liabilities;

(d)	if none of the Debtors, or as the case may be, Third Party Security Providers are under any further actual or contingent liability under any Secured Debt Document, in payment to any other person to whom the Security Agent is obliged to pay in priority to any Debtor or Third Party Security Provider; and

(e)	the balance, if any, in payment to the relevant Debtor.

17.	EQUALISATION

17.1	Equalisation Definitions

For the purposes of this Clause 17:

“Enforcement Date” means the first date (if any) on which a Secured Creditor takes enforcement action of the type described in paragraphs (a)(i), (a)(iii), (a)(iv) or (c) of the definition of “Enforcement Action”, to the extent not prohibited by this Agreement.

“Second Lien Exposure” means:

(a)	in relation to a Second Lien Lender, the Second Lien Lender Liabilities owed by the Debtors and the Third Party Security Providers to that Second Lien Lender; and

(b)	in relation to a Second Lien Notes Creditor, the Second Lien Notes Liabilities owed by the Debtors and the Third Party Security Providers to that Second Lien Notes Creditor.

“Senior Secured Exposure” means:

(a)	in relation to a Senior Lender or Super Senior Lender, the aggregate amount of its participation (if any, and without double counting) in all Utilisations outstanding under the Senior Facilities Agreement or any Permitted Super Senior Secured Facilities Agreement or any Permitted Senior Secured Facilities Agreement (as the context requires) at the Enforcement Date (assuming all contingent liabilities which have become actual liabilities since the Enforcement Date to have been actual liabilities at the Enforcement Date (but not including, for these purposes only, any interest that would have accrued from the Enforcement Date to the date of actual maturity in respect of those liabilities) and assuming any transfer of claims between Senior Lenders or Super Senior Lenders pursuant to any loss-sharing arrangement in the Senior Facilities Agreement (or any substantially equivalent provision in a Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement (as the context requires)) which has taken place since the Enforcement Date to have taken place at the Enforcement Date) together with the aggregate amount of all accrued interest, fees and commission owed to it under the Senior Facilities Agreement or any Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement (as the context requires) and amounts owed to it by a Debtor in respect of any Ancillary Facility but excluding:

(i)	any amount owed to it by a Debtor in respect of any Ancillary Facility to the extent that that amount would not be outstanding but for a breach by that Senior Lender or Super Senior Lender of any provision of clause 9 (Ancillary Facilities) of the Senior Facilities Agreement (or any substantially equivalent provision in a Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement (as the context requires));

(ii)	any amount owed to it by a Debtor in respect of any Ancillary Facility to the extent (and in the amount) that SFA Cash Cover has been provided by a Debtor in respect of that amount and is available to that Senior Lender or Super Senior Lender pursuant to the relevant SFA Cash Cover Document; and

(iii)	any amount outstanding in respect of a Letter of Credit to the extent (and in the amount) that SFA Cash Cover has been provided by a Debtor in respect of that amount and is available to the relevant Senior Finance Party pursuant to the relevant SFA Cash Cover Document, plus, in each case, all other Senior Lender Liabilities owed by the Debtors to that Senior Lender to the extent not already taken into account in the foregoing provisions of this paragraph (a);

(b)	in relation to a Cash Management Facility Lender, the aggregate amount of its participation (if any, and without double counting) in all utilisations (howsoever described) outstanding under the Cash Management Facility Documents at the Enforcement Date (assuming all contingent liabilities which have become actual liabilities since the Enforcement Date to have been actual liabilities at the Enforcement Date) (but not including, for these purposes only, any interest that would have accrued from the Enforcement Date to the date of actual maturity in respect of those liabilities) together with the aggregate amount of all accrued interest, fees and commission owed to it under the Cash Management Facility Documents and amounts owed to it by a Debtor in respect of any Cash Management Facility but excluding:

(i)	any amount owed to it by a Debtor in respect of any Cash Management Facility to the extent (and in the amount) that Cash Management Facility Cash Cover has been provided by a Debtor in respect of that amount and is available to that Cash Management Facility Lender pursuant to the relevant Cash Management Facility Cash Cover Document; and

(ii)	any amount outstanding in respect of a Cash Management Facility LC to the extent (and in the amount) that Cash Management Facility Cash Cover has been provided by a Debtor in respect of that amount and is available to the relevant

Cash Management Facility Lender pursuant to the relevant Cash Management Facility Cash Cover Document;

(c)	in relation to a Senior Secured Notes Creditor, the Senior Secured Notes Liabilities owed by the Debtors or, as the case may be, Third Party Security Provider to that Senior Secured Notes Creditor; and

(d)	in relation to a Hedge Counterparty (after the Designation Date solely in respect of Pari Passu Hedging Liabilities):

(i)	if that Hedge Counterparty has terminated or closed out any hedging transaction under any Hedging Agreement in accordance with the terms of this Agreement on or prior to the Enforcement Date, the amount, if any, payable to it under that Hedging Agreement in respect of that termination or close-out as of the date of termination or close-out (taking into account any interest accrued on that amount) to the extent that amount is unpaid at the Enforcement Date (that amount to be certified by the relevant Hedge Counterparty and as calculated in accordance with the relevant Hedging Agreement); and

(ii)	if that Hedge Counterparty has not terminated or closed out any hedging transaction under any Hedging Agreement on or prior to the Enforcement Date, the amount, if any, which would be payable to it under that Hedging Agreement in respect of that hedging transaction if the Enforcement Date was deemed to be an Early Termination Date (as defined in the relevant ISDA Master Agreement) for which the relevant Debtor is the Defaulting Party (as defined in the relevant ISDA Master Agreement), that amount, in each case, to be certified by the relevant Hedge Counterparty and as calculated in accordance with the relevant Hedging Agreement.

“Super Senior Exposure” means:

(a)	in relation to a Super Senior Lender, the aggregate amount of its participation (if any, and without double counting) in all Utilisations outstanding under any Permitted Super Senior Secured Facilities Agreement at the Enforcement Date (assuming all contingent liabilities which have become actual liabilities since the Enforcement Date to have been actual liabilities at the Enforcement Date (but not including, for these purposes only, any interest that would have accrued from the Enforcement Date to the date of actual maturity in respect of those liabilities) and assuming any transfer of claims between Super Senior Lenders pursuant to any loss-sharing arrangement in any Permitted Super Senior Secured Facilities Agreements which has taken place since the Enforcement Date to have taken place at the Enforcement Date) together with the aggregate amount of all accrued interest, fees and commission owed to it under any Permitted Super Senior Secured Facilities Agreement and amounts owed to it by a Debtor in respect of any Ancillary Facility but excluding:

(i)	any amount owed to it by a Debtor in respect of any Ancillary Facility to the extent that that amount would not be outstanding but for a breach by the Super Senior Lender of any provision relating to such Ancillary Facility in any Permitted Super Senior Secured Facilities Agreement;

(ii)	any amount owed to it by a Debtor in respect of any Ancillary Facility to the extent (and in the amount) that Super Senior Cash Cover has been provided by a Debtor in respect of that amount and is available to that Super Senior Lender pursuant to the relevant Super Senior Cash Cover Document; and

(iii)	any amount outstanding in respect of a Letter of Credit to the extent (and in the amount) that Super Senior Cash Cover has been provided by a Debtor in respect of that amount and is available to the party it has been provided for pursuant to the relevant Super Senior Cash Cover Document; and

(b)	in relation to a Hedge Counterparty in respect of Super Senior Hedging Liabilities:

(i)	if that Hedge Counterparty has terminated or closed out any hedging transaction under any Hedging Agreement in accordance with the terms of this Agreement on or prior to the Enforcement Date, the amount, if any, payable to it under that Hedging Agreement in respect of that termination or close-out as of the date of termination or close-out (taking into account any interest accrued on that amount) to the extent that amount is unpaid at the Enforcement Date (that amount to be certified by the relevant Hedge Counterparty and as calculated in accordance with the relevant Hedging Agreement); and

(ii)	if that Hedge Counterparty has not terminated or closed out any hedging transaction under any Hedging Agreement on or prior to the Enforcement Date, the amount, if any, which would be payable to it under that Hedging Agreement in respect of that hedging transaction if the Enforcement Date was deemed to be an Early Termination Date (as defined in the relevant ISDA Master Agreement) for which the relevant Debtor is the Defaulting Party (as defined in the relevant ISDA Master Agreement), that amount, in each case, to be certified by the relevant Hedge Counterparty and as calculated in accordance with the relevant Hedging Agreement.

“Topco Exposure” means:

(a)	in relation to a Topco Lender, the Topco Facility Liabilities owed by the Debtors and the Third Party Security Providers to that Topco Lender; and

(b)	in relation to a Topco Notes Creditor, the Topco Notes Liabilities owed by the Debtors and the Third Party Security Providers to that Topco Notes Creditor.

“Utilisation” has the meaning given to the term “Utilisation” in the Senior Facilities Agreement or any substantially equivalent term in each Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement (as the context requires).

17.2	Implementation of Equalisation

The provisions of this Clause 17 shall be applied at such time or times after the Enforcement Date as the Security Agent shall consider appropriate. Without prejudice to the generality of the preceding sentence, if the provisions of this Clause 17 have been applied before all the Liabilities have matured and/or been finally quantified, the Security Agent may elect to re-apply those provisions on the basis of (to the extent applicable):

(a)	revised Senior Secured Exposures and the Senior Secured Creditors or Super Senior Creditors (as applicable) shall make appropriate adjustment payments amongst themselves;

(b)	revised Second Lien Exposures and the Second Lien Creditors shall make appropriate adjustment payments amongst themselves; or

(c)	revised Topco Exposures and the Topco Creditors shall make appropriate adjustment payments amongst themselves.

17.3	Equalisation

(a)	If the Enforcement Date occurs prior to the Designation Date and if, for any reason, any Senior Secured Liabilities remain unpaid after the Enforcement Date and the resulting losses are not borne by the Senior Secured Creditors in the proportions which their respective Senior Secured Exposures at the Enforcement Date bore to the aggregate Senior Secured Exposures of all the Senior Secured Creditors at the Enforcement Date, subject to Clause 1.8 (Waiver and Termination) the Senior Secured Creditors (subject, in the case of Notes Trustee Amounts, to paragraphs (a) and (c) of Clause 28.1 (Liability)) will make such payments amongst themselves as the Security Agent shall require to put the Senior Secured Creditors in such a position that (after taking into account such payments) those losses are borne in those proportions except that no Recoveries attributable to a Debtor in respect of any Excluded Swap Obligations may be applied towards the payment of such Excluded Swap Obligations.

(b)	If the Enforcement Date occurs on or after the Designation Date and if, for any reason:

(i)	any Senior Secured Liabilities remain unpaid after the Enforcement Date and the resulting losses are not borne by the Senior Secured Creditors (other than the Super Senior Creditors) in the proportions which their respective Senior Secured Exposures at the Enforcement Date bore to the aggregate Senior Secured Exposures of all the Senior Secured Creditors (other than the Super Senior Creditors) at the Enforcement Date, subject to Clause 1.8 (Waiver and Termination) the Senior Secured Creditors (other than the Super Senior Creditors) will make such payments amongst themselves as the Security Agent shall require to put the Senior Secured Creditors (other than the Super Senior Creditors) in such a position that (after taking into account such payments) those losses are borne in those proportions; and

(ii)	any Super Senior Liabilities remain unpaid after the Enforcement Date and the resulting losses are not borne by the Super Senior Creditors (as applicable) in the proportions which their respective Super Senior Exposures at the Enforcement Date bore to the aggregate Super Senior Exposures of all the Super Senior Creditors (as applicable) at the Enforcement Date, subject to Clause 1.8 (Waiver and Termination) the Super Senior Creditors will make such payments amongst themselves as the Security Agent shall require to put the Super Senior Creditors (as applicable) in such a position that (after taking into account such payments) those losses are borne in those proportions.

(c)	If, for any reason, any Second Lien Liabilities remain unpaid after the Enforcement Date and the resulting losses are not borne by the Second Lien Creditors in the proportions which their respective Second Lien Exposures at the Enforcement Date bore to the aggregate Second Lien Exposures of all the Second Lien Creditors at the Enforcement Date, the Second Lien Creditors (subject in the case of Notes Trustee Amounts, to (a) and (c) of Clause 28.1 (Liability)) will make such payments amongst themselves as the Security Agent shall require to put the Second Lien Creditors in such a position that (after taking into account such payments) those losses are borne in those proportions.

(d)	If, for any reason, any Topco Liabilities remain unpaid after the Enforcement Date and the resulting losses are not borne by the Topco Creditors in the proportions which their respective Topco Exposures at the Enforcement Date bore to the aggregate Topco Exposures of all the Topco Creditors at the Enforcement Date, the Topco Creditors (subject in the case of Notes Trustee Amounts, to (a) and (c) of Clause 28.1 (Liability)) will make such payments amongst themselves as the Security Agent shall require to put the Topco Creditors in such a position that (after taking into account such payments) those losses are borne in those proportions, provided that no Topco Creditor shall be obliged to make any payment under this Clause in respect of (a) any amount received by it from a person who is not a member of the Topco Group or (b) the proceeds of any Enforcement Action taken by it with respect to any Topco Independent Transaction Security Document (other than to the extent such Topco Independent Transaction Security Document is expressed to secure the Topco Liabilities owed to other Subordinated Creditors)

17.4	Turnover of Enforcement Proceeds

If:

(a)	the Security Agent or any Agent is not entitled, for reasons of applicable law, to pay amounts received pursuant to the making of a demand under any guarantee, indemnity or other assurance against loss or the enforcement of the Transaction Security (or, in the case of the Topco Creditors, the Topco Shared Security and the Topco Independent Transaction Security only) to the Senior Secured Creditors, the Second Lien Creditors or the Topco Creditors (as applicable) but is entitled to distribute those amounts to Creditors (such Creditors, the “Receiving Creditors”) who, in accordance with the terms of this Agreement, are subordinated in right and priority of payment to the Senior Secured Creditors, the Second Lien Creditors or the Topco Creditors (as the case may be); and

(b)	the Senior Secured Discharge Date, the Super Senior Discharge Date, the Second Lien Discharge Date or the Topco Discharge Date (as applicable) has not yet occurred (nor would occur after taking into account such payments), then, subject to Clause 1.8 (Waiver and Termination), the Receiving Creditors shall make such payments to the Senior Secured Creditors, the Second Lien Creditors or the Topco Creditors (as applicable) as the Security Agent shall require to place the Senior Secured Creditors, the Second Lien Creditors or the Topco Creditors (as applicable) in the position they would have been in had such amounts been available for application against the Senior Secured Liabilities, the Second Lien Liabilities or the Topco Liabilities (as applicable) provided that this Clause 17.4 shall not apply to any receipt or recovery that has been distributed by a Senior Secured Notes Trustee to the applicable Senior Secured Noteholders in accordance with the relevant Senior Secured Finance Documents unless that Senior Secured Notes Trustee had received at least two Business Days’ prior written notice (in accordance with this Agreement) that an Acceleration Event or Insolvency Event in relation to a Debtor or Third Party Security Provider had occurred or that the receipt or recovery falls within Clause 10.2 (Turnover by the Creditors).

17.5	Notification of Exposure

Before each occasion on which it intends to implement the provisions of this Clause 17, the Security Agent shall send notice to each Cash Management Facility Creditor (or to the respective Cash Management Facility Agent (if appointed) on their behalf) each Hedge Counterparty, the Senior Agent (on behalf of the Senior Lenders), the Super Senior Agent (on behalf of the Super Senior Lenders), each Senior Secured Notes Trustee (on behalf of the relevant Senior Secured Notes Creditors), each Second Lien Agent (on behalf of the relevant Second Lien Lenders and Second Lien Arrangers), each Second Lien Notes Trustee (on behalf of the relevant Second Lien Notes Creditors) and each Topco Agent (on behalf of the relevant Topco Creditors) requesting that it notify the Security Agent of, respectively, its Senior Secured Exposure, the Senior Secured Exposure of each Senior Secured Notes Creditor (if any), the Senior Secured Exposure of each Senior Lender (if any), the Super Senior Exposure of each Super Senior Lender (if any), the Second Lien Exposure of each Second Lien Creditor (if any) and the Topco Exposure of each Topco Creditor (if any).

17.6	Default in Payment

If a Creditor fails to make a payment due from it under this Clause 17, the Security Agent shall be entitled (but not obliged) to take action on behalf of the Senior Secured Creditor(s) and/or Super Senior Creditor(s) to whom such payment was to be redistributed (subject to being indemnified to its satisfaction by such Senior Secured Creditor(s) and/or Super Senior Creditor(s) in respect of costs) but shall have no liability or obligation towards such Senior Secured Creditor(s) and/or Super Senior Creditor(s), any other Senior Secured Creditor or Super Senior Creditor or Creditor as regards such default in payment and any loss suffered as a result of such default shall lie where it falls.

18.	NEW DEBT FINANCINGS

18.1	New Debt Financings

(a)	Each Party irrevocably consents and agrees that any New Debt Financing (including any New Debt Financing entered into before the date hereof or already subject to this Agreement) of any member of the Topco Group or Holding Company of the Company and documentation in relation thereto may (I) be treated and designated as a Super Senior Facility and a Permitted Super Senior Secured Facilities Agreement; a Senior Facility and a Permitted Senior Secured Facilities Agreement; a Cash Management Facility and a Cash Management Facility Document; a Hedging Agreement (including as applicable whether constituting Super Senior Hedging Liabilities or Pari Passu Hedging Liabilities); a Second Lien Facility and a Second Lien Facility Agreement; a Topco Facility and a Topco Facility Agreement; Senior Secured Notes; Second Lien Notes; Topco Notes; or a Unsecured Finance Document and become subject to this Agreement; (II) be secured by any Transaction Security or Topco Independent Transaction Security as applicable; and (III) be treated and rank as such for the purposes of this Agreement provided that:

(i)	the Company delivers to each Agent and the Security Agent a New Debt Financing Designation Certificate executed by the Company (which shall also be deemed to satisfy any designation requirement in relation thereto in this Agreement, including any definition in this Agreement and any provision of Clause 21 (Changes to the Parties)) and provided that such New Debt Financing Designation Certificate confirms that the incurrence of indebtedness thereunder is not prohibited by the terms of the Finance Documents at the time the relevant agreement is entered into;

(ii)	the Company supplies to the Security Agent no later than ten (10) Business Days after the execution by the applicable member of the Topco Group of the Debtor/Third Party Security Provider/Topco Independent Obligor Accession Undertaking delivered pursuant to paragraph (iii) below, copies of the applicable Finance Document governing the terms of that New Debt Financing to which it is a party (excluding or redacting, unless otherwise agreed by the Company and the other parties to the relevant Finance Document, details of any fees, pricing, economic terms, financial ratios or permissions based on financial ratios or fixed baskets relating to the New Debt Financing);

(iii)	any borrower or issuer (as applicable), guarantor or security provider with respect to the New Debt Financing (as the case may be) which are members of the Topco Group accedes to this Agreement as a Debtor or Third Party Security Provider (as applicable); and

(iv)	each applicable party accedes to this Agreement in accordance with Clauses 21.10 (Accession of Senior Lenders under New Senior Facilities or Super

Senior Lenders under New Super Senior Facilities) to 21.18 (Accession of Unsecured Facility Creditors) (as the case may be).

(b)	On the later of the Specified Date (as defined and designated in the applicable New Debt Financing Designation Certificate) and the date of compliance with all the requirements of paragraph (a) above (the “Effective Date”), the New Debt Financing and all Liabilities thereunder shall be treated as subject to the terms of this Agreement as so designated in the New Debt Financing Designation Certificate, and as such:

(i)	new Super Senior Finance Documents and new Hedging Agreements constituting Super Senior Hedging Liabilities, or existing Debt Documents that the Company designates as Super Senior Liabilities in accordance with this Agreement, shall be deemed to be Super Senior Liabilities and rank pari passu in all respects with all existing Super Senior Liabilities (if any); and

(ii)	new Senior Finance Documents, new Cash Management Facility Documents, new Senior Secured Notes Finance Documents and new Hedging Agreements (after the Designation Date to the extent comprising Pari Passu Hedging Liabilities) shall be deemed to be Senior Lender Liabilities, Cash Management Facility Liabilities, Senior Secured Notes Liabilities and Hedging Liabilities (or Pari Passu Hedging Liabilities as the case may be) (as applicable) and rank pari passu in all respects with all existing Senior Lender Liabilities, Cash Management Facility Liabilities, Senior Secured Notes Liabilities and Pari Passu Hedging Liabilities;

(iii)	the new Second Lien Finance Documents shall be deemed to be Second Lien Liabilities and rank pari passu in all respects with all existing Second Lien Liabilities (if any); and/or

(iv)	the new Topco Finance Documents shall be deemed to be Topco Liabilities and rank pari passu in all respects with all existing Topco Liabilities,

for the purposes of this Agreement and the other Debt Documents.

(c)	Liabilities may only be permitted to be designated by the Company as Super Senior Liabilities if such ranking for such Liabilities is not prohibited under any Finance Document. For the avoidance of doubt, upon the occurrence of the Designation Date:

(i)	any Senior Secured Liabilities incurred under Senior Secured Finance Documents entered into prior to the occurrence of the Designation Date, and not designated by the Company as Super Senior Liabilities in accordance with this Agreement, shall continue to be treated as Senior Secured Liabilities; and

(ii)	any Hedging Liabilities incurred under Hedging Agreements entered into prior to the occurrence of the Designation Date, and not designated by the Company as Super Senior Hedging Liabilities in accordance with this Agreement, shall continue and be treated as Pari Passu Hedging Liabilities.

(d)	Each Debtor, each Third Party Security Provider and each Topco Independent Obligor (and the Company shall ensure that each other relevant security provider) shall grant or re-grant any Transaction Security or Topco Independent Transaction Security (including, if applicable, Lower Ranking Security) and/or agrees to any amendment of a Security Document required under the terms of that New Debt Financing or as may be required under any applicable law in order to give effect to the ranking set out in Clause 2.2 (Transaction Security), in each case, subject to, the provisions of the Agreed

Security Principles and the requirements of Clause 18.2 (Transaction Security: New Debt Financings).

(e)	If any Hedging Agreement (a “Relevant Hedging Agreement”) provides that the Hedging Liabilities in relation thereto (the “Relevant Hedging Liabilities”) shall rank as Super Senior Hedging Liabilities upon the occurrence of the Designation Date, then subject to:

(i)	the occurrence of the Designation Date (irrespective of any provision of any Finance Document to the contrary);

(ii)	the designation of any Super Senior Liabilities (other than the Relevant Hedging Liabilities) for the purpose of and in accordance with the terms of this Agreement; and

(iii)	the delivery of a Super Senior Hedging Designation Certificate in accordance with paragraph 4.17(b) of Clause 4.17 (Designation of Super Senior Hedging Liabilities),

such Relevant Hedging Liabilities shall be designated and be treated as Super Senior Hedging Liabilities. The Company shall deliver the Super Senior Hedging Designation Certificate referred to in paragraph (iii) above with respect to each Relevant Hedging Agreement that was entered into prior to such first designation contemporaneously with the first designation of any Super Senior Liabilities and the designation of the Relevant Hedging Liabilities under any Relevant Hedging Agreement as Super Senior Liabilities may not be subsequently reversed pursuant to Clause 4.17 (Designation of Super Senior Hedging Liabilities) without the prior written consent of the Hedge Counterparty which is party to the Relevant Hedging Agreement or otherwise pursuant to the terms of the Relevant Hedging Agreement.

18.2	Transaction Security: New Debt Financings

Notwithstanding any other term, condition or restriction in any other Debt Document, the Parties agree that, in connection with and in order to facilitate a New Debt Financing, each Agent and the Security Agent (and any other Creditor party to a Transaction Security Document or a Topco Independent Transaction Security Document (as the case may be)) are authorised and instructed by all Creditors (and in each case are obliged at the request and cost of the Company) to enter into promptly any new Security Document, promptly amend or waive any terms of an existing Security Document and/or promptly release any asset from Transaction Security or Topco Independent Transaction Security (as the case may be) and/or to effect the ranking, priority guarantees and Security of the New Debt Financing provided that, the granting of new (or amendment or waiver of existing) Transaction Security, or as the case may be, new Topco Independent Transaction Security shall be subject to the following conditions:

(a)	any new Transaction Security or Topco Independent Transaction Security (as the case may be) in relation to such New Debt Financing shall be (unless in each case otherwise required by the Company (other than if in relation to existing Transaction Security or Topco Independent Transaction Security that is being amended or released and retaken)):

(i)	subject to the Agreed Security Principles, Guarantee Limitations, applicable law and the other terms of this Agreement, granted in favour of the then existing Secured Parties or the then existing Topco Secured Parties (as the case may be, or in each case, class thereof) or to the Security Agent on their behalf; and

(ii)	on terms substantially the same (except that it shall also secure any New Debt Financing) as the terms of the existing Transaction Security or Topco Independent Transaction Security (as the case may be) over equivalent asset(s);

(b)	any amendment or waiver of a Security Document or release and re-grant of Transaction Security or Topco Independent Transaction Security (as the case may be) shall only be undertaken if:

(i)	required by the terms or conditions of the New Debt Financing; or

(ii)	to the extent necessary under applicable law to give effect to the ranking set out in Clause 2.2 (Transaction Security); or

(iii)	in any other case (provided that in such other case (if it is legally possible and in the opinion of the Company (acting reasonably) it is commercially feasible to do so and without breach of any term or condition of any New Debt Financing), second or further priority (if applicable) Transaction Security or Topco Independent Transaction Security (as the case may be) (the “Additional Transaction Security”) will be taken instead of releasing and re-granting the existing Transaction Security or Topco Independent Transaction Security (as the case may be) and in such circumstances the relevant Liabilities will be secured by such Additional Transaction Security and will nonetheless be deemed and treated for the purposes of this Agreement as secured by the existing Transaction Security Documents and the Additional Transaction Security pari passu with other Liabilities which would otherwise have the same ranking as contemplated by such New Debt Financing);

(c)	if any asset is to be released from Transaction Security or Topco Independent Transaction Security (as the case may be), promptly upon giving effect to that release, replacement Transaction Security or Topco Independent Transaction Security (as the case may be) is, subject to applicable law, the Debt Documents, the Agreed Security Principles, Guarantee Limitations and other terms of this Agreement, granted in favour of the Security Agent for and on behalf of the providers and/or agents and/or trustees of the New Debt Financing and (in relation to Transaction Security or Topco Independent Transaction Security (as the case may be)) the existing Secured Parties (or relevant class thereof) or Topco Creditors (as the case may be) benefitting from the Security on substantially the same terms as the Transaction Security or Topco Independent Transaction Security (as the case may be) released (except that it shall also secure any New Debt Financing);

(d)	to the extent that any legal opinions customary to be given in such jurisdiction as to due capacity, authority, execution and enforceability (together with customary supporting legal documentation, certificates and resolutions and subject to qualifications reflecting applicable law at such time) are issued in relation to re-taken, new or amended Security Documents in connection with a New Debt Financing, the Security Agent shall be entitled to rely on such legal opinions and shall receive documentary evidence of such reliance; and

(e)	with respect to the granting of new Transaction Security (over assets, rights or interests not already the subject of an existing Security Document) only, the obligations hereunder in relation to the Security Agent shall only extend to such Transaction Security that the Security Agent is permitted to take and hold under applicable law and for the policies and rules of the Security Agent in effect at the time.

For the purpose of the Company determining if a matter is “commercially feasible” under this Clause, the Company may take into account (among other things in its good faith opinion) any action which is reasonably likely to have a material adverse effect on the borrowing, incurring, assumption, establishment (including pricing and commercial terms thereof), underwriting, placing, distribution or any other similar action; obtaining any consent, approval, release or waiver or agreement to any amendment in connection therewith (in the good faith judgment of the board of directors of the Company (for which it can conclusively rely on advice and market feedback of the arrangers of such New Debt Financing)), and the Company shall not be acting unreasonably if it considers that a particular action is reasonably likely to have a material adverse effect on the borrowing, incurring, assumption, establishment (including pricing and commercial terms thereof), underwriting, placing, distribution or any other similar action; obtaining any consent, approval, release or waiver or agreement to any amendment in connection therewith (in the good faith judgment of the board of directors of the Company (for which it can conclusively rely on advice and market feedback of the arrangers of such New Debt Financing)).

Each of the Secured Parties agrees:

(I)	not to take any action to challenge the validity or enforceability of the Additional Transaction Security by reason of it being expressed to be second ranking (or any other lower ranking);

(II)	that Additional Transaction Security may be granted by any Debtor in order to secure all or any part of any Hedging Liabilities and/or any New Debt Financing; and

(III)	that additional Topco Independent Transaction Security may be granted by any Topco Independent Obligor in order to secure all or part of any New Debt Financing.

18.3	Further assurance

(a)	A “Relevant Document” means any document or Debt Document to be entered into in connection with this Clause 18 or Clause 15.1 (Non-Distressed Disposals) above or which is otherwise reasonably required by the Company (upon notice to the applicable Agent, Security Agent or Creditor) to be executed in relation to and in order to facilitate a New Debt Financing, any other Debt Document or Clause 15.1 (Non-Distressed Disposals) including, without limitation, any amendment, waiver or release agreement in respect of any Debt Document or Security Document, any grant of Security pursuant to a new Security Document the entry into any additional or replacement intercreditor agreement (on substantially the same terms as this Agreement except for the incorporation of such New Debt Financing).

(b)	Each Creditor, Agent and other Secured Party agrees that it shall (at the cost and expense of the Debtors):

(i)	promptly co-operate with the Debtors with a view to satisfying the conditions in this Clause 18 in respect of any New Debt Financing or Clause 15.1 (Non-Distressed Disposals); and

(ii)	promptly execute (including at the reasonable request of the Company or the Security Agent) all such Relevant Documents, take such other actions and give such instructions to the Security Agent as may reasonably be required, in each case, in connection with any guarantee or Security and with any incurrence or borrowing, in accordance with this Clause 18 in relation to a New Debt Financing or Clause 15.1 (Non-Distressed Disposals).

(c)	Each Agent and Security Agent party to this Agreement is irrevocably authorised, instructed or obliged by the Creditors and other Secured Parties for which it acts as agent or trustee to execute promptly on their behalf any such Relevant Document or take any other action set out in or in connection with the provisions of this Clause 18 or Clause 15.1 (Non-Distressed Disposals) without the requirement for any further authorisation or consent from such Creditors, provided that, with respect to the granting of new Transaction Security or other Security Property, or as the case may be, new Topco Independent Transaction Security (over assets, rights or interests, or classes or types of assets, rights or interests not already the subject of an existing Security Document) only, the obligations hereunder shall only extend to such Transaction Security, or as the case may be, Topco Independent Transaction Security that the Security Agent and Agent (as applicable) are permitted to take and hold under applicable law and/or the policies and rules of the Security Agent and Agent (as applicable) in effect at the time.

(d)	Upon becoming a Party to this Agreement, each Agent is irrevocably authorised, instructed and obliged pursuant to the terms of the relevant Debt Documents to promptly execute any Relevant Documents or take any other action set out in or in connection with the provisions of this Clause 18 or Clause 15.1 (Non-Distressed Disposals) on behalf of the relevant Creditors or other Secured Party without the requirement for any further authorisation or consent from such Creditors or other Secured Party, provided that, with respect to the granting of new Transaction Security, or as the case may be, new Topco Independent Transaction Security (over assets, rights or interests, or classes or types of assets, rights or interests not already the subject of an existing Security Document) only, the obligations hereunder shall only extend to such Transaction Security, or as the case may be, Topco Independent Transaction Security that the Security Agent and Agent are permitted to take and hold under applicable law and/or the policies and rules of the Security Agent and Agent (as applicable) in effect at the time.

(e)	Notwithstanding the foregoing, nothing in this Clause 18.3 shall oblige the Security Agent or any Agent to execute any document if it would impose personal liabilities or obligations on, or adversely affect the right, duties or immunities of, the Security Agent or that Agent (provided that the incurrence of such New Debt Financing and any steps taken to effect the same shall not adversely affect the rights of any Security Agent or Agent) and nothing in this Clause 18.3 shall be construed as a commitment to advance or arrange any New Debt Financing.

(f)	Each Creditor and each other Secured Party hereby irrevocably authorises and instructs each of their respective Agents and Security Agent (as applicable) to execute any Relevant Document as contemplated by this Clause 18 or Clause 15.1 (Non-Distressed Disposals).

(g)	Each Debtor and Third Party Security Provider confirms:

(i)	the authority of the Company to give effect to the terms of or facilitate the implementation, assumption or establishment of a New Debt Financing entered into or assumed in compliance with this Agreement; and

(ii)	that its guarantee and indemnity set out in this Agreement (or any applicable Accession Deed or other Debt Document), any equivalent provision of any New Debt Financing, and all Transaction Security, or as the case may be, Topco Independent Transaction Security granted by it will entitle the applicable creditors under any New Debt Financing and the persons providing to benefit from such guarantee and indemnity and such Transaction Security, or as the case may be, Topco Independent Transaction Security (subject only to any applicable limitations on such guarantee and indemnity set out in Schedule 7 (Hedge Counterparties’ Guarantee and Indemnity) or any Accession Deed

(including any limitation in relation to unlawful financial assistance) or other document pursuant to which it became a Debtor or Third Party Security Provider or Topco Independent Obligor) and extend to include all obligations arising under or in respect of any New Debt Financing.

18.4	Acquired Person or Asset

Notwithstanding anything to the contrary in this Agreement or any other Debt Document (other than with the consent of the Company) (a) any Security, guarantee, indemnity or other assurance against loss in respect of New Debt Financing which is subsisting on the Effective Date (or is to be granted thereafter, including subject to any condition or periodic testing) in relation thereto or in respect of any Permitted Acquired Indebtedness shall be permitted to continue to subsist (or to be granted in accordance with the applicable terms) and there shall be no requirement for that Security, guarantee, indemnity or other assurance against loss to be offered in respect of any other Liabilities under any Debt Document; and (b) no Security, guarantee, indemnity or other assurance against loss is required to be given by any member of the Topco Group in respect of any Liabilities (including under any Debt Document) (i) over any Acquired Person or Asset if the grant thereof breaches any contractual undertaking applicable to the Topco Group or otherwise is excluded or exempt from being given by the Agreed Security Principles; (ii) over any asset required (including subject to any condition) to provide credit support in relation to any Permitted Acquired Indebtedness (other than as a result of any obligation to extend any Transaction Security rateably for the benefit of any such Permitted Acquired Indebtedness); or (iii) where the grant of any such Security, guarantee, indemnity or other assurance against loss is prevented by the documentation in relation to or constituting that Permitted Acquired Indebtedness or where any such grant would give rise to an obligation (including any payment obligation but not including an obligation to extend any Transaction Security rateably for the benefit of such Permitted Acquired Indebtedness) under or in relation thereto.

18.5	Additional Transaction Security

Each Creditor and each other Secured Party hereby irrevocably authorises and instructs each of their respective Agents and Security Agent (as applicable) to execute any additional guarantee in respect of the Transaction Security Secured Obligations or any Transaction Security Document which any Debtor or Third Party Security Provider enters into, including but not limited to where such guarantee or Security is required to be given in order to comply with any undertaking or Agreed Security Principles in any Debt Document.

19.	THE SECURITY AGENT

19.1	Appointment by Secured Parties

(a)	Each Secured Party (other than the Security Agent) irrevocably appoints the Security Agent in accordance with the following provisions of this Clause 19 to act as its agent, trustee, mandatario con rappresentanza, joint and several creditor and/or beneficiary of a parallel debt (as the case may be and other than for Security governed by Italian law) under this Agreement and with respect to the applicable Secured Debt Documents, and irrevocably authorises the Security Agent (whether acting as security trustee, security agent, mandatario con rappresentanza (which may be appointed as such by any rappresentante pursuant to article 2414-bis of the Italian Civil Code) on its behalf and grants power of attorney to the Security Agent (with express faculty of self-contracting, sub-empowering or multiple representation) to:

(i)	execute each applicable Secured Debt Document or Relevant Document expressed to be executed by the Security Agent on its behalf and execute any releases and any other documents, instruments or notices to be executed by the Security Agent as contemplated by the terms of this Agreement or any applicable Secured Debt Document, receive any notices in respect of this Agreement or any applicable Secured Debt Document, specify to third parties the names of the Secured Parties at any given date and take any other action in relation to the creation, perfection, confirmation, amendment, extension, maintenance, enforcement and/or release of any security created under any Security Document in the name and on behalf of the Secured Parties;

(ii)	perform such duties and exercise such rights and powers under this Agreement and the applicable Secured Debt Documents as are specifically delegated to the Security Agent by the terms of this Agreement and the other Debt Documents, together with such rights, powers and discretions as are reasonably incidental thereto;

(iii)	confirms that in the event that any security created under the Security Documents remains registered in the name of a Secured Party after such person has ceased to be a Secured Party then the Security Agent shall remain empowered to execute a release of such Security in its name and on its behalf; and

(iv)	undertakes to ratify and approve any such action taken in the name and on behalf of the Secured Parties by the Security Agent acting in its appointed capacity.

(b)	Each Secured Party (other than the Security Agent) confirms that:

(i)	the Security Agent has authority to accept on its behalf the terms of any reliance letter or engagement letter relating to any reports or letters provided in connection with the Secured Debt Documents or the transactions contemplated by the Secured Debt Documents, to bind it in respect of those reports or letters and to sign that reliance letter or engagement letter on its behalf and, to the extent that reliance letter or engagement letter has already been entered into, ratifies those actions; and

(ii)	it accepts the terms and qualifications set out in that reliance letter or engagement letter.

(c)	The Security Agent’s duties under this Agreement and/or the applicable Secured Debt Documents to which the Security Agent is a party are solely of a mechanical and administrative nature.

(d)	The Security Agent shall be entitled to grant sub-power of attorney, including the release of any sub-attorney from the restrictions referred to in paragraph (c) above.

(e)	The Security Agent hereby accepts its appointment as Security Agent and that it shall hold the Security Property as agent or mandatario con rappresentanza for the Secured Parties (or as agent for the benefit of the Secured Parties) on the terms contained in this Agreement (and the applicable Debt Documents).

(f)	The Security Agent is not authorised to act on behalf of a Secured Party in any legal or arbitration proceedings relating to any Finance Document.

19.2	Trust

(a)	Subject to paragraph (c) below, other than in respect of any Security Property created or expressed to be created under or pursuant to any Italian Security Documents or any other Security Documents where the relevant Security Property cannot be granted to the Security Agent by way of trust, the Security Agent declares that it shall (to the extent possible under applicable law and other than in respect of any Transaction Security created or expressed to be created under or pursuant to any Italian Security Documents) hold the Transaction Security and the Topco Independent Transaction Security on trust for the relevant Secured Parties on the terms contained in this Agreement.

(b)	In respect of any Transaction Security created or expressed to be created under or pursuant to any Italian Security Documents, the Security Agent declares that it shall (to the extent possible under applicable law) hold the Security Property as agent for, and mandatario con rappresentanza (which may be appointed as such by any representative (rappresentante) pursuant to article 2414-bis of the Italian Civil Code) of the relevant Secured Parties.

(c)	Each other Secured Party authorises the Security Agent (whether or not by or through employees or agents):

(i)	to perform the duties, obligations and responsibilities and to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Security Agent under this Agreement and/or the applicable Secured Debt Documents together with such powers and discretions as are reasonably incidental to the exercise of such rights, remedies and powers; and

(ii)	to take such action on its behalf as may from time to time be authorised under or in accordance with the applicable Secured Debt Documents.

(d)	Each of the other parties to this Agreement agrees that the Security Agent (whether acting as security trustee or security agent) shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the applicable Secured Debt Documents to which the Security Agent is expressed to be a party (and no others shall be implied).

19.3	Parallel Debt (Covenant to Pay the Security Agent)

(a)	Subject to any applicable Guarantee Limitation, each Debtor (other than an Italian Debtor) and each Topco Independent Obligor, to the extent permitted under applicable law, irrevocably and unconditionally undertakes to pay to the Security Agent, as creditor in its own right and not as representative of the other Secured Parties, amounts equal to, and in the currency of, any amounts owing from time to time by that Debtor or Topco Independent Obligor to any Secured Party under any Secured Debt Document, as and when those amounts are due.

(b)	Each Debtor, each Topco Independent Obligor and the Security Agent acknowledge that the obligations of each Debtor and each Topco Independent Obligor under paragraph (a) above are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of that Debtor or Topco Independent Obligor to any other Secured Party under any Secured Debt Document (its “Corresponding Debt”) nor shall the amounts for which each Debtor or Topco Independent Obligor is liable under paragraph (a) above (for the purposes of this paragraph (b), its “Parallel Debt”) be limited or affected in any way by its Corresponding Debt, provided that notwithstanding any other provision of this Agreement or the Secured Debt Documents:

(i)	the Parallel Debt of each Debtor and each Topco Independent Obligor shall be automatically decreased and discharged to the extent that its Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged;

(ii)	the Corresponding Debt of each Debtor and each Topco Independent Obligor shall be automatically decreased and discharged to the extent that its Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged;

(iii)	the amount of the Parallel Debt of a Debtor or Topco Independent Obligor shall at all times be equal to the amount of its Corresponding Debt; and

(iv)	the aggregate amount outstanding owed by the Debtors and the Topco Independent Obligor under the Secured Debt Documents (including under this Clause 19.3) at any time shall not exceed the amount of the Corresponding Debt at that time.

(c)	For the purpose of this Clause 19.3, the Security Agent acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt shall not be held on trust. The Security Agent shall have its own independent right to demand payment of the amounts payable by each Debtor and each Topco Independent Obligor under this Clause 19.3. The Transaction Security and Topco Independent Transaction Security granted under the Security Documents to the Security Agent to secure the Parallel Debt is granted to the Security Agent in its capacity as creditor of the Parallel Debt and shall not be held on trust.

(d)	All moneys received or recovered by the Security Agent pursuant to this Clause 19.3, and all amounts received or recovered by the Security Agent from or by the enforcement of any Transaction Security or Topco Independent Transaction Security granted to secure the Parallel Debt, shall be applied:

(i)	In the case of a realisation or enforcement of any Topco Independent Transaction Security or any guarantees provided by an Other Topco Guarantor, in accordance with Clause 16.9 (Order of Application – Topco Independent Transaction Security); or

(ii)	Otherwise, in accordance with Clause 16.1 (Order of Application - Transaction Security).

(e)	Without limiting or affecting the Security Agent’s rights against the Debtors or the Topco Independent Obligors (whether under this Clause 19.3 or under any other provision of any Secured Debt Document), each Debtor acknowledges that:

(i)	nothing in this Clause 19.3 shall impose any obligation on the Security Agent to advance any sum to any Debtor or Topco Independent Obligors or otherwise under any Secured Debt Document, except, if applicable, in its capacity as a Secured Creditor; and

(ii)	for the purpose of any vote taken under any Secured Debt Document, the Security Agent shall not be regarded as having any participation or commitment other than, if applicable, those which it has in its capacity as a Secured Creditor.

(f)	In no event will the “parallel debt” provisions apply to Italian Security Documents.

19.4	Appointment of the Security Agent as mandatario con rappresentanza in relation to the Italian Security Documents

(a)	Each of the Secured Parties (other than the Security Agent), for the purpose of the Italian Security Documents hereby confirms that:

(i)	it grants to the Security Agent, which accepts, a mandato con rappresentanza (agency with representative powers) and appoints it, with the express consent pursuant to articles 1394 and 1395 of the Italian Civil Code, as mandatario con rappresentanza, representative (rappresentante) and procuratore speciale (special attorney-in-fact) so that, acting in the name and on behalf of each Secured Party, but also in its own name and on its own interest, it takes all the actions that it considers proper or necessary as provided under this Agreement and executes, also in the name and on behalf of the other Secured Parties, the Italian Security Documents;

(ii)	in relation to this mandato con rappresentanza (agency with representative powers) and to the special power of attorney granted hereunder, the Security Agent may be in a situation of conflict of interests and waives its rights to the exercise of any remedies relating to such conflict (including the ones set out in article 1394 of the Italian Civil Code) and also waives any rights to take action against the Security Agent as a result of such conflict;

(iii)	the Security Agent may enter into the Italian Security Documents on its own behalf and/or as attorney-in-fact for other parties and expressly authorises the Security Agent to do so also pursuant to article 1395 of the Italian Civil Code;

(iv)	it grants the Security Agent the power to negotiate and approve the terms and conditions of such Italian Security Document, execute any other agreement or instrument, give or receive any notice or declaration, identify and specify to third parties the names of the Secured Parties at any given date, and take any other action in relation to the creation, perfection, maintenance, confirmation, extension, enforcement and release of the security created thereunder in the name and on behalf of the Secured Parties;

(v)	in the event that any security created under the Italian Security Documents remains registered in the name of a Secured Party after it has ceased to be a Secured Party then the Security Agent shall remain empowered to execute a release of such security in its name and on its behalf;

(vi)	it confirms that the Security Agent is entitled to release any Italian Security Documents relating to a Security upon payment in full of any amounts due thereunder before the expiry of the applicable claw-back period, subject to (A) no Events of Default being continuing and (B) satisfaction of the conditions set out in the relevant Italian Security Documents;

(vii)	it undertakes to grant any additional power of attorney as may reasonably be requested by the Security Agent in order for the Security Agent to act in accordance with and within the limits of this Agreement, the Debt Documents and/or any Italian Security Document;

(viii)	it undertakes to ratify and approve any such action taken in the name and on behalf of the Secured Parties by the Security Agent acting in its appointed capacity; and

(ix)	authorises the Security Agent to, in its name and on its behalf, exercise such rights, powers and discretions as are delegated to the Security Agent by the terms hereof, the Debt Documents and the Italian Security Documents, together with all rights, powers and discretions as are incidental thereto or necessary to give effect to the provisions contained herein.

(b)	Each other Secured Party acknowledges and agrees that the Security Agent may enter in its name and on its behalf as direct representative into contractual arrangements pursuant to or in connection with the Italian Security Documents to which the Security Agent is also a party (in its capacity as agent, trustee, mandatario con rappresentanza or otherwise) and expressly authorises the Security Agent, pursuant to article 1395 of the Italian Civil Code. The Secured Parties expressly waive any right they may have under article 1394 of the Italian Civil Code in respect of contractual arrangements entered into by the Security Agent in their name and on their behalf pursuant to or in connection with the Italian Security Documents, in each case to the extent legally possible to such Secured Party.

19.5	[Reserved]

19.6	[Reserved]

19.7	No Independent Power

Subject to Clause 16.3 (Treatment of SFA Cash Cover, Cash Management Facility Cash Cover and SFA Cash Collateral), the Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers arising under the Security Documents (for the avoidance of doubt, other than any Senior Secured Finance Documents, Second Lien Finance Documents, Unsecured Finance Documents or Topco Finance Documents which are not Transaction Security Documents or Topco Independent Transaction Security Documents) except through the Security Agent.

19.8	Instructions to Security Agent and Exercise of Discretion

(a)	Subject to paragraphs (e) and (f) below, the Security Agent shall act in accordance with any instructions given to it by an Instructing Group or, if so instructed by an Instructing Group, refrain from exercising any right, power, authority or discretion vested in it as Security Agent and shall be entitled to assume that any instructions received by it from an Agent, the Creditors or a group of Creditors are duly given in accordance with the terms of the Debt Documents and, unless it has received actual notice of revocation, those instructions or directions have not been revoked.

(b)	Subject to paragraphs (e) and (f) below, the Security Agent shall be entitled to request instructions, or clarification of any direction, from an Instructing Group (or from the Majority Second Lien Creditors or from the Majority Topco Creditors (to the extent they are entitled to give instructions to the Security Agent pursuant to, prior to the Designation Date,Clause 12 (Enforcement of Transaction Security prior to the Designation Date) or, on and from the Designation Date, Clause 13 (Enforcement of Transaction Security on or after the Designation Date))) in each case as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers, authorities and discretions and the Security Agent may refrain from acting unless and until those instructions or clarification are received by it.

(c)	Save as provided in, prior to the Designation Date, Clause 12 (Enforcement of Transaction Security prior to the Designation Date) and, on and from the Designation Date, Clause 13 (Enforcement of Transaction Security on or after the Designation Date), any instructions given to the Security Agent by an Instructing Group shall override any conflicting instructions given by any other Parties.

(d)	The Security Agent shall not be liable for any act (or omission) if it acts or refrains from acting in accordance with paragraphs (a), (b), and (c) above and (h) below.

(e)	Paragraph (a), (b) and (c) above and (f) to (h) below shall not apply:

(i)	where a contrary indication appears in this Agreement (including under Clause 27 (Consents, Amendments and Override));

(ii)	where this Agreement or applicable law or regulation requires a Security Agent to act in a specified manner or to take a specified action;

(iii)	in respect of any provision which protects the Security Agent’s own position in its personal capacity as opposed to its role of Security Agent for the Secured Parties including, without limitation, the provisions set out in Clause 19.10 (Security Agent’s Discretions) to Clause 19.28 (Disapplication); and

(iv)	in respect of the exercise of the Security Agent’s discretion to exercise a right, power or authority under any of:

(A)	Clause 15.1 (Non-Distressed Disposals);

(B)	Clause 16.1 (Order of Application - Transaction Security);

(C)	Clause 16.2 (Prospective Liabilities);

(D)	Clause 16.3 (Treatment of SFA Cash Cover, Cash Management Facility Cash Cover and SFA Cash Collateral);

(E)	Clause 16.6 (Permitted Deductions); and

(F)	Clause 18 (New Debt Financings),

which instruction and authority shall have been given under the terms of such Clauses and not the instructions of the Instructing Group pursuant to paragraphs (a) and (b) above.

(f)	Unless paragraph (e) above applies, if giving effect to instructions given by an Instructing Group would have an effect equivalent to an Intercreditor Amendment, the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Security Agent), whose consent would have been required in respect of that Intercreditor Amendment.

(g)	Unless paragraph (e) above applies, in exercising any discretion to exercise a right, power or authority under this Agreement where it has not received any instructions from an Instructing Group, as to the exercise of that discretion, the Security Agent shall:

(i)	other than where paragraph (ii) below applies, do so having regard to the interests of all the Secured Parties; or

(ii)	if a Creditor Conflict has occurred and the Security Agent is expressly notified by a Senior Creditor Representative that there is such a Creditor Conflict in relation to the matter in respect of which the discretion is to be exercised, do so having regard only to the interests of all the Super Senior Creditors, or after the Super Senior Discharge Date, the Senior Secured Creditors or, after the later of the Super Senior Discharge Date and the Senior Secured Discharge Date, the Second Lien Creditors.

(h)	Subject to paragraphs (e) and (f) above, in relation to any Topco Independent Transaction Security only the Security Agent shall act in accordance with any instructions given to it by Majority Topco Creditors or, if so instructed by the Majority Topco Creditors, refrain from exercising any right, power, authority or discretion vested in it as Security Agent and shall be entitled to assume that: any instructions received by it from a Topco Creditor Representative, the Topco Creditors or a group of Topco Creditors are duly given in accordance with the terms of the Debt Documents and unless it has received actual notice of revocation, those instructions or directions have not been revoked.

19.9	Security Agent’s Actions

Without prejudice to the provisions of Clause 12 (Enforcement of Transaction Security prior to the Designation Date), Clause 13 (Enforcement of Transaction Security on or after the Designation Date) and Clause 19.8 (Instructions to Security Agent and Exercise of Discretion), the Security Agent may (but shall not be obliged to), in the absence of any instructions to the contrary, take such action (or refrain from taking such action) in the exercise of any of its powers and duties under the Debt Documents as it considers in its good faith discretion to be appropriate. In determining whether to act or refrain from acting the Security Agent shall be entitled to request instructions from any Creditor or Creditor group.

19.10	Security Agent’s Discretions

The Security Agent may:

(a)	assume (unless it has received actual notice to the contrary from a Hedge Counterparty or from one of the Agents) that no Default has occurred and no Debtor or Third Party Security Provider or Topco Independent Obligor is in breach of or default under its obligations under any of the Debt Documents and any right, power, authority or discretion vested by any Debt Document in any person has not been exercised;

(b)	if it receives any instructions or directions under Clause 12 (Enforcement of Transaction Security prior to the Designation Date) or Clause 13 (Enforcement of Transaction Security on or after the Designation Date) to take any action in relation to the Transaction Security, assume that all applicable conditions under the Debt Documents for taking that action have been satisfied;

(c)	if it receives any instructions or directions under Clause 14 (Enforcement of Topco Independent Transaction Security) to take any action in relation to the Topco Independent Transaction Security, assume that all applicable conditions under the Debt Documents for taking that action have been satisfied;

(d)	engage, pay for and rely on the advice or services of any legal advisers, accountants, tax advisers, surveyors or other experts (whether obtained by the Security Agent or by any other Secured Party) whose advice or services may (in its reasonable opinion) at any time seem necessary, expedient or desirable, and the Security Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of such reliance;

(e)	act under the Debt Documents through its personnel and agents;

(f)	rely upon any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Secured Party, any Creditor, Third Party Security Provider, Topco Independent Obligor or a Debtor, upon a certificate signed by or on behalf of that person; and

(g)	refrain from acting in accordance with the instructions of any Party (including bringing any legal action or proceeding arising out of or in connection with the Debt Documents) until it has received any indemnification and/or security that it may in its discretion require from a member of the Group (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in so acting to the extent not already so indemnified or secured; and each Creditor and each other Party (except for any Notes Trustee) to this Agreement consents to the granting of any such indemnification and/or security as may be required, and agrees that no Default or Event of Default will arise under any Debt Document as a result.

19.11	Security Agent’s Obligations

The Security Agent shall promptly:

(a)	copy to: (i) each Agent; and (ii) each Hedge Counterparty the contents of any notice or document received by it from any Debtor or Third Party Security Provider under any Debt Document;

(b)	forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party provided that, except where a Debt Document expressly provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party; and

(c)	inform: (i) each Agent; and (ii) each Hedge Counterparty of the occurrence of any Default or any default by a Debtor or Third Party Security Provider in the due performance of or compliance with its obligations under any Debt Document of which the Security Agent has received notice from any other party to this Agreement.

19.12	Excluded Obligations

Notwithstanding anything to the contrary expressed or implied in the Debt Documents, the Security Agent shall not:

(a)	be bound to enquire as to: whether or not any Default has occurred or the performance, default or any breach by a Debtor or a Third Party Security Provider of its obligations under any of the Debt Documents;

(b)	be bound to account to any other Party for any sum or the profit element of any sum received by it for its own account;

(c)	be bound to disclose to any other person (including, but not limited, to any Secured Party): (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty;

(d)	have or be deemed to have any relationship of trust or agency with any Debtor or Third Party Security Provider; or

(e)	have any fiduciary duties to the Debtors, the Third Party Security Providers or the Topco Independent Obligors and nothing in this Agreement constitutes the Security Agent as an agent, trustee or fiduciary of the Debtors and the Third Party Security Providers or the Topco Independent Obligors.

19.13	Exclusion of Liability

(a)	None of the Security Agent, any Receiver nor any Delegate shall be responsible or be liable for:

(i)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent or any other person in or in connection with any Debt Document or the transactions contemplated in the Debt Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Debt Document;

(ii)	the legality, validity, effectiveness, adequacy or enforceability of any Debt Document, the Security Property or Topco Independent Security Property, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Debt Document or the Security Property or Topco Independent Security Property;

(iii)	any losses, damages or costs to any person or diminution in value or any liability arising as a result of taking or refraining from taking any action in relation to any of the Debt Documents, the Security Property or Topco Independent Security Property, or otherwise, whether in accordance with an instruction from an Instructing Group or otherwise unless directly caused by its gross negligence or wilful misconduct;

(iv)	the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Debt Documents, the Security Property or Topco Independent Security Property, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, the Debt Documents or the Security Property or Topco Independent Security Property;

(v)	any shortfall which arises on the enforcement or realisation of the Security Property or Topco Independent Security Property;

(vi)	any determination as to whether any information provided or to be provided to any Secured Party is non-public information, the use of which may be regulated or prohibited by applicable law or regulation relating to insider trading or otherwise;

(vii)	without prejudice to the generality of paragraphs (i) to (iv) above, any damages, costs, losses, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Debt Document or any Security Property or Topco Independent Security Property and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this Clause 19.13 subject to Clause 1.5 (Third Party Rights) and the provisions of the Third Parties Rights Act.

(c)	Nothing in this Agreement shall oblige the Security Agent to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Secured Creditor,

on behalf of any Secured Creditor and each Secured Creditor confirms to the Security Agent, that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Agent.

(d)	Without prejudice to any provision of any Debt Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate, any liability of the Security Agent, any Receiver or Delegate arising under or in connection with any Debt Document or the Security Property or Topco Independent Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Security Agent, Receiver or Delegate (as the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Security Agent, Receiver or Delegate (as the case may be) at any time which increase the amount of that loss. In no event shall the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Security Agent, Receiver or Delegate (as the case may be) has been advised of the possibility of such loss or damages.

19.14	No Proceedings

No Party (other than the Security Agent, that Receiver or that Delegate) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Debt Document or any Security Property or Topco Independent Security Property and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this Clause subject to Clause 1.5 (Third Party Rights) and the provisions of the Third Parties Rights Act.

19.15	Rights

(a)	The Security Agent may assume that:

(i)	any instructions received by it from the Instructing Group are duly given in accordance with the terms of the Debt Documents; and

(ii)	unless it has received notice of revocation, that those instructions have not been revoked and no revocation of any such instructions shall affect any actions taken by the Security Agent in reliance on such instructions prior to actual receipt of a written notice of revocation.

(b)	The Security Agent may assume (unless it has received notice to the contrary in its capacity as security trustee or security agent for the Secured Parties) that:

(i)	any right, power, authority or discretion vested in any Party or any group of Creditors has not been exercised; and

(ii)	any notice made by the Company is made on behalf of and with the consent and knowledge of all the Debtors and the Third Party Security Providers.

(c)	The Security Agent, any Receiver and any Delegate may act in relation to the Debt Documents and the Security Property or Topco Independent Security Property through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct.

(d)	Unless this Agreement or another Debt Document expressly specifies otherwise, the Security Agent may disclose to any other Party any information it reasonably believes it has received as security trustee or security agent under this Agreement.

(e)	Notwithstanding any provision of any Debt Document to the contrary, the Security Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it by a member of the Group.

19.16	Responsibility for Documentation

None of the Security Agent, any Receiver nor any Delegate is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent, a Debtor, a Third Party Security Provider or any other person in or in connection with any Debt Document or the transactions contemplated in the Debt Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Debt Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Debt Document, the Security Property or Topco Independent Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Debt Document or the Security Property or Topco Independent Security Property; or

(c)	any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

19.17	No Duty to Monitor

The Security Agent shall not be bound to enquire:

(a)	whether or not any Default or Acceleration Event has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Debt Document; or

(c)	whether any other event specified in any Debt Document has occurred.

19.18	Own Responsibility

Without affecting the responsibility of any Debtor, Third Party Security Provider or Topco Independent Obligor for information supplied by it or on its behalf in connection with any Debt Document, each other Secured Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Debt Document, including, but not limited to:

(a)	the financial condition, status and nature of each member of the Group, each Third Party Security Provider and each Topco Independent Obligor;

(b)	the legality, validity, effectiveness, adequacy and enforceability of any Debt Document, the Security Property or Topco Independent Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Debt Document or the Security Property or Topco Independent Security Property;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Debt Document, the Security Property or Topco Independent Security Property, the transactions contemplated by the Debt Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Debt Document or the Security Property or Topco Independent Security Property;

(d)	the adequacy, accuracy and/or completeness of any information provided by the Security Agent or by any other person under or in connection with any Debt Document, the transactions contemplated by any Debt Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Debt Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property, and each other Secured Party warrants to the Security Agent that it has not relied on and will not at any time rely on that the Security Agent in respect of any of these matters.

19.19	No Responsibility to Perfect Transaction Security

The Security Agent shall have no responsibility for perfecting the Transaction Security and shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Debtor or Third Party Security Provider to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Debt Documents or the Transaction Security;

(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Debt Documents or of the Transaction Security;

(d)	take, or to require any of the Debtors or Third Party Security Providers to take, any steps to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under the laws of any jurisdiction; or

(e)	require any further assurances in relation to any of the Security Documents.

19.20	Insurance by Security Agent

(a)	The Security Agent shall be under no obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Debt Documents. The Security Agent shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

(b)	Where the Security Agent is named on any insurance policy as an insured party and/or loss payee, the Security Agent shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless an Instructing Group has requested it to do so in writing and the Security Agent shall have failed to do so within 14 days after receipt of that request.

19.21	Custodians and Nominees

The Security Agent may (to the extent legally permitted) appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets held by the Security Agent as trustee or agent of the Secured Parties (as applicable) or any assets over which Security is created pursuant to the Security Documents as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to any such assets and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

19.22	Acceptance of Title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any of the Debtors and the Third Party Security Providers may have to any of the Charged Property and shall not be liable for or bound to require any Debtor or Third Party Security Provider to remedy any defect in its right or title.

19.23	Refrain from Illegality

Notwithstanding anything to the contrary expressed or implied in the Debt Documents, the Security Agent may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction and the Security Agent may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

19.24	Business with the Debtors and Third Party Security Providers

The Security Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any of the Debtors, the Third Party Security Providers and Topco Independent Obligors.

19.25	Winding Up of Trust and release of Transaction Security

(a)	If the Security Agent, with the approval of each of the Agents and each Hedge Counterparty, determines that (x) all of the Secured Obligations and all other obligations secured by the Transaction Security Documents have been fully and finally discharged and (y) none of the Secured Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Debtor or Third Party Security Provider pursuant to the Debt Documents:

(i)	the trusts set out in this Agreement shall in relation to the Transaction Security be wound up and the Security Agent shall release, without recourse, representation or warranty of any kind (either express or implied), all of the Transaction Security and the rights of the Security Agent under each of the Transaction Security Documents; and

(ii)	any Retiring Security Agent shall release, without recourse, representation or warranty of any kind (either express or implied), all of its rights under each of the Transaction Security Documents.

(b)	If the Security Agent, with the approval of each of the Topco Creditor Representatives, determines that (x) all of the Topco Independent Secured Obligations and all other obligations secured by the Topco Independent Transaction Security Documents have been fully and finally discharged and (y) none of the Topco Secured Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Topco Borrower pursuant to the Topco Finance Documents:

(i)	the trusts set out in this Agreement in relation to Topco Independent Transaction Security shall be wound up and the Security Agent shall release, without recourse, representation or warranty of any kind (either express or implied), all of the Topco Independent Transaction Security and the rights of the Security Agent under each of the Topco Independent Transaction Security Documents; and

(ii)	any Retiring Security Agent shall release, without recourse, representation or warranty of any kind (either express or implied), all of its rights under each of the Topco Independent Transaction Security Documents.

19.26	Powers Supplemental

The rights, powers, authorities and discretions conferred upon the Security Agent by this Agreement and the Debt Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by general law or otherwise.

19.27	Trustee Division Separate

(a)	In acting as trustee or agent for the Secured Parties (as applicable), the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any of its other divisions or departments.

(b)	If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

19.28	Disapplication

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

19.29	Intra-Group Lenders, Subordinated Creditors, Third Party Security Providers and Debtors: Power of Attorney

Each Intra-Group Lender, Subordinated Creditor, Third Party Security Provider, Topco Independent Obligor and Debtor by way of security for its obligations under this Agreement irrevocably appoints the Security Agent to be its attorney (and mandatario con rappresentanza) following an Acceleration Event to do anything which that Intra-Group Lender, Subordinated Creditor, Third Party Security Provider, Topco Independent Obligor or Debtor has authorised the Security Agent or any other Party to do under this Agreement or is itself required to do under this Agreement (with express faculty of self-contracting, sub-empowering or multiple representation) but has failed to do (and the Security Agent may delegate that power on such terms as it sees fit).

19.30	Security Agent’s Spot Rate of Exchange

The Security Agent shall promptly to the extent that another Party is required to calculate a Common Currency Amount, and upon a reasonable request by that Party, notify that Party of the relevant Security Agent’s Spot Rate of Exchange.

19.31	Provisions Survive Termination

The provisions of this Clause 19 shall survive any termination or discharge of this Agreement and the resignation or termination of the appointment of the Security Agent.

20.	CHANGE OF SECURITY AGENT

20.1	Resignation of the Security Agent

(a)	The Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the Company and the Secured Parties.

(b)	Alternatively, the Security Agent may resign by giving 30 days’ notice to the other Parties in which case the Majority Senior Secured Creditors (or, after the Senior Secured Discharge Date, the Majority Second Lien Lenders or after the Priority Discharge Date, the Majority Topco Creditors) may appoint a successor Security Agent.

(c)	If the Majority Senior Secured Creditors and the Senior Secured Notes Trustee(s) (or, after the Senior Secured Discharge Date, the Majority Second Lien Lenders and the Second Lien Notes Trustee(s) or after the Priority Discharge Date, the Majority Topco Creditors and the Topco Notes Trustee(s)) have not appointed a successor Security Agent in accordance with paragraph (b) above within 30 days after the notice of resignation was given, the Security Agent (after consultation with the Company and Agents) may appoint a successor Security Agent.

(d)	A resigning Security Agent (the “Retiring Security Agent”) shall:

(i)	at its own cost, make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Debt Documents; and

(ii)	enter into and deliver to the successor Security Agent those documents and effect any registrations as may be required for the transfer or assignment of all of its rights and benefits under the Debt Documents to the successor Security Agent.

(e)	Subject to the Agreed Security Principles, a Debtor and Third Party Security Provider must, at the reasonable cost of the Company or the relevant Debtor, take any action and enter into and deliver any document which is reasonably required by the Retiring Security Agent to ensure that a Security Document provides for effective and perfected Security in favour of any successor Security Agent.

(f)	The Security Agent’s resignation notice shall only take effect upon: (i) the appointment of a successor; and (ii) the transfer of all of the Security Property or Topco Independent Security Property to that successor.

(g)	Upon the appointment of a successor, the Retiring Security Agent shall be discharged from any further obligation in respect of the Debt Documents (other than its obligations under paragraph (d) above) but shall, in respect of any act or omission by it whilst it was the Security Agent, remain entitled to the benefit of Clause 19 (The Security Agent), Clause 23.1 (Debtors’ Indemnity) and Clause 23.3 (Secured Creditors’ Indemnity). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(h)	The Majority Senior Secured Creditors and the Senior Secured Notes Trustee(s) (or, after the Senior Secured Discharge Date, the Majority Second Lien Lenders and the Second Lien Notes Trustee(s) or after the Priority Discharge Date, the Majority Topco Creditors and the Topco Notes Trustee(s)) may, in consultation with the Company, by written notice to the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Security Agent shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (e) above shall be for the account of the Company or the relevant Debtor.

20.2	Delegation

(a)	Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Debt Documents.

(b)	That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any such delegate or sub-delegate.

20.3	Additional Security Agents

(a)	The Security Agent may at any time appoint (and subsequently remove), to the extent legally permitted, any person to act as a separate trustee or agent (and as mandatario con rappresentanza) or as a co-trustee or co-agent jointly with it if (i) it in good faith considers that appointment to be in the interests of the Secured Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Agent deems to be relevant (acting reasonably) or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Company and each of the Agents of that appointment.

(b)	Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security Agent by this Agreement) and the duties and obligations that are conferred or imposed by the instrument of appointment.

(c)	The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses reasonably incurred by the Security Agent.

(d)	Each Creditor hereby expressly gives its prior consent to any assignment and/or transfer to a successor Security Agent appointed in accordance with the provisions of this Agreement.

21.	CHANGES TO THE PARTIES

21.1	Assignments and Transfers

No Party may assign any of its rights and benefits or transfer any of its rights, benefits and obligations in respect of any Debt Documents or the Liabilities except as permitted by this Clause 21.

21.2	Change of Secured Creditors

(a)	A Senior Lender or Super Senior Lender, as the case may be, may assign any of its rights and benefits or transfer by novation any of its rights, benefits and obligations in respect of any Debt Documents or the Liabilities if:

(i)	that assignment or transfer is in accordance with the terms of the Senior Facilities Agreement (or any Permitted Senior Secured Facilities Agreement or any Permitted Super Senior Secured Facilities Agreement (as the context requires)) to which it is a party; and

(ii)	subject to paragraph (b) below, any assignee or transferee has (if not already party to this Agreement as a Senior Lender or Super Senior Lender, as the case may be) acceded to this Agreement, as a Senior Lender or Super Senior Lender, as the case may be, pursuant to Clause 21.9 (Creditor/Agent Accession Undertaking).

(b)	Paragraph (a)(ii) above shall not apply in respect of any Senior Debt Purchase Transaction permitted by clause 30 (Debt Purchase Transactions) of the Senior Facilities Agreement (or any substantially equivalent provision in a Permitted Super Senior Secured Facilities Agreement or Permitted Senior Secured Facilities Agreement) entered into by a Senior Borrower, or as the case may be, Super Senior Borrower and effected in accordance with the terms of the Debt Documents.

(c)	A Cash Management Facility Lender may assign any of its rights and benefits or transfer by novation any of its rights, benefits and obligations in respect of any Debt Documents or the Liabilities if:

(i)	that assignment or transfer is in accordance with the terms of the Cash Management Facility Documents to which it is a party; and

(ii)	subject to paragraph (d) below, any assignee or transferee has (if not already party to this Agreement as a Cash Management Facility Lender) acceded to this Agreement, as a Cash Management Facility Lender, pursuant to Clause 21.9 (Creditor/Agent Accession Undertaking).

(d)	Paragraph (c)(ii) above shall not apply in respect of any Cash Management Facility Debt Purchase Transaction permitted by the relevant Cash Management Facility Documents entered into by a borrower of the relevant Cash Management Facility and effected in accordance with the terms of the Debt Documents.

(e)	A Second Lien Lender may assign any of its rights and benefits or transfer by novation any of its rights, benefits and obligations in respect of any Debt Documents or the Liabilities if:

(i)	that assignment or transfer is in accordance with the terms of a Second Lien Facility Agreement to which it is a party; and

(ii)	subject to paragraph (f) below, any assignee or transferee has (if not already party to this Agreement as a Second Lien Lender) acceded to this Agreement, as a Second Lien Lender, pursuant to Clause 21.9 (Creditor/Agent Accession Undertaking).

(f)	Paragraph (e)(ii) above shall not apply in respect of any Second Lien Debt Purchase Transaction permitted by the relevant Second Lien Facility Agreement entered into by a Second Lien Borrower and effected in accordance with the terms of the Debt Documents.

(g)	Any Senior Secured Noteholder or Second Lien Noteholder or Topco Noteholder may assign, transfer or novate any of its rights and obligations to any person without the need for such person to execute and deliver to the Security Agent a duly completed Creditor/Agent Accession Undertaking, provided that such person is subject to the terms and conditions of this Agreement as provided under the terms of the relevant Notes Indenture.

(h)	A Topco Lender may assign any of its rights and benefits or transfer by novation any of its rights, benefits and obligations in respect of any Debt Documents or the Liabilities if:

(i)	that assignment or transfer is in accordance with the terms of the Topco Facility Agreement to which it is a party; and

(ii)	subject to paragraph (i) below, any assignee or transferee has (if not already party to this Agreement as a Topco Lender) acceded to this Agreement, as a Topco Lender, pursuant to Clause 21.9 (Creditor/Agent Accession Undertaking).

(i)	Paragraph (h)(ii) above shall not apply in respect of any Liabilities Acquisition transaction of Topco Liabilities permitted by a Topco Facility Agreement and entered into by a Topco Borrower and effected in accordance with the terms of the Debt Documents.

21.3	Accession or Change of Hedge Counterparty

A Hedge Counterparty may (i) accede to this Agreement as a Hedge Counterparty pursuant to Clause 21.9 (Creditor/Agent Accession Undertaking); and (ii) (in accordance with the terms of the relevant Hedging Agreement and subject to any consent required under that Hedging

Agreement) transfer any of its rights and benefits or obligations in respect of the Hedging Agreements to which it is a party if any transferee has (if not already party to this Agreement as a Hedge Counterparty acceded to this Agreement as a Hedge Counterparty pursuant to Clause 21.9 (Creditor/Agent Accession Undertaking)).

21.4	Change of Agent

No person shall become a Senior Agent or a Super Senior Agent or Second Lien Agent or Topco Agent unless at the same time, it accedes to this Agreement in such capacity pursuant to Clause 21.9 (Creditor/Agent Accession Undertaking).

21.5	Change of Intra-Group Lender

Subject to Clause 8.4 (Acquisition of Intra-Group Liabilities) and to the terms of the other Debt Documents, any Intra-Group Lender may assign any of its rights and benefits or transfer any of its rights, benefits and obligations in respect of the Intra-Group Liabilities to another member of the Group if that member of the Group has (if not already party to this Agreement as an Intra-Group Lender) acceded to this Agreement as an Intra-Group Lender, pursuant to Clause 21.9 (Creditor/Agent Accession Undertaking) (provided that such member of the Group will not be required to accede to this Agreement as an Intra-Group Lender under this Clause 21.5 if it would otherwise not have been required to do so under the terms of Clause 21.6 (New Intra-Group Lender) if it had been the original creditor of such Intra-Group Liability).

21.6	New Intra-Group Lender

If any Intra-Group Lender or any member of the Group makes any loan to or grants any credit to or makes any other financial arrangement having similar effect and is required to do so by the Debt Documents, it shall accede to this Agreement as an Intra-Group Lender pursuant to Clause 21.9 (Creditor/Agent Accession Undertaking).

21.7	New Ancillary Lender

If any Affiliate of a Senior Lender or Super Senior Lender becomes an Ancillary Lender in accordance with clause 9.9 (Affiliates of Lenders as Ancillary Lenders, Fronted Ancillary Lender and Fronting Ancillary Lenders) of the Senior Facilities Agreement (or any substantially equivalent provision in a Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement (as the context requires)), it shall not be entitled to share in any of the Transaction Security or in the benefit of any guarantee or indemnity in respect of any of the liabilities arising in relation to its Ancillary Facilities unless it has (if not already party to this Agreement as a Senior Lender or Super Senior Lender, as the case may be) acceded to this Agreement as a Senior Lender or Super Senior Lender, as the case may be and (to the extent required by the provisions thereof) to the Senior Facilities Agreement (or any substantially equivalent provision in a Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement (as the context requires)) as an Ancillary Lender pursuant to Clause 21.9 (Creditor/Agent Accession Undertaking).

21.8	Arrangers

An arranger with respect to a New Debt Financing shall have the right to accede as a Super Senior Arranger, Senior Arranger, Second Lien Arranger or Topco Arranger (as applicable) pursuant to Clause 21.9 (Creditor/Agent Accession Undertaking).

21.9	Creditor/Agent Accession Undertaking

With effect from the date of acceptance by the Security Agent (and, in the case of an Affiliate of a Senior Lender, the Senior Agent; and in the case of an Affiliate of a Super Senior Lender,

the Super Senior Agent) of a Creditor/Agent Accession Undertaking duly executed and delivered to the Security Agent by the relevant acceding party or, if later, the date specified in that Creditor/Agent Accession Undertaking:

(a)	any Party ceasing entirely to be a Creditor or Agent shall be discharged from further obligations towards the Security Agent and other Parties under this Agreement and their respective rights against one another shall be cancelled (except in each case for those rights which arose prior to that date);

(b)	as from that date, the replacement or new Creditor or Agent shall assume the same obligations and become entitled to the same rights, as if it had been an original Party to this Agreement in that capacity; and

(c)	any new Ancillary Lender (which is an Affiliate of a Senior Lender or Super Senior Lender) shall also become party to the Senior Facilities Agreement (or any Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement (as the context requires)) as an Ancillary Lender to the extent required under the Senior Facilities Agreement (or any Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement (as the context requires)) and shall assume the same obligations and become entitled to the same rights as if it had been an original party to the Senior Facilities Agreement (or any Permitted Senior Secured Facilities Agreement or Permitted Super Senior Secured Facilities Agreement (as the context requires)) as an Ancillary Lender.

and each other Party irrevocably authorises and instructs the Security Agent (and as the case may be the Senior Agent and Super Senior Agent, as applicable) to execute on its behalf any Creditor/Agent Accession Undertaking which has been duly completed and signed on behalf of that person.

21.10	Accession of Senior Lenders under New Senior Facilities or Super Senior Lenders under New Super Senior Facilities

(a)	In order for any New Debt Financing to be a “Senior Facility” for the purposes of this Agreement:

(i)	the Company shall designate that New Debt Financing as a Senior Facility pursuant to Clause 18 (New Debt Financings);

(ii)	each creditor in respect of that New Debt Financing shall accede to this Agreement as a Senior Lender in relation to that New Debt Financing by executing a Creditor/Agent Accession Undertaking; and

(iii)	the facility agent (to the extent applicable and to the extent it acts as agent for the creditors in paragraph (ii) above) in respect of that New Debt Financing shall accede to this Agreement as the Senior Agent in relation to that New Debt Financing by executing a Creditor/Agent Accession Undertaking.

(b)	Each Party irrevocably authorises and instructs the Security Agent to execute on its behalf any Creditor/Agent Accession Undertaking which has been duly completed and signed on behalf of that person.

(c)	In order for any New Debt Financing to be a “Super Senior Facility” for the purposes of this Agreement:

(i)	the Company shall designate that New Debt Financing as a Super Senior Facility pursuant to Clause 18 (New Debt Financings);

(ii)	each creditor in respect of that New Debt Financing shall accede to this Agreement as a Super Senior Lender in relation to that New Debt Financing by executing a Creditor/Agent Accession Undertaking; and

(iii)	the facility agent (to the extent applicable and to the extent it acts as agent for the creditors in paragraph (ii) above) in respect of that New Debt Financing shall accede to this Agreement as the Super Senior Agent in relation to that New Debt Financing by executing a Creditor/Agent Accession Undertaking.

(d)	Each other Party irrevocably authorises and instructs the Security Agent to execute on its behalf any Creditor/Agent Accession Undertaking which has been duly completed and signed on behalf of that person.

21.11	Accession of Cash Management Facility Lenders under New Cash Management Facilities

(a)	In order for any New Debt Financing to be a “Cash Management Facility” for the purposes of this Agreement:

(i)	the Company shall designate that New Debt Financing as a Cash Management Facility pursuant to Clause 18 (New Debt Financings);

(ii)	each creditor in respect of that New Debt Financing shall accede to this Agreement as a Cash Management Facility Lender in relation to that New Debt Financing by executing a Creditor/Agent Accession Undertaking; and

(iii)	the facility agent (to the extent applicable and to the extent it acts as agent for the creditors in paragraph (ii) above) in respect of that New Debt Financing shall accede to this Agreement as a Cash Management Facility Agent in relation to that New Debt Financing by executing a Creditor/Agent Accession Undertaking.

(b)	Each other Party irrevocably authorises and instructs the Security Agent to execute on its behalf any Creditor/Agent Accession Undertaking which has been duly completed and signed on behalf of that person.

21.12	Accession of Second Lien Lenders under New Second Lien Facility

(a)	In order for any New Debt Financing to be a “Second Lien Facility” for the purposes of this Agreement:

(i)	the Company shall designate that New Debt Financing as a Second Lien Facility pursuant to Clause 18 (New Debt Financings);

(ii)	each creditor in respect of that New Debt Financing shall accede to this Agreement as a Second Lien Lender in relation to that New Debt Financing by executing a Creditor/Agent Accession Undertaking; and

(iii)	the facility agent (to the extent applicable and to the extent it acts as agent for the creditors in paragraph (ii) above) in respect of that New Debt Financing shall accede to this Agreement as the Second Lien Agent in relation to that New Debt Financing by executing a Creditor/Agent Accession Undertaking.

(b)	Each other Party irrevocably authorises and instructs the Security Agent to execute on its behalf any Creditor/Agent Accession Undertaking which has been duly completed and signed on behalf of that person.

21.13	Accession of Topco Facility Creditors under New Topco Facility

(a)	In order for any New Debt Financing to be a “Topco Facility” for the purposes of this Agreement:

(i)	the Company shall designate that New Debt Financing as a Topco Facility pursuant to Clause 18 (New Debt Financings);

(ii)	each creditor in respect of that New Debt Financing shall accede to this Agreement as a Topco Lender in relation to that New Debt Financing by executing a Creditor/Agent Accession Undertaking; and

(iii)	the facility agent (to the extent applicable and to the extent it acts as agent for the creditors in paragraph (ii) above) in respect of that New Debt Financing shall accede to this Agreement as the Topco Agent in relation to that New Debt Financing pursuant to Clause 21.9 (Creditor/Agent Accession Undertaking).

(b)	Each other Party irrevocably authorises and instructs the Security Agent to execute on its behalf any Creditor/Agent Accession Undertaking which has been duly completed and signed on behalf of that person.

21.14	Senior Secured Notes Proceeds Loan Lender or Topco Investor

Any person which provides a Senior Secured Notes Proceeds Loan or Topco Proceeds Loan may accede to this Agreement as a Senior Secured Notes Proceeds Loan Lender or Topco Investor (as applicable) pursuant to Clause 21.9 (Creditor/Agent Accession Undertaking) and a Senior Secured Notes Proceeds Loan Lender or Topco Investor may only transfer its rights, benefits and obligations under any Senior Secured Notes Proceeds Loan Agreement or Topco Proceeds Loan Agreement (as applicable) prior to the Priority Discharge Date if the prospective transferee has acceded to:

(a)	this Agreement as a Senior Secured Notes Proceeds Loan Lender or Topco Investor (as applicable) pursuant to Clause 21.9 (Creditor/Agent Accession Undertaking); and

(b)	the relevant Senior Secured Notes Proceeds Loan Agreement or Topco Proceeds Loan Agreement (as applicable) as lender.

21.15	Accession of Senior Secured Notes Trustee

(a)	The Company shall procure that, on or prior to any Senior Secured Notes Issue Date after the Closing Date, the relevant Senior Secured Notes Trustee (and, if such entity ceases to act as trustee in relation to the Senior Secured Notes for any reason, any successor or other person which is appointed or acts as trustee under the relevant Senior Secured Notes Indenture) shall promptly complete, sign and deliver to the Security Agent a Creditor/Agent Accession Undertaking under which such Senior Secured Notes Trustee agrees to be bound by this Agreement as a Senior Secured Notes Trustee as if it had originally been a Party to this Agreement in such capacity. In connection with the foregoing, the Security Agent is authorised and instructed by each other Party to make such changes to the terms relating to the rights and duties of such Senior Secured Notes Trustee and any other Party as are required by such Senior Secured Notes Trustee without the consent of any other Party provided that such changes would not have a material adverse effect on the other Parties.

(b)	Each other Party (other than the relevant proposed trustee under paragraph (a) above) irrevocably authorises and instructs the Security Agent to execute on its behalf any

Creditor/Agent Accession Undertaking which has been duly completed and signed on behalf of that person.

21.16	Accession of Second Lien Notes Trustee

(a)	The Company shall procure that, on or prior to any Second Lien Notes Issue Date, the relevant Second Lien Notes Trustee (and, if such entity ceases to act as trustee in relation to the Second Lien Notes for any reason, any successor or other person which is appointed or acts as trustee under the relevant Second Lien Notes Indenture) shall promptly complete, sign and deliver to the Security Agent a Creditor/Agent Accession Undertaking under which such Second Lien Notes Trustee agrees to be bound by this Agreement as a Second Lien Notes Trustee as if it had originally been a Party to this Agreement in such capacity. In connection with the foregoing, the Security Agent is authorised and instructed by each other Party to make such changes to the terms relating to the rights and duties of such Second Lien Notes Trustee and any other Party as are required by such Second Lien Notes Trustee without the consent of any other Party provided that such changes would not have a material adverse effect on the other Parties.

(b)	Each other Party (other than the relevant proposed trustee under paragraph (a) above) irrevocably authorises and instructs the Security Agent to execute on its behalf any Creditor/Agent Accession Undertaking which has been duly completed and signed on behalf of that person.

21.17	Accession of Topco Notes Trustee

(a)	The Company shall procure that, on or prior to any Topco Notes Issue Date, the relevant Topco Notes Trustee (and, if such entity ceases to act as trustee in relation to the Topco Notes for any reason, any successor or other person which is appointed or acts as trustee under the relevant Topco Notes Indenture) shall promptly complete, sign and deliver to the Security Agent a Creditor/Agent Accession Undertaking under which such Topco Notes Trustee agrees to be bound by this Agreement as a Topco Notes Trustee as if it had originally been a Party to this Agreement in such capacity. In connection with the foregoing, the Security Agent is authorised and instructed to make such changes to the terms relating to the rights and duties of such Topco Notes Trustee and any other Party as are required by such Topco Notes Trustee without the consent of any other Party provided that such changes would not have a material adverse effect on the other Parties.

(b)	Each other Party (other than the relevant proposed trustee under paragraph (a) above) irrevocably authorises and instructs the Security Agent to execute on its behalf any Creditor/Agent Accession Undertaking which has been duly completed and signed on behalf of that person.

21.18	Accession of Unsecured Facility Creditors

(a)	In order for any document or instrument to be an “Unsecured Finance Document” for the purposes of this Agreement in respect of a New Debt Financing:

(i)	the Company shall designate that document or instrument as an Unsecured Finance Document in accordance with Clause 18 (New Debt Financings); and

(ii)	in respect of any document or instrument by way of a credit facility, each lender; or in respect of any document or instrument by way of any unsecured notes, exchange notes, securities or other debt instruments, the applicable entity acting as trustee under any issue of such instruments, shall accede to this

Agreement as an Unsecured Creditor pursuant to Clause 21.9 (Creditor/Agent Accession Undertaking).

(b)	Each other Party irrevocably authorises and instructs the Security Agent to execute on its behalf any Creditor/Agent Accession Undertaking which has been duly completed and signed on behalf of that person.

21.19	Subordinated Creditors/Accession of New Subordinated Creditors

Any person in its discretion may accede to this Agreement in the capacity of a Subordinated Creditor and any Subordinated Creditor may assign any of its rights and benefits or transfer any of its rights, benefits and obligations in respect of the Subordinated Liabilities owed to it if such person, assignee or transferee has executed and delivered to the Security Agent a Creditor/Agent Accession Undertaking agreeing to be bound by all the terms of this deed as if it had originally been party to this Agreement as a Subordinated Creditor.

21.20	New Debtor/New Third Party Security Provider

(a)	If any member of the Topco Group or a Third Party Security Provider:

(i)	incurs any Liabilities under the Secured Debt Documents; or

(ii)	gives any security, guarantee, indemnity or other assurance against loss in respect of any of the Liabilities under the Secured Debt Documents,

the Debtors will procure that the person incurring those Liabilities or giving that assurance accedes to this Agreement as a Debtor or, as the case may be, Third Party Security Provider, no later than (I) contemporaneously with the incurrence of those Liabilities or the giving of that assurance, to the extent required by the relevant Debt Documents or (II) if after such date any such Liabilities or assurance become subject to this Agreement in accordance with Clause 18 (New Debt Financings) no later than the Effective Date in relation thereto; provided that this paragraph (a) shall not apply to any member of the Topco Group which is a borrower or guarantor of an Ancillary Facility or Cash Management Facility but is not otherwise an Obligor under and as defined in the Senior Facilities Agreement or as the case may be, a borrower or guarantor under the relevant Permitted Super Senior Secured Facilities Agreement.

(b)	If any Affiliate of a Senior Borrower or a Super Senior Borrower becomes a borrower of an Ancillary Facility in accordance with clause 9.10 (Affiliates of Borrowers) of the Senior Facilities Agreement (or any substantially equivalent provision of a Permitted Super Senior Secured Facilities Agreement or Permitted Senior Secured Facilities Agreement (as the context requires)), the relevant Senior Borrower or Super Senior Borrower shall procure that its Affiliate accedes to this Agreement as a Debtor no later than contemporaneously with the date on which it becomes a borrower.

(c)	If any Affiliate of a Senior Borrower or a Super Senior Borrower becomes a borrower of a Cash Management Facility in accordance with the terms of any relevant Cash Management Facility Document, the relevant Senior Borrower or Super Senior Borrower shall procure that its Affiliate accedes to this Agreement as a Debtor no later than contemporaneously with the date on which it becomes a borrower.

(d)	With effect from the date of acceptance by the Security Agent of a Debtor/Third Party Security Provider/Topco Independent Obligor Accession Undertaking duly executed and delivered to the Security Agent by the new Debtor or Third Party Security Provider or, if later, the date specified in the Debtor/Third Party Security Provider/Topco Independent Obligor Accession Undertaking, the new Debtor, as applicable, Third

Party Security Provider or Topco Independent Obligor shall assume the same obligations and become entitled to the same rights as if it had been an original Party to this Agreement as a Debtor or, as applicable, as a Third Party Security Provider or Topco Independent Obligor.

21.21	New Topco

Any person in its discretion may accede to this Agreement in the capacity of a Topco if such person has executed and delivered to the Security Agent a Creditor/Agent Accession Undertaking agreeing to be bound by all the terms of this deed as if it had originally been party to this Agreement as a Topco.

21.22	Additional Parties

(a)	Each of the other Parties instructs and appoints the Security Agent to receive on its behalf each Debtor/Third Party Security Provider/Topco Independent Obligor Accession Undertaking and Creditor/Agent Accession Undertaking and Debtor Resignation Request delivered to the Security Agent and the Security Agent shall, as soon as reasonably practicable after receipt by it, sign and accept the same if it appears on its face to have been completed, executed and, where applicable, delivered in the form contemplated by this Agreement or, where applicable, by the Senior Facilities Agreement, Permitted Senior Secured Facilities Agreement, Permitted Super Senior Secured Facilities Agreement, Second Lien Facility Agreement or Topco Facility Agreement.

(b)	In the case of a Creditor/Agent Accession Undertaking delivered to the Security Agent by any new Ancillary Lender (which is an Affiliate of a Senior Lender or Super Senior Lender):

(i)	the Security Agent shall as soon as reasonably practicable after signing and accepting that Creditor/Agent Accession Undertaking in accordance with paragraph (a) above, deliver that Creditor/Agent Accession Undertaking to the Senior Agent or Super Senior Agent (as applicable); and

(ii)	the Senior Agent or Super Senior Agent (as applicable) shall as soon as reasonably practicable after receipt by it, sign and accept that Creditor/Agent Accession Undertaking if it appears on its face to have been completed, executed and delivered in the form contemplated by this Agreement.

21.23	Resignation of a Debtor

(a)	A Debtor shall cease to be a Debtor for the purpose of this Agreement immediately and automatically:

(i)	if, subject to and in accordance with paragraph 15.1(a) of Clause 15.1 (Non-Distressed Disposals) it has ceased to be a member of the Group; or

(ii)	if:

(A)	no Event of Default is continuing or would result from the acceptance of the Debtor Resignation Request;

(B)	to the extent that the Senior Lender Discharge Date has not occurred, that Debtor is not, or has ceased to be, or will cease to be concurrently with such resignation, a Senior Borrower or a Senior Facilities Guarantor;

(C)	to the extent that the Super Senior Lender Discharge Date has not occurred, that Debtor is not, or has ceased to be, or will cease to be concurrently with such resignation, a Super Senior Borrower or a Super Senior Facilities Guarantor;

(D)	to the extent that the Cash Management Facility Discharge Date has not occurred, that Debtor is not, or has ceased to be or will cease to be concurrently with such resignation, a borrower or a guarantor under the Cash Management Facility made available by that Cash Management Facility Lender and no amounts are owing from that Debtor under the guarantee contained in Schedule 8 (Cash Management Facility Creditors’ Guarantee and Indemnity);

(E)	that Debtor is not, or will cease to be concurrently with such resignation, under any actual or contingent obligations to that Hedge Counterparty in respect of the Hedging Liabilities under a Hedging Agreement and no amounts are owing from that Debtor under the guarantee contained in Schedule 7 (Hedge Counterparties’ Guarantee and Indemnity);

(F)	to the extent the Senior Secured Notes Discharge Date has not occurred, that Debtor is not, or has ceased to be, or will cease to be concurrently with such resignation, a borrower or an issuer of Senior Secured Notes or a Senior Secured Notes Guarantor;

(G)	to the extent that the Second Lien Lender Discharge Date has not occurred, that Debtor is not, or has ceased to be, or will cease to be concurrently with such resignation, a Second Lien Borrower or a Second Lien Guarantor;

(H)	to the extent that the Second Lien Notes Discharge Date has not occurred, that Debtor is not, or has ceased to be, or will cease to be concurrently with such resignation, a borrower or an issuer of Second Lien Notes or a Second Lien Notes Guarantor;

(I)	to the extent the Topco Facility Discharge Date has not occurred, that Debtor is not, or has ceased to be, or will cease to be concurrently with such resignation, a borrower or a Topco Facility Guarantor;

(J)	to the extent the Topco Notes Discharge Date has not occurred, that Debtor is not, or has ceased to be, or will cease to be concurrently with such resignation, a borrower or an issuer of Topco Notes or a Topco Notes Guarantor; and

(K)	that Debtor is under no actual or contingent obligations in respect of the Topco Proceeds Loan Liabilities.

(b)	Upon a person ceasing to be a Debtor for the purposes of this Agreement pursuant to paragraph (a) above, such person shall have no further rights or obligations under this Agreement as a Debtor.

21.24	Topco Independent Obligor

Any person in its discretion may accede to this Agreement in the capacity of a Topco Independent Obligor if such person has executed and delivered to the Security Agent a Debtor/Third Party Security Provider/Topco Independent Obligor Accession Undertaking

agreeing to be bound by all the terms of this Agreement in the capacity of a Topco Independent Obligor.

21.25	Cessation of a Third Party Security Provider or Topco Independent Obligor

Following the release of all Transaction Security (or as the case may be, Topco Independent Transaction Security) granted by a Third Party Security Provider (or as the case may be a Topco Independent Obligor) (in accordance with the terms of the Debt Documents and this Agreement), such Third Party Security Provider (or as the case may be a Topco Independent Obligor) shall cease to be a Third Party Security Provider (or as the case may be a Topco Independent Obligor) and shall have no further rights or obligations under this Agreement as a Third Party Security Provider (or as the case may be a Topco Independent Obligor).

21.26	Financial Assistance Restrictions

Any guarantee or indemnity or hold harmless obligation provided by a Debtor or Intra-Group Lender under this Agreement shall be provided on the same terms and subject to the same limitations as are set out in clause 23 (Guarantees and Indemnity) of the Senior Facilities Agreement (in its original form) and, if more comprehensive, in the relevant accession letter pursuant to which the relevant Debtor has acceded to the Senior Facilities Agreement or any Permitted Senior Secured Facilities Agreement or any Permitted Super Senior Secured Facilities Agreement (or, after the Senior Lender Discharge Date, a Second Lien Facility Agreement).

21.27	Group Pushdown

Notwithstanding anything to the contrary in any Debt Document:

(a)	On, following or in contemplation of an IPO Event, the Company shall be entitled to require (by written notice to each Agent and each Hedge Counterparty (a “Pushdown Notice”)) that the terms of the Debt Documents shall automatically operate (with effect from the date specified in the relevant Pushdown Notice (the “Pushdown Date”)) on the basis of the following principles as the context so determines:

(i)	(subject to paragraph (f) below) the Group (and all related provisions) shall comprise only the Pushdown Entity and its Restricted Subsidiaries from time to time;

(ii)	all financial ratio calculations shall be made excluding any Holding Company of the Pushdown Entity and all reporting obligations shall be assumed at the level of the Pushdown Entity;

(iii)	each reference in this Agreement or any other Debt Document to the Company or any Holding Company of the Pushdown Entity (including as a Borrower, Guarantor, Debtor or counterparty to a Hedging Agreement) shall be deemed to be a reference to the Pushdown Entity (to the extent applicable and unless the context requires otherwise) and provided that nothing in this paragraph (a), including the deeming construct contemplated by this paragraph (iii) and any action taken by the Pushdown Entity prior to it being deemed to be the Company, shall, or shall be deemed to, directly or indirectly constitute or result in a breach of any representation, warranty, undertaking or other term in the Debt Documents or a Default or an Event of Default;

(iv)	none of the representations, warranties, undertakings or Events of Default in the Debt Documents shall apply to any Holding Company of the Pushdown Entity (whether in its capacity as a Debtor or otherwise);

(v)	no event, matter or circumstance relating to any Holding Company of the Pushdown Entity (whether in its capacity as an Debtor or otherwise) shall, or shall be deemed to, directly or indirectly constitute or result in a breach of any representation, warranty, undertaking or other term in the Debt Documents or a Default or an Event of Default;

(vi)	each Holding Company of the Pushdown Entity shall be irrevocably and unconditionally released from all obligations and restrictions under the Debt Documents (including any Transaction Security, or as the case may be, Topco Independent Transaction Security granted by any such Holding Company or as a Borrower, Guarantor or Debtor);

(vii)	unless otherwise notified by the Company:

(A)	each Subordinated Creditor, Third Party Security Provider, Investor or Topco Independent Obligor (or in any capacity referred to in any of the aforementioned definitions) (each in such capacity, a “Released Person”) shall be irrevocably and unconditionally released from this Agreement and all obligations and restrictions under this Agreement (and from the date specified by the Company that person shall cease to be Party in the applicable capacity as a Released Person and shall have no further rights or obligations under this Agreement in that capacity); and

(B)	there shall be no obligation or requirement for any person to become party to this Agreement as a Released Person.

In the event that any person is released from or ceases to be or become a Party as a Released Person as a consequence of this paragraph (a), any term of any Debt Document which requires or assumes that any person be a Released Person or that any liabilities or obligations to such person be subject to this Agreement or otherwise subordinated shall cease to apply.

(b)	Each Party (other than a member of the Group) shall be required to enter into any amendment to, release of, or replacement of any Debt Document required by the Company and/or take such other action as is required by the Company in order to facilitate or reflect any of the matters contemplated by this Clause 21.27, provided that such amendment, replacement or other document or instrument does not impose personal obligations on the Security Agent or, affect the rights, duties, liabilities, indemnification or immunity of the Security Agent under such amendment, release, replacement or other document or instrument. The Agent and the Security Agents are each irrevocably authorised and instructed by each applicable Party to execute any such amended, released or replacement Debt Document and/or take other such action on behalf of such Parties (and shall do so on the request of the Company).

(c)	Following an IPO Event, with the consent as applicable of each of the Majority Senior Lenders, the Majority Senior Secured Noteholders, the Majority Second Lien Lenders, the Majority Second Lien Noteholders, the Majority Topco Lenders and the Majority Topco Noteholders (in such percentages pro forma to their participations in the applicable Debt Documents after the IPO Event to the extent continuing and as applicable for the purposes of those definitions at such time), the Company and each Subsidiary of the Company shall, immediately upon the Company giving written notice to the Security Agent, be irrevocably and unconditionally released from all obligations and restrictions as Debtor and Guarantor under the Debt Documents and any Transaction Security or Topco Independent Transaction Security granted thereby (other than, in each case, Borrowing Liabilities).

(d)	Each Hedge Counterparty agrees that (unless otherwise agreed by the Company) the occurrence of an IPO Event (or the operation of any of the steps in paragraph (a), (b) and (c) above) shall not give rise to a right by such Hedge Counterparty to terminate or close-out in whole or in part any hedging transaction under a Hedging Agreement irrespective of the terms of the Hedging Agreement.

(e)	If the Company delivers a Pushdown Notice pursuant to paragraph (a) above in relation to a contemplated IPO Event, it shall be entitled to revoke that Pushdown Notice at any time prior to the occurrence of the relevant IPO Event by written notice to each Agent, the Security Agent and each Hedge Counterparty. In the event that any Pushdown Notice is revoked in accordance with this paragraph (e):

(i)	the provisions of paragraphs (a)(i) to (a)(vii) above shall cease to apply in relation to that Pushdown Notice;

(ii)	if any Transaction Security or Topco Independent Transaction Security has been released pursuant to paragraphs (a) to (c) above in reliance on that Pushdown Notice, if required by an Instructing Group (acting reasonably) by prior written notice to the Company and subject to the Agreed Security Principles, the relevant member of the Group shall as soon as reasonably practicable execute a replacement Transaction Security Document in respect of that Transaction Security or Topco Independent Transaction Security; and

(iii)	if any Party in the capacity of a Released Person has been released from this Agreement pursuant to paragraphs (a)(vi), (a)(vii) or (c) above in reliance on that Pushdown Notice, if required by an Instructing Group (acting reasonably) by prior written notice to the Company and that person, that person shall as soon as reasonably practicable accede to this Agreement as the applicable Released Person by executing a Creditor/Agent Accession Undertaking.

For the avoidance of doubt:

(A)	nothing in this paragraph (e) shall prohibit or otherwise restrict the Company from delivering a further Pushdown Notice in relation to any actual or contemplated IPO Event; and

(B)	revocation of a Pushdown Notice shall not, and shall not be deemed to, directly or indirectly constitute or result in a breach of any representation, warranty, undertaking or other term in a Debt Document or a Default or an Event of Default (whether by reason of any action or step taken by any person, or any matter or circumstance arising or committed, while that Pushdown Notice was effective or otherwise).

(f)	For the purpose of this Clause 21.27, the “Pushdown Entity” shall be any member of the Group or a Holding Company of the Company notified to each Agent, the Security Agent and each Hedge Counterparty by the Company in writing as the person to be treated as the Pushdown Entity in relation to the relevant IPO Event, provided that the Pushdown Entity shall be the member of the Group or a Holding Company of the Company who will issue shares, or whose shares are to be sold, pursuant to that IPO Event provided further that:

(A)	if the Topco Notes are not refinanced in full on or before the Pushdown Date, this Clause 21.27 shall operate such that (I) for the purposes of the Topco Group or Topco Liabilities, the Topco Borrower shall be the Pushdown Entity as determined by the preceding paragraph of this clause and the Topco Group (and all related provisions) shall comprise that Pushdown Entity and its Restricted Subsidiaries from time to time; and (II) for the purposes of the Group or Liabilities other than the Topco Liabilities (and all related provisions) references to the “Pushdown Entity” shall be construed as reference to the direct Subsidiary of the Pushdown Entity as determined by the preceding paragraph of this clause and its Restricted Subsidiaries from time to time; or

(B)	if the Topco Notes have been refinanced in full on or before the Pushdown Date but the Senior Secured Notes have not been refinanced in full on or before the Pushdown Date, the Company shall be the Pushdown Entity and the Group (and all related provisions) shall continue to comprise the Company and its Subsidiaries from time to time.

(g)	For the avoidance of doubt, this Clause 21.27 shall be subject to and shall require, at all times and in all respects, the consent of each Lender (as defined in the Senior Facilities Agreement).

21.28	Resignation of Hedge Counterparties Cash Management Facility Lenders and Subordinated Creditors

(a)	In the event that a person which is a Party to this Agreement as a Hedge Counterparty is no longer providing any hedging to any of the Debtors under a Hedging Agreement, that person may resign (and will resign if required by the Company) as a Hedge Counterparty by giving notice to the Security Agent and the Company. From the date of receipt by the Security Agent and the Company of any such notice of resignation that person shall cease to be a Party to this Agreement as a Hedge Counterparty and shall have no further rights or obligations under this Agreement as a Hedge Counterparty.

(b)	In the event that a person which is a Party to this Agreement as a Cash Management Facility Lender is no longer providing any facility or financial accommodation to any of the Debtors under a Cash Management Facility Document, that person may resign (and will resign if required by the Company) as a Cash Management Facility Lender by giving notice to the Security Agent and the Company. From the date of receipt by the Security Agent and the Company of any such notice of resignation that person shall cease to be a Party to this Agreement as a Cash Management Facility Lender and shall have no further rights or obligations under this Agreement as a Cash Management Facility Lender.

(c)	In the event that a person which is a Party to this Agreement as a Subordinated Creditor is no longer a creditor in respect of any Subordinated Liabilities, that person may resign (and will resign if required by the Company) as a Subordinated Creditor by giving notice to the Security Agent and the Company. From the date of receipt by the Security Agent and the Company of any such notice of resignation that person shall cease to be a Party to this Agreement as Subordinated Creditor and shall have no further rights or obligations under this Agreement as an Investor.

22.	COSTS AND EXPENSES

22.1	Security Agent’s Ongoing Costs

(a)	In the event of:

(i)	an Event of Default (other than in relation to a Debt Document evidencing Intra-Group Liabilities or Subordinated Liabilities); or

(ii)	the Security Agent being requested by a Debtor, Third Party Security Provider or an Instructing Group or the Majority Second Lien Creditors or the Majority Topco Creditors (as applicable) to undertake duties which the Security Agent and the Company agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Agent, any Receiver or Delegate under the Debt Documents, the Company shall (or another Debtor so elected shall) pay to the Security Agent any additional remuneration (together with any applicable VAT) that may be agreed between them.

(b)	If the Security Agent and the Company fail to agree upon the nature of those duties or upon any additional remuneration referred to in this Clause 22.1, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Company (acting reasonably) or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Company) and the determination of any investment bank shall be final and binding upon the parties to this Agreement.

22.2	Transaction Expenses

The Company shall (or another Debtor so elected shall), promptly within five (5) Business Days of demand, pay to the Security Agent the amount of all reasonable costs and expenses (including legal fees, subject to agreed caps, if any) (together with any applicable VAT) properly incurred by the Security Agent and any Receiver or Delegate (evidence of which shall be provided to the Company) in connection with the negotiation, preparation, printing, execution, syndication and perfection of this Agreement and any other documents referred to in this Agreement and the Transaction Security, in each case up to the maximum amount agreed by the Company and the Security Agent (if any).

22.3	Amendment Costs

If the Company or any Debtor requests an amendment, waiver or consent under this Agreement, the Company shall within five (5) Business Days of demand, reimburse (or procure the reimbursement of) the Security Agent for the amount of all reasonable third party costs and expenses (including legal fees, subject to agreed caps (if any)) (together with applicable VAT) reasonably incurred by the Security Agent, by any Receiver or Delegate in responding to, evaluating, negotiating or complying with that request or requirement.

22.4	Stamp Taxes

The Company (or any Debtor so elected) shall pay and, within five (5) Business Days of demand, indemnify the Security Agent against any cost, loss or liability the Security Agent incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Debt Document, except for (i) any stamp duty, registration or similar Taxes payable in the case of voluntary registration or filing of the Debt Documents to the extent such registration or filing was not necessary to enforce, establish or evidence any rights of a Secured Party under the Debt Documents; or (ii) any stamp registration or similar Taxes payable in respect of an assignment or transfer by a Secured Party of any of rights or obligations under a Debt Document including any confirmation, extension or re-taking of any Transaction Security in connection therewith, save where such assignment or transfer is made at the request of an Obligor (including pursuant to Clause 21.1 (Mitigation) of the Senior Facilities Agreement).

22.5	Interest on Demand

Without duplication of any default interest payable under any Debt Document, if any Creditor, Third Party Security Provider or Debtor fails to pay any amount payable by it under this Agreement on its due date, interest shall (to the extent such accrual does not result in any double counting under the provisions of this Agreement and the provisions of the other Secured Debt Documents) accrue on the overdue amount (and be compounded with it (to the extent permitted under applicable law and regulations, including under article 1283 of the Italian Civil Code and/or article 120 of the Italian Banking Law, as applicable)) from the due date up to the date of actual payment (both before and after judgment and to the extent interest at a default rate is not otherwise being paid on that sum) at the rate which is 1 per cent. per annum over the rate at which the Security Agent was being offered, by leading banks in the London interbank market, deposits in an amount comparable to the unpaid amounts in the currencies of those amounts for any period(s) that the Security Agent may from time to time select.

22.6	Enforcement and Preservation Costs

The Company shall (or another Debtor so elected shall), within five (5) Business Days of demand, pay to the Security Agent the amount of all costs and expenses (including legal fees and together with any applicable VAT) incurred by it in connection with the enforcement of or the preservation of any rights under any Debt Document, the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights (but excluding any costs and expenses arising as a result of the Security Agent’s gross negligence or wilful default).

23.	INDEMNITIES

23.1	Debtors’ Indemnity

(a)	Each Debtor shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability (together with any applicable VAT) incurred (but excluding any costs and expenses arising as a result of the Security Agent’s gross negligence or wilful default) by any of them:

(i)	in relation to or as a result of:

(A)	any failure by the Company to comply with obligations under Clause 22 (Costs and Expenses); or

(B)	the taking, holding, protection or enforcement of the Transaction Security; or

(C)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent, each Receiver and each Delegate by the Debt Documents or by law (including any costs, losses and liabilities which the Security Agent may incur in connection with acting following the request of any member of the Group or Third Party Security Provider as contemplated by the terms of any Debt Document); or

(D)	any default by any Debtor in the performance of any of the obligations expressed to be assumed by it in the Debt Documents; or

(E)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(F)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; or

(G)	acting as the Security Agent, Receiver or Delegate under the Debt Documents or which otherwise relates to any of the Charged Property; or

(ii)	which otherwise relates to any of the Security Property or the performance of the terms of this Agreement.

(b)	Each Debtor expressly acknowledges and agrees that the continuation of its indemnity obligations under this Clause 23.1 will not be prejudiced by any release or disposal under Clause 15.2 (Distressed Disposals) taking into account the operation of that Clause.

23.2	Priority of Indemnity

The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in Clause 23.1 (Debtors’ Indemnity) and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it, in each case in accordance with Clause 16.1 (Order of Application - Transaction Security).

23.3	Secured Creditors’ Indemnity

(a)	Each Secured Creditor (other than the Notes Trustees) shall (in the proportion that the Liabilities due to it bears to the aggregate of the Liabilities due to all the Secured Creditors for the time being (or, if the Liabilities due to each of those Secured Creditors is zero, immediately prior to their being reduced to zero)), indemnify the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct) in acting as Security Agent, Receiver or Delegate under the Debt Documents (unless the Security Agent, Receiver or Delegate has been reimbursed by a Debtor pursuant to a Debt Document) and the Debtors shall jointly and severally indemnify each Secured Creditor against any payment made by it under this Clause 23.

(b)	For the purposes only of paragraph (a) above, to the extent that any hedging transaction under a Hedging Agreement has not been terminated or closed-out, the Hedging Liabilities due to any Hedge Counterparty in respect of that hedging transaction will be deemed to be the amount, if any, which would be payable to it under that Hedging Agreement in respect of those hedging transactions, if the date on which the calculation is made was deemed to be an Early Termination Date (as defined in the relevant ISDA Master Agreement) for which the relevant Debtor is the Defaulting Party (as defined in the relevant ISDA Master Agreement), that amount, in each case, to be certified by the relevant Hedge Counterparty and as calculated in accordance with the relevant Hedging Agreement.

23.4	The Company’s Indemnity to Secured Creditors

The Company shall promptly and as principal obligor indemnify each Secured Creditor against any cost, loss or liability (together with any applicable VAT), whether or not reasonably foreseeable, reasonably incurred by any of them in relation to or arising out of the operation of Clause 15.2 (Distressed Disposals).

24.	INFORMATION

24.1	Information and Dealing

(a)	The Creditors shall provide to the Security Agent from time to time (through their respective Agents in the case of a Senior Lender, Super Senior Lender, Second Lien Lender, Topco Lender, Senior Secured Notes Creditor, Second Lien Notes Creditor or a Topco Notes Creditor) any information that the Security Agent may reasonably specify as being necessary or desirable to enable the Security Agent to perform its functions as trustee. agent or mandatario con rappresentanza.

(b)	Subject to clause 37.5 (Communication when Agent is Impaired Agent) of the Senior Facilities Agreement and any substantially equivalent provision in a Permitted Senior Secured Facilities Agreement, Permitted Super Senior Secured Facilities Agreement, Second Lien Facility Agreement or Topco Facility Agreement, each Senior Lender, Super Senior Lender, Second Lien Lender and Topco Lender shall deal with the Security Agent exclusively through its Agent and the Hedge Counterparties shall deal directly with the Security Agent and shall not deal through any Agent.

(c)	No Agent shall be under any obligation to act as agent or otherwise on behalf of any Hedge Counterparty except as expressly provided for in, and for the purposes of, this Agreement.

24.2	Disclosure

(a)	Notwithstanding any agreement to the contrary but subject to paragraph (b) below, each of the Debtors and Third Party Security Providers consents, until the Final Discharge Date, to the disclosure by any of the Secured Creditors, the Agents, the Arrangers and the Security Agent to each other (whether or not through an Agent and/or the Security Agent) of such information concerning the Debtors and the Third Party Security Providers as any Secured Creditor, any Agent, any Arranger or the Security Agent shall see fit to the extent that the disclosure of such information (a) does not breach any applicable law, and (b) prior to the taking of any Enforcement Action, would not result in any Topco Noteholder, Second Lien Noteholder or Senior Secured Noteholder receiving any material non-public information.

(b)	Prior to the occurrence of an Acceleration Event, a Debtor shall have the right under or in connection with any Debt Document to provide any notice, request or information to the Security Agent or any Secured Creditor or an Agent on a confidential basis and if marked as such, the Security Agent, such Secured Creditor or an Agent shall (unless otherwise required by the Finance Documents) keep such information confidential and shall not have the right to disclose such information to any other Secured Creditor or person.

24.3	Notification of Prescribed Events

(a)	If a Senior Default, a Senior Secured Notes Default or a Cash Management Facility Default either occurs or ceases to be continuing, the Senior Agent, the Super Senior Agent, the Senior Secured Notes Trustee or the Cash Management Facility Lenders (or the relevant Cash Management Facility Agent on its behalf, if appointed) (as applicable) shall, upon becoming aware of that occurrence or cessation, notify the Security Agent and the Security Agent shall, upon receiving that notification, notify the Senior Agent, the Super Senior Agent, the relevant Senior Secured Notes Trustee (as applicable), the Second Lien Agent, the Second Lien Notes Trustee, the Topco Agent, the Topco Notes Trustee and each other Cash Management Facility Lender (or the relevant Cash Management Facility Agent on its behalf, if appointed) and each Hedge Counterparty.

(b)	If a Senior Acceleration Event occurs the Senior Agent shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Party.

(c)	If a Super Senior Acceleration Event occurs, the Super Senior Agent shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Party.

(d)	If a Senior Secured Notes Acceleration Event occurs the relevant Senior Secured Notes Trustee shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Party.

(e)	If a Cash Management Facility Acceleration Event occurs the Cash Management Facility Lenders which are providing the relevant Cash Management Facility (or the relevant Cash Management Facility Agent on their behalf, if appointed) shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Party.

(f)	If a Second Lien Default either occurs or ceases to be continuing the Second Lien Agent or the Second Lien Notes Trustee (as applicable) shall, upon becoming aware of that occurrence or cessation, notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Party.

(g)	If a Second Lien Lender Acceleration Event occurs the Second Lien Agent shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Party.

(h)	If a Second Lien Notes Acceleration Event occurs the Second Lien Notes Trustee shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Party.

(i)	If a Topco Default either occurs or ceases to be continuing the Topco Agent or the Topco Notes Trustee (as applicable) shall, upon becoming aware of that occurrence or cessation, notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Party.

(j)	If a Topco Lender Acceleration Event occurs the Topco Agent shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Party.

(k)	If a Topco Notes Acceleration Event occurs the Topco Notes Trustee shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Party.

(l)	If the Security Agent receives a Second Lien Enforcement Notice under paragraph (a) of Clause 5.10 (Permitted Second Lien Enforcement) it shall, upon receiving that notice, notify, and send a copy of that notice to, the Senior Agent, the Super Senior Agent, each Senior Secured Notes Trustee, the Second Lien Agent, the Second Lien Notes Trustee, the Topco Agent, the Topco Notes Trustee and each Hedge Counterparty.

(m)	If the Security Agent receives a Topco Enforcement Notice under paragraph (b) of Clause 6.10 (Permitted Topco Enforcement) it shall, upon receiving that notice, notify, and send a copy of that notice to the Senior Agent, the Super Senior Agent, each Senior

Secured Notes Trustee, the Second Lien Agent, the Second Lien Notes Trustee, the Topco Agent, the Topco Notes Trustee and each Hedge Counterparty.

(n)	If the Security Agent enforces, or takes formal steps to enforce, any of the Transaction Security it shall notify each other Secured Party of that action.

(o)	If any Secured Creditor exercises any right it may have to enforce, or to take formal steps to enforce, any of the Transaction Security it shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Party of that action.

(p)	If a Debtor defaults on any Payment due under a Hedging Agreement, the Hedge Counterparty which is party to that Hedging Agreement shall, upon becoming aware of that default, notify the Security Agent and the Security Agent shall, upon receiving that notification, notify the Senior Agent, the Super Senior Agent, the relevant Senior Secured Notes Trustee(s), each other Hedge Counterparty, the Second Lien Agent, the Second Lien Notes Trustee, Topco Notes Creditors, the Topco Agent and the Topco Notes Trustee.

(q)	If a Hedge Counterparty terminates or closes-out, in whole or in part, any hedging transaction under any Hedging Agreement under Clause 4.9 (Permitted Enforcement: Hedge Counterparties) it shall notify the Security Agent shall, upon receiving that notification, notify each Agent and each other Hedge Counterparty.

(r)	If the Security Agent receives a notice under paragraph (a) of Clause 5.14 (Option to Purchase: Second Lien Creditors) it shall upon receiving that notice, notify, and send a copy of that notice to, the Senior Agent and each Senior Secured Notes Trustee.

(s)	If the Security Agent receives a notice under paragraph (a) of Clause 5.15 (Hedge Transfer: Second Lien Creditors) it shall upon receiving that notice, notify, and send a copy of that notice to, each Hedge Counterparty.

(t)	If the Security Agent receives a notice under paragraph (a) of Clause 6.14 (Option to Purchase: Topco Creditors) it shall upon receiving that notice, notify, and send a copy of that notice to, the Senior Agent, each Senior Secured Notes Trustee, the Second Lien Agent and the Second Lien Notes Trustee.

(u)	If the Security Agent receives a notice under paragraph (a) of 6.15 (Hedge Transfer: Topco Creditors) it shall upon receiving that notice, notify, and send a copy of that notice to, each Hedge Counterparty.

25.	NOTICES

25.1	Communications in Writing

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by electronic mail or letter.

25.2	Security Agent’s Communications with Secured Creditors

The Security Agent shall be entitled to carry out all dealings:

(a)	with the Senior Lenders, the Senior Arrangers, the Super Senior Lenders, the Super Senior Arrangers, the Senior Secured Notes Creditors, the Second Lien Lenders, the Second Lien Arrangers and the Second Lien Notes Creditors and the Topco Lenders, the Topco Arrangers and the Topco Notes Creditors through their respective Agents and may give to the Agents, as applicable, any notice or other communication required to be given by the Security Agent to a Senior Lender, Senior Arranger, Super Senior Lender, Super Senior Arranger, Senior Secured Notes Creditor, Second Lien Lender, Second Lien Arranger, Second Lien Notes Creditor, Topco Lender, Topco Arrangers or the Topco Notes Creditors; and

(b)	with each Cash Management Facility Lender and Cash Management Facility Arranger, through their respective Cash Management Facility Agents (if appointed) or otherwise directly with that Cash Management Facility Lender or Cash Management Facility Arranger; and

(c)	with each Hedge Counterparty directly with that Hedge Counterparty.

25.3	Addresses

The address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is:

(a)	in the case of any person which is a Party on the date of this Agreement, that identified with its signature below; and

(b)	in the case of each other Party, that notified in writing to the Security Agent on or prior to the date on which it becomes a Party,

or any substitute address, electronic mail address or department or officer which that Party may notify to the Security Agent (or the Security Agent may notify to the other Parties, if a change is made by the Security Agent) by not less than five Business Days’ notice.

25.4	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:

(i)	if by way of electronic mail, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post, postage prepaid, in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 25.3 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Security Agent will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified in Clause 25.3 (Addresses) (or any substitute department or officer as the Security Agent shall specify for this purpose).

(c)	Any communication or document made or delivered to the Company in accordance with this Clause 25.4 will be deemed to have been made or delivered to each of the Debtors, the Third Party Security Providers and each of the Creditors (other than a Secured Creditor or an Unsecured Creditor).

25.5	Notification of Address and Electronic Mail Address

Promptly upon receipt of notification of an address and electronic mail address or change of address or electronic mail address pursuant to Clause 25.3 (Addresses) or changing its own address or electronic mail address, the Security Agent shall notify the other Parties.

25.6	Electronic Communication

(a)	Any communication to be made under or in connection with this Agreement may be made by electronic mail or other electronic means, if the Parties:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication (with such agreement to be deemed to be given by each person which is a Party unless otherwise notified to the contrary by the Security Agent and the Company);

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Security Agent only if it is addressed in such a manner as the Security Agent shall specify for this purpose.

25.7	English Language

(a)	Any notice given under or in connection with this Agreement must be in English.

(b)	All other documents provided under or in connection with this Agreement must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Security Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

25.8	Notices to all Creditors

(a)	Where any request for a consent, amendment or waiver which requires the consent of all the Parties to this Agreement or any class of creditors (or percentage of such class) (as the case may be) is received by an Agent from a Debtor or, as the case may be, the Third Party Security Provider, the relevant Agent shall provide notice of such request to such Parties or the relevant class of Creditors at the same time.

(b)	Where an instruction is required by an Agent from a class of Creditors (or a percentage of such class), notice of such instruction shall be provided to each Creditor in the relevant class at the same time.

26.	PRESERVATION

26.1	Waiver of Defences

The provisions of this Agreement or any Transaction Security will not be affected by an act, omission, matter or thing which, but for this Clause 26.1, would reduce, release or prejudice the subordination and priorities expressed to be created by this Agreement including (without limitation and whether or not known to any Party):

(a)	any time, waiver or consent granted to, or composition with, any Debtor or other person;

(b)	the release of any Debtor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Debtor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Debtor or other person;

(e)	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of a Debt Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Debt Document or any other document or security;

(g)	any intermediate Payment of any of the Liabilities owing to the Secured Creditors or Unsecured Creditors in whole or in part; or

(h)	any insolvency or similar proceedings.

26.2	Partial Invalidity

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of that provision under the law of any other jurisdiction will in any way be affected or impaired.

26.3	No Impairment

(a)	If, at any time after its date, any provision of a Debt Document (including this Agreement) is not binding on or enforceable in accordance with its terms against a person expressed to be a party to that Debt Document, neither the binding nature nor the enforceability of that provision nor any other provision of that Debt Document will be impaired as against the other party(ies) to that Debt Document.

(b)	Each Party expressly acknowledges and agrees that any right to any payment, indemnity or otherwise under any Debt Document shall not (by reason only of such right) delay, condition or restrict any obligation in this Agreement to act promptly as otherwise required in relation to any step, action or document required to be taken or entered into hereunder.

26.4	Remedies and Waivers

(a)	No failure to exercise, nor any delay in exercising, on the part of any Party, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

(b)	Each Party expressly acknowledges and agrees that any right to any payment, fee, indemnity, amount or otherwise under any Debt Document shall not (by reason only of such right) delay, condition or restrict any obligation in this Agreement to act promptly as otherwise required in relation to any step, action or document required to be taken or entered into hereunder.

26.5	Priorities Not Affected

Except as otherwise provided in this Agreement the priorities referred to in Clause 2 (Ranking and Priority) will:

(a)	not be affected by any reduction or increase in the principal amount secured by the Transaction Security in respect of the Liabilities owing to the Secured Creditors or by any intermediate reduction or increase in, amendment or variation to any of the Debt Documents, or by any variation or satisfaction of, any of the Liabilities or any other circumstances;

(b)	apply regardless of the order in which or dates upon which this Agreement and the other Debt Documents are executed or registered or notice of them is given to any person; and

(c)	secure the Liabilities owing to the Secured Creditors in the order specified, regardless of the date upon which any of the Liabilities arise or of any fluctuations in the amount of any of the Liabilities outstanding.

27.	CONSENTS, AMENDMENTS AND OVERRIDE

27.1	Required Consents

(a)	Subject to paragraphs (b) to (f) below, Clause 2.7 (Additional and/or Refinancing Debt), Clause 15 (Non-Distressed Disposals, Distressed Disposals And Disposal Proceeds), Clause 18 (New Debt Financings), Clause 27.4 (Exceptions) and Clause 27.5 (Snooze/Lose), this Agreement may be amended or waived only with the consent of the Company, the Agents and the Security Agent provided that, to the extent that an amendment, waiver or consent only affects one class of Creditors, and such amendment, waiver or consent could not reasonably be expected materially or adversely to affect the interests of the other classes of Creditors, only written agreement from the Agent acting on behalf of the affected class (or in the case of Hedge Counterparties, each affected Hedge Counterparty) and the Company shall be required.

(b)	Subject to paragraphs (c) to (f) below, Clause 2.7 (Additional and/or Refinancing Debt), Clause 15 (Non-Distressed Disposals, Distressed Disposals And Disposal Proceeds), Clause 18 (New Debt Financings), Clause 27.4 (Exceptions) and Clause 27.5 (Snooze/Lose), an amendment or waiver of this Agreement that has the effect of changing or which relates to:

(i)	Clause 10.7 (Redistribution), Clause 16 (Application of Proceeds) or this Clause 27;

(ii)	the order of priority or subordination under this Agreement;

(iii)	paragraphs (e)(iii), (f) and (g) of Clause 19.8 (Instructions to Security Agent and Exercise of Discretion); or

(iv)	Clause 10 (Turnover of Receipts),

other than an amendment or waiver which, without prejudice to the other terms of this Agreement, is consequential to or required to implement a Permitted Structural Adjustment (as defined in the Senior Facilities Agreement or in the equivalent term in any Debt Document) shall not be made without the consent of:

(A)	each of the Agents acting in accordance with the provisions of the applicable Finance Documents;

(B)	each Cash Management Facility Lender (or the relevant Cash Management Facility Agent on its behalf, if appointed) but only to the extent that such amendment or waiver would (i) materially adversely affect the rights and obligations of the Cash Management Facility Lenders under this Agreement in their capacity as such, and (ii) would not materially adversely affect the rights and obligations of any Creditor or class of Creditors other than the Cash Management Facility Lenders (solely in their capacity as such);

(C)	each Hedge Counterparty but only to the extent that such amendment or waiver would (i) materially adversely affect the rights and obligations of the Hedge Counterparties under this Agreement in their capacity as such, and (ii) would not materially adversely affect the rights and obligations of any Creditor or class of Creditors other than the Hedge Counterparties (solely in their capacity as such); and

(D)	the Company.

(c)	Each Agent shall, to the extent it is consented to by the requisite percentage of the Creditors it represents or it is otherwise authorised by the Debt Documents to which it is party, act on such instructions or authorisations in accordance therewith save to the extent that any amendments so consented to or authorised relate to any provision affecting the personal rights and obligations of that Agent in its capacity as such.

(d)	Subject to paragraph (a) of Clause 27.2 (Amendments and Waivers: Transaction Security Documents) and Clause 27.4 (Exceptions), where the Security Agent consent is required for any amendment or waiver in this Clause 27, the Security Agent shall act on the instructions of the applicable Instructing Group; provided that in all cases such consent of the Security Agent shall be deemed to have been given without such instruction or consent where either (i) an Instructing Group is not expressly required to instruct the Security Agent in relation to such amendment or waiver in accordance with the terms of this Agreement; or (ii) the Agents have given their consent on behalf of Creditors which in aggregate comprise an Instructing Group.

(e)	This Agreement may be amended by the Agents, the Security Agent and the Company without the consent of any other Party (i) to cure defects, omissions or manifest errors or resolve ambiguities or inconsistencies, or (ii) to effect any amendment that imposes additional obligations or restrictions (whether conditional or otherwise) upon any Debtor, Third Party Security Provider or member of the Group and which does not impose any additional obligations or restrictions on any other Party but which (for the avoidance of doubt) may grant such other Parties additional rights.

(f)	Notwithstanding anything to the contrary in the Debt Documents, a Creditor may unilaterally waive, relinquish or otherwise irrevocably give up all or any of its rights under any Debt Document with the consent of the Company.

27.2	Amendments and Waivers: Transaction Security Documents

Save as otherwise required or permitted by Clause 2.7 (Additional and/or Refinancing Debt), Clause 15 (Non-Distressed Disposals, Distressed Disposals And Disposal Proceeds), Clause 18 (New Debt Financings), Clause 27.1 (Required Consents) and subject to paragraphs (a) and (b) below, and to paragraphs (a) and (b) of Clause 27.4 (Exceptions) and Clause 27.5 (Snooze/Lose):

(a)	subject to paragraph (b) below, the Security Agent may, if the Company consents, amend the terms of, release or waive any of the requirements of or grant consents under, any of the Transaction Security Documents which shall be binding on each Party; and

(b)	any amendment, release or waiver of, or consent under, any Transaction Security Document which would adversely affect the nature or scope of the assets subject to Transaction Security, or as the case may be, Topco Independent Transaction Security or the manner in which the proceeds of enforcement of the Transaction Security, or as the case may be, Topco Independent Transaction Security are distributed, shall not be made without the consent of:

(i)	each of the Agents (other than the agent in respect of any Cash Management Facility) acting in accordance with the provisions of the applicable Finance Documents;

(ii)	each Cash Management Facility Lender (or the relevant Cash Management Facility Agent on its behalf, if appointed) but only to the extent that such amendment or waiver would (i) materially adversely affect the rights and obligations of the Cash Management Facility Lenders under this Agreement in their capacity as such, and (ii) would not materially adversely affect the rights and obligations of any Creditor or class of Creditors other than the Cash Management Facility Lenders (solely in their capacity as such);

(iii)	each Hedge Counterparty but only to the extent that such amendment or waiver would (i) materially adversely affect the rights and obligations of the Hedge Counterparties under this Agreement in their capacity as such, and (ii) would not materially adversely affect the rights and obligations of any Creditor or class of Creditors other than the Hedge Counterparties (solely in their capacity as such); and

(iv)	the Company.

27.3	Effectiveness

Any amendment, waiver or consent given in accordance with this Clause 27 will be binding on all Parties and the Security Agent may effect, on behalf of any Agent, Arranger or Creditor, any amendment, waiver or consent permitted by this Clause 27.

27.4	Exceptions

(a)	Subject to paragraphs (b) and (d) below, an amendment, waiver or consent which relates to the rights or obligations which are personal to an Agent, an Arranger or the Security Agent in its capacity as such (including, without limitation, any ability of the Security Agent to act in its discretion under this Agreement) may not be effected without the consent of that Agent or, as the case may be, that Arranger or the Security Agent.

(b)	Neither paragraph (a) above, nor paragraphs (a) to (d) of Clause 27.1 (Required Consents) nor Clause 27.2 (Amendments and Waivers: Transaction Security Documents) shall apply:

(i)	to any release of Transaction Security or Topco Independent Transaction Security claim or Liabilities; or

(ii)	to any amendment, waiver or consent,

which, in each case, the Security Agent gives in accordance with Clause 2.7 (Additional and/or Refinancing Debt), Clause 15 (Non-Distressed Disposals, Distressed Disposals And Disposal Proceeds), Clause 18 (New Debt Financings), or as contemplated by the terms of any Security Document or is consequential to or required to implement a Permitted Structural Adjustment (as defined in the Senior Facilities Agreement or in the equivalent term in any Debt Document) and each Party agrees that any such release, amendment, waiver or consent can be effected solely by the Company and the Security Agent acting in accordance with the provisions of such clauses or the applicable Security Document to give effect to the same.

(c)	In all cases, no amendment, waiver or consent under or in connection with this Agreement shall require the consent of any Unsecured Creditor unless such amendment, waiver or consent is expressed to impose additional restrictions on the rights or increases the obligations of any Unsecured Creditor under the Unsecured Finance Documents in their capacity as such (without a corresponding restriction or increase in obligation applicable in a similar manner to any other class of Creditor), in which case such amendment, waiver or consent shall also require the consent of the Majority Unsecured Creditors. Subject to the foregoing, any amendment, waiver or consent otherwise made without the consent of the Unsecured Creditors in accordance with this Agreement shall enter into full force and effect and be binding on all such Unsecured Creditors.

(d)	Paragraph (a) above shall apply to an Arranger only to the extent that Arranger Liabilities are then owed to that Arranger.

27.5	Snooze/Lose

If in relation to:

(a)	a request for a Consent in relation to any of the terms of an Applicable Agreement;

(b)	a request to participate in any other vote of Super Senior Creditors, Senior Creditors, Senior Secured Notes Creditors, Second Lien Lenders, Second Lien Notes Creditors, Topco Facility Creditors, Topco Notes Creditors or Unsecured Creditors under the terms of an Applicable Agreement;

(c)	a request to approve any other action under an Applicable Agreement; or

(d)	a request to provide any confirmation or notification under an Applicable Agreement,

then, in each case, any Secured Creditor or Unsecured Creditor (other than a Noteholder):

(i)	fails to respond to that request within ten (10) Business Days (or any other period of time notified by the Company, with the prior agreement of the Agents if the period for this provision to operate is less than ten (10) Business Days) of that request being made; or

(ii)	fails to provide details of its Super Senior Credit Participation, Senior Secured Credit Participation, Second Lien Credit Participation, Unsecured Credit Participation, Topco Credit Participation or Unsecured Credit Participation to the Security Agent within the timescale specified by the Security Agent:

(A)	in the case of paragraphs (a) to (c) above, that Secured Creditor’s Super Senior Credit Participation, Senior Secured Credit Participation, Second Lien Credit Participation, Topco Credit Participation, or in the case of an Unsecured Creditor, its Unsecured Credit Participation (as the case may be) shall be deemed to be zero for the purpose of calculating the Super Senior Credit Participation, Senior Secured Credit Participation, Second Lien Credit Participation, Topco Credit Participation or Unsecured Credit Participation when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Super Senior Credit Participations, Senior Secured Credit Participations, Second Lien Credit Participations, Topco Credit Participations or Unsecured Credit Participation has been obtained to give that Consent, carry that vote or approve that action;

(B)	in the case of paragraphs (a) to (c) above, that Secured Creditor’s status as a Senior Secured Creditor, Second Lien Creditor or Topco Creditor or, in the case of an Unsecured Creditor, its status as an Unsecured Creditor shall be disregarded for the purposes of ascertaining whether the agreement of any specified group of Secured Creditors or Unsecured Creditors has been obtained to give that Consent, carry that vote or approve that action; and

(C)	in the case of paragraph (d) above, that confirmation or notification shall be deemed to have been given.

For the purpose of this clause 27.5, an “Applicable Agreement” shall mean this Agreement and any other Debt Document which does not contain a snooze/lose provision substantially equivalent (including with respect to when such provision applies, its scope and thresholds) to this clause 27.5.

27.6	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment in ascertaining:

(i)	the Majority Super Senior Creditors;

(ii)	the Majority Senior Secured Creditors;

(iii)	the Majority Senior Lenders;

(iv)	the Majority Second Lien Creditors;

(v)	the Majority Second Lien Lenders; or

(vi)	whether:

(A)	any relevant percentage (including, for the avoidance of doubt, unanimity) of Credit Participations; or

(B)	the agreement of any specified group of Secured Creditors or Unsecured Creditor, has been obtained to approve any request for a Consent or to carry any other vote or approve any action under this Agreement, that Defaulting Lender’s Available Commitments will be reduced to zero.

(b)	For the purposes of this Clause 27.6, the relevant Agent and the Security Agent may assume that the following Creditors are Defaulting Lenders:

(i)	any Senior Lender, Super Senior Lender, Cash Management Facility Lender, Second Lien Lender, Topco Lender or Unsecured Creditor (as applicable) which has notified the Security Agent and its relevant Agent that it has become a Defaulting Lender;

(ii)	any Senior Lender, Super Senior Lender, Cash Management Facility Lender, Second Lien Lender, Topco Lender or Unsecured Creditor (as applicable) if the relevant Agent has notified the Security Agent that that Creditor is a Defaulting Lender;

(iii)	any Senior Lender, Super Senior Lender, Cash Management Facility Lender, Second Lien Lender, Topco Lender or Unsecured Creditor (as applicable) if the Company has notified the Security Agent that that Creditor is a Defaulting Lender; and

(iv)	any Senior Lender, Super Senior Lender, Second Lien Lender, Topco Lender, Unsecured Creditor or Cash Management Facility Lender (as applicable) in relation to which it is aware that any of the events or circumstances referred to in the definition of “Defaulting Lender” in the Senior Facilities Agreement, any Permitted Senior Secured Facilities Agreement, any Second Lien Facility Agreement, any Topco Facility Agreement, any Permitted Super Senior Secured Facilities Agreement or any Unsecured Finance Document (as appropriate) has occurred, unless it has received notice to the contrary from the Creditor concerned (together with any supporting evidence reasonably requested by the Security Agent) or the Security Agent is otherwise aware that the Creditor concerned has ceased to be a Defaulting Lender.

27.7	Calculation of Credit Participations

(a)	For the purpose of ascertaining whether any relevant percentage of Credit Participations has been obtained under this Agreement, the Security Agent may notionally convert the Credit Participations into their Common Currency Amounts.

(b)	Each Notes Trustee will, upon the request of the Security Agent, promptly provide the Security Agent with details of the Credit Participations of the Creditors whom it represents (which shall be calculated as at the time stipulated by the Security Agent in such request) and (if applicable) details of the extent to which such Credit Participations have been voted for or against any request.

(c)	Each Agent will, upon the request of the Security Agent, promptly provide the Security Agent with details of the Credit Participations of the Creditors whom it represents (which shall be calculated as at the time stipulated by the Security Agent in such request) and (if applicable) details of the extent to which such Credit Participations have been voted for or against any request.

(d)	Each Cash Management Facility Lender (or the relevant Cash Management Facility Agent on its behalf, if appointed) will, upon the request of the Security Agent or any Agent, promptly provide the details of its Credit Participations which shall be calculated as at the time stipulated by the Security Agent or the relevant Agent (as applicable) in such request and (if applicable) details of the extent to which such Credit Participations have been voted for or against any request.

(e)	Each Hedge Counterparty will, upon the request of the Security Agent or any Agent, promptly provide the details of its Credit Participations which shall be calculated as at the time stipulated by the Security Agent or the relevant Agent (as applicable) in such request and (if applicable) details of the extent to which such Credit Participations have been voted for or against any request.

27.8	Deemed consent

Following a request by a member of the Group, if an Agent gives a Consent in respect of the Senior Finance Documents, the Super Senior Finance Documents, the Second Lien Finance Documents or the Topco Finance Documents then, if that action was permitted by the terms of this Agreement, the Intra-Group Lenders, the Subordinated Creditors and the Company will (or will be deemed to):

(a)	give a corresponding Consent in equivalent terms in relation to each of the Debt Documents to which they are a party; and

(b)	do anything (including executing any document) that the relevant Agent may reasonably require to give effect to paragraph (a) above.

27.9	Excluded consents

Clause 27.8 (Deemed consent) does not apply to any Consent which has the effect of:

(a)	increasing or decreasing the Liabilities;

(b)	changing the basis upon which any Permitted Payments are calculated (including the timing, currency or amount of such Payments); or

(c)	changing the terms of this Agreement or of any Security Document.

27.10	Administrative Consents

(a)	If, prior to the later of the Super Senior Discharge Date and the Senior Secured Discharge Date, a Senior Agent, a Super Senior Agent or a Senior Secured Notes Trustee at any time in respect of the Senior Finance Documents, the Super Senior Finance Documents and the Senior Secured Notes Finance Documents gives or give any Consent of a minor technical or administrative nature which does not adversely affect the interests of the Cash Management Facility Creditors, the Second Lien Creditors, the Topco Creditors, or, as the case may be, the Unsecured Creditors or change the commercial terms contained in the Cash Management Facility Finance Document, the Second Lien Finance Documents, the Topco Finance Documents, or as the case may be, the Unsecured Finance Documents then, if that action was permitted by the terms of this Agreement, the Cash Management Facility Creditors, the Second Lien Creditors, the Topco Creditors, the Unsecured Creditors will (or will be deemed to):

(i)	give a corresponding Consent in equivalent terms in relation to each of the Debt Documents to which they are a party; and

(ii)	do anything (including executing any document) that the Senior Agent or the Senior Secured Notes Trustee (as the context requires) may reasonably require to give effect to this paragraph (a).

(b)	If, at any time after the later of the Super Senior Discharge Date and the Senior Secured Discharge Date but prior to the Priority Discharge Date, a Second Lien Agent or a Second Lien Notes Trustee at any time in respect of the Second Lien Finance

Documents gives or give any Consent of a minor technical or administrative nature which does not adversely affect the interests of the Topco Creditors or, as the case may be, any Unsecured Creditor or change the commercial terms contained in the Topco Finance Documents or, as the case may be, the Unsecured Finance Documents then, if that action was permitted by the terms of this Agreement, the Topco Creditors and each Unsecured Creditor will (or will be deemed to):

(i)	give a corresponding Consent in equivalent terms in relation to each of the Debt Documents to which they are a party; and

(ii)	do anything (including executing any document) that the Second Lien Agent or the Second Lien Notes Trustee may reasonably require to give effect to this paragraph (b).

27.11	No Liability

None of the Agents, the Senior Secured Creditors, the Second Lien Creditors, the Topco Creditors or the Unsecured Creditors will be liable to any other Creditor, Agent, Third Party Security Provider or Debtor for any Consent given or deemed to be given under this Clause 27.

27.12	Agreement to Override

Unless expressly stated otherwise in this Agreement, this Agreement overrides anything in any other Debt Document.

28.	NOTES TRUSTEES

28.1	Liability

(a)	It is expressly understood and agreed by the Parties that this Agreement is executed and delivered by each Notes Trustee not individually or personally but solely in its capacity as trustee in the exercise of the powers and authority conferred and vested in it under the relevant Notes Finance Documents for and on behalf of the Noteholders only for which the Notes Trustee acts as trustee and it shall have no liability for acting for itself or in any capacity other than as trustee and nothing in this Agreement shall impose on it any obligation to pay any amount out of its personal assets. Notwithstanding any other provision of this Agreement, its obligations hereunder (if any) to make any payment of any amount or to hold any amount on trust (or otherwise) shall be only to make payment of such amount to or hold any such amount on trust (or otherwise) to the extent that:

(i)	it has actual knowledge that such obligation has arisen; and

(ii)	it has received and, on the date on which it acquires such actual knowledge, has not distributed to the Noteholders for which it acts as trustee in accordance with the relevant Notes Indenture (in relation to which it is trustee) any such amount.

(b)	It is further understood and agreed by the Parties that in no case shall any Notes Trustee be:

(i)	personally responsible or accountable in damages or otherwise to any other party for any loss, damage or claim incurred by reason of any act or omission performed or omitted by that Notes Trustee in good faith in accordance with this Agreement or any of the Notes Finance Documents in a manner that such Notes Trustee believed to be within the scope of the authority conferred on it by this Agreement or any of the Notes Finance Documents or by law; or

(ii)	personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of any other Party, all such liability, if any, being expressly waived by the Parties and any person claiming by, through or under such Party;

provided that each Notes Trustee shall be personally liable under this Agreement for its own gross negligence or wilful misconduct.

It is also acknowledged and agreed that no Notes Trustee shall have any responsibility for the actions of any individual Creditor or Noteholder (save in respect of its own actions).

(c)	The Parties acknowledge and agree that no Notes Trustee shall be charged with knowledge or existence of facts that would impose an obligation on it hereunder to make any payment or prohibit it from making any payment unless, not less than two Business Days prior to the date of such payment, a Responsible Officer of the applicable Notes Trustee receives written notice satisfactory to it that such payments are required or prohibited by this Agreement.

(d)	Notwithstanding anything contained in this Agreement, no provision of this Agreement shall alter or otherwise affect the rights and obligations of the Notes Issuer or any Debtor to make payments in respect of Notes Trustee Amounts as and when the same are due and payable pursuant to the applicable Notes Finance Documents or the receipt and retention by a Notes Trustee of the same or the taking of any step or action by a Notes Trustee in respect of its rights under the Notes Finance Documents to the same.

(e)	No Notes Trustee is responsible for the appointment or for monitoring the performance of the Security Agents.

(f)	The Security Agent agrees and acknowledges that it shall have no claim against any Notes Trustee in respect of any fees, costs, expenses and liabilities due and payable to, or incurred by, the Security Agent.

(g)	No Notes Trustee shall be under an obligation to instruct or direct the Security Agent to take any Enforcement Action unless it shall have been instructed to do so by the Noteholders and if it shall have been indemnified and/or secured to its satisfaction.

28.2	No Action

(a)	Notwithstanding any other provision of this Agreement, no Notes Trustee shall have any obligation to take any action under this Agreement unless it is indemnified and/or secured and/or prefunded by the Noteholders to its satisfaction in respect of all costs, expenses, losses and liabilities which it would in its opinion incur (together with any associated VAT). No Notes Trustee shall have an obligation to indemnify (out of its personal assets) any other person, whether or not a Party, in respect of any of the transactions contemplated by this Agreement. In no event shall the permissive rights of a Notes Trustee to take action under this Agreement be construed as an obligation to do so.

(b)	Prior to taking any action under this Agreement a Notes Trustee may request and rely upon an opinion of counsel or opinion of another qualified expert, at the expense of the Company or another Debtor.

(c)	Notwithstanding any other provisions of this Agreement or any other Notes Finance Document to which a Notes Trustee is a party to, in no event shall a Notes Trustee be liable for special, indirect, punitive or consequential loss or damages of any kind whatsoever (including, but not limited to, loss of business, goodwill, opportunity or profits) whether or not foreseeable even if such Notes Trustee has been advised of the likelihood of such loss or damage and regardless of whether the claim for loss or damage is made in negligence, for breach of contract or otherwise.

28.3	Reliance on Certificates

The Notes Trustees shall at all times be entitled to and may rely on any notice, consent or certificate given or granted by any Party without being under any obligation to enquire or otherwise determine whether any such notice, consent or certificate has been given or granted by such Party properly acting in accordance with the provisions of this Agreement.

28.4	No Fiduciary Duty

No Notes Trustee shall be deemed to owe any fiduciary duty to any Creditor (save in respect of such persons for whom it acts as trustee) and shall not be personally liable to any Creditor if it shall in good faith mistakenly pay over or distribute to any Creditor or to any other person cash, property or securities to which any other Creditor shall be entitled by virtue of this Agreement or otherwise. With respect to the Creditors, each Notes Trustee undertakes to perform or to observe only such of its covenants or obligations as are specifically set forth in the Notes Finance Documents pursuant to which it acts as trustee and this Agreement and no implied agreement, covenants or obligations with respect to the other Creditors shall be read into this Agreement against a Notes Trustee.

28.5	Debt Assumptions

(a)	Each Senior Secured Notes Trustee is entitled to assume that in respect of the Secured Liabilities and the Unsecured Liabilities:

(i)	no Senior Payment Default, Second Lien Payment Default, Topco Payment Default or Unsecured Payment Default has occurred;

(ii)	no Senior Default, Second Lien Default, Topco Default or Unsecured Default has occurred;

(iii)	none of the Senior Secured Creditor Liabilities, Hedging Liabilities, Second Lien Liabilities, Topco Liabilities or Unsecured Liabilities have been accelerated;

(iv)	no Default, Event of Default or termination event (however described) has occurred; and

(v)	none of the Senior Discharge Date the Second Lien Discharge Date or the Topco Discharge Date has occurred,

unless a Responsible Officer of the relevant Senior Secured Notes Trustee has actual knowledge to the contrary.

(b)	The Second Lien Notes Trustee is entitled to assume that in respect of the Secured Liabilities and the Unsecured Liabilities:

(i)	no Senior Payment Default, Second Lien Payment Default, Topco Payment Default or Unsecured Payment Default has occurred;

(ii)	no Senior Default, Second Lien Default, Topco Default or Unsecured Default has occurred;

(iii)	none of the Senior Secured Creditor Liabilities, Hedging Liabilities, Second Lien Liabilities, Topco Liabilities or Unsecured Liabilities have been accelerated;

(iv)	no Default, Event of Default or termination event (however described) has occurred; and

(v)	none of the Senior Discharge Date, the Second Lien Discharge Date or the Topco Discharge Date has occurred,

unless a Responsible Officer of the Second Lien Notes Trustee has actual knowledge to the contrary.

(c)	The Topco Notes Trustee is entitled to assume that in respect of the Secured Liabilities:

(i)	no Senior Payment Default, Second Lien Payment Default, Topco Payment Default or Unsecured Payment Default has occurred;

(ii)	no Senior Default, no Second Lien Default, Topco Default or Unsecured Default has occurred;

(iii)	none of the Senior Secured Creditor Liabilities, Hedging Liabilities, Second Lien Liabilities, Topco Liabilities or Unsecured Liabilities have been accelerated;

(iv)	no Default, Event of Default or termination event (however described) has occurred; and

(v)	none of the Senior Discharge Date, the Second Lien Discharge Date or the Topco Discharge Date has occurred,

unless a Responsible Officer of the Topco Notes Trustee has actual knowledge to the contrary.

(d)	The Notes Trustee is not obliged to monitor or enquire whether any Event of Default has occurred.

28.6	Senior Secured Notes Creditors/Topco Creditors/Unsecured Creditors

(a)	In acting pursuant to this Agreement and the relevant Senior Secured Notes Indenture, the Senior Secured Notes Trustee is not required to have any regard to the interests of any Creditor other than the Senior Secured Noteholders for which it is the Senior Secured Notes Trustee.

(b)	In acting pursuant to this Agreement and the relevant Second Lien Notes Indenture, the Second Lien Notes Trustee is not required to have any regard to the interests of any Creditor other than the Second Lien Noteholders for which it is the Second Lien Notes Trustee.

(c)	In acting pursuant to this Agreement and the relevant Topco Notes Indenture, the Topco Notes Trustee is not required to have any regard to the interests of any Creditor other than the Topco Noteholders for which it is the Topco Notes Trustee.

28.7	Claims of Security Agent

The Security Agent agrees and acknowledges that it shall have no claim against the Notes Trustees in respect of any fees, costs, expenses and liabilities due and payable to, or incurred by, the Security Agent.

28.8	Reliance and Advice

Each Notes Trustee may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may be assumed to be within its knowledge or within its powers to verify; and

(c)	engage, pay for and rely on professional advisers selected by it (including those representing a person other than the Notes Trustee).

28.9	Provisions Survive Termination

The provisions of this Clause 28 shall survive any termination of this Agreement.

28.10	Other Parties Not Affected

No provision of this Clause 28 shall alter or change the rights and obligations as between the other Parties in respect of each other. This Clause 28 is intended to afford protection to the Notes Trustees only.

28.11	Instructions

In acting under this Agreement, a Notes Trustee is entitled to seek instructions from the Noteholders for which it acts as trustee at any time and, where it acts on the instructions of such Noteholders, a Notes Trustee shall not incur any cost, loss or liability to any person for so acting. The Notes Trustee is not liable to any person for any cost, loss or liability suffered as a result of any delay caused as a result of it seeking instructions from the Noteholders for which it acts as trustee.

28.12	Responsibility of Notes Trustee

(a)	No Notes Trustee shall be responsible to any other Senior Finance Party, Hedge Counterparty, Senior Secured Notes Finance Party, Second Lien Finance Party, Topco Finance Party or Unsecured Creditor for the legality, validity, effectiveness, enforceability, adequacy, accuracy, completeness or performance of:

(i)	any Senior Finance Document, Senior Secured Notes Finance Document, Hedging Agreement, Second Lien Finance Document, Topco Finance Document or any other document;

(ii)	any statement or information (whether written or oral) made in or supplied in connection with any Senior Finance Document, Senior Secured Notes Finance Document, Hedging Agreement, Second Lien Finance Document, Unsecured Finance Document, Topco Finance Document or any other document; or

(iii)	any observance by any Debtor of its obligations under any Finance Document or any other document.

(b)	Each Notes Trustee may rely, and shall be fully protected in acting or refraining from acting upon, any notice, certificate or other document reasonably believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person.

28.13	Confirmation

Without affecting the responsibility of any Debtor or the Company for information supplied by it or on its behalf in connection with any Senior Secured Finance Documents, the Second Lien Finance Documents, the Unsecured Finance Documents and the Topco Finance Documents (as applicable), each Senior Finance Party, Hedge Counterparty, Senior Secured Notes Finance Party, Second Lien Finance Party, Unsecured Creditor, Second Lien Notes Finance Party, Topco Facility Finance Party and Topco Notes Finance Party (other than a Notes Trustee (in its personal capacity) and the Security Agent) confirms that it:

(a)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Senior Finance Documents, the Senior Secured Notes Finance Documents, the Second Lien Lender Finance Documents, the Second Lien Notes Finance Documents, the Unsecured Finance Documents, the Topco Facility Finance Documents, the Topco Notes Finance Documents or the Hedging Agreements (including the financial condition and affairs of each Debtor or their related entities and the nature and extent of any recourse against any Party or its assets); and

(b)	has not relied on any information provided to it by a Notes Trustee in connection with any Senior Finance Document, Senior Secured Notes Finance Document, Second Lien Lender Finance Document, Second Lien Notes Finance Document, Unsecured Finance Document, Topco Notes Finance Document or Hedging Agreement.

28.14	Provision of Information

No Notes Trustee is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party. No Notes Trustee is responsible for:

(a)	providing any Senior Lender, Super Senior Lender, Cash Management Facility Creditor, Senior Secured Notes Creditor, Hedge Counterparty, Second Lien Lender, Second Lien Notes Creditor, Unsecured Creditor or Topco Creditor with any credit or other information concerning the risks arising under or in connection with the Debt Documents (including any information relating to the financial condition or affairs of any Debtor or their related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(b)	obtaining any certificate or other document from any Debtor or the Company.

28.15	Departmentalism

In acting as a Notes Trustee, each Notes Trustee shall be treated as acting through its agency division which shall be treated as a separate entity from its other divisions and departments. Any information received or acquired by a Notes Trustee which, in its opinion, is received or acquired by some other division or department or otherwise than in its capacity as a Notes Trustee may be treated as confidential by the Notes Trustee and will not be treated as information possessed by the Notes Trustee in its capacity as such.

28.16	Disclosure of Information

Each Debtor irrevocably authorises any Notes Trustee to disclose to any Senior Finance Party, Hedge Counterparty, Senior Secured Notes Finance Party, Second Lien Finance Party and

Topco Notes Finance Party and Unsecured Creditor any information that is received by the Notes Trustee in its capacity as the Notes Trustee.

28.17	Illegality

(a)	Each Notes Trustee may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

(b)	Furthermore, each Notes Trustee may also refrain from taking such action if it would otherwise render it liable to any person in that jurisdiction or if, in its opinion based upon such legal advice, it would not have the power to do the relevant thing in that jurisdiction by virtue of any applicable law in that jurisdiction or if it is determined by any court or other competent authority in that jurisdiction that it does not have such power.

28.18	Resignation of Notes Trustee

Each Notes Trustee may resign or be removed in accordance with the terms of the applicable Notes Indenture, provided that a replacement Notes Trustee agrees with the Parties to become the replacement trustee under this Agreement by the execution of an Creditor/Agent Accession Undertaking.

28.19	Notes Trustee Assumptions

(a)	The Notes Trustee is entitled to assume that:

(i)	any payment or other distribution made pursuant to this Agreement in respect of the Topco Notes Liabilities, Unsecured Liabilities in respect of any notes, Second Lien Notes Liabilities or Senior Secured Notes Liabilities (as the case may be) has been made in accordance with the ranking in Clause 2 (Ranking and Priority) and is not prohibited by any provisions of this Agreement and is made in accordance with these provisions;

(ii)	the proceeds of enforcement of any Security conferred by the Security Documents have been applied in the order set out in Clause 16 (Application of Proceeds);

(iii)	any Security, collateral, guarantee or indemnity or other assurance granted to it has been done so in compliance with Clause 3.3 (Security and Guarantees:

Senior Secured Creditors); and

(iv)	any Senior Secured Notes, Second Lien Notes, Unsecured Finance Document in the form of notes or Topco Notes issued comply with the provisions of this Agreement including, without limitation, Clause 5 (Second Lien Creditors and Second Lien Liabilities) and Clause 6 (Topco Creditors, Topco Liabilities and Topco Group Liabilities).

(b)	Each Notes Trustee is entitled to assume that any payment or distribution made in respect of the Unsecured Liabilities in respect of any notes, the Topco Notes Liabilities, Second Lien Notes Liabilities or Senior Secured Notes Liabilities (as the case may be) is not prohibited by this Agreement, unless it has actual knowledge to the contrary, provided that a Notes Trustee shall be liable under this Agreement for its own gross negligence or wilful misconduct.

(c)	A Notes Trustee shall not have any obligation under Clause 9 (Effect of Insolvency Event) or Clause 10.7 (Redistribution) in respect of amounts received or recovered by it unless (i) it has actual knowledge that the receipt or recovery falls within paragraph (a) or (b) above, and (ii) it has not distributed to the relevant Noteholders in accordance with the Notes Indenture any amount so received or recovered.

(d)	A Notes Trustee shall not be obliged to monitor performance by the Debtors, the Security Agent or any other Party to this Agreement or the Noteholders of their respective obligations under, or compliance by them with, the terms of this Agreement.

28.20	Agents

Each Notes Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care by it hereunder.

28.21	No Requirement for Bond or Surety

No Notes Trustee shall be required to give any bond or surety with respect to the performance of its duties or the exercise of its powers under this Agreement.

28.22	Notes Trustee Liabilities and Payments

No provision of this Agreement shall alter or otherwise affect the rights and obligations of any Debtor to make payments in respect of the Notes Trustee Amounts as and when the same are due and payable and demand, receipt and retention by any Notes Trustee of the same or taking of any step or action by any Senior Secured Notes Trustee in respect of its rights under the Notes Finance Documents to the same.

29.	GUARANTEE LIMITATIONS

(a)	The obligations of each Italian Debtor and Italian Intra-Group Lender as guarantor and/or security provider under any Debt Document shall not be deemed to be cumulative and shall be considered without duplication (and to this end the amount of the intercompany loans or other items constituting inter-company financial indebtedness when taken as the basis for the computation of the relevant guaranteed and/or secured obligations will be counted once only). Therefore, the Security Documents granted by an Italian Debtor as well as the guarantees granted by the relevant Italian Debtor under each of the Debt Documents, taken as a whole, in respect of the obligations of any Debtor which is not a Subsidiary of such Italian Debtor, shall not exceed and cannot be enforced, at any time, for an amount, taken as a whole, higher than the amount, at that time, determined pursuant to the relevant guarantee limitation (provided that, for the avoidance of doubt, any limitation pursuant to article 1938 of the Italian Civil Code shall apply in respect of guarantees only).

(b)	The obligations of each Debtor and Intra-Group Lender under this Agreement shall be limited to the extent necessary to avoid breaching the Guarantee Limitations.

(c)	The Parties agree that any obligation of an Italian Debtor (including any obligation secured under the Italian Security Documents) and of an Italian Intra-Group Lender hereunder are subject to any applicable Italian Bankruptcy Law provisions and/or Italian Crisis and Insolvency Code provisions and any other mandatory provisions of Italian law.

30.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

31.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

32.	ENFORCEMENT

32.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or the consequences of its nullity or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

32.2	Service of Process

(a)	Without prejudice to any other mode of service allowed under any relevant law each Debtor and Third Party Security Provider (unless incorporated in England and Wales):

(i)	irrevocably appoints Law Debenture Corporate Services Limited (Attention: Sonia Kennelly, Alaa Zaki, Jordan-Louise Bukhari) as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

(ii)	agrees that failure by a process agent to notify the relevant Debtor or Third Party Security Provider of the process will not invalidate the proceedings concerned.

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Debtors and the Third Party Security Providers) must promptly (and in any event within 10 Business Days of such event taking place) notify the Agents and appoint another agent on terms acceptable to the Senior Agent or, after the Senior Discharge Date, Senior Secured Notes Trustee or, after the Senior Secured Notes Discharge Date, the Second Lien Agent or, after the Second Lien Lender Discharge Date, the Second Lien Notes Trustee or, after the Priority Discharge Date, the Topco Creditor Representative (each acting reasonably and in good faith). Failing this, the Senior Agent, Senior Secured Notes Trustee, Second Lien Agent, Second Lien Notes Trustee, Topco Agent or the Topco Notes Trustee (as the case may be) may appoint another agent for this purpose.

(b)	Each Debtor and Third Party Security Provider expressly agrees and consents to the provisions of this Clause 32 and Clause 31 (Governing Law).

32.3	CONTRACTUAL RECOGNITION OF BAIL-IN

Notwithstanding any other term of any Debt Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Debt Documents may be subject to Bail-in Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-in Action in relation to any such liability, including:

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Debt Document to the extent necessary to give effect to any Bail-in Action in relation to any such liability.

33.	TRANSPARENCY PROVISIONS

For the purposes of the transparency rules set forth in the CICR resolution of 4 March 2003 and by the “Disposizioni sulla trasparenza delle operazioni e dei servizi bancari e finanziari – correttezza delle relazioni tra intermediari e clienti” issued by the Bank of Italy on 30 September 2016 and published on the Italian Official Gazette on 21 October 2016 (as subsequently amended and supplemented), the Parties hereby acknowledge and confirm that this Agreement (and each of the provisions hereof) has been specifically negotiated with the support of legal advisors on each side. Accordingly, this Agreement falls within the class of agreements “that have been specifically negotiated” (“che costituiscono oggetto di trattativa individuale”) to which the provisions set out under section II of the above “Disposizioni sulla trasparenza” do not apply

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement and executed as a deed by the Parties thereto and is intended to be and is delivered by them as a deed on the date specified above and shall take effect as a deed.

SCHEDULE 1

Form of Debtor/Third Party Security Provider/Topco Independent Obligor Accession Undertaking1

THIS AGREEMENT is made on [·] and made between:

(1)	[Insert full name of new Debtor/Third Party Security Provider/Topco Independent Obligor] (the “Acceding [Debtor]/[Third Party Security Provider]/[Topco Independent Obligor]”); and

(2)	[Insert full name of Current Security Agent] (the “Security Agent”), for itself and each of the other parties to the intercreditor agreement referred to below.

This Agreement is made on [date] by the Acceding [Debtor]/[Third Party Security Provider]/[ Topco Independent Obligor] in relation to an intercreditor agreement (the “Intercreditor Agreement”) dated [·] between, amongst others, [·] as Company, [·] as security agent, [·] as senior agent, the other Creditors, Third Party Security Providers and the other Debtors (each as defined in the Intercreditor Agreement).

The Acceding [Debtor]/[Third Party Security Provider]/[Topco Independent Obligor] intends to [incur Liabilities under the following documents]/[give a guarantee, indemnity or other assurance against loss in respect of Liabilities under the following documents]/[provide third party security in respect of Liabilities under the following documents]:

[Insert details (date, parties and description) of relevant documents including, as the case may be, any limitation language applicable to the relevant Debtor/Third Party Security Provider]/[Topco Independent Obligor]

(the “Relevant Documents”). IT IS AGREED as follows:

1.	Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Agreement, bear the same meaning when used in this Agreement.

2.	The Acceding [Debtor]/[Third Party Security Provider]/[Topco Independent Obligor] and the Security Agent agree that the Security Agent shall, to the extent legally possible, without prejudice to the appointment of the Security Agent as mandatario con rappresentanza for the Secured Parties pursuant to Clause [ ˜ ] (The Security Agent) of the Intercreditor Agreement, hold:

(a)	any Security in respect of Liabilities or any Parallel Debt created or expressed to be created pursuant to the Relevant Documents;

(b)	all proceeds of that Security; and

(c)	all obligations expressed to be undertaken by the Acceding [Debtor]/[Third Party Security Provider]/[Topco Independent Obligor] [to pay amounts in respect of the Liabilities to the Security Agent as trustee, security agent, mandatario con rappresentaza of the Secured Parties or otherwise for the benefit of the Secured Parties (in the Relevant Documents or otherwise and including any Parallel Debt) and] secured by the Transaction Security]/[Topco Independent Transaction Security] together with all representations and warranties expressed to be given by the Acceding [Debtor]/[Third Party Security Provider]/[Topco Independent Transaction Security] (in

[1]	To be executed by way of exchange of correspondence or in front of a notary outside of Italy to the extent an Italian entity is a party.

the Relevant Documents or otherwise) in favour of the Secured Parties (as represented by the Security Agent), on trust or otherwise for the benefit of the Secured Parties,

on trust (or otherwise) for the benefit of the Secured Parties (or any class thereof as the case may be) on the terms and conditions contained in the Intercreditor Agreement.

3.	The Acceding [Debtor]/[Third Party Security Provider]/[Topco Independent Obligor] confirms that it intends to be party to the Intercreditor Agreement as a [Debtor]/[Third Party Security Provider]/[Topco Independent Obligor], undertakes to perform all the obligations expressed to be assumed by a [Debtor]/[Third Party Security Provider] /[Topco Independent Obligor] under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement.

4.	[In consideration of the Acceding Debtor being accepted as an Intra-Group Lender for the purposes of the Intercreditor Agreement, the Acceding Debtor also confirms that it intends to be party to the Intercreditor Agreement as an Intra-Group Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Intra-Group Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.][2]

5.	[Add applicable guarantee limitation language to the extent such guarantee limitation language in Schedule 7 (Hedge Counterparties’ Guarantee and Indemnity) and/or Schedule 8 (Cash Management Facility Creditors’ Guarantee and Indemnity) is insufficient where the relevant Acceding Debtor is also a Hedging Guarantor].

[5]/[6] This Agreement, and any non-contractual obligations arising out of or in connection with it, are governed by English law.

This Agreement has been signed on behalf of the Security Agent and executed as a deed by the Acceding [Debtor]/[Third Party Security Provider]/[Topco Independent Obligor] and is delivered on the date stated above.

The Acceding Debtor /[Third Party Security Provider]/[Topco Independent Obligor]

[Executed as a Deed

By: [Full name of Acceding Debtor] /[Third Party Security Provider]/[Topco Independent Obligor]

)	Director
)
)	Director/Secretary

or

[Executed as a Deed

By: [Full name of Acceding Debtor] /[Third Party Security Provider]/[Topco Independent Obligor]

)	Director
)
)	Director/Secretary

[2]	Include this paragraph in the relevant [Debtor]/[Third Party Security Provider]/[Topco Independent Obligor] Creditor/Agent Accession Undertaking if the Acceding Debtor is also to accede as an Intra-Group Lender to the Intercreditor Agreement.

Name of witness:

Address of witness:

Occupation of witness:]

Address for notices:

Address:

The Security Agent

By: [Full name of Current Security Agent]

Date: [ ]

SCHEDULE 2

Form of Creditor/Agent Accession Undertaking3

To:	[Insert full name of current Security Agent] for itself and each of the other parties to the Intercreditor Agreement referred to below.

[To:	[Insert full name of current Senior Agent] as Senior Agent.][4]

[To:	[Insert full name of current Super Senior Agent] as Super Senior Agent.][5]

From: [Acceding Creditor/Agent]

This Undertaking is made on [date] by [insert full name of applicable party (the “Acceding Party”) in relation to the intercreditor agreement (the “Intercreditor Agreement”) dated [·] between, amongst others, [·] as Company, [·] as security agent, [·] as senior agent and the other Creditors and the other Debtors (each as defined in the Intercreditor Agreement). Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Undertaking, bear the same meanings when used in this Undertaking.

In consideration of the Acceding Party being accepted as a [insert applicable defined terms and capacity] for the purposes of the Intercreditor Agreement, the Acceding Party confirms that, as from [date], it intends to be party to the Intercreditor Agreement as a [insert applicable defined terms and capacity] and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a [insert applicable defined terms and capacity] and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement (including the appointment of the Security Agent under Clause [·] (The Security Agent) of the Intercreditor Agreement).

[The Acceding Party is an Affiliate of a Senior Lender and has become a provider of an Ancillary Facility. In consideration of the Acceding Party being accepted as an Ancillary Lender for the purposes of the Senior Facilities Agreement, the Acceding Party confirms, for the benefit of the parties to the Senior Facilities Agreement, that, as from [date], it intends to be party to the Senior Facilities Agreement as an Ancillary Lender, and undertakes to perform all the obligations expressed [in the Senior Facilities Agreement] to be assumed by a Senior Finance Party and agrees that it shall be bound by all the provisions of the Senior Facilities Agreement, as if it had been an original party to the Senior Facilities Agreement as an Ancillary Lender.]

[The Acceding Party is an Affiliate of a Super Senior Lender and has become a provider of an Ancillary Facility. In consideration of the Acceding Party being accepted as an Ancillary Lender for the purposes of the Permitted Super Senior Secured Facilities Agreement, the Acceding Party confirms, for the benefit of the parties to the Permitted Super Senior Secured Facilities Agreement, that, as from [date], it intends to be party to the Permitted Super Senior Secured Facilities Agreement as an Ancillary Lender, and undertakes to perform all the obligations expressed in the Permitted Super Senior Secured Facilities Agreement to be assumed by a Super Senior Finance Party and agrees that it shall be bound by all the provisions of the Permitted Super Senior Secured Facilities Agreement, as if it had been an original party to the Permitted Super Senior Secured Facilities Agreement as an Ancillary Lender.]

The Acceding Party expressly ratifies and approves any and all acts done by the Security Agent on its behalf prior to execution by the Acceding Party of this [Creditor/Agent] Accession Undertaking.

[3]	To be executed by way of exchange of correspondence or in front of a notary outside of Italy to the extent an Italian entity is a party.

[4]	Include only in the case of an Ancillary Lender which is an Affiliate of a Senior Lender.

[5]	Include only in the case of an Ancillary Lender which is an Affiliate of a Super Senior Lender.

This Undertaking and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS UNDERTAKING has been entered into as delivered on the date stated above.

Acceding [Creditor/Agent]
[Executed as a Deed]
[insert full name of Acceding	)
Creditor/Agent]	)	By:

Address:

Accepted by the Security Agent	)
for and on behalf of	)	Signed:
[Insert full name of current Security Agent ]	)	Date:

[Accepted by the Senior Agent]	)
for and on behalf of	)	Signed
[Insert full name of Senior Agent]	)	Date][6]

[Accepted by the Super Senior Agent]	)
for and on behalf of	)	Signed
[Insert full name of Super Senior Agent]	)	Date][7]

[6]	Include only in the case of an Affiliate of a Senior Lender.

[7]	Include only in the case of an Affiliate of a Super Senior Lender.

SCHEDULE 3

Form of Debtor Resignation Request

To:	[·] as Security Agent
From:	[resigning Debtor] and [the Company]

Dated:

Dear Sirs,

Intercreditor Agreement dated [·] between, amongst others, [·] as Company, [·] as security agent, [·] as senior agent, the other Creditors and the other Debtors (each as defined in the Intercreditor Agreement) (the “Intercreditor Agreement”).

1.	We refer to the Intercreditor Agreement. This is a Debtor Resignation Request. Terms defined in the Intercreditor Agreement have the same meaning in this Debtor Resignation Request unless given a different meaning in this Debtor Resignation Request.

2.	Pursuant to Clause 21.23 (Resignation of a Debtor) of the Intercreditor Agreement we request that [resigning Debtor] be released from its obligations as a Debtor under the Intercreditor Agreement.

3.	We confirm that: no Event of Default is continuing or would result from the acceptance of this request; [and] [Add relevant confirmation from Clause 21.23 (Resignation of a Debtor)].

4.	This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[the Company]	[resigning Debtor]

By:	By:

SCHEDULE 4

The Original Debtors

Name	Jurisdiction of	Registered number or
	incorporation	equivalent

Bending Spoons Operations S.p.A.	Italy	13368510965

SCHEDULE 5

The Original Intra-Group Lenders

Name	Jurisdiction of	Registered number or
	incorporation	equivalent

Bending Spoons Operations S.p.A.	Italy	13368510965

SCHEDULE 6

Enforcement Principles

1.	In this Schedule 6:

“Enforcement Objective” means maximising, to the extent consistent with a prompt and expeditious realisation of value, the value realised from Enforcement.

“Fairness Opinion” means, in respect of any Enforcement, an opinion from an internationally recognised investment bank, firm of accounts or third party professional firm which is regularly engaged in providing valuations in respect of the relevant type and size of the assets concerned (a “Financial Adviser”) that the proceeds received or recovered in connection with that Enforcement are fair from a financial point of view taking into account all relevant circumstances.

2.	Any Enforcement pursuant to Clause 13 (Enforcement of Transaction Security on or after the Designation Date) shall be consistent with the Enforcement Objective.

3.	Without prejudice to the Enforcement Objective, the Transaction Security will be enforced and other action as to Enforcement will be taken such that either:

(a)	to the extent the STLDD Instructing Group is the Majority Super Senior Creditors, all proceeds of Enforcement are received by the Security Agent in cash for distribution in accordance with Clause 16 (Application of Proceeds); or

(b)	to the extent the STLDD Instructing Group is the Majority Senior Secured Creditors or Enforcement Action is taken by either the Majority Second Lien Creditors or, as the case may be, the Majority Topco Creditors either:

(i)	all proceeds of Enforcement are received by the Security Agent in cash for distribution in accordance with Clause 16 (Application of Proceeds); or

(ii)	sufficient proceeds from Enforcement will be received by the Security Agent in cash to ensure that, when the proceeds are applied in accordance with Clause 16 (Application of Proceeds), the Super Senior Discharge Date will occur (unless the Majority Super Senior Creditors agree otherwise).

4.	On:

(a)	a proposed Enforcement in relation to assets comprising Charged Property other than shares in a member of the Group over which Transaction Security exists, where the aggregate book value of such assets exceeds €5,000,000 (or its equivalent in any other currency or currencies); or

(b)	a proposed Enforcement in relation to Charged Property comprising some or all of the shares in a member of the Group over which Transaction Security exists,

which, in either case, is not being effected through a Competitive Sales Process, the Security Agent shall, if requested by the Majority Super Senior Creditors or the Majority Senior Secured Creditors, appoint a Financial Adviser to provide a Fairness Opinion in relation to that Enforcement, provided that the Security Agent shall not be required to appoint a Financial Adviser nor obtain a Fairness Opinion if a proposed Enforcement:

(i)	would result in the receipt of sufficient Enforcement Proceeds in cash by the Security Agent to ensure that, after application in accordance with Clause 16 (Application of Proceeds):

(A)	in the case of an Enforcement requested by the Majority Super Senior Creditors, the Senior Secured Discharge Date would occur; or

(B)	in the case of an Enforcement requested by the Majority Senior Secured Creditors, the Super Senior Discharge Date would occur;

(ii)	is in accordance with any applicable law; and

(iii)	complies with Clause 15.2 (Distressed Disposals).

5.	The Security Agent shall be under no obligation to appoint a Financial Adviser or to seek the advice of a Financial Adviser unless expressly required to do so by this Schedule 6 or any other provision of this Agreement.

6.	The Fairness Opinion (or any equivalent opinion obtained by the Security Agent in relation to any other Enforcement of the Transaction Security that such action is fair from a financial point of view after taking into account all relevant circumstances) will be conclusive evidence that the Enforcement Principles have been met.

7.	In the absence of written notice from a Secured Creditor or group of Secured Creditors, that such Secured Creditor(s) object to any enforcement of any Transaction Security on the grounds that such Enforcement Action does not aim to achieve the Enforcement Objective, the Security Agent is entitled to assume that such enforcement of any Transaction Security is in accordance with the Enforcement Objective.

8.	If the Security Agent is unable to obtain a Fairness Opinion after attempting to do so (and after considering making such modifications to the enforcement process as may be reasonably available and consistent with the Enforcement Principles to obtain such opinion) because such opinions are not generally available in the market in such circumstances it shall notify each Senior Creditor Representative and may proceed to enforce any Transaction Security without needing to demonstrate (by way of a Fairness Opinion or otherwise) that such enforcement is aiming to achieve the Enforcement Objective.

SCHEDULE 7

Hedge Counterparties’ Guarantee and Indemnity

1.	Guarantee and indemnity

Each Hedging Guarantor irrevocably and unconditionally jointly and severally, subject to paragraphs 11 (Guarantee Limitations: General) to 16 (Additional Guarantee Limitations) (inclusive) below:

(a)	guarantees to each Hedge Counterparty punctual performance by each other Hedging Debtor of all that Hedging Debtor’s obligations under the Hedging Agreements;

(b)	undertakes with each Hedge Counterparty that whenever another Hedging Debtor does not pay any amount when due (allowing for any applicable grace period) under or in connection with any Hedging Agreement, that Hedging Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Hedge Counterparty that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Hedge Counterparty immediately on demand against any cost, loss or liability it incurs as a result of the Company or a Hedging Debtor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Hedging Agreement on the date when it would have been due.

The amount payable by a Hedging Guarantor under this indemnity will not exceed the amount it would have had to pay under this Schedule 7 if the amount claimed had been recoverable on the basis of a guarantee.

2.	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Company or any Hedging Debtor under the Hedging Agreements, regardless of any intermediate payment or discharge in whole or in part.

3.	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of the Company or any Hedging Debtor or any security for those obligations or otherwise) is made by a Hedge Counterparty in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Hedging Guarantor under this Schedule 7 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

4.	Waiver of defences

Subject to paragraphs 11 (Guarantee Limitations: General) to 16 (Additional Guarantee Limitations) (inclusive) below, the obligations of each Hedging Guarantor under this Schedule 7 will not be affected by an act, omission, matter or thing which, but for this Schedule 7, would reduce, release or prejudice any of its obligations under this Schedule 7 (without limitation and whether or not known to it or any Hedge Counterparty) including:

(a)	any time, waiver or consent granted to, or composition with, any Hedging Debtor or other person;

(b)	the release of any other Hedging Debtor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Hedging Debtor or other person or any non-presentation or non observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Hedging Debtor or any other person;

(e)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Hedging Agreement or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Hedging Agreement or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Hedging Agreement or any other document or security; or

(g)	any insolvency or similar proceedings.

5.	Hedging Guarantor Intent

Without prejudice to the generality of paragraph 4 (Waiver of defences), but subject to the guarantee limitations set out in paragraphs 11 (Guarantee Limitations: General) to 16 (Additional Guarantee Limitations) (inclusive) below, each Hedging Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Hedging Agreements and/or any facility or amount made available under any of the Hedging Agreements for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

6.	Immediate recourse

Each Hedging Guarantor waives any right it may have of first requiring any Hedge Counterparty (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Hedging Guarantor under this Schedule 7. This waiver applies irrespective of any law or any provision of a Hedging Agreement to the contrary.

7.	Appropriations

Until all amounts which may be or become payable by the Hedging Debtors under or in connection with the Hedging Agreements have been irrevocably paid in full, each Hedge Counterparty (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Hedge Counterparty (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Hedging Guarantor shall be entitled to the benefit of the same; and

(b)	in respect of any amounts received or recovered by any Hedge Counterparty after a claim pursuant to this guarantee in respect of any sum due and payable by any Hedging Debtor under this Schedule 7 place such amounts in a suspense account (bearing interest at a market rate usual for accounts of that type) unless and until such moneys are sufficient in aggregate to discharge in full all amounts then due and payable under this guarantee or any other Hedging Agreement.

8.	Deferral of Hedging Guarantors’ rights

Until all amounts which may be or become payable by the Hedging Debtors under or in connection with the Hedging Agreements have been irrevocably paid in full and unless the Security Agent otherwise directs, no Hedging Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Hedging Agreements or by reason of any amount being payable, or liability arising, under this Schedule 7:

(a)	to be indemnified by a Hedging Debtor;

(b)	to claim any contribution from any other guarantor of any Hedging Debtor’s obligations under the Hedging Agreements;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Hedge Counterparties under the Hedging Agreements or of any other guarantee or security taken pursuant to, or in connection with, the Hedging Agreements by any Hedge Counterparty;

(d)	other than where a Hedge Counterparty has acted fraudulently or with wilful misconduct, to bring legal or other proceedings for an order requiring any Hedging Debtor to make any payment, or perform any obligation, in respect of which any Hedging Guarantor has given a guarantee, undertaking or indemnity under paragraph 1 (Guarantee and indemnity) above;

(e)	to exercise any right of set off against any Hedging Debtor; and/or

(f)	to claim or prove as a creditor of any Hedging Debtor in competition with any Hedge Counterparty,

in each case, unless the exercise of any such right is necessary or advisable to avoid any risk of personal or criminal liability for any current or former managing director of that Hedging Debtor.

If a Hedging Guarantor receives any benefit, payment or distribution in relation to such rights it shall, other than to the extent such Hedging Guarantor is permitted to retain such benefit, payment or distribution in accordance with the Intercreditor Agreement hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Hedge Counterparties by the Hedging Debtors under or in connection with the Hedging Agreements to be repaid in full on trust for, or if the concept of trust is not recognised in the jurisdiction of incorporation of that Hedging Guarantor, for the benefit of (to the extent it is able to do so in accordance with any law applicable to it) the Hedge Counterparties and shall promptly pay or transfer the same, but subject to the limitations and exceptions provided in this Schedule 7 to the Security Agent or as the Security Agent may direct for application in accordance with Clause 16 (Application of Proceeds).

9.	Release of Hedging Guarantors’ right of contribution

If any Hedging Guarantor (a “Retiring Hedging Guarantor”) ceases to be a Hedging Guarantor in accordance with the terms of the Hedging Agreements for the purpose of any sale or other disposal of that Retiring Hedging Guarantor or any of its Holding Companies then on the date such Retiring Hedging Guarantor ceases to be a Hedging Guarantor:

(a)	that Retiring Hedging Guarantor is released by each other Hedging Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Hedging Guarantor arising by reason of the performance by any other Hedging Guarantor of its obligations under the Hedging Agreements; and

(b)	each other Hedging Guarantor waives any rights it may have by reason of the performance of its obligations under the Hedging Agreements to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Hedge Counterparties under any Hedging Agreement or of any other security taken pursuant to, or in connection with, any Hedging Agreement where such rights or security are granted by or in relation to the assets of the Retiring Hedging Guarantor.

10.	Additional security

The guarantee contained in this Schedule 7 is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Hedge Counterparty.

11.	Guarantee Limitations: General

(a)	Without limiting any specific exemptions set out below:

(i)	no Hedging Guarantor’s obligations and liabilities under this Schedule 7 and under any other guarantee or indemnity provision in a Hedging Agreement (the “Hedging Guarantee Obligations”) will extend to include any obligation or liability; and

(ii)	no Transaction Security granted by a Hedging Guarantor will secure any Hedging Guarantee Obligation,

if to the extent doing so would be unlawful financial assistance (notwithstanding any applicable exemptions and/or undertaking of any applicable prescribed whitewash or similar financial assistance procedures) in respect of the acquisition of shares in itself or its Holding Company or a member of the Group under the laws of its jurisdiction of incorporation.

(b)	If, notwithstanding paragraph (a) above, the giving of the guarantee in respect of the Hedging Guarantee Obligations or Transaction Security would be unlawful financial assistance, then, to the extent necessary to give effect to paragraph (a) above, the obligations under the Hedging Agreements will be deemed to have been split into two tranches; “Tranche 1” comprising those obligations which can be secured by the Hedging Guarantee Obligations or Transaction Security without breaching or contravening relevant financial assistance laws and “Tranche 2” comprising the remainder of the obligations under the Hedging Agreements. The Tranche 2 obligations will be excluded from the relevant Hedging Guarantee Obligations and will be allocated to the hedging to which those obligations relate, to the extent that can be determined. The obligations of each Hedging Guarantor under this Schedule 7 at any time shall be limited to the maximum amount as will result in such obligations not constituting a fraudulent conveyance or fraudulent transfer under any bankruptcy or insolvency law.

12.	[Reserved]

13.	Italian Guarantee Limitations

(a)	In this paragraph 13 “Italian Hedging Guarantor” means a Hedging Guarantor incorporated under the laws of Italy.

(b)	Notwithstanding any provisions to the contrary in any Debt Document, the obligations of any Italian Hedging Guarantor under this Schedule 7 in respect of the obligations and liabilities of any Hedging Debtor which is not a subsidiary (pursuant to article 2359, paragraph 1, numbers 1 and/or 2, of the Italian Civil Code) of such Italian Hedging Guarantor shall not exceed, at any time, an amount equal to the aggregate of:

(i)	the aggregate outstanding amount of any obligations under any Hedging Agreements entered into by such Italian Hedging Guarantor (or any of its direct or indirect subsidiaries pursuant to article 2359, paragraph 1, numbers 1 and/or 2, of the Italian Civil Code) and outstanding at the time of the enforcement of the guarantee; and

(ii)	the aggregate outstanding amount of any obligations under any Hedging Agreements entered into in connection with any loans which proceeds, in whole or in part, have been used for the purpose of making available any intercompany loans or other financial support in any form (such term, for the avoidance of doubt, not including equity contributions), to such Italian Hedging Guarantor (or any of its direct or indirect subsidiaries pursuant to article 2359, paragraph 1, numbers 1 and/or 2, of the Italian Civil Code) by any Hedging Debtor (whether directly or indirectly) outstanding as at the time of the enforcement of the guarantee, provided that, in order to comply with the provisions of Italian law in relation to financial assistance (including article 2358 and/or article 2474, as applicable, of the Italian Civil Code), no Italian Hedging Guarantor shall be liable as Hedging Guarantor under a Hedging Agreement in relation to:

(A)	the obligations of any Hedging Debtor, as Hedging Debtor or as Hedging Guarantor in respect of any Hedging Agreement which relates to any loans, directly or indirectly, which is used or intended to be used, directly or indirectly, to finance the acquisition of such Italian Hedging Guarantor (or any of its direct or indirect holding companies) or the subscription of any shares of such Italian Hedging Guarantor (or any of its direct or indirect holding companies) (or to refinance, directly or indirectly, any existing indebtedness incurred for such purposes) and/or the payment of any fees, costs and expenses, stamp, registration or other Taxes in connection therewith; and

(B)	the obligations of any Hedging Debtor under any guarantee given by such Hedging Debtor under this Schedule 7 in respect of the obligations referred to in paragraph (A) above,

in each case and in any event subject to clause 29 (Guarantee Limitations) of the Intercreditor Agreement, and provided further that, notwithstanding any provision to the contrary under this Agreement or any other Debt Document, no Italian Hedging Guarantor shall be liable as a Guarantor under this Agreement in relation to the obligations of any Hedging Debtor, which is not a subsidiary (pursuant to article 2359, paragraph 1, numbers 1 and/or 2, of the Italian Civil Code) of such Italian Hedging Guarantor, in respect of any obligations under any Hedging Agreements entered into by such Hedging Debtor in excess of an amount equal to the amount that such Italian Hedging Guarantor is entitled to set-off against its claims of recourse or subrogation (regresso or surrogazione) arising as a result of any payment made by such Hedging Debtorunder the guarantee given pursuant to this paragraph 13 (the “Set-Off Right”), it being agreed that any provision establishing a deferral of Guarantors’ rights in any Debt Documents, including in this Agreement, shall not prejudice, and will not apply to, the Set-Off Right.

(c)	Notwithstanding any provision to the contrary herein and/or in any Debt Document, in order to comply with the mandatory provisions of Italian law in relation to (i) maximum interest rates (including the Italian Usury Law and article 1815 of the Italian Civil Code), and (ii) capitalization of interests (including article 1283 of the Italian Civil Code and article 120 of the Italian Legislative Decree No. 385 of 1 September 1993), the obligations of any Italian Hedging Guarantor under this Schedule 7 shall not include, and shall not extend to (x) any interest qualifying as usurious pursuant to the Italian Usury Law and (y) any interest on overdue amounts compounded in violation of the provisions set forth by article 1283 of the Italian Civil Code and/or article 120 of the Italian Legislative Decree No. 385 of 1 September 1993, respectively.

(d)	Without prejudice to paragraph (b) above, in any event, pursuant to article 1938 of the Italian Civil Code and notwithstanding anything set out in any Debt Document to the contrary, the maximum amount that any Italian Hedging Guarantor may be required to pay in respect of its obligations as Hedging Guarantor under any Hedging Agreement shall not exceed 120 per cent. of the Hedging Purchase Amount.

14.	[Reserved]

15.	Excluded Swap Obligations

(a)	Notwithstanding anything to the contrary in any Debt Document, the guarantee contained in this Schedule 7 does not apply to any Excluded Swap Obligation of any Hedging Guarantor.

(b)	In this paragraph 15 (Excluded Swap Obligations):

“CEA” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute;

“Excluded Swap Obligation” means, with respect to any Hedging Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Hedging Guarantor that relates to such Swap Obligation (or any guarantee thereof) is or becomes illegal under the CEA or any rule, regulation or order of the US Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Hedging Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee given by such Hedging Guarantor becomes effective with respect to such Swap. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal;

“Swap” means any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the CEA; and

“Swap Obligation” means, with respect to any person, any obligation to pay or perform under any Swap.

16.	Additional Guarantee Limitations

The guarantee of any acceding Debtor which is a Hedging Guarantor (an “Acceding Hedging Guarantor”) is subject to any limitations relating to that Acceding Hedging Guarantor on the amount guaranteed or to the extent of the recourse of the beneficiaries of the guarantee which is set out in the Debtor/Third Party Security Provider/Topco Independent Obligor Accession Undertaking applicable to such Acceding Hedging Guarantor and agreed with the Security Agent (acting reasonably in accordance with the Agreed Security Principles).

SCHEDULE 8

Cash Management Facility Creditors’ Guarantee and Indemnity

1.	Guarantee and indemnity

Each Cash Management Facility Guarantor irrevocably and unconditionally jointly and severally subject to paragraphs 11 (Guarantee Limitations: General) to 16 (Additional Guarantee Limitations) (inclusive) below:

(a)	guarantees to each Cash Management Facility Creditor punctual performance by each other Cash Management Facility Debtor of all that Cash Management Facility Debtor’s obligations under the Cash Management Facility Finance Documents;

(b)	undertakes with each Cash Management Facility Creditor that whenever another Cash Management Facility Debtor does not pay any amount when due (allowing for any applicable grace period) under or in connection with any Cash Management Facility Finance Document, that Cash Management Facility Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Cash Management Facility Creditor that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Cash Management Facility Creditor immediately on demand against any cost, loss or liability it incurs as a result of the Company or a Cash Management Facility Debtor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Cash Management Facility Finance Document on the date when it would have been due.

The amount payable by a Cash Management Facility Guarantor under this indemnity will not exceed the amount it would have had to pay under this Schedule 8 if the amount claimed had been recoverable on the basis of a guarantee.

2.	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Company or any Cash Management Facility Debtor under the Cash Management Facility Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

3.	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of the Company or any Cash Management Facility Debtor or any security for those obligations or otherwise) is made by a Cash Management Facility Creditor in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Cash Management Facility Guarantor under this Schedule 8 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

4.	Waiver of defences

Subject to paragraphs 11 (Guarantee Limitations: General) to 16 (Additional Guarantee Limitations) (inclusive) below, the obligations of each Cash Management Facility Guarantor under this Schedule 8 will not be affected by an act, omission, matter or thing which, but for this Schedule 8, would reduce, release or prejudice any of its obligations under this Schedule 8 (without limitation and whether or not known to it or any Cash Management Facility Creditor) including:

(a)	any time, waiver or consent granted to, or composition with, any Cash Management Facility Debtor or other person;

(b)	the release of any other Cash Management Facility Debtor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Cash Management Facility Debtor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Cash Management Facility Debtor or any other person;

(e)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Cash Management Facility Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Cash Management Facility Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Cash Management Facility Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

5.	Cash Management Facility Guarantor Intent

Without prejudice to the generality of paragraph 4 (Waiver of defences), but subject to the guarantee limitations set out in paragraphs 11 (Guarantee Limitations: General) to 16 (Additional Guarantee Limitations) below, each Cash Management Facility Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Cash Management Facility Finance Documents and/or any facility or amount made available under any of the Cash Management Facility Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

6.	Immediate recourse

Each Cash Management Facility Guarantor waives any right it may have of first requiring any Cash Management Facility Creditor (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Cash Management Facility Guarantor under this Schedule 8. This waiver applies irrespective of any law or any provision of a Cash Management Facility Finance Document to the contrary.

7.	Appropriations

Until all amounts which may be or become payable by the Cash Management Facility Debtors under or in connection with the Cash Management Facility Finance Documents have been irrevocably paid in full, each Cash Management Facility Creditor (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Cash Management Facility Creditor (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Cash Management Facility Guarantor shall be entitled to the benefit of the same; and

(b)	in respect of any amounts received or recovered by any Cash Management Facility Creditor after a claim pursuant to this guarantee in respect of any sum due and payable by any Cash Management Facility Debtor under this Schedule 8 place such amounts in a suspense account (bearing interest at a market rate usual for accounts of that type) unless and until such moneys are sufficient in aggregate to discharge in full all amounts then due and payable under this guarantee or any other the Cash Management Facility Finance Document.

8.	Deferral of Cash Management Facility Guarantors’ rights

Until all amounts which may be or become payable by the Cash Management Facility Debtors under or in connection with the Cash Management Facility Finance Documents have been irrevocably paid in full and unless the Security Agent otherwise directs, no Cash Management Facility Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Cash Management Facility Finance Documents or by reason of any amount being payable, or liability arising, under this Schedule 8:

(a)	to be indemnified by a Cash Management Facility Debtor;

(b)	to claim any contribution from any other guarantor of any Cash Management Facility Debtor’s obligations under the Cash Management Facility Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Cash Management Facility Creditors under the Cash Management Facility Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Cash Management Facility Finance Documents by any Cash Management Facility Creditor;

(d)	other than where a Cash Management Facility Creditor has acted fraudulently or with wilful misconduct, to bring legal or other proceedings for an order requiring any Cash Management Facility Debtor to make any payment, or perform any obligation, in respect of which any Cash Management Facility Guarantor has given a guarantee, undertaking or indemnity under paragraph 1 (Guarantee and indemnity) above;

(e)	to exercise any right of set off against any Cash Management Facility Debtor; and/or

(f)	to claim or prove as a creditor of any Cash Management Facility Debtor in competition with any Cash Management Facility Creditor,

in each case, unless the exercise of any such right is necessary or advisable to avoid any risk of personal or criminal liability for any current or former managing director of that Cash Management Facility Debtor.

If a Cash Management Facility Guarantor receives any benefit, payment or distribution in relation to such rights it shall, other than to the extent such Cash Management Facility Debtor is permitted to retain such benefit, payment or distribution in accordance with the Cash Management Facility Finance Documents hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Cash Management Facility Creditors by the Cash Management Facility Debtors under or in connection with the Cash Management Facility Finance Documents to be repaid in full on trust for, or if the concept of trust is not recognised in the jurisdiction of incorporation of that Cash Management Facility Guarantor, for the benefit of (to the exent it is able to do so in accordance with any law applicable to it) the Cash Management Facility Creditors and shall promptly pay or transfer the same, but subject to the limitations and exceptions provided in this Schedule 8 to the Security Agent or as the Security Agent may direct for application in accordance with Clause 16 (Application of Proceeds).

9.	Release of Cash Management Facility Guarantors’ right of contribution

If any Cash Management Facility Guarantor (a “Retiring Cash Management Facility Guarantor”) ceases to be a Cash Management Facility Guarantor in accordance with the terms of the Cash Management Facility Finance Documents for the purpose of any sale or other disposal of that Retiring Cash Management Facility Guarantor or any of its Holding Companies then on the date such Retiring Cash Management Facility Guarantor ceases to be a Cash Management Facility Guarantor:

(a)	that Retiring Cash Management Facility Guarantor is released by each other Cash Management Facility Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Cash Management Facility Guarantor arising by reason of the performance by any other Cash Management Facility Guarantor of its obligations under the Cash Management Facility Finance Documents; and

(b)	each other Cash Management Facility Guarantor waives any rights it may have by reason of the performance of its obligations under the Cash Management Facility Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Cash Management Facility Creditors under any Cash Management Facility Finance Document or of any other security taken pursuant to, or in connection with, any Cash Management Facility Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Cash Management Facility Guarantor.

10.	Additional security

The guarantee contained in this Schedule 8 is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Cash Management Facility Creditor.

11.	Guarantee Limitations: General

(a)	Without limiting any specific exemptions set out below:

(i)	no Cash Management Facility Guarantor’s obligations and liabilities under this Schedule 8 and under any other guarantee or indemnity provision in a Cash Management Facility Finance Document (the “Cash Management Guarantee Obligations”) will extend to include any obligation or liability; and

(ii)	no Transaction Security granted by a Guarantor will secure any Guarantee Obligation,

if to the extent doing so would be unlawful financial assistance (notwithstanding any applicable exemptions and/or undertaking of any applicable prescribed whitewash or similar financial assistance procedures) in respect of the acquisition of shares in itself or its Holding Company or a member of the Group under the laws of its jurisdiction of incorporation.

(b)	If, notwithstanding paragraph (a) above, the giving of the guarantee in respect of the Cash Management Guarantee Obligations or Transaction Security would be unlawful financial assistance, then, to the extent necessary to give effect to paragraph (a) above, the obligations under the Cash Management Facility Finance Documents will be deemed to have been split into two tranches; “Tranche 1” comprising those obligations which can be secured by the Cash Management Guarantee Obligations or Transaction Security without breaching or contravening relevant financial assistance laws and “Tranche 2” comprising the remainder of the obligations under the Cash Management Facility Finance Documents. The Tranche 2 obligations will be excluded from the relevant Cash Management Guarantee Obligations and will be allocated to the facility or loan to which those obligations related, to the extent that can be determined. The obligations of each Cash Management Facility Guarantor under this Schedule 8 at any time shall be limited to the maximum amount as will result in such obligations not constituting a fraudulent conveyance or fraudulent transfer under any bankruptcy or insolvency law

12.	[Reserved]

13.	Italian Guarantee Limitations

(a)	In this paragraph 13 “Italian Cash Management Facility Guarantor” means a Cash Management Facility Guarantor incorporated under the laws of Italy.

(b)	Notwithstanding any provisions to the contrary in any Debt Document, the obligations of any Italian Cash Management Facility Guarantor under this Schedule 8 in respect of the obligations and liabilities of any Cash Management Facility Debtor which is not a subsidiary (pursuant to article 2359, paragraph 1, numbers 1 and/or 2, of the Italian Civil Code) of such Italian Cash Management Facility Guarantor shall not exceed, at any time, an amount equal to the aggregate of:

(i)	the aggregate principal amount of any Cash Management Facility at any time advanced to such Italian Cash Management Facility Guarantor (or any of its direct or indirect subsidiaries pursuant to article 2359, paragraph 1, numbers 1 and/or 2, of the Italian Civil Code) as borrower under any Cash Management Facility and outstanding at the time of the enforcement of the guarantee; and

(ii)	the aggregate principal amount of any intercompany loans or other financial support in any form (such term, for the avoidance of doubt, not including equity contributions), advanced to such Italian Cash Management Facility Guarantor (or any of its direct or indirect subsidiaries pursuant to article 2359, paragraph 1, numbers 1 and/or 2, of the Italian Civil Code) by any Cash Management Facility Debtor (whether directly or indirectly) and outstanding as at the date of enforcement of the guarantee, provided that, in order to comply with the provisions of Italian law in relation to financial assistance (including article 2358 and/or article 2474, as applicable, of the Italian Civil Code), no Italian Cash Management Facility Guarantor shall be liable as a Cash Management Facility Guarantor under the Cash Management Facility Finance Documents in relation to:

(A)	the obligations of any Cash Management Facility Debtor, as borrower or as Cash Management Facility Guarantor in respect of any Cash Management Facility which is used or intended to be used, directly or indirectly, to finance the acquisition of such Italian Cash Management Facility Guarantor (or any of its direct or indirect holding companies) or the subscription of any shares of such Italian Cash Management Facility Guarantor (or any of its direct or indirect holding companies) (or to refinance, directly or indirectly, any existing indebtedness incurred for such purposes) and/or the payment of any fees, costs and expenses, stamp, registration or other Taxes in connection therewith; and

(B)	the obligations of any Cash Management Facility Debtor under any guarantee given by such Cash Management Facility Debtor under this Schedule 8 in respect of the obligations referred to in paragraph (A) above, in each case and in any event subject to clause 29 (Guarantee Limitations) of the Intercreditor Agreement, and provided further that, notwithstanding any provision to the contrary under this Agreement or any other Debt Document, no Italian Cash Management Facility Guarantor shall be liable as a Guarantor under this Agreement, in respect of any Cash Management Facility, in relation to the obligations of any Cash Management Facility Debtor, which is not a subsidiary (pursuant to article 2359, paragraph 1, numbers 1 and/or 2, of the Italian Civil Code) of such Italian Cash Management Facility Guarantor, in respect of any amounts owed under any Cash Management Facility and any Cash Management Facility Document in excess of an amount equal to the amount that such Italian Cash Management Facility Guarantor is entitled to set-off against its claims of recourse or subrogation (regresso or surrogazione) arising as a result of any payment made by such Cash Management Facility Debtor under the guarantee given pursuant to this paragraph 13 (the “Set-Off Right”), it being agreed that any provision establishing a deferral of Guarantors’ rights in any Debt Documents, including in this Agreement, shall not prejudice, and will not apply to, the Set-Off Right.

(c)	Notwithstanding any provision to the contrary herein and/or in any Cash Management Facility Finance Documents, in order to comply with the mandatory provisions of Italian law in relation to (i) maximum interest rates (including the Italian Usury Law and article 1815 of the Italian Civil Code), and (ii) capitalization of interests (including article 1283 of the Italian Civil Code and article 120 of the Italian Legislative Decree No. 385 of 1 September 1993), the obligations of any Italian Cash Management Facility Guarantor under this Schedule 8 shall not include, and shall not extend to (x) any interest qualifying as usurious pursuant to the Italian Usury Law and (y) any interest on overdue amounts compounded in violation of the provisions set forth by article 1283 of the Italian Civil Code and/or article 120 of the Italian Legislative Decree No. 385 of 1 September 1993, respectively.

(d)	Without prejudice to paragraph (b) above, in any event, pursuant to article 1938 of the Italian Civil Code and notwithstanding anything set out in any Debt Document to the contrary, the maximum amount that any Italian Cash Management Facility Guarantor may be required to pay in respect of its obligations as Cash Management Facility Guarantor under Cash Management Facility Document shall not exceed 120 per cent. of the Cash Management Facility Commitments.

14.	[Reserved]

15.	Excluded Swap Obligations

(a)	Notwithstanding anything to the contrary in any Debt Document, the guarantee contained in this Schedule 8 does not apply to any Excluded Swap Obligation of any Cash Management Facility Guarantor.

(b)	In this paragraph 15 (Excluded Swap Obligations):

“CEA” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute;

“Excluded Swap Obligation” means, with respect to any Cash Management Facility Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Cash Management Facility Guarantor that relates to such Swap Obligation (or any guarantee thereof) is or becomes illegal under the CEA or any rule, regulation or order of the US Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Cash Management Facility Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee given by such Cash Management Facility Guarantor becomes effective with respect to such Swap. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal;

“Swap” means any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the CEA; and

“Swap Obligation” means, with respect to any person, any obligation to pay or perform under any Swap.

16.	Additional Guarantee Limitations

The guarantee of any acceding Debtor which is a Cash Management Facility Guarantor (an “Acceding Cash Management Facility Guarantor”) is subject to any limitations relating to that Acceding Cash Management Facility Guarantor on the amount guaranteed or to the extent of the recourse of the beneficiaries of the guarantee which is set out in the Debtor/Third Party Security Provider/Topco Independent Obligor Accession Undertaking applicable to such Acceding Cash Management Facility Guarantor and agreed with the Security Agent (acting reasonably in accordance with the Agreed Security Principles).

SCHEDULE 9

Form of New Debt Financing Designation Certificate

To:	[·] as Security Agent and [·] as each Agent
From:	[The Company]

Dated:

Dear Sirs,

Intercreditor Agreement dated [·] between, amongst others, [·] as Company, [·] as Security Agent, [·] as senior agent, the other Creditors and the other Debtors (each as defined in the Intercreditor Agreement) (the “Intercreditor Agreement”).

1.	We refer to the Intercreditor Agreement. This is a New Debt Financing Designation Certificate. Terms defined in the Intercreditor Agreement have the same meaning in this New Debt Financing Designation Certificate unless given a different meaning in this New Debt Financing Designation Certificate.

2.	We refer to a New Debt Financing constituted by [insert description of instrument e.g. loan; facility; indenture; other debt arrangement] (the “Applicable Agreement”) in an amount of [insert (if applicable) principal amount] with [insert names of applicable agents, trustees or as applicable lenders] (the “Applicable Financing”).

3.	We certify that the Applicable Financing (and its ranking and status for the purposes of this Agreement as designated in paragraphs 4 and 5 of this Certificate) and the entry into of the agreement documenting the Applicable Financing is not prohibited under the terms of any Finance Document as at the date of entry into thereof and the Effective Date.

4.	We hereby designate the Applicable Financing as [insert type of ranking and status - eg Acquired Indebtedness; Super Senior Facility; a Senior Facility; a Cash Management Facility; a [Super Senior / Pari Passu] Hedging Liabilities; a Second Lien Facility; a Topco Facility; Senior Secured Notes; Second Lien Notes; Topco Notes etc].

5.	We hereby designate the Applicable Agreement as [insert nature of Agreement - eg a Permitted Super Senior Secured Facilities Agreement; a Permitted Senior Secured Facilities Agreement; a Cash Management Facility Document; a Hedging Agreement; a Second Lien Facility Agreement; a Topco Facility Agreement; applicable instrument in respect of applicable Notes; an Unsecured Finance Document].

We hereby designate [insert date] as the “Specified Date”.

[We hereby designate the [existing Agent] as a Super Senior Agent].

This certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

[The Company]

By:

SCHEDULE 10

Form of Designation Certificate

To:	[·] as [Insert name of Creditor/Security Agent/each Agent as applicable] From: [The Company]

Dated:

Dear Sirs,

Intercreditor Agreement dated [·] between, amongst others, [·] as Company, [·] as security agent, [·] as senior agent, the other Creditors and the other Debtors (each as defined in the Intercreditor Agreement) (the “Intercreditor Agreement”).

1.	We refer to the Intercreditor Agreement. Terms defined in the Intercreditor Agreement have the same meaning in this Certificate unless given a different meaning in this Certificate.

2.	We refer to [the definition of / Clause] [·] and the requirement that the Company make a [designation / determination / request / direction / confirmation / nomination / certification] thereunder (the “Applicable Provision”).

3.	For the purposes of the Applicable Provision, the Company [designates / determines / requests/ directs / confirms / nominates / certifies] [·].

4.	This certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

[The Company]

By:

SCHEDULE 11

Form of Super Senior Hedging Designation Certificate

To:	[·] as Security Agent
From:	[The Company] Dated:

Dear Sirs,

Intercreditor Agreement dated [·] between, amongst others, [·] as Company, [·] as security agent, [·] as senior agent, the other Creditors and the other Debtors (each as defined in the Intercreditor Agreement) (the “Intercreditor Agreement”).

1.	We refer to the Intercreditor Agreement. This is a Super Senior Hedging Designation Certificate. Terms defined in the Intercreditor Agreement have the same meaning in this Super Senior Hedging Designation Certificate unless given a different meaning in this Super Senior Hedging Designation Certificate.

Pursuant to Clause 4.17 (Designation of Super Senior Hedging Liabilities) of the Intercreditor Agreement we request that with effect from the date of delivery of this Super Senior Hedging Designation Certificate:

(a)	[the Hedging Liabilities owed to [name of new Super Senior Hedge Counterparty] under [details of Hedging Agreement and/or trade confirmation or other equivalent documentation to be inserted] shall be designated and treated as Super Senior Hedging Liabilities and we confirm that such designation is not prohibited by the Finance Documents[.][; and/or

(b)	the Hedging Liabilities owed to [name of existing Super Senior Hedge Counterparty] under [details of Hedging Agreement and/or trade confirmation or other equivalent documentation to be inserted] [have expired or are no longer outstanding and] shall no longer be designated as Super Senior Hedging Liabilities.]

This certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

[The Company]

By:

[The Hedge Counterparty]

By:

EXHIBIT D

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of [ ], 20[ ] (the “Joinder Agreement” or this “Agreement”), by and among [NEW LENDERS] (each, a “New Lender” and, collectively, the “New Lenders”), Bending Spoons US Inc., a Delaware corporation (the “Borrower”), Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy (the “Company”) and JPMorgan Chase Bank, N.A. (the “Administrative Agent”).

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of January 2, 2026 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined in the Credit Agreement are used herein as therein defined), among the Borrower, the Company, the Lenders and Issuing Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Intesa Sanpaolo S.p.A., as Security Agent; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may establish New Loan Commitments by, among other things, entering into one or more Joinder Agreements with New Lenders;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

I.            Each New Lender party hereto hereby agrees to commit to provide its New Loan Commitment, as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

II.            Each New Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, any other New Lender or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes, with express consent pursuant to articles 1394 and 1395 of the Italian civil code, the Administrative Agent and/or the Security Agent to take such action as agent on its behalf (and in its capacity as mandatario con rappresentanza) and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent and the Security Agent, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a New Lender.

III.            Each New Lender hereby agrees to make its respective Commitment on the following terms and conditions:

1.            Applicable Margin. The Applicable Margin for each New Term Loan shall mean, as of any date of determination, a percentage per annum as set forth below:

[INSERT PRICING]

2.            [Principal Payments. The Borrower shall make principal payments on the New Term Loan in installments on the dates and in the amounts set forth below:

(A)	(B)
Scheduled
Repayment
of New Term
Payment Date	Loans
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$

][Maturity Date. The Borrower shall repay the then unpaid principal amount of the New Term Loans outstanding on [ ].]

3.            Voluntary and Mandatory Prepayments. Scheduled installments of principal of the New Term Loans set forth above shall be reduced in connection with any optional or mandatory prepayments of the New Term Loans in accordance with Sections 2.11 and 2.12 of the Credit Agreement respectively.

4.            Proposed Borrowing. This Agreement represents the Borrower’s request to borrow New Term Loans from the New Lenders as follows (the “Proposed Borrowing”):

Business Day of Proposed Borrowing:  ,

Amount of Proposed Borrowing: $

Interest rate option:

a.	ABR Loan(s)

b.	Term Benchmark Loan(s) with an initial Interest Period of [·] months]

5.            [New Lenders. Each New Lender acknowledges and agrees that upon its execution of this Agreement and the making of New Term Loans, such New Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.]1

6.            Credit Agreement Governs. Except as set forth in this Agreement, the New Term Loans shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

7.            Certification. By its execution of this Agreement, the undersigned officer on behalf of the Borrower certifies that no Default or Event of Default shall exist on the date hereof immediately after giving effect to the New Term Loans.

8.            Notice. For purposes of the Credit Agreement, the initial notice address of each New Lender shall be as set forth below its signature below.

1 Insert bracketed language if the lending institution is not already a Lender.

9.            Tax Documentation. For each New Lender, delivered herewith to the Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such New Lender may be required to deliver to Administrative Agent pursuant to Section 2.20 of the Credit Agreement.

10.            Recordation of the New Loans. Upon execution, delivery and effectiveness hereof, the Administrative Agent will record the New Term Loans made by each New Lender in the Register.

11.            Amendment, Modification and Waiver. This Agreement may not be amended, waived, supplemented or otherwise modified except (i) prior to the effectiveness of this Agreement, by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto, and (ii) upon and following the effectiveness of this Agreement, as provided by Section 10.1 of the Credit Agreement.

12.            Entire Agreement. This Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

13.            GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

14.            Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

15.            Counterparts; Electronic Execution. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

16.            Intercreditor Accessions. In consideration of each New Lender being accepted as a Senior Lender, Senior Agent and/or Senior Lead Arranger (as applicable) (such New Lender, an “Acceding Party”) for the purposes of the Intercreditor Agreement, the Acceding Party confirms that, as from the date such Acceding Party became a Secured Party hereunder, it shall be a party to the Intercreditor Agreement as a Senior Lender, Senior Agent and/or Senior Lead Arrangers (as applicable) and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender, Senior Agent and/or Senior Lead Arrangers (as applicable) and agrees that (i) it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement (including the appointment of the Security Agent under Clause 19 (The Security Agent) of the Intercreditor Agreement) and (ii) it shall be deemed to have agreed to appoint and accepted the appointment of the Security Agent to act as its security agent and mandatario con rappresentanza pursuant to Italian law and to have authorised the Security Agent to perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Intercreditor Agreement and the other Loan Documents, together with any other incidental rights, power and discretions and such others rights and faculties indicated in the Intercreditor Agreement and/or the other Loan Documents. The Acceding Party expressly ratifies and approves any and all acts done by the Security Agent on its behalf prior to such Acceding Party becoming a Secured Party hereunder. The parties confirm that this Joinder Agreement shall take effect as a Creditor/Agent Accession Undertaking (as defined in the Intercreditor Agreement) for the purposes of the Intercreditor Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of [      ].

[NAME OF NEW LENDER],

By:
Name:
Title:
Notice Address:
Attention:
Telephone:
Facsimile:

BENDING SPOONS US INC.

By:
Name:
Title:

Consented to by:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

This Joinder Agreement is accepted by Intesa Sanpaolo S.p.A. as Security Agent:

By:

Name:

Title:

SCHEDULE A TO JOINDER AGREEMENT

Name of New Lender	Type of New Loan Commitment	Amount
[ ]	[Term Loan Commitment][Revolving Commitment]	$

Exhibit E-1

FORM OF INCREASE SUPPLEMENT

INCREASE SUPPLEMENT, dated as of [   ], 20[   ], to the Credit Agreement, dated as of January 2, 2026 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined in the Credit Agreement are used herein as therein defined), among Bending Spoons US Inc., a Delaware corporation (the “Borrower”), Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”), the Lenders and Issuing Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Intesa Sanpaolo S.p.A., as Security Agent.

1.            Pursuant to Section 2.25 of the Credit Agreement, the Borrower hereby proposes to increase (the “Increase”) the aggregate [Existing Term Loan][Existing Revolving Loan] commitments from $[   ] to $[   ].

2.            Each of the following Lenders (each, an “Increasing Lender”) has been invited by the Borrower and has agreed, subject to the terms hereof, to increase its [Existing Term Loan][Existing Revolving Loan] commitment as follows:

[Tranche][1]
[Supplemental Term Loan
Commitment][Revolving
	[Tranche A Term	Commitment Increase] (after
Name of Lender	Loans][Revolving Commitment]	giving effect hereto)
	$	$
	$	$
	$	$

3.            Pursuant to Section 2.25 of the Credit Agreement, by execution and delivery of this Increase Supplement, each of the Increasing Lenders agrees and acknowledges that it shall have an aggregate [Tranche A Term Loan and Supplemental Term Loan Commitment][Revolving Commitment and Revolving Commitment Increase] in the amount equal to the amount set forth above next to its name.

[Remainder of Page Intentionally Left Blank]

1 Indicate relevant Tranche.

IN WITNESS WHEREOF, the parties hereto have caused this INCREASE SUPPLEMENT to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

The Increasing Lender:

[INCREASING LENDER]

By:
Name:
Title:

BENDING SPOONS US INC.,
as the Borrower

By:
Name:
Title:

Acknowledged by:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT E-2

FORM OF LENDER JOINDER AGREEMENT

THIS LENDER JOINDER AGREEMENT, dated as of [ ], 20[ ] (this “Lender Joinder Agreement”), by and among the bank or financial institution party hereto (the “Additional Commitment Lender”), Bending Spoons US Inc., a Delaware corporation (together with its successors and assigns, the “Borrower”) and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”).

RECITALS:

WHEREAS, reference is made to the Credit Agreement, dated as of January 2, 2026 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined in the Credit Agreement are used herein as therein defined), among the Borrower, Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”), the Lenders and Issuing Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Intesa Sanpaolo S.p.A., as Security Agent, and the other banks and financial institutions party thereto; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may add [Supplemental Term Loan Commitments][Revolving Commitment Increase] of one or more Additional Commitment Lenders by entering into one or more Lender Joinder Agreements, provided that after giving effect thereto the aggregate amount of all [Supplemental Term Loan Commitments][Revolving Commitment Increase] shall not exceed the Maximum Incremental Facilities Amount.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1.	The Additional Commitment Lender party hereto hereby agrees to commit to provide its respective Commitments as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Such Additional Commitment Lender (a) represents and warrants that it is legally authorized to enter into this Lender Joinder Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Joinder Agreement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to each such Agent, as applicable, by the terms thereof, together with such powers as are incidental thereto; (e) hereby affirms the acknowledgements and representations of such Additional Commitment Lender as a Lender contained in Section 9.6 of the Credit Agreement; and (f) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to Section 10.6 of the Credit Agreement.

2.	The Additional Commitment Lender hereby agrees to make its [Supplemental Term Loan Commitments][Revolving Commitment Increase] on the following terms and conditions on the Effective Date set forth on Schedule A pertaining to such Additional Commitment Lender attached hereto:

1.	Additional Commitment Lender to Be a Lender. Such Additional Commitment Lender acknowledges and agrees that upon its execution of this Lender Joinder Agreement that such Additional Commitment Lender shall on and as of the Effective Date set forth on Schedule A become a “Lender” with respect to the Tranche indicated on Schedule A under, and for all purposes of, the Credit Agreement and the other Loan Documents, shall be subject to and bound by the terms thereof, shall perform all the obligations of and shall have all rights of a Lender thereunder and shall make available such amount to fund its ratable share of outstanding Loans on the Effective Date as the Administrative Agent may instruct.

2.	Certain Delivery Requirements. Each Additional Commitment Lender has delivered herewith to the Borrower and the Administrative Agent such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Additional Commitment Lender may be required to deliver to the Borrower and the Administrative Agent pursuant to Section 2.20 of the Credit Agreement.

3.	Credit Agreement Governs. Except as set forth in this Lender Joinder Agreement, [Supplemental Term Loan Commitments][Revolving Commitment Increases] shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

4.	Notice. For purposes of the Credit Agreement, the initial notice address of such Additional Commitment Lender shall be as set forth below its signature below.

5.	Recordation of the New Loans. Upon execution, delivery and effectiveness hereof, the Administrative Agent will record the [Supplemental Term Loan Commitments][Revolving Commitment Increase] made by such Additional Commitment Lender in the Register.

6.	Amendment, Modification and Waiver. This Lender Joinder Agreement may not be amended, waived, supplemented or otherwise modified except (i) prior to the effectiveness of this Lender Joinder Agreement, by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto, and (ii) upon and following the effectiveness of this Lender Joinder Agreement, as provided by Section 10.1 of the Credit Agreement.

7.	Entire Agreement. This Lender Joinder Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

8.	GOVERNING LAW. THIS LENDER JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS LENDER JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY

STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

9.	Severability. Any term or provision of this Lender Joinder Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Lender Joinder Agreement or affecting the validity or enforceability of any of the terms or provisions of this Lender Joinder Agreement in any other jurisdiction. If any provision of this Lender Joinder Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

10.	Counterparts; Electronic Execution. This Lender Joinder Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Lender Joinder Agreement shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.	Intercreditor Accessions. In consideration of each Additional Commitment Lender being accepted as a Senior Lender, Senior Agent and/or Senior Lead Arranger (as applicable) (such Additional Commitment Lender, an “Acceding Party”) for the purposes of the Intercreditor Agreement, the Acceding Party confirms that, as from the date such Acceding Party became a Secured Party hereunder, it shall be party to the Intercreditor Agreement as a Senior Lender, Senior Agent and/or Senior Lead Arrangers (as applicable) and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender, Senior Agent and/or Senior Lead Arrangers (as applicable) and agrees that (i) it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement (including the appointment of the Security Agent under Clause 19 (The Security Agent) of the Intercreditor Agreement) and (ii) it shall be deemed to have agreed to appoint and accepted the appointment of the Security Agent to act as its security agent and mandatario con rappresentanza pursuant to Italian law and to have authorised the Security Agent to perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Intercreditor Agreement and the other Loan Documents, together with any other incidental rights, power and discretions and such others rights and faculties indicated in the Intercreditor Agreement and/or the other Loan Documents. The Acceding Party expressly ratifies and approves any and all acts done by the Security Agent on its behalf prior to such Acceding Party becoming a Secured Party hereunder. The parties confirm that this Lender Joinder Agreement shall take effect as a Creditor/Agent Accession Undertaking (as defined in the Intercreditor Agreement) for the purposes of the Intercreditor Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Lender Joinder Agreement as of the date first above written.

[NAME OF ADDITIONAL COMMITMENT LENDER]

By:
Name:
Title:

Notice Address:
Attention:
Telephone:
Facsimile:

JPMORGAN CHASE BANK, N.A.,
Administrative Agent

By:
Name:
Title:

BENDING SPOONS US INC.,
as the Borrower

By:
Name:
Title:

This Lender Joinder Agreement is accepted by Intesa Sanpaolo S.p.A. as Security Agent:

By:

Name:

Title:

SCHEDULE A to

EXHIBIT E-2

[SUPPLEMENTAL TERM LOAN COMMITMENT][REVOLVING COMMITMENT INCREASE]

Additional Commitment Lender	[Supplemental Term Loan Commitments][ Revolving Commitment Increases]	Principal Amount Committed	Aggregate Amount of All [Supplemental Term Loan Commitments][ Revolving Commitment Increases]	Maturity Date
		$	$

Effective Date of Lender Joinder Agreement:

Exhibit E-3

[Form of] Lender Designation

To:	JPMORGAN CHASE BANK, N.A. (as Administrative Agent); and INTESA SANPAOLO S.P.A. (as Security Agent)

for itself and each of the other parties to the Pro Rata Facilities Agreement, Term Loan Credit Agreement and the Intercreditor Agreement referred to below.

Cc:	Bending Spoons Holdings S.p.A.

From:	[Designating Lender] (the “Designating Lender”) Dated:

Dear Sirs

Re:	BENDING SPOONS US INC. Credit Agreement (as defined below)

1.	We refer to the Credit Agreement, dated as of January 2, 2026 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”), the Lenders and Issuing Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Intesa Sanpaolo S.p.A., as Security Agent and to the Intercreditor Agreement (as defined in the Credit Agreement). Terms defined in the Credit Agreement have the same meaning in this Designation Notice.

2.	We hereby designate our Affiliate details of which are given below as a Substitute Affiliate Lender in respect of any Loans required to be advanced to Bending Spoons US Inc. (“Designated Loans”).

3.	The details of the Substitute Affiliate Lender are as follows:

Name:

Facility Office:

Fax Number:

Attention:

Jurisdiction of Incorporation:

By countersigning this notice below the Substitute Affiliate Lender agrees to become a Substitute Affiliate Lender in respect of Designated Loans as indicated above and agrees to be bound by the terms of the Credit Agreement and the Intercreditor Agreement accordingly.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

In consideration of the Substitute Affiliate Lender being accepted as a Senior Lender, Senior Agent and/or Senior Lead Arranger (as applicable) (such Substitute Affiliate Lender, an “Acceding Party”) for the purposes of the Intercreditor Agreement, the Acceding Party confirms that, as from the date such Acceding Party became a Secured Party hereunder, it shall be party to the Intercreditor Agreement as a Senior Lender, Senior Agent and/or Senior Lead Arrangers (as applicable) and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender, Senior Agent and/or Senior Lead Arrangers (as applicable) and agrees that (i) it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement (including the appointment of the Security Agent under Clause 19 (The Security Agent) of the Intercreditor Agreement) and (ii) it shall be deemed to have agreed to appoint and accepted the appointment of the Security Agent to act as its security agent and mandatario con rappresentanza pursuant to Italian law and to have authorised the Security Agent to perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Intercreditor Agreement and the other Loan Documents, together with any other incidental rights, power and discretions and such others rights and faculties indicated in the Intercreditor Agreement and/or the other Loan Documents. The Acceding Party expressly ratifies and approves any and all acts done by the Security Agent on its behalf prior to such Acceding Party becoming a Secured Party hereunder. The parties confirm that this Assignment and Assumption shall take effect as a Creditor/Agent Accession Undertaking (as defined in the Intercreditor Agreement) for the purposes of the Intercreditor Agreement.

[Signature page to follow]

For and on behalf of

[Designating Lender]

EXHIBIT F

[RESERVED]

EXHIBIT G

[RESERVED]

EXHIBIT H

[RESERVED]

EXHIBIT I

[RESERVED]

EXHIBIT J

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably (1) purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor; and (2) appoints and authorizes the Security Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents including without limitation the Intercreditor Agreement and any other instrument or document furnished pursuant hereto or thereto as are delegated to the Security Agent by the terms thereof, together with such powers as are incidental thereto. The Assignee expressly ratifies and approves any and all acts done by the Security Agent on its behalf prior to execution by the Assignee of this Assignment and Assumption.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]3]

3.	Borrower:	Bending Spoons US Inc., a Delaware corporation (the “Borrower”)

4.	Administrative Agent:	JPMorgan Chase Bank, N.A, as the administrative agent under the Credit Agreement

5.	Security Agent:	Intesa Sanpaolo S.p.A.

3 Select as applicable.

6.	Credit Agreement:	The Credit Agreement, dated as of January 2, 2026, among the Borrower, Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”), the Lenders and Issuing Lenders from time to time party thereto, the Administrative Agent and the Security Agent.

7.	Intercreditor Agreement:	The Intercreditor Agreement, dated 30 July 2024, among the Company, the Borrower, the other companies party thereto, the Administrative Agent, the Security Agent, the Creditors (as defined therein) party thereto from time to time, and the other parties party thereto.

8.	Assigned Interest:

Facility Assigned[4]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned[5]	Percentage Assigned of Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

Effective Date:               , 20 [TO BE INSERTED BY ADMINISTRATIVE AGENT IN ACCORDANCE WITH THE CREDIT AGREEMENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[Remainder of Page Intentionally Left Blank]

4 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption.

5 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]6 Accepted:

JPMorgan Chase Bank, N.A, as Administrative Agent

By:
Title:

[Consented to:7

Bending Spoons US Inc., as the Borrower

By:
Title:]

This Assignment and Assumption is accepted by Intesa Sanpaolo S.p.A. as Security Agent8:

By:

Name:

Title:

[6]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[7]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

[8]	Per the Intercreditor Agreement, the Creditor/Agent Accession Undertaking (which this Assignment and Assumption is intended to have the effect of) must be delivered to/acknowledged by the Security Agent. For this purpose, please see Section 10.6 of the Credit Agreement.

ANNEX 1

The Credit Agreement, dated as of January 2, 2026 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Bending Spoons US Inc., a Delaware corporation (the “Borrower”), Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”), the Lenders and Issuing Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Intesa Sanpaolo S.p.A., as Security Agent. Capitalized terms used but not defined herein have the meanings given to them in the Credit Agreement.

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1            Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any Subsidiary or Affiliate thereof or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any Subsidiary or Affiliate thereof or any other Person of any of their respective obligations under any Loan Document.

1.2            Assignee. The Assignee (a) repeats each Lender representation set forth in Section 9.6 of the Credit Agreement; (b) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received and/or had the opportunity to review a copy of the Credit Agreement to the extent it has in its sole discretion deemed necessary, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has in its sole discretion deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (c) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (d) appoints and authorizes (i) the Administrative Agent, and (ii) the Security Agent to take such action as agent in their respective capacities on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents and any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent and the Security Agent, as applicable, by the terms thereof, together with such powers as are incidental thereto. Furthermore, the Assignee acknowledges that it will deliver a copy of this Assignment and Assumption to the Security Agent to satisfy Section 10.6(b)(ii)(B)(ii) of the Credit Agreement.

2.            Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.            General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. The words “execution,” “signed,” “signature,” and words of like import in this Assignment and Assumption shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Assignment and Assumption and the rights and obligations of the parties under this Assignment and Assumption shall be governed by, and construed and interpreted in accordance with, the law of the State of New York without regard to principles of conflicts of laws to the extent that the same are not mandatorily applicable by statute and the application of the laws of another jurisdiction would be required thereby.

4.            Intercreditor Accession. In consideration of each Assignee being accepted as a Senior Lender, Senior Agent and/or Senior Lead Arranger (as applicable) (such Assignee, an “Acceding Party”) for the purposes of the Intercreditor Agreement, the Acceding Party confirms that, as from the date such Acceding Party became a Secured Party hereunder, it shall be party to the Intercreditor Agreement as a Senior Lender, Senior Agent and/or Senior Lead Arrangers (as applicable) and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender, Senior Agent and/or Senior Lead Arrangers (as applicable) and agrees that (i) it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement (including the appointment of the Security Agent under Clause 19 (The Security Agent) of the Intercreditor Agreement) and (ii) it shall be deemed to have agreed to appoint and accepted the appointment of the Security Agent to act as its security agent and mandatario con rappresentanza pursuant to Italian law and to have authorised the Security Agent to perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Intercreditor Agreement and the other Loan Documents, together with any other incidental rights, power and discretions and such others rights and faculties indicated in the Intercreditor Agreement and/or the other Loan Documents. The Acceding Party expressly ratifies and approves any and all acts done by the Security Agent on its behalf prior to such Acceding Party becoming a Secured Party hereunder. The parties confirm that this Assignment and Assumption shall take effect as a Creditor/Agent Accession Undertaking (as defined in the Intercreditor Agreement) for the purposes of the Intercreditor Agreement.

EXHIBIT K

FORM OF COMPLIANCE CERTIFICATE9

The undersigned hereby certifies as follows:

1.            I am the [TITLE] of Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy (the “Company”).

2.            I have reviewed the terms of that certain Credit Agreement, dated as of January 2, 2026 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined in the Credit Agreement are used herein as therein defined), among Bending Spoons US Inc., a Delaware corporation (the “Borrower”), the Company, the Lenders and Issuing Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and Intesa Sanpaolo S.p.A., as Security Agent, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by the attached financial statements. A description of all new Subsidiaries (if any) and of any change in the name or jurisdiction of organization of any Loan Party (if any) [and a listing of any Collateral consisting of U.S. patents and patent applications, U.S. registered trademarks and trademark applications (in the case of intent-to-use trademark applications, only such applications for which a “statement of use” or an “amendment to allege use” has been filed and accepted by the United States Patent and Trademark Office), U.S. registered copyrights, and exclusive licenses to U.S. registered copyrights, owned by a U.S. Loan Party (other than Excluded Collateral) (if any) that were filed or otherwise acquired during the period covered by this Compliance Certificate]10 is set forth in a separate attachment to this Compliance Certificate.

3.            The examination described in paragraph 2 above did not disclose, and I have no knowledge of, an Event of Default or Default that has occurred and is continuing as of the date hereof and that has not been previously disclosed in writing to the Administrative Agent, except as set forth in a separate attachment, if any, to this Compliance Certificate, describing in detail the nature of the condition or event, and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event.

4.            [Attached hereto as Exhibit A is a management and discussion analysis report, describing the operations and financial conditions of the Company and its Subsidiaries on a consolidated basis for the fiscal [quarter][year] ending [   ], 20[   ].]11

5.            Attached hereto as Schedule A are calculations demonstrating that, as of the last day of the most recent Test Period, the Consolidated Net Total Leverage Ratio did not exceed 4.00 to 1.00.

[Remainder of Page Intentionally Left Blank]

[9]	To the extent any requirement set forth in the form of the Compliance Certificate conflicts with the applicable terms of the Credit Agreement, including the financial definitions included in the schedules attached hereto, the terms of the Credit Agreement shall control. Any calculations required to be attached to the Compliance Certificate shall contain such details as agreed between the Borrower and the Administrative Agent and may be (i) in the form of a customary step-by-step calculation of each component of the applicable definition or (ii) in such other form reasonably acceptable to the Administrative Agent.
[10]	To be included for compliance certificates delivered with audited financials delivered pursuant to Section 6.1(a).
[11]	To be included at least twice per fiscal year.

The foregoing certifications, together with the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered on behalf of the Company in my capacity as [    ] and not in my individual capacity, on [MM/DD/YY] pursuant to Section 6.2(a) of the Credit Agreement.

BENDING SPOONS OPERATIONS S.P.A.

By:
Title:

SCHEDULE A to
EXHIBIT E-2

[See Attached]

EXHIBIT L

FORM OF CLOSING CERTIFICATE

[   ], 20[   ]

Pursuant to Section 5.1(f) of the Credit Agreement, dated as of January 2, 2026 (the “Credit Agreement”; terms defined in the Credit Agreement are used herein as therein defined), among Bending Spoons US Inc., a Delaware corporation (the “Borrower”), Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”), the Lenders and Issuing Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Intesa Sanpaolo S.p.A., as Security Agent, the undersigned Responsible Officer of the Borrower hereby certifies on behalf of the Borrower and each of the other Loan Parties (and not individually) that all representations and warranties in Section 4 of the Credit Agreement are true and correct in all material respects (or true and correct in all material respects as of a specified date, if earlier).

[Latham & Watkins LLP is entitled to rely on this certificate in connection with the opinion it is delivering in connection with Section 5.1(e)(i) of the Credit Agreement.]

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has hereunto set its name as of the date set forth above.

Name:
Title:

EXHIBIT M

FORM OF SOLVENCY CERTIFICATE

Date: [   ], 20[   ]

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the [Responsible Officer] of Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy (the “Company”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof, that:

1.            This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section 5.1(i) of the Credit Agreement, dated as of January 2, 2026 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Bending Spoons US Inc., a Delaware corporation (the “Borrower”), the Company, the Lenders and Issuing Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Intesa Sanpaolo S.p.A. as Security Agent. The undersigned hereby certifies that he is a duly elected and acting [Responsible Officer] of the Company and that as such he is authorized to execute and deliver this Solvency Certificate on behalf of the Company (and not as an individual).

2.	As of the date hereof, after giving effect to the consummation of the Transaction, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans:

(a)	The present fair saleable value of the assets of the Company and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

(b)	The present fair saleable value of the property of the Company and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c)	The Company and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

(d)	The Company and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Company and its Subsidiaries. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Company and its Subsidiaries after consummation of the Transactions contemplated by the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Solvency Certificate to be executed as of the date set forth above.

BENDING SPOONS OPERATIONS S.P.A.

By:
Name:
Title:

EXHIBIT N-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of January 2, 2026 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Bending Spoons US Inc., a Delaware corporation (the “Borrower”), Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”), the Lenders and Issuing Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Intesa Sanpaolo S.p.A., as Security Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[   ] (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.20(f) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:

1.            The Non-U.S. Lender is the sole record and beneficial owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate.

2.            The income from the Loans held by the Non-U.S. Lender is not effectively connected with the conduct of a trade or business within the United States.

3.            The Non-U.S. Lender is not a “bank” as such term is used in Section 881(c)(3)(A) of the Code.

4.            The Non-U.S. Lender is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code.

5.            The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

The Non-U.S. Lender has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor form). By executing this certificate, the Non-U.S. Lender agrees that (1) if the information provided on this certificate changes, the Non-U.S. Lender shall promptly inform the Borrower and the Administrative Agent in writing within 30 days of such change and (2) the Non-U.S. Lender shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower to the Non-

U.S. Lender, or in either of the two calendar years preceding such payment.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:
Date:

EXHIBIT N-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of January 2, 2026 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Bending Spoons US Inc., a Delaware corporation (the “Borrower”), Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”), the Lenders and Issuing Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Intesa Sanpaolo S.p.A., as Security Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[   ] (the “Non-U.S. Participant”) is providing this certificate pursuant to Section 2.20(f) of the Credit Agreement. The Non-U.S. Participant hereby represents and warrants that:

1.            The Non-U.S. Participant is the sole record and beneficial owner of the participation in respect of which it is providing this certificate.

2.            The income from the participation held by the Non-U.S. Participant is not effectively connected with the conduct of a trade or business within the United States.

3.            The Non-U.S. Participant is not a “bank” as such term is used in Section 881(c)(3)(A) of the Code.

4.            The Non-U.S. Participant is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code.

5.            The Non-U.S. Participant is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

The Non-U.S. Participant has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor form). By executing this certificate, the Non-U.S. Participant agrees that (1) if the information provided on this certificate changes, the Non-U.S. Participant shall promptly inform such Lender in writing within 30 days of such change and (2) the Non-U.S. Participant shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower to the Non-U.S. Participant, or in either of the two calendar years preceding such payment.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. PARTICIPANT]

By:
Name:
Title:
Date:

EXHIBIT N-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of January 2, 2026 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Bending Spoons US Inc., a Delaware corporation (the “Borrower”), Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”), the Lenders and Issuing Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Intesa Sanpaolo S.p.A., as Security Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[   ] (the “Non-U.S. Participant”) is providing this certificate pursuant to Section 2.20(f) of the Credit Agreement. The Non-U.S. Participant hereby represents and warrants that:

1.            The Non-U.S. Participant is the sole record owner of the participation in respect of which it is providing this certificate.

2.            The income from the participation held by the Non-U.S. Participant is not effectively connected with the conduct of a trade or business within the United States.

3.            The direct or indirect partners/members of the Non-U.S. Participant are the sole beneficial owners of such participation and, with respect to such participation, neither the Non-U.S. Participant nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code.

4.            None of the direct or indirect partners/members of the Non-U.S. Participant is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code.

5.            None of the direct or indirect partners/members of the Non-U.S. Participant is a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

The Non-U.S. Participant has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor form) or (ii) Internal Revenue Service Form W-8IMY accompanied by Form W-8BEN or W-8BEN-E, as applicable (or any successor form), from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the Non-U.S. Participant agrees that (1) if the information provided on this certificate changes, the Non-U.S. Participant shall promptly inform such Lender in writing within 30 days of such change and (2) the Non-U.S. Participant shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower to the Non-U.S. Participant, or in either of the two calendar years preceding such payment.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. PARTICIPANT]

By:
Name:
Title:
Date:

EXHIBIT N-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of January 2, 2026 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Bending Spoons US Inc., a Delaware corporation (the “Borrower”), Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”), the Lenders and Issuing Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Intesa Sanpaolo S.p.A., as Security Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[   ] (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.20(f) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:

1.            The Non-U.S. Lender is the sole record owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate.

2.            The income from the Loans held by the Non-U.S. Lender is not effectively connected with the conduct of a trade or business within the United States.

3.            The direct or indirect partners/members of the Non-U.S. Lender are the sole beneficial owners of the Loans or the obligations evidenced by Note(s) and, with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the Non-U.S. Lender nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code.

4.            None of the direct or indirect partners/members of the Non-U.S. Lender is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code.

5.            None of the direct or indirect partners/members of the Non-U.S. Lender is a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

The Non-U.S. Lender has furnished the Borrower and the Administrative Agent with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor form), or (ii) Internal Revenue Service Form W-8IMY accompanied by Form W-8BEN or W-8BEN-E, as applicable (or any successor form), from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the Non-U.S. Lender agrees that (1) if the information provided on this certificate changes, the Non-U.S. Lender shall promptly inform the Borrower and the Administrative Agent in writing within 30 days of such change and (2) the Non-U.S. Lender shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower to the Non-U.S. Lender, or in either of the two calendar years preceding such payment.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:
Date:

* * *

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

By:
Name:
Title:”

[Signature Page to Credit Agreement]

***

We hereby accept your proposal above.

JPMORGAN CHASE BANK, N.A.
as a Lender

By:	/s/ Utsav Rai
Name:	Utsav Rai
Title:	Executive Director

[Signature Page to Credit Agreement]

To:

Bending Spoons Operations S.p.A.

Via Nino Bonnet 10 20154 Milan, Italy

Bending Spoons US Inc.

169 Madison Ave, Suite 11218 New York, NY 10016, USA

20 April 2026

Project Blossom – Amendment Agreement

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following amendment agreement.

* * *

[Remainder of the page intentionally left blank]

Execution Version

To be executed by means of exchange of correspondence or out of Italy

AMENDMENT NO. 1 TO CREDIT AGREEMENT

This AMENDMENT NO. 1 TO CREDIT AGREEMENT (this “Amendment”), dated as of April 20, 2026, is entered into by and among BENDING SPOONS US INC., a Delaware corporation (the “Borrower”), BENDING SPOONS OPERATIONS S.P.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”) and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) pursuant to Section 10.16 of the Existing Credit Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Borrower, the Company, the Administrative Agent and the other parties thereto are parties to that certain Credit Agreement, dated as of January 2, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”; and as amended pursuant to this Amendment, the “Amended Credit Agreement”);

WHEREAS, the Company has requested that the Administrative Agent and the Required Lenders amend certain provisions of the Existing Credit Agreement, and the Lenders have been given the requisite notice specified in Section 10.16 of the Existing Credit Agreement. Subject to the satisfaction of the conditions precedent set forth herein, the Administrative Agent is willing to (and the Required Lenders will be deemed to have agreed to) amend the Existing Credit Agreement, on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.            Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings ascribed thereto in the Amended Credit Agreement.

2.            Amendments. Subject to the satisfaction of the conditions precedent set forth in Section 4 below, the Borrower, the Company and the Administrative Agent agree that the Existing Credit Agreement is hereby amended to (i) to delete the red or green stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~ and ~~stricken text~~) and (ii) to add the blue or green double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text), in each case, as set forth in the pages of the Amended Credit Agreement attached as Exhibit A hereto

Any Schedule or Exhibit to the Existing Credit Agreement not amended pursuant to the terms of this Amendment or otherwise included as part of Exhibit A hereto shall remain in effect without any amendment or other modification thereto.

3.            Representations and Warranties. In order to induce the other parties hereto to enter into this Amendment in the manner provided herein, each of the Company and the Borrower represents and warrants to the other parties hereto that the following statements are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality):

(a)            each of the representations and warranties of the Company, the Borrower and each other Loan Party contained in Section 4 of the Existing Credit Agreement and each other Loan Document are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date; and

(b)            as of the date hereof and immediately after giving effect to this Amendment, no Event of Default has occurred and is continuing.

4.            Condition to Effectiveness. This Amendment shall not become effective until the date on which the following conditions are satisfied, (i) the Administrative Agent shall have received counterparts of this Amendment executed by the Company, the Borrower and the Administrative Agent and (ii) the Lenders shall have received at least five Business Days’ prior written notice of this Amendment and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to this Amendment.

5.            Acknowledgement.

a)            Each of the Loan Parties party hereto hereby confirms that each Loan Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Loan Documents the payment and performance of all Obligations under each of the Loan Documents to which it is a party.

b)            Each of the Loan Parties party hereto hereby acknowledges and agrees that each of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment.

c)            Each of the Loan Parties party hereto hereby acknowledges that it has reviewed the terms and provisions of this Amendment and consents to the amendment of the Existing Credit Agreement effected pursuant to this Amendment.

6.            GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVERS; WAIVER OF JURY TRIAL. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH PARTY HERETO HEREBY AGREES TO BE BOUND BY THE TERMS OF SECTIONS 10.12 AND 10.17 OF THE EXISTING CREDIT AGREEMENT AS IF EACH SUCH SECTION WAS SET FORTH IN FULL HEREIN.

7.            Counterparts. This Amendment or any acceptance letter to which this Amendment is attached may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts and acceptance letters taken together shall be deemed to constitute one and the same instrument binding the parties hereto and to each such acceptance letter in their applicable capacities. Delivery of an executed signature page of this Amendment by facsimile or electronic (i.e., “pdf” or “tiff”) transmission shall be effective as delivery of a manually executed counterpart hereof or thereof and any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest

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extent permitted by applicable law. A set of the copies of this Amendment and/or one or more acceptance letters with respect hereto which, taken together, are signed by all the parties hereto shall be lodged with the Company and the Administrative Agent. Notwithstanding anything to the contrary, the parties agree that any person which executes an acceptance letter with respect to this Amendment shall thereby become a party hereto and this Amendment accepted by such party pursuant to an acceptance letter shall be binding on such party, in each case to the same extent as if such party executed a counterpart hereof.

8.            Effects on Loan Documents; Reaffirmation.

(a)            Except as specifically amended herein, the Existing Credit Agreement shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. Except as otherwise expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Secured Party or any Agent under any of the Loan Documents, nor constitute a waiver of any provision of the Loan Documents. This Amendment shall constitute a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents.

(b)            Each of the Company and the Borrower hereby (i) on behalf of itself and the other Loan Parties, ratifies, confirms and reaffirms its liabilities, its payment and performance obligations (contingent or otherwise) and its agreements under the Amended Credit Agreement and the other Loan Documents and (ii) acknowledges, ratifies and confirms that such liabilities, obligations and agreements constitute valid and existing Obligations under the Amended Credit Agreement, in each case, to the extent such Loan Party is a party thereto. In addition, each of the Loan Parties party hereto hereby ratifies, confirms and reaffirms (i) the liens and security interests granted, created and perfected under the Security Documents and any other Loan Documents and (ii) that each of the Security Documents to which it is a party remain in full force and effect notwithstanding the effectiveness of this Amendment. Without limiting the generality of the foregoing, each of the Loan Parties party hereto further agrees (A) that any reference to “Secured Obligations” contained in any Security Documents shall include, without limitation, the “Obligations” as such term is defined in the Amended Credit Agreement and (B) that the related guarantees and grants of security contained in such Security Documents shall include and extend to such Obligations. This Amendment shall not constitute a modification of the Existing Credit Agreement, except as specified herein, or a course of dealing with any Agent or any Lender at variance with the Existing Credit Agreement such as to require further notice by any Agent or any Lender to require strict compliance with the terms of the Amended Credit Agreement and the other Loan Documents in the future, except as expressly set forth herein. This Amendment and the other Loan Documents contain the entire agreement among the Company, the Borrower, the Administrative Agent, and the Required Lenders contemplated by this Amendment. Neither the Company nor the Borrower has any knowledge of any challenge to any Agent’s or any Lender’s claims arising under the Loan Documents or the effectiveness of the Loan Documents. The Administrative Agent and each Lender that has otherwise accepted the terms of this Amendment pursuant to Section 10.16 of the Existing Credit Agreement reserves all rights, privileges and remedies under the Loan Documents. Nothing in this Amendment is intended, or shall be construed, to constitute a novation or an accord and satisfaction of any of the Obligations or to modify, affect or impair the perfection, priority or continuation of the security interests in, security titles to or other Liens on any Collateral for the Obligations.

9.            Expenses. The Borrower agrees to pay or reimburse the Administrative Agent and the other Agents for all reasonable and out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication, administration and execution of this Amendment and the related Loan

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Documents, including the reasonable fees, disbursements and other charges of counsel, in accordance with Section 10.5 of the Amended Credit Agreement.

10.            Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.            Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or to be taken into consideration in interpreting, this Amendment.

[SIGNATURE PAGES FOLLOW]

4

Exhibit A

Amended Credit Agreement

[Attached.]

Exhibit A

CREDIT AGREEMENT

dated as of January 2, 2026

as amended by

Amendment No. 1 to Credit Agreement, dated as of April 20, 2026,

among

BENDING SPOONS US INC.,

as the Borrower,

The Lenders from time to time party hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

INTESA SANPAOLO S.P.A.,

as Security Agent,

and

WELLS FARGO SECURITIES, LLC,

JPMORGAN CHASE BANK, N.A., MIZUHO BANK, LTD., GOLDMAN SACHS BANK

EUROPE SE, SUMITOMO MITSUI BANKING CORPORATION, MUFG BANK, LTD. and

MORGAN STANLEY SENIOR FUNDING, INC.

as Joint Lead Arrangers and Joint Bookrunners

ii

2.24	Replacement of Lenders	90
2.25	Incremental Loans	91
2.26	Extension of Term Loans and Revolving Commitments	93
2.27	Permitted Debt Exchanges	96
SECTION 3. LETTERS OF CREDIT		97
3.1	L/C Commitment	97
3.2	Procedure for Issuance of Letter of Credit	98
3.3	Fees and Other Charges	98
3.4	L/C Participations	99
3.5	Reimbursement Obligation of the Borrower	101
3.6	Obligations Absolute	101
3.7	Letter of Credit Payments	102
3.8	Applications	102
3.9	Applicability of ISP and UCP	102
3.10	Resignation of Issuing Lenders	103
SECTION 4. REPRESENTATIONS AND WARRANTIES		103
4.1	Financial Condition	103
4.2	No Change	103
4.3	Existence; Compliance with Law	103
4.4	Corporate Power; Authorization; Enforceable Obligations	103
4.5	No Legal Bar	104
4.6	No Material Litigation	104
4.7	Ownership of Property; Liens	104
4.8	Intellectual Property	105
4.9	Taxes	105
4.10	Insurance	105
4.11	ERISA	106
4.12	Investment Company Act	106
4.13	Subsidiaries	106
4.14	Environmental Matters	107
4.15	Accuracy of Information, etc	107
4.16	Security Documents	107
4.17	Solvency	108
4.18	Sanctions & Anti-Corruption Laws	108
4.19	EEA Financial Institution	108
4.20	Margin Regulations	108
4.21	Labor Matters	108
4.22	Use of Proceeds	108
4.23	Outbound Investment Rules	108
SECTION 5. CONDITIONS PRECEDENT		109
5.1	Conditions to Effectiveness	109
5.2	Conditions to Each Revolving Loan Extension of Credit	111
5.3	Conditions to Tranche A Term Loan Borrowings	112
SECTION 6. AFFIRMATIVE COVENANTS		112
6.1	Financial Statements	112
6.2	Certificates; Other Information	113
6.3	Payment of Taxes	114
6.4	Conduct of Business and Maintenance of Existence, etc.; Compliance	115
6.5	Environmental Matters	115

iii

6.6	Maintenance of Property; Insurance	115
6.7	Inspection of Property; Books and Records; Discussions	115
6.8	Notices	116
6.9	Additional Collateral, etc	116
6.10	Use of Proceeds	118
6.11	Post Closing	118
6.12	Changes in Jurisdiction of Organization, Name	118
6.13	Anti-Corruption Laws; Sanctions	119
6.14	[Reserved]	119
6.15	Transactions with Affiliates	119
6.16	Lender Calls	120
6.17	Outbound Investment Rules	120
SECTION 7. NEGATIVE COVENANTS		120
7.1	[Reserved]	120
7.2	Indebtedness	120
7.3	Liens	125
7.4	Fundamental Changes	129
7.5	Dispositions of Property	130
7.6	Restricted Payments	132
7.7	Investments	134
7.8	Changes in Fiscal Periods	137
7.9	Negative Pledge Clauses	137
7.10	Lines of Business	138
7.11	Restricted Debt Payments	138
7.12	Financial Covenant	139
7.13	Material Intellectual Property	139
7.14	Amendments to Organizational Documents	140
SECTION 8. EVENTS OF DEFAULT		140
8.1	Events of Default	140
8.2	Right to Cure	144
SECTION 9. THE ADMINISTRATIVE AGENT		145
9.1	Authorization and Action	145
9.2	Administrative Agent’s Reliance, Limitation of Liability, Etc.	147
9.3	Posting of Communications	149
9.4	The Administrative Agent Individually	150
9.5	Successor Administrative Agent and Issuing Lenders	150
9.6	Acknowledgements of Lenders and Issuing Lenders	151
9.7	Collateral Matters	154
9.8	Credit Bidding	155
9.9	Certain ERISA Matters	156
9.10	Authorization to Release Liens and Guarantees	157
9.11	Intercreditor Agreements	157
9.12	Borrower Communications	157
SECTION 10. MISCELLANEOUS		158
10.1	Amendments and Waivers	158
10.2	Notices; Electronic Communications	162
10.3	No Waiver; Cumulative Remedies	165
10.4	Survival of Representations and Warranties	166
10.5	Payment of Expenses; Indemnification	166

iv

10.6	Successors and Assigns; Participations and Assignments	168
10.7	Adjustments; Set off	173
10.8	Counterparts	174
10.9	Severability	174
10.10	Integration	174
10.11	GOVERNING LAW	174
10.12	Submission to Jurisdiction; Waivers	174
10.13	Acknowledgments	175
10.14	Confidentiality	176
10.15	Release of Collateral and Guarantee Obligations; Subordination of Liens	177
10.16	Accounting Changes	179
10.17	WAIVERS OF JURY TRIAL	179
10.18	USA PATRIOT ACT	180
10.19	Effect of Certain Inaccuracies	180
10.20	Interest Rate Limitation	180
10.21	Payments Set Aside	180
10.22	Electronic Execution of Assignments and Certain Other Documents	181
10.23	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	181
10.24	Acknowledgement Regarding Any Supported QFCs	181
10.25	Limitations on Guarantees and Security	182
10.26	Judgment Currency	183
10.27	Waiver of Sovereign Immunity	183
10.28	Appointment of Service of Process Agent	184
10.29	Italian Transparency Provisions	184
10.30	Intercreditor Accession	184

SCHEDULES

Schedule 1.1A	Agreed Security Principles
Schedule 1.1B	Closing Date Security Documents
Schedule 1.1C	Permitted Pre-Close Holdings Loans
Schedule 2.1	Commitments
Schedule 4.3	Existence; Compliance with Law
Schedule 4.6	Litigation
Schedule 4.7A	Ownership of Property; Liens
Schedule 4.7B	Material Real Property
Schedule 4.13	Subsidiaries
Schedule 6.11	Post-Closing
Schedule 6.15	Transactions with Affiliates
Schedule 7.2(d)	Existing Indebtedness
Schedule 7.3(f)	Existing Liens
Schedule 7.5(r)	Dispositions
Schedule 7.7	Existing Investments
Schedule 7.9	Existing Negative Pledge Clauses

EXHIBITS:

Exhibit A-1	Form of Tranche A Term Loan Note
Exhibit A-2	Form of Revolving Note
Exhibit B-1	Form of US Collateral Agreement

v

Exhibit B-2	Form of US Pledge Agreement
Exhibit B-3	Form of Guaranty
Exhibit C	Form of Intercreditor Agreement
Exhibit D	Form of Joinder Agreement
Exhibit E-1	Form of Increase Supplement
Exhibit E-2	Form of Lender Joinder Agreement
Exhibit E-3	Form of Lender Designation
Exhibit F	[Reserved]
Exhibit G	[Reserved]
Exhibit H	[Reserved]
Exhibit I	[Reserved]
Exhibit J	Form of Assignment and Assumption
Exhibit K	Form of Compliance Certificate
Exhibit L	Form of Closing Certificate
Exhibit M	Form of Solvency Certificate
Exhibit N-1	Form of Tax Certification (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit N-2	Form of Tax Certification (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit N-3	Form of Tax Certification (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit N-4	Form of Tax Certification (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

vi

CREDIT AGREEMENT, dated as of January 2, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among (i) Bending Spoons US Inc., a Delaware corporation (the “Borrower”), (ii) Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”), (iii) the Lenders and Issuing Lenders (each as defined below) party hereto from time to time, (iv) JPMorgan Chase Bank, N.A., as Administrative Agent and (v) Intesa Sanpaolo S.p.A., as Security Agent.

W I T N E S S E T H:

WHEREAS, the Company is party to the Pro Rata Facilities Agreement (as defined below), and the Borrower acts as a guarantor under such Pro Rata Facilities Agreement.

WHEREAS, the Borrower is party to the Existing Term Loan Credit Agreement (as defined below) and the Company acts as a guarantor under such Existing Term Loan Credit Agreement.

WHEREAS, the Borrower has requested that, immediately upon (or contemporaneously with) the satisfaction in full of the applicable conditions precedent set forth in Section 5.1 below, (i) the Tranche A Term Lenders make available the Tranche A Term Commitments, which, on the Closing Date shall be in an aggregate principal amount of $660,000,000, and (ii) the Revolving Lenders make available the Revolving Commitments, which, on the Closing Date shall be in an aggregate principal amount of $195,000,000.

WHEREAS, the Tranche A Term Commitments and the Revolving Commitments incurred on the Closing Date and evidenced by this Agreement are being incurred as “Permitted Alternative Debt” in accordance with the requirements of the Pro Rata Facilities Agreement and as “Additional Obligations” in accordance with the requirements of the Existing Term Loan Credit Agreement and, subject to the Agreed Security Principles and the Intercreditor Agreement, shall share collateral and guarantors with the Pro Rata Facilities Agreement and the Existing Term Loan Credit Agreement on a pari passu basis.

WHEREAS, as of the Amendment No. 1 Effective Date, the Borrower and the Administrative Agent (with the deemed consent of the Required Lenders in accordance with the terms of Section 10.16 of this Agreement (as in effect immediately prior to the Amendment No. 1 Effective Date)) have amended certain provisions of this Agreement on the terms set forth in Amendment No. 1.

WHEREAS, the Lenders have agreed to provide Commitments to and extend Loans to the Borrower on the terms and subject to the conditions set forth herein.

The parties hereto hereby agree as follows:

SECTION 1.      DEFINITIONS

1.1            Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR” means for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 0.50% and (c) Term SOFR for a one-month interest period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, on the immediately preceding U.S. Government Securities Business Day) plus 1%. Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime

Rate, the NYFRB Rate or Term SOFR, respectively. If ABR is being used as an alternate rate of interest pursuant to Section 2.17 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.17(a)), then ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Any change in the ABR due to a change in Term SOFR, the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in Term SOFR, the Prime Rate or the Federal Funds Effective Rate, respectively. For the avoidance of doubt, if ABR as determined pursuant to the foregoing would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“ABR Loans” means Loans the rate of interest applicable to which is based upon the ABR.

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term

SOFR”.

“Acceding Party” has the meaning set forth in Section 10.30. “Accounting Changes” has the meaning set forth in Section 10.16.

“Acquired Entity or Business” means any member of the Group (or business or assets) acquired during a period and not subsequently sold, transferred or otherwise disposed of by any member of the Group to a third party during such period.

“Acquisition” has the meaning set forth in the definition of “Permitted Acquisition.”

“Additional Guarantor” means a Restricted Subsidiary of the Company required to provide a Guarantee in respect of the Obligations pursuant to Section 6.9.

“Additional Obligations” means senior or subordinated Indebtedness (which Indebtedness may be (a) subject to clause (i) in the proviso below, secured by any assets of the Company and any of its Restricted Subsidiaries, which in the case of any Collateral may be on a junior or pari passu basis or (b) unsecured, including customary bridge financings or other indebtedness, in each case issued or incurred by the Borrower, the Company or any other Loan Party and guaranteed by, subject to clause (i) in the proviso below, the Company and any of its Restricted Subsidiaries), the terms of which at the time of such incurrence or issuance do not provide for a maturity date or Weighted Average Life to Maturity earlier than the Latest Maturity Date or shorter than the Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans (other than in each case (x) an earlier maturity date and/or shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date than the Latest Maturity Date or the Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans, as applicable or (y) incremental revolving facilities); provided that (i)(A) with respect to Additional Obligations issued or incurred by any Loan Party (other than the Company), such Additional Obligations will not be guaranteed by any Person that does not guarantee the Obligations and will not be secured by any assets other than the Collateral (and to the extent secured, shall be subject to an Applicable Intercreditor Agreement) and (B) with respect to Additional Obligations issued or incurred by the Company, subject to the Agreed Security Principles (to the extent such guarantee or asset is not legally possible to be delivered to guarantee or secure all or a portion of any then-existing Italian Debt under Pro Rata Facilities Loan Documents), such Additional Obligations will not (I) be guaranteed by any Person that (x) does not guarantee any Italian Debt under the Pro Rata Facilities Loan Documents or in case the loans and commitments under any Pro Rata Facilities Loan Documents are not outstanding, which would have not been required to guarantee such loans and commitments if such loans and commitments were outstanding) or (y) subject to the Agreed Security Principles (to the extent such guarantee is not legally possible to be delivered to guarantee or secure all or a portion of the Obligations), is not an obligor of the Obligations and (II) will not be secured by any assets other than the Pro Rata

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Collateral and the Collateral (and to the extent secured, shall be subject to an Applicable Intercreditor Agreement and the Agreed Security Principles) (or, in case the loans and commitments under any Pro Rata Facilities Loan Documents are not outstanding, any assets that would have been required to secure such loans and commitments if such loans and commitments were outstanding), (ii) no Event of Default shall exist at the time of incurrence immediately after giving effect to such Additional Obligations, (iii) if secured by any Collateral or Pro Rata Collateral on a pari passu basis with any Obligations or Italian Debt under the Existing Facilities Agreement, as applicable, may provide for the ability to participate on a (x) pro rata basis, or on a less than or a greater than pro rata basis, in any voluntary prepayments of the Term Loans and (y) pro rata basis, or on a less than pro rata basis, in any mandatory prepayments of the Term Loans and (iv) if the terms of any Additional Obligation other than terms provided above are not consistent with respective terms of this Agreement (as reasonably determined by the applicable Loan Party), then such terms shall be as agreed between the applicable Loan Party and the lenders or holders providing such Additional Obligations; provided further that if representations and warranties, affirmative and negative covenants and events of default of the Additional Obligations (in each case excluding any financial maintenance covenants (if applicable)) are not consistent with respective terms of this Agreement, such terms shall either, at the option of the applicable Loan Party (x) not be materially more restrictive, taken as whole, to the Company and its Restricted Subsidiaries (as determined by the Company in good faith) than this Agreement excluding (1) if Lenders under this Agreement also receive the benefit of any such more restrictive terms (and the Loan Documents may be amended by the Company without the need to obtain the consent of any other Lender or any Agent to give effect to this clause (1)) and/or (2) any such provisions apply after the then Latest Maturity Date at the time of incurrence thereof, (y) be reasonably satisfactory to the Administrative Agent or (z) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the applicable Loan Party in good faith).

“Adjusted EBITDA” means, in relation to any period, Consolidated EBITDA adjusted to reflect all Pro-Forma Adjustments including in relation to a Group Initiative, the acquisition of, or investment in, an Acquired Entity or Business or the disposal of a Disposed Entity or Business.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), as the administrative agent (and mandatario con rappresentanza pursuant to Italian law) for the Lenders under this Agreement and the other Loan Documents, together with any of its successors and permitted assigns in such capacity in accordance with Section 9.5.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent to the Borrower or any Lender, as the context requires.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means as to any Person, any other Person that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, in either case whether by contract or otherwise.

“Agency Fee Letter” means that certain Amended and Restated Fee Letter, dated as of November 16, 2025, by and among the Borrower and the Lead Arrangers.

“Agents” means the collective reference to the Security Agent and the Administrative Agent, and solely for purposes of Sections 10.13 and 10.14, the Lead Arrangers.

“Agent-Related Person” has the meaning set forth in Section 10.5(c).

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“Aggregate Exposure” means with respect to any Lender at any time, an amount equal to the sum of (in each case, if applicable) (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and unused Commitments in respect thereof, if any, then in effect, (ii) the aggregate amount of such Revolving Lender’s Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding, (iii) the total L/C Obligations of such Issuing Lender at such time and (iv) the aggregate amount of all participations by such Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit at such time.

“Agreed Purposes” has the meaning set forth in Section 10.14.

“Agreed Security Principles” means the “Agreed Security Principles” set forth on Schedule 1.1A. “Agreement” has the meaning set forth in the introductory paragraph.

“Amendment No. 1” means the Amendment No. 1 to Term Loan Credit Agreement, dated as of the Amendment No. 1 Effective Date, by and among, the Company, the Borrower and the Administrative Agent (with the deemed consent of the Required Lenders in accordance with the terms of Section 10.16 of this Agreement (as in effect immediately prior to the Amendment No. 1 Effective Date)).

“Amendment No. 1 Effective Date” means April 20, 2026.

“Annual Operating Budget” has the meaning set forth in Section 6.2(b).

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Company or the Borrower or any of their Restricted Subsidiaries from time to time concerning or relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“AOL Acquisition” means, collectively, the acquisition of all of the issued and outstanding capital stock of the AOL Target and certain specified assets of the Asset Sellers (as defined in the AOL Acquisition Agreement) pursuant to the AOL Acquisition Agreement.

“AOL Acquisition Agreement” means that certain Equity and Asset Purchase Agreement, dated as of October 27, 2025 (together with the exhibits and disclosure schedules thereto), by and among the Borrower, the Company, AOL Media Holdings LLC, College Membership Services, LLC and the other parties party thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time; provided that the AOL Acquisition Agreement shall not have been altered, amended or otherwise modified or supplemented or any provision or condition therein waived, nor any consent granted, in each case, by the Borrower or the Company, if such alteration, amendment, modification, supplement, waiver or consent would be materially adverse to the interests of the Lenders (in their capacities as such), without the prior written consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that (a) any amendment, waiver, consent or other modification that decreases the purchase price in respect of the AOL Acquisition by less than 10% shall be deemed not to be adverse to the interests of the Lenders in any material respect; (b) any change to the definition of Business Material Adverse Effect (as defined in the AOL Acquisition Agreement) shall be deemed to be adverse to the interests of the Lenders in a material respect; and (c) any amendment, waiver, consent or other modification that increases the purchase price in respect of the AOL Acquisition shall be deemed not to be adverse to the interests of the Lenders in any material respect, so long as such increase is funded solely by the issuance by Holdings, the Company or the Borrower of common equity or use of cash on hand); provided that no adjustments to the purchase price in accordance with the terms of the AOL Acquisition Agreement as in effect on October 27, 2025 (including, without limitation, working capital adjustments) shall be deemed to be adverse to the interests of the Lenders).

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“AOL Refinancing” means the repayment, redemption, defeasance, discharge, refinancing or termination of the Existing Credit Agreement (as defined in the AOL Acquisition Agreement) (other than in respect of letters of credit that are either rolled into or back-stopped by letters of credit issued under a revolving credit facility of the Company or any of its Restricted Subsidiaries or cash collateralized by the Company or any of its Restricted Subsidiaries, or contingent obligations not then due and payable).

“AOL Target” means AOL Holdco I LLC, a Delaware limited liability company.

“Applicable Accounting Standards” means, in respect of the Company, IFRS and, starting from the Switch Date, IFRS for the purposes of its statutory financial statements and US GAAP for all other purposes and, in respect of another member of the Group, at its discretion, US GAAP, IFRS or generally accepted accounting principles in its jurisdiction of incorporation, in each case as applied from time to time; provided that, from the Switch Date, all financial covenants, ratios, incurrence-based permissions, tests, thresholds or baskets (including any financial definitions or components thereof and any basket based on the calculation of Consolidated EBITDA, Adjusted EBITDA, the Consolidated Net Total Leverage Ratio, the Consolidated Net Secured Leverage Ratio or the Consolidated Net First Lien Secured Leverage Ratio), Compliance Certificates and financial reporting under the Loan Documents, including annual and quarterly financial statements required to be delivered under Sections 6.1(a) and 6.1(b), shall be prepared and delivered under US GAAP only.

“Applicable Commitment Fee Rate” means a rate equal to 0.50% per annum.

“Applicable Intercreditor Agreement” means the Intercreditor Agreement or any Other Intercreditor Agreement, as elected by the Company.

“Applicable Margin” means for any day, with respect to any Revolving Loans and Tranche A Term Loans, (x) 3.50% for Term Benchmark Loans and (y) 2.50% for ABR Loans; provided that upon the consummation of a Qualified IPO, the Applicable Margin for each of the pricing levels set forth above shall, in each case, automatically be reduced by 0.25%.

“Applicable Parties” has the meaning set forth in Section 9.3(c). “Applicable Period” has the meaning set forth in Section 10.19.

“Application” means an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“Approved Borrower Portal” has the meaning assigned to it in Section 9.12. “Approved Electronic Platform” has the meaning set forth in Section 9.3(a). “Approved Fund” has the meaning set forth in Section 10.6(b).

“Approved Jurisdiction” has the meaning set forth in “Cash Equivalents”.

“Asset Sale” means any Disposition of Property or series of related Dispositions of Property by the Company or any of its Restricted Subsidiaries under Section 7.5(e)(x), which yields Net Cash Proceeds (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at Fair Market Value in the case of other non-cash proceeds) in excess of the greater of (x) $47,500,000 and (y) 10% of Adjusted EBITDA as of the end of the most recently ended Test Period at the time of consummation of such Disposition.

“Assignee” has the meaning set forth in Section 10.6(b).

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“Assignment and Assumption” means an Assignment and Assumption, substantially in the form of Exhibit J or such other form (including electronic records generated by the use of an electronic platform) reasonably acceptable to the Company and the Administrative Agent.

“Available Amount” means as at any date, the sum, without duplication:

(a)            the greater of (i) $92,500,000 and (ii) 20% of Adjusted EBITDA for the most recently ended Test Period, calculated on a pro forma basis (this clause (a), the “Starter Basket”); plus

(b)            an amount equal to 50% of cumulative Consolidated Net Income for the period from the first day of the fiscal quarter in which the Closing Date occurs to the end of the most recently ended Test Period; provided that the amount determined in this clause (b) shall not be less than zero (this clause (b), the “CNI Builder Basket”);

(c)            the Net Cash Proceeds received after the Closing Date and on or prior to such date from any Equity Issuance by, or capital contribution to, the Company (which is not Disqualified Capital Stock);

(d)            the aggregate amount of proceeds received after the Closing Date and on or prior to such date that constitute Declined Proceeds;

(e)            the aggregate principal amount of any Indebtedness of the Company or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness issued to a Restricted Subsidiary) and which has been extinguished after being converted into or exchanged for Capital Stock in any Parent Entity;

(f)            the amount received by the Company or any Restricted Subsidiary in cash (and the Fair Market Value of Property other than cash received by the Company or any Restricted Subsidiary) after the Closing Date from any dividend or other distribution by an Unrestricted Subsidiary;

(g)            in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or any Restricted Subsidiary, the Fair Market Value of the Investments of the Company or any Restricted Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable);

(h)            an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in cash and Cash Equivalents by the Company or any Restricted Subsidiary in respect of any Investments made pursuant to Section 7.7(bb); and

(i)            the aggregate amount actually received in cash or Cash Equivalents by the Company or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any joint venture that is not a Subsidiary or in any Unrestricted Subsidiary, in each case, to the extent of the Investment in such joint venture or Unrestricted Subsidiary; minus, the sum of:

(i)	the amount of Restricted Payments made after the Closing Date pursuant to Section 7.6(a);

(ii)	the amount of Restricted Debt Payments made after the Closing Date pursuant to Section 7.11(a); and

(iii)	the amount of any Investments made after the Closing Date pursuant to Section 7.7(bb).

“Available Revolving Commitment” means as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect (including any New

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Loan Commitments which are Revolving Commitments) over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code, as now constituted or hereafter amended.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.17, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)            Daily Simple SOFR; and

the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time in the United States;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a)	in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the

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calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)	in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing such Benchmark (or such component thereof) or, if such Benchmark is a term rate, that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

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For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Beneficial Owner” has the meaning given to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will not be deemed to have beneficial ownership of any securities that such “person” has the right to acquire or vote only upon the happening of any future event or contingency (including the passage of time) that has not yet occurred. The terms “Beneficially Owns”, “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Beneficial Ownership” has the meaning given to such term in the definition of Beneficial Owner.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Beneficially Owned” has the meaning given to such term in the definition of Beneficial Owner. “Beneficially Owns” has the meaning given to such term in the definition of Beneficial Owner.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefited Lender” has the meaning set forth in Section 10.7(a).

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the Board of Directors of the general partner of the partnership, or any committee thereof duly authorized to act on behalf of such board or the board or committee of any Person serving a similar function;

(c)            with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or any Person or Persons serving a similar function; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning set forth in the introductory paragraph. “Borrower Communications” has the meaning set forth in Section 9.12. “Borrower Materials” has the meaning set forth in Section 10.2(c).

“Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice” means a notice of borrowing substantially in the form approved by the Administrative Agent and separately provided to the Borrower (including any form on an electronic

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platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Business” means the business activities and operations of the Company and/or its Subsidiaries on the Closing Date.

“Business Day” means, any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or Frankfurt, or is a day on which banking institutions in such state or city are authorized or required by Law to close.

“Calculation Date” means as defined in Section 1.3(a).

“Capital Expenditures” means for any period, with respect to any Person, the aggregate of all cash expenditures by such Person for the acquisition or leasing (pursuant to a lease under which obligations are Capital Lease Obligations but excluding any amount representing capitalized interest) of fixed or capital assets, computer software or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under the Applicable Accounting Standards on a balance sheet of such Person; provided that in any event the term “Capital Expenditures” shall exclude: (i) any Permitted Acquisition and any other Investment permitted hereunder; (ii) any expenditures to the extent financed with any Reinvestment Deferred Amount; (iii) expenditures for leasehold improvements for which such Person is reimbursed in cash or receives a credit; and (iv) capital expenditures to the extent they are made with the proceeds of equity contributions (other than in respect of Disqualified Capital Stock) made to the Company after the TLB Closing Date.

“Capital Lease Obligations” means as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under the Applicable Accounting Standards and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with the Applicable Accounting Standards.

Notwithstanding the foregoing, all leases of the Company and its Restricted Subsidiaries that were (or if entered into after such date, would have been) treated as operating leases for purposes of the Applicable Accounting Standards prior to January 1, 2019 shall continue to be (or, as applicable, shall be) accounted for as operating leases regardless of any change in or application of the Applicable Accounting Standards following such date pursuant to ASC 842 or otherwise that would require such leases to be treated as capital leases.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person (other than a corporation).

“Cash Equivalents” means:

(a)            direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within 18 months from the date of acquisition thereof;

(b)            (i) debt securities with a maturity of 365 days or less issued by any member nation of the European Union, the United Kingdom, Switzerland, Canada or any of its provinces, Australia or any other country whose debt securities are rated by S&P and Moody’s A-1 or P-1, or the equivalent thereof (if a short-term debt rating is provided by either) or at least AA or AA2, or the equivalent thereof (if a long-term unsecured debt rating is provided by either) (each such jurisdiction, an “Approved Jurisdiction”) or any

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agency or instrumentality of an Approved Jurisdiction, provided that the full faith and credit of the Approved Jurisdiction is pledged in support of such debt securities or such debt securities constitute a general obligation of the Approved Jurisdiction, (ii) debt securities in an aggregate principal amount not to exceed $1,000,000 with a maturity of 365 days or less issued by any nation in which any Subsidiary of the Company has cash which is the subject of restrictions on export or any agency or instrumentality of such nation, provided that the full faith and credit of such nation is pledged in support of such debt securities or such debt securities constitute a general obligation of such nation and (iii) shares of any money market fund that (A) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) or (b) above, (B) has net assets in excess of $500,000,000 and (C) has obtained from either S&P or Moody’s the highest rating obtainable for such a money market fund in the relevant country;

(c)            commercial paper having a rating, at the time of acquisition thereof, by S&P of at least A-1 or by Moody’s of at least P-1 and in either case maturing within 270 days from the date of acquisition thereof;

(d)            certificates of deposit, bankers’ acceptances and time deposits maturing within one year of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof or any Approved Jurisdiction which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(e)            fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(f)            mutual funds investing solely in assets of the type described in clauses (a) through (d) above;

(g)            shares of money market, mutual or similar funds having net assets in excess of

$500,000,000 maturing or being due or payable in full not more than 18- days after acquisition thereof and the investments of which are limited to investment grade securities (i.e., securities rated at least Baa1 by Moody’s or at least BBB+ by S&P); and

(h)            variable rate demand notes rated at least Aa3 by Moody’s or at least AA- by S&P.

“Cash Management Obligations” means obligations in respect of any overdraft and related liabilities arising from treasury, depository and cash management services, credit or debit cards, or any automated clearing house transfers of funds.

“Change in Law” means (a) the adoption of any law, rule or regulation, or (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority.

“Change of Control” will be deemed to occur if (a) at any time (1) the Company ceases to be wholly-owned, directly or indirectly, by Holdings or (2) the Borrower ceases to be wholly-owned, directly or indirectly, by the Company or (b) after the Closing Date, (1) at any time prior to the consummation of a Qualified IPO, the Permitted Holders, taken together, cease to beneficially own, directly or indirectly Voting Stock that would entitle such Person or group to vote Voting Stock representing, in aggregate, at least 50% of the total voting power of the Voting Stock of Company or (2) at any time after the consummation of a Qualified IPO, any person or “group” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act (but excluding any employee benefit plan of such Person and its Subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan, any underwriters or their Affiliates in connection with the Qualified IPO, any Permitted Holder or any “group” controlled by one or more Permitted Holders) acquires beneficial ownership, directly or indirectly,

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of both (i) more than 35.0% of the Voting Stock of Company and (ii) more than the total voting power of the of Voting Stock of Company that is at the time beneficially owned, directly or indirectly, by the Permitted Holders, taken together.

“Charges” has the meaning set forth in Section 10.20.

“Clean-up Period” means, in respect of any acquisition or other Investment permitted by this Agreement, the period commencing on the closing date for such acquisition or Investment and ending on (and including) the date that is 120 days after such closing date.

“Closing Date” means January 2, 2026.

“Closing Date Security Documents” means the U.S. Collateral Agreement, the U.S. Pledge Agreement and the documents set forth on Schedule 1.1B.

“CNI Builder Basket” has the meaning given to such term in the definition of Available Amount. “Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” (or similar term) referred to in any Security Document and all of the other property and assets, in each case, that are or are required under the terms of any Security Documents to be subject to Liens securing the Obligations; provided that (x) under no circumstances shall Collateral include any assets of any U.S. Loan Party that are Excluded Collateral and (y) Collateral shall not include any assets of the Company or any of its Subsidiaries other than (A) assets of the Borrower or a direct or indirect Subsidiary of the Borrower, (B) Capital Stock of the Borrower owned directly by the Company, (C) other Capital Stock of any Restricted Subsidiary owned directly by the Company and (D) subject to the Agreed Security Principles, assets of the Company that constitute Pro Rata Collateral; provided, that the pledge of any Capital Stock in any Subsidiary treated as Controlled Foreign Entity or FSHCO that is owned directly by the Company shall not exceed 65% of the voting Capital Stock of such Subsidiary and 100% of the non-voting Capital Stock, if any, of such Subsidiary.

“Commitment” means as to any Lender, the Tranche A Term Commitment, Revolving Commitment, Extended Revolving Commitment and/or New Loan Commitment(s) (in each case, if any) of such Lender.

“Commitment Letter” means the Amended and Restated Term Loan A and Revolving Credit Facility Commitment Letter, dated as of November 16, 2025 by and among the Lead Arrangers and the Borrower.

“Committed Reinvestment Amount” has the meaning set forth in the definition of “Reinvestment Prepayment Amount.”

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.). “Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Borrower or any of its Subsidiaries within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower or any of its Subsidiaries and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Commonly Controlled Plan” has the meaning set forth in Section 4.11(b). “Communications” has the meaning set forth in Section 9.3(c). “Company” has the meaning set forth in the introductory paragraph.

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“Compliance Certificate” means a certificate duly executed by a Responsible Officer substantially in the form of Exhibit K or such other form reasonably acceptable to the Company and the Administrative Agent.

“Confidential Information” has the meaning set forth in Section 10.14.

“Conforming Changes” means, with respect to Term SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), the definition of “U.S. Government Securities Business Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of Term SOFR or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of Term SOFR or such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Current Assets” means at any date, all amounts (other than (a) cash and Cash Equivalents, (b) deferred financing fees and (c) payments for deferred taxes so long as such items described in clauses (b) and (c) are not cash items) that would, in conformity with the Applicable Accounting Standards, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Company and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities” means at any date, all amounts that would, in conformity with the Applicable Accounting Standards, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Company and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Indebtedness of the Company and its Restricted Subsidiaries, (b) without duplication, all Indebtedness consisting of revolving or working capital loans (including the Revolving Loans and L/C Obligations), to the extent otherwise included therein, (c) amounts for deferred taxes and non-cash tax reserves accounted for pursuant to FASB Interpretation No. 48 and (d) any equity compensation related liability.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income after taxes of the Group (including the results from discontinued operations) without double counting (or duplicating any exclusion pursuant to the definition of Consolidated Net Income):

(a)	excluding Interest Payable and other financing costs, such the amortization of debt issuance cost (whether payable in cash, accrued or compounded);

(b)	excluding Interest Income owing to a member of the Group;

(c)	excluding any amount of tax on profits, gains or income paid or payable or deducted by any member of the Group;

(d)	(i) prior to the Switch Date, excluding any amount attributable to amortization or impairment of intangible assets (including amortization or impairment of any goodwill arising on any Permitted Acquisition or similar Investment and IFRS 16 amortization), depreciation or impairment of tangible assets, depreciation or impairment of current assets

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and any impairments and any non-cash costs or provisions relating to any share option schemes or any management equity program of any member of the Group implemented on or after the TLB Closing Date; and (ii) starting from the Switch Date, excluding any amount attributable to amortization or impairment of intangible assets (including amortization or impairment of any goodwill arising on any Permitted Acquisition or similar Investment), depreciation or impairment of tangible assets, depreciation or impairment of current assets and any impairments and any non-cash costs or provisions relating to any share option schemes or any management equity program of any member of the Group implemented on or after the TLB Closing Date, and excluding any depreciation or amortization recognized in respect of Capital Lease Obligations (finance leases or capital leases) under the Applicable Accounting Standards; provided that operating lease expenses (including office lease rental costs) shall not be added back;

(e)	excluding any Exceptional Items (positive or negative) (including, for the avoidance of doubt, any abort costs relating to an Acquisition or similar Investment);

(f)	including (to the extent not already included) the realized gains or the realized losses arising at maturity or on termination of forward foreign exchange and other currency hedging contracts entered into with respect to the operational cash flows of the Group (but excluding, to the extent not already excluded, any unrealized gains or loss on any hedging instrument whatsoever);

(g)	excluding any (x) unrealized gains or losses on interests hedging or other interests derivatives or (y) realized gains or losses on interests hedges or other interests derivatives but (z) after taking into account any realized gains or losses on hedges or other derivatives entered into in the ordinary course of trading;

(h)	including the amount of profit or loss of any member of the Group which is attributable to any third party (not being a member of the Group) which is a shareholder (or holder of similar ownership interests) in such member of the Group but after deducting any dividends or other profit distributions (net of any applicable withholding tax) paid in cash to such minority shareholders (or holders of similar ownership interests) in the relevant member of the Group;

(i)	excluding any expense referable to equity settled share based compensation or payment and any expense referable to equity settled share based compensation of employees or management or one-off compensation or payments to departing management and any provision relating to any employee benefit scheme or employee related equity incentive schemes or profit-sharing schemes or management or equity incentive plan or directors’ or contractors’ or suppliers’ incentive plan;

(j)	including (to the extent not already included) the EBITDA share of any Joint Venture or investments which are not consolidated under the equity method;

(k)	excluding any unrealized gains or losses and changes in fair value on any financial instrument or derivative instruments;

(l)	excluding any fees, costs or charges in each case related to any actual or attempted, equity (including a Qualified IPO) or debt offering, financing, investments (including any investment in a Joint Venture), acquisitions (including any acquisition consummated prior to the Closing Date (but not prior to the TLB Closing Date), the AOL Acquisition, the

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Eventbrite Acquisition, any Permitted Acquisition or similar Investment) or incurrence of Indebtedness;

(m)	excluding any gains or losses arising in connection with:

(i)	Reorganization Costs incurred during such period, limited to a maximum of 25% of the Adjusted EBITDA for the applicable period after adding back the Reorganization Costs, in order to avoid any recursive computation issue;

(ii)	Restructuring Costs;

(iii)	disposals or write downs of non-current assets;

(iv)	litigation settlements; or

(v)	the disposal of assets associated with discontinued operations;

(n)	excluding any loss or gain against book value arising on a disposal of any asset (other than stock disposed of in the ordinary course of trading) during that applicable period;

(o)	excluding any fees or expenses paid (directly or indirectly) to the Investors, the Agent, the Security Agent or any agent or security agent in respect of any Indebtedness and holding company costs permitted to be paid under the Loan Documents;

(p)	excluding any adjustments arising from fair value adjustments or step up depreciation following the any acquisition consummated prior to the Closing Date (but not prior to the TLB Closing Date), AOL Acquisition, the Eventbrite Acquisition or any future Permitted Acquisition, similar Investment or reorganization;

(q)	excluding any purchase price allocation impacts from inventory in connection with any acquisition consummated prior to the Closing Date (but not prior to the TLB Closing Date), the AOL Acquisition, the Eventbrite Acquisition or any Permitted Acquisition;

(r)	excluding unrealized gains and losses due to currency fluctuations or to translation of currency debt and cash, and any realized and unrealized gains and losses due to currency fluctuations on intercompany transactions within the Group, including related effects from hedging instruments;

(s)	before deducting expenses relating to pensions including service costs and pension interest costs but after deducting Pension Items;

(t)	after adding (to the extent not already included) any amounts reasonably claimed in respect of such period under loss of profit, business interruption or equivalent insurance, duly documented and certified by the chief financial officer of the Group;

(u)	excluding any expense related to client discount on early payments; and

(v)	excluding the amount of any development costs or other similar costs that are costs that are capitalized,

provided that no amount shall be added (or deducted) more than once, and that any profit or loss on any purchase of Existing Facilities Obligations by any Investor shall not be taken into account in calculating Consolidated EBITDA.

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“Consolidated Net First Lien Secured Debt” means at any date, the Consolidated Net Total Debt that is secured by the Collateral on a first priority basis.

“Consolidated Net First Lien Secured Leverage Ratio” means as of any date of determination, the ratio of (a) Consolidated Net First Lien Secured Debt on such date to (b) Adjusted EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Test Period.

“Consolidated Net Income” means with respect to any Person for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with Applicable Accounting Standards; provided that in calculating Consolidated Net Income of the Company and its consolidated Restricted Subsidiaries for any period, there shall be excluded

(a) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries, (b) the income (or loss) of any Person (other than a Restricted Subsidiary) in which the Company or any of its Restricted Subsidiaries has an ownership interest (including any joint venture), except to the extent that any such income is actually received by the Company or such Restricted Subsidiary in the form of dividends or similar distributions (which dividends and distributions shall be included in the calculation of Consolidated Net Income), (c) any income (loss) for such period attributable to the early extinguishment of Indebtedness or Hedge Agreements and (d) the cumulative effect of a change in accounting principles. Unless otherwise qualified, all references to “Consolidated Net Income” in this Agreement shall refer to Consolidated Net Income of the Company. There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments to inventory, Property and equipment, software and other intangible assets and deferred revenue required or permitted by the Applicable Accounting Standards and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries), as a result of any consummated acquisition whether consummated before or after the Closing Date, or the amortization or write-off of any amounts thereof.

“Consolidated Net Secured Debt” means at any date, Consolidated Net Total Debt that is secured by the Collateral.

“Consolidated Net Secured Leverage Ratio” means as of any date of determination, the ratio of (a) Consolidated Net Secured Debt on such date to (b) Adjusted EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Test Period.

“Consolidated Net Total Debt” means at any date, (a) the aggregate principal amount of all Funded Debt of the Company and its Restricted Subsidiaries on such date, minus (b) the aggregate amount of all Unrestricted Cash of the Company and its Restricted Subsidiaries as of such date.

“Consolidated Net Total Leverage Ratio” means as of any date of determination, the ratio of (a) Consolidated Net Total Debt on such date to (b) Adjusted EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Test Period.

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any written or recorded agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Contribution Indebtedness” means unsecured Indebtedness of the Company or any Restricted Subsidiary in an aggregate outstanding principal amount determined at the time of each incurrence not exceeding 100.0% of the cumulative amount of Excluded Contributions.

“Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Security Agent, which provides for the Security Agent to have “control” (as defined in Section 9-104 of the

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UCC of the State of New York or Section 8-106 of the UCC of the State of New York, as applicable) of deposit accounts or securities accounts, as applicable.

“Controlled Foreign Entity” means any Non-U.S. Subsidiary of the Company that is a direct or indirect Subsidiary of (i) the Borrower or (ii) any direct or indirect U.S. Subsidiary of the Company.

“Covered Party” has the meaning set forth in Section 10.24(a). “Cure Amount” has the meaning set forth in Section 8.2. “Cure Right” has the meaning set forth in Section 8.2.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“DCC” means the Dutch Civil Code.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” has the meaning set forth in Section 2.12(e).

“Default” means any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender” means, subject to Section 2.7(a), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Company, the Administrative Agent, or any Issuing Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after

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request by the Administrative Agent or the Company, acting in good faith, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), (d) has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (e) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs or attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Loans” has the meaning set forth in Section 2.2(b)(i).

“Designated Noncash Consideration” means the fair market value at the time received (as determined in good faith by the Company) of any non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is designated as Designated Noncash Consideration, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Noncash Consideration. A particular item of Designated Noncash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 7.5.

“Designating Lender” has the meaning set forth in Section 2.2(b)(i). “Designation Date” has the meaning set forth in Section 2.26(f). “Disinterested Director” has the meaning set forth in Section 6.15.

“Disposed Entity or Business” means any member of the Group (or any business or assets) Disposed of during any Test Period.

“Disposition” means with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer, license or other disposition thereof (whether effected pursuant to a division or otherwise). The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock” means Capital Stock that (a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Capital Stock), (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Qualified Capital Stock), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Capital Stock or other assets other than Qualified Capital Stock, in the case of clauses (a), (b) and (c), prior to the date that is 91 days after the Latest Maturity Date (other than (i) upon payment in full of the Obligations (other than indemnification and other contingent obligations not yet due and owing) or (ii) upon a “change in control” or disposition of all or substantially all of the assets of the issuer thereof; provided that any payment required pursuant to this clause (ii) is subject to the prior repayment in full of the Obligations (other than indemnification and other contingent obligations not yet due and owing and) that are accrued and payable

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and the termination of the Commitments); provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or the Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution” means (a) competitors of Holdings or its Subsidiaries or the AOL Target or its Subsidiaries, in each case identified by the Company in writing in accordance with the proviso set forth below and (b) any of their Affiliates or Affiliates thereof that are clearly identifiable on the basis of similarity of name (other than a bank or bona fide institutional investor whose principal business or material activity is arranging, underwriting or investing in debt) or as identified by the Company in accordance with the proviso set forth below; provided that the Company, upon written notice to the Administrative Agent after the Closing Date (any such notice shall be emailed to the Administrative Agent at JPMDQ_Contact@jpmorgan.com, or such other address provided by the Administrative Agent, in order for such update to be effective), shall be permitted to identify in writing the list of persons that are Disqualified Institutions to the extent such supplemented person is or becomes (A) a bona fide competitor or an affiliate (other than a bank or bona fide institutional investor whose principal business or material activity is arranging, underwriting or investing in debt) of a bona fide competitor of Holdings or its Subsidiaries or the AOL Target or its Subsidiaries or (B) an affiliate of any person identified in clause (a) above not being a bank or a bona fide institutional investor whose principal business or material activity is arranging, underwriting or investing in debt, which list provided by the Company to the Administrative Agent and become effective three Business Days following delivery of such list to the Administrative Agent, but which list shall not apply retroactively to disqualify any parties that have previously acquired a permitted assignment in the Loans.

“Dollar Equivalent” means at any time, (a) with respect to any amount denominated in U.S. Dollars, such amount, and (b) if such amount is denominated in any other currency, the equivalent of such amount in U.S. Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Dutch Loan Party” means any Loan Party organized under the laws of the Netherlands.

“EBITDA” means the net income after taxes of any member of the Group with the same adjustments as provided for in the definition of “Adjusted EBITDA”.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electing Guarantors” means any Excluded Subsidiary that, at the option, and in the sole discretion, of the Company has been designated a Loan Party and is reasonably acceptable to the Security Agent.

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“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all applicable laws, rules, orders, regulations, statutes, ordinances, codes or decrees (including common law) of any international authority, foreign government, the United States, or any state, provincial, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning pollution, the preservation or protection of the environment, natural resources or human health and safety or the generation, manufacture, use, labeling, treatment, storage, handling, transportation or Releases of, or exposure to, Materials of Environmental Concern, as has been, is now, or at any time hereafter is, in effect.

“Environmental Liability” means any liability, claim, action, suit, judgment or order under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the Release of any Materials of Environmental Concern or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance” means any issuance by the Company or any Restricted Subsidiary of its Capital Stock in a public or private offering.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, any successor statute thereto, and the rules and regulations promulgated thereunder.

“Erroneous Payment” has the meaning set forth in Section 9.6(c)(i).

“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 9.6(c)(iv).

“Erroneous Payment Impacted Class” has the meaning set forth in Section 9.6(c)(iv).

“Erroneous Payment Return Deficiency” has the meaning set forth in Section 9.6(c)(iv).

“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 9.6(c)(iv).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” means any of the events specified in Section 8.1; provided that any requirement set forth therein for the giving of notice, the lapse of time, or both, has been satisfied.

“Eventbrite Acquisition” means the merger of Eventbrite, Inc. into a wholly-owned subsidiary of the Borrower pursuant to the terms of the Eventbrite Acquisition Agreement.

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“Eventbrite Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of December 1, 2025, among the Borrower, Everest Merger Sub. Inc, and Eventbrite, Inc.

“Exceptional Items” means any exceptional, one off, non-recurring or extraordinary items which represent gains or losses including, but not limited to, those arising on:

(a)	any Group Initiative and/or the restructuring/reorganization of the activities of an entity, including any reversals of any provisions, any expenditure of the Group or any business or assets of any Group member (including, without limitation, disposals, relocating, redundancies, carve-outs, corporate reorganizations, the shut down and/or re-branding of sites, any strategic review and/or any financial, legal, commercial, business and/or tax consultancy and/or advisory fees related thereto and extraordinary measures to comply with any legal or regulatory requirements) and the payment of costs and expenses incurred in connection with such activities (including, without limitation and for the avoidance of doubt, any acquired costs arising in connection with closing of the relevant transaction including in relation to incentive plans and success fees that may be recognized post-closing and including deferred purchase price or earn out components);

(b)	any (aborted or not) Business Acquisition, equity or debt securities offering, start-up losses for new entities or operations, or any profit arising from any business interruption to the extent not compensated by the proceeds of any business interruption insurance, legal or other costs incurred by the Group in connection with its compliance with any applicable law or regulation or employee bonuses;

(c)	disposals, revaluations, write downs or impairment of non-current assets or any reversal of any write down or impairment; and

(d)	disposals of assets associated with discontinued operations. “Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Collateral” has the meaning set forth in the U.S. Collateral Agreement.

“Excluded Contributions” means, as of any date, the aggregate amount of the net cash proceeds and Cash Equivalents received by the Company or any Restricted Subsidiary after the Closing Date from:

(a)	contributions to its common equity capital; or

(b)	the sale of Permitted Capital Stock of Company;

in each case, designated as Excluded Contributions by the Company, less the aggregate amount of Indebtedness incurred pursuant to Section 7.2(aa), the aggregate amount of Investments made pursuant to Section 7.7(aa) and the aggregate Restricted Payments made pursuant to Section 7.6(m), in each case prior to such date; provided that the proceeds of Disqualified Capital Stock or any net cash proceeds that are used prior to such date (A) to make Restricted Payments under Section 7.6(a), (B) to make Restricted Debt Payments under Section 7.11(a) or (C) to make an Investment under Section 7.7(bb), in each case in reliance on clause (c) of the definition of Available Amount, may not be treated as Excluded Contributions.

“Excluded Holdings Loans” means any Permitted Pre-Close Holdings Loans and any Permitted Holdings Loans.

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“Excluded Jurisdiction” means any country outside the European Union (other than the United Kingdom and the United States of America), any Sanctioned Country and any other jurisdiction designated as such by the Company and the Security Agent.

“Excluded Subsidiary” means, with respect to Subsidiaries organized in the United States (and subsidiaries of entities organized in the United States), (a) Immaterial Subsidiaries other than any Immaterial Subsidiary of the Company that is designated as a Guarantor, (b) not-for-profit subsidiaries, captive insurance subsidiaries and special purpose entities (so long as such special purpose entity is not created in contemplation of circumventing the Guarantee Obligations) used for permitted securitization or receivables facilities, if any, (c) any Subsidiary that is prohibited or restricted by Requirement of Law or Contractual Obligation on the Closing Date or on the date any such Subsidiary is acquired (so long as such prohibition or restriction is not incurred in contemplation of such acquisition) or on the date any such Subsidiary ceases to be a Wholly Owned Subsidiary of the Company (so long as such disposition or joint venture is otherwise permitted under this Agreement) from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received, or for which the provision of a guarantee could reasonably be expected to result in non-de minimis adverse tax consequences to the Company or any of its Restricted Subsidiaries or any of their direct or indirect equity holders as determined by the Company in good faith, (d) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition or other investment permitted by this Agreement that has assumed secured indebtedness not incurred in contemplation of such Permitted Acquisition or other investment and any Restricted Subsidiary thereof that guarantees such secured indebtedness, in each case to the extent such secured indebtedness prohibits such Subsidiary from becoming a Guarantor (so long as such prohibition is not incurred in contemplation of such acquisition), (e) other Subsidiaries as mutually agreed between Company and the Administrative Agent, including in circumstances where the Administrative Agent and the Company reasonably determine that the cost of providing such a guarantee is excessive in relation to the value afforded thereby, (f) each Unrestricted Subsidiary and (g) each Subsidiary that is not a wholly-owned Restricted Subsidiary (for so long as such Subsidiary remains a non-wholly-owned Restricted Subsidiary, and subject to the proviso in Section 10.15(d) hereof); provided, that, Excluded Subsidiaries shall not include Electing Guarantors; provided further, that, no Subsidiary that is not an “Excluded Subsidiary” under the Existing Term Loan Credit Agreement or the Pro Rata Facilities Agreement shall constitute an “Excluded Subsidiary” hereunder.

“Excluded Swap Obligation” means, with respect to any Subsidiary which is a Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Subsidiary of, or the grant by such Subsidiary of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Subsidiary or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Tax” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income or net profits (however denominated), branch profits Taxes and franchise Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) with respect to any Lender,

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any U.S. federal withholding Tax imposed on amounts payable to or for the account of such Lender pursuant to laws in effect at the time such Lender acquires an interest in a Loan or Commitment (including as a Substitute Affiliate Lender pursuant to Section 2.2(b)(i) but other than pursuant to a request by the Borrower under Section 2.24) (or changes its applicable lending office including the designation of a Substitute Facility Office pursuant to Section 2.2(b)(i)), except to the extent that such Lender (or its assignor, if any), immediately prior to the time of designation of a new lending office (or assignment), was entitled to receive additional amounts from a Loan Party in respect of such withholding Tax pursuant to Section 2.20, (iii) any withholding Taxes imposed as a result of the failure of a Recipient to comply with the provisions of Section 2.20(f), 2.20(g) or 2.20(i) and (iv) any withholding Taxes imposed under FATCA.

“Existing Facilities Agreement” means, collectively, the Pro Rata Facilities Agreement and the Existing Term Loan Credit Agreement.

“Existing Facilities Obligations” means, collectively, the obligations outstanding under each of the Pro Rata Facilities Agreement and the Existing Term Loan Credit Agreement.

“Existing Holdings” has the meaning specified in the definition of “Successor Holdings”. “Existing Term Loan Credit Agreement” means that certain Term Loan Credit Agreement, dated as of March 7, 2025, among the Company, the Borrower, Wetransfer B.V., as Dutch borrower, JPMorgan Chase Bank, N.A., as U.S. administrative agent, J.P. Morgan SE, as non-U.S. administrative agent, Intesa Sanpaolo S.p.A, as security agent, the banks and other financial institutions or lending entities from time to time party thereto as a lender and the other Persons party thereto, as the same may be amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Existing Term Loans” has the meaning set forth in Section 2.26(a).

“Extended Loans” has the meaning set forth in Section 2.26(a).

“Extended Revolving Commitments” has the meaning set forth in Section 2.26(a).

“Extended Revolving Tranche” has the meaning set forth in Section 2.26(a).

“Extended Term Facility” has the meaning specified in the definition of Facility. “Extended Term Loans” has the meaning set forth in Section 2.26(a).

“Extended Term Tranche” has the meaning set forth in Section 2.26(a).

“Extended Tranche” has the meaning set forth in Section 2.26(a).

“Extending Lender” has the meaning set forth in Section 2.26(b).

“Extension” has the meaning set forth in Section 2.26(b).

“Extension Amendment” has the meaning set forth in Section 2.26(c).

“Extension Date” has the meaning set forth in Section 2.26(e).

“Extension Election” has the meaning set forth in Section 2.26(b).

“Extension Request” has the meaning set forth in Section 2.26(a).

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“Extension Series” means all Extended Term Loans or Extended Revolving Commitments, as applicable, that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Commitments, as applicable, provided for therein are intended to be part of any previously established Extension Series) and that provide for the same interest margins and amortization schedule.

“Facility” means each of (a) the Tranche A Term Loans (the “Tranche A Term Facility”), (b) any New Term Loan Commitments and the New Term Loans made thereunder (each a “New Term Facility”),

(c)            the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”),

(d)            any Extended Term Loans (of the same Extension Series) (each an “Extended Term Facility”), (e) any Extended Revolving Commitments (of the same Extension Series) (each an “Extended Revolving Facility”), (f) any Refinancing Term Loans of the same Tranche (each a “Refinancing Term Facility”) and

(g) any Refinancing Revolving Commitments of the same Tranche (each a “Refinancing Revolving Facility”).

“Fair Market Value” means with respect to any assets, Property (including Capital Stock) or Investment, the fair market value thereof as determined in good faith by the Borrower; provided that, for purposes of the definition of “Asset Sale” and Section 7.5 and any other Disposition, the determination shall be made as of the date on which a legally binding commitment for the applicable Disposition or exchange was entered into.

“FATCA” means Sections 1471 through 1474 of the Code as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Payment Date” means (a) fifteen (15) days following the last Business Day of each March, June, September and December and (b) with respect to the Revolving Commitments, the last day of the Revolving Commitment Period, and thereafter, on demand of the Administrative Agent.

“Financial Covenant” has the meaning set forth in Section 7.12.

“Fixed Amounts” has the meaning set forth in Section 1.8.

“Floor” means (i) with respect to ABR Loans, 1.00% per annum and (ii) with respect to Term Benchmark Loans, 0.00% per annum.

“FSHCO” means a member of the Group substantially all of the assets of which consist of equity interests (or equity interests and indebtedness) in one or more Controlled Foreign Entities.

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“Funded Debt” means with respect to any Person, all Indebtedness of such Person of the types described in clauses (a) and (e), purchase money Indebtedness or, to the extent related to Indebtedness of the types described in the preceding clauses or purchase money Indebtedness, clause (d), and, solely with respect to letters of credit, bankers’ acceptances and similar facilities that have been drawn but not yet reimbursed, clause (g) of the definition of Indebtedness; provided that any Excluded Holdings Loans, Indebtedness owed by one member of the Group to another member of the Group and Indebtedness in relation to the minority interests in line with the balance sheet of another member of the Group shall be excluded from Funded Debt.

“Funding Office” means the applicable office or offices as described in the Administrative Questionnaire provided by the Administrative Agent to the Borrower from time to time.

“General Investment Basket” has the meaning set forth in Section 7.7(v). “General RDP Basket” has the meaning set forth in Section 7.11(h). “General RP Basket” has the meaning set forth in Section 7.6(e).

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government including any supra-national bodies (including the European Union or the European Central Bank) and, as to any Lender, any securities exchange and any self regulatory organization (including the National Association of Insurance Commissioners).

“Group” means the Company and each of its Restricted Subsidiaries.

“Group Initiative” means any acquisition consummated after the TLB Closing Date but prior to the Closing Date, the AOL Acquisition, the Eventbrite Acquisition, or any Permitted Acquisition or similar Investment, and Disposition permitted pursuant to Section 7.5, any Group restructuring, reorganization (including any Permitted IPO/Tax Reorganization) or cost saving or cost synergies initiative.

“Guarantee Obligation” or “Guarantee” means as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) pursuant to which the guaranteeing person has issued a guarantee, reimbursement, counterindemnity or similar obligation, in either case guaranteeing or by which such Person becomes contingently liable for any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or any Investment permitted under this Agreement. The amount of any Guarantee Obligation of any guaranteeing Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the

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maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such Person in good faith.

“Guarantor Coverage Test” has the meaning assigned to such term in Section 6.9(a).

“Guarantors” means (a) the Company, (b) the Borrower (other than with respect to its own Obligations), (c) each U.S. Subsidiary that has guaranteed the Existing Facilities Obligations as of the Closing Date, (d) no later than one hundred and twenty (120) days following the Closing Date (or such later date as reasonably agreed to by the Administrative Agent), each of (i) Vimeo, Inc. and its Restricted Subsidiaries that are U.S. Subsidiaries (other than Excluded Subsidiaries) and (ii) the AOL Target and its Restricted Subsidiaries that are U.S. Subsidiaries (other than Excluded Subsidiaries), (e) no later than one hundred and fifty (150) days following the Closing Date (or such later date as reasonably agreed to by the Administrative Agent), each Pro Rata Guarantor on the Closing Date, (f) subject to the Agreed Security Principles, each Restricted Subsidiary required to provide a guarantee pursuant to Section 6.9 and (g) each Parent Entity or Restricted Subsidiary that the Company may elect in its sole discretion, from time to time, upon written notice to the Administrative Agent, to cause to guarantee the Obligations until the date on which the Company has informed the Administrative Agent that it elects not to have such Person guarantee the Obligations; provided that each such Parent Entity or Restricted Subsidiary guaranteeing the Obligations pursuant to this clause (g) shall provide, at least three (3) Business Days prior to becoming a Guarantor (or such other period as agreed by the Administrative Agent and the Company), any documentation and other information about such Parent Entity or Restricted Subsidiary as shall have been reasonably requested in writing by any Lender through the Administrative Agent at least ten (10) Business Days prior to such Parent Entity or Restricted Subsidiary becoming a Guarantor that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA Patriot Act; provided, further, that notwithstanding anything to the contrary in any Loan Document, no Subsidiary of the Company that is (i) a Controlled Foreign Entity, (ii) a FSHCO or (iii) a direct or indirect Subsidiary of a Controlled Foreign Entity or FSHCO shall be a Guarantor; provided, further that each Subsidiary of the Borrower that constitutes a “Guarantor” under the Existing Term Loan Credit Agreement or the Pro Rata Facilities Agreement shall at all times constitute a “Guarantor” hereunder.

“Guaranty” means the Guaranty, dated as of the Closing Date, among the Borrower and the Guarantors party thereto, substantially in the form of Exhibit B-3.

“Hedge Agreements” means all agreements with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, entered into by the Company or any Restricted Subsidiary.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Holdings” means (i) initially, Bending Spoons Holdings S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368470962 and (ii) from and after a Successor Holdings Designation, the Successor

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Holdings in respect of such Successor Holdings Designation. In the event any such other Person is designated as “Holdings” pursuant to and in accordance with the provisions of clause (ii) above, upon the effectiveness of such designation Existing Holdings immediately prior thereto shall cease to be “Holdings” for all purposes of this Agreement and the other Loan Documents.

“IFRS” means the International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary” means any Restricted Subsidiary that is not a Material Subsidiary.

“Increased Amount Date” has the meaning set forth in Section 2.25(a).

“Incremental Facilities” means the New Loan Commitments and any New Term Loans issued thereunder.

“Incur” means, with respect to any Indebtedness, Capital Stock or Lien, to issue, assume, guarantee, incur or otherwise become liable for such Indebtedness, Capital Stock or Lien, as applicable; provided that any Indebtedness, Capital Stock or Lien of a Person existing at the time such Person becomes a Subsidiary or an Unrestricted Subsidiary becomes a Restricted Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary or Restricted Subsidiary, as applicable.

“Incurrence-Based Amounts” has the meaning set forth in Section 1.8.

“Indebtedness” means with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person for the deferred unpaid purchase price of Property or services already received, (d) all Guarantee Obligations by such Person of Indebtedness of others, (e) all Capital Lease Obligations of such Person, (f) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined in respect of outstanding Hedge Agreements (such payments in respect of any Hedge Agreement with a counterparty being calculated subject to and in accordance with any netting provisions in such Hedge Agreement), (g) the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit (other than any letters of credit, bank guarantees or similar instrument in respect of which a back-to-back letter of credit has been issued under or permitted by this Agreement) and (ii) in respect of bankers’ acceptances and (h) payment obligations in respect of any Disqualified Capital Stock; provided that Indebtedness shall not include (A) trade and other ordinary course payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset, (D) earn-out, contingent payment, contingent obligations or other similar obligations until such obligation is not paid (after giving effect to any grace period) after becoming due and payable, or (E) performance guarantees of such Person entered into in the ordinary course of business. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

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“Indebtedness for Borrowed Money” means (a) to the extent the following would be reflected on a consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with Applicable Accounting Standards, the principal amount of all Indebtedness of the Company and its Restricted Subsidiaries with respect to (i) borrowed money, evidenced by debt securities, debentures, acceptances, notes or other similar instruments and (ii) Capital Lease Obligations, (b) reimbursement obligations for letters of credit and financial guarantees (without duplication) (other than ordinary course of business contingent reimbursement obligations) and (c) Indebtedness with respect to Hedge Agreements; provided that the Obligations shall not constitute Indebtedness for Borrowed Money.

“Indemnified Liabilities” has the meaning set forth in Section 10.5.

“Indemnitee” has the meaning set forth in Section 10.5.

“Insolvency” means with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent” means with respect to any Multiemployer Plan, that such Multiemployer Plan is subject to a condition of Insolvency.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or non-U.S. laws or otherwise, including copyrights (including rights in software and data), copyright licenses, domain names, patents, patent licenses, trademarks, trademark licenses, trade names, technology, inventions, trade secrets, know-how, methods and processes, and all registrations, applications and common law rights for any of the foregoing, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement” means the Intercreditor Agreement, dated July 30, 2024, among the Borrower, each Guarantor, the Administrative Agent, the Security Agent and the other parties thereof substantially in the form of Exhibit C.

“Interest” means interest and amounts in the nature of interest in respect of any Funded Debt paid or payable in respect of that applicable period including, without limitation:

(a)	the interest element of Capital Lease Obligations;

(b)	discount and acceptance fees payable (or deducted) in respect of any Funded Debt;

(c)	fees payable in connection with the issue or maintenance of any bond, letter of credit, guarantee or other assurance against financial loss (including derivative instruments) constituting Funded Debt and is issued by a third party on behalf of a member of the Group; and

(d)	commitment, utilization and non-utilization fees payable or incurred in respect of Funded Debt,

but excluding all arrangement, underwriting and participation fees, original issue discount and similar issue costs, repayment and prepayment premiums, fees or costs, acquisition costs, costs relating to any Acquisition or similar Investment and any amortization of any such fees, costs discount or premium and any fronting arrangements, any capitalized interest or other non-cash return, any withholding tax on interest receivable, received, payable or paid, any such amounts that are payable in respect of any Funded Debt that is repaid as part of the Acquisition, similar

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Investment or a Permitted Acquisition (to the extent financed by Indebtedness), any dividends on preference shares or any realized or unrealized gains or losses on any financial instrument and deemed finance charges.

“Interest Income” means, for any applicable interest, the amount of Interest (including amounts deducted from that definition) accrued (whether or not received) due to members of the Group during such period.

“Interest Payable” means, in respect of any applicable period, the aggregate of Interest (whether or not paid or capitalized) during that period but excluding any capitalized Interest, the amount of any discount amortized and other non-cash interest charges during such period, and calculated on the basis that:

(a)	the amount of Interest accrued will be increased by an amount equal to any amount payable by members of the Group under hedging agreements in respect of Interest (including, in so far as they relate to Interest, currency hedging arrangements and with any premium, termination and close-out payments or other one-off, non-recurring amounts to be excluded) in relation to such period, but for the avoidance of doubt does not include any unrealized hedging arrangements; and

(b)	the amount of Interest accrued will be reduced by an amount equal to any amount payable to members of the Group under hedging agreements (including, in so far as they relate to Interest, currency hedging arrangements and with any premium, termination and close-out payments or other one-off, non-recurring amounts to be excluded) in relation to that period but for the avoidance of doubt does not include any unrealized hedging arrangements.

“Interest Payment Date” means (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) with respect to Daily Simple SOFR (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Section 2.17), (1) each date that is on the numerically corresponding day in each calendar month that is three-months after the borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the applicable final maturity date of such Tranche, (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the borrowing of which such Loan is a part and, in the case of a Term Benchmark borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the applicable final maturity date of such Tranche and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof and the applicable final maturity date of such Tranche.

“Interest Period” means as to any Term Benchmark Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Term Benchmark Loan and ending one, three or six months thereafter or such other period as agreed to by the Administrative Agent to facilitate that alignment of interest payments with other borrowings under this Agreement or any Existing Facilities Agreement or the end of a fiscal or calendar period, as selected by the Borrower in its notice of borrowing or notice of continuation or conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Term Benchmark Loan and ending one, three or six months thereafter or such other period as agreed to by the Administrative Agent to facilitate that alignment of interest payments with other borrowings under this Agreement or any Existing Facilities Agreement or the end of a fiscal or calendar period, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 1:00 P.M., New York City time,

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on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)	if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day; and

(ii)	any Interest Period that would otherwise extend beyond the date final payment is due on the applicable Term Loans shall end on such due date, as applicable; and

(iii)	any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month at the end of such Interest Period) shall end on the last Business Day of the last calendar month.

For purposes hereof, the date of a borrowing initially shall be the date on which such borrowing is made.

“Investments” has the meaning set forth in Section 7.7.

“Investors” means any person holding (directly or indirectly) any issued share capital of the Company from time to time.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Lenders” means (a) Wells Fargo Bank, National Association and (b) any other Revolving Lender that agrees to act in such capacity that is reasonably acceptable to the Borrower and the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delated). Notwithstanding anything herein to the contrary, the Issuing Lenders shall only be required to issue standby letters of credit (and not trade or commercial letters of credit) unless any such Issuing Lender otherwise agrees.

“Italian Banking Law” means the Italian Legislative Decree No. 385 of 1 September 1993, as subsequently amended and/or supplemented from time to time.

“Italian Bankruptcy Law” means the Italian Royal Decree No. 267 of 16 March 1942 (Disciplina del fallimento, del concordato preventivo e della liquidazione coatta amministrativa), as subsequently amended and supplemented (including by virtue of Decree Law No. 118 of 24 August 2021, as converted into law with amendments and supplemented from time to time).

“Italian Civil Code” means the Italian civil code, enacted by Royal Decree No. 262 of 16 March 1942, as subsequently amended and/or supplemented from time to time.

“Italian Crisis and Insolvency Code” means the Italian Legislative Decree No. 14 of 12 January 2019 (Codice della crisi d’impresa e dell’insolvenza in attuazione della legge 19 ottobre 2017, n. 155), as amended and supplemented from time to time (including by virtue of the Italian Legislative Decree No. 83 of 17 June 2022 implementing the EU Directive 2019/1023 of 20 June2019, as supplemented from time to time).

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“Italian Debt” means Indebtedness of the Company or any of its Restricted Subsidiaries (other than the Borrower and its Restricted Subsidiaries) as the issuer or borrower of such Indebtedness that is incurred or issued pursuant to the first paragraph of Section 7.2 or Section 7.2(a), (i), (p), (u)(II) or (v).

“Italian Usury Law” means the Italian law of 7 March 1996 No. 108 (Disposizioni in materia di usura), as subsequently amended and supplemented, and any related implementing regulations.

“Joinder Agreement” means an agreement substantially in the form of Exhibit D or such other form reasonably acceptable to the Company and the Administrative Agent.

“Joint Venture” means any joint venture entity which qualifies as a company (whether civil or commercial), unincorporated firm, undertaking, partnership or association having (or not) the legal personality in which a member of the Group has an interest, and which has been constituted, created or entered into for the purpose of performing a business venture.

“Junior Financing” means any Indebtedness in excess of the greater of (x) $35,000,000 and (y) 7.5% of Adjusted EBITDA (other than intercompany Indebtedness among or between any of the Company and the Restricted Subsidiaries) that is (i) contractually subordinated in right of payment to the Obligations expressly by its terms or (ii) is secured by Collateral on a contractually subordinated basis to the Liens on Collateral securing the Obligations.

“Latest Maturing Tranche A Term Loans” means at any date of determination, the Tranche (or Tranches) of Tranche A Term Loans maturing later than all other Tranche A Term Loans outstanding on such date.

“Latest Maturity Date” means at any date of determination, the latest maturity date or termination date applicable to any Loan or Commitment hereunder at such time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Disbursements” has the meaning set forth in Section 3.4.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired face amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed. The L/C Obligations of any Lender at any time shall be its Revolving Percentage of the total L/C Obligations at such time. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, upon notice from the Administrative Agent to the Borrower such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participants” means the collective reference to all the Revolving Lenders other than the applicable Issuing Lender and, for purposes of Section 3.4(d), the collective reference to all Revolving Lenders.

“L/C Shortfall” has the meaning set forth in Section 3.4(d).

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“L/C Sublimit” means $15,000,000. The L/C Sublimit is part of, and not in addition to, the Revolving Facility.

“Lead Arrangers” means Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A. (acting through such of its affiliates or branches as it deems appropriate), Mizuho Bank, Ltd., Goldman Sachs Bank Europe SE, Sumitomo Mitsui Banking Corporation, MUFG Bank, Ltd. and Morgan Stanley Senior Funding, Inc.

“Left Lead Arranger” means Wells Fargo Securities, LLC (acting through such of its affiliates or branches as it deems appropriate).

“Legal Reservations” means:

(a)           the principle that equitable remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to insolvency, bankruptcy, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and similar principles or limitations under the laws of any applicable jurisdiction;

(b)           the time barring of claims under applicable limitation laws (including the Limitation Acts), the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defenses of set-off or counterclaim and similar principles or limitations under the laws of any applicable jurisdiction;

(c)           any general principles, reservations or qualifications, in each case as to matters of law as set out in any legal opinion delivered to the Administrative Agent pursuant to this Agreement or delivered in connection with any other provision of any Loan Document;

(d)           the principle that any additional interest imposed under any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e)           the principle that in certain circumstances security granted by way of fixed charge may be characterized as a floating charge or that security purported to be constituted by way of an assignment may be recharacterized as a charge;

(f)           the principle that a U.S., Italian, English or Welsh court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(g)           the principle that the creation or purported creation of security over any contract or agreement which is subject to a prohibition against transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach entitling the contracting party to terminate or take any other action in relation to such contract or agreement;

(h)           provisions of a contract being invalid or unenforceable for reasons of oppression or undue influence;

(i)            the principle that a court may not give effect to any parallel debt provisions, covenants to pay the Security Agent or other similar provisions (and in no event will “parallel debt” provisions apply to Loan Documents governed by Italian law); and

(j)            similar principles, rights and defenses under the laws of any relevant jurisdiction.

“Lender” and “Lenders” means each Person party hereto that has extended any Loans or that holds any Commitments, including, for the avoidance of doubt, each Tranche A Term Lender, each Revolving Lender and each of their respective permitted successors and assigns. Unless the context otherwise requires, the term “Lender” or “Lenders” includes the Issuing Lenders.

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“Lender-Related Person” has the meaning set forth in Section 10.5(b).

“Letters of Credit” has the meaning set forth in Section 3.1(a).

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limitation Acts” means the Limitation Act 1980, the Foreign Limitation Periods Act 1984 and the Prescription and Limitation (Scotland) Act 1973, in each case of the United Kingdom.

“Limited Condition Transaction” means any acquisition or other investment, including by way of merger, the irrevocable repayment, redemption, repurchase, satisfaction or discharge of Indebtedness, the making of any Restricted Payment (including with respect to any Indebtedness contemplated or incurred in connection therewith), in each case, by the Company or its Restricted Subsidiaries permitted pursuant to the Loan Documents whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan” means any loan made by any Lender pursuant to this Agreement.

“Loan Documents” means this Agreement, the Guaranty, any Applicable Intercreditor Agreement, the Security Documents, the Agency Fee Letter, the Notes (if any), Amendment No. 1, and any such document executed by the Borrower expressly identified as a “Loan Document”, together with any amendment, supplement, waiver, or other modification to any of the foregoing.

“Loan Parties” means the Borrower and each Guarantor.

“Majority Facility Lenders” means (a) with respect to the Tranche A Term Facility, the Required Tranche A Term Lenders, (b) with respect to the Revolving Facility, the Required Revolving Lenders, (c) with respect to any New Term Facility, Extended Term Facility or Refinancing Term Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans outstanding under such Facility, and (d) with respect to any Extended Revolving Facility or Refinancing Revolving Facility, the holders of more than 50% of the aggregate unpaid principal amount of the applicable revolving commitments then in effect under such Facility, or if such commitments have been terminated, the Revolving Extension of Credit then outstanding under such Facility; provided, however, that determinations of the “Majority Facility Lenders” shall exclude any Commitments or Loans held by Defaulting Lenders.

“Management Group” means the group consisting of:

(a)           any current or former director, officer, employee or member of management of Holdings or any of its Subsidiaries or any other Parent Entity who, at any time, holds any Capital Stock of Holdings or any Parent Entity;

(b)           any trust, partnership, limited liability company, corporate body or other entity established by any such director, officer, employee or member of management of Holdings or any of its Subsidiaries to hold an investment in Holdings or any other Parent Entity in connection with such Person’s estate or tax planning;

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(c)           any spouse, parents, grandparents of any such director, officer, employee or member of management of Holdings or any of its Subsidiaries and any and all descendants of the foregoing, together with any spouse of any of the foregoing Persons, who are transferred an investment in Holdings or any other Parent Entity by any such director, officer, employee or member of management of Holdings or any of its Subsidiaries in connection with such Person’s estate or tax planning; and

(d)           any Person who acquires an investment in Holdings or any other Parent Entity by will or by the laws of intestate succession as a result of the death of an employee of Holdings or any of its Subsidiaries.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, operations, assets or financial condition of the Company and its Restricted Subsidiaries, taken as a whole, (b) the validity or enforceability of the Loan Documents, taken as a whole, or (c) the material rights and remedies available to the Administrative Agent and the Lenders, taken as a whole, under the Loan Documents.

“Material Intellectual Property” means any Intellectual Property that is material to the business or operations of the Company and its Restricted Subsidiaries taken as a whole (as reasonably determined in good faith by the Company).

“Material Non-U.S. Indebtedness” has the meaning set forth in Section 7.2.

“Material Real Property” means any fee-owned real property of the U.S. Loan Parties with a fair market value (as determined by the Company in good faith) equal to or than $20,000,000, in each case, that does not otherwise constitute Excluded Collateral.

“Material Subsidiary” means, subject to the Agreed Security Principles, (a) any Borrower or Guarantor, (b) any direct parent of a Borrower or Guarantor (to the extent not incorporated in an Excluded Jurisdiction), and (c) (to the extent not incorporated in an Excluded Jurisdiction) any other Restricted Subsidiary whose contribution to Consolidated EBITDA is 7.5% or greater (determined by reference to the most recent annual financial statements delivered pursuant to Section 6.1(a) hereof) (provided that for the purpose of this clause (c) negative Consolidated EBITDA will be deemed equal to zero); provided that, Material Subsidiary shall exclude all Excluded Subsidiaries.

“Materials of Environmental Concern” means any material, substance or waste that is regulated, listed or defined as hazardous, toxic, radioactive, a contaminant or a pollutant pursuant to Environmental Law, including gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, per- or polyfluoroalkyl substances, asbestos, flammable or explosive substances, pesticides and toxic mold.

“Maximum Incremental Facilities Amount” means, at any date of determination an amount not in excess of:

(a)            the sum of (i) the greater of (A) $460,000,000 and (B) 100% of Adjusted EBITDA for the most recently ended Test Period (calculated on a pro forma basis) plus (ii) all voluntary prepayments, repurchases, redemptions or retirements of the Term Loans, any New Term Loans, any Additional Obligations and any other Indebtedness for borrowed money and all voluntary permanent commitment reductions of any revolving facility (including Revolving Facility and any Revolving Commitment Increase, in each case, to the extent secured on a pari passu basis with the Facilities, so long as such prepayment or commitment reduction is effected on or prior to the date of any such incurrence (including all debt and loan buy-backs and yank-a-bank payments, with credit limited to the purchase amount of such prepayment (rather than the face amount)), (other than any such prepayments, repurchases or reductions to

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the extent funded with the proceeds of Funded Debt (other than revolving indebtedness)) (collectively, the “Incremental Fixed Amount”); provided, that the amount under clause (i) or (ii) of such Incremental Fixed Amount, as the case may be, shall be reduced (but not to an amount less than zero) by, without duplication, the outstanding principal amount of any Revolving Commitment Increases, New Term Loans, Indebtedness incurred pursuant to Section 7.2(v) and/or Additional Obligations, in each case, that are incurred in reliance on such clause (i) or (ii) as applicable (after giving effect to any reclassification thereof) and by all New Term Loans, Indebtedness incurred pursuant to Section 7.2(v) in the Existing Term Loan Credit Agreement and/or Additional Obligations (each as defined in the Existing Term Loan Credit Agreement) incurred in reliance of the “Incremental Fixed Amount” (as defined in the Existing Term Loan Credit Agreement)); plus

(b)           (i) in the case of any New Term Loans, New Loan Commitments, Revolving Commitment Increases, Indebtedness incurred pursuant to Section 7.2(v) or Additional Obligations that are secured by Liens on any Pro Rata Collateral on a pari passu basis to the Liens securing the obligations under any Existing Facilities Agreement or Liens on any Collateral on a pari passu basis to the Liens securing the Obligations, the amount that would result in the Consolidated Net First Lien Secured Leverage Ratio for the Test Period most recently ended, on a pro forma basis after giving effect to any acquisition or other transaction consummated in connection therewith (without netting the cash proceeds from New Term Loans, Revolving Commitment Increases, Indebtedness incurred pursuant to Section 7.2(v) and/or Additional Obligations then proposed to be incurred and assuming that (other than in the case of delayed draw term loans subject to Section 1.15) any such New Loan Commitments, Revolving Commitment Increase or commitments with respect to Indebtedness incurred substantially contemporaneously pursuant to Section 7.2(v) or Additional Obligations are fully drawn), being not greater than 3.25:1.00,

(ii)           in the case of any New Term Loans, New Loan Commitments, Revolving Commitment Increases, Indebtedness incurred pursuant to Section 7.2(v) or Additional Obligations that are secured by Liens on any Pro Rata Collateral that is contractually junior to the Liens securing the obligations under any Existing Facilities Agreement or Liens on any Collateral that is contractually junior to the Liens securing the Obligations, the amount that would result in the Consolidated Net Secured Leverage Ratio for the Test Period most recently ended, on a pro forma basis after giving effect to any acquisition or other transaction consummated in connection therewith (without netting the cash proceeds from New Term Loans, Indebtedness incurred pursuant to Section 7.2(v), Revolving Commitment Increases and/or Additional Obligations then proposed to be incurred and assuming that (other than in the case of delayed draw term loans subject to Section 1.15) any such New Loan Commitments, Revolving Commitment Increase or commitments with respect to Indebtedness incurred substantially contemporaneously pursuant to Section 7.2(v) or Additional Obligations are fully drawn), being not greater than 3.50:1.00, and

(iii)           in the case of any New Term Loans, New Loan Commitments, Revolving Commitment Increases, Indebtedness incurred pursuant to Section 7.2(v), or Additional Obligations that are unsecured, the greater of the amount that would result in the Consolidated Net Total Leverage Ratio for the Test Period most recently ended, on a pro forma basis after giving effect to any acquisition or other transaction consummated in connection therewith (without netting the cash proceeds from New Term Loans, Indebtedness incurred pursuant to Section 7.2(v), Revolving Commitment Increases and/or Additional Obligations then proposed to be incurred and assuming that (other than in the case of delayed draw term loans subject to Section 1.15) any such New Loan Commitments, Revolving Commitment Increase or commitments with respect to Indebtedness incurred substantially contemporaneously pursuant to Section 7.2(v) or Additional Obligations are fully drawn), being not greater than 3.75:1.00 (clause (b), the “Incremental Ratio Amount”).

For any New Term Loans, New Loan Commitments, Indebtedness incurred pursuant to Section 7.2(v), Revolving Commitment Increases or Additional Obligations, in each case, incurred in reliance on the

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Maximum Incremental Facilities Amount (i) unless the Company elects otherwise, such Indebtedness shall be deemed to have incurred amounts under the Incremental Ratio Amount prior to the utilization of the Incremental Fixed Amount, (ii) whether any such Indebtedness is incurred under the Incremental Ratio Amount or the Incremental Fixed Amount, proceeds may be utilized in a single-transaction by first calculating the incurrence under the Incremental Ratio Amount (without inclusion of any amounts Indebtedness pursuant to the Incremental Fixed Amount) and then calculating the incurrence under the Incremental Fixed Amount and (iii) to the extent that any such Indebtedness is incurred under the Incremental Fixed Amount, at any time subsequent to such incurrence all or a portion of such incurred Indebtedness would be permitted to be incurred under the Incremental Ratio Amount, all or such portion may be reclassified by the Company as elected and deemed as of such time to have been incurred under the Incremental Ratio Amount (which for the avoidance of doubt, shall have the effect of increasing the Incremental Fixed Amount by such re-designated amount).

“Maximum Rate” has the meaning set forth in Section 10.20.

“Minimum Exchange Tender Condition” has the meaning set forth in Section 2.27(b).

“Minimum Extension Condition” has the meaning set forth in Section 2.26(g).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgage” means any mortgage, deed of trust, hypothec, assignment of leases and rents or other similar document delivered on or after the TLB Closing Date by any Loan Party in favor of, or for the benefit of, the Security Agent for the benefit of the Secured Parties, with respect to Mortgaged Properties, each substantially in form and substance reasonably acceptable to the Administrative Agent and the Company (taking into account the law of the jurisdiction in which such mortgage, deed of trust, hypothec or similar document is to be recorded).

“Mortgaged Properties” means all Real Property that shall be subject to a Mortgage that is delivered pursuant to the terms of this Agreement.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) received by any Loan Party, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, consulting fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred by any Loan Party in connection therewith; (ii) taxes paid or reasonably estimated to be payable by any Loan Party as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); (iii) the amount of any reasonable reserve established in accordance with the Applicable Accounting Standards against any liabilities (other than any taxes deducted pursuant to clause (ii) above) (A) associated with the assets that are the subject of such event and (B) retained by the Company or any of the Restricted Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such event occurring on the date of such reduction and (iv) the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iv))

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attributable to minority interests and not available for distribution to or for the account of the Company or any Subsidiary as a result thereof and (b) in connection with any Equity Issuance or other issuance or sale of debt securities or instruments or the incurrence of Funded Debt, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Lender” has the meaning set forth in Section 2.25(c).

“New Loan Commitments” has the meaning set forth in Section 2.25(a).

“New Loans” means any loan made by any New Lender pursuant to this Agreement.

“New Revolving Loans” has the meaning set forth in Section 2.25(b).

“New Term Lender” means a Lender that has a New Term Loan.

“New Term Loan Commitment” has the meaning set forth in Section 2.25(a).

“New Term Loans” has the meaning set forth in Section 2.25(b).

“Non-Defaulting Lender” means any Lender other than a Defaulting Lender.

“Non-Excluded Taxes” (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Documents, and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Non-Extending Lender” has the meanings set forth in Section 2.26(d).

“Non-Loan Party” means any Restricted Subsidiary that is not a Loan Party.

“Non-Pro Rata/TL Guarantor Subsidiary” means any Restricted Subsidiary of the Company which is not a Guarantor or a Pro Rata Loan Party.

“Non-U.S. Benefit Arrangement” means any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by the Borrower or any of its Subsidiaries, or any other entity related to the Borrower or any of its Subsidiaries on a controlled group basis.

“Non-U.S. Lender” has the meaning set forth in Section 2.20(f).

“Non-U.S. Loan Party” means any Loan Party that is not a U.S. Loan Party.

“Non-U.S. Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by the Borrower or any of its Subsidiaries or any other entity related to the Borrower or any of its Subsidiaries on a controlled group basis.

“Non-U.S. Plan Event” means with respect to any Non-U.S. Benefit Arrangement or Non-U.S. Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Non-U.S. Benefit Arrangement or Non-U.S. Plan; (b) the failure to register or loss of good standing with any applicable regulatory authorities of any such Non-U.S. Benefit Arrangement or Non-U.S. Plan required to be

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registered; or (c) the failure of any Non-U.S. Benefit Arrangement or Non-U.S. Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Non-U.S. Benefit Arrangement or Non-U.S. Plan.

“Non-U.S. Subsidiary” means any Restricted Subsidiary of the Company that is not a U.S. Subsidiary.

“Note” means any promissory note evidencing any Loan, which promissory note shall be in the form of Exhibit A-1 or Exhibit A-2, as applicable, or such other form as agreed upon by the Administrative Agent and the Borrower.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent, the Security Agent or to any Lender whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise, including any Secured Hedging Obligations; provided that the “Obligations” of a Subsidiary shall exclude any Excluded Swap Obligations with respect to such Subsidiary.

“Organizational Documents” shall mean, collectively, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation or articles of incorporation and by-laws (or similar constitutive documents) of such Person, (ii) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement or memorandum and articles of association (or similar constitutive documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constitutive documents) of such Person (and, where applicable, the equity holders or shareholders registry of such Person), (iv) in the case of any general partnership, the partnership agreement (or similar constitutive document) of such Person, or (v) in any other case, the functional equivalent of the foregoing.

“Original Financial Statements” means the consolidated financial statements of TopCo for the fiscal year ended on December 31, 2024.

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“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Intercreditor Agreement” means an intercreditor agreement in form and substance reasonably satisfactory to the Company and the Required Lenders.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.24); provided that, notwithstanding anything to the contrary under any Loan Document, any stamp duty, registration or similar Taxes applicable to confirmatory deeds (atti confermativi di garanzia) to be executed, at the written request of the Administrative Agent, by way of an Italian notarial deed (or foreign deed to be registered with an Italian notary) in connection with the confirmation of any Lien created over the Company’s corporate capital of Italian società a responsabilità limitata, in each case no more than twice over the life of the Loans, respectively, at the following times: (a) promptly, after six months of the Closing Date; and (b) promptly, after two and half years after the Closing Date, shall constitute Other Taxes.

“Outbound Investment Rules” means the regulations, administered and enforced together with any related public guidance issued, by the United States Treasury Department under the U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulations; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Term Benchmark borrowings denominated in U.S. Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent Entity” means Holdings and any Person that is a direct or indirect parent of Holdings and of which Holdings is a direct or indirect subsidiary.

“Pari Passu Debt” means Indebtedness that is secured by a Lien on (i) any of the Collateral ranking equal with the Lien on such Collateral securing the Obligations, pursuant to any Applicable Intercreditor Agreement or (ii) any Pro Rata Collateral that is not Collateral.

“Participant” has the meaning set forth in Section 10.6(c)(i).

“Participant Register” has the meaning set forth in Section 10.6(c)(iii).

“Participating Member State” means each state so described in any EMU Legislation.

“Payment Recipient” has the meaning set forth in Section 9.6(c)(i).

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“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Items” means the current cash service costs attributable to any income or charge attributable to a post-employment benefit scheme.

“Perfection Exceptions” means that no Loan Party and none of their respective Subsidiaries shall be required to (i) perfect or create a security interest to the extent the cost, burden, difficulty or consequence of perfecting or creating a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Company in its reasonable judgment, (ii) with respect to the U.S. Loan Parties, in no event shall (1) any Collateral include any Excluded Collateral or shall any actions be taken with respect to any assets of the U.S. Loans Parties that do not constitute Collateral, (2) deposit or security account control agreements or control, lockbox or similar arrangements be required, (3) landlord, mortgagee and bailee waivers or subordination agreements be required, (4) notices be required to be sent to account debtors or other contractual third parties unless an Event of Default has occurred and is continuing, (5) estoppels or collateral access letters or similar arrangements be required, (6) actions other than (x) the filing of a UCC financing statement and (y) the filing of a short form intellectual property security agreement with the United States Patent and Trademark Office or United States Copyright Office be required with respect to the perfection or creation of the security interest in any intellectual property (with any requirement to provide updated information with respect to any such intellectual property to only be required to be provided at the time of delivery of a compliance certificate with annual audited financial statements delivered pursuant to Section 6.1(a)) or (7) any action be required outside of the United States with respect to any U.S. Loan Party (including its equity interests and assets), in order to create or perfect any security interest in any assets and no non-U.S. law security or pledge agreements, non-U.S. law mortgages or deeds or non-U.S. intellectual property filings or searches will be required (other than a pledge over Capital Stock of any Loan Party, which shall be governed by the law of the jurisdiction of formation of such Loan Party whose Capital Stock is being pledged) and (iii) in respect of the Company and any Non-U.S. Subsidiary, take any actions contrary to the Agreed Security Principles.

“Perfection Requirements” means the making or the procuring of the appropriate registrations, filings, endorsements, notarization, stampings and/or notifications/acceptance of the Security Documents and/or the security interests created thereunder and any other actions or steps necessary in any jurisdiction or under any laws or regulations in order to create or perfect the Collateral and/or the security interests created thereunder or to achieve the relative priority expressed therein, in each case, subject to the Perfection Exceptions and in the case of any Non-U.S. Loan Party, the Agreed Security Principles.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” means (a) any acquisition (including, if applicable, in the case of any Intellectual Property, by way of license) approved by the Required Lenders, (b) any acquisition made solely with the Net Cash Proceeds of any substantially concurrent Equity Issuance or capital contribution (other than Disqualified Capital Stock) or (c) any acquisition of all or substantially all the assets of, or a majority of the Capital Stock in (or any acquisition of Capital Stock if, following the acquisition of such Capital Stock, a majority of Capital Stock is owned), or merger, consolidation or amalgamation with, a Person, or any acquisition of assets constituting a division or line of business or business or operating unit of a Person (or any subsequent investment made in a Person, division or line of business or business or operating unit previously acquired in a Permitted Acquisition) (each, an “Acquisition”).

“Permitted Business” means the Business and any other services, activities or businesses incidental or directly related, similar or complementary to any line of business engaged in by the Company and its

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Subsidiaries as of the Closing Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Buy-Back” has the meaning set forth in Section 10.6(h).

“Permitted Capital Stock” means (i) common Capital Stock, (ii) preferred Qualified Capital Stock or (iii) other preferred equity or instruments having terms reasonably acceptable to the Administrative Agent.

“Permitted Cure Securities” shall mean Capital Stock (other than Disqualified Capital Stock) issued to the extent (and only to the extent) necessary to fund the Cure Right.

“Permitted Debt Exchange” has the meaning set forth in Section 2.27(a).

“Permitted Debt Exchange Notes” has the meaning set forth in Section 2.27(a).

“Permitted Debt Exchange Offer” has the meaning set forth in Section 2.27(a).

“Permitted Dematerialization” has the meaning set forth in Section 7.4(d).

“Permitted Holders” means each of:

(a)           (i) Mr. Luca Ferrari, (ii) Mr. Matteo Danieli, (iii) Mr. Luca Querella and (iv) Mr. Francesco Patarnello;

(b)           any member of the Management Group (or any controlled Affiliate thereof);

(c)           any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of which Persons described in the foregoing clauses (a) and (b) are members; provided that, without giving effect to the existence of such group or any other group, the Persons described in clauses (a) or (b), collectively, Beneficially Own Voting Stock representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding equity interests of Holdings (determined on a fully diluted basis but without giving effect to contingent voting rights not yet vested) then held by such group; and

(d)           any Permitted Parent.

“Permitted Holdings Loans” means any loans and promissory notes incurred or established between Holdings (as creditor) to the Company (as debtor); provided that (i) such loans and promissory notes (I) do not require any cash payments prior to the earlier of (i) the Termination Date and (ii) the Latest Maturity Date at the time of incurrence or establishment, as applicable, thereof, (II) mature later than the Latest Maturity Date at the time of incurrence or establishment, as applicable, thereof and (III) have no mandatory prepayments (other than in respect of customary AHYDO catch-up payments), amortization or events of default that apply prior to the earlier of (i) the Termination Date and (ii) the Latest Maturity Date at the time of incurrence or establishment, as applicable, thereof, (ii) such loans and promissory notes are subject to an Applicable Intercreditor Agreement on or prior to the later of the TLB Closing Date and the incurrence or establishment thereof, providing for such loans and promissory notes contractually subordinated to the Obligations (x) as Subordinated Liabilities under, and as defined in, the Intercreditor Agreement or (y) in a manner similar to the intragroup liabilities or otherwise acceptable to the Administrative Agent and (iii) Holdings grants a security interest in such loans to secure Obligations (on a non-recourse basis) on or prior to the later of the TLB Closing Date or (if later) the date falling 15 Business Days after the incurrence or establishment thereof (or such later date agreed to by the Administrative Agent in its reasonable discretion).

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“Permitted IPO/Tax Reorganization” means any transaction or action taken in connection with and reasonably related to a Qualified IPO or tax planning and tax reorganization, so long as, after giving effect thereto, neither the value of the Guaranty nor the security interest of the Security Agent in the Collateral, taken as a whole, is materially impaired (as determined by the Company in good faith).

“Permitted Parent” means (a) any Parent Entity that at the time it became a Parent Entity was a Permitted Holder pursuant to clause (a), (b) or (c) of the definition thereof; provided that such Parent Entity was not formed in connection with, or in contemplation of, a transaction (other than the Transactions) that would otherwise constitute a Change of Control and (b) any Parent Entity, so long as it is controlled by one or more Persons that are Permitted Holders pursuant to clause (a), (b), or (c) of the definition thereof.

“Permitted Pre-Close Holdings Loans” means any loans and promissory notes incurred or established on or prior to the TLB Closing Date by Holdings set forth on Schedule 1.1C.

“Permitted Refinancing Obligations” means senior or subordinated Indebtedness (which Indebtedness may be (a) secured by the Collateral on a junior basis, (b) unsecured or (c) secured by the Collateral on a pari passu basis), including customary bridge financings, in each case issued or incurred by the Borrower or the Company to refinance Indebtedness and/or Revolving Commitments incurred under this Agreement and the Loan Documents or Additional Obligations, including Indebtedness incurred to pay fees, discounts, premiums and expenses in connection therewith; provided that (i) the terms of such Indebtedness, other than a revolving credit facility that does not include scheduled commitment reductions or amortization prior to maturity, shall not provide for a maturity date or Weighted Average Life to Maturity earlier than the maturity date or shorter than the Weighted Average Life to Maturity of the Indebtedness being refinanced, as applicable (other than an earlier maturity date and/or shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter Weighted Average Life to Maturity than the maturity date or the Weighted Average Life to Maturity of the Indebtedness being refinanced, as applicable), (ii) any such Indebtedness that is a revolving credit facility shall not mature prior to the maturity date of the revolving commitments being replaced, (iii)(A) with respect to Permitted Refinancing Obligations issued or incurred by the Borrower, such Permitted Refinancing Obligations will not be guaranteed by any Person that does not guarantee the Obligations and will not be secured by any assets other than the Collateral (and to the extent secured, shall be subject to an Applicable Intercreditor Agreement) and (B) with respect to Permitted Refinancing Obligations issued or incurred by the Company, subject to the Agreed Security Principles (to the extent such guarantee or asset is not legally possible to be delivered to guarantee or secure all or a portion of any then-existing Italian Debt under the Pro Rata Facilities Loan Documents), such Permitted Refinancing Obligations will not be guaranteed by any Person that does not guarantee any Italian Debt under any Pro Rata Facilities Loan Documents (or, in case the loans and commitments under any Pro Rata Facilities Loan Documents are not outstanding, which would have not been required to guarantee such loans and commitments if such loans and commitments were outstanding) and will not be secured by any assets other than the Pro Rata Collateral (and to the extent secured, shall be subject to an Applicable Intercreditor Agreement) (or, in case the loans and commitments under any Pro Rata Facilities Loan Documents are not outstanding, any assets that would have been required to secure such loans and commitments if such loans and commitments were outstanding), (iv) such Indebtedness shall not have a higher payment or lien priority than the Indebtedness being refinanced, and (v) the aggregate principal amount of any Permitted Refinancing Obligations shall not be greater than the aggregate principal amount (or committed amount) of such Indebtedness being refinanced or replaced plus any fees, premiums, original issue discount and accrued interest associated therewith, and costs and expenses related thereto, and such Indebtedness being refinanced or replaced will be permanently reduced substantially with, or in one business day of, the issuance thereof.

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“Permitted Refinancings” means with respect to any Person, refinancings, replacements, modifications, refundings, renewals or extensions of Indebtedness; provided that (a) there is no increase in the principal amount (or accrued value) thereof (excluding accrued interest, fees, discounts, premiums and expenses), (b) the Weighted Average Life to Maturity of such Indebtedness is greater than or equal to the shortest of (i) the Weighted Average Life to Maturity of the Indebtedness being refinanced or (ii) the remaining Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans (in each case, other than a shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for a shorter Weighted Average Life to Maturity than the shortest of (i) the Weighted Average Life to Maturity of the Indebtedness being refinanced, or (ii) the remaining Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans), (c) immediately after giving effect to such refinancing, replacement, refunding, renewal or extension, no Event of Default shall be continuing, (d) if the Indebtedness being refinanced is subordinated in right of payment to the Obligations or any guarantees thereof, such refinancing Indebtedness shall be subordinated in right of payment to such Obligations or such guarantees on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced, (e) neither the Company nor any Restricted Subsidiary shall be an obligor or guarantor of any such refinancings, replacements, modifications, refundings, renewals or extensions except to the extent that such Person was (or, when initially incurred could have been) such an obligor or guarantor in respect of the applicable Indebtedness being modified, refinanced, replaced, refunded, renewed or extended; provided further that any Indebtedness being refinanced shall be permanently reduced substantially with, or in one Business Day of, the issuance of such Permitted Refinancing and (f) if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is secured by Liens on any Collateral or Pro Rata Collateral (as applicable), such modification, refinancing, refunding, renewal, replacement or extension shall not have a higher ranking Lien priority with respect to the Collateral or the Pro Rata Collateral, as applicable, than such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means at a particular time, any employee benefit plan as defined in Section 3(3) of ERISA (whether or not subject to ERISA but excluding a Non-U.S. Plan) and in respect of which the Borrower, any of its Subsidiaries or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, including a Multiemployer Plan.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA.

“Platform” has the meaning set forth in Section 10.2(c).

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

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“Pro-Forma Adjustments” means the pro forma increase or decrease in Consolidated EBITDA of any Person and its Restricted Subsidiaries for the applicable period pursuant to the following, with respect to Consolidated EBITDA:

(i)	any extraordinary, unusual or non-recurring expenses, losses, charges, costs, accruals or reserves of any kind including losses on sales of assets outside of the ordinary course of business;

(ii)	restructuring, transition and integration costs or reserves, attributable to (i) the planning, undertaking and/or implementation of cost savings or strategic initiatives, business optimization, cost rationalization programs, operating expense reductions and/or other initiatives, actions or synergies, (ii) costs associated with office and facility openings, closings, consolidations, relocation costs and other non-recurring business optimization expenses and/or discontinued operations (including, but not limited to, any severance, rent termination costs, moving costs and legal costs), and (iii) relating to any severance, any signing, retention or competition bonus, or any modification to any pension and post-retirement employee benefit plan;

(iii)	stock-option based and other equity settled share based compensation or payment (including any make-whole payments to option holders, in connection with dividends paid prior to the Closing Date);

(iv)	the amount of “run rate” cost savings and other operating improvements, operating expense reductions and synergies (which, for the avoidance of doubt, shall not include revenue synergies) projected by the Company in good faith to be realized as a result of the Transaction, the Vimeo Acquisition, the AOL Acquisition, the Eventbrite Acquisition, any other acquisition, sale, sale and leaseback, assignment, conveyance, transfer, license or other disposition thereof (whether effected pursuant to a division or otherwise) (including the termination or discontinuance of activities constituting such business) of business entities or properties or assets, constituting a division or line of business of any business entity, division or line of business that is the subject of any such acquisition, sale, sale and leaseback, assignment, conveyance, transfer, license or other disposition thereof (whether effected pursuant to a division or otherwise), or from any operational change, operational efficiencies, strategic and cost-saving initiatives, business optimization initiatives, purchasing improvements, acquisitions, divestitures, other specified transactions, restructurings or other initiatives or actions, in each case, that are reasonably quantifiable, factually supportable and projected by the Company in good faith to result from actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Company) within twenty-four (24) months after the date of such calculation (in each case, calculated on a pro forma basis as though such cost savings and other operating improvements, operating expense reductions, and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions to the extent already included in the Consolidated EBITDA for such period, provided that (A) no cost savings shall be added pursuant to this paragraph (iv) to the extent already included in clauses (i) and (ii) above and (v) and (vi) below with respect to such period, (B) the aggregate amount added back pursuant to this paragraph (iv), together with the aggregate amount added back pursuant to the following clause (vi), shall not exceed 25% of Consolidated

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EBITDA for such period, and (C) all “run rate” cost savings already achieved as a consequence of reduction in personnel shall be deemed covered by paragraph (v) below;

(v)	the amount of “run rate” cost savings already achieved as a consequence of reduction in personnel calculated on a pro forma uncapped basis (to avoid double counting on a pro rata temporis basis starting from the first day of the applicable Test Period to the day in which the lay-off has occurred e.g. without duplication with the yet to be achieved synergies as per paragraph (iv) above);

(vi)	adjustments and add-backs (which add-backs and adjustments shall not be limited to the time periods in respect of which such add-backs and adjustments were reflected therein) not already included in either of the above paragraphs (i), (ii), (iii), (iv) and (v) reflected in any quality of earnings report or any financial due diligence report prepared by a “Big Four” independent accounting firm or other accounting or financial advisory firm reasonably acceptable to the Agent in connection with the Vimeo Acquisition, the AOL Acquisition, the Eventbrite Acquisition, any Permitted Acquisition or investment, provided that, for the avoidance of doubt, yet to be achieved synergies as per paragraph (iv) above shall not exceed 25% of Consolidated EBITDA for such period in accordance with the provisions of paragraph (iv) above;

provided that for purposes of calculating Consolidated EBITDA of the Company and its Subsidiaries for any period:

(A)	the Consolidated EBITDA of any person, right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, constituting a division or line of business of any business entity, division or line of business, in each case, acquired by the Company or any of its Subsidiaries during such period and assuming any synergies, cost savings and other operating improvements and operating reductions projected by the Company in good faith to be reasonably anticipated to be realizable as a result of actions that have been taken or initiated or expected to be taken (in the good faith determination of the Company) within twenty-four (24) months after the date of such calculation, shall be included on a pro forma basis for such period (but assuming the consummation of such acquisition or such designation, as the case may be, occurred on the first day of such period) (provided that the aggregate amount added back pursuant to this proviso, together with the aggregate amount added back pursuant to paragraph (iv) and (vi) above, shall not exceed 25% of Consolidated EBITDA for such period (prior to giving effect to such addbacks)); and

(B)	the Consolidated EBITDA of any person, right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, constituting a division or line of business of any business entity, division or line of business, in each case, disposed of by the Company or any of its Subsidiaries during such period, shall be excluded for such period (assuming the consummation of such sale, sale and leaseback, assignment, conveyance, transfer, license or other disposition thereof (whether effected pursuant to a division or otherwise)

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or such designation, as the case may be, occurred on the first day of such period).

“Pro Rata Collateral” means all of the “Transaction Security” (or similar term) referred to in any Pro Rata Facilities Loan Document and all of the other property and assets, in each case, that are or are required under the terms of any Pro Rata Facilities Loan Documents to be subject to Liens securing obligations under any Pro Rata Facilities Loan Document; provided that under no circumstances shall Collateral include any assets of any U.S. Loan Party that are Excluded Collateral.

“Pro Rata Facilities” means the commitments and loans and other extensions of credit extended under the Pro Rata Facilities Agreement.

“Pro Rata Facilities Agreement” means that certain Senior Facilities Agreement dated as of July 30, 2024, among the Company, Banco BPM S.p.A., BNP Paribas Italian Branch and Intesa Sanpaolo S.p.A., as arrangers, and the Security Agent, as agent and security agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof or establishing additional facilities thereunder (unless in each case the Company has elected in writing that such agreement shall not be a Pro Rata Facilities Agreement).

“Pro Rata Facilities Loan Documents” means any Pro Rata Facilities Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto.

“Pro Rata Guarantor” means the Company and each of its Restricted Subsidiary that guarantees any obligations under the Pro Rata Facilities Agreement.

“Pro Rata Loan Party” means the Company, the Borrower and any Pro Rata Guarantor.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock and Intellectual Property.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Information” has the meaning set forth in Section 10.2(c).

“Public Lender” has the meaning set forth in Section 10.2(c).

“QFC” has the meaning set forth in Section 10.24.

“QFC Credit Support” has the meaning set forth in Section 10.24.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified IPO” means (x) an underwritten public offering (other than a public offering pursuant to a registration statement on Form S-4 or Form S-8 or comparable filing in any other applicable jurisdiction) of the Capital Stock of Holdings or any other Parent Entity pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act or any other comparable Governmental

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Authority in any other applicable jurisdiction (whether alone or in connection with a secondary public offering) or (y) the acquisition, purchase, merger or combination of Holdings or any direct or indirect Parent Entity of Holdings, by or with, a publicly traded special acquisition company or targeted acquisition company or any entity similar to the foregoing or any subsidiary thereof that results in the Capital Stock of Holdings or any other Parent Entity thereof (or its successor by merger or combination) being (i) exchanged for Capital Stock of such publicly traded special acquisition company or targeted acquisition company or any entity similar to the foregoing or any subsidiary thereof or (ii) otherwise listed for trading on, or such parent being wholly-owned by another entity whose Capital Stock is listed for trading on, a bona fide nationally-recognized or internationally-recognized securities exchange.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (i) such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions, and the use of proceeds thereof) is in the aggregate economically fair and reasonable to the Borrower, its Subsidiaries and the Securitization Subsidiary, (ii) all sales, transfers and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value, and (iii) the financing terms, covenants, termination events and other provisions thereof, including any Standard Securitization Undertakings, shall be market terms; in each case of clauses (i), (ii) and (iii), as determined by the Board of Directors of the Company in good faith. The grant of a security interest in any Securitization Assets of the Company or any of the Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under this Agreement prior to engaging in any Securitization Financing shall not be deemed a Qualified Securitization Financing.

“Rate Determination Notice” has the meaning set forth in Section 2.22.

“Ratio Debt” has the meaning set forth in Section 7.2(a).

“Real Property” means collectively, all right, title and interest of the Company or any other Restricted Subsidiary in and to any and all parcels of real property owned or operated by the Company or any other Restricted Subsidiary together with all improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Financing Transaction” means any transaction or series of transactions entered into by Holdings, the Borrower or any Restricted Subsidiary pursuant to which such party consummates a “true sale” of its receivables to a non-related third party on market terms as determined in good faith by the Borrower; provided that such Receivables Financing Transaction is (i) non-recourse (including with respect to Holdings) and (ii) consummated pursuant to customary contracts, arrangements or agreements entered into with respect to the “true sale” of receivables on market terms for similar transactions.

“Recipient” means (a) the Agents, and (b) any Lender, as applicable.

“Recovery Event” means any settlement of or payment in respect of any Property or casualty insurance claim or any condemnation proceeding relating to any asset of the Company or any Restricted Subsidiary, with respect to any individual Recovery Event, pursuant to which any Loan Party receive Net Cash Proceeds in an amount in excess of the greater of (x) $47,500,000 and (y) 10% of Adjusted EBITDA as of the end of the most recently ended Test Period at the time of receipt of such proceeds.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if following a Benchmark Transition Event and a Benchmark Replacement Date with respect to Term SOFR, such Benchmark is Daily Simple SOFR, then

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four U.S. Government Securities Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Revolving Commitments” has the meaning set forth in Section 10.1(d).

“Refinanced Term Loans” has the meaning set forth in Section 10.1(c).

“Refinancing Revolving Commitments” has the meaning set forth in Section 10.1(d).

“Refinancing Term Loans” has the meaning set forth in Section 10.1(c).

“Register” has the meaning set forth in Section 10.6(b)(iv).

“Regulation U” means Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation” means the obligation of the Borrower to reimburse an Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Reinvestment Deferred Amount” means with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party for its own account in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.12 as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Asset Sale or Recovery Event in respect of which a Loan Party has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice signed on behalf of any Loan Party by a Responsible Officer stating that the Company and its Restricted Subsidiaries intend and expect to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets used or useful in a Permitted Business or to make investments useful in the Permitted Business (other than short-term working capital or for liquidity purposes) (including, for the avoidance of doubt, any Permitted Acquisitions or similar investments by the Company and its Restricted Subsidiaries).

“Reinvestment Prepayment Amount” means with respect to any Reinvestment Event, the Reinvestment Deferred Amount (or the relevant portion thereof, as contemplated by clause (ii) of the definition of “Reinvestment Prepayment Date”) relating thereto less any amount contractually committed by the applicable Loan Party (directly or indirectly through a Subsidiary) to be expended prior to the relevant Reinvestment Prepayment Date (a “Committed Reinvestment Amount”), or actually expended prior to such date, in each case to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets or make investments useful in the Permitted Business.

“Reinvestment Prepayment Date” means with respect to any Reinvestment Event, the earlier of (i) the date occurring 12 months after the receipt of the Net Cash Proceeds of such Reinvestment Event (or, if the Company or any Restricted Subsidiary, as applicable, has contractually committed within 12 months following receipt of such Net Cash Proceeds to reinvest such Net Cash Proceeds, then within 18 months following receipt of such Net Cash Proceeds (the “Trigger Date”)) and (ii) with respect to any portion of a Reinvestment Deferred Amount, the date that is five Business Days following the date on which any Loan Party shall have determined not to restore, rebuild, repair, construct, improve, replace or otherwise acquire

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assets or make investments useful in the Permitted Business with such portion of such Reinvestment Deferred Amount.

“Related Persons” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, managers, officers, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” or “Released” means, with respect to Materials of Environmental Concern, any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure or facility.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reorganization Costs” means costs, expenses or losses relating to employee relocation, retraining, severance and termination, business interruption, reorganization and other restructuring or cost-cutting measures, the rationalization, re-branding, start-up, reduction or elimination of product lines, assets or businesses, the consolidation, relocation, or closure of retail, administrative or production locations and other similar items (for the avoidance of doubt, excluding any related Capital Expenditure).

“Replaced Lender” has the meaning set forth in Section 2.24.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived by the PBGC in accordance with the regulations thereunder.

“Representatives” has the meaning set forth in Section 10.14.

“Required Lenders” means at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Tranche A Term Loans, and Extended Term Loans, if any, and unused Commitments in respect thereof, if any, then outstanding, (ii) the aggregate unpaid principal amount of the Revolving Loans, if any, and unused Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Revolving Extensions of Credit then outstanding, (iii) subject to Section 1.15, the New Loan Commitments and the Loans with respect thereto then in effect in respect of any New Term Facility and (iv) the Extended Revolving Commitments then in effect in respect of any Extended Revolving Facility or, if such Extended Revolving Commitments have been terminated, the Extended Loans in respect thereof then outstanding; provided, however, that determinations of the “Required Lenders” shall exclude any Commitments or Loans held by Defaulting Lenders.

“Required Prepayment Lenders” means the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans; provided, however, that determinations of the “Required Prepayment Lenders” shall exclude any Term Loans held by Defaulting Lenders.

“Required Revolving Lenders” means at any time, the holders of more than 50% of the Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Revolving Extensions of Credit then outstanding, provided, however, that determinations of the “Required Revolving Lenders” shall exclude any Revolving Commitments or Revolving Loans held by Defaulting Lenders.

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“Required Tranche A Term Lenders” means at any time, the holders of more than 50% of the sum of the Tranche A Term Commitments and Tranche A Term Loans then outstanding; provided, however, that determinations of the “Required Tranche A Term Lenders” shall exclude any Tranche A Term Loans held by Defaulting Lenders.

“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer (or similar title), director of finance (or similar title), controller or treasurer (or similar title) of the Company or the Borrower and, with respect to financial matters, the chief financial officer (or similar title), director of finance (or similar title), controller or treasurer (or similar title) of the Company or the Borrower and, solely for purposes of notices given pursuant to Section 2, any other officer or employee of the Company or the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or pursuant to an agreement between the Company and the Administrative Agent.

“Restricted Debt Payments” has the meaning set forth in Section 7.11.

“Restricted Payments” has the meaning set forth in Section 7.6.

“Restricted Subsidiary” means any Subsidiary of the Company which is not an Unrestricted Subsidiary.

“Restructuring Costs” means any expenditure incurred by members of the Group in connection with any restructuring of the Group or any business or assets of any member of the Group (including, without limitation, disposals, relocating, redundancies, carve-outs, corporate reorganizations and the shut down and/or re-branding of sites) and the payment of costs and expenses incurred in connection with such restructuring.

“Revolving Commitment Increase” has the meaning set forth in Section 2.25(a).

“Revolving Commitment Period” means the period from and including the Closing Date to the earliest of (a) February 7, 2031, and (b) the date on which all Revolving Commitments have been reduced to $0 or terminated pursuant to Section 2.10(a).

“Revolving Commitments” means with respect to any Revolving Lender, the obligation of such Lender, if any, to make Revolving Loans and to purchase participations in L/C Obligations in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 2.1, or, as the case may be, in the Assignment and Assumption, Joinder Agreement or Lender Joinder Agreement pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to an Extension Amendment, an Increase Supplement or otherwise pursuant to the terms hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $195,000,000.

“Revolving Extensions of Credit” means as to any Revolving Lender at any time, an amount equal to the sum of, without duplication (a) the aggregate principal amount of all Revolving Loans, if any, held

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by such Lender then outstanding and (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding.

“Revolving Facility” has the meaning set forth in the definition of “Facility.”

“Revolving Lender” means each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans” has the meaning set forth in Section 2.4(a).

“Revolving Percentage” means as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the aggregate Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which such Revolving Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate Revolving Extensions of Credit then outstanding.

“Revolving Termination Date” means March 7, 2031.

“Rollover Indebtedness” means Indebtedness of a Loan Party issued to any Lender in lieu of such Lender’s pro rata portion of any repayment of Term Loans made pursuant to Section 2.11 or Section 2.12 so long as (other than in connection with a refinancing in full of the Facilities) the terms of such Indebtedness shall be of a type permitted by, and shall comply with the proviso set forth in, the definition of “Permitted Refinancing Obligations”.

“S&P” means Standard & Poor’s Ratings Group, Inc., a division of McGraw Hill Companies, Inc., or any successor to the rating agency business thereof.

“Same Day Funds” means with respect to disbursements and payments in U.S. Dollars in immediately available funds.

“Sanctioned Country” means, at any time, a country or territory which is the subject of country-wide or territory-wide Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea region of Ukraine and the so-called Donetsk People’s Republic and Luhansk People’s Republic).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or the United Nations Security Council, the European Union, any Member State of the European Union, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority; (b) any Person operating, organized or resident in a Sanctioned Country; or (c) any Person 50% or more owned or controlled (as such terms are defined under corresponding sanctions) by any person within the scope of (a).

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced by the United States Government (including without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury), the European Union, any member state of the European Union, His Majesty’s Treasury of the United Kingdom, the United Nations Security Council or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

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“Section 2.26 Additional Amendment” has the meaning set forth in Section 2.26(c).

“Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligations) under each Hedge Agreement (a) that is in effect on the Closing Date between the Company or any of its Restricted Subsidiaries, on the one hand, and a counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Lead Arranger as of the Closing Date, notwithstanding that such counterparty may cease to be the Administrative Agent, a Lender, a Lead Arranger or any Affiliate thereof after the Closing Date or any other Person designated by the Company, on the other hand, or (b) that is entered into after the Closing Date between the Company or any of its Restricted Subsidiaries, on the one hand, and any counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Lead Arranger on the Closing Date or at the time such Hedge Agreement is entered into or any other Person designated by the Company, on the other hand, and, in each case, that has been designated to the Administrative Agent in writing by the Company as being a Secured Hedging Obligation for purposes of the Loan Documents, it being understood that (i) such designation to the Administrative Agent may be made in respect of a master agreement that governs multiple Hedge Agreements among the parties thereto and (ii) each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to have agreed to be bound by the provisions of Section 9 and Section 10.11 as if it were a Lender and by the provisions of the Intercreditor Agreement and shall have become a counterparty to the Intercreditor Agreement as a “Hedge Counterparty” (as defined in the Intercreditor Agreement) in accordance with its terms.

“Secured Parties” means collectively, the Lenders, the Administrative Agent, the Security Agent, any Issuing Lender, each counterparty to a Hedge Agreement the obligations under which constitute Secured Hedging Obligations, any other holder from time to time of any of the Obligations and, in each case, their respective successors and permitted assigns.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment (including with respect to rights of payment pursuant to the terms of Joint Ventures) subject to a Qualified Securitization Financing and the proceeds thereof.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of the Company or any of its Subsidiaries, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller or transferor of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a Standard Securitization Undertaking, including as a result of a receivable or portion

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thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a wholly owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Company or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Company or such other Person (as provided below) as a Securitization Subsidiary, and

(a)           no portion of the Indebtedness or any other obligation (contingent or otherwise) of which (i) is guaranteed by Company, the Borrower or any other Subsidiary of the Company, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Company, the Borrower or any other Subsidiary of the Company, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company, the Borrower or any other Subsidiary of the Company, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b)           with which none of the Company, the Borrower or any other Subsidiary of the Company, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Company believes in good faith to be no less favorable to Company, the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, and

(c)           to which none of the Company, the Borrower or any other Subsidiary of the Company, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Security Agent” means Intesa Sanpaolo S.p.A., in its capacity as security agent and mandatario con rappresentanza pursuant to Italian law for the Secured Parties, under the Security Documents and any of its successors and permitted assigns in such capacity.

“Security Documents” means the Closing Date Security Documents and all other security documents (including any Mortgages and Intellectual Property security agreements) hereafter delivered to the Administrative Agent or the Security Agent purporting to grant a Lien on any Property of any Loan Party to secure the Obligations (including, for the avoidance of the doubt, a pledge over the equity interest of the Company (on a non-recourse basis) and a pledge over any material loans made by Holdings to any of the Borrower and the Company or Restricted Subsidiaries of the Company).

“Significant Subsidiaries” means Restricted Subsidiaries of the Company constituting, individually or in the aggregate (as if such Restricted Subsidiaries constituted a single Subsidiary), a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as in effect on the Closing Date.

“Single Employer Plan” means any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and in respect of which the Borrower or any of its Subsidiaries or any Commonly Controlled Entity is (or, if such plan were

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terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“SOFR Administrator” shall mean the NYFRB (or a successor administrator of the secured overnight financing rate).

“Solvent” means with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person, on a consolidated basis, will, as of such date, not be less than the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the solvency of debtors, (b) the present fair saleable value of the assets of such Person, on a consolidated basis, will, as of such date, not be less than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital, on a consolidated basis, with which to conduct its business and (d) such Person, on a consolidated basis, will be able to pay its debts as they become absolute and mature. For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) except as otherwise provided by applicable law, the amount of “contingent liabilities” at any time shall be the amount thereof which, in light of all the facts and circumstances existing at such time, can reasonably be expected to become actual or matured liabilities.

“Specified Event of Default” shall mean an Event of Default arising under Section 8.1(a) or 8.1(f).

“Specified Existing Tranche” has the meaning set forth in Section 2.26(a).

“Specified Representations” means the representations and warranties of each of the Borrower and the other Loan Parties set forth in the following sections of this Agreement:

(a)           Section 4.3(a)(i) and 4.4(a) (but solely with respect to their organizational existence and status and organizational power and authority as to the execution, delivery and performance of this Agreement and the other Loan Documents and with respect to its authorization of this Agreement and the other Loan Documents);

(b)           Section 4.4(c) (but solely with respect to execution and delivery by them, and enforceability against them, of this Agreement and the other Loan Documents);

(c)           Section 4.5(a) (but solely with respect to non-conflict of this Agreement and the other Loan Documents (limited to their execution, delivery and performance of the Loan Documents, incurrence of the Obligations thereunder and the granting of guarantees and security interests in respect of such Obligations) with its certificate or article of incorporation or other charter document);

(d)           Section 4.12;

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(e)           Section 4.16 (subject to Liens permitted pursuant to Section 7.3 and customary “certain funds” limitations);

(f)            Section 4.17;

(g)           Section 4.18 (in each case, solely as such representation relates to use of proceeds of the Loans on the Closing Date); and

(h)           Section 4.20.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company that are customary in a Qualified Securitization Financing as determined by the Borrower in good faith, including any guarantees of performance and Securitization Repurchase Obligations.

“Stated Maturity” means with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the re-purchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Subsidiary” means as to any Person, (A) a corporation, (B) a partnership, (C) a limited liability company, (D) in relation to an entity incorporated (or established) in the Netherlands, a "dochtermaatschappij" within the meaning of Article 2:24a DCC (regardless whether the shares or voting rights on the shares in the company are held directly or indirectly through another "dochtermaatschappij") or (E) any other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person; provided that (i) any joint venture that is not required to be consolidated with the Company and its consolidated Subsidiaries in accordance with the Applicable Accounting Standards shall not be deemed to be a “Subsidiary” for purposes hereof and (ii) notwithstanding the above, no charitable foundation shall constitute a Subsidiary. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Company.

“Substitute Affiliate Lender” has the meaning set forth in Section 2.2(b)(i)(B).

“Substitute Facility Office” has the meaning set forth in Section 2.2(b)(i)(A).

“Successor Holdings” means any Person that grants a Lien over the Capital Stock of the Company and/or any outstanding receivables under any loans or promissory notes incurred or established between that person (as creditor) and the Company (as debtor) (or, substantially concurrently with such designation, will grant a Lien over the Capital Stock of the Company and/or any outstanding receivables under any loans or promissory notes incurred or established between that person (as creditor) and the Company (as debtor)) to secure the Obligations and is designated by the then current Holdings (“Existing Holdings”) to be “Holdings” by written notice to the Administrative Agent (any such designation, a “Successor Holdings Designation”); provided that (A) the Company is (or, substantially concurrently with such designation, will be) a direct wholly owned Subsidiary of such other Person, (B) such Person shall be organized in Italy, Cayman Islands, Luxembourg, Netherlands or the United States or any state thereof or the District of Columbia or any other jurisdiction reasonably acceptable to the Administrative Agent, (C) such Person shall provide, at least three (3) Business Days prior to such Person becoming Holdings, any documentation

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and other information about such Person as shall have been reasonably requested in writing by any Lender through the Administrative Agent at least ten (10) Business Days prior to such Person becoming Holdings that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA Patriot Act, (D) there has been no Default or Event of Default continuing or would occur as a result of such Person becoming Holdings and (E) the Administrative Agent has received such certificates of good standing or status (to the extent that such concepts exist) from the applicable secretary of state (or equivalent authority) of the jurisdiction of organization of such Person becoming Holdings (in each case, to the extent applicable), certificates of customary resolutions or other customary action, incumbency certificates and/or other customary certificates of Responsible Officers of such Person becoming Holdings evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Holdings joinder and any other Loan Documents to which such Person becoming Holdings is a party or is to be a party.

“Successor Holdings Designation” has the meaning specified in the definition of “Successor Holdings”.

“Supplemental Term Loan Commitments” has the meaning set forth in Section 2.25(a).

“Supported QFC” has the meaning set forth in Section 10.24.

“Swap Obligation” means, with respect to any Subsidiary which is a Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Switch Date” means, during the Switch Date Availability Period, the earliest date on which any of the following financial statements adopting US GAAP as Applicable Accounting Standards are first delivered to the Administrative Agent: (i) consolidated audited financial statements of Topco; or (ii) quarterly financial statements delivered pursuant to Section 6.1(b).

“Switch Date Availability Period” means the period from and including the Amendment No. 1 Effective Date to and including June 30, 2027

“Taxes” means all present and future taxes, levies, imposts (including, for the avoidance of doubt, Italian stamp, registration and similar taxes), duties, deductions, withholdings (including backup withholding), assessments, fees or other charges now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or borrowing, refers to Loans, or the Loans comprising such borrowing, bearing interest at a rate determined by reference to Term SOFR.

“Term Benchmark Tranche” means the collective reference to Term Benchmark Loans under a particular Facility denominated in the same currency and the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Term Lenders” means the collective reference to any Lender that holds Term Loans and/or Commitments at such time.

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“Term Loans” means the collective reference to collectively, the Tranche A Term Loans and, unless the context otherwise requires, any Refinancing Term Loan.

“Term SOFR” means,

(a)            for any calculation with respect to a Term Benchmark Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, so long as such day is otherwise a U.S. Government Securities Business Day, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)            for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” has the meaning given to such term in Section 10.15(a)(i).

“Test Period” means on any date of determination, the period of four consecutive fiscal quarters of the Company (in each case taken as one accounting period) most recently ended on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.1(a) or (b) (or, at the option of the Company, are internally available).

“TLB Closing Date” means March 7, 2025.

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“Topco” Bending Spoons S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 08931860962.

“Trade Date” has the meaning set forth in Section 10.6(d).

“Tranche” means (a) with respect to Term Loans or commitments, refers to whether such Term Loans or commitments are (1) initial Tranche A Term Loans or initial Tranche A Term Commitments, (2) New Term Loans with the same terms and conditions made on the same day, (3) Extended Term Loans (of the same Extension Series) or (4) Refinancing Term Loans with the same terms and conditions made on the same day and (b) with respect to Revolving Loans or commitments, refers to whether such Revolving Loans are (1) initial Revolving Commitments or initial Revolving Loans, (2) Extended Revolving Commitments (of the same Extension Series) or (3) Refinancing Revolving Commitments with the same terms and conditions made on the same day or Revolving Loans in respect thereof.

“Tranche A Term Commitment” means as to any Tranche A Term Lender, the obligation of such Tranche A Term Lender to make Tranche A Term Loans from time to time to the Borrower during the Tranche A Term Loan Availability Period in the principal amount set forth under the heading “Tranche A Term Commitment” opposite such Tranche A Term Lender’s name on Schedule 2.1 to this Agreement. The aggregate principal amount of the Tranche A Term Commitments as of the Closing Date is $660,000,000.

“Tranche A Term Facility” has the meaning set forth in the definition of “Facility.”

“Tranche A Term Lender” means each Lender that holds a Tranche A Term Loan.

“Tranche A Term Loan” means the Tranche A Term Loans, New Term Loans or Extended Term Loans in respect of either of the foregoing, as the context may require.

“Tranche A Term Loan Availability Period” means the period from and including the Closing Date to and including the Tranche A Term Loan Termination Date.

“Tranche A Term Loan Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Tranche A Term Lenders to make Tranche A Term Loans hereunder.

“Tranche A Term Loan Termination Date” means the earliest of (a) the date that is 180 days after the Closing Date and (b) the date on which all unfunded Tranche A Term Commitments have been reduced to $0 or terminated pursuant to Section 2.10(c) or otherwise as provided herein.

“Tranche A Term Maturity Date” means March 7, 2031.

“Transactions” means the transactions to occur pursuant to this Agreement and the other Loan Documents, including the making of the Revolving Commitments and Tranche A Term Commitments and the extension of any Loans related thereto on any Borrowing Date.

“Transferee” means any Assignee or Participant.

“Transformative Acquisition” means any merger, acquisition, investment, dissolution, liquidation, consolidation or disposition by the Company or any of its Restricted Subsidiaries, that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such merger, acquisition, investment, dissolution, liquidation, consolidation or disposition or (b) if permitted by the terms

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hereof immediately prior to the consummation of such merger, acquisition, investment, dissolution, liquidation, consolidation or disposition, would not provide the Company and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation (as determined by the Company in good faith).

“Trigger Date” has the meaning set forth in the definition of “Reinvestment Payment Date”.

“Type” when used in reference to any Loan or borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such borrowing, is determined by reference to Term SOFR.

“U.S. Collateral Agreement” means the US Security Agreement, dated as of December 24, 2024, among the Borrower, each other U.S. Loan Party party thereto and the Security Agent.

“U.S. Dollars” and “$” means the lawful currency of the United States.

“U.S. GAAP” means generally accepted accounting principles in the United States as in effect from time to time. If at any time the SEC permits or requires U.S.-domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of U.S. GAAP for financial reporting purposes and the Company notifies the Administrative Agent that it will effect such change, without limiting Section 10.16, effective from and after the date on which such transition from U.S. GAAP to IFRS is completed by the Company, references herein to U.S. GAAP shall thereafter be construed to mean (a) for periods beginning on and after the required transition date or the date specified in such notice, as the case may be, IFRS as in effect from time to time and (b) for prior periods, U.S. GAAP as defined in the first sentence of this definition.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender” has the meaning set forth in Section 2.20(g).

“U.S. Loan Party” means any Loan Party organized under the laws of any jurisdiction within the United States.

“U.S. Person” means (i) for purposes of Sections 4.23 and 6.19 hereof, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States, or any person in the United States and (ii) for all other purposes, a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Pledge Agreement” means the US Pledge Agreement, dated as of the Closing Date, among the Company and the Security Agent.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 10.24.

“U.S. Subsidiary” means any Restricted Subsidiary of the Company organized under the laws of any jurisdiction within the United States.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time)

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promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company that is a solvent person, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“United States” means the United States of America.

“Unrestricted Cash” means as at any date of determination, the aggregate amount of cash and Cash Equivalents included in the cash accounts that would be listed on the consolidated balance sheet of the Company and its Restricted Subsidiaries as at such date, to the extent such cash and Cash Equivalents (a) would not be classified as “restricted” on the financial statements delivered pursuant to Section 6.1 in accordance with the Applicable Accounting Standards, determined based upon the financial statements for the most recently ended Test Period as of such date or (b) that would be classified as “restricted” solely because of any provision under the Loan Documents or any other agreement or instrument governing other Pari Passu Debt that is subject to the Intercreditor Agreement or any Other Intercreditor Agreement governing the application thereof or because they are subject to a Lien securing the Obligations or other Pari Passu Debt that is subject to the Intercreditor Agreement or any Other Intercreditor Agreement.

“Unrestricted Subsidiary” means any Subsidiary of the Company (other than the Borrower) that is designated by a resolution of the Board of Directors of the Company as an Unrestricted Subsidiary together with any Subsidiary of such designated Subsidiary, but only to the extent that such Subsidiary (i) is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary unless the Company or any Restricted Subsidiary would be permitted to enter into such agreement, contract, arrangement or understanding with an Unrestricted Subsidiary pursuant to Section 7.9 and (ii) is a Person with respect to which neither the Company nor any of the Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Capital Stock or warrants, options or other rights to acquire Capital Stock or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, unless, in each case, the Company or any Restricted Subsidiary would be permitted to incur any such obligation with respect to an Unrestricted Subsidiary pursuant to clause (x) of Section 7.7. Subject to the foregoing, the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary or any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that (a) such designation shall only be permitted if no Default or Event of Default would having occurred and be in existence following such designation, (b) the Consolidated Net First Lien Secured Leverage Ratio shall be no greater than 2.25 to 1.00, (c) no Subsidiary may be designated as an Unrestricted Subsidiary unless it is also designated an Unrestricted Subsidiary for purposes of Existing Facilities Agreements, and such documentation otherwise provides for designation of Subsidiaries as “unrestricted subsidiaries”, (d) no Subsidiary may be designated as an Unrestricted Subsidiary if it owns, or has an exclusive license of, Material Intellectual Property, (e) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed to be an incurrence of Indebtedness and Liens by a Restricted Subsidiary of any outstanding Indebtedness and Liens, as applicable, of such Unrestricted Subsidiary (f) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to be an Investment in such Unrestricted Subsidiary and shall reduce amounts available for Investments in Unrestricted Subsidiaries permitted by Section 7.7 in an amount equal to the Fair Market Value of the

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Subsidiary so designated and (g) any Subsidiary previously designated as an Unrestricted Subsidiary may not thereafter be re-designated as an Unrestricted Subsidiary.

“USA Patriot Act” has the meaning set forth in Section 10.18.

“Vimeo Acquisition” means the merger of the Vimeo, Inc. into a wholly-owned subsidiary of the Borrower pursuant to the terms of the Vimeo Acquisition Agreement, which merger was consummated on November 24, 2025.

“Vimeo Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of September 10, 2025, by and among the Borrower, Bloomberg Merger Sub Inc., Bending Spoons S.p.A. and the Vimeo, Inc.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency in the election of the Board of Directors of such Persons).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Capital Stock, as the case may be, at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness or redemption or similar payment, in respect of such Disqualified Capital Stock, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), at the option of the Company, the effects of any prepayments or amortization made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly Owned Subsidiary” of any Person means a direct or indirect Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable Law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

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1.2	Other Definitional Provisions.

(a)            Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)            As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Company and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under the Applicable Accounting Standards,

(ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (iii) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(c)            The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Annex, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)            The term “license” shall include sub-license. The term “documents” includes any and all documents whether in physical or electronic form.

(e)            The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f)            Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(g)            The phrase “permitted by” and the phrase “not prohibited by” shall be synonymous, and any transaction not specifically prohibited by the terms of the Loan Documents shall be deemed to be permitted by the Loan Documents.

(h)            Any term defined by reference to the Applicable Accounting Standards shall be interpreted by reference to the accounting standards as in effect from time to time; provided that, in the event of any change in accounting standards that constitute the Applicable Accounting Standards, unless otherwise prohibited under the Loan Documents, the Group shall be entitled to make such adjustments to the relevant calculations consistent with the Applicable Accounting Standards then in effect as are reasonably necessary to neutralize the effect of such change on the Financial Covenant with a view to ensuring that Lenders maintain protections comparable to those previously applied.

(i)             Notwithstanding the preparation by the Company of its statutory accounts under IFRS, starting from the Switch Date, all financial covenants, ratios or incurrence-based permissions, tests, thresholds or baskets (including any financial definitions or components thereof and any basket based on the calculation of Consolidated EBITDA, Adjusted EBITDA, the Consolidated Net Total Leverage Ratio,

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the Consolidated Net Secured Leverage Ratio or the Consolidated Net First Lien Secured Leverage Ratio), Compliance Certificates and financial reporting under the Loan Documents shall be prepared and delivered under US GAAP only.

1.3            Pro Forma Calculations. (i) Any calculation to be determined on a “pro forma” basis, after giving “pro forma” effect to certain transactions or pursuant to words of similar import and (ii) the Consolidated Net First Lien Secured Leverage Ratio, the Consolidated Net Secured Leverage Ratio, the Consolidated Net Total Leverage Ratio, Consolidated EBITDA and Adjusted EBITDA, in each case, shall be calculated as follows:

(a)            for purposes of making the computation referred to above, in the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness subsequent to the commencement of the period for which such ratio is being calculated but on or prior to or substantially concurrently with the event for which the calculation is made (a “Calculation Date”), then except as otherwise set forth in clauses (c) and (d) below, such calculation shall be made after giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness as if the same had occurred at the beginning of the applicable Test Period; provided that for purposes of making the computation of Consolidated Net First Lien Secured Debt, Consolidated Net Secured Debt or Consolidated Net Total Debt, as applicable, such calculation shall be after giving pro forma effect to any redemption, retirement or extinguishment of Indebtedness in connection with such event;

(b)            for purposes of making the computation referred to above, if any Investments, Dispositions or designations of Unrestricted Subsidiaries or Restricted Subsidiaries are made (or committed to be made pursuant to a definitive agreement) subsequent to the commencement of the period for which such calculation is being made but on or prior to or simultaneously with the relevant Calculation Date, then such calculation shall be made giving pro forma effect to such Investments, Dispositions and designations as if the same had occurred at the beginning of the applicable Test Period in a manner consistent, where applicable, with the pro forma adjustments set forth in clauses (iv) and (v) of Pro-Forma Adjustments. If since the beginning of the period for which such calculation is being made, any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries shall have made any Investment or Disposition that would have required adjustment pursuant to this provision, then such calculation shall be made giving pro forma effect thereto for such Test Period as if such Investment or Disposition had occurred at the beginning of the applicable Test Period;

(c)            Notwithstanding anything to the contrary, (i) notwithstanding any change in Applicable Accounting Standards after December 31, 2018 that requires lease obligations which were treated as operating leases as of December 31, 2018 to be classified and accounted for as capital leases or otherwise reflected on the Company’s consolidated balance sheet, such obligations shall continue to be excluded from the definition of Indebtedness and (ii) any lease which would have been considered an operating lease under Applicable Accounting Standards in effect as of December 31, 2018 shall be treated as an operating lease for all purposes under this Agreement and the other Loan Documents, and obligations in respect thereof shall be excluded from the definition of Indebtedness; and

(d)            if the Company or any Restricted Subsidiary incurs Indebtedness under a ratio-based basket or exception, such ratio-based basket or exception (together with any other ratio-based basket or exception utilized in connection therewith, including in respect of other Indebtedness, Liens, asset sales, Investments, Restricted Payments or prepayments of subordinated Indebtedness) will be calculated excluding the cash proceeds of such Indebtedness for netting purposes (i.e., such cash proceeds shall not reduce the Consolidated Net First Lien Secured Leverage Ratio, Consolidated Net Secured Leverage Ratio or Consolidated Net Total Leverage Ratio pursuant to clause (b) of the definition of each such term),

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provided that the actual application of such proceeds may reduce Indebtedness for purposes of determining compliance with any applicable ratio.

1.4          Exchange Rates. For purposes of determining compliance as of any date after the Closing Date with Section 7, or for any other specified purpose hereunder (other than any actions which can be determined by the Administrative Agent in its sole discretion), amounts incurred or outstanding in currencies other than U.S. Dollars shall be translated into U.S. Dollars at the exchange rates in effect on date the Company and/or any Restricted Subsidiary incurring or making the relevant disposal, acquisition, investment, lease, loan, debt or guarantee or taking other relevant action or, if such day is not a Business Day, the immediately preceding Business Day, as such exchange rates shall be determined in good faith by the Company by reference to customary indices; provided that for purposes of determining the Consolidated Net First Lien Secured Leverage Ratio, the Consolidated Net Secured Leverage Ratio or Consolidated Net Total Leverage Ratio on any date of determination, amounts denominated in a currency other than U.S. Dollars will be translated into U.S. Dollars (i) with respect to income statement items, at the currency exchange rates used in calculating Consolidated Net Income in the Company’s latest financial statements delivered pursuant to Section 6.1(a) or (b), as applicable and (ii) with respect to balance sheet items, at the currency exchange rates used in calculating balance sheet items in the Company’s latest financial statements delivered pursuant to Section 6.1(a) or (b), as applicable and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with Applicable Accounting Standard, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar Equivalent of such Indebtedness. No Default or Event of Default shall arise as a result of any limitation or threshold in Section 7, or any other applicable section hereunder being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the date with respect to which the applicable determination is made.

1.5           Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with Applicable Accounting Standards in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Company delivered pursuant to Section 6.1(a); provided that if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Section 7 to eliminate the effect of any change in Applicable Accounting Standards on the operation of such covenant (or if the Administrative Agent notifies the Borrower or the Company that the Required Lenders wish to amend Section 7 for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of Applicable Accounting Standards in effect immediately before the relevant change in Applicable Accounting Standards became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders. All calculations of (a) the Consolidated Net First Lien Secured Leverage Ratio, the Consolidated Net Secured Leverage Ratio or the Consolidated Net Total Leverage Ratio, (b) Consolidated EBITDA and Adjusted EBITDA and (c) each financial calculation included within or required to be made in connection with any such terms shall be made on a pro forma basis. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Restricted Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

1.6           Limited Conditions Transactions. Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating any applicable ratio or determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement which requires that no Specified Event of Default, Default or Event of Default has occurred, is continuing or would result therefrom or the accuracy of representations and warranties) in connection with any action undertaken or to be undertaken in connection with the consummation of a Limited Condition Transaction,

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the date of determination of such ratio or other compliance (including whether any Specified Event of Default, Default or Event of Default has occurred, is continuing or would result therefrom or the accuracy of representations and warranties or other applicable covenant (other than (x) in the case of the accuracy of representations and warranties in connection with an acquisition, the specified representations consistent with the Specified Representations or, at the option of the Company, European “certain funds” representations) shall be determined, or (y) in the case of any Default or Event of Default, if the Company has elected European “certain funds” representation in accordance with clause (x) above, customary European “certain funds” defaults) shall, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election” and such date selected, the “LCA Test Date”), be deemed to be the date that (a) in the case of any acquisition or other Investment (including with respect to any Indebtedness contemplated or incurred in connection therewith), either, at the option of the Company, (i) as of the date the definitive acquisition agreement for such acquisition or other Investment is entered into (or any documentation or agreement with a substantially similar effect as a binding acquisition agreement), (ii) at the time that binding commitments to provide any Indebtedness contemplated or incurred in connection therewith are provided or at the time such Indebtedness is incurred or (iii) at the time the relevant acquisition or other Investment is consummated, (b) in the case of any Restricted Payment (including with respect to any Indebtedness contemplated or incurred in connection therewith), either, at the option of the Company, (i) at the time such Restricted Payment is declared, (ii) at the time that binding commitments to provide any Indebtedness contemplated or incurred in connection therewith are provided or at the time such Indebtedness is incurred or (iii) at the time of the making of such Restricted Payment and/or (c) in the case of any irrevocable Indebtedness repurchase or repayment (including with respect to any Indebtedness contemplated or incurred in connection therewith), either, at the option of the Company, (i) at the time of delivery of notice with respect to such repurchase or repayment, (ii) at the time that binding commitments to provide any debt contemplated or incurred in connection therewith are provided or at the time such Indebtedness is incurred or (iii) at the time of the making of such repurchase or repayment, in each case, after giving effect to the relevant transaction, any related Indebtedness (including the intended use of proceeds thereof) and all other permitted pro forma adjustments on a pro forma basis and if, after such applicable ratios and other provisions are measured on a pro forma basis after giving effect to such Limited Condition Transaction and such other related and specified actions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four consecutive fiscal quarter period being used to calculate such financial ratio ending prior to the LCA Test Date, the Company could have taken such action on the relevant LCA Test Date in compliance with such applicable ratios and provisions, such applicable ratios and provisions shall be deemed to have been complied with. For the avoidance of doubt, (x) if any of such ratios or other financial tests are not complied with as a result of fluctuations in such ratio or other financial measurement (including due to fluctuations in Consolidated EBITDA and Adjusted EBITDA) at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will nevertheless be deemed to have been complied with solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder; provided that if such ratios or other financial tests improve as a result of such fluctuations, such improved ratios and other financial measurements, as the case may be, may be utilized and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related and specified actions. If the Company has made an LCA Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires or irrevocable notice is rescinded, as applicable, without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other related and specified actions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

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1.7           Interest Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.8           Application of Multiple Relevant Provisions. With respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Loan Documents under a specific covenant that does not require compliance with a financial ratio or test (including a test based on the Consolidated Net First Lien Secured Leverage Ratio, Consolidated Net Secured Leverage Ratio and/or the Consolidated Net Total Leverage Ratio but excluding any Adjusted EBITDA test) (any such amounts, the “Fixed Amounts”) substantially concurrently with or otherwise in the same transaction or series of related transactions with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Loan Documents under the same covenant that requires compliance with a financial ratio or test (including the Consolidated Net First Lien Secured Leverage Ratio, Consolidated Net Secured Leverage Ratio and/or the Consolidated Net Total Leverage Ratio) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (a) the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts in connection with such substantially concurrent incurrence within the same covenant (it being understood that any Fixed Amount available under any covenant that is reallocated or otherwise utilized under a different covenant shall, for the avoidance of doubt, also constitute a Fixed Amount under such different covenant to which the Fixed Amount was reallocated to or utilized under), and (b) except as provided in clause (a), pro forma effect shall be given to the entire transaction. For purposes of determining compliance at any time with Section 2.25, Section 6 and Section 7, in the event that any Lien, Indebtedness, Dispositions, Investments, Restricted Payment, Affiliate transaction or Restricted Debt Payment (each of the foregoing, a “Reclassifiable Item”) meets the criteria of more than one of the categories of transactions or items (or any combination of one or more thereof, or between any Fixed Amount and Incurrence-Based Amount) permitted pursuant to any clause of such Section 2.25, Section 6 and Section 7, in each case within the same covenant, the Company, in its sole discretion, may classify and/or reclassify such transaction or item (or portion thereof) (other than Indebtedness incurred pursuant to Section 7.2(a) or (v) and corresponding Liens thereof) from time to time and will only be required to include the amount and type of such transaction (or portion thereof) in any one category within such covenant. In addition, any Indebtedness (and associated Liens, subject to the applicable priorities required pursuant to the applicable Incurrence-Based Amounts), Investments, Restricted Payments, Restricted Debt Payments, liquidations, dissolutions, mergers, consolidations (or, in each case, any portion thereof) incurred or otherwise effected in reliance on Fixed Amounts shall be automatically and immediately reclassified at any time, unless the Company otherwise elects from time to time, as incurred under the applicable Incurrence-Based Amounts if the Company

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subsequently meets the applicable ratio for such Incurrence-Based Amounts on a pro forma basis (or would have met such ratio or test at the time such Fixed Amount was utilized).

1.9           Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.

1.10         Calculation of Baskets and Ratios. If any of the baskets set forth in Section 6 or Section 7 of this Agreement are exceeded solely as a result of fluctuations to Consolidated EBITDA or Adjusted EBITDA for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under Section 6 or Section 7, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.

1.11         Certifications. All certificates and other statements required to be made by any director, officer, employee or member of management or other officer or Responsible Officer of a Loan Party pursuant to any Loan Document are and will be made on the behalf of such Loan Party and not in such officer’s, director’s, employee’s, other officer’s or Responsible Officer’s or member of management’s individual capacity.

1.12         Available Amount Transactions. If more than one action occurs on any given date the permissibility or the taking of which is determined hereunder by reference to the Available Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously but shall instead occur in the order determined by the Company, i.e., each transaction must be permitted under Available Amount as so calculated.

1.13         EBITDA. Notwithstanding anything to the contrary herein, if the Adjusted EBITDA of any individual Loan Party (other than the Company) or Restricted Subsidiary is to be calculated (including pursuant to determining Material Subsidiaries), it shall be calculated as reasonably determined by the Company in good faith on the same basis as Adjusted EBITDA but on a stand-alone basis and excluding all intra-group items and investments in subsidiaries.

1.14         Revolving Facilities. In the event that the Company or a Restricted Subsidiary enters into or increases commitments under a revolving credit facility, enters into any commitment to Incur or issue revolving Indebtedness or commits to Incur any Lien, the Incurrence or issuance thereof for all purposes under this Agreement, including without limitation for purposes of calculating the Consolidated Net First Lien Secured Leverage Ratio, Consolidated Net Secured Leverage Ratio, or the Consolidated Net Total Leverage Ratio, as applicable, or usage of Section 2.25 or Section 7.2 (if any) for borrowings and reborrowings thereunder (and including issuance and creation of letters of credit and bankers’ acceptances thereunder) will be determined on the date of the establishment of such revolving credit facility or such entry into or increase in commitments or other revolving Indebtedness (assuming for purposes of such determination that the full amount thereof has been borrowed as of such date), and, if such the Consolidated EBITDA, Adjusted EBITDA, Consolidated Net First Lien Secured Leverage Ratio, Consolidated Net Secured Leverage Ratio or the Consolidated Net Total Leverage Ratio, as applicable, test or other provision of this Agreement is satisfied with respect thereto at such time, any borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be permitted under Section 2.25 or Section 7.2, as applicable, irrespective of the Consolidated EBITDA, Adjusted EBITDA, Consolidated Net First Lien Secured Leverage Ratio, Consolidated Net Secured Leverage Ratio or the Consolidated Net Total Leverage Ratio, as applicable, or other provision of this Agreement at the

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time of any borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder).

1.15         Delayed Draw Facilities. In the event that the Company or a Restricted Subsidiary enters into any commitment to Incur or issue delayed draw term loans or other committed term Indebtedness pursuant to this agreement, including without limitation for purposes of calculating the Consolidated Net First Lien Secured Leverage Ratio, Consolidated Net Secured Leverage Ratio or the Consolidated Net Total Leverage Ratio, as applicable, or usage of Section 2.25 or Section 7.2 (if any) for borrowings and reborrowings thereunder, (1) such delayed draw term facility or other committed term debt facility shall either (i) be assumed to be fully drawn on the date such facility is initially established for purposes of determining compliance with the applicable incurrence test, in which case, any subsequent utilization of such incremental delayed draw term commitments shall not require compliance with any additional incurrence test but shall, to the extent incurred in accordance with this clause (i), for the avoidance of doubt, be assumed to be fully drawn for the purposes of any other ratio-based test (and thereafter conditions to funding may be waived by a majority of the applicable incremental delayed draw term lenders) or (ii) be tested upon the actual utilization of such delayed draw term commitments (and the applicable incurrence test may only be waived at utilization thereof by a majority of the applicable delayed draw term lenders and the Required Lenders) and (2) in the case of a delayed draw term facility or other committed term debt facility Incurred pursuant to Section 2.25 where the applicable incurrence test is tested only upon utilization (but not, for the avoidance of doubt, with respect to any delayed draw term facility that has been assumed fully drawn at the time of incurrence or is incurred pursuant to any prong constituting Fixed Amounts) such delayed draw term lenders holding such commitments in respect of any such delayed draw term facilities (and only in their capacity as such) shall not be included in the determination of “Required Lender” for voting purposes until such commitments have been drawn.

1.16         Cashless Transactions. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that (x) any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with New Term Loans, Refinancing Term Loans, Extended Term Loans or loans incurred under a new credit facility or (y) any of Indebtedness of the Company or a Restricted Subsidiary is refinanced, renewed or replaced with New Term Loans or loans incurred under a new credit facility, in each case above, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender of any Loans or such creditor of other Indebtedness, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that any payment be made “in Dollars,” “in immediately available funds,” “in cash” or any other similar requirement.

1.17         Agreed Security Principles. The Security Documents and each other guaranty and security document delivered or to be delivered under this Agreement and any obligation to enter into such document or other obligation, in each case, by Holdings or any Restricted Subsidiary thereof shall be subject in all respects to the Agreed Security Principles set forth in Schedule 1.1A.

1.18         Italian Terms. In this Agreement a reference to (and in the case of paragraph (a), (b), (c) or (d) below, solely in relation to any Loan Party incorporated in Italy):

(a)            a “liquidation”, “winding-up”, “administration” or “dissolution” includes any scioglimento, liquidazione, and any other proceedings or legal concepts similar to the foregoing;

(b)            “insolvency” shall be construed in accordance with article 2, paragraph 1, letter b) (definizioni) of the Italian Crisis and Insolvency Code and/or article 3 of Legislative Decree No. 270 of 8 July 1999 (as amended from time to time) and any other equivalent applicable law provisions in any relevant jurisdiction;

(c)            an “insolvency proceeding” or “bankruptcy” includes:

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(i)	any voluntary or involuntary liquidation, winding-up, administration or dissolution (other than on a solvent basis), judicial liquidation, bankruptcy (to the extent applicable after 15 July 2022), insolvency, reorganisation, moratorium, compromise, composition or other relief with respect to any person or that person’s debts;

(ii)	any proceeding aimed at seeking the appointment of, or taking possession by a liquidator, commissioner, examiner, receiver, administrative receiver, administrator, insolvency administrator, trustee in bankruptcy, custodian, judicial custodian, conservator or other similar official for any person or for all or any substantial part of that person’s assets; or

(iii)	any procedura concorsuale, including judicial liquidation (liquidazione giudiziale), composition with creditors (concordato preventivo) pursuant to articles 84 and ff. of the Italian Crisis and Insolvency Code, concordato nella liquidazione giudiziale pursuant to articles 240 and ff. of the Italian Crisis and Insolvency Code, forced administrative liquidation (liquidazione coatta amministrativa) pursuant to articles 293 and ff. of the Italian Crisis and Insolvency Code, crisis settlement procedure (composizione negoziata della crisi) pursuant to article 12 and ff. of the Italian Crisis and Insolvency Code, restructuring plan (piano attestato di risanamento) pursuant to article 56 of the Italian Crisis and Insolvency Code, assignment for the benefit of creditors (cessione dei beni ai creditori) pursuant to article 1977 of the Italian Civil Code, restructuring agreement (accordo di ristrutturazione dei debiti) under article 57 and ff. of the Italian Crisis and Insolvency Code, accordo di ristrutturazione agevolato pursuant to article 60 of the Italian Crisis and Insolvency Code, accordo di ristrutturazione ad efficacia estesa pursuant to article 61 of the Italian Crisis and Insolvency Code, moratorium agreement (convenzione di moratoria) pursuant to article 62 of the Italian Crisis and Insolvency Code, tax and contributions transaction (transazione su crediti tributari e contributivi) pursuant to article 63 of the Italian Crisis and Insolvency Code, restructuring plan subject to homologation (piano di ristrutturazione soggetto ad omologazione) pursuant to article 64-bis and ff. of the Italian Crisis and Insolvency Code, domanda di accesso ad uno strumento di regolazione della crisi e dell’insolvenza con riserva di deposito di documentazione pursuant to article 44 of the Italian Crisis and Insolvency Code, simplified asset liquidation procedure (concordato semplificato per la liquidazione del patrimonio) pursuant to article 25-sexies and ff. of the Italian Crisis and Insolvency Code, minor composition with creditors (concordato minore) pursuant to article 74 and ff. of the Italian Crisis and Insolvency Code, or amministrazione straordinaria delle grandi imprese in stato di insolvenza under Italian Law No. 270 of 8 July 1999, as amended, or any amministrazione straordinaria under Italian Law No. 39 of 18 February 2004, and any similar arrangements relating to a substantial part of its creditors, and shall be construed so as to include any equivalent or analogous proceedings or legal concepts similar to the foregoing. It being understood that the provisions under the Italian Bankruptcy Law continue to apply with reference to any proceedings commenced before 15 July 2022 and therefore the relevant tools and proceedings are intended to be included herein to the extent applicable;

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(d)            a “liquidator”, “commissioner”, “examiner”, “receiver”, “administrative receiver”, “administrator”, “insolvency administrator”, “trustee in bankruptcy”, “custodian”, “judicial custodian”, “conservator” or the like means a curatore, commissario giudiziale, esperto, commissario straordinario, commissario liquidatore, liquidatore and any other person performing the same function of each of the foregoing;

(e)            a “step” or “procedure” taken in connection with insolvency proceedings in respect of any person includes such person formally making a proposal to assign its assets pursuant to article 1977 of the Italian Civil Code (cessione dei beni ai creditori), the approval by such person of the filing of a petition for the appointment of an expert (esperto) for the purposes of a composizione negoziata della crisi pursuant to article 17 and ff. of the Italian Crisis and Insolvency Code, or pursuant to article 40 and ff. of the Italian Crisis and Insolvency Code, or of a domanda di accesso ad uno strumento di regolazione della crisi e dell’insolvenza con riserva di deposito di documentazione pursuant to article 44 of the Italian Crisis and Insolvency Code, or of simplified asset liquidation procedure (concordato semplificato per la liquidazione del patrimonio) pursuant to article 25-sexies and ff. of the Italian Crisis and Insolvency Code, or of minor composition with creditors (concordato minore) pursuant to article 74 and ff. of the Italian Crisis and Insolvency Code, or the appointment of an independent expert (professionista indipendente) for the certification (attestazione) of restructuring arrangements pursuant to article 57, 60 and/or 61 of the Italian Crisis and Insolvency Code, or of moratorium agreement (convenzione di moratoria), or of a tax and contributions transaction (transazione su crediti tributari e contributivi) pursuant to article 63 of the Italian Crisis and Insolvency Code, or of a restructuring plan envisaged under article 56 of the Italian Crisis and Insolvency Code or of a plan subject to homologation (piano di ristrutturazione soggetto ad omologazione) pursuant to article 64-bis and ff. of the Italian Crisis and Insolvency Code. It being understood that the provisions under the Italian Bankruptcy Law continue to apply with reference to any proceedings commenced before 15 July 2022 and therefore any filing of documents, any executed agreement or other action adopted in order to activate the relevant tools and proceedings are intended to be included herein to the extent applicable;

(f)             a “lease” includes a contratto di locazione or comodato;

(g)            a “matured obligation” or an “obligation being due” includes any credito liquido ed esigibile and credito scaduto;

(h)            “security” or “lien” includes any pegno, ipoteca, privilegio speciale (including the privilegio speciale created pursuant to Article 46 of the Italian Banking Law, as amended from time to time), cessione del credito in garanzia and any other diritto reale di garanzia or other transactions having the same effect as each of the foregoing;

(i)             a reference to “financial assistance” means unlawful financial assistance within the meaning of articles 2358 and/or 2474 of the Italian Civil Code as applicable;

(j)             a “limited liability company” means società a responsabilità limitata;

(k)            a “joint stock company” means società per azioni;

(l)             an “attachment” includes a pignoramento;

(m)            “gross negligence” (or similar expression) shall be construed as the Italian expression colpa grave; and

(n)            “wilful misconduct” or “wilful breach” (or similar expressions) shall be construed as the Italian expression dolo.

1.19         Dutch Terms. where it relates to a Dutch person or the context so requires, a reference to:

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(a)            The Netherlands means the European part of the Kingdom of the Netherlands and Dutch means in or of The Netherlands;

(b)            a security interest or security includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid);

(c)            a winding-up, liquidation, administration or dissolution includes declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(d)            a necessary action to authorise includes without limitation, where applicable, (i) compliance with any requirements of the Dutch Works Councils Act (Wet op de ondernemingsraden) or the European Works Councils Act (Wet op de Europese ondernemingsraden) and (ii) having obtained a positive opinion (advies) or neutral advice from the competent works council;

(e)            a moratorium includes surseance van betaling and a moratorium is declared includes surseance verleend;

(f)             a liquidator or, receiver, or other similar officer includes a curator or a beoogd curator, a (stille) bewindvoerder or, a beoogd bewindvoerder;

(g)            a composition includes an akkoord within the meaning the Dutch Bankruptcy Act (Faillissementswet); and

(h)            an attachment includes a conservatoir and executoriaal beslag.

1.20          Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of the Application or any other document, agreement or instrument entered into by the applicable Issuing Lender and the Borrower with respect thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 2.      AMOUNT AND TERMS OF COMMITMENTS

2.1            Term Commitments. During the Tranche A Term Loan Availability Period, subject to the terms and conditions hereof, each Tranche A Term Lender severally agrees to make term loans (each a “Tranche A Term Loan”) in U.S. Dollars to the Borrower from time to time on no more than two Tranche A Term Loan Borrowing Dates in an aggregate amount which will not exceed the amount of the Tranche A Term Commitment of such Tranche A Term Lender. The aggregate outstanding principal amount of the Tranche A Term Loans for all purposes of this Agreement and the other Loan Documents shall be the stated principal amount thereof outstanding from time to time. The Tranche A Term Loans may from time to time be Term Benchmark Loans or ABR Loans, as determined by the Company and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13. Amounts borrowed and repaid or prepaid on account of the Term Loans may not be reborrowed.

2.2            Procedure for Initial A Term Loan Borrowing.

(a)           The Borrower shall give the Administrative Agent irrevocable written notice (which notice must be received by the Administrative Agent two Business Days prior to the

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applicable Term Loan Borrowing Date) requesting that the Tranche A Term Lenders make the Tranche A Term Loans on the applicable Tranche A Term Loan Borrowing Date and specifying the amount to be borrowed and the requested Interest Period, if applicable. Upon receipt of such notice the Administrative Agent shall promptly notify each Tranche A Term Lender thereof. Not later than 11:00 A.M., New York City time, on the applicable Tranche A Term Loan Borrowing Date, each Tranche A Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Tranche A Term Loans to be made by such Tranche A Term Lender. The Administrative Agent shall credit the account designated in writing by the Borrower to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Tranche A Term Lenders in immediately available funds.

(b)           Lender Affiliates and Facility Office.

(i)            In respect of a Loan or Loans to the Borrower ("Designated Loans") a Lender (a "Designating Lender") may at any time and from time to time designate (by written notice to the Agents and the Parent Entity).

(A)	a substitute lending office from which it will make Designated Loans (a "Substitute Facility Office"); or

(B)	nominate an Affiliate to act as the Lender of Designated Loans (a "Substitute Affiliate Lender").

(ii)           A notice to nominate a Substitute Affiliate Lender must be in the form set out in Exhibit E-3 and be countersigned by the relevant Substitute Affiliate Lender confirming it will be bound as a Lender under this Agreement and the Intercreditor Agreement in respect of the Designated Loans in respect of which it acts as Lender.

(iii)           The Designating Lender will act as the representative of any Substitute Affiliate Lender it nominates for all administrative purposes under this Agreement. The Loan Parties, the Agents and the Secured Parties will be entitled to deal only with the Designating Lender, except that payments will be made in respect of Designated Loans to the lending office of the Substitute Affiliate Lender. In particular, the Commitments of the Designating Lender will not be treated as reduced by the introduction of the Substitute Affiliate Lender for voting purposes under this Agreement or the other Loan Documents.

(iv)          Other than as specified in clause (iii) above, a Substitute Affiliate Lender will be treated as a Lender for all purposes under the Loan Documents and having a Commitment equal to the principal amount of all Designated Loans in which it is participating if and for so long as it continues to be a Substitute Affiliate Lender under this Agreement.

(v)           A Designating Lender may revoke its designation of an Affiliate as a Substitute Affiliate Lender by notice in writing to the Agents and the Parent Entity provided that such notice may only take effect when there are no Designated Loans outstanding to the Substitute Affiliate Lender. Upon such Substitute Affiliate Lender ceasing to be a Substitute Affiliate Lender the Designating Lender will automatically assume (and be deemed to assume without further action by any party) all rights and obligations previously vested in the Substitute Affiliate Lender.

(vi)           If a Designating Lender designates a Substitute Facility Office or Substitute Affiliate Lender in accordance with this clause:

(A)	any Substitute Affiliate Lender shall be treated for the purposes of Section 2.20 as having become a Lender pursuant to an assignment and any Substitute Facility Office shall be treated for the purposes of Section 2.20

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as designation of a new lending office, in each case, on the date of such designation; and

(B)	the provisions of Section 2.19(a)(ii) shall not apply to or in respect of any Substitute Facility Office or Substitute Affiliate Lender.

2.3	Repayment of Term Loans.

The Tranche A Term Loan of each Tranche A Term Lender shall be payable in equal consecutive quarterly installments on the last Business Day of each March, June, September and December, commencing with the last Business Day of the first full fiscal quarter after the first Tranche A Term Loan Borrowing Date in an amount equal to one and one quarter percent (1.25%) of the stated original principal amount of the funded Tranche A Term Loans outstanding (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.18(b), or be increased as a result of any increase in the amount of Tranche A Term Loans pursuant to Supplemental Term Loan Commitments (such increased amortization payments to be calculated in the same manner (and on the same basis) as the amortization payments for the Tranche A Term Loans made as of the initial Tranche A Term Loan Borrowing Date)), with the remaining balance thereof payable on the Tranche A Term Maturity Date.

2.4	Revolving Commitments.

(a)            During the Revolving Commitment Period, subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) in U.S. Dollars to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which (after giving effect to any application of proceeds of such Revolving Loans in accordance with the immediately succeeding sentence) when added to such Lender’s Revolving Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. The Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Subject to Section 2.17, each borrowing of a Revolving Loan shall be comprised entirely of ABR Loans or Term Benchmark Loans as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Amounts borrowed and repaid on account of the Revolving Loans may be reborrowed during the Revolving Commitment Period.

(b)            The Borrower shall repay all outstanding Revolving Loans made to it on the Revolving Termination Date.

2.5            Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent irrevocable written notice pursuant to a Borrowing Notice (which notice must be received by the Administrative Agent (i) in the case of Term Benchmark Loans denominated in U.S. Dollars, prior to 11:00 a.m., New York City time, three U.S. Government Securities Business Days prior to the requested Borrowing Date and (ii) in the case of ABR Loans, prior to 10:00 a.m., New York City time, on the proposed Borrowing Date), specifying (x) the amount and Type of Revolving Loans to be borrowed, (y) the requested Borrowing Date and (z) in the case of Term Benchmark Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing by the Borrower under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $50,000 or a whole multiple of $50,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $50,000, such lesser amount) and (y) in the case of Term

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Benchmark Loans, $100,000 or a whole multiple of $100,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office by 1:00 P.M., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account designated in writing by the Borrower to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by such Revolving Lenders and in like funds as received by the Administrative Agent. If no election as to the Type of a Revolving Loan denominated in

U.S. Dollars is specified, then the requested Loan shall a Term Benchmark Loan with an Interest Period of one month. If no Interest Period is specified with respect to any requested Term Benchmark Loan, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

2.6           [Reserved].

2.7           Defaulting Lenders.

(a)            Defaulting Lender Cure. If the Company, the Administrative Agent and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Revolving Lenders in accordance with the Commitments under the Revolving Facility (without giving effect to Section 3.4(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(b)            Defaulting Lender Waterfall. Any payment of principal, interest or other amounts (other than the payment of (i) commitment fees under Section 2.9, (ii) default interest under Section 2.15(d) and (iii) Letter of Credit fees under Section 3.3, which in each case shall be applied pursuant to the provisions of those Sections) received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) shall be applied by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender (without duplication of the application of any cash collateral provided by the Borrower pursuant to Section 3.4(d)) or to any Issuing Lender hereunder; third, to be held as security for any L/C Shortfall (without duplication of any cash collateral provided by the Borrower pursuant to Section 3.4(d)) in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent; fourth, as the Company may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the Issuing Lenders as a result of any final non-appealable judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any final non-appealable

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judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 3.4(d). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to be held as security in a cash collateral account pursuant to this Section 2.7(b) shall be deemed paid to and redirected by such Defaulting Lender and shall satisfy the Borrower’s payment obligation in respect thereof in full, and each Lender irrevocably consents hereto.

2.8	Repayment of Loans.

(a)            The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Lender or Term Lender, as the case may be, (i) the then unpaid principal amount of each Revolving Loan of such Revolving Lender made to the Borrower outstanding on the Revolving Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1) and (ii) the principal amount of each outstanding Term Loan of such Term Lender made to the Borrower in installments according to the applicable amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans made to the Borrower from time to time outstanding from the date made until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)            The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal, interest and fees, as applicable, due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)            The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(c) shall, to the extent permitted by applicable law, be presumptively correct absent demonstrable error of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.9	Commitment Fees, etc.

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(a)            The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, in U.S. Dollars, for the period from and including the Closing Date to but excluding the last day of the Revolving Commitment Period, computed at the Applicable Commitment Fee Rate on the actual daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date; provided that (i) any commitment fee accrued with respect to any of the Revolving Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time and (ii) no commitment fee shall accrue on any of the Revolving Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b)            The Borrower agrees to pay to the Administrative Agent for the account of each Tranche A Term Lender a commitment fee, in U.S. Dollars, for the period from and including the Closing Date to but excluding the last day of the Tranche A Term Loan Availability Period, computed at the Applicable Commitment Fee Rate on the actual daily amount of the unused Tranche A Term Commitments of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date; provided that (i) any commitment fee accrued with respect to any of the Tranche A Term Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time and (ii) no commitment fee shall accrue on any of the Tranche A Term Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(c)            The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Agency Fee Letter.

2.10	Termination or Reduction of Revolving Commitments and Tranche A Term Commitments.

(a)            Unless previously terminated, the Revolving Commitments shall terminate on the on the last day of the Revolving Commitment Period. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, from time to time, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the total Revolving Extensions of Credit would exceed the aggregate Revolving Commitments. Any such partial reduction shall be in an amount equal to $1,000,000, or a whole multiple of $500,000 in excess thereof, and shall reduce permanently the Revolving Commitments then in effect. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of termination under this Section 2.10(a) if the notice of such termination stated that such notice was conditioned upon the occurrence or non-occurrence of a transaction or the receipt of a replacement of all, or a portion, of the Revolving Commitments outstanding at such time, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied.

(b)            Upon the incurrence by the Borrower or any of its Restricted Subsidiaries of any Permitted Refinancing Obligations in respect of Revolving Commitments or Revolving Loans, the Revolving Commitments designated by the Borrower to be terminated in connection therewith shall be automatically permanently reduced by an amount equal to 100% of the aggregate principal amount of commitments under such Permitted Refinancing Obligations and any outstanding Revolving Loans in respect of such terminated Revolving Commitments shall be repaid in full.

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(c)            Unless previously terminated, the Tranche A Term Commitments shall terminate on the last day of the Tranche A Term Loan Availability Period. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, from time to time, to terminate any unfunded Tranche A Term Commitments or, from time to time, to reduce the amount of any unfunded Tranche A Term Commitments. Any such partial reduction shall be in an amount equal to $1,000,000, or a whole multiple of $500,000 in excess thereof, and shall reduce permanently the Tranche A Term Commitments then in effect. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of termination under this Section 2.10(c) if the notice of such termination stated that such notice was conditioned upon the occurrence or non-occurrence of a transaction or the receipt of a replacement of all, or a portion, of the Tranche A Term Commitments outstanding at such time, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied.

2.11	Optional Prepayments.

(a)            The Borrower may at any time and from time to time prepay the Revolving Loans or any Tranche of Term Loans, in whole or in part, without premium or penalty, upon written notice delivered to the Administrative Agent (confirmed by telecopy or electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent) no later than 12:00 Noon, New York City time, (i) three Business Days prior thereto, in the case of Term Benchmark Loans or (ii) one Business Day prior thereto, in the case of ABR Loans, which notice shall specify (x) the date and amount of prepayment, (y) whether the prepayment is of Revolving Loans or a Tranche of Term Loans and (z) whether the prepayment is of Term Benchmark Loans or ABR Loans; provided that if a Term Benchmark Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (provided that any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any transaction or the receipt of proceeds to be used for such payment, in each case specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied), together with accrued interest to such date on the amount prepaid and (except in the case of Revolving Loans that are ABR Loans) any breakage costs. Partial prepayments of Term Loans and of Revolving Loans shall be in an aggregate principal amount of (i) $50,000 or a whole multiple of $50,000 in excess thereof (in the case of prepayments of ABR Loans) or (ii) $100,000 or a whole multiple of $100,000 in excess thereof (in the case of prepayments of Term Benchmark Loans), and in each case shall be subject to the provisions of Section 2.18.

(b)            [Reserved].

(c)            [Reserved].

(d)            Notwithstanding any other provision of this Section 2.11, a Lender may, at its option, and if agreed by the Borrower, in connection with any prepayment of Tranche A Term Loans pursuant to Section 2.11(a), exchange such Lender’s portion of the Tranche A Term Loan to be prepaid for Rollover Indebtedness, in lieu of such Lender’s pro rata portion of such prepayment (and any such Tranche A Term Loans so exchanged shall be deemed repaid for all purposes under the Loan Documents).

(e)            Subject to the provisions of the Intercreditor Agreement, any optional prepayments of Term Loans pursuant to this Section 2.11 shall be applied among the Tranches of Term Loans as directed by the Borrower in its sole and absolute discretion (or, in the case of no such direction, pro rata to each Tranche of Term Loans) and pro rata within each Tranche of Term Loans subject to such prepayment

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being applied to the remaining scheduled amortization payments of such applicable Tranche of Term Loans as directed by the Borrower in its sole and absolute discretion (or in the absence of such direction, in direct order of maturity to the amortization payments of such applicable Tranche of Term Loans and ratably to the Term Loans of such Tranche included in the prepaid borrowing).

2.12	Mandatory Prepayments.

(a)            Unless the Required Prepayment Lenders shall otherwise agree, if any Indebtedness (excluding any Indebtedness incurred in accordance with Section 7.2, other than Permitted Refinancing Obligations in respect of Term Loans) shall be incurred by the Company or any Restricted Subsidiary, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied not later than one Business Day after the date of receipt of such Net Cash Proceeds toward the prepayment of the Term Loans as set forth in Section 2.12(d).

(b)            Unless the Required Prepayment Lenders shall otherwise agree and subject to clause (d) below and Section 2.18(b), if on any date the Company or any Restricted Subsidiary shall for its own account receive Net Cash Proceeds from any Asset Sale or Recovery Event then unless a Reinvestment Notice shall be delivered to the Administrative Agent in respect thereof, an amount equal to 100% of such Net Cash Proceeds shall be applied not later than 10 Business Days after such date toward the prepayment of the Term Loans as set forth in Section 2.12(d); provided that, notwithstanding the foregoing, (i) on each Reinvestment Prepayment Date, the Term Loans shall be prepaid as set forth in Section 2.12(d) by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event and (ii) on the Trigger Date, the Term Loans shall be prepaid as set forth in Section 2.12(d) by an amount equal to 100% of the portion of any Committed Reinvestment Amount with respect to the relevant Reinvestment Event not actually expended by such Trigger Date.

(c)            [Reserved].

(d)            Subject to the Intercreditor Agreement, amounts to be applied in connection with prepayments pursuant to this Section 2.12 shall be applied to the prepayment of the Term Loans in accordance with Section 2.18(b) until paid in full. In connection with any mandatory prepayments by the Borrower of the Term Loans pursuant to this Section 2.12, with respect to prepayments pursuant to Section 2.12(b), such Net Cash Proceeds may be applied, along with, or (solely with respect to obligations under the Existing Facilities Agreements) in lieu of, such prepayment of Term Loans (to the extent the Borrower elects, or is required by the terms thereof), to purchase, redeem or repay any Pari Passu Debt, pursuant to the agreements governing such other Indebtedness, on a pro rata, less than pro rata or (solely with respect to Existing Facilities Obligations) greater than pro rata basis with respect to such prepayments of Term Loans; provided, further, that if no Lender exercises the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.12(e), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans that are ABR Loans to the full extent thereof before application to Term Loans subject to such prepayment that are Term Benchmark Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.21. Each prepayment of the Term Loans under this Section 2.12 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(e)            Notwithstanding the foregoing, any Lender holding a Term Loan may elect, by written notice to the Administrative Agent at least one Business Day (or such shorter period as may be established by the Administrative Agent) prior to the required prepayment date, to decline all or any portion of any prepayment of its Term Loan pursuant to Section 2.12(b), in which case the aggregate amount of the payment that would have been applied to prepay Loans but was so declined shall be retained by the Borrower and shall constitute “Declined Proceeds”.

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(f)             If, on any date, the aggregate Revolving Extensions of Credit would exceed the aggregate Revolving Commitments, the Borrower shall promptly prepay Revolving Loans in an aggregate principal amount equal to such excess and/or pay to the Administrative Agent an amount of cash and/or Cash Equivalents equal to such excess to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(g)            Notwithstanding any other provision of this Section 2.12, a Lender may, at its option, and if agreed by the Borrower, in connection with any prepayment of Tranche A Term Loans pursuant to Section 2.12(a), exchange such Lender’s portion of the Tranche A Term Loan to be prepaid for Rollover Indebtedness, in lieu of such Lender’s pro rata portion of such prepayment (and any such Tranche A Term Loans so exchanged shall be deemed repaid for all purposes under the Loan Documents).

(h)            Notwithstanding any provisions of this Section 2.12 to the contrary:

(i)             to the extent that any or all of the Net Cash Proceeds giving rise to a prepayment event of Term Loans pursuant to this Section 2.12 is prohibited, restricted or delayed by (A) applicable local law (including laws related to financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance and similar legal principles, and in respect of restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the Board of Directors of the Company or the applicable Restricted Subsidiaries) or (B) other contractual restrictions as a result of minority ownership, in each case from being repatriated or transferred to the Borrower, the portion of such Net Cash Proceeds so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 2.12, but may be retained by the Borrower, the Company or the applicable Subsidiary for so long, but only so long, as the applicable local law or restriction will not permit repatriation or transfer to the Borrower. Once such repatriation or transfer of any of such affected Net Cash Proceeds is permitted under the applicable local law or restriction, such repatriation or transfer will be effected promptly and such repatriated Net Cash Proceeds will be promptly applied (net of additional Taxes payable or reserved against as a result thereof) to the prepayment of the Term Loans pursuant to this Section 2.12 to the extent provided herein; or

(ii)            to the extent that the Company has reasonably determined in good faith that repatriation or transfer of any of or all the Net Cash Proceeds giving rise to a prepayment event pursuant to this Section 2.12 would reasonably be expected to have a material adverse tax consequence to the Company, any of its Subsidiaries or any direct or indirect equity holder of the Company, the Net Cash Proceeds so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 2.12, but may be retained by the Borrower, the Company or the applicable Subsidiary without being repatriated or transferred for so long, but only so long, as the applicable material adverse tax consequences exist.

(i)             Notwithstanding anything to the contrary herein, any Net Cash Proceeds received by the Company or any Restricted Subsidiary from the Disposition of any Property shall be applied (A) pursuant to Section 11.9 of the Pro Rata Facilities Agreement as in effect on the Closing Date (if applicable) and prepayments pursuant to Section 2.12(b) shall be subject to the prepayment made pursuant to Section 11.9 of the Pro Rata Facilities Agreement as in effect on the Closing Date and (B) pursuant to Section 2.12(b) of the Existing Term Loan Credit Agreement as in effect on the Closing Date (if applicable) and prepayments pursuant to Section 2.12(b) shall be subject to the prepayment made pursuant to Section 2.12(b) of the Existing Term Loan Credit Agreement as in effect on the Closing Date.

For purposes of this Section 2.12 references to “law” mean, with respect to any Person, (1) the common law and any federal, state, local, foreign, multinational or international statutes, laws, treaties, judicial decisions, standards, rules and regulations, guidances, guidelines, ordinances, rules, judgments, writs, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental

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agreements and governmental restrictions (including administrative or judicial precedents or authorities), in each case whether now or hereafter in effect, and (2) the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

2.13	Conversion and Continuation Options.

(a)            The Borrower may elect from time to time to convert Term Benchmark Loans made to the Borrower and denominated in U.S. Dollars to ABR Loans by giving the Administrative Agent prior irrevocable written notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date; provided that if any Term Benchmark Loan is so converted on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. The Borrower may elect from time to time to convert ABR Loans made to the Borrower to Term Benchmark Loans denominated in U.S. Dollars by giving the Administrative Agent prior irrevocable written notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan under a particular Facility may be converted into a Term Benchmark Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)            Any Term Benchmark Loan may be continued as such by the Borrower giving irrevocable written notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1 and no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed continuation date, of the length of the next Interest Period to be applicable to such Loans; provided that if any Term Benchmark Loan is so continued on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21; provided, further, that no Term Benchmark Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations. If the Borrower shall fail to give any required notice as described above in this paragraph such Term Benchmark Loans shall be automatically continued as Term Benchmark Loans in their original currency having an Interest Period of one month’s duration on the last day of such then-expiring Interest Period and if such continuation is not permitted pursuant to the preceding proviso, such Term Benchmark Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.14         Minimum Amounts and Maximum Number of Term Benchmark Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Term Benchmark Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of the Term Benchmark Loans comprising each Term Benchmark Tranche shall be equal to a minimum of $100,000 or a whole multiple of $100,000 in excess thereof, (b) with respect to the Tranche A Term Loans, no more than 12 Term Benchmark Tranches shall be outstanding at any one time and (c) with respect to the Revolving Loans, no more than 12 Term Benchmark Tranches shall be outstanding at any one time.

2.15         Interest Rates and Payment Dates.

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(a)            Each Term Benchmark Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to Term SOFR, determined for such day plus the Applicable Margin.

(b)            Each ABR Loan shall bear interest at a rate per annum equal to ABR plus the Applicable Margin.

(c)            [Reserved].

(d)            (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.15 plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2% and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non payment until such amount is paid in full (after as well as before judgment); provided that no amount shall be payable pursuant to this Section 2.15(d) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided further no amounts shall accrue pursuant to this Section 2.15(d) on any overdue Loan, Reimbursement Obligation, commitment fee or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(e)            Interest shall be payable by the Borrower in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (d) of this Section 2.15 shall be payable from time to time on demand.

2.16         Computation of Interest and Fees.

(a)            Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that interest on ABR Loans only at times when the ABR Loans are based on prime rate shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of Term SOFR. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)            Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be presumptively correct in the absence of demonstrable error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a), Section 2.15(b) or Section 2.15(d).

(c)            In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time, in consultation with the Borrower, and, notwithstanding anything to the contrary herein or in any other Loan Document, any

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amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

2.17         Alternate Rate of Interest. Notwithstanding anything to the contrary herein or in any other Loan Document:

(a)            Replacing Future Benchmarks. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedge Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.17), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During the period referenced in the foregoing sentence, the component of ABR based upon the Benchmark will not be used in any determination of ABR. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(b)            Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.17, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.17.

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(d)            Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

2.18         Pro Rata Treatment and Payments.

(a)            Except as expressly otherwise provided herein (including as expressly provided in Sections 2.9, 2.10(b), 2.19, 2.20, 2.21, 2.22, 2.24, 2.26, 10.5 and 10.7), each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments shall be made pro rata according to the Revolving Percentages of the relevant Lenders other than reductions of Revolving Commitments pursuant to Section 2.24 and payments in respect of any differences in the Applicable Commitment Fee Rate of Extending Lenders pursuant to an Extension Amendment. Except as expressly otherwise provided herein (including as expressly provided in Sections 2.7, 2.15(d), 2.19, 2.20, 2.21, 2.22, 2.24, 2.26, 2.27, 10.5 and 10.7), each payment (other than prepayments) in respect of principal or interest in respect of any Tranche of Term Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Term Lenders of such Tranche, pro rata according to the respective amounts then due and owing to such Term Lenders.

(b)            Each mandatory prepayment of the Term Loans shall be allocated between the Tranches of Term Loans pro rata to each of the Tranches of Term Loans, in each case except as (i) affected by the opt-out provision under Section 2.12(e) or (ii) if any such Tranche of Term Loan has agreed in accordance with this Agreement to have its allocation be on a less than pro rata basis; provided that, notwithstanding anything in this Section 2.18(b) or Section 2.12 to the contrary, if at the time that any mandatory prepayment of Term Loans pursuant to Section 2.12 would be required, the Company or any of its Restricted Subsidiaries is required to, or is required to offer to, repurchase, redeem, repay or prepay Indebtedness under any Existing Facilities Agreement that is Pari Passu Debt (any such Indebtedness, “Other Prepayable Indebtedness”), then the Company or such Restricted Subsidiary may apply all or any portion of the required prepayment amounts to redeem, repurchase, repay or prepay any Tranches of Term Loans or Other Prepayable Indebtedness, subject to the requirements set forth under the applicable Existing Facilities Agreements and the Applicable Intercreditor Agreement; provided further that in connection with a mandatory prepayment under Section 2.12(a) in connection with the incurrence of Permitted Refinancing Obligations, such prepayment shall be allocated to the Tranches as specified by the Borrower (but to the Loans within such Tranches on a pro rata basis). Each optional prepayment of any Tranche A Term Loans shall be applied to the remaining installments thereof as specified by the Borrower (or in the absence of such specification, in direct order of maturity). Each mandatory prepayment of any Tranche A Term Loans shall be applied (i) first, to the next four installments thereof and (ii) thereafter on a pro rata basis to all other remaining installments. Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.

(c)            Except as expressly otherwise provided herein (including as expressly provided in Sections 2.7, 2.10(b), 2.15(d), 2.19, 2.20, 2.21, 2.22, 2.24, 2.26, 10.5 and 10.7), each payment (including prepayments) to be made by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders other than payments in respect of any differences in the Applicable Margin of Extending Lenders pursuant to an Extension Amendment. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letter of Credit.

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(d)            All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Funding Office, in immediately available funds. Any payment received by the Administrative Agent after 2:00 P.M., New York City time may be considered received on the next Business Day in the Administrative Agent’s sole discretion. The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Term Benchmark Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Term Benchmark Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension. Except as otherwise provided herein, all payments hereunder shall be made in U.S. Dollars.

(e)            Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be presumptively correct in the absence of demonstrable error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall give notice of such fact to the Borrower and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower. Nothing herein shall be deemed to limit the rights of the Administrative Agent, the Company or the Borrower, against any Defaulting Lender.

(f)             Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the relevant Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each relevant Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

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2.19         Requirements of Law.

(a)            If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority first made, in each case, subsequent to the Closing Date:

(i)             shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, or shall subject any Recipient to any Taxes (other than Excluded Taxes and Non-Excluded Taxes) on advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Term SOFR hereunder; or

(ii)            shall impose on such Lender any other condition not otherwise contemplated hereunder; and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Term Benchmark Loans or issuing or participating in Letters of Credit (in each case hereunder), or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, in U.S. Dollars, within thirty Business Days after the Borrower’s receipt of a reasonably detailed invoice therefor (showing with reasonable detail the calculations thereof), any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.19, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)            If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any entity controlling such Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental Authority first made, in each case, subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such entity’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such entity could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such entity’s policies with respect to capital adequacy or liquidity requirements) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a reasonably detailed written request therefor (consistent with the detail provided by such Lender to similarly situated borrowers), the Borrower shall pay to such Lender, in U.S. Dollars, such additional amount or amounts as will compensate such Lender or such entity for such reduction.

(c)            A certificate prepared in good faith as to any additional amounts payable pursuant to this Section 2.19 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be presumptively correct in the absence of demonstrable error. Notwithstanding anything to the contrary in this Section 2.19, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.19 for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such 180-day period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 2.19 shall survive the termination of this Agreement and the payment of the Obligations. Notwithstanding the foregoing, the Borrower shall not be obligated to make payment to any Lender with respect to penalties, interest and expenses if written demand therefore was not made by such Lender within 180 days from the date on which such Lender makes payment for such penalties, interest and expenses.

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(d)            Notwithstanding anything in this Section 2.19 to the contrary, solely for purposes of this Section 2.19, (i) the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have been enacted, adopted or issued, as applicable, subsequent to the Closing Date.

(e)            For purposes of this Section 2.19, the term “Lender” shall include any Issuing Lender.

2.20         Taxes.

(a)            Except as required by law, all payments made by the Borrower or any Loan Party under this Agreement and the other Loan Documents to any Agent or any Lender under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes. If the Borrower, a Guarantor or any other applicable withholding agent is required by law (as determined in the good faith discretion of the Borrower, Guarantor or the applicable withholding agent) to withhold or deduct any Taxes from or in respect of any amount paid or payable by the Borrower, Guarantor or the applicable withholding agent under any Loan Document to any Agent or any Lender, then (i) the Borrower, Guarantor or the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and (ii) if such Taxes are Non-Excluded Taxes, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary so the Agent or such Lender, as applicable, receives (after deduction or withholding of all Non-Excluded Taxes including Non-Excluded Taxes attributable to amounts payable under this Section 2.20(a)) an amount equal to the sum it would have received had no such withholdings or deductions been made.

(b)            In addition, the Borrower or any Loan Party under this Agreement and the other Loan Documents shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of any Agent, timely reimburse it for, Other Taxes.

(c)            Whenever any Taxes are paid by the Borrower and any Loan Party pursuant to this Section, as promptly as practicable thereafter the Borrower shall send to the Administrative Agent for the account of the Administrative Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof if such receipt is obtainable, or, if not, such other evidence of payment as may reasonably be required by the Administrative Agent or such Lender.

(d)            The Borrower and any Loan Party under this Agreement and the other Loan Documents shall indemnify any Agent or any Lender, within ten days after demand therefor, for the full amount of any Non-Excluded Taxes (including Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Agent or such Lender or required to be withheld or deducted from a payment to the Agent or such Lender, as applicable, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower or any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Each Lender shall severally indemnify the Agents, within ten days after demand therefor, for (i) any Non-Excluded Taxes attributable to such Lender (but only to the extent that the Borrower or any Loan Party has not already indemnified the Agents for such Non-Excluded Taxes and without limiting the obligation of the Borrower or any Loan Parties to do so), (ii) any Taxes attributable

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to such Lender’s failure to comply with the provisions of Section 10.6(c)(iii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agents in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agents shall be conclusive absent manifest error. Each Lender hereby authorizes the Agents to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agents to the Lender from any other source against any amount due to the Agents under this paragraph (e).

(f)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to (i) determine whether or not such Lender is subject to withholding (including backup withholding) or information reporting requirements or (ii) to prepare, complete and file any relevant documentation, whether through a withholding tax return or otherwise, to the taxing authorities as required by applicable Law. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth below in Sections 2.20(f)(i)-(iv), 2.20(g) and 2.20(i)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (i) two executed, accurate and complete copies of IRS Form W-8BEN or successor form certifying that it is entitled to benefits under an income tax treaty to which the United States is a party, (ii) two executed, accurate and complete copies of IRS Form W-8ECI or successor form, (iii) in the case of a Non-U.S. Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit N-1, certifying that such Non-U.S. Lender is not (A) a bank described in Section 881(c)(3)(A) of the Code, (B) a 10-percent shareholder of the Borrower described in Section 871(h)(3)(B) of the Code, or (C) a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and that no payments in connection with any Loan Document are effectively connected with such Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”); and two executed, accurate and complete copies of IRS Form W-8BEN, or any subsequent versions or successors to such forms, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from United States federal withholding tax on all interest payments by the Borrower or any Loan Party under this Agreement and the other Loan Documents, (iv) to the extent a Non-U.S. Lender is not the beneficial owner for U.S. federal income tax purposes, IRS Form W-8IMY (or any successor forms) of the Lender, accompanied by, and to the extent applicable, an IRS Form W-8BEN, IRS Form W-8ECI, a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-2 or Exhibit N-3 (provided, that if the Lender is a partnership and one or more direct or indirect partners are claiming the portfolio interest exemption, the Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-4 on behalf of such direct or indirect partner(s)), IRS Form W-9, IRS Form W-8IMY (or other successor forms) and any other required supporting information from each beneficial owner; or (v) any other form prescribed by applicable requirements of income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax on any payments to such Lender under the Loan

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Documents, duly completed together with such supplementary documentation as may be prescribed by applicable Requirement of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender and from time to time upon the reasonable request of the Borrower or the Administrative Agent. Each Non-U.S. Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower and the Administrative Agent (or any other form of certification adopted by the United States taxing authorities for such purpose). The Administrative Agent shall provide to the Borrower properly completed copies of IRS Form W-9 or an applicable IRS Form W-8 (certifying that it is either a “qualified intermediary” or a “U.S. branch of certain foreign bank”), in each case, with the effect that Borrower can make payments under the Facility to the Administrative Agent without withholding or deduction of any Taxes imposed by the United States. The Administrative Agent shall be responsible for the collection of U.S. withholding forms from the Lenders, including IRS Form W-9 or IRS Form W-8, as applicable, from the Lenders who shall be required to timely deliver to the Administrative Agent such forms and any others that are reasonably requested by the Administrative Agent or the Borrower. The Administrative Agent shall prepare all IRS Forms 1099, 1042 or 1042-S or any other forms required under applicable law and deliver such forms to the Borrower for review and filing.

(g)            Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent two executed, accurate and complete copies of IRS Form W-9, or any subsequent versions or successors to such form and certify that such lender is not subject to backup withholding. Such forms shall be delivered by each U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such U.S. Lender and from time to time upon the reasonable request of the Borrower or the Administrative Agent. Each U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certifications to the Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose).

(h)            If any Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Non-Excluded Taxes as to which it has been indemnified by the Borrower or any Loan Party or with respect to which the Borrower or any Loan Party has paid additional amounts pursuant to this Section 2.20, it shall promptly pay over such refund to the Borrower or the applicable Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or the Loan Party under this Section 2.20 with respect to the Non-Excluded Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower or the Loan Party, upon the request of Agent or such Lender, agrees to repay the amount paid over to the Borrower or the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person. In no event will any Agent or any Lender be required to pay any amount to the Borrower or any Loan Party the payment of which would place the Agent or such Lender in a less favorable net after-Tax position than the Agent or such Lender would have been in if the Non-Excluded Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Non-Excluded Taxes had never been paid. The agreements in this Section 2.20 shall

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survive the resignation or replacement of any Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment of the Obligations.

(i)              If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subsection (i), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(j)             For purposes of this Section 2.20, the term “Lender” shall include any Issuing Lender and the term “applicable law” includes FATCA.

(k)            For purposes of this Agreement, any reference to IRS Form W-8BEN shall be deemed to include a reference to IRS Form W-8BEN-E.

2.21         Indemnity. Other than with respect to Taxes (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim), in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith) or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.24, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (other than loss of Applicable Margin) attributable to such event. In the case of a Term Benchmark Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (x) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at Term SOFR, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (y) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the applicable offshore interbank market for such currency, whether or not such Term Benchmark Loan was in fact so funded. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.22            Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, in each case, first made after the Closing Date, shall make it unlawful for any Lender to make or maintain Term Benchmark Loans as contemplated by this Agreement, such Lender shall promptly give notice thereof (a “Rate Determination Notice”) to the Administrative Agent and the Borrower, and (a) the commitment of such Lender hereunder to make Term Benchmark Loans, continue Term Benchmark Loans as such and convert ABR Loans to

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Term Benchmark Loans shall be suspended during the period of such illegality and (b) such Lender’s Loans then outstanding as Term Benchmark Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Term Benchmark Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.

2.23         Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19, 2.20(a) or 2.22 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the good faith judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 2.23 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.19, 2.20(a) or 2.22.

2.24         Replacement of Lenders. The Borrower shall be permitted to (a) replace with a financial entity or financial entities, or (b) prepay or terminate, without premium or penalty (but subject to Section 2.21), the Loans or Commitments, as applicable, of any Lender or Issuing Lender (each such Lender and Issuing Lender, a “Replaced Lender”) that (i) requests reimbursement for amounts owing or otherwise results in increased costs imposed on the Borrower or on account of which the Borrower is required to pay additional amounts to any Governmental Authority pursuant to Section 2.19, 2.20 or 2.21 (to the extent a request made by a Lender pursuant to the operation of Section 2.21 is materially greater than requests made by other Lenders) or gives a notice of illegality pursuant to Section 2.22, (ii) is a Defaulting Lender, or (iii) has refused to consent to any waiver or amendment with respect to any Loan Document that requires such Lender’s consent and has been consented to by the Required Lenders; provided that, in the case of a replacement pursuant to clause (a) above, (A) such replacement does not conflict with any Requirement of Law, (B) the replacement financial entity or financial entities shall purchase, at par, all Loans and other amounts owing to such Replaced Lender on or prior to the date of replacement, (C) the Borrower shall be liable to such Replaced Lender under Section 2.21 (as though Section 2.21 were applicable) if any Term Benchmark Loan owing to such Replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (D) the replacement financial entity or financial entities, (x) if not already a Lender, shall be reasonably satisfactory to the Administrative Agent to the extent that an assignment to such replacement financial institution of the rights and obligations being acquired by it would otherwise require the consent of the Administrative Agent pursuant to Section 10.6(b)(i)(B) and (y) shall pay (unless otherwise paid by the Borrower) any processing and recordation fee required under Section 10.6(b)(ii)(B), (E) the Administrative Agent and any replacement financial entity or entities shall execute and deliver, and such Replaced Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Assumption to effect such substitution (or, in the case of a replacement of an Issuing Lender, customary assignment documentation), (F) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, (G) in respect of a replacement pursuant to clause (iii) above, the replacement financial entity or financial entities shall consent to such amendment or waiver, (H) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the Replaced Lender, (I) [reserved], and (J) in respect of a replacement pursuant to clause (i) above, such replacement will result in a reduction in the reimbursement, increased costs or additional amounts thereafter. Prepayments pursuant to clause (b) above (i) shall be accompanied by accrued and unpaid interest on the principal amount so prepaid up to the date of such prepayment and (ii) shall not be subject to the provisions of Section 2.18. The termination of the Commitments of any Lender pursuant to clause (b) above shall not be subject to the provisions of Section 2.18. In connection with any such replacement under this Section 2.24, if the Replaced Lender does not

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execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to the Replaced Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Replaced Lender, then such Replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Replaced Lender, and the Administrative Agent shall record such assignment in the Register.

2.25         Incremental Loans.

(a)            The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more new term loans, including delayed draw term loans (each, a “New Term Loan Commitment”) or increases of existing Term Loans (each, a “Supplemental Term Loan Commitment”) or increases of existing Revolving Commitments (each, a “Revolving Commitment Increase”; together with any New Term Loan Commitments and any Supplemental Term Loan Commitments , the “New Loan Commitments”) hereunder, in an amount for any New Loan Commitments not in excess of, at the time such New Loan Commitments become effective (the “Increased Amount Date”), the Maximum Incremental Facilities Amount. Any existing Lender approached to provide all or a portion of such New Loan Commitments may elect or decline, in its sole discretion, to provide such New Loan Commitments.

(b)            Such New Loan Commitments shall become effective as of such Increased Amount Date; provided that (i)(1) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”), in each case on and as of such Increased Amount Date as if made on and as of such Increased Amount Date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”) as of such earlier date; provided further that, in the case of New Loan Commitments used to finance a Permitted Acquisition or other permitted Investment and to the extent the Lenders providing such New Loan Commitments agree, this clause (i) shall be subject only to, at the option of the Company, either (x) customary “specified representations” substantially consistent with the definition of Specified Representations and customary “acquisition agreement representations” or (y) customary European “certain funds” representations, and (2) no Event of Default shall exist on such Increased Amount Date immediately after giving effect to such New Loan Commitments and the making of any New Term Loans pursuant thereto and any transaction consummated in connection therewith; (ii) the proceeds of any New Loans shall be used, at the discretion of the Company and its Restricted Subsidiaries, for any purpose not prohibited by this Agreement (including for general corporate purposes, capital expenditures, acquisitions, Restricted Payments, refinancing of Indebtedness and other transactions not prohibited by this Agreement); (iii) in the case of New Loans that are term loans (“New Term Loans”), the terms of which at the time of such incurrence do not provide for a maturity date or Weighted Average Life to Maturity earlier than the Latest Maturity Date or shorter than the Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans, as applicable (other than an (x) earlier maturity date and/or shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter Weighted Average Life to Maturity than the Latest Maturity Date or the Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans, as applicable or (y) revolving facilities), (iv) in the case of any new revolving

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loans or commitments (“New Revolving Loans”), the maturity date or commitment termination date thereof shall not be earlier than the Revolving Termination Date and such New Revolving Loans shall not require any scheduled commitment reductions prior to the Revolving Termination Date; (v) the New Revolving Loans shall share ratably in any mandatory prepayments or utilizations of the existing Revolving Loans and shall share the same documentation as, and the same terms as, the existing Revolving Loans (other than with respect to fees, which may differ and shall be agreed between the Borrower and the lenders providing such New Revolving Loans); (vi) the New Loans may be (a) subject to the proviso below, secured by any assets of the Company and any of its Restricted Subsidiaries, which in the case of any Collateral may be on a junior or pari passu basis or (b) unsecured; provided that subject to the Agreed Security Principles, such New Loans will not be guaranteed by any person that does not guarantee the Obligations (or, in case the Tranche A Term Facility is not outstanding, which would have not been required to guarantee the Term Loans if the Term Loans were outstanding) and will not be secured by any assets other than the Collateral (or, in case the Tranche A Term Facility is not outstanding, any assets that would have been required to secure the Term Loans if the Term Loans were outstanding) (and to the extent secured, shall be subject to an Applicable Intercreditor Agreement); (vii) in the case of New Term Loans, if secured by any Collateral or Pro Rata Collateral on a pari passu basis with any Obligations or Italian Debt under the Existing Facilities Agreement, as applicable, may provide for the ability to participate on a (x) pro rata basis, or on a less than or a greater than pro rata basis, in any voluntary prepayments of the Term Loans and (y) pro rata basis or on a less than pro rata basis, in any mandatory prepayments of the Term Loans; (viii) such New Loans or New Loan Commitments (other than Supplemental Term Loan Commitments and Revolving Commitment Increases) shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and one or more New Lenders; (ix) the interest rate, fees, and other pricing terms with respect to such New Loans or New Loan Commitments shall be agreed by the Borrower and the applicable lender(s) and (x) if the terms of any New Loans other than provided above are not consistent with respective terms of this Agreement (as reasonably determined by the Borrower), then such terms shall be as agreed between the Borrower and the lenders or holders providing such New Term Loans; provided further that if representations and warranties, affirmative and negative covenants and events of default of the New Term Loans (in each case excluding any financial maintenance covenants (if applicable)) are not consistent with respective terms of this Agreement, such terms shall either, at the option of the Borrower, (x) not be materially more restrictive, taken as whole, to the Company and its Restricted Subsidiaries (as determined by the Company in good faith) than this Agreement excluding (1) if Lenders under this Agreement also receive the benefit of any such more restrictive terms (and the Loan Documents may be amended without the need to obtain the consent of any other Lender or any Agent to give effect to this clause (1)) and/or (2) any such provisions apply after the then Latest Maturity Date at the time of incurrence thereof or (y) be reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, the rate of interest and the amortization schedule (if applicable) of any New Loan Commitments shall be determined by the Borrower and the applicable New Lenders and shall be set forth in the applicable Joinder Agreement. Subject to the provisions set forth above, the terms of each New Loan Commitments will be as agreed between the Borrower and the lenders providing such New Loan Commitments.

(c)            On any Increased Amount Date on which any New Loan Commitment become effective, subject to the foregoing terms and conditions, each lender with a New Loan Commitment (each, a “New Lender”) shall become a Lender hereunder with respect to such New Loan Commitment; provided that (i) the Administrative Agent shall have consented to any such New Lender becoming a Lender hereunder with respect to such New Loan Commitment (such consent not to be unreasonably withheld, conditioned or delayed), unless such New Lender is a Lender, an Affiliate of a Lender or an Approved Fund and (ii) solely with respect to Revolving Commitment Increases, the Issuing Lenders shall have consented to any such New Lender providing such Revolving Commitment Increase becoming a Lender hereunder with respect to such Revolving Commitment Increase (such consent not to be unreasonably

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withheld, conditioned or delayed), unless the consent of the Issuing Lenders would not be required in connection with an assignment of Revolving Loans pursuant to Section 10.6 hereof to such New Lender.

(d)            For purposes of this Agreement, any New Loans or New Loan Commitments shall be deemed to be Term Loans, Revolving Loans or Revolving Commitments, as applicable. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.25.

(e)            Supplemental Term Loan Commitments and Revolving Commitment Increases shall become commitments under this Agreement pursuant to a supplement specifying the Term Benchmark Tranche to be increased, executed by the Borrower, and each increasing Lender substantially in the form attached hereto as Exhibit E-1 (or such other form as agreed between the Administrative Agent and the Borrower) (the “Increase Supplement”) or by each New Lender substantially in the form attached hereto as Exhibit E-2 (or such other form as agreed between the Administrative Agent and the Borrower incurring such Supplemental Term Loan Commitments) (the “Lender Joinder Agreement”), as the case may be, which shall be delivered to the Administrative Agent for recording in the Register. Upon effectiveness of the Lender Joinder Agreement, each New Lender shall be a Lender for all intents and purposes of this Agreement and the term loan made pursuant to such Supplemental Term Loan Commitment shall be a Term Loan or the commitments made pursuant to such Revolving Commitment Increase shall be Revolving Commitments, as applicable.

(f)            Notwithstanding anything to the contrary herein, New Loan Commitments borrowed by any Loan Party (other than the Borrower) shall be documented separately from the Loan Documents as Additional Obligations incurred pursuant to Section 7.2(p).

2.26            Extension of Term Loans and Revolving Commitments.

(a)            The Borrower may at any time and from time to time request that all or a portion of the (i) Term Loans of one or more Tranches existing at the time of such request (each, an “Existing Term Tranche”, and the Term Loans of such Tranche, the “Existing Term Loans”) or (ii) Revolving Commitments of one or more Tranches existing at the time of such request (each, an “Existing Revolving Tranche”, and together with the Existing Term Tranches, each an “Existing Tranche”, and the Revolving Commitments of such Existing Revolving Tranche, the “Existing Revolving Loans”, and together with the Existing Term Loans, the “Existing Loans”), in each case, be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of any Existing Tranche (any such Existing Tranche which has been so extended, an “Extended Term Tranche” or “Extended Revolving Tranche”, as applicable, and each an “Extended Tranche”, and the Term Loans or Revolving Commitments, as applicable, of such Extended Tranches, the “Extended Term Loans” or “Extended Revolving Commitments”, as applicable, and collectively, the “Extended Loans”) and to provide for other terms consistent with this Section 2.26; provided that any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower in its sole discretion. In order to establish any Extended Tranche, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Tranche to be established, which terms shall be substantially similar to those applicable to the Existing Tranche from which they are to be extended (the “Specified Existing Tranche”), except (x) all or any of the final maturity dates of such Extended Tranches may be delayed to later dates than the final maturity dates of the Specified Existing Tranche, (y) (A) the interest margins with respect to the Extended Tranche may be higher or lower than the interest margins for the Specified Existing Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (z) in the case of an Extended Term Tranche, so long as the Weighted Average Life to

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Maturity of such Extended Tranche would be no shorter than the remaining Weighted Average Life to Maturity of the Specified Existing Tranche, amortization rates with respect to the Extended Term Tranche may be higher or lower than the amortization rates for the Specified Existing Tranche, in each case to the extent provided in the applicable Extension Amendment; provided that, notwithstanding anything to the contrary in this Section 2.26 or otherwise, assignments and participations of Extended Tranches shall be governed by the same or, at the Borrower’s discretion, more restrictive assignment and participation provisions applicable to the Existing Loans set forth in Section 10.6. No Lender shall have any obligation to agree to have any of its Existing Loans converted into an Extended Tranche pursuant to any Extension Request. Any Extended Tranche shall constitute a separate Tranche of Loans from the Specified Existing Tranches and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(b)            The Borrower shall provide reasonable advance notice to the Administrative Agent of the applicable Extension Request prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it has elected to convert into an Extended Tranche. In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election. In connection with any extension of Loans pursuant to this Section 2.26 (each, an “Extension”), the Borrower shall agree to such procedures regarding timing, rounding and other administrative adjustments to ensure reasonable administrative management of the credit facilities hereunder after such Extension, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.26. The Borrower may amend, revoke or replace an Extension Request pursuant to procedures reasonably acceptable to the Administrative Agent at any time prior to the date (the “Extension Request Deadline”) on which Lenders under the applicable Existing Term Tranches or Existing Revolving Tranches are requested to respond to the Extension Request. Any Lender may revoke an Extension Election at any time prior to 5:00 p.m. on the date that is two (2) Business Days prior to the Extension Request Deadline, at which point the Extension Election becomes irrevocable (unless otherwise agreed by Borrower). The revocation of an Extension Election prior to the Extension Request Deadline shall not prejudice any Lender’s right to submit a new Extension Election prior to the Extension Request Deadline.

(c)            Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, interest margins or fees referenced in clauses (x) and (y) of Section 2.26(a), or, in the case of Extended Term Tranches, amortization rates referenced in clause (z) of Section 2.26(a), and which, in each case, except to the extent expressly contemplated by the last sentence of this Section 2.26(c) and notwithstanding anything to the contrary set forth in Section 10.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Tranches established thereby) executed by the Company, the Borrower, the Administrative Agent, and the Extending Lenders. Subject to the requirements of this Section 2.26 and without limiting the generality or applicability of Section 10.1 to any Section 2.26 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.26 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.26 Additional Amendments do not become effective prior to the time that such Section 2.26 Additional Amendments have been consented to (including pursuant to consents applicable to holders of any Extended Tranches provided for in any Extension Amendment) by such of

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the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.26 Additional Amendments to become effective in accordance with Section 10.1; provided, further, that no Extension Amendment may provide for (i) any Extended Tranche to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Tranches or be guaranteed by any Person other than the Guarantors and (ii) so long as any Existing Term Tranches are outstanding, any mandatory or voluntary prepayment provisions that do not also apply to the Existing Term Tranches (other than Existing Term Tranches secured on a junior basis by the Collateral or ranking junior in right of payment, which shall be subject to junior prepayment provisions) on a pro rata basis, or on a less than or greater than pro rata basis (or otherwise provide for more favorable prepayment treatment for Existing Term Tranches than such Extended Term Tranches as contemplated by Section 2.12). Notwithstanding anything to the contrary in Section 10.1, any such Extension Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable judgment of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.26; provided that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.26 Additional Amendment.

(d)            If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Loans on the terms set forth in such Extension Amendment; provided, further, that all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned (including pursuant to Section 2.21 (as though Section 2.21 were applicable)) shall be paid in full by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Assumption. In connection with any such replacement under this Section 2.26, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Assumption and (B) the date as of which all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Assumption as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption on behalf of such Non-Extending Lender. If provided in any Extension Amendment with respect to an Extension of the Revolving Commitments, and with the consent of each Issuing Lender, participations in Letters of Credit shall be reallocated to the Extending Lenders in the manner specified in such Extension Amendment, including upon effectiveness of such Extension or upon or prior to the maturity date for any Tranche of Revolving Commitments.

(e)            Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with Section 2.26(a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of the Extended Tranche so converted by such Lender on such date, and such Extended Tranches shall be established as a separate Tranche from the Specified Existing Tranche and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

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(f)             Following any Extension Date, with the written consent of the Borrower, any Non-Extending Lender may elect to have all or a portion of its Existing Loans deemed to be an Extended Loan under the applicable Extended Tranche on any date (each date a “Designation Date”) prior to the maturity date of such Extended Tranche; provided that such Lender shall have provided written notice to the Borrower and the Administrative Agent at least 10 Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion); provided, further, that no greater amount shall be paid by or on behalf of the Borrower or any of its Affiliates to any such Non-Extending Lender as consideration for its extension into such Extended Tranche than was paid to any Extending Lender as consideration for its Extension into such Extended Tranche. Following a Designation Date, the Existing Loans held by such Lender so elected to be extended will be deemed to be Extended Term Loans of the applicable Extended Tranche, and any Existing Loans held by such Lender not elected to be extended, if any, shall continue to be “Existing Loans” of the applicable Tranche.

(g)            With respect to all Extensions consummated by the Borrower pursuant to this Section 2.26, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Sections 2.11 and 2.12 and (ii) no Extension Request is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower’s sole discretion and may be waived by the Borrower) of Existing Loans of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.26 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including Sections 2.8, 2.11 and 2.12) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.26.

2.27            Permitted Debt Exchanges.

(a)            Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) with outstanding Term Loans of a particular Tranche, as selected by the Borrower, the Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans of such Tranche for Additional Obligations in the form of notes (such notes, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans, (ii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iii) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount of the applicable Tranche actually held by it) shall exceed the maximum aggregate principal amount of Term Loans offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer,

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then the Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (iv) each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) based on their respective aggregate principal amounts of outstanding Term Loans of the applicable Tranche, (v) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Administrative Agent, and (vi) any applicable Minimum Exchange Tender Condition shall be satisfied. No Lender shall have any obligation to agree to have any of its Term Loans exchanged for Permitted Debt Exchange Notes pursuant to any Permitted Debt Exchange Offer.

(b)            With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.27, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 and 2.12 and (ii) such Permitted Debt Exchange Offer shall be made for not less than $25,000,000 in aggregate principal amount of Term Loans, provided that, subject to the foregoing clause (ii), the Borrower may at its election specify as a condition (a “Minimum Exchange Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans be tendered.

(c)            In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.27 and without conflict with Section 2.27(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be determined by the Borrower, the Administrative Agent and the relevant Lenders.

(d)            The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange (other than the Borrower’s reliance on any certificate delivered by a Lender pursuant to Section 2.27(a) above for which such Lender shall bear sole responsibility) and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act.

SECTION 3. LETTERS OF CREDIT

3.1            L/C Commitment.

(a)            Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit in U.S. Dollars (the letters of credit issued on and after the Closing Date pursuant to this Section 3, the “Letters of Credit”) under the Revolving Commitments for the account of the Borrower or any Restricted Subsidiary of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations

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would exceed the L/C Sublimit, (ii) the L/C Obligations would exceed such Lender’s Revolving Commitment or (iii) any Revolving Lender’s Available Revolving Commitment or the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in U.S. Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance or last renewal or extension or such longer period as may be agreed by the applicable Issuing Lender and (y) the date that is five Business Days prior to the Revolving Termination Date (unless cash collateralized or backstopped, in each case in a manner agreed to by the Issuing Lender in its sole discretion); provided that any Letter of Credit with a one-year term may provide for the renewal or extension thereof for additional one-year periods or such longer periods as may be agreed by the applicable Issuing Lender (which shall in no event extend beyond the date referred to in clause (y) above (unless cash collateralized or backstopped, in each case in a manner agreed to by the Issuing Lender in its sole discretion)). Letters of Credit issued hereunder shall constitute utilization of the Revolving Commitments.

(b)            No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would (i) conflict with, or cause such Issuing Lender to exceed any limits imposed by, any applicable Requirement of Law, or if such Requirement of Law would impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and is not otherwise reimbursable to it by the Borrower hereunder and which such Issuing Lender in good faith deems material to it or (ii) violate one or more policies of such Issuing Lender applicable generally to the issuance of letters of credit for the account of similarly situated borrowers.

3.2           Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the relevant Issuing Lender issue a Letter of Credit (or amend, renew or extend an outstanding Letter of Credit) by delivering to such Issuing Lender at its address for notices specified to the Borrower by such Issuing Lender an Application therefor, with a copy to the Administrative Agent, completed to the reasonable satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Upon receipt of any Application, the relevant Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue (or amend, renew or extend, as the case may be) the Letter of Credit requested thereby (but in no event without the consent of the applicable Issuing Lender shall any Issuing Lender be required to issue (or amend, renew or extend, as the case may be) any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit (or such amendment, renewal or extension, as the case may be) to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower. Such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance (or such amendment, renewal or extension, as the case may be) thereof. Each Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the relevant Revolving Lenders, notice of the issuance (or such amendment, renewal or extension, as the case may be) of each Letter of Credit issued by it (including the amount thereof).

3.3           Fees and Other Charges.

(a)            The Borrower will pay a fee, in U.S. Dollars, on each outstanding Letter of Credit requested by it, at a per annum rate equal to the Applicable Margin then in effect with respect to Term Benchmark Loans under the Revolving Facility, on the face amount of such Letter of Credit, which fee shall be shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date; provided that, with respect to any Defaulting Lender, such Lender’s ratable share of any letter of credit fee accrued on the aggregate amount available to be drawn on any outstanding Letters of Credit during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender

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except to the extent that such Lender’s ratable share of any letter of credit fee shall otherwise have been due and payable by the Borrower prior to such time; provided further that any Defaulting Lender’s ratable share of any letter of credit fee accrued on the aggregate amount available to be drawn on any outstanding Letters of Credit shall accrue for the account of each Non-Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit which has been reallocated to such Non-Defaulting Lender pursuant to Section 3.4(d) and with respect to any L/C Shortfall either (i) if the Borrower has paid to the Administrative Agent, an amount of cash and/or Cash Equivalents equal to the amount of the L/C Shortfall to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent, for the account of the Borrower or (ii) otherwise, for the account of the Issuing Lenders, in each case so long as such Lender shall be a Defaulting Lender. In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee, in U.S. Dollars, on the aggregate face amount of all outstanding Letters of Credit issued by it to the Borrower separately agreed to by the Borrower and such Issuing Lender (but in any event not to exceed 0.125% per annum), payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b)            Issuance Fee. In addition to the foregoing commission, the Borrower shall pay directly to the applicable Issuing Lender, for its own account, an issuance fee with respect to each Letter of Credit issued by such Issuing Lender in such amount as agreed upon between such Issuing Lender and the Borrower. Such issuance fee shall be payable in Dollars quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Termination Date and thereafter on demand of the applicable Issuing Lender.

(c)            In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for fees, costs, charges and expenses agreed by the Borrower and such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit requested by the Borrower. Such customary fees, costs, charges and expenses are due and payable in Dollars on demand and are nonrefundable.

3.4           L/C Participations.

(a)            Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by it for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay, in U.S. Dollars, to the Administrative Agent for the account of such Issuing Lender upon demand an amount equal to such L/C Participant’s Revolving Percentage the amount of such draft, or any part thereof, that is not so reimbursed (“L/C Disbursements”). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against any Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the financial condition of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

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(b)            If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of such Issuing Lender within three (3) Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent for the account of the relevant Issuing Lender by such L/C Participant within three (3) Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the relevant Issuing Lender submitted to any relevant L/C Participant with respect to any amounts owing under this Section 3.4 shall be presumptively correct in the absence of demonstrable error. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination.

(c)            Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to the Administrative Agent for the account of such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

(d)            Notwithstanding anything to the contrary contained in this Agreement, in the event an L/C Participant becomes a Defaulting Lender, then such Defaulting Lender’s Revolving Percentage in all outstanding Letters of Credit will automatically be reallocated among the L/C Participants that are Non-Defaulting Lenders pro rata in accordance with each Non-Defaulting Lender’s Revolving Percentage (calculated without regard to the Revolving Commitment of the Defaulting Lender), but only to the extent that such reallocation does not cause the Revolving Extensions of Credit of any Non-Defaulting Lender to exceed the Revolving Commitment of such Non-Defaulting Lender. If such reallocation cannot, or can only partially be effected, the Borrower shall, within five (5) Business Days after written notice from the Administrative Agent, pay to the Administrative Agent, an amount of cash and/or Cash Equivalents equal to such Defaulting Lender’s Revolving Percentage (calculated as in effect immediately prior to it becoming a Defaulting Lender) of the L/C Obligations (after giving effect to any partial reallocation pursuant to the first sentence of this Section 3.4(d)) to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent. So long as there is a Defaulting Lender, an Issuing Lender shall not be required to issue any Letter of Credit where the sum of the Non-Defaulting Lenders’ Revolving Percentage, as applicable, of the outstanding Revolving Loans and their participations in Letters of Credit after giving effect to any such requested Letter of Credit would exceed (such excess, the “L/C Shortfall”) the aggregate Revolving Commitments of the Non-Defaulting Lenders, unless the Borrower shall pay to the Administrative Agent, an amount of cash and/or Cash Equivalents equal to the amount of the L/C Shortfall, such cash and/or Cash Equivalents to be held as security for all obligations of the Borrower to

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the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(e)            If, on any date, the L/C Obligations would exceed the L/C Sublimit, the Borrower shall promptly pay to the Administrative Agent an amount of cash and/or Cash Equivalents equal to an amount sufficient to cover 105% of the then outstanding L/C Obligations plus accrued and unpaid interest thereon, such cash and/or Cash Equivalents to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

3.5           Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse each Issuing Lender not later than 12:00 noon on (i) the Business Day that the Borrower receives notice of such drawing, if such notice is received by the Borrower prior to 10:00 a.m., or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, for the amount of (a) such draft so paid and (b) any fees, charges or other costs or expenses reasonably incurred by such Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”). Each such payment shall be made to such Issuing Lender at its address for notices specified to the Borrower in U.S. Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at a rate equal to (i) until the second Business Day next succeeding the date of the relevant notice, the rate applicable to ABR Loans under the Revolving Facility and (ii) thereafter, the rate set forth in Section 2.15(d).

3.6           Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee, or any other events or circumstances that, pursuant to applicable law or the applicable customs and practices promulgated by the International Chamber of Commerce, are not within the responsibility of such Issuing Lender, except for errors, omissions, interruptions or delays resulting from the gross negligence or willful misconduct of such Issuing Lender or its employees or agents. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors, omissions, interruptions or delays resulting from the gross negligence or willful misconduct of such Issuing Lender or its employees or agents. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower. Notwithstanding anything to the contrary herein, no Issuing Lender shall be responsible to the Borrower for, and such Issuing Lender’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the applicable law or any order of a jurisdiction in which such Issuing Lender or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements or official commentary of the International Chamber of Commerce Banking Commission, the Banker’s Association for Finance and Trade (BAFT) or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such laws or practice rules.

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Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, or states that a Restricted Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Lender (whether arising by contract, at law, in equity or otherwise) against such Restricted Subsidiary in respect of such Letter of Credit, the Borrower (a) shall be obligated as a primary obligor to reimburse, or to cause the applicable Restricted Subsidiary to reimburse, the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of the Borrower and (b) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Restricted Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Restricted Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries. To the extent that any Letter of Credit is issued for the account of any Restricted Subsidiary of the Borrower, the Borrower agrees that (i) such Restricted Subsidiary shall have no rights against any Issuing Lender, the Administrative Agent, any Lender or any of their respective Related Parties, (ii) the Borrower shall be responsible for the obligations in respect of such Letter of Credit under this Agreement, any Letter of Credit Documents and any application or reimbursement agreement with respect to such Letter of Credit, (iii) the Borrower shall have the sole right to give instructions and make agreements with respect to this Agreement, such Letter of Credit and any Letter of Credit Documents pertaining thereto and the disposition of any documents related thereto and (iv) the Borrower shall have all powers and rights in respect of any security arising in connection with such Letter of Credit and the transactions related thereto.

3.7           Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of such Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by such Issuing Lender shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8           Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement or any other Loan Document, the provisions of this Agreement or such other Loan Document shall apply.

3.9           Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Lender and the Borrower when a Letter of Credit is issued, (a) the rules of the ISP shall apply to each standby Letter of Credit, and (b) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

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3.10         Resignation of Issuing Lenders.

(a)           Any Issuing Lender may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of an Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase the outstanding Letter of Credit. Any resigning Issuing Lender shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its resignation as an Issuing Lender and all L/C Obligations with respect thereto (including the right to require the Revolving Lenders to take such actions as are required under Section 3.4). Without limiting the foregoing, upon the resignation of a Lender as an Issuing Lender hereunder, the Borrower may, or at the request of such resigned Issuing Lender the Borrower shall, use commercially reasonable efforts to, arrange for one or more of the other Issuing Lenders to issue Letters of Credit in the applicable currency hereunder in substitution for the Letters of Credit, if any, issued by such resigned Issuing Lender and outstanding at the time of such resignation, or make other arrangements satisfactory to the resigned Issuing Lender to effectively cause another Issuing Lender to assume the obligations of the resigned Issuing Lender with respect to any such Letters of Credit.

SECTION 4.      REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans, the Borrower and the Company hereby represent and warrant (as to itself and each of its Restricted Subsidiaries) to the Agents and each Lender, which representations and warranties shall be deemed made on the Closing Date:

4.1           Financial Condition. The Original Financial Statements present fairly in all material respects the financial condition of the Company and its Restricted Subsidiaries, as at such date, and the results of, their operations, their cash flows and their changes in stockholders’ equity for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto and year end adjustments, have been prepared in accordance with the Applicable Accounting Standards as applicable at the Closing Date (except as otherwise noted therein).

4.2           No Change. Since the Closing Date, there has been no event, development or circumstance that has or would reasonably be expected to have a Material Adverse Effect.

4.3           Existence; Compliance with Law. Except as set forth in Schedule 4.3, the Company and its Restricted Subsidiaries (other than any Immaterial Subsidiaries) (a) (i) is duly organized (or incorporated), validly existing and in good standing (or, only where applicable, the equivalent status in any foreign jurisdiction) under the laws of the jurisdiction of its organization or incorporation, except in each case (other than with respect to the Borrower), to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) has the corporate or organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (iii) is duly qualified as a foreign corporation or limited liability company and in good standing (where such concept is relevant) under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except, in each case, to the extent that the failure to be so qualified or in good standing (where such concept is relevant) would not have a Material Adverse Effect and (b) is in compliance with all Requirements of Law except to the extent that any such failure to comply therewith would not have a Material Adverse Effect.

4.4           Corporate Power; Authorization; Enforceable Obligations.

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(a)            Each Loan Party has the corporate power and authority to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow or have Letters of Credit issued hereunder, except in each case (other than with respect to the Borrower), to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement, except in each case (other than with respect to the Borrower), to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)            No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the extensions of credit hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents (subject to the Legal Reservations and the Perfection Requirements), except for (v) any filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties or any Restricted Subsidiary in favor of the Security Agent as required under the applicable Security Documents and payment of associated fees or stamp duties, (w) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (x) those approvals, consents, exemptions, authorizations or other actions, notices or filings set out in the Security Documents and (y) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

(c)            Each Loan Document has been duly executed and delivered on behalf of each Loan Party (subject to the Legal Reservations and the Perfection Requirements) that is party thereto. Subject to the Legal Reservations and the Perfection Requirements, this Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing.

4.5           No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents by the Loan Parties thereto, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not (a) violate the organizational or governing documents of (i) the Borrower or (ii) except as would not reasonably be expected to have a Material Adverse Effect, any other Loan Party, (b) except as would not reasonably be expected to have a Material Adverse Effect, violate any Requirement of Law binding on the Company or any of its Restricted Subsidiaries or any Contractual Obligation of the Company or any of its Restricted Subsidiaries or (c) except as would not have a Material Adverse Effect, result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens permitted by Section 7.3).

4.6           No Material Litigation. Except as set forth in Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened against the Company or any of its Restricted Subsidiaries or against any of their Properties which, taken as a whole, would reasonably be expected to have a Material Adverse Effect.

4.7           Ownership of Property; Liens. Except as set forth in Schedule 4.7A, each of the Company and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its Real Property, and good title to, or a valid leasehold interest in, all its other Property (other than Intellectual

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Property, which is addressed separately in Section 4.8), in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and none of such Property is subject to any Lien except as permitted by the Loan Documents. Schedule 4.7B lists all Material Real Property which is owned by any Loan Party that is a U.S. Subsidiary as of the Closing Date.

4.8           Intellectual Property. Each of the Company and its Restricted Subsidiaries owns, or has a valid license to use, all Intellectual Property necessary for the conduct of its business as currently conducted, free and clear of all Liens except as permitted by the Loan Documents, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. No holding, injunction, decision or judgment has been rendered by any Governmental Authority against the Company or any Restricted Subsidiary and neither the Company nor any of its Restricted Subsidiaries has entered into any settlement stipulation or other agreement (except non-exclusive license agreements in the ordinary course of business) which would limit, cancel or question the validity or enforceability of the Company or any Restricted Subsidiaries’ rights in, any Intellectual Property in any respect that would reasonably be expected to have a Material Adverse Effect. No claim has been asserted or threatened or is pending by any Person challenging or questioning the use or ownership by the Company or its Restricted Subsidiaries of any Intellectual Property used or owned by the Company or any of its Restricted Subsidiaries or the validity or enforceability of any Intellectual Property, except as would not reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by the Company and its Restricted Subsidiaries and the operation of their businesses does not infringe on, misappropriate or otherwise violate the rights of any Person in a manner that would reasonably be expected to have a Material Adverse Effect. The Company and its Restricted Subsidiaries take all reasonable actions that in the exercise of their reasonable business judgment should be taken to protect and maintain their ownership of, and the validity and enforceability of, all Intellectual Property, including Intellectual Property that is confidential in nature, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.9           Taxes. Each of the Company and its Restricted Subsidiaries (i) has filed or caused to be filed all federal, state, provincial and other tax returns that are required to be filed, and (ii) has paid all Taxes shown to be due and payable on said returns and all other Taxes, fees or other similar charges imposed on it or any of its Property by any Governmental Authority (other than any amounts the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with the Applicable Accounting Standards have been provided on the books of the Company or such Restricted Subsidiary, as the case may be), except in each case of (i) and (ii), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.10         Insurance. The properties of the Company and each of its Restricted Subsidiaries are insured with insurance companies which the Company reasonably believes are financially sound and reputable and which are not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Restricted Subsidiary operates.

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4.11	ERISA.

(a)            Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect: (i) neither a Reportable Event nor a failure to meet the minimum funding standards (within the meaning of Section 412(a) of the Code or Section 302(a)(2) of ERISA) has occurred during the five-year period prior to the date on which this representation is made or is reasonably expected to occur with respect to any Single Employer Plan, and each Single Employer Plan has complied with the applicable provisions of ERISA and the Code; (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen on the assets of the Borrower, any of its Subsidiaries or any Commonly Controlled Entity, during such five-year period, nor is any such termination or Lien reasonably expected to occur or arise; the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits; (iii) none of the Borrower, any of its Subsidiaries or any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA; (iv) none of the Borrower, any of its Subsidiaries or any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or such Subsidiary or Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made; (v) no Multiemployer Plan is Insolvent; (vi) there has not been a withdrawal by the Borrower, any of its Subsidiaries or any Commonly Controlled Entities from a Single Employer Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination of a Single Employer Plan under Section 4062(e) of ERISA; and (vii) there has not been a filing under Section 4041(c) of ERISA of a notice of intent to terminate a Single Employer Plan, the treatment of a Single Employer Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Single Employer Plan or Multiemployer Plan.

(b)            The Borrower and its Subsidiaries have not incurred, and do not reasonably expect to incur, any liability under ERISA or the Code with respect to any plan within the meaning of Section 3(3) of ERISA which is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is maintained by a Commonly Controlled Entity (other than the Borrower and its Subsidiaries) (a “Commonly Controlled Plan”) merely by virtue of being treated as a single employer under Title IV of ERISA with the sponsor of such plan that would reasonably be likely to have a Material Adverse Effect and result in a direct obligation of the Borrower or any of its Subsidiaries to pay money.

(c)            Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, no Non-U.S. Plan Event has occurred or is reasonably expected to occur.

4.12         Investment Company Act. No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940.

4.13         Subsidiaries.

(a)            The Subsidiaries listed on Schedule 4.13 constitute all the Subsidiaries of the Company at the Closing Date. Schedule 4.13 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and the designation of such Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary.

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(b)            As of the Closing Date, except as set forth on Schedule 4.13, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to officers, employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Company or any of its Restricted Subsidiaries.

4.14         Environmental Matters. Other than exceptions to any of the following that would not reasonably be expected to have a Material Adverse Effect, none of the Company or any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law for the operation of the Business; (ii) has used, Released, treated, stored, transported or disposed of Materials of Environmental Concern at or from any currently or formerly owned, leased or operated real property or facility, or Released Materials of Environmental Concern at any other location in a quantity or manner that has resulted in, or would reasonably be expected to result in the Company or any of its Restricted Subsidiaries becoming obligated to conduct any investigation, remediation or other corrective actions; (iii) has become subject to any pending or threatened Environmental Liability or has become aware of any facts, circumstances or conditions that are reasonably likely to form the basis of an Environmental Liability or (iv) has retained or assumed, by contract or operation of law, any material Environmental Liabilities of any other Person.

4.15         Accuracy of Information, etc. As of the Closing Date, no statement or information (excluding the projections and pro forma financial information referred to below) contained in this Agreement, any other Loan Document or any certificate furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading. As of the Closing Date, the projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made, in light of the circumstances under which they were made, it being recognized by the Agents and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.16         Security Documents.

Subject to the Legal Reservations and the Perfection Requirements, each Security Document delivered pursuant to this Agreement will, upon execution and delivery thereof, be effective to create (to the extent described therein and, in the case of any Non-U.S. Loan Party, subject to the Agreed Security Principles) in favor of the Security Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, winding-up, insolvency, fraudulent conveyance, reorganization (by way of voluntary arrangement, schemes of arrangements or otherwise), moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and subject to Legal Reservations and the Perfection Requirements and (a) when financing statements and other filings in appropriate form are filed or registered, as applicable, in the offices of the Secretary of State (or a comparable office in any applicable non-U.S. jurisdiction) of each Loan Party’s jurisdiction of organization or formation (if applicable) and other applicable Perfection Requirements are completed and (b) upon the taking of possession or control by the Security Agent of such Collateral with respect to which a security interest may be perfected or created only by possession or control (which possession or control shall be given to the Security Agent to the extent possession or control by the Security Agent is required by the applicable Security Document) the Liens created by the Security Documents shall

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constitute fully perfected or created first priority Liens so far as possible under relevant law on, and security interests in (to the extent intended to be created thereby and required to be perfected under the Loan Documents and, in each case, in the case of any Non-U.S. Loan Party, subject to the Agreed Security Principles), all right, title and interest of the grantors in such Collateral in each case free and clear of any Liens other than Liens permitted hereunder (other than such Collateral in which a security interest cannot be perfected under the Uniform Commercial Code or applicable law in other jurisdictions as in effect at the relevant time in the relevant jurisdiction or by possession or control).

Notwithstanding anything herein (including this Section 4.16) or in any other Loan Document to the contrary, neither the Company nor any other Loan Party makes any representation or warranty as to the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required under this Agreement.

4.17         Solvency. As of the Closing Date, the Company and its Restricted Subsidiaries are (on a consolidated basis), and after giving effect to the Transactions will be, Solvent.

4.18         Sanctions & Anti-Corruption Laws. The Company, its Restricted Subsidiaries, their respective directors, officers, and, to the knowledge of the Company, their employees and agents that act on their behalf, are in compliance in all material respects with applicable Sanctions and the USA Patriot Act, to the extent applicable. None of the Company and its Restricted Subsidiaries, and their respective directors, officers, and, to the knowledge of the Company, employees and agents that act on their behalf, is a Sanctioned Person. In the past five (5) years, the Company and its Restricted Subsidiaries, and their respective directors, officers, and, to the knowledge of the Company, their employees and agents that act on their behalf, have not violated Anti-Corruption Laws in any material respect. The Company will not, and the Company shall undertake reasonable efforts to procure that its Subsidiaries and its or their respective directors, officers, employees and agents that act on their behalf shall not use the proceeds of the Loan (a) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except as not in violation of Sanctions, (b) in any other manner that would result in the violation of any Sanctions by any party to this Agreement, or (c) in violation of applicable Anti-Corruption Laws.

4.19         EEA Financial Institution. No Loan Party is an EEA Financial Institution.

4.20         Margin Regulations. None of the proceeds of any of the Loans will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” (with the respective meanings of each of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect) in violation of such Regulation U or for any other purpose that violates the provisions of the Regulation U. Neither the Company nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”

4.21         Labor Matters. Except as would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect, there are no strikes or other labor disputes against the Company or other Restricted Subsidiaries pending or, to the knowledge of the Company, overtly threatened in writing and hours worked by and payment based on hours worked to employees of each of the Company or the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Requirement of Law dealing with wage and hour matters.

4.22         Use of Proceeds. The Borrower will use the proceeds of the Loans and the Letters of Credits issued hereunder for the purposes set forth in Section 6.10.

4.23         Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries is a ‘covered

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foreign person’ as that term is used in the Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

SECTION 5.      CONDITIONS PRECEDENT

5.1           Conditions to Effectiveness. The effectiveness of this Agreement and the establishment of the Commitments hereunder are subject to the satisfaction (or waiver) prior to or substantially concurrently with the Closing Date, of the following conditions precedent:

(a)            Credit Agreement; Intercreditor Agreement; Guaranty and Security Agreements. The Administrative Agent shall have received on or prior to the date hereof (i) this Agreement, executed and delivered by the Borrower and the Company, (ii) the Guaranty executed and delivered by the Borrower, the Company and each Guarantor, (iii) an accession to the Intercreditor Agreement executed and delivered by the Security Agent and the Administrative Agent as a Senior Agent (as defined in the Intercreditor Agreement) on behalf of itself and each of the Lenders pursuant to Clause 21.10 of the Intercreditor Agreement and (iv) the Security Documents set forth on Schedule 1.1B executed and delivered by the Loan Parties party thereto;

(b)            Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”), in each case on and as of such date as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”) as of such earlier date;

(c)            [Reserved]

(d)            Fees. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, in each case to the extent invoiced in reasonable detail at least five (5) Business Days prior to the Closing Date, including reimbursement or payment of all reasonable and documented out-of-pocket expenses (including the reasonable fees, charges and disbursements of Milbank LLP, counsel to the Agents) required to reimbursed or paid by the Borrower hereunder or under any other Loan Document;

(e)            Legal Opinions. The Administrative Agent shall have received a customary executed legal opinion of (i) the Borrower’s counsel in relation to the capacity and authority of the U.S. Loan Parties and in relation to the enforceability of any Loan Documents governed by the State of New York, (ii) the Borrower’s counsel in relation to the capacity and authority of the Company and (iii) the Administrative Agent’s counsel in relation to the enforceability of the Loan Documents governed by English law;

(f)            Closing Certificate. The Administrative Agent shall have received a certificate of the Borrower and each of the other Loan Parties substantially in the form of Exhibit L, with appropriate insertions and attachments;

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(g)            USA Patriot Act; Beneficial Ownership Certification. The Lead Arrangers shall have received from the Borrower and each of the Loan Parties at least three Business Days prior to the Closing Date documentation and other information requested by any Lender no less than 10 Business Days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower;

(h)            Pledged Stock; Stock Powers. In the case of any pledge of stock of any Loan Party organized in the United States that is the Borrower or a Restricted Subsidiary of the Borrower whose Capital Stock constitute Collateral, delivery to the Security Agent of any applicable stock certificates with customary stock powers executed in blank;

(i)             Solvency Certificate. The Administrative Agent shall have received (i) a certificate of registration (certificato di vigenza) issued by the competent Italian Companies’ Register (Registro delle Imprese) in respect of the Company, and (ii) a solvency certificate signed by the chief financial officer, chief accounting officer, treasurer or other officer with equivalent duties of the Company, substantially in the form of Exhibit M.

(j)              Historical Financial Statements. The Lead Arrangers shall have received (A) the audited combined balance sheet and related combined statements of comprehensive income (loss), cash flow and changes in equity (in each case, or the equivalent) of AOL Holdco II (as defined in the AOL Acquisition Agreement) and its Subsidiaries (as defined in the AOL Acquisition Agreement) for the years ended December 31, 2023 and December 31, 2024 and for any additional fiscal year ended at least 105 days prior to the Closing Date, (B) the combined balance sheet and related combined statements of comprehensive income (loss), cash flows and changes in equity (in each case, or the equivalent) of AOL Holdco II and its Subsidiaries for each of its fiscal quarters ended after December 31, 2024 and at least 60 days prior to the Closing Date (but excluding the fourth quarter of any fiscal year) and (C) each of the financial statements required to be delivered pursuant to Section 6.1 of the Existing Term Loan Credit Agreement to the extent the required delivery date for such financial statements is on or prior to the Closing Date.

(k)             New Debt Financing Designation Certificate. The Security Agent shall have received a New Debt Financing Designation Certificate (as defined in the Intercreditor Agreement) duly executed and delivered by the Company designating this Agreement as a Senior Facility (as defined in the Intercreditor Agreement).

(l)              Permitted Alternative Debt Notice. The Security Agent shall have received a Permitted Alternative Debt Notice (as defined in the Pro Rata Facilities Agreement) duly executed and delivered by the Company designating the Obligations incurred hereunder as Permitted Alternative Debt (as defined in the Pro Rata Facilities Agreement).

(m)            AOL Acquisition. The AOL Acquisition shall have been consummated, or substantially simultaneously with the establishment of the Commitments shall be consummated, in all material respects in accordance with the terms of the applicable AOL Acquisition Agreement.

(n)            Company Material Adverse Effect. Since December 31, 2024, there shall not have occurred a Material Adverse Effect.

(o)            No Default or Event of Default. Immediately after giving effect to the establishment of the Commitments, no Default or Event of Default shall have occurred and be continuing.

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(p)            Equity Contribution. Prior to, or substantially concurrently with, the Closing Date, the Company shall have received a cash investment in the Company in an amount equal to not less than $250,000,000.

(q)            AOL Refinancing. Prior to, or substantially concurrently with, the Closing Date, the AOL Refinancing shall have been consummated.

(r)             Officer’s Certificate. The Administrative Agent shall have received (x) a certificate of each of the Loan Parties party hereto dated as of or about the Closing Date (i) certifying that each copy document relating to it specified in Sections 5.1(s) and (t) herein is correct and complete, and that such copy document is in full force and effect and has not been amended or superseded as at a date no earlier than the Closing Date and (ii) containing a specimen of the signature of each person authorized by the resolutions referred to in paragraph (t) below in relation to this Agreement and related documents and (y) a good standing (or equivalent) certificate for such Loan Party from the relevant authority of its jurisdiction of organization (if applicable), dated as of a recent date.

(s)            Organizational Documents. The Administrative Agent shall have received copies (certified in accordance with paragraph (r) above) of the Organizational Documents of the Loan Parties party hereto.

(t)             Resolutions. Solely to the extent required by applicable Law or any applicable Organizational Document, the Administrative Agent shall have received copies of resolutions (certified in accordance with clause (r) above) from each of the Loan Parties party hereto duly authorizing the terms of, and the transactions contemplated by, this Agreement and the other Loan Documents to which such Loan Party, as applicable, is a party.

There are no conditions, implied or otherwise, to the effectiveness of this Agreement and the establishment of the Commitments hereunder other than as set forth in the preceding clauses (a) through (t) and upon satisfaction or waiver by the Administrative Agent of such conditions the Agreement will be effective and the Commitments will have been established.

5.2           Conditions to Each Revolving Loan Extension of Credit. The agreement of each Lender to make any Revolving Loan or to issue or participate in any Letter of Credit hereunder (including on the Closing Date) on any date is subject to the satisfaction (or waiver) of the following conditions precedent:

(a)            Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”), in each case on and as of such date as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”) as of such earlier date.

(b)            No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)            Notice. The Administrative Agent and, if applicable, the applicable Issuing Lender shall have received a Borrowing Notice, request for a Letter of Credit, as applicable, in accordance with the requirements hereof.

Each borrowing of a Revolving Loan by and issuance, extension or renewal of a Letter of Credit on behalf of the Borrower hereunder after the Closing Date shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

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5.3            Conditions to Tranche A Term Loan Borrowings. The agreement of each Lender to make any Tranche A Term Loan on any Tranche A Term Loan Borrowing Date (including on the Closing Date) is subject to the satisfaction (or waiver) of the following conditions precedent:

(a)            Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”), in each case on and as of such date as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”) as of such earlier date.

(b)            No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)            Notice. The Administrative Agent shall have received a Borrowing Notice in accordance with the requirements hereof.

(d)            No Material Adverse Effect. Since December 31, 2024, there shall not have occurred a Material Adverse Effect.

(e)            Fees. To the extent invoiced in reasonable detail at least five business days prior to the applicable Tranche A Term Loan Borrowing Date, all costs, fees, and reasonable out-of-pocket expenses (including, without limitation, legal fees and expenses) required to be paid pursuant to the terms hereof, payable to the Administrative Agent (and counsel thereof) and the Lenders on such date shall have been paid to the extent due.

SECTION 6.      AFFIRMATIVE COVENANTS

The Company (on behalf of itself and each of the Restricted Subsidiaries) hereby agrees that so long as the Commitments remain in effect, any Letter of Credit remains outstanding (that has not been cash collateralized or backstopped, in each case on terms agreed to by the Borrower and the applicable Issuing Lender) or any Loan or other amount is owing to any Lender or any Agent hereunder (other than contingent or indemnification obligations not then due), from and after the Closing Date the Company shall, and shall cause (except in the case of the covenants set forth in Section 6.1, Section 6.2 and Section 6.8) each of the Restricted Subsidiaries to:

6.1           Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (which may be delivered via posting on SyndTrak, IntraLinks or another similar electronic platform):

(a)            within 120 days following the end of each fiscal year (commencing with the fiscal year ended December 31, 2025), a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year in accordance with Applicable Accounting Standards, setting forth, in comparative form the figures as of the end of and for the previous year, which consolidated balance sheet and related statements of income and cash flows will be audited by independent public accountants of recognized national standing, or such other accountants as are reasonably acceptable to the Administrative Agent, and accompanied by an opinion of such accountants (which opinion shall not be subject to any “going concern” statement, explanatory note or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from (i) an upcoming maturity date of Indebtedness occurring within one year from the time such opinion is delivered or (ii) anticipated or actual financial covenant non-compliance)); and

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(b)            within 75 days following the end of the first fiscal quarter ending after the Closing Date (commencing with the fiscal quarter ended March 31, 2026 and excluding the fourth fiscal quarter of any fiscal year), and, thereafter, within 60 days following the end of each of the first three fiscal quarters of each fiscal year, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth, in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as fairly presenting in all material respects the financial condition of the Company and its consolidated Subsidiaries in accordance with Applicable Accounting Standards (subject to normal year end audit adjustments and the lack of notes); all such financial statements to be prepared in reasonable detail applied consistently throughout the periods reflected therein and with prior periods (except as disclosed therein and except in the case of the financial statements referred to in clause (a), for customary year-end adjustments and the absence of footnotes).

Anything to the contrary notwithstanding, the obligations in clauses (a) and (b) of this Section 6.1 may be satisfied (i) with respect to financial information of the Company by furnishing the applicable financial statements of Topco or any direct or indirect parent of the Company that directly or indirectly holds the Capital Stock of the Company and (ii) by furnishing the applicable financial statements in, as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC or any equivalent filings with an equivalent Governmental Authority; provided, that at all times following the consummation of a Qualified IPO, solely if and to the extent that the applicable deadline required by the SEC (or equivalent Governmental Authority) for delivery of the Form 10-K or 10-Q, as applicable, of the Company or such direct or indirect parent of the Company, as applicable, for any period are later than the applicable deadlines for delivery set forth in Sections 6.1(a) and 6.1(b) for such period, such deadlines set forth in Sections 6.1(a) and 6.1(b) shall automatically be deemed replaced with such later deadlines as required by the SEC (or equivalent Governmental Authority), including any extensions granted thereby (without any further action or consent of any party to this Agreement) provided, that, with respect to each of clauses (i) and (ii), to the extent (x) such financial statements relate to Topco or any direct or indirect parent of the Company that directly or indirectly holds the Capital Stock of the Company and (y) either (1) Topco or any direct or indirect parent of the Company that directly or indirectly holds the Capital Stock of the Company, as applicable, has any material third party Indebtedness and/or material operations (as determined by the Borrower in good faith and other than any operations that are attributable solely to such parent’s ownership of the Company and its subsidiaries) or (2) there are material differences (in the good faith determination of the Borrower) between the financial statements of Topco or any direct or indirect parent of the Company that directly or indirectly holds the Capital Stock of the Company and its consolidated subsidiaries, on the one hand, and the Company and its consolidated subsidiaries, on the other hand (other than any such difference relating to shareholders’ equity), such financial statements or Form 10-K or Form 10-Q, as applicable, shall be accompanied by unaudited consolidating information that summarizes in reasonable detail the differences between the information relating to Topco or any such direct or indirect parent of the Company that directly or indirectly holds the Capital Stock of the Company, as applicable, and its consolidated subsidiaries, on the one hand, and the information relating to the Company and its consolidated subsidiaries on a consolidated stand-alone basis, on the other hand (other than any such difference relating to shareholders’ equity). Documents required to be delivered pursuant to this Section 6.1 may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and if so posted, shall be deemed to have been delivered on the date on which such documents are posted on the Company’s behalf on SyndTrak, IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.2            Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender, or, in the case of clause (d), to the relevant Lender:

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(a)            concurrently with the delivery of any financial statements pursuant to Section 6.1(a) and Section 6.1(b), (i) a Compliance Certificate of a Responsible Officer on behalf of the Company stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default that has occurred and is continuing except as specified in such certificate and setting forth computations in reasonable detail demonstrating compliance with the Financial Covenant, (ii) at least twice per fiscal year, a management and discussion analysis report, in reasonable detail signed by a Responsible Officer, describing the operations and financial conditions of the Company and its Subsidiaries on a consolidated basis for such fiscal quarter or fiscal year, (iii) to the extent not previously disclosed to the Administrative Agent, (A) a description of any new Subsidiary and of any change in the name or jurisdiction of organization of any Loan Party and (B) with respect to any Compliance Certificate accompanying the financial statements for the fiscal year, a listing of Collateral consisting of U.S. patents and patent applications, U.S. registered trademarks and trademark applications (in the case of intent-to-use trademark applications, only such applications for which a “statement of use” or an “amendment to allege use” has been filed and accepted by the United States Patent and Trademark Office), U.S. registered copyrights, and exclusive licenses to U.S. registered copyrights, owned by a U.S Loan Party that were filed or otherwise acquired, in each case since the date of the most recent list delivered pursuant to this clause (or, in the case of the first such list so delivered, since the date the U.S. Collateral Agreement was entered) and prior to the last date of the fiscal period for which such Compliance Certificate is being delivered and (iv) the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements;

(b)            within 150 days following the fiscal year ended December 31, 2025 and thereafter within 120 days following the end of each fiscal year thereafter, a consolidated annual budget for the following fiscal year in the form customarily prepared by the Company (collectively, the “Annual Operating Budget”);

(c)            promptly after the same are filed, copies of all financial statements and reports that the Company may make to, or file with, the SEC, in each case to the extent not already provided pursuant to Section 6.1 or any other clause of this Section 6.2; and

(d)            promptly, such additional financial and other information regarding the Company or any Restricted Subsidiary as the Administrative Agent (for its own account or upon the request from any Lender) may from time to time reasonably request.

Notwithstanding anything to the contrary in this Section 6.2, (a) none of the Company or any of its Restricted Subsidiaries will be required to disclose any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) constitutes classified information and (b) unless such material is identified in writing by the Company as “Public” information, the Administrative Agent shall deliver such information only to “private-side” Lenders (i.e., Lenders that have affirmatively requested to receive information other than Public Information). Documents required to be delivered pursuant to this Section 6.2 may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and if so posted, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website or (ii) on which such documents are posted on the Company’s behalf on SyndTrak, IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.3           Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they

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become delinquent, as the case may be, all its Taxes, governmental assessments and governmental charges, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves required in conformity with the Applicable Accounting Standards with respect thereto have been provided on the books of the Company or its Restricted Subsidiaries, as the case may be, or (b) to the extent that failure to pay or satisfy such obligations would not reasonably be expected to have a Material Adverse Effect.

6.4           Conduct of Business and Maintenance of Existence, etc.; Compliance. (a) Preserve, renew and keep in full force and effect its corporate or other existence and take all reasonable action to maintain all rights, permits, licenses, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 or except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.5           Environmental Matters. (a) Comply, and cause all lessees and other Persons operating or occupying its properties to comply, with applicable Environmental Laws; (b) obtain, renew and comply with all permits, licenses or approvals required or necessary for its operations and properties pursuant to Environmental Laws; (c) conduct any investigation, study, sampling and testing, and undertake any cleanup, response or other corrective action necessary, to address any Releases of Materials of Environmental Concern at, on, under or emanating from any property owned, leased or operated by it in accordance with the requirements of Environmental Laws; and (d) make an appropriate response to any investigation, notice, demand, claim, suit or other proceeding asserting Environmental Liability against the Company or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder, except in the case of each of clauses (a) through (d), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.6           Maintenance of Property; Insurance.

(a)            Keep all Property useful and necessary in its business in reasonably good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)            Take all reasonable and necessary steps, including in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the United States Intellectual Property owned by the U.S. Loan Parties, including filing of applications for renewal, affidavits of use and affidavits of incontestability, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c)            Maintain insurance with financially sound and reputable insurance companies on all its material Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business. The Borrower shall use its commercially reasonable efforts to ensure that all material insurance policies of U.S. Loan Parties shall, to the extent customary (but in any event, not including business interruption insurance and personal injury insurance) solely with respect to insurance policies of a U.S. Loan Party (i) provide that no cancellation thereof shall be effective until at least 10 days after receipt by the Security Agent of written notice thereof and (ii) name the Security Agent as insured party or loss payee.

6.7          Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in a manner to allow financial statements to be prepared in conformity with the Applicable Accounting Standards, (b) permit any Persons designated by the Administrative Agent to visit and inspect the financial records and the properties of the Company or any Restricted Subsidiary at reasonable times,

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upon reasonable prior notice to the Company, and as often as reasonably requested, to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent, upon reasonable prior notice to the Company to discuss the affairs, finances and condition of the Company or any Restricted Subsidiary with the officers thereof and independent accountants therefor (subject to such accountant’s policies and procedures); provided that the Administrative Agent may not exercise such rights more often than one time during any calendar year unless an Event of Default is continuing; and provided, further, that when an Event of Default is continuing, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and upon reasonable advance notice. Notwithstanding anything to the contrary in this Section 6.7, none of the Company or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) constitutes classified information.

6.8           Notices. Promptly upon a Responsible Officer of the Company obtaining knowledge thereof, give notice to the Administrative Agent (for delivery to each Lender) of:

(a)            the occurrence of any Default or Event of Default;

(b)            any litigation, investigation or proceeding which may exist at any time between the Company or any of its Restricted Subsidiaries and any other Person, that in either case, would reasonably be expected to have a Material Adverse Effect; and

(c)            any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.8 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company or the relevant Restricted Subsidiary proposes to take with respect thereto.

6.9           Additional Collateral, etc.

(a)           The Company shall procure that, subject to the Agreed Security Principles and this Section 6.9:

(i)             on the date which is one hundred and fifty (150) days after the Closing Date; and

(ii)	thereafter, on each date falling one hundred and fifty (150) days after the date on which the financial statements are delivered to the Agent in accordance with Section 6.1(a),

sufficient members of the Group have acceded as Additional Guarantors and have granted Collateral to ensure that the aggregate of the unconsolidated earnings before interest, tax, depreciation and amortization (calculated on the same basis as Consolidated EBITDA) of the Guarantors is not less than 80% of Consolidated EBITDA of the Group (the “Guarantor Coverage Test”), calculated by reference to:

(A)	(in respect of sub-paragraph (a)(i) above) the Original Financial Statements (or, at the option of the Company, by reference to the most recent financial statements delivered under Section 6.1(a)); and

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(B)	(in respect of sub-paragraph (a)(ii) above) the then most recent financial statements delivered under Section 6.1(a),

except that in each case the earnings before interest, tax, depreciation and amortisation of a Guarantor will, if less than zero, be treated as zero for the purposes of such calculation, and provided that:

(1)	where any member of the Group is not required to be a Guarantor pursuant to the Agreed Security Principles (including, for the avoidance of doubt, any member of the Group incorporated in an Excluded Jurisdiction and any member of the Group who is an Excluded Subsidiary or is otherwise unable or not required to grant a guarantee and security in accordance with the Agreed Security Principles), if elected by the Company, its earnings before interest, tax, depreciation and amortization shall not be included in the calculation of EBITDA of the Group for the purpose of calculating compliance with this paragraph;

(2)	the EBITDA of any member of the Group whose equity capital constitutes Collateral shall be taken into account for the purposes of the numerator in the Guarantor Coverage Test; provided that the Loan Parties shall account for no less than 55% of Consolidated EBITDA of the Group.

(b)	Subject to the Agreed Security Principles, the Company shall procure that:

(i)	each member of the Group which is a Material Subsidiary (other than any Excluded Subsidiary) by reference to the Original Financial Statements (or, at the option of the Company, by reference to the most recent financial statements delivered under Section 6.1(a)) accedes as an Additional Guarantor and grants Collateral within the date which is one hundred and fifty (150) days after the Closing Date (or such later date as reasonably agreed to by the Administrative Agent); and

(ii)	thereafter, any company which becomes a Material Subsidiary (other than any Excluded Subsidiary) (by reference to the most recent financial statements delivered under Section 6.1(a)) becomes a Guarantor and grants Collateral within the date falling one hundred and fifty (150) days after the date on which the financial statement delivered pursuant to Section 6.1(a) are delivered to the Administrative Agent (or such later date as reasonably agreed to by the Administrative Agent), provided that, in each case, no share pledge or other Collateral will be granted over or in respect of any member of the Group that is a Material Subsidiary solely by virtue of paragraph (b) of the definition of “Material Subsidiary”.

(c)	The Company shall, subject to the Agreed Security Principles, at any time and from time to time, promptly execute and deliver any and all instruments and documents and take all such other action as the Administrative Agent in its reasonable judgment may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, Security Documents and security agreements, other than with respect to any Excluded Subsidiary or, in the case of any U.S. Loan Party, any Excluded Collateral.

(d)	Promptly upon request by the Administrative Agent, or the Security Agent or any Lender through the Administrative Agent, and subject to the limitations described in clause (a)

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above, the Perfection Exceptions and the Agreed Security Principles, (i) correct any material defect or error that may be discovered in any Loan Document or other document or instrument relating to any Collateral or in the execution, acknowledgment, filing or recordation thereof and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or the Security Agent or any Lender through the Administrative Agent, may reasonably require from time to time in order to grant, preserve, protect and continue the validity, perfection and priority of the security interests created or intended to be created by the Security Documents (except with respect to an Excluded Subsidiary or, in the case of any U.S. Loan Party, any Excluded Collateral).

(e)	Notwithstanding anything to the contrary in this Agreement or any Loan Document to the contrary, any requirements under this Agreement and the other Loan Documents shall be subject to the Perfection Exceptions and the Agreed Security Principles.

(f)	Subject to the Agreed Security Principles, within one hundred and twenty (120) days (or such later date as reasonably agreed to by the Security Agent) from the acquisition of any Material Real Property (other than real property constituting Excluded Collateral) by or upon the formation of any Person that becomes a U.S. Loan Party or is merged into a U.S. Loan Party that owns any Material Real Property (other than real property constituting Excluded Collateral), Borrower will, or will cause the applicable U.S. Loan Party to, duly execute and deliver, to the Security Agent one or more Mortgages as specified by and in form and substance reasonably satisfactory to the Security Agent, securing payment of all the Obligations (provided, that to the extent any Mortgaged Property is located in a jurisdiction which imposes non-de minimis mortgage recording taxes, intangibles tax, documentary tax or similar recording fees or taxes, no such Mortgage shall be required) of the applicable U.S. Loan Party under the Loan Documents and establishing Liens on all such properties or property.

6.10            Use of Proceeds. The proceeds of the Tranche A Term Loans shall be used solely (a) to finance all or a portion of the AOL Acquisition, replenish cash and/or repay Indebtedness used to finance the AOL Acquisition and/or the Vimeo Acquisition, to pay original issue discount and/or upfront fees payable on any Tranche A Term Loan Borrowing Date, and/or to pay fees, costs and expenses incurred in connection with any of the foregoing (or to repay loans under any revolving credit facility of the Company or its Restricted Subsidiaries), (b) to consummate the AOL Refinancing and (c) to pay fees, costs and expenses incurred in connection with the foregoing. The proceeds of the Revolving Loans and the Letters of Credit shall be used for general corporate purposes, including to finance Permitted Acquisitions and any other transaction not prohibited by this Agreement.

6.11            Post Closing. The Company shall, and shall cause each of its Restricted Subsidiaries to, satisfy the requirements set forth on Schedule 6.11 on or before the date set forth opposite such requirement or such later date as consented to by the Administrative Agent in its reasonable discretion. All representations and warranties, covenants, conditions and other agreements contained in this Agreement and the other Loan Documents will be deemed modified such that no inaccuracy or breach thereof shall arise in respect of the matters set forth on Schedule 6.11 prior to the time by which such actions are required to be taken (and to permit the taking of the actions described on Schedule 6.11 within the time periods specified thereon, rather than as elsewhere provided in the Loan Documents).

6.12            Changes in Jurisdiction of Organization, Name. In the case of any U.S. Loan Party, upon any change of its name or change of its jurisdiction of organization, such U.S. Loan Party shall deliver prompt (and in any event no later than 45 days following such change or such longer period as the Administrative Agent may agree in its reasonable discretion) written notice to the Security Agent and

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deliver to the Security Agent all additional executed financing statements, financing change statements and other documents reasonably requested by the Security Agent to maintain the validity, perfection and priority of the security interests provided for in the Security Documents.

6.13        Anti-Corruption Laws; Sanctions. (a) The Company and its Subsidiaries have implemented and shall maintain in effect policies and procedures designed to ensure compliance with Sanctions and Anti-Corruption Laws and (b) the Company and its Restricted Subsidiaries shall not use the proceeds of the Loan (i) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country in any manner that would result in the violation of any applicable Sanctions, (ii) in any other manner that would result in the violation of any Sanctions by any party to this Agreement or (iii) in any manner that would result in a violation of applicable Anti-Corruption Laws.

6.14         [Reserved].

6.15         Transactions with Affiliates. Not enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Company or any Restricted Subsidiary) unless such transaction is upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary (as determined by the Company in good faith), as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may (i) enter into any transaction with an Affiliate that is permitted by the terms of this Agreement to be entered into by the Company or such Restricted Subsidiary with an Affiliate; (ii) make any Restricted Payment permitted pursuant to Section 7.6 or Restricted Debt Payment permitted pursuant to Section 7.11; (iii) perform their obligations under the Loan Documents; (iv) without being subject to the terms of this Section 6.15, enter into any transaction with any Person which is an Affiliate of the Company only by reason of such Person and the Company having common directors, (v) enter into any transaction involving aggregate consideration in an amount not to exceed as of the date of such transfer the greater of (x) $47,500,000 and (y) 10% of Adjusted EBITDA for the most recently ended Test Period as of the date of such transaction, (vi) enter into transactions between or among the Company and any Person that becomes a Restricted Subsidiary as a result of such transaction (including by way of a merger, consolidation or amalgamation in which a Loan Party is the surviving entity), (vii) enter into Excluded Holdings Loans and performance of obligations thereunder, (viii) pledge Capital Stock of Unrestricted Subsidiaries (together with assets related thereto and the proceeds or products of any of the foregoing) to secure Indebtedness or other obligations of such Unrestricted Subsidiary or guarantees thereof, (ix) enter into transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement, that are fair to the Company and the Restricted Subsidiaries as determined in good faith by a Responsible Officer of the Company, (x) issue, sell or transfer of Capital Stock of the Company to Holdings and capital contributions by any Holdings to the Company, (xi) enter into any transaction in respect of which the Company delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Company from an accounting, appraisal or investment banking firm, in each case, of nationally recognized standing that is (a) in the good faith determination of the Company qualified to render such letter and (b) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Company or the Restricted Subsidiaries, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (xii) any Disposition of Securitization Assets or related assets in connection with any Qualified Securitization Financing or any Receivables Financing Transaction and (xiii) enter into any transactions, agreements and arrangements in existence on the Closing Date and, to the extent the fair market value of such transaction exceeds $5,000,000 individually, set forth on Schedule 6.15, in each case, or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect as determined in good faith by a Responsible Officer of the Company. For the avoidance of doubt, this Section

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6.15 shall not apply to employment, benefits, compensation, bonus, retention and severance arrangements with, and payments of compensation or benefits to or for the benefit of, current or former employees, consultants, officers, directors or service providers of the Company or any of its Restricted Subsidiaries or Parent Entities in the ordinary course of business. For purposes of this Section 6.15, any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (b) of the first sentence hereof if such transaction is approved by a majority of the Disinterested Directors of the Board of Directors of the Company or such Restricted Subsidiary, as applicable. “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Borrower or any options, warrants or other rights in respect of such Capital Stock.

6.16         Lender Calls. The Borrower shall, at least once per fiscal quarter at a time mutually agreed with the Administrative Agent that is promptly after the delivery of financial statements pursuant to Section 6.1(a) and Section 6.1(b), as applicable, participate in a conference call with the Lenders to discuss the financial condition and results of operations of the Company and its Restricted Subsidiaries for the fiscal period covered thereby.

6.17         Outbound Investment Rules. The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

SECTION 7.      NEGATIVE COVENANTS

The Company (on behalf of itself and each of the Restricted Subsidiaries), hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (that has not been cash collateralized or backstopped, in each case on terms agreed to by the Borrower and the applicable Issuing Lender) or any Loan or other amount is owing to any Lender or any Agent hereunder (other than contingent or indemnification obligations not then due), from and after the Closing Date the Company shall not, and shall not permit any of the Restricted Subsidiaries to (excluding the Transactions):

7.1           [Reserved].

7.2           Indebtedness. Create, issue or incur any Indebtedness, provided that the Company and the Restricted Subsidiaries may issue or incur Indebtedness that is either (a) secured by the Collateral on a pari passu basis, (b) secured by the Collateral on a junior basis or (c) unsecured, in each case if either (I)(a) in the case of Indebtedness secured by the Collateral on a pari passu basis, the Consolidated Net First Lien Secured Leverage Ratio, calculated on a pro forma basis, after giving effect to any acquisition or other transaction consummated in connection therewith, is equal to or less than the 3.25:1.00, (b) in the case of Indebtedness secured by the Collateral on a junior basis, the Consolidated Net Secured Leverage Ratio calculated on a pro forma basis, after giving effect to any acquisition or other transaction consummated in connection therewith, is equal to or less than the 3.50:1.00 and (c) in the case of unsecured Indebtedness, the Consolidated Net Total Leverage Ratio, calculated on a pro forma basis, after giving effect to any acquisition or other transaction consummated in connection therewith, is equal to or less than 3.75:1.00 (Indebtedness incurred pursuant to this proviso, “Ratio Debt”) and (II) that is Permitted Refinancing of any Indebtedness incurred under clause (I) above; provided, further, that (A) the aggregate principal amount of

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Ratio Debt incurred by any Restricted Subsidiary that is a Non-Loan Party shall not exceed at the time of any incurrence of such Ratio Debt, when taken together when the aggregate principal amount of Indebtedness incurred under clause (II) above by any such Restricted Subsidiaries, the greater of (x) $230,000,000 and (y) 50% of Adjusted EBITDA, as of the end of the most recently ended Test Period, (B) with respect to any Ratio Debt (other than any revolving facility (including any Permitted Refinancings thereof)) the terms of Ratio Debt at the time of such issuance or incurrence do not provide for a maturity date or Weighted Average Life to Maturity earlier than the Latest Maturity Date or shorter than the Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans (other than in each case an earlier maturity date and/or shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date than the Latest Maturity Date or the Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans) and (C) to the extent secured by any or all Collateral securing the Obligations or constituting Material Non-U.S. Indebtedness, such Ratio Debt shall be subject to the Applicable Intercreditor Agreement.

The limitation in the immediately preceding sentence will not apply to the following:

(a)            Indebtedness of the Company and any Restricted Subsidiary pursuant to any Loan Document or Hedge Agreement or in respect of any Cash Management Obligations;

(b)            Indebtedness among or between any of the Company and the Restricted Subsidiaries;

(c)            Capital Lease Obligations, Indebtedness with respect to mortgage financings, purchase money Indebtedness to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets and Indebtedness arising from the conversion of the obligations of the Company or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the Company or such Restricted Subsidiary, in an aggregate outstanding principal amount, including any Permitted Refinancing thereof incurred to refinance any Indebtedness originally incurred pursuant to this clause (c) (and any successive Permitted Refinancing of the foregoing), not to exceed $50,000,000;

(d)            Indebtedness outstanding on the Closing Date and, to the extent the aggregate principal amount outstanding exceeds $5,000,000 individually, listed on Schedule 7.2(d) and any Permitted Refinancing thereof;

(e)            (i) Guarantee Obligations by the Company or any of its Restricted Subsidiaries of obligations of the Company or any of its Restricted Subsidiaries not prohibited by this Agreement to be incurred; (ii) any liability in respect of any member of the Group incorporated in The Netherlands arising under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) as referred to in Section 2:403 of the DCC; and (iii) any liability arising as a result of a fiscal unity (fiscale eenheid) solely between Loan Parties and their Restricted Subsidiaries;

(f)            Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Company or such Restricted Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid;

(g)            (i) Indebtedness of any joint venture or Non-Loan Party owing to any Loan Party and (ii) Guarantee Obligations of the Company or any Restricted Subsidiary of Indebtedness of any joint venture or Non-Loan Party, to the extent such Indebtedness and Guarantee Obligations are permitted as Investments by Section 7.7;

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(h)             Indebtedness in the form of earn-outs, indemnification, incentive, non-compete, consulting or other similar arrangements and other contingent obligations in respect of acquisitions or Investments permitted by Section 7.7 (both before or after any liability associated therewith becomes fixed);

(i)              Indebtedness of the Company and any Restricted Subsidiary constituting (i) Permitted Debt Exchange Notes in respect of Indebtedness incurred pursuant to this Agreement, (ii) Permitted Refinancings in respect of Indebtedness incurred pursuant to this Agreement, (iii) Rollover Indebtedness in respect of Indebtedness incurred pursuant to this Agreement and (iv) Permitted Refinancings in respect of Indebtedness incurred pursuant to the preceding clauses (i) through (iii);

(j)              additional Indebtedness of the Company or any of its Restricted Subsidiaries in an aggregate outstanding principal amount (for the Company and all Restricted Subsidiaries), not to exceed the greater of (i) $230,000,000 and (ii) the amount of 50% of Adjusted EBITDA, as of the end of the most recently ended Test Period at the time of such incurrence;

(k)             Indebtedness of Non-Loan Parties, in an aggregate outstanding principal amount, when combined with the aggregate principal amount of Indebtedness outstanding under clause (s)(ii), not to exceed the greater of (i) $230,000,000 and (ii) the amount of 50% of Adjusted EBITDA, as of the end of the most recently ended Test Period at the time of such incurrence;

(l)              Indebtedness of the Company or any of its Restricted Subsidiaries in respect of workers’ compensation claims, bank guarantees, warehouse receipts or similar facilities, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid, customs, government, appeal and surety bonds, completion guaranties and other obligations of a similar nature, in each case in the ordinary course of business;

(m)            Indebtedness incurred by the Company or any of its Restricted Subsidiaries arising from agreements providing for indemnification related to sales of goods or adjustment of purchase price or similar obligations (including earn-outs) in any case incurred in connection with the acquisition or Disposition of any business, assets or Subsidiary;

(n)            Indebtedness supported by a letters of credit, bank guarantees, other documentary credit or other similar instruments, in a principal amount not in excess of the stated amount of such letters of credit, bank guarantees, other documentary credit or other similar instruments, as applicable;

(o)            unsecured Indebtedness issued in lieu of cash payments of Restricted Payments permitted by Section 7.6;

(p)            Indebtedness of the Company or any Restricted Subsidiary constituting (i) Additional Obligations in an aggregate principal amount at the time of incurrence not in excess of the Maximum Incremental Facilities Amount and (ii) Permitted Refinancing Obligations in respect of Indebtedness incurred pursuant to the preceding clause (i);

(q)            Indebtedness of the Company or any Restricted Subsidiary as an account party in respect of trade letters of credit issued in the ordinary course of business;

(r)            Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business;

(s)            (i) Guarantee Obligations made in the ordinary course of business; provided that such Guarantee Obligations are not of Indebtedness for Borrowed Money and (ii) Guarantee Obligations in respect of Indebtedness of joint ventures; provided that the aggregate outstanding principal amount of any such Guarantee Obligations under this sub-clause (ii), when combined with the aggregate principal

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amount of Indebtedness outstanding under clause (k) of this Section 7.2, shall not exceed the greater of (A) $230,000,000 and (B) the amount of 50% of Adjusted EBITDA, as of the end of the most recently ended Test Period at the time of such incurrence;

(t)             [Reserved];

(u)            Indebtedness (I) of any Person that becomes a Restricted Subsidiary or is merged into the Company or a Restricted Subsidiary after the Closing Date as part of an acquisition, merger or consolidation or amalgamation or other Investment not prohibited hereunder, which Indebtedness exists at the time of such acquisition, merger or consolidation or amalgamation or other Investment (and was not entered in contemplation of such acquisition, merger, consolidation, amalgamation or other Investment) or (II) incurred to finance any acquisition or other Investment permitted under Section 7.7 so long as the aggregate outstanding principal amount of Indebtedness, including all Permitted Refinancing Obligations incurred to refinance any Indebtedness originally incurred pursuant to this clause (u) (and any successive Permitted Refinancing thereof), permitted by this clause (u)(II) shall not exceed (a) in the case of Indebtedness secured by the Collateral on a pari passu basis, the Consolidated Net First Lien Secured Leverage Ratio, calculated on a pro forma basis, after giving effect to any acquisition or other transaction consummated in connection therewith, is equal to or less than the 3.25:1.00, (b) in the case of Indebtedness secured by the Collateral on a junior basis, the Consolidated Net Secured Leverage Ratio calculated on a pro forma basis, after giving effect to any acquisition or other transaction consummated in connection therewith, is equal to or less than the 3.50:1.00 and (c) in the case of unsecured Indebtedness, the Consolidated Net Total Leverage Ratio, calculated on a pro forma basis, after giving effect to any acquisition or other transaction consummated in connection therewith, is equal to or less than 3.75:1.00; provided that with respect to any such Indebtedness (in each case, other than any revolving facility and/or any Permitted Refinancings thereof) the terms of such Indebtedness at the time of such issuance, incurrence or assumption do not provide for a maturity date or Weighted Average Life to Maturity earlier than the Latest Maturity Date or shorter than the Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans (in each case, other than in each case an earlier maturity date and/or shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date than the Latest Maturity Date or the Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans).

(v)            Indebtedness of the Company or its Restricted Subsidiaries (including the guarantees thereof) constituting (A)(i) Facility A Loans, Additional Term Facility Loans, Facility A Commitments and Additional Term Facility Commitment (each as defined in the Pro Rata Facilities Agreement as in effect on the Closing Date) in an aggregate outstanding principal amount not to exceed €1,185,900,000, (ii) Revolving Commitments, Revolving Facility Loans and Ancillary Commitments (each as defined in the Pro Rata Facilities Agreement as in effect on the Closing Date) and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate outstanding principal amount not to exceed €976,000,000, (iii) Term Loans (as defined in the Existing Term Loan Credit Agreement as in effect on the Closing Date) denominated in U.S. Dollars in an aggregate outstanding principal amount not to exceed $1,875,000,000 and denominated in Euros in an aggregate outstanding principal amount not to exceed €650,000,000 and (B)(i) Additional Facilities (as defined in the Pro Rata Facilities Agreement as in effect on the Closing Date) up to an aggregate outstanding principal amount not to exceed at the time of any incurrence thereof the sum of (I) amounts incurred prior to such date of incurrence in reliance on clause (II) below plus (II) the Permitted Indebtedness Cap (as defined in the Pro Rata Facilities Agreement as in effect on the Closing Date) and (ii) Additional Obligations (as defined in the Existing Term Loan Credit Agreement as in effect on the Closing Date) up to an aggregate outstanding principal amount not to exceed at any time of any incurrence thereof the sum of (I) amounts incurred prior to such date of incurrence in reliance on clause (II) below plus (II) the Maximum

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Incremental Facilities Amount (as defined in the Existing Term Loan Credit Agreement as in effect on the Closing Date) (in each case, or other similar terms in lieu thereof under the applicable Existing Facilities Agreement, provided that such terms shall not permit incurrence of such indebtedness in reliance of this clause (v) in a manner that is more permissive than such terms as in effect on the Closing Date), and in each case any Refinancing Debt (as defined in the Pro Rata Facilities Agreement as in effect on the Closing Date) and Refinancing Term Loans (as defined in the Existing Term Loan Credit Agreement as in effect on the Closing Date) (in each case, or other similar terms in lieu thereof under applicable Existing Facilities Agreement, provided that such terms shall not permit incurrence of such indebtedness in reliance of this clause (v) in a manner that is more permissive that such terms as in effect on the Closing Date) (and notwithstanding anything to the contrary herein, for the avoidance of doubt, this clause (v) shall not be subject to the requirements that apply to Additional Obligations or Ratio Debt (including the maturity requirements or the Weighted Average Life to Maturity requirements));

(w)            (i) Indebtedness representing deferred compensation or stock-based compensation to employees of the Company or any Restricted Subsidiary incurred in the ordinary course of business (including but not limited to any make whole or dividend equivalent payments to be paid to holders of stock options upon vesting or exercise of such options to reflect dividends previously paid in respect of Capital Stock of the Company) and (ii) Indebtedness consisting of obligations of the Company or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred in connection with the AOL Acquisition, the Eventbrite Acquisition and any Investment permitted hereunder;

(x)             Indebtedness issued by the Company or any Restricted Subsidiary to the officers, directors and employees of the Company or any Restricted Subsidiary, in lieu of or combined with cash payments to finance the purchase of Capital Stock of the Company, in each case, to the extent such purchase is permitted by Section 7.6(e);

(y)            Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;

(z)            (i) Indebtedness of the Company or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business and (ii) Indebtedness of the Company or any Restricted Subsidiary to any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including in respect of intercompany self-insurance arrangements);

(aa)          Contribution Indebtedness;

(bb)          pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(cc)           [reserved];

(dd)          Indebtedness under Excluded Holdings Loans; and

(ee)          Indebtedness incurred in connection with a Qualified Securitization Financing and, to the extent constituting Indebtedness, Receivables Financing Transactions and factoring, in each case, that is not recourse (except for Standard Securitization Undertakings) to the Company or any of the Restricted Subsidiaries not constituting Securitization Subsidiaries; provided that the aggregate principal amount of such Indebtedness incurred and then outstanding pursuant to this Section 7.2(ee) shall not exceed the greater of (A) $92,500,000 and (B) the amount of 20% of Adjusted EBITDA, as of the end of the most recently ended Test Period at the time of such incurrence;

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(ff)            all premium (if any), interest (including post-petition interest), fees, expenses, charges, accretion or amortization of original issue discount, accretion of interest paid in kind and additional or contingent interest on obligations described in clauses (a) through (dd) above and any Ratio Debt.

For purposes of this Section 7.2, the amount of any Indebtedness denominated in any currency other than U.S. Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness), on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than U.S. Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable U.S. Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing. For the avoidance of doubt, a Permitted Refinancing pursuant to this Section 7.2 in respect of Indebtedness incurred pursuant to a U.S. Dollar-denominated basket shall not increase capacity to incur Indebtedness under such U.S. Dollar-denominated basket, and such U.S. Dollar-denominated basket shall be deemed to continue to be utilized by the amount of such Permitted Refinancing unless and until the Indebtedness incurred to effect such Permitted Refinancing is no longer outstanding. Notwithstanding the above, (I) all Indebtedness for borrowed money, and Guarantee Obligations in respect of Indebtedness for borrowed money, incurred by any Restricted Subsidiary that is a Non-Loan Party as Ratio Debt or under Section 7.2(j), (k), (p) or (u)(II) shall not exceed the greater of (i) $230,000,000 and (ii) the amount of 50% of Adjusted EBITDA, as of the end of the most recently ended Test Period at the time of such incurrence (the “Non-Loan Party Basket”), (II) any unsecured Indebtedness for borrowed money in excess of an aggregate principal amount of $115,000,000 (excluding any such Indebtedness among any of the Company or any of its Restricted Subsidiaries), that is incurred by a Non-U.S. Loan Party or Non-U.S. Subsidiary that is a Restricted Subsidiary (such Indebtedness, “Material Non-U.S. Indebtedness”), shall be subject to the Intercreditor Agreement and (III) any Indebtedness incurred by any Unrestricted Subsidiary shall be non-recourse to the Company, the Borrower and any of their Restricted Subsidiaries.

Notwithstanding the above, if any Indebtedness is incurred as a Permitted Refinancing of Indebtedness originally incurred pursuant to this Section 7.2, and such incurrence of Indebtedness would cause any applicable U.S. Dollar-denominated, Consolidated EBITDA, Adjusted EBITDA or financial ratio restriction contained in this Section 7.2 to be exceeded if calculated on the date of such Permitted Refinancing, such U.S. Dollar-denominated, Consolidated EBITDA, Adjusted EBITDA or financial ratio restriction, as applicable, shall be deemed not to have been exceeded so long as the principal amount of such Indebtedness is permitted to be incurred pursuant to the definition of “Permitted Refinancing”.

7.3            Liens. Create, incur or assume any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a)            Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Company or its Restricted Subsidiaries, as the case may be, to the extent required by the Applicable Accounting Standards;

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(b)            landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c)            pledges, deposits or statutory trusts in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)            deposits and other Liens to secure the performance of bids, government, trade and other similar contracts (other than for borrowed money), leases, subleases, statutory obligations, surety, judgment and appeal bonds, performance bonds, bank guarantees and other obligations of a like nature incurred in the ordinary course of business;

(e)            encumbrances shown as exceptions in the title insurance policies insuring the Mortgages, easements, zoning restrictions, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(f)            Liens (i) in existence on the Closing Date listed on Schedule 7.3(f) (or to the extent not listed on such Schedule 7.3(f), where the aggregate principal amount of the Indebtedness secured by such Lien is less than $5,000,000), (ii) securing Indebtedness permitted by Section 7.2(d) and (iii) created after the Closing Date in connection with any refinancing, refundings, or renewals or extensions thereof permitted by Section 7.2(d) (or, under the written arrangements as in effect at the time when the original Lien arose, could secure); provided that no such Lien is spread to cover any additional Property of the Company or any Restricted Subsidiary after the Closing Date (together with the proceeds or products thereof and other after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at the time when the original Lien arose, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition (and together with any replacements, additions, accessions and improvements thereto and any income or profits thereof or proceeds thereof or of the foregoing));

(g)            (i) Liens securing Indebtedness of the Company or any Restricted Subsidiary incurred pursuant to Sections 7.2(c), 7.2(e), 7.2(g), 7.2(i), 7.2(k), 7.2(p), 7.2(r), 7.2(u) and 7.2(v); provided that (A) in the case of any such Liens securing Indebtedness pursuant to Sections 7.2(g) or 7.2(k), such Liens do not at any time encumber any Property of the Borrower, the Company or any Guarantor other than Capital Stock of any Non-Pro Rata/TL Guarantor Subsidiary, (B) in the case of any such Liens securing Indebtedness incurred pursuant to Section 7.2(r), such Liens do not encumber any Property other than cash paid to any such insurance company in respect of such insurance, (C) in the case of any such Liens securing Indebtedness pursuant to Section 7.2(u)(I), such Liens exist at the time that the relevant Person becomes a Restricted Subsidiary (together with the proceeds or products thereof and other after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at the time when the original Lien arose, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition (and together with any replacements, additions, accessions and improvements thereto and any income or profits thereof or proceeds thereof or of the foregoing)) and are not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (except to the extent such Liens secure Indebtedness which refinanced other secured Indebtedness to facilitate such Person becoming a Restricted Subsidiary), (D) in the case of Liens securing Collateral pursuant to Sections 7.2(i), 7.2(p), 7.2(u)(II) or 7.2(v) (in the case of 7.2(v) subject to the Agreed Security

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Principles), such Liens are subject to the terms of an Applicable Intercreditor Agreement and (E) in the case of Liens securing Collateral pursuant to Sections 7.2(i), 7.2(p), 7.2(u)(II) or 7.2(v) (in the case of 7.2(v) subject to the Agreed Security Principles), such Liens if granted by Loan Parties shall not be secured by assets of the Loan Parties other than assets constituting Collateral and (ii) any extension, refinancing, renewal or replacement of the Liens described in clause (i) of this Section 7.3(g) in whole or in part; provided that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (or, under the written arrangements as in effect at the time when the original Lien arose, could secure) (plus improvements on such property, if any);

(h)            Liens created pursuant to the Loan Documents;

(i)              judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings;

(j)             Liens on Property or assets acquired pursuant to an acquisition permitted under Section 7.7 (and the proceeds thereof) or assets of a Restricted Subsidiary in existence at the time such Restricted Subsidiary is acquired pursuant to an acquisition permitted under Section 7.7 (or, under the written arrangements as in effect at the time when the original Lien arose, could secure) (together with the proceeds or products thereof and other after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at the time when the original Lien arose, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition (and together with any replacements, additions, accessions and improvements thereto and any income or profits thereof or proceeds thereof or of the foregoing)) and not created in contemplation thereof and Liens created after the Closing Date in connection with any refinancing, refundings, or renewals or extensions of the obligations secured thereby permitted hereunder;

(k)            (i) Liens on Property of Non-Loan Parties securing Indebtedness or other obligations not prohibited by this Agreement to be incurred by any Non-Loan Parties and (ii) Liens securing Indebtedness or other obligations of the Company or any Restricted Subsidiary in favor of any Loan Party;

(l)              receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;

(m)            Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;

(n)            Liens arising out of consignment or similar arrangements for the sale by the Company and its Restricted Subsidiaries of goods through third parties in the ordinary course of business;

(o)            Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with an Investment permitted by Section 7.7;

(p)            Liens deemed to exist in connection with Investments permitted by Section 7.7(b) that constitute repurchase obligations;

(q)            Liens upon specific items of inventory or other goods and proceeds of the Company or any of its Restricted Subsidiaries arising in the ordinary course of business securing such Person’s obligations in respect of bankers’ acceptances and letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

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(r)             Liens securing any Hedge Agreement or Cash Management Obligations permitted hereunder;

(s)            any interest or title of a lessor under any leases or subleases entered into by the Company or any Restricted Subsidiary in the ordinary course of business and any financing statement filed in connection with any such lease;

(t)             Liens on cash or Cash Equivalents used to defease or to satisfy and discharge Indebtedness, provided that such defeasance or satisfaction and discharge is not prohibited hereunder;

(u)            (i) Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and the Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business, (ii) Liens over bank accounts (and/or any rights or assets the subject of or related to the relevant arrangements), any netting or set-off arrangement entered into or Liens created by any member of the Group in the ordinary course of its banking arrangements or on standard banking terms and in favor of the relevant account holding bank or other relevant provider for the purpose of netting debit and credit balances of members of the Group or otherwise in connection with cash pooling, balance transfer, netting, set off or other cash management or similar/equivalent arrangements including any profit and loss arrangements and (iii) other Liens securing cash management obligations in the ordinary course of business;

(v)            Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(w)            Liens on Capital Stock in joint ventures securing obligations of such joint venture;

(x)             Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents;

(y)            Liens securing obligations in respect of trade-related letters of credit permitted under Section 7.2 and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(z)             other Liens securing a principal amount of obligations that do not exceed the greater of (i) $230,000,000 and (ii) the amount of 50% of Adjusted EBITDA, as of the end of the most recently ended Test Period at the time of incurrence of such obligation; provided that, any Lien securing assets that do not constitute Collateral shall not secure Indebtedness in excess of the greater of (x) $115,000,000 and (y) 25% of Adjusted EBITDA.

(aa) Liens of a collection bank on items in the course of collection arising under Section 4-208 of the UCC as in effect in the State of New York or any similar section under any applicable UCC or any similar Requirement of Law of any foreign jurisdiction;

(bb) non-exclusive licenses of Intellectual Property granted by the Company or any of its Restricted Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Company and its Restricted Subsidiaries, taken as a whole;

(cc) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments permitted by this Agreement; provided that such Liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in

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connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing or otherwise;

(dd)          trustees’ Liens granted pursuant to any indenture governing any Indebtedness not otherwise prohibited by this Agreement in favor of the trustee under such indenture and securing only obligations to pay compensation to such trustee, to reimburse its expenses and to indemnify it under the terms thereof;

(ee)          (i) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection and (ii) Liens encumbering reasonably customary initial deposits and margin deposits attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(ff)            Liens of assets of a Non-Pro Rata/TL Guarantor Subsidiary securing working capital, lines of credit and overdraft lines of such Non-Pro Rata/TL Guarantor Subsidiary to the extent permitted by this Agreement; and

(gg)          Liens on the Securitization Assets arising in connection with a Qualified Securitization Financing and Liens on any receivables transferred in connection with a Receivables Financing Transaction, including Liens on such receivables resulting from precautionary UCC filings or from re-characterization or any such sale as a financing or a loan.

7.4           Fundamental Changes. Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a)            (i) any Restricted Subsidiary may be merged, amalgamated or consolidated with or into the Borrower or the Company (provided that the Borrower or Company (as applicable) shall be the continuing or surviving corporation), (ii) any Restricted Subsidiary may be merged, amalgamated or consolidated with or into any Guarantor (provided that (x) a Guarantor shall be the continuing or surviving corporation or (y) substantially simultaneously with such transaction, the continuing or surviving corporation shall become a Guarantor and the Borrower or the Company (as applicable) shall comply with Section 6.9 in connection therewith) or (iii) any Restricted Subsidiary may be merged, amalgamated or consummated with or into another Restricted Subsidiary (other than the Borrower or the Company) if permitted as an Investment pursuant to Section 7.7;

(b)            any Non-Pro Rata/TL Guarantor Subsidiary may be merged or consolidated with or into, or be liquidated into, any other Non-Pro Rata/TL Guarantor Subsidiary that is a Restricted Subsidiary;

(c)            any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding-up or otherwise) to the Company or any Restricted Subsidiary;

(d)            the shares of the Company may be dematerialized and deposited in a securities account opened with an account bank located in Luxembourg so long a Luxembourg law governed security agreement is granted over the relevant securities account (the “Permitted Dematerialization”);

(e)            Dispositions permitted by Section 7.5 and any merger, dissolution, liquidation, consolidation, amalgamation, investment or Disposition, the purpose of which is to effect a Disposition permitted by Section 7.5 may be consummated;

(f)            any Investment expressly permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation;

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(g)            [Reserved]; and

(h)            any Restricted Subsidiary may liquidate or dissolve if (i) the Company determines in good faith that such liquidation or dissolution is in the best interest of the Company and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Loan Party, any assets or business of such Restricted Subsidiary not otherwise disposed of or transferred in accordance with Section 7.4 or 7.5 or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Loan Party or any other Restricted Subsidiary that a transfer would be permitted to be made to hereunder after giving effect to such liquidation or dissolution.

7.5           Dispositions of Property. Dispose of any of its owned Property (including receivables) whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a)            (i) the Disposition of surplus, obsolete or worn out Property in the ordinary course of business, (ii) the sale of defaulted receivables in the ordinary course of business, (iii) abandonment, cancellation or disposition of any non-material Intellectual Property in the ordinary course of business and (iv) sales, leases or other dispositions of inventory determined by the management of the Company to be no longer useful or necessary in the operation of the Business;

(b)            (i) the sale of inventory or other property in the ordinary course of business, (ii) the non-exclusive cross-licensing or licensing of Intellectual Property in the ordinary course of business, which is not material to the business of the Company and its Restricted Subsidiaries, taken as a whole and (iii) the contemporaneous exchange, in the ordinary course of business, of Property for Property of a like kind, to the extent that the Property received in such exchange is of a Fair Market Value equivalent to the Fair Market Value of the Property exchanged (provided that after giving effect to such exchange, the Fair Market Value of the Property of the Borrower, the Company or any Guarantor subject to Liens in favor of the Security Agent under the Security Documents is not materially reduced);

(c)            Dispositions permitted by Section 7.4 (other than Section 7.4(e));

(d)            the sale or issuance of (i) any Subsidiary’s Capital Stock to the Company or any Restricted Subsidiary; provided that the sale or issuance of Capital Stock of an Unrestricted Subsidiary to Company or any Restricted Subsidiary is otherwise permitted by Section 7.7, (ii) the Capital Stock of any Non-Pro Rata/TL Guarantor Subsidiary that is a Restricted Subsidiary to any other Non-Pro Rata/TL Guarantor Subsidiary that is a Restricted Subsidiary and (iii) the Capital Stock of any Subsidiary that is an Unrestricted Subsidiary to any other Subsidiary that is an Unrestricted Subsidiary, in each case, including in connection with any tax restructuring activities not otherwise prohibited hereunder;

(e)            (x) the Disposition of other assets for Fair Market Value; provided that (i) subject to Section 1.6, no Event of Default is continuing or would result therefrom, (ii) in the case of a Disposition having a Fair Market Value in excess of the greater of (I) $25,000,000 and (II) 5% of Adjusted EBITDA as of the end of the most recently ended Test Period as of the date such Disposition is made (or, at the option of the Company, at the time a binding agreement is entered into in respect of such Disposition), at least 75% of the total consideration (excluding any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) for any such Disposition received by the Company and its Restricted Subsidiaries is in the form of cash or Cash Equivalents and other Designated Noncash Consideration treated as cash so long as the total Designated Noncash Consideration outstanding as of the date such Disposition is made (or, at the option of the Company, at the time a binding agreement is entered into in respect of such Disposition) does not exceed the greater of (x) $115,000,000 and (y) 25% of Adjusted EBITDA, as of the end of the most recently ended Test Period, in the aggregate, and (iii) the requirements of Section 2.12(b), to the extent applicable, are complied with in connection therewith and (y) the Disposition of assets that are necessary

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or advisable, in the good faith judgment of the Company, in order to obtain the approval of any Governmental Authority to consummate or avoid the prohibition or other restrictions on the consummation of any Permitted Acquisition or any Investment permitted by Section 7.7; provided further that, in no event shall a Disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries be made in reliance on this Section 7.5(e);

(f)             (i) any Recovery Event; provided that the requirements of Section 2.12(b) are complied with in connection therewith and (ii) any event that would constitute a Recovery Event but for the Dollar threshold set forth in the definition thereof;

(g)            the leasing, occupancy agreements or sub-leasing of Property that would not materially interfere with the required use of such Property by the Company or its Restricted Subsidiaries;

(h)             the transfer for Fair Market Value of Property (including Capital Stock of Subsidiaries) to another Person in connection with a joint venture arrangement with respect to the transferred Property; provided that such transfer is permitted under Section 7.7(h), (v) or (z);

(i)              the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any factoring arrangements or bulk sale or financing of receivables);

(j)             transfers of condemned Property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such Property as part of an insurance settlement;

(k)            the Disposition of any Immaterial Subsidiary or any Unrestricted Subsidiary; provided that the aggregate Fair Market Value of Dispositions of Immaterial Subsidiaries shall not exceed the greater of (i) $25,000,000 and (ii) 5.0% of Adjusted EBITDA for the most recently ended Test Period as of the date such Disposition is made;

(l)             the transfer of Property (including Capital Stock of Subsidiaries) of the Borrower, the Company or any Guarantor to the Company or any Restricted Subsidiary for Fair Market Value;

(m)            the transfer of Property by the Company or any Restricted Subsidiary to the Company or any Restricted Subsidiary;

(n)            the sale of cash or Cash Equivalents in the ordinary course of business;

(o)            (i) Liens permitted by Section 7.3, (ii) Restricted Payments permitted by Section 7.6 (other than Section 7.6(i)), (iii) Investments permitted by Section 7.7 and (iv) Restricted Debt Payments permitted by Section 7.11 (other than Section 7.11(e));

(p)            Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; provided that the requirements of Section 2.12(b), to the extent applicable, are complied with in connection therewith;

(q)            a true lease or sublease of real property not materially interfering with the conduct of the business of the Company or any of its Restricted Subsidiaries, in each case so long as no such grant otherwise affects the Security Agent’s security interest in the asset or property subject thereto;

(r)            Dispositions of the assets set forth on Schedule 7.5(r);

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(s)            any Disposition, in a single transaction or a series of related transactions, of any asset or assets having a fair market value, as determined by a Responsible Officer of the Company in good faith, of not more than as of the applicable date below the greater of (x) $47,500,000 and (y) 10% of Adjusted EBITDA for the most recently ended Test Period as of the date such Disposition is made (or, at the option of the Company, at the time a binding agreement is entered into in respect of such Disposition) in any fiscal year;

(t)             Dispositions required to be made in connection with or relating to the AOL Acquisition or the Eventbrite Acquisition;

(u)            Disposition of Securitization Assets or related assets in connection with any Qualified Securitization Financing, any Receivables Financing Transaction or factoring not to exceed the greater of (i) $92,500,000 and (ii) 20% of Adjusted EBITDA; provided, that such Dispositions shall be for no less than the fair market value of such property at the time of such Disposition;

(v)            Disposition made in connection with any Permitted IPO/Tax Reorganization; and

(w)           Dispositions of Property between or among the Company and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (v) above.

7.6           Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Company or any Restricted Subsidiary, whether in cash or Property (collectively, “Restricted Payments”), except:

(a)            the Company and its Restricted Subsidiaries may make Restricted Payments in an amount not to exceed the Available Amount at the time of such Restricted Payment so long as (i) no Event of Default is continuing or would result therefrom and (ii) solely in the case of any Restricted Payment made in reliance of the Starter Basket and/or CNI Builder Basket in the Available Amount, the Consolidated Net Total Leverage Ratio shall not exceed 2.25 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period at the time of such Restricted Payment;

(b)            the Company and its Restricted Subsidiaries may make any Restricted Payments so long as (i) no Event of Default is continuing or would result therefrom and (ii) the Consolidated Net Total Leverage Ratio shall not exceed 1.25 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period at the time of such Restricted Payment;

(c)            the Company may make Restricted Payments in the form of Capital Stock of the Company;

(d)            the Company or any Restricted Subsidiary may make Restricted Payments to, directly or indirectly, purchase the Capital Stock of the Company from present or former officers, directors, consultants, agents or employees (or their estates, trusts, family members or former spouses) of the Company, any of its Subsidiaries or any Parent Entity upon the death, disability, retirement or termination of the applicable officer, director, consultant, agent or employee or pursuant to any equity subscription agreement, stock option or equity incentive award agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement; provided that the aggregate amount of payments under this clause (d) in any fiscal year of the Company shall not exceed the sum of (i) the greater of (x) $47,500,000 and (y) 10% of Adjusted EBITDA as of the end of the most recently ended Test Period, plus (ii) any proceeds received from key man life insurance policies, plus (iii) any proceeds received by the Company during such fiscal year from sales of the Capital Stock of the Company to directors, consultants, officers or employees of the Company, any of its Subsidiaries or any Parent Entity in connection with permitted

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employee compensation and incentive arrangements; provided that any Restricted Payments permitted (but not made) pursuant to this clause (d) in any prior fiscal year may be carried forward to any subsequent calendar year, and provided, further, that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary by any member of management of the Company, any of its Subsidiaries or any Parent Entity in connection with a repurchase of the Capital Stock of the Company will not be deemed to constitute a Restricted Payment for purposes of this Section 7.6;

(e)            so long as no Event of Default is continuing or would result therefrom, Restricted Payments in an aggregate amount not to exceed as of the date the Restricted Payment is made the greater of (x) $115,000,000 and (y) 25.0% of Adjusted EBITDA as of the end of the most recently ended Test Period (less any amounts redesignated to the General Investment Basket or the General RDP Basket) (the “General RP Basket”);

(f)            Restricted Payments (i) for franchise and excise taxes and other fees and expenses of direct and indirect parents of the Company or the Borrower, as applicable, attributable to the Company or the Borrower, as applicable, and any of their Subsidiaries necessary to maintain their corporate existence and (ii) to pay the consolidated, affiliated, unitary or similar U.S. or non-U.S., national, federal, provincial, state and local tax liabilities of any direct or indirect parent of the Company or the Borrower, as applicable, to the extent such Restricted Payments cover Taxes that are attributable to the taxable income and profits of the Company and/or the Borrower and their Subsidiaries, but not to exceed the Taxes of the Company and/or the Borrower and their Subsidiaries would have owed on a standalone basis and without duplication of any Taxes actually paid or withheld by the Company, the Borrower or any of their Subsidiaries.

(g)            Restricted Payments in respect of (i) finance payments under servicing agreements and (ii) remuneration and administrative costs of directors and employee, in each case, of a Parent Entity and not to exceed the greater of (x) $50,000,000 and (y) 7.5% of Adjusted EBITDA as of the end of the most recently ended Test Period;

(h)            Restricted Payments made in connection with any Permitted IPO/Tax Reorganization;

(i)             to the extent constituting Restricted Payments, the Company and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Sections 7.4, 7.5, 7.7, 7.9 and 7.11;

(j)             any Restricted Subsidiary of the Company may declare and pay cash dividends to its equity holders generally so long as the Company or its Restricted Subsidiaries which own the equity interests in the Restricted Subsidiary paying such dividend receives at least its proportional share thereof (based upon its relative holding of the equity interests in the Restricted Subsidiary paying such dividends and taking into account the relative preferences, if any, of the various classes of equity interest of such Restricted Subsidiary);

(k)            to the extent constituting Restricted Payments, the Company and its Restricted Subsidiaries may consummate Permitted Refinancings of any Junior Financing to the extent such Permitted Refinancing is permitted under Section 7.2;

(l)             the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(m)            Restricted Payments that are made with Excluded Contributions; and

(n)            distributions or payments of Securitization Fees.

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7.7           Investments. Make any advance or loan, any guarantee of Indebtedness, or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or all or substantially all of the assets constituting an ongoing business from, or make any other similar investment in, any other Person (all of the foregoing, “Investments”), except:

(a)            (i) extensions of trade credit in the ordinary course of business and (ii) purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property, in each case in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments;

(b)            Investments in cash and Cash Equivalents and Investments that were Cash Equivalents when made;

(c)            Investments arising in connection with (i) the incurrence of Indebtedness permitted by Section 7.2 to the extent arising as a result of Indebtedness among the Company or any Restricted Subsidiary and Guarantee Obligations permitted by Section 7.2 and payments made in respect of such Guarantee Obligations, (ii) the forgiveness or conversion to equity of any Indebtedness permitted by Section 7.2 and (iii) guarantees by any Company or any Restricted Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(d)            loans and advances to employees, consultants or directors of any the Company or any of its Restricted Subsidiaries in an aggregate principal amount (for and all Restricted Subsidiaries) not to exceed the greater of (x) $25,000,000 and (y) 5% of Adjusted EBITDA as of the end of the most recently ended Test Period at the time of such loan or advance (excluding (for purposes of such cap) tuition advances, travel and entertainment expenses, but including relocation expenses);

(e)            Investments by the Company or any of its Restricted Subsidiaries in the Company or any Restricted Subsidiary;

(f)             Permitted Acquisitions and pre-existing Investments held by Persons acquired in Permitted Acquisitions or acquired in connection with Permitted Acquisitions (and not in contemplation thereof), subject to compliance with Section 7.10 and so long as no Event of Default is continuing or would result therefrom on the date of consummation thereof (or, at the option of the Borrower, the date of entry into a binding agreement with respect to such Permitted Acquisition);

(g)            loans by the Company or any of its Restricted Subsidiaries to the employees, officers or directors of the Company or any of its Restricted Subsidiaries in connection with management incentive plans;

(h)            Investments by the Company and its Restricted Subsidiaries in joint ventures or similar arrangements and Restricted Subsidiaries that are not Guarantors in an aggregate amount at any one time outstanding (for the Company and all Restricted Subsidiaries), not to exceed the greater of (x) $140,000,000 and (y) 30% of Adjusted EBITDA as of the end of the most recently ended Test Period at the time of any such Investment;

(i)            Investments (including debt obligations) received in the ordinary course of business by the Company or any Restricted Subsidiary in connection with the bankruptcy or reorganization of suppliers, customers and other Persons and in settlement of delinquent obligations of, and other disputes with, suppliers, customers and other Persons arising out of the ordinary course of business;

(j)             [reserved];

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(k)            Investments in existence on, or pursuant to legally binding written commitments in existence on, the Closing Date and, to the extent the fair market value of such Investment exceeds $5,000,000 individually, listed on Schedule 7.7 and, in each case, any extensions or renewals thereof, so long as the amount of any Investment made pursuant to this clause (k) is not increased;

(l)             Investments of the Company or any Restricted Subsidiary under Hedge Agreements permitted hereunder;

(m)            Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary; provided that such Investment was not made in connection with or in anticipation of such Person becoming a Restricted Subsidiary;

(n)            [Reserved];

(o)            Investments consisting of (i) accounts receivables incurred in the ordinary course of business and consistent with past practice, (ii) negotiable instruments held for collection in the ordinary course of business and consistent with past practice, (iii) lease, utility and other similar deposits in the ordinary course of business, and (iv) securities of trade creditors or customers that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(p)            any Investment made in connection with any Permitted IPO/Tax Reorganization;

(q)            Investments arising directly out of the receipt by the Company or any Restricted Subsidiary of non-cash consideration for any sale of assets permitted under Section 7.5;

(r)            Investments resulting from pledges and deposits referred to in Sections 7.3(c) and (d);

(s)            Investments consisting of the non-exclusive licensing of Intellectual Property pursuant to joint marketing arrangements with other persons;

(t)             any Investment in a Non-U.S. Subsidiary to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Non-U.S. Subsidiary;

(u)            Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(v)            additional Investments so long as the aggregate amount thereof outstanding at no time exceeds the sum of the greater of (x) $115,000,000 and (y) 25% of Adjusted EBITDA as of the end of the most recently ended Test Period at the time of such Investment (plus any amount which the Company may, from time to time, elect to be redesignated from the General RP Basket and/or the General RDP Basket) (this clause (v), the “General Investment Basket”);

(w)            advances of payroll payments to employees, or fee payments to directors or consultants, in the ordinary course of business;

(x)            Investments in Unrestricted Subsidiaries so long as the aggregate amount thereof outstanding at no time exceeds the greater of (x) $140,000,000 and (y) 30% of Adjusted EBITDA as of the end of the most recently ended Test Period at the time of such Investment;

(y)            the AOL Acquisition and the Eventbrite Acquisition;

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(z)             any Investment so long as (x) no Event of Default is continuing immediately after giving effect thereto and (y) the Consolidated Net Total Leverage Ratio shall not exceed 2.25 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period at the time of such Investment;

(aa)           Investments that are made with Excluded Contributions;

(bb)      Investments in an amount not to exceed the Available Amount as of the date such Investment so long as (i) no Event of Default is continuing or would result therefrom and (ii) solely in the case of any Investment made in reliance of the Starter Basket and/or CNI Builder Basket in the Available Amount, the Consolidated Net Total Leverage Ratio shall not exceed 2.25 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period at the time of such Investment;

(cc)       Investments of the Company or any Restricted Subsidiary in an aggregate outstanding amount not to exceed as of the date of such Investment an amount equal to (i) 100% of the aggregate amount of Restricted Payments that could be made at the time of such incurrence pursuant to Section 7.6(e) at such time plus (ii) without duplication of clause (i) above, 100% of the aggregate amount of Restricted Debt Payments that could be made pursuant to Section 7.11(h) at such time; provided that the aggregate amount incurred under this clause (cc) (and not reclassified) shall reduce the corresponding basket under Section 7.6(e) or Section 7.11(h), if applicable, on a dollar for dollar basis; provided further that no Investments in Unrestricted Subsidiaries shall be permitted pursuant to this clause (cc);

(dd)       Investments in Indebtedness of the Company or any of its Restricted Subsidiaries; provided that an Investment in Junior Financing will be treated as a repayment thereof for purposes of compliance with the covenant described in Section 7.11 and such Investment will be permitted only to the extent a repayment of such Junior Financing would be permitted at the time of such Investment;

(ee)       Investments, including loans and advances, to any Parent Entity so long the Company or any Restricted Subsidiary would otherwise be permitted to make a Restricted Payment in such amount; provided that the amount of any such Investment will be deemed to be a Restricted Payment under the appropriate clause of Section 7.6 for all purposes of this Agreement;

(ff)        guarantees permitted under Section 7.2;

(gg)      (i) Investments in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing; provided, that any such Investment in a Securitization Subsidiary is of Securitization Assets or equity, and (ii) distributions or payments of Securitization Assets and Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing; provided, however, that such Investments, distributions, purchases and payments, in the good faith determination of the Borrower, are necessary or advisable to effect any Qualified Securitization Financing (including any contribution of replacement or substitute assets to such subsidiary) or any repurchase obligation in connection therewith; and

(hh) Investments in Topco by the Company or any of its Restricted Subsidiaries for the purpose of purchasing equity interests issued by the Topco (“Incentive Shares”) in connection with any share incentive scheme or profit-sharing schemes or management or equity incentive plan or directors’ or contractors’ or suppliers’ incentive plan of the Company and its Subsidiaries; provided, that the net cash proceeds received by Topco as a result of the purchase of such Incentive Shares shall be reasonably promptly contributed by Topco to the Company or its Restricted Subsidiaries (provided further, that such contribution shall not be included in the calculation of, or increase, the Available Amount, Excluded Contribution or Contribution Indebtedness).

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Notwithstanding anything to the contrary herein, (i) neither the Company nor the Borrower shall, nor shall they permit any of their respective Restricted Subsidiaries to, designate any Restricted Subsidiary as an Unrestricted Subsidiary or make any Investment in an Unrestricted Subsidiary, except to the extent such designation or Investment is made, and permitted to be made, pursuant to Section 7.7(x), (ii) any direct or indirect Disposition (whether through one or more investments, designations of restricted subsidiaries, dispositions, exclusive licenses, dividends, repurchases, mergers, amalgamations, consolidations or otherwise) of any assets from the Company or any Restricted Subsidiary to an Unrestricted Subsidiary shall be treated as, and deemed to be, an Investment in an Unrestricted Subsidiary that must be made pursuant to, and that is subject to the caps set forth in Section 7.7(x), (iii) no Investment made pursuant to Section 7.7(x) (including any Investment deemed to be made pursuant to Section 7.7(x)) may be reclassified and (iv) no sale proceeds or return of (or return on) capital in respect of any Investment made Section 7.7(x) will replenish or regrow capacity to make any Investments pursuant to Section 7.7(x) or otherwise.

It is further understood and agreed that for purposes of determining the value of any Investment outstanding for purposes of this Section 7.7, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any returns on such Investment (not to exceed the original amount invested).

7.8           Changes in Fiscal Periods. Permit any changes to the fiscal year of the Company unless agreed to by the Administrative Agent in its reasonable discretion; provided, that the Company may, upon written notice to the Administrative Agent, change its fiscal year in accordance with Applicable Accounting Standards, and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect any such change in fiscal year permitted by this Section 7.8.

7.9           Negative Pledge Clauses. Enter into any agreement that prohibits or limits the ability of the Company or any of its Restricted Subsidiaries that are Material Subsidiaries to create, incur or assume any Lien upon any of its Property, whether now owned or hereafter acquired, to secure the Obligations granted or required to be granted under the Loan Documents, other than:

(a)            this Agreement, the other Loan Documents, the Intercreditor Agreement and any Other Intercreditor Agreement;

(b)            any agreements governing Indebtedness and/or other obligations secured by a Lien permitted by this Agreement (in which case, any prohibition or limitation shall only be effective against the assets subject to such Liens permitted by this Agreement);

(c)            [reserved];

(d)            Contractual Obligations incurred in the ordinary course of business and on customary terms which limit Liens on the assets subject of the applicable Contractual Obligation;

(e)            any agreements regarding Indebtedness or other obligations of any Non-Pro Rata/TL Guarantor Subsidiary not prohibited under Section 7.2 (in which case, any prohibition or limitation shall only be effective against the assets of such Non-Pro Rata/TL Guarantor Subsidiary and its Subsidiaries);

(f)            prohibitions and limitations in effect on the Closing Date and listed on Schedule 7.9;

(g)            customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures not prohibited by this Agreement;

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(h)            customary provisions restricting the subletting or assignment of any lease governing a leasehold interest;

(i)             customary restrictions and conditions contained in any agreement relating to any Disposition of Property not prohibited hereunder;

(j)             any agreement in effect at the time any Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary;

(k)             restrictions imposed by applicable law;

(l)              restrictions in any agreements or instruments relating to any Indebtedness permitted to be incurred by this Agreement (including indentures, instruments or agreements governing any Additional Obligations, indentures, instruments or agreements governing any Permitted Debt Exchange Notes, indentures, instruments or agreements governing any Permitted Refinancing Obligations, indentures, instruments or agreements governing any Rollover Indebtedness and indentures, instruments or agreements governing any Permitted Refinancings of each of the foregoing) (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially more restrictive on the Restricted Subsidiaries than the encumbrances contained in this Agreement (as determined in good faith by the Company) or (ii) if such encumbrances and restrictions are customary for similar financings in light of prevailing market conditions at the time of incurrence thereof (as determined in good faith by the Company) and the Company determines in good faith that such encumbrances and restrictions would not reasonably be expected to materially impair the Company’s ability to create and maintain the Liens on the Collateral pursuant to the Security Documents;

(m)            restrictions in respect of Indebtedness secured by Liens permitted by Sections 7.3(g) and 7.3(z) relating solely to the assets or proceeds thereof secured by such Indebtedness to the extent required to be so limited by such Sections;

(n)            customary provisions restricting assignment of any agreement entered into in the ordinary course of business; and

(o)            customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is sold and such sale is permitted hereunder.

7.10         Lines of Business. Enter into any business, either directly or through any of its Restricted Subsidiaries, except for a Permitted Business or a business reasonably related thereto or that are reasonable extensions thereof.

7.11         Restricted Debt Payments. Make any payment on account of, or set apart assets for a sinking or other analogous fund for the optional prepayment, redemption, purchase, defeasement or satisfaction in cash, prior to the scheduled maturity thereof, of any Junior Financing, whether now or hereafter outstanding (collectively, “Restricted Debt Payments”), except:

(a)            the Company and its Restricted Subsidiaries may make Restricted Debt Payments in an amount not to exceed the Available Amount at the time of such Restricted Debt Payment so long as (i) no Event of Default is continuing or would result therefrom and (ii) solely in the case of any Restricted Debt Payment made in reliance of the Starter Basket and/or CNI Builder Basket in the Available Amount, the Consolidated Net Total Leverage Ratio shall not exceed 2.25 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period at the time of such Restricted Debt Payment;

(b)            the Company and its Restricted Subsidiaries may make any Restricted Debt Payments so long as (i) no Event of Default is continuing or would result therefrom and (ii) the

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Consolidated Net Total Leverage Ratio shall not exceed 1.25 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period at the time of such Restricted Debt Payment;

(c)            any payments or distributions in respect of any Junior Financing made during the 12-month period prior to the final stated maturity of such Junior Financing;

(d)            any payment that is intended to prevent any Junior Financing from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code;

(e)            to the extent constituting Restricted Debt Payments, the Company and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Sections 7.4, 7.5, 7.6, 7.7 and 7.9;

(f)             to the extent constituting Restricted Debt Payments, the Company and its Restricted Subsidiaries may consummate Permitted Refinancings of any Junior Financing to the extent such Permitted Refinancing is permitted under Section 7.2;

(g)            the consummation of any redemption within 60 days after the giving of a redemption notice, as applicable, if at the date of giving of such notice such payment would have complied with the provisions of this Agreement;

(h)            Restricted Debt Payments in the form of voluntary or optional prepayments or repurchases, retirements, redemptions, defeasance or satisfaction of any Junior Financing in an amount not to exceed the greater of (x) $115,000,000 and (y) 25% of Adjusted EBITDA as of the end of the most recently ended Test Period at the time of such payment (plus any amount which the Company may, from time to time, elect to be redesignated from the General RP Basket and less any amounts redesignated to the General Investment Basket) (this clause (h), the “General RDP Basket”);

(i)             the conversion or exchange of any Junior Financing into or for Capital Stock of the Company or any Parent Entity or other Junior Financing permitted under Section 7.2;

(j)             (i) payments of regularly scheduled principal and interest; (ii) mandatory offers to repay, repurchase or redeem (including in connection with the Net Cash Proceeds of Asset Sales); (iii) mandatory prepayments of principal, premium and interest; and (iv) payments of fees, expenses and indemnification obligations, in each case, with respect to such Junior Financing; and

(k)             Restricted Debt Payments that are made with Excluded Contributions.

7.12         Financial Covenant. On the last day of any Test Period (commencing with the Test Period ending on the last day of the first full fiscal quarter ending after the Closing Date), the Borrower shall not permit the Consolidated Net Total Leverage Ratio as of such day to exceed 4.00 to 1.00 (the “Financial Covenant”).

7.13         Material Intellectual Property.

(a)            No U.S. Loan Party shall sell, exclusively lease, exclusively sublease, dispose of or otherwise transfer any Material Intellectual Property held by such U.S. Loan Party to any other Loan Party or any of their Subsidiaries unless it is a U.S. Loan Party or, to the extent such Material Intellectual Property is subject to a Lien in favor of the Security Agent pursuant to a security agreement governed by the laws of the Netherlands, a Dutch Loan Party (provided that, for the avoidance of doubt, this Section 7.13(a) shall not restrict the ability of the Company and its Subsidiaries to enter into non-exclusive licenses, leases or sub-leases with the Company and/or its Subsidiaries).

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(b)            To the extent any Material Intellectual Property of a Dutch Loan Party is subject to a pledge, security or other Lien in favor of Security Agent pursuant to a security agreement governed under the laws of the Netherlands, no Dutch Loan Party shall sell, exclusively lease, exclusively sublease, dispose of or otherwise transfer any Material Intellectual Property held by such Dutch Loan Party to any other Loan Party or any of their Subsidiaries unless it is a Dutch Loan Party or a U.S. Loan Party (provided that, for the avoidance of doubt, this Section 7.13(b) shall not restrict the ability of the Company and its Subsidiaries to enter into non-exclusive licenses, leases or sub-leases with the Company and/or its Subsidiaries).

(c)            No Loan Party or Restricted Subsidiary shall sell, exclusively lease, exclusively sublease, dispose of or otherwise transfer (other than non-exclusive licenses) Material Intellectual Property to an Unrestricted Subsidiary, and no Unrestricted Subsidiary shall own any Material Intellectual Property; provided that, for the avoidance of doubt, this Section 7.13(c) shall not restrict the ability of (i) the Company and its Subsidiaries to enter into non-exclusive licenses, leases or sub-leases with the Company and/or its Subsidiaries or (ii) an Unrestricted Subsidiary to develop its own intellectual property.

(d)            None of the Company, the Borrower nor any Restricted Subsidiary shall grant, pledge, mortgage or collaterally assign any Liens on Material Intellectual Property as security in respect of any Indebtedness for borrowed money (other than any Indebtedness for borrowed money between the Company and its Restricted Subsidiaries), unless such Material Intellectual Property secures the Obligations on pari passu or greater basis.

7.14         Amendments to Organizational Documents. Make any amendment, restatement, change or other modification to an Organizational Document of any Loan Party in a manner material and adverse to the interests of the Lenders (as determined in good faith by the Company).

SECTION 8.      EVENTS OF DEFAULT

8.1           Events of Default. If any of the following events shall occur and be continuing:

(a)            The Borrower shall fail to pay (i) any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms hereof or (ii) any interest owed by it on any Loan or Letter of Credit or any other amount payable by it hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)            Any representation or warranty made or deemed made by Holdings or any Loan Party herein or in any other Loan Document or that is contained in any certificate or other document furnished by it at any time under or in connection with this Agreement or any such other Loan Document, shall in either case prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; provided that, to the extent such representation or warranty is capable of being cured, such default shall continue unremedied for a period of 30 days from the earlier of (i) notice thereof from the Administrative Agent to the Borrower and (ii) the date that a Responsible Officer of a Loan Party had actual knowledge of such default; or

(c)            Any Loan Party shall default in the observance or performance of any agreement contained in Section 6.4(a) (solely with respect to the Borrower’s existence), Section 6.8(a), Section 6.13(b) or Section 7; or

(d)            Any Loan Party or Holdings shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8.1), and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date that the Borrower receives from the Administrative Agent or the

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Required Lenders notice of the existence of such default and (ii) the date that a Responsible Officer of any Loan Party had actual knowledge of such default; or

(e)            The Company or any of its Restricted Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness for Borrowed Money (excluding the Loans or Letters of Credit) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money was created; or (ii) default in making any payment of any interest on any such Indebtedness for Borrowed Money (excluding the Loans or Letters of Credit) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness for Borrowed Money or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default shall occur, the effect of which payment or other default or other event of default is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness for Borrowed Money to become due prior to its Stated Maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or to become payable; provided that (A) other than with respect to loans under the Existing Facilities Agreements, a default, event or condition described in this paragraph shall not at any time constitute an Event of Default unless, at such time, one or more defaults or events of default of the type described in this paragraph shall have occurred and be continuing with respect to Indebtedness for Borrowed Money the outstanding principal amount of which individually exceeds the greater of $92,500,000 and 20% of Adjusted EBITDA as of the end of the most recently ended Test Period, and in the case of Indebtedness for Borrowed Money of the types described in clauses (i) and (ii) of the definition thereof, with respect to such Indebtedness which exceeds such amount either individually or in the aggregate and (B) this paragraph (e) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer, destruction or other disposition of the Property or assets securing such Indebtedness for Borrowed Money if such sale, transfer, destruction or other disposition is not prohibited hereunder and under the documents providing for such Indebtedness or (ii) any Guarantee Obligations except to the extent such Guarantee Obligations shall become due and payable by any Loan Party and remain unpaid after any applicable grace period or period permitted following demand for the payment thereof; or

(f)            (i) Holdings, the Borrower, the Company or any of its Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts (other than as expressly permitted under Section 7.4), or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the Borrower, the Company or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Company or any of its Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings, the Borrower, the Company or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Borrower, the Company or any of its Significant Subsidiaries shall consent to or approve of, or acquiesce in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings, the Borrower, the Company or any of its Significant

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Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)            (i) the Borrower or any of its Subsidiaries shall incur any liability in connection with any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) a failure to meet the minimum funding standards (as defined in Section 302(a) of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower, any of its Subsidiaries or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, (iv) any Single Employer Plan shall terminate in a distress termination under Section 4041(c) of ERISA or in an involuntary termination by the PBGC under Section 4042 of ERISA, or (v) the Borrower, any of its Subsidiaries or any Commonly Controlled Entity shall, or is reasonably likely to, incur any liability as a result of a withdrawal from, or the Insolvency of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(h)            One or more judgments or decrees shall be entered against the Company or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) involving the Company and any such Restricted Subsidiaries taken as a whole a liability (not paid or fully covered by third-party insurance or effective indemnity) equal to, or in excess of the greater of $92,500,000 and 20% of Adjusted EBITDA as of the end of the most recently ended Test Period (net of any amounts which are covered by insurance or an effective indemnity), and all such judgments or decrees shall not have been vacated, discharged, dismissed, stayed or bonded within 30 days from the entry thereof; or

(i)             (i) Any pledge agreements over the Capital Stock of the Company or Borrower and any other Security Documents covering a material portion of the Collateral (in each case, subject to the Legal Reservations, the Perfection Exceptions, the Perfection Requirements and the Agreed Security Principles), shall cease, for any reason (other than by reason of the express release thereof in accordance with the of the relevant Security Documents, the Intercreditor Agreement and this Agreement) to be in full force and effect or shall be asserted in writing by Holdings, the Company or any Guarantor not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document (in each case, subject to the Legal Reservations, the Perfection Exceptions, the Perfection Requirements and the Agreed Security Principles), with respect to any material portion of the Collateral of Holdings, the Company and its Restricted Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that (x) any such loss of perfection or priority results from limitations of foreign laws, rules and regulations as they apply to pledges of Capital Stock in Non-U.S. Subsidiaries or the application thereof, or from the Security Agent no longer having possession of certificates actually delivered to it representing securities pledged under the Security Documents or a UCC filing (or similar filing under any non-U.S. law) having lapsed because a UCC continuation statement (or similar filings under any non-U.S. law) was not filed in a timely manner or (y) such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer, (iii) the Guarantee Obligations pursuant to the Guaranty by any Loan Party of any of the Obligations (in each case, subject to the Legal Reservations), shall cease to be in full force and effect (other than in accordance with the terms thereof), or such Guarantee Obligations shall be asserted in writing by any Loan Party not to be in effect or not to be legal, valid and binding obligations or (iv) without duplication of the foregoing, any material provision of any other Loan Document shall cease to, or shall be asserted in writing by Holdings, the Company or any Guarantor not to be, a legal, valid and binding obligation of any party thereto;

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(j)             a Change of Control shall have occurred; or

(k)            to the extent then in effect, the Intercreditor Agreement or any Other Intercreditor Agreement (in each case, subject to the Legal Reservations) shall cease, for any reason (other than by reason of the express release thereof in accordance with the terms thereof or hereof) to be in full force and effect or shall be asserted in writing by Holdings, the Company or any Guarantor not to be a legal, valid and binding obligation of any party thereto;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower under the Bankruptcy Code of the United States, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable and (B) if such event is any other Event of Default, either or both of the following actions may be taken with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company: (i) declare the Revolving Commitments and the Tranche A Term Commitments to be terminated forthwith; and (ii) declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been backstopped or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower then due and owing hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 8.1 or otherwise in any Loan Document, presentment, demand and protest of any kind are hereby expressly waived by the Company.

(l)             Notwithstanding the foregoing, until the expiry of the applicable Clean-up Period, a breach of any representation or warranty or any covenant in this Agreement or any Loan Documents existing by reason of circumstances existing on the closing date of the relevant acquisition or Investment and relating solely to the business or operations of any member of the relevant target group which is the subject of such acquisition or Investment (or any obligation to procure or ensure in relation thereto) shall not constitute a Default or Event of Default during the Clean-up Period if and for so long as the circumstances giving rise to such breach: (i) are capable of being cured during the Clean-Up Period and the Company are using reasonable efforts to cure such breach (it being understood for the avoidance of doubt that untrue disclosure or financial statements cannot be cured by amending, supplementing or restating such disclosure or financial statements); (ii) have not been knowingly caused or approved by the Company; and (iii) have not had, and would not reasonably be expected to have, a Material Adverse Effect; provided that (x) the Company shall give the Lenders notice of such breach upon obtaining knowledge thereof by the Company or any of its Restricted Subsidiaries and the steps it is taking to cure such steps and (y) if the relevant circumstances are continuing at the end of the Clean-Up Period, the Default or Event of Default, as applicable, shall be deemed to occur immediately at the end of the Clean-Up Period.

Notwithstanding the foregoing, any Default or Event of Default arising from any failure to deliver a notice of Default with respect to any Default or Event of Default or any other information or documentation required to be delivered within a specified time period shall automatically be deemed cured and to be no longer continuing immediately upon either (i) the delivery of such notice, information or documentation,

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as applicable or (ii) in the case of a notice of Default with respect to any Default or Event of Default, the cessation of the existence of the underlying Default or Event of Default, so long as in each case at such time the Facilities have not been accelerated by the Lenders pursuant to Section 8.2; provided that the foregoing shall not be applicable (x) with respect to any notice of Default or Event of Default if the Borrower knowingly and willfully fails to give timely notice to the Administrative Agent and the Lenders of such Default or Event of Default required to be given under the Loan Documents, (y) in the case of a Default or Event of Default due to failure to observe or perform the obligations under Sections 6.1(a), 6.1(b), 6.2(a) or 6.2(b) or (z) if such cure results in material impairment of the rights and remedies of the Lenders or the Administrative Agent with respect to any other Default or Event of Default other than the specific Default or Event of Default automatically deemed cured for purposes of this paragraph.

For the avoidance of doubt, Excluded Swap Obligations with respect to a Loan Party shall not be paid with amounts received from such Loan Party but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations set forth above in this Section.

8.2           Right to Cure. Notwithstanding anything to the contrary contained in Section 8.1, in the event that the Borrower fails (or, but for the operation of this Section 8.2, would fail) to comply with the requirements of the Financial Covenant, from the last day of the applicable fiscal quarter until the expiration of the 10th Business Day subsequent to the date the certificate calculating such Financial Covenant is required to be delivered pursuant to Section 6.2(a) (the “Cure Right Expiration Date”), the Borrower, the Company and any Parent Entity shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of such entities, and in each case, to contribute any such cash to the capital of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”), pursuant to the exercise of the Cure Right, the Financial Covenant shall be recalculated giving effect to a pro forma adjustment by which Adjusted EBITDA shall be increased with respect to such applicable quarter and any four-quarter period that contains such quarter, solely for the purpose of measuring the Financial Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; provided, that (i) in each four consecutive fiscal quarter period there shall be at least two fiscal quarters in which a Cure Right is not exercised, (ii) a Cure Right shall not be exercised more than five times during the term of the Tranche A Term Facility, (iii) for purposes of this Section 8.2, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Covenant, (iv) there shall be no pro forma reduction in Indebtedness with the proceeds of the exercise of the Cure Right for determining compliance with the Financial Covenant for the fiscal quarter in respect of which such Cure Right is exercised (either directly through prepayment or indirectly as a result of the netting of unrestricted cash) and (v) no Lender or Issuing Lender shall be required to make any Loans or issue any Letters of Credit hereunder if a violation of the Financial Covenant has occurred and is continuing until the expiration of the 10th Business Day period during which the Borrower may exercise the Cure Right, unless and until the Cure Amount is actually received. If, after giving effect to the adjustments in this Section 8.2, the Borrower shall then be in compliance with the requirements of the Financial Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant that had occurred shall be deemed cured for the purposes of this Agreement.

The parties hereto hereby acknowledge that any Cure Amount pursuant to this Section 8.2 may not be relied on for purposes of calculating any financial ratios other than for determining actual compliance with the Financial Covenant (and not pro forma compliance with the Financial Covenant that is required by any other provision of this Agreement) and shall not at any time result in any adjustment (on a pro forma basis or otherwise) to any amounts (including the amount of Indebtedness except to the extent actually applied to prepay Indebtedness (other than in the fiscal quarter in respect of which such Cure Right is exercised)) or increase in cash (in the fiscal quarter in respect of which such Cure Right is exercised), in each case,

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for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any term, provision or covenant hereunder.

In the event that the Borrower shall have delivered to Administrative Agent written notice of its intention to exercise the Cure Right prior to the Cure Right Expiration Date, which exercise if fully consummated would be sufficient in accordance with the terms of this Section 8.2 to cause the Borrower to be in compliance with the Financial Covenant as of the relevant date of determination, then from and following receipt by Administrative Agent of any such notice and until the date that is the earlier of (x) the applicable Cure Right Expiration Date and (y) the date, if any, on which the Borrower thereafter notifies Administrative Agent in writing that such Cure Right shall not be exercised, then neither Security Agent nor any Secured Party shall take any action to foreclose on, or take possession of, the Collateral, accelerate any Obligations, terminate any Commitments or otherwise exercise any remedies under any Loan Document or any applicable law on the basis of a breach of the Financial Covenant during such period.

SECTION 9.      THE ADMINISTRATIVE AGENT

9.1	Authorization and Action.

(a)            Each Lender and each Issuing Lender hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents (and as agent with representative powers (mandatario con potere di rappresentanza for the purposes of Italian law) pursuant to Articles 1704 and ff. of the Italian Civil Code with the express consent pursuant to articles 1394 and 1395 of the Italian Civil Code, for the purposes of Italian law) and each Lender and each Issuing Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Each of the Lead Arrangers and the Lenders hereby exempts the Administrative Agent from the restrictions pursuant to section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Person. A Lender which cannot grant such exemption shall notify the Administrative Agent accordingly and, upon request of the Administrative Agent, either act in accordance with the terms of this Agreement and/or any other Loan Document as required pursuant to this Agreement and/or such other Loan Document or grant a special power of attorney to a party acting on its behalf, in a manner that is not prohibited pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and/or any other applicable laws. Without limiting the foregoing, each Lender and each Issuing Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b)            As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender

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in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company, any Restricted Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)            In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i)             the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Lender or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;

(ii)            where the Administrative Agent and/or the Security Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of the United States, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Administrative Agent and/or the Security Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law; and

(iii)            nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;

(d)            The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Persons. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Persons of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and

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nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)            No Lead Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f)            In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim under Sections 2.9, 2.15, 2.20, 3.3, and 10.5) allowed in such judicial proceeding; and

(ii)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 10.5). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Lender in any such proceeding.

(g)            The provisions of this Section 9 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and, except solely to the extent of the Company’s rights to consent pursuant to and subject to the conditions set forth in this Section 9, none of the Company or any Restricted Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Section 9.

9.2            Administrative Agent’s Reliance, Limitation of Liability, Etc.

(a)            Neither the Administrative Agent nor any of its Related Persons shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Persons under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders

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for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b)            The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 6.8 unless and until written notice thereof stating that it is a “notice under Section 6.8” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Company, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Company or a Lender or an Issuing Lender. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (D) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (E) the satisfaction of any condition set forth in Section 5 or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent or (F) the creation, perfection or priority of Liens on the Collateral. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by the Company, Borrower, any Restricted Subsidiary, any Lender or any Issuing Lender as a result of, any determination of the Aggregate Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or any Issuing Lender, except to the extent that such Liabilities, costs or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of the Administrative Agent.

(c)            Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 10.6, (ii) may rely on the Register to the extent set forth in Section 10.6(b)(iv), (iii) may consult with legal counsel (including counsel to the Company or any of its Restricted Subsidiaries), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or any Issuing Lender and shall not be responsible to any Lender or any Issuing Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, may presume that such condition is satisfactory unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be

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genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

9.3	Posting of Communications.

(a)            The Company agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)            Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Lenders and the Company acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Lenders and the Company hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)            THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY LEAD ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Company or the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d)            Each Lender and each Issuing Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform

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shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and each Issuing Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Lender’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)            Each of the Lenders, each of the Issuing Lenders and the Company agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)            Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.4            The Administrative Agent Individually. With respect to its Commitments, Loans and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Lender, as the case may be. The terms “Issuing Lenders”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Company, any Restricted Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Lenders.

9.5            Successor Administrative Agent and Issuing Lenders.

(a)            The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Lenders and the Company, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York City or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Company (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b)            Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Lenders and the

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Company, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as security agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Security Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Section 9 and Section 10.5, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

9.6	Acknowledgements of Lenders and Issuing Lenders.

(a)            Each Lender and each Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Lender, in each case, in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent, any Lead Arranger, any other Lender or Issuing Lender, or any of the Related Persons of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Lead Arranger, any other Lender or Issuing Lender, or any of the Related Persons of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)            Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document

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pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

(c)

(i)             Each Lender and each Issuing Lender hereby agrees that (x) if the Administrative Agent notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Issuing Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (c)(ii)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (c)(i) with respect to an Erroneous Payment unless such demand is made within 10 Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one Business Days thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (c)(i) shall be conclusive, absent manifest error.

(ii)            Without limiting immediately preceding clause (c)(i), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(A)            (1) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (2) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(B)            such Lender or Secured Party shall (and shall cause any other Payment Recipient to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the

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details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.6(c).

(iii)            Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (c)(i) or under the indemnification provisions of this Agreement.

(iv)            In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c)(i), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion and subject to the Borrower’s consent rights as set forth in Section 10.6, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(v)            The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

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(vi)           To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(vii)           Each party’s obligations, agreements and waivers under this Section 9.6(c) shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(viii)          Notwithstanding anything to the contrary herein or in any other Loan Document, other than the consent right of the Borrower referenced in clause (iv) above, none of Holdings or any of its Subsidiaries has acquired or incurred (or will acquire or incur) any additional rights or obligations under this Section 9.6(c).

(ix)           The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to JPMorgan Chase Bank, N.A. and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entities’ role as administrative agent hereunder. The Lenders acknowledge that neither JPMorgan Chase Bank, N.A. nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.

9.7	Collateral Matters.

(a)            Except with respect to the exercise of setoff rights in accordance with Section 10.7 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent or the Security Agent (as applicable) on behalf of the Secured Parties in accordance with the terms thereof, subject to the Intercreditor Agreement.

(b)            [reserved].

(c)            The Administrative Agent and the Security Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s and/or the Security Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith,

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nor shall the Administrative Agent or the Security Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

9.8           Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.1 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

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9.9	Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:

(i)             such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)            the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that none of the Administrative Agent, or any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)            The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions

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contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or security agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.10         Authorization to Release Liens and Guarantees. The Agents are hereby irrevocably authorized by each of the Lenders to effect any release or subordination of Liens or Guarantee Obligations contemplated by Section 10.15.

9.11         Intercreditor Agreements.

(a)            Each Lender (and each other Secured Party by acceptance of the benefits of the Security Documents) (i) understands, acknowledges and agrees that Liens may be created on the Collateral pursuant to the definitive documents governing such Indebtedness, which liens shall be subject to the terms and conditions of any Applicable Intercreditor Agreement, (ii) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Applicable Intercreditor Agreement and (iii) hereby authorizes and instructs the Administrative Agent (including in its role as mandatario con rappresentanza) and Security Agent (including in its role as mandatario con rappresentanza of the Secured Parties under the Intercreditor Agreement) to enter into any Applicable Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

(b)           Pursuant to the express terms of the Applicable Intercreditor Agreements and notwithstanding anything contained in the Loan Documents to the contrary, in the event of any conflict or inconsistency between the provisions of the Applicable Intercreditor Agreements and this Agreement, the provisions of the Applicable Intercreditor Agreements shall prevail.

9.12         Borrower Communications.

(a)           The Administrative Agent and the Lenders agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b)           Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c)           THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE

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ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE APPLICABLE PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

“Borrower Communications” means, collectively, any Borrowing Notice, notice of prepayment, notice requesting the issuance, amendment or extension of a notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

(a)            Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(b)            Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 10. MISCELLANEOUS

10.1	Amendments and Waivers.

(a)            Except to the extent otherwise provided herein, including as set forth in Sections 2.17, 2.25, 2.26, 2.27, 7.11 and 10.16, neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and the Borrower may, subject to the acknowledgment of the Administrative Agent, or, with the written consent of the Required Lenders, the Administrative Agent and the Borrower may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of amending or adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Agents, the Issuing Lenders, the Lenders or of the Loan Parties or their Subsidiaries hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Agents may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification (in each case without otherwise requiring the consent of the Required Lenders (other than in the case of clause (A)(I) below), which shall only require consent of the applicable parties referenced therein and the Borrower) shall (A)(I) extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment (it being understood that a waiver of any condition precedent or a waiver of any Default, Event of Default or mandatory prepayment will not constitute an extension or increase of any Commitment), (II) forgive or reduce the principal amount (it being understood that a waiver of any condition precedent or the waiver of any Default or Event of Default or mandatory prepayment will not constitute a reduction in principal), reduce the stated rate of

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any interest (other than (x) a waiver of default interests, or a default waiver or change to a financial ratio hereunder (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms in the financial ratios in this Agreement shall not constitute a reduction in the rate of the interest or fees for purposes of this clause (A)), or reduce the fees owing to such Lender, (III) extend the final scheduled date of maturity of any Loan, extend the scheduled date or reduce the amount of any amortization payment in respect of any Term Loan or extend the times for payments of interests or fees owing to such Lender (it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment will not constitute an extension of any scheduled amortization payment, times for payment of interest or fees owing or the final maturity date), (IV) amend, modify or waive any provision of paragraph (a) or (b) of Section 2.18, clause (a) of Section 10.7 or Section 16 of the Intercreditor Agreement, (V) contractually subordinate (x) payment Obligations in respect of this Agreement to payment obligations in respect of other Indebtedness of the Loan Parties or (y) Liens on all or substantially all of the Collateral securing the Obligations under this Agreement to any other Liens on Collateral in respect of other Indebtedness of the Loan Parties, in each case, except (1) as otherwise permitted by this Agreement on the Closing Date, (2) any Indebtedness for in which the Borrower offered the applicable Lenders that were directly and adversely affected by such subordination at the time the applicable Indebtedness was incurred a bona fide opportunity to ratably participate in such Indebtedness on the same terms as the other Lenders participating in such transaction (other than any customary commitment or customary backstop fee paid or payable to any Lender providing a financing commitment in respect of such transaction prior to offering other Lenders an opportunity to ratably participate in such transaction) and such directly and adversely affected Lender has not accepted such offer within five (5) Business Days from the date of such offer and or (3) any “debtor in-possession” facility (or similar facility under applicable law), (VI) reduce any percentage specified in the definition of Required Lenders, Majority Facility Lenders, Required Tranche A Term Lenders or Required Revolving Lenders, (VII) (1) with respect to the making of any Revolving Loan or the issuance, extension or renewal of a Letter of Credit after the Closing Date, waive any of the conditions precedent set forth in Section 5.2 without the consent of the Required Revolving Lenders and (2) with respect to the making of any Tranche A Term Loan, waive any of the conditions precedent set forth in Section 5.3 without the consent of the Required Tranche A Term Lenders (in each case, it being understood and agreed that (A) the waiver of any Default or Event of Default effected with the requisite percentage of Lenders under the other provisions of this Section 10.1 shall be effective to waive such Default or Event of Default, despite the provisions of this clause (VII) and following such waiver such Default or Event of Default shall be treated as cured for all purposes hereunder, including under Section 5.2 and/or Section 5.3 (as applicable) and this clause (VII) and (B) the requisite percentage of Lenders specified in this clause (VII) shall not be required to confirm the satisfaction of the conditions precedent applicable to the Loans and Commitments of such Lenders); (VIII) amend, modify or waive any provision of Section 2.6; and (IX) amend, modify or waive any provision of paragraph (a) of this Section 10.1 and Section 10.6, in each case under clauses (A)(I) to (IX), in each case of the foregoing clauses (A)(I) to (IX), without the written consent of each Lender directly and adversely affected thereby, (B) release all or substantially all of the Collateral or the value of the Guaranty provided by the Guarantors taken as a whole under the Security Documents or Guaranty, as applicable, without the written consent of all Lenders, (C) amend, modify or waive any provision that affects the its rights or duties under this Agreement and the other Loan Documents of the Lenders holding Loans or Commitments of a particular class (but not the Lenders holding Loans or Commitments of any other class), without the written consent (but at the option of the Company) of the requisite percentage in interest of the affected class of such Lenders under this clause (C) that would be required to consent if such class of Lenders were the only class of Lenders (except with respect to increases in quantum or reduction of tenor, each of which shall additionally require consent of the Required Lenders), (D) amend, modify or waive any provision that would result in the Lenders holding Loans or Commitments of a particular class or tranche receiving a lesser prepayment, repayment or commitment reduction relative to any other class or tranche, without the consent of more than 50% of the Lenders holding Commitments or Loans under such particular class or tranche and (E) amend, modify or waive any provision of Section 3

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or Section 10 in a manner adverse to the Administrative Agent or Issuing Lender without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Issuing Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing unless limited by the terms of such waiver; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b)            Notwithstanding the foregoing, this Agreement may be amended with the written consent of the Required Lenders, the Agents, the Issuing Lenders and the Company (i) to add one or more additional credit facilities to this Agreement (it being understood that no Lender shall have any obligation to provide or to commit to provide all or any portion of any such additional credit facility) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (ii) to include appropriately, after the effectiveness of any such amendment (or amendment and restatement), the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders, as applicable.

(c)            In addition, notwithstanding the foregoing, this Agreement may be amended, with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Refinancing Term Loans (as defined below), as may be necessary or appropriate, in the opinion of the Company and the Administrative Agent, to provide for the incurrence of Permitted Refinancing Obligations under this Agreement in the form of a new tranche of Term Loans hereunder (“Refinancing Term Loans”), which Refinancing Term Loans will be used to refinance all or any portion of the outstanding Term Loans of any Tranche (“Refinanced Term Loans”); provided that (i) the aggregate principal amount of such Refinancing Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus accrued interest, fees, discounts, premiums and expenses) and (ii) except as otherwise permitted by the definition of the term “Permitted Refinancing Obligations”, all other terms shall be as agreed by the Company and the applicable Lenders providing such Refinancing Term Loans. The Borrower shall notify the Administrative Agent of the date on which the Borrower proposes that such Refinancing Term Loans shall be made, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent (or such earlier date as agreed by the Administrative Agent). To the extent the borrower of Refinanced Term Loans is not the Borrower, the Administrative Agent shall have received from such person all information reasonably requested in order for such person to become an applicable Loan Party hereunder.

(d)            In addition, notwithstanding the foregoing, this Agreement may be amended, with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Refinancing Revolving Commitments (as defined below), as may be necessary or appropriate, in the opinion of the Company and the Administrative Agent, to provide for the incurrence of Permitted Refinancing Obligations under this Agreement in the form of a new tranche of Revolving Commitments hereunder (“Refinancing Revolving Commitments”), which Refinancing Revolving Commitments will be used to refinance all or any portion of the Revolving Commitments hereunder (“Refinanced Revolving Commitments”); provided that (i) the aggregate principal amount of such Refinancing Revolving Commitments shall not exceed the aggregate principal amount of such Refinanced Revolving Commitments (plus accrued interest, fees, discounts, premiums and expenses), (ii) except as otherwise permitted by the definition of the term “Permitted Refinancing Obligations” (including with respect to maturity), all terms (other than with respect to pricing and fees, which terms shall be as agreed by the Company and the applicable Lenders) applicable to such Refinancing Revolving Commitments shall be substantially identical to, or less favorable to the Lenders providing such Refinancing Revolving

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Commitments than, those applicable to such Refinanced Revolving Commitments, other than for any covenants and other terms applicable solely to any period after the Latest Maturity Date. Any Refinancing Revolving Commitments that have the same terms shall constitute a single Tranche hereunder. The Borrower shall notify the Administrative Agent of the date on which the Borrower proposes that such Refinancing Revolving Commitments shall become effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent (or such earlier date as agreed by the Administrative Agent). To the extent the borrower of Refinanced Revolving Commitments is not the Borrower, the Administrative Agent shall have received from such person all information reasonably requested in order for such person to become an applicable Loan Party hereunder.

(e)            Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower and the Company may enter into New Loan Commitments in accordance with Section 2.25, Extension Amendments in accordance with Section 2.26, Refinancing Term Loans in accordance with Section 10.1(c), and such New Loan Commitments, Extension Amendments and Refinancing Term Loans shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document.

(f)            Notwithstanding the foregoing, any amendment or waiver that by its terms affects the rights or duties of Lenders holding Loans or Commitments of a particular class (but not the rights or duties of Lenders holdings Loans or Commitments of any other class) will, at the option of the Borrower, require only the requisite percentage in interest of the affected class of Lenders that would be required to consent thereto if such class of Lenders were the only class of Lenders.

(g)            Notwithstanding the foregoing, no Lender consent is required to effect any amendment, modification or supplement to any Applicable Intercreditor Agreement (or form thereof), the Intercreditor Agreement, and/or any other subordination or intercreditor arrangements entered into in connection herewith (i) that is for the purpose of adding the holders of Indebtedness (or any Permitted Refinancing of the foregoing) (or a representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such Applicable Intercreditor Agreement, such Intercreditor Agreement, or such other subordination or intercreditor arrangement, as applicable (it being understood that any such amendment, modification or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing) or (ii) that expressly permits such amendment, modification or supplement without the consent of any Lender by any such Applicable Intercreditor Agreement, the Intercreditor Agreement, and/or any other subordination or intercreditor arrangements entered into in connection herewith.

(h)            Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended, modified or supplemented solely with the consent of the Administrative Agent, the Security Agent and the Borrower, each in their sole discretion, without the need to obtain the consent of any other Lender if such amendment, modification or supplement is delivered in order to (i) correct, amend or cure any ambiguity, mistake, inconsistency or defect or correct any typographical or obvious error or other manifest error in any Loan Document or any necessary or desirable technical change (including, without limitation, to effect administrative changes of a technical or immaterial nature or incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document), (ii) to the extent necessary to permit the introduction of structural and tax considerations and collateral and guarantee arrangements (including collateral allocation mechanism arrangements) in connection with the execution of a Joinder Agreement, (iii) comply with local law or advice of counsel, (iv) cause any Guarantee, Security Document or related document to be consistent with this Agreement and the other Loan Documents or to better implement the intentions of this Agreement (including the Agreed Security Principles) and the other Loan Documents or as required by local law to give effect to any guaranty, or to give effect to or to protect any security interest for the benefit of the Secured Parties in any property so that the security interests comply

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with applicable Law, (v) add terms that are favorable to the Lenders (as reasonably determined by the Administrative Agent) and (vi) as may be necessary in the reasonable opinion of the Borrower, the Administrative Agent and the Security Agent to effect the provisions of Sections 2.17, 2.25, 2.26, 10.1(c), to give effect to the appointment of any Successor Holdings Designation, any change in fiscal year permitted under Section 7.8 and any modification to applicability of the relevant accounting standard in accordance with definition of Applicable Accounting Standards.

(i)             Notwithstanding anything herein to the contrary, this Agreement and the other Loan Documents may be amended, modified or supplemented solely with the consent of the Administrative Agent, the Security Agent and the Company without the need to obtain the consent of any other Lender if such amendment, modification or supplement is delivered in order to (I) effect any repricing transaction whereby the Applicable Margin or other interest rate applicable to any Loans, Tranches or classes is reduced, which shall require only the consent of Lenders that will continue to hold Commitments and/or Loans of the applicable Tranche or class after giving effect to such transaction, (II) create a fungible class of Term Loans (including by increasing (but, for the avoidance of doubt, not by decreasing) the amount of amortization due and payable with respect to any class of Term Loans) and (III) provide any Lien additional to the Collateral by entering into a Security Document without the consent of the Lenders, and, for purposes of such Security Document, the Loan Parties may expressly unilaterally waive their rights under the Agreed Security Principles and the Lenders hereby authorize the Security Agent to negotiate and enter into such additional Security Documents without the consent of the Lenders.

(j)             Notwithstanding anything to the contrary herein, the Administrative Agent in its reasonable discretion may extend any period for the Company or any of its Restricted Subsidiaries to deliver any documentation or perform their obligations under this Agreement which relate to guarantees and Collateral.

(k)            Furthermore, notwithstanding the foregoing, this Agreement may be amended, supplemented or otherwise modified in accordance with Section 10.16.

(l)             Notwithstanding the foregoing, this Section 10.1 is subject to the terms of the Intercreditor Agreement.

10.2	Notices; Electronic Communications.

(a)            All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent (except in the case of a telecopy notice not given during normal business hours for the recipient, which shall be deemed to have been given at the opening of business on the next Business Day for the recipient), addressed as follows in the case of the Company, the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such Person or at such other address as may be hereafter notified by the respective parties hereto:

The Borrower:

Bending Spoons US Inc.
169 Madison Ave., Suite 11218
New York, NY 10016
Attention: Finance Team
Email: finance@bendingspoons.com
Telephone: +393450896245

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With a copy (which shall not constitute notice) to:

c/o Latham & Watkins LLP
330 N. Wabash Ave., Suite 2800
Chicago, IL 60611
Attention: Cindy Caillavet
Email: cindy.caillavet@lw.com
Telephone: +1 312.876.7703

Administrative Agent:

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Rd.
NCC5 / 1st Floor
Newark, DE 19713
Attention: Loan & Agency Services Group
Email: jpm.agency.cri@jpmorgan.com

With a copy (which shall not constitute notice) to:

c/o Milbank LLP
55 Hudson Yards
New York, NY
Attention: Benjamin Sayagh
Email: bsayagh@milbank.com

and

c/o Milbank LLP
100 Liverpool Street
London EC2M 2AT
Attention: Apostolos Gkoutzinis, Ana Grbec
Email: AGkoutzinis@milbank.com; AGrbec@milbank.com

Security Agent:

INTESA SANPAOLO S.P.A.
Largo Mattioli 3
20121 Milano, Italy
Attention: Giulia Barchiesi, Federico Fratto, Danilo Dell’Oglio
Email: giulia.barchiesi@intesasanpaolo.com; federico.fratto@intesasanpaolo.com; danilo.delloglio@intesasanpaolo.com

With a copy (which shall not constitute notice) to:

c/o Milbank LLP
55 Hudson Yards
New York, NY
Attention: Benjamin Sayagh
Email: bsayagh@milbank.com

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and

c/o Milbank LLP
100 Liverpool Street
London EC2M 2AT
Attention: Apostolos Gkoutzinis, Ana Grbec
Email: AGkoutzinis@milbank.com; AGrbec@milbank.com

The Issuing Lender

Wells Fargo Bank, National Association
1525 W W.T. Harris Blvd., CIC-3C2
MAC D1109-012
Charlotte, NC 28262
Email: StandbyCustomerCare@wellsfargo.com
Attention: Wells Fargo Bank, N.A. - U.S. Standby Trade Operations

provided that any notice, request or demand to or upon the Administrative Agent, Security Agent, the Lenders, the Company or the Borrower shall not be effective until received.

(b)            Notices and other communications to the Borrower, any Loan Party, the Lenders and the Administrative Agent hereunder may be delivered or furnished by using Approved Electronic Platforms or Approved Borrower Portals (as applicable), in each case, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Agents, the Company or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)            The Company hereby acknowledges that (i) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak, IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive information other than information that is publicly available, or not material with respect to the Borrower or its Subsidiaries, or their respective securities, for purposes of the United States Federal and state securities laws (collectively, “Public Information”). The Company hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that is Public Information and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Issuing Lenders and the Lenders to treat such Borrower Materials as containing only Public Information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 10.14); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”; provided that there is no requirement that the Company identify any such information as “PUBLIC.”

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(d)            THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Persons (collectively, the “Agent Parties”) have any liability to the Company, any Issuing Lender or any other Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s or the Administrative Agent’s transmission of Borrower Materials through the Internet or notices through the Platform or any other electronic platform or electronic messaging service, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party or any of its Related Persons; provided, however, that in no event shall any Agent Party have any liability to the Company, any Issuing Lender or any other Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e)            Each of the Borrower, the Company, the Administrative Agent, the Security Agent and each Issuing Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the Security Agent and each Issuing Lender. In addition, each Lender agrees to notify the Administrative Agent and the Security Agent from time to time to ensure that the Administrative Agent and the Security Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain information other than Public Information.

(f)            The Administrative Agent, the Security Agent, the Issuing Lenders and the other Lenders shall be entitled to rely and act upon any notices (including telephonic notices of borrowing) believed in good faith by the Administrative Agent and/or the Security Agent, as applicable, to be given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent or the Security Agent may be recorded by the Administrative Agent and/or the Security Agent, as applicable, and each of the parties hereto hereby consents to such recording.

10.3	No Waiver; Cumulative Remedies.

(a)            No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege

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hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(b)            Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.1 for the benefit of all the Lenders and the Issuing Lenders; provided, however, that the foregoing shall not prohibit (i) each Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) each Issuing Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 10.7(b) (subject to the terms of Section 10.7(a)) and (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law.

10.4         Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5         Payment of Expenses; Indemnification. (a) Except with respect to Taxes (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim), the Company agrees (i) to pay or reimburse each Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation, execution and delivery of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith and any amendment, supplement or modification thereto, and, as to the Agents only, the administration of the transactions contemplated hereby and thereby (in each case whether or not the Company or its Subsidiaries are party thereto) including the reasonable fees and disbursements and other charges of (x) a single firm of counsel to the Agents (plus one firm of special regulatory counsel and one firm of local counsel per material jurisdiction as may reasonably be necessary in connection with collateral matters) in connection with all of the foregoing, and (y) in the event of an actual or perceived conflict of interest, where the Agent or Lender affected by such conflict informs the Company and thereafter retains its own counsel, one additional counsel for each Lender or Agent or group of Lenders or Agents subject to such conflict, (ii) to pay or reimburse each Lender, Issuing Lender and each Agent for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any such other documents referred to in Section 10.5(a)(i) above (including all such costs and expenses incurred in connection with any legal proceeding, including any proceeding under any Debtor Relief Law or in connection with any workout or restructuring), including the documented fees and disbursements of a single firm of counsel and, if necessary, a single firm of special regulatory counsel and a single firm of local counsel per material jurisdiction as may reasonably be necessary, for the Agents and the Lenders, taken as a whole and, in the event of an actual or perceived conflict of interest, where the Agent or Lender affected by such conflict informs the Company and thereafter retains its own counsel, one additional counsel for each Lender or Agent or group of Lenders or Agents subject to such conflict, (iii) to pay or reimburse each Issuing Lender for all of its reasonable and documented out-of-pocket costs and expenses in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iv) to pay, indemnify or reimburse each Lender, each Agent, each Issuing Lender, each Lead Arranger, and their respective Affiliates, and their respective partners that are natural persons, members that are natural persons, officers, directors, employees, trustees, advisors, agents and controlling

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Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, costs, expenses or disbursements arising out of any actions, judgments or suits of any kind or nature whatsoever, arising out of or in connection with any claim, action or proceeding relating to or otherwise with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents referred to above in this Section 10.5(a) and the transactions contemplated hereby and thereby, including any of the foregoing relating to the use of proceeds of the Loans or Letters of Credit (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), any actual or alleged presence or release of Materials of Environmental Concern on or from any property currently or formerly owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Company hereunder (all the foregoing in this clause (iii), collectively, the “Indemnified Liabilities”); provided that, the Company shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities have resulted from (A) the gross negligence, bad faith, willful misconduct or material breach of the Loan Documents of such Indemnitee or its Related Persons as determined by a court of competent jurisdiction in a final non-appealable decision (or settlement tantamount thereto) or (B) any dispute solely among Indemnitees or their respective Related Persons other than claims against any agent or arranger in its capacity or in fulfilling its role as agent or arranger or any similar role in respect of the credit facilities provided hereunder and other than claims to the extent arising out of any act or omission on the part of the Company or its Related Persons. For purposes hereof, a “Related Person” of an Indemnitee means (i) if the Indemnitee is any Agent or any of its Affiliates or their respective partners that are natural persons, members that are natural persons, officers, directors, employees, agents and controlling Persons, any of such Agent and its Affiliates and their respective officers, directors, employees, agents and controlling Persons; provided that solely for purposes of Section 9, references to each Agent’s Related Persons shall also include such Agent’s trustees and advisors, and (ii) if the Indemnitee is any Lender or any of its Affiliates or their respective partners that are natural persons, members that are natural persons, officers, directors, employees, agents and controlling Persons, any of such Lender and its Affiliates and their respective officers, directors, employees, agents and controlling Persons. All amounts due under this Section 10.5 shall be payable promptly after receipt of a reasonably detailed invoice therefor. Statements payable by the Company pursuant to this Section 10.5 shall be submitted to the Company at the address thereof set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Company in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Obligations.

(b)            To the extent permitted by applicable law (i) the Company and any Loan Party shall not assert, and the Company and each Loan Party hereby waives, any claim against the Administrative Agent, the Security Agent, any Lead Arranger, any Issuing Lender, any Lender and any Related Person of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 10.5(b) shall relieve the Company of any obligation it may have to indemnify an Indemnitee, as provided in Section 10.5(a), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

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(c)            Each Lender severally agrees to pay any amount required to be paid by the Company under paragraphs (a) or (b) of this Section 10.5 to Administrative Agent, the Security Agent and each Issuing Lender, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to their respective percentage of the total Commitments represented by such Lender’s Commitment in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such percentage of the total Commitments represented by such Lender’s Commitment immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct.

10.6	Successors and Assigns; Participations and Assignments.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) except as set forth in this Agreement, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) subject to Sections 2.24 and 2.26(d), no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.

(b)            (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may, in compliance with applicable law, assign (other than to a natural person, Defaulting Lender, Disqualified Institution or, except as provided in clause (h) below, to the Borrower or any of its Affiliates) to one or more assignees (each, an “Assignee”), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A)           the Borrower; provided that no consent of the Borrower shall be required for an assignment of (w) Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund (as defined below), (x) Tranche A Term Commitments to a Tranche A Term Lender, an Affiliate of a Tranche A Term Lender or an Approved Fund of a Tranche A Term Lender, (y) Revolving Commitments and/or Revolving Loans to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund of a Revolving Lender or (z) any Loan or Commitment if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing, to any other Person and provided further, that a consent under this clause (A) shall be deemed given if the Borrower shall not have objected in writing to a proposed assignment within five Business Days after receipt by it of a written notice thereof from the Administrative Agent; and

(B)           the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to (i) in the case of Term Loans, a Lender, an Affiliate of a Lender or an

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Approved Fund and (ii) in the case of Tranche A Term Commitments and/or Revolving Commitments and/or Revolving Loans, a Revolving Lender; and

(C)            in the case of an assignment of Revolving Commitments, each Issuing Lender, provided that no such consent of the Issuing Lenders shall be required for an assignment of Revolving Commitments and/or Revolving Loans (i) to an existing Revolving Lender or an Affiliate of an existing Revolving Lender or (ii)(x) if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing, to any other Person and (y) such Issuing Lender has no outstanding Letters of Credit at that time.

(ii)            Subject to Sections 2.24 and 2.26(d), assignments shall be subject to the following additional conditions:

(A)           except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of (I) the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or (II) if earlier, the Trade Date (if any) specified in such Assignment and Assumption) shall not be less than $1,000,000, unless the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)           the parties to each assignment shall (i) execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent and the Borrower (or, at the Borrower’s request, manually) together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that such fee shall not be payable in the case of an assignment to an Affiliate of a Lender and (ii) deliver a copy of the foregoing Assignment and Assumption to the Security Agent; and

(C)           the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire and all applicable tax forms.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person, Defaulting Lender, Disqualified Institution and the Borrower or the Company and their respective Affiliates (except in the case of Permitted Buy-Backs)) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (I) a Lender, (II) an Affiliate of a Lender, (III) an entity or an Affiliate of an entity that administers or manages a Lender or (IV) an entity or an Affiliate of an entity that is the investment advisor to a Lender.

(iii)           Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be subject to the obligations under and entitled to the benefits of Sections 2.19, 2.20, 2.21, 10.5 and 10.14). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender

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of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6 (and will be required to comply therewith).

(iv)          The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Borrower, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement (and the entries in the Register shall be conclusive absent demonstrable error for such purposes), notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lenders and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)            Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee (except as contemplated by Sections 2.24 and 2.26(d)), the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder) and all applicable tax forms, the processing and recordation fee referred to in paragraph (b) of this Section 10.6 and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and promptly record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)            (i) Any Lender may, without the consent of any Person, in compliance with applicable law, sell participations to one or more banks or other entities (other than a natural person, Defaulting Lender, a Disqualified Institution, Holdings or any member of the Group, further which, the list of Disqualified Institutions shall be available upon request of the Administrative Agent, to a Lender) (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section 10.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 (if such Participant agrees to have related obligations thereunder, including the requirements under Section 2.20(f), (g) and (i)) to the same extent as if it were a Lender (it being understood that the documentation required under Section 2.20(f), (g) and (i) shall be delivered to the participating Lender) and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6.

(ii)            A Participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant (except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation).

(iii)           Each Lender that sells a participation, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a register on which it

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enters the name and addresses of each Participant, and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the United States Proposed Treasury Regulations (or any amended or successor version). Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as such) shall have no responsibility for maintaining a Participant Register.

(d)            (i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any Assignee or participant that becomes a Disqualified Institution after the applicable Trade Date, such Assignee or participant shall not retroactively be disqualified from becoming a Lender or participant. Any assignment or participation in violation of this clause (d)(i) shall not be void, but the other provisions of this clause (d) shall apply.

(ii)            If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (a) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at the sole expense and effort of the Disqualified Institution, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution, (B) in the case of outstanding Loans held by Disqualified Institutions, purchase or prepay such Loan by paying the lowest of (x) the principal amount thereof, (y) the amount that such Disqualified Institution paid to acquire such Loans and (z) the market price of such Loans (as reasonably determined by the Borrower), in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.6), all of its interest, rights and obligations under this Agreement to one or more Assignees at the lowest of (x) the principal amount thereof, (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations and (z) the market price of such Loans or Commitments (as reasonably determined by the Borrower), in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder, and if such Disqualified Institution does not execute and deliver a duly executed Assignment and Assumption within five Business Days of the date on which the permitted assignee executes and delivers such Assignment and Assumption to such Disqualified Institution, then such Disqualified Institution shall be deemed to have executed and delivered such Assignment and Assumption without any action on its part.

(iii)           Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Company the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial

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advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan of reorganization, (2) if such Disqualified Institution does vote on such plan of reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by any applicable court of competent jurisdiction, including a bankruptcy court with jurisdiction over any Loan Party in an insolvency or liquidation proceeding effectuating the foregoing clause (2).

(iv)           The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to provide the list of Disqualified Institutions to each Lender, including each prospective Assignee or Participant, requesting the same; provided that the Lenders shall not be restricted from participating their obligations in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of their Commitments and the Loans owing to it) to Disqualified Institutions if the Borrower or Company has not provided the list of Disqualified Institutions upon request; provided, further, that the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions.

(e)            Any Lender may, without the consent of or notice to the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and other central banks, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(f)            The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring the same (in the case of an assignment, following surrender by the assigning Lender of all Notes representing its assigned interests).

(g)            The Borrower may prohibit any assignment if it would require the Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee to determine whether any such filing or qualification is required or whether any assignment is otherwise in accordance with applicable law.

(h)            Notwithstanding anything to the contrary herein, any Lender may assign all or any portion of its Term Loans hereunder to the Company or any of its Restricted Subsidiaries, solely to the extent that (any such purchase and assignment, a “Permitted Buy-Back”):

(i)            such assignment is made (A) pursuant to a Dutch auction open to all Lenders holding Term Loans in the applicable Tranche on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Administrative Agent or (B) pursuant to open market purchase on a non-pro rata basis;

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(ii)            no Default or Event of Default has occurred and is continuing or would result therefrom;

(iii)           any such purchase is made at a discount to par;

(iv)          any such Term Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by the Company or any of its Restricted Subsidiaries (without an increase to Consolidated EBITDA, Adjusted EBITDA or Consolidated Net Income as a result of such cancellation);

(v)            the Company and its Restricted Subsidiaries do not use the proceeds of the revolving facility under the Pro Rata Facilities Agreement or Revolving Loans to acquire such Term Facility;

(vi)           the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Tranche A Term Loans purchased by the Borrower, the Company or their Restricted Subsidiaries pursuant to Section 10.6(g) and each principal repayment installment with respect to the Term Loans of such Tranche pursuant to Section 2.3 shall be reduced pro rata by the par value of the aggregate principal amount of Term Loans so purchased; and

provided that there shall be no requirement for the Company or any of its Restricted Subsidiaries to make a representation that, as of the date of any such purchase and assignment, it is not in possession of material non-public information with respect to the Company and/or any Restricted Subsidiary thereof and/or any of their respective securities and all parties to the relevant transactions shall render customary “big boy” disclaimer letters.

(i)            Notwithstanding anything to the contrary contained herein, the replacement of any Lender pursuant to Section 2.24 or 2.26(d) shall be deemed an assignment pursuant to Section 10.6(b) and shall be valid and in full force and effect for all purposes under this Agreement.

(j)            For the purposes of Article 1407, paragraph 1, of the Italian Civil Code, each of the Loan Parties provides its consent to the transfer (cessione), in whole or in part, by any Lender of its rights and obligations under this Agreement and the other Loan Documents (including as a secured creditor (creditore garantito) under the Italian Security) in favor of any Assignee provided that, and only to the extent that, such transfer is completed in accordance with the provisions of this Section 10.6. Each Loan Party to this Agreement agrees that upon completion of an assignment or a transfer in accordance with Section 10.6, the Guaranty and the Collateral created under the Security Documents shall be preserved, without novation (novazione) for the benefit of the relevant Assignee.

(k)            Upon request by the Security Agent, the Administrative Agent shall provide the Security Agent with an updated list of Lenders of record.

10.7	Adjustments; Set off.

(a)            Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or Lenders or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase

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shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)            In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) after the expiration of any cure or grace periods, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any Affiliate, branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8         Counterparts. This Agreement or any acceptance letter to which this Agreement is attached may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts and acceptance letters taken together shall be deemed to constitute one and the same instrument binding the parties hereto and to each such acceptance letter in their applicable capacities. Delivery of an executed signature page of this Agreement by facsimile or electronic (i.e., “pdf” or “tiff”) transmission shall be effective as delivery of a manually executed counterpart hereof or thereof. A set of the copies of this Agreement and/or one or more acceptance letters with respect hereto which, taken together, are signed by all the parties hereto shall be lodged with the Company and the Administrative Agent. Notwithstanding anything to the contrary, the parties agree that any person which executes an acceptance letter with respect to this Agreement or any other Loan Document shall thereby become a party hereto or to such other Loan Document, as applicable, and this Agreement and each other Loan Document accepted by such party pursuant to an acceptance letter shall be binding on such party, in each case to the same extent as if such party executed a counterpart hereof or of such other Loan Document.

10.9         Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10       Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Company, the Agents and the Lenders with respect to the subject matter hereof and thereof.

10.11       GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

10.12       Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)            submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents and any Letter of Credit to which it is a party (except as to any other Loan Documents, as expressly set forth therein) to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the

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United States District Court for the Southern District of New York sitting in the County of New York (the “Federal District Court” and, together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) any Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Section 10.12 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Security Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment and (iii) if all such New York Courts decline jurisdiction over any person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction;

(b)            consents that any such action or proceeding may be brought in the New York Courts and appellate courts from either of them, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)            agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)            agrees that nothing herein shall (i) affect the right to effect service of process in any other manner permitted by law or (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a); and

(e)            waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages (provided that such waiver shall not limit the indemnification obligations of the Loan Parties to the extent such special, exemplary, punitive or consequential damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under Section 10.5).

10.13	Acknowledgments. The Company hereby acknowledges that:

(a)            it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)            neither the Agents nor any Lender has any fiduciary relationship with or duty to the Company arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on the one hand, and the Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c)            no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, the Company and the Lenders;

(d)            no advisory or agency relationship between it and any Agent or Lender is intended to be or has been created in respect of any of the transactions contemplated hereby,

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(e)            the Agents and the Lenders, on the one hand, and the Borrower or the Company, on the other hand, have an arms-length business relationship,

(f)            the Company is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents,

(g)            each of the Agents and the Lenders is engaged in a broad range of transactions that may involve interests that differ from the interests of the Borrower or the Company and none of the Agents or the Lenders has any obligation to disclose such interests and transactions to the Borrower or the Company by virtue of any advisory or agency relationship, and

(h)            none of the Agents or the Lenders has advised the Company as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, the validity, enforceability, perfection or avoidability of any aspect of any of the transactions contemplated hereby under applicable law, including the Bankruptcy Code or any consents needed in connection therewith), and none of the Agents or the Lenders shall have any responsibility or liability to the Company with respect thereto and the Company has consulted with its own advisors regarding the foregoing to the extent it has deemed appropriate. To the fullest extent permitted by law, the Company hereby waives and releases any claims that it may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.14            Confidentiality. The Agents and the Lenders agree to treat any and all information, regardless of the medium or form of communication, that is disclosed, provided or furnished, directly or indirectly, by or on behalf of the Borrower or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby, whether furnished before or after the Closing Date (“Confidential Information”), as strictly confidential and not to use Confidential Information for any purpose other than evaluating the Transactions and negotiating, making available, syndicating and administering this Agreement (the “Agreed Purposes”). Without limiting the foregoing, each Agent and each Lender agrees to treat any and all Confidential Information with adequate means to preserve its confidentiality, and each Agent and each Lender agrees not to disclose Confidential Information, at any time, in any manner whatsoever, directly or indirectly, to any other Person whomsoever, except (1) to its partners that are natural persons, members that are natural persons, directors, officers, employees, counsel, advisors, trustees, Affiliates (including natural persons, directors, officers, employees, counsel, advisors, trustees thereof) and other representatives (collectively, the “Representatives”), to the extent necessary to permit such Representatives to assist in connection with the Agreed Purposes (it being understood that the Representatives to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (2) to any pledgee referred to in Section 10.6(e) and prospective Lenders and participants in connection with the syndication (including secondary trading) of the Facilities and Commitments and Loans hereunder, in each case who are informed of the confidential nature of the information and agree to observe and be bound by standard confidentiality terms, (3) to any party or prospective party (or their advisors) to any swap, derivative or insurance transaction under which payments are made by reference to the Borrower and the Obligations, this Agreement or payments hereunder, in each case who are informed of the confidential nature of the information and agree to observe and be bound by standard confidentiality terms, (4) upon the request or demand of any Governmental Authority having or purporting to have jurisdiction over it, (5) in response to any order of any Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (6) to the extent reasonably required or necessary, in connection with any litigation or similar proceeding relating to the Facilities, (7) information that has been publicly disclosed other than in breach of this Section 10.14, (8) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or in connection with

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examinations or audits of such Lender, (9) to the extent reasonably required or necessary, in connection with the exercise of any remedy under the Loan Documents, (10) to the extent the Borrower has consented to such disclosure in writing, (11) to any other party to this Agreement, (12) by the Administrative Agent to the extent reasonably required or necessary to obtain a CUSIP for any Loans or Commitment hereunder, to the CUSIP Service Bureau or (13) to Bloomberg, LSTA and similar market data collectors and service providers with respect to the syndicated lending industry, including for league table credit purposes (provided that such information is limited to the type and amount of the Facilities). Each Agent and each Lender acknowledges that (i) Confidential Information includes information that is not otherwise publicly available and that such non-public information may constitute confidential business information which is proprietary to the Borrower and (ii) the Borrower has advised the Agents and the Lenders that it is relying on the Confidential Information for its success and would not disclose the Confidential Information to the Agents and the Lenders without the confidentiality provisions of this Agreement. All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Assumption, the provisions of this Section 10.14 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or a Lender, respectively. Nothing in any Loan Document shall prevent disclosure of any Confidential Information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Loan Documents or any transaction carried out in connection with any transaction contemplated by the Loan Documents to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.

For the avoidance of doubt, nothing in this confidentiality provision shall prohibit the Agents, the Lenders or any of their affiliates or any of the respective officers, directors, employees, advisors, affiliates and agents of such persons from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this confidentiality provision shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

10.15        Release of Collateral and Guarantee Obligations; Subordination of Liens.

Each of the Lenders, other Secured Parties and Agents hereby irrevocably:

(a)           agree that the Liens granted to the Administrative Agent or the Security Agent by the Loan Parties on any Collateral shall be immediately and automatically released, in each case, without any further action by any Person:

(i)            upon termination of the Commitments and payment in full of all Obligations in cash and in immediately available funds (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) any Secured Hedging Obligations) (the date of such termination and payment, the “Termination Date”);

(ii)           upon the sale, disposition, distribution or other transfer of such Collateral as part of or in connection with any transaction permitted hereunder or under any other Loan Document, in each case to a Person that is not a Loan Party;

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(iii)          subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders;

(iv)          to the extent required by the terms of the Applicable Intercreditor Agreement;

(v)           to the extent such Collateral of any U.S. Loan Party is or becomes Excluded Collateral as a result of an occurrence not prohibited hereunder (including any Mortgaged Property which was not previously located in an area designated as a special flood hazard having been designated as a special flood hazard area); and

(vi)          to the extent such Collateral is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b)           authorize the Administrative Agent and the Security Agent, and each of the Administrative Agent and the Security Agent shall be required to, to the extent requested by the Company, release or subordinate any Lien on any property (and execute and deliver any release documentation required in connection therewith) granted to or held by the Administrative Agent or Security Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.3(c), (d), (g)(securing debt incurred under Section 7.2(c), (g), (r) or (u)(I)), (j), (o), (r), (t), (w) and (dd);

(c)           agree that a Guarantor (other than the Company and the Borrower) shall be immediately and automatically released from any applicable Guaranty and its obligations thereunder if such Person ceases to be a Restricted Subsidiary or otherwise becomes an Excluded Subsidiary as a result of a transaction, event or designation permitted hereunder, or to the extent required by the Applicable Intercreditor Agreement; and

(d)           authorize the Administrative Agent and the Security Agent, and each of the Administrative Agent and the Security Agent shall be required to, to the extent requested by the Company or to the extent provided for under this Agreement, establish intercreditor arrangements (including the Applicable Intercreditor Agreement) as contemplated by this Agreement, provided that, no Guarantor shall automatically be released and no liens on Collateral of such Guarantor shall automatically be released solely as a result of such Guarantor ceasing to be a Wholly Owned Subsidiary of the Company if (i) such Guarantor remains a Restricted Subsidiary of the Company and the disposition of Capital Stock of such Guarantor pursuant to which it ceased to be a Wholly Owned Subsidiary of the Company was undertaken for the primary purpose of causing such Guarantor to cease to be a Guarantor or (ii) such Guarantor remains a Restricted Subsidiary of the Company, and the other owners of Company in such Guarantor are Affiliates of the Company; provided, further that upon the release of a Guarantor as a result of ceasing to be a Wholly Owned Subsidiary that, after such release is a Restricted Subsidiary of the Company, the Company shall be deemed to have made an investment in such Restricted Subsidiary in the amount of its remaining interest therein.

Upon request by the Administrative Agent at any time, the Required Lenders will promptly confirm in writing the Administrative Agent’s and the Security Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.15; provided that absent such confirmation in writing from the Required Lenders, the act of the Administrative Agent or the Security Agent making such request shall not prohibit the Administrative Agent or the Security Agent from releasing or subordinating its interests if it otherwise conclusively relies on a certificate of the Borrower or the Company. In each case as specified in this Section 10.15, the Administrative Agent and Security Agent will (and each Lender and Agent irrevocably authorizes the Administrative Agent and the Security Agent to), at the Company’s sole cost and expense, promptly execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the

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assignment and security interest granted under the Security Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.15; provided that, if reasonably requested by the Administrative Agent, the Company shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Company certifying that the release or subordination of such Collateral is permitted under the Loan Documents (and for the avoidance of doubt, no other documentation or information shall be required to be provided by the Company or any Restricted Subsidiary). Each of the Security Agent and the Administrative Agent shall be entitled to rely and shall rely exclusively on such Responsible Officer’s certification and the Security Agent and the Administrative Agent will be fully exculpated from any liability and shall be fully protected and shall not have any liability whatsoever to any Secured Party as a result of such reliance or the consummation of any release or subordination. Additionally, the Administrative Agent and Security Agent shall promptly return any possessory collateral to the Company in connection with the releases of Collateral and Guarantors contemplated by this Section 10.15; provided, that in the event that the Administrative Agent or the Security Agent loses or misplaces any possessory collateral delivered to the Administrative Agent or the Security Agent by any Loan Party, upon reasonable request of the Company, the Administrative Agent or the Security Agent shall provide a loss affidavit to the Company, in form and substance reasonably satisfactory to the Company.

No holder of any Secured Hedging Obligation in its capacity as such shall have any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement or any other Loan Document.

10.16            Accounting Changes. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial ratios, standards or terms in this Agreement, then following notice either from the Company to the Administrative Agent or from the Administrative Agent to the Company (which the Administrative Agent shall give at the request of the Required Lenders), the Company and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. If any such notices are given then, unless the Company notifies the Administrative Agent that it would be unduly burdensome on the Company to do so (as determined in good faith by the Company, which determination shall be conclusive), regardless of whether such notice is given prior to or following such Accounting Change, until such time as such an amendment shall have been executed and delivered by the Company, the Administrative Agent and the Required Lenders and have become effective, all financial ratios, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. Any amendment contemplated by the prior sentence shall become effective upon the consent of the Required Lenders, it being understood that a Lender shall be deemed to have consented to and executed such amendment if such Lender has not objected in writing within five Business Days following receipt of notice of execution of the applicable amendment by the Company and the Administrative Agent, it being understood, that the posting of an amendment referred to in the preceding sentence electronically on SyndTrak, IntraLinks/IntraAgency or another relevant website with notice of such posting by the Administrative Agent to the Required Lenders shall be deemed adequate receipt of notice of such amendment. “Accounting Changes” refers to (A) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC, in each case, occurring after the Closing Date, including any change to IFRS contemplated by the definition of “U.S. GAAP” and (B) any change in the application of an Applicable Accounting Standards by the Company (including pursuant to a change in such Applicable Accounting Standard in accordance with the definition thereof).

10.17            WAIVERS OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY

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IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND FOR ANY COUNTERCLAIM THEREIN.

10.18            USA PATRIOT ACT. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Publ. 107 56 (signed into law October 26, 2001)) (the “USA Patriot Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of such Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the USA Patriot Act and the Beneficial Ownership Regulation, and the Borrower agrees to provide such information from time to time to any Lender or Agent reasonably promptly upon request from such Lender or Agent.

10.19            Effect of Certain Inaccuracies. In the event that any financial statement delivered pursuant to Section 6.1(a) or (b) or any Compliance Certificate delivered pursuant to Section 6.2(b) is inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin or Applicable Commitment Fee Rate for any period (an “Applicable Period”) than the Applicable Margin or Applicable Commitment Fee Rate for such Applicable Period, then (i) promptly following the correction of such financial statement by the Borrower, the Borrower shall deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin or Applicable Commitment Fee Rate for the Test Period preceding the delivery of such corrected financial statement and Compliance Certificate shall be determined based on the corrected Compliance Certificate for such Applicable Period and (iii) the Borrower shall promptly pay to the Administrative Agent the accrued additional interest or commitment fees owing as a result of such increased Applicable Margin or Applicable Commitment Fee Rate for such Test Period. This Section 10.19 shall not limit the rights of the Administrative Agent or the Lenders hereunder, including under Section 8.1.

10.20            Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.20 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender. Notwithstanding anything in this Agreement and/or any other Loan Document to the contrary, the parties hereto agree and accept that in no event shall the overall remuneration applicable to the Loans (including interest, default interest, fees, original issue discounts, premium, charges, redemption fees, expenses and other costs and any other form of compensation related to the Loans) (the “Total Remuneration”) due by an obligor or guarantor incorporated in Italy exceed the highest rate permitted under applicable law (including, for the avoidance of doubt, the Italian Usury Law). If the Total Remuneration paid or payable in respect of the Loans at any time due by an obligor or guarantor incorporated in Italy is deemed to exceed the maximum rate permitted by the Italian Usury Law, then the Total Remuneration shall be automatically and immediately reduced to the maximum admissible remuneration pursuant to the Italian Usury Law, for, and limited to, the period during which it is not possible to apply the remuneration as originally provided.

10.21            Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Issuing Lender or any Lender, or the Administrative Agent, any

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Issuing Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders and the Issuing Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.22            Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in this Agreement, any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby, including any Borrowing Notice, shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.23            Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)           the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document;

the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

10.24            Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan

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Documents provide support, through a guarantee or otherwise, for Swap Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b)            As used in this Section 9.18, the following terms have the following meanings: “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party. “Covered Entity” means any of the following:

(i)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)

(ii)           a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)          a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.25            Limitations on Guarantees and Security. Notwithstanding any provision to the contrary in any Loan Document (but subject to the Agreed Security Principles), (I) no guarantees by, nor any proceeds of enforcement of any guarantees by, any direct or indirect Subsidiaries of the Company (other than the Borrower or a direct or indirect Subsidiary of the Borrower) and (II) no assets, nor any proceeds of enforcement of any security interest granted over assets, of the Company or any direct or indirect Subsidiaries of the Company (other than (w) assets of the Borrower or a direct or indirect Subsidiary of

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Borrower, (x) Capital Stock of the Borrower owned directly or indirectly by the Company, (y) other Capital Stock of any Restricted Subsidiary owned directly by the Company and (z) subject to the Agreed Security Principles, assets of the Company that constitute Pro Rata Collateral; provided, that the pledge of any Capital Stock in any Subsidiary treated as Controlled Foreign Entity or FSHCO that is owned directly by the Company shall not exceed 65% of the voting Capital Stock of such Subsidiary and 100% of the non-voting Capital Stock, if any, of such Subsidiary) shall, in each case, be required to be provided or applied or otherwise available to any Secured Party to guarantee, secure, support or satisfy any obligations of the Borrower or a direct or indirect Subsidiary of the Borrower under any Loan Documents or any guarantee thereof by the Company. The Loan Parties, the Lenders, the Agents, the Administrative Agent, the Security Agent and the other Secured Parties agree that any pledge, guaranty or security, or similar interest, made or granted in contravention of this Section 10.25 shall be void ab initio.

10.26        Judgment Currency

(a)            If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.

(b)            The obligations of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agree to return the amount of any excess to the Borrower (or to any other person who may be entitled thereto under applicable law).

10.27            Waiver of Sovereign Immunity

Each Loan Party that is incorporated outside the U.S., in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such Loan Party or its respective Subsidiaries or any of its or its respective subsidiaries’ properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the U.S. or elsewhere, to enforce or collect upon the Loans or any Loan Document or any other liability or obligation of such Loan Party or any of their respective Subsidiaries related to or arising from the transactions contemplated by any of the Loan Documents, including, without limitation, immunity from suit, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Loan Party, for itself and on behalf of its Subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable Law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the U.S. or elsewhere. Without limiting the generality of the foregoing, each Loan Party further agrees that the waivers set forth in this Section 10.27 shall be effective to the fullest

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extent permitted under the Foreign Sovereign Immunities Act of 1976 of the U.S. and are intended to be irrevocable for purposes of such Act.

10.28            Appointment of Service of Process Agent

Each Loan Party that is organized under the laws of a jurisdiction outside the United States hereby appoints the Borrower as its agent for service of process in any matter related to this Agreement or the other Loan Documents, and the Borrower duly accepts such appointment.

10.29            Italian Transparency Provisions

For the purposes of the transparency rules set forth in the CICR resolution of 4 March 2003 and by the “Disposizioni sulla trasparenza delle operazioni e dei servizi bancari e finanziari – correttezza delle relazioni tra intermediari e clienti” issued by the Bank of Italy on 30 September 2016 and published on the Italian Official Gazette on 21 October 2016 (as subsequently amended and supplemented), the Loan Parties hereby acknowledge and confirm that this Agreement (and each of the provisions thereof) has been specifically negotiated with the support of legal advisors on each side. Accordingly, this Agreement falls within the class of agreements “that have been specifically negotiated” (“che costituiscono oggetto di trattativa individuale”) to which the provisions set out under section II of the above “Disposizioni sulla trasparenza” do not apply.

10.30            Intercreditor Accession. In consideration of each Secured Party being accepted as a Senior Lender, Senior Agent and/or Senior Lead Arranger (as applicable) (such Secured Party, an “Acceding Party”) for the purposes of the Intercreditor Agreement, the Acceding Party confirms that, as from the date such Acceding Party became a Secured Party hereunder, it intends to be party to the Intercreditor Agreement as a Senior Lender, Senior Agent and/or Senior Lead Arrangers (as applicable) and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender, Senior Agent and/or Senior Lead Arrangers (as applicable) and agrees that (i) it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement (including the appointment of the Security Agent under Clause 19 (The Security Agent) of the Intercreditor Agreement) and (ii) shall be deemed to have agreed to appoint and accepted the appointment of the Security Agent to act as its security agent and mandatario con rappresentanza pursuant to Italian law and to have authorised the Security Agent to perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Intercreditor Agreement and the other Loan Documents, together with any other incidental rights, power and discretions and such others rights and faculties indicated in the Intercreditor Agreement and/or the other Loan Documents. The Acceding Party expressly ratifies and approves any and all acts done by the Security Agent on its behalf prior to such Acceding Party becoming a Secured Party hereunder.

[Remainder of Page Intentionally Left Blank]

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* * *

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

By:	/s/ Haaris Amjad
Name:	Haaris Amjad
Title:	Vice President

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO CREDIT AGREEMENT]

To:

JPMorgan Chase Bank, N.A.

383 Madison Avenue

New York, NY 10179, USA

Copy to:

Bending Spoons US Inc.

169 Madison Ave, Suite 11218

New York, NY 10016, USA

20 April 2026

Project Blossom – Amendment Agreement

Dear Sirs,

We acknowledge receipt of your letter dated as of today’s date, the content of which we reproduce in full below in full acceptance.

* * *

[Remainder of the page intentionally left blank]

“To:

Bending Spoons Operations S.p.A.

Via Nino Bonnet 10

20154 Milan, Italy

Bending Spoons US Inc.

169 Madison Ave, Suite 11218

New York, NY 10016, USA

20 April 2026

Project Blossom – Amendment Agreement

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following amendment agreement.

* * *

[Remainder of the page intentionally left blank]

Execution Version

To be executed by means of exchange of correspondence or out of Italy

AMENDMENT NO. 1 TO CREDIT AGREEMENT

This AMENDMENT NO. 1 TO CREDIT AGREEMENT (this “Amendment”), dated as of April 20, 2026, is entered into by and among BENDING SPOONS US INC., a Delaware corporation (the “Borrower”), BENDING SPOONS OPERATIONS S.P.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”) and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) pursuant to Section 10.16 of the Existing Credit Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Borrower, the Company, the Administrative Agent and the other parties thereto are parties to that certain Credit Agreement, dated as of January 2, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”; and as amended pursuant to this Amendment, the “Amended Credit Agreement”);

WHEREAS, the Company has requested that the Administrative Agent and the Required Lenders amend certain provisions of the Existing Credit Agreement, and the Lenders have been given the requisite notice specified in Section 10.16 of the Existing Credit Agreement. Subject to the satisfaction of the conditions precedent set forth herein, the Administrative Agent is willing to (and the Required Lenders will be deemed to have agreed to) amend the Existing Credit Agreement, on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.            Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings ascribed thereto in the Amended Credit Agreement.

2.            Amendments. Subject to the satisfaction of the conditions precedent set forth in Section 4 below, the Borrower, the Company and the Administrative Agent agree that the Existing Credit Agreement is hereby amended to (i) to delete the red or green stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~ and ~~stricken text~~) and (ii) to add the blue or green double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text), in each case, as set forth in the pages of the Amended Credit Agreement attached as Exhibit A hereto

Any Schedule or Exhibit to the Existing Credit Agreement not amended pursuant to the terms of this Amendment or otherwise included as part of Exhibit A hereto shall remain in effect without any amendment or other modification thereto.

3.            Representations and Warranties. In order to induce the other parties hereto to enter into this Amendment in the manner provided herein, each of the Company and the Borrower represents and warrants to the other parties hereto that the following statements are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality):

(a)            each of the representations and warranties of the Company, the Borrower and each other Loan Party contained in Section 4 of the Existing Credit Agreement and each other Loan Document are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date; and

(b)            as of the date hereof and immediately after giving effect to this Amendment, no Event of Default has occurred and is continuing.

4.            Condition to Effectiveness. This Amendment shall not become effective until the date on which the following conditions are satisfied, (i) the Administrative Agent shall have received counterparts of this Amendment executed by the Company, the Borrower and the Administrative Agent and (ii) the Lenders shall have received at least five Business Days’ prior written notice of this Amendment and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to this Amendment.

5.            Acknowledgement.

a)            Each of the Loan Parties party hereto hereby confirms that each Loan Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Loan Documents the payment and performance of all Obligations under each of the Loan Documents to which it is a party.

b)            Each of the Loan Parties party hereto hereby acknowledges and agrees that each of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment.

c)            Each of the Loan Parties party hereto hereby acknowledges that it has reviewed the terms and provisions of this Amendment and consents to the amendment of the Existing Credit Agreement effected pursuant to this Amendment.

6.            GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVERS; WAIVER OF JURY TRIAL. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH PARTY HERETO HEREBY AGREES TO BE BOUND BY THE TERMS OF SECTIONS 10.12 AND 10.17 OF THE EXISTING CREDIT AGREEMENT AS IF EACH SUCH SECTION WAS SET FORTH IN FULL HEREIN.

7.            Counterparts. This Amendment or any acceptance letter to which this Amendment is attached may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts and acceptance letters taken together shall be deemed to constitute one and the same instrument binding the parties hereto and to each such acceptance letter in their applicable capacities. Delivery of an executed signature page of this Amendment by facsimile or electronic (i.e., “pdf” or “tiff”) transmission shall be effective as delivery of a manually executed counterpart hereof or thereof and any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest

2

extent permitted by applicable law. A set of the copies of this Amendment and/or one or more acceptance letters with respect hereto which, taken together, are signed by all the parties hereto shall be lodged with the Company and the Administrative Agent. Notwithstanding anything to the contrary, the parties agree that any person which executes an acceptance letter with respect to this Amendment shall thereby become a party hereto and this Amendment accepted by such party pursuant to an acceptance letter shall be binding on such party, in each case to the same extent as if such party executed a counterpart hereof.

8.            Effects on Loan Documents; Reaffirmation.

(a)            Except as specifically amended herein, the Existing Credit Agreement shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. Except as otherwise expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Secured Party or any Agent under any of the Loan Documents, nor constitute a waiver of any provision of the Loan Documents. This Amendment shall constitute a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents.

(b)            Each of the Company and the Borrower hereby (i) on behalf of itself and the other Loan Parties, ratifies, confirms and reaffirms its liabilities, its payment and performance obligations (contingent or otherwise) and its agreements under the Amended Credit Agreement and the other Loan Documents and (ii) acknowledges, ratifies and confirms that such liabilities, obligations and agreements constitute valid and existing Obligations under the Amended Credit Agreement, in each case, to the extent such Loan Party is a party thereto. In addition, each of the Loan Parties party hereto hereby ratifies, confirms and reaffirms (i) the liens and security interests granted, created and perfected under the Security Documents and any other Loan Documents and (ii) that each of the Security Documents to which it is a party remain in full force and effect notwithstanding the effectiveness of this Amendment. Without limiting the generality of the foregoing, each of the Loan Parties party hereto further agrees (A) that any reference to “Secured Obligations” contained in any Security Documents shall include, without limitation, the “Obligations” as such term is defined in the Amended Credit Agreement and (B) that the related guarantees and grants of security contained in such Security Documents shall include and extend to such Obligations. This Amendment shall not constitute a modification of the Existing Credit Agreement, except as specified herein, or a course of dealing with any Agent or any Lender at variance with the Existing Credit Agreement such as to require further notice by any Agent or any Lender to require strict compliance with the terms of the Amended Credit Agreement and the other Loan Documents in the future, except as expressly set forth herein. This Amendment and the other Loan Documents contain the entire agreement among the Company, the Borrower, the Administrative Agent, and the Required Lenders contemplated by this Amendment. Neither the Company nor the Borrower has any knowledge of any challenge to any Agent’s or any Lender’s claims arising under the Loan Documents or the effectiveness of the Loan Documents. The Administrative Agent and each Lender that has otherwise accepted the terms of this Amendment pursuant to Section 10.16 of the Existing Credit Agreement reserves all rights, privileges and remedies under the Loan Documents. Nothing in this Amendment is intended, or shall be construed, to constitute a novation or an accord and satisfaction of any of the Obligations or to modify, affect or impair the perfection, priority or continuation of the security interests in, security titles to or other Liens on any Collateral for the Obligations.

9.            Expenses. The Borrower agrees to pay or reimburse the Administrative Agent and the other Agents for all reasonable and out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication, administration and execution of this Amendment and the related Loan

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Documents, including the reasonable fees, disbursements and other charges of counsel, in accordance with Section 10.5 of the Amended Credit Agreement.

10.            Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.            Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or to be taken into consideration in interpreting, this Amendment.

[SIGNATURE PAGES FOLLOW]

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Exhibit A

Amended Credit Agreement

[Attached.]

Exhibit A

CREDIT AGREEMENT

dated as of January 2, 2026

as amended by

Amendment No. 1 to Credit Agreement, dated as of April 20, 2026,

among

BENDING SPOONS US INC.,

as the Borrower,

The Lenders from time to time party hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

INTESA SANPAOLO S.P.A.,

as Security Agent,

and

WELLS FARGO SECURITIES, LLC,

JPMORGAN CHASE BANK, N.A., MIZUHO BANK, LTD., GOLDMAN SACHS BANK
EUROPE SE, SUMITOMO MITSUI BANKING CORPORATION, MUFG BANK, LTD. and
MORGAN STANLEY SENIOR FUNDING, INC.

as Joint Lead Arrangers and Joint Bookrunners

2.24	Replacement of Lenders	90
2.25	Incremental Loans	91
2.26	Extension of Term Loans and Revolving Commitments	93
2.27	Permitted Debt Exchanges	96

SECTION 3. LETTERS OF CREDIT		97
3.1	L/C Commitment	97
3.2	Procedure for Issuance of Letter of Credit	98
3.3	Fees and Other Charges	98
3.4	L/C Participations	99
3.5	Reimbursement Obligation of the Borrower	101
3.6	Obligations Absolute	101
3.7	Letter of Credit Payments	102
3.8	Applications	102
3.9	Applicability of ISP and UCP	102
3.10	Resignation of Issuing Lenders	103

SECTION 4. REPRESENTATIONS AND WARRANTIES		103
4.1	Financial Condition	103
4.2	No Change	103
4.3	Existence; Compliance with Law	103
4.4	Corporate Power; Authorization; Enforceable Obligations	103
4.5	No Legal Bar	104
4.6	No Material Litigation	104
4.7	Ownership of Property; Liens	104
4.8	Intellectual Property	105
4.9	Taxes	105
4.10	Insurance	105
4.11	ERISA	106
4.12	Investment Company Act	106
4.13	Subsidiaries	106
4.14	Environmental Matters	107
4.15	Accuracy of Information, etc	107
4.16	Security Documents	107
4.17	Solvency	108
4.18	Sanctions & Anti-Corruption Laws	108
4.19	EEA Financial Institution	108
4.20	Margin Regulations	108
4.21	Labor Matters	108
4.22	Use of Proceeds	108
4.23	Outbound Investment Rules	108

SECTION 5. CONDITIONS PRECEDENT		109
5.1	Conditions to Effectiveness	109
5.2	Conditions to Each Revolving Loan Extension of Credit	111
5.3	Conditions to Tranche A Term Loan Borrowings	112

SECTION 6. AFFIRMATIVE COVENANTS		112
6.1	Financial Statements	112
6.2	Certificates; Other Information	113
6.3	Payment of Taxes	114
6.4	Conduct of Business and Maintenance of Existence, etc.; Compliance	115
6.5	Environmental Matters	115

6.6	Maintenance of Property; Insurance	115
6.7	Inspection of Property; Books and Records; Discussions	115
6.8	Notices	116
6.9	Additional Collateral, etc	116
6.10	Use of Proceeds	118
6.11	Post Closing	118
6.12	Changes in Jurisdiction of Organization, Name	118
6.13	Anti-Corruption Laws; Sanctions	119
6.14	[Reserved]	119
6.15	Transactions with Affiliates	119
6.16	Lender Calls	120
6.17	Outbound Investment Rules	120

SECTION 7. NEGATIVE COVENANTS		120
7.1	[Reserved]	120
7.2	Indebtedness	120
7.3	Liens	125
7.4	Fundamental Changes	129
7.5	Dispositions of Property	130
7.6	Restricted Payments	132
7.7	Investments	134
7.8	Changes in Fiscal Periods	137
7.9	Negative Pledge Clauses	137
7.10	Lines of Business	138
7.11	Restricted Debt Payments	138
7.12	Financial Covenant	139
7.13	Material Intellectual Property	139
7.14	Amendments to Organizational Documents	140

SECTION 8. EVENTS OF DEFAULT		140
8.1	Events of Default	140
8.2	Right to Cure	144

SECTION 9. THE ADMINISTRATIVE AGENT		145
9.1	Authorization and Action	145
9.2	Administrative Agent’s Reliance, Limitation of Liability, Etc.	147
9.3	Posting of Communications	149
9.4	The Administrative Agent Individually	150
9.5	Successor Administrative Agent and Issuing Lenders	150
9.6	Acknowledgements of Lenders and Issuing Lenders	151
9.7	Collateral Matters	154
9.8	Credit Bidding	155
9.9	Certain ERISA Matters	156
9.10	Authorization to Release Liens and Guarantees	157
9.11	Intercreditor Agreements	157
9.12	Borrower Communications	157

SECTION 10. MISCELLANEOUS		158
10.1	Amendments and Waivers	158
10.2	Notices; Electronic Communications	162
10.3	No Waiver; Cumulative Remedies	165
10.4	Survival of Representations and Warranties	166
10.5	Payment of Expenses; Indemnification	166

10.6	Successors and Assigns; Participations and Assignments	168
10.7	Adjustments; Set off	173
10.8	Counterparts	174
10.9	Severability	174
10.10	Integration	174
10.11	GOVERNING LAW	174
10.12	Submission to Jurisdiction; Waivers	174
10.13	Acknowledgments	175
10.14	Confidentiality	176
10.15	Release of Collateral and Guarantee Obligations; Subordination of Liens	177
10.16	Accounting Changes	179
10.17	WAIVERS OF JURY TRIAL	179
10.18	USA PATRIOT ACT	180
10.19	Effect of Certain Inaccuracies	180
10.20	Interest Rate Limitation	180
10.21	Payments Set Aside	180
10.22	Electronic Execution of Assignments and Certain Other Documents	181
10.23	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	181
10.24	Acknowledgement Regarding Any Supported QFCs	181
10.25	Limitations on Guarantees and Security	182
10.26	Judgment Currency	183
10.27	Waiver of Sovereign Immunity	183
10.28	Appointment of Service of Process Agent	184
10.29	Italian Transparency Provisions	184
10.30	Intercreditor Accession	184

SCHEDULES

Schedule 1.1A	Agreed Security Principles
Schedule 1.1B	Closing Date Security Documents
Schedule 1.1C	Permitted Pre-Close Holdings Loans
Schedule 2.1	Commitments
Schedule 4.3	Existence; Compliance with Law
Schedule 4.6	Litigation
Schedule 4.7A	Ownership of Property; Liens
Schedule 4.7B	Material Real Property
Schedule 4.13	Subsidiaries
Schedule 6.11	Post-Closing
Schedule 6.15	Transactions with Affiliates
Schedule 7.2(d)	Existing Indebtedness
Schedule 7.3(f)	Existing Liens
Schedule 7.5(r)	Dispositions
Schedule 7.7	Existing Investments
Schedule 7.9	Existing Negative Pledge Clauses

EXHIBITS:
Exhibit A-1	Form of Tranche A Term Loan Note
Exhibit A-2	Form of Revolving Note
Exhibit B-1	Form of US Collateral Agreement

v

Exhibit B-2	Form of US Pledge Agreement
Exhibit B-3	Form of Guaranty
Exhibit C	Form of Intercreditor Agreement
Exhibit D	Form of Joinder Agreement
Exhibit E-1	Form of Increase Supplement
Exhibit E-2	Form of Lender Joinder Agreement
Exhibit E-3	Form of Lender Designation
Exhibit F	[Reserved]
Exhibit G	[Reserved]
Exhibit H	[Reserved]
Exhibit I	[Reserved]
Exhibit J	Form of Assignment and Assumption
Exhibit K	Form of Compliance Certificate
Exhibit L	Form of Closing Certificate
Exhibit M	Form of Solvency Certificate
Exhibit N-1	Form of Tax Certification (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit N-2	Form of Tax Certification (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit N-3	Form of Tax Certification (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit N-4	Form of Tax Certification (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

CREDIT AGREEMENT, dated as of January 2, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among (i) Bending Spoons US Inc., a Delaware corporation (the “Borrower”), (ii) Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”), (iii) the Lenders and Issuing Lenders (each as defined below) party hereto from time to time, (iv) JPMorgan Chase Bank, N.A., as Administrative Agent and (v) Intesa Sanpaolo S.p.A., as Security Agent.

W I T N E S S E T H:

WHEREAS, the Company is party to the Pro Rata Facilities Agreement (as defined below), and the Borrower acts as a guarantor under such Pro Rata Facilities Agreement.

WHEREAS, the Borrower is party to the Existing Term Loan Credit Agreement (as defined below) and the Company acts as a guarantor under such Existing Term Loan Credit Agreement.

WHEREAS, the Borrower has requested that, immediately upon (or contemporaneously with) the satisfaction in full of the applicable conditions precedent set forth in Section 5.1 below, (i) the Tranche A Term Lenders make available the Tranche A Term Commitments, which, on the Closing Date shall be in an aggregate principal amount of $660,000,000, and (ii) the Revolving Lenders make available the Revolving Commitments, which, on the Closing Date shall be in an aggregate principal amount of $195,000,000.

WHEREAS, the Tranche A Term Commitments and the Revolving Commitments incurred on the Closing Date and evidenced by this Agreement are being incurred as “Permitted Alternative Debt” in accordance with the requirements of the Pro Rata Facilities Agreement and as “Additional Obligations” in accordance with the requirements of the Existing Term Loan Credit Agreement and, subject to the Agreed Security Principles and the Intercreditor Agreement, shall share collateral and guarantors with the Pro Rata Facilities Agreement and the Existing Term Loan Credit Agreement on a pari passu basis.

WHEREAS, as of the Amendment No. 1 Effective Date, the Borrower and the Administrative Agent (with the deemed consent of the Required Lenders in accordance with the terms of Section 10.16 of this Agreement (as in effect immediately prior to the Amendment No. 1 Effective Date)) have amended certain provisions of this Agreement on the terms set forth in Amendment No. 1.

WHEREAS, the Lenders have agreed to provide Commitments to and extend Loans to the Borrower on the terms and subject to the conditions set forth herein.

The parties hereto hereby agree as follows:

SECTION 1.            DEFINITIONS

1.1            Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR” means for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 0.50% and (c) Term SOFR for a one-month interest period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, on the immediately preceding U.S. Government Securities Business Day) plus 1%. Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime

Rate, the NYFRB Rate or Term SOFR, respectively. If ABR is being used as an alternate rate of interest pursuant to Section 2.17 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.17(a)), then ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Any change in the ABR due to a change in Term SOFR, the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in Term SOFR, the Prime Rate or the Federal Funds Effective Rate, respectively. For the avoidance of doubt, if ABR as determined pursuant to the foregoing would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“ABR Loans” means Loans the rate of interest applicable to which is based upon the ABR.

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Acceding Party” has the meaning set forth in Section 10.30.

“Accounting Changes” has the meaning set forth in Section 10.16.

“Acquired Entity or Business” means any member of the Group (or business or assets) acquired during a period and not subsequently sold, transferred or otherwise disposed of by any member of the Group to a third party during such period.

“Acquisition” has the meaning set forth in the definition of “Permitted Acquisition.”

“Additional Guarantor” means a Restricted Subsidiary of the Company required to provide a Guarantee in respect of the Obligations pursuant to Section 6.9.

“Additional Obligations” means senior or subordinated Indebtedness (which Indebtedness may be (a) subject to clause (i) in the proviso below, secured by any assets of the Company and any of its Restricted Subsidiaries, which in the case of any Collateral may be on a junior or pari passu basis or (b) unsecured, including customary bridge financings or other indebtedness, in each case issued or incurred by the Borrower, the Company or any other Loan Party and guaranteed by, subject to clause (i) in the proviso below, the Company and any of its Restricted Subsidiaries), the terms of which at the time of such incurrence or issuance do not provide for a maturity date or Weighted Average Life to Maturity earlier than the Latest Maturity Date or shorter than the Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans (other than in each case (x) an earlier maturity date and/or shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date than the Latest Maturity Date or the Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans, as applicable or (y) incremental revolving facilities); provided that (i)(A) with respect to Additional Obligations issued or incurred by any Loan Party (other than the Company), such Additional Obligations will not be guaranteed by any Person that does not guarantee the Obligations and will not be secured by any assets other than the Collateral (and to the extent secured, shall be subject to an Applicable Intercreditor Agreement) and (B) with respect to Additional Obligations issued or incurred by the Company, subject to the Agreed Security Principles (to the extent such guarantee or asset is not legally possible to be delivered to guarantee or secure all or a portion of any then-existing Italian Debt under Pro Rata Facilities Loan Documents), such Additional Obligations will not (I) be guaranteed by any Person that (x) does not guarantee any Italian Debt under the Pro Rata Facilities Loan Documents or in case the loans and commitments under any Pro Rata Facilities Loan Documents are not outstanding, which would have not been required to guarantee such loans and commitments if such loans and commitments were outstanding) or (y) subject to the Agreed Security Principles (to the extent such guarantee is not legally possible to be delivered to guarantee or secure all or a portion of the Obligations), is not an obligor of the Obligations and (II) will not be secured by any assets other than the Pro Rata

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Collateral and the Collateral (and to the extent secured, shall be subject to an Applicable Intercreditor Agreement and the Agreed Security Principles) (or, in case the loans and commitments under any Pro Rata Facilities Loan Documents are not outstanding, any assets that would have been required to secure such loans and commitments if such loans and commitments were outstanding), (ii) no Event of Default shall exist at the time of incurrence immediately after giving effect to such Additional Obligations, (iii) if secured by any Collateral or Pro Rata Collateral on a pari passu basis with any Obligations or Italian Debt under the Existing Facilities Agreement, as applicable, may provide for the ability to participate on a (x) pro rata basis, or on a less than or a greater than pro rata basis, in any voluntary prepayments of the Term Loans and (y) pro rata basis, or on a less than pro rata basis, in any mandatory prepayments of the Term Loans and (iv) if the terms of any Additional Obligation other than terms provided above are not consistent with respective terms of this Agreement (as reasonably determined by the applicable Loan Party), then such terms shall be as agreed between the applicable Loan Party and the lenders or holders providing such Additional Obligations; provided further that if representations and warranties, affirmative and negative covenants and events of default of the Additional Obligations (in each case excluding any financial maintenance covenants (if applicable)) are not consistent with respective terms of this Agreement, such terms shall either, at the option of the applicable Loan Party (x) not be materially more restrictive, taken as whole, to the Company and its Restricted Subsidiaries (as determined by the Company in good faith) than this Agreement excluding (1) if Lenders under this Agreement also receive the benefit of any such more restrictive terms (and the Loan Documents may be amended by the Company without the need to obtain the consent of any other Lender or any Agent to give effect to this clause (1)) and/or (2) any such provisions apply after the then Latest Maturity Date at the time of incurrence thereof, (y) be reasonably satisfactory to the Administrative Agent or (z) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the applicable Loan Party in good faith).

“Adjusted EBITDA” means, in relation to any period, Consolidated EBITDA adjusted to reflect all Pro-Forma Adjustments including in relation to a Group Initiative, the acquisition of, or investment in, an Acquired Entity or Business or the disposal of a Disposed Entity or Business.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), as the administrative agent (and mandatario con rappresentanza pursuant to Italian law) for the Lenders under this Agreement and the other Loan Documents, together with any of its successors and permitted assigns in such capacity in accordance with Section 9.5.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent to the Borrower or any Lender, as the context requires.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means as to any Person, any other Person that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, in either case whether by contract or otherwise.

“Agency Fee Letter” means that certain Amended and Restated Fee Letter, dated as of November 16, 2025, by and among the Borrower and the Lead Arrangers.

“Agents” means the collective reference to the Security Agent and the Administrative Agent, and solely for purposes of Sections 10.13 and 10.14, the Lead Arrangers.

“Agent-Related Person” has the meaning set forth in Section 10.5(c).

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“Aggregate Exposure” means with respect to any Lender at any time, an amount equal to the sum of (in each case, if applicable) (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and unused Commitments in respect thereof, if any, then in effect, (ii) the aggregate amount of such Revolving Lender’s Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding, (iii) the total L/C Obligations of such Issuing Lender at such time and (iv) the aggregate amount of all participations by such Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit at such time.

“Agreed Purposes” has the meaning set forth in Section 10.14.

“Agreed Security Principles” means the “Agreed Security Principles” set forth on Schedule 1.1A. “Agreement” has the meaning set forth in the introductory paragraph.

“Amendment No. 1” means the Amendment No. 1 to Term Loan Credit Agreement, dated as of the Amendment No. 1 Effective Date, by and among, the Company, the Borrower and the Administrative Agent (with the deemed consent of the Required Lenders in accordance with the terms of Section 10.16 of this Agreement (as in effect immediately prior to the Amendment No. 1 Effective Date)).

“Amendment No. 1 Effective Date” means April 20, 2026.

“Annual Operating Budget” has the meaning set forth in Section 6.2(b).

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Company or the Borrower or any of their Restricted Subsidiaries from time to time concerning or relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“AOL Acquisition” means, collectively, the acquisition of all of the issued and outstanding capital stock of the AOL Target and certain specified assets of the Asset Sellers (as defined in the AOL Acquisition Agreement) pursuant to the AOL Acquisition Agreement.

“AOL Acquisition Agreement” means that certain Equity and Asset Purchase Agreement, dated as of October 27, 2025 (together with the exhibits and disclosure schedules thereto), by and among the Borrower, the Company, AOL Media Holdings LLC, College Membership Services, LLC and the other parties party thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time; provided that the AOL Acquisition Agreement shall not have been altered, amended or otherwise modified or supplemented or any provision or condition therein waived, nor any consent granted, in each case, by the Borrower or the Company, if such alteration, amendment, modification, supplement, waiver or consent would be materially adverse to the interests of the Lenders (in their capacities as such), without the prior written consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that (a) any amendment, waiver, consent or other modification that decreases the purchase price in respect of the AOL Acquisition by less than 10% shall be deemed not to be adverse to the interests of the Lenders in any material respect; (b) any change to the definition of Business Material Adverse Effect (as defined in the AOL Acquisition Agreement) shall be deemed to be adverse to the interests of the Lenders in a material respect; and (c) any amendment, waiver, consent or other modification that increases the purchase price in respect of the AOL Acquisition shall be deemed not to be adverse to the interests of the Lenders in any material respect, so long as such increase is funded solely by the issuance by Holdings, the Company or the Borrower of common equity or use of cash on hand); provided that no adjustments to the purchase price in accordance with the terms of the AOL Acquisition Agreement as in effect on October 27, 2025 (including, without limitation, working capital adjustments) shall be deemed to be adverse to the interests of the Lenders).

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“AOL Refinancing” means the repayment, redemption, defeasance, discharge, refinancing or termination of the Existing Credit Agreement (as defined in the AOL Acquisition Agreement) (other than in respect of letters of credit that are either rolled into or back-stopped by letters of credit issued under a revolving credit facility of the Company or any of its Restricted Subsidiaries or cash collateralized by the Company or any of its Restricted Subsidiaries, or contingent obligations not then due and payable).

“AOL Target” means AOL Holdco I LLC, a Delaware limited liability company.

“Applicable Accounting Standards” means, in respect of the Company, IFRS and, starting from the Switch Date, IFRS for the purposes of its statutory financial statements and US GAAP for all other purposes and, in respect of another member of the Group, at its discretion, US GAAP, IFRS or generally accepted accounting principles in its jurisdiction of incorporation, in each case as applied from time to time; provided that, from the Switch Date, all financial covenants, ratios, incurrence-based permissions, tests, thresholds or baskets (including any financial definitions or components thereof and any basket based on the calculation of Consolidated EBITDA, Adjusted EBITDA, the Consolidated Net Total Leverage Ratio, the Consolidated Net Secured Leverage Ratio or the Consolidated Net First Lien Secured Leverage Ratio), Compliance Certificates and financial reporting under the Loan Documents, including annual and quarterly financial statements required to be delivered under Sections 6.1(a) and 6.1(b), shall be prepared and delivered under US GAAP only.

“Applicable Commitment Fee Rate” means a rate equal to 0.50% per annum.

“Applicable Intercreditor Agreement” means the Intercreditor Agreement or any Other Intercreditor Agreement, as elected by the Company.

“Applicable Margin” means for any day, with respect to any Revolving Loans and Tranche A Term Loans, (x) 3.50% for Term Benchmark Loans and (y) 2.50% for ABR Loans; provided that upon the consummation of a Qualified IPO, the Applicable Margin for each of the pricing levels set forth above shall, in each case, automatically be reduced by 0.25%.

“Applicable Parties” has the meaning set forth in Section 9.3(c). “Applicable Period” has the meaning set forth in Section 10.19.

“Application” means an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“Approved Borrower Portal” has the meaning assigned to it in Section 9.12. “Approved Electronic Platform” has the meaning set forth in Section 9.3(a). “Approved Fund” has the meaning set forth in Section 10.6(b).

“Approved Jurisdiction” has the meaning set forth in “Cash Equivalents”.

“Asset Sale” means any Disposition of Property or series of related Dispositions of Property by the Company or any of its Restricted Subsidiaries under Section 7.5(e)(x), which yields Net Cash Proceeds (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at Fair Market Value in the case of other non-cash proceeds) in excess of the greater of (x) $47,500,000 and (y) 10% of Adjusted EBITDA as of the end of the most recently ended Test Period at the time of consummation of such Disposition.

“Assignee” has the meaning set forth in Section 10.6(b).

5

“Assignment and Assumption” means an Assignment and Assumption, substantially in the form of Exhibit J or such other form (including electronic records generated by the use of an electronic platform) reasonably acceptable to the Company and the Administrative Agent.

“Available Amount” means as at any date, the sum, without duplication:

(a)            the greater of (i) $92,500,000 and (ii) 20% of Adjusted EBITDA for the most recently ended Test Period, calculated on a pro forma basis (this clause (a), the “Starter Basket”); plus

(b)            an amount equal to 50% of cumulative Consolidated Net Income for the period from the first day of the fiscal quarter in which the Closing Date occurs to the end of the most recently ended Test Period; provided that the amount determined in this clause (b) shall not be less than zero (this clause (b), the “CNI Builder Basket”);

(c)            the Net Cash Proceeds received after the Closing Date and on or prior to such date from any Equity Issuance by, or capital contribution to, the Company (which is not Disqualified Capital Stock);

(d)            the aggregate amount of proceeds received after the Closing Date and on or prior to such date that constitute Declined Proceeds;

(e)            the aggregate principal amount of any Indebtedness of the Company or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness issued to a Restricted Subsidiary) and which has been extinguished after being converted into or exchanged for Capital Stock in any Parent Entity;

(f)            the amount received by the Company or any Restricted Subsidiary in cash (and the Fair Market Value of Property other than cash received by the Company or any Restricted Subsidiary) after the Closing Date from any dividend or other distribution by an Unrestricted Subsidiary;

(g)            in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or any Restricted Subsidiary, the Fair Market Value of the Investments of the Company or any Restricted Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable);

(h)            an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in cash and Cash Equivalents by the Company or any Restricted Subsidiary in respect of any Investments made pursuant to Section 7.7(bb); and

(i)            the aggregate amount actually received in cash or Cash Equivalents by the Company or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any joint venture that is not a Subsidiary or in any Unrestricted Subsidiary, in each case, to the extent of the Investment in such joint venture or Unrestricted Subsidiary; minus, the sum of:

(i)	the amount of Restricted Payments made after the Closing Date pursuant to Section 7.6(a);

(ii)	the amount of Restricted Debt Payments made after the Closing Date pursuant to Section 7.11(a); and

(iii)	the amount of any Investments made after the Closing Date pursuant to Section 7.7(bb).

“Available Revolving Commitment” means as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect (including any New

6

Loan Commitments which are Revolving Commitments) over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code, as now constituted or hereafter amended.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.17, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)            Daily Simple SOFR; and

the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time in the United States;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a)	in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the

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calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)	in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing such Benchmark (or such component thereof) or, if such Benchmark is a term rate, that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

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For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Beneficial Owner” has the meaning given to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will not be deemed to have beneficial ownership of any securities that such “person” has the right to acquire or vote only upon the happening of any future event or contingency (including the passage of time) that has not yet occurred. The terms “Beneficially Owns”, “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Beneficial Ownership” has the meaning given to such term in the definition of Beneficial Owner.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Beneficially Owned” has the meaning given to such term in the definition of Beneficial Owner. “Beneficially Owns” has the meaning given to such term in the definition of Beneficial Owner.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefited Lender” has the meaning set forth in Section 10.7(a).

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the Board of Directors of the general partner of the partnership, or any committee thereof duly authorized to act on behalf of such board or the board or committee of any Person serving a similar function; (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or any Person or Persons serving a similar function; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning set forth in the introductory paragraph. “Borrower Communications” has the meaning set forth in Section 9.12. “Borrower Materials” has the meaning set forth in Section 10.2(c).

“Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice” means a notice of borrowing substantially in the form approved by the Administrative Agent and separately provided to the Borrower (including any form on an electronic

9

platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Business” means the business activities and operations of the Company and/or its Subsidiaries on the Closing Date.

“Business Day” means, any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or Frankfurt, or is a day on which banking institutions in such state or city are authorized or required by Law to close.

“Calculation Date” means as defined in Section 1.3(a).

“Capital Expenditures” means for any period, with respect to any Person, the aggregate of all cash expenditures by such Person for the acquisition or leasing (pursuant to a lease under which obligations are Capital Lease Obligations but excluding any amount representing capitalized interest) of fixed or capital assets, computer software or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under the Applicable Accounting Standards on a balance sheet of such Person; provided that in any event the term “Capital Expenditures” shall exclude: (i) any Permitted Acquisition and any other Investment permitted hereunder; (ii) any expenditures to the extent financed with any Reinvestment Deferred Amount; (iii) expenditures for leasehold improvements for which such Person is reimbursed in cash or receives a credit; and (iv) capital expenditures to the extent they are made with the proceeds of equity contributions (other than in respect of Disqualified Capital Stock) made to the Company after the TLB Closing Date.

“Capital Lease Obligations” means as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under the Applicable Accounting Standards and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with the Applicable Accounting Standards.

Notwithstanding the foregoing, all leases of the Company and its Restricted Subsidiaries that were (or if entered into after such date, would have been) treated as operating leases for purposes of the Applicable Accounting Standards prior to January 1, 2019 shall continue to be (or, as applicable, shall be) accounted for as operating leases regardless of any change in or application of the Applicable Accounting Standards following such date pursuant to ASC 842 or otherwise that would require such leases to be treated as capital leases.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person (other than a corporation).

“Cash Equivalents” means:

(a)            direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within 18 months from the date of acquisition thereof;

(b)            (i) debt securities with a maturity of 365 days or less issued by any member nation of the European Union, the United Kingdom, Switzerland, Canada or any of its provinces, Australia or any other country whose debt securities are rated by S&P and Moody’s A-1 or P-1, or the equivalent thereof (if a short-term debt rating is provided by either) or at least AA or AA2, or the equivalent thereof (if a long-term unsecured debt rating is provided by either) (each such jurisdiction, an “Approved Jurisdiction”) or any

10

agency or instrumentality of an Approved Jurisdiction, provided that the full faith and credit of the Approved Jurisdiction is pledged in support of such debt securities or such debt securities constitute a general obligation of the Approved Jurisdiction, (ii) debt securities in an aggregate principal amount not to exceed $1,000,000 with a maturity of 365 days or less issued by any nation in which any Subsidiary of the Company has cash which is the subject of restrictions on export or any agency or instrumentality of such nation, provided that the full faith and credit of such nation is pledged in support of such debt securities or such debt securities constitute a general obligation of such nation and (iii) shares of any money market fund that (A) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) or (b) above, (B) has net assets in excess of $500,000,000 and (C) has obtained from either S&P or Moody’s the highest rating obtainable for such a money market fund in the relevant country;

(c)           commercial paper having a rating, at the time of acquisition thereof, by S&P of at least A-1 or by Moody’s of at least P-1 and in either case maturing within 270 days from the date of acquisition thereof;

(d)           certificates of deposit, bankers’ acceptances and time deposits maturing within one year of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof or any Approved Jurisdiction which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(e)            fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(f)            mutual funds investing solely in assets of the type described in clauses (a) through (d)

above;

(g)           shares of money market, mutual or similar funds having net assets in excess of $500,000,000 maturing or being due or payable in full not more than 18- days after acquisition thereof and the investments of which are limited to investment grade securities (i.e., securities rated at least Baa1 by Moody’s or at least BBB+ by S&P); and

(h)           variable rate demand notes rated at least Aa3 by Moody’s or at least AA- by S&P.

“Cash Management Obligations” means obligations in respect of any overdraft and related liabilities arising from treasury, depository and cash management services, credit or debit cards, or any automated clearing house transfers of funds.

“Change in Law” means (a) the adoption of any law, rule or regulation, or (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority.

“Change of Control” will be deemed to occur if (a) at any time (1) the Company ceases to be wholly-owned, directly or indirectly, by Holdings or (2) the Borrower ceases to be wholly-owned, directly or indirectly, by the Company or (b) after the Closing Date, (1) at any time prior to the consummation of a Qualified IPO, the Permitted Holders, taken together, cease to beneficially own, directly or indirectly Voting Stock that would entitle such Person or group to vote Voting Stock representing, in aggregate, at least 50% of the total voting power of the Voting Stock of Company or (2) at any time after the consummation of a Qualified IPO, any person or “group” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act (but excluding any employee benefit plan of such Person and its Subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan, any underwriters or their Affiliates in connection with the Qualified IPO, any Permitted Holder or any “group” controlled by one or more Permitted Holders) acquires beneficial ownership, directly or indirectly,

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of both (i) more than 35.0% of the Voting Stock of Company and (ii) more than the total voting power of the of Voting Stock of Company that is at the time beneficially owned, directly or indirectly, by the Permitted Holders, taken together.

“Charges” has the meaning set forth in Section 10.20.

“Clean-up Period” means, in respect of any acquisition or other Investment permitted by this Agreement, the period commencing on the closing date for such acquisition or Investment and ending on (and including) the date that is 120 days after such closing date.

“Closing Date” means January 2, 2026.

“Closing Date Security Documents” means the U.S. Collateral Agreement, the U.S. Pledge Agreement and the documents set forth on Schedule 1.1B.

“CNI Builder Basket” has the meaning given to such term in the definition of Available Amount. “Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” (or similar term) referred to in any Security Document and all of the other property and assets, in each case, that are or are required under the terms of any Security Documents to be subject to Liens securing the Obligations; provided that (x) under no circumstances shall Collateral include any assets of any U.S. Loan Party that are Excluded Collateral and (y) Collateral shall not include any assets of the Company or any of its Subsidiaries other than (A) assets of the Borrower or a direct or indirect Subsidiary of the Borrower, (B) Capital Stock of the Borrower owned directly by the Company, (C) other Capital Stock of any Restricted Subsidiary owned directly by the Company and (D) subject to the Agreed Security Principles, assets of the Company that constitute Pro Rata Collateral; provided, that the pledge of any Capital Stock in any Subsidiary treated as Controlled Foreign Entity or FSHCO that is owned directly by the Company shall not exceed 65% of the voting Capital Stock of such Subsidiary and 100% of the non-voting Capital Stock, if any, of such Subsidiary.

“Commitment” means as to any Lender, the Tranche A Term Commitment, Revolving Commitment, Extended Revolving Commitment and/or New Loan Commitment(s) (in each case, if any) of such Lender.

“Commitment Letter” means the Amended and Restated Term Loan A and Revolving Credit Facility Commitment Letter, dated as of November 16, 2025 by and among the Lead Arrangers and the Borrower.

“Committed Reinvestment Amount” has the meaning set forth in the definition of “Reinvestment Prepayment Amount.”

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.). “Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Borrower or any of its Subsidiaries within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower or any of its Subsidiaries and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Commonly Controlled Plan” has the meaning set forth in Section 4.11(b). “Communications” has the meaning set forth in Section 9.3(c). “Company” has the meaning set forth in the introductory paragraph.

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“Compliance Certificate” means a certificate duly executed by a Responsible Officer substantially in the form of Exhibit K or such other form reasonably acceptable to the Company and the Administrative Agent.

“Confidential Information” has the meaning set forth in Section 10.14.

“Conforming Changes” means, with respect to Term SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), the definition of “U.S. Government Securities Business Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of Term SOFR or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of Term SOFR or such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Current Assets” means at any date, all amounts (other than (a) cash and Cash Equivalents, (b) deferred financing fees and (c) payments for deferred taxes so long as such items described in clauses (b) and (c) are not cash items) that would, in conformity with the Applicable Accounting Standards, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Company and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities” means at any date, all amounts that would, in conformity with the Applicable Accounting Standards, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Company and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Indebtedness of the Company and its Restricted Subsidiaries, (b) without duplication, all Indebtedness consisting of revolving or working capital loans (including the Revolving Loans and L/C Obligations), to the extent otherwise included therein, (c) amounts for deferred taxes and non-cash tax reserves accounted for pursuant to FASB Interpretation No. 48 and (d) any equity compensation related liability.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income after taxes of the Group (including the results from discontinued operations) without double counting (or duplicating any exclusion pursuant to the definition of Consolidated Net Income):

(a)	excluding Interest Payable and other financing costs, such the amortization of debt issuance cost (whether payable in cash, accrued or compounded);

(b)	excluding Interest Income owing to a member of the Group;

(c)	excluding any amount of tax on profits, gains or income paid or payable or deducted by any member of the Group;

(d)	(i) prior to the Switch Date, excluding any amount attributable to amortization or impairment of intangible assets (including amortization or impairment of any goodwill arising on any Permitted Acquisition or similar Investment and IFRS 16 amortization), depreciation or impairment of tangible assets, depreciation or impairment of current assets

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and any impairments and any non-cash costs or provisions relating to any share option schemes or any management equity program of any member of the Group implemented on or after the TLB Closing Date; and (ii) starting from the Switch Date, excluding any amount attributable to amortization or impairment of intangible assets (including amortization or impairment of any goodwill arising on any Permitted Acquisition or similar Investment), depreciation or impairment of tangible assets, depreciation or impairment of current assets and any impairments and any non-cash costs or provisions relating to any share option schemes or any management equity program of any member of the Group implemented on or after the TLB Closing Date, and excluding any depreciation or amortization recognized in respect of Capital Lease Obligations (finance leases or capital leases) under the Applicable Accounting Standards; provided that operating lease expenses (including office lease rental costs) shall not be added back;

(e)	excluding any Exceptional Items (positive or negative) (including, for the avoidance of doubt, any abort costs relating to an Acquisition or similar Investment);

(f)	including (to the extent not already included) the realized gains or the realized losses arising at maturity or on termination of forward foreign exchange and other currency hedging contracts entered into with respect to the operational cash flows of the Group (but excluding, to the extent not already excluded, any unrealized gains or loss on any hedging instrument whatsoever);

(g)	excluding any (x) unrealized gains or losses on interests hedging or other interests derivatives or (y) realized gains or losses on interests hedges or other interests derivatives but (z) after taking into account any realized gains or losses on hedges or other derivatives entered into in the ordinary course of trading;

(h)	including the amount of profit or loss of any member of the Group which is attributable to any third party (not being a member of the Group) which is a shareholder (or holder of similar ownership interests) in such member of the Group but after deducting any dividends or other profit distributions (net of any applicable withholding tax) paid in cash to such minority shareholders (or holders of similar ownership interests) in the relevant member of the Group;

(i)	excluding any expense referable to equity settled share based compensation or payment and any expense referable to equity settled share based compensation of employees or management or one-off compensation or payments to departing management and any provision relating to any employee benefit scheme or employee related equity incentive schemes or profit-sharing schemes or management or equity incentive plan or directors’ or contractors’ or suppliers’ incentive plan;

(j)	including (to the extent not already included) the EBITDA share of any Joint Venture or investments which are not consolidated under the equity method;

(k)	excluding any unrealized gains or losses and changes in fair value on any financial instrument or derivative instruments;

(l)	excluding any fees, costs or charges in each case related to any actual or attempted, equity (including a Qualified IPO) or debt offering, financing, investments (including any investment in a Joint Venture), acquisitions (including any acquisition consummated prior to the Closing Date (but not prior to the TLB Closing Date), the AOL Acquisition, the

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Eventbrite Acquisition, any Permitted Acquisition or similar Investment) or incurrence of Indebtedness;

(m)	excluding any gains or losses arising in connection with:

(i)	Reorganization Costs incurred during such period, limited to a maximum of 25% of the Adjusted EBITDA for the applicable period after adding back the Reorganization Costs, in order to avoid any recursive computation issue;

(ii)	Restructuring Costs;

(iii)	disposals or write downs of non-current assets;

(iv)	litigation settlements; or

(v)	the disposal of assets associated with discontinued operations;

(n)	excluding any loss or gain against book value arising on a disposal of any asset (other than stock disposed of in the ordinary course of trading) during that applicable period;

(o)	excluding any fees or expenses paid (directly or indirectly) to the Investors, the Agent, the Security Agent or any agent or security agent in respect of any Indebtedness and holding company costs permitted to be paid under the Loan Documents;

(p)	excluding any adjustments arising from fair value adjustments or step up depreciation following the any acquisition consummated prior to the Closing Date (but not prior to the TLB Closing Date), AOL Acquisition, the Eventbrite Acquisition or any future Permitted Acquisition, similar Investment or reorganization;

(q)	excluding any purchase price allocation impacts from inventory in connection with any acquisition consummated prior to the Closing Date (but not prior to the TLB Closing Date), the AOL Acquisition, the Eventbrite Acquisition or any Permitted Acquisition;

(r)	excluding unrealized gains and losses due to currency fluctuations or to translation of currency debt and cash, and any realized and unrealized gains and losses due to currency fluctuations on intercompany transactions within the Group, including related effects from hedging instruments;

(s)	before deducting expenses relating to pensions including service costs and pension interest costs but after deducting Pension Items;

(t)	after adding (to the extent not already included) any amounts reasonably claimed in respect of such period under loss of profit, business interruption or equivalent insurance, duly documented and certified by the chief financial officer of the Group;

(u)	excluding any expense related to client discount on early payments; and

(v)	excluding the amount of any development costs or other similar costs that are costs that are capitalized,

provided that no amount shall be added (or deducted) more than once, and that any profit or loss on any purchase of Existing Facilities Obligations by any Investor shall not be taken into account in calculating Consolidated EBITDA.

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“Consolidated Net First Lien Secured Debt” means at any date, the Consolidated Net Total Debt that is secured by the Collateral on a first priority basis.

“Consolidated Net First Lien Secured Leverage Ratio” means as of any date of determination, the ratio of (a) Consolidated Net First Lien Secured Debt on such date to (b) Adjusted EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Test Period.

“Consolidated Net Income” means with respect to any Person for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with Applicable Accounting Standards; provided that in calculating Consolidated Net Income of the Company and its consolidated Restricted Subsidiaries for any period, there shall be excluded

(a) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries, (b) the income (or loss) of any Person (other than a Restricted Subsidiary) in which the Company or any of its Restricted Subsidiaries has an ownership interest (including any joint venture), except to the extent that any such income is actually received by the Company or such Restricted Subsidiary in the form of dividends or similar distributions (which dividends and distributions shall be included in the calculation of Consolidated Net Income), (c) any income (loss) for such period attributable to the early extinguishment of Indebtedness or Hedge Agreements and (d) the cumulative effect of a change in accounting principles. Unless otherwise qualified, all references to “Consolidated Net Income” in this Agreement shall refer to Consolidated Net Income of the Company. There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments to inventory, Property and equipment, software and other intangible assets and deferred revenue required or permitted by the Applicable Accounting Standards and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries), as a result of any consummated acquisition whether consummated before or after the Closing Date, or the amortization or write-off of any amounts thereof.

“Consolidated Net Secured Debt” means at any date, Consolidated Net Total Debt that is secured by the Collateral.

“Consolidated Net Secured Leverage Ratio” means as of any date of determination, the ratio of

(a) Consolidated Net Secured Debt on such date to (b) Adjusted EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Test Period.

“Consolidated Net Total Debt” means at any date, (a) the aggregate principal amount of all Funded Debt of the Company and its Restricted Subsidiaries on such date, minus (b) the aggregate amount of all Unrestricted Cash of the Company and its Restricted Subsidiaries as of such date.

“Consolidated Net Total Leverage Ratio” means as of any date of determination, the ratio of (a) Consolidated Net Total Debt on such date to (b) Adjusted EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Test Period.

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any written or recorded agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Contribution Indebtedness” means unsecured Indebtedness of the Company or any Restricted Subsidiary in an aggregate outstanding principal amount determined at the time of each incurrence not exceeding 100.0% of the cumulative amount of Excluded Contributions.

“Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Security Agent, which provides for the Security Agent to have “control” (as defined in Section 9-104 of the

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UCC of the State of New York or Section 8-106 of the UCC of the State of New York, as applicable) of deposit accounts or securities accounts, as applicable.

“Controlled Foreign Entity” means any Non-U.S. Subsidiary of the Company that is a direct or indirect Subsidiary of (i) the Borrower or (ii) any direct or indirect U.S. Subsidiary of the Company.

“Covered Party” has the meaning set forth in Section 10.24(a).

“Cure Amount” has the meaning set forth in Section 8.2. “Cure Right” has the meaning set forth in Section 8.2.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“DCC” means the Dutch Civil Code.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” has the meaning set forth in Section 2.12(e).

“Default” means any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender” means, subject to Section 2.7(a), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Company, the Administrative Agent, or any Issuing Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after

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request by the Administrative Agent or the Company, acting in good faith, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), (d) has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (e) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs or attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Loans” has the meaning set forth in Section 2.2(b)(i).

“Designated Noncash Consideration” means the fair market value at the time received (as determined in good faith by the Company) of any non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is designated as Designated Noncash Consideration, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Noncash Consideration. A particular item of Designated Noncash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 7.5.

“Designating Lender” has the meaning set forth in Section 2.2(b)(i).

“Designation Date” has the meaning set forth in Section 2.26(f).

“Disinterested Director” has the meaning set forth in Section 6.15.

“Disposed Entity or Business” means any member of the Group (or any business or assets) Disposed of during any Test Period.

“Disposition” means with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer, license or other disposition thereof (whether effected pursuant to a division or otherwise). The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock” means Capital Stock that (a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Capital Stock), (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Qualified Capital Stock), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Capital Stock or other assets other than Qualified Capital Stock, in the case of clauses (a), (b) and (c), prior to the date that is 91 days after the Latest Maturity Date (other than (i) upon payment in full of the Obligations (other than indemnification and other contingent obligations not yet due and owing) or (ii) upon a “change in control” or disposition of all or substantially all of the assets of the issuer thereof; provided that any payment required pursuant to this clause (ii) is subject to the prior repayment in full of the Obligations (other than indemnification and other contingent obligations not yet due and owing and) that are accrued and payable

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and the termination of the Commitments); provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or the Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution” means (a) competitors of Holdings or its Subsidiaries or the AOL Target or its Subsidiaries, in each case identified by the Company in writing in accordance with the proviso set forth below and (b) any of their Affiliates or Affiliates thereof that are clearly identifiable on the basis of similarity of name (other than a bank or bona fide institutional investor whose principal business or material activity is arranging, underwriting or investing in debt) or as identified by the Company in accordance with the proviso set forth below; provided that the Company, upon written notice to the Administrative Agent after the Closing Date (any such notice shall be emailed to the Administrative Agent at JPMDQ_Contact@jpmorgan.com, or such other address provided by the Administrative Agent, in order for such update to be effective), shall be permitted to identify in writing the list of persons that are Disqualified Institutions to the extent such supplemented person is or becomes (A) a bona fide competitor or an affiliate (other than a bank or bona fide institutional investor whose principal business or material activity is arranging, underwriting or investing in debt) of a bona fide competitor of Holdings or its Subsidiaries or the AOL Target or its Subsidiaries or (B) an affiliate of any person identified in clause (a) above not being a bank or a bona fide institutional investor whose principal business or material activity is arranging, underwriting or investing in debt, which list provided by the Company to the Administrative Agent and become effective three Business Days following delivery of such list to the Administrative Agent, but which list shall not apply retroactively to disqualify any parties that have previously acquired a permitted assignment in the Loans.

“Dollar Equivalent” means at any time, (a) with respect to any amount denominated in U.S. Dollars, such amount, and (b) if such amount is denominated in any other currency, the equivalent of such amount in U.S. Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Dutch Loan Party” means any Loan Party organized under the laws of the Netherlands.

“EBITDA” means the net income after taxes of any member of the Group with the same adjustments as provided for in the definition of “Adjusted EBITDA”.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electing Guarantors” means any Excluded Subsidiary that, at the option, and in the sole discretion, of the Company has been designated a Loan Party and is reasonably acceptable to the Security Agent.

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“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all applicable laws, rules, orders, regulations, statutes, ordinances, codes or decrees (including common law) of any international authority, foreign government, the United States, or any state, provincial, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning pollution, the preservation or protection of the environment, natural resources or human health and safety or the generation, manufacture, use, labeling, treatment, storage, handling, transportation or Releases of, or exposure to, Materials of Environmental Concern, as has been, is now, or at any time hereafter is, in effect.

“Environmental Liability” means any liability, claim, action, suit, judgment or order under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the Release of any Materials of Environmental Concern or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance” means any issuance by the Company or any Restricted Subsidiary of its Capital Stock in a public or private offering.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, any successor statute thereto, and the rules and regulations promulgated thereunder.

“Erroneous Payment” has the meaning set forth in Section 9.6(c)(i).

“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 9.6(c)(iv).

“Erroneous Payment Impacted Class” has the meaning set forth in Section 9.6(c)(iv).

“Erroneous Payment Return Deficiency” has the meaning set forth in Section 9.6(c)(iv).

“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 9.6(c)(iv).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” means any of the events specified in Section 8.1; provided that any requirement set forth therein for the giving of notice, the lapse of time, or both, has been satisfied.

“Eventbrite Acquisition” means the merger of Eventbrite, Inc. into a wholly-owned subsidiary of the Borrower pursuant to the terms of the Eventbrite Acquisition Agreement.

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“Eventbrite Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of December 1, 2025, among the Borrower, Everest Merger Sub. Inc, and Eventbrite, Inc.

“Exceptional Items” means any exceptional, one off, non-recurring or extraordinary items which represent gains or losses including, but not limited to, those arising on:

(a)	any Group Initiative and/or the restructuring/reorganization of the activities of an entity, including any reversals of any provisions, any expenditure of the Group or any business or assets of any Group member (including, without limitation, disposals, relocating, redundancies, carve-outs, corporate reorganizations, the shut down and/or re-branding of sites, any strategic review and/or any financial, legal, commercial, business and/or tax consultancy and/or advisory fees related thereto and extraordinary measures to comply with any legal or regulatory requirements) and the payment of costs and expenses incurred in connection with such activities (including, without limitation and for the avoidance of doubt, any acquired costs arising in connection with closing of the relevant transaction including in relation to incentive plans and success fees that may be recognized post-closing and including deferred purchase price or earn out components);

(b)	any (aborted or not) Business Acquisition, equity or debt securities offering, start-up losses for new entities or operations, or any profit arising from any business interruption to the extent not compensated by the proceeds of any business interruption insurance, legal or other costs incurred by the Group in connection with its compliance with any applicable law or regulation or employee bonuses;

(c)	disposals, revaluations, write downs or impairment of non-current assets or any reversal of any write down or impairment; and

(d)	disposals of assets associated with discontinued operations. “Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Collateral” has the meaning set forth in the U.S. Collateral Agreement.

“Excluded Contributions” means, as of any date, the aggregate amount of the net cash proceeds and Cash Equivalents received by the Company or any Restricted Subsidiary after the Closing Date from:

(a)	contributions to its common equity capital; or

(b)	the sale of Permitted Capital Stock of Company;

in each case, designated as Excluded Contributions by the Company, less the aggregate amount of Indebtedness incurred pursuant to Section 7.2(aa), the aggregate amount of Investments made pursuant to Section 7.7(aa) and the aggregate Restricted Payments made pursuant to Section 7.6(m), in each case prior to such date; provided that the proceeds of Disqualified Capital Stock or any net cash proceeds that are used prior to such date (A) to make Restricted Payments under Section 7.6(a), (B) to make Restricted Debt Payments under Section 7.11(a) or (C) to make an Investment under Section 7.7(bb), in each case in reliance on clause (c) of the definition of Available Amount, may not be treated as Excluded Contributions.

“Excluded Holdings Loans” means any Permitted Pre-Close Holdings Loans and any Permitted Holdings Loans.

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“Excluded Jurisdiction” means any country outside the European Union (other than the United Kingdom and the United States of America), any Sanctioned Country and any other jurisdiction designated as such by the Company and the Security Agent.

“Excluded Subsidiary” means, with respect to Subsidiaries organized in the United States (and subsidiaries of entities organized in the United States), (a) Immaterial Subsidiaries other than any Immaterial Subsidiary of the Company that is designated as a Guarantor, (b) not-for-profit subsidiaries, captive insurance subsidiaries and special purpose entities (so long as such special purpose entity is not created in contemplation of circumventing the Guarantee Obligations) used for permitted securitization or receivables facilities, if any, (c) any Subsidiary that is prohibited or restricted by Requirement of Law or Contractual Obligation on the Closing Date or on the date any such Subsidiary is acquired (so long as such prohibition or restriction is not incurred in contemplation of such acquisition) or on the date any such Subsidiary ceases to be a Wholly Owned Subsidiary of the Company (so long as such disposition or joint venture is otherwise permitted under this Agreement) from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received, or for which the provision of a guarantee could reasonably be expected to result in non-de minimis adverse tax consequences to the Company or any of its Restricted Subsidiaries or any of their direct or indirect equity holders as determined by the Company in good faith, (d) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition or other investment permitted by this Agreement that has assumed secured indebtedness not incurred in contemplation of such Permitted Acquisition or other investment and any Restricted Subsidiary thereof that guarantees such secured indebtedness, in each case to the extent such secured indebtedness prohibits such Subsidiary from becoming a Guarantor (so long as such prohibition is not incurred in contemplation of such acquisition), (e) other Subsidiaries as mutually agreed between Company and the Administrative Agent, including in circumstances where the Administrative Agent and the Company reasonably determine that the cost of providing such a guarantee is excessive in relation to the value afforded thereby, (f) each Unrestricted Subsidiary and (g) each Subsidiary that is not a wholly-owned Restricted Subsidiary (for so long as such Subsidiary remains a non-wholly-owned Restricted Subsidiary, and subject to the proviso in Section 10.15(d) hereof); provided, that, Excluded Subsidiaries shall not include Electing Guarantors; provided further, that, no Subsidiary that is not an “Excluded Subsidiary” under the Existing Term Loan Credit Agreement or the Pro Rata Facilities Agreement shall constitute an “Excluded Subsidiary” hereunder.

“Excluded Swap Obligation” means, with respect to any Subsidiary which is a Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Subsidiary of, or the grant by such Subsidiary of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Subsidiary or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Tax” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income or net profits (however denominated), branch profits Taxes and franchise Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) with respect to any Lender,

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any U.S. federal withholding Tax imposed on amounts payable to or for the account of such Lender pursuant to laws in effect at the time such Lender acquires an interest in a Loan or Commitment (including as a Substitute Affiliate Lender pursuant to Section 2.2(b)(i) but other than pursuant to a request by the Borrower under Section 2.24) (or changes its applicable lending office including the designation of a Substitute Facility Office pursuant to Section 2.2(b)(i)), except to the extent that such Lender (or its assignor, if any), immediately prior to the time of designation of a new lending office (or assignment), was entitled to receive additional amounts from a Loan Party in respect of such withholding Tax pursuant to Section 2.20, (iii) any withholding Taxes imposed as a result of the failure of a Recipient to comply with the provisions of Section 2.20(f), 2.20(g) or 2.20(i) and (iv) any withholding Taxes imposed under FATCA.

“Existing Facilities Agreement” means, collectively, the Pro Rata Facilities Agreement and the Existing Term Loan Credit Agreement.

“Existing Facilities Obligations” means, collectively, the obligations outstanding under each of the Pro Rata Facilities Agreement and the Existing Term Loan Credit Agreement.

“Existing Holdings” has the meaning specified in the definition of “Successor Holdings”. “Existing Term Loan Credit Agreement” means that certain Term Loan Credit Agreement, dated as of March 7, 2025, among the Company, the Borrower, Wetransfer B.V., as Dutch borrower, JPMorgan Chase Bank, N.A., as U.S. administrative agent, J.P. Morgan SE, as non-U.S. administrative agent, Intesa Sanpaolo S.p.A, as security agent, the banks and other financial institutions or lending entities from time to time party thereto as a lender and the other Persons party thereto, as the same may be amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Existing Term Loans” has the meaning set forth in Section 2.26(a).

“Extended Loans” has the meaning set forth in Section 2.26(a).

“Extended Revolving Commitments” has the meaning set forth in Section 2.26(a).

“Extended Revolving Tranche” has the meaning set forth in Section 2.26(a).

“Extended Term Facility” has the meaning specified in the definition of Facility.

“Extended Term Loans” has the meaning set forth in Section 2.26(a).

“Extended Term Tranche” has the meaning set forth in Section 2.26(a).

“Extended Tranche” has the meaning set forth in Section 2.26(a).

“Extending Lender” has the meaning set forth in Section 2.26(b).

“Extension” has the meaning set forth in Section 2.26(b).

“Extension Amendment” has the meaning set forth in Section 2.26(c).

“Extension Date” has the meaning set forth in Section 2.26(e).

“Extension Election” has the meaning set forth in Section 2.26(b).

“Extension Request” has the meaning set forth in Section 2.26(a).

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“Extension Series” means all Extended Term Loans or Extended Revolving Commitments, as applicable, that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Commitments, as applicable, provided for therein are intended to be part of any previously established Extension Series) and that provide for the same interest margins and amortization schedule.

“Facility” means each of (a) the Tranche A Term Loans (the “Tranche A Term Facility”), (b) any New Term Loan Commitments and the New Term Loans made thereunder (each a “New Term Facility”),

(c)	the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”),

(d)	any Extended Term Loans (of the same Extension Series) (each an “Extended Term Facility”), (e) any Extended Revolving Commitments (of the same Extension Series) (each an “Extended Revolving Facility”), (f) any Refinancing Term Loans of the same Tranche (each a “Refinancing Term Facility”) and

(g)	any Refinancing Revolving Commitments of the same Tranche (each a “Refinancing Revolving Facility”).

“Fair Market Value” means with respect to any assets, Property (including Capital Stock) or Investment, the fair market value thereof as determined in good faith by the Borrower; provided that, for purposes of the definition of “Asset Sale” and Section 7.5 and any other Disposition, the determination shall be made as of the date on which a legally binding commitment for the applicable Disposition or exchange was entered into.

“FATCA” means Sections 1471 through 1474 of the Code as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Payment Date” means (a) fifteen (15) days following the last Business Day of each March, June, September and December and (b) with respect to the Revolving Commitments, the last day of the Revolving Commitment Period, and thereafter, on demand of the Administrative Agent.

“Financial Covenant” has the meaning set forth in Section 7.12.

“Fixed Amounts” has the meaning set forth in Section 1.8.

“Floor” means (i) with respect to ABR Loans, 1.00% per annum and (ii) with respect to Term Benchmark Loans, 0.00% per annum.

“FSHCO” means a member of the Group substantially all of the assets of which consist of equity interests (or equity interests and indebtedness) in one or more Controlled Foreign Entities.

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“Funded Debt” means with respect to any Person, all Indebtedness of such Person of the types described in clauses (a) and (e), purchase money Indebtedness or, to the extent related to Indebtedness of the types described in the preceding clauses or purchase money Indebtedness, clause (d), and, solely with respect to letters of credit, bankers’ acceptances and similar facilities that have been drawn but not yet reimbursed, clause (g) of the definition of Indebtedness; provided that any Excluded Holdings Loans, Indebtedness owed by one member of the Group to another member of the Group and Indebtedness in relation to the minority interests in line with the balance sheet of another member of the Group shall be excluded from Funded Debt.

“Funding Office” means the applicable office or offices as described in the Administrative Questionnaire provided by the Administrative Agent to the Borrower from time to time.

“General Investment Basket” has the meaning set forth in Section 7.7(v). “General RDP Basket” has the meaning set forth in Section 7.11(h). “General RP Basket” has the meaning set forth in Section 7.6(e).

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government including any supra-national bodies (including the European Union or the European Central Bank) and, as to any Lender, any securities exchange and any self regulatory organization (including the National Association of Insurance Commissioners).

“Group” means the Company and each of its Restricted Subsidiaries.

“Group Initiative” means any acquisition consummated after the TLB Closing Date but prior to the Closing Date, the AOL Acquisition, the Eventbrite Acquisition, or any Permitted Acquisition or similar Investment, and Disposition permitted pursuant to Section 7.5, any Group restructuring, reorganization (including any Permitted IPO/Tax Reorganization) or cost saving or cost synergies initiative.

“Guarantee Obligation” or “Guarantee” means as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) pursuant to which the guaranteeing person has issued a guarantee, reimbursement, counterindemnity or similar obligation, in either case guaranteeing or by which such Person becomes contingently liable for any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or any Investment permitted under this Agreement. The amount of any Guarantee Obligation of any guaranteeing Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the

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maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such Person in good faith.

“Guarantor Coverage Test” has the meaning assigned to such term in Section 6.9(a).

“Guarantors” means (a) the Company, (b) the Borrower (other than with respect to its own Obligations), (c) each U.S. Subsidiary that has guaranteed the Existing Facilities Obligations as of the Closing Date, (d) no later than one hundred and twenty (120) days following the Closing Date (or such later date as reasonably agreed to by the Administrative Agent), each of (i) Vimeo, Inc. and its Restricted Subsidiaries that are U.S. Subsidiaries (other than Excluded Subsidiaries) and (ii) the AOL Target and its Restricted Subsidiaries that are U.S. Subsidiaries (other than Excluded Subsidiaries), (e) no later than one hundred and fifty (150) days following the Closing Date (or such later date as reasonably agreed to by the Administrative Agent), each Pro Rata Guarantor on the Closing Date, (f) subject to the Agreed Security Principles, each Restricted Subsidiary required to provide a guarantee pursuant to Section 6.9 and (g) each Parent Entity or Restricted Subsidiary that the Company may elect in its sole discretion, from time to time, upon written notice to the Administrative Agent, to cause to guarantee the Obligations until the date on which the Company has informed the Administrative Agent that it elects not to have such Person guarantee the Obligations; provided that each such Parent Entity or Restricted Subsidiary guaranteeing the Obligations pursuant to this clause (g) shall provide, at least three (3) Business Days prior to becoming a Guarantor (or such other period as agreed by the Administrative Agent and the Company), any documentation and other information about such Parent Entity or Restricted Subsidiary as shall have been reasonably requested in writing by any Lender through the Administrative Agent at least ten (10) Business Days prior to such Parent Entity or Restricted Subsidiary becoming a Guarantor that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA Patriot Act; provided, further, that notwithstanding anything to the contrary in any Loan Document, no Subsidiary of the Company that is (i) a Controlled Foreign Entity, (ii) a FSHCO or (iii) a direct or indirect Subsidiary of a Controlled Foreign Entity or FSHCO shall be a Guarantor; provided, further that each Subsidiary of the Borrower that constitutes a “Guarantor” under the Existing Term Loan Credit Agreement or the Pro Rata Facilities Agreement shall at all times constitute a “Guarantor” hereunder.

“Guaranty” means the Guaranty, dated as of the Closing Date, among the Borrower and the Guarantors party thereto, substantially in the form of Exhibit B-3.

“Hedge Agreements” means all agreements with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, entered into by the Company or any Restricted Subsidiary.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Holdings” means (i) initially, Bending Spoons Holdings S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368470962 and (ii) from and after a Successor Holdings Designation, the Successor

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Holdings in respect of such Successor Holdings Designation. In the event any such other Person is designated as “Holdings” pursuant to and in accordance with the provisions of clause (ii) above, upon the effectiveness of such designation Existing Holdings immediately prior thereto shall cease to be “Holdings” for all purposes of this Agreement and the other Loan Documents.

“IFRS” means the International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary” means any Restricted Subsidiary that is not a Material Subsidiary.

“Increased Amount Date” has the meaning set forth in Section 2.25(a).

“Incremental Facilities” means the New Loan Commitments and any New Term Loans issued thereunder.

“Incur” means, with respect to any Indebtedness, Capital Stock or Lien, to issue, assume, guarantee, incur or otherwise become liable for such Indebtedness, Capital Stock or Lien, as applicable; provided that any Indebtedness, Capital Stock or Lien of a Person existing at the time such Person becomes a Subsidiary or an Unrestricted Subsidiary becomes a Restricted Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary or Restricted Subsidiary, as applicable.

“Incurrence-Based Amounts” has the meaning set forth in Section 1.8.

“Indebtedness” means with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person for the deferred unpaid purchase price of Property or services already received, (d) all Guarantee Obligations by such Person of Indebtedness of others, (e) all Capital Lease Obligations of such Person, (f) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined in respect of outstanding Hedge Agreements (such payments in respect of any Hedge Agreement with a counterparty being calculated subject to and in accordance with any netting provisions in such Hedge Agreement), (g) the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit (other than any letters of credit, bank guarantees or similar instrument in respect of which a back-to-back letter of credit has been issued under or permitted by this Agreement) and (ii) in respect of bankers’ acceptances and (h) payment obligations in respect of any Disqualified Capital Stock; provided that Indebtedness shall not include (A) trade and other ordinary course payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset, (D) earn-out, contingent payment, contingent obligations or other similar obligations until such obligation is not paid (after giving effect to any grace period) after becoming due and payable, or (E) performance guarantees of such Person entered into in the ordinary course of business. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

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“Indebtedness for Borrowed Money” means (a) to the extent the following would be reflected on a consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with Applicable Accounting Standards, the principal amount of all Indebtedness of the Company and its Restricted Subsidiaries with respect to (i) borrowed money, evidenced by debt securities, debentures, acceptances, notes or other similar instruments and (ii) Capital Lease Obligations, (b) reimbursement obligations for letters of credit and financial guarantees (without duplication) (other than ordinary course of business contingent reimbursement obligations) and (c) Indebtedness with respect to Hedge Agreements; provided that the Obligations shall not constitute Indebtedness for Borrowed Money.

“Indemnified Liabilities” has the meaning set forth in Section 10.5.

“Indemnitee” has the meaning set forth in Section 10.5.

“Insolvency” means with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent” means with respect to any Multiemployer Plan, that such Multiemployer Plan is subject to a condition of Insolvency.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or non-U.S. laws or otherwise, including copyrights (including rights in software and data), copyright licenses, domain names, patents, patent licenses, trademarks, trademark licenses, trade names, technology, inventions, trade secrets, know-how, methods and processes, and all registrations, applications and common law rights for any of the foregoing, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement” means the Intercreditor Agreement, dated July 30, 2024, among the Borrower, each Guarantor, the Administrative Agent, the Security Agent and the other parties thereof substantially in the form of Exhibit C.

“Interest” means interest and amounts in the nature of interest in respect of any Funded Debt paid or payable in respect of that applicable period including, without limitation:

(a)	the interest element of Capital Lease Obligations;

(b)	discount and acceptance fees payable (or deducted) in respect of any Funded Debt;

(c)	fees payable in connection with the issue or maintenance of any bond, letter of credit, guarantee or other assurance against financial loss (including derivative instruments) constituting Funded Debt and is issued by a third party on behalf of a member of the Group; and

(d)	commitment, utilization and non-utilization fees payable or incurred in respect of Funded Debt,

but excluding all arrangement, underwriting and participation fees, original issue discount and similar issue costs, repayment and prepayment premiums, fees or costs, acquisition costs, costs relating to any Acquisition or similar Investment and any amortization of any such fees, costs discount or premium and any fronting arrangements, any capitalized interest or other non-cash return, any withholding tax on interest receivable, received, payable or paid, any such amounts that are payable in respect of any Funded Debt that is repaid as part of the Acquisition, similar

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Investment or a Permitted Acquisition (to the extent financed by Indebtedness), any dividends on preference shares or any realized or unrealized gains or losses on any financial instrument and deemed finance charges.

“Interest Income” means, for any applicable interest, the amount of Interest (including amounts deducted from that definition) accrued (whether or not received) due to members of the Group during such period.

“Interest Payable” means, in respect of any applicable period, the aggregate of Interest (whether or not paid or capitalized) during that period but excluding any capitalized Interest, the amount of any discount amortized and other non-cash interest charges during such period, and calculated on the basis that:

(a)	the amount of Interest accrued will be increased by an amount equal to any amount payable by members of the Group under hedging agreements in respect of Interest (including, in so far as they relate to Interest, currency hedging arrangements and with any premium, termination and close-out payments or other one-off, non-recurring amounts to be excluded) in relation to such period, but for the avoidance of doubt does not include any unrealized hedging arrangements; and

(b)	the amount of Interest accrued will be reduced by an amount equal to any amount payable to members of the Group under hedging agreements (including, in so far as they relate to Interest, currency hedging arrangements and with any premium, termination and close-out payments or other one-off, non-recurring amounts to be excluded) in relation to that period but for the avoidance of doubt does not include any unrealized hedging arrangements.

“Interest Payment Date” means (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) with respect to Daily Simple SOFR (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Section 2.17), (1) each date that is on the numerically corresponding day in each calendar month that is three-months after the borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the applicable final maturity date of such Tranche, (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the borrowing of which such Loan is a part and, in the case of a Term Benchmark borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the applicable final maturity date of such Tranche and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof and the applicable final maturity date of such Tranche.

“Interest Period” means as to any Term Benchmark Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Term Benchmark Loan and ending one, three or six months thereafter or such other period as agreed to by the Administrative Agent to facilitate that alignment of interest payments with other borrowings under this Agreement or any Existing Facilities Agreement or the end of a fiscal or calendar period, as selected by the Borrower in its notice of borrowing or notice of continuation or conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Term Benchmark Loan and ending one, three or six months thereafter or such other period as agreed to by the Administrative Agent to facilitate that alignment of interest payments with other borrowings under this Agreement or any Existing Facilities Agreement or the end of a fiscal or calendar period, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 1:00 P.M., New York City time,

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on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)	if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day; and

(ii)	any Interest Period that would otherwise extend beyond the date final payment is due on the applicable Term Loans shall end on such due date, as applicable; and

(iii)	any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month at the end of such Interest Period) shall end on the last Business Day of the last calendar month.

For purposes hereof, the date of a borrowing initially shall be the date on which such borrowing is made.

“Investments” has the meaning set forth in Section 7.7.

“Investors” means any person holding (directly or indirectly) any issued share capital of the Company from time to time.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Lenders” means (a) Wells Fargo Bank, National Association and (b) any other Revolving Lender that agrees to act in such capacity that is reasonably acceptable to the Borrower and the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delated). Notwithstanding anything herein to the contrary, the Issuing Lenders shall only be required to issue standby letters of credit (and not trade or commercial letters of credit) unless any such Issuing Lender otherwise agrees.

“Italian Banking Law” means the Italian Legislative Decree No. 385 of 1 September 1993, as subsequently amended and/or supplemented from time to time.

“Italian Bankruptcy Law” means the Italian Royal Decree No. 267 of 16 March 1942 (Disciplina del fallimento, del concordato preventivo e della liquidazione coatta amministrativa), as subsequently amended and supplemented (including by virtue of Decree Law No. 118 of 24 August 2021, as converted into law with amendments and supplemented from time to time).

“Italian Civil Code” means the Italian civil code, enacted by Royal Decree No. 262 of 16 March 1942, as subsequently amended and/or supplemented from time to time.

“Italian Crisis and Insolvency Code” means the Italian Legislative Decree No. 14 of 12 January 2019 (Codice della crisi d’impresa e dell’insolvenza in attuazione della legge 19 ottobre 2017, n. 155), as amended and supplemented from time to time (including by virtue of the Italian Legislative Decree No. 83 of 17 June 2022 implementing the EU Directive 2019/1023 of 20 June2019, as supplemented from time to time).

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“Italian Debt” means Indebtedness of the Company or any of its Restricted Subsidiaries (other than the Borrower and its Restricted Subsidiaries) as the issuer or borrower of such Indebtedness that is incurred or issued pursuant to the first paragraph of Section 7.2 or Section 7.2(a), (i), (p), (u)(II) or (v).

“Italian Usury Law” means the Italian law of 7 March 1996 No. 108 (Disposizioni in materia di usura), as subsequently amended and supplemented, and any related implementing regulations.

“Joinder Agreement” means an agreement substantially in the form of Exhibit D or such other form reasonably acceptable to the Company and the Administrative Agent.

“Joint Venture” means any joint venture entity which qualifies as a company (whether civil or commercial), unincorporated firm, undertaking, partnership or association having (or not) the legal personality in which a member of the Group has an interest, and which has been constituted, created or entered into for the purpose of performing a business venture.

“Junior Financing” means any Indebtedness in excess of the greater of (x) $35,000,000 and (y) 7.5% of Adjusted EBITDA (other than intercompany Indebtedness among or between any of the Company and the Restricted Subsidiaries) that is (i) contractually subordinated in right of payment to the Obligations expressly by its terms or (ii) is secured by Collateral on a contractually subordinated basis to the Liens on Collateral securing the Obligations.

“Latest Maturing Tranche A Term Loans” means at any date of determination, the Tranche (or Tranches) of Tranche A Term Loans maturing later than all other Tranche A Term Loans outstanding on such date.

“Latest Maturity Date” means at any date of determination, the latest maturity date or termination date applicable to any Loan or Commitment hereunder at such time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Disbursements” has the meaning set forth in Section 3.4.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired face amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed. The L/C Obligations of any Lender at any time shall be its Revolving Percentage of the total L/C Obligations at such time. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, upon notice from the Administrative Agent to the Borrower such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participants” means the collective reference to all the Revolving Lenders other than the applicable Issuing Lender and, for purposes of Section 3.4(d), the collective reference to all Revolving Lenders.

“L/C Shortfall” has the meaning set forth in Section 3.4(d).

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“L/C Sublimit” means $15,000,000. The L/C Sublimit is part of, and not in addition to, the Revolving Facility.

“Lead Arrangers” means Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A. (acting through such of its affiliates or branches as it deems appropriate), Mizuho Bank, Ltd., Goldman Sachs Bank Europe SE, Sumitomo Mitsui Banking Corporation, MUFG Bank, Ltd. and Morgan Stanley Senior Funding, Inc.

“Left Lead Arranger” means Wells Fargo Securities, LLC (acting through such of its affiliates or branches as it deems appropriate).

“Legal Reservations” means:

(a)            the principle that equitable remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to insolvency, bankruptcy, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and similar principles or limitations under the laws of any applicable jurisdiction;

(b)            the time barring of claims under applicable limitation laws (including the Limitation Acts), the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defenses of set-off or counterclaim and similar principles or limitations under the laws of any applicable jurisdiction;

(c)            any general principles, reservations or qualifications, in each case as to matters of law as set out in any legal opinion delivered to the Administrative Agent pursuant to this Agreement or delivered in connection with any other provision of any Loan Document;

(d)            the principle that any additional interest imposed under any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e)            the principle that in certain circumstances security granted by way of fixed charge may be characterized as a floating charge or that security purported to be constituted by way of an assignment may be recharacterized as a charge;

(f)            the principle that a U.S., Italian, English or Welsh court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(g)            the principle that the creation or purported creation of security over any contract or agreement which is subject to a prohibition against transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach entitling the contracting party to terminate or take any other action in relation to such contract or agreement;

(h)            provisions of a contract being invalid or unenforceable for reasons of oppression or undue influence;

(i)            the principle that a court may not give effect to any parallel debt provisions, covenants to pay the Security Agent or other similar provisions (and in no event will “parallel debt” provisions apply to Loan Documents governed by Italian law); and

(j)            similar principles, rights and defenses under the laws of any relevant jurisdiction.

“Lender” and “Lenders” means each Person party hereto that has extended any Loans or that holds any Commitments, including, for the avoidance of doubt, each Tranche A Term Lender, each Revolving Lender and each of their respective permitted successors and assigns. Unless the context otherwise requires, the term “Lender” or “Lenders” includes the Issuing Lenders.

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“Lender-Related Person” has the meaning set forth in Section 10.5(b).

“Letters of Credit” has the meaning set forth in Section 3.1(a).

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limitation Acts” means the Limitation Act 1980, the Foreign Limitation Periods Act 1984 and the Prescription and Limitation (Scotland) Act 1973, in each case of the United Kingdom.

“Limited Condition Transaction” means any acquisition or other investment, including by way of merger, the irrevocable repayment, redemption, repurchase, satisfaction or discharge of Indebtedness, the making of any Restricted Payment (including with respect to any Indebtedness contemplated or incurred in connection therewith), in each case, by the Company or its Restricted Subsidiaries permitted pursuant to the Loan Documents whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan” means any loan made by any Lender pursuant to this Agreement.

“Loan Documents” means this Agreement, the Guaranty, any Applicable Intercreditor Agreement, the Security Documents, the Agency Fee Letter, the Notes (if any), Amendment No. 1, and any such document executed by the Borrower expressly identified as a “Loan Document”, together with any amendment, supplement, waiver, or other modification to any of the foregoing.

“Loan Parties” means the Borrower and each Guarantor.

“Majority Facility Lenders” means (a) with respect to the Tranche A Term Facility, the Required Tranche A Term Lenders, (b) with respect to the Revolving Facility, the Required Revolving Lenders, (c) with respect to any New Term Facility, Extended Term Facility or Refinancing Term Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans outstanding under such Facility, and (d) with respect to any Extended Revolving Facility or Refinancing Revolving Facility, the holders of more than 50% of the aggregate unpaid principal amount of the applicable revolving commitments then in effect under such Facility, or if such commitments have been terminated, the Revolving Extension of Credit then outstanding under such Facility; provided, however, that determinations of the “Majority Facility Lenders” shall exclude any Commitments or Loans held by Defaulting Lenders.

“Management Group” means the group consisting of:

(a)            any current or former director, officer, employee or member of management of Holdings or any of its Subsidiaries or any other Parent Entity who, at any time, holds any Capital Stock of Holdings or any Parent Entity;

(b)            any trust, partnership, limited liability company, corporate body or other entity established by any such director, officer, employee or member of management of Holdings or any of its Subsidiaries to hold an investment in Holdings or any other Parent Entity in connection with such Person’s estate or tax planning;

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(c)            any spouse, parents, grandparents of any such director, officer, employee or member of management of Holdings or any of its Subsidiaries and any and all descendants of the foregoing, together with any spouse of any of the foregoing Persons, who are transferred an investment in Holdings or any other Parent Entity by any such director, officer, employee or member of management of Holdings or any of its Subsidiaries in connection with such Person’s estate or tax planning; and

(d)            any Person who acquires an investment in Holdings or any other Parent Entity by will or by the laws of intestate succession as a result of the death of an employee of Holdings or any of its Subsidiaries.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, operations, assets or financial condition of the Company and its Restricted Subsidiaries, taken as a whole, (b) the validity or enforceability of the Loan Documents, taken as a whole, or (c) the material rights and remedies available to the Administrative Agent and the Lenders, taken as a whole, under the Loan Documents.

“Material Intellectual Property” means any Intellectual Property that is material to the business or operations of the Company and its Restricted Subsidiaries taken as a whole (as reasonably determined in good faith by the Company).

“Material Non-U.S. Indebtedness” has the meaning set forth in Section 7.2.

“Material Real Property” means any fee-owned real property of the U.S. Loan Parties with a fair market value (as determined by the Company in good faith) equal to or than $20,000,000, in each case, that does not otherwise constitute Excluded Collateral.

“Material Subsidiary” means, subject to the Agreed Security Principles, (a) any Borrower or Guarantor, (b) any direct parent of a Borrower or Guarantor (to the extent not incorporated in an Excluded Jurisdiction), and (c) (to the extent not incorporated in an Excluded Jurisdiction) any other Restricted Subsidiary whose contribution to Consolidated EBITDA is 7.5% or greater (determined by reference to the most recent annual financial statements delivered pursuant to Section 6.1(a) hereof) (provided that for the purpose of this clause (c) negative Consolidated EBITDA will be deemed equal to zero); provided that, Material Subsidiary shall exclude all Excluded Subsidiaries.

“Materials of Environmental Concern” means any material, substance or waste that is regulated, listed or defined as hazardous, toxic, radioactive, a contaminant or a pollutant pursuant to Environmental Law, including gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, per- or polyfluoroalkyl substances, asbestos, flammable or explosive substances, pesticides and toxic mold.

“Maximum Incremental Facilities Amount” means, at any date of determination an amount not in excess of:

(a)            the sum of (i) the greater of (A) $460,000,000 and (B) 100% of Adjusted EBITDA for the most recently ended Test Period (calculated on a pro forma basis) plus (ii) all voluntary prepayments, repurchases, redemptions or retirements of the Term Loans, any New Term Loans, any Additional Obligations and any other Indebtedness for borrowed money and all voluntary permanent commitment reductions of any revolving facility (including Revolving Facility and any Revolving Commitment Increase, in each case, to the extent secured on a pari passu basis with the Facilities, so long as such prepayment or commitment reduction is effected on or prior to the date of any such incurrence (including all debt and loan buy-backs and yank-a-bank payments, with credit limited to the purchase amount of such prepayment (rather than the face amount)), (other than any such prepayments, repurchases or reductions to

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the extent funded with the proceeds of Funded Debt (other than revolving indebtedness)) (collectively, the “Incremental Fixed Amount”); provided, that the amount under clause (i) or (ii) of such Incremental Fixed Amount, as the case may be, shall be reduced (but not to an amount less than zero) by, without duplication, the outstanding principal amount of any Revolving Commitment Increases, New Term Loans, Indebtedness incurred pursuant to Section 7.2(v) and/or Additional Obligations, in each case, that are incurred in reliance on such clause (i) or (ii) as applicable (after giving effect to any reclassification thereof) and by all New Term Loans, Indebtedness incurred pursuant to Section 7.2(v) in the Existing Term Loan Credit Agreement and/or Additional Obligations (each as defined in the Existing Term Loan Credit Agreement) incurred in reliance of the “Incremental Fixed Amount” (as defined in the Existing Term Loan Credit Agreement)); plus

(b)            (i) in the case of any New Term Loans, New Loan Commitments, Revolving Commitment Increases, Indebtedness incurred pursuant to Section 7.2(v) or Additional Obligations that are secured by Liens on any Pro Rata Collateral on a pari passu basis to the Liens securing the obligations under any Existing Facilities Agreement or Liens on any Collateral on a pari passu basis to the Liens securing the Obligations, the amount that would result in the Consolidated Net First Lien Secured Leverage Ratio for the Test Period most recently ended, on a pro forma basis after giving effect to any acquisition or other transaction consummated in connection therewith (without netting the cash proceeds from New Term Loans, Revolving Commitment Increases, Indebtedness incurred pursuant to Section 7.2(v) and/or Additional Obligations then proposed to be incurred and assuming that (other than in the case of delayed draw term loans subject to Section 1.15) any such New Loan Commitments, Revolving Commitment Increase or commitments with respect to Indebtedness incurred substantially contemporaneously pursuant to Section 7.2(v) or Additional Obligations are fully drawn), being not greater than 3.25:1.00,

(ii)            in the case of any New Term Loans, New Loan Commitments, Revolving Commitment Increases, Indebtedness incurred pursuant to Section 7.2(v) or Additional Obligations that are secured by Liens on any Pro Rata Collateral that is contractually junior to the Liens securing the obligations under any Existing Facilities Agreement or Liens on any Collateral that is contractually junior to the Liens securing the Obligations, the amount that would result in the Consolidated Net Secured Leverage Ratio for the Test Period most recently ended, on a pro forma basis after giving effect to any acquisition or other transaction consummated in connection therewith (without netting the cash proceeds from New Term Loans, Indebtedness incurred pursuant to Section 7.2(v), Revolving Commitment Increases and/or Additional Obligations then proposed to be incurred and assuming that (other than in the case of delayed draw term loans subject to Section 1.15) any such New Loan Commitments, Revolving Commitment Increase or commitments with respect to Indebtedness incurred substantially contemporaneously pursuant to Section 7.2(v) or Additional Obligations are fully drawn), being not greater than 3.50:1.00, and

(iii)            in the case of any New Term Loans, New Loan Commitments, Revolving Commitment Increases, Indebtedness incurred pursuant to Section 7.2(v), or Additional Obligations that are unsecured, the greater of the amount that would result in the Consolidated Net Total Leverage Ratio for the Test Period most recently ended, on a pro forma basis after giving effect to any acquisition or other transaction consummated in connection therewith (without netting the cash proceeds from New Term Loans, Indebtedness incurred pursuant to Section 7.2(v), Revolving Commitment Increases and/or Additional Obligations then proposed to be incurred and assuming that (other than in the case of delayed draw term loans subject to Section 1.15) any such New Loan Commitments, Revolving Commitment Increase or commitments with respect to Indebtedness incurred substantially contemporaneously pursuant to Section 7.2(v) or Additional Obligations are fully drawn), being not greater than 3.75:1.00 (clause (b), the “Incremental Ratio Amount”).

For any New Term Loans, New Loan Commitments, Indebtedness incurred pursuant to Section 7.2(v), Revolving Commitment Increases or Additional Obligations, in each case, incurred in reliance on the

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Maximum Incremental Facilities Amount (i) unless the Company elects otherwise, such Indebtedness shall be deemed to have incurred amounts under the Incremental Ratio Amount prior to the utilization of the Incremental Fixed Amount, (ii) whether any such Indebtedness is incurred under the Incremental Ratio Amount or the Incremental Fixed Amount, proceeds may be utilized in a single-transaction by first calculating the incurrence under the Incremental Ratio Amount (without inclusion of any amounts Indebtedness pursuant to the Incremental Fixed Amount) and then calculating the incurrence under the Incremental Fixed Amount and (iii) to the extent that any such Indebtedness is incurred under the Incremental Fixed Amount, at any time subsequent to such incurrence all or a portion of such incurred Indebtedness would be permitted to be incurred under the Incremental Ratio Amount, all or such portion may be reclassified by the Company as elected and deemed as of such time to have been incurred under the Incremental Ratio Amount (which for the avoidance of doubt, shall have the effect of increasing the Incremental Fixed Amount by such re-designated amount).

“Maximum Rate” has the meaning set forth in Section 10.20.

“Minimum Exchange Tender Condition” has the meaning set forth in Section 2.27(b).

“Minimum Extension Condition” has the meaning set forth in Section 2.26(g).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgage” means any mortgage, deed of trust, hypothec, assignment of leases and rents or other similar document delivered on or after the TLB Closing Date by any Loan Party in favor of, or for the benefit of, the Security Agent for the benefit of the Secured Parties, with respect to Mortgaged Properties, each substantially in form and substance reasonably acceptable to the Administrative Agent and the Company (taking into account the law of the jurisdiction in which such mortgage, deed of trust, hypothec or similar document is to be recorded).

“Mortgaged Properties” means all Real Property that shall be subject to a Mortgage that is delivered pursuant to the terms of this Agreement.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) received by any Loan Party, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, consulting fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred by any Loan Party in connection therewith; (ii) taxes paid or reasonably estimated to be payable by any Loan Party as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); (iii) the amount of any reasonable reserve established in accordance with the Applicable Accounting Standards against any liabilities (other than any taxes deducted pursuant to clause (ii) above) (A) associated with the assets that are the subject of such event and (B) retained by the Company or any of the Restricted Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such event occurring on the date of such reduction and (iv) the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iv))

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attributable to minority interests and not available for distribution to or for the account of the Company or any Subsidiary as a result thereof and (b) in connection with any Equity Issuance or other issuance or sale of debt securities or instruments or the incurrence of Funded Debt, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Lender” has the meaning set forth in Section 2.25(c).

“New Loan Commitments” has the meaning set forth in Section 2.25(a).

“New Loans” means any loan made by any New Lender pursuant to this Agreement. “New Revolving Loans” has the meaning set forth in Section 2.25(b).

“New Term Lender” means a Lender that has a New Term Loan.

“New Term Loan Commitment” has the meaning set forth in Section 2.25(a).

“New Term Loans” has the meaning set forth in Section 2.25(b).

“Non-Defaulting Lender” means any Lender other than a Defaulting Lender.

“Non-Excluded Taxes” (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Documents, and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Non-Extending Lender” has the meanings set forth in Section 2.26(d).

“Non-Loan Party” means any Restricted Subsidiary that is not a Loan Party.

“Non-Pro Rata/TL Guarantor Subsidiary” means any Restricted Subsidiary of the Company which is not a Guarantor or a Pro Rata Loan Party.

“Non-U.S. Benefit Arrangement” means any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by the Borrower or any of its Subsidiaries, or any other entity related to the Borrower or any of its Subsidiaries on a controlled group basis.

“Non-U.S. Lender” has the meaning set forth in Section 2.20(f).

“Non-U.S. Loan Party” means any Loan Party that is not a U.S. Loan Party.

“Non-U.S. Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by the Borrower or any of its Subsidiaries or any other entity related to the Borrower or any of its Subsidiaries on a controlled group basis.

“Non-U.S. Plan Event” means with respect to any Non-U.S. Benefit Arrangement or Non-U.S. Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Non-U.S. Benefit Arrangement or Non-U.S. Plan; (b) the failure to register or loss of good standing with any applicable regulatory authorities of any such Non-U.S. Benefit Arrangement or Non-U.S. Plan required to be

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registered; or (c) the failure of any Non-U.S. Benefit Arrangement or Non-U.S. Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Non-U.S. Benefit Arrangement or Non-U.S. Plan.

“Non-U.S. Subsidiary” means any Restricted Subsidiary of the Company that is not a U.S. Subsidiary.

“Note” means any promissory note evidencing any Loan, which promissory note shall be in the form of Exhibit A-1 or Exhibit A-2, as applicable, or such other form as agreed upon by the Administrative Agent and the Borrower.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent, the Security Agent or to any Lender whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise, including any Secured Hedging Obligations; provided that the “Obligations” of a Subsidiary shall exclude any Excluded Swap Obligations with respect to such Subsidiary.

“Organizational Documents” shall mean, collectively, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation or articles of incorporation and by-laws (or similar constitutive documents) of such Person, (ii) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement or memorandum and articles of association (or similar constitutive documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constitutive documents) of such Person (and, where applicable, the equity holders or shareholders registry of such Person), (iv) in the case of any general partnership, the partnership agreement (or similar constitutive document) of such Person, or (v) in any other case, the functional equivalent of the foregoing.

“Original Financial Statements” means the consolidated financial statements of TopCo for the fiscal year ended on December 31, 2024.

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“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Intercreditor Agreement” means an intercreditor agreement in form and substance reasonably satisfactory to the Company and the Required Lenders.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.24); provided that, notwithstanding anything to the contrary under any Loan Document, any stamp duty, registration or similar Taxes applicable to confirmatory deeds (atti confermativi di garanzia) to be executed, at the written request of the Administrative Agent, by way of an Italian notarial deed (or foreign deed to be registered with an Italian notary) in connection with the confirmation of any Lien created over the Company’s corporate capital of Italian società a responsabilità limitata, in each case no more than twice over the life of the Loans, respectively, at the following times: (a) promptly, after six months of the Closing Date; and (b) promptly, after two and half years after the Closing Date, shall constitute Other Taxes.

“Outbound Investment Rules” means the regulations, administered and enforced together with any related public guidance issued, by the United States Treasury Department under the U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulations; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Term Benchmark borrowings denominated in U.S. Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent Entity” means Holdings and any Person that is a direct or indirect parent of Holdings and of which Holdings is a direct or indirect subsidiary.

“Pari Passu Debt” means Indebtedness that is secured by a Lien on (i) any of the Collateral ranking equal with the Lien on such Collateral securing the Obligations, pursuant to any Applicable Intercreditor Agreement or (ii) any Pro Rata Collateral that is not Collateral.

“Participant” has the meaning set forth in Section 10.6(c)(i).

“Participant Register” has the meaning set forth in Section 10.6(c)(iii).

“Participating Member State” means each state so described in any EMU Legislation.

“Payment Recipient” has the meaning set forth in Section 9.6(c)(i).

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“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Items” means the current cash service costs attributable to any income or charge attributable to a post-employment benefit scheme.

“Perfection Exceptions” means that no Loan Party and none of their respective Subsidiaries shall be required to (i) perfect or create a security interest to the extent the cost, burden, difficulty or consequence of perfecting or creating a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Company in its reasonable judgment, (ii) with respect to the U.S. Loan Parties, in no event shall (1) any Collateral include any Excluded Collateral or shall any actions be taken with respect to any assets of the U.S. Loans Parties that do not constitute Collateral, (2) deposit or security account control agreements or control, lockbox or similar arrangements be required, (3) landlord, mortgagee and bailee waivers or subordination agreements be required, (4) notices be required to be sent to account debtors or other contractual third parties unless an Event of Default has occurred and is continuing, (5) estoppels or collateral access letters or similar arrangements be required, (6) actions other than (x) the filing of a UCC financing statement and (y) the filing of a short form intellectual property security agreement with the United States Patent and Trademark Office or United States Copyright Office be required with respect to the perfection or creation of the security interest in any intellectual property (with any requirement to provide updated information with respect to any such intellectual property to only be required to be provided at the time of delivery of a compliance certificate with annual audited financial statements delivered pursuant to Section 6.1(a)) or (7) any action be required outside of the United States with respect to any U.S. Loan Party (including its equity interests and assets), in order to create or perfect any security interest in any assets and no non-U.S. law security or pledge agreements, non-U.S. law mortgages or deeds or non-U.S. intellectual property filings or searches will be required (other than a pledge over Capital Stock of any Loan Party, which shall be governed by the law of the jurisdiction of formation of such Loan Party whose Capital Stock is being pledged) and (iii) in respect of the Company and any Non-U.S. Subsidiary, take any actions contrary to the Agreed Security Principles.

“Perfection Requirements” means the making or the procuring of the appropriate registrations, filings, endorsements, notarization, stampings and/or notifications/acceptance of the Security Documents and/or the security interests created thereunder and any other actions or steps necessary in any jurisdiction or under any laws or regulations in order to create or perfect the Collateral and/or the security interests created thereunder or to achieve the relative priority expressed therein, in each case, subject to the Perfection Exceptions and in the case of any Non-U.S. Loan Party, the Agreed Security Principles.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term

SOFR”.

“Permitted Acquisition” means (a) any acquisition (including, if applicable, in the case of any Intellectual Property, by way of license) approved by the Required Lenders, (b) any acquisition made solely with the Net Cash Proceeds of any substantially concurrent Equity Issuance or capital contribution (other than Disqualified Capital Stock) or (c) any acquisition of all or substantially all the assets of, or a majority of the Capital Stock in (or any acquisition of Capital Stock if, following the acquisition of such Capital Stock, a majority of Capital Stock is owned), or merger, consolidation or amalgamation with, a Person, or any acquisition of assets constituting a division or line of business or business or operating unit of a Person (or any subsequent investment made in a Person, division or line of business or business or operating unit previously acquired in a Permitted Acquisition) (each, an “Acquisition”).

“Permitted Business” means the Business and any other services, activities or businesses incidental or directly related, similar or complementary to any line of business engaged in by the Company and its

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Subsidiaries as of the Closing Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Buy-Back” has the meaning set forth in Section 10.6(h).

“Permitted Capital Stock” means (i) common Capital Stock, (ii) preferred Qualified Capital Stock or (iii) other preferred equity or instruments having terms reasonably acceptable to the Administrative Agent.

“Permitted Cure Securities” shall mean Capital Stock (other than Disqualified Capital Stock) issued to the extent (and only to the extent) necessary to fund the Cure Right.

“Permitted Debt Exchange” has the meaning set forth in Section 2.27(a).

“Permitted Debt Exchange Notes” has the meaning set forth in Section 2.27(a).

“Permitted Debt Exchange Offer” has the meaning set forth in Section 2.27(a).

“Permitted Dematerialization” has the meaning set forth in Section 7.4(d).

“Permitted Holders” means each of:

(a)            (i) Mr. Luca Ferrari, (ii) Mr. Matteo Danieli, (iii) Mr. Luca Querella and (iv) Mr. Francesco Patarnello;

(b)            any member of the Management Group (or any controlled Affiliate thereof);

(c)            any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of which Persons described in the foregoing clauses (a) and (b) are members; provided that, without giving effect to the existence of such group or any other group, the Persons described in clauses (a) or (b), collectively, Beneficially Own Voting Stock representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding equity interests of Holdings (determined on a fully diluted basis but without giving effect to contingent voting rights not yet vested) then held by such group; and

(d)            any Permitted Parent.

“Permitted Holdings Loans” means any loans and promissory notes incurred or established between Holdings (as creditor) to the Company (as debtor); provided that (i) such loans and promissory notes (I) do not require any cash payments prior to the earlier of (i) the Termination Date and (ii) the Latest Maturity Date at the time of incurrence or establishment, as applicable, thereof, (II) mature later than the Latest Maturity Date at the time of incurrence or establishment, as applicable, thereof and (III) have no mandatory prepayments (other than in respect of customary AHYDO catch-up payments), amortization or events of default that apply prior to the earlier of (i) the Termination Date and (ii) the Latest Maturity Date at the time of incurrence or establishment, as applicable, thereof, (ii) such loans and promissory notes are subject to an Applicable Intercreditor Agreement on or prior to the later of the TLB Closing Date and the incurrence or establishment thereof, providing for such loans and promissory notes contractually subordinated to the Obligations (x) as Subordinated Liabilities under, and as defined in, the Intercreditor Agreement or (y) in a manner similar to the intragroup liabilities or otherwise acceptable to the Administrative Agent and (iii) Holdings grants a security interest in such loans to secure Obligations (on a non-recourse basis) on or prior to the later of the TLB Closing Date or (if later) the date falling 15 Business Days after the incurrence or establishment thereof (or such later date agreed to by the Administrative Agent in its reasonable discretion).

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“Permitted IPO/Tax Reorganization” means any transaction or action taken in connection with and reasonably related to a Qualified IPO or tax planning and tax reorganization, so long as, after giving effect thereto, neither the value of the Guaranty nor the security interest of the Security Agent in the Collateral, taken as a whole, is materially impaired (as determined by the Company in good faith).

“Permitted Parent” means (a) any Parent Entity that at the time it became a Parent Entity was a Permitted Holder pursuant to clause (a), (b) or (c) of the definition thereof; provided that such Parent Entity was not formed in connection with, or in contemplation of, a transaction (other than the Transactions) that would otherwise constitute a Change of Control and (b) any Parent Entity, so long as it is controlled by one or more Persons that are Permitted Holders pursuant to clause (a), (b), or (c) of the definition thereof.

“Permitted Pre-Close Holdings Loans” means any loans and promissory notes incurred or established on or prior to the TLB Closing Date by Holdings set forth on Schedule 1.1C.

“Permitted Refinancing Obligations” means senior or subordinated Indebtedness (which Indebtedness may be (a) secured by the Collateral on a junior basis, (b) unsecured or (c) secured by the Collateral on a pari passu basis), including customary bridge financings, in each case issued or incurred by the Borrower or the Company to refinance Indebtedness and/or Revolving Commitments incurred under this Agreement and the Loan Documents or Additional Obligations, including Indebtedness incurred to pay fees, discounts, premiums and expenses in connection therewith; provided that (i) the terms of such Indebtedness, other than a revolving credit facility that does not include scheduled commitment reductions or amortization prior to maturity, shall not provide for a maturity date or Weighted Average Life to Maturity earlier than the maturity date or shorter than the Weighted Average Life to Maturity of the Indebtedness being refinanced, as applicable (other than an earlier maturity date and/or shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter Weighted Average Life to Maturity than the maturity date or the Weighted Average Life to Maturity of the Indebtedness being refinanced, as applicable), (ii) any such Indebtedness that is a revolving credit facility shall not mature prior to the maturity date of the revolving commitments being replaced, (iii)(A) with respect to Permitted Refinancing Obligations issued or incurred by the Borrower, such Permitted Refinancing Obligations will not be guaranteed by any Person that does not guarantee the Obligations and will not be secured by any assets other than the Collateral (and to the extent secured, shall be subject to an Applicable Intercreditor Agreement) and (B) with respect to Permitted Refinancing Obligations issued or incurred by the Company, subject to the Agreed Security Principles (to the extent such guarantee or asset is not legally possible to be delivered to guarantee or secure all or a portion of any then-existing Italian Debt under the Pro Rata Facilities Loan Documents), such Permitted Refinancing Obligations will not be guaranteed by any Person that does not guarantee any Italian Debt under any Pro Rata Facilities Loan Documents (or, in case the loans and commitments under any Pro Rata Facilities Loan Documents are not outstanding, which would have not been required to guarantee such loans and commitments if such loans and commitments were outstanding) and will not be secured by any assets other than the Pro Rata Collateral (and to the extent secured, shall be subject to an Applicable Intercreditor Agreement) (or, in case the loans and commitments under any Pro Rata Facilities Loan Documents are not outstanding, any assets that would have been required to secure such loans and commitments if such loans and commitments were outstanding), (iv) such Indebtedness shall not have a higher payment or lien priority than the Indebtedness being refinanced, and (v) the aggregate principal amount of any Permitted Refinancing Obligations shall not be greater than the aggregate principal amount (or committed amount) of such Indebtedness being refinanced or replaced plus any fees, premiums, original issue discount and accrued interest associated therewith, and costs and expenses related thereto, and such Indebtedness being refinanced or replaced will be permanently reduced substantially with, or in one business day of, the issuance thereof.

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“Permitted Refinancings” means with respect to any Person, refinancings, replacements, modifications, refundings, renewals or extensions of Indebtedness; provided that (a) there is no increase in the principal amount (or accrued value) thereof (excluding accrued interest, fees, discounts, premiums and expenses), (b) the Weighted Average Life to Maturity of such Indebtedness is greater than or equal to the shortest of (i) the Weighted Average Life to Maturity of the Indebtedness being refinanced or (ii) the remaining Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans (in each case, other than a shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for a shorter Weighted Average Life to Maturity than the shortest of (i) the Weighted Average Life to Maturity of the Indebtedness being refinanced, or (ii) the remaining Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans), (c) immediately after giving effect to such refinancing, replacement, refunding, renewal or extension, no Event of Default shall be continuing, (d) if the Indebtedness being refinanced is subordinated in right of payment to the Obligations or any guarantees thereof, such refinancing Indebtedness shall be subordinated in right of payment to such Obligations or such guarantees on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced, (e) neither the Company nor any Restricted Subsidiary shall be an obligor or guarantor of any such refinancings, replacements, modifications, refundings, renewals or extensions except to the extent that such Person was (or, when initially incurred could have been) such an obligor or guarantor in respect of the applicable Indebtedness being modified, refinanced, replaced, refunded, renewed or extended; provided further that any Indebtedness being refinanced shall be permanently reduced substantially with, or in one Business Day of, the issuance of such Permitted Refinancing and (f) if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is secured by Liens on any Collateral or Pro Rata Collateral (as applicable), such modification, refinancing, refunding, renewal, replacement or extension shall not have a higher ranking Lien priority with respect to the Collateral or the Pro Rata Collateral, as applicable, than such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means at a particular time, any employee benefit plan as defined in Section 3(3) of ERISA (whether or not subject to ERISA but excluding a Non-U.S. Plan) and in respect of which the Borrower, any of its Subsidiaries or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, including a Multiemployer Plan.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA.

“Platform” has the meaning set forth in Section 10.2(c).

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

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“Pro-Forma Adjustments” means the pro forma increase or decrease in Consolidated EBITDA of any Person and its Restricted Subsidiaries for the applicable period pursuant to the following, with respect to Consolidated EBITDA:

(i)	any extraordinary, unusual or non-recurring expenses, losses, charges, costs, accruals or reserves of any kind including losses on sales of assets outside of the ordinary course of business;

(ii)	restructuring, transition and integration costs or reserves, attributable to (i) the planning, undertaking and/or implementation of cost savings or strategic initiatives, business optimization, cost rationalization programs, operating expense reductions and/or other initiatives, actions or synergies, (ii) costs associated with office and facility openings, closings, consolidations, relocation costs and other non-recurring business optimization expenses and/or discontinued operations (including, but not limited to, any severance, rent termination costs, moving costs and legal costs), and (iii) relating to any severance, any signing, retention or competition bonus, or any modification to any pension and post-retirement employee benefit plan;

(iii)	stock-option based and other equity settled share based compensation or payment (including any make-whole payments to option holders, in connection with dividends paid prior to the Closing Date);

(iv)	the amount of “run rate” cost savings and other operating improvements, operating expense reductions and synergies (which, for the avoidance of doubt, shall not include revenue synergies) projected by the Company in good faith to be realized as a result of the Transaction, the Vimeo Acquisition, the AOL Acquisition, the Eventbrite Acquisition, any other acquisition, sale, sale and leaseback, assignment, conveyance, transfer, license or other disposition thereof (whether effected pursuant to a division or otherwise) (including the termination or discontinuance of activities constituting such business) of business entities or properties or assets, constituting a division or line of business of any business entity, division or line of business that is the subject of any such acquisition, sale, sale and leaseback, assignment, conveyance, transfer, license or other disposition thereof (whether effected pursuant to a division or otherwise), or from any operational change, operational efficiencies, strategic and cost-saving initiatives, business optimization initiatives, purchasing improvements, acquisitions, divestitures, other specified transactions, restructurings or other initiatives or actions, in each case, that are reasonably quantifiable, factually supportable and projected by the Company in good faith to result from actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Company) within twenty-four (24) months after the date of such calculation (in each case, calculated on a pro forma basis as though such cost savings and other operating improvements, operating expense reductions, and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions to the extent already included in the Consolidated EBITDA for such period, provided that (A) no cost savings shall be added pursuant to this paragraph (iv) to the extent already included in clauses (i) and (ii) above and (v) and (vi) below with respect to such period, (B) the aggregate amount added back pursuant to this paragraph (iv), together with the aggregate amount added back pursuant to the following clause (vi), shall not exceed 25% of Consolidated

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EBITDA for such period, and (C) all “run rate” cost savings already achieved as a consequence of reduction in personnel shall be deemed covered by paragraph (v) below;

(v)	the amount of “run rate” cost savings already achieved as a consequence of reduction in personnel calculated on a pro forma uncapped basis (to avoid double counting on a pro rata temporis basis starting from the first day of the applicable Test Period to the day in which the lay-off has occurred e.g. without duplication with the yet to be achieved synergies as per paragraph (iv) above);

(vi)	adjustments and add-backs (which add-backs and adjustments shall not be limited to the time periods in respect of which such add-backs and adjustments were reflected therein) not already included in either of the above paragraphs (i), (ii), (iii), (iv) and (v) reflected in any quality of earnings report or any financial due diligence report prepared by a “Big Four” independent accounting firm or other accounting or financial advisory firm reasonably acceptable to the Agent in connection with the Vimeo Acquisition, the AOL Acquisition, the Eventbrite Acquisition, any Permitted Acquisition or investment, provided that, for the avoidance of doubt, yet to be achieved synergies as per paragraph (iv) above shall not exceed 25% of Consolidated EBITDA for such period in accordance with the provisions of paragraph (iv) above;

provided that for purposes of calculating Consolidated EBITDA of the Company and its Subsidiaries for any period:

(A)	the Consolidated EBITDA of any person, right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, constituting a division or line of business of any business entity, division or line of business, in each case, acquired by the Company or any of its Subsidiaries during such period and assuming any synergies, cost savings and other operating improvements and operating reductions projected by the Company in good faith to be reasonably anticipated to be realizable as a result of actions that have been taken or initiated or expected to be taken (in the good faith determination of the Company) within twenty-four (24) months after the date of such calculation, shall be included on a pro forma basis for such period (but assuming the consummation of such acquisition or such designation, as the case may be, occurred on the first day of such period) (provided that the aggregate amount added back pursuant to this proviso, together with the aggregate amount added back pursuant to paragraph (iv) and (vi) above, shall not exceed 25% of Consolidated EBITDA for such period (prior to giving effect to such addbacks)); and

(B)	the Consolidated EBITDA of any person, right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, constituting a division or line of business of any business entity, division or line of business, in each case, disposed of by the Company or any of its Subsidiaries during such period, shall be excluded for such period (assuming the consummation of such sale, sale and leaseback, assignment, conveyance, transfer, license or other disposition thereof (whether effected pursuant to a division or otherwise)

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or such designation, as the case may be, occurred on the first day of such period).

“Pro Rata Collateral” means all of the “Transaction Security” (or similar term) referred to in any Pro Rata Facilities Loan Document and all of the other property and assets, in each case, that are or are required under the terms of any Pro Rata Facilities Loan Documents to be subject to Liens securing obligations under any Pro Rata Facilities Loan Document; provided that under no circumstances shall Collateral include any assets of any U.S. Loan Party that are Excluded Collateral.

“Pro Rata Facilities” means the commitments and loans and other extensions of credit extended under the Pro Rata Facilities Agreement.

“Pro Rata Facilities Agreement” means that certain Senior Facilities Agreement dated as of July 30, 2024, among the Company, Banco BPM S.p.A., BNP Paribas Italian Branch and Intesa Sanpaolo S.p.A., as arrangers, and the Security Agent, as agent and security agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof or establishing additional facilities thereunder (unless in each case the Company has elected in writing that such agreement shall not be a Pro Rata Facilities Agreement).

“Pro Rata Facilities Loan Documents” means any Pro Rata Facilities Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto.

“Pro Rata Guarantor” means the Company and each of its Restricted Subsidiary that guarantees any obligations under the Pro Rata Facilities Agreement.

“Pro Rata Loan Party” means the Company, the Borrower and any Pro Rata Guarantor. “Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock and Intellectual Property.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Information” has the meaning set forth in Section 10.2(c).

“Public Lender” has the meaning set forth in Section 10.2(c).

“QFC” has the meaning set forth in Section 10.24.

“QFC Credit Support” has the meaning set forth in Section 10.24.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock. “Qualified IPO” means (x) an underwritten public offering (other than a public offering pursuant to a registration statement on Form S-4 or Form S-8 or comparable filing in any other applicable jurisdiction) of the Capital Stock of Holdings or any other Parent Entity pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act or any other comparable Governmental

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Authority in any other applicable jurisdiction (whether alone or in connection with a secondary public offering) or (y) the acquisition, purchase, merger or combination of Holdings or any direct or indirect Parent Entity of Holdings, by or with, a publicly traded special acquisition company or targeted acquisition company or any entity similar to the foregoing or any subsidiary thereof that results in the Capital Stock of Holdings or any other Parent Entity thereof (or its successor by merger or combination) being (i) exchanged for Capital Stock of such publicly traded special acquisition company or targeted acquisition company or any entity similar to the foregoing or any subsidiary thereof or (ii) otherwise listed for trading on, or such parent being wholly-owned by another entity whose Capital Stock is listed for trading on, a bona fide nationally-recognized or internationally-recognized securities exchange.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (i) such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions, and the use of proceeds thereof) is in the aggregate economically fair and reasonable to the Borrower, its Subsidiaries and the Securitization Subsidiary, (ii) all sales, transfers and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value, and (iii) the financing terms, covenants, termination events and other provisions thereof, including any Standard Securitization Undertakings, shall be market terms; in each case of clauses (i), (ii) and (iii), as determined by the Board of Directors of the Company in good faith. The grant of a security interest in any Securitization Assets of the Company or any of the Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under this Agreement prior to engaging in any Securitization Financing shall not be deemed a Qualified Securitization Financing.

“Rate Determination Notice” has the meaning set forth in Section 2.22.

“Ratio Debt” has the meaning set forth in Section 7.2(a).

“Real Property” means collectively, all right, title and interest of the Company or any other Restricted Subsidiary in and to any and all parcels of real property owned or operated by the Company or any other Restricted Subsidiary together with all improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Financing Transaction” means any transaction or series of transactions entered into by Holdings, the Borrower or any Restricted Subsidiary pursuant to which such party consummates a “true sale” of its receivables to a non-related third party on market terms as determined in good faith by the Borrower; provided that such Receivables Financing Transaction is (i) non-recourse (including with respect to Holdings) and (ii) consummated pursuant to customary contracts, arrangements or agreements entered into with respect to the “true sale” of receivables on market terms for similar transactions.

“Recipient” means (a) the Agents, and (b) any Lender, as applicable.

“Recovery Event” means any settlement of or payment in respect of any Property or casualty insurance claim or any condemnation proceeding relating to any asset of the Company or any Restricted Subsidiary, with respect to any individual Recovery Event, pursuant to which any Loan Party receive Net Cash Proceeds in an amount in excess of the greater of (x) $47,500,000 and (y) 10% of Adjusted EBITDA as of the end of the most recently ended Test Period at the time of receipt of such proceeds.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if following a Benchmark Transition Event and a Benchmark Replacement Date with respect to Term SOFR, such Benchmark is Daily Simple SOFR, then

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four U.S. Government Securities Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Revolving Commitments” has the meaning set forth in Section 10.1(d).

“Refinanced Term Loans” has the meaning set forth in Section 10.1(c).

“Refinancing Revolving Commitments” has the meaning set forth in Section 10.1(d).

“Refinancing Term Loans” has the meaning set forth in Section 10.1(c).

“Register” has the meaning set forth in Section 10.6(b)(iv).

“Regulation U” means Regulation U of the Board as in effect from time to time. “Reimbursement Obligation” means the obligation of the Borrower to reimburse an Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Reinvestment Deferred Amount” means with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party for its own account in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.12 as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Asset Sale or Recovery Event in respect of which a Loan Party has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice signed on behalf of any Loan Party by a Responsible Officer stating that the Company and its Restricted Subsidiaries intend and expect to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets used or useful in a Permitted Business or to make investments useful in the Permitted Business (other than short-term working capital or for liquidity purposes) (including, for the avoidance of doubt, any Permitted Acquisitions or similar investments by the Company and its Restricted Subsidiaries).

“Reinvestment Prepayment Amount” means with respect to any Reinvestment Event, the Reinvestment Deferred Amount (or the relevant portion thereof, as contemplated by clause (ii) of the definition of “Reinvestment Prepayment Date”) relating thereto less any amount contractually committed by the applicable Loan Party (directly or indirectly through a Subsidiary) to be expended prior to the relevant Reinvestment Prepayment Date (a “Committed Reinvestment Amount”), or actually expended prior to such date, in each case to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets or make investments useful in the Permitted Business.

“Reinvestment Prepayment Date” means with respect to any Reinvestment Event, the earlier of (i) the date occurring 12 months after the receipt of the Net Cash Proceeds of such Reinvestment Event (or, if the Company or any Restricted Subsidiary, as applicable, has contractually committed within 12 months following receipt of such Net Cash Proceeds to reinvest such Net Cash Proceeds, then within 18 months following receipt of such Net Cash Proceeds (the “Trigger Date”)) and (ii) with respect to any portion of a Reinvestment Deferred Amount, the date that is five Business Days following the date on which any Loan Party shall have determined not to restore, rebuild, repair, construct, improve, replace or otherwise acquire

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assets or make investments useful in the Permitted Business with such portion of such Reinvestment Deferred Amount.

“Related Persons” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, managers, officers, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” or “Released” means, with respect to Materials of Environmental Concern, any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure or facility.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reorganization Costs” means costs, expenses or losses relating to employee relocation, retraining, severance and termination, business interruption, reorganization and other restructuring or cost-cutting measures, the rationalization, re-branding, start-up, reduction or elimination of product lines, assets or businesses, the consolidation, relocation, or closure of retail, administrative or production locations and other similar items (for the avoidance of doubt, excluding any related Capital Expenditure).

“Replaced Lender” has the meaning set forth in Section 2.24.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived by the PBGC in accordance with the regulations thereunder.

“Representatives” has the meaning set forth in Section 10.14.

“Required Lenders” means at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Tranche A Term Loans, and Extended Term Loans, if any, and unused Commitments in respect thereof, if any, then outstanding, (ii) the aggregate unpaid principal amount of the Revolving Loans, if any, and unused Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Revolving Extensions of Credit then outstanding, (iii) subject to Section 1.15, the New Loan Commitments and the Loans with respect thereto then in effect in respect of any New Term Facility and (iv) the Extended Revolving Commitments then in effect in respect of any Extended Revolving Facility or, if such Extended Revolving Commitments have been terminated, the Extended Loans in respect thereof then outstanding; provided, however, that determinations of the “Required Lenders” shall exclude any Commitments or Loans held by Defaulting Lenders.

“Required Prepayment Lenders” means the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans; provided, however, that determinations of the “Required Prepayment Lenders” shall exclude any Term Loans held by Defaulting Lenders.

“Required Revolving Lenders” means at any time, the holders of more than 50% of the Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Revolving Extensions of Credit then outstanding, provided, however, that determinations of the “Required Revolving Lenders” shall exclude any Revolving Commitments or Revolving Loans held by Defaulting Lenders.

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“Required Tranche A Term Lenders” means at any time, the holders of more than 50% of the sum of the Tranche A Term Commitments and Tranche A Term Loans then outstanding; provided, however, that determinations of the “Required Tranche A Term Lenders” shall exclude any Tranche A Term Loans held by Defaulting Lenders.

“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer (or similar title), director of finance (or similar title), controller or treasurer (or similar title) of the Company or the Borrower and, with respect to financial matters, the chief financial officer (or similar title), director of finance (or similar title), controller or treasurer (or similar title) of the Company or the Borrower and, solely for purposes of notices given pursuant to Section 2, any other officer or employee of the Company or the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or pursuant to an agreement between the Company and the Administrative Agent.

“Restricted Debt Payments” has the meaning set forth in Section 7.11.

“Restricted Payments” has the meaning set forth in Section 7.6.

“Restricted Subsidiary” means any Subsidiary of the Company which is not an Unrestricted Subsidiary.

“Restructuring Costs” means any expenditure incurred by members of the Group in connection with any restructuring of the Group or any business or assets of any member of the Group (including, without limitation, disposals, relocating, redundancies, carve-outs, corporate reorganizations and the shut down and/or re-branding of sites) and the payment of costs and expenses incurred in connection with such restructuring.

“Revolving Commitment Increase” has the meaning set forth in Section 2.25(a).

“Revolving Commitment Period” means the period from and including the Closing Date to the earliest of (a) February 7, 2031, and (b) the date on which all Revolving Commitments have been reduced to $0 or terminated pursuant to Section 2.10(a).

“Revolving Commitments” means with respect to any Revolving Lender, the obligation of such Lender, if any, to make Revolving Loans and to purchase participations in L/C Obligations in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 2.1, or, as the case may be, in the Assignment and Assumption, Joinder Agreement or Lender Joinder Agreement pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to an Extension Amendment, an Increase Supplement or otherwise pursuant to the terms hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $195,000,000.

“Revolving Extensions of Credit” means as to any Revolving Lender at any time, an amount equal to the sum of, without duplication (a) the aggregate principal amount of all Revolving Loans, if any, held

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by such Lender then outstanding and (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding.

“Revolving Facility” has the meaning set forth in the definition of “Facility.”

“Revolving Lender” means each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans” has the meaning set forth in Section 2.4(a).

“Revolving Percentage” means as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the aggregate Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which such Revolving Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate Revolving Extensions of Credit then outstanding.

“Revolving Termination Date” means March 7, 2031.

“Rollover Indebtedness” means Indebtedness of a Loan Party issued to any Lender in lieu of such Lender’s pro rata portion of any repayment of Term Loans made pursuant to Section 2.11 or Section 2.12 so long as (other than in connection with a refinancing in full of the Facilities) the terms of such Indebtedness shall be of a type permitted by, and shall comply with the proviso set forth in, the definition of “Permitted Refinancing Obligations”.

“S&P” means Standard & Poor’s Ratings Group, Inc., a division of McGraw Hill Companies, Inc., or any successor to the rating agency business thereof.

“Same Day Funds” means with respect to disbursements and payments in U.S. Dollars in immediately available funds.

“Sanctioned Country” means, at any time, a country or territory which is the subject of country-wide or territory-wide Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea region of Ukraine and the so-called Donetsk People’s Republic and Luhansk People’s Republic).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or the United Nations Security Council, the European Union, any Member State of the European Union, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority; (b) any Person operating, organized or resident in a Sanctioned Country; or (c) any Person 50% or more owned or controlled (as such terms are defined under corresponding sanctions) by any person within the scope of (a).

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced by the United States Government (including without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury), the European Union, any member state of the European Union, His Majesty’s Treasury of the United Kingdom, the United Nations Security Council or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

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“Section 2.26 Additional Amendment” has the meaning set forth in Section 2.26(c).

“Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligations) under each Hedge Agreement (a) that is in effect on the Closing Date between the Company or any of its Restricted Subsidiaries, on the one hand, and a counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Lead Arranger as of the Closing Date, notwithstanding that such counterparty may cease to be the Administrative Agent, a Lender, a Lead Arranger or any Affiliate thereof after the Closing Date or any other Person designated by the Company, on the other hand, or (b) that is entered into after the Closing Date between the Company or any of its Restricted Subsidiaries, on the one hand, and any counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Lead Arranger on the Closing Date or at the time such Hedge Agreement is entered into or any other Person designated by the Company, on the other hand, and, in each case, that has been designated to the Administrative Agent in writing by the Company as being a Secured Hedging Obligation for purposes of the Loan Documents, it being understood that (i) such designation to the Administrative Agent may be made in respect of a master agreement that governs multiple Hedge Agreements among the parties thereto and (ii) each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to have agreed to be bound by the provisions of Section 9 and Section 10.11 as if it were a Lender and by the provisions of the Intercreditor Agreement and shall have become a counterparty to the Intercreditor Agreement as a “Hedge Counterparty” (as defined in the Intercreditor Agreement) in accordance with its terms.

“Secured Parties” means collectively, the Lenders, the Administrative Agent, the Security Agent, any Issuing Lender, each counterparty to a Hedge Agreement the obligations under which constitute Secured Hedging Obligations, any other holder from time to time of any of the Obligations and, in each case, their respective successors and permitted assigns.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment (including with respect to rights of payment pursuant to the terms of Joint Ventures) subject to a Qualified Securitization Financing and the proceeds thereof.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of the Company or any of its Subsidiaries, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller or transferor of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a Standard Securitization Undertaking, including as a result of a receivable or portion

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thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a wholly owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Company or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Company or such other Person (as provided below) as a Securitization Subsidiary, and

(a)            no portion of the Indebtedness or any other obligation (contingent or otherwise) of which (i) is guaranteed by Company, the Borrower or any other Subsidiary of the Company, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Company, the Borrower or any other Subsidiary of the Company, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company, the Borrower or any other Subsidiary of the Company, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b)            with which none of the Company, the Borrower or any other Subsidiary of the Company, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Company believes in good faith to be no less favorable to Company, the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, and

(c)            to which none of the Company, the Borrower or any other Subsidiary of the Company, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Security Agent” means Intesa Sanpaolo S.p.A., in its capacity as security agent and mandatario con rappresentanza pursuant to Italian law for the Secured Parties, under the Security Documents and any of its successors and permitted assigns in such capacity.

“Security Documents” means the Closing Date Security Documents and all other security documents (including any Mortgages and Intellectual Property security agreements) hereafter delivered to the Administrative Agent or the Security Agent purporting to grant a Lien on any Property of any Loan Party to secure the Obligations (including, for the avoidance of the doubt, a pledge over the equity interest of the Company (on a non-recourse basis) and a pledge over any material loans made by Holdings to any of the Borrower and the Company or Restricted Subsidiaries of the Company).

“Significant Subsidiaries” means Restricted Subsidiaries of the Company constituting, individually or in the aggregate (as if such Restricted Subsidiaries constituted a single Subsidiary), a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as in effect on the Closing Date.

“Single Employer Plan” means any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and in respect of which the Borrower or any of its Subsidiaries or any Commonly Controlled Entity is (or, if such plan were

53

terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“SOFR Administrator” shall mean the NYFRB (or a successor administrator of the secured overnight financing rate).

“Solvent” means with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person, on a consolidated basis, will, as of such date, not be less than the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the solvency of debtors, (b) the present fair saleable value of the assets of such Person, on a consolidated basis, will, as of such date, not be less than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital, on a consolidated basis, with which to conduct its business and (d) such Person, on a consolidated basis, will be able to pay its debts as they become absolute and mature. For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) except as otherwise provided by applicable law, the amount of “contingent liabilities” at any time shall be the amount thereof which, in light of all the facts and circumstances existing at such time, can reasonably be expected to become actual or matured liabilities.

“Specified Event of Default” shall mean an Event of Default arising under Section 8.1(a) or 8.1(f).

“Specified Existing Tranche” has the meaning set forth in Section 2.26(a).

“Specified Representations” means the representations and warranties of each of the Borrower and the other Loan Parties set forth in the following sections of this Agreement:

(a)            Section 4.3(a)(i) and 4.4(a) (but solely with respect to their organizational existence and status and organizational power and authority as to the execution, delivery and performance of this Agreement and the other Loan Documents and with respect to its authorization of this Agreement and the other Loan Documents);

(b)            Section 4.4(c) (but solely with respect to execution and delivery by them, and enforceability against them, of this Agreement and the other Loan Documents);

(c)            Section 4.5(a) (but solely with respect to non-conflict of this Agreement and the other Loan Documents (limited to their execution, delivery and performance of the Loan Documents, incurrence of the Obligations thereunder and the granting of guarantees and security interests in respect of such Obligations) with its certificate or article of incorporation or other charter document);

(d)            Section 4.12;

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(e)            Section 4.16 (subject to Liens permitted pursuant to Section 7.3 and customary “certain funds” limitations);

(f)            Section 4.17;

(g)            Section 4.18 (in each case, solely as such representation relates to use of proceeds of the Loans on the Closing Date); and

(h)            Section 4.20.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company that are customary in a Qualified Securitization Financing as determined by the Borrower in good faith, including any guarantees of performance and Securitization Repurchase Obligations.

“Stated Maturity” means with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the re-purchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Subsidiary” means as to any Person, (A) a corporation, (B) a partnership, (C) a limited liability company, (D) in relation to an entity incorporated (or established) in the Netherlands, a "dochtermaatschappij" within the meaning of Article 2:24a DCC (regardless whether the shares or voting rights on the shares in the company are held directly or indirectly through another "dochtermaatschappij") or (E) any other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person; provided that (i) any joint venture that is not required to be consolidated with the Company and its consolidated Subsidiaries in accordance with the Applicable Accounting Standards shall not be deemed to be a “Subsidiary” for purposes hereof and (ii) notwithstanding the above, no charitable foundation shall constitute a Subsidiary. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Company.

“Substitute Affiliate Lender” has the meaning set forth in Section 2.2(b)(i)(B).

“Substitute Facility Office” has the meaning set forth in Section 2.2(b)(i)(A).

“Successor Holdings” means any Person that grants a Lien over the Capital Stock of the Company and/or any outstanding receivables under any loans or promissory notes incurred or established between that person (as creditor) and the Company (as debtor) (or, substantially concurrently with such designation, will grant a Lien over the Capital Stock of the Company and/or any outstanding receivables under any loans or promissory notes incurred or established between that person (as creditor) and the Company (as debtor)) to secure the Obligations and is designated by the then current Holdings (“Existing Holdings”) to be “Holdings” by written notice to the Administrative Agent (any such designation, a “Successor Holdings Designation”); provided that (A) the Company is (or, substantially concurrently with such designation, will be) a direct wholly owned Subsidiary of such other Person, (B) such Person shall be organized in Italy, Cayman Islands, Luxembourg, Netherlands or the United States or any state thereof or the District of Columbia or any other jurisdiction reasonably acceptable to the Administrative Agent, (C) such Person shall provide, at least three (3) Business Days prior to such Person becoming Holdings, any documentation

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and other information about such Person as shall have been reasonably requested in writing by any Lender through the Administrative Agent at least ten (10) Business Days prior to such Person becoming Holdings that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA Patriot Act, (D) there has been no Default or Event of Default continuing or would occur as a result of such Person becoming Holdings and (E) the Administrative Agent has received such certificates of good standing or status (to the extent that such concepts exist) from the applicable secretary of state (or equivalent authority) of the jurisdiction of organization of such Person becoming Holdings (in each case, to the extent applicable), certificates of customary resolutions or other customary action, incumbency certificates and/or other customary certificates of Responsible Officers of such Person becoming Holdings evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Holdings joinder and any other Loan Documents to which such Person becoming Holdings is a party or is to be a party.

“Successor Holdings Designation” has the meaning specified in the definition of “Successor Holdings”.

“Supplemental Term Loan Commitments” has the meaning set forth in Section 2.25(a).

“Supported QFC” has the meaning set forth in Section 10.24.

“Swap Obligation” means, with respect to any Subsidiary which is a Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Switch Date” means, during the Switch Date Availability Period, the earliest date on which any of the following financial statements adopting US GAAP as Applicable Accounting Standards are first delivered to the Administrative Agent: (i) consolidated audited financial statements of Topco; or (ii) quarterly financial statements delivered pursuant to Section 6.1(b).

“Switch Date Availability Period” means the period from and including the Amendment No. 1 Effective Date to and including June 30, 2027

“Taxes” means all present and future taxes, levies, imposts (including, for the avoidance of doubt, Italian stamp, registration and similar taxes), duties, deductions, withholdings (including backup withholding), assessments, fees or other charges now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or borrowing, refers to Loans, or the Loans comprising such borrowing, bearing interest at a rate determined by reference to Term SOFR.

“Term Benchmark Tranche” means the collective reference to Term Benchmark Loans under a particular Facility denominated in the same currency and the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Term Lenders” means the collective reference to any Lender that holds Term Loans and/or Commitments at such time.

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“Term Loans” means the collective reference to collectively, the Tranche A Term Loans and, unless the context otherwise requires, any Refinancing Term Loan.

“Term SOFR” means,

(a)            for any calculation with respect to a Term Benchmark Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, so long as such day is otherwise a U.S. Government Securities Business Day, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)            for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR. “Termination Date” has the meaning given to such term in Section 10.15(a)(i).

“Test Period” means on any date of determination, the period of four consecutive fiscal quarters of the Company (in each case taken as one accounting period) most recently ended on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.1(a) or (b) (or, at the option of the Company, are internally available).

“TLB Closing Date” means March 7, 2025.

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“Topco” Bending Spoons S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 08931860962.

“Trade Date” has the meaning set forth in Section 10.6(d).

“Tranche” means (a) with respect to Term Loans or commitments, refers to whether such Term Loans or commitments are (1) initial Tranche A Term Loans or initial Tranche A Term Commitments, (2) New Term Loans with the same terms and conditions made on the same day, (3) Extended Term Loans (of the same Extension Series) or (4) Refinancing Term Loans with the same terms and conditions made on the same day and (b) with respect to Revolving Loans or commitments, refers to whether such Revolving Loans are (1) initial Revolving Commitments or initial Revolving Loans, (2) Extended Revolving Commitments (of the same Extension Series) or (3) Refinancing Revolving Commitments with the same terms and conditions made on the same day or Revolving Loans in respect thereof.

“Tranche A Term Commitment” means as to any Tranche A Term Lender, the obligation of such Tranche A Term Lender to make Tranche A Term Loans from time to time to the Borrower during the Tranche A Term Loan Availability Period in the principal amount set forth under the heading “Tranche A Term Commitment” opposite such Tranche A Term Lender’s name on Schedule 2.1 to this Agreement. The aggregate principal amount of the Tranche A Term Commitments as of the Closing Date is $660,000,000.

“Tranche A Term Facility” has the meaning set forth in the definition of “Facility.” “Tranche A Term Lender” means each Lender that holds a Tranche A Term Loan.

“Tranche A Term Loan” means the Tranche A Term Loans, New Term Loans or Extended Term Loans in respect of either of the foregoing, as the context may require.

“Tranche A Term Loan Availability Period” means the period from and including the Closing Date to and including the Tranche A Term Loan Termination Date.

“Tranche A Term Loan Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Tranche A Term Lenders to make Tranche A Term Loans hereunder.

“Tranche A Term Loan Termination Date” means the earliest of (a) the date that is 180 days after the Closing Date and (b) the date on which all unfunded Tranche A Term Commitments have been reduced to $0 or terminated pursuant to Section 2.10(c) or otherwise as provided herein.

“Tranche A Term Maturity Date” means March 7, 2031.

“Transactions” means the transactions to occur pursuant to this Agreement and the other Loan Documents, including the making of the Revolving Commitments and Tranche A Term Commitments and the extension of any Loans related thereto on any Borrowing Date.

“Transferee” means any Assignee or Participant.

“Transformative Acquisition” means any merger, acquisition, investment, dissolution, liquidation, consolidation or disposition by the Company or any of its Restricted Subsidiaries, that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such merger, acquisition, investment, dissolution, liquidation, consolidation or disposition or (b) if permitted by the terms

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hereof immediately prior to the consummation of such merger, acquisition, investment, dissolution, liquidation, consolidation or disposition, would not provide the Company and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation (as determined by the Company in good faith).

“Trigger Date” has the meaning set forth in the definition of “Reinvestment Payment Date”. “Type” when used in reference to any Loan or borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such borrowing, is determined by reference to Term SOFR.

“U.S. Collateral Agreement” means the US Security Agreement, dated as of December 24, 2024, among the Borrower, each other U.S. Loan Party party thereto and the Security Agent.

“U.S. Dollars” and “$” means the lawful currency of the United States.

“U.S. GAAP” means generally accepted accounting principles in the United States as in effect from time to time. If at any time the SEC permits or requires U.S.-domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of U.S. GAAP for financial reporting purposes and the Company notifies the Administrative Agent that it will effect such change, without limiting Section 10.16, effective from and after the date on which such transition from U.S. GAAP to IFRS is completed by the Company, references herein to U.S. GAAP shall thereafter be construed to mean (a) for periods beginning on and after the required transition date or the date specified in such notice, as the case may be, IFRS as in effect from time to time and (b) for prior periods, U.S. GAAP as defined in the first sentence of this definition.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender” has the meaning set forth in Section 2.20(g).

“U.S. Loan Party” means any Loan Party organized under the laws of any jurisdiction within the United States.

“U.S. Person” means (i) for purposes of Sections 4.23 and 6.19 hereof, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States, or any person in the United States and (ii) for all other purposes, a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Pledge Agreement” means the US Pledge Agreement, dated as of the Closing Date, among the Company and the Security Agent.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 10.24.

“U.S. Subsidiary” means any Restricted Subsidiary of the Company organized under the laws of any jurisdiction within the United States.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time)

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promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company that is a solvent person, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“United States” means the United States of America.

“Unrestricted Cash” means as at any date of determination, the aggregate amount of cash and Cash Equivalents included in the cash accounts that would be listed on the consolidated balance sheet of the Company and its Restricted Subsidiaries as at such date, to the extent such cash and Cash Equivalents (a) would not be classified as “restricted” on the financial statements delivered pursuant to Section 6.1 in accordance with the Applicable Accounting Standards, determined based upon the financial statements for the most recently ended Test Period as of such date or (b) that would be classified as “restricted” solely because of any provision under the Loan Documents or any other agreement or instrument governing other Pari Passu Debt that is subject to the Intercreditor Agreement or any Other Intercreditor Agreement governing the application thereof or because they are subject to a Lien securing the Obligations or other Pari Passu Debt that is subject to the Intercreditor Agreement or any Other Intercreditor Agreement.

“Unrestricted Subsidiary” means any Subsidiary of the Company (other than the Borrower) that is designated by a resolution of the Board of Directors of the Company as an Unrestricted Subsidiary together with any Subsidiary of such designated Subsidiary, but only to the extent that such Subsidiary (i) is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary unless the Company or any Restricted Subsidiary would be permitted to enter into such agreement, contract, arrangement or understanding with an Unrestricted Subsidiary pursuant to Section 7.9 and (ii) is a Person with respect to which neither the Company nor any of the Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Capital Stock or warrants, options or other rights to acquire Capital Stock or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, unless, in each case, the Company or any Restricted Subsidiary would be permitted to incur any such obligation with respect to an Unrestricted Subsidiary pursuant to clause (x) of Section 7.7. Subject to the foregoing, the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary or any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that (a) such designation shall only be permitted if no Default or Event of Default would having occurred and be in existence following such designation, (b) the Consolidated Net First Lien Secured Leverage Ratio shall be no greater than 2.25 to 1.00, (c) no Subsidiary may be designated as an Unrestricted Subsidiary unless it is also designated an Unrestricted Subsidiary for purposes of Existing Facilities Agreements, and such documentation otherwise provides for designation of Subsidiaries as “unrestricted subsidiaries”, (d) no Subsidiary may be designated as an Unrestricted Subsidiary if it owns, or has an exclusive license of, Material Intellectual Property, (e) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed to be an incurrence of Indebtedness and Liens by a Restricted Subsidiary of any outstanding Indebtedness and Liens, as applicable, of such Unrestricted Subsidiary (f) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to be an Investment in such Unrestricted Subsidiary and shall reduce amounts available for Investments in Unrestricted Subsidiaries permitted by Section 7.7 in an amount equal to the Fair Market Value of the

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Subsidiary so designated and (g) any Subsidiary previously designated as an Unrestricted Subsidiary may not thereafter be re-designated as an Unrestricted Subsidiary.

“USA Patriot Act” has the meaning set forth in Section 10.18.

“Vimeo Acquisition” means the merger of the Vimeo, Inc. into a wholly-owned subsidiary of the Borrower pursuant to the terms of the Vimeo Acquisition Agreement, which merger was consummated on November 24, 2025.

“Vimeo Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of September 10, 2025, by and among the Borrower, Bloomberg Merger Sub Inc., Bending Spoons S.p.A. and the Vimeo, Inc.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency in the election of the Board of Directors of such Persons).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Capital Stock, as the case may be, at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness or redemption or similar payment, in respect of such Disqualified Capital Stock, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), at the option of the Company, the effects of any prepayments or amortization made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly Owned Subsidiary” of any Person means a direct or indirect Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable Law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

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1.2            Other Definitional Provisions.

(a)            Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)            As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Company and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under the Applicable Accounting Standards,

(ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (iii) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(c)            The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Annex, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)            The term “license” shall include sub-license. The term “documents” includes any and all documents whether in physical or electronic form.

(e)            The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f)            Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(g)            The phrase “permitted by” and the phrase “not prohibited by” shall be synonymous, and any transaction not specifically prohibited by the terms of the Loan Documents shall be deemed to be permitted by the Loan Documents.

(h)            Any term defined by reference to the Applicable Accounting Standards shall be interpreted by reference to the accounting standards as in effect from time to time; provided that, in the event of any change in accounting standards that constitute the Applicable Accounting Standards, unless otherwise prohibited under the Loan Documents, the Group shall be entitled to make such adjustments to the relevant calculations consistent with the Applicable Accounting Standards then in effect as are reasonably necessary to neutralize the effect of such change on the Financial Covenant with a view to ensuring that Lenders maintain protections comparable to those previously applied.

(i)            Notwithstanding the preparation by the Company of its statutory accounts under IFRS, starting from the Switch Date, all financial covenants, ratios or incurrence-based permissions, tests, thresholds or baskets (including any financial definitions or components thereof and any basket based on the calculation of Consolidated EBITDA, Adjusted EBITDA, the Consolidated Net Total Leverage Ratio,

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the Consolidated Net Secured Leverage Ratio or the Consolidated Net First Lien Secured Leverage Ratio), Compliance Certificates and financial reporting under the Loan Documents shall be prepared and delivered under US GAAP only.

1.3            Pro Forma Calculations. (i) Any calculation to be determined on a “pro forma” basis, after giving “pro forma” effect to certain transactions or pursuant to words of similar import and (ii) the Consolidated Net First Lien Secured Leverage Ratio, the Consolidated Net Secured Leverage Ratio, the Consolidated Net Total Leverage Ratio, Consolidated EBITDA and Adjusted EBITDA, in each case, shall be calculated as follows:

(a)            for purposes of making the computation referred to above, in the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness subsequent to the commencement of the period for which such ratio is being calculated but on or prior to or substantially concurrently with the event for which the calculation is made (a “Calculation Date”), then except as otherwise set forth in clauses (c) and (d) below, such calculation shall be made after giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness as if the same had occurred at the beginning of the applicable Test Period; provided that for purposes of making the computation of Consolidated Net First Lien Secured Debt, Consolidated Net Secured Debt or Consolidated Net Total Debt, as applicable, such calculation shall be after giving pro forma effect to any redemption, retirement or extinguishment of Indebtedness in connection with such event;

(b)            for purposes of making the computation referred to above, if any Investments, Dispositions or designations of Unrestricted Subsidiaries or Restricted Subsidiaries are made (or committed to be made pursuant to a definitive agreement) subsequent to the commencement of the period for which such calculation is being made but on or prior to or simultaneously with the relevant Calculation Date, then such calculation shall be made giving pro forma effect to such Investments, Dispositions and designations as if the same had occurred at the beginning of the applicable Test Period in a manner consistent, where applicable, with the pro forma adjustments set forth in clauses (iv) and (v) of Pro-Forma Adjustments. If since the beginning of the period for which such calculation is being made, any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries shall have made any Investment or Disposition that would have required adjustment pursuant to this provision, then such calculation shall be made giving pro forma effect thereto for such Test Period as if such Investment or Disposition had occurred at the beginning of the applicable Test Period;

(c)            Notwithstanding anything to the contrary, (i) notwithstanding any change in Applicable Accounting Standards after December 31, 2018 that requires lease obligations which were treated as operating leases as of December 31, 2018 to be classified and accounted for as capital leases or otherwise reflected on the Company’s consolidated balance sheet, such obligations shall continue to be excluded from the definition of Indebtedness and (ii) any lease which would have been considered an operating lease under Applicable Accounting Standards in effect as of December 31, 2018 shall be treated as an operating lease for all purposes under this Agreement and the other Loan Documents, and obligations in respect thereof shall be excluded from the definition of Indebtedness; and

(d)            if the Company or any Restricted Subsidiary incurs Indebtedness under a ratio-based basket or exception, such ratio-based basket or exception (together with any other ratio-based basket or exception utilized in connection therewith, including in respect of other Indebtedness, Liens, asset sales, Investments, Restricted Payments or prepayments of subordinated Indebtedness) will be calculated excluding the cash proceeds of such Indebtedness for netting purposes (i.e., such cash proceeds shall not reduce the Consolidated Net First Lien Secured Leverage Ratio, Consolidated Net Secured Leverage Ratio or Consolidated Net Total Leverage Ratio pursuant to clause (b) of the definition of each such term),

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provided that the actual application of such proceeds may reduce Indebtedness for purposes of determining compliance with any applicable ratio.

1.4            Exchange Rates. For purposes of determining compliance as of any date after the Closing Date with Section 7, or for any other specified purpose hereunder (other than any actions which can be determined by the Administrative Agent in its sole discretion), amounts incurred or outstanding in currencies other than U.S. Dollars shall be translated into U.S. Dollars at the exchange rates in effect on date the Company and/or any Restricted Subsidiary incurring or making the relevant disposal, acquisition, investment, lease, loan, debt or guarantee or taking other relevant action or, if such day is not a Business Day, the immediately preceding Business Day, as such exchange rates shall be determined in good faith by the Company by reference to customary indices; provided that for purposes of determining the Consolidated Net First Lien Secured Leverage Ratio, the Consolidated Net Secured Leverage Ratio or Consolidated Net Total Leverage Ratio on any date of determination, amounts denominated in a currency other than U.S. Dollars will be translated into U.S. Dollars (i) with respect to income statement items, at the currency exchange rates used in calculating Consolidated Net Income in the Company’s latest financial statements delivered pursuant to Section 6.1(a) or (b), as applicable and (ii) with respect to balance sheet items, at the currency exchange rates used in calculating balance sheet items in the Company’s latest financial statements delivered pursuant to Section 6.1(a) or (b), as applicable and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with Applicable Accounting Standard, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar Equivalent of such Indebtedness. No Default or Event of Default shall arise as a result of any limitation or threshold in Section 7, or any other applicable section hereunder being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the date with respect to which the applicable determination is made.

1.5            Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with Applicable Accounting Standards in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Company delivered pursuant to Section 6.1(a); provided that if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Section 7 to eliminate the effect of any change in Applicable Accounting Standards on the operation of such covenant (or if the Administrative Agent notifies the Borrower or the Company that the Required Lenders wish to amend Section 7 for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of Applicable Accounting Standards in effect immediately before the relevant change in Applicable Accounting Standards became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders. All calculations of (a) the Consolidated Net First Lien Secured Leverage Ratio, the Consolidated Net Secured Leverage Ratio or the Consolidated Net Total Leverage Ratio, (b) Consolidated EBITDA and Adjusted EBITDA and (c) each financial calculation included within or required to be made in connection with any such terms shall be made on a pro forma basis. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Restricted Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

1.6            Limited Conditions Transactions. Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating any applicable ratio or determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement which requires that no Specified Event of Default, Default or Event of Default has occurred, is continuing or would result therefrom or the accuracy of representations and warranties) in connection with any action undertaken or to be undertaken in connection with the consummation of a Limited Condition Transaction,

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the date of determination of such ratio or other compliance (including whether any Specified Event of Default, Default or Event of Default has occurred, is continuing or would result therefrom or the accuracy of representations and warranties or other applicable covenant (other than (x) in the case of the accuracy of representations and warranties in connection with an acquisition, the specified representations consistent with the Specified Representations or, at the option of the Company, European “certain funds” representations) shall be determined, or (y) in the case of any Default or Event of Default, if the Company has elected European “certain funds” representation in accordance with clause (x) above, customary European “certain funds” defaults) shall, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election” and such date selected, the “LCA Test Date”), be deemed to be the date that (a) in the case of any acquisition or other Investment (including with respect to any Indebtedness contemplated or incurred in connection therewith), either, at the option of the Company, (i) as of the date the definitive acquisition agreement for such acquisition or other Investment is entered into (or any documentation or agreement with a substantially similar effect as a binding acquisition agreement), (ii) at the time that binding commitments to provide any Indebtedness contemplated or incurred in connection therewith are provided or at the time such Indebtedness is incurred or (iii) at the time the relevant acquisition or other Investment is consummated, (b) in the case of any Restricted Payment (including with respect to any Indebtedness contemplated or incurred in connection therewith), either, at the option of the Company, (i) at the time such Restricted Payment is declared, (ii) at the time that binding commitments to provide any Indebtedness contemplated or incurred in connection therewith are provided or at the time such Indebtedness is incurred or (iii) at the time of the making of such Restricted Payment and/or (c) in the case of any irrevocable Indebtedness repurchase or repayment (including with respect to any Indebtedness contemplated or incurred in connection therewith), either, at the option of the Company, (i) at the time of delivery of notice with respect to such repurchase or repayment, (ii) at the time that binding commitments to provide any debt contemplated or incurred in connection therewith are provided or at the time such Indebtedness is incurred or (iii) at the time of the making of such repurchase or repayment, in each case, after giving effect to the relevant transaction, any related Indebtedness (including the intended use of proceeds thereof) and all other permitted pro forma adjustments on a pro forma basis and if, after such applicable ratios and other provisions are measured on a pro forma basis after giving effect to such Limited Condition Transaction and such other related and specified actions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four consecutive fiscal quarter period being used to calculate such financial ratio ending prior to the LCA Test Date, the Company could have taken such action on the relevant LCA Test Date in compliance with such applicable ratios and provisions, such applicable ratios and provisions shall be deemed to have been complied with. For the avoidance of doubt, (x) if any of such ratios or other financial tests are not complied with as a result of fluctuations in such ratio or other financial measurement (including due to fluctuations in Consolidated EBITDA and Adjusted EBITDA) at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will nevertheless be deemed to have been complied with solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder; provided that if such ratios or other financial tests improve as a result of such fluctuations, such improved ratios and other financial measurements, as the case may be, may be utilized and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related and specified actions. If the Company has made an LCA Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires or irrevocable notice is rescinded, as applicable, without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other related and specified actions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

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1.7            Interest Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.8            Application of Multiple Relevant Provisions. With respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Loan Documents under a specific covenant that does not require compliance with a financial ratio or test (including a test based on the Consolidated Net First Lien Secured Leverage Ratio, Consolidated Net Secured Leverage Ratio and/or the Consolidated Net Total Leverage Ratio but excluding any Adjusted EBITDA test) (any such amounts, the “Fixed Amounts”) substantially concurrently with or otherwise in the same transaction or series of related transactions with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Loan Documents under the same covenant that requires compliance with a financial ratio or test (including the Consolidated Net First Lien Secured Leverage Ratio, Consolidated Net Secured Leverage Ratio and/or the Consolidated Net Total Leverage Ratio) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (a) the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts in connection with such substantially concurrent incurrence within the same covenant (it being understood that any Fixed Amount available under any covenant that is reallocated or otherwise utilized under a different covenant shall, for the avoidance of doubt, also constitute a Fixed Amount under such different covenant to which the Fixed Amount was reallocated to or utilized under), and (b) except as provided in clause (a), pro forma effect shall be given to the entire transaction. For purposes of determining compliance at any time with Section 2.25, Section 6 and Section 7, in the event that any Lien, Indebtedness, Dispositions, Investments, Restricted Payment, Affiliate transaction or Restricted Debt Payment (each of the foregoing, a “Reclassifiable Item”) meets the criteria of more than one of the categories of transactions or items (or any combination of one or more thereof, or between any Fixed Amount and Incurrence-Based Amount) permitted pursuant to any clause of such Section 2.25, Section 6 and Section 7, in each case within the same covenant, the Company, in its sole discretion, may classify and/or reclassify such transaction or item (or portion thereof) (other than Indebtedness incurred pursuant to Section 7.2(a) or (v) and corresponding Liens thereof) from time to time and will only be required to include the amount and type of such transaction (or portion thereof) in any one category within such covenant. In addition, any Indebtedness (and associated Liens, subject to the applicable priorities required pursuant to the applicable Incurrence-Based Amounts), Investments, Restricted Payments, Restricted Debt Payments, liquidations, dissolutions, mergers, consolidations (or, in each case, any portion thereof) incurred or otherwise effected in reliance on Fixed Amounts shall be automatically and immediately reclassified at any time, unless the Company otherwise elects from time to time, as incurred under the applicable Incurrence-Based Amounts if the Company

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subsequently meets the applicable ratio for such Incurrence-Based Amounts on a pro forma basis (or would have met such ratio or test at the time such Fixed Amount was utilized).

1.9            Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.

1.10            Calculation of Baskets and Ratios. If any of the baskets set forth in Section 6 or Section 7 of this Agreement are exceeded solely as a result of fluctuations to Consolidated EBITDA or Adjusted EBITDA for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under Section 6 or Section 7, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.

1.11            Certifications. All certificates and other statements required to be made by any director, officer, employee or member of management or other officer or Responsible Officer of a Loan Party pursuant to any Loan Document are and will be made on the behalf of such Loan Party and not in such officer’s, director’s, employee’s, other officer’s or Responsible Officer’s or member of management’s individual capacity.

1.12            Available Amount Transactions. If more than one action occurs on any given date the permissibility or the taking of which is determined hereunder by reference to the Available Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously but shall instead occur in the order determined by the Company, i.e., each transaction must be permitted under Available Amount as so calculated.

1.13            EBITDA. Notwithstanding anything to the contrary herein, if the Adjusted EBITDA of any individual Loan Party (other than the Company) or Restricted Subsidiary is to be calculated (including pursuant to determining Material Subsidiaries), it shall be calculated as reasonably determined by the Company in good faith on the same basis as Adjusted EBITDA but on a stand-alone basis and excluding all intra-group items and investments in subsidiaries.

1.14            Revolving Facilities. In the event that the Company or a Restricted Subsidiary enters into or increases commitments under a revolving credit facility, enters into any commitment to Incur or issue revolving Indebtedness or commits to Incur any Lien, the Incurrence or issuance thereof for all purposes under this Agreement, including without limitation for purposes of calculating the Consolidated Net First Lien Secured Leverage Ratio, Consolidated Net Secured Leverage Ratio, or the Consolidated Net Total Leverage Ratio, as applicable, or usage of Section 2.25 or Section 7.2 (if any) for borrowings and reborrowings thereunder (and including issuance and creation of letters of credit and bankers’ acceptances thereunder) will be determined on the date of the establishment of such revolving credit facility or such entry into or increase in commitments or other revolving Indebtedness (assuming for purposes of such determination that the full amount thereof has been borrowed as of such date), and, if such the Consolidated EBITDA, Adjusted EBITDA, Consolidated Net First Lien Secured Leverage Ratio, Consolidated Net Secured Leverage Ratio or the Consolidated Net Total Leverage Ratio, as applicable, test or other provision of this Agreement is satisfied with respect thereto at such time, any borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be permitted under Section 2.25 or Section 7.2, as applicable, irrespective of the Consolidated EBITDA, Adjusted EBITDA, Consolidated Net First Lien Secured Leverage Ratio, Consolidated Net Secured Leverage Ratio or the Consolidated Net Total Leverage Ratio, as applicable, or other provision of this Agreement at the

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time of any borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder).

1.15            Delayed Draw Facilities. In the event that the Company or a Restricted Subsidiary enters into any commitment to Incur or issue delayed draw term loans or other committed term Indebtedness pursuant to this agreement, including without limitation for purposes of calculating the Consolidated Net First Lien Secured Leverage Ratio, Consolidated Net Secured Leverage Ratio or the Consolidated Net Total Leverage Ratio, as applicable, or usage of Section 2.25 or Section 7.2 (if any) for borrowings and reborrowings thereunder, (1) such delayed draw term facility or other committed term debt facility shall either (i) be assumed to be fully drawn on the date such facility is initially established for purposes of determining compliance with the applicable incurrence test, in which case, any subsequent utilization of such incremental delayed draw term commitments shall not require compliance with any additional incurrence test but shall, to the extent incurred in accordance with this clause (i), for the avoidance of doubt, be assumed to be fully drawn for the purposes of any other ratio-based test (and thereafter conditions to funding may be waived by a majority of the applicable incremental delayed draw term lenders) or (ii) be tested upon the actual utilization of such delayed draw term commitments (and the applicable incurrence test may only be waived at utilization thereof by a majority of the applicable delayed draw term lenders and the Required Lenders) and (2) in the case of a delayed draw term facility or other committed term debt facility Incurred pursuant to Section 2.25 where the applicable incurrence test is tested only upon utilization (but not, for the avoidance of doubt, with respect to any delayed draw term facility that has been assumed fully drawn at the time of incurrence or is incurred pursuant to any prong constituting Fixed Amounts) such delayed draw term lenders holding such commitments in respect of any such delayed draw term facilities (and only in their capacity as such) shall not be included in the determination of “Required Lender” for voting purposes until such commitments have been drawn.

1.16            Cashless Transactions. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that (x) any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with New Term Loans, Refinancing Term Loans, Extended Term Loans or loans incurred under a new credit facility or (y) any of Indebtedness of the Company or a Restricted Subsidiary is refinanced, renewed or replaced with New Term Loans or loans incurred under a new credit facility, in each case above, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender of any Loans or such creditor of other Indebtedness, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that any payment be made “in Dollars,” “in immediately available funds,” “in cash” or any other similar requirement.

1.17            Agreed Security Principles. The Security Documents and each other guaranty and security document delivered or to be delivered under this Agreement and any obligation to enter into such document or other obligation, in each case, by Holdings or any Restricted Subsidiary thereof shall be subject in all respects to the Agreed Security Principles set forth in Schedule 1.1A.

1.18            Italian Terms. In this Agreement a reference to (and in the case of paragraph (a), (b), (c) or (d) below, solely in relation to any Loan Party incorporated in Italy):

(a)            a “liquidation”, “winding-up”, “administration” or “dissolution” includes any scioglimento, liquidazione, and any other proceedings or legal concepts similar to the foregoing;

(b)            “insolvency” shall be construed in accordance with article 2, paragraph 1, letter b) (definizioni) of the Italian Crisis and Insolvency Code and/or article 3 of Legislative Decree No. 270 of 8 July 1999 (as amended from time to time) and any other equivalent applicable law provisions in any relevant jurisdiction;

(c)            an “insolvency proceeding” or “bankruptcy” includes:

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(i)	any voluntary or involuntary liquidation, winding-up, administration or dissolution (other than on a solvent basis), judicial liquidation, bankruptcy (to the extent applicable after 15 July 2022), insolvency, reorganisation, moratorium, compromise, composition or other relief with respect to any person or that person’s debts;

(ii)	any proceeding aimed at seeking the appointment of, or taking possession by a liquidator, commissioner, examiner, receiver, administrative receiver, administrator, insolvency administrator, trustee in bankruptcy, custodian, judicial custodian, conservator or other similar official for any person or for all or any substantial part of that person’s assets; or

(iii)	any procedura concorsuale, including judicial liquidation (liquidazione giudiziale), composition with creditors (concordato preventivo) pursuant to articles 84 and ff. of the Italian Crisis and Insolvency Code, concordato nella liquidazione giudiziale pursuant to articles 240 and ff. of the Italian Crisis and Insolvency Code, forced administrative liquidation (liquidazione coatta amministrativa) pursuant to articles 293 and ff. of the Italian Crisis and Insolvency Code, crisis settlement procedure (composizione negoziata della crisi) pursuant to article 12 and ff. of the Italian Crisis and Insolvency Code, restructuring plan (piano attestato di risanamento) pursuant to article 56 of the Italian Crisis and Insolvency Code, assignment for the benefit of creditors (cessione dei beni ai creditori) pursuant to article 1977 of the Italian Civil Code, restructuring agreement (accordo di ristrutturazione dei debiti) under article 57 and ff. of the Italian Crisis and Insolvency Code, accordo di ristrutturazione agevolato pursuant to article 60 of the Italian Crisis and Insolvency Code, accordo di ristrutturazione ad efficacia estesa pursuant to article 61 of the Italian Crisis and Insolvency Code, moratorium agreement (convenzione di moratoria) pursuant to article 62 of the Italian Crisis and Insolvency Code, tax and contributions transaction (transazione su crediti tributari e contributivi) pursuant to article 63 of the Italian Crisis and Insolvency Code, restructuring plan subject to homologation (piano di ristrutturazione soggetto ad omologazione) pursuant to article 64-bis and ff. of the Italian Crisis and Insolvency Code, domanda di accesso ad uno strumento di regolazione della crisi e dell’insolvenza con riserva di deposito di documentazione pursuant to article 44 of the Italian Crisis and Insolvency Code, simplified asset liquidation procedure (concordato semplificato per la liquidazione del patrimonio) pursuant to article 25-sexies and ff. of the Italian Crisis and Insolvency Code, minor composition with creditors (concordato minore) pursuant to article 74 and ff. of the Italian Crisis and Insolvency Code, or amministrazione straordinaria delle grandi imprese in stato di insolvenza under Italian Law No. 270 of 8 July 1999, as amended, or any amministrazione straordinaria under Italian Law No. 39 of 18 February 2004, and any similar arrangements relating to a substantial part of its creditors, and shall be construed so as to include any equivalent or analogous proceedings or legal concepts similar to the foregoing. It being understood that the provisions under the Italian Bankruptcy Law continue to apply with reference to any proceedings commenced before 15 July 2022 and therefore the relevant tools and proceedings are intended to be included herein to the extent applicable;

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(d)            a “liquidator”, “commissioner”, “examiner”, “receiver”, “administrative receiver”, “administrator”, “insolvency administrator”, “trustee in bankruptcy”, “custodian”, “judicial custodian”, “conservator” or the like means a curatore, commissario giudiziale, esperto, commissario straordinario, commissario liquidatore, liquidatore and any other person performing the same function of each of the foregoing;

(e)            a “step” or “procedure” taken in connection with insolvency proceedings in respect of any person includes such person formally making a proposal to assign its assets pursuant to article 1977 of the Italian Civil Code (cessione dei beni ai creditori), the approval by such person of the filing of a petition for the appointment of an expert (esperto) for the purposes of a composizione negoziata della crisi pursuant to article 17 and ff. of the Italian Crisis and Insolvency Code, or pursuant to article 40 and ff. of the Italian Crisis and Insolvency Code, or of a domanda di accesso ad uno strumento di regolazione della crisi e dell’insolvenza con riserva di deposito di documentazione pursuant to article 44 of the Italian Crisis and Insolvency Code, or of simplified asset liquidation procedure (concordato semplificato per la liquidazione del patrimonio) pursuant to article 25-sexies and ff. of the Italian Crisis and Insolvency Code, or of minor composition with creditors (concordato minore) pursuant to article 74 and ff. of the Italian Crisis and Insolvency Code, or the appointment of an independent expert (professionista indipendente) for the certification (attestazione) of restructuring arrangements pursuant to article 57, 60 and/or 61 of the Italian Crisis and Insolvency Code, or of moratorium agreement (convenzione di moratoria), or of a tax and contributions transaction (transazione su crediti tributari e contributivi) pursuant to article 63 of the Italian Crisis and Insolvency Code, or of a restructuring plan envisaged under article 56 of the Italian Crisis and Insolvency Code or of a plan subject to homologation (piano di ristrutturazione soggetto ad omologazione) pursuant to article 64-bis and ff. of the Italian Crisis and Insolvency Code. It being understood that the provisions under the Italian Bankruptcy Law continue to apply with reference to any proceedings commenced before 15 July 2022 and therefore any filing of documents, any executed agreement or other action adopted in order to activate the relevant tools and proceedings are intended to be included herein to the extent applicable;

(f)            a “lease” includes a contratto di locazione or comodato;

(g)            a “matured obligation” or an “obligation being due” includes any credito liquido ed esigibile and credito scaduto;

(h)            “security” or “lien” includes any pegno, ipoteca, privilegio speciale (including the privilegio speciale created pursuant to Article 46 of the Italian Banking Law, as amended from time to time), cessione del credito in garanzia and any other diritto reale di garanzia or other transactions having the same effect as each of the foregoing;

(i)            a reference to “financial assistance” means unlawful financial assistance within the meaning of articles 2358 and/or 2474 of the Italian Civil Code as applicable;

(j)            a “limited liability company” means società a responsabilità limitata;

(k)            a “joint stock company” means società per azioni;

(l)            an “attachment” includes a pignoramento;

(m)            “gross negligence” (or similar expression) shall be construed as the Italian expression colpa grave; and

(n)            “wilful misconduct” or “wilful breach” (or similar expressions) shall be construed as the Italian expression dolo.

1.19         Dutch Terms. where it relates to a Dutch person or the context so requires, a reference to:

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(a)            The Netherlands means the European part of the Kingdom of the Netherlands and Dutch means in or of The Netherlands;

(b)            a security interest or security includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid);

(c)            a winding-up, liquidation, administration or dissolution includes declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(d)            a necessary action to authorise includes without limitation, where applicable, (i) compliance with any requirements of the Dutch Works Councils Act (Wet op de ondernemingsraden) or the European Works Councils Act (Wet op de Europese ondernemingsraden) and (ii) having obtained a positive opinion (advies) or neutral advice from the competent works council;

(e)            a moratorium includes surseance van betaling and a moratorium is declared includes surseance verleend;

(f)            a liquidator or, receiver, or other similar officer includes a curator or a beoogd curator, a (stille) bewindvoerder or, a beoogd bewindvoerder;

(g)           a composition includes an akkoord within the meaning the Dutch Bankruptcy Act (Faillissementswet); and

(h)           an attachment includes a conservatoir and executoriaal beslag.

1.20         Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of the Application or any other document, agreement or instrument entered into by the applicable Issuing Lender and the Borrower with respect thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 2.            AMOUNT AND TERMS OF COMMITMENTS

2.1            Term Commitments. During the Tranche A Term Loan Availability Period, subject to the terms and conditions hereof, each Tranche A Term Lender severally agrees to make term loans (each a “Tranche A Term Loan”) in U.S. Dollars to the Borrower from time to time on no more than two Tranche A Term Loan Borrowing Dates in an aggregate amount which will not exceed the amount of the Tranche A Term Commitment of such Tranche A Term Lender. The aggregate outstanding principal amount of the Tranche A Term Loans for all purposes of this Agreement and the other Loan Documents shall be the stated principal amount thereof outstanding from time to time. The Tranche A Term Loans may from time to time be Term Benchmark Loans or ABR Loans, as determined by the Company and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13. Amounts borrowed and repaid or prepaid on account of the Term Loans may not be reborrowed.

2.2            Procedure for Initial A Term Loan Borrowing.

(a)            The Borrower shall give the Administrative Agent irrevocable written notice (which notice must be received by the Administrative Agent two Business Days prior to the

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applicable Term Loan Borrowing Date) requesting that the Tranche A Term Lenders make the Tranche A Term Loans on the applicable Tranche A Term Loan Borrowing Date and specifying the amount to be borrowed and the requested Interest Period, if applicable. Upon receipt of such notice the Administrative Agent shall promptly notify each Tranche A Term Lender thereof. Not later than 11:00 A.M., New York City time, on the applicable Tranche A Term Loan Borrowing Date, each Tranche A Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Tranche A Term Loans to be made by such Tranche A Term Lender. The Administrative Agent shall credit the account designated in writing by the Borrower to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Tranche A Term Lenders in immediately available funds.

(b)            Lender Affiliates and Facility Office.

(i)            In respect of a Loan or Loans to the Borrower ("Designated Loans") a Lender (a "Designating Lender") may at any time and from time to time designate (by written notice to the Agents and the Parent Entity).

(A)	a substitute lending office from which it will make Designated Loans (a "Substitute Facility Office"); or

(B)	nominate an Affiliate to act as the Lender of Designated Loans (a "Substitute Affiliate Lender").

(ii)            A notice to nominate a Substitute Affiliate Lender must be in the form set out in Exhibit E-3 and be countersigned by the relevant Substitute Affiliate Lender confirming it will be bound as a Lender under this Agreement and the Intercreditor Agreement in respect of the Designated Loans in respect of which it acts as Lender.

(iii)            The Designating Lender will act as the representative of any Substitute Affiliate Lender it nominates for all administrative purposes under this Agreement. The Loan Parties, the Agents and the Secured Parties will be entitled to deal only with the Designating Lender, except that payments will be made in respect of Designated Loans to the lending office of the Substitute Affiliate Lender. In particular, the Commitments of the Designating Lender will not be treated as reduced by the introduction of the Substitute Affiliate Lender for voting purposes under this Agreement or the other Loan Documents.

(iv)            Other than as specified in clause (iii) above, a Substitute Affiliate Lender will be treated as a Lender for all purposes under the Loan Documents and having a Commitment equal to the principal amount of all Designated Loans in which it is participating if and for so long as it continues to be a Substitute Affiliate Lender under this Agreement.

(v)            A Designating Lender may revoke its designation of an Affiliate as a Substitute Affiliate Lender by notice in writing to the Agents and the Parent Entity provided that such notice may only take effect when there are no Designated Loans outstanding to the Substitute Affiliate Lender. Upon such Substitute Affiliate Lender ceasing to be a Substitute Affiliate Lender the Designating Lender will automatically assume (and be deemed to assume without further action by any party) all rights and obligations previously vested in the Substitute Affiliate Lender.

(vi)            If a Designating Lender designates a Substitute Facility Office or Substitute Affiliate Lender in accordance with this clause:

(A)	any Substitute Affiliate Lender shall be treated for the purposes of Section 2.20 as having become a Lender pursuant to an assignment and any Substitute Facility Office shall be treated for the purposes of Section 2.20

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as designation of a new lending office, in each case, on the date of such designation; and

(B)	the provisions of Section 2.19(a)(ii) shall not apply to or in respect of any Substitute Facility Office or Substitute Affiliate Lender.

2.3            Repayment of Term Loans.

The Tranche A Term Loan of each Tranche A Term Lender shall be payable in equal consecutive quarterly installments on the last Business Day of each March, June, September and December, commencing with the last Business Day of the first full fiscal quarter after the first Tranche A Term Loan Borrowing Date in an amount equal to one and one quarter percent (1.25%) of the stated original principal amount of the funded Tranche A Term Loans outstanding (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.18(b), or be increased as a result of any increase in the amount of Tranche A Term Loans pursuant to Supplemental Term Loan Commitments (such increased amortization payments to be calculated in the same manner (and on the same basis) as the amortization payments for the Tranche A Term Loans made as of the initial Tranche A Term Loan Borrowing Date)), with the remaining balance thereof payable on the Tranche A Term Maturity Date.

2.4            Revolving Commitments.

(a)            During the Revolving Commitment Period, subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) in U.S. Dollars to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which (after giving effect to any application of proceeds of such Revolving Loans in accordance with the immediately succeeding sentence) when added to such Lender’s Revolving Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. The Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Subject to Section 2.17, each borrowing of a Revolving Loan shall be comprised entirely of ABR Loans or Term Benchmark Loans as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Amounts borrowed and repaid on account of the Revolving Loans may be reborrowed during the Revolving Commitment Period.

(b)            The Borrower shall repay all outstanding Revolving Loans made to it on the Revolving Termination Date.

2.5            Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent irrevocable written notice pursuant to a Borrowing Notice (which notice must be received by the Administrative Agent (i) in the case of Term Benchmark Loans denominated in U.S. Dollars, prior to 11:00 a.m., New York City time, three U.S. Government Securities Business Days prior to the requested Borrowing Date and (ii) in the case of ABR Loans, prior to 10:00 a.m., New York City time, on the proposed Borrowing Date), specifying (x) the amount and Type of Revolving Loans to be borrowed, (y) the requested Borrowing Date and (z) in the case of Term Benchmark Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing by the Borrower under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $50,000 or a whole multiple of $50,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $50,000, such lesser amount) and (y) in the case of Term

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Benchmark Loans, $100,000 or a whole multiple of $100,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office by 1:00 P.M., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account designated in writing by the Borrower to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by such Revolving Lenders and in like funds as received by the Administrative Agent. If no election as to the Type of a Revolving Loan denominated in U.S. Dollars is specified, then the requested Loan shall a Term Benchmark Loan with an Interest Period of one month. If no Interest Period is specified with respect to any requested Term Benchmark Loan, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

2.6            [Reserved].

2.7            Defaulting Lenders.

(a)            Defaulting Lender Cure. If the Company, the Administrative Agent and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Revolving Lenders in accordance with the Commitments under the Revolving Facility (without giving effect to Section 3.4(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(b)            Defaulting Lender Waterfall. Any payment of principal, interest or other amounts (other than the payment of (i) commitment fees under Section 2.9, (ii) default interest under Section 2.15(d) and (iii) Letter of Credit fees under Section 3.3, which in each case shall be applied pursuant to the provisions of those Sections) received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) shall be applied by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender (without duplication of the application of any cash collateral provided by the Borrower pursuant to Section 3.4(d)) or to any Issuing Lender hereunder; third, to be held as security for any L/C Shortfall (without duplication of any cash collateral provided by the Borrower pursuant to Section 3.4(d)) in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent; fourth, as the Company may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the Issuing Lenders as a result of any final non-appealable judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any final non-appealable

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judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 3.4(d). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to be held as security in a cash collateral account pursuant to this Section 2.7(b) shall be deemed paid to and redirected by such Defaulting Lender and shall satisfy the Borrower’s payment obligation in respect thereof in full, and each Lender irrevocably consents hereto.

2.8            Repayment of Loans.

(a)            The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Lender or Term Lender, as the case may be, (i) the then unpaid principal amount of each Revolving Loan of such Revolving Lender made to the Borrower outstanding on the Revolving Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1) and (ii) the principal amount of each outstanding Term Loan of such Term Lender made to the Borrower in installments according to the applicable amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans made to the Borrower from time to time outstanding from the date made until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)            The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal, interest and fees, as applicable, due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)            The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(c) shall, to the extent permitted by applicable law, be presumptively correct absent demonstrable error of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.9            Commitment Fees, etc.

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(a)            The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, in U.S. Dollars, for the period from and including the Closing Date to but excluding the last day of the Revolving Commitment Period, computed at the Applicable Commitment Fee Rate on the actual daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date; provided that (i) any commitment fee accrued with respect to any of the Revolving Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time and (ii) no commitment fee shall accrue on any of the Revolving Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b)            The Borrower agrees to pay to the Administrative Agent for the account of each Tranche A Term Lender a commitment fee, in U.S. Dollars, for the period from and including the Closing Date to but excluding the last day of the Tranche A Term Loan Availability Period, computed at the Applicable Commitment Fee Rate on the actual daily amount of the unused Tranche A Term Commitments of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date; provided that (i) any commitment fee accrued with respect to any of the Tranche A Term Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time and (ii) no commitment fee shall accrue on any of the Tranche A Term Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(c)            The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Agency Fee Letter.

2.10         Termination or Reduction of Revolving Commitments and Tranche A Term Commitments.

(a)            Unless previously terminated, the Revolving Commitments shall terminate on the on the last day of the Revolving Commitment Period. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, from time to time, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the total Revolving Extensions of Credit would exceed the aggregate Revolving Commitments. Any such partial reduction shall be in an amount equal to $1,000,000, or a whole multiple of $500,000 in excess thereof, and shall reduce permanently the Revolving Commitments then in effect. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of termination under this Section 2.10(a) if the notice of such termination stated that such notice was conditioned upon the occurrence or non-occurrence of a transaction or the receipt of a replacement of all, or a portion, of the Revolving Commitments outstanding at such time, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied.

(b)            Upon the incurrence by the Borrower or any of its Restricted Subsidiaries of any Permitted Refinancing Obligations in respect of Revolving Commitments or Revolving Loans, the Revolving Commitments designated by the Borrower to be terminated in connection therewith shall be automatically permanently reduced by an amount equal to 100% of the aggregate principal amount of commitments under such Permitted Refinancing Obligations and any outstanding Revolving Loans in respect of such terminated Revolving Commitments shall be repaid in full.

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(c)            Unless previously terminated, the Tranche A Term Commitments shall terminate on the last day of the Tranche A Term Loan Availability Period. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, from time to time, to terminate any unfunded Tranche A Term Commitments or, from time to time, to reduce the amount of any unfunded Tranche A Term Commitments. Any such partial reduction shall be in an amount equal to $1,000,000, or a whole multiple of $500,000 in excess thereof, and shall reduce permanently the Tranche A Term Commitments then in effect. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of termination under this Section 2.10(c) if the notice of such termination stated that such notice was conditioned upon the occurrence or non-occurrence of a transaction or the receipt of a replacement of all, or a portion, of the Tranche A Term Commitments outstanding at such time, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied.

2.11          Optional Prepayments.

(a)            The Borrower may at any time and from time to time prepay the Revolving Loans or any Tranche of Term Loans, in whole or in part, without premium or penalty, upon written notice delivered to the Administrative Agent (confirmed by telecopy or electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent) no later than 12:00 Noon, New York City time, (i) three Business Days prior thereto, in the case of Term Benchmark Loans or (ii) one Business Day prior thereto, in the case of ABR Loans, which notice shall specify (x) the date and amount of prepayment, (y) whether the prepayment is of Revolving Loans or a Tranche of Term Loans and (z) whether the prepayment is of Term Benchmark Loans or ABR Loans; provided that if a Term Benchmark Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (provided that any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any transaction or the receipt of proceeds to be used for such payment, in each case specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied), together with accrued interest to such date on the amount prepaid and (except in the case of Revolving Loans that are ABR Loans) any breakage costs. Partial prepayments of Term Loans and of Revolving Loans shall be in an aggregate principal amount of (i) $50,000 or a whole multiple of $50,000 in excess thereof (in the case of prepayments of ABR Loans) or (ii) $100,000 or a whole multiple of $100,000 in excess thereof (in the case of prepayments of Term Benchmark Loans), and in each case shall be subject to the provisions of Section 2.18.

(b)            [Reserved].

(c)            [Reserved].

(d)            Notwithstanding any other provision of this Section 2.11, a Lender may, at its option, and if agreed by the Borrower, in connection with any prepayment of Tranche A Term Loans pursuant to Section 2.11(a), exchange such Lender’s portion of the Tranche A Term Loan to be prepaid for Rollover Indebtedness, in lieu of such Lender’s pro rata portion of such prepayment (and any such Tranche A Term Loans so exchanged shall be deemed repaid for all purposes under the Loan Documents).

(e)            Subject to the provisions of the Intercreditor Agreement, any optional prepayments of Term Loans pursuant to this Section 2.11 shall be applied among the Tranches of Term Loans as directed by the Borrower in its sole and absolute discretion (or, in the case of no such direction, pro rata to each Tranche of Term Loans) and pro rata within each Tranche of Term Loans subject to such prepayment

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being applied to the remaining scheduled amortization payments of such applicable Tranche of Term Loans as directed by the Borrower in its sole and absolute discretion (or in the absence of such direction, in direct order of maturity to the amortization payments of such applicable Tranche of Term Loans and ratably to the Term Loans of such Tranche included in the prepaid borrowing).

2.12          Mandatory Prepayments.

(a)            Unless the Required Prepayment Lenders shall otherwise agree, if any Indebtedness (excluding any Indebtedness incurred in accordance with Section 7.2, other than Permitted Refinancing Obligations in respect of Term Loans) shall be incurred by the Company or any Restricted Subsidiary, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied not later than one Business Day after the date of receipt of such Net Cash Proceeds toward the prepayment of the Term Loans as set forth in Section 2.12(d).

(b)            Unless the Required Prepayment Lenders shall otherwise agree and subject to clause (d) below and Section 2.18(b), if on any date the Company or any Restricted Subsidiary shall for its own account receive Net Cash Proceeds from any Asset Sale or Recovery Event then unless a Reinvestment Notice shall be delivered to the Administrative Agent in respect thereof, an amount equal to 100% of such Net Cash Proceeds shall be applied not later than 10 Business Days after such date toward the prepayment of the Term Loans as set forth in Section 2.12(d); provided that, notwithstanding the foregoing, (i) on each Reinvestment Prepayment Date, the Term Loans shall be prepaid as set forth in Section 2.12(d) by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event and (ii) on the Trigger Date, the Term Loans shall be prepaid as set forth in Section 2.12(d) by an amount equal to 100% of the portion of any Committed Reinvestment Amount with respect to the relevant Reinvestment Event not actually expended by such Trigger Date.

(c)            [Reserved].

(d)            Subject to the Intercreditor Agreement, amounts to be applied in connection with prepayments pursuant to this Section 2.12 shall be applied to the prepayment of the Term Loans in accordance with Section 2.18(b) until paid in full. In connection with any mandatory prepayments by the Borrower of the Term Loans pursuant to this Section 2.12, with respect to prepayments pursuant to Section 2.12(b), such Net Cash Proceeds may be applied, along with, or (solely with respect to obligations under the Existing Facilities Agreements) in lieu of, such prepayment of Term Loans (to the extent the Borrower elects, or is required by the terms thereof), to purchase, redeem or repay any Pari Passu Debt, pursuant to the agreements governing such other Indebtedness, on a pro rata, less than pro rata or (solely with respect to Existing Facilities Obligations) greater than pro rata basis with respect to such prepayments of Term Loans; provided, further, that if no Lender exercises the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.12(e), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans that are ABR Loans to the full extent thereof before application to Term Loans subject to such prepayment that are Term Benchmark Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.21. Each prepayment of the Term Loans under this Section 2.12 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(e)            Notwithstanding the foregoing, any Lender holding a Term Loan may elect, by written notice to the Administrative Agent at least one Business Day (or such shorter period as may be established by the Administrative Agent) prior to the required prepayment date, to decline all or any portion of any prepayment of its Term Loan pursuant to Section 2.12(b), in which case the aggregate amount of the payment that would have been applied to prepay Loans but was so declined shall be retained by the Borrower and shall constitute “Declined Proceeds”.

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(f)            If, on any date, the aggregate Revolving Extensions of Credit would exceed the aggregate Revolving Commitments, the Borrower shall promptly prepay Revolving Loans in an aggregate principal amount equal to such excess and/or pay to the Administrative Agent an amount of cash and/or Cash Equivalents equal to such excess to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(g)            Notwithstanding any other provision of this Section 2.12, a Lender may, at its option, and if agreed by the Borrower, in connection with any prepayment of Tranche A Term Loans pursuant to Section 2.12(a), exchange such Lender’s portion of the Tranche A Term Loan to be prepaid for Rollover Indebtedness, in lieu of such Lender’s pro rata portion of such prepayment (and any such Tranche A Term Loans so exchanged shall be deemed repaid for all purposes under the Loan Documents).

(h)            Notwithstanding any provisions of this Section 2.12 to the contrary:

(i)            to the extent that any or all of the Net Cash Proceeds giving rise to a prepayment event of Term Loans pursuant to this Section 2.12 is prohibited, restricted or delayed by (A) applicable local law (including laws related to financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance and similar legal principles, and in respect of restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the Board of Directors of the Company or the applicable Restricted Subsidiaries) or (B) other contractual restrictions as a result of minority ownership, in each case from being repatriated or transferred to the Borrower, the portion of such Net Cash Proceeds so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 2.12, but may be retained by the Borrower, the Company or the applicable Subsidiary for so long, but only so long, as the applicable local law or restriction will not permit repatriation or transfer to the Borrower. Once such repatriation or transfer of any of such affected Net Cash Proceeds is permitted under the applicable local law or restriction, such repatriation or transfer will be effected promptly and such repatriated Net Cash Proceeds will be promptly applied (net of additional Taxes payable or reserved against as a result thereof) to the prepayment of the Term Loans pursuant to this Section 2.12 to the extent provided herein; or

(ii)            to the extent that the Company has reasonably determined in good faith that repatriation or transfer of any of or all the Net Cash Proceeds giving rise to a prepayment event pursuant to this Section 2.12 would reasonably be expected to have a material adverse tax consequence to the Company, any of its Subsidiaries or any direct or indirect equity holder of the Company, the Net Cash Proceeds so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 2.12, but may be retained by the Borrower, the Company or the applicable Subsidiary without being repatriated or transferred for so long, but only so long, as the applicable material adverse tax consequences exist.

(i)            Notwithstanding anything to the contrary herein, any Net Cash Proceeds received by the Company or any Restricted Subsidiary from the Disposition of any Property shall be applied (A) pursuant to Section 11.9 of the Pro Rata Facilities Agreement as in effect on the Closing Date (if applicable) and prepayments pursuant to Section 2.12(b) shall be subject to the prepayment made pursuant to Section 11.9 of the Pro Rata Facilities Agreement as in effect on the Closing Date and (B) pursuant to Section 2.12(b) of the Existing Term Loan Credit Agreement as in effect on the Closing Date (if applicable) and prepayments pursuant to Section 2.12(b) shall be subject to the prepayment made pursuant to Section 2.12(b) of the Existing Term Loan Credit Agreement as in effect on the Closing Date.

For purposes of this Section 2.12 references to “law” mean, with respect to any Person, (1) the common law and any federal, state, local, foreign, multinational or international statutes, laws, treaties, judicial decisions, standards, rules and regulations, guidances, guidelines, ordinances, rules, judgments, writs, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental

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agreements and governmental restrictions (including administrative or judicial precedents or authorities), in each case whether now or hereafter in effect, and (2) the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

2.13          Conversion and Continuation Options.

(a)            The Borrower may elect from time to time to convert Term Benchmark Loans made to the Borrower and denominated in U.S. Dollars to ABR Loans by giving the Administrative Agent prior irrevocable written notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date; provided that if any Term Benchmark Loan is so converted on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. The Borrower may elect from time to time to convert ABR Loans made to the Borrower to Term Benchmark Loans denominated in U.S. Dollars by giving the Administrative Agent prior irrevocable written notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan under a particular Facility may be converted into a Term Benchmark Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)            Any Term Benchmark Loan may be continued as such by the Borrower giving irrevocable written notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1 and no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed continuation date, of the length of the next Interest Period to be applicable to such Loans; provided that if any Term Benchmark Loan is so continued on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21; provided, further, that no Term Benchmark Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations. If the Borrower shall fail to give any required notice as described above in this paragraph such Term Benchmark Loans shall be automatically continued as Term Benchmark Loans in their original currency having an Interest Period of one month’s duration on the last day of such then-expiring Interest Period and if such continuation is not permitted pursuant to the preceding proviso, such Term Benchmark Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.14            Minimum Amounts and Maximum Number of Term Benchmark Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Term Benchmark Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of the Term Benchmark Loans comprising each Term Benchmark Tranche shall be equal to a minimum of $100,000 or a whole multiple of $100,000 in excess thereof, (b) with respect to the Tranche A Term Loans, no more than 12 Term Benchmark Tranches shall be outstanding at any one time and (c) with respect to the Revolving Loans, no more than 12 Term Benchmark Tranches shall be outstanding at any one time.

2.15            Interest Rates and Payment Dates.

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(a)            Each Term Benchmark Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to Term SOFR, determined for such day plus the Applicable Margin.

(b)            Each ABR Loan shall bear interest at a rate per annum equal to ABR plus the Applicable Margin.

(c)            [Reserved].

(d)            (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.15 plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2% and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non payment until such amount is paid in full (after as well as before judgment); provided that no amount shall be payable pursuant to this Section 2.15(d) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided further no amounts shall accrue pursuant to this Section 2.15(d) on any overdue Loan, Reimbursement Obligation, commitment fee or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(e)            Interest shall be payable by the Borrower in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (d) of this Section 2.15 shall be payable from time to time on demand.

2.16         Computation of Interest and Fees.

(a)            Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that interest on ABR Loans only at times when the ABR Loans are based on prime rate shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of Term SOFR. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)            Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be presumptively correct in the absence of demonstrable error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a), Section 2.15(b) or Section 2.15(d).

(c)            In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time, in consultation with the Borrower, and, notwithstanding anything to the contrary herein or in any other Loan Document, any

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amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

2.17          Alternate Rate of Interest. Notwithstanding anything to the contrary herein or in any other Loan Document:

(a)            Replacing Future Benchmarks. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedge Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.17), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During the period referenced in the foregoing sentence, the component of ABR based upon the Benchmark will not be used in any determination of ABR. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(b)            Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.17, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.17.

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(d)            Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

2.18          Pro Rata Treatment and Payments.

(a)            Except as expressly otherwise provided herein (including as expressly provided in Sections 2.9, 2.10(b), 2.19, 2.20, 2.21, 2.22, 2.24, 2.26, 10.5 and 10.7), each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments shall be made pro rata according to the Revolving Percentages of the relevant Lenders other than reductions of Revolving Commitments pursuant to Section 2.24 and payments in respect of any differences in the Applicable Commitment Fee Rate of Extending Lenders pursuant to an Extension Amendment. Except as expressly otherwise provided herein (including as expressly provided in Sections 2.7, 2.15(d), 2.19, 2.20, 2.21, 2.22, 2.24, 2.26, 2.27, 10.5 and 10.7), each payment (other than prepayments) in respect of principal or interest in respect of any Tranche of Term Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Term Lenders of such Tranche, pro rata according to the respective amounts then due and owing to such Term Lenders.

(b)            Each mandatory prepayment of the Term Loans shall be allocated between the Tranches of Term Loans pro rata to each of the Tranches of Term Loans, in each case except as (i) affected by the opt-out provision under Section 2.12(e) or (ii) if any such Tranche of Term Loan has agreed in accordance with this Agreement to have its allocation be on a less than pro rata basis; provided that, notwithstanding anything in this Section 2.18(b) or Section 2.12 to the contrary, if at the time that any mandatory prepayment of Term Loans pursuant to Section 2.12 would be required, the Company or any of its Restricted Subsidiaries is required to, or is required to offer to, repurchase, redeem, repay or prepay Indebtedness under any Existing Facilities Agreement that is Pari Passu Debt (any such Indebtedness, “Other Prepayable Indebtedness”), then the Company or such Restricted Subsidiary may apply all or any portion of the required prepayment amounts to redeem, repurchase, repay or prepay any Tranches of Term Loans or Other Prepayable Indebtedness, subject to the requirements set forth under the applicable Existing Facilities Agreements and the Applicable Intercreditor Agreement; provided further that in connection with a mandatory prepayment under Section 2.12(a) in connection with the incurrence of Permitted Refinancing Obligations, such prepayment shall be allocated to the Tranches as specified by the Borrower (but to the Loans within such Tranches on a pro rata basis). Each optional prepayment of any Tranche A Term Loans shall be applied to the remaining installments thereof as specified by the Borrower (or in the absence of such specification, in direct order of maturity). Each mandatory prepayment of any Tranche A Term Loans shall be applied (i) first, to the next four installments thereof and (ii) thereafter on a pro rata basis to all other remaining installments. Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.

(c)            Except as expressly otherwise provided herein (including as expressly provided in Sections 2.7, 2.10(b), 2.15(d), 2.19, 2.20, 2.21, 2.22, 2.24, 2.26, 10.5 and 10.7), each payment (including prepayments) to be made by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders other than payments in respect of any differences in the Applicable Margin of Extending Lenders pursuant to an Extension Amendment. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letter of Credit.

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(d)            All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Funding Office, in immediately available funds. Any payment received by the Administrative Agent after 2:00 P.M., New York City time may be considered received on the next Business Day in the Administrative Agent’s sole discretion. The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Term Benchmark Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Term Benchmark Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension. Except as otherwise provided herein, all payments hereunder shall be made in U.S. Dollars.

(e)            Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be presumptively correct in the absence of demonstrable error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall give notice of such fact to the Borrower and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower. Nothing herein shall be deemed to limit the rights of the Administrative Agent, the Company or the Borrower, against any Defaulting Lender.

(f)            Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the relevant Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each relevant Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

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2.19          Requirements of Law.

(a)            If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority first made, in each case, subsequent to the Closing Date:

(i)            shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, or shall subject any Recipient to any Taxes (other than Excluded Taxes and Non-Excluded Taxes) on advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Term SOFR hereunder; or

(ii)            shall impose on such Lender any other condition not otherwise contemplated hereunder; and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Term Benchmark Loans or issuing or participating in Letters of Credit (in each case hereunder), or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, in U.S. Dollars, within thirty Business Days after the Borrower’s receipt of a reasonably detailed invoice therefor (showing with reasonable detail the calculations thereof), any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.19, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)            If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any entity controlling such Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental Authority first made, in each case, subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such entity’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such entity could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such entity’s policies with respect to capital adequacy or liquidity requirements) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a reasonably detailed written request therefor (consistent with the detail provided by such Lender to similarly situated borrowers), the Borrower shall pay to such Lender, in U.S. Dollars, such additional amount or amounts as will compensate such Lender or such entity for such reduction.

(c)            A certificate prepared in good faith as to any additional amounts payable pursuant to this Section 2.19 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be presumptively correct in the absence of demonstrable error. Notwithstanding anything to the contrary in this Section 2.19, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.19 for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such 180-day period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 2.19 shall survive the termination of this Agreement and the payment of the Obligations. Notwithstanding the foregoing, the Borrower shall not be obligated to make payment to any Lender with respect to penalties, interest and expenses if written demand therefore was not made by such Lender within 180 days from the date on which such Lender makes payment for such penalties, interest and expenses.

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(d)            Notwithstanding anything in this Section 2.19 to the contrary, solely for purposes of this Section 2.19, (i) the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have been enacted, adopted or issued, as applicable, subsequent to the Closing Date.

(e)            For purposes of this Section 2.19, the term “Lender” shall include any Issuing Lender.

2.20         Taxes.

(a)            Except as required by law, all payments made by the Borrower or any Loan Party under this Agreement and the other Loan Documents to any Agent or any Lender under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes. If the Borrower, a Guarantor or any other applicable withholding agent is required by law (as determined in the good faith discretion of the Borrower, Guarantor or the applicable withholding agent) to withhold or deduct any Taxes from or in respect of any amount paid or payable by the Borrower, Guarantor or the applicable withholding agent under any Loan Document to any Agent or any Lender, then (i) the Borrower, Guarantor or the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and (ii) if such Taxes are Non-Excluded Taxes, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary so the Agent or such Lender, as applicable, receives (after deduction or withholding of all Non-Excluded Taxes including Non-Excluded Taxes attributable to amounts payable under this Section 2.20(a)) an amount equal to the sum it would have received had no such withholdings or deductions been made.

(b)            In addition, the Borrower or any Loan Party under this Agreement and the other Loan Documents shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of any Agent, timely reimburse it for, Other Taxes.

(c)            Whenever any Taxes are paid by the Borrower and any Loan Party pursuant to this Section, as promptly as practicable thereafter the Borrower shall send to the Administrative Agent for the account of the Administrative Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof if such receipt is obtainable, or, if not, such other evidence of payment as may reasonably be required by the Administrative Agent or such Lender.

(d)            The Borrower and any Loan Party under this Agreement and the other Loan Documents shall indemnify any Agent or any Lender, within ten days after demand therefor, for the full amount of any Non-Excluded Taxes (including Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Agent or such Lender or required to be withheld or deducted from a payment to the Agent or such Lender, as applicable, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower or any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Each Lender shall severally indemnify the Agents, within ten days after demand therefor, for (i) any Non-Excluded Taxes attributable to such Lender (but only to the extent that the Borrower or any Loan Party has not already indemnified the Agents for such Non-Excluded Taxes and without limiting the obligation of the Borrower or any Loan Parties to do so), (ii) any Taxes attributable

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to such Lender’s failure to comply with the provisions of Section 10.6(c)(iii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agents in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agents shall be conclusive absent manifest error. Each Lender hereby authorizes the Agents to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agents to the Lender from any other source against any amount due to the Agents under this paragraph (e).

(f)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to (i) determine whether or not such Lender is subject to withholding (including backup withholding) or information reporting requirements or (ii) to prepare, complete and file any relevant documentation, whether through a withholding tax return or otherwise, to the taxing authorities as required by applicable Law. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth below in Sections 2.20(f)(i)-(iv), 2.20(g) and 2.20(i)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (i) two executed, accurate and complete copies of IRS Form W-8BEN or successor form certifying that it is entitled to benefits under an income tax treaty to which the United States is a party, (ii) two executed, accurate and complete copies of IRS Form W-8ECI or successor form, (iii) in the case of a Non-U.S. Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit N-1, certifying that such Non-U.S. Lender is not (A) a bank described in Section 881(c)(3)(A) of the Code, (B) a 10-percent shareholder of the Borrower described in Section 871(h)(3)(B) of the Code, or (C) a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and that no payments in connection with any Loan Document are effectively connected with such Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”); and two executed, accurate and complete copies of IRS Form W-8BEN, or any subsequent versions or successors to such forms, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from United States federal withholding tax on all interest payments by the Borrower or any Loan Party under this Agreement and the other Loan Documents, (iv) to the extent a Non-U.S. Lender is not the beneficial owner for U.S. federal income tax purposes, IRS Form W-8IMY (or any successor forms) of the Lender, accompanied by, and to the extent applicable, an IRS Form W-8BEN, IRS Form W-8ECI, a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-2 or Exhibit N-3 (provided, that if the Lender is a partnership and one or more direct or indirect partners are claiming the portfolio interest exemption, the Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-4 on behalf of such direct or indirect partner(s)), IRS Form W-9, IRS Form W-8IMY (or other successor forms) and any other required supporting information from each beneficial owner; or (v) any other form prescribed by applicable requirements of income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax on any payments to such Lender under the Loan

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Documents, duly completed together with such supplementary documentation as may be prescribed by applicable Requirement of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender and from time to time upon the reasonable request of the Borrower or the Administrative Agent. Each Non-U.S. Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower and the Administrative Agent (or any other form of certification adopted by the United States taxing authorities for such purpose). The Administrative Agent shall provide to the Borrower properly completed copies of IRS Form W-9 or an applicable IRS Form W-8 (certifying that it is either a “qualified intermediary” or a “U.S. branch of certain foreign bank”), in each case, with the effect that Borrower can make payments under the Facility to the Administrative Agent without withholding or deduction of any Taxes imposed by the United States. The Administrative Agent shall be responsible for the collection of U.S. withholding forms from the Lenders, including IRS Form W-9 or IRS Form W-8, as applicable, from the Lenders who shall be required to timely deliver to the Administrative Agent such forms and any others that are reasonably requested by the Administrative Agent or the Borrower. The Administrative Agent shall prepare all IRS Forms 1099, 1042 or 1042-S or any other forms required under applicable law and deliver such forms to the Borrower for review and filing.

(g)            Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent two executed, accurate and complete copies of IRS Form W-9, or any subsequent versions or successors to such form and certify that such lender is not subject to backup withholding. Such forms shall be delivered by each U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such U.S. Lender and from time to time upon the reasonable request of the Borrower or the Administrative Agent. Each U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certifications to the Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose).

(h)            If any Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Non-Excluded Taxes as to which it has been indemnified by the Borrower or any Loan Party or with respect to which the Borrower or any Loan Party has paid additional amounts pursuant to this Section 2.20, it shall promptly pay over such refund to the Borrower or the applicable Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or the Loan Party under this Section 2.20 with respect to the Non-Excluded Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower or the Loan Party, upon the request of Agent or such Lender, agrees to repay the amount paid over to the Borrower or the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person. In no event will any Agent or any Lender be required to pay any amount to the Borrower or any Loan Party the payment of which would place the Agent or such Lender in a less favorable net after-Tax position than the Agent or such Lender would have been in if the Non-Excluded Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Non-Excluded Taxes had never been paid. The agreements in this Section 2.20 shall

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survive the resignation or replacement of any Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment of the Obligations.

(i)            If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subsection (i), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(j)            For purposes of this Section 2.20, the term “Lender” shall include any Issuing Lender and the term “applicable law” includes FATCA.

(k)            For purposes of this Agreement, any reference to IRS Form W-8BEN shall be deemed to include a reference to IRS Form W-8BEN-E.

2.21            Indemnity. Other than with respect to Taxes (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim), in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith) or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.24, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (other than loss of Applicable Margin) attributable to such event. In the case of a Term Benchmark Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (x) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at Term SOFR, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (y) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the applicable offshore interbank market for such currency, whether or not such Term Benchmark Loan was in fact so funded. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.22            Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, in each case, first made after the Closing Date, shall make it unlawful for any Lender to make or maintain Term Benchmark Loans as contemplated by this Agreement, such Lender shall promptly give notice thereof (a “Rate Determination Notice”) to the Administrative Agent and the Borrower, and (a) the commitment of such Lender hereunder to make Term Benchmark Loans, continue Term Benchmark Loans as such and convert ABR Loans to

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Term Benchmark Loans shall be suspended during the period of such illegality and (b) such Lender’s Loans then outstanding as Term Benchmark Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Term Benchmark Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.

2.23            Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19, 2.20(a) or 2.22 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the good faith judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 2.23 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.19, 2.20(a) or 2.22.

2.24            Replacement of Lenders. The Borrower shall be permitted to (a) replace with a financial entity or financial entities, or (b) prepay or terminate, without premium or penalty (but subject to Section 2.21), the Loans or Commitments, as applicable, of any Lender or Issuing Lender (each such Lender and Issuing Lender, a “Replaced Lender”) that (i) requests reimbursement for amounts owing or otherwise results in increased costs imposed on the Borrower or on account of which the Borrower is required to pay additional amounts to any Governmental Authority pursuant to Section 2.19, 2.20 or 2.21 (to the extent a request made by a Lender pursuant to the operation of Section 2.21 is materially greater than requests made by other Lenders) or gives a notice of illegality pursuant to Section 2.22, (ii) is a Defaulting Lender, or (iii) has refused to consent to any waiver or amendment with respect to any Loan Document that requires such Lender’s consent and has been consented to by the Required Lenders; provided that, in the case of a replacement pursuant to clause (a) above, (A) such replacement does not conflict with any Requirement of Law, (B) the replacement financial entity or financial entities shall purchase, at par, all Loans and other amounts owing to such Replaced Lender on or prior to the date of replacement, (C) the Borrower shall be liable to such Replaced Lender under Section 2.21 (as though Section 2.21 were applicable) if any Term Benchmark Loan owing to such Replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (D) the replacement financial entity or financial entities, (x) if not already a Lender, shall be reasonably satisfactory to the Administrative Agent to the extent that an assignment to such replacement financial institution of the rights and obligations being acquired by it would otherwise require the consent of the Administrative Agent pursuant to Section 10.6(b)(i)(B) and (y) shall pay (unless otherwise paid by the Borrower) any processing and recordation fee required under Section 10.6(b)(ii)(B), (E) the Administrative Agent and any replacement financial entity or entities shall execute and deliver, and such Replaced Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Assumption to effect such substitution (or, in the case of a replacement of an Issuing Lender, customary assignment documentation), (F) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, (G) in respect of a replacement pursuant to clause (iii) above, the replacement financial entity or financial entities shall consent to such amendment or waiver, (H) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the Replaced Lender, (I) [reserved], and (J) in respect of a replacement pursuant to clause (i) above, such replacement will result in a reduction in the reimbursement, increased costs or additional amounts thereafter. Prepayments pursuant to clause (b) above (i) shall be accompanied by accrued and unpaid interest on the principal amount so prepaid up to the date of such prepayment and (ii) shall not be subject to the provisions of Section 2.18. The termination of the Commitments of any Lender pursuant to clause (b) above shall not be subject to the provisions of Section 2.18. In connection with any such replacement under this Section 2.24, if the Replaced Lender does not

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execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to the Replaced Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Replaced Lender, then such Replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Replaced Lender, and the Administrative Agent shall record such assignment in the Register.

2.25          Incremental Loans.

(a)            The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more new term loans, including delayed draw term loans (each, a “New Term Loan Commitment”) or increases of existing Term Loans (each, a “Supplemental Term Loan Commitment”) or increases of existing Revolving Commitments (each, a “Revolving Commitment Increase”; together with any New Term Loan Commitments and any Supplemental Term Loan Commitments , the “New Loan Commitments”) hereunder, in an amount for any New Loan Commitments not in excess of, at the time such New Loan Commitments become effective (the “Increased Amount Date”), the Maximum Incremental Facilities Amount. Any existing Lender approached to provide all or a portion of such New Loan Commitments may elect or decline, in its sole discretion, to provide such New Loan Commitments.

(b)            Such New Loan Commitments shall become effective as of such Increased Amount Date; provided that (i)(1) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”), in each case on and as of such Increased Amount Date as if made on and as of such Increased Amount Date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”) as of such earlier date; provided further that, in the case of New Loan Commitments used to finance a Permitted Acquisition or other permitted Investment and to the extent the Lenders providing such New Loan Commitments agree, this clause (i) shall be subject only to, at the option of the Company, either (x) customary “specified representations” substantially consistent with the definition of Specified Representations and customary “acquisition agreement representations” or (y) customary European “certain funds” representations, and (2) no Event of Default shall exist on such Increased Amount Date immediately after giving effect to such New Loan Commitments and the making of any New Term Loans pursuant thereto and any transaction consummated in connection therewith; (ii) the proceeds of any New Loans shall be used, at the discretion of the Company and its Restricted Subsidiaries, for any purpose not prohibited by this Agreement (including for general corporate purposes, capital expenditures, acquisitions, Restricted Payments, refinancing of Indebtedness and other transactions not prohibited by this Agreement); (iii) in the case of New Loans that are term loans (“New Term Loans”), the terms of which at the time of such incurrence do not provide for a maturity date or Weighted Average Life to Maturity earlier than the Latest Maturity Date or shorter than the Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans, as applicable (other than an (x) earlier maturity date and/or shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter Weighted Average Life to Maturity than the Latest Maturity Date or the Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans, as applicable or (y) revolving facilities), (iv) in the case of any new revolving

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loans or commitments (“New Revolving Loans”), the maturity date or commitment termination date thereof shall not be earlier than the Revolving Termination Date and such New Revolving Loans shall not require any scheduled commitment reductions prior to the Revolving Termination Date; (v) the New Revolving Loans shall share ratably in any mandatory prepayments or utilizations of the existing Revolving Loans and shall share the same documentation as, and the same terms as, the existing Revolving Loans (other than with respect to fees, which may differ and shall be agreed between the Borrower and the lenders providing such New Revolving Loans); (vi) the New Loans may be (a) subject to the proviso below, secured by any assets of the Company and any of its Restricted Subsidiaries, which in the case of any Collateral may be on a junior or pari passu basis or (b) unsecured; provided that subject to the Agreed Security Principles, such New Loans will not be guaranteed by any person that does not guarantee the Obligations (or, in case the Tranche A Term Facility is not outstanding, which would have not been required to guarantee the Term Loans if the Term Loans were outstanding) and will not be secured by any assets other than the Collateral (or, in case the Tranche A Term Facility is not outstanding, any assets that would have been required to secure the Term Loans if the Term Loans were outstanding) (and to the extent secured, shall be subject to an Applicable Intercreditor Agreement); (vii) in the case of New Term Loans, if secured by any Collateral or Pro Rata Collateral on a pari passu basis with any Obligations or Italian Debt under the Existing Facilities Agreement, as applicable, may provide for the ability to participate on a (x) pro rata basis, or on a less than or a greater than pro rata basis, in any voluntary prepayments of the Term Loans and (y) pro rata basis or on a less than pro rata basis, in any mandatory prepayments of the Term Loans; (viii) such New Loans or New Loan Commitments (other than Supplemental Term Loan Commitments and Revolving Commitment Increases) shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and one or more New Lenders; (ix) the interest rate, fees, and other pricing terms with respect to such New Loans or New Loan Commitments shall be agreed by the Borrower and the applicable lender(s) and (x) if the terms of any New Loans other than provided above are not consistent with respective terms of this Agreement (as reasonably determined by the Borrower), then such terms shall be as agreed between the Borrower and the lenders or holders providing such New Term Loans; provided further that if representations and warranties, affirmative and negative covenants and events of default of the New Term Loans (in each case excluding any financial maintenance covenants (if applicable)) are not consistent with respective terms of this Agreement, such terms shall either, at the option of the Borrower, (x) not be materially more restrictive, taken as whole, to the Company and its Restricted Subsidiaries (as determined by the Company in good faith) than this Agreement excluding (1) if Lenders under this Agreement also receive the benefit of any such more restrictive terms (and the Loan Documents may be amended without the need to obtain the consent of any other Lender or any Agent to give effect to this clause (1)) and/or (2) any such provisions apply after the then Latest Maturity Date at the time of incurrence thereof or (y) be reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, the rate of interest and the amortization schedule (if applicable) of any New Loan Commitments shall be determined by the Borrower and the applicable New Lenders and shall be set forth in the applicable Joinder Agreement. Subject to the provisions set forth above, the terms of each New Loan Commitments will be as agreed between the Borrower and the lenders providing such New Loan Commitments.

(c)            On any Increased Amount Date on which any New Loan Commitment become effective, subject to the foregoing terms and conditions, each lender with a New Loan Commitment (each, a “New Lender”) shall become a Lender hereunder with respect to such New Loan Commitment; provided that (i) the Administrative Agent shall have consented to any such New Lender becoming a Lender hereunder with respect to such New Loan Commitment (such consent not to be unreasonably withheld, conditioned or delayed), unless such New Lender is a Lender, an Affiliate of a Lender or an Approved Fund and (ii) solely with respect to Revolving Commitment Increases, the Issuing Lenders shall have consented to any such New Lender providing such Revolving Commitment Increase becoming a Lender hereunder with respect to such Revolving Commitment Increase (such consent not to be unreasonably

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withheld, conditioned or delayed), unless the consent of the Issuing Lenders would not be required in connection with an assignment of Revolving Loans pursuant to Section 10.6 hereof to such New Lender.

(d)            For purposes of this Agreement, any New Loans or New Loan Commitments shall be deemed to be Term Loans, Revolving Loans or Revolving Commitments, as applicable. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.25.

(e)            Supplemental Term Loan Commitments and Revolving Commitment Increases shall become commitments under this Agreement pursuant to a supplement specifying the Term Benchmark Tranche to be increased, executed by the Borrower, and each increasing Lender substantially in the form attached hereto as Exhibit E-1 (or such other form as agreed between the Administrative Agent and the Borrower) (the “Increase Supplement”) or by each New Lender substantially in the form attached hereto as Exhibit E-2 (or such other form as agreed between the Administrative Agent and the Borrower incurring such Supplemental Term Loan Commitments) (the “Lender Joinder Agreement”), as the case may be, which shall be delivered to the Administrative Agent for recording in the Register. Upon effectiveness of the Lender Joinder Agreement, each New Lender shall be a Lender for all intents and purposes of this Agreement and the term loan made pursuant to such Supplemental Term Loan Commitment shall be a Term Loan or the commitments made pursuant to such Revolving Commitment Increase shall be Revolving Commitments, as applicable.

(f)            Notwithstanding anything to the contrary herein, New Loan Commitments borrowed by any Loan Party (other than the Borrower) shall be documented separately from the Loan Documents as Additional Obligations incurred pursuant to Section 7.2(p).

2.26          Extension of Term Loans and Revolving Commitments.

(a)            The Borrower may at any time and from time to time request that all or a portion of the (i) Term Loans of one or more Tranches existing at the time of such request (each, an “Existing Term Tranche”, and the Term Loans of such Tranche, the “Existing Term Loans”) or (ii) Revolving Commitments of one or more Tranches existing at the time of such request (each, an “Existing Revolving Tranche”, and together with the Existing Term Tranches, each an “Existing Tranche”, and the Revolving Commitments of such Existing Revolving Tranche, the “Existing Revolving Loans”, and together with the Existing Term Loans, the “Existing Loans”), in each case, be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of any Existing Tranche (any such Existing Tranche which has been so extended, an “Extended Term Tranche” or “Extended Revolving Tranche”, as applicable, and each an “Extended Tranche”, and the Term Loans or Revolving Commitments, as applicable, of such Extended Tranches, the “Extended Term Loans” or “Extended Revolving Commitments”, as applicable, and collectively, the “Extended Loans”) and to provide for other terms consistent with this Section 2.26; provided that any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower in its sole discretion. In order to establish any Extended Tranche, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Tranche to be established, which terms shall be substantially similar to those applicable to the Existing Tranche from which they are to be extended (the “Specified Existing Tranche”), except (x) all or any of the final maturity dates of such Extended Tranches may be delayed to later dates than the final maturity dates of the Specified Existing Tranche, (y) (A) the interest margins with respect to the Extended Tranche may be higher or lower than the interest margins for the Specified Existing Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (z) in the case of an Extended Term Tranche, so long as the Weighted Average Life to

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Maturity of such Extended Tranche would be no shorter than the remaining Weighted Average Life to Maturity of the Specified Existing Tranche, amortization rates with respect to the Extended Term Tranche may be higher or lower than the amortization rates for the Specified Existing Tranche, in each case to the extent provided in the applicable Extension Amendment; provided that, notwithstanding anything to the contrary in this Section 2.26 or otherwise, assignments and participations of Extended Tranches shall be governed by the same or, at the Borrower’s discretion, more restrictive assignment and participation provisions applicable to the Existing Loans set forth in Section 10.6. No Lender shall have any obligation to agree to have any of its Existing Loans converted into an Extended Tranche pursuant to any Extension Request. Any Extended Tranche shall constitute a separate Tranche of Loans from the Specified Existing Tranches and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(b)            The Borrower shall provide reasonable advance notice to the Administrative Agent of the applicable Extension Request prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it has elected to convert into an Extended Tranche. In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election. In connection with any extension of Loans pursuant to this Section 2.26 (each, an “Extension”), the Borrower shall agree to such procedures regarding timing, rounding and other administrative adjustments to ensure reasonable administrative management of the credit facilities hereunder after such Extension, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.26. The Borrower may amend, revoke or replace an Extension Request pursuant to procedures reasonably acceptable to the Administrative Agent at any time prior to the date (the “Extension Request Deadline”) on which Lenders under the applicable Existing Term Tranches or Existing Revolving Tranches are requested to respond to the Extension Request. Any Lender may revoke an Extension Election at any time prior to 5:00 p.m. on the date that is two (2) Business Days prior to the Extension Request Deadline, at which point the Extension Election becomes irrevocable (unless otherwise agreed by Borrower). The revocation of an Extension Election prior to the Extension Request Deadline shall not prejudice any Lender’s right to submit a new Extension Election prior to the Extension Request Deadline.

(c)            Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, interest margins or fees referenced in clauses (x) and (y) of Section 2.26(a), or, in the case of Extended Term Tranches, amortization rates referenced in clause (z) of Section 2.26(a), and which, in each case, except to the extent expressly contemplated by the last sentence of this Section 2.26(c) and notwithstanding anything to the contrary set forth in Section 10.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Tranches established thereby) executed by the Company, the Borrower, the Administrative Agent, and the Extending Lenders. Subject to the requirements of this Section 2.26 and without limiting the generality or applicability of Section 10.1 to any Section 2.26 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.26 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.26 Additional Amendments do not become effective prior to the time that such Section 2.26 Additional Amendments have been consented to (including pursuant to consents applicable to holders of any Extended Tranches provided for in any Extension Amendment) by such of

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the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.26 Additional Amendments to become effective in accordance with Section 10.1; provided, further, that no Extension Amendment may provide for (i) any Extended Tranche to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Tranches or be guaranteed by any Person other than the Guarantors and (ii) so long as any Existing Term Tranches are outstanding, any mandatory or voluntary prepayment provisions that do not also apply to the Existing Term Tranches (other than Existing Term Tranches secured on a junior basis by the Collateral or ranking junior in right of payment, which shall be subject to junior prepayment provisions) on a pro rata basis, or on a less than or greater than pro rata basis (or otherwise provide for more favorable prepayment treatment for Existing Term Tranches than such Extended Term Tranches as contemplated by Section 2.12). Notwithstanding anything to the contrary in Section 10.1, any such Extension Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable judgment of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.26; provided that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.26 Additional Amendment.

(d)            If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Loans on the terms set forth in such Extension Amendment; provided, further, that all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned (including pursuant to Section 2.21 (as though Section 2.21 were applicable)) shall be paid in full by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Assumption. In connection with any such replacement under this Section 2.26, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Assumption and (B) the date as of which all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Assumption as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption on behalf of such Non-Extending Lender. If provided in any Extension Amendment with respect to an Extension of the Revolving Commitments, and with the consent of each Issuing Lender, participations in Letters of Credit shall be reallocated to the Extending Lenders in the manner specified in such Extension Amendment, including upon effectiveness of such Extension or upon or prior to the maturity date for any Tranche of Revolving Commitments.

(e)            Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with Section 2.26(a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of the Extended Tranche so converted by such Lender on such date, and such Extended Tranches shall be established as a separate Tranche from the Specified Existing Tranche and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

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(f)            Following any Extension Date, with the written consent of the Borrower, any Non-Extending Lender may elect to have all or a portion of its Existing Loans deemed to be an Extended Loan under the applicable Extended Tranche on any date (each date a “Designation Date”) prior to the maturity date of such Extended Tranche; provided that such Lender shall have provided written notice to the Borrower and the Administrative Agent at least 10 Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion); provided, further, that no greater amount shall be paid by or on behalf of the Borrower or any of its Affiliates to any such Non-Extending Lender as consideration for its extension into such Extended Tranche than was paid to any Extending Lender as consideration for its Extension into such Extended Tranche. Following a Designation Date, the Existing Loans held by such Lender so elected to be extended will be deemed to be Extended Term Loans of the applicable Extended Tranche, and any Existing Loans held by such Lender not elected to be extended, if any, shall continue to be “Existing Loans” of the applicable Tranche.

(g)            With respect to all Extensions consummated by the Borrower pursuant to this Section 2.26, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Sections 2.11 and 2.12 and (ii) no Extension Request is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower’s sole discretion and may be waived by the Borrower) of Existing Loans of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.26 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including Sections 2.8, 2.11 and 2.12) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.26.

2.27          Permitted Debt Exchanges.

(a)            Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) with outstanding Term Loans of a particular Tranche, as selected by the Borrower, the Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans of such Tranche for Additional Obligations in the form of notes (such notes, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans, (ii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iii) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount of the applicable Tranche actually held by it) shall exceed the maximum aggregate principal amount of Term Loans offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer,

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then the Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (iv) each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) based on their respective aggregate principal amounts of outstanding Term Loans of the applicable Tranche, (v) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Administrative Agent, and (vi) any applicable Minimum Exchange Tender Condition shall be satisfied. No Lender shall have any obligation to agree to have any of its Term Loans exchanged for Permitted Debt Exchange Notes pursuant to any Permitted Debt Exchange Offer.

(b)            With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.27, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 and 2.12 and (ii) such Permitted Debt Exchange Offer shall be made for not less than $25,000,000 in aggregate principal amount of Term Loans, provided that, subject to the foregoing clause (ii), the Borrower may at its election specify as a condition (a “Minimum Exchange Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans be tendered.

(c)            In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.27 and without conflict with Section 2.27(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be determined by the Borrower, the Administrative Agent and the relevant Lenders.

(d)            The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange (other than the Borrower’s reliance on any certificate delivered by a Lender pursuant to Section 2.27(a) above for which such Lender shall bear sole responsibility) and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act.

SECTION 3.            LETTERS OF CREDIT

3.1            L/C Commitment.

(a)            Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit in U.S. Dollars (the letters of credit issued on and after the Closing Date pursuant to this Section 3, the “Letters of Credit”) under the Revolving Commitments for the account of the Borrower or any Restricted Subsidiary of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations

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would exceed the L/C Sublimit, (ii) the L/C Obligations would exceed such Lender’s Revolving Commitment or (iii) any Revolving Lender’s Available Revolving Commitment or the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in U.S. Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance or last renewal or extension or such longer period as may be agreed by the applicable Issuing Lender and (y) the date that is five Business Days prior to the Revolving Termination Date (unless cash collateralized or backstopped, in each case in a manner agreed to by the Issuing Lender in its sole discretion); provided that any Letter of Credit with a one-year term may provide for the renewal or extension thereof for additional one-year periods or such longer periods as may be agreed by the applicable Issuing Lender (which shall in no event extend beyond the date referred to in clause (y) above (unless cash collateralized or backstopped, in each case in a manner agreed to by the Issuing Lender in its sole discretion)). Letters of Credit issued hereunder shall constitute utilization of the Revolving Commitments.

(b)            No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would (i) conflict with, or cause such Issuing Lender to exceed any limits imposed by, any applicable Requirement of Law, or if such Requirement of Law would impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and is not otherwise reimbursable to it by the Borrower hereunder and which such Issuing Lender in good faith deems material to it or (ii) violate one or more policies of such Issuing Lender applicable generally to the issuance of letters of credit for the account of similarly situated borrowers.

3.2            Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the relevant Issuing Lender issue a Letter of Credit (or amend, renew or extend an outstanding Letter of Credit) by delivering to such Issuing Lender at its address for notices specified to the Borrower by such Issuing Lender an Application therefor, with a copy to the Administrative Agent, completed to the reasonable satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Upon receipt of any Application, the relevant Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue (or amend, renew or extend, as the case may be) the Letter of Credit requested thereby (but in no event without the consent of the applicable Issuing Lender shall any Issuing Lender be required to issue (or amend, renew or extend, as the case may be) any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit (or such amendment, renewal or extension, as the case may be) to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower. Such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance (or such amendment, renewal or extension, as the case may be) thereof. Each Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the relevant Revolving Lenders, notice of the issuance (or such amendment, renewal or extension, as the case may be) of each Letter of Credit issued by it (including the amount thereof).

3.3            Fees and Other Charges.

(a)            The Borrower will pay a fee, in U.S. Dollars, on each outstanding Letter of Credit requested by it, at a per annum rate equal to the Applicable Margin then in effect with respect to Term Benchmark Loans under the Revolving Facility, on the face amount of such Letter of Credit, which fee shall be shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date; provided that, with respect to any Defaulting Lender, such Lender’s ratable share of any letter of credit fee accrued on the aggregate amount available to be drawn on any outstanding Letters of Credit during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender

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except to the extent that such Lender’s ratable share of any letter of credit fee shall otherwise have been due and payable by the Borrower prior to such time; provided further that any Defaulting Lender’s ratable share of any letter of credit fee accrued on the aggregate amount available to be drawn on any outstanding Letters of Credit shall accrue for the account of each Non-Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit which has been reallocated to such Non-Defaulting Lender pursuant to Section 3.4(d) and with respect to any L/C Shortfall either (i) if the Borrower has paid to the Administrative Agent, an amount of cash and/or Cash Equivalents equal to the amount of the L/C Shortfall to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent, for the account of the Borrower or (ii) otherwise, for the account of the Issuing Lenders, in each case so long as such Lender shall be a Defaulting Lender. In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee, in U.S. Dollars, on the aggregate face amount of all outstanding Letters of Credit issued by it to the Borrower separately agreed to by the Borrower and such Issuing Lender (but in any event not to exceed 0.125% per annum), payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b)            Issuance Fee. In addition to the foregoing commission, the Borrower shall pay directly to the applicable Issuing Lender, for its own account, an issuance fee with respect to each Letter of Credit issued by such Issuing Lender in such amount as agreed upon between such Issuing Lender and the Borrower. Such issuance fee shall be payable in Dollars quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Termination Date and thereafter on demand of the applicable Issuing Lender.

(c)            In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for fees, costs, charges and expenses agreed by the Borrower and such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit requested by the Borrower. Such customary fees, costs, charges and expenses are due and payable in Dollars on demand and are nonrefundable.

3.4            L/C Participations.

(a)            Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by it for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay, in U.S. Dollars, to the Administrative Agent for the account of such Issuing Lender upon demand an amount equal to such L/C Participant’s Revolving Percentage the amount of such draft, or any part thereof, that is not so reimbursed (“L/C Disbursements”). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against any Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the financial condition of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

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(b)            If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of such Issuing Lender within three (3) Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent for the account of the relevant Issuing Lender by such L/C Participant within three (3) Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the relevant Issuing Lender submitted to any relevant L/C Participant with respect to any amounts owing under this Section 3.4 shall be presumptively correct in the absence of demonstrable error. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination.

(c)            Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to the Administrative Agent for the account of such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

(d)            Notwithstanding anything to the contrary contained in this Agreement, in the event an L/C Participant becomes a Defaulting Lender, then such Defaulting Lender’s Revolving Percentage in all outstanding Letters of Credit will automatically be reallocated among the L/C Participants that are Non-Defaulting Lenders pro rata in accordance with each Non-Defaulting Lender’s Revolving Percentage (calculated without regard to the Revolving Commitment of the Defaulting Lender), but only to the extent that such reallocation does not cause the Revolving Extensions of Credit of any Non-Defaulting Lender to exceed the Revolving Commitment of such Non-Defaulting Lender. If such reallocation cannot, or can only partially be effected, the Borrower shall, within five (5) Business Days after written notice from the Administrative Agent, pay to the Administrative Agent, an amount of cash and/or Cash Equivalents equal to such Defaulting Lender’s Revolving Percentage (calculated as in effect immediately prior to it becoming a Defaulting Lender) of the L/C Obligations (after giving effect to any partial reallocation pursuant to the first sentence of this Section 3.4(d)) to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent. So long as there is a Defaulting Lender, an Issuing Lender shall not be required to issue any Letter of Credit where the sum of the Non-Defaulting Lenders’ Revolving Percentage, as applicable, of the outstanding Revolving Loans and their participations in Letters of Credit after giving effect to any such requested Letter of Credit would exceed (such excess, the “L/C Shortfall”) the aggregate Revolving Commitments of the Non-Defaulting Lenders, unless the Borrower shall pay to the Administrative Agent, an amount of cash and/or Cash Equivalents equal to the amount of the L/C Shortfall, such cash and/or Cash Equivalents to be held as security for all obligations of the Borrower to

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the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(e)            If, on any date, the L/C Obligations would exceed the L/C Sublimit, the Borrower shall promptly pay to the Administrative Agent an amount of cash and/or Cash Equivalents equal to an amount sufficient to cover 105% of the then outstanding L/C Obligations plus accrued and unpaid interest thereon, such cash and/or Cash Equivalents to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

3.5            Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse each Issuing Lender not later than 12:00 noon on (i) the Business Day that the Borrower receives notice of such drawing, if such notice is received by the Borrower prior to 10:00 a.m., or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, for the amount of (a) such draft so paid and (b) any fees, charges or other costs or expenses reasonably incurred by such Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”). Each such payment shall be made to such Issuing Lender at its address for notices specified to the Borrower in U.S. Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at a rate equal to (i) until the second Business Day next succeeding the date of the relevant notice, the rate applicable to ABR Loans under the Revolving Facility and (ii) thereafter, the rate set forth in Section 2.15(d).

3.6            Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee, or any other events or circumstances that, pursuant to applicable law or the applicable customs and practices promulgated by the International Chamber of Commerce, are not within the responsibility of such Issuing Lender, except for errors, omissions, interruptions or delays resulting from the gross negligence or willful misconduct of such Issuing Lender or its employees or agents. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors, omissions, interruptions or delays resulting from the gross negligence or willful misconduct of such Issuing Lender or its employees or agents. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower. Notwithstanding anything to the contrary herein, no Issuing Lender shall be responsible to the Borrower for, and such Issuing Lender’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the applicable law or any order of a jurisdiction in which such Issuing Lender or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements or official commentary of the International Chamber of Commerce Banking Commission, the Banker’s Association for Finance and Trade (BAFT) or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such laws or practice rules.

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Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, or states that a Restricted Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Lender (whether arising by contract, at law, in equity or otherwise) against such Restricted Subsidiary in respect of such Letter of Credit, the Borrower (a) shall be obligated as a primary obligor to reimburse, or to cause the applicable Restricted Subsidiary to reimburse, the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of the Borrower and (b) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Restricted Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Restricted Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries. To the extent that any Letter of Credit is issued for the account of any Restricted Subsidiary of the Borrower, the Borrower agrees that (i) such Restricted Subsidiary shall have no rights against any Issuing Lender, the Administrative Agent, any Lender or any of their respective Related Parties, (ii) the Borrower shall be responsible for the obligations in respect of such Letter of Credit under this Agreement, any Letter of Credit Documents and any application or reimbursement agreement with respect to such Letter of Credit, (iii) the Borrower shall have the sole right to give instructions and make agreements with respect to this Agreement, such Letter of Credit and any Letter of Credit Documents pertaining thereto and the disposition of any documents related thereto and (iv) the Borrower shall have all powers and rights in respect of any security arising in connection with such Letter of Credit and the transactions related thereto.

3.7            Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of such Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by such Issuing Lender shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8            Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement or any other Loan Document, the provisions of this Agreement or such other Loan Document shall apply.

3.9            Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Lender and the Borrower when a Letter of Credit is issued, (a) the rules of the ISP shall apply to each standby Letter of Credit, and (b) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

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3.10            Resignation of Issuing Lenders.

(a)            Any Issuing Lender may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of an Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase the outstanding Letter of Credit. Any resigning Issuing Lender shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its resignation as an Issuing Lender and all L/C Obligations with respect thereto (including the right to require the Revolving Lenders to take such actions as are required under Section 3.4). Without limiting the foregoing, upon the resignation of a Lender as an Issuing Lender hereunder, the Borrower may, or at the request of such resigned Issuing Lender the Borrower shall, use commercially reasonable efforts to, arrange for one or more of the other Issuing Lenders to issue Letters of Credit in the applicable currency hereunder in substitution for the Letters of Credit, if any, issued by such resigned Issuing Lender and outstanding at the time of such resignation, or make other arrangements satisfactory to the resigned Issuing Lender to effectively cause another Issuing Lender to assume the obligations of the resigned Issuing Lender with respect to any such Letters of Credit.

SECTION 4.            REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans, the Borrower and the Company hereby represent and warrant (as to itself and each of its Restricted Subsidiaries) to the Agents and each Lender, which representations and warranties shall be deemed made on the Closing Date:

4.1            Financial Condition. The Original Financial Statements present fairly in all material respects the financial condition of the Company and its Restricted Subsidiaries, as at such date, and the results of, their operations, their cash flows and their changes in stockholders’ equity for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto and year end adjustments, have been prepared in accordance with the Applicable Accounting Standards as applicable at the Closing Date (except as otherwise noted therein).

4.2            No Change. Since the Closing Date, there has been no event, development or circumstance that has or would reasonably be expected to have a Material Adverse Effect.

4.3            Existence; Compliance with Law. Except as set forth in Schedule 4.3, the Company and its Restricted Subsidiaries (other than any Immaterial Subsidiaries) (a) (i) is duly organized (or incorporated), validly existing and in good standing (or, only where applicable, the equivalent status in any foreign jurisdiction) under the laws of the jurisdiction of its organization or incorporation, except in each case (other than with respect to the Borrower), to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) has the corporate or organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (iii) is duly qualified as a foreign corporation or limited liability company and in good standing (where such concept is relevant) under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except, in each case, to the extent that the failure to be so qualified or in good standing (where such concept is relevant) would not have a Material Adverse Effect and (b) is in compliance with all Requirements of Law except to the extent that any such failure to comply therewith would not have a Material Adverse Effect.

4.4            Corporate Power; Authorization; Enforceable Obligations.

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(a)            Each Loan Party has the corporate power and authority to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow or have Letters of Credit issued hereunder, except in each case (other than with respect to the Borrower), to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement, except in each case (other than with respect to the Borrower), to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)            No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the extensions of credit hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents (subject to the Legal Reservations and the Perfection Requirements), except for (v) any filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties or any Restricted Subsidiary in favor of the Security Agent as required under the applicable Security Documents and payment of associated fees or stamp duties, (w) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (x) those approvals, consents, exemptions, authorizations or other actions, notices or filings set out in the Security Documents and (y) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

(c)            Each Loan Document has been duly executed and delivered on behalf of each Loan Party (subject to the Legal Reservations and the Perfection Requirements) that is party thereto. Subject to the Legal Reservations and the Perfection Requirements, this Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing.

4.5            No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents by the Loan Parties thereto, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not (a) violate the organizational or governing documents of (i) the Borrower or (ii) except as would not reasonably be expected to have a Material Adverse Effect, any other Loan Party, (b) except as would not reasonably be expected to have a Material Adverse Effect, violate any Requirement of Law binding on the Company or any of its Restricted Subsidiaries or any Contractual Obligation of the Company or any of its Restricted Subsidiaries or (c) except as would not have a Material Adverse Effect, result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens permitted by Section 7.3).

4.6            No Material Litigation. Except as set forth in Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened against the Company or any of its Restricted Subsidiaries or against any of their Properties which, taken as a whole, would reasonably be expected to have a Material Adverse Effect.

4.7            Ownership of Property; Liens. Except as set forth in Schedule 4.7A, each of the Company and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its Real Property, and good title to, or a valid leasehold interest in, all its other Property (other than Intellectual

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Property, which is addressed separately in Section 4.8), in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and none of such Property is subject to any Lien except as permitted by the Loan Documents. Schedule 4.7B lists all Material Real Property which is owned by any Loan Party that is a U.S. Subsidiary as of the Closing Date.

4.8            Intellectual Property. Each of the Company and its Restricted Subsidiaries owns, or has a valid license to use, all Intellectual Property necessary for the conduct of its business as currently conducted, free and clear of all Liens except as permitted by the Loan Documents, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. No holding, injunction, decision or judgment has been rendered by any Governmental Authority against the Company or any Restricted Subsidiary and neither the Company nor any of its Restricted Subsidiaries has entered into any settlement stipulation or other agreement (except non-exclusive license agreements in the ordinary course of business) which would limit, cancel or question the validity or enforceability of the Company or any Restricted Subsidiaries’ rights in, any Intellectual Property in any respect that would reasonably be expected to have a Material Adverse Effect. No claim has been asserted or threatened or is pending by any Person challenging or questioning the use or ownership by the Company or its Restricted Subsidiaries of any Intellectual Property used or owned by the Company or any of its Restricted Subsidiaries or the validity or enforceability of any Intellectual Property, except as would not reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by the Company and its Restricted Subsidiaries and the operation of their businesses does not infringe on, misappropriate or otherwise violate the rights of any Person in a manner that would reasonably be expected to have a Material Adverse Effect. The Company and its Restricted Subsidiaries take all reasonable actions that in the exercise of their reasonable business judgment should be taken to protect and maintain their ownership of, and the validity and enforceability of, all Intellectual Property, including Intellectual Property that is confidential in nature, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.9            Taxes. Each of the Company and its Restricted Subsidiaries (i) has filed or caused to be filed all federal, state, provincial and other tax returns that are required to be filed, and (ii) has paid all Taxes shown to be due and payable on said returns and all other Taxes, fees or other similar charges imposed on it or any of its Property by any Governmental Authority (other than any amounts the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with the Applicable Accounting Standards have been provided on the books of the Company or such Restricted Subsidiary, as the case may be), except in each case of (i) and (ii), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.10            Insurance. The properties of the Company and each of its Restricted Subsidiaries are insured with insurance companies which the Company reasonably believes are financially sound and reputable and which are not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Restricted Subsidiary operates.

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4.11          ERISA.

(a)            Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect: (i) neither a Reportable Event nor a failure to meet the minimum funding standards (within the meaning of Section 412(a) of the Code or Section 302(a)(2) of ERISA) has occurred during the five-year period prior to the date on which this representation is made or is reasonably expected to occur with respect to any Single Employer Plan, and each Single Employer Plan has complied with the applicable provisions of ERISA and the Code; (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen on the assets of the Borrower, any of its Subsidiaries or any Commonly Controlled Entity, during such five-year period, nor is any such termination or Lien reasonably expected to occur or arise; the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits; (iii) none of the Borrower, any of its Subsidiaries or any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA; (iv) none of the Borrower, any of its Subsidiaries or any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or such Subsidiary or Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made; (v) no Multiemployer Plan is Insolvent; (vi) there has not been a withdrawal by the Borrower, any of its Subsidiaries or any Commonly Controlled Entities from a Single Employer Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination of a Single Employer Plan under Section 4062(e) of ERISA; and (vii) there has not been a filing under Section 4041(c) of ERISA of a notice of intent to terminate a Single Employer Plan, the treatment of a Single Employer Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Single Employer Plan or Multiemployer Plan.

(b)            The Borrower and its Subsidiaries have not incurred, and do not reasonably expect to incur, any liability under ERISA or the Code with respect to any plan within the meaning of Section 3(3) of ERISA which is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is maintained by a Commonly Controlled Entity (other than the Borrower and its Subsidiaries) (a “Commonly Controlled Plan”) merely by virtue of being treated as a single employer under Title IV of ERISA with the sponsor of such plan that would reasonably be likely to have a Material Adverse Effect and result in a direct obligation of the Borrower or any of its Subsidiaries to pay money.

(c)            Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, no Non-U.S. Plan Event has occurred or is reasonably expected to occur.

4.12            Investment Company Act. No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940.

4.13            Subsidiaries.

(a)            The Subsidiaries listed on Schedule 4.13 constitute all the Subsidiaries of the Company at the Closing Date. Schedule 4.13 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and the designation of such Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary.

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(b)            As of the Closing Date, except as set forth on Schedule 4.13, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to officers, employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Company or any of its Restricted Subsidiaries.

4.14            Environmental Matters. Other than exceptions to any of the following that would not reasonably be expected to have a Material Adverse Effect, none of the Company or any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law for the operation of the Business; (ii) has used, Released, treated, stored, transported or disposed of Materials of Environmental Concern at or from any currently or formerly owned, leased or operated real property or facility, or Released Materials of Environmental Concern at any other location in a quantity or manner that has resulted in, or would reasonably be expected to result in the Company or any of its Restricted Subsidiaries becoming obligated to conduct any investigation, remediation or other corrective actions; (iii) has become subject to any pending or threatened Environmental Liability or has become aware of any facts, circumstances or conditions that are reasonably likely to form the basis of an Environmental Liability or (iv) has retained or assumed, by contract or operation of law, any material Environmental Liabilities of any other Person.

4.15            Accuracy of Information, etc. As of the Closing Date, no statement or information (excluding the projections and pro forma financial information referred to below) contained in this Agreement, any other Loan Document or any certificate furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading. As of the Closing Date, the projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made, in light of the circumstances under which they were made, it being recognized by the Agents and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.16            Security Documents.

Subject to the Legal Reservations and the Perfection Requirements, each Security Document delivered pursuant to this Agreement will, upon execution and delivery thereof, be effective to create (to the extent described therein and, in the case of any Non-U.S. Loan Party, subject to the Agreed Security Principles) in favor of the Security Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, winding-up, insolvency, fraudulent conveyance, reorganization (by way of voluntary arrangement, schemes of arrangements or otherwise), moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and subject to Legal Reservations and the Perfection Requirements and (a) when financing statements and other filings in appropriate form are filed or registered, as applicable, in the offices of the Secretary of State (or a comparable office in any applicable non-U.S. jurisdiction) of each Loan Party’s jurisdiction of organization or formation (if applicable) and other applicable Perfection Requirements are completed and (b) upon the taking of possession or control by the Security Agent of such Collateral with respect to which a security interest may be perfected or created only by possession or control (which possession or control shall be given to the Security Agent to the extent possession or control by the Security Agent is required by the applicable Security Document) the Liens created by the Security Documents shall

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constitute fully perfected or created first priority Liens so far as possible under relevant law on, and security interests in (to the extent intended to be created thereby and required to be perfected under the Loan Documents and, in each case, in the case of any Non-U.S. Loan Party, subject to the Agreed Security Principles), all right, title and interest of the grantors in such Collateral in each case free and clear of any Liens other than Liens permitted hereunder (other than such Collateral in which a security interest cannot be perfected under the Uniform Commercial Code or applicable law in other jurisdictions as in effect at the relevant time in the relevant jurisdiction or by possession or control).

Notwithstanding anything herein (including this Section 4.16) or in any other Loan Document to the contrary, neither the Company nor any other Loan Party makes any representation or warranty as to the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required under this Agreement.

4.17            Solvency. As of the Closing Date, the Company and its Restricted Subsidiaries are (on a consolidated basis), and after giving effect to the Transactions will be, Solvent.

4.18            Sanctions & Anti-Corruption Laws. The Company, its Restricted Subsidiaries, their respective directors, officers, and, to the knowledge of the Company, their employees and agents that act on their behalf, are in compliance in all material respects with applicable Sanctions and the USA Patriot Act, to the extent applicable. None of the Company and its Restricted Subsidiaries, and their respective directors, officers, and, to the knowledge of the Company, employees and agents that act on their behalf, is a Sanctioned Person. In the past five (5) years, the Company and its Restricted Subsidiaries, and their respective directors, officers, and, to the knowledge of the Company, their employees and agents that act on their behalf, have not violated Anti-Corruption Laws in any material respect. The Company will not, and the Company shall undertake reasonable efforts to procure that its Subsidiaries and its or their respective directors, officers, employees and agents that act on their behalf shall not use the proceeds of the Loan (a) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except as not in violation of Sanctions, (b) in any other manner that would result in the violation of any Sanctions by any party to this Agreement, or (c) in violation of applicable Anti-Corruption Laws.

4.19            EEA Financial Institution. No Loan Party is an EEA Financial Institution.

4.20            Margin Regulations. None of the proceeds of any of the Loans will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” (with the respective meanings of each of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect) in violation of such Regulation U or for any other purpose that violates the provisions of the Regulation U. Neither the Company nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”

4.21            Labor Matters. Except as would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect, there are no strikes or other labor disputes against the Company or other Restricted Subsidiaries pending or, to the knowledge of the Company, overtly threatened in writing and hours worked by and payment based on hours worked to employees of each of the Company or the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Requirement of Law dealing with wage and hour matters.

4.22            Use of Proceeds. The Borrower will use the proceeds of the Loans and the Letters of Credits issued hereunder for the purposes set forth in Section 6.10.

4.23            Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries is a ‘covered

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foreign person’ as that term is used in the Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

SECTION 5.            CONDITIONS PRECEDENT

5.1            Conditions to Effectiveness. The effectiveness of this Agreement and the establishment of the Commitments hereunder are subject to the satisfaction (or waiver) prior to or substantially concurrently with the Closing Date, of the following conditions precedent:

(a)            Credit Agreement; Intercreditor Agreement; Guaranty and Security Agreements. The Administrative Agent shall have received on or prior to the date hereof (i) this Agreement, executed and delivered by the Borrower and the Company, (ii) the Guaranty executed and delivered by the Borrower, the Company and each Guarantor, (iii) an accession to the Intercreditor Agreement executed and delivered by the Security Agent and the Administrative Agent as a Senior Agent (as defined in the Intercreditor Agreement) on behalf of itself and each of the Lenders pursuant to Clause 21.10 of the Intercreditor Agreement and (iv) the Security Documents set forth on Schedule 1.1B executed and delivered by the Loan Parties party thereto;

(b)            Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”), in each case on and as of such date as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”) as of such earlier date;

(c)            [Reserved]

(d)            Fees. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, in each case to the extent invoiced in reasonable detail at least five (5) Business Days prior to the Closing Date, including reimbursement or payment of all reasonable and documented out-of-pocket expenses (including the reasonable fees, charges and disbursements of Milbank LLP, counsel to the Agents) required to reimbursed or paid by the Borrower hereunder or under any other Loan Document;

(e)            Legal Opinions. The Administrative Agent shall have received a customary executed legal opinion of (i) the Borrower’s counsel in relation to the capacity and authority of the U.S. Loan Parties and in relation to the enforceability of any Loan Documents governed by the State of New York, (ii) the Borrower’s counsel in relation to the capacity and authority of the Company and (iii) the Administrative Agent’s counsel in relation to the enforceability of the Loan Documents governed by English law;

(f)            Closing Certificate. The Administrative Agent shall have received a certificate of the Borrower and each of the other Loan Parties substantially in the form of Exhibit L, with appropriate insertions and attachments;

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(g)            USA Patriot Act; Beneficial Ownership Certification. The Lead Arrangers shall have received from the Borrower and each of the Loan Parties at least three Business Days prior to the Closing Date documentation and other information requested by any Lender no less than 10 Business Days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower;

(h)            Pledged Stock; Stock Powers. In the case of any pledge of stock of any Loan Party organized in the United States that is the Borrower or a Restricted Subsidiary of the Borrower whose Capital Stock constitute Collateral, delivery to the Security Agent of any applicable stock certificates with customary stock powers executed in blank;

(i)            Solvency Certificate. The Administrative Agent shall have received (i) a certificate of registration (certificato di vigenza) issued by the competent Italian Companies’ Register (Registro delle Imprese) in respect of the Company, and (ii) a solvency certificate signed by the chief financial officer, chief accounting officer, treasurer or other officer with equivalent duties of the Company, substantially in the form of Exhibit M.

(j)            Historical Financial Statements. The Lead Arrangers shall have received (A) the audited combined balance sheet and related combined statements of comprehensive income (loss), cash flow and changes in equity (in each case, or the equivalent) of AOL Holdco II (as defined in the AOL Acquisition Agreement) and its Subsidiaries (as defined in the AOL Acquisition Agreement) for the years ended December 31, 2023 and December 31, 2024 and for any additional fiscal year ended at least 105 days prior to the Closing Date, (B) the combined balance sheet and related combined statements of comprehensive income (loss), cash flows and changes in equity (in each case, or the equivalent) of AOL Holdco II and its Subsidiaries for each of its fiscal quarters ended after December 31, 2024 and at least 60 days prior to the Closing Date (but excluding the fourth quarter of any fiscal year) and (C) each of the financial statements required to be delivered pursuant to Section 6.1 of the Existing Term Loan Credit Agreement to the extent the required delivery date for such financial statements is on or prior to the Closing Date.

(k)            New Debt Financing Designation Certificate. The Security Agent shall have received a New Debt Financing Designation Certificate (as defined in the Intercreditor Agreement) duly executed and delivered by the Company designating this Agreement as a Senior Facility (as defined in the Intercreditor Agreement).

(l)            Permitted Alternative Debt Notice. The Security Agent shall have received a Permitted Alternative Debt Notice (as defined in the Pro Rata Facilities Agreement) duly executed and delivered by the Company designating the Obligations incurred hereunder as Permitted Alternative Debt (as defined in the Pro Rata Facilities Agreement).

(m)           AOL Acquisition. The AOL Acquisition shall have been consummated, or substantially simultaneously with the establishment of the Commitments shall be consummated, in all material respects in accordance with the terms of the applicable AOL Acquisition Agreement.

(n)           Company Material Adverse Effect. Since December 31, 2024, there shall not have occurred a Material Adverse Effect.

(o)           No Default or Event of Default. Immediately after giving effect to the establishment of the Commitments, no Default or Event of Default shall have occurred and be continuing.

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(p)            Equity Contribution. Prior to, or substantially concurrently with, the Closing Date, the Company shall have received a cash investment in the Company in an amount equal to not less than $250,000,000.

(q)            AOL Refinancing. Prior to, or substantially concurrently with, the Closing Date, the AOL Refinancing shall have been consummated.

(r)            Officer’s Certificate. The Administrative Agent shall have received (x) a certificate of each of the Loan Parties party hereto dated as of or about the Closing Date (i) certifying that each copy document relating to it specified in Sections 5.1(s) and (t) herein is correct and complete, and that such copy document is in full force and effect and has not been amended or superseded as at a date no earlier than the Closing Date and (ii) containing a specimen of the signature of each person authorized by the resolutions referred to in paragraph (t) below in relation to this Agreement and related documents and (y) a good standing (or equivalent) certificate for such Loan Party from the relevant authority of its jurisdiction of organization (if applicable), dated as of a recent date.

(s)            Organizational Documents. The Administrative Agent shall have received copies (certified in accordance with paragraph (r) above) of the Organizational Documents of the Loan Parties party hereto.

(t)            Resolutions. Solely to the extent required by applicable Law or any applicable Organizational Document, the Administrative Agent shall have received copies of resolutions (certified in accordance with clause (r) above) from each of the Loan Parties party hereto duly authorizing the terms of, and the transactions contemplated by, this Agreement and the other Loan Documents to which such Loan Party, as applicable, is a party.

There are no conditions, implied or otherwise, to the effectiveness of this Agreement and the establishment of the Commitments hereunder other than as set forth in the preceding clauses (a) through (t) and upon satisfaction or waiver by the Administrative Agent of such conditions the Agreement will be effective and the Commitments will have been established.

5.2            Conditions to Each Revolving Loan Extension of Credit. The agreement of each Lender to make any Revolving Loan or to issue or participate in any Letter of Credit hereunder (including on the Closing Date) on any date is subject to the satisfaction (or waiver) of the following conditions precedent:

(a)            Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”), in each case on and as of such date as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”) as of such earlier date.

(b)            No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)            Notice. The Administrative Agent and, if applicable, the applicable Issuing Lender shall have received a Borrowing Notice, request for a Letter of Credit, as applicable, in accordance with the requirements hereof.

Each borrowing of a Revolving Loan by and issuance, extension or renewal of a Letter of Credit on behalf of the Borrower hereunder after the Closing Date shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

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5.3            Conditions to Tranche A Term Loan Borrowings. The agreement of each Lender to make any Tranche A Term Loan on any Tranche A Term Loan Borrowing Date (including on the Closing Date) is subject to the satisfaction (or waiver) of the following conditions precedent:

(a)            Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”), in each case on and as of such date as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “material adverse effect”) as of such earlier date.

(b)            No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)            Notice. The Administrative Agent shall have received a Borrowing Notice in accordance with the requirements hereof.

(d)            No Material Adverse Effect. Since December 31, 2024, there shall not have occurred a Material Adverse Effect.

(e)            Fees. To the extent invoiced in reasonable detail at least five business days prior to the applicable Tranche A Term Loan Borrowing Date, all costs, fees, and reasonable out-of-pocket expenses (including, without limitation, legal fees and expenses) required to be paid pursuant to the terms hereof, payable to the Administrative Agent (and counsel thereof) and the Lenders on such date shall have been paid to the extent due.

SECTION 6.            AFFIRMATIVE COVENANTS

The Company (on behalf of itself and each of the Restricted Subsidiaries) hereby agrees that so long as the Commitments remain in effect, any Letter of Credit remains outstanding (that has not been cash collateralized or backstopped, in each case on terms agreed to by the Borrower and the applicable Issuing Lender) or any Loan or other amount is owing to any Lender or any Agent hereunder (other than contingent or indemnification obligations not then due), from and after the Closing Date the Company shall, and shall cause (except in the case of the covenants set forth in Section 6.1, Section 6.2 and Section 6.8) each of the Restricted Subsidiaries to:

6.1            Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (which may be delivered via posting on SyndTrak, IntraLinks or another similar electronic platform):

(a)            within 120 days following the end of each fiscal year (commencing with the fiscal year ended December 31, 2025), a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year in accordance with Applicable Accounting Standards, setting forth, in comparative form the figures as of the end of and for the previous year, which consolidated balance sheet and related statements of income and cash flows will be audited by independent public accountants of recognized national standing, or such other accountants as are reasonably acceptable to the Administrative Agent, and accompanied by an opinion of such accountants (which opinion shall not be subject to any “going concern” statement, explanatory note or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from (i) an upcoming maturity date of Indebtedness occurring within one year from the time such opinion is delivered or (ii) anticipated or actual financial covenant non-compliance)); and

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(b)            within 75 days following the end of the first fiscal quarter ending after the Closing Date (commencing with the fiscal quarter ended March 31, 2026 and excluding the fourth fiscal quarter of any fiscal year), and, thereafter, within 60 days following the end of each of the first three fiscal quarters of each fiscal year, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth, in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as fairly presenting in all material respects the financial condition of the Company and its consolidated Subsidiaries in accordance with Applicable Accounting Standards (subject to normal year end audit adjustments and the lack of notes); all such financial statements to be prepared in reasonable detail applied consistently throughout the periods reflected therein and with prior periods (except as disclosed therein and except in the case of the financial statements referred to in clause (a), for customary year-end adjustments and the absence of footnotes).

Anything to the contrary notwithstanding, the obligations in clauses (a) and (b) of this Section 6.1 may be satisfied (i) with respect to financial information of the Company by furnishing the applicable financial statements of Topco or any direct or indirect parent of the Company that directly or indirectly holds the Capital Stock of the Company and (ii) by furnishing the applicable financial statements in, as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC or any equivalent filings with an equivalent Governmental Authority; provided, that at all times following the consummation of a Qualified IPO, solely if and to the extent that the applicable deadline required by the SEC (or equivalent Governmental Authority) for delivery of the Form 10-K or 10-Q, as applicable, of the Company or such direct or indirect parent of the Company, as applicable, for any period are later than the applicable deadlines for delivery set forth in Sections 6.1(a) and 6.1(b) for such period, such deadlines set forth in Sections 6.1(a) and 6.1(b) shall automatically be deemed replaced with such later deadlines as required by the SEC (or equivalent Governmental Authority), including any extensions granted thereby (without any further action or consent of any party to this Agreement) provided, that, with respect to each of clauses (i) and (ii), to the extent (x) such financial statements relate to Topco or any direct or indirect parent of the Company that directly or indirectly holds the Capital Stock of the Company and (y) either (1) Topco or any direct or indirect parent of the Company that directly or indirectly holds the Capital Stock of the Company, as applicable, has any material third party Indebtedness and/or material operations (as determined by the Borrower in good faith and other than any operations that are attributable solely to such parent’s ownership of the Company and its subsidiaries) or (2) there are material differences (in the good faith determination of the Borrower) between the financial statements of Topco or any direct or indirect parent of the Company that directly or indirectly holds the Capital Stock of the Company and its consolidated subsidiaries, on the one hand, and the Company and its consolidated subsidiaries, on the other hand (other than any such difference relating to shareholders’ equity), such financial statements or Form 10-K or Form 10-Q, as applicable, shall be accompanied by unaudited consolidating information that summarizes in reasonable detail the differences between the information relating to Topco or any such direct or indirect parent of the Company that directly or indirectly holds the Capital Stock of the Company, as applicable, and its consolidated subsidiaries, on the one hand, and the information relating to the Company and its consolidated subsidiaries on a consolidated stand-alone basis, on the other hand (other than any such difference relating to shareholders’ equity). Documents required to be delivered pursuant to this Section 6.1 may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and if so posted, shall be deemed to have been delivered on the date on which such documents are posted on the Company’s behalf on SyndTrak, IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.2            Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender, or, in the case of clause (d), to the relevant Lender:

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(a)            concurrently with the delivery of any financial statements pursuant to Section 6.1(a) and Section 6.1(b), (i) a Compliance Certificate of a Responsible Officer on behalf of the Company stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default that has occurred and is continuing except as specified in such certificate and setting forth computations in reasonable detail demonstrating compliance with the Financial Covenant, (ii) at least twice per fiscal year, a management and discussion analysis report, in reasonable detail signed by a Responsible Officer, describing the operations and financial conditions of the Company and its Subsidiaries on a consolidated basis for such fiscal quarter or fiscal year, (iii) to the extent not previously disclosed to the Administrative Agent, (A) a description of any new Subsidiary and of any change in the name or jurisdiction of organization of any Loan Party and (B) with respect to any Compliance Certificate accompanying the financial statements for the fiscal year, a listing of Collateral consisting of U.S. patents and patent applications, U.S. registered trademarks and trademark applications (in the case of intent-to-use trademark applications, only such applications for which a “statement of use” or an “amendment to allege use” has been filed and accepted by the United States Patent and Trademark Office), U.S. registered copyrights, and exclusive licenses to U.S. registered copyrights, owned by a U.S Loan Party that were filed or otherwise acquired, in each case since the date of the most recent list delivered pursuant to this clause (or, in the case of the first such list so delivered, since the date the U.S. Collateral Agreement was entered) and prior to the last date of the fiscal period for which such Compliance Certificate is being delivered and (iv) the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements;

(b)            within 150 days following the fiscal year ended December 31, 2025 and thereafter within 120 days following the end of each fiscal year thereafter, a consolidated annual budget for the following fiscal year in the form customarily prepared by the Company (collectively, the “Annual Operating Budget”);

(c)            promptly after the same are filed, copies of all financial statements and reports that the Company may make to, or file with, the SEC, in each case to the extent not already provided pursuant to Section 6.1 or any other clause of this Section 6.2; and

(d)            promptly, such additional financial and other information regarding the Company or any Restricted Subsidiary as the Administrative Agent (for its own account or upon the request from any Lender) may from time to time reasonably request.

Notwithstanding anything to the contrary in this Section 6.2, (a) none of the Company or any of its Restricted Subsidiaries will be required to disclose any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) constitutes classified information and (b) unless such material is identified in writing by the Company as “Public” information, the Administrative Agent shall deliver such information only to “private-side” Lenders (i.e., Lenders that have affirmatively requested to receive information other than Public Information). Documents required to be delivered pursuant to this Section 6.2 may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and if so posted, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website or (ii) on which such documents are posted on the Company’s behalf on SyndTrak, IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.3            Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they

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become delinquent, as the case may be, all its Taxes, governmental assessments and governmental charges, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves required in conformity with the Applicable Accounting Standards with respect thereto have been provided on the books of the Company or its Restricted Subsidiaries, as the case may be, or (b) to the extent that failure to pay or satisfy such obligations would not reasonably be expected to have a Material Adverse Effect.

6.4            Conduct of Business and Maintenance of Existence, etc.; Compliance. (a) Preserve, renew and keep in full force and effect its corporate or other existence and take all reasonable action to maintain all rights, permits, licenses, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 or except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.5            Environmental Matters. (a) Comply, and cause all lessees and other Persons operating or occupying its properties to comply, with applicable Environmental Laws; (b) obtain, renew and comply with all permits, licenses or approvals required or necessary for its operations and properties pursuant to Environmental Laws; (c) conduct any investigation, study, sampling and testing, and undertake any cleanup, response or other corrective action necessary, to address any Releases of Materials of Environmental Concern at, on, under or emanating from any property owned, leased or operated by it in accordance with the requirements of Environmental Laws; and (d) make an appropriate response to any investigation, notice, demand, claim, suit or other proceeding asserting Environmental Liability against the Company or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder, except in the case of each of clauses (a) through (d), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.6            Maintenance of Property; Insurance.

(a)            Keep all Property useful and necessary in its business in reasonably good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)            Take all reasonable and necessary steps, including in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the United States Intellectual Property owned by the U.S. Loan Parties, including filing of applications for renewal, affidavits of use and affidavits of incontestability, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c)            Maintain insurance with financially sound and reputable insurance companies on all its material Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business. The Borrower shall use its commercially reasonable efforts to ensure that all material insurance policies of U.S. Loan Parties shall, to the extent customary (but in any event, not including business interruption insurance and personal injury insurance) solely with respect to insurance policies of a U.S. Loan Party (i) provide that no cancellation thereof shall be effective until at least 10 days after receipt by the Security Agent of written notice thereof and (ii) name the Security Agent as insured party or loss payee.

6.7            Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in a manner to allow financial statements to be prepared in conformity with the Applicable Accounting Standards, (b) permit any Persons designated by the Administrative Agent to visit and inspect the financial records and the properties of the Company or any Restricted Subsidiary at reasonable times,

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upon reasonable prior notice to the Company, and as often as reasonably requested, to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent, upon reasonable prior notice to the Company to discuss the affairs, finances and condition of the Company or any Restricted Subsidiary with the officers thereof and independent accountants therefor (subject to such accountant’s policies and procedures); provided that the Administrative Agent may not exercise such rights more often than one time during any calendar year unless an Event of Default is continuing; and provided, further, that when an Event of Default is continuing, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and upon reasonable advance notice. Notwithstanding anything to the contrary in this Section 6.7, none of the Company or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) constitutes classified information.

6.8            Notices. Promptly upon a Responsible Officer of the Company obtaining knowledge thereof, give notice to the Administrative Agent (for delivery to each Lender) of:

(a)            the occurrence of any Default or Event of Default;

(b)            any litigation, investigation or proceeding which may exist at any time between the Company or any of its Restricted Subsidiaries and any other Person, that in either case, would reasonably be expected to have a Material Adverse Effect; and

(c)            any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.8 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company or the relevant Restricted Subsidiary proposes to take with respect thereto.

6.9            Additional Collateral, etc.

(a)            The Company shall procure that, subject to the Agreed Security Principles and this Section 6.9:

(i)	on the date which is one hundred and fifty (150) days after the Closing Date; and

(ii)	thereafter, on each date falling one hundred and fifty (150) days after the date on which the financial statements are delivered to the Agent in accordance with Section 6.1(a),

sufficient members of the Group have acceded as Additional Guarantors and have granted Collateral to ensure that the aggregate of the unconsolidated earnings before interest, tax, depreciation and amortization (calculated on the same basis as Consolidated EBITDA) of the Guarantors is not less than 80% of Consolidated EBITDA of the Group (the “Guarantor Coverage Test”), calculated by reference to:

(A)	(in respect of sub-paragraph (a)(i) above) the Original Financial Statements (or, at the option of the Company, by reference to the most recent financial statements delivered under Section 6.1(a)); and

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(B)	(in respect of sub-paragraph (a)(ii) above) the then most recent financial statements delivered under Section 6.1(a),

except that in each case the earnings before interest, tax, depreciation and amortisation of a Guarantor will, if less than zero, be treated as zero for the purposes of such calculation, and provided that:

(1)	where any member of the Group is not required to be a Guarantor pursuant to the Agreed Security Principles (including, for the avoidance of doubt, any member of the Group incorporated in an Excluded Jurisdiction and any member of the Group who is an Excluded Subsidiary or is otherwise unable or not required to grant a guarantee and security in accordance with the Agreed Security Principles), if elected by the Company, its earnings before interest, tax, depreciation and amortization shall not be included in the calculation of EBITDA of the Group for the purpose of calculating compliance with this paragraph;

(2)	the EBITDA of any member of the Group whose equity capital constitutes Collateral shall be taken into account for the purposes of the numerator in the Guarantor Coverage Test; provided that the Loan Parties shall account for no less than 55% of Consolidated EBITDA of the Group.

(b)	Subject to the Agreed Security Principles, the Company shall procure that:

(i)	each member of the Group which is a Material Subsidiary (other than any Excluded Subsidiary) by reference to the Original Financial Statements (or, at the option of the Company, by reference to the most recent financial statements delivered under Section 6.1(a)) accedes as an Additional Guarantor and grants Collateral within the date which is one hundred and fifty (150) days after the Closing Date (or such later date as reasonably agreed to by the Administrative Agent); and

(ii)	thereafter, any company which becomes a Material Subsidiary (other than any Excluded Subsidiary) (by reference to the most recent financial statements delivered under Section 6.1(a)) becomes a Guarantor and grants Collateral within the date falling one hundred and fifty (150) days after the date on which the financial statement delivered pursuant to Section 6.1(a) are delivered to the Administrative Agent (or such later date as reasonably agreed to by the Administrative Agent), provided that, in each case, no share pledge or other Collateral will be granted over or in respect of any member of the Group that is a Material Subsidiary solely by virtue of paragraph (b) of the definition of “Material Subsidiary”.

(c)	The Company shall, subject to the Agreed Security Principles, at any time and from time to time, promptly execute and deliver any and all instruments and documents and take all such other action as the Administrative Agent in its reasonable judgment may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, Security Documents and security agreements, other than with respect to any Excluded Subsidiary or, in the case of any U.S. Loan Party, any Excluded Collateral.

(d)	Promptly upon request by the Administrative Agent, or the Security Agent or any Lender through the Administrative Agent, and subject to the limitations described in clause (a)

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above, the Perfection Exceptions and the Agreed Security Principles, (i) correct any material defect or error that may be discovered in any Loan Document or other document or instrument relating to any Collateral or in the execution, acknowledgment, filing or recordation thereof and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or the Security Agent or any Lender through the Administrative Agent, may reasonably require from time to time in order to grant, preserve, protect and continue the validity, perfection and priority of the security interests created or intended to be created by the Security Documents (except with respect to an Excluded Subsidiary or, in the case of any U.S. Loan Party, any Excluded Collateral).

(e)	Notwithstanding anything to the contrary in this Agreement or any Loan Document to the contrary, any requirements under this Agreement and the other Loan Documents shall be subject to the Perfection Exceptions and the Agreed Security Principles.

(f)	Subject to the Agreed Security Principles, within one hundred and twenty (120) days (or such later date as reasonably agreed to by the Security Agent) from the acquisition of any Material Real Property (other than real property constituting Excluded Collateral) by or upon the formation of any Person that becomes a U.S. Loan Party or is merged into a U.S. Loan Party that owns any Material Real Property (other than real property constituting Excluded Collateral), Borrower will, or will cause the applicable U.S. Loan Party to, duly execute and deliver, to the Security Agent one or more Mortgages as specified by and in form and substance reasonably satisfactory to the Security Agent, securing payment of all the Obligations (provided, that to the extent any Mortgaged Property is located in a jurisdiction which imposes non-de minimis mortgage recording taxes, intangibles tax, documentary tax or similar recording fees or taxes, no such Mortgage shall be required) of the applicable U.S. Loan Party under the Loan Documents and establishing Liens on all such properties or property.

6.10            Use of Proceeds. The proceeds of the Tranche A Term Loans shall be used solely (a) to finance all or a portion of the AOL Acquisition, replenish cash and/or repay Indebtedness used to finance the AOL Acquisition and/or the Vimeo Acquisition, to pay original issue discount and/or upfront fees payable on any Tranche A Term Loan Borrowing Date, and/or to pay fees, costs and expenses incurred in connection with any of the foregoing (or to repay loans under any revolving credit facility of the Company or its Restricted Subsidiaries), (b) to consummate the AOL Refinancing and (c) to pay fees, costs and expenses incurred in connection with the foregoing. The proceeds of the Revolving Loans and the Letters of Credit shall be used for general corporate purposes, including to finance Permitted Acquisitions and any other transaction not prohibited by this Agreement.

6.11            Post Closing. The Company shall, and shall cause each of its Restricted Subsidiaries to, satisfy the requirements set forth on Schedule 6.11 on or before the date set forth opposite such requirement or such later date as consented to by the Administrative Agent in its reasonable discretion. All representations and warranties, covenants, conditions and other agreements contained in this Agreement and the other Loan Documents will be deemed modified such that no inaccuracy or breach thereof shall arise in respect of the matters set forth on Schedule 6.11 prior to the time by which such actions are required to be taken (and to permit the taking of the actions described on Schedule 6.11 within the time periods specified thereon, rather than as elsewhere provided in the Loan Documents).

6.12            Changes in Jurisdiction of Organization, Name. In the case of any U.S. Loan Party, upon any change of its name or change of its jurisdiction of organization, such U.S. Loan Party shall deliver prompt (and in any event no later than 45 days following such change or such longer period as the Administrative Agent may agree in its reasonable discretion) written notice to the Security Agent and

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deliver to the Security Agent all additional executed financing statements, financing change statements and other documents reasonably requested by the Security Agent to maintain the validity, perfection and priority of the security interests provided for in the Security Documents.

6.13            Anti-Corruption Laws; Sanctions. (a) The Company and its Subsidiaries have implemented and shall maintain in effect policies and procedures designed to ensure compliance with Sanctions and Anti-Corruption Laws and (b) the Company and its Restricted Subsidiaries shall not use the proceeds of the Loan (i) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country in any manner that would result in the violation of any applicable Sanctions, (ii) in any other manner that would result in the violation of any Sanctions by any party to this Agreement or (iii) in any manner that would result in a violation of applicable Anti-Corruption Laws.

6.14            [Reserved].

6.15            Transactions with Affiliates. Not enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Company or any Restricted Subsidiary) unless such transaction is upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary (as determined by the Company in good faith), as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may (i) enter into any transaction with an Affiliate that is permitted by the terms of this Agreement to be entered into by the Company or such Restricted Subsidiary with an Affiliate; (ii) make any Restricted Payment permitted pursuant to Section 7.6 or Restricted Debt Payment permitted pursuant to Section 7.11; (iii) perform their obligations under the Loan Documents; (iv) without being subject to the terms of this Section 6.15, enter into any transaction with any Person which is an Affiliate of the Company only by reason of such Person and the Company having common directors, (v) enter into any transaction involving aggregate consideration in an amount not to exceed as of the date of such transfer the greater of (x) $47,500,000 and (y) 10% of Adjusted EBITDA for the most recently ended Test Period as of the date of such transaction, (vi) enter into transactions between or among the Company and any Person that becomes a Restricted Subsidiary as a result of such transaction (including by way of a merger, consolidation or amalgamation in which a Loan Party is the surviving entity), (vii) enter into Excluded Holdings Loans and performance of obligations thereunder, (viii) pledge Capital Stock of Unrestricted Subsidiaries (together with assets related thereto and the proceeds or products of any of the foregoing) to secure Indebtedness or other obligations of such Unrestricted Subsidiary or guarantees thereof, (ix) enter into transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement, that are fair to the Company and the Restricted Subsidiaries as determined in good faith by a Responsible Officer of the Company, (x) issue, sell or transfer of Capital Stock of the Company to Holdings and capital contributions by any Holdings to the Company, (xi) enter into any transaction in respect of which the Company delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Company from an accounting, appraisal or investment banking firm, in each case, of nationally recognized standing that is (a) in the good faith determination of the Company qualified to render such letter and (b) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Company or the Restricted Subsidiaries, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (xii) any Disposition of Securitization Assets or related assets in connection with any Qualified Securitization Financing or any Receivables Financing Transaction and (xiii) enter into any transactions, agreements and arrangements in existence on the Closing Date and, to the extent the fair market value of such transaction exceeds $5,000,000 individually, set forth on Schedule 6.15, in each case, or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect as determined in good faith by a Responsible Officer of the Company. For the avoidance of doubt, this Section

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6.15 shall not apply to employment, benefits, compensation, bonus, retention and severance arrangements with, and payments of compensation or benefits to or for the benefit of, current or former employees, consultants, officers, directors or service providers of the Company or any of its Restricted Subsidiaries or Parent Entities in the ordinary course of business. For purposes of this Section 6.15, any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (b) of the first sentence hereof if such transaction is approved by a majority of the Disinterested Directors of the Board of Directors of the Company or such Restricted Subsidiary, as applicable. “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Borrower or any options, warrants or other rights in respect of such Capital Stock.

6.16            Lender Calls. The Borrower shall, at least once per fiscal quarter at a time mutually agreed with the Administrative Agent that is promptly after the delivery of financial statements pursuant to Section 6.1(a) and Section 6.1(b), as applicable, participate in a conference call with the Lenders to discuss the financial condition and results of operations of the Company and its Restricted Subsidiaries for the fiscal period covered thereby.

6.17            Outbound Investment Rules. The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

SECTION 7.            NEGATIVE COVENANTS

The Company (on behalf of itself and each of the Restricted Subsidiaries), hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (that has not been cash collateralized or backstopped, in each case on terms agreed to by the Borrower and the applicable Issuing Lender) or any Loan or other amount is owing to any Lender or any Agent hereunder (other than contingent or indemnification obligations not then due), from and after the Closing Date the Company shall not, and shall not permit any of the Restricted Subsidiaries to (excluding the Transactions):

7.1            [Reserved].

7.2            Indebtedness. Create, issue or incur any Indebtedness, provided that the Company and the Restricted Subsidiaries may issue or incur Indebtedness that is either (a) secured by the Collateral on a pari passu basis, (b) secured by the Collateral on a junior basis or (c) unsecured, in each case if either (I)(a) in the case of Indebtedness secured by the Collateral on a pari passu basis, the Consolidated Net First Lien Secured Leverage Ratio, calculated on a pro forma basis, after giving effect to any acquisition or other transaction consummated in connection therewith, is equal to or less than the 3.25:1.00, (b) in the case of Indebtedness secured by the Collateral on a junior basis, the Consolidated Net Secured Leverage Ratio calculated on a pro forma basis, after giving effect to any acquisition or other transaction consummated in connection therewith, is equal to or less than the 3.50:1.00 and (c) in the case of unsecured Indebtedness, the Consolidated Net Total Leverage Ratio, calculated on a pro forma basis, after giving effect to any acquisition or other transaction consummated in connection therewith, is equal to or less than 3.75:1.00 (Indebtedness incurred pursuant to this proviso, “Ratio Debt”) and (II) that is Permitted Refinancing of any Indebtedness incurred under clause (I) above; provided, further, that (A) the aggregate principal amount of

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Ratio Debt incurred by any Restricted Subsidiary that is a Non-Loan Party shall not exceed at the time of any incurrence of such Ratio Debt, when taken together when the aggregate principal amount of Indebtedness incurred under clause (II) above by any such Restricted Subsidiaries, the greater of (x) $230,000,000 and (y) 50% of Adjusted EBITDA, as of the end of the most recently ended Test Period, (B) with respect to any Ratio Debt (other than any revolving facility (including any Permitted Refinancings thereof)) the terms of Ratio Debt at the time of such issuance or incurrence do not provide for a maturity date or Weighted Average Life to Maturity earlier than the Latest Maturity Date or shorter than the Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans (other than in each case an earlier maturity date and/or shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date than the Latest Maturity Date or the Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans) and (C) to the extent secured by any or all Collateral securing the Obligations or constituting Material Non-U.S. Indebtedness, such Ratio Debt shall be subject to the Applicable Intercreditor Agreement.

The limitation in the immediately preceding sentence will not apply to the following:

(a)            Indebtedness of the Company and any Restricted Subsidiary pursuant to any Loan Document or Hedge Agreement or in respect of any Cash Management Obligations;

(b)            Indebtedness among or between any of the Company and the Restricted

Subsidiaries;

(c)            Capital Lease Obligations, Indebtedness with respect to mortgage financings,

purchase money Indebtedness to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets and Indebtedness arising from the conversion of the obligations of the Company or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the Company or such Restricted Subsidiary, in an aggregate outstanding principal amount, including any Permitted Refinancing thereof incurred to refinance any Indebtedness originally incurred pursuant to this clause (c) (and any successive Permitted Refinancing of the foregoing), not to exceed $50,000,000;

(d)            Indebtedness outstanding on the Closing Date and, to the extent the aggregate principal amount outstanding exceeds $5,000,000 individually, listed on Schedule 7.2(d) and any Permitted Refinancing thereof;

(e)            (i) Guarantee Obligations by the Company or any of its Restricted Subsidiaries of obligations of the Company or any of its Restricted Subsidiaries not prohibited by this Agreement to be incurred; (ii) any liability in respect of any member of the Group incorporated in The Netherlands arising under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) as referred to in Section 2:403 of the DCC; and (iii) any liability arising as a result of a fiscal unity (fiscale eenheid) solely between Loan Parties and their Restricted Subsidiaries;

(f)            Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Company or such Restricted Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid;

(g)            (i) Indebtedness of any joint venture or Non-Loan Party owing to any Loan Party and (ii) Guarantee Obligations of the Company or any Restricted Subsidiary of Indebtedness of any joint venture or Non-Loan Party, to the extent such Indebtedness and Guarantee Obligations are permitted as Investments by Section 7.7;

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(h)            Indebtedness in the form of earn-outs, indemnification, incentive, non-compete, consulting or other similar arrangements and other contingent obligations in respect of acquisitions or Investments permitted by Section 7.7 (both before or after any liability associated therewith becomes fixed);

(i)            Indebtedness of the Company and any Restricted Subsidiary constituting (i) Permitted Debt Exchange Notes in respect of Indebtedness incurred pursuant to this Agreement, (ii) Permitted Refinancings in respect of Indebtedness incurred pursuant to this Agreement, (iii) Rollover Indebtedness in respect of Indebtedness incurred pursuant to this Agreement and (iv) Permitted Refinancings in respect of Indebtedness incurred pursuant to the preceding clauses (i) through (iii);

(j)            additional Indebtedness of the Company or any of its Restricted Subsidiaries in an aggregate outstanding principal amount (for the Company and all Restricted Subsidiaries), not to exceed the greater of (i) $230,000,000 and (ii) the amount of 50% of Adjusted EBITDA, as of the end of the most recently ended Test Period at the time of such incurrence;

(k)            Indebtedness of Non-Loan Parties, in an aggregate outstanding principal amount, when combined with the aggregate principal amount of Indebtedness outstanding under clause (s)(ii), not to exceed the greater of (i) $230,000,000 and (ii) the amount of 50% of Adjusted EBITDA, as of the end of the most recently ended Test Period at the time of such incurrence;

(l)            Indebtedness of the Company or any of its Restricted Subsidiaries in respect of workers’ compensation claims, bank guarantees, warehouse receipts or similar facilities, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid, customs, government, appeal and surety bonds, completion guaranties and other obligations of a similar nature, in each case in the ordinary course of business;

(m)            Indebtedness incurred by the Company or any of its Restricted Subsidiaries arising from agreements providing for indemnification related to sales of goods or adjustment of purchase price or similar obligations (including earn-outs) in any case incurred in connection with the acquisition or Disposition of any business, assets or Subsidiary;

(n)            Indebtedness supported by a letters of credit, bank guarantees, other documentary credit or other similar instruments, in a principal amount not in excess of the stated amount of such letters of credit, bank guarantees, other documentary credit or other similar instruments, as applicable;

(o)            unsecured Indebtedness issued in lieu of cash payments of Restricted Payments permitted by Section 7.6;

(p)            Indebtedness of the Company or any Restricted Subsidiary constituting (i) Additional Obligations in an aggregate principal amount at the time of incurrence not in excess of the Maximum Incremental Facilities Amount and (ii) Permitted Refinancing Obligations in respect of Indebtedness incurred pursuant to the preceding clause (i);

(q)            Indebtedness of the Company or any Restricted Subsidiary as an account party in respect of trade letters of credit issued in the ordinary course of business;

(r)            Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business;

(s)            (i) Guarantee Obligations made in the ordinary course of business; provided that such Guarantee Obligations are not of Indebtedness for Borrowed Money and (ii) Guarantee Obligations in respect of Indebtedness of joint ventures; provided that the aggregate outstanding principal amount of any such Guarantee Obligations under this sub-clause (ii), when combined with the aggregate principal

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amount of Indebtedness outstanding under clause (k) of this Section 7.2, shall not exceed the greater of (A) $230,000,000 and (B) the amount of 50% of Adjusted EBITDA, as of the end of the most recently ended Test Period at the time of such incurrence;

(t)            [Reserved];

(u)            Indebtedness (I) of any Person that becomes a Restricted Subsidiary or is merged into the Company or a Restricted Subsidiary after the Closing Date as part of an acquisition, merger or consolidation or amalgamation or other Investment not prohibited hereunder, which Indebtedness exists at the time of such acquisition, merger or consolidation or amalgamation or other Investment (and was not entered in contemplation of such acquisition, merger, consolidation, amalgamation or other Investment) or (II) incurred to finance any acquisition or other Investment permitted under Section 7.7 so long as the aggregate outstanding principal amount of Indebtedness, including all Permitted Refinancing Obligations incurred to refinance any Indebtedness originally incurred pursuant to this clause (u) (and any successive Permitted Refinancing thereof), permitted by this clause (u)(II) shall not exceed (a) in the case of Indebtedness secured by the Collateral on a pari passu basis, the Consolidated Net First Lien Secured Leverage Ratio, calculated on a pro forma basis, after giving effect to any acquisition or other transaction consummated in connection therewith, is equal to or less than the 3.25:1.00, (b) in the case of Indebtedness secured by the Collateral on a junior basis, the Consolidated Net Secured Leverage Ratio calculated on a pro forma basis, after giving effect to any acquisition or other transaction consummated in connection therewith, is equal to or less than the 3.50:1.00 and (c) in the case of unsecured Indebtedness, the Consolidated Net Total Leverage Ratio, calculated on a pro forma basis, after giving effect to any acquisition or other transaction consummated in connection therewith, is equal to or less than 3.75:1.00; provided that with respect to any such Indebtedness (in each case, other than any revolving facility and/or any Permitted Refinancings thereof) the terms of such Indebtedness at the time of such issuance, incurrence or assumption do not provide for a maturity date or Weighted Average Life to Maturity earlier than the Latest Maturity Date or shorter than the Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans (in each case, other than in each case an earlier maturity date and/or shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date than the Latest Maturity Date or the Weighted Average Life to Maturity of the Latest Maturing Tranche A Term Loans).

(v)            Indebtedness of the Company or its Restricted Subsidiaries (including the guarantees thereof) constituting (A)(i) Facility A Loans, Additional Term Facility Loans, Facility A Commitments and Additional Term Facility Commitment (each as defined in the Pro Rata Facilities Agreement as in effect on the Closing Date) in an aggregate outstanding principal amount not to exceed €1,185,900,000, (ii) Revolving Commitments, Revolving Facility Loans and Ancillary Commitments (each as defined in the Pro Rata Facilities Agreement as in effect on the Closing Date) and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate outstanding principal amount not to exceed €976,000,000, (iii) Term Loans (as defined in the Existing Term Loan Credit Agreement as in effect on the Closing Date) denominated in U.S. Dollars in an aggregate outstanding principal amount not to exceed $1,875,000,000 and denominated in Euros in an aggregate outstanding principal amount not to exceed €650,000,000 and (B)(i) Additional Facilities (as defined in the Pro Rata Facilities Agreement as in effect on the Closing Date) up to an aggregate outstanding principal amount not to exceed at the time of any incurrence thereof the sum of (I) amounts incurred prior to such date of incurrence in reliance on clause (II) below plus (II) the Permitted Indebtedness Cap (as defined in the Pro Rata Facilities Agreement as in effect on the Closing Date) and (ii) Additional Obligations (as defined in the Existing Term Loan Credit Agreement as in effect on the Closing Date) up to an aggregate outstanding principal amount not to exceed at any time of any incurrence thereof the sum of (I) amounts incurred prior to such date of incurrence in reliance on clause (II) below plus (II) the Maximum

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Incremental Facilities Amount (as defined in the Existing Term Loan Credit Agreement as in effect on the Closing Date) (in each case, or other similar terms in lieu thereof under the applicable Existing Facilities Agreement, provided that such terms shall not permit incurrence of such indebtedness in reliance of this clause (v) in a manner that is more permissive than such terms as in effect on the Closing Date), and in each case any Refinancing Debt (as defined in the Pro Rata Facilities Agreement as in effect on the Closing Date) and Refinancing Term Loans (as defined in the Existing Term Loan Credit Agreement as in effect on the Closing Date) (in each case, or other similar terms in lieu thereof under applicable Existing Facilities Agreement, provided that such terms shall not permit incurrence of such indebtedness in reliance of this clause (v) in a manner that is more permissive that such terms as in effect on the Closing Date) (and notwithstanding anything to the contrary herein, for the avoidance of doubt, this clause (v) shall not be subject to the requirements that apply to Additional Obligations or Ratio Debt (including the maturity requirements or the Weighted Average Life to Maturity requirements));

(w)            (i) Indebtedness representing deferred compensation or stock-based compensation to employees of the Company or any Restricted Subsidiary incurred in the ordinary course of business (including but not limited to any make whole or dividend equivalent payments to be paid to holders of stock options upon vesting or exercise of such options to reflect dividends previously paid in respect of Capital Stock of the Company) and (ii) Indebtedness consisting of obligations of the Company or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred in connection with the AOL Acquisition, the Eventbrite Acquisition and any Investment permitted hereunder;

(x)            Indebtedness issued by the Company or any Restricted Subsidiary to the officers, directors and employees of the Company or any Restricted Subsidiary, in lieu of or combined with cash payments to finance the purchase of Capital Stock of the Company, in each case, to the extent such purchase is permitted by Section 7.6(e);

(y)            Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;

(z)            (i) Indebtedness of the Company or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business and (ii) Indebtedness of the Company or any Restricted Subsidiary to any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including in respect of intercompany self-insurance arrangements);

(aa)            Contribution Indebtedness;

(bb) pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(cc)            [reserved];

(dd)            Indebtedness under Excluded Holdings Loans; and

(ee)            Indebtedness incurred in connection with a Qualified Securitization Financing and, to the extent constituting Indebtedness, Receivables Financing Transactions and factoring, in each case, that is not recourse (except for Standard Securitization Undertakings) to the Company or any of the Restricted Subsidiaries not constituting Securitization Subsidiaries; provided that the aggregate principal amount of such Indebtedness incurred and then outstanding pursuant to this Section 7.2(ee) shall not exceed the greater of (A) $92,500,000 and (B) the amount of 20% of Adjusted EBITDA, as of the end of the most recently ended Test Period at the time of such incurrence;

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(ff)            all premium (if any), interest (including post-petition interest), fees, expenses, charges, accretion or amortization of original issue discount, accretion of interest paid in kind and additional or contingent interest on obligations described in clauses (a) through (dd) above and any Ratio Debt.

For purposes of this Section 7.2, the amount of any Indebtedness denominated in any currency other than U.S. Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness), on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than U.S. Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable U.S. Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing. For the avoidance of doubt, a Permitted Refinancing pursuant to this Section 7.2 in respect of Indebtedness incurred pursuant to a U.S. Dollar-denominated basket shall not increase capacity to incur Indebtedness under such U.S. Dollar-denominated basket, and such U.S. Dollar-denominated basket shall be deemed to continue to be utilized by the amount of such Permitted Refinancing unless and until the Indebtedness incurred to effect such Permitted Refinancing is no longer outstanding. Notwithstanding the above, (I) all Indebtedness for borrowed money, and Guarantee Obligations in respect of Indebtedness for borrowed money, incurred by any Restricted Subsidiary that is a Non-Loan Party as Ratio Debt or under Section 7.2(j), (k), (p) or (u)(II) shall not exceed the greater of (i) $230,000,000 and (ii) the amount of 50% of Adjusted EBITDA, as of the end of the most recently ended Test Period at the time of such incurrence (the “Non-Loan Party Basket”), (II) any unsecured Indebtedness for borrowed money in excess of an aggregate principal amount of $115,000,000 (excluding any such Indebtedness among any of the Company or any of its Restricted Subsidiaries), that is incurred by a Non-U.S. Loan Party or Non-U.S. Subsidiary that is a Restricted Subsidiary (such Indebtedness, “Material Non-U.S. Indebtedness”), shall be subject to the Intercreditor Agreement and (III) any Indebtedness incurred by any Unrestricted Subsidiary shall be non-recourse to the Company, the Borrower and any of their Restricted Subsidiaries.

Notwithstanding the above, if any Indebtedness is incurred as a Permitted Refinancing of Indebtedness originally incurred pursuant to this Section 7.2, and such incurrence of Indebtedness would cause any applicable U.S. Dollar-denominated, Consolidated EBITDA, Adjusted EBITDA or financial ratio restriction contained in this Section 7.2 to be exceeded if calculated on the date of such Permitted Refinancing, such U.S. Dollar-denominated, Consolidated EBITDA, Adjusted EBITDA or financial ratio restriction, as applicable, shall be deemed not to have been exceeded so long as the principal amount of such Indebtedness is permitted to be incurred pursuant to the definition of “Permitted Refinancing”.

7.3            Liens. Create, incur or assume any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a)            Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Company or its Restricted Subsidiaries, as the case may be, to the extent required by the Applicable Accounting Standards;

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(b)            landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c)            pledges, deposits or statutory trusts in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)            deposits and other Liens to secure the performance of bids, government, trade and other similar contracts (other than for borrowed money), leases, subleases, statutory obligations, surety, judgment and appeal bonds, performance bonds, bank guarantees and other obligations of a like nature incurred in the ordinary course of business;

(e)            encumbrances shown as exceptions in the title insurance policies insuring the Mortgages, easements, zoning restrictions, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(f)            Liens (i) in existence on the Closing Date listed on Schedule 7.3(f) (or to the extent not listed on such Schedule 7.3(f), where the aggregate principal amount of the Indebtedness secured by such Lien is less than $5,000,000), (ii) securing Indebtedness permitted by Section 7.2(d) and (iii) created after the Closing Date in connection with any refinancing, refundings, or renewals or extensions thereof permitted by Section 7.2(d) (or, under the written arrangements as in effect at the time when the original Lien arose, could secure); provided that no such Lien is spread to cover any additional Property of the Company or any Restricted Subsidiary after the Closing Date (together with the proceeds or products thereof and other after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at the time when the original Lien arose, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition (and together with any replacements, additions, accessions and improvements thereto and any income or profits thereof or proceeds thereof or of the foregoing));

(g)            (i) Liens securing Indebtedness of the Company or any Restricted Subsidiary incurred pursuant to Sections 7.2(c), 7.2(e), 7.2(g), 7.2(i), 7.2(k), 7.2(p), 7.2(r), 7.2(u) and 7.2(v); provided that (A) in the case of any such Liens securing Indebtedness pursuant to Sections 7.2(g) or 7.2(k), such Liens do not at any time encumber any Property of the Borrower, the Company or any Guarantor other than Capital Stock of any Non-Pro Rata/TL Guarantor Subsidiary, (B) in the case of any such Liens securing Indebtedness incurred pursuant to Section 7.2(r), such Liens do not encumber any Property other than cash paid to any such insurance company in respect of such insurance, (C) in the case of any such Liens securing Indebtedness pursuant to Section 7.2(u)(I), such Liens exist at the time that the relevant Person becomes a Restricted Subsidiary (together with the proceeds or products thereof and other after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at the time when the original Lien arose, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition (and together with any replacements, additions, accessions and improvements thereto and any income or profits thereof or proceeds thereof or of the foregoing)) and are not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (except to the extent such Liens secure Indebtedness which refinanced other secured Indebtedness to facilitate such Person becoming a Restricted Subsidiary), (D) in the case of Liens securing Collateral pursuant to Sections 7.2(i), 7.2(p), 7.2(u)(II) or 7.2(v) (in the case of 7.2(v) subject to the Agreed Security

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Principles), such Liens are subject to the terms of an Applicable Intercreditor Agreement and (E) in the case of Liens securing Collateral pursuant to Sections 7.2(i), 7.2(p), 7.2(u)(II) or 7.2(v) (in the case of 7.2(v) subject to the Agreed Security Principles), such Liens if granted by Loan Parties shall not be secured by assets of the Loan Parties other than assets constituting Collateral and (ii) any extension, refinancing, renewal or replacement of the Liens described in clause (i) of this Section 7.3(g) in whole or in part; provided that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (or, under the written arrangements as in effect at the time when the original Lien arose, could secure) (plus improvements on such property, if any);

(h)            Liens created pursuant to the Loan Documents;

(i)            judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings;

(j)            Liens on Property or assets acquired pursuant to an acquisition permitted under Section 7.7 (and the proceeds thereof) or assets of a Restricted Subsidiary in existence at the time such Restricted Subsidiary is acquired pursuant to an acquisition permitted under Section 7.7 (or, under the written arrangements as in effect at the time when the original Lien arose, could secure) (together with the proceeds or products thereof and other after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at the time when the original Lien arose, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition (and together with any replacements, additions, accessions and improvements thereto and any income or profits thereof or proceeds thereof or of the foregoing)) and not created in contemplation thereof and Liens created after the Closing Date in connection with any refinancing, refundings, or renewals or extensions of the obligations secured thereby permitted hereunder;

(k)            (i) Liens on Property of Non-Loan Parties securing Indebtedness or other obligations not prohibited by this Agreement to be incurred by any Non-Loan Parties and (ii) Liens securing Indebtedness or other obligations of the Company or any Restricted Subsidiary in favor of any Loan Party;

(l)            receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;

(m)            Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;

(n)            Liens arising out of consignment or similar arrangements for the sale by the Company and its Restricted Subsidiaries of goods through third parties in the ordinary course of business;

(o)            Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with an Investment permitted by Section 7.7;

(p)            Liens deemed to exist in connection with Investments permitted by Section 7.7(b) that constitute repurchase obligations;

(q)            Liens upon specific items of inventory or other goods and proceeds of the Company or any of its Restricted Subsidiaries arising in the ordinary course of business securing such Person’s obligations in respect of bankers’ acceptances and letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

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(r)             Liens securing any Hedge Agreement or Cash Management Obligations permitted hereunder;

(s)           any interest or title of a lessor under any leases or subleases entered into by the Company or any Restricted Subsidiary in the ordinary course of business and any financing statement filed in connection with any such lease;

(t)            Liens on cash or Cash Equivalents used to defease or to satisfy and discharge Indebtedness, provided that such defeasance or satisfaction and discharge is not prohibited hereunder;

(u)           (i) Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and the Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business, (ii) Liens over bank accounts (and/or any rights or assets the subject of or related to the relevant arrangements), any netting or set-off arrangement entered into or Liens created by any member of the Group in the ordinary course of its banking arrangements or on standard banking terms and in favor of the relevant account holding bank or other relevant provider for the purpose of netting debit and credit balances of members of the Group or otherwise in connection with cash pooling, balance transfer, netting, set off or other cash management or similar/equivalent arrangements including any profit and loss arrangements and (iii) other Liens securing cash management obligations in the ordinary course of business;

(v)           Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(w)          Liens on Capital Stock in joint ventures securing obligations of such joint venture;

(x)            Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents;

(y)           Liens securing obligations in respect of trade-related letters of credit permitted under Section 7.2 and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(z)            other Liens securing a principal amount of obligations that do not exceed the greater of (i) $230,000,000 and (ii) the amount of 50% of Adjusted EBITDA, as of the end of the most recently ended Test Period at the time of incurrence of such obligation; provided that, any Lien securing assets that do not constitute Collateral shall not secure Indebtedness in excess of the greater of (x) $115,000,000 and (y) 25% of Adjusted EBITDA.

(aa)         Liens of a collection bank on items in the course of collection arising under Section 4-208 of the UCC as in effect in the State of New York or any similar section under any applicable UCC or any similar Requirement of Law of any foreign jurisdiction;

(bb)         non-exclusive licenses of Intellectual Property granted by the Company or any of its Restricted Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Company and its Restricted Subsidiaries, taken as a whole;

(cc)         possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments permitted by this Agreement; provided that such Liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in

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connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing or otherwise;

(dd)            trustees’ Liens granted pursuant to any indenture governing any Indebtedness not otherwise prohibited by this Agreement in favor of the trustee under such indenture and securing only obligations to pay compensation to such trustee, to reimburse its expenses and to indemnify it under the terms thereof;

(ee)            (i) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection and (ii) Liens encumbering reasonably customary initial deposits and margin deposits attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(ff)            Liens of assets of a Non-Pro Rata/TL Guarantor Subsidiary securing working capital, lines of credit and overdraft lines of such Non-Pro Rata/TL Guarantor Subsidiary to the extent permitted by this Agreement; and

(gg)            Liens on the Securitization Assets arising in connection with a Qualified Securitization Financing and Liens on any receivables transferred in connection with a Receivables Financing Transaction, including Liens on such receivables resulting from precautionary UCC filings or from re-characterization or any such sale as a financing or a loan.

7.4            Fundamental Changes. Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a)            (i) any Restricted Subsidiary may be merged, amalgamated or consolidated with or into the Borrower or the Company (provided that the Borrower or Company (as applicable) shall be the continuing or surviving corporation), (ii) any Restricted Subsidiary may be merged, amalgamated or consolidated with or into any Guarantor (provided that (x) a Guarantor shall be the continuing or surviving corporation or (y) substantially simultaneously with such transaction, the continuing or surviving corporation shall become a Guarantor and the Borrower or the Company (as applicable) shall comply with Section 6.9 in connection therewith) or (iii) any Restricted Subsidiary may be merged, amalgamated or consummated with or into another Restricted Subsidiary (other than the Borrower or the Company) if permitted as an Investment pursuant to Section 7.7;

(b)            any Non-Pro Rata/TL Guarantor Subsidiary may be merged or consolidated with or into, or be liquidated into, any other Non-Pro Rata/TL Guarantor Subsidiary that is a Restricted Subsidiary;

(c)            any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding-up or otherwise) to the Company or any Restricted Subsidiary;

(d)            the shares of the Company may be dematerialized and deposited in a securities account opened with an account bank located in Luxembourg so long a Luxembourg law governed security agreement is granted over the relevant securities account (the “Permitted Dematerialization”);

(e)            Dispositions permitted by Section 7.5 and any merger, dissolution, liquidation, consolidation, amalgamation, investment or Disposition, the purpose of which is to effect a Disposition permitted by Section 7.5 may be consummated;

(f)            any Investment expressly permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation;

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(g)             [Reserved]; and

(h)            any Restricted Subsidiary may liquidate or dissolve if (i) the Company determines in good faith that such liquidation or dissolution is in the best interest of the Company and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Loan Party, any assets or business of such Restricted Subsidiary not otherwise disposed of or transferred in accordance with Section 7.4 or 7.5 or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Loan Party or any other Restricted Subsidiary that a transfer would be permitted to be made to hereunder after giving effect to such liquidation or dissolution.

7.5            Dispositions of Property. Dispose of any of its owned Property (including receivables) whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a)            (i) the Disposition of surplus, obsolete or worn out Property in the ordinary course of business, (ii) the sale of defaulted receivables in the ordinary course of business, (iii) abandonment, cancellation or disposition of any non-material Intellectual Property in the ordinary course of business and

(iv) sales, leases or other dispositions of inventory determined by the management of the Company to be no longer useful or necessary in the operation of the Business;

(b)            (i) the sale of inventory or other property in the ordinary course of business, (ii) the non-exclusive cross-licensing or licensing of Intellectual Property in the ordinary course of business, which is not material to the business of the Company and its Restricted Subsidiaries, taken as a whole and (iii) the contemporaneous exchange, in the ordinary course of business, of Property for Property of a like kind, to the extent that the Property received in such exchange is of a Fair Market Value equivalent to the Fair Market Value of the Property exchanged (provided that after giving effect to such exchange, the Fair Market Value of the Property of the Borrower, the Company or any Guarantor subject to Liens in favor of the Security Agent under the Security Documents is not materially reduced);

(c)            Dispositions permitted by Section 7.4 (other than Section 7.4(e));

(d)            the sale or issuance of (i) any Subsidiary’s Capital Stock to the Company or any Restricted Subsidiary; provided that the sale or issuance of Capital Stock of an Unrestricted Subsidiary to Company or any Restricted Subsidiary is otherwise permitted by Section 7.7, (ii) the Capital Stock of any Non-Pro Rata/TL Guarantor Subsidiary that is a Restricted Subsidiary to any other Non-Pro Rata/TL Guarantor Subsidiary that is a Restricted Subsidiary and (iii) the Capital Stock of any Subsidiary that is an Unrestricted Subsidiary to any other Subsidiary that is an Unrestricted Subsidiary, in each case, including in connection with any tax restructuring activities not otherwise prohibited hereunder;

(e)            (x) the Disposition of other assets for Fair Market Value; provided that (i) subject to Section 1.6, no Event of Default is continuing or would result therefrom, (ii) in the case of a Disposition having a Fair Market Value in excess of the greater of (I) $25,000,000 and (II) 5% of Adjusted EBITDA as of the end of the most recently ended Test Period as of the date such Disposition is made (or, at the option of the Company, at the time a binding agreement is entered into in respect of such Disposition), at least 75% of the total consideration (excluding any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) for any such Disposition received by the Company and its Restricted Subsidiaries is in the form of cash or Cash Equivalents and other Designated Noncash Consideration treated as cash so long as the total Designated Noncash Consideration outstanding as of the date such Disposition is made (or, at the option of the Company, at the time a binding agreement is entered into in respect of such Disposition) does not exceed the greater of (x) $115,000,000 and (y) 25% of Adjusted EBITDA, as of the end of the most recently ended Test Period, in the aggregate, and (iii) the requirements of Section 2.12(b), to the extent applicable, are complied with in connection therewith and (y) the Disposition of assets that are necessary

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or advisable, in the good faith judgment of the Company, in order to obtain the approval of any Governmental Authority to consummate or avoid the prohibition or other restrictions on the consummation of any Permitted Acquisition or any Investment permitted by Section 7.7; provided further that, in no event shall a Disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries be made in reliance on this Section 7.5(e);

(f)            (i) any Recovery Event; provided that the requirements of Section 2.12(b) are complied with in connection therewith and (ii) any event that would constitute a Recovery Event but for the Dollar threshold set forth in the definition thereof;

(g)            the leasing, occupancy agreements or sub-leasing of Property that would not materially interfere with the required use of such Property by the Company or its Restricted Subsidiaries;

(h)            the transfer for Fair Market Value of Property (including Capital Stock of Subsidiaries) to another Person in connection with a joint venture arrangement with respect to the transferred Property; provided that such transfer is permitted under Section 7.7(h), (v) or (z);

(i)            the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any factoring arrangements or bulk sale or financing of receivables);

(j)            transfers of condemned Property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such Property as part of an insurance settlement;

(k)            the Disposition of any Immaterial Subsidiary or any Unrestricted Subsidiary; provided that the aggregate Fair Market Value of Dispositions of Immaterial Subsidiaries shall not exceed the greater of (i) $25,000,000 and (ii) 5.0% of Adjusted EBITDA for the most recently ended Test Period as of the date such Disposition is made;

(l)            the transfer of Property (including Capital Stock of Subsidiaries) of the Borrower, the Company or any Guarantor to the Company or any Restricted Subsidiary for Fair Market Value;

(m)            the transfer of Property by the Company or any Restricted Subsidiary to the Company or any Restricted Subsidiary;

(n)             the sale of cash or Cash Equivalents in the ordinary course of business;

(o)            (i) Liens permitted by Section 7.3, (ii) Restricted Payments permitted by Section 7.6 (other than Section 7.6(i)), (iii) Investments permitted by Section 7.7 and (iv) Restricted Debt Payments permitted by Section 7.11 (other than Section 7.11(e));

(p)            Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; provided that the requirements of Section 2.12(b), to the extent applicable, are complied with in connection therewith;

(q)            a true lease or sublease of real property not materially interfering with the conduct of the business of the Company or any of its Restricted Subsidiaries, in each case so long as no such grant otherwise affects the Security Agent’s security interest in the asset or property subject thereto;

(r)             Dispositions of the assets set forth on Schedule 7.5(r);

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(s)            any Disposition, in a single transaction or a series of related transactions, of any asset or assets having a fair market value, as determined by a Responsible Officer of the Company in good faith, of not more than as of the applicable date below the greater of (x) $47,500,000 and (y) 10% of Adjusted EBITDA for the most recently ended Test Period as of the date such Disposition is made (or, at the option of the Company, at the time a binding agreement is entered into in respect of such Disposition) in any fiscal year;

(t)            Dispositions required to be made in connection with or relating to the AOL Acquisition or the Eventbrite Acquisition;

(u)            Disposition of Securitization Assets or related assets in connection with any Qualified Securitization Financing, any Receivables Financing Transaction or factoring not to exceed the greater of (i) $92,500,000 and (ii) 20% of Adjusted EBITDA; provided, that such Dispositions shall be for no less than the fair market value of such property at the time of such Disposition;

(v)             Disposition made in connection with any Permitted IPO/Tax Reorganization; and

(w)            Dispositions of Property between or among the Company and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (v) above.

7.6            Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Company or any Restricted Subsidiary, whether in cash or Property (collectively, “Restricted Payments”), except:

(a)            the Company and its Restricted Subsidiaries may make Restricted Payments in an amount not to exceed the Available Amount at the time of such Restricted Payment so long as (i) no Event of Default is continuing or would result therefrom and (ii) solely in the case of any Restricted Payment made in reliance of the Starter Basket and/or CNI Builder Basket in the Available Amount, the Consolidated Net Total Leverage Ratio shall not exceed 2.25 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period at the time of such Restricted Payment;

(b)            the Company and its Restricted Subsidiaries may make any Restricted Payments so long as (i) no Event of Default is continuing or would result therefrom and (ii) the Consolidated Net Total Leverage Ratio shall not exceed 1.25 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period at the time of such Restricted Payment;

(c)             the Company may make Restricted Payments in the form of Capital Stock of the Company;

(d)            the Company or any Restricted Subsidiary may make Restricted Payments to, directly or indirectly, purchase the Capital Stock of the Company from present or former officers, directors, consultants, agents or employees (or their estates, trusts, family members or former spouses) of the Company, any of its Subsidiaries or any Parent Entity upon the death, disability, retirement or termination of the applicable officer, director, consultant, agent or employee or pursuant to any equity subscription agreement, stock option or equity incentive award agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement; provided that the aggregate amount of payments under this clause (d) in any fiscal year of the Company shall not exceed the sum of (i) the greater of (x) $47,500,000 and (y) 10% of Adjusted EBITDA as of the end of the most recently ended Test Period, plus (ii) any proceeds received from key man life insurance policies, plus (iii) any proceeds received by the Company during such fiscal year from sales of the Capital Stock of the Company to directors, consultants, officers or employees of the Company, any of its Subsidiaries or any Parent Entity in connection with permitted

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employee compensation and incentive arrangements; provided that any Restricted Payments permitted (but not made) pursuant to this clause (d) in any prior fiscal year may be carried forward to any subsequent calendar year, and provided, further, that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary by any member of management of the Company, any of its Subsidiaries or any Parent Entity in connection with a repurchase of the Capital Stock of the Company will not be deemed to constitute a Restricted Payment for purposes of this Section 7.6;

(e)           so long as no Event of Default is continuing or would result therefrom, Restricted Payments in an aggregate amount not to exceed as of the date the Restricted Payment is made the greater of (x) $115,000,000 and (y) 25.0% of Adjusted EBITDA as of the end of the most recently ended Test Period (less any amounts redesignated to the General Investment Basket or the General RDP Basket) (the “General RP Basket”);

(f)            Restricted Payments (i) for franchise and excise taxes and other fees and expenses of direct and indirect parents of the Company or the Borrower, as applicable, attributable to the Company or the Borrower, as applicable, and any of their Subsidiaries necessary to maintain their corporate existence and (ii) to pay the consolidated, affiliated, unitary or similar U.S. or non-U.S., national, federal, provincial, state and local tax liabilities of any direct or indirect parent of the Company or the Borrower, as applicable, to the extent such Restricted Payments cover Taxes that are attributable to the taxable income and profits of the Company and/or the Borrower and their Subsidiaries, but not to exceed the Taxes of the Company and/or the Borrower and their Subsidiaries would have owed on a standalone basis and without duplication of any Taxes actually paid or withheld by the Company, the Borrower or any of their Subsidiaries.

(g)           Restricted Payments in respect of (i) finance payments under servicing agreements and (ii) remuneration and administrative costs of directors and employee, in each case, of a Parent Entity and not to exceed the greater of (x) $50,000,000 and (y) 7.5% of Adjusted EBITDA as of the end of the most recently ended Test Period;

(h)           Restricted Payments made in connection with any Permitted IPO/Tax Reorganization;

(i)            to the extent constituting Restricted Payments, the Company and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Sections 7.4, 7.5, 7.7, 7.9 and 7.11;

(j)            any Restricted Subsidiary of the Company may declare and pay cash dividends to its equity holders generally so long as the Company or its Restricted Subsidiaries which own the equity interests in the Restricted Subsidiary paying such dividend receives at least its proportional share thereof (based upon its relative holding of the equity interests in the Restricted Subsidiary paying such dividends and taking into account the relative preferences, if any, of the various classes of equity interest of such Restricted Subsidiary);

(k)           to the extent constituting Restricted Payments, the Company and its Restricted Subsidiaries may consummate Permitted Refinancings of any Junior Financing to the extent such Permitted Refinancing is permitted under Section 7.2;

(l)            the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(m)          Restricted Payments that are made with Excluded Contributions; and

(n)           distributions or payments of Securitization Fees.

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7.7            Investments. Make any advance or loan, any guarantee of Indebtedness, or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or all or substantially all of the assets constituting an ongoing business from, or make any other similar investment in, any other Person (all of the foregoing, “Investments”), except:

(a)            (i) extensions of trade credit in the ordinary course of business and (ii) purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property, in each case in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments;

(b)           Investments in cash and Cash Equivalents and Investments that were Cash Equivalents when made;

(c)           Investments arising in connection with (i) the incurrence of Indebtedness permitted by Section 7.2 to the extent arising as a result of Indebtedness among the Company or any Restricted Subsidiary and Guarantee Obligations permitted by Section 7.2 and payments made in respect of such Guarantee Obligations, (ii) the forgiveness or conversion to equity of any Indebtedness permitted by Section 7.2 and (iii) guarantees by any Company or any Restricted Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(d)           loans and advances to employees, consultants or directors of any the Company or any of its Restricted Subsidiaries in an aggregate principal amount (for and all Restricted Subsidiaries) not to exceed the greater of (x) $25,000,000 and (y) 5% of Adjusted EBITDA as of the end of the most recently ended Test Period at the time of such loan or advance (excluding (for purposes of such cap) tuition advances, travel and entertainment expenses, but including relocation expenses);

(e)           Investments by the Company or any of its Restricted Subsidiaries in the Company or any Restricted Subsidiary;

(f)            Permitted Acquisitions and pre-existing Investments held by Persons acquired in Permitted Acquisitions or acquired in connection with Permitted Acquisitions (and not in contemplation thereof), subject to compliance with Section 7.10 and so long as no Event of Default is continuing or would result therefrom on the date of consummation thereof (or, at the option of the Borrower, the date of entry into a binding agreement with respect to such Permitted Acquisition);

(g)           loans by the Company or any of its Restricted Subsidiaries to the employees, officers or directors of the Company or any of its Restricted Subsidiaries in connection with management incentive plans;

(h)           Investments by the Company and its Restricted Subsidiaries in joint ventures or similar arrangements and Restricted Subsidiaries that are not Guarantors in an aggregate amount at any one time outstanding (for the Company and all Restricted Subsidiaries), not to exceed the greater of (x) $140,000,000 and (y) 30% of Adjusted EBITDA as of the end of the most recently ended Test Period at the time of any such Investment;

(i)            Investments (including debt obligations) received in the ordinary course of business by the Company or any Restricted Subsidiary in connection with the bankruptcy or reorganization of suppliers, customers and other Persons and in settlement of delinquent obligations of, and other disputes with, suppliers, customers and other Persons arising out of the ordinary course of business;

(j)             [reserved];

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(k)           Investments in existence on, or pursuant to legally binding written commitments in existence on, the Closing Date and, to the extent the fair market value of such Investment exceeds $5,000,000 individually, listed on Schedule 7.7 and, in each case, any extensions or renewals thereof, so long as the amount of any Investment made pursuant to this clause (k) is not increased;

(l)            Investments of the Company or any Restricted Subsidiary under Hedge Agreements permitted hereunder;

(m)          Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary; provided that such Investment was not made in connection with or in anticipation of such Person becoming a Restricted Subsidiary;

(n)           [Reserved];

(o)           Investments consisting of (i) accounts receivables incurred in the ordinary course of business and consistent with past practice, (ii) negotiable instruments held for collection in the ordinary course of business and consistent with past practice, (iii) lease, utility and other similar deposits in the ordinary course of business, and (iv) securities of trade creditors or customers that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(p)           any Investment made in connection with any Permitted IPO/Tax Reorganization;

(q)           Investments arising directly out of the receipt by the Company or any Restricted Subsidiary of non-cash consideration for any sale of assets permitted under Section 7.5;

(r)            Investments resulting from pledges and deposits referred to in Sections 7.3(c) and (d);

(s)           Investments consisting of the non-exclusive licensing of Intellectual Property pursuant to joint marketing arrangements with other persons;

(t)            any Investment in a Non-U.S. Subsidiary to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Non-U.S. Subsidiary;

(u)           Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(v)           additional Investments so long as the aggregate amount thereof outstanding at no time exceeds the sum of the greater of (x) $115,000,000 and (y) 25% of Adjusted EBITDA as of the end of the most recently ended Test Period at the time of such Investment (plus any amount which the Company may, from time to time, elect to be redesignated from the General RP Basket and/or the General RDP Basket) (this clause (v), the “General Investment Basket”);

(w)          advances of payroll payments to employees, or fee payments to directors or consultants, in the ordinary course of business;

(x)           Investments in Unrestricted Subsidiaries so long as the aggregate amount thereof outstanding at no time exceeds the greater of (x) $140,000,000 and (y) 30% of Adjusted EBITDA as of the end of the most recently ended Test Period at the time of such Investment;

(y)           the AOL Acquisition and the Eventbrite Acquisition;

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(z)            any Investment so long as (x) no Event of Default is continuing immediately after giving effect thereto and (y) the Consolidated Net Total Leverage Ratio shall not exceed 2.25 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period at the time of such Investment;

(aa)          Investments that are made with Excluded Contributions;

(bb)         Investments in an amount not to exceed the Available Amount as of the date such Investment so long as (i) no Event of Default is continuing or would result therefrom and (ii) solely in the case of any Investment made in reliance of the Starter Basket and/or CNI Builder Basket in the Available Amount, the Consolidated Net Total Leverage Ratio shall not exceed 2.25 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period at the time of such Investment;

(cc)          Investments of the Company or any Restricted Subsidiary in an aggregate outstanding amount not to exceed as of the date of such Investment an amount equal to (i) 100% of the aggregate amount of Restricted Payments that could be made at the time of such incurrence pursuant to Section 7.6(e) at such time plus (ii) without duplication of clause (i) above, 100% of the aggregate amount of Restricted Debt Payments that could be made pursuant to Section 7.11(h) at such time; provided that the aggregate amount incurred under this clause (cc) (and not reclassified) shall reduce the corresponding basket under Section 7.6(e) or Section 7.11(h), if applicable, on a dollar for dollar basis; provided further that no Investments in Unrestricted Subsidiaries shall be permitted pursuant to this clause (cc);

(dd)         Investments in Indebtedness of the Company or any of its Restricted Subsidiaries; provided that an Investment in Junior Financing will be treated as a repayment thereof for purposes of compliance with the covenant described in Section 7.11 and such Investment will be permitted only to the extent a repayment of such Junior Financing would be permitted at the time of such Investment;

(ee)         Investments, including loans and advances, to any Parent Entity so long the Company or any Restricted Subsidiary would otherwise be permitted to make a Restricted Payment in such amount; provided that the amount of any such Investment will be deemed to be a Restricted Payment under the appropriate clause of Section 7.6 for all purposes of this Agreement;

(ff)           guarantees permitted under Section 7.2;

(gg)         (i) Investments in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing; provided, that any such Investment in a Securitization Subsidiary is of Securitization Assets or equity, and (ii) distributions or payments of Securitization Assets and Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing; provided, however, that such Investments, distributions, purchases and payments, in the good faith determination of the Borrower, are necessary or advisable to effect any Qualified Securitization Financing (including any contribution of replacement or substitute assets to such subsidiary) or any repurchase obligation in connection therewith; and

(hh)         Investments in Topco by the Company or any of its Restricted Subsidiaries for the purpose of purchasing equity interests issued by the Topco (“Incentive Shares”) in connection with any share incentive scheme or profit-sharing schemes or management or equity incentive plan or directors’ or contractors’ or suppliers’ incentive plan of the Company and its Subsidiaries; provided, that the net cash proceeds received by Topco as a result of the purchase of such Incentive Shares shall be reasonably promptly contributed by Topco to the Company or its Restricted Subsidiaries (provided further, that such contribution shall not be included in the calculation of, or increase, the Available Amount, Excluded Contribution or Contribution Indebtedness).

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Notwithstanding anything to the contrary herein, (i) neither the Company nor the Borrower shall, nor shall they permit any of their respective Restricted Subsidiaries to, designate any Restricted Subsidiary as an Unrestricted Subsidiary or make any Investment in an Unrestricted Subsidiary, except to the extent such designation or Investment is made, and permitted to be made, pursuant to Section 7.7(x), (ii) any direct or indirect Disposition (whether through one or more investments, designations of restricted subsidiaries, dispositions, exclusive licenses, dividends, repurchases, mergers, amalgamations, consolidations or otherwise) of any assets from the Company or any Restricted Subsidiary to an Unrestricted Subsidiary shall be treated as, and deemed to be, an Investment in an Unrestricted Subsidiary that must be made pursuant to, and that is subject to the caps set forth in Section 7.7(x), (iii) no Investment made pursuant to Section 7.7(x) (including any Investment deemed to be made pursuant to Section 7.7(x)) may be reclassified and (iv) no sale proceeds or return of (or return on) capital in respect of any Investment made Section 7.7(x) will replenish or regrow capacity to make any Investments pursuant to Section 7.7(x) or otherwise.

It is further understood and agreed that for purposes of determining the value of any Investment outstanding for purposes of this Section 7.7, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any returns on such Investment (not to exceed the original amount invested).

7.8            Changes in Fiscal Periods. Permit any changes to the fiscal year of the Company unless agreed to by the Administrative Agent in its reasonable discretion; provided, that the Company may, upon written notice to the Administrative Agent, change its fiscal year in accordance with Applicable Accounting Standards, and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect any such change in fiscal year permitted by this Section 7.8.

7.9            Negative Pledge Clauses. Enter into any agreement that prohibits or limits the ability of the Company or any of its Restricted Subsidiaries that are Material Subsidiaries to create, incur or assume any Lien upon any of its Property, whether now owned or hereafter acquired, to secure the Obligations granted or required to be granted under the Loan Documents, other than:

(a)            this Agreement, the other Loan Documents, the Intercreditor Agreement and any Other Intercreditor Agreement;

(b)           any agreements governing Indebtedness and/or other obligations secured by a Lien permitted by this Agreement (in which case, any prohibition or limitation shall only be effective against the assets subject to such Liens permitted by this Agreement);

(c)            [reserved];

(d)           Contractual Obligations incurred in the ordinary course of business and on customary terms which limit Liens on the assets subject of the applicable Contractual Obligation;

(e)           any agreements regarding Indebtedness or other obligations of any Non-Pro Rata/TL Guarantor Subsidiary not prohibited under Section 7.2 (in which case, any prohibition or limitation shall only be effective against the assets of such Non-Pro Rata/TL Guarantor Subsidiary and its Subsidiaries);

(f)            prohibitions and limitations in effect on the Closing Date and listed on Schedule 7.9;

(g)           customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures not prohibited by this Agreement;

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(h)           customary provisions restricting the subletting or assignment of any lease governing a leasehold interest;

(i)            customary restrictions and conditions contained in any agreement relating to any Disposition of Property not prohibited hereunder;

(j)            any agreement in effect at the time any Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary;

(k)           restrictions imposed by applicable law;

(l)            restrictions in any agreements or instruments relating to any Indebtedness permitted to be incurred by this Agreement (including indentures, instruments or agreements governing any Additional Obligations, indentures, instruments or agreements governing any Permitted Debt Exchange Notes, indentures, instruments or agreements governing any Permitted Refinancing Obligations, indentures, instruments or agreements governing any Rollover Indebtedness and indentures, instruments or agreements governing any Permitted Refinancings of each of the foregoing) (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially more restrictive on the Restricted Subsidiaries than the encumbrances contained in this Agreement (as determined in good faith by the Company) or (ii) if such encumbrances and restrictions are customary for similar financings in light of prevailing market conditions at the time of incurrence thereof (as determined in good faith by the Company) and the Company determines in good faith that such encumbrances and restrictions would not reasonably be expected to materially impair the Company’s ability to create and maintain the Liens on the Collateral pursuant to the Security Documents;

(m)           restrictions in respect of Indebtedness secured by Liens permitted by Sections 7.3(g) and 7.3(z) relating solely to the assets or proceeds thereof secured by such Indebtedness to the extent required to be so limited by such Sections;

(n)           customary provisions restricting assignment of any agreement entered into in the ordinary course of business; and

(o)           customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is sold and such sale is permitted hereunder.

7.10         Lines of Business. Enter into any business, either directly or through any of its Restricted Subsidiaries, except for a Permitted Business or a business reasonably related thereto or that are reasonable extensions thereof.

7.11         Restricted Debt Payments. Make any payment on account of, or set apart assets for a sinking or other analogous fund for the optional prepayment, redemption, purchase, defeasement or satisfaction in cash, prior to the scheduled maturity thereof, of any Junior Financing, whether now or hereafter outstanding (collectively, “Restricted Debt Payments”), except:

(a)           the Company and its Restricted Subsidiaries may make Restricted Debt Payments in an amount not to exceed the Available Amount at the time of such Restricted Debt Payment so long as (i) no Event of Default is continuing or would result therefrom and (ii) solely in the case of any Restricted Debt Payment made in reliance of the Starter Basket and/or CNI Builder Basket in the Available Amount, the Consolidated Net Total Leverage Ratio shall not exceed 2.25 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period at the time of such Restricted Debt Payment;

(b)           the Company and its Restricted Subsidiaries may make any Restricted Debt Payments so long as (i) no Event of Default is continuing or would result therefrom and (ii) the

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Consolidated Net Total Leverage Ratio shall not exceed 1.25 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period at the time of such Restricted Debt Payment;

(c)            any payments or distributions in respect of any Junior Financing made during the 12-month period prior to the final stated maturity of such Junior Financing;

(d)            any payment that is intended to prevent any Junior Financing from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code;

(e)            to the extent constituting Restricted Debt Payments, the Company and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Sections 7.4, 7.5, 7.6, 7.7 and 7.9;

(f)            to the extent constituting Restricted Debt Payments, the Company and its Restricted Subsidiaries may consummate Permitted Refinancings of any Junior Financing to the extent such Permitted Refinancing is permitted under Section 7.2;

(g)            the consummation of any redemption within 60 days after the giving of a redemption notice, as applicable, if at the date of giving of such notice such payment would have complied with the provisions of this Agreement;

(h)            Restricted Debt Payments in the form of voluntary or optional prepayments or repurchases, retirements, redemptions, defeasance or satisfaction of any Junior Financing in an amount not to exceed the greater of (x) $115,000,000 and (y) 25% of Adjusted EBITDA as of the end of the most recently ended Test Period at the time of such payment (plus any amount which the Company may, from time to time, elect to be redesignated from the General RP Basket and less any amounts redesignated to the General Investment Basket) (this clause (h), the “General RDP Basket”);

(i)            the conversion or exchange of any Junior Financing into or for Capital Stock of the Company or any Parent Entity or other Junior Financing permitted under Section 7.2;

(j)            (i) payments of regularly scheduled principal and interest; (ii) mandatory offers to repay, repurchase or redeem (including in connection with the Net Cash Proceeds of Asset Sales); (iii) mandatory prepayments of principal, premium and interest; and (iv) payments of fees, expenses and indemnification obligations, in each case, with respect to such Junior Financing; and

(k)             Restricted Debt Payments that are made with Excluded Contributions.

7.12         Financial Covenant. On the last day of any Test Period (commencing with the Test Period ending on the last day of the first full fiscal quarter ending after the Closing Date), the Borrower shall not permit the Consolidated Net Total Leverage Ratio as of such day to exceed 4.00 to 1.00 (the “Financial Covenant”).

7.13         Material Intellectual Property.

(a)            No U.S. Loan Party shall sell, exclusively lease, exclusively sublease, dispose of or otherwise transfer any Material Intellectual Property held by such U.S. Loan Party to any other Loan Party or any of their Subsidiaries unless it is a U.S. Loan Party or, to the extent such Material Intellectual Property is subject to a Lien in favor of the Security Agent pursuant to a security agreement governed by the laws of the Netherlands, a Dutch Loan Party (provided that, for the avoidance of doubt, this Section 7.13(a) shall not restrict the ability of the Company and its Subsidiaries to enter into non-exclusive licenses, leases or sub-leases with the Company and/or its Subsidiaries).

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(b)            To the extent any Material Intellectual Property of a Dutch Loan Party is subject to a pledge, security or other Lien in favor of Security Agent pursuant to a security agreement governed under the laws of the Netherlands, no Dutch Loan Party shall sell, exclusively lease, exclusively sublease, dispose of or otherwise transfer any Material Intellectual Property held by such Dutch Loan Party to any other Loan Party or any of their Subsidiaries unless it is a Dutch Loan Party or a U.S. Loan Party (provided that, for the avoidance of doubt, this Section 7.13(b) shall not restrict the ability of the Company and its Subsidiaries to enter into non-exclusive licenses, leases or sub-leases with the Company and/or its Subsidiaries).

(c)            No Loan Party or Restricted Subsidiary shall sell, exclusively lease, exclusively sublease, dispose of or otherwise transfer (other than non-exclusive licenses) Material Intellectual Property to an Unrestricted Subsidiary, and no Unrestricted Subsidiary shall own any Material Intellectual Property; provided that, for the avoidance of doubt, this Section 7.13(c) shall not restrict the ability of (i) the Company and its Subsidiaries to enter into non-exclusive licenses, leases or sub-leases with the Company and/or its Subsidiaries or (ii) an Unrestricted Subsidiary to develop its own intellectual property.

(d)            None of the Company, the Borrower nor any Restricted Subsidiary shall grant, pledge, mortgage or collaterally assign any Liens on Material Intellectual Property as security in respect of any Indebtedness for borrowed money (other than any Indebtedness for borrowed money between the Company and its Restricted Subsidiaries), unless such Material Intellectual Property secures the Obligations on pari passu or greater basis.

7.14          Amendments to Organizational Documents. Make any amendment, restatement, change or other modification to an Organizational Document of any Loan Party in a manner material and adverse to the interests of the Lenders (as determined in good faith by the Company).

SECTION 8.       EVENTS OF DEFAULT

8.1            Events of Default. If any of the following events shall occur and be continuing:

(a)            The Borrower shall fail to pay (i) any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms hereof or (ii) any interest owed by it on any Loan or Letter of Credit or any other amount payable by it hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)            Any representation or warranty made or deemed made by Holdings or any Loan Party herein or in any other Loan Document or that is contained in any certificate or other document furnished by it at any time under or in connection with this Agreement or any such other Loan Document, shall in either case prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; provided that, to the extent such representation or warranty is capable of being cured, such default shall continue unremedied for a period of 30 days from the earlier of (i) notice thereof from the Administrative Agent to the Borrower and (ii) the date that a Responsible Officer of a Loan Party had actual knowledge of such default; or

(c)            Any Loan Party shall default in the observance or performance of any agreement contained in Section 6.4(a) (solely with respect to the Borrower’s existence), Section 6.8(a), Section 6.13(b) or Section 7; or

(d)            Any Loan Party or Holdings shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8.1), and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date that the Borrower receives from the Administrative Agent or the

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Required Lenders notice of the existence of such default and (ii) the date that a Responsible Officer of any Loan Party had actual knowledge of such default; or

(e)            The Company or any of its Restricted Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness for Borrowed Money (excluding the Loans or Letters of Credit) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money was created; or (ii) default in making any payment of any interest on any such Indebtedness for Borrowed Money (excluding the Loans or Letters of Credit) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness for Borrowed Money or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default shall occur, the effect of which payment or other default or other event of default is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness for Borrowed Money to become due prior to its Stated Maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or to become payable; provided that (A) other than with respect to loans under the Existing Facilities Agreements, a default, event or condition described in this paragraph shall not at any time constitute an Event of Default unless, at such time, one or more defaults or events of default of the type described in this paragraph shall have occurred and be continuing with respect to Indebtedness for Borrowed Money the outstanding principal amount of which individually exceeds the greater of $92,500,000 and 20% of Adjusted EBITDA as of the end of the most recently ended Test Period, and in the case of Indebtedness for Borrowed Money of the types described in clauses (i) and (ii) of the definition thereof, with respect to such Indebtedness which exceeds such amount either individually or in the aggregate and (B) this paragraph (e) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer, destruction or other disposition of the Property or assets securing such Indebtedness for Borrowed Money if such sale, transfer, destruction or other disposition is not prohibited hereunder and under the documents providing for such Indebtedness or (ii) any Guarantee Obligations except to the extent such Guarantee Obligations shall become due and payable by any Loan Party and remain unpaid after any applicable grace period or period permitted following demand for the payment thereof; or

(f)            (i) Holdings, the Borrower, the Company or any of its Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts (other than as expressly permitted under Section 7.4), or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the Borrower, the Company or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Company or any of its Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings, the Borrower, the Company or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Borrower, the Company or any of its Significant Subsidiaries shall consent to or approve of, or acquiesce in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings, the Borrower, the Company or any of its Significant

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Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)            (i) the Borrower or any of its Subsidiaries shall incur any liability in connection with any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) a failure to meet the minimum funding standards (as defined in Section 302(a) of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower, any of its Subsidiaries or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, (iv) any Single Employer Plan shall terminate in a distress termination under Section 4041(c) of ERISA or in an involuntary termination by the PBGC under Section 4042 of ERISA, or (v) the Borrower, any of its Subsidiaries or any Commonly Controlled Entity shall, or is reasonably likely to, incur any liability as a result of a withdrawal from, or the Insolvency of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(h)            One or more judgments or decrees shall be entered against the Company or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) involving the Company and any such Restricted Subsidiaries taken as a whole a liability (not paid or fully covered by third-party insurance or effective indemnity) equal to, or in excess of the greater of $92,500,000 and 20% of Adjusted EBITDA as of the end of the most recently ended Test Period (net of any amounts which are covered by insurance or an effective indemnity), and all such judgments or decrees shall not have been vacated, discharged, dismissed, stayed or bonded within 30 days from the entry thereof; or

(i)            (i) Any pledge agreements over the Capital Stock of the Company or Borrower and any other Security Documents covering a material portion of the Collateral (in each case, subject to the Legal Reservations, the Perfection Exceptions, the Perfection Requirements and the Agreed Security Principles), shall cease, for any reason (other than by reason of the express release thereof in accordance with the of the relevant Security Documents, the Intercreditor Agreement and this Agreement) to be in full force and effect or shall be asserted in writing by Holdings, the Company or any Guarantor not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document (in each case, subject to the Legal Reservations, the Perfection Exceptions, the Perfection Requirements and the Agreed Security Principles), with respect to any material portion of the Collateral of Holdings, the Company and its Restricted Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that (x) any such loss of perfection or priority results from limitations of foreign laws, rules and regulations as they apply to pledges of Capital Stock in Non-U.S. Subsidiaries or the application thereof, or from the Security Agent no longer having possession of certificates actually delivered to it representing securities pledged under the Security Documents or a UCC filing (or similar filing under any non-U.S. law) having lapsed because a UCC continuation statement (or similar filings under any non-U.S. law) was not filed in a timely manner or (y) such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer, (iii) the Guarantee Obligations pursuant to the Guaranty by any Loan Party of any of the Obligations (in each case, subject to the Legal Reservations), shall cease to be in full force and effect (other than in accordance with the terms thereof), or such Guarantee Obligations shall be asserted in writing by any Loan Party not to be in effect or not to be legal, valid and binding obligations or (iv) without duplication of the foregoing, any material provision of any other Loan Document shall cease to, or shall be asserted in writing by Holdings, the Company or any Guarantor not to be, a legal, valid and binding obligation of any party thereto;

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(j)             a Change of Control shall have occurred; or

(k)            to the extent then in effect, the Intercreditor Agreement or any Other Intercreditor Agreement (in each case, subject to the Legal Reservations) shall cease, for any reason (other than by reason of the express release thereof in accordance with the terms thereof or hereof) to be in full force and effect or shall be asserted in writing by Holdings, the Company or any Guarantor not to be a legal, valid and binding obligation of any party thereto;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower under the Bankruptcy Code of the United States, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable and (B) if such event is any other Event of Default, either or both of the following actions may be taken with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company: (i) declare the Revolving Commitments and the Tranche A Term Commitments to be terminated forthwith; and (ii) declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been backstopped or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower then due and owing hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 8.1 or otherwise in any Loan Document, presentment, demand and protest of any kind are hereby expressly waived by the Company.

(l)            Notwithstanding the foregoing, until the expiry of the applicable Clean-up Period, a breach of any representation or warranty or any covenant in this Agreement or any Loan Documents existing by reason of circumstances existing on the closing date of the relevant acquisition or Investment and relating solely to the business or operations of any member of the relevant target group which is the subject of such acquisition or Investment (or any obligation to procure or ensure in relation thereto) shall not constitute a Default or Event of Default during the Clean-up Period if and for so long as the circumstances giving rise to such breach: (i) are capable of being cured during the Clean-Up Period and the Company are using reasonable efforts to cure such breach (it being understood for the avoidance of doubt that untrue disclosure or financial statements cannot be cured by amending, supplementing or restating such disclosure or financial statements); (ii) have not been knowingly caused or approved by the Company; and (iii) have not had, and would not reasonably be expected to have, a Material Adverse Effect; provided that (x) the Company shall give the Lenders notice of such breach upon obtaining knowledge thereof by the Company or any of its Restricted Subsidiaries and the steps it is taking to cure such steps and (y) if the relevant circumstances are continuing at the end of the Clean-Up Period, the Default or Event of Default, as applicable, shall be deemed to occur immediately at the end of the Clean-Up Period.

Notwithstanding the foregoing, any Default or Event of Default arising from any failure to deliver a notice of Default with respect to any Default or Event of Default or any other information or documentation required to be delivered within a specified time period shall automatically be deemed cured and to be no longer continuing immediately upon either (i) the delivery of such notice, information or documentation,

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as applicable or (ii) in the case of a notice of Default with respect to any Default or Event of Default, the cessation of the existence of the underlying Default or Event of Default, so long as in each case at such time the Facilities have not been accelerated by the Lenders pursuant to Section 8.2; provided that the foregoing shall not be applicable (x) with respect to any notice of Default or Event of Default if the Borrower knowingly and willfully fails to give timely notice to the Administrative Agent and the Lenders of such Default or Event of Default required to be given under the Loan Documents, (y) in the case of a Default or Event of Default due to failure to observe or perform the obligations under Sections 6.1(a), 6.1(b), 6.2(a) or 6.2(b) or (z) if such cure results in material impairment of the rights and remedies of the Lenders or the Administrative Agent with respect to any other Default or Event of Default other than the specific Default or Event of Default automatically deemed cured for purposes of this paragraph.

For the avoidance of doubt, Excluded Swap Obligations with respect to a Loan Party shall not be paid with amounts received from such Loan Party but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations set forth above in this Section.

8.2            Right to Cure. Notwithstanding anything to the contrary contained in Section 8.1, in the event that the Borrower fails (or, but for the operation of this Section 8.2, would fail) to comply with the requirements of the Financial Covenant, from the last day of the applicable fiscal quarter until the expiration of the 10th Business Day subsequent to the date the certificate calculating such Financial Covenant is required to be delivered pursuant to Section 6.2(a) (the “Cure Right Expiration Date”), the Borrower, the Company and any Parent Entity shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of such entities, and in each case, to contribute any such cash to the capital of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”), pursuant to the exercise of the Cure Right, the Financial Covenant shall be recalculated giving effect to a pro forma adjustment by which Adjusted EBITDA shall be increased with respect to such applicable quarter and any four-quarter period that contains such quarter, solely for the purpose of measuring the Financial Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; provided, that (i) in each four consecutive fiscal quarter period there shall be at least two fiscal quarters in which a Cure Right is not exercised, (ii) a Cure Right shall not be exercised more than five times during the term of the Tranche A Term Facility, (iii) for purposes of this Section 8.2, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Covenant, (iv) there shall be no pro forma reduction in Indebtedness with the proceeds of the exercise of the Cure Right for determining compliance with the Financial Covenant for the fiscal quarter in respect of which such Cure Right is exercised (either directly through prepayment or indirectly as a result of the netting of unrestricted cash) and (v) no Lender or Issuing Lender shall be required to make any Loans or issue any Letters of Credit hereunder if a violation of the Financial Covenant has occurred and is continuing until the expiration of the 10th Business Day period during which the Borrower may exercise the Cure Right, unless and until the Cure Amount is actually received. If, after giving effect to the adjustments in this Section 8.2, the Borrower shall then be in compliance with the requirements of the Financial Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant that had occurred shall be deemed cured for the purposes of this Agreement.

The parties hereto hereby acknowledge that any Cure Amount pursuant to this Section 8.2 may not be relied on for purposes of calculating any financial ratios other than for determining actual compliance with the Financial Covenant (and not pro forma compliance with the Financial Covenant that is required by any other provision of this Agreement) and shall not at any time result in any adjustment (on a pro forma basis or otherwise) to any amounts (including the amount of Indebtedness except to the extent actually applied to prepay Indebtedness (other than in the fiscal quarter in respect of which such Cure Right is exercised)) or increase in cash (in the fiscal quarter in respect of which such Cure Right is exercised), in each case,

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for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any term, provision or covenant hereunder.

In the event that the Borrower shall have delivered to Administrative Agent written notice of its intention to exercise the Cure Right prior to the Cure Right Expiration Date, which exercise if fully consummated would be sufficient in accordance with the terms of this Section 8.2 to cause the Borrower to be in compliance with the Financial Covenant as of the relevant date of determination, then from and following receipt by Administrative Agent of any such notice and until the date that is the earlier of (x) the applicable Cure Right Expiration Date and (y) the date, if any, on which the Borrower thereafter notifies Administrative Agent in writing that such Cure Right shall not be exercised, then neither Security Agent nor any Secured Party shall take any action to foreclose on, or take possession of, the Collateral, accelerate any Obligations, terminate any Commitments or otherwise exercise any remedies under any Loan Document or any applicable law on the basis of a breach of the Financial Covenant during such period.

SECTION 9.      THE ADMINISTRATIVE AGENT

9.1           Authorization and Action.

(a)            Each Lender and each Issuing Lender hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents (and as agent with representative powers (mandatario con potere di rappresentanza for the purposes of Italian law) pursuant to Articles 1704 and ff. of the Italian Civil Code with the express consent pursuant to articles 1394 and 1395 of the Italian Civil Code, for the purposes of Italian law) and each Lender and each Issuing Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Each of the Lead Arrangers and the Lenders hereby exempts the Administrative Agent from the restrictions pursuant to section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Person. A Lender which cannot grant such exemption shall notify the Administrative Agent accordingly and, upon request of the Administrative Agent, either act in accordance with the terms of this Agreement and/or any other Loan Document as required pursuant to this Agreement and/or such other Loan Document or grant a special power of attorney to a party acting on its behalf, in a manner that is not prohibited pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and/or any other applicable laws. Without limiting the foregoing, each Lender and each Issuing Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b)            As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender

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in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company, any Restricted Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)            In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i)             the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Lender or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;

(ii)            where the Administrative Agent and/or the Security Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of the United States, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Administrative Agent and/or the Security Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law; and

(iii)           nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;

(d)           The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Persons. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Persons of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and

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nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)            No Lead Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f)            In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim under Sections 2.9, 2.15, 2.20, 3.3, and 10.5) allowed in such judicial proceeding; and

(ii)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 10.5). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Lender in any such proceeding.

(g)            The provisions of this Section 9 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and, except solely to the extent of the Company’s rights to consent pursuant to and subject to the conditions set forth in this Section 9, none of the Company or any Restricted Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Section 9.

9.2	Administrative Agent’s Reliance, Limitation of Liability, Etc.

(a)            Neither the Administrative Agent nor any of its Related Persons shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Persons under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders

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for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b)            The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 6.8 unless and until written notice thereof stating that it is a “notice under Section 6.8” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Company, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Company or a Lender or an Issuing Lender. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (D) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (E) the satisfaction of any condition set forth in Section 5 or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent or (F) the creation, perfection or priority of Liens on the Collateral. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by the Company, Borrower, any Restricted Subsidiary, any Lender or any Issuing Lender as a result of, any determination of the Aggregate Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or any Issuing Lender, except to the extent that such Liabilities, costs or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of the Administrative Agent.

(c)            Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 10.6, (ii) may rely on the Register to the extent set forth in Section 10.6(b)(iv), (iii) may consult with legal counsel (including counsel to the Company or any of its Restricted Subsidiaries), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or any Issuing Lender and shall not be responsible to any Lender or any Issuing Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, may presume that such condition is satisfactory unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be

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genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

9.3	Posting of Communications.

(a)            The Company agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)            Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Lenders and the Company acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Lenders and the Company hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)            THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY LEAD ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Company or the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d)            Each Lender and each Issuing Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform

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shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and each Issuing Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Lender’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)            Each of the Lenders, each of the Issuing Lenders and the Company agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)            Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.4           The Administrative Agent Individually. With respect to its Commitments, Loans and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Lender, as the case may be. The terms “Issuing Lenders”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Company, any Restricted Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Lenders.

9.5	Successor Administrative Agent and Issuing Lenders.

(a)            The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Lenders and the Company, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York City or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Company (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b)            Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Lenders and the

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Company, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as security agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Security Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Section 9 and Section 10.5, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

9.6	Acknowledgements of Lenders and Issuing Lenders.

(a)            Each Lender and each Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Lender, in each case, in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent, any Lead Arranger, any other Lender or Issuing Lender, or any of the Related Persons of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Lead Arranger, any other Lender or Issuing Lender, or any of the Related Persons of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)            Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document

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pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

(c)

(i)            Each Lender and each Issuing Lender hereby agrees that (x) if the Administrative Agent notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Issuing Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (c)(ii)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (c)(i) with respect to an Erroneous Payment unless such demand is made within 10 Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one Business Days thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (c)(i) shall be conclusive, absent manifest error.

(ii)            Without limiting immediately preceding clause (c)(i), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(A)            (1) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (2) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(B)            such Lender or Secured Party shall (and shall cause any other Payment Recipient to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the

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details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.6(c).

(iii)            Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (c)(i) or under the indemnification provisions of this Agreement.

(iv)            In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c)(i), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion and subject to the Borrower’s consent rights as set forth in Section 10.6, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(v)            The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

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(vi)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(vii)            Each party’s obligations, agreements and waivers under this Section 9.6(c) shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(viii)            Notwithstanding anything to the contrary herein or in any other Loan Document, other than the consent right of the Borrower referenced in clause (iv) above, none of Holdings or any of its Subsidiaries has acquired or incurred (or will acquire or incur) any additional rights or obligations under this Section 9.6(c).

(ix)            The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to JPMorgan Chase Bank, N.A. and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entities’ role as administrative agent hereunder. The Lenders acknowledge that neither JPMorgan Chase Bank, N.A. nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.

9.7	Collateral Matters.

(a)            Except with respect to the exercise of setoff rights in accordance with Section 10.7 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent or the Security Agent (as applicable) on behalf of the Secured Parties in accordance with the terms thereof, subject to the Intercreditor Agreement.

(b)            [reserved].

(c)            The Administrative Agent and the Security Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s and/or the Security Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith,

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nor shall the Administrative Agent or the Security Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

9.8            Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.1 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

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9.9	Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)            the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that none of the Administrative Agent, or any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)            The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions

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contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or security agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.10         Authorization to Release Liens and Guarantees. The Agents are hereby irrevocably authorized by each of the Lenders to effect any release or subordination of Liens or Guarantee Obligations contemplated by Section 10.15.

9.11	Intercreditor Agreements.

(a)            Each Lender (and each other Secured Party by acceptance of the benefits of the Security Documents) (i) understands, acknowledges and agrees that Liens may be created on the Collateral pursuant to the definitive documents governing such Indebtedness, which liens shall be subject to the terms and conditions of any Applicable Intercreditor Agreement, (ii) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Applicable Intercreditor Agreement and (iii) hereby authorizes and instructs the Administrative Agent (including in its role as mandatario con rappresentanza) and Security Agent (including in its role as mandatario con rappresentanza of the Secured Parties under the Intercreditor Agreement) to enter into any Applicable Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

(b)           Pursuant to the express terms of the Applicable Intercreditor Agreements and notwithstanding anything contained in the Loan Documents to the contrary, in the event of any conflict or inconsistency between the provisions of the Applicable Intercreditor Agreements and this Agreement, the provisions of the Applicable Intercreditor Agreements shall prevail.

9.12	Borrower Communications.

(a)            The Administrative Agent and the Lenders agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b)            Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c)            THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE

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ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE APPLICABLE PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

“Borrower Communications” means, collectively, any Borrowing Notice, notice of prepayment, notice requesting the issuance, amendment or extension of a notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

(a)            Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(b)            Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 10.    MISCELLANEOUS

10.1         Amendments and Waivers.

(a)            Except to the extent otherwise provided herein, including as set forth in Sections 2.17, 2.25, 2.26, 2.27, 7.11 and 10.16, neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and the Borrower may, subject to the acknowledgment of the Administrative Agent, or, with the written consent of the Required Lenders, the Administrative Agent and the Borrower may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of amending or adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Agents, the Issuing Lenders, the Lenders or of the Loan Parties or their Subsidiaries hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Agents may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification (in each case without otherwise requiring the consent of the Required Lenders (other than in the case of clause (A)(I) below), which shall only require consent of the applicable parties referenced therein and the Borrower) shall (A)(I) extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment (it being understood that a waiver of any condition precedent or a waiver of any Default, Event of Default or mandatory prepayment will not constitute an extension or increase of any Commitment), (II) forgive or reduce the principal amount (it being understood that a waiver of any condition precedent or the waiver of any Default or Event of Default or mandatory prepayment will not constitute a reduction in principal), reduce the stated rate of

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any interest (other than (x) a waiver of default interests, or a default waiver or change to a financial ratio hereunder (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms in the financial ratios in this Agreement shall not constitute a reduction in the rate of the interest or fees for purposes of this clause (A)), or reduce the fees owing to such Lender, (III) extend the final scheduled date of maturity of any Loan, extend the scheduled date or reduce the amount of any amortization payment in respect of any Term Loan or extend the times for payments of interests or fees owing to such Lender (it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment will not constitute an extension of any scheduled amortization payment, times for payment of interest or fees owing or the final maturity date), (IV) amend, modify or waive any provision of paragraph (a) or (b) of Section 2.18, clause (a) of Section 10.7 or Section 16 of the Intercreditor Agreement, (V) contractually subordinate (x) payment Obligations in respect of this Agreement to payment obligations in respect of other Indebtedness of the Loan Parties or (y) Liens on all or substantially all of the Collateral securing the Obligations under this Agreement to any other Liens on Collateral in respect of other Indebtedness of the Loan Parties, in each case, except (1) as otherwise permitted by this Agreement on the Closing Date, (2) any Indebtedness for in which the Borrower offered the applicable Lenders that were directly and adversely affected by such subordination at the time the applicable Indebtedness was incurred a bona fide opportunity to ratably participate in such Indebtedness on the same terms as the other Lenders participating in such transaction (other than any customary commitment or customary backstop fee paid or payable to any Lender providing a financing commitment in respect of such transaction prior to offering other Lenders an opportunity to ratably participate in such transaction) and such directly and adversely affected Lender has not accepted such offer within five (5) Business Days from the date of such offer and or (3) any “debtor in-possession” facility (or similar facility under applicable law), (VI) reduce any percentage specified in the definition of Required Lenders, Majority Facility Lenders, Required Tranche A Term Lenders or Required Revolving Lenders, (VII) (1) with respect to the making of any Revolving Loan or the issuance, extension or renewal of a Letter of Credit after the Closing Date, waive any of the conditions precedent set forth in Section 5.2 without the consent of the Required Revolving Lenders and (2) with respect to the making of any Tranche A Term Loan, waive any of the conditions precedent set forth in Section 5.3 without the consent of the Required Tranche A Term Lenders (in each case, it being understood and agreed that (A) the waiver of any Default or Event of Default effected with the requisite percentage of Lenders under the other provisions of this Section 10.1 shall be effective to waive such Default or Event of Default, despite the provisions of this clause (VII) and following such waiver such Default or Event of Default shall be treated as cured for all purposes hereunder, including under Section 5.2 and/or Section 5.3 (as applicable) and this clause (VII) and (B) the requisite percentage of Lenders specified in this clause (VII) shall not be required to confirm the satisfaction of the conditions precedent applicable to the Loans and Commitments of such Lenders); (VIII) amend, modify or waive any provision of Section 2.6; and (IX) amend, modify or waive any provision of paragraph (a) of this Section 10.1 and Section 10.6, in each case under clauses (A)(I) to (IX), in each case of the foregoing clauses (A)(I) to (IX), without the written consent of each Lender directly and adversely affected thereby, (B) release all or substantially all of the Collateral or the value of the Guaranty provided by the Guarantors taken as a whole under the Security Documents or Guaranty, as applicable, without the written consent of all Lenders, (C) amend, modify or waive any provision that affects the its rights or duties under this Agreement and the other Loan Documents of the Lenders holding Loans or Commitments of a particular class (but not the Lenders holding Loans or Commitments of any other class), without the written consent (but at the option of the Company) of the requisite percentage in interest of the affected class of such Lenders under this clause (C) that would be required to consent if such class of Lenders were the only class of Lenders (except with respect to increases in quantum or reduction of tenor, each of which shall additionally require consent of the Required Lenders), (D) amend, modify or waive any provision that would result in the Lenders holding Loans or Commitments of a particular class or tranche receiving a lesser prepayment, repayment or commitment reduction relative to any other class or tranche, without the consent of more than 50% of the Lenders holding Commitments or Loans under such particular class or tranche and (E) amend, modify or waive any provision of Section 3

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or Section 10 in a manner adverse to the Administrative Agent or Issuing Lender without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Issuing Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing unless limited by the terms of such waiver; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b)            Notwithstanding the foregoing, this Agreement may be amended with the written consent of the Required Lenders, the Agents, the Issuing Lenders and the Company (i) to add one or more additional credit facilities to this Agreement (it being understood that no Lender shall have any obligation to provide or to commit to provide all or any portion of any such additional credit facility) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (ii) to include appropriately, after the effectiveness of any such amendment (or amendment and restatement), the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders, as applicable.

(c)            In addition, notwithstanding the foregoing, this Agreement may be amended, with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Refinancing Term Loans (as defined below), as may be necessary or appropriate, in the opinion of the Company and the Administrative Agent, to provide for the incurrence of Permitted Refinancing Obligations under this Agreement in the form of a new tranche of Term Loans hereunder (“Refinancing Term Loans”), which Refinancing Term Loans will be used to refinance all or any portion of the outstanding Term Loans of any Tranche (“Refinanced Term Loans”); provided that (i) the aggregate principal amount of such Refinancing Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus accrued interest, fees, discounts, premiums and expenses) and (ii) except as otherwise permitted by the definition of the term “Permitted Refinancing Obligations”, all other terms shall be as agreed by the Company and the applicable Lenders providing such Refinancing Term Loans. The Borrower shall notify the Administrative Agent of the date on which the Borrower proposes that such Refinancing Term Loans shall be made, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent (or such earlier date as agreed by the Administrative Agent). To the extent the borrower of Refinanced Term Loans is not the Borrower, the Administrative Agent shall have received from such person all information reasonably requested in order for such person to become an applicable Loan Party hereunder.

(d)            In addition, notwithstanding the foregoing, this Agreement may be amended, with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Refinancing Revolving Commitments (as defined below), as may be necessary or appropriate, in the opinion of the Company and the Administrative Agent, to provide for the incurrence of Permitted Refinancing Obligations under this Agreement in the form of a new tranche of Revolving Commitments hereunder (“Refinancing Revolving Commitments”), which Refinancing Revolving Commitments will be used to refinance all or any portion of the Revolving Commitments hereunder (“Refinanced Revolving Commitments”); provided that (i) the aggregate principal amount of such Refinancing Revolving Commitments shall not exceed the aggregate principal amount of such Refinanced Revolving Commitments (plus accrued interest, fees, discounts, premiums and expenses), (ii) except as otherwise permitted by the definition of the term “Permitted Refinancing Obligations” (including with respect to maturity), all terms (other than with respect to pricing and fees, which terms shall be as agreed by the Company and the applicable Lenders) applicable to such Refinancing Revolving Commitments shall be substantially identical to, or less favorable to the Lenders providing such Refinancing Revolving

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Commitments than, those applicable to such Refinanced Revolving Commitments, other than for any covenants and other terms applicable solely to any period after the Latest Maturity Date. Any Refinancing Revolving Commitments that have the same terms shall constitute a single Tranche hereunder. The Borrower shall notify the Administrative Agent of the date on which the Borrower proposes that such Refinancing Revolving Commitments shall become effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent (or such earlier date as agreed by the Administrative Agent). To the extent the borrower of Refinanced Revolving Commitments is not the Borrower, the Administrative Agent shall have received from such person all information reasonably requested in order for such person to become an applicable Loan Party hereunder.

(e)            Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower and the Company may enter into New Loan Commitments in accordance with Section 2.25, Extension Amendments in accordance with Section 2.26, Refinancing Term Loans in accordance with Section 10.1(c), and such New Loan Commitments, Extension Amendments and Refinancing Term Loans shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document.

(f)            Notwithstanding the foregoing, any amendment or waiver that by its terms affects the rights or duties of Lenders holding Loans or Commitments of a particular class (but not the rights or duties of Lenders holdings Loans or Commitments of any other class) will, at the option of the Borrower, require only the requisite percentage in interest of the affected class of Lenders that would be required to consent thereto if such class of Lenders were the only class of Lenders.

(g)            Notwithstanding the foregoing, no Lender consent is required to effect any amendment, modification or supplement to any Applicable Intercreditor Agreement (or form thereof), the Intercreditor Agreement, and/or any other subordination or intercreditor arrangements entered into in connection herewith (i) that is for the purpose of adding the holders of Indebtedness (or any Permitted Refinancing of the foregoing) (or a representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such Applicable Intercreditor Agreement, such Intercreditor Agreement, or such other subordination or intercreditor arrangement, as applicable (it being understood that any such amendment, modification or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing) or (ii) that expressly permits such amendment, modification or supplement without the consent of any Lender by any such Applicable Intercreditor Agreement, the Intercreditor Agreement, and/or any other subordination or intercreditor arrangements entered into in connection herewith.

(h)            Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended, modified or supplemented solely with the consent of the Administrative Agent, the Security Agent and the Borrower, each in their sole discretion, without the need to obtain the consent of any other Lender if such amendment, modification or supplement is delivered in order to (i) correct, amend or cure any ambiguity, mistake, inconsistency or defect or correct any typographical or obvious error or other manifest error in any Loan Document or any necessary or desirable technical change (including, without limitation, to effect administrative changes of a technical or immaterial nature or incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document), (ii) to the extent necessary to permit the introduction of structural and tax considerations and collateral and guarantee arrangements (including collateral allocation mechanism arrangements) in connection with the execution of a Joinder Agreement, (iii) comply with local law or advice of counsel, (iv) cause any Guarantee, Security Document or related document to be consistent with this Agreement and the other Loan Documents or to better implement the intentions of this Agreement (including the Agreed Security Principles) and the other Loan Documents or as required by local law to give effect to any guaranty, or to give effect to or to protect any security interest for the benefit of the Secured Parties in any property so that the security interests comply

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with applicable Law, (v) add terms that are favorable to the Lenders (as reasonably determined by the Administrative Agent) and (vi) as may be necessary in the reasonable opinion of the Borrower, the Administrative Agent and the Security Agent to effect the provisions of Sections 2.17, 2.25, 2.26, 10.1(c), to give effect to the appointment of any Successor Holdings Designation, any change in fiscal year permitted under Section 7.8 and any modification to applicability of the relevant accounting standard in accordance with definition of Applicable Accounting Standards.

(i)            Notwithstanding anything herein to the contrary, this Agreement and the other Loan Documents may be amended, modified or supplemented solely with the consent of the Administrative Agent, the Security Agent and the Company without the need to obtain the consent of any other Lender if such amendment, modification or supplement is delivered in order to (I) effect any repricing transaction whereby the Applicable Margin or other interest rate applicable to any Loans, Tranches or classes is reduced, which shall require only the consent of Lenders that will continue to hold Commitments and/or Loans of the applicable Tranche or class after giving effect to such transaction, (II) create a fungible class of Term Loans (including by increasing (but, for the avoidance of doubt, not by decreasing) the amount of amortization due and payable with respect to any class of Term Loans) and (III) provide any Lien additional to the Collateral by entering into a Security Document without the consent of the Lenders, and, for purposes of such Security Document, the Loan Parties may expressly unilaterally waive their rights under the Agreed Security Principles and the Lenders hereby authorize the Security Agent to negotiate and enter into such additional Security Documents without the consent of the Lenders.

(j)            Notwithstanding anything to the contrary herein, the Administrative Agent in its reasonable discretion may extend any period for the Company or any of its Restricted Subsidiaries to deliver any documentation or perform their obligations under this Agreement which relate to guarantees and Collateral.

(k)            Furthermore, notwithstanding the foregoing, this Agreement may be amended, supplemented or otherwise modified in accordance with Section 10.16.

(l)            Notwithstanding the foregoing, this Section 10.1 is subject to the terms of the Intercreditor Agreement.

10.2         Notices; Electronic Communications.

(a)            All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent (except in the case of a telecopy notice not given during normal business hours for the recipient, which shall be deemed to have been given at the opening of business on the next Business Day for the recipient), addressed as follows in the case of the Company, the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such Person or at such other address as may be hereafter notified by the respective parties hereto:

The Borrower:

Bending Spoons US Inc.
169 Madison Ave., Suite 11218
New York, NY 10016
Attention: Finance Team
Email: finance@bendingspoons.com
Telephone: +393450896245

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With a copy (which shall not constitute notice) to:

c/o Latham & Watkins LLP
330 N. Wabash Ave., Suite 2800
Chicago, IL 60611
Attention: Cindy Caillavet
Email: cindy.caillavet@lw.com
Telephone: +1 312.876.7703

Administrative Agent:

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Rd.
NCC5 / 1st Floor
Newark, DE 19713
Attention: Loan & Agency Services Group
Email: jpm.agency.cri@jpmorgan.com

With a copy (which shall not constitute notice) to:

c/o Milbank LLP
55 Hudson Yards
New York, NY
Attention: Benjamin Sayagh
Email: bsayagh@milbank.com

and

c/o Milbank LLP
100 Liverpool Street
London EC2M 2AT
Attention: Apostolos Gkoutzinis, Ana Grbec
Email: AGkoutzinis@milbank.com; AGrbec@milbank.com

Security Agent:

INTESA SANPAOLO S.P.A.
Largo Mattioli 3
20121 Milano, Italy
Attention: Giulia Barchiesi, Federico Fratto, Danilo Dell’Oglio
Email: giulia.barchiesi@intesasanpaolo.com; federico.fratto@intesasanpaolo.com;
danilo.delloglio@intesasanpaolo.com

With a copy (which shall not constitute notice) to:

c/o Milbank LLP
55 Hudson Yards
New York, NY
Attention: Benjamin Sayagh
Email: bsayagh@milbank.com

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and

c/o Milbank LLP
100 Liverpool Street
London EC2M 2AT
Attention: Apostolos Gkoutzinis, Ana Grbec
Email: AGkoutzinis@milbank.com; AGrbec@milbank.com

The Issuing Lender

Wells Fargo Bank, National Association
1525 W W.T. Harris Blvd., CIC-3C2
MAC D1109-012
Charlotte, NC 28262
Email: StandbyCustomerCare@wellsfargo.com
Attention: Wells Fargo Bank, N.A. - U.S. Standby Trade Operations

provided that any notice, request or demand to or upon the Administrative Agent, Security Agent, the Lenders, the Company or the Borrower shall not be effective until received.

(b)            Notices and other communications to the Borrower, any Loan Party, the Lenders and the Administrative Agent hereunder may be delivered or furnished by using Approved Electronic Platforms or Approved Borrower Portals (as applicable), in each case, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Agents, the Company or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)            The Company hereby acknowledges that (i) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak, IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive information other than information that is publicly available, or not material with respect to the Borrower or its Subsidiaries, or their respective securities, for purposes of the United States Federal and state securities laws (collectively, “Public Information”). The Company hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that is Public Information and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Issuing Lenders and the Lenders to treat such Borrower Materials as containing only Public Information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 10.14); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”; provided that there is no requirement that the Company identify any such information as “PUBLIC.”

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(d)            THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Persons (collectively, the “Agent Parties”) have any liability to the Company, any Issuing Lender or any other Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s or the Administrative Agent’s transmission of Borrower Materials through the Internet or notices through the Platform or any other electronic platform or electronic messaging service, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party or any of its Related Persons; provided, however, that in no event shall any Agent Party have any liability to the Company, any Issuing Lender or any other Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e)            Each of the Borrower, the Company, the Administrative Agent, the Security Agent and each Issuing Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the Security Agent and each Issuing Lender. In addition, each Lender agrees to notify the Administrative Agent and the Security Agent from time to time to ensure that the Administrative Agent and the Security Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain information other than Public Information.

(f)            The Administrative Agent, the Security Agent, the Issuing Lenders and the other Lenders shall be entitled to rely and act upon any notices (including telephonic notices of borrowing) believed in good faith by the Administrative Agent and/or the Security Agent, as applicable, to be given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent or the Security Agent may be recorded by the Administrative Agent and/or the Security Agent, as applicable, and each of the parties hereto hereby consents to such recording.

10.3         No Waiver; Cumulative Remedies.

(a)            No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege

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hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(b)            Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.1 for the benefit of all the Lenders and the Issuing Lenders; provided, however, that the foregoing shall not prohibit (i) each Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) each Issuing Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 10.7(b) (subject to the terms of Section 10.7(a)) and (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law.

10.4            Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5            Payment of Expenses; Indemnification. (a) Except with respect to Taxes (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim), the Company agrees (i) to pay or reimburse each Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation, execution and delivery of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith and any amendment, supplement or modification thereto, and, as to the Agents only, the administration of the transactions contemplated hereby and thereby (in each case whether or not the Company or its Subsidiaries are party thereto) including the reasonable fees and disbursements and other charges of (x) a single firm of counsel to the Agents (plus one firm of special regulatory counsel and one firm of local counsel per material jurisdiction as may reasonably be necessary in connection with collateral matters) in connection with all of the foregoing, and (y) in the event of an actual or perceived conflict of interest, where the Agent or Lender affected by such conflict informs the Company and thereafter retains its own counsel, one additional counsel for each Lender or Agent or group of Lenders or Agents subject to such conflict, (ii) to pay or reimburse each Lender, Issuing Lender and each Agent for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any such other documents referred to in Section 10.5(a)(i) above (including all such costs and expenses incurred in connection with any legal proceeding, including any proceeding under any Debtor Relief Law or in connection with any workout or restructuring), including the documented fees and disbursements of a single firm of counsel and, if necessary, a single firm of special regulatory counsel and a single firm of local counsel per material jurisdiction as may reasonably be necessary, for the Agents and the Lenders, taken as a whole and, in the event of an actual or perceived conflict of interest, where the Agent or Lender affected by such conflict informs the Company and thereafter retains its own counsel, one additional counsel for each Lender or Agent or group of Lenders or Agents subject to such conflict, (iii) to pay or reimburse each Issuing Lender for all of its reasonable and documented out-of-pocket costs and expenses in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iv) to pay, indemnify or reimburse each Lender, each Agent, each Issuing Lender, each Lead Arranger, and their respective Affiliates, and their respective partners that are natural persons, members that are natural persons, officers, directors, employees, trustees, advisors, agents and controlling

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Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, costs, expenses or disbursements arising out of any actions, judgments or suits of any kind or nature whatsoever, arising out of or in connection with any claim, action or proceeding relating to or otherwise with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents referred to above in this Section 10.5(a) and the transactions contemplated hereby and thereby, including any of the foregoing relating to the use of proceeds of the Loans or Letters of Credit (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), any actual or alleged presence or release of Materials of Environmental Concern on or from any property currently or formerly owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Company hereunder (all the foregoing in this clause (iii), collectively, the “Indemnified Liabilities”); provided that, the Company shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities have resulted from (A) the gross negligence, bad faith, willful misconduct or material breach of the Loan Documents of such Indemnitee or its Related Persons as determined by a court of competent jurisdiction in a final non-appealable decision (or settlement tantamount thereto) or (B) any dispute solely among Indemnitees or their respective Related Persons other than claims against any agent or arranger in its capacity or in fulfilling its role as agent or arranger or any similar role in respect of the credit facilities provided hereunder and other than claims to the extent arising out of any act or omission on the part of the Company or its Related Persons. For purposes hereof, a “Related Person” of an Indemnitee means (i) if the Indemnitee is any Agent or any of its Affiliates or their respective partners that are natural persons, members that are natural persons, officers, directors, employees, agents and controlling Persons, any of such Agent and its Affiliates and their respective officers, directors, employees, agents and controlling Persons; provided that solely for purposes of Section 9, references to each Agent’s Related Persons shall also include such Agent’s trustees and advisors, and (ii) if the Indemnitee is any Lender or any of its Affiliates or their respective partners that are natural persons, members that are natural persons, officers, directors, employees, agents and controlling Persons, any of such Lender and its Affiliates and their respective officers, directors, employees, agents and controlling Persons. All amounts due under this Section 10.5 shall be payable promptly after receipt of a reasonably detailed invoice therefor. Statements payable by the Company pursuant to this Section 10.5 shall be submitted to the Company at the address thereof set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Company in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Obligations.

(b)            To the extent permitted by applicable law (i) the Company and any Loan Party shall not assert, and the Company and each Loan Party hereby waives, any claim against the Administrative Agent, the Security Agent, any Lead Arranger, any Issuing Lender, any Lender and any Related Person of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 10.5(b) shall relieve the Company of any obligation it may have to indemnify an Indemnitee, as provided in Section 10.5(a), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

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(c)            Each Lender severally agrees to pay any amount required to be paid by the Company under paragraphs (a) or (b) of this Section 10.5 to Administrative Agent, the Security Agent and each Issuing Lender, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to their respective percentage of the total Commitments represented by such Lender’s Commitment in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such percentage of the total Commitments represented by such Lender’s Commitment immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct.

10.6         Successors and Assigns; Participations and Assignments.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) except as set forth in this Agreement, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) subject to Sections 2.24 and 2.26(d), no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.

(b)            (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may, in compliance with applicable law, assign (other than to a natural person, Defaulting Lender, Disqualified Institution or, except as provided in clause (h) below, to the Borrower or any of its Affiliates) to one or more assignees (each, an “Assignee”), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A)            the Borrower; provided that no consent of the Borrower shall be required for an assignment of (w) Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund (as defined below), (x) Tranche A Term Commitments to a Tranche A Term Lender, an Affiliate of a Tranche A Term Lender or an Approved Fund of a Tranche A Term Lender, (y) Revolving Commitments and/or Revolving Loans to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund of a Revolving Lender or (z) any Loan or Commitment if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing, to any other Person and provided further, that a consent under this clause (A) shall be deemed given if the Borrower shall not have objected in writing to a proposed assignment within five Business Days after receipt by it of a written notice thereof from the Administrative Agent; and

(B)            the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to (i) in the case of Term Loans, a Lender, an Affiliate of a Lender or an

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Approved Fund and (ii) in the case of Tranche A Term Commitments and/or Revolving Commitments and/or Revolving Loans, a Revolving Lender; and

(C)            in the case of an assignment of Revolving Commitments, each Issuing Lender, provided that no such consent of the Issuing Lenders shall be required for an assignment of Revolving Commitments and/or Revolving Loans (i) to an existing Revolving Lender or an Affiliate of an existing Revolving Lender or (ii)(x) if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing, to any other Person and (y) such Issuing Lender has no outstanding Letters of Credit at that time.

(ii)	Subject to Sections 2.24 and 2.26(d), assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of (I) the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or (II) if earlier, the Trade Date (if any) specified in such Assignment and Assumption) shall not be less than $1,000,000, unless the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)            the parties to each assignment shall (i) execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent and the Borrower (or, at the Borrower’s request, manually) together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that such fee shall not be payable in the case of an assignment to an Affiliate of a Lender and (ii) deliver a copy of the foregoing Assignment and Assumption to the Security Agent; and

(C)            the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire and all applicable tax forms.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person, Defaulting Lender, Disqualified Institution and the Borrower or the Company and their respective Affiliates (except in the case of Permitted Buy-Backs)) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (I) a Lender, (II) an Affiliate of a Lender, (III) an entity or an Affiliate of an entity that administers or manages a Lender or (IV) an entity or an Affiliate of an entity that is the investment advisor to a Lender.

(iii)            Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be subject to the obligations under and entitled to the benefits of Sections 2.19, 2.20, 2.21, 10.5 and 10.14). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender

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of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6 (and will be required to comply therewith).

(iv)            The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Borrower, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement (and the entries in the Register shall be conclusive absent demonstrable error for such purposes), notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lenders and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)            Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee (except as contemplated by Sections 2.24 and 2.26(d)), the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder) and all applicable tax forms, the processing and recordation fee referred to in paragraph (b) of this Section 10.6 and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and promptly record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)            (i) Any Lender may, without the consent of any Person, in compliance with applicable law, sell participations to one or more banks or other entities (other than a natural person, Defaulting Lender, a Disqualified Institution, Holdings or any member of the Group, further which, the list of Disqualified Institutions shall be available upon request of the Administrative Agent, to a Lender) (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section 10.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 (if such Participant agrees to have related obligations thereunder, including the requirements under Section 2.20(f), (g) and (i)) to the same extent as if it were a Lender (it being understood that the documentation required under Section 2.20(f), (g) and (i) shall be delivered to the participating Lender) and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6.

(ii)            A Participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant (except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation).

(iii)            Each Lender that sells a participation, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a register on which it

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enters the name and addresses of each Participant, and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the United States Proposed Treasury Regulations (or any amended or successor version). Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as such) shall have no responsibility for maintaining a Participant Register.

(d)            (i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any Assignee or participant that becomes a Disqualified Institution after the applicable Trade Date, such Assignee or participant shall not retroactively be disqualified from becoming a Lender or participant. Any assignment or participation in violation of this clause (d)(i) shall not be void, but the other provisions of this clause (d) shall apply.

(ii)            If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (a) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at the sole expense and effort of the Disqualified Institution, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution, (B) in the case of outstanding Loans held by Disqualified Institutions, purchase or prepay such Loan by paying the lowest of (x) the principal amount thereof, (y) the amount that such Disqualified Institution paid to acquire such Loans and (z) the market price of such Loans (as reasonably determined by the Borrower), in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.6), all of its interest, rights and obligations under this Agreement to one or more Assignees at the lowest of (x) the principal amount thereof, (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations and (z) the market price of such Loans or Commitments (as reasonably determined by the Borrower), in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder, and if such Disqualified Institution does not execute and deliver a duly executed Assignment and Assumption within five Business Days of the date on which the permitted assignee executes and delivers such Assignment and Assumption to such Disqualified Institution, then such Disqualified Institution shall be deemed to have executed and delivered such Assignment and Assumption without any action on its part.

(iii)            Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Company the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial

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advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan of reorganization, (2) if such Disqualified Institution does vote on such plan of reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by any applicable court of competent jurisdiction, including a bankruptcy court with jurisdiction over any Loan Party in an insolvency or liquidation proceeding effectuating the foregoing clause (2).

(iv)            The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to provide the list of Disqualified Institutions to each Lender, including each prospective Assignee or Participant, requesting the same; provided that the Lenders shall not be restricted from participating their obligations in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of their Commitments and the Loans owing to it) to Disqualified Institutions if the Borrower or Company has not provided the list of Disqualified Institutions upon request; provided, further, that the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions.

(e)            Any Lender may, without the consent of or notice to the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and other central banks, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(f)            The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring the same (in the case of an assignment, following surrender by the assigning Lender of all Notes representing its assigned interests).

(g)            The Borrower may prohibit any assignment if it would require the Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee to determine whether any such filing or qualification is required or whether any assignment is otherwise in accordance with applicable law.

(h)            Notwithstanding anything to the contrary herein, any Lender may assign all or any portion of its Term Loans hereunder to the Company or any of its Restricted Subsidiaries, solely to the extent that (any such purchase and assignment, a “Permitted Buy-Back”):

(i)            such assignment is made (A) pursuant to a Dutch auction open to all Lenders holding Term Loans in the applicable Tranche on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Administrative Agent or (B) pursuant to open market purchase on a non-pro rata basis;

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(ii)            no Default or Event of Default has occurred and is continuing or would result therefrom;

(iii)           any such purchase is made at a discount to par;

(iv)           any such Term Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by the Company or any of its Restricted Subsidiaries (without an increase to Consolidated EBITDA, Adjusted EBITDA or Consolidated Net Income as a result of such cancellation);

(v)           the Company and its Restricted Subsidiaries do not use the proceeds of the revolving facility under the Pro Rata Facilities Agreement or Revolving Loans to acquire such Term Facility;

(vi)           the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Tranche A Term Loans purchased by the Borrower, the Company or their Restricted Subsidiaries pursuant to Section 10.6(h) and each principal repayment installment with respect to the Term Loans of such Tranche pursuant to Section 2.3 shall be reduced pro rata by the par value of the aggregate principal amount of Term Loans so purchased; and

provided that there shall be no requirement for the Company or any of its Restricted Subsidiaries to make a representation that, as of the date of any such purchase and assignment, it is not in possession of material non-public information with respect to the Company and/or any Restricted Subsidiary thereof and/or any of their respective securities and all parties to the relevant transactions shall render customary “big boy” disclaimer letters.

(i)             Notwithstanding anything to the contrary contained herein, the replacement of any Lender pursuant to Section 2.24 or 2.26(d) shall be deemed an assignment pursuant to Section 10.6(b) and shall be valid and in full force and effect for all purposes under this Agreement.

(j)             For the purposes of Article 1407, paragraph 1, of the Italian Civil Code, each of the Loan Parties provides its consent to the transfer (cessione), in whole or in part, by any Lender of its rights and obligations under this Agreement and the other Loan Documents (including as a secured creditor (creditore garantito) under the Italian Security) in favor of any Assignee provided that, and only to the extent that, such transfer is completed in accordance with the provisions of this Section 10.6. Each Loan Party to this Agreement agrees that upon completion of an assignment or a transfer in accordance with Section 10.6, the Guaranty and the Collateral created under the Security Documents shall be preserved, without novation (novazione) for the benefit of the relevant Assignee.

(k)            Upon request by the Security Agent, the Administrative Agent shall provide the Security Agent with an updated list of Lenders of record.

10.7         Adjustments; Set off.

(a)            Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or Lenders or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase

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shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

   (b)            In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) after the expiration of any cure or grace periods, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any Affiliate, branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8            Counterparts. This Agreement or any acceptance letter to which this Agreement is attached may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts and acceptance letters taken together shall be deemed to constitute one and the same instrument binding the parties hereto and to each such acceptance letter in their applicable capacities. Delivery of an executed signature page of this Agreement by facsimile or electronic (i.e., “pdf” or “tiff”) transmission shall be effective as delivery of a manually executed counterpart hereof or thereof. A set of the copies of this Agreement and/or one or more acceptance letters with respect hereto which, taken together, are signed by all the parties hereto shall be lodged with the Company and the Administrative Agent. Notwithstanding anything to the contrary, the parties agree that any person which executes an acceptance letter with respect to this Agreement or any other Loan Document shall thereby become a party hereto or to such other Loan Document, as applicable, and this Agreement and each other Loan Document accepted by such party pursuant to an acceptance letter shall be binding on such party, in each case to the same extent as if such party executed a counterpart hereof or of such other Loan Document.

10.9              Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10            Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Company, the Agents and the Lenders with respect to the subject matter hereof and thereof.

10.11            GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

10.12              Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)            submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents and any Letter of Credit to which it is a party (except as to any other Loan Documents, as expressly set forth therein) to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the

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United States District Court for the Southern District of New York sitting in the County of New York (the “Federal District Court” and, together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) any Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Section 10.12 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Security Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment and (iii) if all such New York Courts decline jurisdiction over any person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction;

(b)            consents that any such action or proceeding may be brought in the New York Courts and appellate courts from either of them, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)            agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)            agrees that nothing herein shall (i) affect the right to effect service of process in any other manner permitted by law or (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a); and

(e)            waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages (provided that such waiver shall not limit the indemnification obligations of the Loan Parties to the extent such special, exemplary, punitive or consequential damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under Section 10.5).

10.13	Acknowledgments. The Company hereby acknowledges that:

(a)            it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)            neither the Agents nor any Lender has any fiduciary relationship with or duty to the Company arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on the one hand, and the Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c)            no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, the Company and the Lenders;

(d)            no advisory or agency relationship between it and any Agent or Lender is intended to be or has been created in respect of any of the transactions contemplated hereby,

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(e)            the Agents and the Lenders, on the one hand, and the Borrower or the Company, on the other hand, have an arms-length business relationship,

(f)            the Company is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents,

(g)            each of the Agents and the Lenders is engaged in a broad range of transactions that may involve interests that differ from the interests of the Borrower or the Company and none of the Agents or the Lenders has any obligation to disclose such interests and transactions to the Borrower or the Company by virtue of any advisory or agency relationship, and

(h)            none of the Agents or the Lenders has advised the Company as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, the validity, enforceability, perfection or avoidability of any aspect of any of the transactions contemplated hereby under applicable law, including the Bankruptcy Code or any consents needed in connection therewith), and none of the Agents or the Lenders shall have any responsibility or liability to the Company with respect thereto and the Company has consulted with its own advisors regarding the foregoing to the extent it has deemed appropriate. To the fullest extent permitted by law, the Company hereby waives and releases any claims that it may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.14            Confidentiality. The Agents and the Lenders agree to treat any and all information, regardless of the medium or form of communication, that is disclosed, provided or furnished, directly or indirectly, by or on behalf of the Borrower or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby, whether furnished before or after the Closing Date (“Confidential Information”), as strictly confidential and not to use Confidential Information for any purpose other than evaluating the Transactions and negotiating, making available, syndicating and administering this Agreement (the “Agreed Purposes”). Without limiting the foregoing, each Agent and each Lender agrees to treat any and all Confidential Information with adequate means to preserve its confidentiality, and each Agent and each Lender agrees not to disclose Confidential Information, at any time, in any manner whatsoever, directly or indirectly, to any other Person whomsoever, except (1) to its partners that are natural persons, members that are natural persons, directors, officers, employees, counsel, advisors, trustees, Affiliates (including natural persons, directors, officers, employees, counsel, advisors, trustees thereof) and other representatives (collectively, the “Representatives”), to the extent necessary to permit such Representatives to assist in connection with the Agreed Purposes (it being understood that the Representatives to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (2) to any pledgee referred to in Section 10.6(e) and prospective Lenders and participants in connection with the syndication (including secondary trading) of the Facilities and Commitments and Loans hereunder, in each case who are informed of the confidential nature of the information and agree to observe and be bound by standard confidentiality terms, (3) to any party or prospective party (or their advisors) to any swap, derivative or insurance transaction under which payments are made by reference to the Borrower and the Obligations, this Agreement or payments hereunder, in each case who are informed of the confidential nature of the information and agree to observe and be bound by standard confidentiality terms, (4) upon the request or demand of any Governmental Authority having or purporting to have jurisdiction over it, (5) in response to any order of any Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (6) to the extent reasonably required or necessary, in connection with any litigation or similar proceeding relating to the Facilities, (7) information that has been publicly disclosed other than in breach of this Section 10.14, (8) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or in connection with

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examinations or audits of such Lender, (9) to the extent reasonably required or necessary, in connection with the exercise of any remedy under the Loan Documents, (10) to the extent the Borrower has consented to such disclosure in writing, (11) to any other party to this Agreement, (12) by the Administrative Agent to the extent reasonably required or necessary to obtain a CUSIP for any Loans or Commitment hereunder, to the CUSIP Service Bureau or (13) to Bloomberg, LSTA and similar market data collectors and service providers with respect to the syndicated lending industry, including for league table credit purposes (provided that such information is limited to the type and amount of the Facilities). Each Agent and each Lender acknowledges that (i) Confidential Information includes information that is not otherwise publicly available and that such non-public information may constitute confidential business information which is proprietary to the Borrower and (ii) the Borrower has advised the Agents and the Lenders that it is relying on the Confidential Information for its success and would not disclose the Confidential Information to the Agents and the Lenders without the confidentiality provisions of this Agreement. All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Assumption, the provisions of this Section 10.14 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or a Lender, respectively. Nothing in any Loan Document shall prevent disclosure of any Confidential Information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Loan Documents or any transaction carried out in connection with any transaction contemplated by the Loan Documents to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.

For the avoidance of doubt, nothing in this confidentiality provision shall prohibit the Agents, the Lenders or any of their affiliates or any of the respective officers, directors, employees, advisors, affiliates and agents of such persons from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this confidentiality provision shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

10.15            Release of Collateral and Guarantee Obligations; Subordination of Liens.

Each of the Lenders, other Secured Parties and Agents hereby irrevocably:

(a)            agree that the Liens granted to the Administrative Agent or the Security Agent by the Loan Parties on any Collateral shall be immediately and automatically released, in each case, without any further action by any Person:

(i)            upon termination of the Commitments and payment in full of all Obligations in cash and in immediately available funds (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) any Secured Hedging Obligations) (the date of such termination and payment, the “Termination Date”);

(ii)            upon the sale, disposition, distribution or other transfer of such Collateral as part of or in connection with any transaction permitted hereunder or under any other Loan Document, in each case to a Person that is not a Loan Party;

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(iii)           subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders;

(iv)           to the extent required by the terms of the Applicable Intercreditor Agreement;

(v)            to the extent such Collateral of any U.S. Loan Party is or becomes Excluded Collateral as a result of an occurrence not prohibited hereunder (including any Mortgaged Property which was not previously located in an area designated as a special flood hazard having been designated as a special flood hazard area); and

(vi)           to the extent such Collateral is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b)            authorize the Administrative Agent and the Security Agent, and each of the Administrative Agent and the Security Agent shall be required to, to the extent requested by the Company, release or subordinate any Lien on any property (and execute and deliver any release documentation required in connection therewith) granted to or held by the Administrative Agent or Security Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.3(c), (d), (g)(securing debt incurred under Section 7.2(c), (g), (r) or (u)(I)), (j), (o), (r), (t), (w) and (dd);

(c)            agree that a Guarantor (other than the Company and the Borrower) shall be immediately and automatically released from any applicable Guaranty and its obligations thereunder if such Person ceases to be a Restricted Subsidiary or otherwise becomes an Excluded Subsidiary as a result of a transaction, event or designation permitted hereunder, or to the extent required by the Applicable Intercreditor Agreement; and

(d)            authorize the Administrative Agent and the Security Agent, and each of the Administrative Agent and the Security Agent shall be required to, to the extent requested by the Company or to the extent provided for under this Agreement, establish intercreditor arrangements (including the Applicable Intercreditor Agreement) as contemplated by this Agreement, provided that, no Guarantor shall automatically be released and no liens on Collateral of such Guarantor shall automatically be released solely as a result of such Guarantor ceasing to be a Wholly Owned Subsidiary of the Company if (i) such Guarantor remains a Restricted Subsidiary of the Company and the disposition of Capital Stock of such Guarantor pursuant to which it ceased to be a Wholly Owned Subsidiary of the Company was undertaken for the primary purpose of causing such Guarantor to cease to be a Guarantor or (ii) such Guarantor remains a Restricted Subsidiary of the Company, and the other owners of Company in such Guarantor are Affiliates of the Company; provided, further that upon the release of a Guarantor as a result of ceasing to be a Wholly Owned Subsidiary that, after such release is a Restricted Subsidiary of the Company, the Company shall be deemed to have made an investment in such Restricted Subsidiary in the amount of its remaining interest therein.

Upon request by the Administrative Agent at any time, the Required Lenders will promptly confirm in writing the Administrative Agent’s and the Security Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.15; provided that absent such confirmation in writing from the Required Lenders, the act of the Administrative Agent or the Security Agent making such request shall not prohibit the Administrative Agent or the Security Agent from releasing or subordinating its interests if it otherwise conclusively relies on a certificate of the Borrower or the Company. In each case as specified in this Section 10.15, the Administrative Agent and Security Agent will (and each Lender and Agent irrevocably authorizes the Administrative Agent and the Security Agent to), at the Company’s sole cost and expense, promptly execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the

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assignment and security interest granted under the Security Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.15; provided that, if reasonably requested by the Administrative Agent, the Company shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Company certifying that the release or subordination of such Collateral is permitted under the Loan Documents (and for the avoidance of doubt, no other documentation or information shall be required to be provided by the Company or any Restricted Subsidiary). Each of the Security Agent and the Administrative Agent shall be entitled to rely and shall rely exclusively on such Responsible Officer’s certification and the Security Agent and the Administrative Agent will be fully exculpated from any liability and shall be fully protected and shall not have any liability whatsoever to any Secured Party as a result of such reliance or the consummation of any release or subordination. Additionally, the Administrative Agent and Security Agent shall promptly return any possessory collateral to the Company in connection with the releases of Collateral and Guarantors contemplated by this Section 10.15; provided, that in the event that the Administrative Agent or the Security Agent loses or misplaces any possessory collateral delivered to the Administrative Agent or the Security Agent by any Loan Party, upon reasonable request of the Company, the Administrative Agent or the Security Agent shall provide a loss affidavit to the Company, in form and substance reasonably satisfactory to the Company.

No holder of any Secured Hedging Obligation in its capacity as such shall have any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement or any other Loan Document.

10.16            Accounting Changes. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial ratios, standards or terms in this Agreement, then following notice either from the Company to the Administrative Agent or from the Administrative Agent to the Company (which the Administrative Agent shall give at the request of the Required Lenders), the Company and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. If any such notices are given then, unless the Company notifies the Administrative Agent that it would be unduly burdensome on the Company to do so (as determined in good faith by the Company, which determination shall be conclusive), regardless of whether such notice is given prior to or following such Accounting Change, until such time as such an amendment shall have been executed and delivered by the Company, the Administrative Agent and the Required Lenders and have become effective, all financial ratios, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. Any amendment contemplated by the prior sentence shall become effective upon the consent of the Required Lenders, it being understood that a Lender shall be deemed to have consented to and executed such amendment if such Lender has not objected in writing within five Business Days following receipt of notice of execution of the applicable amendment by the Company and the Administrative Agent, it being understood, that the posting of an amendment referred to in the preceding sentence electronically on SyndTrak, IntraLinks/IntraAgency or another relevant website with notice of such posting by the Administrative Agent to the Required Lenders shall be deemed adequate receipt of notice of such amendment. “Accounting Changes” refers to (A) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC, in each case, occurring after the Closing Date, including any change to IFRS contemplated by the definition of “U.S. GAAP” and (B) any change in the application of an Applicable Accounting Standards by the Company (including pursuant to a change in such Applicable Accounting Standard in accordance with the definition thereof).

10.17            WAIVERS OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY

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IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND FOR ANY COUNTERCLAIM THEREIN.

10.18            USA PATRIOT ACT. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Publ. 107 56 (signed into law October 26, 2001)) (the “USA Patriot Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of such Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the USA Patriot Act and the Beneficial Ownership Regulation, and the Borrower agrees to provide such information from time to time to any Lender or Agent reasonably promptly upon request from such Lender or Agent.

10.19            Effect of Certain Inaccuracies. In the event that any financial statement delivered pursuant to Section 6.1(a) or (b) or any Compliance Certificate delivered pursuant to Section 6.2(b) is inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin or Applicable Commitment Fee Rate for any period (an “Applicable Period”) than the Applicable Margin or Applicable Commitment Fee Rate for such Applicable Period, then (i) promptly following the correction of such financial statement by the Borrower, the Borrower shall deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin or Applicable Commitment Fee Rate for the Test Period preceding the delivery of such corrected financial statement and Compliance Certificate shall be determined based on the corrected Compliance Certificate for such Applicable Period and (iii) the Borrower shall promptly pay to the Administrative Agent the accrued additional interest or commitment fees owing as a result of such increased Applicable Margin or Applicable Commitment Fee Rate for such Test Period. This Section 10.19 shall not limit the rights of the Administrative Agent or the Lenders hereunder, including under Section 8.1.

10.20            Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.20 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender. Notwithstanding anything in this Agreement and/or any other Loan Document to the contrary, the parties hereto agree and accept that in no event shall the overall remuneration applicable to the Loans (including interest, default interest, fees, original issue discounts, premium, charges, redemption fees, expenses and other costs and any other form of compensation related to the Loans) (the “Total Remuneration”) due by an obligor or guarantor incorporated in Italy exceed the highest rate permitted under applicable law (including, for the avoidance of doubt, the Italian Usury Law). If the Total Remuneration paid or payable in respect of the Loans at any time due by an obligor or guarantor incorporated in Italy is deemed to exceed the maximum rate permitted by the Italian Usury Law, then the Total Remuneration shall be automatically and immediately reduced to the maximum admissible remuneration pursuant to the Italian Usury Law, for, and limited to, the period during which it is not possible to apply the remuneration as originally provided.

10.21            Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Issuing Lender or any Lender, or the Administrative Agent, any

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Issuing Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders and the Issuing Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.22            Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in this Agreement, any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby, including any Borrowing Notice, shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.23            Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-in Action on any such liability, including, if applicable:

(i)             a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document;

the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

10.24            Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan

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Documents provide support, through a guarantee or otherwise, for Swap Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b)             As used in this Section 9.18, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)

(ii)           a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)          a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.25            Limitations on Guarantees and Security. Notwithstanding any provision to the contrary in any Loan Document (but subject to the Agreed Security Principles), (I) no guarantees by, nor any proceeds of enforcement of any guarantees by, any direct or indirect Subsidiaries of the Company (other than the Borrower or a direct or indirect Subsidiary of the Borrower) and (II) no assets, nor any proceeds of enforcement of any security interest granted over assets, of the Company or any direct or indirect Subsidiaries of the Company (other than (w) assets of the Borrower or a direct or indirect Subsidiary of

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Borrower, (x) Capital Stock of the Borrower owned directly or indirectly by the Company, (y) other Capital Stock of any Restricted Subsidiary owned directly by the Company and (z) subject to the Agreed Security Principles, assets of the Company that constitute Pro Rata Collateral; provided, that the pledge of any Capital Stock in any Subsidiary treated as Controlled Foreign Entity or FSHCO that is owned directly by the Company shall not exceed 65% of the voting Capital Stock of such Subsidiary and 100% of the non-voting Capital Stock, if any, of such Subsidiary) shall, in each case, be required to be provided or applied or otherwise available to any Secured Party to guarantee, secure, support or satisfy any obligations of the Borrower or a direct or indirect Subsidiary of the Borrower under any Loan Documents or any guarantee thereof by the Company. The Loan Parties, the Lenders, the Agents, the Administrative Agent, the Security Agent and the other Secured Parties agree that any pledge, guaranty or security, or similar interest, made or granted in contravention of this Section 10.25 shall be void ab initio.

10.26	Judgment Currency

(a)            If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.

(b)            The obligations of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agree to return the amount of any excess to the Borrower (or to any other person who may be entitled thereto under applicable law).

10.27	Waiver of Sovereign Immunity

Each Loan Party that is incorporated outside the U.S., in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such Loan Party or its respective Subsidiaries or any of its or its respective subsidiaries’ properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the U.S. or elsewhere, to enforce or collect upon the Loans or any Loan Document or any other liability or obligation of such Loan Party or any of their respective Subsidiaries related to or arising from the transactions contemplated by any of the Loan Documents, including, without limitation, immunity from suit, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Loan Party, for itself and on behalf of its Subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable Law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the U.S. or elsewhere. Without limiting the generality of the foregoing, each Loan Party further agrees that the waivers set forth in this Section 10.27 shall be effective to the fullest

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extent permitted under the Foreign Sovereign Immunities Act of 1976 of the U.S. and are intended to be irrevocable for purposes of such Act.

10.28	Appointment of Service of Process Agent

Each Loan Party that is organized under the laws of a jurisdiction outside the United States hereby appoints the Borrower as its agent for service of process in any matter related to this Agreement or the other Loan Documents, and the Borrower duly accepts such appointment.

10.29	Italian Transparency Provisions

For the purposes of the transparency rules set forth in the CICR resolution of 4 March 2003 and by the “Disposizioni sulla trasparenza delle operazioni e dei servizi bancari e finanziari – correttezza delle relazioni tra intermediari e clienti” issued by the Bank of Italy on 30 September 2016 and published on the Italian Official Gazette on 21 October 2016 (as subsequently amended and supplemented), the Loan Parties hereby acknowledge and confirm that this Agreement (and each of the provisions thereof) has been specifically negotiated with the support of legal advisors on each side. Accordingly, this Agreement falls within the class of agreements “that have been specifically negotiated” (“che costituiscono oggetto di trattativa individuale”) to which the provisions set out under section II of the above “Disposizioni sulla trasparenza” do not apply.

10.30            Intercreditor Accession. In consideration of each Secured Party being accepted as a Senior Lender, Senior Agent and/or Senior Lead Arranger (as applicable) (such Secured Party, an “Acceding Party”) for the purposes of the Intercreditor Agreement, the Acceding Party confirms that, as from the date such Acceding Party became a Secured Party hereunder, it intends to be party to the Intercreditor Agreement as a Senior Lender, Senior Agent and/or Senior Lead Arrangers (as applicable) and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender, Senior Agent and/or Senior Lead Arrangers (as applicable) and agrees that (i) it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement (including the appointment of the Security Agent under Clause 19 (The Security Agent) of the Intercreditor Agreement) and (ii) shall be deemed to have agreed to appoint and accepted the appointment of the Security Agent to act as its security agent and mandatario con rappresentanza pursuant to Italian law and to have authorised the Security Agent to perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Intercreditor Agreement and the other Loan Documents, together with any other incidental rights, power and discretions and such others rights and faculties indicated in the Intercreditor Agreement and/or the other Loan Documents. The Acceding Party expressly ratifies and approves any and all acts done by the Security Agent on its behalf prior to such Acceding Party becoming a Secured Party hereunder.

[Remainder of Page Intentionally Left Blank]

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* * *

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO CREDIT AGREEMENT]

* * *

We hereby accept your proposal above.

BENDING SPOONS OPERATIONS S.P.A.

as the Company

By:	/s/ Davide Giorgio Andrea Scarpazza
Name:	Davide Giorgio Andrea Scarpazza
Title:	Director

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO CREDIT AGREEMENT]